Form 10-K, Exhibit 13
period 2011-03-31
SECURITY FEDERAL CORP
filed 2011-06-22
CIK 818677

Exhibit 13

Annual Report to Stockholders

# Annual Report 2011

Security Federal Corporation

March 31, 2011

# LETTER TO OUR SHAREHOLDERS

Fellow Shareholders:

Security Federal Corporation, holding company for Security Federal Bank, is pleased to announce earnings for its fiscal year and for the fourth quarter of its fiscal year both ending March 31, 2011. The Company reported net income available to common shareholders of $1.16 million or $0.43 per common share (basic) for its fiscal year ended March 31, 2011, an increase of $526,000 or 83.23% compared to net income available to common shareholders of $632,000 or $0.26 per common share (basic) for its prior fiscal year ended March 31, 2010. Net income available to common shareholders for the quarter ended March 31, 2011 was $281,000 or $0.10 per common share (basic) compared to a net loss of $155,000 or $0.06 per common share (basic) for the quarter ended March 31, 2010.

The increases in earnings for the year and the quarter ended March 31, 2011 are primarily a result of an increase in net interest margin combined with a decrease in the provision for loan losses and a decrease in preferred stock dividends. For the year ended March 31, 2011, an increase in non-interest income also contributed to the increase in earnings.

The net interest margin increased 19 basis points to 3.17% for the year ended March 31, 2011 compared to 2.98% for the previous year. As a result, net interest income increased $276,000 or 1.01% to $27.65 million for the year ended March 31, 2011, compared to $27.37 million for the year ended March 31, 2010. Net interest margin for the quarter ended March 31, 2011 also improved when compared to previous quarters. For the three months ended March 31, 2011, net interest margin increased 35 basis points to 3.41%, up from 3.06% for the same quarter in 2010. As a result, net interest income increased $411,000 or 5.94% to $7.34 million for the three months ended March 31, 2011, compared to $6.93 million for the three months ended March 31, 2010.

Non-performing assets, which consist of non-accrual loans and repossessed assets net of specific reserves, decreased $13.68 million to $26.52 million at March 31, 2011 from $40.20 million at March 31, 2010. This also reflects a decrease from $37.50 million at December 31, 2010. Consistent with the decrease in non-performing assets, the provision for loan losses decreased $355,000 to $7.80 million for the year ended March 31, 2011 compared to $8.16 million for the previous year. For the quarter ended March 31, 2011, charges to the provision for loan losses were $1.85 million, a decrease of $830,000 or 30.97% compared to $2.68 million for the same period in the fourth quarter of 2010. Management closely monitors the loan portfolio on an ongoing basis to proactively identify any potential problem loans. The allowance for loan losses represented 2.54% of total loans held for investment at March 31, 2011 and 2.13% of total loans held for investment at March 31, 2010.

As previously reported, the Company completed a successful capital raise during the third quarter ended December 31, 2010. On December 22, 2010 the Company sold 82,906 shares of its common stock through a private placement. This was the final phase in a successful plan to raise capital that began in the quarter ended September 30, 2010. Also, as previously reported on September 29, 2010, the Company raised an additional $8.0 million of capital as a result of the completion of a $4.0 million private placement of its common stock and the simultaneous exchange of $18.0 million of its Series A preferred stock for $18.0 million of Series B preferred stock and the sale of $4.0 million of its Series B preferred stock to the U.S. Treasury, through the Company's participation in the U.S. Treasury's Community Development Capital Initiative ("CDCI"). In connection with its participation in the CDCI, the Company was able to reduce the annual cumulative dividend rate of 5% paid on the Series A preferred stock to an annual cumulative dividend rate of 2% paid on the Series B preferred stock. As a result of this exchange, preferred stock dividends decreased $234,000 or 26.00% to $666,000 for the year ended March 31, 2011 compared to $900,000 in 2010. For the quarter ended March 31, 2011, preferred stock dividends decreased $115,000 or 51.11% to $110,000 compared to $225,000 for the same period in 2010.

Non-interest income for the year ended March 31, 2011 was $6.80 million, an increase of $683,000 or 11.17% when compared to $6.11 million for the same period in the prior year. Non-interest expenses increased $1.18 million or 5.20% to $23.84 million for the year ended March 31, 2011 compared to $22.66 million for the same period in the previous year.

Non-interest income for the current quarter was $1.58 million compared to $1.76 million for the comparable quarter in 2010. Non-interest expenses increased $656,000 or 11.11% to $6.56 million for the three months ended March 31, 2011.

Total assets at March 31, 2011 were $933.54 million compared to $956.0 million at March 31, 2010, a decrease of 2.35% for the year. Net loans receivable decreased $83.93 million or 14.77% to $484.47 million at March 31, 2011 from $568.40 million at March 31, 2010. Total deposits decreased $3.90 million or 0.56% to $690.36 million at March 31, 2011 compared to $694.25 million at March 31, 2010. Federal Home Loan Bank advances, other borrowings, convertible senior debentures and subordinated debentures decreased $26.73 million or 14.27% to $160.57 million at March 31, 2011 from $187.30 million at March 31, 2010.

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

Sincerely,

T. Clifton Weeks
Chairman

Sincerely,

Timothy W. Simmons
President & Chief Executive Officer

- 2

# CAPITAL—THE NEW NORMAL

Security Federal Corporation

The state of the world economy and regulatory pressures are driving banks to raise their capital ratios. Historically, capital is a measure of a bank's health. Capital also serves as insurance against losses. Accordingly, bank regulators use the capital to risk-weighted assets ratio as the key indicator of a financial institution's ability to weather a storm. Regulators consider banks with a 10% risk-based capital ratio as "well-capitalized" and 8% as "adequately- capitalized." Simply put, a bank with $10 in capital and $100 in risk-weighted assets results in a 10% risk-based capital ratio. If assets grow faster than the bank's capital—for example, capital increases to $11 and risk-weighted assets increases to $122, then the risk-based capital ratio would decrease to approximately 9% resulting in a decrease in the bank's status from well-capitalized to adequately-capitalized. In this example, this could be an indication of an increase in the bank's risk profile. Historically, a bank that was "adequately-capitalized"—by definition, had enough capital to endure challenging times. Rightly or wrongly, capital ratios today which are below the "well-capitalized" levels are perceived as very risky. Additionally, there has been considerable discussion of raising the "well-capitalized" level to 12% (from the current 10%). Banks do not want to be thin on capital from a risk standpoint, a regulatory standpoint, or a perception standpoint. The lack of capital or a perceived lack of capital could cause regulators to downgrade an institution's rating and place considerable restrictions on its lending and other related activities.

Security Federal has historically operated as a well-capitalized bank and has maintained and strengthened its capital position throughout this recession. Banks increase their capital ratios by raising capital, reducing assets, or both. Security Federal has done both over the last two years by raising $26.8 million and by reducing assets (mainly loans). As a result of those actions, Security Federal Bank has increased its risk-based capital ratio to over 16%.

Security Federal Corporation

CONTENTS:

| | |
|---|---|
| 2 | Letter to Shareholders |
| 3 | Capital—The New Normal |
| 4-6 | Financial Highlights |
| 7 | Selected Consolidated Financial & Other Data |
| 8 | Management's Discussion and Analysis of Financial Condition & Results of Operations |
| 27 | Report of Elliott Davis, LLC, Independant Auditors |
| 28 | Consolidated Balance Sheets |
| 29 | Consolidated Statements of Income |
| 30 | Consolidated Statements of Shareholders' Equity Comprehensive Income |
| 32 | Consolidated Statements of Cash Flows |
| 34 | Notes to Consolidated Financial Statements |
| 67 | Shareholders Information A Familiar Face |
| 68 | Board of Directors |
| 68-69 | Bank Advisory Board |
| 70 | Management Team Branch Locations |
| 71 | Making a Difference |

Security Federal Corporation

# FINANCIAL HIGHLIGHTS

| | Years Ended March 31st | |
|---|---|---|
| | 2010 | 2011 |
| Net Income Available to Common Shareholders | $632,000 | $1,158,000 |
| Earnings Per Common Share - Basic | $0.26 | $0.43 |
| Book Value Per Common Share | $20.22 | $18.21 |
| Total Interest Income | $47,507,000 | $43,742,000 |
| Total Interest Expense | $20,136,000 | $16,095,000 |
| Net Interest Income Before Provision For Loan Losses | $27,371,000 | $27,647,000 |
| Provision For Loan Losses | $8,155,000 | $7,800,000 |
| Net Interest Income After Provision For Loan Losses | $19,216,000 | $19,847,000 |
| Net Interest Margin | 2.98% | 3.17% |
| Total Loans Originated | $390,233,000 | $300,477,000 |
| Adjustable Rate Loans As A Percentage of Total Gross Loans | 45.0% | 41.0% |

- 4 www.securityfederalbank.com

FINANCIAL HIGHLIGHTS
Security Federal Corporation

Net Income Available to Common Shareholders (In Thousands)
$4500
$4000
$3500
$3000
$2500
$2000
$1500
$1000
$500
0
$4,127
$4,280
$2,181
$632
$1,158
2007
2008
2009
2010
2011

Total Assets (In Millions)
$1000
$900
$800
$700
$600
$500
$400
0
$738
$840
$985
$956
$934
2007
2008
2009
2010
2011

Return on Common Equity
14%
12%
10%
8%
6%
4%
2%
0%
10.24%
9.54%
4.72%
1.27%
2.17%
2007
2008
2009
2010
2011

Allowances for Loan Losses(1)
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
1.65%
1.53%
1.65%
2.13%
2.54%
2007
2008
2009
2010
2011
(1) ALLOWANCE FOR LOSSES AS A PERCENTAGE OF TOTAL LOANS.

www.securityfederalbank.com
- 5

Security Federal Corporation

# FINANCIAL HIGHLIGHTS

Book Value Per Common Share
$22
$20
$18
$16
$14
$12
$10
$8
$6
0
$16.36
$18.76
$19.95
$20.22
$18.21
2007
2008
2009
2010
2011

Earnings Per Common Share – Basic
$1.75
$1.50
$1.25
$1.00
$.50
$.25
$0
$1.59
$1.66
$0.87
$0.26
$0.43
2007
2008
2009
2010
2011

PRICE PER SHARE
Security Federal Corporation
Stock Prices
(at March 31st of each year)
$25
$20
$15
$10
$5
0
YEARS
1992 2.54
1993 2.75
1994 3.37
1995 3.65
1996 4.54
1997 5.17
1998 7.33
1999 15.00
2000 18.00
2001 20.00
2002 21.67
2003 20.26
2004 21.00
2005 23.00
2006 24.25
2007 24.75
2008 23.00
2009 15.50
2010 9.86
2011 10.92

- 6 www.securityfederalbank.com

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Selected Consolidated Financial and Other Data

	At Or For The Year Ended March 31,
	2011	2010		2009	2008	2007
Balance Sheet Data	(Dollars In Thousands, Except Per Share Data)
Total Assets	$933,544	$	$$956,002	$984,662	$840,030	$738,110
Cash And Cash Equivalents	7,836		8,805	6,562	10,539	13,438
Investment And Mortgage-Backed Securities	372,418		311,046	314,099	264,312	249,905
Total Loans Receivable, Net (1)	484,471		568,399	611,090	517,932	436,038
Deposits	690,357		694,252	661,714	590,850	523,738
Advances From Federal Home Loan Bank	138,136		164,004	218,998	178,234	153,049
Total Shareholders' Equity	76,012		67,861	67,092	47,496	42,693
Income Data
Total Interest Income	43,742		47,507	48,867	49,632	42,098
Total Interest Expense	16,095		20,136	26,321	29,544	23,933
Net Interest Income	27,647		27,371	22,546	20,088	18,165
Provision For Loan Losses	7,800		8,155	2,825	895	600
Net Interest Income After Provision For Loan Losses	19,847		19,216	19,721	19,193	17,565
Non-Interest Income	6,795		6,113	4,496	4,489	3,861
General And Administrative Expense	23,841		22,663	20,499	17,322	15,157
Income Taxes	958		1,060	1,265	2,080	2,142
Net Income	1,843		1,605	2,453	4,280	4,127
Preferred Stock Dividends	666		900	252	-	-
Accretion Of Preferred Stock To Redemption Value	19		73	20	-	-
Net Income Available to Common Shareholders	$1,158		$632	$2,181	$4,280	$4,127
Per Common Share Data
Net Income Per Common Share (Basic)	$0.43		$0.26	$0.87	$1.66	$1.59
Cash Dividends Declared	$0.32		$0.32	$0.32	$0.28	$0.24
Other Data
Interest Rate Spread Information:
Average During Period	3.06%		2.83%	2.45%	2.44%	2.47%
End Of Period	3.34%		3.21%	2.58%	2.14%	2.51%
Net Interest Margin (Net Interest Income/Average Earning Assets)	3.17%		2.98%	2.63%	2.69%	2.76%
Average Interest-Earning Assets To Average Interest- Bearing Liabilities	106.35%		106.64%	105.80%	106.30%	108.00%
Common Equity To Total Assets	5.79%		5.25%	5.02%	5.65%	5.78%
Non-Performing Assets To Total Assets (2)	2.89%		4.39%	1.51%	0.81%	0.15%
Return On Assets (Ratio Of Net Income To Average Total Assets)	0.12%		0.06%	0.24%	0.54%	0.59%
Return On Common Equity (Ratio Of Net Income To Average Common Equity)	2.17%		1.27%	4.72%	9.54%	10.24%
Common Equity To Assets Ratio (Ratio Of Average Common Equity To Average Total Assets)	5.62%		5.09%	5.10%	5.66%	5.78%
Dividend Pay-Out Ratio On Common Shares(3)	74.132%		124.56%	36.59%	16.90%	15.11%
Number Of Full-Service Offices	13		13	13	13	11

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

SFINS was formed in the fiscal year ended March 31, 2002 and began operating during the December 2001 quarter.  SFINS is an insurance agency offering auto, business, health, and home insurance. SFINS has a wholly owned subsidiary, Collier Jennings Financial Corporation (“Collier Jennings”), which has three wholly owned subsidiaries Security Federal Auto Insurance, The Auto Insurance Store Inc., and Security Federal Premium Pay Plans Inc.  Security Federal Premium Pay Plans Inc. has one wholly owned premium finance subsidiary and also has an ownership interest in four other premium finance subsidiaries.

SFSC was formed in 1975 and was inactive for several years. During the quarter ended December 31, 2010, it was reactivated and utilitzed to hold and operate a repossessed hotel located in Hardeeville, South Carolina.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

This document, including information included or incorporated by reference, contents, and future filings by the Company on Form 10-K, Form 10-Q, and Form 8-K, and future oral and written statements by the Company and its management may contain forward-looking statements about the Company and its subsidiaries which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated, including, but not limited to:

•
the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be affected by deterioration in the housing and commercial real estate markets;

•	changes in general economic conditions, either nationally or in our market areas;
•	changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources;
•	fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas;
•	secondary market conditions for loans and our ability to sell loans in the secondary market;
•
results of examinations of us by the Office of Thrift Supervision (“OTS”), the Office of the Comptroller of the Currency (as successor to the OTS), the Federal Deposit Insurance Corporation (“FDIC”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings;

•	legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules;
•	our ability to attract and retain deposits;
•	further increases in premiums for deposit insurance;
•	our ability to control operating costs and expenses;
•	the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation;
•	difficulties in reducing risks associated with the loans on our balance sheet;
•	staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges;
•	computer systems on which we depend could fail or experience a security breach;
•	our ability to retain key members of our senior management team;
•	costs and effects of litigation, including settlements and judgments;
•
our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto;

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

•	future legislative changes and our ability to comply with the requirements of the U.S. Treasury Community Development Capital Initiative (“CDCI”); and
•	other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere in this document.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements, Continued

Some of these and other factors are discussed in our Annual Report on Form 10-K for the year ended March 31, 2011 under Item 1A, “Risk Factors.” Such developments could have an adverse impact on our financial position and our results of operations.

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

The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of the consolidated financial statements.  The Company provides for loan losses using the allowance method.  Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to the allowance for loan losses.

Additions to the allowance for loan losses are provided by charges to operations based on various factors, which, in management’s judgment, deserve current recognition in estimating possible losses.  Such factors considered by management include the fair value of the underlying collateral, stated guarantees by the borrower (if applicable), the borrower’s ability to repay from other economic resources, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to the outstanding loans, loss experience, delinquency trends, and general economic conditions.  Management evaluates the carrying value of the loans periodically and the allowance is adjusted accordingly.

While management uses the best information available to make evaluations, future adjustments may be necessary if economic conditions differ substantially from the assumptions used in making these evaluations.  The allowance for loan losses is subject to periodic evaluations by bank regulatory agencies that may require adjustments to the allowance based upon the information that is available at the time of their examination. For a further discussion of the Company’s estimation process and methodology related to the allowance for loan losses, see the discussion under the section entitled “Comparison of the Years Ended March 31, 2011 and 2010 - Financial Condition” and “-Provision for Loan Losses” and “Comparison of the Years Ended March 31, 2010 and 2009 - Financial Condition” and “-Provision for Loan Losses” included herein.

The Company values an impaired loan at the loan’s fair value if it is probable that the Company will be unable to collect all amounts due according to the terms of the loan agreement at the present value of expected cash flows, the market price of the loan, if available, or the value of the underlying collateral.  Expected cash flows are required to be discounted at the loan’s effective interest rate.  When the ultimate collectibility of an impaired loan’s principal is in doubt, wholly or partially, all cash receipts are applied to principal.  When this doubt does not exist, cash receipts are applied under the contractual terms of the loan agreement first to interest and then to principal.  Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income to the extent that any interest has been foregone.  Further cash receipts are recorded as recoveries of any amounts previously charged off.

The Company uses assumptions and estimates in determining income taxes payable or refundable for the current year, deferred income tax liabilities and assets for events recognized differently in its financial statements and income tax returns, and income tax expense. Determining these amounts requires analysis of certain transactions and interpretation of tax laws and regulations. The Company exercises considerable judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments and estimates are reevaluated on a continual basis as regulatory and business factors change.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Critical Accounting Policies, Continued

No assurance can be given that either the tax returns submitted by the Company or the income tax reported on the Consolidated Financial Statements will not be adjusted by either adverse rulings by the United States Tax Court, changes in the tax code, or assessments made by the Internal Revenue Service.

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

At March 31, 2011, the mismatch of interest-earning assets repricing or maturing within one year with interest-bearing liabilities repricing or maturing within one year was $9.9 million or 1.1% of total assets compared to a negative mismatch of ($7.4) million or (0.8)% at March 31, 2010.  For more information on the Bank’s repricing position at March 31, 2011, see the tables on pages 12 and 13.

During the year ended March 31, 2011, the Bank originated, for investment purposes, $26.5 million in adjustable rate residential real estate loans (“ARM’s”), which are held for investment and are not sold. The Bank’s loan portfolio included $205.6 million of adjustable rate consumer loans, commercial loans, and mortgage loans or 41.0% of total gross loans at March 31, 2011.  During fiscal 2011, the Bank originated $212.8 million in consumer and commercial loans, which are usually short term in nature.  The Bank's portfolio of consumer and commercial loans was $385.3 million at March 31, 2011, $465.1 million at March 31, 2010, and $494.5 million at March 31, 2009.  Consumer and commercial loans combined were 76.8% of total loans at March 31, 2011, 79.3% of total loans at March 31, 2010, and 78.8% at March 31, 2009.

At March 31, 2011, the Bank held approximately $8.7 million in longer term fixed rate residential mortgage loans.  The majority of these loans, had converted from ARM loans to fixed rate loans during the previous 60 months.  These fixed rate loans have remaining maturities ranging from 10 to 30 years.  As of March 31, 2011, the Bank no longer had any ARM loans that have conversion features to fixed rate loans. On new originations, the Bank sells virtually all of its 15 and 30 year fixed rate mortgage loans at origination. However, occasionally the Bank may be required to repurchase a long term fixed rate residential mortgage loan it originally sold to an institutional investor. Fixed rate residential loans sold to Freddie Mac and other institutional investors, on a service-released basis totaled $74.0 million in fiscal 2011, $67.8 million in fiscal 2010, and $45.3 million in fiscal 2009.  The Bank sells all its fixed rate mortgage loans on a service-released basis.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Asset and Liability Management, Continued

Certificates of deposit of $100,000 or more, referred to as “Jumbo Certificates,” are normally considered to be interest rate sensitive because of their relatively short maturities.  At March 31, 2011, the Bank had $172.2 million outstanding in Jumbo Certificates compared to $195.9 million at March 31, 2010.  Brokered deposits totaled $39.7 million at March 31, 2011 compared to $34.4 million at March 31, 2010. The majority of the Bank’s deposits are originated within the Bank’s immediate market area.

The following table sets forth the maturity schedule of certificates of deposit with balances of $100,000 or greater at March 31, 2011:
At March 31, 2011
(In Thousands)
Within 3 Months	$29,914
After 3 Months, Within 6 Months	39,369
After 6 Months, Within 12 Months	36,468
After 12 Months	66,470
$172,221

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

	At March 31
	2011	2010
	(Dollars In Thousands)
Loans (1)	$307,441	$402,832
Mortgage-Backed Securities:
Held To Maturity	2,198	871
Available For Sale	67,935	36,890
Investment Securities:
Held To Maturity	1,966	3,117
Available For Sale	48,066	21,339
Other Interest-Earning Assets And FHLB Stock	11,535	12,791
Total Interest Rate Sensitive Assets Repricing Within 1 Year	$439,141	$477,840

Deposits	$387,953	$439,474
FHLB Advances And Other Borrowed Money	41,301	45,738
Total Interest Rate Sensitive Liabilities Repricing Within 1 Year	$429,254	$485,212

Gap	$9,887	$(7,372)

Interest Rate Sensitive Assets/Interest Rate Sensitive Liabilities	102.30%	98.48%
Gap As A Percent Of Total Assets	1.1%	(0.8)%

(1)	LOANS ARE NET OF UNDISBURSED FUNDS AND LOANS IN PROCESS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Asset and Liability Management, Continued

The following table sets forth the interest rate sensitivity of the Bank's assets and liabilities at March 31, 2011, on the basis of the factors and assumptions set forth in the table on the previous page.

	Three Months Or Less	Over 3 –12 Months	Over 1 – 3 Years	Over 3 – 5 Years	Over 5 – 10 Years	Over 10 Years	Total
	(Dollars In Thousands)
Interest-Earnings Assets
Loans (1)	$150,460	$156,981	$126,929	$42,843	$12,690	$7,059	$496,962

Mortgage-Backed Securities:
Held To Maturity, At Cost	362	1,836	7,451	4,765	2,727	1,973	19,114
Available For Sale, At Fair Value	21,372	46,563	75,339	53,341	39,036	4,430	240,081
Investment Securities: (2)
Held To Maturity, At Cost	280	1,686	10,047	1,628	295	116	14,052
Available For Sale, At Fair Value	30,280	17,786	28,341	12,408	9,618	739	99,172
FHLB Stock, At Cost	-	11,267	-	-	-	-	11,267
Other Interest-Earning Assets	268	-	100	-	-	-	368
Total Interest-Earning Assets	$203,022	$236,119	$248,207	$114,985	$64,366	$14,317	$881,016

Interest-Bearing Liabilities
Deposits:
Certificate Accounts	$73,730	$169,449	$81,126	$33,832	$-	$-	$358,137
NOW Accounts	3,548	10,645	56,772	-	-	-	70,965
Money Market Accounts	31,130	95,334	68,096	-	-	-	194,560
Statement Savings Account	1,029	3,088	16,466	-	-	-	20,583
Borrowings (2)	19,023	22,278	40,000	40,286	32,900	6,084	160,571
Total Interest-Bearing Liabilities	$128,460	$300,794	$262,460	$74,118	$32,900	$6,084	$804,816

Current Period Gap	$74,562	$(64,675)	$(14,253)	$40,867	$31,466	$8,233	$76,200
Cumulative Gap	$74,562	$9,887	$(4,366)	$36,501	$67,967	$76,200	$76,200
Cumulative Gap As A Percent Of Total Assets	8.0%	1.1%	(0.5)%	4.0%	7.3%	8.2%	8.2%

(1)	LOANS ARE NET OF UNDISBURSED FUNDS AND LOANS IN PROCESS.
(2)	CALLABLE SECURITIES AND FHLB ADVANCES ARE SHOWN AT THEIR LIKELY CALL DATES BASED ON MANAGEMENT’S ESTIMATES AT MARCH 31, 2011.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition

Total assets at March 31, 2011 were $933.5 million, a decrease of $22.5 million or 2.3% from $956.0 million at March 31, 2010.  This decrease was primarily the result of a decrease in net loans receivable.

Total net loans receivable were $484.5 million at March 31, 2011, a decrease of $83.9 million or 14.8% from $568.4 million at March 31, 2010.  Residential real estate loans held for investment decreased $7.2 million or 6.1% to $111.0 million at March 31, 2011.   Typically, long term, newly originated fixed rate mortgage loans are not retained in the portfolio but are sold immediately.  ARMs are typically retained in the portfolio.  At March 31, 2011, the Bank held 90.8% of its residential mortgage loans in ARMs, while it had 9.2% in fixed rate mortgages.  Consumer loans decreased $3.7 million or 5.3% while commercial business loans decreased $4.3 million or 24.1% and commercial real estate loans decreased $71.8 million or 19.0% to $307.0 million at fiscal year end March 31, 2011 from $378.7 million at March 31, 2010. The decrease in loans held for investment is the result of increased offering rates on new loans, tightened underwriting standards and a general decrease in loan demand.  Loans held for sale, which were $5.2 million at March 31, 2011, increased $2.0 million from $3.2 million from the previous fiscal year end.

Total investments and mortgage-backed securities increased $61.4 million or 19.7% to $372.4 million at March 31, 2011 from $311.0 at March 31, 2010.  Cash and cash equivalents were $7.8 million at March 31, 2011 compared to $8.8 million at March 31, 2010.   Premises and equipment decreased $920,000 or 4.4% to $19.8 million in fiscal 2011 as a result of normal annual depreciation of premises and equipment. The Bank did not undertake any significant construction or renovation projects during the years ended March 31, 2011 or 2010. The cash value of Bank Owned Life Insurance (“BOLI”) was $10.4 million at March 31, 2011 compared to $10.0 million at March 31, 2010 reflecting a $415,000 increase as a result of accumulated BOLI earnings. There were no additional BOLI purchases during the fiscal year ended March 31, 2011.  BOLI, which earns tax-free yields, is utilized to partially offset the cost of the Company’s employee benefits programs and to provide key person insurance on certain executive officers of the Company.

The Company’s non-performing assets decreased $15.1 million or 35.8% to $26.9 million at March 31, 2011 from $42.0 million at March 31, 2010. The decrease was primarily concentrated in non-performing commercial real estate loans which decreased $16.1 million to $9.3 million at March 31, 2011 from $25.5 million at March 31, 2010. The balance in non-performing commercial real estate loans at March 31, 2011 consisted of 48 loans to 23 borrowers with an average loan balance of $195,000. In the prior year, the balance in non-performing commercial real estate loans consisted of 58 loans to 29 borrowers with an average loan balance of $439,000. The following table sets forth detailed information concerning our non-performing assets for the periods indicated:

	At March 31, 2011		At March 31, 2010		$ Increase	% Increase
	Amount	Percent (1)	Amount	Percent (1)	(Decrease)	(Decrease)
Loans 90 days or more past due or non-accrual loans:
Residential real estate	$1,809,881	0.4%	$4,344,060	0.8%	$(2,534,179)	58.3%
Commercial business	171,901	-	699,182	0.1	(527,281)	(75.4)
Commercial real estate	9,337,385	1.9	25,479,420	4.4	(16,142,035)	(63.4)
Consumer	1,194,171	0.2	703,288	0.1	490,883	69.8
Total non-performing loans	12,513,338	2.5	31,225,950	5.4	(18,712,612)	(59.9)

Other non-performing assets
Repossessed assets	27,586	-	43,106	-	(15,520)	(36.0)
Real estate owned	14,406,267	2.9	10,729,944	1.9	3,676,323	34.3
Total other non-performing assets	14,433,853	2.9	10,773,050	1.9	3,660,803	34.0

Total non-performing assets	$26,947,191	5.4%	$41,999,000	7.3%	$(15,051,809)	(35.8)%

Total non-performing assets as a percentage of total assets	2.9%		4.4%

(1) Percent of gross loans receivable, net of deferred fees and loans in process and loans held for sale

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition, Continued

Of the commercial real estate category $3.0 million was concentrated in construction loans and land acquisition and development type loans (“A&D loans”). This balance consisted of $685,000 in A&D loans to one borrower for the development of a residential subdivision in the Midlands area of South Carolina and $2.4 million in loans to eight separate borrowers secured by builder lots or speculative houses in varying degrees of completion throughout South Carolina.

Of the remaining non-performing commercial real estate category, $2.0 million consisted of 10 loans secured by commercial buildings to six separate borrowers and $1.0 million consisted of three loans secured by raw land to three separate borrowers. The majority of the remaining loans in the commercial real estate category were secured by first mortgages on principal residences.

The Company also experienced a decrease in non-performing one- to four- family real estate loans which decreased $2.5 million to $1.8 million at March 31, 2011 from $4.3 million at March 31, 2010. At March 31, 2011, this balance was comprised of eight loans with an average balance of $226,000.

Repossessed assets acquired in settlement of loans increased $3.7 million to $14.4 million at March 31, 2011 from $10.8 million at March 31, 2010. The Company foreclosed on 40 real estate properties during the year ended March 31, 2011 and sold 29 properties. At March 31, 2011, the balance consisted of the following 40 real estate properties: 15 single-family residences and 14 lots within residential subdivisions located throughout our market area in South Carolina and Georgia; three parcels of land in South Carolina; one mobile home including small acreage in Lexington County, South Carolina; two commercial buildings in the Midlands area of South Carolina and one commercial building in Augusta, Georgia; a 55 lot subdivision development and adjacent 17 acres of land in Columbia, South Carolina; a 229.24 acre subdivision in Blythewood, South Carolina; one motel in Hardeeville, South Carolina; and 34.8 acres of land in Blufton, South Carolina also originally acquired as a participation loan from another financial institution. In addition to the properties listed above, the balance also included $28,000 in various other repossessed assets that were not real estate.

The Bank reviews its loan portfolio and allowance for loan losses on a monthly basis.  Future additions to the Bank's allowance for loan losses are dependent on, among other things, the performance of the Bank's loan portfolio, the economy, changes in real estate values, and interest rates.  There can be no assurance that additions to the allowance will not be required in future periods. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on our financial condition and results of operations. Management continually monitors its loan portfolio for the impact of local economic changes.  The ratio of allowance for loan losses to total loans was 2.54% at March 31, 2011 compared to 2.13% at March 31, 2010. The Bank monitors past due loans closely.

The cumulative interest not accrued during the year ended March 31, 2011 relating to all non-performing loans totaled $887,000. Our strategy is to work with our borrowers to reach acceptable payment plans while protecting our interests in the existing collateral.  In the event an acceptable arrangement cannot be reached, we may have to acquire these properties through foreclosure or other means and subsequently sell, develop, or liquidate them.

The balance of loans in troubled debt restructurings (“TDRs”) increased during the year ended March 31, 2011. The Bank had 33 loans that were TDRs totaling $12.2 million at March 31, 2011 compared to five loans totaling $336,000 at March 31, 2010. The 33 TDRs consisted of five consumer loans to five separate borrowers secured by first mortgages on residential dwellings totaling $295,000. The remaining 28 restructurings consisted of 28 commercial real estate loans to six separate borrowers. These commercial real estate loans were secured primarily by first mortgages on 12 single family residences, six commercial buildings, and three parcels of land.  Three of the TDRs to one borrower totaling $1.5 million were delinquent at March 31, 2011. All of the remaining TDRs were current at March 31, 2011.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition, Continued

All TDRs are reviewed for impairment loss.  At March 31, 2011, the Bank held $33.3 million in impaired loans, including $12.2 million in TDRs, compared to $35.3 million of impaired loans, including $336,000 of TDRs, at March 31, 2010. The Bank had specific reserves totaling $772,000 related to $2.8 million in impaired loans at March 31, 2011 compared to $2.0 million in specific reserves related to $10.9 million in impaired loans at March 31, 2010.

In July 2006, the Company acquired Collier Jennings Financial Corporation, an insurance agency specializing in consumer automobile insurance and premium financing. The resulting goodwill and other intangibles were $1.2 million and $160,000, respectively, at March 31, 2011; and $1.2 million and $250,000 at March 31, 2010, respectively.  Collier Jennings is now a subsidiary of Security Federal Insurance Inc.

Deposits at the Bank decreased $3.9 million or 0.6% to $690.4 million at March 31, 2011 from $694.3 million at March 31, 2010. The Bank had brokered time deposits of $39.7 million at March 31, 2011 compared to $34.4 million at March 31, 2010. Brokered time deposits were appealing because rates paid on these deposits were typically significantly lower than rates paid on time deposits obtained in the Bank’s primary market areas. Total deposits, excluding brokered time deposits, decreased $9.1 million or 1.4%. Brokered time deposits were 5.7% of total deposits at March 31, 2011 and 5.0% of total deposits at March 31, 2010.

Advances from the FHLB decreased $25.9 million or 15.8% to $138.1 million at March 31, 2011 from $164.0 million a year earlier. Other borrowed money, which consists of retail repurchase agreements, decreased $865,000 or 7.2% to $11.2 million at March 31, 2011 from $12.1 million at March 31, 2010.  The Company issued its first trust preferred security issuance in September 2006.  Gross proceeds of the issuance were $5.2 million and are classified as junior subordinated debentures on the Consolidated Balance Sheet included in the Consolidated Financial Statements contained herein. In December 2009, the Company issued $6.1 million in convertible senior debentures. The debentures will mature on December 1, 2029 and accrue interest at the rate of 8.0% per annum until maturity or earlier redemption or repayment. The debentures are convertible into the Company’s common stock at a conversion price of $20 per share at the option of the holder at any time prior to maturity.

Total shareholders' equity was $76.0 million at March 31, 2011, an increase of $8.2 million or 12.0% from $67.9 million a year earlier. During the year ended March 31, 2011, the Company raised $4.8 million through the issuance of capital stock and exchanged $18.0 million in preferred shares issued through the U.S. Treasury’s (the “Treasury”) Capital Purchase Program (“CPP”) for $22.0 million in preferred shares issued through the Treasury’s CDCI for a net increase of $4.0 million in preferred shares. See Note 21 of the Notes to the Consolidated Financial Statements included herein for additional information.

The Company’s net income for the year was $1.8 million. Preferred stock dividends were $666,000 and accretion of preferred stock to its redemption value was $19,000 for the year resulting in net income available to common shareholders of $1.2 million. Other changes in shareholders’ equity were: stock compensation expense of $34,000, a net decrease in other comprehensive income of $970,000, and $858,000 in dividends paid to common shareholders.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities.  The table also distinguishes between the changes related to higher or lower outstanding balances and the changes related to the volatility of interest rates.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (1) changes in rate (changes in rate multiplied by prior year volume); (2) changes in volume (changes in volume multiplied by prior year rate); and (3) net change (the sum of the prior columns).  For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change attributable to volume and the change attributable to rate. Changes in income are calculated on a tax equivalent basis using a 34% federal income tax rate.

	Fiscal Year 2011 Compared To 2010			Fiscal Year 2010 Compared To 2009
	Volume	Rate	Net	Volume	Rate	Net
	(In Thousands)
Interest-Earning Assets:
Loans: (1)
Mortgage Loans	$(278)	$(356)	$(634)	$(340)	$(556)	$(896)
Other Loans	(3,454)	2,498	(956)	1,985	(2,180)	(195)
Total Loans	(3,732)	2,142	(1,590)	1,645	(2,736)	(1,091)
Mortgage-Backed Securities (2)	(670)	(1,628)	(2,298)	1,239	(1,074)	165
Investments (2)	811	(686)	125	348	(773)	(425)
Other Interest-Earning Assets	3	1	4	(3)	(6)	(9)
Total Interest-Earning Assets	$(3,588)	$(171)	$(3,759)	$3,229	$(4,589)	$(1,360)

Interest-Bearing Liabilities:
Deposits:
Certificate Accounts	$(34)	$(2,957)	$(2,991)	$1,295	$(4,883)	$(3,588)
NOW Accounts	8	19	27	16	(132)	(116)
Money Market Accounts	290	(837)	(547)	392	(1,479)	(1,087)
Savings Accounts	8	(26)	(18)	9	(46)	(37)
Total Deposits	272	(3,801)	(3,529)	1,712	(6,540)	(4,828)
Borrowings	(2,290)	1,778	(512)	(225)	(1,132)	(1,357)
Total Interest-Bearing Liabilities	(2,018)	(2,023)	(4,041)	1,487	(7,672)	(6,185)
Effect On Net Income	$(1,570)	$1,852	$282	$1,742	$3,083	$4,825

(1)	INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

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

	Yield/ Rate At March 31, 2011	Averages For Fiscal Years Ended March 31,
		2011			2010			2009
		Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
		(Dollars In Thousands)
Interest-Earning Assets:
Mortgage Loans	5.35%	$116,148	$6,041	5.20%	$121,311	$6,675	5.50%	$127,205	$7,571	5.95%
Other Loans	6.57%	419,983	26,769	6.37%	476,667	27,725	5.82%	443,589	27,920	6.29%
Total Loans (1)	6.28%	536,131	32,810	6.12%	597,978	34,400	5.75%	570,794	35,491	6.22%
Mortgage-Backed Securities (2)	3.71%	229,052	8,305	3.63%	245,173	10,603	4.32%	217,989	10,438	4.79%
Investments (2) (3)	2.90%	103,279	2,627	2.54%	74,845	2,503	3.34%	66,280	2,928	4.42%
Other Interest-Earning Assets	0.48%	3,547	5	0.13%	1,261	1	0.07%	2,378	10	0.42%
Total Interest-Earning Assets	5.04%	$872,009	$43,747	5.02%	$919,257	$47,507	5.17%	$857,441	$48,867	5.70%

Interest-Bearing Liabilities:
Certificate Accounts	1.71%	$382,508	$7,546	1.97%	$383,769	$10,537	2.75%	$349,161	$14,125	4.05%
NOW Accounts	0.22%	67,934	185	0.27%	64,722	158	0.24%	60,930	274	0.45%
Money Market Accounts	0.85%	183,128	1,882	1.03%	161,663	2,429	1.50%	143,110	3,516	2.46%
Savings Accounts	0.24%	19,374	58	0.30%	17,440	76	0.44%	16,107	113	0.70%
Total Interest-Bearing Accounts	1.24%	652,944	9,671	1.48%	627,594	13,200	2.10%	569,308	18,028	3.17%
Other Borrowings	0.40%	11,714	62	0.53%	41,749	249	0.60%	14,758	387	2.62%
Jr. Subordinated Debt	4.45%	5,155	233	4.53%	5,155	239	4.64%	5,155	290	5.64%
Sr. Convertible Debt	8.00%	6,084	487	8.00%	2,017	162	8.03%	-	-	-
FHLB Advances	3.57%	144,054	5,642	3.92%	185,499	6,286	3.39%	221,204	7,616	3.44%
Total Interest-Bearing Liabilities	1.70%	$819,951	$16,095	1.96%	$862,014	$20,136	2.34%	$810,425	$26,321	3.25%

Net Interest Income			$27,652			$27,371			$22,546

Interest Rate Spread	3.34%			3.06%			2.83%			2.45%

Net Yield On Earning Assets (Net Interest Margin)				3.17%			2.98%			2.63%

(1)	INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

(3)	TAX EQUIVALENT BASIS IS CALCULATED USING AN EFEECTIVE TAX RATE OF 34% AND AMOUNTED TO $5,000 FOR THE YEAR ENDED MARCH 31, 2011.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Comparison of the Years Ended March 31, 2011 and 2010

General

The Company’s earnings available to common shareholders were $1.2 million for the year ended March 31, 2011, compared to $632,000 for the year ended March 31, 2010.  The $525,000 or 83.1% increase in earnings was attributable primarily to the increase in net interest margin combined with a decrease in the provision for loan losses and a decrease in preferred stock dividends. An increase in non-interest income also contributed to the increase in earnings.

Net Interest Income

Net interest margin on a tax equivalent basis for the year ended March 31, 2011 increased 19 basis points to 3.17% up from 2.98% in the previous year.  As a result, net interest income increased $276,000 or 1.0% to $27.7 million for the year ended March 31, 2011 compared to $27.4 million for the previous year. The increase was attributable to a decrease in interest expense offset by a decrease in interest income. Average interest-earning assets decreased $47.2 million to $872.0 million while average interest-bearing liabilities decreased $42.1 million to $820.0 million. The interest rate spread was 3.06% for the year ended March 31, 2011 compared to 2.83% for the year ended March 31, 2010.

Interest income on loans decreased $1.6 million to $32.8 million during the year ended March 31, 2011 from $34.4 million during fiscal 2010.  The 4.6% decrease was attributable to a decrease in average total loans outstanding of $61.8 million offset in part by a 47 basis point increase in the yield earned on the Bank’s loans during fiscal 2011.  Interest income on investment securities, mortgage-backed securities, and other investments decreased $2.2 million as a result of a decrease in the yield earned offset in part by an increase in the aggregate average balance in the overall investment portfolio, including mortgage-backed securities, investments, and other interest-earning assets of $14.6 million.

Interest expense on deposits decreased $3.5 million or 26.7% to $9.7 million during the year ended March 31, 2011.  Average interest bearing deposits increased $25.4 million while the average cost of those deposits decreased 62 basis points during the year ended March 31, 2011.  Interest expense on FHLB advances and other borrowings decreased $831,000 or 12.7% to $5.7 million during fiscal 2011.  The decrease was a result of a decrease in average FHLB advances and other borrowings outstanding during fiscal 2011 of $71.5 million offset by an increase in the average costs of those borrowings of 78 basis points to 3.66% in fiscal 2011 compared to 2.88% in fiscal 2010.

Interest expense on junior subordinated debentures was $233,000 for fiscal 2011 compared to $239,000 during fiscal 2010. The average outstanding balance on these debentures remained constant at $5.2 million during both periods while the average cost decreased 11 basis points to 4.53% in fiscal 2011 compared to 4.64% in fiscal 2010. Interest expense on senior convertible debentures increased $324,000 to $487,000 as a result of an increase in the average balance of $4.1 million to $6.1 million. The senior convertible debentures were issued during fiscal 2010 and have a fixed rate of 8%.

Provision for Loan Losses

Non-performing assets, which consist of non-accrual loans and repossessed assets, decreased $15.1 million to $26.9 million at March 31, 2011 from $42.0 million at March 31, 2010. Non-performing assets were 2.9% of total assets at March 31, 2011 and 4.4% of total assets at March 31, 2010. Consistent with the decrease in non-performing assets, the provision for loan losses decreased $355,000 to $7.8 million for the year ended March 31, 2011 compared to $8.2 million for the previous year.  Non-accrual loans, which are loans delinquent 90 days or more, were $12.5 million at March 31, 2011 compared to $31.2 million at March 31, 2010.  Net charge-offs were $7.6 million or 1.55% of gross loans in fiscal 2011 compared to $6.0 million or 1.04% of gross loans in fiscal 2010. Management of the Bank continues to be concerned about current market conditions and closely monitors the loan portfolio on an on-going basis to proactively identify any potential problem loans.

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

Non-Interest Income

Non-interest income increased $682,000 or 11.2% to $6.8 million during fiscal 2011. Gain on sale of investments increased $308,000 or 25.4% to $1.5 million during fiscal 2011 from $1.2 million during fiscal 2010. Gain on sale of loans increased $365,000 or 35.1% to $1.4 million during fiscal 2011 compared to $1.0 million during fiscal 2010 as a result of an increase in the origination and sale of fixed rate residential mortgage loans.  Service fees on deposit accounts decreased $87,000 or 7.1% to $1.1 million during fiscal 2011.

Income from insurance agency commissions was $459,000 during fiscal 2011 compared to $457,000 during fiscal 2010. Trust income increased $5,000 or 1.0% to $460,000 during fiscal 2011. Income from BOLI increased $55,000 or 15.3% to $415,000 during fiscal year 2011.

Mandatorily redeemable financial instrument valuation income was $196,000 for the year ended March 31, 2011 compared to an expense of $63,000 for the same period one year earlier. Based on its terms, the mandatorily redeemable financial instrument is redeemable at the greater of $26 per share or one and a half times the book value per common share of the Company. The Company recorded valuation income to properly reflect the fair value of the instrument at March 31, 2011 based on the book value. Subsequent to March 31, 2011, the Company eliminated the mandatorily redeemable shares as a result of an investor’s purchase of these shares in a private transaction. In connection with the purchase of these shares, the redemption feature was eliminated. See Note 25 of the Notes to the Consolidated Financial Statements included herein.

Other miscellaneous income including annuity and investment brokerage commissions, Bank credit life insurance on loans, and other miscellaneous income decreased $402,000 or 44.4% to $504,000 during fiscal 2011.

General and Administrative Expenses

General and administrative expenses increased $1.2 million or 5.2% to $23.8 million during the year ended March 31, 2011 compared to $22.7 million during the same period one year earlier.  Compensation and employee benefits decreased $14,000 or 0.1% to $11.8 million as the result of a decrease in the number of employees employed by the Company. At March 31, 2011, the Company had 218 full time equivalents compared to 226 at March 31, 2010.  Occupancy expense decreased $72,000 or 3.6% to $1.9 million while advertising expense decreased $11,000 or 2.7% to $393,000 from $404,000. These decreases were a result of the Company’s efforts to reduce expenses during the year. Depreciation and maintenance of equipment expense remained relatively unchanged at $1.8 million during the years ended March 31, 2011 and 2010, representing a slight increase of $50,000 or 2.8%.

FDIC insurance premiums decreased $620,000 or 33.7% to $1.2 million for the year ended March 31, 2011 compared to $1.8 million in 2010 as a result of a decrease in the Bank’s deposits combined with a decrease in the Bank’s growth rate. The FDIC used an annual growth factor estimate of 5% when they originally calculated the prepaid assessment the Bank paid in 2010.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations

General and Administrative Expenses,  Continued

Net cost of operation of other real estate owned increased $1.5 million or 186.0% to $2.3 million for the year ended March 31, 2011 compared to $815,000 in 2010. This increase was the result of an increase in foreclosures and an increase in write downs on repossessed assets during the year. The Bank foreclosed on 40 real estate properties during 2011 compared to 25 real estate properties in 2010. Repossessed assets are recorded at the lower of cost or estimated fair value less costs to sell. As local real estate values decline, the Bank is required to write down these properties to their fair values. Write downs on repossessed assets totaled $1.4 million for the year ended March 31, 2011.

Other miscellaneous expenses, which encompass legal, professional, and consulting expenses, stationery and office supplies, and other expenses increased $329,000 or 8.5% to $4.2 million during fiscal 2011 compared to $3.9 million during fiscal 2010. This increase is a result of increased expenses associated with loan collection and workout efforts.

Income Taxes

The provision for income taxes decreased $102,000 or 9.6% to $958,000 during the year ended March 31, 2011 compared to $1.1 million for the year ended March 31, 2010.  The effective tax rate was 34.2% for fiscal 2011 and 39.8% for fiscal 2010.

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

Income from insurance agency commissions was $457,000 during fiscal 2010 compared to $625,000 during fiscal 2009. Other agency income from Collier Jennings increased $138,000 to $472,000 during fiscal 2010 from $334,000 during fiscal 2009 as a result of growth and expansion of the Bank’s insurance subsidiary.  Trust income increased $24,000 or 5.6% to $455,000 during fiscal 2010. Income from BOLI increased $2,000 or 0.4% to $360,000 during fiscal year 2010. Other miscellaneous income including annuity and investment brokerage commissions, Bank credit life insurance on loans, and other miscellaneous income increased $95,000 or 11.7% to $906,000 during fiscal 2010

General and Administrative Expenses

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

Other miscellaneous expenses, which encompasses legal, professional, and consulting expenses, stationery and office supplies, and other expenses increased $350,000 or 9.9% during fiscal 2010. This increase is a result of fees associated with the Company’s senior convertible debt offering combined with costs required to insure compliance with increased regulation and legislation that is present in the current environment.

Income Taxes

The provision for income taxes decreased $204,000 or 16.2% to $1.1 million during the year ended March 31, 2010 compared to $1.3 million for the year ended March 31, 2009.  The effective tax rate was 39.8% for fiscal 2010 and 34.0% for fiscal 2009.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Regulatory Capital

The following table reconciles the Bank's shareholders' equity to its various regulatory capital positions:

	At March 31,
	2011	2010
	(In Thousands)

Bank’s Shareholders’ Equity (1)	$77,758	$71,729
Reduction For Goodwill And Other Intangibles	1,359	1,449
Tangible Capital	76,399	70,280
Core Capital	76,399	70,280
Supplemental Capital	6,219	7,296
Total Risk-Based Capital	$82,618	$77,576

(1)	FOR FISCAL 2011 AND 2010, EXCLUDES UNREALIZED GAIN OF $3.7 MILLION and $4.6 MILLION, RESPECTIVELY, ON AVAILABLE FOR SALE SECURITIES.

The following table compares the Bank's capital levels relative to regulatory requirements at March 31, 2011:

	Amount Required	Percent Required	Actual Amount	Actual Percent	Excess Amount	Excess Percent
	(Dollars In Thousands)

Tangible Capital	$18,530	2.0%	$76,399	8.3%	$57,869	6.3%
Tier 1 Leverage (Core) Capital	37,060	4.0%	76,399	8.3%	39,339	4.3%
Tier 1 Risk-Based (Core) Capital	19,900	4.0%	76,399	15.4%	56,499	11.4%
Total Risk-Based Capital	39,801	8.0%	82,618	16.6%	42,817	8.6%

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Liquidity and Capital Resources

Liquidity refers to the ability to generate sufficient cash flows to fund current loan demand, repay maturing borrowings, fund maturing deposit withdrawals, and meet operating expenses.  The Bank's primary sources of funds include loan repayments, loan sales, increased deposits, advances from the FHLB, and cash flow generated from operations.  The need for funds varies among periods depending on funding needs as well as the rate of amortization and prepayment on loans.  The use of FHLB and other advances and borrowings varies depending on loan demand, deposit inflows, and the use of investment leverage strategies to increase net interest income.

The principal use of the Bank's funds is the origination of mortgages and other loans and the purchase of investments and mortgage-backed securities.  Loan originations on loans held for investment were $240.2 million in fiscal 2011 compared to $336.4 million in fiscal 2010 and $415.3 million in fiscal 2009.  The decrease in originations in fiscal 2011 and fiscal 2010 was primarily the result of a decrease in commercial loan originations, which decreased $88.8 million and $61.3 million, respectively. In fiscal 2009 loan originations increased $38.7 million.  Purchases of investments and mortgage-backed securities were $224.7 million in fiscal 2011 compared to $150.2 million in fiscal 2010 and $144.3 million in fiscal 2009.  Other uses of the Bank’s funds included paying down FHLB Advances.

Unused lines of credit on home equity loans, credit cards, and commercial loans amounted to $37.9 million at March 31, 2011.  Home equity loans are made on a floating rate basis with final maturities of 10 to 15 years.  Credit cards are generally made on a floating rate basis, and are renewed annually or every other year.  In addition to the above commitments, the Bank has undisbursed loans-in-process of $4.6 million at March 31, 2011, which will be disbursed over an average of 90 days.  These commitments to originate loans and future advances of lines of credit are expected to be funded from loan amortizations and prepayments, deposit inflows, maturing investments, and short-term borrowing capacity.

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at March 31, 2011:

(In Thousands)	One Month Or Less	After One Through Three Months	After Three Through Twelve Months	Within One Year	One Year Or Greater	Total

Unused Lines Of Credit	$1,137	$1,259	$5,686	$8,082	$29,852	$37,934

Standby Letters Of Credit	-	101	1,327	1,428	26	1,454

Total	$1,137	$1,360	$7,013	$9,510	$29,878	$39,388

Management believes that future liquidity can be met through the Bank's deposit base, which decreased $3.9 million during fiscal 2011, and from maturing investments.  In addition, at March 31, 2011 the Bank had another $140.9 million in unused borrowing capacity at the FHLB.

Historically the Bank’s cash flow from operating activities has been relatively stable.  The cash flows from investing activities vary with the need to invest excess funds or utilize leverage strategies with the purchase of mortgage-backed and investment securities.  The cash flows from financing activities vary depending on the need for FHLB and other advances. During the 2011 fiscal year, the Company received $4.8 million through the issuance of common stock and $4.0 million through a preferred stock exchange. See Note 21 of the Notes to the Consolidated Financial Statements included herein and the "Consolidated Statements of Cash Flows" in the Consolidated Financial Statements for additional information.  See contained herein.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Contractual Obligations

In the normal course of business, the Company enters into contractual obligations that meet various business needs.  These contractual obligations include time deposits to customers, borrowings from the FHLB of Atlanta, other borrowings, junior subordinated debentures, senior convertible debentures and lease obligations for facilities.  See Notes 5, 9, 10, 11 and 13 of the Notes to the Consolidated Financial Statements included herein for additional information.  The following table summarizes the Company’s long-term contractual obligations at March 31, 2011. Contractual repayments may differ from actual because some of the obligations may be subject to calls.

	One Year Or Less	Over One to Three Years	Over Three to Five Years	Thereafter	Total
	(In Thousands)
Time deposits	$243,179	$81,126	$33,832	$-	$358,137
FHLB Advances	24,950	40,000	40,286	32,900	138,136
Other Borrowings	11,195	-	-	-	11,195
Jr. Sub. Debentures	-	-	-	5,155	5,155
Sr. Conv. Debentures	-	-	-	6,084	6,084
Operating Lease Obligations	404	816	736	1,564	3,520
Total	$279,728	$121,942	$74,854	$45,703	$522,227

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

Commitments to extend credit to customers are subject to the Bank’s normal credit policies and are essentially the same as those involved in extending loans to customers.  See Note 18 of the Notes to the Consolidated Financial Statements included herein for additional information.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors
Security Federal Corporation and Subsidiaries
Aiken, South Carolina

We have audited the accompanying consolidated balance sheets of Security Federal Corporation and Subsidiaries as of March 31, 2011 and 2010, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for each of the three years in the period ended March 31, 2011.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Security Federal Corporation and Subsidiaries as of March 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Elliott Davis LLC

Columbia, South Carolina
June 20, 2011

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	March 31,
	2011	2010
ASSETS:
Cash And Cash Equivalents	$7,835,638	$8,804,645
Certificates Of Deposits With Other Banks	100,432	-
Investment And Mortgage-Backed Securities:
Available For Sale: (Amortized Cost of $333,387,779 and $284,831,441 at March 31, 2011 and 2010, Respectively)	339,252,790	292,261,039
Held To Maturity: (Fair Value of $34,122,925 and $19,854,106 at March 31, 2011 and 2010, Respectively)	33,165,125	18,785,380
Total Investments And Mortgage-Backed Securities	372,417,915	311,046,419
Loans Receivable, Net:
Held For Sale	5,166,234	3,161,463
Held For Investment: (Net of Allowance of $12,501,800 and $12,307,394 at March 31, 2011 and 2010, Respectively)	479,304,382	565,237,372
Total Loans Receivable, Net	484,470,616	568,398,835
Accrued Interest Receivable:
Loans	1,742,281	1,787,471
Mortgage-Backed Securities	944,667	964,380
Investment Securities	889,297	703,339
Total Accrued Interest Receivable	3,576,245	3,455,190
Premises And Equipment, Net	19,800,616	20,720,484
Federal Home Loan Bank Stock, At Cost	11,267,485	12,624,400
Repossessed Assets Acquired In Settlement Of Loans	14,433,853	10,773,050
Bank Owned Life Insurance	10,416,305	10,001,305
Intangible Assets, Net	159,500	249,500
Goodwill	1,199,754	1,199,754
Other Assets	7,865,690	8,728,076
Total Assets	$933,544,049	$956,001,658

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Deposit Accounts	$690,357,114	$694,252,437
Advances From Federal Home Loan Bank	138,136,338	164,003,882
Other Borrowings	11,195,474	12,060,470
Junior Subordinated Debentures	5,155,000	5,155,000
Advance Payments By Borrowers For Taxes And Insurance	381,488	327,332
Mandatorily Redeemable Financial Instruments	1,467,312	1,663,312
Senior Convertible Debentures	6,084,000	6,084,000
Other Liabilities	4,755,118	4,594,606
Total Liabilities	857,531,844	888,141,039
Commitments (Notes 5 and 19)
Shareholders' Equity:
Serial Preferred Stock, $.01 Par Value; Authorized 200,000 Shares; Issued And Outstanding, 22,000 and 18,000, respectively, at March 31, 2011 And March 31, 2010	22,000,000	17,692,609
Common Stock, $.01 Par Value; Authorized 5,000,000 Shares; Issued And Outstanding Shares, 3,144,934 And 2,944,001, Respectively, at March 31, 2011 And 2,662,028 And 2,461,095, Respectively, at March 31, 2010	30,884	26,055
Warrant Issued In Conjunction With Serial Preferred Stock	400,000	400,000
Additional Paid-In Capital	10,176,375	5,352,144
Treasury Stock, At Cost (200,933 Shares at March 31, 2011 And 2010, Respectively)	(4,330,712)	(4,330,712)
Accumulated Other Comprehensive Income	3,637,675	4,608,080
Retained Earnings, Substantially Restricted	44,097,983	44,112,443
Total Shareholders' Equity	76,012,205	67,860,619
Total Liabilities And Shareholders' Equity	$933,544,049	$956,001,658

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

	For the Years Ended March 31,
	2011	2010	2009
Interest Income:
Loans	$32,809,913	$34,399,899	$35,491,100
Mortgage-Backed Securities	8,304,884	10,603,186	10,437,935
Investment Securities	2,623,006	2,503,005	2,928,145
Other	4,537	872	10,095
Total Interest Income	43,742,340	47,506,962	48,867,275

Interest Expense:
NOW And Money Market Accounts	2,067,241	2,586,827	3,789,877
Statement Savings Accounts	58,195	76,359	112,982
Certificate Accounts	7,546,064	10,537,020	14,124,818
FHLB Advances And Other Borrowed Money	5,703,534	6,534,398	8,003,354
Senior Convertible Debentures	486,720	162,240	-
Junior Subordinated Debentures	233,361	239,399	290,488
Total Interest Expense	16,095,115	20,136,243	26,321,519

Net Interest Income	27,647,225	27,370,719	22,545,756
Provision For Loan Losses	7,800,000	8,155,000	2,825,000
Net Interest Income After Provision For Loan Losses	19,847,225	19,215,719	19,720,756

Non-Interest Income:
Gain On Sale Of Investment Securities	1,520,599	1,213,041	126,527
Gain On Sale Of Loans	1,404,879	1,040,014	627,787
Service Fees On Deposit Accounts	1,143,811	1,231,081	1,143,147
Commissions From Insurance Agency	458,663	456,860	624,613
Trust Income	459,500	455,000	431,000
Bank Owned Life Insurance Income	415,000	360,000	358,492
Mandatorily Redeemable Financial Instrument Valuation Income (Expense)	196,000	(63,000)	(183,000)
Check Card Fee Income	692,220	513,381	372,567
Other	504,289	906,206	811,645
Total Non-Interest Income	6,794,961	6,112,583	4,312,778

General And Administrative Expenses:
Compensation And Employee Benefits	11,828,376	11,842,024	11,675,548
Occupancy	1,929,946	2,002,233	1,987,317
Advertising	393,287	404,182	541,882
Depreciation And Maintenance Of Equipment	1,832,295	1,782,497	1,631,627
FDIC Insurance Premiums	1,218,075	1,837,877	724,227
Amortization Of Intangibles	90,000	90,000	90,000
Net Cost Of Operation Of Other Real Estate Owned	2,330,410	814,727	125,358
Other	4,218,751	3,889,756	3,539,785
Total General And Administrative Expenses	23,841,140	22,663,296	20,315,744

Income Before Income Taxes	2,801,046	2,665,006	3,717,790
Provision For Income Taxes	958,133	1,060,205	1,264,417
Net Income	1,842,913	1,604,801	2,453,373
Preferred Stock Dividends	666,453	900,000	252,500
Accretion Of Preferred Stock To Redemption Value	18,816	72,544	20,065
Net Income Available To Common Shareholders	$1,157,644	$632,257	$2,180,808

Net Income Per Common Share (Basic)	$0.43	$0.26	$0.87
Net Income Per Common Share (Diluted)	$0.42	$0.25	$0.87
Cash Dividend Per Share On Common Stock	$0.32	$0.32	$0.32

Weighted Average Shares Outstanding (Basic)	2,684,130	2,460,855	2,501,596
Weighted Average Shares Outstanding (Diluted)	2,762,824	2,527,584	2,519,470

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income
For the Years Ended March 31, 2011, 2010 and 2009

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

(Continued)

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income
For the Years Ended March 31, 2011, 2010 and 2009, Continued

	Preferred Stock	Warrants	Common Stock	Additional Paid – In Capital	Treasury Stock	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance At March 31, 2010	$17,692,609	$400,000	$26,055	$5,352,144	$(4,330,712)	$4,608,080	$44,112,443	$67,860,619
Net Income	-	-	-	-	-	-	1,842,913	1,842,913
Other Comprehensive Income, Net Of Tax:
Unrealized Holding Losses On Securities Available For Sale, Net Of Taxes	-	-	-	-	-	(27,634)	-	(27,634)
Reclassification Adjustment For Gains Included In Net Income, Net Of Taxes	-	-	-	-	-	(942,771)	-	(942,771)
Comprehensive Income	-	-	-	-	-	-	-	872,508
Common Stock Issuance	-	-	4,829	4,824,231	-	-	-	4,829,060
Preferred Stock Issuance	22,000,000	-	-	-	-	-	-	22,000,000
Preferred Stock Redemption	(17,711,425)	-	-	-	-	-	(288,575)	(18,000,000)
Accretion Of Preferred Stock To Redemption Value	18,816	-	-	-	-	-	(18,816)	-
Stock Compensation Expense	-	-	-	-	-	-	34,424	34,424
Cash Dividends On Preferred	-	-	-	-	-	-	(726,222)	(726,222)
Cash Dividends On Common	-	-	-	-	-	-	(858,184)	(858,184)
Balance At March 31, 2011	$22,000,000	$400,000	$30,884	$10,176,375	$(4,330,712)	$3,637,675	$44,097,983	$76,012,205

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

 Consolidated Statements of Cash Flows

	For the Years Ended March 31,
	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$1,842,913	$1,604,801	$2,453,373
Adjustments To Reconcile Net Income To Net Cash Provided By Operating Activities:
Depreciation Expense	1,549,477	1,577,968	1,491,922
Amortization Of Intangible Assets	90,000	90,000	90,000
Stock Option Compensation Expense	34,424	33,124	32,691
Discount Accretion And Premium Amortization	3,690,505	1,914,150	564,876
Provisions For Losses On Loans	7,800,000	8,155,000	2,825,000
Write Down Of Goodwill	-	222,000	-
Mandatorily Redeemable Financial Instrument Valuation (Income) Expense	(196,000)	63,000	183,000
Gain On Sales Of Loans	(1,404,879)	(1,040,014)	(627,787)
Gain On Sales Of Mortgage-Backed Securities	(1,207,238)	(619,856)	-
Gain On Sales Of Investment Securities	(313,361)	(593,185)	(126,527)
Loss On Sale Of Real Estate Owned	256,484	103,920	21,940
Write Down On Real Estate Owned	1,409,564	504,580	-
Amortization Of Deferred Fees On Loans	(11,550)	(128,217)	(130,099)
(Gain) loss On Disposition Of Premises And Equipment	-	(25)	61
Proceeds From Sale Of Loans Held For Sale	74,175,983	68,819,036	45,900,664
Origination Of Loans Held For Sale	(74,775,875)	(65,228,678)	(48,688,963)
(Increase) Decrease In Accrued Interest Receivable:
Loans	45,190	224,496	(59,101)
Mortgage-Backed Securities	19,713	174,531	(316,532)
Investment Securities	(185,958)	(339,632)	401,039
(Decrease) Increase In Advance Payments By Borrowers	54,156	(94,129)	(199,006)
(Increase) Decrease In Prepaid FDIC Assessment	1,172,294	(3,987,622)	-
Other, Net	29,784	(2,946,265)	(650,831)
Net Cash Provided By Operating Activities	14,075,626	8,508,983	3,165,720

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase Of Mortgage-Backed Securities Available For Sale	(116,717,564)	(80,947,679)	(100,017,227)
Principal Repayments On Mortgage-Backed Securities Available For Sale	58,109,556	63,591,884	44,254,746
Maturities Of Mortgage-Backed Securities Available For Sale	-	1,000,000	-
Purchase Of Mortgage-Backed Securities Held To Maturity	(12,726,562)	-	-
Principal Repayments On Mortgage-Backed Securities Held To Maturity	3,725,195	7,486,884	1,526,959
Purchase Of Investment Securities Available For Sale	(88,254,904)	(69,209,182)	(16,742,367)
Maturities Of Investment Securities Available For Sale	31,044,163	18,640,344	25,543,010
Purchase of Investment Securities Held To Maturity	(7,043,450)	-	(27,618,762)
Maturities Of Investment Securities Held To Maturity	1,628,735	4,881,502	14,983,444
Proceeds From Sale of Investment Securities Available For Sale	16,463,819	27,465,905	7,135,335
Proceeds From Sale of Mortgage-Backed Securities Available For Sale	48,564,592	30,725,706	2,993,520
Purchase Of FHLB Stock	-	-	(11,401,000)
Redemption Of FHLB Stock	1,356,915	38,300	8,235,400
(Increase) Decrease In Loans Receivable	62,562,563	21,540,257	(94,155,147)
Capital Improvements To Repossessed Assets	(549,458)	-	17,381
Proceeds From Sale Of Repossessed Assets	10,804,585	1,177,276	460,767
Purchase And Improvement Of Premises And Equipment	(629,609)	(623,964)	(1,624,687)
Proceeds From Sale of Premises and Equipment	-	971	1,650
Increase In Bank Owned Life Insurance	-	-	(1,330,492)
Net Cash Provided (Used) By Investing Activities	8,338,576	25,768,204	(147,737,470)

			(Continued)

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows, Continued

	For the Years Ended March 31,
	2011	2010	2009
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (Decrease) In Deposit Accounts	(3,895,323)	32,538,862	70,863,367
Proceeds From FHLB Advances	148,420,000	310,885,319	333,080,000
Repayment Of FHLB Advances	(174,287,544)	(365,879,871)	(292,315,573)
Proceeds From Term Auction Facility Advances	-	207,000,000	-
Repayment Of Term Auction Facility Advances	-	(217,000,000)	-
Proceeds (Repayments) Of Other Borrowings, Net	(864,996)	(3,995,496)	13,271,872
Proceeds From Issuance Of Preferred Stock	22,000,000	-	18,000,000
Proceeds From Issuance Of Common Stock	4,829,060	-	-
Redemption Of Preferred Stock	(18,000,000)	-	-
Proceeds From Senior Convertible Debentures	-	6,084,000	-
Proceeds From Employee Stock Purchase Plan Purchases	-	19,800	94,553
Proceeds From Exercise Of Stock Options	-	-	100,020
Purchase Of Treasury Stock	-	-	(1,561,266)
Dividends To Preferred Stock Shareholders	(726,222)	(900,000)	(140,000)
Dividends To Common Stock Shareholders	(858,184)	(787,550)	(797,883)
Net Cash Provided (Used) By Financing Activities	(23,383,209)	(32,034,936)	140,595,090

Net Increase (Decrease) In Cash And Cash Equivalents	(969,007)	2,242,251	(3,976,660)
Cash And Cash Equivalents At Beginning Of Year	8,804,645	6,562,394	10,539,054
Cash And Cash Equivalents At End Of Year	$7,835,638	$8,804,645	$6,562,394

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid During The Period For:
Interest	$16,377,342	$20,326,637	$26,572,297
Income Taxes	$429,432	$3,396,162	$1,869,900
Supplemental Schedule Of Non Cash Transactions:
Transfers From Loans Receivable	$15,581,977	$10,573,654	$1,718,164
Gains (Losses) On Securities Available For Sale, Net Of Taxes	$(970,405)	$798,146	$1,414,397

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)	Significant Accounting Policies

The following is a description of the more significant accounting and reporting policies used in the preparation and presentation of the accompanying consolidated financial statements.  All significant intercompany transactions have been eliminated in consolidation.

(a)	Basis of Consolidation and Nature of Operations
The accompanying consolidated financial statements include the accounts of Security Federal Corporation (the “Company”) and its wholly owned subsidiary, Security Federal Bank (the “Bank”) and the Bank’s wholly owned subsidiaries, Security Federal Insurance, Inc. (“SFINS”) and Security Financial Services Corporation (“SFSC”).  Security Federal Corporation has a wholly owned subsidiary, Security Federal Statutory Trust (the “Trust”), which issued and sold fixed and floating rate capital securities of the Trust.  However, under current accounting guidance, the Trust is not consolidated in the financial statements.  The Bank is primarily engaged in the business of accepting savings and demand deposits and originating mortgage loans and other loans to individuals and small businesses for various personal and commercial purposes.  SFINS was formed during fiscal 2002 and began operating during the December 2001 quarter.  SFINS is an insurance agency offering auto, business, health, and home insurance.  SFINS has a wholly owned subsidiary, Collier Jennings Financial Corporation which has as subsidiaries Collier Jennings Inc., The Auto Insurance Store Inc., and Security Federal Premium Pay Plans Inc. Security Federal Premium Pay Plans Inc. has one wholly owned premium finance subsidiary and also has an ownership interest in four other premium finance subsidiaries.

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
The Company provides for loan losses using the allowance method.  Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to the allowance for loan losses.

Additions to the allowance for loan losses are provided by charges to operations based on various factors, which, in management’s judgment, deserve current recognition in estimating possible losses.  Such factors considered by management include the fair value of the underlying collateral, stated guarantees by the borrower (if applicable), the borrower’s ability to repay from other economic resources, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to the outstanding loans, loss experience, delinquency trends, and general economic conditions.  Management evaluates the carrying value of the loans periodically and the allowance is adjusted accordingly.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)           Significant Accounting Policies, Continued

While management uses the best information available to make evaluations, future adjustments may be necessary if economic conditions differ substantially from the assumptions used in making these evaluations.  The allowance for loan losses is subject to periodic evaluations by bank regulatory agencies that may require adjustments to be made to the allowance based upon the information that is available at the time of their examination.

The Company values impaired loans at the loan’s fair value if it is probable that the Company will be unable to collect all amounts due according to the terms of the loan agreement at the present value of expected cash flows, the market price of the loan, if available, or the value of the underlying collateral.  Expected cash flows are required to be discounted at the loan’s effective interest rate.  When the ultimate collectibility of an impaired loan’s principal is in doubt, wholly or partially, all cash receipts are applied to principal.  When this doubt does not exist, cash receipts are applied under the contractual terms of the loan agreement first to interest and then to principal.  Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income to the extent that any interest has been foregone.  Further cash receipts are recorded as recoveries of any amounts previously charged off.

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
Income tax expense or benefit is recognized for the net change during the year in the deferred tax liability or asset.  That amount together with income taxes currently payable is the total amount of income tax expense or benefit for the year.  Deferred taxes are provided for by the differences in financial reporting bases for assets and liabilities compared with their tax bases.  Generally, a current tax liability or asset is established for taxes presently payable or refundable and a deferred tax liability or asset is established for future tax items.  A valuation allowance, if applicable, is established for deferred tax assets that may not be realized.  Tax bad debt reserves in excess of the base year amount (established as taxable years ending March 31, 1988 or later) would create a deferred tax liability.  Deferred income taxes are provided for in differences between the provision for loan losses for financial statement purposes and those allowed for income tax purposes.

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
Advertising and public relations costs are generally expensed as incurred.  External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.  Advertising and public relations costs of $393,000, $404,000, and $542,000 were included in the Company’s results of operations for the years ended March 31, 2011, 2010, and 2009, respectively.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)           Significant Accounting Policies, Continued

The following tables provide a reconciliation of net income to net income available to common shareholders for the periods presented:

	For the Years Ended March 31,
	2011	2010	2009
Earnings available to common shareholders
Net Income	$1,842,913	$1,604,801	$2,453,373
Preferred Stock Dividends	666,453	900,000	252,500
Deemed Dividends On Preferred Stock From Net Accretion of Preferred Stock	18,816	72,544	20,065
Net Income Available To Common Shareholders	$1,157,644	$632,257	$2,180,808

The following table shows the effect of dilutive options and warrants on the Company’s earnings per share for the periods indicated:

	For the Year Ended
	March 31, 2011
	Income	Shares	Per Share Amounts

Basic EPS	$1,157,644	2,684,130	$0.43
Effect of Diluted Securities:
Mandatorily Redeemable Shares	-	78,694	(0.01)
Senior Convertible Debentures	-	-	-
Stock Options & Warrants	-	-	-
Diluted EPS	$1,157,644	2,762,824	$0.42

	For the Year Ended
	March 31, 2010
	Income	Shares	Per Share Amounts

Basic EPS	$632,257	2,460,855	$0.26
Effect of Diluted Securities:
Mandatorily Redeemable Shares	-	66,729	(0.01)
Senior Convertible Debentures	-	-	-
Stock Options & Warrants	-	-	-
Diluted EPS	$632,257	2,527,584	$0.25

	For the Year Ended
	March 31, 2009
	Income	Shares	Per Share Amounts

Basic EPS	$2,180,808	2,501,596	$0.87
Dilutive effect of:
Stock Options And Warrants	-	-	-
Mandatorily Redeemable Shares	-	17,874	-
Diluted EPS	$2,180,808	2,519,470	$0.87

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)           Significant Accounting Policies, Continued

The average market price used in calculating the assumed number of dilutive shares issued for the years ended March 31, 2011, 2010, and 2009 was $10.64, $11.69, and $19.58, respectively. As a result of the average stock price being less than the exercise price of all options and warrants in the years ended March 31, 2011, 2010 and 2009, the options are not dilutive in calculating diluted earnings per share for those years.

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
The following is a summary of recent authoritative pronouncements that could affect accounting, reporting, and disclosure of financial information by the Company:

In July 2010, the Receivables topic of the Accounting Standards Codification (“ASC”) was amended by Accounting Standards Update (“ASU”) 2010-20 to require expanded disclosures related to a company’s allowance for credit losses and the credit quality of its financing receivables. The amendments require the allowance disclosures to be provided on a disaggregated basis.  The Company is required to include these disclosures in their interim and annual financial statements.  See Note 4 included herein.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which significantly changes the regulation of financial institutions and the financial services industry.  The Dodd-Frank Act includes several provisions that will affect how community banks, thrifts, and small bank and thrift holding companies will be regulated in the future.  Among the more significant changes made by the Dodd-Frank Act, effective July 21, 2011 (with a possible delay of up to six months), the Office of Thrift Supervision (“OTS”) will cease to exist as a separate entity and will be merged and become a separate division of the Office of the Comptroller of the Currency, which currently oversees national banks. In addition, beginning in 2011, all financial institution holding companies will be regulated by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). In addition, the provisions of the Dodd-Frank relax rules regarding interstate branching, allow financial institutions to pay interest on business checking accounts, change the scope of federal deposit insurance coverage, and impose new capital requirements on bank and thrift holding companies.  The Dodd-Frank Act also establishes the Bureau of Consumer Financial Protection as an independent entity within the Federal Reserve, which will be given the authority to promulgate consumer protection regulations applicable to all entities offering consumer financial services or products, including banks.  Additionally, the Dodd-Frank Act includes a series of provisions covering mortgage loan origination standards affecting originator compensation, minimum repayment standards, and pre-payments.  Management is actively reviewing the provisions of the Dodd-Frank Act and assessing its probable impact on the Company’s and the Bank’s business, financial condition, and results of operations.

In August 2010, two updates were issued to amend various Securities and Exchange Commission (“SEC”)  rules and schedules pursuant to Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies and based on the issuance of SEC Staff Accounting Bulletin 112.  The amendments related primarily to business combinations and removed references to “minority interest” and added references to “controlling” and “noncontrolling interests(s)”.  The updates were effective upon issuance but had no material impact on the Company’s consolidated financial statements.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)           Significant Accounting Policies, Continued

Disclosures about TDRs required by ASU 2010-20 were deferred by the Financial Accounting Standards Board (“FASB”) in ASU 2011-01 issued in January 2011. In April 2011 FASB issued ASU 2011-02 to assist creditors with their determination of when a restructuring is a TDR.   The determination is based on whether the restructuring constitutes a concession and whether the debtor is experiencing financial difficulties as both events must be present. Disclosures related to TDRs under ASU 2010-20 will be effective for reporting periods beginning after June 15, 2011.

In December 2010, the Intangibles topic of the ASC was amended to modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. Any resulting goodwill impairment should be recorded as a cumulative-effect adjustment to beginning retained earnings upon adoption.  Impairments occurring subsequent to adoption should be included in earnings.  The amendment is effective for the Company beginning January 1, 2011. Early adoption is not permitted.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting authorities are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

 (r)         Risks and Uncertainties
In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory.  There are three main components of economic risk: interest rate risk, credit risk, and market risk.  The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases, than its interest-earning assets.  Credit risk is the risk of default on the Company’s loan portfolio that results from borrowers’ inability or unwillingness to make contractually required payments.  Market risk reflects changes in the value of collateral underlying loans receivable, the valuation of real estate held by the Company, and the valuation of loans held for sale and mortgage-backed securities available for sale.  The Company is subject to the regulations of various government agencies.  These regulations can and do change significantly from period to period.  The Company also undergoes periodic examinations by the bank regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances, and operating restrictions, resulting from the regulators’ judgments based on information available to them at the time of their examination.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(2)      Investment and Mortgage-Backed Securities, Available for Sale

The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of investment and mortgage-backed securities available for sale are as follows:

	March 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value

FHLB Securities	$14,428,778	$125,259	$344,705	$14,209,332
Federal Farm Credit Securities	1,997,097	9,503	-	2,006,600
Federal National Mortgage Association (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”) Bonds	11,959,119	-	298,129	11,660,990
Small Business Administration (“SBA”) Bonds	64,382,588	599,679	272,435	64,709,832
Taxable Municipal Bond	4,556,812	12,039	97,201	4,471,650
Tax Exempt Municipal Bonds	2,027,172	7,771	-	2,034,943
Mortgage-Backed Securities	233,933,275	6,681,694	534,276	240,080,693
Equity Securities	102,938	-	24,188	78,750
	$333,387,779	$7,435,945	$1,570,934	$339,252,790

	March 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value

FHLB Securities	$9,209,585	$204,066	$43,750	$9,369,901
Federal Farm Credit Securities	4,173,462	40,079	4,869	4,208,672
FNMA and FHLMC Bonds	5,993,806	-	30,536	5,963,270
SBA Bonds	36,955,783	313,976	83,698	37,186,061
Taxable Municipal Bond	3,192,950	32,976	-	3,225,926
Mortgage-Backed Securities	225,202,917	7,396,067	363,925	232,235,059
Equity Securities	102,938	-	30,788	72,150
	$284,831,441	$7,987,164	$557,566	$292,261,039

FHLB securities, Federal Farm Credit securities, FNMA bonds, and FNMA and FHLMC mortgage-backed securities are issued by government-sponsored enterprises (“GSEs”).  GSEs are not backed by the full faith and credit of the United States government.  SBA bonds are backed by the full faith and credit of the United States government. Included in the tables above and below in mortgage-backed securities are GNMA mortgage-backed securities, which are also backed by the full faith and credit of the United States government.  At March 31, 2011 and 2010, the Bank held an amortized cost and fair value of $145.1 million and $148.5 million, respectively, and $129.1 million and $132.4 million, respectively, in GNMA mortgage-backed securities included in mortgage-backed securities listed above. All mortgage-backed securities above are either GSEs or GNMA mortgage-backed securities. The balance does not include any private label mortgage-backed securities.

The amortized cost and fair value of investment and mortgage-backed securities available for sale at March 31, 2011 are shown below by contractual maturity.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(2)      Investment and Mortgage-Backed Securities, Available for Sale, Continued

Expected maturities will differ from contractual maturities because borrowers have the right to prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value

Less Than One Year	$1,185,271	$1,220,810
One – Five Years	8,470,565	8,536,060
Five – Ten Years	43,968,101	43,847,166
After Ten Years	45,830,567	45,568,061
Mortgage-Backed Securities	233,933,275	240,080,693
	$333,387,779	$339,252,790

At March 31, 2011 and 2010, the amortized cost and fair value of investment and mortgage-backed securities available for sale pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $131.4 million and $138.0 million, and $187.8 million and $194.2 million, respectively.

The Bank received approximately $65.0 million, $58.2 million and $10.1 million, respectively, in proceeds from sales of available for sale securities during the years ended March 31, 2011, 2010, and 2009. As a result, the Bank recognized approximately $1.5 million in gross gains and no gross losses for the year ended March 31, 2011, $1.2 million in gross gains and no gross losses for the year ended March 31, 2010 and $149,000 in gross gains and $22,000 in gross losses for the year ended March 31, 2009.

The following tables show gross unrealized losses and fair value, aggregated by investment category, and length of time that individual available for sale securities have been in a continuous unrealized loss position for the periods indicated.

March 31, 2011	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
FHLB Securities	$11,316,397	$344,705	$-	$-	$11,316,397	$344,705
FNMA and FHLMC Bonds	11,660,990	298,129	-	-	11,660,990	298,129
SBA Bonds	22,878,098	272,435	-	-	22,878,098	272,435
Taxable Municipal Bond	2,452,620	97,201			2,452,620	97,201
Mortgage-Backed Securities	49,991,656	534,276	-	-	49,991,656	534,276
Equity Securities	-	-	78,750	24,188	78,750	24,188
	$98,299,761	$1,546,746	$78,750	$24,188	$98,378,511	$1,570,934

March 31, 2010	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
FHLB Securities	$2,956,250	$43,750	$-	$-	$2,956,250	$43,750
Federal Farm Credit Securities	1,037,500	4,869	-	-	1,037,500	4,869
Mortgage-Backed Securities	36,866,308	363,925	-	-	36,866,308	363,925
FNMA and FHLMC Bonds	4,963,270	30,536	-	-	4,963,270	30,536
SBA Bonds	10,464,706	83,698	-	-	10,464,706	83,698
Equity Securities	-	-	72,150	30,788	72,150	30,788
	$56,288,034	$526,778	$72,150	$30,788	$56,360,184	$557,566

Securities classified as available-for-sale are recorded at fair market value.  At March 31, 2011, 1.5% of the unrealized losses, or one individual security, consisted of securities in a continuous loss position for 12 months or more.  At March 31, 2010, approximately 5.5% of the unrealized losses, or one individual security, consisted of securities in a continuous loss position for 12 months or more. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature.  The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and is not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary. The Company reviews its investment securities portfolio at least quarterly and more frequently when economic conditions warrant, assessing whether there is any indication of other-than-temporary impairment (“OTTI”). Factors considered in the review include estimated future cash flows, length of time and extent to which market value has been less than cost, the financial condition and near term prospects of the issuer, and our intent and ability to retain the security to allow for an anticipated recovery in market value.

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

(3)       Investment and Mortgage-Backed Securities, Held to Maturity

The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of investment and mortgage-backed securities held to maturity are as follows:

	March 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

FHLB Securities	$10,040,055	$297,670	$694	$10,337,031
SBA Bonds	3,856,483	242,167	-	4,098,650
Mortgage-Backed Securities	19,113,587	418,657	-	19,532,244
Equity Securities	155,000	-	-	155,000
	$33,165,125	$958,494	$694	$34,122,925

	March 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

FHLB Securities	$4,000,000	$284,070	$-	$4,284,070
SBA Bonds	4,481,515	262,584	-	4,744,099
Mortgage-Backed Securities	10,148,865	522,072	-	10,670,937
Equity Securities	155,000	-	-	155,000
	$18,785,380	$1,068,726	$-	$19,854,106

FHLB securities, FNMA and FHLMC mortgage-backed securities are issued by GSEs.  GSEs are not backed by the full faith and credit of the United States government.  SBA bonds are backed by the full faith and credit of the United States government. Included in the tables above and below in mortgage-backed securities are GNMA mortgage-backed securities, which are also backed by the full faith and credit of the United States government.  At March 31, 2011 and 2010, the Bank held an amortized cost and fair value of $16.5 million and $16.8 million, respectively, and $5.6 million and $5.9 million, respectively, in GNMA mortgage-backed securities included in mortgage-backed securities listed above. All mortgage-backed securities above are either GSEs or GNMA mortgage-backed securities. The balance does not include any private label mortgage-backed securities.

The amortized cost and fair value of investment and mortgage-backed securities held to maturity at March 31, 2011, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities resulting from call features on certain investments.

	Amortized Cost	Fair Value

Less Than One Year	$-	$-
One – Five Years	6,979,674	7,295,577
Over Five – Ten Years	3,047,334	3,058,760
More Than Ten Years	4,024,530	4,236,344
Mortgage-Backed Securities	19,113,587	19,532,244
	$33,165,125	$34,122,925

At March 31, 2011 and 2010, the amortized cost and fair value of investment and mortgage-backed securities held to maturity pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $9.4 million and $9.9 million and $15.7 million and $16.6 million, respectively.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(3)       Investment and Mortgage-Backed Securities, Held to Maturity, Continued

The Company had only one held to maturity security that was in an unrealized loss position at March 31, 2011. The fair value of this FHLB security was $1.0 million and the unrealized loss was $1,000. The security had been in an unrealized loss position for less than 12 months. The Company did not have any securities in an unrealized loss position at March 31, 2010. The Company’s held-to-maturity portfolio is recorded at amortized cost.  The Company has the ability and intends to hold these securities to maturity. There were no sales of securities held to maturity during the years ended March 31, 2011, 2010 or 2009.

(4)      Loans Receivable, Net

Loans receivable, net, at March 31 consisted of the following:
	2011	2010

Residential Real Estate Loans	$111,028,021	$118,256,972
Consumer Loans	64,862,668	68,526,203
Commercial Business	13,529,957	17,813,383
Commercial Real Estate	306,955,623	378,719,217
Loans Held For Sale	5,166,234	3,161,463
	501,542,503	586,477,238
Less:
Allowance For Loan Losses	12,501,800	12,307,394
Loans In Process	4,580,059	5,619,822
Deferred Loan Fees	(9,972)	151,187
	17,071,887	18,078,403
Total Loans Receivable, Net	$484,470,616	$568,398,835

Changes in the allowance for loan losses for the years ended March 31 are summarized as follows:

	2011	2010	2009

Balance At Beginning Of Year	$12,307,394	$10,181,599	$8,066,762
Provision For Loan Losses	7,800,000	8,155,000	2,825,000
Charge Offs	(8,116,667)	(6,067,509)	(745,275)
Recoveries	511,073	38,304	35,112
Total Allowance For Loan Losses	$12,501,800	$12,307,394	$10,181,599

The Company uses a risk based approach based on the following credit quality measures when analyzing the loan portfolio: pass, watch, special mention, and substandard. These indicators are used to rate the credit quality of loans for the purposes of determining the Company’s allowance for loan losses. Pass loans are loans that are performing and are deemed adequately protected by the net worth of the borrower or the underlying collateral value. These loans are considered the least risky in terms of determining the allowance for loan losses. Substandard loans are considered the most risky category. These loans typically have an identified weakness or weaknesses and are inadequately protected by the net worth of the borrower or collateral value. All loans 60 days or more past due are automatically classified in this category. The other two categories fall in between these two grades. The following table lists the loan grades used by the Company as credit quality indicators and the balance in each category at March 31, 2011, excluding loans held for sale.

	Credit Quality Measures
	Pass	Watch	Special Mention	Substandard	Total Loans
Residential Real Estate	$104,826,411	$433,710	$379,036	$5,388,864	$111,028,021
Consumer	61,425,853	97,706	9,180	3,329,929	64,862,668
Commercial Business	12,059,761	6,285	-	1,463,911	13,529,957
Commercial Real Estate	230,031,130	10,786,846	30,462,062	35,675,585	306,955,623
Total	$408,343,155	$11,324,547	$30,850,278	$45,858,289	$496,376,269

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)      Loans Receivable, Net, Continued

The following table presents an age analysis of past due balances by category at March 31, 2011.

	30-59 Days Past Due	60-89 Days Past Due	90 Day or More Past Due	Total Past Due	Current	Total Loans Receivable
Residential Real Estate	$1,799,800	$-	$1,809,881	$3,609,681	$107,418,340	$111,028,021
Consumer	2,673,973	196,958	1,194,171	4,065,102	60,797,566	64,862,668
Commercial Business	93,579	133,399	171,901	398,879	13,131,078	13,529,957
Commercial Real Estate	19,441,992	2,708,373	9,337,385	31,487,750	275,467,873	306,955,623
Total	$24,009,344	$3,038,730	$12,513,338	$39,561,412	$456,814,857	$496,376,269

At March 31, 2011, the Company did not have any loans that were 90 days or more past due and still accruing interest. Our strategy is to work with our borrowers to reach acceptable payment plans while protecting our interests in the existing collateral.  In the event an acceptable arrangement cannot be reached, we may have to acquire these properties through foreclosure or other means and subsequently sell, develop, or liquidate them. The following table shows non-accrual loans by category at March 31, 2011 compared to March 31, 2010.

	At March 31, 2011		At March 31, 2010		$	%
	Amount	Percent (1)	Amount	Percent (1)	Increase (Decrease)	Increase (Decrease)
Non-accrual loans:
Residential real estate	$1,809,881	0.4%	$4,344,060	0.8%	$(2,534,179)	(58.3)%
Commercial business	171,901	-	699,182	0.1	(527,281)	(75.4)
Commercial real estate	9,337,385	1.9	25,479,420	4.4	(16,142,035)	(63.4)
Consumer	1,194,171	0.2	703,288	0.1	490,883	69.8
Total non-accural loans	$12,513,338	2.5%	$31,225,950	5.4%	$(18,712,612)	(59.9)%

(1) Percent of gross loans receivable, net of deferred fees and loans in process and loans held for sale

The following table presents information related to impaired loans evaluated individually for impairment and collectively evaluated for impairment in the allowance for loan losses.

	Allowance For Loan Losses
March 31, 2011	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$-	$1,702,864	$1,702,864
Consumer	41,100	1,080,955	1,122,055
Commercial Business	240,648	683,501	924,149
Commercial Real Estate	490,728	8,262,004	8,752,732
Total	$772,476	$11,729,324	$12,501,800

	Loans Receivable
March 31, 2011	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$2,278,966	$108,749,055	$111,028,021
Consumer	1,436,829	63,425,839	64,862,668
Commercial Business	770,011	12,759,946	13,529,957
Commercial Real Estate	28,811,862	278,143,761	306,955,623
Total	$33,297,668	$463,078,601	$496,376,269

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)      Loans Receivable, Net, Continued

Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired management measures impairment and records the loan at fair value. Fair value is estimated using one of the following methods: fair value of the collateral less estimated costs to sale, discounted cash flows, or market value of the loan based on similar debt. The fair value of the collateral less estimated costs to sell is the most frequently used method. Typically, the Company reviews the most recent appraisal and if it is over 24 months old will request a new third party appraisal. Depending on the particular circumstances surrounding the loan, including the location of the collateral, the date of the most recent appraisal and the value of the collateral relative to the recorded investment in the loan, management may order an independent appraisal immediately or, in some instances, may elect to perform an internal analysis.

The average balance of impaired loans was $37.2 million for year ended March 31, 2011 compared to $33.6 million in the prior year. The following table is a summary of information related to impaired loans as of March 31, 2011.

Impaired Loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Residential Real Estate	$2,278,966	$2,683,966	$-	$1,458,882	$51,267
Consumer Loans	1,376,161	1,583,160	-	729,889	56,764
Commercial Business	499,481	499,481	-	327,785	14,790
Commercial Real Estate	26,387,167	27,948,568	-	30,244,873	1,361,177

With an allowance recorded:
Residential Real Estate	-	-	-	41,879	-
Consumer Loans	60,668	60,668	41,100	124,089	-
Commercial Business	270,530	270,530	240,648	207,073	4,833
Commercial Real Estate	2,424,695	2,614,695	490,728	4,018,967	44,337

Total
Residential Real Estate	2,278,966	2,683,966	-	1,500,761	51,267
Consumer Loans	1,436,829	1,643,828	41,100	853,978	56,764
Commercial Business	770,011	770,011	240,648	534,858	19,623
Commercial Real Estate	28,811,862	30,563,263	490,728	34,263,840	1,405,514

The following table presents the loans individually evaluated and considered impaired at March 31. Impairment includes performing troubled debt restructurings.

	2011	2010

Total Loans Considered Impaired At Year End	$33,297,668	$35,298,754
Impaired Loans For Which There Is A Related Specific Reserve For Loan Loss:
Outstanding Loan Balance	$2,755,893	$10,885,245
Related Specific Reserve	$772,476	$2,015,000
Impaired Loans With No Related Specific Reserve	$30,541,775	$24,413,509
Average Impaired Loans	$37,153,438	$33,633,408

TDRs included in impaired loans at March 31, 2011 and 2010 amounted to $12.2 million and $336,000, respectively. Interest earned during fiscal 2011, 2010 and 2009 on these loans amounted to $649,348, $105,677 and $34,031, respectively.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(5)       Premises and Equipment, Net

Premises and equipment, net, at March 31 are summarized as follows:
	2011	2010

Land	$5,471,503	$5,471,503
Buildings And Improvements	17,592,015	17,277,914
Furniture And Equipment	10,756,795	10,313,133
Construction In Progress	97,463	286,842
	33,917,776	33,349,392
Less Accumulated Depreciation	(14,117,160)	(12,628,908)

Total Premises And Equipment, Net	$19,800,616	$20,720,484

Depreciation expense for the years ended March 31, 2011, 2010, and 2009 was $1.5 million, $1.6 million, and $1.5 million, respectively. The Bank has entered into non-cancelable operating leases related to buildings and land.  At March 31, 2011, future minimum payments under non-cancelable operating leases with initial or remaining terms of one year or more are as follows (by fiscal year):

2012	$404,213
2013	404,451
2014	411,463
2015	411,463
2016	324,487
Thereafter	1,563,869
$3,519,946

Total rental expense amounted to $434,000, $434,000, and $441,000 for the years ended March 31, 2011, 2010 and 2009, respectively.  Four lease agreements with monthly expenses of $6,179, $800, $7,792, and $8,250 have multiple renewal options totaling 30, 10, 45, and 20 years, respectively.

(6)       Intangible Assets and Goodwill

Intangible assets and goodwill are the result of the Collier Jennings acquisition in July 2006.  Changes in intangible assets and goodwill for the years ended March 31 consisted of the following:

	2011	2010

Customer List
Balance At Beginning Of Year	$178,246	$241,246
Amortization	50,000	50,000
Write Down Due To Sale of South Augusta Office Location	-	13,000
Balance At End Of Year	128,246	178,246
Employment Contracts
Balance At Beginning Of Year	71,254	111,254
Amortization	40,000	40,000
Balance At End Of Year	31,254	71,254
Total Intangibles	159,500	249,500
Goodwill	1,199,754	1,199,754
Total	$1,359,254	$1,449,254

In accordance with accounting guidance, the Company evaluates its goodwill on an annual basis. The evaluations were performed as of September 30, 2010 and September 30, 2009 for fiscal years ended March 31, 2011 and March 31, 2010, respectively. At the time of the evaluations the Company determined that no impairment existed. Therefore, there was no amortization of goodwill for the years ended March 31, 2011 and 2010. Amortization of the intangibles is scheduled to be as follows for each fiscal year as indicated:

2012	$90,000
2013	69,500
$159,500

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(7)       FHLB Stock

Every federally insured savings institution is required to invest in FHLB stock.  No readily available market exists for this stock and it has no quoted fair value.  However, because redemption of this stock has historically been at par, it is carried at cost.

The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to a membership component, which is 0.15% of total assets at December 31, 2010 and 2009 plus a transaction component which equals 4.5% of outstanding advances (borrowings) from the FHLB of Atlanta.  The Bank is in compliance with this requirement with an investment in FHLB of Atlanta stock of $11.3 million and $12.6 million as of March 31, 2011 and 2010, respectively.

(8)       Repossessed Assets Acquired In Settlement Of Loans

The Bank owned $14.4 million and $10.8 million in repossessed assets acquired in settlement of loans at March 31, 2011 and 2010, respectively. Transactions in repossessed assets for the years ended March 31, 2011 and 2010 are summarized below:

	March 31,
	2011	2010
Balance, beginning of year	$10,773,050	$1,985,172
Additions	15,581,977	10,573,654
Capital Improvements	549,458	-
Sales	(11,061,070)	(1,281,196)
Write Downs	(1,409,562)	(504,580)
Balance, end of year	$14,433,853	$10,773,050

(9)       Deposits

Deposits outstanding by type of account are summarized as follows:

	At March 31, 2011			At March 31, 2010
		Weighted Rate	Interest Rate Range	Amount	Weighted Rate	Interest Rate Range
Checking Accounts	$117,077,343	0.09%	0.00-0.60%	$109,086,367	0.20%	0.00-1.04%
Money Market Accts.	194,560,099	0.85%	0.30-0.90%	173,904,664	1.28%	0.00-1.39%
Statement Savings Accounts	20,582,505	0.24%	0.00-0.30%	18,991,543	0.39%	0.00-0.50%
Total	332,219,947	0.54%	0.00-0.60%	301,982,574	0.83%	0.00-1.39%

Certificate Accounts:
0.00 – 1.99%	239,078,153			118,796,507
2.00 – 2.99%	107,386,573			255,352,355
3.00 – 3.99%	3,307,422			4,571,860
4.00 – 4.99%	5,272,507			8,818,487
5.00 – 5.99%	3,092,512			4,730,654
Total	358,137,167	1.71%	0.15-5.50%	392,269,863	2.15%	0.15-5.50%
Total Deposits	$690,357,114	1.15%	0.00-5.50%	$694,252,437	1.58%	0.00-5.50%

Included in the certificate accounts above at March 31, 2011 and 2010 were $39.7 million and $34.4 million, respectively, in brokered deposits with a weighted average interest rate of 2.18% and 2.07%, respectively. Of the brokered deposits at March 31, 2011, $12.5 million mature within one year.

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $172.2 million and $195.9 million at March 31, 2011 and 2010, respectively.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(9)       Deposits, Continued

The amounts and scheduled maturities of all certificates of deposit at March 31 are as follows:

	March 31,
	2011	2010

Within 1 Year	$243,178,999	$309,313,273
After 1 Year, Within 2 Years	70,524,910	47,747,609
After 2 Years, Within 3 Years	10,601,023	18,670,608
After 3 Years, Within 4 Years	15,014,756	6,965,710
After 4 Years, Within 5 Years	18,817,479	9,572,663
Thereafter	-	-
	$358,137,167	$392,269,863

At March 31, 2011 and 2010, the Bank has $34,000 and $104,000, respectively, in overdrafts that were reclassified to loans.

(10)    Advances From Federal Home Loan Bank (FHLB) And Other Borrowings

Advances from the FHLB at March 31 are summarized by year of maturity and weighted average interest rate below:

	2011		2010
Year Ending March 31	Amount	Weighted Rate	Amount	Weighted Rate
2011	$-	-	$31,100,000	2.54%
2012	24,950,000	2.22%	34,700,000	3.66%
2013	10,000,000	4.76%	10,000,000	4.76%
2014	30,000,000	3.45%	20,000,000	3.84%
2015	20,286,338	3.01%	15,303,882	3.44%
2016	20,000,000	4.12%	20,000,000	4.12%
Thereafter	32,900,000	4.36%	32,900,000	4.36%
	$138,136,338	3.57%	$164,003,882	3.71%

These advances are secured by a blanket collateral agreement with the FHLB by pledging the Bank’s portfolio of residential first mortgage loans and investment securities with an amortized cost and fair value of $168.2 million and $172.9 million, respectively, at March 31, 2011 and $130.8 million and $136.0 million, respectively, at March 31, 2010. Advances are subject to prepayment penalties.

The following tables show callable FHLB advances as of the dates indicated.  These advances are also included in the above table.  All callable advances are callable at the option of the FHLB.  If an advance is called, the Bank has the option to payoff the advance without penalty, re-borrow funds on different terms, or convert the advance to a three-month floating rate advance tied to LIBOR.

As of March 31, 2011
Borrow Date	Maturity Date	Amount	Int. Rate	Type	Call Dates

11/23/05	11/23/15	$5,000,000	3.933%	Multi-Call	05/23/08 and quarterly thereafter
06/02/06	06/02/16	5,000,000	5.160%	1 Time Call	06/02/11
07/11/06	07/11/16	5,000,000	4.800%	Multi-Call	07/11/08 and quarterly thereafter
11/29/06	11/29/16	5,000,000	4.025%	Multi-Call	05/29/08 and quarterly thereafter
01/19/07	07/21/14	5,000,000	4.885%	1 Time Call	07/21/11
03/09/07	03/09/12	4,700,000	4.286%	Multi-Call	06/09/10 and quarterly thereafter
05/24/07	05/24/17	7,900,000	4.375%	Multi-Call	05/27/08 and quarterly thereafter
07/25/07	07/25/17	5,000,000	4.396%	Multi-Call	07/25/08 and quarterly thereafter
11/16/07	11/16/11	5,000,000	3.745%	Multi-Call	11/17/08 and quarterly thereafter
08/28/08	08/28/13	5,000,000	3.113%	Multi-Call	08/30/10 and quarterly thereafter
08/28/08	08/28/18	5,000,000	3.385%	1 Time Call	08/29/11

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(10)         Advances From Federal Home Loan Bank (FHLB) And Other Borrowings, Continued

As of March 31, 2010
Borrow Date	Maturity Date	Amount		Int. Rate	Type	Call Dates

06/24/05	06/24/15	$5,000,000	3	3.710%	1 Time Call	06/24/10
11/23/05	11/23/15	5,000,000		3.933%	Multi-Call	05/25/08 and quarterly thereafter
01/12/06	01/12/16	5,000,000		4.450%	1 Time Call	01/12/11
06/02/06	06/02/16	5,000,000		5.160%	1 Time Call	06/02/11
07/11/06	07/11/16	5,000,000		4.800%	Multi-Call	07/11/08 and quarterly thereafter
11/29/06	11/29/16	5,000,000		4.025%	Multi-Call	05/29/08 and quarterly thereafter
01/19/07	07/21/14	5,000,000		4.885%	1 Time Call	07/21/11
03/09/07	03/09/12	4,700,000		4.286%	Multi-Call	06/09/10 and quarterly thereafter
05/24/07	05/24/17	7,900,000		4.375%	Multi-Call	05/27/08 and quarterly thereafter
07/25/07	07/25/17	5,000,000		4.396%	Multi-Call	07/25/08 and quarterly thereafter
11/16/07	11/16/11	5,000,000		3.745%	Multi-Call	11/17/08 and quarterly thereafter
08/28/08	08/28/13	5,000,000		3.113%	Multi-Call	08/30/10 and quarterly thereafter
08/28/08	08/28/18	5,000,000		3.385%	1 Time Call	08/29/11

At March 31, 2011 and 2010, the Bank had $140.9 million and $124.1 million in additional borrowing capacity, respectively, at the FHLB.

The Bank had $11.2 million and $12.1 million in other borrowings at March 31, 2011 and 2010, respectively.  These borrowings consist of short-term repurchase agreements with certain commercial demand deposit customers for sweep accounts. The repurchase agreements typically mature within one to three days and the interest rate paid on these borrowings floats monthly with money market type rates. At March 31, 2011 and 2010 the interest rate paid on the repurchase agreements was 0.40% and 0.80%, respectively. The maximum amount outstanding at any one month end during the year ended March 31, 2011 was $12.3 million compared to $12.5 million in 2010. The Bank had pledged as collateral for these repurchase agreements investment and mortgage-backed securities with amortized costs and fair values of $22.7 million and $23.7 million, respectively, at March 31, 2011 and $20.6 million and $21.3 million, respectively, at March 31, 2010.

 (11)    Junior Subordinated Debentures

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

The Capital Securities accrue and pay distributions annually at a rate per annum equal to a blended rate of 4.45% at March 31, 2011.  One-half of the Capital Securities issued in the transaction has a fixed rate of 6.88% and the remaining half has a floating rate of three-month LIBOR plus 170 basis points, which was 2.01% at March 31, 2011. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears. The Company has the right, subject to events of default, to defer payments of interest on the Capital Securities for a period not to exceed 20 consecutive quarterly periods, provided that no extension period may extend beyond the maturity date of December 15, 2036. The Company has no current intention to exercise its right to defer payments of interest on the Capital Securities.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(12)    Mandatorily Redeemable Financial Instrument

On June 30, 2006, the Company recorded a $1.4 million mandatorily redeemable financial instrument as a result of the acquisition of the Collier-Jennings Companies. The shareholder of Collier-Jennings Companies received cash and was issued stock in the Company to settle the acquisition.  The shares were released to the shareholder of Collier-Jennings Companies over a three-year period.  The stock is mandatorily redeemable at the option of the shareholder of Collier-Jennings Companies in cumulative increments of 20% per year for a five-year period at the greater of $26 per share or one and one-half times the book value per common share of the Company’s stock.

The mandatorily redeemable financial instrument is carried at fair value. At March 31, 2011 and 2010, the fair value was $1.5 million and $1.7 million, respectively, based on the Company’s book value per common share. The Company recorded a valuation gain of $196,000 during the year ended March 31, 2011 compared to a valuation expense of $63,000 during the year ended March 31, 2010 to properly reflect the fair value of the instrument.

On April 11, 2011, the Company eliminated the mandatorily redeemable shares of the Company’s common stock as a result of an investor’s purchase of these shares in a private transaction.  In connection with the purchase of these shares, the redemption feature was eliminated.  As a result, the Company no longer has the liability related to these shares on its balance sheet and the Company’s capital increased by $1.5 million subsequent to March 31, 2011.

(13)	Senior Convertible Debentures

Effective December 1, 2009, the Company issued $6.1 million in convertible senior debentures. The debentures will mature on December 1, 2029 and accrue interest at the rate of 8.0% per annum until maturity or earlier redemption or repayment. Interest on the debentures is payable on June 1 and December 1 of each year, and commenced June 1, 2010. The debentures are convertible into the Company’s common stock at a conversion price of $20 per share at the option of the holder at any time prior to maturity.

The debentures are redeemable, in whole or in part, at the option of the Company at any time on or after December 1, 2019, at a price equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest to, but excluding, the date of redemption. The debentures are unsecured general obligations of the Company ranking equal in right of payment to all of our present and future unsecured indebtedness that is not expressly subordinated.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(14)     Income Taxes

Income tax expense is comprised of the following:

	For the Years Ended March 31,
	2011	2010	2009
Current:
Federal	$1,755,393	$1,879,069	$1,613,555
State	336,011	320,729	359,275
Total Current Tax Expense	2,091,404	2,199,798	1,972,830
Deferred:
Federal	(1,025,678)	(1,030,802)	(589,881)
State	(107,593)	(108,791)	(118,532)
Total Deferred Tax Expense	(1,133,271)	(1,139,593)	(708,413)
Total Income Tax Expense	$958,133	$1,060,205	$1,264,417

The Company's income taxes differ from those computed at the statutory federal income tax rate, as follows:

	For the Years Ended March 31,
	2011	2010	2009
Tax At Statutory Income Tax Rate	$952,356	$906,102	$1,264,049
State Tax And Other	(23,555)	124,896	(27,680)
Valuation Allowance	29,332	29,207	28,048
Total Income Tax Expense	$958,133	$1,060,205	$1,264,417

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

	At March 31,
	2011	2010
Deferred Tax Assets:
Deferred Compensation	$479,864	$372,663
Provision For Loan Losses	4,730,250	4,671,808
Other Real Estate Owned	915,742	189,979
Net Fees Deferred For Financial Reporting	149,942	154,841
Non-accrual Interest	573,071	342,434
Net Operating Losses	205,192	175,860
Other	94,494	117,590
Total Gross Deferred Tax Assets	7,148,555	6,025,175
Less: Valuation Allowance	205,192	175,860
Net Deferred Tax Assets	6,943,363	5,849,315
Deferred Tax Liabilities:
FHLB Stock Basis Over Tax Basis	126,565	126,565
Depreciation	612,383	588,685
Other	103,614	132,966
Intangibles	59,494	93,063
Unrealized Gain on Securities Available for Sale	2,235,538	2,831,963
Total Gross Deferred Tax Liability	3,137,594	3,773,242
Net Deferred Tax Asset	$3,805,769	$2,076,073

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of March 31, 2011, management has determined that it is more likely than not that the total deferred tax asset will be realized except for the deferred tax asset associated with State net operating loss carryforwards, and, accordingly, has established a valuation allowance only for this item. Net deferred tax assets are included in other assets at March 31, 2011 and 2010. The Company has state net operating losses of $6.2 million and $5.3 million for the years ended March 31, 2011 and 2010, respectively.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(15)     Regulatory Matters

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

As of March 31, 2011 and 2010, the Bank was categorized as “well capitalized” under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank had to maintain total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage ratios at 10%, 6%, and 5%, respectively.  There are no conditions or events that management believes have changed the Bank’s classification.

The Bank’s regulatory capital amounts and ratios are as follows as of the dates indicated:

	Actual		For Capital Adequacy		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
March 31, 2011
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$76,399	15.4%	$19,900	4.0%	$29,850	6.0%
Total Risk-Based Capital (To Risk Weighted Assets)	82,618	16.6%	39,801	8.0%	49,751	10.0%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	76,399	8.3%	37,060	4.0%	46,325	5.0%
Tangible Capital (To Tangible Assets)	76,399	8.3%	18,530	2.0%	46,325	5.0%

March 31, 2010
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$70,280	12.1%	$23,274	4.0%	$34,911	6.0%
Total Risk-Based Capital (To Risk Weighted Assets)	77,576	13.3%	46,548	8.0%	58,185	10.0%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	70,280	7.4%	37,987	4.0%	47,484	5.0%
Tangible Capital (To Tangible Assets)	70,280	7.4%	18,993	2.0%	47,484	5.0%

The payment of dividends by the Company depends primarily on the ability of the Bank to pay dividends to the Company.  The payment of dividends by the Bank to the Company is subject to substantial restrictions and would require prior notice to the OTS.

(16)     Employee Benefit Plans

The Company is participating in a multiple employer defined contribution employee benefit plan covering substantially all employees with six months or more of service.  The Company matches a portion of the employees’ contributions and the plan has a discretionary profit sharing provision.  The total employer contributions were $221,000, $217,000, and $198,000 for the years ended March 31, 2011, 2010, and 2009, respectively.

The Company has an Employee Stock Purchase Plan (“ESPP”).  The ESPP allows employees of the Company to purchase stock quarterly through a payroll deduction at a discount calculated as 15% of the market value with a floor equal to the Company’s book value.  The ESPP, which was approved by stockholders in July 2005, became effective in January 2007.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(16)     Employee Benefit Plans, Continued

Participation in the ESPP is voluntary.  Employees are limited to investing $25,000 or 5% of their annual salary, whichever is lower, during the year.  During the year ended March 31, 2011, there were no employee stock purchases within the plan.

Certain officers of the Company participate in a supplemental retirement plan.  These benefits are not qualified under the Internal Revenue Code and they are not funded.  During the years ended March 31, 2011, 2010 and 2009, the Company incurred expenses of $282,000, $304,000 and $287,000, respectively, for this plan.

Certain officers and directors of the Company participate in incentive and non-qualified stock option plans. Prior to fiscal 2010, the Company had three stock option plans that together authorized the Company to grant 150,000 options. In 2008, the 2008 Equity Incentive Plan was approved by stockholders and implemented by the Company with the intention of replacing the previous three option plans. No additional options are to be granted under the old plans and forfeitures under the old plans are not added to the new plan as available options, however all existing options outstanding under these plans remain in effect. The 2008 Equity Incentive Plan provides for the grant of non-qualified and incentive stock options, stock appreciation rights (“SARS”), and restricted stock awards. Under the 2008 Stock Option Plan, 50,000 shares are reserved for the issuance of stock options and stock appreciation rights in addition to 50,000 shares subject to restricted stock awards. The plan is administered by a Committee appointed by the Board of Directors. The Committee determines the specific employees, amount and type of any awards granted. At March 31, 2011 and 2010, there were 50,000 shares available for issuance under this plan.

Options under all plans are granted at exercise prices not less than the fair value of the Company’s common stock on the date of the grant.  The following is a summary of the activity under the Company’s incentive and non-qualified stock option plans for the years ended March 31, 2011, 2010, and 2009:

	2011		2010		2009
	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price
Balance, Beginning of Year	90,900	$22.57	100,500	$22.01	$111,100	$21.55
Options Granted	-	-	-	-	4,500	22.91
Options Exercised	-	-	-	-	6,000	16.67
Options Forfeited	9,500	23.09	9,600	16.67	9,100	20.32
Balance, March 31	81,400	$22.51	90,900	$22.57	100,500	$22.01

Total Intrinsic Value Of Options Exercised During The Year	-		-		$21,030
Weighted-Average Fair Value Of Options Granted During The Year	-		-		$5.54
Options Exercisable	49,900	$21.91	50,400	$21.93	60,000	$21.09
Weighted- Average Remaining Life Of Exercisable Options	3.4 years		4.4 years		4.6 years
Options Available For Grant	50,000		50,000		50,000

No additional stock options vested during the years ended March 31, 2011, 2010, and 2009. The aggregate intrinsic value of the stock options outstanding and exercisable at March 31, 2011, 2010 and 2009 amounted to $0 for all periods. Total compensation expense related to stock options was $34,000, $33,000, and $33,000 for the periods ended March 31, 2011, 2010 and 2009, respectively.  As of March 31, 2011, there was $178,000 of total unrecognized compensation cost related to non-vested stock options.  The cost is expected to be recognized over a weighted average period of five years.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(16)     Employee Benefit Plans, Continued

The following table summarizes the stock-based awards granted by the Company, the fair market value of each award granted as estimated on the date of grant using the Black-Scholes option-pricing model, and the weighted average assumptions used for such grants for the periods indicated:

	For Awards Granted During The Year Ended March 31,
	2011	2010	2009
Awards Granted	-	-	4,500
Dividend Yield	-	-	1.77%
Weighted Average Expected Volatility	-	-	17.89%
Risk-free Interest Rate	-	-	3.77%
Expected Life	-	-	9.00

At March 31, 2011, the Company had the following options outstanding:

Grant Date	Outstanding Options	Option Price	Expiration Date

09/01/03	2,400	$24.00	08/31/13

12/01/03	3,000	$23.65	11/30/13

01/01/04	5,000	$24.22	12/31/13

03/08/04	13,000	$21.43	03/08/14

06/07/04	2,000	$24.00	06/07/14

01/01/05	20,500	$20.55	12/31/14

01/01/06	4,000	$23.91	01/01/16

08/24/06	5,000	$23.03	08/24/16

05/24/07	2,000	$24.34	05/24/17

07/09/07	1,000	$24.61	07/09/17

10/01/07	2,000	$24.28	10/01/17

01/01/08	17,000	$23.49	01/01/18

05/19/08	2,500	$22.91	05/19/18

07/01/08	2,000	$22.91	07/01/18

All options granted prior to March 31, 2006 are 100% vested. Options granted after March 31, 2006 generally vest 20% per year every year beginning in the sixth year after the grant date.  Those options granted after March 31, 2006 may be exercised as they vest in years six through ten, or until the end of year ten after the grant date.

(17)     Stock Warrants

In conjunction with its participation in the U.S. Treasury’s (“Treasury”) Capital Purchase Program in 2008, the Company sold a warrant to the Treasury to purchase 137,966 shares of the Company’s common stock. The warrant has a 10-year term and was immediately exercisable upon issuance. At March 31, 2011, the warrant was anti-dilutive. There were no changes in the Company’s stock warrants during the year ended March 31, 2011 and 2010.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(18)     Bank Owned Life Insurance

The cash value of the life insurance policies are recorded as a separate line item in the accompanying balance sheets at $10.4 million, $10.0 million and $9.6 million at March 31, 2011, 2010 and 2009, respectively.  The insurance provides key person life insurance on certain officers of the Company.  The earnings-portion of the insurance policies grows tax deferred and helps offset the cost of the Company’s benefits programs.  The Company recorded earnings of $415,000, $360,000 and $358,000 for the growth in the cash value of life insurance during the years ended March 31, 2011, 2010 and 2009, respectively.

(19)     Commitments and Contingencies

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

Financial instruments where the contract amount represents the Bank's credit risk include commitments under pre-approved but unused lines of credit of $33.1 million and $45.1 million, undisbursed loans in process of $4.6 million and $5.6 million, and letters of credit of $1.5 million and $649,000 at March 31, 2011 and 2010, respectively.

These loan and letter of credit commitments are subject to the same credit policies and reviews as loans on the balance sheet.  Collateral, both the amount and nature, is obtained based upon management's assessment of the credit risk.  Since many of the extensions of credit are expected to expire without being drawn, the total commitment amounts do not necessarily represent future cash requirements.  In addition to these loan commitments noted above, the Bank had unused credit card loan commitments of $4.4 million and $4.6 million at March 31, 2011 and 2010, respectively.  Outstanding commitments on mortgage loans not yet closed amounted to $431,000 and $494,000 at March 31, 2011 and 2010, respectively.  These commitments, which are funded subject to certain limitations, extend over varying periods of time with the majority being funded within 45 days.  At March 31, 2011 and 2010, the Bank had outstanding commitments to sell approximately $5.2 million and $3.2 million of loans, respectively, which encompassed the Bank’s held for sale loans.  The Bank also has commitments to sell mortgage loans not yet closed, on a best efforts basis.  Best efforts means the Bank suffers no penalty if they are unable to deliver the loans to the potential buyers.  The fair value of the Bank’s commitment to originate mortgage loans at committed interest rates and to sell such loans to permanent investors is insignificant.

(20)    Related Party Transactions

Certain directors, executive officers and companies with which they are affiliated are customers of and have banking transactions with the Bank in the ordinary course of business. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arms-length transactions.

A summary of loan transactions with directors, including their affiliates, and executive officers follows:

	For the Years Ended March 31,
	2011	2010	2009
Balance, Beginning of Year	$460,115	$1,274,769	$1,172,101
New Loans	43,620	65,933	161,819
Less Loan Payments	147,390	880,587	59,151
Balance, End of Year	$356,345	$460,115	$1,274,769

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(20)     Related Party Transactions, Continued

Loans to all employees, officers, and directors of the Company, in the aggregate constituted approximately 5.1% and 8.2% of the Company’s total shareholders' equity at March 31, 2011 and 2010, respectively.  At March 31, 2011 and 2010, deposits from executive officers and directors of the Bank and Company and their related interests in the aggregate approximated $4.5 million and $4.7 million, respectively.

The Company leased office space from two related parties during the year ended March 31, 2011. The first lease is with a company in which a director and an officer of the Company and the Bank have an ownership interest.  The Company incurred expenses of $74,000, $73,000, and $74,000 for rent for the years ended March 31, 2011, 2010, and 2009, respectively, related to this lease.  The Company also leases office space from another officer.  On this lease, the Company incurred rent expense of $41,400 per year during each of the years ended March 31, 2011, 2010 and 2009, respectively.   Management is of the opinion that the transactions with respect to office rent are made on terms that are comparable to those which would be made with unaffiliated persons.

(21)    Stock Issuance and Exchange

The Company was approved to participate in the Treasury’s CDCI.  The CDCI was established by the Treasury to invest lower cost capital in Community Development Financial Institutions (“CDFI”), supporting their efforts to provide credit to small businesses and other qualified customers during this challenging economic period.

In connection with its participation in the CDCI, on September 29, 2010, the Company (i) exchanged all $18.0 million aggregate liquidation preference amount of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), previously sold to the Treasury pursuant to the Troubled Asset Relief Program Capital Purchase Program (“CPP”), for $18.0 million aggregate liquidation amount of the Company’s newly designated Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), (ii) sold 400,000 shares of its common stock at $10.00 per share in a private offering to board members of the Company as a result of a required match, for aggregate gross proceeds of $4.0 million; and (iii) received an additional $4.0 million investment from the Treasury through the sale of an additional $4.0 million aggregate liquidation preference amount of Series B Preferred Stock to the Treasury.  The additional $4.0 million investment from the Treasury was contingent upon the Company’s completion of the $4.0 million separate stock offering for the same amount, as required by the Company’s primary regulator, the OTS.

Participation in the CDCI provided the Company with $8.0 million in additional capital and lowered the cost of the capital received from the Treasury.  The annual dividend rate on the Series A Preferred Stock was 5% and was to have increased to 9% on February 15, 2014.  The annual dividend rate on the Series B Preferred Stock will be 2% for the first eight years from the date of issuance and 9% thereafter if still then outstanding.  The Company and Security Federal Bank must maintain eligibility as a CDFI under Treasury regulations, otherwise, the annual dividend rate on the Series B Preferred Stock will increase to 5% if it is not corrected within 180 days and will further increase to 9% if not corrected after 270 days.

In addition, on December 22, 2010, the Company sold 82,906 shares of its common stock, $0.01 par value per share, through a private placement. The purchase price was $10.00 per share and the net proceeds received from the sale of these shares was $829,060. This was the final phase in the Company’s current plan to raise additional capital.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(22)     Security Federal Corporation Condensed Financial Statements (Parent Company Only)

The following is condensed financial information of Security Federal Corporation (Parent Company only).  The primary asset is its investment in the Bank subsidiary and the principal source of income for the Company is equity in undistributed earnings from the Bank.

Condensed Balance Sheet Data

	At March 31,
	2011	2010
Assets:
Cash	$5,422,037	$4,312,637
Investment Securities, Available For Sale	78,750	72,150
Investment in Security Federal Statutory Trust	155,000	155,000
Loans Receivable, Net	1,786,294	-
Property and Equipment, Net	-	1,665
Investment In Security Federal Bank	81,411,687	76,357,173
Accounts Receivable And Other Assets	36,616	37,409
Total Assets	$88,890,384	$80,936,034

Liability And Shareholders’ Equity:
Accounts Payable And Other Liabilities	$173,167	$173,103
Other Borrowings	-	-
Junior Subordinated Debentures	5,155,000	5,155,000
Senior Convertible Debentures	6,084,000	6,084,000
Mandatorily Redeemable Financial Instrument	1,467,312	1,663,312
Shareholders’ Equity	76,010,905	67,860,619
Total Liabilities And Shareholders’ Equity	$88,890,384	$80,936,034

Condensed Statements of Income Data

	For the Years Ended March 31,
	2011	2010	2009
Income:
Equity In Earnings Of Security Federal Bank	$2,029,275	$2,004,759	$2,852,426
Interest Income	91,806	10,163	8,734
Miscellaneous Income	24,803	7,199	158
Total Income	2,145,884	2,022,121	2,861,318
Expenses:
Interest Expense	720,081	474,133	440,409
Mandatorily Redeemable Financial Instrument Valuation (Income) Expense	(196,000)	63,000	183,000
Other Expenses	37,757	38,982	29,119
Total Expenses	561,838	576,115	652,528
Income Before Income Taxes	1,584,046	1,446,006	2,208,790
Income Tax Benefit	(258,867)	(158,795)	(244,583)
Net Income	1,842,913	1,604,801	2,453,373
Preferred Stock Dividends	666,453	900,000	252,500
Accretion of Preferred Stock to Redemption Value	18,816	72,544	20,065
Net Income Available to Common Shareholders	$1,157,644	$632,257	$2,180,808

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(22)         Security Federal Corporation Condensed Financial Statements (Parent Company Only), Continued

Condensed Statements of Cash Flow Data

	For the Years Ended March 31,
	2011	2010	2009
Operating Activities:
Net Income	$1,842,913	$1,604,801	$2,453,373
Adjustments To Reconcile Net Income To Net Cash Provided By (Used In) Operating Activities:
Equity In Earnings Of Security Federal Bank	(2,029,275)	(2,004,759)	(2,852,426)
Stock Compensation Expense	34,424	33,124	32,691
Mandatorily Redeemable Financial Instrument Valuation (Income) Expense	(196,000)	63,000	183,000
(Increase) Decrease In Accounts Receivable And Other Assets	214	194,933	(142,780)
Increase (Decrease) In Accounts Payable	(1,236)	143,154	(16,931)
Net Cash Provided By (Used In) Operating Activities	(348,960)	34,253	(343,073)
Investing Activities:
Increase In Loans Receivable	(1,786,294)	-	-
Additional Investment in Security Federal Bank	(4,000,000)	-	(13,000,00)
Net Cash Used In Investing Activities	(5,786,294)	-	(13,000,000)
Financing Activities:
Exercise Of Stock Options	-	-	100,020
Employee Stock Purchase Plan Purchases	-	19,800	94,553
Purchase Of Treasury Stock, At Cost	-	-	(1,561,266)
Proceeds From Issuance Of Senior Convertible Debentures	-	6,084,000	-
Proceeds From The Issuance Of Common Stock	4,829,060	-	-
Proceeds From The Issuance Of Preferred Stock	22,000,000	-	18,000,000
Redemption Of Preferred Stock	(18,000,000)	-	-
Proceeds From (Repayments) Line of Credit	-	(4,787,330)	1,787,330
Dividends Paid To Shareholders- Preferred Stock	(726,222)	(900,000)	(140,000)
Dividends Paid To Shareholders- Common Stock	(858,184)	(787,550)	(797,883)
Net Cash Provided By (Used In) Financing Activities	7,244,654	(371,080)	17,482,754
Net Increase (Decrease) In Cash	1,109,400	(336,827)	4,139,681
Cash At Beginning Of Year	4,312,637	4,649,464	509,783
Cash At End Of Year	$5,422,037	$4,312,637	$4,649,464

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(23)         Carrying Amounts and Fair Value of Financial Instruments

Effective April 1, 2008, the Company adopted accounting guidance which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value under generally accepted accounting principles. This guidance applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.

Accounting guidance emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, the guidance establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

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

Investment Securities Available for Sale

Investment securities available for sale are recorded at fair value on a recurring basis. At March 31, 2011, the Company’s investment portfolio was comprised of government and agency bonds, mortgage-backed securities issued by government agencies or government sponsored enterprises, municipal securities and one equity investment. The portfolio did not contain any private label mortgage-backed securities. Fair value measurement is based upon prices obtained from third party pricing services who use independent pricing models which rely on a variety of factors including reported trades, broker/dealer quotes, benchmark yields, economic and industry events and other relevant market information. As such, these securities are classified as Level 2.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(23)     Carrying Amounts and Fair Value of Financial Instruments, Continued

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

Impaired Loans

The Company does not record loans held for investment at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established as necessary. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired management measures impairment.

Fair value is estimated using one of the following methods: fair value of the collateral less estimated costs to sale, discounted cash flows, or market value of the loan based on similar debt. The fair value of the collateral less estimated costs to sell is the most frequently used method. Typically, the Company reviews the most recent appraisal and if it is over 24 months old will request a new third party appraisal. Depending on the particular circumstances surrounding the loan, including the location of the collateral, the date of the most recent appraisal and the value of the collateral relative to the recorded investment in the loan, management may order an independent appraisal immediately or, in some instances, may elect to perform an internal analysis. Specifically as an example, in situations where the collateral on a nonperforming commercial real estate loan is out of the Company’s primary market area, management would typically order an independent appraisal immediately, at the earlier of the date the loan becomes nonperforming or immediately following the determination that the loan is impaired. However, as a second example, on a nonperforming commercial real estate loan where management is familiar with the property and surrounding areas and where the original appraisal value far exceeds the recorded investment in the loan, management may perform an internal analysis whereby the previous appraisal value would be reviewed and adjusted for current conditions including recent sales of similar properties in the area and any other relevant economic trends. These valuations are reviewed at a minimum on a quarterly basis.

Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At March 31, 2011, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

As of March 31, 2011 and March 31, 2010, the recorded investment in impaired loans was $33.3 million and $35.3 million, respectively. The average recorded investment in impaired loans was $37.2 million for year ended March 31, 2011 and $33.6 million for the year ended March 31, 2010.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(23)     Carrying Amounts and Fair Value of Financial Instruments, Continued

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

Assets and liabilities measured at fair value on a recurring basis are as follows as of March 31, 2011:

Assets:	Quoted Market Price In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
FHLB Securities	$-	$14,209,332	$-
Federal Farm Credit Securities	-	2,006,600	-
Federal National Mortgage Association (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”) Bonds	-	11,660,990	-
Small Business Administration (“SBA”) Bonds	-	64,709,832	-
Taxable Municipal Securities	-	4,471,650	-
Tax Exempt Municipal Securities	-	2,034,943	-
Mortgage-Backed Securities	-	240,080,693	-
Equity Securities	-	78,750	-
Total	$-	$339,252,790	$-
Liabilities:
Mandatorily Redeemable Financial Instrument	$-	$1,467,312	$-
Total	$-	$1,467,312	$-

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(23)     Carrying Amounts and Fair Value of Financial Instruments, Continued

Assets and liabilities measured at fair value on a recurring basis are as follows as of March 31, 2010:

Assets:	Quoted Market Price In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
FHLB Securities	$-	$9,369,901	$-
Federal Farm Credit Securities	-	4,208,672	-
FNMA and FHLMC Bonds	-	5,963,270	-
SBA Bonds	-	37,186,061	-
Taxable Municipal Bond	-	3,225,926	-
Mortgage-Backed Securities	-	232,235,059	-
Equity Securities	-	72,150	-
Total	$-	$292,261,039	$-
Liabilities:
Mandatorily Redeemable Financial Instrument	$-	$1,663,312	$-
Total	$-	$1,663,312	$-

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. The table below presents assets and liabilities measured at fair value on a nonrecurring basis as of March 31, 2011, aggregated by the level in the fair value hierarchy within which those measurements fall. Other intangible assets are measured on a non-recurring basis at least annually.  Specifically, the valuation of goodwill is performed each year at September 30.

Assets:	Level 1	Level 2	Level 3	Balance At March 31, 2011
Goodwill	$ -	$ -	$ 1,199,754	$ 1,199,754
Mortgage Loans Held For Sale	-	5,166,234	-	5,166,234
Impaired Loans (1)	-	31,995,829	529,363	32,525,192
Foreclosed Assets	-	14,433,853	-	14,433,853
Total	$ -	$ 51,595,916	$ 1,729,117	$ 53,325,033

 (1) Impaired loans are reported net of specific reserves of $772,476.

The table below presents assets and liabilities measured at fair value on a nonrecurring basis as of March 31, 2010, aggregated by the level in the fair value hierarchy within which those measurements fall.

Assets:	Level 1	Level 2	Level 3	Balance At March 31, 2010
Goodwill	$ -	$ -	$ 1,199,754	$ 1,199,754
Mortgage Loans Held For Sale	-	3,161,463	-	3,161,463
Impaired Loans (1)	-	19,735,647	13,548,107	33,283,754
Foreclosed Assets	-	8,738,965	2,034,085	10,773,050
Total	$ -	31,636,075	$ 16,781,946	$ 48,418,021

(1) Impaired loans are reported net of specific reserves of $2.0 million.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(23)     Carrying Amounts and Fair Value of Financial Instruments, Continued

For assets and liabilities that are not presented on the balance sheet at fair value, the following methods are used to determine the fair value:

Cash and cash equivalents—The carrying amount of these financial instruments approximates fair value. All mature within 90 days and do not present unanticipated credit concerns.

Certificates of deposits with other banks—Fair value is based on market prices for similar assets.

Investment securities held to maturity—Securities held to maturity are valued at quoted market prices or dealer quotes.

Loans—The fair value of loans are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. As discount rates are based on current loan rates as well as management estimates, the fair values presented may not be indicative of the value negotiated in an actual sale.

FHLB Stock—The fair value approximates the carrying value.

Deposits—The fair value of demand deposits, savings accounts, and money market accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposits is estimated by discounting the future cash flows using rates currently offered for deposits of similar remaining maturities.

 Federal Home Loan Bank Advances—Fair value is estimated based on discounted cash flows using current market rates for borrowings with similar terms.

Other Borrowed Money—The carrying value of these short term borrowings approximates fair value.

Senior Convertible Debentures— The fair value is estimated by discounting the future cash flows using the current rates at which similar debenture offerings with similar terms and maturities would be issued by similar institutions. As discount rates are based on current debenture rates as well as management estimates, the fair values presented may not be indicative of the value negotiated in an actual sale.

Junior Subordinated Debentures—The carrying value of junior subordinated debentures approximates fair value.

The following table is a summary of the carrying value and estimated fair value of the Company’s financial instruments as of March 31, 2011 and March 31, 2010 presented in accordance with the applicable accounting guidance.

	March 31, 2011		March 31, 2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In Thousands)
Financial Assets:
Cash And Cash Equivalents	$7,836	$7,836	$8,805	$8,805
Certificates of Deposits With Other Banks	100	101	-	-
Investment And Mortgage-Backed Securities	372,418	373,376	311,046	312,115
Loans Receivable, Net	484,471	482,834	568,399	578,851
FHLB Stock	11,267	11,267	12,624	12,624

Financial Liabilities:
Deposits:
Checking, Savings, And Money Market Accounts	$332,220	$332,220	$301,983	$301,983
Certificate Accounts	358,137	361,110	392,270	398,206
Advances From FHLB	138,136	147,207	164,004	172,983
Other Borrowed Money	11,195	11,195	12,060	12,060
Senior Convertible Debentures	6,084	6,084	6,084	6,084
Junior Subordinated Debentures	5,155	5,155	5,155	5,155

At March 31, 2011, the Bank had $39.4 million of off-balance sheet financial commitments.  These commitments are to originate loans and unused consumer lines of credit and credit card lines.  Because these obligations are based on current market rates, if funded, the original principal is considered to be a reasonable estimate of fair value.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(23)     Carrying Amounts and Fair Value of Financial Instruments, Continued

Fair value estimates are made on a specific date, based on relevant market data and information about the financial instrument.  These estimates do not reflect any premium or discount that could result from offering for sale the Bank’s entire holdings of a particular financial instrument.  Because no active market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, current interest rates and prepayment trends, risk characteristics of various financial instruments, and other factors.  These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.  Changes in any of these assumptions used in calculating fair value would also significantly affect the estimates. Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.  For example, the Bank has significant assets and liabilities that are not considered financial assets or liabilities including deposit franchise values, loan servicing portfolios, deferred tax liabilities, and premises and equipment.

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

(24)     Quarterly Financial Data (Unaudited)

Unaudited condensed financial data by quarter for fiscal years 2011 and 2010 is as follows (dollars, except per share data, in thousands):

	Quarter ended
2010-2011	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	Mar. 31, 2011

Interest Income	$11,351	$11,031	$10,559	$10,801
Interest Expense	4,427	4,322	3,881	3,465
Net Interest Income	6,924	6,709	6,678	7,336
Provision For Loan Losses	1,900	2,150	1,900	1,850
Net Interest Income After Provision For Loan Losses	5,024	4,559	4,778	5,486
Non-interest Income	1,378	1,953	1,744	1,576
Non-interest Expense	5,539	5,758	5,838	6,563
Income Before Income Tax	863	755	684	499
Provision For Income taxes	322	298	230	108
Net Income	541	457	454	391
Preferred Stock Dividends	225	221	110	110
Accretion Of Preferred Stock To Redemption Value	19	-	-	-
Net Income Available To Common Shareholders	$297	$236	$344	$281
Basic Net Income Per Common Share	$0.12	$0.10	$0.12	$0.10
Diluted Net Income Per Common Share	$0.12	$0.09	$0.12	$0.09
Basic Weighted Average Shares Outstanding	2,461,095	2,469,791	2,869,205	2,944,001
Diluted Weighted Average Shares Outstanding	2,559,475	2,550,097	2,931,633	3,017,521

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(24)         Quarterly Financial Data (Unaudited), Continued

	Quarter ended
2009-2010	June 30, 2009	Sept. 30, 2009	Dec. 31, 2009	Mar. 31, 2010

Interest Income	$12,065	$11,772	$12,245	$11,425
Interest Expense	5,736	5,167	4,733	4,500
Net Interest Income	6,329	6,605	7,512	6,925
Provision For Loan Losses	1,400	1,600	2,475	2,680
Net Interest Income After Provision For Loan Losses	4,929	5,005	5,037	4,245
Non-interest Income	1,504	1,421	1,497	1,727
Non-interest Expense	5,838	5,412	5,577	5,873
Income Before Income Tax	595	1,014	957	99
Provision For Income taxes	223	432	395	11
Net Income	372	582	562	88
Preferred Stock Dividends	225	225	225	225
Accretion Of Preferred Stock To Redemption Value	18	18	17	18
Net Income Available To Common Shareholders	$129	$339	$320	$(155)
Basic Net Income Per Common Share	$0.05	$0.14	$0.13	$(0.06)
Diluted Net Income Per Common Share	$0.05	$0.13	$0.13	$(0.06)
Basic Weighted Average Shares Outstanding	2,460,137	2,461,092	2,461,095	2,461,095
Diluted Weighted Average Shares Outstanding	2,503,777	2,521,157	2,543,389	2,544,857

(25)	Subsequent Events

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

On April 11, 2011, the Company eliminated the mandatorily redeemable shares of the Company’s common stock as a result of an investor’s purchase of these shares in a private transaction.  In connection with the purchase of these shares, the redemption feature was eliminated.  As a result, the Company no longer has the liability related to these shares on its balance sheet and the Company’s capital increased by $1.5 million.

Management has reviewed all other events occurring through the date the financial statements were available to be issued and no additional subsequent events occurred requiring accrual or disclosure.

SHAREHOLDERS INFORMATION

ANNUAL MEETING
The annual meeting of shareholders will be held at 2:00 p.m., Thursday, July 21, 2011 at Newberry Hall, 117 Newberry Street Southwest, Aiken, South Carolina.

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

Years Ended March 31	High	Low

2010:
06-30-09	$15.50	$11.05
09-30-09	$13.25	$11.00
12-31-09	$13.10	$8.50
03-31-10	$11.00	$9.86

2011
06-30-10	$9.95	$8.01
09-30-10	$12.73	$8.57
12-31-10	$14.89	$11.46
03-31-11	$11.91	$10.42

As of March 31, 2011, the Company had approximately 296 shareholders and 2,944,001 outstanding shares of common stock.

DIVIDENDS
The first quarterly dividend on the stock was paid to shareholders on March 15, 1991.  Dividends will be paid upon the determination of the Board of Directors that such payment is consistent with the long-term interest of the Company.  The factors affecting this determination include the Company’s current and projected earnings, operating results, financial condition, regulatory restrictions, future growth plans, and other relevant factors. The Company paid $0.04 per share cash dividends for each of the quarters during fiscal 2006, $0.06 per share cash dividends for each of the quarters during fiscal 2007, $0.07 per share cash dividends for each of the quarters during fiscal 2008, and $0.08 per share cash dividends for each of the quarters during fiscal 2009, 2010 and 2011.

The ability of the Company to pay dividends depends primarily on the ability of the Bank to pay dividends to the Company.  The Bank may not declare or pay a cash dividend on its stock or repurchase shares of its stock if the offset thereof would be to cause its regulatory capital to be reduced below the amount required for the liquidation account or to meet applicable regulatory capital requirements.  Pursuant to the OTS regulations, Tier 1 associations (associations that before and after the proposed distribution meet or exceed their fully phased-in capital requirements) may make capital distributions during any calendar year equal to 100% of net income for the year-to-date plus 50% of the amount by which the association’s total capital exceeds its fully phased-in capital requirement as measured at the beginning of the capital year.  However, a Tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 association as a result of such a determination.  The Bank is also required to give the OTS 30 days notice prior to the declaration of a dividend.  Unlike the Bank, there is no regulatory restriction on the payment of dividends by the Company; however, it is subject to the requirements of South Carolina.  South Carolina generally prohibits the Company from paying dividends if, after giving effect to a proposed dividend: (1) the Company would be unable to pay its debts as they become due in the normal course of business, or (2) the Company’s total assets would be less than its total liabilities plus the sum that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend. In addition, payment of dividends by the Company is subject to certain limitations resulting from participation in the CPP. See Note 20 of the Notes to the Consolidated Financial Statements included herein for additional information.

CODE OF ETHICS
A copy of the Company’s Code of Ethics may be obtained at the Company’s internet website at www.securityfederalbank.com.

**Rick Crawford**
*Senior Vice President*

## A Familiar Face

Rick Crawford is Senior Vice President, Georgia Market Area Executive for Security Federal Bank. He has 30 years experience in the banking industry, primarily in the business development and commercial lending areas. Mr. Crawford is a member of the Board of Directors for Columbia County Chamber of Commerce and Columbia County Convention and Visitors Bureau, Chairman of the Columbia County Soil and Water Conservation District, member of the Martinez Merchants Association and Coalition for a Quality Government, and Vice-Chairman of the Columbia County Recreation Advisory Board. Rick and his wife Cindy live in Martinez, Georgia.

# Shareholders Information

## Annual and Other Reports

The Company is required to file an annual report on Form 10-K for its fiscal year ended March 31, 2011 with the Securities and Exchange Commission. Copies of Form 10-K, Security Federal Corporation's annual report, and the Company's quarterly reports may be obtained from and inquiries may be addressed to Mrs. Beverly Nettles of Security Federal Corporation.

GENERAL INQUIRIES
Mrs. Beverly Nettles
AVP/Assistant Secretary
Security Federal Corp.
238 Richland Ave., NW
P.O. Box 810
Aiken, SC 29802-0810
Phone: 803-641-3000
Toll free: 866-851-3000

TRANSFER AGENT
Security Federal Corporation
238 Richland Ave., NW
P.O. Box 810
Aiken, SC 29802-0810

SPECIAL COUNSEL
Breyer & Associates, PC
Suite 785
8180 Greensboro Drive
McLean, VA 22102

INDEPENDENT AUDITORS
Elliott Davis, LLC
1901 Main Street
Suite 1650
P.O. Box 2227
Columbia, SC 29202-2227

www.securityfederalbank.com

Security Federal Corporation

# BOARD OF DIRECTORS

**T. Clifton Weeks**
Chairman
Security Federal Corporation
Aiken, SC

**Timothy W. Simmons**
President/CEO
Security Federal Corporation
Aiken, SC

**J. Chris Verenes**
Chairman/CEO
Security Federal Bank
Aiken, SC

**Dr. Robert E. Alexander**
Chancellor Emeritus
Univ. of SC at Aiken
Aiken, SC

**G. L. Toole, III**
Attorney-At-Law
Aiken, SC

**Roy G. Lindburg**
Executive Vice President/CFO
Security Federal Corporation
Aiken, SC

**Hon. William Clyburn**
Member of the South Carolina
House of Representatives
Aiken, SC

**Thomas L. Moore**
Owner
T L Moore Consulting, LLC
North Augusta, SC

**Francis M. Thomas**
President
Security Federal Bank
Aiken, SC

**Harry O. Weeks, Jr.**
Business Development Executive
Hutson Etherredge Companines
Aiken, SC

## Directors Emeritus

**Walter E. Brooker, Sr.**
President, Brooker's Inc.
Denmark, SC

# BANK ADVISORY BOARDS

## EVANS

**Kuan S. Kuo**
President
Kuo Enterprises
Augusta, GA

**JoAnn J. Herbert**
Vice President
Herbert Homes, Inc.
Evans, GA

**Dr. Wesley Broome**
CEO
Broome Family Eye Care
Evans, GA

**Rev. Robert L. Ramsey**
Pastor
Gospel Water Branch Baptist Church
Evans, GA

**Tony L. Loop**
CEO
Janus Research Group
Appling, GA

**Thomas W. Mercer**
Quality & Package Consultant
Martinez, GA

www.securityfederalbank.com

BANK ADVISORY BOARDS

Security Federal Corporation

## NORTH AUGUSTA

**P. Richard Borden**
Owner
Borden Pest Control
North Augusta, SC

**Rev. G.L. Brightharp**
Owner
G.L. Brightharp & Sons Mortuary
North Augusta, SC

**Helen H. Butler**
Retired Banker
North Augusta, SC

**William M. Hixon**
Owner
Hixon Realty
North Augusta, SC

**Thomas L. Moore**
Owner
T L Moore Consulting, LLC
North Augusta, SC

**John P. Potter**
Director of Finance
City of North Augusta
North Augusta, SC

## WAGENER

**M. Judson Busbee**
Owner
Busbee Hardware
Wagener, SC

**Chad G. Ingram**
President
Garvin Oil Company
Wagener, SC

**Mary T. Lybrand**
Retired Banker
Wagener, SC

**Dr. Michael L. Miller**
Anesthesiologist
Palmetto Health Richland Memorial Hosp.
Columbia, SC

**Richard H. Sumpter**
Retired Educator
Wagener, SC

**N. Robert Salley**
Mayor
Town of Salley
Salley, SC

## MIDLAND VALLEY

**Charles A. Hilton**
General Manager
Breezy Hill Water & Sewer
Graniteville, SC

**Rev. Nathaniel Irvin, Sr.**
Pastor
Old Storm Branch Baptist Church
Clearwater, SC

**Rev. Stephen Phillips**
Pastor
Christian Heritage Church
Graniteville, SC

**Thomas L. Moore**
Owner
T L Moore Consulting, LLC
North Augusta, SC

**Glenda K. Napier**
Co-Owner
Napier Funeral Home
Graniteville, SC

**Gail W. Dotson**
Retired Banker
Clearwater, SC

**Pat Guglieri**
Retired Banker
Langley, SC

**Patricia Abney-McDaniel**
Retired Educator
Graniteville, SC

## MIDLANDS

**Eleanor Powell Clark**
Owner/Operator
B & E Enterprises Inc. dba McDonald's
Columbia, SC

**Sandra Dooley Parker**
Attorney
Dooley, Dooley, Spence, Parker & Hipp, PA
Lexington, SC

**L. Todd Sease**
Partner
Jumper, Carter, Sease Architects, PA
West Columbia, SC

**Otis B. Rawl, Jr.**
President & CEO
SC Chamber of Commerce
Columbia, SC

**G. Scott Middleton**
CEO/Owner
Agape Assisted Living/ Nursing & Related Com.
West Columbia, SC

**Sen. Nikki G. Setzler**
Sr. Partner
Setzler & Scott, PA Law Firm
West Columbia, SC

**Dianne Light**
Owner
Dianne's on Devine & DiPrato's Deli
Columbia, SC

**Donald T. Martin**
CFO/CPA
Nexsen, Pruet, LLC
Columbia, SC

www.securityfederalbank.com

Security Federal Corporation

MANAGEMENT TEAM & BRANCH LOCATIONS

## Management Team

**T. Clifton Weeks**—Chairman of Security Federal Corporation

**Timothy W. Simmons**—President & CEO, Security Federal Corporation

**G.L. Toole, III**—Vice Chairman, Security Federal Corporation & Security Federal Bank

**Robert E. Alexander**—Corporate Secretary

**J. Chris Verenes**—Chairman & CEO, Security Federal Bank

**Francis M. Thomas**—President, Security Federal Bank

**Roy G. Lindburg**—EVP & CFO

**Margaret A. Hurt**—Controller

**Jessica T. Cummins**—Treasurer

**W. Barry Adams**—EVP

**Richard T. Harmon**—EVP - Chief Lending Officer

**Lynn B. Shepard**—SVP - Senior Operations Officer

**Carol P. McCleskey**—SVP - Branch Administration

**William O. Boyte, III**—SVP– Construction Lending - SC Midlands Area

**Paul T. Rideout**—SVP - Credit Administration

**Thomas R. Crawford, Jr.**—SVP– Georgia Market Area Executive

**Anthony J. Ateca**—SVP - Senior Administrative Officer

**Donald J. Krafnick**—SVP - Human Resources

**Gabriele C. Dukes**—SVP– Financial Counseling

**Audrey T. Varn**—President - Security Federal Trust and Investments Div.

**Dorothy E. Brandon**—VP– Construction Lending - Georgia Market Area

**G. David Jennings**—VP– Premium Financing

**Terry L. Gilman**—VP - Insurance Operations

**Andrea Haltiwanger**—VP - Marketing/Insurance

**Janice S. Hauerwas**—VP - Mortgage Loan Originator

**Gregory D. Warfield**—VP - Mortgage Loan Originator

**Josephine J. Quiller**—VP - Mortgage Lending

**James E. Bristow**—VP - Business Development/Commercial Loans

**Michael C. Strange**—VP - Business Development/Commercial Loans

**John D. W. Goodin**—VP– Business Development/Commercial Loans

**Elsie K. Dicks**—VP - Credit Administration

**Patricia B. Moseley**—VP - Loan Servicing

**Ronald R. Davis**—VP - Senior Auditor

**Laura B. Conway**—VP - Operations Auditor

**Thomas H. Wessel**—VP - Information Technology

**Marilyn C. Hensley**—VP– Special Assets

**Sharon M. Swift**—VP– Branch Administration

**Linda G. Wright**—VP– Item Processing

**Kathi J. Snipes**—VP– Financial Counseling

## Branch Locations

**Whiskey Road, Aiken, SC**
1705 Whiskey Road, Aiken SC
Dana S. Hall—Assistant Vice President/Manager

**North Augusta, SC**
315 E. Martintown Road, N. Augusta, SC
Kathy S. Williamson—Assistant Vice President/Manager

**Laurens Street, Aiken, SC**
100 Laurens Street, Aiken SC
Mary A. Christensen—Assistant Vice President/Manager

**Richland Avenue, Aiken, SC**
1665 Richland Avenue, Aiken SC
Gary E. Wertz—Assistant Vice President/Manager

**South Side, Aiken, SC**
2587 Whiskey Road, Aiken SC
Joshua J. Booth—Assistant Vice President/Manager

**Graniteville, SC**
50 Canal Street, Graniteville, SC
Tonya L. Key—Assistant Vice President/Manager

**Langley, SC**
2812 Augusta Road, Langley SC
Jason G. Rabun—Assistant Vice President/Manager

**Clearwater, SC**
4568 Jefferson Davis Highway, Clearwater SC
Traci L. Carrier—Assistant Vice President/Manager

**Wagener, SC**
118 Main Street, Wagener SC
D. Scott Tindal—Assistant Vice President/Manager

**West Columbia, SC**
1185 Sunset Boulevard, W. Columbia SC
Vicky J. Wood—Assistant Vice President/Manager

**Lexington, SC**
5446 Sunset Boulevard, Lexington SC
Marianne M. Pappacoda—Assistant Vice President/Manager

**Assembly Street, SC**
1900 Assembly Street, Columbia SC
Sara R. Airheart—Assistant Vice President/Manager

**Evans, GA**
7004 Evans Town Center Boulevard, Evans GA
David D. Young—Assistant Vice President/Manager

MAKING A DIFFERENCE

Security Federal Corporation

Security Federal has a long and proud tradition of community development excellence and an unwavering commitment to the communities we serve. In September 2010, Security Federal received national recognition and certification as a Community Development Financial Institution (CDFI) by the U.S. Treasury Department's CDFI Fund in recognition of our commitment and community development achievements.

The CDFI Fund was established by the Riegle Community Development and Regulatory Improvement Act of 1994, as a bipartisan initiative. The CDFI Fund's mission is to expand the capacity of financial institutions to provide credit, capital, and financial services to underserved populations and communities in the United States.

This honor celebrates the value of our innovative products and approaches, such as our free financial counseling service, which has elevated Security Federal Bank as a leader in our communities by helping families achieve financial success and home ownership. In addition, our CDFI Certification will enable us to access and leverage capital and programs such as the Bank Enterprise Award and New Markets Tax Credits, which will broaden our community development innovation and impact. Security Federal is the largest community bank in South Carolina, North Carolina and Georgia with CDFI Certification.

We are determined to make a difference in the communities we serve and this designation provides us with additional resources to make it happen.

## FINANCIAL COUNSELING TEAM

(Back row, L-R) Roma Williams, Kathleen Abraham, Christine Lewis, Deborah Peterson
(Front row, L-R) Charmaine Howell, Gabi Dukes, Trudy Boyd, Kathi Snipes

www.securityfederalbank.com

Security Federal Corporation

Security Federal Corporation
238 Richland Avenue, NW
Aiken, South Carolina 29801