Form 10-K, Exhibit 13
period 2012-03-31
SECURITY FEDERAL CORP
filed 2012-06-25
CIK 818677

Exhibit 13

Annual Report to Stockholders

Security Federal Corporation

Annual Report 2012

March 31, 2012

LETTER TO OUR SHAREHOLDERS

Fellow Shareholders:

Security Federal Corporation, the holding company for Security Federal Bank, is pleased to announce earnings for its fiscal year and for the fourth quarter of its fiscal year both ending March 31, 2012. The Company reported net income available to common shareholders of $1.36 million or $0.46 per common share (basic) for the fiscal year ended March 31, 2012, an increase of $197,000 or 17.01% compared to net income available to common shareholders of $1.16 million or $0.43 per common share (basic) for the prior fiscal year ended March 31, 2011. Net income available to common shareholders for the quarter ended March 31, 2012 was $320,000 or $0.11 per common share (basic), an increase of $39,000 or 13.9% compared to $281,000 or $0.10 per common share (basic) for the quarter ended March 31, 2011.

The increases in earnings for the year and the quarter ended March 31, 2012 are primarily a result of a decrease in non-interest expenses combined with an increase in non-interest income. These factors were offset slightly by a decrease in net interest income and an increase in the provision for loan losses.

Non-interest expense decreased $3.12 million or 13.10% to $20.7 million for the year ended March 31, 2012 and decreased $1.44 million or 21.91% to $5.1 million for the quarter ended March 31, 2012. The decreases are due to decreases in salary and employee benefits, FDIC premiums, and the net cost of operation of other real estate owned. Non-interest income increased $147,000 or 2.16% to $6.94 million for the year ended March 31, 2012 and increased $38,000 or 2.41% to $1.61 million for the quarter ended March 31, 2012 primarily due to increases in gain on sale of investments offset partially by decreases in the gain on sale of loans.

The net interest margin decreased 8 basis points to 3.09% for the year ended March 31, 2012 compared to 3.17% for the previous year. As a result, net interest income decreased $1.52 million or 5.48% to $26.13 million for the year ended March 31, 2012, compared to $27.65 million for the year ended March 31, 2011. For the three months ended March 31, 2012, net interest margin decreased 48 basis points to 2.93% down from 3.41% for the same quarter in 2011. As a result, net interest income decreased $1.20 million or 16.33% to $6.14 million for the three months ended March 31, 2012, compared to $7.34 million for the three months ended March 31, 2011.

Non-performing assets, which consist of non-accrual loans and repossessed assets net of specific reserves, increased $10.30 million or 38.86% to $36.82 million at March 31, 2012 from $26.52 million at March 31, 2011. Consistent with the increase in non-performing assets, the provision for loan losses increased $850,000 or 10.90% to $8.65 million for the year ended March 31, 2012 compared to $7.80 million for the previous year. For the quarter ended March 31, 2012, charges to the provision for loan losses were $1.95 million, an increase of $100,000 or 5.41% compared to $1.85 million for the same period in the fourth quarter of 2011. Management closely monitors the loan portfolio on an ongoing basis to proactively identify any potential problem loans. The allowance for loan losses represented 3.32% of total loans held for investment at March 31, 2012 and 2.54% of total loans held for investment at March 31, 2011.

Also during fiscal 2011, the Company was able to reduce the annual cumulative dividend rate paid on preferred stock due to its participation in the Community Development Capital Initiative ("CDCI"). The annual cumulative dividend rate of 5% paid on the Series A preferred stock issued to the U.S. Treasury through the Capital Purchase Program in 2008 was reduced to an annual dividend rate of 2% paid on the Series B preferred stock issued to the U.S. Treasury through its participation in the CDCI program. The Company was eligible for participation in the CDCI program due to its outstanding record of serving traditionally under-served markets. As a result of this exchange, preferred stock dividends decreased $245,000 or 35.77% for the year ended March 31, 2012. For the quarter ended March 31, 2012 the preferred stock dividend was $110,000, unchanged from the same period in 2011.

Total assets at March 31, 2012 were $924.64 million compared to $933.54 million at March 31, 2011, a decrease of $8.91 million or 0.95% for the year. Net loans receivable decreased $55.96 million or 11.55% to $428.51 million at March 31, 2012 from $484.47 million at March 31, 2011 due to decreased loan demand. Total deposits increased $5.84 million or 0.85% to $696.20 million at March 31, 2012 compared to $690.36 million at March 31, 2011. Federal Home Loan Bank advances, other borrowings, convertible senior debentures and subordinated debentures decreased $17.46 million or 10.87% to $143.11 million at March 31, 2012 from $160.57 million at March 31, 2011.

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

Sincerely,

Timothy W. Simmons
Chairman

J. Chris Verenes
President & Chief Executive Officer

Security Federal Corporation

CONTENTS:

- 2 Letter to Shareholders
- 3 In Memoriam *T. Clifton Weeks*
- 4-6 Financial Highlights
- 7 Selected Consolidated Financial & Other Data
- 8 Management's Discussion and Analysis of Financial Condition & Results of Operations
- 28 Report of Elliott Davis, LLC, Independent Auditors
- 29 Consolidated Balance Sheets
- 30 Consolidated Statements of Income
- 31 Consolidated Statements of Shareholders' Equity Comprehensive Income
- 33 Consolidated Statements of Cash Flows
- 35 Notes to Consolidated Financial Statements
- 70-71 Shareholders Information A Familiar Face
- 72 Board of Directors
- 72-73 Bank Advisory Board
- 74 Management Team Branch Locations
- 75 A Tradition of Service in Trust

Security Federal Corporation

In Memoriam
T. Clifton Weeks

T. Clifton Weeks, one of the original founders of Security Federal Bank, passed away last October. He served as our leader for over 50 years, and left a legacy of integrity, dedication and hard work.

Clif Weeks was born in Montmorenci, South Carolina and graduated from Aiken High School in 1943. After serving his country in the United States Navy, Mr. Weeks attended the Citadel, Bowling Green State University and the University of Virginia where he earned a Bachelor of Science degree in commerce. He then returned to his home in Montmorenci and began a career in farming, real estate and banking.

Mr. Weeks served as president and managing officer of Security Federal Bank beginning in 1958 and then served as chairman of the board of Security Federal Corporation beginning in 1987.

Mr. Weeks instilled a spirit of dedication in his employees which is still reflected in the culture at Security Federal Bank today. He offered work opportunities for hundreds of our citizens, and developed and challenged them to reach their highest potential. Mr. Weeks led the organizations he managed, and the people in those organizations, with professionalism, integrity, and class. Thanks to Mr. Weeks' many years of dedicated service, Security Federal Bank is celebrating its 90th anniversary this year.

- 3

Security Federal Corporation

FINANCIAL HIGHLIGHTS

	Years Ended March 31st	
	2012	**2011**
Net Income Available to Common Shareholders	$1,355,000	$1,158,000
Earnings Per Common Share - Basic	$0.46	$0.43
Book Value Per Common Share	$19.83	$18.21
Total Interest Income	$38,529,000	$43,742,000
Total Interest Expense	$12,397,000	$16,095,000
Net Interest Income Before Provision For Loan Losses	$26,132,000	$27,647,000
Provision For Loan Losses	$8,650,000	$7,800,000
Net Interest Income After Provision For Loan Losses	$17,842,000	$19,847,000
Net Interest Margin	3.09%	3.17%
Total Loans Originated	$243,624,000	$300,477,000
Adjustable Rate Loans As A Percentage of Total Gross Loans	40.3%	41.0%

- 4
www.securityfederalbank.com

FINANCIAL HIGHLIGHTS

Security Federal Corporation

Net Income Available to Common Shareholders (In Thousands)
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
0
$4,280
$2,181
$632
$1,158
$1,355
2008
2009
2010
2011
2012

Total Assets (In Millions)
$1,000
$900
$800
$700
$600
$500
$400
0
$840
$985
$956
$934
$925
2008
2009
2010
2011
2012

Return on Common Equity
14%
12%
10%
8%
6%
4%
2%
0%
9.54%
4.72%
1.27%
2.17%
2.35%
2008
2009
2010
2011
2012

Allowances for Loan Losses(1)
3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
1.53%
1.65%
2.13%
2.54%
3.32%
2008
2009
2010
2011
2012
(1) ALLOWANCE FOR LOSSES AS A PERCENTAGE OF TOTAL LOANS.

www.securityfederalbank.com

- 5

Security Federal Corporation
FINANCIAL HIGHLIGHTS

Book Value Per Common Share
$18.76
$19.95
$20.22
$18.21
$19.83
$22
$20
$18
$16
$14
$12
$10
$8
$6
0
2008
2009
2010
2011
2012

Earnings Per Common Share Basic
$1.66
$0.87
$0.26
$0.43
$0.46
$1.75
$1.50
$1.25
$1.00
$.50
$.25
$0
2008
2009
2010
2011
2012

PRICE PER SHARE
Security Federal Corporation Stock Prices
(at March 31st of each year)
$25
$20
$15
$10
$5
0
YEARS
1993 2.75
1994 3.37
1995 3.65
1996 4.54
1997 5.17
1998 7.33
1999 15.00
2000 18.00
2001 20.00
2002 21.67
2003 20.26
2004 21.00
2005 23.00
2006 24.25
2007 24.75
2008 23.00
2009 15.50
2010 9.86
2011 10.92
2012 9.00

- 6
www.securityfederalbank.com

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Selected Copnsolidated Financial and Other Data

	At Or For The Year Ended March 31,
	2012	2011	2010	2009	2008
Balance Sheet Data	(Dollars In Thousands, Except Per Share Data)
Total Assets	$924,637	$933,544	$956,002	$984,662	$840,030
Cash And Cash Equivalents	9,331	7,836	8,805	6,562	10,539
Certificates Of Deposits With Other Banks	1,727	100	-	-	-
Investment And Mortgage-Backed Securities	421,631	372,418	311,046	314,099	264,312
Total Loans Receivable, Net (1)	428,511	484,471	568,399	611,090	517,932
Deposits	696,201	690,357	694,252	661,714	590,850
Advances From Federal Home Loan Bank	122,070	138,136	164,004	218,998	178,234
Total Shareholders' Equity	80,772	76,012	67,861	67,092	47,496
Income Data
Total Interest Income	38,529	43,742	47,507	48,867	49,632
Total Interest Expense	12,397	16,095	20,136	26,321	29,544
Net Interest Income	26,132	27,647	27,371	22,546	20,088
Provision For Loan Losses	8,650	7,800	8,155	2,825	895
Net Interest Income After Provision For Loan Losses	17,482	19,847	19,216	19,721	19,193
Non-Interest Income	6,942	6,795	6,113	4,496	4,489
General And Administrative Expense	20,717	23,841	22,663	20,499	17,322
Income Taxes	1,912	958	1,060	1,265	2,080
Net Income	1,795	1,843	1,605	2,453	4,280
Preferred Stock Dividends	440	666	900	252	-
Accretion Of Preferred Stock To Redemption Value	-	19	73	20	-
Net Income Available To Common Shareholders	$1,355	$1,158	$632	$2,181	$4,280
Per Common Share Data
Net Income Per Common Share (Basic)	$0.46	$0.43	$0.26	$0.87	$1.66
Cash Dividends Declared	$0.32	$0.32	$0.32	$0.32	$0.28
Other Data
Interest Rate Spread Information:
Average During Period	2.98%	3.06%	2.83%	2.45%	2.44%
End Of Period	3.30%	3.34%	3.21%	2.58%	2.14%
Net Interest Margin (Net Interest Income/Average Earning Assets)	3.09%	3.17%	2.98%	2.63%	2.69%
Average Interest-Earning Assets To Average Interest- Bearing Liabilities	107.08%	106.35%	106.64%	105.80%	106.30%
Common Equity To Total Assets	6.36%	5.79%	5.25%	5.02%	5.65%
Non-Performing Assets To Total Assets (2)	3.98%	2.89%	4.39%	1.51%	0.81%
Return On Assets (Ratio Of Net Income To Average Total Assets)	0.15%	0.12%	0.06%	0.24%	0.54%
Return On Common Equity (Ratio Of Net Income To Average Common Equity)	2.35%	2.17%	1.27%	4.72%	9.54%
Common Equity To Assets Ratio (Ratio Of Average Common Equity To Average Total Assets)	6.22%	5.62%	5.09%	5.10%	5.66%
Dividend Pay-Out Ratio On Common Shares(3)	69.50%	74.13%	124.56%	36.59%	16.90%
Number Of Full-Service Offices	13	13	13	13	13

(1)     INCLUDES LOANS HELD FOR SALE.
(2)     NON-PERFORMING ASSETS CONSIST OF NON-ACCRUAL LOANS AND REPOSSESSED ASSETS.
(3)       RATIO OF DIVIDENDS PAID ON COMMON SHARES TO NET INCOME AVAILABLE TO COMMON SHAREHOLDERS

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

General

The following discussion is presented to provide the reader with an understanding of the financial condition and the results of operations of Security Federal Corporation and its subsidiaries.  The investment and other activities of the parent company, Security Federal Corporation (the “Company”), have had no significant impact on the results of operations for the periods presented in the Consolidated Financial Statements included herein.  The information presented in the following discussion of financial results is indicative of the activities of Security Federal Bank (“Bank”), a wholly owned subsidiary of the Company.  The Bank was founded in 1922 as a federally chartered stock savings bank. On December 28, 2011, the Bank completed a charter conversion from a federally chartered stock savings bank to a South Carolina chartered commercial bank. In connection with this transaction, the Company reorganized from a savings and loan holding company into a bank holding company.

The Bank also has two wholly owned subsidiaries: Security Federal Insurance Inc. (“SFINS”) and Security Financial Services Corporation (“SFSC”).  SFINS was formed in the fiscal year ended March 31, 2002 and began operating during the December 2001 quarter.  SFINS is an insurance agency offering auto, business, health, and home insurance. SFINS has a wholly owned subsidiary, Collier Jennings Financial Corporation (“Collier Jennings”), which has three wholly owned subsidiaries: Security Federal Auto Insurance, The Auto Insurance Store Inc., and Security Federal Premium Pay Plans Inc.  Security Federal Premium Pay Plans Inc. has one wholly owned premium finance subsidiary and also has an ownership interest in four other premium finance subsidiaries.

SFSC was formed in 1975 and was inactive for several years. During the quarter ended December 31, 2010, it was reactivated and utilitzed to hold and operate a repossessed hotel located in Hardeeville, South Carolina. Subsequently, in fiscal 2012 the hotel was sold and the subsidiary once again returned to inactive status.

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

Forward-Looking Statements

This document, including information included or incorporated by reference, contents, and future filings by the Company on Form 10-K, Form 10-Q, and Form 8-K, and future oral and written statements by the Company and its management may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated, including, but not limited to:

•
the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be affected by deterioration in the housing and commercial real estate markets;

•	changes in general economic conditions, either nationally or in our market areas;

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

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
•
results of examinations of the Company by the Board of Governors of the Federal Reserve System (“Federal Reserve”), and our bank subsidiary by the Federal Deposit Insurance Corporation and the South Carolina State Board of Financial Institutions,  or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings;

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

•	increased competitive pressures among financial services companies;
•	changes in consumer spending, borrowing and savings habits;
•	the impact of new legislation, including the Jumpstart Our Business Startups Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations;
•	the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions;
•	our ability to pay dividends on our common stock;
•	adverse changes in the securities markets;
•	inability of key third-party providers to perform their obligations to us;
•
changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods;

•
Future legislative changes and our ability to comply with the requirements of the U.S. Department of Treasury’s Community Development Capital Initiative; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere in this document.

Some of these and other factors are discussed in our Annual Report on Form 10-K for the year ended March 31, 2012 under Item 1A, “Risk Factors.” Such developments could have an adverse impact on our financial position and our results of operations.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Critical Accounting Policies

The Company has adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of the Company’s consolidated financial statements.  The significant accounting policies of the Company are described in Note 1 of the Notes to the Consolidated Financial Statements included herein.

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

While management uses the best information available to make evaluations, future adjustments may be necessary if economic conditions differ substantially from the assumptions used in making these evaluations.  The allowance for loan losses is subject to periodic evaluations by bank regulatory agencies that may require adjustments to the allowance based upon the information that is available at the time of their examination. For a further discussion of the Company’s estimation process and methodology related to the allowance for loan losses, see the discussion under the section entitled “Comparison of the Years Ended March 31, 2012 and 2011 - Financial Condition” and “-Provision for Loan Losses” and “Comparison of the Years Ended March 31, 2011 and 2010 - Financial Condition” and “-Provision for Loan Losses” included herein.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

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

At March 31, 2012, the mismatch of interest-earning assets repricing or maturing within one year with interest-bearing liabilities repricing or maturing within one year was $34.3 million or 3.7% of total assets compared to $9.9 million or 1.1% at March 31, 2011.  For more information on the Bank’s repricing position at March 31, 2012, see the tables on pages 12 and 13.

During the year ended March 31, 2012, the Bank originated, for investment purposes, $17.1 million in adjustable rate residential real estate loans (“ARM’s”), which are held for investment and are not sold. The Bank’s loan portfolio included $179.4 million of adjustable rate consumer loans, commercial loans, and mortgage loans or 40.3% of total gross loans at March 31, 2012.  During fiscal 2012, the Bank originated $204.9 million in consumer and commercial loans, which are usually short term in nature.  The Bank's portfolio of consumer and commercial loans was $344.6 million at March 31, 2012, $385.3 million at March 31, 2011, and $465.1 million at March 31, 2010.  Consumer and commercial loans combined were 77.4% of total loans at March 31, 2012, 76.8% of total loans at March 31, 2011, and 79.3% of total loans at March 31, 2010.

At March 31, 2012, the Bank held approximately $9.8 million in longer term fixed rate residential mortgage loans.  The majority of these loans, had converted from ARM loans to fixed rate loans during the previous 60 months.  These fixed rate loans have remaining maturities ranging from 10 to 30 years.  As of March 31, 2012, the Bank no longer had any ARM loans that have conversion features to fixed rate loans. On new originations, the Bank sells virtually all of its 15 and 30 year fixed rate mortgage loans at origination. However, occasionally the Bank may be required to repurchase a long term fixed rate residential mortgage loan it originally sold to an institutional investor. Fixed rate residential loans sold to Freddie Mac and other institutional investors, on a service-released basis totaled $37.9 million in fiscal 2012, $74.0 million in fiscal 2011, and $67.8 million in fiscal 2010.  The Bank sells all its fixed rate mortgage loans on a service-released basis.

Certificates of deposit of $100,000 or more, referred to as “Jumbo Certificates,” are normally considered to be interest rate sensitive because of their relatively short maturities.  At March 31, 2012, the Bank had $156.0 million outstanding in Jumbo Certificates compared to $172.2 million at March 31, 2011.  Brokered deposits totaled $34.4 million at March 31, 2012 compared to $39.7 million at March 31, 2011. The majority of the Bank’s deposits are originated within the Bank’s immediate market area.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Asset and Liability Management, Continued

The following table sets forth the maturity schedule of certificates of deposit with balances of $100,000 or greater at March 31, 2012:

At March 31, 2012
(In Thousands)
Within 3 Months	$32,232
After 3 Months, Within 6 Months	24,398
After 6 Months, Within 12 Months	18,946
After 12 Months	80,392
$155,968

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

	At March 31
	2012	2011
	(Dollars In Thousands)
Loans (1)	$267,372	$307,441
Mortgage-Backed Securities:
Held To Maturity	3,488	2,198
Available For Sale	92,157	67,935
Investment Securities:
Held To Maturity	8,715	1,966
Available For Sale	68,749	48,066
Other Interest-Earning Assets And FHLB Stock	9,048	11,535
Total Interest Rate Sensitive Assets Repricing Within 1 Year	$449,529	$439,141

Deposits	$381,351	$387,953
FHLB Advances And Other Borrowed Money	33,856	41,301
Total Interest Rate Sensitive Liabilities Repricing Within 1 Year	$415,207	$429,254

Gap	$34,322	$9,887

Interest Rate Sensitive Assets/Interest Rate Sensitive Liabilities	108.3%	102.30%
Gap As A Percent Of Total Assets	3.7%	1.1%

(1)	LOANS ARE NET OF UNDISBURSED FUNDS AND LOANS IN PROCESS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Asset and Liability Management, Continued

The following table sets forth the interest rate sensitivity of the Bank's assets and liabilities at March 31, 2012, on the basis of the factors and assumptions set forth in the table on the previous page.

	Three Months Or Less	Over 3 –12 Months	Over 1 – 3 Years	Over 3 – 5 Years	Over 5 – 10 Years	Over 10 Years	Total
	(Dollars In Thousands)
Interest-Earnings Assets
Loans (1)	$150,997	$116,375	$131,129	$32,842	$7,798	$4,008	$443,149

Mortgage-Backed Securities:
Held To Maturity, At Cost	933	2,555	5,733	19,823	13,225	1,464	43,733
Available For Sale, At Fair Value	41,891	50,266	68,780	51,085	21,927	3,905	237,854
Investment Securities: (2)
Held To Maturity, At Cost	1,353	7,362	6,752	6,694	1,195	587	23,943
Available For Sale, At Fair Value	60,830	7,919	14,087	9,909	20,552	2,804	116,101
FHLB Stock, At Cost	-	8,471	-	-	-	-	8,471
Other Interest-Earning Assets	577	-	1,727	-	-	-	2,304
Total Interest-Earning Assets	$256,581	$192,948	$228,208	$120,353	$64,697	$12,768	$875,555

Interest-Bearing Liabilities
Deposits:
Certificate Accounts	$67,576	$148,162	$67,725	$41,443	$-	$-	$324,906
NOW Accounts	3,854	11,562	61,666	-	-	-	77,082
Money Market Accounts	35,871	109,856	78,469	-	-	-	224,196
Statement Savings Accounts	1,118	3,352	17,879	-	-	-	22,349
Borrowings (2)	28,856	5,000	50,270	35,000	17,900	6,084	143,110
Total Interest-Bearing Liabilities	$137,275	$277,932	$276,009	$76,443	$17,900	$6,084	$791,643

Current Period Gap	$119,306	$(84,984)	$(47,801)	$43,910	$46,797	$6,684	$83,912
Cumulative Gap	$119,306	$34,322	$(13,479)	$30,431	$77,228	$83,912	$83,912
Cumulative Gap As A Percent Of Total Assets	12.9%	3.7%	(1.5)%	3.3%	8.4%	9.1%	9.1%

(1)	LOANS ARE NET OF UNDISBURSED FUNDS AND LOANS IN PROCESS.
(2)	CALLABLE SECURITIES AND FHLB ADVANCES ARE SHOWN AT THEIR LIKELY CALL DATES BASED ON MANAGEMENT’S ESTIMATES AT MARCH 31, 2012.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition

Total assets at March 31, 2012 were $924.6 million, a decrease of $8.9 million or 1.0% from $933.5 million at March 31, 2011.  This decrease was primarily the result of a decrease in net loans receivable, offset by an increase in investment and mortgage-backed securities.

Total net loans receivable were $428.5 million at March 31, 2012, a decrease of $56.0 million or 11.6% from $484.5 million at March 31, 2011.  Residential real estate loans held for investment decreased $13.2 million or 11.9% to $97.8 million at March 31, 2012.   Typically, long term, newly originated fixed rate mortgage loans are not retained in the portfolio but are sold immediately.  ARMs are typically retained in the portfolio.  At March 31, 2012, the Bank held 86.6% of its residential mortgage loans in ARMs, while it had 13.4% in fixed rate mortgages.  Consumer loans decreased $6.2 million or 9.5% while commercial business loans decreased $4.0 million or 29.4% and commercial real estate loans decreased $30.6 million or 10.0% to $276.3 million at fiscal year end March 31, 2012 from $307.0 million at March 31, 2011. The decrease in loans held for investment is the result of increased offering rates on new loans, tightened underwriting standards and a general decrease in loan demand.  Loans held for sale, which were $2.7 million at March 31, 2012, decreased $2.5 million from $5.2 million or 48.3% from the previous fiscal year end.

Total investments and mortgage-backed securities increased $49.2 million or 13.2% to $421.6 million at March 31, 2012 from $372.4 million at March 31, 2011.  Cash and cash equivalents increased $1.5 million or 19.1% to $9.3 million at March 31, 2012 compared to $7.8 million at March 31, 2011.   Premises and equipment decreased $1.1 million or 5.4% to $18.7 million at March 31, 2012 as a result of normal annual depreciation of premises and equipment. The Bank did not undertake any significant construction or renovation projects during the years ended March 31, 2012 or 2011. The cash value of Bank Owned Life Insurance (“BOLI”) was $10.8 million at March 31, 2012 compared to $10.4 million at March 31, 2011 reflecting a $420,000 increase as a result of accumulated BOLI earnings. There were no additional BOLI purchases during the fiscal year ended March 31, 2012.  BOLI, which earns tax-free yields, is utilized to partially offset the cost of the Company’s employee benefits programs and to provide key person insurance on certain executive officers of the Company.

The Company’s non-performing assets increased $9.9 million or 36.6% to $36.8 million at March 31, 2012 from $26.9 million at March 31, 2011. The following table sets forth detailed information concerning our non-performing assets for the periods indicated:

	At March 31, 2012		At March 31, 2011		$ Increase	% Increase
	Amount	Percent (1)	Amount	Percent (1)	(Decrease)	(Decrease)
Loans 90 Days Or More Past Due Or Non-Accrual Loans:
Residential Real Estate	$3,638,929	0.8%	$1,809,881	0.4%	$1,829,048	100.1%
Commercial Business	20,808	-	171,901	-	(151,093)	(87.9)
Commercial Real Estate	18,378,165	4.2	9,337,385	1.9	9,040,780	96.8
Consumer	620,358	0.1	1,194,171	0.2	(573,813)	(48.1)
Total Non-Performing Loans	22,658,260	5.1	12,513,338	2.5	10,144,922	81.1

Other Non-Performing Assets
Repossessed Assets	-	-	27,586	-	(27,586)	(100.0)
Real Estate Owned	14,160,099	3.2	14,406,267	2.9	(246,168)	(1.7)
Total Other Non-Performing Assets	14,160,099	3.2	14,433,853	2.9	(273,754)	(1.9)
Total Non-Performing Assets	$ 36,818,359	8.3%	$ 26,947,191	5.4%	$9,871,168	36.6%

Total Non-Performing Assets As A Percentage Of Total Assets	4.0%		2.9%

(1) PERCENT OF GROSS LOANS RECEIVABLE, NET OF DEFERRED FEES AND LOANS IN PROCESS AND LOANS HELD FOR SALE

The increase in non-performing assets was primarily concentrated in non-performing commercial real estate loans which increased $9.0 million to $18.4 million at March 31, 2012 from $9.3 million at March 31, 2011. The balance in non-performing commercial real estate loans at March 31, 2012 consisted of 39 loans to 26 borrowers with an average loan balance of $471,000. In the prior year, the balance in non-performing commercial real estate loans consisted of 48 loans to 23 borrowers with an average loan balance of $195,000.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition, Continued

Included in the commercial real estate category, $8.1 million was concentrated in hotel loans, of which $5.9 million consisted of three loans to one borrower secured by three different hotels all located in Georgia.  The remaining $2.2 million related to one loan to another borrower secured by a hotel located on the coast of South Carolina.

Of the remaining non-performing commercial real estate category, $7.0 million consisted of 12 loans secured by commercial buildings to nine separate borrowers and $876,000 consisted of four loans secured by raw land to three separate borrowers. The majority of the remaining loans in the commercial real estate category were secured by first mortgages on principal residences.

The Company also experienced an increase in non-performing one- to four- family real estate loans which increased $1.8 million to $3.6 million at March 31, 2012 from $1.8 million at March 31, 2011. At March 31, 2012, this balance was comprised of 15 loans with an average balance of $243,000. At March 31, 2011, this balance was comprised of eight loans with an average balance of $226,000.

Repossessed assets acquired in settlement of loans decreased $274,000 to $14.2 million at March 31, 2012 from $14.4 million at March 31, 2011. The Company foreclosed on 35 real estate properties during the year ended March 31, 2012 and sold 25 properties. At March 31, 2012, the balance consisted of the following 50 real estate properties: 17 single-family residences and 17 lots within residential subdivisions located throughout our market area in South Carolina and Georgia; five parcels of land in South Carolina and one in Georgia;  four commercial buildings in the Midlands area of South Carolina and one commercial building in Augusta, Georgia; a 40 lot subdivision development and adjacent 17 acres of land in Columbia, South Carolina; a 233 acre subdivision in Blythewood, South Carolina; a 43 lot subdivision in Elgin, South Carolina; a two rental complex in Columbia, South Carolina; and 34.8 acres of land in Bluffton, South Carolina which was originally acquired as a participation loan from another financial institution.

The Bank reviews its loan portfolio and allowance for loan losses on a monthly basis.  Future additions to the Bank's allowance for loan losses are dependent on, among other things, the performance of the Bank's loan portfolio, the economy, changes in real estate values, and interest rates.  There can be no assurance that additions to the allowance will not be required in future periods. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on our financial condition and results of operations. Management continually monitors its loan portfolio for the impact of local economic changes.  The ratio of allowance for loan losses to total loans was 3.32% at March 31, 2012 compared to 2.54% at March 31, 2011. The Bank closely monitors its past due loans.

The cumulative interest not accrued during the year ended March 31, 2012 relating to all non-performing loans totaled $964,000. Our strategy is to work with our borrowers to reach acceptable payment plans while protecting our interests in the existing collateral.  In the event an acceptable arrangement cannot be reached, we may have to acquire these properties through foreclosure or other means and subsequently sell, develop, or liquidate them.

The balance of loans in troubled debt restructurings (“TDRs”) increased $5.8 million or 47.5% during the year ended March 31, 2012. The Bank had 28 loans that were TDRs totaling $18.0 million at March 31, 2012 compared to 33 loans totaling $12.2 million at March 31, 2011. The 28 TDRs consisted of one consumer loan secured by a first mortgage on a residential dwelling totaling $73,000, one consumer auto loan totaling $15,000 and one jumbo mortgage loan totaling $710,000. The remaining 25 restructurings consisted of 24 commercial real estate loans to eight separate borrowers and one unsecured commercial loan. The commercial real estate loans were secured primarily by first mortgages on six single family residences and one lot, 11 commercial buildings, two parcels of land and three hotels.  At March 31, 2012, 17 of the TDRs to seven borrowers totaling $11.1 million were delinquent. All of the remaining TDRs were current at March 31, 2012.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition, Continued

All TDRs are reviewed for impairment loss.  At March 31, 2012, the Bank held $40.8 million in impaired loans, including $18.0 million in TDRs, compared to $33.3 million of impaired loans, including $12.2 million of TDRs, at March 31, 2011.

In July 2006, the Company acquired Collier Jennings Financial Corporation, an insurance agency specializing in consumer automobile insurance and premium financing. The resulting goodwill and other intangibles were $1.2 million and $100,000, respectively, at March 31, 2012; and $1.2 million and $160,000 at March 31, 2011, respectively.  Collier Jennings is now a subsidiary of Security Federal Insurance Inc.

Deposits at the Bank increased $5.8 million or 0.9% to $696.2 million at March 31, 2012 from $690.4 million at March 31, 2011. The Bank had brokered time deposits of $34.4 million at March 31, 2012 compared to $39.7 million at March 31, 2011. Brokered time deposits are appealing because rates paid on these deposits were typically lower than rates paid on time deposits obtained in the Bank’s primary market areas. Total deposits at March 31, 2012, excluding brokered time deposits, increased $11.1 million or 1.7% to $661.8 million from $650.8 million at March 31, 2011. Brokered time deposits were 4.9% of total deposits at March 31, 2012 and 5.7% of total deposits at March 31, 2011.

Advances from the FHLB decreased $16.1 million or 11.6% to $122.1 million at March 31, 2012 from $138.1 million a year earlier. Other borrowed money, which consists of retail repurchase agreements, decreased $1.4 million or 12.5% to $9.8 million at March 31, 2012 from $11.2 million at March 31, 2011.  The Company issued its only trust preferred security issuance in September 2006.  Gross proceeds of the issuance were $5.2 million and are classified as junior subordinated debentures on the Consolidated Balance Sheet included in the Consolidated Financial Statements contained herein. In December 2009, the Company issued $6.1 million in convertible senior debentures. The debentures will mature on December 1, 2029 and accrue interest at the rate of 8.0% per annum until maturity or earlier redemption or repayment. The debentures are convertible into the Company’s common stock at a conversion price of $20 per share at the option of the holder at any time prior to maturity.

Total shareholders' equity was $80.8 million at March 31, 2012, an increase of $4.8 million or 6.3% from $76.0 million a year earlier. During the year ended March 31, 2012, the Company eliminated its mandatorily redeemable shares of the Company’s common stock as a result of an investor’s purchase of those shares in a private transaction.  In connection with the purchase of those shares, the redemption feature was eliminated.  As a result , the Company no longer had the liability related to those shares on its balance sheet and the Company’s paid in capital increased $1.4 million.

The Company’s net income for the year ended March 31, 2012 was $1.8 million. Preferred stock dividends were $440,000 resulting in net income available to common shareholders of $1.4 million. Other changes in shareholders’ equity during fiscal 2012 were: stock compensation expense of $33,000, a net increase in other comprehensive income of $2.9 million, and $942,000 in dividends paid to common shareholders.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

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

	Fiscal Year 2012 Compared To 2011			Fiscal Year 2011 Compared To 2010
	Volume	Rate	Net	Volume	Rate	Net
	(In Thousands)
Interest-Earning Assets:
Loans: (1)
Mortgage Loans	$(1,005)	$150	$(855)	$(278)	$(356)	$(634)
Other Loans	(3,562)	(360)	(3,922)	(3,454)	2,498	(956)
Total Loans	(4,567)	(210)	(4,777)	(3,732)	2,142	(1,590)
Mortgage-Backed Securities (2)	967	(1,611)	(644)	(670)	(1,628)	(2,298)
Investments (2)(3)	644	(267)	377	811	(686)	125
Other Interest-Earning Assets	1	(3)	(2)	3	1	4
Total Interest-Earning Assets	$(2,955)	$(2,091)	$(5,046)	$(3,588)	$(171)	$(3,759)
Interest-Bearing Liabilities:
Deposits:
Certificate Accounts	$(849)	$(1,657)	$(2,506)	$(34)	$(2,957)	$(2,991)
NOW Accounts	13	(112)	(99)	8	19	27
Money Market Accounts	305	(570)	(265)	290	(837)	(547)
Savings Accounts	4	(17)	(13)	8	(26)	(18)
Total Deposits	(527)	(2,356)	(2,883)	272	(3,801)	(3,529)
Borrowings	(669)	(146)	(815)	(2,290)	1,778	(512)
Total Interest-Bearing Liabilities	(1,196)	(2,502)	(3,698)	(2,018)	(2,023)	(4,041)
Effect On Net Income	$(1,759)	$411	$(1,348)	$(1,570)	$1,852	$282

(1)  INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE
         LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

(3)	TAX EQUIVALENT BASIS IS CALCULATED USING AN EFEECTIVE TAX RATE OF 34% AND WAS $172,205 AND $5,000, RESPECTIVELY FOR THE YEARS ENDED MARCH 31, 2012 AND 2011.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations, Continued

The following table presents the total dollar amount of interest income on a tax equivalent basis from average interest-earning assets for the periods indicated and the resultant yields, as well as the interest expense on average interest-bearing liabilities expressed both in dollars and rates.

	Yield/	Averages For Fiscal Years Ended March 31,
	Rate At	2012			2011			2010
	March 31, 2012	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
		(Dollars In Thousands)
Interest-Earning Assets:
Mortgage Loans	5.07%	$103,842	$5,186	4.99%	$116,148	$6,041	5.20%	$121,311	$6,675	5.50%
Other Loans	6.60%	354,753	22,847	6.44%	419,983	26,769	6.37%	476,667	27,725	5.82%
Total Loans (1)	6.25%	458,595	28,033	6.11%	536,131	32,810	6.12%	597,978	34,400	5.75%
Mortgage-Backed Securities (2)	3.31%	257,595	7,661	2.97%	229,052	8,305	3.63%	245,173	10,603	4.32%
Investments (2) (3)	2.55%	130,690	3,004	2.30%	103,279	2,627	2.54%	74,845	2,503	3.34%
Other Interest- Earning Assets	0.46%	4,826	3	0.05%	3,547	5	0.13%	1,261	1	0.07%

Total Interest-Earning Assets	4.66%	$851,706	$38,701	4.54%	$872,009	$43,747	5.02%	$919,257	$47,507	5.17%

Interest-Bearing Liabilities:
Certificate Accounts	1.36%	$335,736	$5,040	1.50%	$382,508	$7,546	1.97%	$383,769	$10,537	2.75%
NOW Accounts	0.13%	73,202	86	0.12%	67,934	185	0.27%	64,722	158	0.24%
Money Market Accounts	0.55%	216,517	1,617	0.75%	183,128	1,882	1.03%	161,663	2,429	1.50%
Savings Accounts	0.20%	20,858	45	0.22%	19,374	58	0.30%	17,440	76	0.44%
Total Interest-Bearing Accounts	0.89%	646,313	6,788	1.05%	652,944	9,671	1.48%	627,594	13,200	2.10%
Other Borrowings	0.25%	10,424	39	0.37%	11,714	62	0.53%	41,749	249	0.60%
Jr. Subordinated Debt	2.17%	5,155	167	3.24%	5,155	233	4.53%	5,155	239	4.64%
Sr. Convertible Debt	8.00%	6,084	487	8.00%	6,084	487	8.00%	2,017	162	8.03%
FHLB Advances	3.62%	127,417	4,916	3.86%	144,054	5,642	3.92%	185,499	6,286	3.39%
Total Interest-Bearing Liabilities	1.36%	$795,393	$12,397	1.56%	$819,951	$16,095	1.96%	$862,014	$20,136	2.34%

Net Interest Income			$26,304			$27,652			$27,371

Interest Rate Spread	3.30%			2.98%			3.06%			2.83%

Net Yield On Earning Assets (Net Interest Margin)				3.09%			3.17%			2.98%

(1)    INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE
         LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

(3)	TAX EQUIVALENT BASIS IS CALCULATED USING AN EFEECTIVE TAX RATE OF 34% AND WAS $172,205 AND $5,000, RESPECTIVELY FOR THE YEARS ENDED MARCH 31, 2012 AND 2011.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Comparison of the Years Ended March 31, 2012 and 2011

General

The Company’s earnings available to common shareholders were $1.4 million for the year ended March 31, 2012, compared to $1.2 million for the year ended March 31, 2011.  The $198,000 or 17.1% increase in earnings was attributable primarily to the decrease in non-interest expenses combined with an increase in non-interest income. These factors were offset slightly by a decrease in net interest income and an increase in the provision for loan losses.

Net Interest Income

Net interest margin on a tax equivalent basis for the year ended March 31, 2012 decreased eight basis points to 3.09% down from 3.17% in the previous year.  As a result, net interest income decreased $1.5 million or 5.5% to $26.1 million for the year ended March 31, 2012 compared to $27.7 million for the previous year. The decrease was attributable to a decrease in interest income offset by a decrease in interest expense. Average interest-earning assets decreased $20.3 million or 2.3% to $851.7 million while average interest-bearing liabilities decreased $24.6 million or 3.0% to $795.4 million. The interest rate spread was 2.98% for the year ended March 31, 2012 compared to 3.06% for the year ended March 31, 2011.

Interest income on loans decreased $4.8 million to $28.0 million during the year ended March 31, 2012 from $32.8 million during fiscal 2011.  The 14.6% decrease was attributable to a decrease in average total loans outstanding of $77.5 million combined with a one basis point decrease in the yield earned on the Bank’s loans during fiscal 2012.  Interest income on investment securities, mortgage-backed securities, and other investments decreased $436,000 as a result of a decrease in the yield earned offset in part by an increase in the aggregate average balance in the overall investment portfolio, including mortgage-backed securities, investments, and other interest-earning assets of $57.2 million.

Interest expense on deposits decreased $2.9 million or 29.8% to $6.8 million during the year ended March 31, 2012.  Average interest bearing deposits decreased $6.6 million while the average cost of those deposits decreased 43 basis points during the year ended March 31, 2012.  Interest expense on FHLB advances and other borrowings decreased $748,000 or 13.1% to $5.0 million during fiscal 2012.  The decrease was a result of a decrease in average FHLB advances and other borrowings outstanding during fiscal 2012 of $17.9 million and a decrease in the average costs of those borrowings of seven basis points to 3.59% in fiscal 2012 compared to 3.66% in fiscal 2011.

Interest expense on junior subordinated debentures was $167,000 for fiscal 2012 compared to $233,000 during fiscal 2011. The average outstanding balance on these debentures remained constant at $5.2 million during both periods while the average cost decreased 129 basis points to 3.24% in fiscal 2012 compared to 4.53% in fiscal 2011. Interest expense on senior convertible debentures was $487,000 for the years ended March 31, 2012 and 2011. The senior convertible debentures were issued during fiscal 2010 and have a fixed rate of 8%.

Provision for Loan Losses

Non-performing assets, which consist of non-accrual loans and repossessed assets, increased $9.9 million or 36.6% to $36.8 million at March 31, 2012 from $26.9 million at March 31, 2011. Non-performing assets were 4.0% of total assets at March 31, 2012 and 2.9% of total assets at March 31, 2011. Consistent with the increase in non-performing assets, the provision for loan losses increased $850,000 to $8.7 million for the year ended March 31, 2012 compared to $7.8 million for the previous year.  Non-accrual loans, which are loans delinquent 90 days or more, were $22.7 million at March 31, 2012 compared to $12.5 million at March 31, 2011.  Net charge-offs were $6.5 million or 1.48% of gross loans in fiscal 2012 compared to $7.6 million or 1.55% of gross loans in fiscal 2011. Management of the Bank continues to be concerned about current market conditions and closely monitors the loan portfolio on an on-going basis to proactively identify any potential problem loans.

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
Management's Discussion and Analysis of Financial Condition and Results of Operations

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

Non-Interest Income

Non-interest income increased $147,000 or 2.2% to $6.9 million during fiscal 2012 compared to $6.8 million for the same period one year earlier. Gain on sale of investments increased $780,000 or 51.3% to $2.3 million during fiscal 2012 from $1.5 million during fiscal 2011.  Based on an analysis of the portfolio, the Company was able to maximize return by selling securities with short average lives as a result of call features or securities with adjustable rates scheduled to reprice down in the near future. Gain on sale of loans decreased $870,000 or 61.9% to $535,000 during fiscal 2012 compared to $1.4 million during fiscal 2011 as a result of a decrease in the volume of fixed rate residential mortgage loans originated and sold. The volume of refinancing activity was at an all time high in fiscal 2011 as a result of the low interest rate environment. Service fees on deposit accounts increased $12,000 or 1.1% to $1.2 million during fiscal 2012 from $1.1 million during fiscal 2011.

Income from insurance agency commissions was $426,000 during fiscal 2012 a decrease of $33,000 or 7.1% compared to $459,000 during fiscal 2011. Trust income increased $17,000 or 3.6% to $476,000 during fiscal 2012 from $459,000 during fiscal 2011. Income from BOLI increased $5,000 or 1.2% to $420,000 during fiscal year 2012 from $415,000 during fiscal 2011.

Mandatorily redeemable financial instrument valuation income was $50,000 for the year ended March 31, 2012 compared to $196,000 for the same period one year earlier. Based on its terms, the mandatorily redeemable financial instrument was redeemable at the greater of $26 per share or one and a half times the book value per common share of the Company. The Company recorded valuation income to properly reflect the fair value of the instrument. During fiscal 2012, the Company eliminated the mandatorily redeemable shares as a result of an investor’s purchase of these shares in a private transaction. In connection with the purchase of these shares, the redemption feature was eliminated.

Check card fee income increased $95,000 or 13.8% to $788,000 for the year ended March 31, 2012 compared to $692,000 for the prior year. Other miscellaneous income including annuity and investment brokerage commissions, bank credit life insurance on loans, and other miscellaneous income increased $287,000 or 56.8% to $791,000 during fiscal 2012 from $504,000 during fiscal 2011. In connection with its participation in the Treasury’s Bank Enterprise Award program, the Bank received $206,000 in grant income during the quarter ended December 31, 2011 which contributed to the increase in other miscellaneous income.

General and Administrative Expenses

General and administrative expenses decreased $3.1 million or 13.1% to $20.7 million during the year ended March 31, 2012 compared to $23.8 million during the same period one year earlier.  Compensation and employee benefits decreased $838,000 or 7.1% to $11.0 million from $11.8 million for fiscal 2011. As part of the Company’s cost savings strategies and due to the uncertainty in the economy, the Company did not offer annual raises in January 2011. In addition, due to increased efficiency and some attrition, the number of full-time equivalent employees decreased by 12 to 206 full time equivalent employees at March 31, 2012, compared to 218 at March 31, 2011.  Occupancy expense decreased $51,000 or 2.7% to $1.9 million relatively unchanged from fiscal 2011, while advertising expense decreased $6,000 or 1.6% to $387,000 from $393,000 for fiscal 2011. Depreciation and maintenance of equipment expense decreased $112,000 or 6.1% to $1.7 million during the year ended March 31, 2012 compared to $1.8 million in fiscal 2011. These decreases were also a result of the Company’s efforts to reduce expenses during the year.

FDIC insurance premiums decreased $391,000 or 32.1% to $827,000 for the year ended March 31, 2012 compared to $1.2 million in 2011 as a result of a change in the calculation of the assessment base. The calculation changed from a deposit based method to an asset based method.  The Bank’s asset base has decreased.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

General and Administrative Expenses, Continued

Net cost of operation of real estate owned decreased $1.1 million or 47.0% to $1.2 million for the year ended March 31, 2012 compared to $2.3 million in 2011. This decrease was the result of a decrease in foreclosures and a decrease in write downs on repossessed assets during the year. The Bank foreclosed on 35 real estate properties during 2012 compared to 40 real estate properties in 2011. Repossessed assets are recorded at the lower of cost or estimated fair value less costs to sell. As local real estate values declined significantly in the prior year, the Bank was required to write down these properties to their fair values. Write downs on repossessed assets totaled $609,000 for the year ended March 31, 2012 compared to $1.4 million for the year ended March 31, 2011.

Other miscellaneous expenses, which encompass legal, professional, and consulting expenses, stationery and office supplies, and other expenses decreased $601,000 or 14.3% to $3.6 million during fiscal 2012 compared to $4.2 million during fiscal 2011.

Income Taxes

The provision for income taxes increased $953,000 or 99.5% to $1.9 million during the year ended March 31, 2012 compared to $958,000 for the year ended March 31, 2011.  The effective tax rate was 51.6% for fiscal 2012 and 34.2% for fiscal 2011.

On December 28, 2011, the Bank completed a charter conversion from a federally chartered stock savings bank to a South Carolina chartered commercial bank. As a result of this transaction, the Company recognized an additional $625,000 in income tax expense during the year ended March 31, 2012, a one time charge which resulted from a portion of the Company’s deferred tax asset that became unrealizable due to a difference in South Carolina income tax laws for banks versus thrifts. As a result of the conversion from a thrift to a bank, the basis for calculating taxes for South Carolina changed from pre-tax income (which incorporated permanent tax differences) at a rate of 6% to book net income (after applicable federal taxes) at a rate of 4.5%. Going forward as a result of the Bank’s charter conversion, the Company will be subject to this lower state income tax rate and therefore expects to experience lower income tax expense in future periods.

The effective tax rate for the year ended March 31, 2012, excluding the deferred tax asset write-down was 34.7% compared with 34.2% for the same period of the prior year.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

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

Net cost of operation of real estate owned increased $1.5 million or 186.0% to $2.3 million for the year ended March 31, 2011 compared to $815,000 in 2010. This increase was the result of an increase in foreclosures and an increase in write downs on repossessed assets during the year. The Bank foreclosed on 40 real estate properties during 2011 compared to 25 real estate properties in 2010. Repossessed assets are recorded at the lower of cost or estimated fair value less costs to sell. As local real estate values decline, the Bank is required to write down these properties to their fair values. Write downs on repossessed assets totaled $1.4 million for the year ended March 31, 2011.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Regulatory Capital

The following table reconciles the Bank's shareholders' equity to its various regulatory capital positions:

	At March 31,
	2012	2011
	(In Thousands)

Bank’s Shareholders’ Equity (1)	$79,854	$77,758
Reduction For Goodwill And Other Intangibles	1,299	1,359
Tangible Capital	78,555	76,399
Core Capital	78,555	76,399
Supplemental Capital	5,743	6,219
Total Risk-Based Capital	$84,298	$82,618

(1)	FOR FISCAL 2012 AND 2011, EXCLUDES UNREALIZED GAIN OF $6.6 MILLION and $3.7 MILLION, RESPECTIVELY, ON AVAILABLE FOR SALE SECURITIES.

The following table compares the Bank's capital levels relative to regulatory requirements at March 31, 2012:

	Amount Required	Percent Required	Actual Amount	Actual Percent	Excess Amount	Excess Percent
	(Dollars In Thousands)

Tangible Capital	$18,151	2.0%	$78,555	8.7%	$60,404	6.7%
Tier 1 Leverage (Core) Capital	36,303	4.0%	78,555	8.7%	42,252	4.7%
Tier 1 Risk-Based (Core) Capital	18,022	4.0%	78,555	17.4%	60,533	13.4%
Total Risk-Based Capital	36,043	8.0%	84,298	18.7%	48,255	10.7%

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

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

The principal use of the Bank's funds is the origination of mortgages and other loans and the purchase of investments and mortgage-backed securities.  Loan originations on loans held for investment were $219.5 million in fiscal 2012 compared to $240.2 million in fiscal 2011 and $336.4 million in fiscal 2010.  The decrease in originations in fiscal 2012 was primarily the result of a decrease in mortgage loan originations, which decreased $12.8 million. The decreases in fiscal 2011 and 2010 were primarily the result of a decrease in commercial loan originations which decreased $88.8 million and $61.3 million, respectively. Purchases of investments and mortgage-backed securities were $215.1 million in fiscal 2012 compared to $224.7 million in fiscal 2011 and $150.2 million in fiscal 2010.  Other uses of the Bank’s funds during fiscal 2012 included paying down FHLB advances.

Unused lines of credit on home equity loans, credit cards, and commercial loans amounted to $32.1 million at March 31, 2012.  Home equity loans are made on a floating rate basis with final maturities of 10 to 15 years.  Credit cards are generally made on a floating rate basis, and are renewed annually or every other year.  In addition to the above commitments, the Bank has undisbursed loans-in-process of $1.9 million at March 31, 2012, which will be disbursed over an average of 90 days.  These commitments to originate loans and future advances of lines of credit are expected to be funded from loan amortizations and prepayments, deposit inflows, maturing investments, and short-term borrowing capacity.

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at March 31, 2012:

(In Thousands)	One Month Or Less	After One Through Three Months	After Three Through Twelve Months	Within One Year	One Year Or Greater	Total
Unused Lines Of Credit	$ -	$ 188	$ 4,609	$ 4,797	$ 27,276	$ 32,073
Standby Letters Of Credit	20	615	673	1,308	413	1,721
Total	$ 20	$ 803	$ 5,282	$ 6,105	$ 27,689	$ 33,794

Management believes that future liquidity can be met through the Bank's deposit base, which increased $5.8 million during fiscal 2012, and from maturing investments.  In addition, at March 31, 2012 the Bank had another $152.8 million in unused borrowing capacity at the FHLB.

Historically the Bank’s cash flow from operating activities has been relatively stable.  The cash flows from investing activities vary with the need to invest excess funds or utilize leverage strategies with the purchase of mortgage-backed and investment securities.  The cash flows from financing activities vary depending on the need for FHLB and other advances.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Contractual Obligations

In the normal course of business, the Company enters into contractual obligations that meet various business needs.  These contractual obligations include time deposits to customers, borrowings from the FHLB of Atlanta, other borrowings, junior subordinated debentures, senior convertible debentures and lease obligations for facilities.  See Notes 5, 9, 10, 11 and 13 of the Notes to the Consolidated Financial Statements included herein for additional information.  The following table summarizes the Company’s long-term contractual obligations at March 31, 2012. Contractual repayments may differ from actual repayments because some of the obligations may be subject to calls.

	One Year Or Less	Over One to Three Years	Over Three to Five Years	Thereafter	Total
	(In Thousands)
Time deposits	$215,738	$67,725	$41,443	$-	$324,906
FHLB Advances	18,900	50,270	35,000	17,900	122,070
Other Borrowings	9,801	-	-	-	9,801
Jr. Sub. Debentures	-	-	-	5,155	5,155
Sr. Conv. Debentures	-	-	-	6,084	6,084
Operating Lease Obligations	407	828	569	1,322	3,126
Total	$244,846	$118,823	$77,012	$30,461	$471,142

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

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
Aiken, South Carolina

We have audited the accompanying consolidated balance sheets of Security Federal Corporation and Subsidiaries as of March 31, 2012 and 2011, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for each of the three years in the period ended March 31, 2012.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Security Federal Corporation and Subsidiaries as of March 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 2012, in conformity with U.S. generally accepted accounting principles.

Columbia, South Carolina
June 22, 2012

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	March 31,
	2012	2011
ASSETS:
Cash And Cash Equivalents	$9,331,372	$7,835,638
Certificates Of Deposits With Other Banks	1,727,210	100,432
Investment And Mortgage-Backed Securities:
Available For Sale: (Amortized Cost of $343,421,858 and $333,387,779 at March 31, 2012 and 2011, Respectively)	353,954,857	339,252,790
Held To Maturity: (Fair Value of $69,965,869 and $34,122,925 at March 31, 2012 and 2011, Respectively)	67,676,210	33,165,125
Total Investments And Mortgage-Backed Securities	421,631,067	372,417,915
Loans Receivable, Net:
Held For Sale	2,671,771	5,166,234
Held For Investment: (Net of Allowance of $14,615,198 and $12,501,800 at March 31, 2012 and 2011, Respectively)	425,838,835	479,304,382
Total Loans Receivable, Net	428,510,606	484,470,616
Accrued Interest Receivable:
Loans	1,718,252	1,742,281
Mortgage-Backed Securities	987,911	944,667
Investment Securities	793,655	889,297
Total Accrued Interest Receivable	3,499,818	3,576,245
Premises And Equipment, Net	18,726,299	19,800,616
FHLB Stock, At Cost	8,471,100	11,267,485
Repossessed Assets Acquired In Settlement Of Loans	14,160,099	14,433,853
Bank Owned Life Insurance	10,836,305	10,416,305
Intangible Assets, Net	99,477	159,500
Goodwill	1,199,754	1,199,754
Other Assets	6,443,501	7,865,690
Total Assets	$924,636,608	$933,544,049

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Deposit Accounts	$696,201,056	$690,357,114
Advances From FHLB	122,069,802	138,136,338
Other Borrowings	9,801,386	11,195,474
Junior Subordinated Debentures	5,155,000	5,155,000
Advance Payments By Borrowers For Taxes And Insurance	350,464	381,488
Mandatorily Redeemable Financial Instruments	-	1,467,312
Senior Convertible Debentures	6,084,000	6,084,000
Other Liabilities	4,203,014	4,755,118
Total Liabilities	843,864,722	857,531,844
Commitments (Notes 5 and 19)
Shareholders' Equity:
Serial Preferred Stock, $.01 Par Value; Authorized 200,000 Shares; Issued And Outstanding, 22,000 At March 31, 2012 And 2011, Respectively	22,000,000	22,000,000
Common Stock, $.01 Par Value; Authorized 5,000,000 Shares; Issued And Outstanding Shares, 3,144,934 And 2,944,001, Respectively, At March 31, 2012 And 2011	31,449	30,884
Warrant Issued In Conjunction With Serial Preferred Stock	400,000	400,000
Additional Paid-In Capital	11,626,245	10,176,375
Treasury Stock, At Cost (200,933 Shares At March 31, 2012 And 2011, Respectively)	(4,330,712)	(4,330,712)
Accumulated Other Comprehensive Income	6,533,573	3,637,675
Retained Earnings, Substantially Restricted	44,511,331	44,097,983
Total Shareholders' Equity	80,771,886	76,012,205
Total Liabilities And Shareholders' Equity	$924,636,608	$933,544,049

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

	For the Years Ended March 31,
	2012	2011	2010
Interest Income:
Loans	$28,032,556	$32,809,913	$34,399,899
Mortgage-Backed Securities	7,661,454	8,304,884	10,603,186
Investment Securities	2,832,193	2,623,006	2,503,005
Other	2,620	4,537	872
Total Interest Income	38,528,823	43,742,340	47,506,962

Interest Expense:
NOW And Money Market Accounts	1,702,502	2,067,241	2,586,827
Statement Savings Accounts	45,089	58,195	76,359
Certificate Accounts	5,040,071	7,546,064	10,537,020
FHLB Advances And Other Borrowed Money	4,955,443	5,703,534	6,534,398
Senior Convertible Debentures	486,720	486,720	162,240
Junior Subordinated Debentures	167,007	233,361	239,399
Total Interest Expense	12,396,832	16,095,115	20,136,243

Net Interest Income	26,131,991	27,647,225	27,370,719
Provision For Loan Losses	8,650,000	7,800,000	8,155,000
Net Interest Income After Provision For Loan Losses	17,481,991	19,847,225	19,215,719

Non-Interest Income:
Gain On Sale Of Investment Securities	2,300,254	1,520,599	1,213,041
Gain On Sale Of Loans	534,968	1,404,879	1,040,014
Service Fees On Deposit Accounts	1,156,202	1,143,811	1,231,081
Commissions From Insurance Agency	425,967	458,663	456,860
Trust Income	476,000	459,500	455,000
Bank Owned Life Insurance Income	420,000	415,000	360,000
Mandatorily Redeemable Financial Instrument Valuation Income (Expense)	50,000	196,000	(63,000)
Check Card Fee Income	787,517	692,220	513,381
Other	790,797	504,289	906,206
Total Non-Interest Income	6,941,705	6,794,961	6,112,583

General And Administrative Expenses:
Compensation And Employee Benefits	10,990,812	11,828,376	11,842,024
Occupancy	1,878,754	1,929,946	2,002,233
Advertising	387,079	393,287	404,182
Depreciation And Maintenance Of Equipment	1,720,726	1,832,295	1,782,497
FDIC Insurance Premiums	826,731	1,218,075	1,837,877
Amortization Of Intangibles	60,023	90,000	90,000
Net Cost Of Operation Of Other Real Estate Owned	1,235,272	2,330,410	814,727
Other	3,617,643	4,218,751	3,889,756
Total General And Administrative Expenses	20,717,040	23,841,140	22,663,296

Income Before Income Taxes	3,706,656	2,801,046	2,665,006
Provision For Income Taxes	1,911,281	958,133	1,060,205
Net Income	1,795,375	1,842,913	1,604,801
Preferred Stock Dividends	440,000	666,453	900,000
Accretion Of Preferred Stock To Redemption Value	-	18,816	72,544
Net Income Available To Common Shareholders	$1,355,375	$1,157,644	$632,257

Net Income Per Common Share (Basic)	$0.46	$0.43	$0.26
Net Income Per Common Share (Diluted)	$0.46	$0.42	$0.25
Cash Dividend Per Share On Common Stock	$0.32	$0.32	$0.32

Weighted Average Shares Outstanding (Basic)	2,944,001	2,684,130	2,460,855
Weighted Average Shares Outstanding (Diluted)	2,944,001	2,762,824	2,527,584

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income
For the Years Ended March 31, 2012, 2011 and 2010

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
(Continued)

 SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income
For the Years Ended March 31, 2012, 2011 and 2010, Continued

	Preferred Stock	Warrants	Common Stock	Additional Paid – In Capital	Treasury Stock	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance At March 31, 2011	$22,000,000	$400,000	$30,884	$10,176,375	$(4,330,712)	$3,637,675	$44,097,983	$76,012,205
Net Income	-	-	-	-	-	-	1,795,375	1,795,375
Other Comprehensive Income Net Of Tax:
Unrealized Holding Gains On Securities Available For Sale, Net Of Taxes	-	-	-	-	-	4,322,055	-	4,322,055
Reclassification Adjustment For Gains Included In Net Income, Net Of Taxes	-	-	-	-	-	(1,426,157)	-	(1,426,157)
Comprehensive Income	-	-	-	-	-	-	-	4,691,273
Redemption Of Mandatorily Redeemable Financial Instrument	-	-	565	1,416,747	-	-	-	1,417,312
Stock Compensation Expense	-	-	-	33,123	-	-	-	33,123
Cash Dividends On Preferred	-	-	-	-	-	-	(440,000)	(440,000)
Cash Dividends On Common	-	-	-	-	-	-	(942,027)	(942,027)
Balance At March 31, 2012	$22,000,000	$400,000	$31,449	$11,626,245	$(4,330,712)	$6,533,573	$44,511,331	$80,771,886

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

 Consolidated Statements of Cash Flows
	For the Years Ended March 31,
	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$1,795,375	$1,842,913	$1,604,801
Adjustments To Reconcile Net Income To Net Cash Provided By Operating Activities:
Depreciation Expense	1,491,028	1,549,477	1,577,968
Amortization Of Intangible Assets	60,023	90,000	90,000
Stock Option Compensation Expense	33,123	34,424	33,124
Discount Accretion And Premium Amortization	5,536,476	3,690,505	1,914,150
Provisions For Losses On Loans	8,650,000	7,800,000	8,155,000
Write Down Of Goodwill	-	-	222,000
Mandatorily Redeemable Financial Instrument Valuation (Income) Expense	(50,000)	(196,000)	63,000
Income From Bank Owned Life Insurance	(420,000)	(415,000)	(360,000)
Gain On Sales Of Loans	(534,968)	(1,404,879)	(1,040,014)
Gain On Sales Of Mortgage-Backed Securities	(1,255,867)	(1,207,238)	(619,856)
Gain On Sales Of Investment Securities	(1,044,387)	(313,361)	(593,185)
Loss On Sale Of Real Estate Owned	4,230	256,484	103,920
Write Down On Real Estate Owned	608,920	1,409,564	504,580
Amortization Of Deferred Fees On Loans	(18,665)	(11,550)	(128,217)
Gain On Disposition Of Premises And Equipment	-	-	(25)
Proceeds From Sale Of Loans Held For Sale	40,891,379	74,175,983	68,819,036
Origination Of Loans Held For Sale	(37,861,948)	(74,775,875)	(65,228,678)
(Increase) Decrease In Accrued Interest Receivable:
Loans	24,029	45,190	224,496
Mortgage-Backed Securities	(43,244)	19,713	174,531
Investment Securities	93,864	(185,958)	(339,632)
(Decrease) Increase In Advance Payments By Borrowers	(31,024)	54,156	(94,129)
(Increase) Decrease In Prepaid FDIC Assessment	674,171	1,172,294	(3,987,622)
Other, Net	(1,576,174)	444,784	(2,586,265)
Net Cash Provided By Operating Activities	17,026,341	14,075,626	8,508,983

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase Of Mortgage-Backed Securities Available For Sale	(95,362,225)	(116,717,564)	(80,947,679)
Principal Repayments On Mortgage-Backed Securities Available For Sale	48,615,134	58,109,556	63,591,884
Maturities Of Mortgage-Backed Securities Available For Sale	-	-	1,000,000
Purchase Of Mortgage-Backed Securities Held To Maturity	(26,183,966)	(12,726,562)	-
Principal Repayments On Mortgage-Backed Securities Held To Maturity	1,241,459	3,725,195	7,486,884
Purchase Of Investment Securities Available For Sale	(75,048,637)	(88,254,904)	(69,209,182)
Maturities Of Investment Securities Available For Sale	30,601,423	31,044,163	18,640,344
Purchase of Investment Securities Held To Maturity	(18,532,549)	(7,043,450)	-
Maturities Of Investment Securities Held To Maturity	8,598,502	1,628,735	4,881,502
Proceeds From Sale of Investment Securities Available For Sale	28,213,347	16,463,819	27,465,905
Proceeds From Sale of Mortgage-Backed Securities Available For Sale	50,076,125	48,564,592	30,725,706
Investment In Certificates Of Deposits With Other Banks	(1,625,000)	-	-
Purchase Of FHLB Stock	(34,343)	-	-
Redemption Of FHLB Stock	2,830,728	1,356,915	38,300
Decrease In Loans Receivable	40,557,533	62,562,563	21,540,257
Capital Improvements To Repossessed Assets	(36,877)	(549,458)	-
Proceeds From Sale Of Repossessed Assets	3,974,160	10,804,585	1,177,276
Purchase And Improvement Of Premises And Equipment	(416,712)	(629,609)	(623,964)
Proceeds From Sale of Premises and Equipment	-	-	971
Net Cash Provided (Used) By Investing Activities	(2,531,898)	8,338,576	25,768,204
			(Continued)

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows, Continued

	For the Years Ended March 31,
	2012	2011	2010
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (Decrease) In Deposit Accounts	5,843,942	(3,895,323)	32,538,862
Proceeds From FHLB Advances	106,501,384	148,420,000	310,885,319
Repayment Of FHLB Advances	(122,567,920)	(174,287,544)	(365,879,871)
Proceeds From Term Auction Facility Advances	-	-	207,000,000
Repayment Of Term Auction Facility Advances	-	-	(217,000,000)
Repayments Of Other Borrowings, Net	(1,394,088)	(864,996)	(3,995,496)
Proceeds From Issuance Of Preferred Stock	-	22,000,000	-
Proceeds From Issuance Of Common Stock	-	4,829,060	-
Redemption Of Preferred Stock	-	(18,000,000)	-
Proceeds From Senior Convertible Debentures	-	-	6,084,000
Proceeds From Employee Stock Purchase Plan Purchases	-	-	19,800
Dividends To Preferred Stock Shareholders	(440,000)	(726,222)	(900,000)
Dividends To Common Stock Shareholders	(942,027)	(858,184)	(787,550)
Net Cash Used By Financing Activities	(12,998,709)	(23,383,209)	(32,034,936)

Net Increase (Decrease) In Cash And Cash Equivalents	1,495,734	(969,007)	2,242,251
Cash And Cash Equivalents At Beginning Of Year	7,835,638	8,804,645	6,562,394
Cash And Cash Equivalents At End Of Year	$9,331,372	$7,835,638	$8,804,645

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid During The Period For:
Interest	$12,527,487	$16,377,342	$20,326,637
Income Taxes	$2,863,176	$429,432	$3,396,162
Supplemental Schedule Of Non Cash Transactions:
Transfers From Loans Receivable	$4,276,679	$15,581,977	$10,573,654
Gains (Losses) On Securities Available For Sale, Net Of Taxes	$2,895,898	$(970,405)	$798,146

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)	Significant Accounting Policies

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
Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest is recognized over the term of the loan based on the outstanding loan balance. Fees charged for originating loans, if any, are deferred and offset by the deferral of certain direct expenses associated with loans originated. The net deferred fees are recognized as yield adjustments by applying the interest method.

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

There have been no gross amounts of unrecognized tax benefits or interest or penalties related to uncertain tax positions since adoption. There are no unrecognized tax benefits that would, if recognized, affect the effective tax rate. There are no positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next 12 months. Years prior to March 31, 2009 are closed for federal, state and local income tax matters.

(k)	Loan Fees and Costs Associated with Originating Loans
Loan fees received, net of direct incremental costs of originating loans, are deferred and amortized over the contractual life of the related loan.  The net fees are recognized as yield adjustments by applying the interest method.  Prepayments are not anticipated.

(l)	Interest Income
Interest on loans is accrued and credited to income monthly based on the principal balance outstanding and the contractual rate on the loan.  The Company places loans on non-accrual status when they become greater than 90 days delinquent or when, in the opinion of management, full collection of principal or interest is unlikely.  When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received first to principal and then to interest income. The loans are returned to an accrual status when full collection of principal and interest appears likely.

(m)	Advertising Expense
Advertising and public relations costs are generally expensed as incurred.  External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.  Advertising and public relations costs of $387,000, $393,000, and $404,000 were included in the Company’s results of operations for the years ended March 31, 2012, 2011, and 2010, respectively.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)           Significant Accounting Policies, Continued

The following tables provide a reconciliation of net income to net income available to common shareholders for the periods presented:

	For the Years Ended March 31,
	2012	2011	2010
Earnings Available To Common Shareholders
Net Income	$1,795,375	$1,842,913	$1,604,801
Preferred Stock Dividends	440,000	666,453	900,000
Deemed Dividends On Preferred Stock From Net Accretion Of Preferred Stock	-	18,816	72,544
Net Income Available To Common Shareholders	$1,355,375	$1,157,644	$632,257

There were no dilutive securities or options for the year ended March 31, 2012, therefore no reconciliation is provided. The following tables show the effects of dilutive options and warrants on the Company’s earnings per share for the periods indicated:

	For the Year Ended
	March 31, 2011
	Income	Shares	Per Share Amounts

Basic EPS	$ 1,157,644	2,684,130	$0.43
Effect of Diluted Securities:
Mandatorily Redeemable Shares	-	78,694	(0.01)
Senior Convertible Debentures	-	-	-
Stock Options And Warrants	-	-	-
Diluted EPS	$ 1,157,644	2,762,824	$0.42

	For the Year Ended
	March 31, 2010
	Income	Shares	Per Share Amounts

Basic EPS	$ 632,257	2,460,855	$0.26
Effect of Diluted Securities:
Mandatorily Redeemable Shares	-	66,729	(0.01)
Senior Convertible Debentures	-	-	-
Stock Options And Warrants	-	-	-
Diluted EPS	$ 632,257	2,527,584	$0.25

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)           Significant Accounting Policies, Continued

The average market price used in calculating the assumed number of dilutive shares issued for the years ended March 31, 2012, 2011, and 2010 was $9.53, $10.64, and $11.69, respectively. As a result of the average stock price being less than the exercise price of all options and warrants in the years ended March 31, 2012, 2011 and 2010, the options are not dilutive in calculating diluted earnings per share for those years.

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
The following is a summary of recent authoritative pronouncements that could affect accounting, reporting, and disclosure of financial information by the Company:

In July 2010, the Receivables topic of the Accounting Standards Codification (“ASC”) was amended by Accounting Standards Update (“ASU”) 2010-20 to require expanded disclosures related to a company’s allowance for credit losses and the credit quality of its financing receivables. The amendments require the allowance disclosures to be provided on a disaggregated basis. The Company is required to include these disclosures in its interim and annual financial statements. See Note 4 of the Notes to Consolidated Fianncial Statements.

Disclosures about Troubled Debt Restructurings (“TDRs”) required by ASU 2010-20 were deferred by the Financial Accounting Standards Board (“FASB”) in ASU 2011-01 issued in January 2011. In April 2011 the FASB issued ASU 2011-02 to assist creditors with their determination of when a restructuring is a TDR. The determination is based on whether the restructuring constitutes a concession and whether the debtor is experiencing financial difficulties as both events must be present.  Disclosures related to TDRs under ASU 2010-20 have been presented in Note 4.

In December 2010, the Intangibles topic of the ASC was amended to modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. Any resulting goodwill impairment should be recorded as a cumulative effect adjustment to beginning retained earnings upon adoption. Impairments occurring subsequent to adoption should be included in earnings. The amendment was effective for the Company on April 1, 2011.

In September 2011, the Intangibles topic was again amended to permit an entity to consider qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. This amendment will be effective for the Company on April 1, 2012.

In April 2011, the criteria used to determine effective control of transferred assets in the Transfers and Servicing topic of the ASC was amended by ASU 2011-03. The requirement for the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms and the collateral maintenance implementation guidance related to that criterion were removed from the assessment of effective control. The other criteria to assess effective control were not changed. The amendments are effective for the Company beginning April 1, 2012 but are not expected to have a material effect on the consolidated financial statements.

ASU 2011-04 was issued in May 2011 to amend the Fair Value Measurement topic of the ASC by clarifying the application of existing fair value measurement and disclosure requirements and by changing particular principles or requirements for measuring fair value or for disclosing information about fair value measurements. The amendments were effective for the Company beginning April 1, 2012 but are not expected to have a material effect on the consolidated financial statements.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)           Significant Accounting Policies, Continued

The Comprehensive Income topic of the ASC was amended in June 2011. The amendment eliminates the option to present other comprehensive income as a part of the statement of changes in stockholders’ equity and requires consecutive presentation of the statement of net income and other comprehensive income. The amendments will be applicable to the Company on April 1, 2012 and will be applied retrospectively. In December 2011, the topic was further amended to defer the effective date of presenting reclassification adjustments from other comprehensive income to net income on the face of the financial statements. Companies should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect prior to the amendments while FASB redeliberates future requirements.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(2)      Investment and Mortgage-Backed Securities, Available for Sale

The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of investment and mortgage-backed securities available for sale are as follows:

	March 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value

FHLB Securities	$2,634,234	$64,660	$-	$2,698,894
Federal National Mortgage Association (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”) Bonds	2,926,566	560	5,275	2,921,851
Small Business Administration (“SBA”) Bonds	85,064,224	1,357,490	142,912	86,278,802
Tax Exempt Municipal Bonds	23,231,375	971,739	77,389	24,125,725
Mortgage-Backed Securities	229,462,521	8,486,387	95,073	237,853,835
Equity Securities	102,938	-	27,188	75,750
	$343,421,858	$10,880,836	$347,837	$353,954,857
	March 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value

FHLB Securities	$14,428,778	$125,259	$344,705	$14,209,332
Federal Farm Credit (“FFCB”) Securities	1,997,097	9,503	-	2,006,600
FNMA and FHLMC Bonds	11,959,119	-	298,129	11,660,990
SBA Bonds	64,382,588	599,679	272,435	64,709,832
Taxable Municipal Bond	4,556,812	12,039	97,201	4,471,650
Tax Exempt Municipal Bonds	2,027,172	7,771	-	2,034,943
Mortgage-Backed Securities	233,933,275	6,681,694	534,276	240,080,693
Equity Securities	102,938	-	24,188	78,750
	$333,387,779	$7,435,945	$1,570,934	$339,252,790

FHLB securities, FFCB securities, FNMA and FHLMC bonds, and FNMA and FHLMC mortgage-backed securities are issued by government-sponsored enterprises (“GSEs”).  GSEs are not backed by the full faith and credit of the United States government.  SBA bonds are backed by the full faith and credit of the United States government. Included in the tables above and below in mortgage-backed securities are GNMA mortgage-backed securities, which are also backed by the full faith and credit of the United States government.  At March 31, 2012 and 2011, the Bank held an amortized cost and fair value of $143.8 million and $149.3 million, respectively, and $145.1 million and $148.5 million, respectively, in GNMA mortgage-backed securities included in mortgage-backed securities listed above. All mortgage-backed securities above are either GSEs or GNMA mortgage-backed securities. The balance does not include any private label mortgage-backed securities.

The amortized cost and fair value of investment and mortgage-backed securities available for sale at March 31, 2012 are shown below by contractual maturity.  Expected maturities will differ from contractual maturities because borrowers have the right to prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Less Than One Year	$-	$-
One – Five Years	7,626,608	7,676,812
Five – Ten Years	51,416,058	52,193,297
After Ten Years	54,916,671	56,230,913
Mortgage-Backed Securities	229,462,521	237,853,835
	$343,421,858	$353,954,857

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(2)      Investment and Mortgage-Backed Securities, Available for Sale, Continued

At March 31, 2012 and 2011, the amortized cost and fair value of investment and mortgage-backed securities available for sale pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $130.6 million and $137.1 million, respectively, and $131.4 million and $138.0 million, respectively.

The Bank received approximately $78.3 million, $65.0 million and $58.2 million, respectively, in proceeds from sales of available for sale securities during the years ended March 31, 2012, 2011, and 2010. As a result, the Bank recognized $2.3 million in gross gains and no gross losses for the year ended March 31, 2012, $1.5 million in gross gains and no gross losses for the year ended March 31, 2011, and $1.2 million in gross gains and no gross losses for the year ended March 31, 2010.

The following tables show gross unrealized losses and fair value, aggregated by investment category, and length of time that individual available for sale securities have been in a continuous unrealized loss position for the periods indicated.

	March 31, 2012
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
FNMA And FHLMC Bonds	$1,921,291	$5,275	$-	$-	$1,921,291	$5,275
SBA Bonds	12,508,821	142,912	-	-	12,508,821	142,912
Tax Exempt Municipal Bond	3,390,580	77,389	-	-	3,390,580	77,389
Mortgage-Backed Securities	23,053,784	95,073	-	-	23,053,784	95,073
Equity Securities	-	-	75,750	27,188	75,750	27,188
	$40,874,476	$320,649	$75,750	$27,188	$40,950,226	$347,837

	March 31, 2011
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
FHLB Securities	$11,316,397	$344,705	$-	$-	$11,316,397	$344,705
FNMA And FHLMC Bonds	11,660,990	298,129	-	-	11,660,990	298,129
SBA Bonds	22,878,098	272,435	-	-	22,878,098	272,435
Taxable Municipal Bond	2,452,620	97,201			2,452,620	97,201
Mortgage-Backed Securities	49,991,656	534,276	-	-	49,991,656	534,276
Equity Securities	-	-	78,750	24,188	78,750	24,188
	$98,299,761	$1,546,746	$78,750	$24,188	$98,378,511	$1,570,934

Securities classified as available-for-sale are recorded at fair market value.  At March 31, 2012, 7.8% of the unrealized losses, or one individual security, consisted of securities in a continuous loss position for 12 months or more.  At March 31, 2011, 1.5% of the unrealized losses, or one individual security, consisted of securities in a continuous loss position for 12 months or more. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature.  The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and is not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary. The Company reviews its investment securities portfolio at least quarterly and more frequently when economic conditions warrant, assessing whether there is any indication of other-than-temporary impairment (“OTTI”). Factors considered in the review include estimated future cash flows, length of time and extent to which market value has been less than cost, the financial condition and near term prospects of the issuer, and our intent and ability to retain the security to allow for an anticipated recovery in market value.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(3)         Investment and Mortgage-Backed Securities, Held to Maturity

The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of investment and mortgage-backed securities held to maturity are as follows:

	March 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

FHLB Securities	$11,554,627	$221,726	$13,517	$11,762,836
FFCB Securities	1,999,516	6,534	23,410	1,982,640
FNMA and FHLMC Bonds	6,983,004	19,863	49,147	6,953,720
SBA Bonds	3,251,151	305,430	-	3,556,581
Mortgage-Backed Securities	43,732,912	1,822,180	-	45,555,092
Equity Securities	155,000	-	-	155,000
	$67,676,210	$2,375,733	$86,074	$69,965,869

	March 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

FHLB Securities	$10,040,055	$297,670	$694	$10,337,031
SBA Bonds	3,856,483	242,167	-	4,098,650
Mortgage-Backed Securities	19,113,587	418,657	-	19,532,244
Equity Securities	155,000	-	-	155,000
	$33,165,125	$958,494	$694	$34,122,925

FHLB securities, FFCB securities, and FNMA and FHLMC are issued by GSEs.  Included in the tables above and below in mortgage-backed securities are GNMA mortgage-backed securities, which are also backed by the full faith and credit of the United States government.  At March 31, 2012 and 2011, the Bank held an amortized cost and fair value of $42.2 million and $43.9 million, respectively, and $16.5 million and $16.8 million, respectively, in GNMA mortgage-backed securities included in mortgage-backed securities listed above. All mortgage-backed securities above are either GSEs or GNMA mortgage-backed securities. The balance does not include any private label mortgage-backed securities.

The amortized cost and fair value of investment and mortgage-backed securities held to maturity at March 31, 2012, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities resulting from call features on certain investments.

	Amortized Cost	Fair Value

Less Than One Year	$-	$-
One – Five Years	6,367,247	6,582,629
Over Five – Ten Years	8,996,597	9,000,770
More Than Ten Years	8,579,454	8,827,378
Mortgage-Backed Securities	43,732,912	45,555,092
	$67,676,210	$69,965,869

At March 31, 2012 and 2011, the amortized cost and fair value of investment and mortgage-backed securities held to maturity pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $11.6 million and $12.1 million, respectively, and $9.4 million and $9.9 million, respectively.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(3)         Investment and Mortgage-Backed Securities, Held to Maturity, Continued

	March 31, 2012
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
FHLB Securities	$4,532,636	$13,517	$-	$-	$4,532,636	$13,517
FFCB Securities	976,590	23,410	-	-	976,590	23,410
FNMA And FHLMC Bonds	4,939,150	49,147	-	-	4,939,150	49,147
	$10,448,376	$86,074	$-	$-	$10,448,376	$86,074

The Company had only one held to maturity security that was in an unrealized loss position at March 31, 2011.The fair value of this FHLB security was $1.0 million and the unrealized loss was $694. The security had been in an unrealized loss position for less than 12 months.  The Company’s held-to-maturity portfolio is recorded at amortized cost.  The Company has the ability and intends to hold these securities to maturity. There were no sales of securities held to maturity during the years ended March 31, 2012, 2011 and 2010.

(4)      Loans Receivable, Net

Loans receivable, net, at March 31 consisted of the following:
	2012	2011

Residential Real Estate Loans	$97,807,917	$111,028,021
Consumer Loans	58,685,000	64,862,668
Commercial Business	9,552,575	13,529,957
Commercial Real Estate	276,317,897	306,955,623
Total Loans Held For Investment	442,363,389	496,376,269

Loans Held For Sale	2,671,771	5,166,234
Total Loans Receivable, Gross	445,035,160	501,542,503
Less:
Allowance For Loan Losses	14,615,198	12,501,800
Loans In Process	1,886,652	4,580,059
Deferred Loan Fees	22,704	(9,972)
	16,524,554	17,071,887
Total Loans Receivable, Net	$428,510,606	$484,470,616

Changes in the allowance for loan losses for the years ended March 31 are summarized as follows:

	2012	2011	2010

Balance At Beginning Of Year	$12,501,800	$12,307,394	$10,181,599
Provision For Loan Losses	8,650,000	7,800,000	8,155,000
Charge Offs	(6,643,834)	(8,116,667)	(6,067,509)
Recoveries	107,232	511,073	38,304
Total Allowance For Loan Losses	$14,615,198	$12,501,800	$12,307,394

The Company uses a risk based approach based on the following credit quality measures when analyzing the loan portfolio: pass, caution, special mention, and substandard. These indicators are used to rate the credit quality of loans for the purposes of determining the Company’s allowance for loan losses. Pass loans are loans that are performing and are deemed adequately protected by the net worth of the borrower or the underlying collateral value. These loans are considered the least risky in terms of determining the allowance for loan losses. Substandard loans are considered the most risky category. These loans typically have an identified weakness or weaknesses and are inadequately protected by the net worth of the borrower or collateral value. All loans 60 days or more past due are automatically classified in this category. The other two categories fall in between these two grades. The following tables list the loan grades used by the Company as credit quality indicators and the balance in each category at the dates presented, excluding loans held for sale.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)      Loans Receivable, Net, Continued

	March 31, 2012
	Credit Quality Measures
	Pass	Caution	Special Mention	Substandard	Total Loans
Residential Real Estate	$88,536,685	$-	$573,887	$8,697,345	$97,807,917
Consumer	57,113,676	159,805	27,604	1,383,915	58,685,000
Commercial Business	8,608,378	446,815	-	497,382	9,552,575
Commercial Real Estate	190,230,745	21,874,264	19,783,230	44,429,658	276,317,897
Total	$344,489,484	$22,480,884	$20,384,721	$55,008,300	$442,363,389

	March 31, 2011
	Credit Quality Measures
	Pass	Caution	Special Mention	Substandard	Total Loans
Residential Real Estate	$104,826,411	$433,710	$379,036	$5,388,864	$111,028,021
Consumer	61,425,853	97,706	9,180	3,329,929	64,862,668
Commercial Business	12,059,761	6,285	-	1,463,911	13,529,957
Commercial Real Estate	230,031,130	10,786,846	30,462,062	35,675,585	306,955,623
Total	$408,343,155	$11,324,547	$30,850,278	$45,858,289	$496,376,269

The following table presents an age analysis of past due balances by category at March 31, 2012.

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable
Residential Real Estate	$2,778,235	$742,345	$3,638,929	$7,159,509	$90,648,408	$97,807,917
Consumer	659,028	352,421	620,358	1,631,807	57,053,193	58,685,000
Commercial Business	174,420	209,418	20,808	404,646	9,147,929	9,552,575
Commercial Real Estate	18,332,136	4,682,891	18,378,165	41,393,192	234,924,705	276,317,897
Total	$21,943,819	$5,987,075	$22,658,260	$50,589,154	$391,774,235	$442,363,389

The following table presents an age analysis of past due balances by category at March 31, 2011.

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable
Residential Real Estate	$1,799,800	$-	$1,809,881	$3,609,681	$107,418,340	$111,028,021
Consumer	2,673,973	196,958	1,194,171	4,065,102	60,797,566	64,862,668
Commercial Business	93,579	133,399	171,901	398,879	13,131,078	13,529,957
Commercial Real Estate	19,441,992	2,708,373	9,337,385	31,487,750	275,467,873	306,955,623
Total	$24,009,344	$3,038,730	$12,513,338	$39,561,412	$456,814,857	$496,376,269

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)      Loans Receivable, Net, Continued

At March 31, 2012 and 2011, the Company did not have any loans that were 90 days or more past due and still accruing interest. Our strategy is to work with our borrowers to reach acceptable payment plans while protecting our interests in the existing collateral.  In the event an acceptable arrangement cannot be reached, we may have to acquire these properties through foreclosure or other means and subsequently sell, develop, or liquidate them. The following table shows non-accrual loans by category at March 31, 2012 compared to March 31, 2011.

	At March 31, 2012		At March 31, 2011		$	%
	Amount	Percent (1)	Amount	Percent (1)	Increase (Decrease)	Increase (Decrease)
Non-accrual Loans:
Residential Real Estate	$ 3,638,929	0.8%	$ 1,809,881	0.4%	$ 1,829,048	101.1%
Commercial Business	20,808	-	171,901	-	(151,093)	(87.9)
Commercial Real Estate	18,378,165	4.2	9,337,385	1.9	9,040,780	96.8
Consumer	620,358	0.1	1,194,171	0.2	(573,813)	(48.1)
Total Non-accural Loans	$ 22,658,260	5.1%	$ 12,513,338	2.5%	$ 10,144,922	81.1%

(1) PERCENT OF GROSS LOANS RECEIVABLE, NET OF DEFERRED FEES AND LOANS IN PROCESS AND LOANS HELD FOR SALE.

The following tables show the activity in the allowance for loan losses by category for the periods indicated.

	For the Year Ended March 31, 2012
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,702,864	$1,122,055	$924,149	$8,752,732	$12,501,800
Provision	789,365	1,570,350	114,169	6,176,116	8,650,000
Charge-Offs	(563,604)	(1,250,573)	(408,138)	(4,421,519)	(6,643,834)
Recoveries	-	56,279	14,675	36,278	107,232
Ending Balance	$1,928,625	$1,498,111	$644,855	$10,543,607	$14,615,198

	For the Year Ended March 31, 2011
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,944,257	$988,634	$678,728	$8,695,775	$12,307,394
Provision	644,032	649,542	539,264	5,967,162	7,800,000
Charge-Offs	(1,009,937)	(584,600)	(320,960)	(6,201,170)	(8,116,667)
Recoveries	124,512	68,479	27,117	290,965	511,073
Ending Balance	$1,702,864	$1,122,055	$924,149	$8,752,732	$12,501,800

The following tables present information related to impaired loans evaluated individually for impairment and collectively evaluated for impairment in the allowance for loan losses.

	Allowance For Loan Losses
March 31, 2012	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$155,000	$1,773,625	$1,928,625
Consumer	19,568	1,478,543	1,498,111
Commercial Business	148,610	496,245	644,855
Commercial Real Estate	1,313,670	9,229,937	10,543,607
Total	$1,636,848	$12,978,350	$14,615,198

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

The following tables present information related to impaired loans evaluated individually for impairment and collectively evaluated for impairment in loans receivable for the periods indicated.

	Loans Receivable
March 31, 2012	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$3,544,061	$94,263,856	$97,807,917
Consumer	1,849,046	56,835,954	58,685,000
Commercial Business	172,362	9,380,213	9,552,575
Commercial Real Estate	35,231,717	241,086,180	276,317,897
Total	$40,797,186	$401,566,203	$442,363,389

	Loans Receivable
March 31, 2011	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$2,278,966	$108,749,055	$111,028,021
Consumer	1,436,829	63,425,839	64,862,668
Commercial Business	770,011	12,759,946	13,529,957
Commercial Real Estate	28,811,862	278,143,761	306,955,623
Total	$33,297,668	$463,078,601	$496,376,269

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)      Loans Receivable, Net, Continued

The average balance of impaired loans was $34.3 million for year ended March 31, 2012 compared to $37.2 million in the prior year. The following tables are a summary of information related to impaired loans as of March 31, 2012 and 2011.

	March 31, 2012
Impaired Loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With No Related Allowance Recorded:
Residential Real Estate	$2,201,560	$2,456,960	$-	$2,066,066	$65,818
Consumer Loans	1,829,478	1,879,478	-	2,398,298	86,180
Commercial Business	23,752	47,752	-	294,894	1,677
Commercial Real Estate	27,425,873	29,175,328	-	24,020,047	1,186,679

With An Allowance Recorded:
Residential Real Estate	1,342,501	1,954,501	155,000	586,109	6,137
Consumer Loans	19,568	60,668	19,568	28,181	-
Commercial Business	148,610	148,610	148,610	207,135	5,608
Commercial Real Estate	7,805,844	9,945,912	1,313,670	4,687,210	228,483

Total
Residential Real Estate	3,544,061	4,411,461	155,000	2,652,175	71,955
Consumer Loans	1,849,046	1,940,146	19,568	2,426,479	86,180
Commercial Business	172,362	196,362	148,610	502,029	7,285
Commercial Real Estate	35,231,717	39,121,240	1,313,670	28,707,257	1,415,162
Total	$40,797,186	$45,669,209	$1,636,848	$34,287,940	$1,580,582

	March 31, 2011
Impaired Loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With No Related Allowance Recorded:
Residential Real Estate	$2,278,966	$2,683,966	$-	$1,458,882	$51,267
Consumer Loans	1,376,161	1,583,160	-	729,889	56,764
Commercial Business	499,481	499,481	-	327,785	14,790
Commercial Real Estate	26,387,167	27,948,568	-	30,244,873	1,361,177

With An Allowance Recorded:
Residential Real Estate	-	-	-	41,879	-
Consumer Loans	60,668	60,668	41,100	124,089	-
Commercial Business	270,530	270,530	240,648	207,073	4,833
Commercial Real Estate	2,424,695	2,614,695	490,728	4,018,967	44,337

Total
Residential Real Estate	2,278,966	2,683,966	-	1,500,761	51,267
Consumer Loans	1,436,829	1,643,828	41,100	853,978	56,764
Commercial Business	770,011	770,011	240,648	534,858	19,623
Commercial Real Estate	28,811,862	30,563,263	490,728	34,263,840	1,405,514
Total	$33,297,668	$35,661,068	$772,476	$37,153,437	$1,533,168

 SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)      Loans Receivable, Net, Continued

A TDR is a restructuring in which the Bank, for economic or legal reasons related to a borrower’s financial difficulties, grant a concession to a borrower that it would not otherwise consider.  The Bank grants such concessions to reassess the borrower’s financial status and develop a plan for repayment.  TDRs included in impaired loans at March 31, 2012 and 2011 amounted to $18.0 million and $12.2 milion, respectively.

As a result of adopting the amendments in ASU 2011-02, management reassessed all restructurings that occurred on or after the beginning of the fiscal year of adoption (April 1, 2011) to determine whether they are considered TDRs under the amended guidance.  Management identified as TDRs certain loans for which the allowance for loan losses had previously been measured under a general allowance methodology. Upon identifying those loans as TDRs, management identified them as impaired under the guidance in ASC 310-10-35. The amendments in ASU 2011-02 require prospective application of the impairment measurement guidance in ASC 310-10-35 for those loans newly identified as impaired. At the end of the first interim period of adoption (September 30, 2011), the recorded investment in loans for which the allowance was previously measured under a general allowance methodology and are now impaired under ASC 310-10-35 was $11.8 million, and the allowance for loan losses associated with those loans, on the basis of a current evaluation of loss was $215,000.

	For the Year Ended March 31, 2012
Troubled Debt Restructurings	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Residential Real Estate	-	$-	$-
Consumer Loans	1	15,358	15,358
Commercial Business	-	-	-
Commercial Real Estate	14	11,988,576	11,988,576
Total	15	$12,003,934	$12,003,934

During the year ended March 31, 2012, the Bank modified 15 loans that were considered to be TDRs. The modification for these loans consisted of lowering the interest rate.

During the year ended March 31, 2012, six loans that had been previously restructured were in default. However, there were no loans restructured during the previous twelve months that subsequently defaulted during the year ended March 31, 2012. The Bank considers any loan 30 days or more past due to be in default.

 SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(5)         Premises and Equipment, Net

Premises and equipment, net, at March 31 are summarized as follows:
	2012	2011

Land	$5,471,503	$5,471,503
Buildings And Improvements	17,570,577	17,592,015
Furniture And Equipment	11,180,104	10,756,795
Construction In Progress	83,749	97,463
	34,305,933	33,917,776
Less Accumulated Depreciation	(15,579,634)	(14,117,160)

Total Premises And Equipment, Net	$18,726,299	$19,800,616

Depreciation expense for the years ended March 31, 2012, 2011, and 2010 was $1.5 million, $1.5 million, and $1.6 million, respectively. The Bank has entered into non-cancelable operating leases related to buildings and land.  At March 31, 2012, future minimum payments under non-cancelable operating leases with initial or remaining terms of one year or more are as follows (by fiscal year):

2013	$406,798
2014	413,811
2015	413,811
2016	326,835
2017	242,288
Thereafter	1,322,167
$3,125,710

Total rental expense amounted to $401,000, $434,000, and $434,000 for the years ended March 31, 2012, 2011 and 2010, respectively.  Four lease agreements with monthly expenses of $6,179, $800, $7,792, and $9,075 have multiple renewal options totaling 30, 10, 40, and 10 years, respectively.

(6)         Intangible Assets and Goodwill

Intangible assets and goodwill are the result of the Collier Jennings acquisition in July 2006.  Changes in intangible assets and goodwill for the years ended March 31 consisted of the following:

	2012	2011
Customer List
Balance At Beginning Of Year	$149,481	$178,246
Amortization	50,004	28,765
Balance At End Of Year	99,477	149,481
Employment Contracts
Balance At Beginning Of Year	10,019	71,254
Amortization	10,019	61,235
Balance At End Of Year	-	10,019
Total Intangibles	99,477	159,500
Goodwill	1,199,754	1,199,754
Total	$1,299,231	$1,359,254

In accordance with accounting guidance, the Company evaluates its goodwill on an annual basis. The evaluations were performed as of September 30, 2011 and September 30, 2010 for fiscal years ended March 31, 2012 and March 31, 2011, respectively. At the time of the evaluations the Company determined that no impairment existed. Therefore, there was no amortization of goodwill for the years ended March 31, 2012 and 2011. Amortization of the intangibles is scheduled to be as follows for each fiscal year as indicated:

2013	$50,000
2014	49,477
$99,477

 SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(7)         FHLB Stock

The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to a membership component, which is 0.15% of total assets at December 31, 2011 and 2010 plus a transaction component which equals 4.5% of outstanding advances (borrowings) from the FHLB of Atlanta.  The Bank is in compliance with this requirement with an investment in FHLB of Atlanta stock of $8.5 million and $11.3 million as of March 31, 2012 and 2011, respectively. No readily available market exists for this stock and it has no quoted fair value.  However, because redemption of this stock has historically been at par, it is carried at cost.

(8)         Repossessed Assets Acquired In Settlement Of Loans

The Bank owned $14.2 million and $14.4 million in repossessed assets acquired in settlement of loans at March 31, 2012 and 2011, respectively. Transactions in repossessed assets for the years ended March 31, 2012, 2011 and 2010 are summarized below:

	March 31,
	2012	2011	2010
Balance, Beginning Of Year	$14,433,853	$10,773,050	$1,985,172
Additions	4,276,679	15,581,977	10,573,654
Capital Improvements	36,877	549,458	-
Sales	(3,978,390)	(11,061,070)	(1,281,196)
Write Downs	(608,920)	(1,409,562)	(504,580)
Balance, End Of Year	$14,160,099	$14,433,853	$10,773,050

(9)         Deposits

Deposits outstanding by type of account are summarized as follows:

	At March 31, 2012			At March 31, 2011
		Weighted Rate	Interest Rate Range	Amount	Weighted Rate	Interest Rate Range
Checking Accounts	$124,750,127	0.11%	0.00-0.30%	$117,077,343	0.09%	0.00-0.60%
Money Market Accounts	224,195,659	0.55%	0.25-0.60%	194,560,099	0.85%	0.30-0.90%
Statement Savings Accounts	22,348,787	0.20%	0.00-0.25%	20,582,505	0.24%	0.00-0.30%
Total	371,294,573	0.38%	0.00-0.60%	332,219,947	0.54%	0.00-0.60%

Certificate Accounts:
0.00 – 1.99%	267,556,217			239,078,153
2.00 – 2.99%	49,260,643			107,386,573
3.00 – 3.99%	2,936,931			3,307,422
4.00 – 4.99%	4,021,999			5,272,507
5.00 – 5.99%	1,130,693			3,092,512
Total	324,906,483	1.36%	0.20-5.50%	358,137,167	1.71%	0.15-5.50%
Total Deposits	$696,201,056	0.84%	0.00-5.50%	$690,357,114	1.15%	0.00-5.50%

Included in the certificate accounts above at March 31, 2012 and 2011 were $34.4 million and $39.7 million, respectively, in brokered deposits with a weighted average interest rate of 1.71% and 2.18%, respectively. Of the brokered deposits at March 31, 2012, $12.5 million mature within one year.

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $156.0 million and $172.2 million at March 31, 2012 and 2011, respectively.

 SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements
(9)         Deposits, Continued

The amounts and scheduled maturities of all certificates of deposit at March 31 are as follows:

	March 31,
	2012	2011

Within 1 Year	$215,738,167	$243,178,999
After 1 Year, Within 2 Years	53,231,294	70,524,910
After 2 Years, Within 3 Years	14,494,174	10,601,023
After 3 Years, Within 4 Years	24,155,416	15,014,756
After 4 Years, Within 5 Years	17,287,432	18,817,479
Thereafter	-	-
	$324,906,483	$358,137,167

At March 31, 2012 and 2011, the Bank has $67,000 and $34,000, respectively, in overdrafts that were reclassified to loans.

(10)         Advances From Federal Home Loan Bank (FHLB) And Other Borrowings

Advances from the FHLB at March 31 are summarized by year of maturity and weighted average interest rate below:

	2012		2011
Year Ending March 31	Amount	Weighted Rate	Amount	Weighted Rate
2012	$-	-%	$24,950,000	2.22%
2013	18,900,000	2.70%	10,000,000	4.76%
2014	30,000,000	3.45%	30,000,000	3.45%
2015	20,269,802	3.01%	20,286,338	3.01%
2016	20,000,000	4.12%	20,000,000	4.12%
2017	15,000,000	4.66%	15,000,000	4.66%
Thereafter	17,900,000	4.10%	17,900,000	4.10%
	$122,069,802	3.62%	$138,136,338	3.57%

These advances are secured by a blanket collateral agreement with the FHLB by pledging the Bank’s portfolio of residential first mortgage loans and investment securities with an amortized cost and fair value of $152.8 million and $162.1 million, respectively, at March 31, 2012 and $168.2 million and $172.9 million, respectively, at March 31, 2011. Advances are subject to prepayment penalties.

The following tables show callable FHLB advances as of the dates indicated.  These advances are also included in the above table.  All callable advances are callable at the option of the FHLB.  If an advance is called, the Bank has the option to pay off the advance without penalty, re-borrow funds on different terms, or convert the advance to a three-month floating rate advance tied to LIBOR.

As of March 31, 2012
Borrow Date	Maturity Date	Amount	Int. Rate	Type	Call Dates

11/23/05	11/23/15	$5,000,000	3.933%	Multi-Call	05/23/08 and quarterly thereafter
07/11/06	07/11/16	5,000,000	4.800%	Multi-Call	07/11/08 and quarterly thereafter
11/29/06	11/29/16	5,000,000	4.025%	Multi-Call	05/29/08 and quarterly thereafter
05/24/07	05/24/17	7,900,000	4.375%	Multi-Call	05/27/08 and quarterly thereafter
07/25/07	07/25/17	5,000,000	4.396%	Multi-Call	07/25/08 and quarterly thereafter
08/28/08	08/28/13	5,000,000	3.113%	Multi-Call	08/30/10 and quarterly thereafter

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

At March 31, 2012 and 2011, the Bank had $152.8 million and $140.9 million in additional borrowing capacity, respectively, at the FHLB.

The Bank had $9.8 million and $11.2 million in other borrowings at March 31, 2012 and 2011, respectively.  These borrowings consist of short-term repurchase agreements with certain commercial demand deposit customers for sweep accounts. The repurchase agreements typically mature within one to three days and the interest rate paid on these borrowings floats monthly with money market type rates. At March 31, 2012 and 2011, the interest rate paid on the repurchase agreements was 0.25% and 0.40%, respectively. The maximum amount outstanding at any one month end during the year ended March 31, 2012 was $11.7 million compared to $12.3 million in 2011. The Bank had pledged as collateral for these repurchase agreements investment and mortgage-backed securities with amortized costs and fair values of $17.8 million and $19.0 million, respectively, at March 31, 2012 and $22.7 million and $23.7 million, respectively, at March 31, 2011.

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

The Capital Securities accrue and pay distributions annually at a rate per annum equal to 2.174% at March 31, 2012.  Prior to September 2011, one-half of the Capital Securities issued in the transaction had a fixed rate of 6.88% and the remaining half had a floating rate of three-month LIBOR plus 170 basis points. After September 2011, the rate is a floating rate of three month LIBOR plus 170 basis points as the fixed rate portion was converted to the floating rate. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements
(12)    Mandatorily Redeemable Financial Instrument

On June 30, 2006, the Company recorded a $1.4 million mandatorily redeemable financial instrument as a result of the acquisition of the Collier-Jennings Companies. The shareholder of Collier-Jennings Companies received cash and was issued stock in the Company to settle the acquisition.  The shares were released to the shareholder of Collier-Jennings Companies over a three-year period.  The stock had a mandatorily redeemable rate at the option of the shareholder of Collier-Jennings Companies in cumulative increments of 20% per year for a five-year period at the greater of $26 per share or one and one-half times the book value per common share of the Company’s stock.

The mandatorily redeemable financial instrument was carried at fair value based on the Company’s book value per common share. The Company recorded a valuation gain of $50,000 during the year ended March 31, 2012 compared to $196,000 during the year ended March 31, 2011 to properly reflect the fair value of the instrument.

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

(14)         Income Taxes

Income tax expense is comprised of the following:

	For the Years Ended March 31,
	2012	2011	2010
Current:
Federal	$1,814,394	$1,755,393	$1,879,069
State	226,970	336,011	320,729
Total Current Tax Expense	2,041,364	2,091,404	2,199,798
Deferred:
Federal	(706,857)	(1,025,678)	(1,030,802)
State	576,774	(107,593)	(108,791)
Total Deferred Tax Expense	(130,083)	(1,133,271)	(1,139,593)
Total Income Tax Expense	$1,911,281	$958,133	$1,060,205

The Company's income taxes differ from those computed at the statutory federal income tax rate, as follows:

	For the Years Ended March 31,
	2012	2011	2010
Tax At Statutory Income Tax Rate	$1,260,263	$952,356	$906,102
State Tax And Other	10,480	(23,555)	124,896
Write-down Of State Deferred Tax Asset	625,000	-	-
Valuation Allowance	15,538	29,332	29,207
Total Income Tax Expense	$1,911,281	$958,133	$1,060,205

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(14)         Income Taxes, Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

	At March 31,
	2012	2011
Deferred Tax Assets:
Deferred Compensation	$491,872	$479,864
Provision For Loan Losses	5,023,701	4,730,250
Other Real Estate Owned	763,796	915,742
Net Fees Deferred For Financial Reporting	126,811	149,942
Non-accrual Interest	412,775	573,071
Net Operating Losses	220,730	205,192
Other	58,467	94,494
Total Gross Deferred Tax Assets	7,098,152	7,148,555
Less: Valuation Allowance	220,730	205,192
Net Deferred Tax Assets	6,877,422	6,943,363
Deferred Tax Liabilities:
FHLB Stock Basis Over Tax Basis	114,568	126,565
Depreciation	480,812	612,383
Other	73,547	103,614
Intangibles	37,105	59,494
Unrealized Gain on Securities Available for Sale	3,999,426	2,235,538
Total Gross Deferred Tax Liability	4,705,458	3,137,594
Net Deferred Tax Asset	$2,171,964	$3,805,769

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of March 31, 2012, management has determined that it is more likely than not that the total deferred tax asset will be realized except for the deferred tax asset associated with State net operating loss carryforwards, and, accordingly, has established a valuation allowance only for this item. The change in the valuation allowance was $15,538. Net deferred tax assets are included in other assets at March 31, 2012 and 2011. The Company has state net operating losses of $6.7 million and $6.2 million for the years ended March 31, 2012 and 2011, respectively.

During the year ended March 31, 2012, the Company wrote down the state deferred tax asset by $625,000 as a result of the Bank’s conversion from a thrift to a state-chartered commercial bank. This is the result of a difference in South Carolina income tax laws for banks versus thrifts. As a result of the conversion, the basis for calculating taxes for South Carolina changed from pre-tax income (which incorporated permanent tax differences) at a rate of 6% to book net income (after applicable federal taxes) at a rate of 4.5%.

Retained earnings at March 31, 2012 included tax bad debt reserves of approximately $2.2 million, for which no provision for federal income tax has been made. If, in the future, these amounts are used for any purpose other than to absorb bad debt losses, including dividends, stock redemptions, or distributions in liquidation, or the Company ceases to be qualified as a bank, they may be subject to federal income tax at the prevailing corporate tax rate. Tax returns for 2008 and subsequent years are subject to examination by taxing authorities.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(15)         Regulatory Matters

The Federal Reserve and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. Under the capital adequacy guidelines, regulatory capital is classified into two tiers. These guidelines require an institution to maintain a certain level of Tier 1 and Tier 2 capital to risk-weighted assets. Tier 1 capital consists of common shareholders' equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100% based on the risks believed to be inherent in the type of asset. Tier 2 capital consists of Tier 1 capital plus the general reserve for loan losses, subject to certain limitations. The Bank is required to maintain capital at a minimum level based on total average assets, which is known as the Tier 1 leverage ratio.

Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a material adverse effect on the Company.  As of March 31, 2012 and 2011, the Bank was categorized as “well capitalized” under the regulatory framework for prompt corrective action.  There are no conditions or events that management believes have changed that classification as of the date of this Annual Report.

The Company and the Bank’s regulatory capital amounts and ratios are as follows as of the dates indicated:

	Actual		For Capital Adequacy			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio
	(Dollars in Thousands)
March 31, 2012
SECURITY FEDERAL CORP.
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$67,360	14.9%	$18,031	4.0%	$	N/A	N/A
Total Risk-Based Capital (To Risk Weighted Assets)	83,666	18.6%	36,314	8.0%		N/A	N/A
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	67,360	7.4%	36,314	4.0%		N/A	N/A

SECURITY FEDERAL BANK
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$78,555	17.4%	$18,022	4.0%		$27,033	6.0%
Total Risk-Based Capital (To Risk Weighted Assets)	84,298	18.7%	36,043	8.0%		45,054	10.0%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	78,555	8.7%	36,303	4.0%		45,379	5.0%

March 31, 2011
SECURITY FEDERAL BANK
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$76,399	15.4%	$19,900	4.0%		$29,850	6.0%
Total Risk-Based Capital (To Risk Weighted Assets)	82,618	16.6%	39,801	8.0%		49,751	10.0%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	76,399	8.3%	37,060	4.0%		46,325	5.0%
Tangible Capital (To Tangible Assets)	76,399	8.3%	18,530	2.0%		46,325	5.0%

Prior to the Company’s conversion on December 28, 2011 to a bank holding company, it was required to only calculate regulatory capital ratios on the bank level and not the holding company.

The payment of dividends by the Company depends primarily on the ability of the Bank to pay dividends to the Company.  The Bank is subject to various general regulatory policies and requirements relating to the payment of dividends. Any restrictions on the ability of the Bank to pay dividends will indirectly restrict the ability of the Company to pay dividends.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(16)         Employee Benefit Plans

The Company is participating in a multiple employer defined contribution employee benefit plan covering substantially all employees with six months or more of service.  The Company matches a portion of the employees’ contributions and the plan has a discretionary profit sharing provision.  The total employer contributions were $188,000, $221,000, and $217,000 for the years ended March 31, 2012, 2011, and 2010, respectively.

The Company has an Employee Stock Purchase Plan (“ESPP”).  The ESPP allows employees of the Company to purchase stock quarterly through a payroll deduction at a discount calculated as 15% of the market value with a floor equal to the Company’s book value.  The ESPP, which was approved by stockholders in July 2005, became effective in January 2007.

Participation in the ESPP is voluntary.  Employees are limited to investing $25,000 or 5% of their annual salary, whichever is lower, during the year.  During the year ended March 31, 2012, there were no employee stock purchases within the plan.

Certain officers of the Company participate in a supplemental retirement plan.  These benefits are not qualified under the Internal Revenue Code and they are not funded.  During the years ended March 31, 2012, 2011 and 2010, the Company incurred expenses of $180,000, $282,000 and $304,000, respectively, for this plan.

Certain officers and directors of the Company participate in incentive and non-qualified stock option plans. Prior to fiscal 2010, the Company had three stock option plans that together authorized the Company to grant 150,000 options. In 2008, the 2008 Equity Incentive Plan was approved by stockholders and implemented by the Company with the intention of replacing the previous three option plans. No additional options are to be granted under the old plans and forfeitures under the old plans are not added to the new plan as available options, however, all existing options outstanding under these plans remain in effect. The 2008 Equity Incentive Plan provides for the grant of non-qualified and incentive stock options, stock appreciation rights (“SARS”), and restricted stock awards. Under the 2008 Equity Incentive Plan, 50,000 shares of common stock are reserved for the issuance of stock options and SARS in addition to 50,000 shares subject to restricted stock awards. The plan is administered by a committee appointed by the Board of Directors. The committee determines the specific employees, amount and type of any awards granted. At March 31, 2012 and 2011, there were 50,000 shares available for issuance under this plan.

Options under all plans are granted at exercise prices not less than the fair value of the Company’s common stock on the date of the grant.  The following is a summary of the activity under the Company’s incentive and non-qualified stock option plans for the years ended March 31, 2012, 2011, and 2010:

	2012		2011		2010
	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price
Balance, Beginning of Year	81,400	$22.51	90,900	$22.57	100,500	$22.01
Options Granted	-	-	-	-	-	-
Options Exercised	-	-	-	-	-	-
Options Forfeited	8,500	21.72	8,500	23.09	9,600	16.67
Balance, March 31	72,900	$22.62	81,400	$22.51	90,900	$22.57

Total Intrinsic Value Of Options Exercised During The Year	-		-		-
Weighted-Average Fair Value Of Options Granted During The Year	-		-		-
Options Exercisable	43,600	$22.05	49,900	$21.91	50,400	$21.93
Weighted-Average Remaining Life Of Exercisable Options	2.5 years		3.4 years		4.4 years
Options Available For Grant	50,000		50,000		50,000

During the year ended March 31, 2012, 1,200 stock options with an exercise price of $23.03 vested. No options vested during the years ended March 31, 2011, and 2010. The aggregate intrinsic value of the stock options outstanding and exercisable at March 31, 2012, 2011 and 2010 amounted to $0 for all periods. Total compensation expense related to stock options was $33,000, $34,000, and $33,000 for the periods ended March 31, 2012, 2011 and 2010, respectively.  As of March 31, 2012, there was $145,000 of total unrecognized compensation cost related to non-vested stock options.  The cost is expected to be recognized over a weighted average period of four years.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(16)         Employee Benefit Plans, Continued

There were no stock-based awards granted by the Company, during the years ended March 31, 2012, 2011 or 2010.

At March 31, 2012, the Company had the following options outstanding:

Grant Date	Outstanding Options	Option Price	Expiration Date

09/01/03	2,400	$24.00	08/31/13

12/01/03	3,000	$23.65	11/30/13

01/01/04	5,000	$24.22	12/31/13

03/08/04	7,000	$21.43	03/08/14

06/07/04	2,000	$24.00	06/07/14

01/01/05	19,000	$20.55	12/31/14

01/01/06	4,000	$23.91	01/01/16

08/24/06	6,000	$23.03	08/24/16

05/24/07	2,000	$24.34	05/24/17

07/09/07	1,000	$24.61	07/09/17

10/01/07	2,000	$24.28	10/01/17

01/01/08	15,000	$23.49	01/01/18

05/19/08	2,500	$22.91	05/19/18

07/01/08	2,000	$22.91	07/01/18

All options granted prior to March 31, 2006 are 100% vested. Options granted after March 31, 2006 generally vest 20% per year every year beginning in the sixth year after the grant date.  Those options granted after March 31, 2006 may be exercised as they vest in years six through ten, or until the end of year ten after the grant date.

(17)         Stock Warrants

In conjunction with its participation in the U.S. Department of Treasury’s (“Treasury”) Capital Purchase Program (“CPP”) in 2008, the Company sold a warrant to the Treasury to purchase 137,966 shares of the Company’s common stock. The warrant has a 10-year term and was immediately exercisable upon issuance. At March 31, 2012, the warrant was anti-dilutive. There were no changes in the Company’s stock warrants during the years ended March 31, 2012 and 2011.

(18)         Bank Owned Life Insurance

The cash value of the life insurance policies are recorded as a separate line item in the accompanying balance sheets at $10.8 million, $10.4 million and $10.0 million at March 31, 2012, 2011 and 2010, respectively.  The insurance provides key person life insurance on certain officers of the Company.  The earnings-portion of the insurance policies grows tax deferred and helps offset the cost of the Company’s benefits programs.  The Company recorded earnings of $420,000, $415,000 and $360,000 for the growth in the cash value of life insurance during the years ended March 31, 2012, 2011 and 2010, respectively.

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

Financial instruments where the contract amount represents the Bank's credit risk include commitments under pre-approved but unused lines of credit of $24.1 million and $33.1 million, undisbursed loans in process of $1.9 million and $4.6 million, and letters of credit of $1.7 million and $1.5 million at March 31, 2012 and 2011, respectively.

These loan and letter of credit commitments are subject to the same credit policies and reviews as loans on the balance sheet.  Collateral, both the amount and nature, is obtained based upon management's assessment of the credit risk.  Since many of the extensions of credit are expected to expire without being drawn, the total commitment amounts do not necessarily represent future cash requirements.  In addition to these loan commitments noted above, the Bank had unused credit card loan commitments of $4.5 million and $4.4 million at March 31, 2012 and 2011, respectively.  There were no outstanding commitments on mortgage loans not yet closed at March 31, 2012. Outstanding commitments on mortgage loans not yet closed amounted to $431,000 at March 31, 2011.  These commitments, which are funded subject to certain limitations, extend over varying periods of time with the majority being funded within 45 days.  At March 31, 2012 and 2011, the Bank had outstanding commitments to sell approximately $2.7 million and $5.2 million of loans, respectively, which encompassed the Bank’s held for sale loans.  The Bank also has commitments to sell mortgage loans not yet closed, on a best efforts basis.  Best efforts means the Bank suffers no penalty if they are unable to deliver the loans to the potential buyers.  The fair value of the Bank’s commitment to originate mortgage loans at committed interest rates and to sell such loans to permanent investors is insignificant.

(20)         Related Party Transactions

Certain directors, executive officers and companies with which they are affiliated are customers of, and have banking transactions with, the Bank in the ordinary course of business. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arms-length transactions.

A summary of loan transactions with directors, including their affiliates, and executive officers follows:

	For the Years Ended March 31,
	2012	2011	2010
Balance, Beginning of Year	$356,345	$460,115	$1,274,769
New Loans	9,270	43,620	65,933
Less Loan Payments	48,805	147,390	880,587
Balance, End of Year	$316,810	$356,345	$460,115

Loans to all employees, officers, and directors of the Company, in the aggregate constituted approximately 4.9% and 5.1% of the Company’s total shareholders' equity at March 31, 2012 and 2011, respectively.  At March 31, 2012 and 2011, deposits from executive officers and directors of the Bank and Company and their related interests in the aggregate approximated $6.3 million and $4.5 million, respectively.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(20)         Related Party Transactions, Continued

The Company leased office space from two related parties during the year ended March 31, 2012. The first lease is with a company in which a director and an officer of the Company and the Bank have an ownership interest.  The Company incurred expenses of $76,000, $74,000, and $73,000 for rent for the years ended March 31, 2012, 2011, and 2010, respectively, related to this lease.  The Company also leased office space from another officer during the year.  On this lease, the Company incurred rent expense of $6,900 during the year ended March 31, 2012 and $41,400 per year during each of the years ended March 31, 2011 and 2010, respectively. This lease was terminated during the 2012 fiscal year.  Management is of the opinion that the transactions with respect to office rent are made on terms that are comparable to those which would be made with unaffiliated persons.

(21)    Stock Issuance and Exchange

The Company was approved to participate in the Treasury’s Community Development Capital Initiative (“CDCI”).  The CDCI was established by the Treasury under the Troubled Asset Relief Program to invest lower cost capital in Community Development Financial Institutions (“CDFI”), supporting their efforts to provide credit to small businesses and other qualified customers in connection with the downturn in the economy.

In connection with its participation in the CDCI, on September 29, 2010, the Company (i) exchanged all $18.0 million (aggregate liquidation preference amount) of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), previously sold to the Treasury pursuant to the Troubled Asset Relief Program CPP, for $18.0 million (aggregate liquidation preference amount) of the Company’s newly designated Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), (ii) sold 400,000 shares of its common stock at $10.00 per share in a private offering to board members of the Company for aggregate gross proceeds of $4.0 million; and (iii) received an additional $4.0 million investment from the Treasury through the sale of an additional $4.0 million (aggregate liquidation preference amount) of its Series B Preferred Stock to the Treasury.  The additional $4.0 million investment from the Treasury was contingent upon the Company’s completion of the $4.0 million separate stock offering for the same amount, as required by the Company’s primary regulator at the time, the Office of Thrift Supervision.  The warrant sold by the Company to the Treasury in connection with the Company’s participation in Treasury’s Troubled Asset Relief Program CPP in 2008 remains outstanding.

Participation in the CDCI provided the Company with $8.0 million in additional capital and lowered the cost of the capital received from the Treasury.  The annual dividend rate on the Series A Preferred Stock was 5% and was to have increased to 9% on February 15, 2014.  The annual dividend rate on the Series B Preferred Stock is 2% for the first eight years from the date of issuance, or until September 19, 2018, and 9% thereafter if still then outstanding.  The Company and the Bank must maintain eligibility as a CDFI under Treasury regulations, otherwise, the annual dividend rate on the Series B Preferred Stock will increase to 5% if such eligibility is not corrected within 180 days and will further increase to 9% if not corrected after 270 days.

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

Condensed Balance Sheet Data

	At March 31,
	2012	2011
Assets:
Cash	$5,471,308	$5,422,037
Investment Securities, Available For Sale	75,750	78,750
Investment in Security Federal Statutory Trust	155,000	155,000
Loans Receivable, Net	-	1,786,294
Investment In Security Federal Bank	86,405,275	81,411,687
Accounts Receivable And Other Assets	69,787	36,616
Total Assets	$92,177,120	$88,890,384

Liabilities And Shareholders’ Equity:
Accounts Payable And Other Liabilities	$167,534	$173,167
Other Borrowings	-	-
Junior Subordinated Debentures	5,155,000	5,155,000
Senior Convertible Debentures	6,084,000	6,084,000
Mandatorily Redeemable Financial Instrument	-	1,467,312
Shareholders’ Equity	80,770,586	76,010,905
Total Liabilities And Shareholders’ Equity	$92,177,120	$88,890,384

Condensed Statements of Income Data

	For the Years Ended March 31,
	2012	2011	2010
Income:
Equity In Earnings Of Security Federal Bank	$2,095,707	$2,029,275	$2,004,759
Interest Income	78,667	91,806	10,163
Miscellaneous Income	34,338	24,803	7,199
Total Income	2,208,712	2,145,884	2,022,121
Expenses:
Interest Expense	653,727	720,081	474,133
Mandatorily Redeemable Financial Instrument Valuation (Income) Expense	(50,000)	(196,000)	63,000
Other Expenses	24,329	37,757	38,982
Total Expenses	628,056	561,838	576,115
Income Before Income Taxes	1,580,656	1,584,046	1,446,006
Income Tax Benefit	(214,719)	(258,867)	(158,795)
Net Income	1,795,375	1,842,913	1,604,801
Preferred Stock Dividends	440,000	666,453	900,000
Accretion of Preferred Stock to Redemption Value	-	18,816	72,544
Net Income Available to Common Shareholders	$1,355,375	$1,157,644	$632,257

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(22)         Security Federal Corporation Condensed Financial Statements (Parent Company Only), Continued

Condensed Statements of Cash Flow Data

	For the Years Ended March 31,
	2012	2011	2010
Operating Activities:
Net Income	$1,795,375	$1,842,913	$1,604,801
Adjustments To Reconcile Net Income To Net Cash Provided By (Used In) Operating Activities:
Equity In Earnings Of Security Federal Bank	(2,095,707)	(2,029,275)	(2,004,759)
Stock Compensation Expense	33,123	34,424	33,124
Mandatorily Redeemable Financial Instrument Valuation (Income) Expense	(50,000)	(196,000)	63,000
(Increase) Decrease In Accounts Receivable And Other Assets	(32,154)	214	194,933
Increase (Decrease) In Accounts Payable	(5,633)	(1,236)	143,154
Net Cash Provided By (Used In) Operating Activities	(354,996)	(348,960)	34,253
Investing Activities:
Decrease (Increase) In Loans Receivable	1,786,294	(1,786,294)	-
Additional Investment in Security Federal Bank	-	(4,000,000)	-
Net Cash Provided By (Used In) Investing Activities	1,786,294	(5,786,294)	-
Financing Activities:
Employee Stock Purchase Plan Purchases	-	-	19,800
Proceeds From Issuance Of Senior Convertible Debentures	-	-	6,084,000
Proceeds From Issuance Of Common Stock	-	4,829,060	-
Proceeds From Issuance Of Preferred Stock	-	22,000,000	-
Redemption Of Preferred Stock	-	(18,000,000)	-
Repayments On Line of Credit	-	-	(4,787,330)
Dividends Paid To Shareholders-Preferred Stock	(440,000)	(726,222)	(900,000)
Dividends Paid To Shareholders-Common Stock	(942,027)	(858,184)	(787,550)
Net Cash Provided By (Used In) Financing Activities	(1,382,027)	7,244,654	(371,080)
Net Increase (Decrease) In Cash	49,271	1,109,400	(336,827)
Cash At Beginning Of Year	5,422,037	4,312,637	4,649,464
Cash At End Of Year	$5,471,308	$5,422,037	$4,312,637

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

Investment Securities Available for Sale

Investment securities available for sale are recorded at fair value on a recurring basis. At March 31, 2012, the Company’s investment portfolio was comprised of government and agency bonds, mortgage-backed securities issued by government agencies or government sponsored enterprises, municipal securities, and one equity investment. The portfolio did not contain any private label mortgage-backed securities. Fair value measurement is based upon prices obtained from third party pricing services who use independent pricing models which rely on a variety of factors including reported trades, broker/dealer quotes, benchmark yields, economic and industry events and other relevant market information. As such, these securities are classified as Level 2.

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

Impaired Loans

The Company does not record loans held for investment at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established as necessary. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment.

Fair value is estimated using one of the following methods: fair value of the collateral less estimated costs to sell, discounted cash flows, or market value of the loan based on similar debt. The fair value of the collateral less estimated costs to sell is the most frequently used method. Typically, the Company reviews the most recent appraisal and if it is over 24 months old will request a new third party appraisal. Depending on the particular circumstances surrounding the loan, including the location of the collateral, the date of the most recent appraisal and the value of the collateral relative to the recorded investment in the loan, management may order an independent appraisal immediately or, in some instances, may elect to perform an internal analysis. Specifically as an example, in situations where the collateral on a nonperforming commercial real estate loan is out of the Company’s primary market area, management would typically order an independent appraisal immediately, at the earlier of the date the loan becomes nonperforming or immediately following the determination that the loan is impaired. However, as a second example, on a nonperforming commercial real estate loan where management is familiar with the property and surrounding areas and where the original appraisal value far exceeds the recorded investment in the loan, management may perform an internal analysis whereby the previous appraisal value would be reviewed and adjusted for current conditions including recent sales of similar properties in the area and any other relevant economic trends. These valuations are reviewed at a minimum on a quarterly basis.

Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At March 31, 2012, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. The Company records impaired loans as nonrecurring Level 3.

As of March 31, 2012 and 2011, the recorded investment in impaired loans was $40.8 million and $33.3 million, respectively. The average recorded investment in impaired loans was $34.3 million for year ended March 31, 2012 and $37.2 million for the year ended March 31, 2011.

Foreclosed Assets

Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed asset as nonrecurring Level 3. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the asset as nonrecurring Level 3.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(23)     Carrying Amounts and Fair Value of Financial Instruments, Continued

Mandatorily Redeemable Financial Instrument

The fair value is determined, in accordance with the underlying agreement at the instrument’s redemption value, as the number of shares issuable pursuant to the agreement at a price per share determined as the greater of a) $26 per share or b) 1.5 times the book value per share of the Company. This instrument is classified as Level 2. The mandatorily redeemable financial instrument was redeemed during the quarter ended June 30, 2011.

Assets and liabilities measured at fair value on a recurring basis are as follows as of March 31, 2012:

Assets:	Quoted Market Price In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
FHLB Securities	$ -	$ 2,698,894	$ -
FNMA and FHLMC Bonds	-	2,921,851	-
SBA Bonds	-	86,278,802	-
Tax Exempt Municipal Bonds	-	24,125,725	-
Mortgage-Backed Securities	-	237,853,835	-
Equity Securities	-	75,750	-
Total	$ -	$ 353,954,857	$ -

There were no liabilities measured at fair value on a recurring basis as of March 31, 2012. Assets and liabilities measured at fair value on a recurring basis are as follows as of March 31, 2011:

Assets:	Quoted Market Price In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
FHLB Securities	$-	$14,209,332	$-
Federal Farm Credit Securities	-	2,006,600	-
FNMA And FHLMC Bonds	-	11,660,990	-
SBA Bonds	-	64,709,832	-
Taxable Municipal Securities	-	4,471,650	-
Tax Exempt Municipal Securities	-	2,034,943	-
Mortgage-Backed Securities	-	240,080,693	-
Equity Securities	-	78,750	-
Total	$-	$339,252,790	$-
Liabilities:
Mandatorily Redeemable Financial Instrument	$-	$1,467,312	$-
Total	$-	$1,467,312	$-

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(23)         Carrying Amounts and Fair Value of Financial Instruments, Continued

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. The table below presents assets and liabilities measured at fair value on a nonrecurring basis as of March 31, 2012 and 2011, aggregated by the level in the fair value hierarchy within which those measurements fall. Other intangible assets are measured on a non-recurring basis at least annually.  Specifically, the valuation of goodwill is performed each year at September 30.

Assets:	Level 1	Level 2	Level 3	Balance At March 31, 2012
Goodwill	$ -	$ -	$ 1,199,754	$ 1,199,754
Mortgage Loans Held For Sale	-	2,671,771	-	2,671,771
Impaired Loans (1)	-	-	39,160,338	39,160,338
Foreclosed Assets	-	-	14,160,099	14,160,099
Total	$ -	$ 2,671,771	$ 54,520,191	$ 57,191,962

    (1) IMPAIRED LOANS ARE REPORTED NET OF SPECIFIC RESERVES OF $1,636,848.

Assets:	Level 1	Level 2	Level 3	Balance At March 31, 2011
Goodwill	$ -	$ -	$ 1,199,754	$ 1,199,754
Mortgage Loans Held For Sale	-	5,166,234	-	5,166,234
Impaired Loans (1)	-	-	32,525,192	32,525,192
Foreclosed Assets	-	-	14,433,853	14,433,853
Total	$ -	$ 5,166,234	$ 48,158,799	$ 53,325,033

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

The following table is a summary of the carrying value and estimated fair value of the Company’s financial instruments as of March 31, 2012 and 2011 presented in accordance with the applicable accounting guidance.

	March 31, 2012		March 31, 2011
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In Thousands)
Financial Assets:
Cash And Cash Equivalents	$9,331	$9,331	$7,836	$7,836
Certificates of Deposits With Other Banks	1,727	1,727	100	101
Investment And Mortgage-Backed Securities	421,631	423,921	372,418	373,376
Loans Receivable, Net	428,511	427,212	484,471	482,834

FHLB Stock	8,471	8,471	11,267	11,267

Financial Liabilities:
Deposits:
Checking, Savings, And Money Market Accounts	$371,295	$371,295	$332,220	$332,220
Certificate Accounts	324,906	327,117	358,137	361,110
Advances From FHLB	122,070	131,679	138,136	147,207
Other Borrowed Money	9,801	9,801	11,195	11,195
Senior Convertible Debentures	6,084	6,084	6,084	6,084
Junior Subordinated Debentures	5,155	5,155	5,155	5,155

At March 31, 2012, the Bank had $33.8 million of off-balance sheet financial commitments.  These commitments are to originate loans and unused consumer lines of credit and credit card lines.  Because these obligations are based on current market rates, if funded, the original principal is considered to be a reasonable estimate of fair value.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(24)         Quarterly Financial Data (Unaudited)

Unaudited condensed financial data by quarter for fiscal years 2012 and 2011 is as follows (dollars, except per share data, in thousands):

	Quarter ended
2011-2012	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011	Mar. 31, 2012

Interest Income	$10,230	$9,880	$9,467	$8,952
Interest Expense	3,349	3,260	2,974	2,814
Net Interest Income	6,881	6,620	6,493	6,138
Provision For Loan Losses	2,300	2,300	2,100	1,950
Net Interest Income After Provision For Loan Losses	4,581	4,320	4,393	4,188
Non-interest Income	1,271	1,492	2,563	1,614
Non-interest Expense	5,160	5,197	5,235	5,125
Income Before Income Tax	692	615	1,721	677
Provision For Income taxes	231	197	1,235	247
Net Income	461	418	486	430
Preferred Stock Dividends	110	110	110	110
Net Income Available To Common Shareholders	$351	$308	$376	$320
Basic Net Income Per Common Share	$0.12	$0.10	$0.13	$0.11
Diluted Net Income Per Common Share	$0.12	$0.10	$0.13	$0.11
Basic Weighted Average Shares Outstanding	2,944,001	2,944,001	2,944,001	2,944,001
Diluted Weighted Average Shares Outstanding	2,944,001	2,944,001	2,944,001	2,944,001

	Quarter ended
2010-2011	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	Mar. 31, 2011

Interest Income	$11,351	$11,031	$10,559	$10,801
Interest Expense	4,427	4,322	3,881	3,465
Net Interest Income	6,924	6,709	6,678	7,336
Provision For Loan Losses	1,900	2,150	1,900	1,850
Net Interest Income After Provision For Loan Losses	5,024	4,559	4,778	5,486
Non-interest Income	1,378	1,953	1,744	1,576
Non-interest Expense	5,539	5,758	5,838	6,563
Income Before Income Tax	863	755	684	499
Provision For Income taxes	322	298	230	108
Net Income	541	457	454	391
Preferred Stock Dividends	225	221	110	110
Accretion Of Preferred Stock To Redemption Value	19	-	-	-
Net Income Available To Common Shareholders	$297	$236	$344	$281
Basic Net Income Per Common Share	$0.12	$0.10	$0.12	$0.10
Diluted Net Income Per Common Share	$0.12	$0.09	$0.12	$0.09
Basic Weighted Average Shares Outstanding	2,461,095	2,469,791	2,869,205	2,944,001
Diluted Weighted Average Shares Outstanding	2,559,475	2,550,097	2,931,633	3,017,521

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(25) Subsequent Events

Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued. Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet, including estimates inherent in the process of preparing financial statements. Nonrecognized subsequent events are events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date. Management has reviewed all events occurring through the date the financial statements were available to be issued and no subsequent events occurred requiring accrual or disclosure.

SHAREHOLDERS INFORMATION

ANNUAL MEETING
The annual meeting of shareholders will be held at 2:00 p.m., Thursday, July 19, 2012 at Newberry Hall, 117 Newberry Street Southwest, Aiken, South Carolina.

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

Years Ended March 31	High	Low

2011
06-30-10	$9.95	$8.01
09-30-10	$12.73	$8.57
12-31-10	$14.89	$11.46
03-31-11	$11.91	$10.42

2012
06-30-11	$10.80	$10.70
09-30-11	$10.70	$8.76
12-31-11	$9.57	$7.16
03-31-12	$9.90	$8.92

As of March 31, 2012, the Company had approximately 289 shareholders and 2,944,001 outstanding shares of common stock.

DIVIDENDS
The first quarterly dividend on the stock was paid to shareholders on March 15, 1991.  Dividends will be paid upon the determination of the Board of Directors that such payment is consistent with the long-term interest of the Company.  The factors affecting this determination include the Company’s current and projected earnings, operating results, financial condition, regulatory restrictions, future growth plans, and other relevant factors. The Company paid $0.04 per share cash dividends for each of the quarters during fiscal 2006, $0.06 per share cash dividends for each of the quarters during fiscal 2007, $0.07 per share cash dividends for each of the quarters during fiscal 2008, and $0.08 per share cash dividends for each of the quarters during fiscal 2009, 2010, 2011 and 2012.

The ability of the Company to pay dividends depends primarily on the ability of the Bank to pay dividends to the Company.  The Bank may not declare or pay a cash dividend on its stock or repurchase shares of its stock if the offset thereof would be to cause its regulatory capital to be reduced below the amount required to meet applicable regulatory capital requirements.  South Carolina banking regulations restrict the amount of dividends that the Bank can pay to the Company, and may require prior approval before declaration and payment of any excess dividend.  Unlike the Bank, there is no regulatory restriction on the payment of dividends by the Company; however, it is subject to the requirements of South Carolina.  South Carolina generally prohibits the Company from paying dividends if, after giving effect to a proposed dividend: (1) the Company would be unable to pay its debts as they become due in the normal course of business, or (2) the Company’s total assets would be less than its total liabilities plus the sum that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend. In addition, payment of dividends by the Company is subject to certain limitations resulting from participation in the CPP. The Federal Reserve also has the authority to prohibit the Company from paying a dividend on its common and/or preferred stock. See Note 15 of the Notes to the Consolidated Financial Statements included herein for additional information.

CODE OF ETHICS
A copy of the Company’s Code of Ethics may be obtained at the Company’s internet website at www.securityfederalbank.com.

Bill Boyte
Senior Vice President

A Familiar Face

Bill Boyte is Senior Vice President, Midlands Area Executive for Security Federal Bank. Mr. Boyte has over 30 years in the banking industry with demonstrated success in business development, relationship building, and customer satisfaction. Prior to assuming the role as Midlands Area Executive, Bill's main focus was residential construction and acquisition and development lending. He is a member of the West Metro, Greater Lexington, and Greater Columbia Chambers of Commerce, the Home Builders Association of Greater Columbia, the National Association of Credit Managers, the USC Association of Lettermen, and a Board Member of the South Carolina Athletic Commission. Bill and his wife Elaine reside in Lexington, South Carolina.

Shareholders Information

Annual and Other Reports

The Company is required to file an annual report on Form 10-K for its fiscal year ended March 31, 2012 with the Securities and Exchange Commission. Copies of Form 10-K, Security Federal Corporation's annual report, and the Company's quarterly reports may be obtained from and inquiries may be addressed to Mrs. Beverly Nettles of Security Federal Corporation.

GENERAL INQUIRIES
Mrs. Beverly Nettles
AVP/Assistant Secretary
Security Federal Corp.
238 Richland Ave., NW
P.O. Box 810
Aiken, SC 29802-0810
Phone: 803-641-3000
Toll free: 866-851-3000

TRANSFER AGENT
Security Federal Corporation
238 Richland Ave., NW
P.O. Box 810
Aiken, SC 29802-0810

SPECIAL COUNSEL
Breyer & Associates, PC
Suite 785
8180 Greensboro Drive
McLean, VA 22102

INDEPENDENT AUDITORS
Elliott Davis, LLC
1901 Main Street
Suite 1650
P.O. Box 2227
Columbia, SC 29202-2227

www.securityfederalbank.com

- 71

Security Federal Corporation

BOARD OF DIRECTORS

Timothy W. Simmons
Chairman
Security Federal Corporation
Aiken, SC

J. Chris Verenes
President/CEO
Security Federal Corporation
Aiken, SC

Francis M. Thomas
President
Security Federal Bank
Aiken, SC

Dr. Robert E. Alexander
Chancellor Emeritus
Univ. of SC at Aiken
Aiken, SC

G. L. Toole, III
Attorney-At-Law
Aiken, SC

Roy G. Lindburg
Executive Vice President/CFO
Security Federal Corporation
Aiken, SC

Hon. William Clyburn
Member of the South Carolina
House of Representatives
Aiken, SC

Thomas L. Moore
Owner
T L Moore Consulting, LLC
North Augusta, SC

Harry O. Weeks, Jr.
Business Development Executive
Hutson Etherredge Companies
Aiken, SC

W. Barry Adams
EVP/Area Executive-Aiken Area
Security Federal Bank
Aiken, SC

Directors Emeritus

Walter E. Brooker, Sr.
President, Brooker's Inc.
Denmark, SC

In Memoriam
Tommy Mercer

We were deeply saddened to lose a close member of the Security Federal family this year. Tommy Mercer joined the Evans Advisory Board at the time of its inception in 2009. He took great pride in his association with Security Federal. Mercer was best known for the two terms he served on the Columbia County Commission, from 2000 to 2008. He also served as Chairman of Columbia County's Board of Health. Generously and anonymously, Mercer frequently paid for meals and purchases for uniformed service members and emergency personnel. He also donated his time as Santa Claus for 25 years at Fat Man's Forest. It was a pleasure to have Tommy as a member of the Security Federal family and he will be sincerely missed.

BANK ADVISORY BOARDS

EVANS

Kuan S. Kuo
President
Kuo Enterprises
Augusta, GA

JoAnn J. Herbert
Vice President
Herbert Homes, Inc.
Evans, GA

Dr. Wesley Broome
CEO
Broome Family Eye Care
Evans, GA

Rev. Robert L. Ramsey
Pastor
Gospel Water Branch Baptist Church
Evans, GA

- 72
www.securityfederalbank.com

BANK ADVISORY BOARDS

Security Federal Corporation

NORTH AUGUSTA

P. Richard Borden
Owner
Borden Pest Control
North Augusta, SC

Rev. G.L. Brightharp
Owner
G.L. Brightharp & Sons Mortuary
North Augusta, SC

Helen H. Butler
Retired Banker
North Augusta, SC

William M. Hixon
Owner
Hixon Realty
North Augusta, SC

Thomas L. Moore
Owner
T L Moore Consulting, LLC
North Augusta, SC

John P. Potter
Director of Finance
City of North Augusta
North Augusta, SC

WAGENER

M. Judson Busbee
Owner
Busbee Hardware
Wagener, SC

Chad G. Ingram
President
Garvin Oil Company
Wagener, SC

Mary T. Lybrand
Retired Banker
Wagener, SC

Dr. Michael L. Miller
Anesthesiologist
Palmetto Health Richland Memorial Hospital
Columbia, SC

Richard H. Sumpter
Retired Educator
Wagener, SC

N. Robert Salley
Mayor
Town of Salley
Salley, SC

MIDLAND VALLEY

Charles A. Hilton
General Manager
Breezy Hill Water & Sewer
Graniteville, SC

Rev. Nathaniel Irvin, Sr.
Pastor
Old Storm Branch Baptist Church
Clearwater, SC

Rev. Stephen Phillips
Pastor
Christian Heritage Church
Graniteville, SC

Thomas L. Moore
Owner
T L Moore Consulting, LLC
North Augusta, SC

Glenda K. Napier
Co-Owner
Napier Funeral Home
Graniteville, SC

Gail W. Dotson
Retired Banker
Clearwater, SC

Pat Guglieri
Retired Banker
Langley, SC

Patricia Abney-McDaniel
Retired Educator
Graniteville, SC

MIDLANDS

Eleanor Powell Clark
Owner/Operator
B & E Enterprises Inc. dba McDonald's
Columbia, SC

L. Todd Sease
Partner
Jumper, Carter, Sease Architects, PA
West Columbia, SC

Otis B. Rawl, Jr.
President & CEO
SC Chamber of Commerce
Columbia, SC

G. Scott Middleton
CEO/Owner
Agape Assisted Living/ Nursing & Related Companies
West Columbia, SC

Sen. Nikki G. Setzler
Sr. Partner
Setzler & Scott, PA Law Firm
West Columbia, SC

Donald T. Martin
CFO/CPA
Nexsen, Pruet, LLC
Columbia, SC

www.securityfederalbank.com

- 73

Security Federal Corporation

MANAGEMENT TEAM & BRANCH LOCATIONS

Management Team

Timothy W. Simmons—Chairman of Security Federal Corporation

J. Chris Verenes—Chairman & CEO, Security Federal Bank

G.L. Toole, III—Vice Chairman, Security Federal Corporation & Security Federal Bank

Robert E. Alexander—Corporate Secretary

Francis M. Thomas—President, Security Federal Bank

Roy G. Lindburg—EVP & CFO

Margaret A. Hurt—Controller

Jessica T. Cummins—Treasurer

W. Barry Adams—EVP/Area Executive - Aiken Area

Richard T. Harmon—EVP - Chief Lending Officer

Anthony J. Ateca—EVP - Chief Administrative Officer

Lynn B. Shepard—SVP – Senior Operations Officer

William O. Boyte, III—SVP– Area Executive – SC Midlands Area

Paul T. Rideout—SVP – Credit Administration

Thomas R. Crawford, Jr.—SVP– Area Executive – Augusta Area

Donald J. Krafnick—SVP – Human Resources

Gabriele C. Dukes—SVP– Financial Counseling

John L. Girardeau—SVP– Mortgage Operations

Janice S. Hauerwas—VP – Director of Mortgage Origination

Audrey T. Varn—President – Security Federal Trust and Investments Div.

G. David Jennings—VP– Premium Financing

Terry L. Gilman—VP – Insurance Operations

Andrea P. Haltiwanger—VP – Marketing/Insurance

Josephine J. Quiller—VP – Mortgage Processing

James E. Bristow—VP – Financial Service Officer

Dorothy E. Brandon—VP– Financial Service Officer

John D. W. Goodin—VP– Financial Service Officer

Shane M. Bagby—VP– Financial Service Officer

Patricia B. Moseley—VP – Loan Servicing Manager

Ronald R. Davis—VP – Senior Auditor

Laura B. Conway—VP – Compliance Auditor

Thomas H. Wessel—VP – Information Technology Manager

Marilyn C. Hensley—VP– Special Assets Manager

Sharon M. Swift—VP– Branch Operations Coordinator

Linda G. Wright—VP– Item Processing Manager

Kathi J. Snipes—VP– Financial Counseling

Branch Locations

Whiskey Road, Aiken, SC
1705 Whiskey Road, Aiken SC
Dana S. Hall—Assistant Vice President/Manager

North Augusta, SC
315 E. Martintown Road, N. Augusta, SC
Jason G. Rabun—Assistant Vice President/Manager

Laurens Street, Aiken, SC
100 Laurens Street, Aiken SC
Gary E. Wertz—Assistant Vice President/Manager

Richland Avenue, Aiken, SC
1665 Richland Avenue, Aiken SC
S. Kevin Price—Manager

South Side, Aiken, SC
2587 Whiskey Road, Aiken SC
Joshua J. Booth—Assistant Vice President/Manager

Graniteville, SC
50 Canal Street, Graniteville, SC
Mary A. Christensen—Assistant Vice President/Manager

Langley, SC
2812 Augusta Road, Langley, SC
Sherry M. Munns—Manager

Clearwater, SC
4568 Jefferson Davis Highway, Clearwater SC
Traci L. Carrier—Assistant Vice President/Manager

Wagener, SC
118 Main Street, Wagener SC
D. Scott Tindal—Assistant Vice President/Manager

West Columbia, SC
1185 Sunset Boulevard, W. Columbia SC
Vicky J. Wood—Assistant Vice President/Manager

Lexington, SC
5446 Sunset Boulevard, Lexington SC
Lynn P. Derrick—Assistant Vice President/Manager
Financial Service Officer

Assembly Street, Columbia, SC
1900 Assembly Street, Columbia SC
Marianne M. Pappacoda—Assistant Vice President/Manager

Evans, GA
7004 Evans Town Center Boulevard, Evans GA
David D. Young—Assistant Vice President/Manager

- 74

A TRADITION OF SERVICE IN TRUST

Security Federal Corporation

In keeping with the Bank's tradition of providing excellent service for its customers and knowing that the bedrock of asset management and personal service is the corporate trustee, Security Federal Bank applied for and was granted trust powers in 2002. As Security Federal Bank celebrates its 90th anniversary this year, another milestone can be celebrated as well – the 10th anniversary of Security Federal Trust.

Our locally based Trust Division helps clients build, manage and protect wealth. We do this by providing financial education and planning, investment and trust administration expertise, personalized service, and uncompromising integrity. Our trust staff has over 50 years of fiduciary experience in preserving and accumulating wealth for customers.

Our services are designed for individuals, charitable organizations and nonprofits. We can also assist individuals who want to minimize estate taxes, wish to avoid probate costs, or those who seek freedom from managing their own assets. Security Federal Trust offers expert administrative, investment, and record-keeping services to include collecting income, buying and selling assets, paying bills, filing tax returns, maintaining accurate records, and distributing income and assets. Under the leadership of the Board of Directors, Security Federal Trust has achieved a record of excellence through the last decade and will continue to provide that same tradition of service.

THE TRUST DIVISION

(From L-R) Jason Langdale, Melissa Keisler, Audrey Varn, Dana Finley, Pat Perry

www.securityfederalbank.com

- 75

Security Federal Corporation

238 Richland Avenue, NW Aiken, South Carolina 29801

www.securityfederalbank.com