Form 10-KT, Exhibit 13
period 2012-12-31
SECURITY FEDERAL CORP
filed 2013-03-25
CIK 818677

Exhibit 13

Annual Report to Stockholders

Security Federal Corporation

Annual Report

December 31, 2012

LETTER TO OUR SHAREHOLDERS

Fellow Shareholders:

Security Federal Corporation, the holding company of Security Federal Bank, is pleased to announce earnings for the nine month period ended December 31, 2012. Net income available to common shareholders increased $590,000 or 57.0% to $1.6 million or $0.55 per common share (basic) for the nine months ended December 31, 2012 compared to $1.0 million or $0.35 per common share (basic) for the nine months ended December 31, 2011. The Company reported net income available to common shareholders of $444,000 or $0.15 per common share (basic) for the three months ended December 31, 2012, an increase of $68,000 or 18.1% when compared to net income of $376,000 or $0.13 per common share (basic) for the three months ended December 31, 2011. The increases in both periods were primarily the result of a decrease in the provisions for loan losses and income taxes offset slightly by a decrease in net interest income.

Non-performing assets, which consist of non-accrual loans and repossessed assets, decreased $11.7 million or 31.7% to $25.2 million at December 31, 2012 from $36.8 million at March 31, 2012. Non-performing assets were $33.7 million at December 31, 2011. Management of the Company is actively focused on and working diligently to reduce these balances. For the nine months ended December 31, 2012, an additional $2.0 million was provided for the allowance for loan losses. As a result, the allowance for loan losses was 2.80% of total loans at December 31, 2012 compared to 3.32% at March 31, 2012. Management continues to closely monitor the loan portfolio to proactively identify any potential problem loans.

The net interest margin decreased 33 basis points to 2.80% for the nine months ended December 31, 2012 compared to 3.13% for the comparable period in the previous year. As a result, net interest income decreased $2.7 million or 13.3% to $17.3 million for the nine months ended December 31, 2012, compared to $20.0 million for the nine months ended December 31, 2011. For the quarter ended December 31, 2012, net interest margin decreased 33 basis points to 2.76% from 3.09% for the same quarter in 2011. Net interest income decreased $827,000 or 12.7% to $5.7 million for the three months ended December 31, 2012, compared to $6.5 million for the three months ended December 31, 2011.

Non-interest income for the nine months ended December 31, 2012 was $4.4 million, a decrease of $962,000 or 18.1% compared to $5.3 million for the same period in the prior year. For the current quarter non-interest income was $1.7 million, a decrease of $860,000 or 33.6% compared to $2.6 million for the same quarter in 2011. The decrease in both periods was primarily the result of decrease in the gain on sale of investments.

For the nine months ended December 31, 2012, non-interest expense increased $1.5 million or 9.4% to $17.1 million, compared to $15.6 million for the same period in 2011. The increase in non-interest expense is primarily a result of an increase in the net costs associated with the operation of foreclosed properties including write downs on these properties. Excluding these costs, non-interest expense would have decreased $452,000 or 3.1% for the nine months ended December 31, 2012. For the quarter ended December 31, 2012, non-interest expense increased $458,000 or 8.7% to $5.7 million compared to $5.2 million in 2011, of which $257,000 of the increase related to net costs associated with operation of foreclosed properties.

The provision for income taxes decreased $960,000 or 57.7% to $704,000 for the nine months ended December 31, 2012 compared to $1.7 million for the same period in 2011. For the quarter ended December 31, 2012, provision for income taxes decreased $1.1 million or 86.1%. In December 2011, the Company reorganized as a bank holding company. As a result of this transaction, the Company recognized a one-time charge of $625,000 in income tax expense which resulted from a portion of its deferred tax asset that became unrealizable. Going forward as a result of the charter conversion, the Company will be subject to a lower state income tax rate and therefore will experience lower income tax expense.

As of December 31, 2012, the Bank exceeded all regulatory capital requirements with a Total Risk-Based capital ratio of 20.77%, compared to 18.71% at March 31, 2012. The Company's shareholders' equity increased $1.8 million or 2.3% to $82.6 million at December 31, 2012 compared to $80.8 million at March 31, 2012.

Total assets at December 31, 2012 were $890.4 million compared to $924.6 million at March 31, 2012, a decrease of $34.3 million or 3.7% for the nine-month period. Net loans receivable decreased $30.8 million or 7.2% to $397.7 million at December 31, 2012 from $428.5 million at March 31, 2012. Total deposits decreased $19.9 million or 2.9% to $676.3 million at December 31, 2012 compared to $696.2 million at March 31, 2012. Federal Home Loan Bank advances, other borrowings, convertible senior debentures and subordinated debentures decreased $17.3 million or 12.1% to $125.8 million at December 31, 2012 from $143.1 million at March 31, 2012.

As previously announced, the Company's Board of Directors approved a fiscal year-end change from March 31 to a calendar year-end of December 31. This change was effective as of December 31, 2012; therefore the Company operated a short year from April 1, 2012 to December 31, 2012 and then began a new fiscal year on January 1, 2013. Conversion of the fiscal year to a calendar year is intended to simplify reporting and more closely align the Company with its peer banks.

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

Sincerely,

Timothy W. Simmons
Chairman

J. Chris Verenes
President & Chief Executive Officer

- 2

THE PATH FORWARD...

Security Federal Corporation

Our communication to you over the last few years has centered on the actions we were taking to best position the Bank to endure the Great Recession that spanned from December 2007 through June of 2009. During that time period, the nation's gross domestic product declined by over 5% (from peak to trough). Many banks eliminated or cut their dividends to stockholders, and unfortunately many financial institutions did not survive. The aftershocks of that recession are still being felt—including the reluctance to borrow for consumer purchases or business investment.

You will recall that Security Federal decided to bolster its already strong capital position as a hedge in anticipation of a deep and prolonged recession. Lower loan demand necessitated $3.5 million in cost reductions and productivity improvements that were phased-in over the last few years. In addition, we continued our emphasis on increasing non-interest income (fee-related products). In an effort to balance the cyclical nature of loan demand with additional fee producing services, Security Federal merged with Collier Jennings Insurance Agency in June of 2006—a year and a half prior to the start of the recession. The merger with Collier Jennings provided the Bank with the people and platform it needed to diversify its revenue sources. This merger opened up several new markets for Security Federal—homeowners, automobile, and commercial insurance along with premium financing services.

The positive result of that strategy is emerging. Today, Security Federal's Total Risk-Based capital ratio is 20.77% compared to the industry standard for well-capitalized banks of 10%. The bank's net income for calendar year 2012 increased by 48% to $1.945 million while Security Federal Insurance had net income of $144,000.

The path forward is to continue to increase our earnings, grow our insurance and trust business, and hold our expenses at their current levels while continuing to seek other cost reduction opportunities. All banks are being challenged by weak loan demand; this will continue to be a strong headwind against efforts to increase earnings. As the economy improves over time and the anticipated consolidation in the banking industry begins to occur, loan demand should increase. Our insurance business is a small but growing part of the Bank's overall business. However, it will likely emerge as the fastest growing segment of the bank.

Our focus over the last few years has been to protect Security Federal Bank during the worst recession since the Depression. Our capital level places Security Federal in the best possible position given today's economic uncertainty. Going forward, the significant reduction in our overhead and increasing our capacity for a significant upside in fee income have positioned the Bank for growth. We are optimistic about the future.

Security Federal Corporation

CONTENTS:

2 Letter to Shareholders

3 The Path Forward...

4-6 Financial Highlights

7 Selected Consolidated Financial & Other Data

8 Management's Discussion & Analysis of Financial Condition & Results of Operations

30 Report of Elliott Davis, LLC, Independent Auditors

31 Consolidated Balance Sheets

32 Consolidated Statements of Income

33 Consolidated Statements of Comprehensive Income

34 Consolidated Statements of Shareholders' Equity

36 Consolidated Statements of Cash Flows

38 Notes to Consolidated Financial Statements

82-83 Shareholders Information A Familiar Face

84 Board of Directors

84-85 Bank Advisory Board

86 Management Team Branch Locations

87 Mortgage Lending at its Finest

Security Federal Corporation

FINANCIAL HIGHLIGHTS

	Nine Months Ended December 31, 2012	Year Ended March 31, 2012
Net Income Available to Common Shareholders	$1,625,000	$1,355,000
Earnings Per Common Share - Basic	$0.55	$0.46
Book Value Per Common Share	$20.45	$19.83
Total Interest Income	$24,791,000	$38,529,000
Total Interest Expense	$7,460,000	$12,397,000
Net Interest Income Before Provision For Loan Losses	$17,331,000	$26,132,000
Provision For Loan Losses	$1,975,000	$8,650,000
Net Interest Income After Provision For Loan Losses	$15,356,000	$17,482,000
Net Interest Margin	2.80%	3.09%
Total Loans Originated and Renewed	$146,037,000	$243,624,000
Adjustable Rate Loans As A Percentage of Total Gross Loans	39.5%	40.3%

- 4
www.securityfederalbank.com

FINANCIAL HIGHLIGHTS

Security Federal Corporation

Net Income Available to Common Shareholders (In Thousands)
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
0
$4,280
$2,181
$632
$1,158
$1,355
$1,945
3/08
3/09
3/10
3/11
3/12
12/12

Total Assets (In Millions)
$1,000
$900
$800
$700
$600
$500
$400
0
$840
$985
$956
$934
$925
$890
3/08
3/09
3/10
3/11
3/12
12/12

Return on Common Equity
14%
12%
10%
8%
6%
4%
2%
0%
9.54%
4.72%
1.27%
2.17%
2.35%
3.62%
3/08
3/09
3/10
3/11
3/12
12/12

Allowances for Loan Losses(1)
3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
1.53%
1.65%
2.13%
2.54%
3.32%
2.80%
3/08
3/09
3/10
3/11
3/12
12/12
(1) ALLOWANCE FOR LOSSES AS A PERCENTAGE OF TOTAL LOANS.

For graphs related to earnings, periods denoted 12/12 are for the twelve months ended December 31, 2012. Other periods listed are for twelve months ended March 31.

www.securityfederalbank.com

- 5

Security Federal Corporation

FINANCIAL HIGHLIGHTS

Book Value Per Common Share
$22
$20
$18
$16
$14
$12
$10
$8
$6
0
$18.76
$19.95
$20.22
$18.21
$19.83
$20.45
3/08
3/09
3/10
3/11
3/12
12/12

Earnings Per Common Share – Basic
$1.75
$1.50
$1.25
$1.00
$.50
$.25
$0
$1.66
$0.87
$0.26
$0.43
$0.46
$0.66
3/08
3/09
3/10
3/11
3/12
12/12

PRICE PER SHARE
Security Federal Corporation Stock Prices
$25
$20
$15
$10
$5
0
2.75
3.37
3.65
4.54
5.17
7.33
15.00
18.00
20.00
21.67
20.26
21.00
23.00
24.25
24.75
23.00
15.50
9.86
10.92
9.00
8.10
YEARS
3/93
3/94
3/95
3/96
3/97
3/98
3/99
3/00
3/01
3/02
3/03
3/04
3/05
3/06
3/07
3/08
3/09
3/10
3/11
3/12
12/12

For graphs related to earnings, periods denoted 12/12 are for the twelve months ended December 31, 2012. Other periods listed are for twelve months ended March 31.

- 6
www.securityfederalbank.com

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial and Other Data

	At Or For The Nine Months Ended December 31,	At Or For The Year Ended March 31,
	2012	2012	2011	2010	2009
Balance Sheet Data	(Dollars In Thousands, Except Per Share Data)
Total Assets	$890,355	$924,637	$933,544	$956,002	$984,662
Cash And Cash Equivalents	7,904	9,331	7,836	8,805	6,562
Certificates Of Deposit With Other Banks	1,729	1,727	100	—	—
Investment And Mortgage-Backed Securities	430,988	421,631	372,418	311,046	314,099
Total Loans Receivable, Net (1)	397,706	428,511	484,471	568,399	611,090
Deposits	676,339	696,201	690,357	694,252	661,714
Advances From Federal Home Loan Bank	105,257	122,070	138,136	164,004	218,998
Total Shareholders' Equity	82,592	80,772	76,012	67,861	67,092
Income Data
Total Interest Income	$24,791	$38,529	$43,742	$47,507	$48,867
Total Interest Expense	7,460	12,397	16,095	20,136	26,321
Net Interest Income	17,331	26,132	27,647	27,371	22,546
Provision For Loan Losses	1,975	8,650	7,800	8,155	2,825
Net Interest Income After Provision For Loan Losses	15,356	17,482	19,847	19,216	19,721
Non-Interest Income	4,365	6,942	6,795	6,113	4,496
General And Administrative Expense	17,062	20,717	23,841	22,663	20,499
Income Taxes	704	1,912	958	1,060	1,265
Net Income	1,955	1,795	1,843	1,605	2,453
Preferred Stock Dividends	330	440	666	900	252
Accretion Of Preferred Stock To Redemption Value	—	—	19	73	20
Net Income Available To Common Shareholders	$1,625	$1,355	$1,158	$632	$2,181
Per Common Share Data
Net Income Per Common Share (Basic)	$0.55	$0.46	$0.43	$0.26	$0.87
Cash Dividends Declared	$0.24	$0.32	$0.32	$0.32	$0.32
Other Data
Interest Rate Spread Information:
Average During Period (4)	2.70%	2.98%	3.06%	2.83%	2.45%
End Of Period	3.16%	3.30%	3.34%	3.21%	2.58%
Net Interest Margin (Net Interest Income/Average Earning Assets) (4)	2.80%	3.09%	3.17%	2.98%	2.63%
Average Interest-Earning Assets To Average Interest- Bearing Liabilities	108.08%	107.08%	106.35%	106.64%	105.80%
Common Equity To Total Assets	6.81%	6.36%	5.79%	5.25%	5.02%
Non-Performing Assets To Total Assets (2)	2.83%	3.98%	2.89%	4.39%	1.51%
Return On Assets (Ratio Of Net Income To Average Total Assets) (4)	0.24%	0.15%	0.12%	0.06%	0.24%
Return On Common Equity (Ratio Of Net Income To Average Common Equity) (4)	3.62%	2.35%	2.17%	1.27%	4.72%
Common Equity To Assets Ratio (Ratio Of Average Common Equity To Average Total Assets)	6.69%	6.22%	5.62%	5.09%	5.10%
Dividend Pay-Out Ratio On Common Shares(3)	43.48%	69.50%	74.13%	124.56%	36.59%
Number Of Full-Service Offices	13	13	13	13	13

(1)     INCLUDES LOANS HELD FOR SALE.
(2)     NON-PERFORMING ASSETS CONSIST OF NON-ACCRUAL LOANS AND REPOSSESSED ASSETS.
(3)       RATIO OF DIVIDENDS PAID ON COMMON SHARES TO NET INCOME AVAILABLE TO COMMON SHAREHOLDERS
(4) ANNUALIZED FOR THE NINE MONTH TRANSITION PERIOD ENDED DECEMBER 31, 2012.

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

As a result of the Company's reorganization, in order to better align the financial reporting periods for the Company and the Bank with regulatory reporting periods, the Company elected to change its fiscal year end from March 31 to December 31. This change was effective for the reporting period ended December 31, 2012, and as a result, the Company is filing a transition period annual report on Form 10-KT with the Securities and Exchange Commission for the nine month period ended December 31, 2012. The Company's next fiscal year end will be December 31, 2013, and the Company will file its next annual report on Form 10-K for that period.

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

SFSC was formed in 1975 and was inactive for several years. During the quarter ended December 31, 2010, it was reactivated and utilized to hold and operate a repossessed hotel located in Hardeeville, South Carolina. Subsequently, in the year ended March 31, 2012 the hotel was sold and the subsidiary once again returned to inactive status.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

This document, including information included or incorporated by reference, contents, and future filings by the Company on Form 10-K, Form 10-Q, and Form 8-K, and future oral and written statements by the Company and its management may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated, including, but not limited to:

•
the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be affected by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves;

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

•
legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or  the interpretation of regulatory capital requirements, including changes as a result of Basel III, or other rules, and any changes in rules applicable to institutions participating in the U. S. Department of Treasury Community Development Capital Initiative;

•	our ability to attract and retain deposits;

•	further increases in premiums for deposit insurance;

•	our ability to control operating costs and expenses;

•	our ability to implement our business strategies;

•	the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation;

•	difficulties in reducing risk associated with the loans on our balance sheet;

•	staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges;

•	computer systems on which we depend could fail or experience a security breach;

•	our ability to retain key members of our senior management team;

•	costs and effects of litigation, including settlements and judgments;

•
our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto;

•	increased competitive pressures among financial services companies;

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

•	changes in consumer spending, borrowing and savings habits;

•	the impact of new legislation, including the Jumpstart Our Business Startups Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations;

•	the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions;

•	our ability to pay dividends on our common stock and preferred stock;

•	adverse changes in the securities markets;

•	inability of key third-party providers to perform their obligations to us;

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

Some of these and other factors are discussed in our transition period Annual Report on Form 10-KT for the nine months ended December 31, 2012 under Item 1A, “Risk Factors.” Such developments could have an adverse impact on our financial position and our results of operations.

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

While management uses the best information available to make evaluations, future adjustments may be necessary if economic conditions differ substantially from the assumptions used in making these evaluations.  The allowance for loan losses is subject

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

to periodic evaluations by bank regulatory agencies that may require adjustments to the allowance based upon the information that is available at the time of their examination. For a further discussion of the Company’s estimation process and methodology related to the allowance for loan losses, see the discussion under the section entitled “Financial Condition” and “Comparison of the Nine Months Ended December 31, 2012 and 2011-Provision for Loan Losses” and “Comparison of the Years Ended March 31, 2012 and 2011 - Provision for Loan Losses” included herein.

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

A positive gap position generally has an adverse effect on net interest income during periods of falling interest rates.  A positive one-year gap position occurs when the dollar amount of rate sensitive assets maturing or repricing within one year exceeds the dollar amount of rate sensitive liabilities maturing or repricing during that same one-year period.  As a result, in a period of falling interest rates, the interest received on interest-earning assets will decrease faster than the interest paid on interest-bearing liabilities, causing a decrease in net interest income.  During periods of rising interest rates, the interest received on interest-earning assets will increase faster than interest paid on interest-bearing liabilities, thus increasing net interest income.

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

At December 31, 2012, the mismatch of interest-earning assets repricing or maturing within one year with interest-bearing liabilities repricing or maturing within one year was $108.1 million or 12.1% of total assets compared to $34.3 million or 3.7% at March 31, 2012.  For more information on the Bank’s repricing position at December 31, 2012, see the tables on pages 12 and 13.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

During the nine months ended December 31, 2012, the Bank originated, for investment purposes, $7.0 million in adjustable rate residential real estate loans (“ARM’s”), which are held for investment and are not sold. The Bank’s loan portfolio included $162.4 million of adjustable rate consumer loans, commercial loans, and mortgage loans or 39.5% of total loans at December 31, 2012.  During the nine months ended December 31, 2012, the Bank originated $120.9 million in new and renewed consumer and commercial loans, which are usually short term in nature.  The Bank's portfolio of consumer and commercial loans was $315.6 million at December 31, 2012, $344.6 million at March 31, 2012, and $385.3 million at March 31, 2011.  Consumer and commercial loans combined were 76.8% of total loans at December 31, 2012, 77.5% of total loans at March 31, 2012, and 76.8% of total loans at March 31, 2011.

At December 31, 2012, the Bank held approximately $9.9 million in longer term fixed rate residential mortgage loans.  The majority of these loans, had converted from ARM loans to fixed rate loans during the previous 60 months.  These fixed rate loans have remaining maturities ranging from 10 to 30 years.  As of December 31, 2012, the Bank no longer had any ARM loans that have conversion features to fixed rate loans. On new originations, the Bank sells virtually all of its 15 and 30 year fixed rate mortgage loans at origination. However, occasionally the Bank may be required to repurchase a long term fixed rate residential mortgage loan it originally sold to an institutional investor. Fixed rate residential loans sold to Freddie Mac and other institutional investors, on a service-released basis totaled $22.5 million during the nine months ended December 31, 2012; $37.9 million during the year ended March 31, 2012; and $74.8 million during the year ended March 31, 2011.  The Bank sells all its fixed rate mortgage loans on a service-released basis.

Certificates of deposit of $100,000 or more, referred to as “Jumbo Certificates,” are normally considered to be interest rate sensitive because of their relatively short maturities.  At December 31, 2012, the Bank had $139.9 million outstanding in Jumbo Certificates compared to $156.0 million at March 31, 2012.  Brokered deposits totaled $22.6 million at December 31, 2012 compared to $34.4 million at March 31, 2012. The majority of the Bank’s deposits are originated within the Bank’s immediate market area.

The following table sets forth the maturity schedule of certificates of deposit with balances of $100,000 or greater at December 31, 2012:

At December 31, 2012
(In Thousands)
Within 3 Months	$24,650
After 3 Months, Within 6 Months	18,517
After 6 Months, Within 12 Months	34,168
After 12 Months	62,538
$139,873

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

	At December 31,	At March 31,
	2012	2012
	(Dollars In Thousands)
Loans (1)	$317,154	$267,372
Mortgage-Backed Securities:
Held To Maturity	3,901	3,488
Available For Sale	90,946	92,157
Investment Securities:
Held To Maturity	5,865	8,715
Available For Sale	75,332	68,749
Other Interest-Earning Assets And FHLB Stock	6,405	9,048
Total Interest Rate Sensitive Assets Repricing Within 1 Year	$499,603	$449,529
Deposits	$354,970	$381,351
FHLB Advances And Other Borrowed Money	36,572	33,856
Total Interest Rate Sensitive Liabilities Repricing Within 1 Year	$391,542	$415,207
Gap	$108,061	$34,322
Interest Rate Sensitive Assets/Interest Rate Sensitive Liabilities	127.6%	108.30%
Gap As A Percent Of Total Assets	12.1%	3.7%

(1)	LOANS ARE NET OF UNDISBURSED FUNDS AND LOANS IN PROCESS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The following table sets forth the interest rate sensitivity of the Bank's assets and liabilities at December 31, 2012, on the basis of the factors and assumptions set forth in the table on the previous page.

	Three Months Or Less	Over 3 –12 Months	Over 1 – 3 Years	Over 3 – 5 Years	Over 5 – 10 Years	Over 10 Years	Total
	(Dollars In Thousands)
Interest-Earnings Assets
Loans (1)	$139,386	$177,768	$65,129	$17,079	$6,728	$2,939	$409,029
Mortgage-Backed Securities:
Held To Maturity, At Cost	650	3,251	6,694	9,927	25,177	5,540	51,239
Available For Sale, At Fair Value	50,913	40,033	50,750	36,364	34,203	2,469	214,732
Investment Securities:
Held To Maturity, At Cost	459	5,406	15,159	3,201	422	186	24,833
Available For Sale, At Fair Value	69,633	5,699	17,247	10,015	33,525	4,065	140,184
FHLB Stock, At Cost	—	6,179	—	—	—	—	6,179
Other Interest-Earning Assets	226	—	1,729	—	—	—	1,955
Total Interest-Earning Assets	$261,267	$238,336	$156,708	$76,586	$100,055	$15,199	$848,151

Interest-Bearing Liabilities
Deposits:
Certificate Accounts	$55,283	$126,779	$77,561	$33,181	$—	$—	$292,804
NOW Accounts	4,019	12,058	64,310	—	—	—	80,387
Money Market Accounts	37,501	114,848	82,034	—	—	—	234,383
Statement Savings Accounts	1,120	3,362	17,929	—	—	—	22,411
Borrowings (2)	16,572	20,000	45,257	32,900	5,000	6,084	125,813
Total Interest-Bearing Liabilities	$114,495	$277,047	$287,091	$66,081	$5,000	$6,084	$755,798

Current Period Gap	$146,772	$(38,711)	$(130,383)	$10,505	$95,055	$9,115	$92,353
Cumulative Gap	$146,772	$108,061	$(22,322)	$(11,817)	$83,238	$92,353	$92,353
Cumulative Gap As A Percent Of Total Assets	16.5%	12.1%	(2.5)%	(1.3)%	9.3%	10.4%	10.4%

(1)	LOANS ARE NET OF UNDISBURSED FUNDS AND LOANS IN PROCESS.

(2)	CALLABLE SECURITIES AND FHLB ADVANCES ARE SHOWN AT THEIR LIKELY CALL DATES BASED ON MANAGEMENT’S ESTIMATES AT DECEMBER 31, 2012.

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

Financial Condition

Total assets at December 31, 2012 were $890.4 million, a decrease of $34.3 million or 3.7% from $924.6 million at March 31, 2012.  This decrease was primarily the result of a decrease in net loans receivable and repossessed assets acquired in the settlement of loans, offset in part by an increase in investment and mortgage-backed securities.

Total net loans receivable were $397.7 million at December 31, 2012, a decrease of $30.8 million or 7.2% from $428.5 million at March 31, 2012.  Residential real estate loans held for investment decreased $7.1 million or 7.3% to $90.7 million at December 31, 2012.   Typically, long term, newly originated fixed rate mortgage loans are not retained in the portfolio but are sold immediately.  ARMs are typically retained in the portfolio.  At December 31, 2012, the Bank held 88.2% of its residential mortgage loans in ARMs, while it had 11.8% in fixed rate mortgages.  Consumer loans decreased $2.1 million or 3.6% to $56.6 million while commercial business loans decreased $1.5 million or 15.6% to $8.1 million and commercial real estate loans decreased $25.4 million or 9.2% to $250.9 million at fiscal year end December 31, 2012 from $276.3 million at March 31, 2012. The decrease in loans held for investment is the result of increased offering rates on new loans, tightened underwriting standards and a general decrease in loan demand.  Loans held for sale, which were $4.8 million at December 31, 2012, increased $2.1 million or 78.6% from $2.7 million at March 31, 2012.

Total investments and mortgage-backed securities increased $9.4 million or 2.2% to $431.0 million at December 31, 2012 from $421.6 million at March 31, 2012.  Cash and cash equivalents decreased $1.4 million or 15.3% to $7.9 million at December 31, 2012 compared to $9.3 million at March 31, 2012.   Premises and equipment decreased $808,000 or 4.3% to $17.9 million at December 31, 2012 compared to $18.7 million at March 31, 2012 as a result of normal annual depreciation of premises and equipment. The Bank did not undertake any significant construction or renovation projects during the nine months ended December 31, 2012 or the year ended March 31, 2012. The cash value of Bank Owned Life Insurance (“BOLI”) was $11.2 million at December 31, 2012 compared to $10.8 million at March 31, 2012 reflecting a $315,000 or 2.9% increase as a result of accumulated BOLI earnings. There were no additional BOLI purchases during the nine months ended December 31, 2012.  BOLI, which earns tax-free yields, is utilized to partially offset the cost of the Company’s employee benefits programs and to provide key person insurance on certain executive officers of the Company.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The Company’s non-performing assets decreased $11.7 million or 31.7% to $25.2 million at December 31, 2012 from $36.8 million at March 31, 2012. The following table sets forth detailed information concerning our non-performing assets for the periods indicated:

	At December 31, 2012		At March 31, 2012		$ Increase	% Increase
	Amount	Percent (1)	Amount	Percent (1)	(Decrease)	(Decrease)
Loans 90 Days Or More Past Due Or Non-Accrual Loans:
Residential Real Estate	$3,757,801	0.9%	$3,638,929	0.8%	$118,872	3.3%
Commercial Business	86,991	—	20,808	—	66,183	318.1
Commercial Real Estate	13,913,190	3.4	18,378,165	4.2	(4,464,975)	(24.3)
Consumer	646,136	0.2	620,358	0.1	25,778	4.2

Total Non-Performing Loans	18,404,118	4.5%	22,658,260	5.1%	(4,254,142)	(18.8)%
Other Non-Performing Assets
Real Estate Owned	6,754,425	1.7	14,160,099	3.2	(7,405,674)	(52.3)
Total Other Non-Performing Assets	6,754,425	1.7%	14,160,099	3.2%	(7,405,674)	(52.3)%
Total Non-Performing Assets	$25,158,543	6.2%	$36,818,359	8.3%	$(11,659,816)	(31.7)%
Total Non-Performing Assets As A Percentage Of Total Assets	2.8%		4.0%

(1) PERCENT OF GROSS LOANS RECEIVABLE, NET OF DEFERRED FEES AND LOANS IN PROCESS AND LOANS HELD FOR SALE
The decrease in non-performing assets was primarily concentrated in real estate owned which decreased $7.4 million or 52.3% to $6.8 million at December 31, 2012 compared to $14.2 million at March 31, 2012. The Company foreclosed on 16 real estate properties during the nine months ended December 31, 2012 and sold 29 properties for a net decrease. At December 31, 2012, the balance of repossessed assets consisted of the following 37 real estate properties: seven single-family residences and 17 lots within residential subdivisions located throughout our market area in South Carolina and Georgia; four parcels of land in South Carolina; four commercial buildings in South Carolina and one commercial building in Augusta, Georgia; a 40 lot subdivision development and adjacent 17 acres of land in Columbia, South Carolina; eight lots within a subdivision and adjacent 22.96 acres of land in Aiken, South Carolina; an eight acre subdivision in Elgin, South Carolina; and 34.8 acres of land in Bluffton, South Carolina which was originally acquired as a participation loan from another financial institution.

Non-performing commercial real estate loans decreased $4.5 million to $13.9 million at December 31, 2012 from $18.4 million at March 31, 2012. The balance in non-performing commercial real estate loans at December 31, 2012 consisted of 51 loans to 32 borrowers with an average loan balance of $273,000. At March 31, 2012, the balance in non-performing commercial real estate loans consisted of 39 loans to 26 borrowers with an average loan balance of $471,000.

Included in the commercial real estate category was one loan totaling $2.4 million secured by a hotel located on the coast of South Carolina.  Of the remaining non-performing commercial real estate category, $3.0 million consisted of nine loans secured by commercial buildings to eight separate borrowers; $2.8 million consisted of 19 loans secured by builder lots or speculative houses in varying degrees of completion throughout South Carolina to nine separate borrowers; $893,000 consisted of seven loans secured by raw land to six separate borrowers; $769,000 consisted of three loans to two separate borrowers for the acquisition and development of two subdivisions; and $624,000 consisted of one loan secured by a church in South Carolina. The majority of the remaining loans in the commercial real estate category were secured by first mortgages on principal residences.

Non-performing residential real estate loans increased $119,000 to $3.8 million at December 31, 2012 from $3.6 million at March 31, 2012. The balance in non-performing residential real estate loans at December 31, 2012 consisted of 26 loans to 25 borrowers with an average loan balance of $145,000.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The Bank reviews its loan portfolio and allowance for loan losses on a monthly basis.  Future additions to the Bank's allowance for loan losses are dependent on, among other things, the performance of the Bank's loan portfolio, the economy, changes in real estate values, and interest rates.  There can be no assurance that additions to the allowance will not be required in future periods. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on our financial condition and results of operations. Management continually monitors its loan portfolio for the impact of local economic changes.  The ratio of allowance for loan losses to total loans was 2.80% at December 31, 2012 compared to 3.32% at March 31, 2012. The Bank closely monitors its past due loans.

The cumulative interest not accrued during the nine months ended December 31, 2012 relating to all non-performing loans totaled $771,000. Our strategy is to work with our borrowers to reach acceptable payment plans while protecting our interests in the underlying collateral.  In the event an acceptable arrangement cannot be reached, we may have to acquire these properties through foreclosure or other means and subsequently sell, develop, or liquidate them.

The balance of loans in troubled debt restructurings (“TDRs”) decreased $2.1 million or 11.6% during the nine months ended December 31, 2012. The Bank had 23 loans that were TDRs totaling $10.4 million at December 31, 2012 compared to 28 loans totaling $18.0 million at March 31, 2012. The 23 TDRs consisted of one consumer loan secured by a first mortgage on a residential dwelling and two automobiles totaling $71,000, one consumer auto loan totaling $12,000 and one jumbo mortgage loan totaling $710,000. The remaining 20 restructurings consisted of 19 commercial real estate loans to seven separate borrowers and one unsecured commercial business loan. The commercial real estate loans were secured primarily by first mortgages on six single family residences and one lot, five commercial buildings, three hotels and two parcels of land.  At December 31, 2012, six of the TDRs to two borrowers totaling $2.8 million were delinquent. All of the remaining TDRs were current at December 31, 2012.

All TDRs are reviewed for impairment loss.  At December 31, 2012, the Bank held $39.9 million in impaired loans, including $15.9 million in TDRs, compared to $40.8 million of impaired loans, including $18.0 million of TDRs, at March 31, 2012.

In July 2006, the Company acquired Collier Jennings Financial Corporation, an insurance agency specializing in consumer automobile insurance and premium financing. The resulting goodwill and other intangibles were $1.2 million and $62,000, respectively, at December 31, 2012; and $1.2 million and $100,000 at March 31, 2012, respectively.  Collier Jennings is now a subsidiary of Security Federal Insurance Inc.

Deposits at the Bank decreased $19.9 million or 2.9% to $676.3 million at December 31, 2012 from $696.2 million at March 31, 2012. The Bank had brokered time deposits of $22.6 million at December 31, 2012 compared to $34.4 million at March 31, 2012. Brokered time deposits are appealing because rates paid on these deposits were typically lower than rates paid on time deposits obtained in the Bank’s primary market areas. Total deposits at December 31, 2012, excluding brokered time deposits, decreased $8.0 million or 1.2% to $653.8 million from $661.8 million at March 31, 2012. Brokered time deposits were 3.3% of total deposits at December 31, 2012 and 4.9% of total deposits at March 31, 2012.

Advances from the FHLB decreased $16.8 million or 13.8% to $105.3 million at December 31, 2012 from $122.1 million at March 31, 2012. Other borrowed money, which consists of retail repurchase agreements, decreased $484,000 or 4.9% to $9.3 million at December 31, 2012 from $9.8 million at March 31, 2012.  The Company issued its only trust preferred security issuance in September 2006.  Gross proceeds of the issuance were $5.2 million and are classified as junior subordinated debentures on the Consolidated Balance Sheets included in the Consolidated Financial Statements contained herein. In December 2009, the Company issued $6.1 million in convertible senior debentures. The debentures will mature on December 1, 2029 and accrue interest at the rate of 8.0% per annum until maturity or earlier redemption or repayment. The debentures are convertible into the Company’s common stock at a conversion price of $20 per share at the option of the holder at any time prior to maturity. The debentures are redeemable, in whole or in part, at the option of the Company at any time on or after December 1, 2019, at a price equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest to, but excluding, the date of redemption.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Total shareholders' equity was $82.6 million at December 31, 2012, an increase of $1.8 million or 2.3% from $80.8 million at March 31, 2012. The Company’s net income for the nine months ended December 31, 2012 was $2.0 million. Preferred stock dividends were $330,000 resulting in net income available to common shareholders of $1.6 million. Other changes in shareholders’ equity during the period were: stock compensation expense of $4,000, a net increase in other comprehensive income of $898,000, and $707,000 in dividends paid to common shareholders.

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

	Nine Months Ended December 31, 2012 Compared To Nine Months Ended December 31, 2011			Fiscal Year Ended March 31, 2012 Compared To Fiscal Year Ended March 31, 2011
	Volume	Rate	Net	Volume	Rate	Net
	(In Thousands)
Interest-Earning Assets:
Loans: (1)
Mortgage Loans	$(466)	$(266)	$(732)	$(1,005)	$150	$(855)
Other Loans	(2,834)	(1,145)	(3,979)	(3,562)	(360)	(3,922)
Total Loans	(3,300)	(1,411)	(4,711)	(4,567)	(210)	(4,777)
Mortgage-Backed Securities (2)	350	(1,691)	(1,341)	967	(1,611)	(644)
Investments (2)(3)	529	(651)	(122)	644	(267)	377
Other Interest-Earning Assets	1	6	7	1	(3)	(2)
Total Interest-Earning Assets	$(2,420)	$(3,747)	$(6,167)	$(2,955)	$(2,091)	$(5,046)
Interest-Bearing Liabilities:
Deposits:
Certificate Accounts	$(447)	$(992)	$(1,439)	$(849)	$(1,657)	$(2,506)
NOW Accounts	9	(66)	(57)	13	(112)	(99)
Money Market Accounts	154	(779)	(625)	305	(570)	(265)
Savings Accounts	3	(5)	(2)	4	(17)	(13)
Total Deposits	(281)	(1,842)	(2,123)	(527)	(2,356)	(2,883)
Borrowings	(783)	76	(707)	(669)	(146)	(815)
Total Interest-Bearing Liabilities	(1,064)	(1,766)	(2,830)	(1,196)	(2,502)	(3,698)
Effect On Net Interest Income	$(1,356)	$(1,981)	$(3,337)	$(1,759)	$411	$(1,348)

(1)   INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

(3)	TAX EQUIVALENT BASIS IS CALCULATED USING AN EFEECTIVE TAX RATE OF 34% AND WAS $260,766 AND $172,205, RESPECTIVELY FOR THE NINE MONTHS ENDED DECEMBER 31, 2012 AND THE YEAR ENDED MARCH 31, 2012.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The following tables present the total dollar amount of interest income on a tax equivalent basis from average interest-earning assets for the periods indicated and the resultant yields, as well as the interest expense on average interest-bearing liabilities expressed both in dollars and rates.

	Yield/ Rate	Averages For The Nine Months Ended December 31,
	At	2012			2011
	December 31, 2012	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
		(Dollars In Thousands)
Interest-Earning Assets:
Mortgage Loans	4.83%	$95,887	$3,392	4.72%	$105,552	$3,941	4.98%
Other Loans	6.30%	315,615	14,515	6.13%	361,321	17,500	6.46%
Total Loans (1)	5.96%	411,502	17,907	5.80%	466,873	21,441	6.12%
Mortgage-Backed Securities(2)	2.85%	267,026	4,883	2.44%	255,238	5,889	3.08%
Investments (2) (3)	2.71%	152,726	2,255	1.97%	128,551	2,347	2.43%
Other Interest-Earning Assets	0.40%	5,165	6	0.17%	4,178	2	0.05%
Total Interest-Earning Assets	4.32%	$836,419	$25,051	3.99%	$854,840	$29,679	4.63%
Interest-Bearing Liabilities:
Certificate Accounts	1.11%	$308,059	$2,838	1.23%	$338,808	$3,917	1.54%
NOW Accounts	0.10%	78,919	64	0.11%	73,161	106	0.19%
Money Market Accounts	0.38%	233,398	769	0.44%	211,902	1,239	0.78%
Savings Accounts	0.20%	22,217	33	0.20%	20,784	35	0.22%
Total Interest-Bearing Accounts	0.68%	642,593	3,704	0.77%	644,655	5,297	1.10%
Other Borrowings	0.20%	9,669	18	0.25%	10,746	31	0.39%
Junior Subordinated Debt	2.01%	5,155	84	2.17%	5,155	138	3.57%
Senior Convertible Debt	8.00%	6,084	365	8.00%	6,084	365	8.00%
FHLB Advances	3.72%	110,380	3,289	3.97%	130,112	3,752	3.85%
Total Interest-Bearing Liabilities	1.16%	$773,881	$7,460	1.29%	$796,752	$9,583	1.60%
Net Interest Income			$17,591			$20,096
Interest Rate Spread	3.16%			2.70%			3.03%
Net Yield On Earning Assets (Net Interest Margin)				2.80%			3.13%

(1)      INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE
LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

(3)	TAX EQUIVALENT BASIS IS CALCULATED USING AN EFEECTIVE TAX RATE OF 34% AND WAS $260,766 AND $102,000, RESPECTIVELY FOR THE NINE MONTHS ENDED DECEMBER 31, 2012 AND 2011.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

	Averages For Fiscal Years Ended March 31,
	2012			2011
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars In Thousands)
Interest-Earning Assets:
Mortgage Loans	$103,842	$5,186	4.99%	$116,148	$6,041	5.20%
Other Loans	354,753	22,847	6.44%	419,983	26,769	6.37%
Total Loans (1)	458,595	28,033	6.11%	536,131	32,810	6.12%
Mortgage-Backed Securities (2)	257,595	7,661	2.97%	229,052	8,305	3.63%
Investments (2) (3)	130,690	3,004	2.30%	103,279	2,627	2.54%
Other Interest-Earning Assets	4,826	3	0.05%	3,547	5	0.13%
Total Interest-Earning Assets	$851,706	$38,701	4.54%	$872,009	$43,747	5.02%
Interest-Bearing Liabilities:
Certificate Accounts	$335,736	$5,040	1.50%	$382,508	$7,546	1.97%
NOW Accounts	73,202	86	0.12%	67,934	185	0.27%
Money Market Accounts	216,517	1,617	0.75%	183,128	1,882	1.03%
Savings Accounts	20,858	45	0.22%	19,374	58	0.30%
Total Interest-Bearing Accounts	646,313	6,788	1.05%	652,944	9,671	1.48%
Other Borrowings	10,424	39	0.37%	11,714	62	0.53%
Jr. Subordinated Debt	5,155	167	3.24%	5,155	233	4.53%
Sr. Convertible Debt	6,084	487	8.00%	6,084	487	8.00%
FHLB Advances	127,417	4,916	3.86%	144,054	5,642	3.92%
Total Interest-Bearing Liabilities	$795,393	$12,397	1.56%	$819,951	$16,095	1.96%
Net Interest Income		$26,304			$27,652
Interest Rate Spread			2.98%			3.06%
Net Yield On Earning Assets (Net Interest Margin)			3.09%			3.17%

(1)   INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE
LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

(3)	TAX EQUIVALENT BASIS IS CALCULATED USING AN EFEECTIVE TAX RATE OF 34% AND WAS $172,205 AND $5,000, RESPECTIVELY FOR THE YEARS ENDED MARCH 31, 2012 AND 2011.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Comparison of the Nine Months Ended December 31, 2012 and 2011

General

The following tables provide selected historical consolidated financial and operating data of the Company at the dates and for the periods indicated. In conjunction with the data provided in the following tables and in order to more fully understand our historical consolidated financial and operating data, you should also read our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements and the accompanying notes included in this report. For comparative income statement information for the nine months ended December 31, 2012 and 2011, see Note 1(b) of the Notes to Consolidated Financial Statements included herein.

As previously announced, our Board of Directors approved a change in fiscal year end from March 31 to December 31, effective for the reporting period ended December 31, 2012. As a result of this change, this Annual Report on Form 10-KT is a transition report and includes financial information for the nine-month transition period from April 1, 2012 to December 31, 2012 (the “Transition Period”). The comparative financial information provided for the nine months ended December 31, 2011 is unaudited, since it represented an interim period of the fiscal year ended March 31, 2012 and includes all normal recurring adjustments necessary for a fair statement of the results for that period. Subsequent to this transition report on Form 10-KT, our reports on Form 10-K will cover the calendar year from January 1 to December 31, with historical periods remaining unchanged.

The Company’s earnings available to common shareholders were $1.6 million for the nine months ended December 31, 2012, compared to $1.0 million for the same period in 2011.  The $590,000 or 56.9% increase in earnings was attributable primarily to the decrease in provision for loan losses and income taxes partially offset by a decrease in net interest income and an increase in general and administrative expenses.

Net Interest Income

Net interest margin on a tax equivalent basis for the nine months ended December 31, 2012 decreased 29 basis points to 2.80% down from 3.09% in the previous year.  As a result, net interest income decreased $2.7 million or 13.3% to $17.3 million for the nine months ended December 31, 2012 compared to $20.0 million for the same period in the previous year. The decrease was attributable to a decrease in interest income offset by a decrease in interest expense. Average interest-earning assets decreased $18.4 million or 2.2% to $836.4 million while average interest-bearing liabilities decreased $22.9 million or 2.9% to $773.9 million. The interest rate spread was 2.70% for the nine months ended December 31, 2012 compared to 3.03% for the nine months ended December 31, 2011.

Interest income on loans decreased $3.5 million to $17.9 million during the nine months ended December 31, 2012 from $21.4 million during the same period in 2011.  The 16.5% decrease was attributable to a decrease in average total loans outstanding of $55.4 million combined with a 32 basis point decrease in the yield earned on the Bank’s loans during the nine months ended December 31, 2012.  Interest income on investment securities, mortgage-backed securities, and other investments decreased $1.3 million as a result of a decrease in the yield earned offset in part by an increase in the aggregate average balance in the overall investment portfolio, including mortgage-backed securities, investments, and other interest-earning assets of $37.0 million.

Total interest expense decreased $2.1 million or 22.2% to $7.5 million during the nine months ended December 31, 2012 compared to $9.6 million for the same period one year earlier. The decrease in total interest expense is attributable to the decreases in interest rates paid, reflecting a lower market interest rate environment, and a decrease in the amount of interest-bearing certificate accounts and borrowings. Interest expense on total deposits decreased $1.6 million or 30.1% during the period as average interest bearing deposits decreased $2.1 million to $642.6 million compared to the average balance of $644.7 million for the nine months ended December 31, 2011, and the cost of deposits decreased 33 basis points. The decrease in the cost of deposits was primarily a result of maturing certificates that repriced at lower rates during the period. Interest expense on advances and other borrowings decreased $477,000 or 12.6% to $3.3 million compared to $3.8 million for the same period in 2011 as the average borrowings outstanding decreased $20.8 million offset slightly by an eight basis point increase in the cost of debt outstanding during the nine months ended December 31, 2012.

Interest expense on senior convertible debentures was $365,000 for each of the nine months ended December 31, 2012 and 2011. The Company issued $6.1 million in fixed 8% senior convertible debentures on December 1, 2009. Interest expense on junior subordinated debentures was $84,000 for the nine months ended December 31, 2012 compared to $138,000 for the same period

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

one year ago. The average outstanding balance on these debentures remained constant at $5.2 million during both periods while the average cost decreased 140 basis points to 2.17% in 2012 compared to 3.57% in 2011.

Provision for Loan Losses

Non-performing assets, which consist of non-accrual loans and repossessed assets, decreased $8.5 million or 25.3% to $25.2 million at December 31, 2012 from $33.7 million at December 31, 2011. Non-performing assets were 2.8% of total assets at December 31, 2012 and 3.7% of total assets at December 31, 2011. Consistent with the decrease in non-performing assets, the provision for loan losses decreased $4.7 million or 70.5% to $2.0 million for the nine months ended December 31, 2012 compared to $6.7 million for the same period in the previous year.  Non-accrual loans, which are loans delinquent 90 days or more, were $18.4 million at December 31, 2012. Net charge-offs were $5.3 million or 1.30% of gross loans during the nine months ended December 31, 2012 compared to $4.9 million or 1.09% of gross loans for the nine month period in 2011. Management of the Bank continues to be concerned about current market conditions and closely monitors the loan portfolio on an on-going basis to be proactive in identifying any potential problem loans.

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

Non-Interest Income

Non-interest income decreased $962,000 or 18.1% to $4.4 million during the nine months ended December 31, 2012 compared to $5.3 million for the same period one year earlier. Gain on sale of investments decreased $820,000 or 46.4% to $945,000 during the nine months ended December 31, 2012 from $1.8 million during 2011.  The gain resulted from the sale of 65 investments during the period. The Company was able to maximize return by selling securities with short average lives as a result of call features or securities with adjustable rates scheduled to reprice down in the near future. The Company sold 51 securities during the nine month period ended December 31, 2011.

Gain on sale of loans increased $107,000 or 27.3% to $499,000 for the nine months ended December 31, 2012 compared to $392,000 during the same period in 2011 as a result of an increase in the volume of fixed rate residential mortgage loans originated and sold. The volume of refinancing activity continues to increase as a result of the low interest rate environment and the establishment of government programs designed to help borrowers refinance.

Income from insurance agency commissions was $346,000 for the nine months ended December 31, 2012 an increase of $38,000 or 12.4% compared to $308,000 during the same period in 2011. Trust income increased $30,000 or 8.6% to $380,000 during the nine months ended December 31, 2012 from $350,000 during the nine month period ended December 31, 2011. The Bank has focused on promoting insurance product sales and trust revenue as a way to increase non-interest income. Income from BOLI remained constant at $315,000 for the nine months ended December 31, 2012 and 2011.

The Company recorded mandatorily redeemable financial instrument valuation income of $50,000 for nine months ended December 31, 2011 compared to no income for the same period in 2012. The mandatorily redeemable financial instrument was redeemable at the greater of $26 per share or one and a half times the book value per common share of the Company. The Company recorded valuation income to properly reflect the fair value of the instrument. On April 11, 2011, the Company eliminated the mandatorily redeemable shares as a result of an investor’s purchase of these shares in a private transaction. In connection with the purchase of these shares, the redemption feature was eliminated. As a result, the Company no longer has the liability related to these shares on its Consolidated Balance Sheets.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Check card fee income increased $27,000 or 4.5% to $616,000 for the nine months ended December 31, 2012 compared to $589,000 for the same period in the prior year. Other miscellaneous income including annuity and investment brokerage commissions, bank credit life insurance on loans, and other miscellaneous income decreased $296,000 or 43.5% to $383,000 during the nine months ended December 31, 2012 from $679,000 during the nine month period in 2011. In connection with its participation in the Treasury’s Bank Enterprise Award program, the Bank received $206,000 in grant income during the nine months ended December 31, 2011 which contributed to the increase in other miscellaneous income in the prior period.

During the quarter ended December 31, 2012, the U.S. Treasury's Community Development Financial Institutions Fund ("CDFI Fund") awarded the Bank a grant totaling $1.5 million in recognition of its commitment to community development. The award is part of a CDFI program that recognizes organizations who serve low income and distressed communities. As part of the award, the Bank has committed to establish a small business micro lending program that lends specifically in low to moderate income areas. The Bank is required to lend $1.2 million over a five year period to qualifying customers and will recognize the grant income over the period as these loans are funded. Of the remaining grant money, $73,000 has been designated for general and administrative expenses associated with the program and $145,000 has been designated for provision expense associated with the loans. These amounts will be recognized as income in the first quarter of fiscal 2013 as the program is established. As of December 31, 2012, the Bank had not recognized any income associated with the grant award.

General and Administrative Expenses

General and administrative expenses increased $1.5 million or 9.4% to $17.1 million for the nine months ended December 31, 2012 compared to $15.6 million during the same period one year earlier.  The increase in non-interest expense is primarily a result of an increase in the net costs associated with the operation of foreclosed properties including write downs on these properties. Excluding these costs, non-interest expense would have decreased $452,000 or 3.1% for the nine months ended December 31, 2012.

Compensation and employee benefits decreased $273,000 or 3.3% to $8.0 million for the nine months ended December 31, 2012 from $8.3 million for the nine months ended December 31, 2011. Due to increased efficiency and some attrition, the number of full-time equivalent employees decreased by 15 to 196 full time equivalent employees at December 31, 2012, compared to 211 at December 31, 2011.  Occupancy expense increased $64,000 or 4.4% to $1.5 million from $1.4 million for the same period in 2011, while advertising expense decreased $6,000 or 1.9% to $304,000 from $310,000 for 2011. Depreciation and maintenance of equipment expense decreased $20,000 or 1.6% to $1.3 million during the nine months ended December 31, 2012 relatively unchanged from the same period in 2011.

FDIC insurance premiums decreased $174,000 or 25.3% to $514,000 for the nine months ended December 31, 2012 compared to $688,000 during the comparable period in 2011 as a result of a change in the calculation of the assessment base. The calculation changed from a deposit based method to an asset based method.  The Bank’s asset base has decreased.

Net cost of operation of real estate owned increased $1.9 million or 233.4% to $2.7 million for the nine months ended December 31, 2012 compared to $824,000 during the comparable period in 2011. This increase was primarily the result of an increase in write downs on repossessed assets during the year. Repossessed assets are recorded at the lower of cost or estimated fair value less costs to sell. As local real estate values decline, the Bank is required to write down these properties to their fair values. Write downs on repossessed assets totaled $2.9 million for the nine months ended December 31, 2012 compared to $409,000 for the nine months ended December 31, 2011.

Other miscellaneous expenses, which encompass legal, professional, and consulting expenses, stationery and office supplies, and other expenses decreased $32,000 or 1.2% to $2.7 million relatively unchanged from the nine months ended December 31, 2011.

Income Taxes

The provision for income taxes decreased $960,000 or 57.7% to $704,000 for the nine months ended December 31, 2012 compared to $1.7 million for the nine months ended December 31, 2011.  The effective tax rate was 26.5% in 2012 and 54.9% for 2011.

On December 28, 2011, the Bank completed a charter conversion from a federally chartered stock savings bank to a South Carolina chartered commercial bank. As a result of this transaction, the Company recognized an additional $625,000 in income tax expense during the nine months ended December 31, 2011, a one time charge which resulted from a portion of the Company’s deferred

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

tax asset that became unrealizable due to a difference in South Carolina income tax laws for banks versus thrifts. The effective tax rate for the nine months ended December 31, 2011, excluding the deferred tax asset write-down was 34.3%.

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

Non-Interest Income

Non-interest income increased $147,000 or 2.2% to $6.9 million during the year ended March 31, 2012 compared to $6.8 million for the same period one year earlier. Gain on sale of investments increased $780,000 or 51.3% to $2.3 million during fiscal 2012 from $1.5 million during fiscal 2011.  Based on an analysis of the portfolio, the Company was able to maximize return by selling securities with short average lives as a result of call features or securities with adjustable rates scheduled to reprice down in the

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

near future. Gain on sale of loans decreased $870,000 or 61.9% to $535,000 during fiscal 2012 compared to $1.4 million during fiscal 2011 as a result of a decrease in the volume of fixed rate residential mortgage loans originated and sold. The volume of refinancing activity was at an all time high in fiscal 2011 as a result of the low interest rate environment. Service fees on deposit accounts increased $12,000 or 1.1% to $1.2 million during fiscal 2012 from $1.1 million during fiscal 2011.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Regulatory Capital

The following table reconciles the Bank's shareholders' equity to its various regulatory capital positions:

	At December 31,	At March 31,
	2012	2012
	(In Thousands)
Bank’s Shareholders’ Equity (1)	$82,084	$79,854
Reduction For Goodwill And Other Intangibles	1,262	1,299
Tangible Capital	80,822	78,555
Core Capital	80,822	78,555
Supplemental Capital	5,190	5,743
Total Risk-Based Capital	$86,012	$84,298

(1)	THE NINE MONTHS ENDED DECEMBER 31, 2012 AND THE YEAR ENDED MARCH 31,2012, EXCLUDES UNREALIZED GAIN OF $7.4 MILLION and $6.6 MILLION, RESPECTIVELY, ON AVAILABLE FOR SALE SECURITIES.
The following table compares the Bank's capital levels relative to regulatory requirements at December 31, 2012:

	Amount Required	Percent Required	Actual Amount	Actual Percent	Excess Amount	Excess Percent
	(Dollars In Thousands)
Tier 1 Leverage (Core) Capital	35,541	4.0%	80,822	9.1%	45,281	5.1%
Tier 1 Risk-Based (Core) Capital	16,606	4.0%	80,822	19.5%	64,216	15.5%
Total Risk-Based Capital	33,212	8.0%	86,012	20.7%	52,800	12.7%

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

The principal use of the Bank's funds is the origination of mortgages and other loans and the purchase of investments and mortgage-backed securities.  Originations of new loans and renewals of previously funded loans on loans held for investment were $130.0 million during the nine months ended December 31, 2012 compared to $219.5 million and $240.2 million during the years ended March 31 2012 and 2011, respectively.  The decrease in originations and renewals during the nine months ended December 31, 2012 was primarily the result of a decrease in commercial loan originations, which decreased $79.2 million. Purchases of investments and mortgage-backed securities were $125.7 million during the nine months ended December 31, 2012 compared to $215.1 million and $224.7 million during the years ended March 31, 2012 and 2011, respectively.  Other uses of the Bank's funds during the nine months ended December 31, 2012 included paying down FHLB advances.

Unused lines of credit on home equity loans, credit cards, and commercial loans amounted to $30.1 million at December 31, 2012.  Home equity loans are made on a floating rate basis with final maturities of 10 to 15 years.  Credit cards are made on a fixed rate basis, currently at 9.99% and are renewed annually or every other year.  In addition to the above commitments, the Bank has undisbursed loans-in-process of $2.0 million at December 31, 2012, which will be disbursed over an average of 90 days.  These commitments to originate loans and future advances of lines of credit are expected to be funded from loan amortizations and prepayments, deposit inflows, maturing investments, and short-term borrowing capacity.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2012:

(In Thousands)	One Month Or Less	After One Through Three Months	After Three Through Twelve Months	Within One Year	One Year Or Greater	Total
Unused Lines Of Credit	$109	$393	$3,225	$3,727	$26,331	$30,058
Standby Letters Of Credit	387	15	1,666	2,068	4,012	6,080
Total	$496	$408	$4,891	$5,795	$30,343	$36,138

Management believes that future liquidity can be met through the Bank's deposit base, which decreased $19.9 million during the nine months ended December 31, 2012, and from maturing investments.  In addition, at December 31, 2012 the Bank had another $165.9 million in unused borrowing capacity at the FHLB.

Historically the Bank’s cash flow from operating activities has been relatively stable.  The cash flows from investing activities vary with the need to invest excess funds or utilize leverage strategies with the purchase of mortgage-backed and investment securities.  The cash flows from financing activities vary depending on the need for FHLB and other advances.

Contractual Obligations

In the normal course of business, the Company enters into contractual obligations that meet various business needs.  These contractual obligations include time deposits to customers, borrowings from the FHLB of Atlanta, other borrowings, junior subordinated debentures, senior convertible debentures and lease obligations for facilities.  See Notes 5, 9, 10, 11 and 13 of the Notes to the Consolidated Financial Statements included herein for additional information.  The following table summarizes the Company’s long-term contractual obligations at December 31, 2012. Contractual repayments may differ from actual repayments because some of the obligations may be subject to calls.

	One Year Or Less	Over One to Three Years	Over Three to Five Years	Thereafter	Total
	(In Thousands)
Time deposits	$182,062	$77,561	$33,181	$—	$292,804
FHLB Advances	22,100	45,257	32,900	5,000	105,257
Other Borrowings	9,317	—	—	—	9,317
Jr. Sub. Debentures	—	—	—	5,155	5,155
Sr. Conv. Debentures	—	—	—	6,084	6,084
Operating Lease Obligations	413	772	561	1,157	2,903
Total	$213,892	$123,590	$66,642	$17,396	$421,520

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
Aiken, South Carolina

We have audited the accompanying consolidated balance sheets of Security Federal Corporation and Subsidiaries as of December 31, 2012 and March 31, 2012, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for the nine months ended December 31, 2012 and each of the two years in the period ended March 31, 2012.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Security Federal Corporation and Subsidiaries as of December 31, 2012 and March 31, 2012, and the consolidated results of their operations and their cash flows for the nine months ended December 31, 2012 and each of the two years in the period ended March 31, 2012, in conformity with U.S. generally accepted accounting principles.

Columbia, South Carolina
March 20, 2013

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2012	March 31, 2012
ASSETS:
Cash And Cash Equivalents	$7,903,950	$9,331,372
Certificates Of Deposit With Other Banks	1,728,567	1,727,210
Investment And Mortgage-Backed Securities:
Available For Sale: (Amortized Cost of $342,936,153 and $343,421,858 at December 31, 2012 and March 31, 2012, Respectively)	354,916,216	353,954,857
Held To Maturity: (Fair Value of $79,671,886 and $69,965,869 at December 31, 2012 and March 31, 2012, Respectively)	76,072,262	67,676,210
Total Investments And Mortgage-Backed Securities	430,988,478	421,631,067
Loans Receivable, Net:
Held For Sale	4,770,760	2,671,771
Held For Investment: (Net of Allowance of $11,318,371 and $14,615,198 at December 31, 2012 and March 31, 2012, Respectively)	392,935,060	425,838,835
Total Loans Receivable, Net	397,705,820	428,510,606
Accrued Interest Receivable:
Loans	1,242,072	1,718,252
Mortgage-Backed Securities	901,423	987,911
Investment Securities	1,131,262	793,655
Total Accrued Interest Receivable	3,274,757	3,499,818
Premises And Equipment, Net	17,917,897	18,726,299
FHLB Stock, At Cost	6,178,700	8,471,100
Repossessed Assets Acquired In Settlement Of Loans	6,754,425	14,160,099
Bank Owned Life Insurance	11,151,305	10,836,305
Intangible Assets, Net	61,974	99,477
Goodwill	1,199,754	1,199,754
Other Assets	5,488,960	6,443,501
Total Assets	$890,354,587	$924,636,608
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Deposit Accounts	$676,338,653	$696,201,056
Advances From FHLB	105,257,182	122,069,802
Other Borrowings	9,317,244	9,801,386
Junior Subordinated Debentures	5,155,000	5,155,000
Advance Payments By Borrowers For Taxes And Insurance	189,424	350,464
Senior Convertible Debentures	6,084,000	6,084,000
Other Liabilities	5,420,600	4,203,014
Total Liabilities	807,762,103	843,864,722
Commitments (Notes 5 and 19)
Shareholders' Equity:
Serial Preferred Stock, $.01 Par Value; Authorized 200,000 Shares; Issued And Outstanding, 22,000 At December 31, 2012 and March 31, 2012, Respectively	22,000,000	22,000,000
Common Stock, $.01 Par Value; Authorized 5,000,000 Shares; Issued 3,144,934 Shares At December 31, 2012 And At March 31, 2012	31,449	31,449
Warrant Issued In Conjunction With Serial Preferred Stock	400,000	400,000
Additional Paid-In Capital	11,630,717	11,626,245
Treasury Stock, At Cost (200,933 Shares At December 31, 2012 and March 31, 2012, Respectively)	(4,330,712)	(4,330,712)
Accumulated Other Comprehensive Income	7,431,310	6,533,573
Retained Earnings	45,429,720	44,511,331
Total Shareholders' Equity	82,592,484	80,771,886
Total Liabilities And Shareholders' Equity	$890,354,587	$924,636,608

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

	For The Nine Months Ended	For The Years Ended
	December 31, 2012	March 31, 2012	March 31, 2011
Interest Income:
Loans	$17,907,415	$28,032,556	$32,809,913
Mortgage-Backed Securities	4,882,993	7,661,454	8,304,884
Investment Securities	1,994,411	2,832,193	2,623,006
Other	6,405	2,620	4,537
Total Interest Income	24,791,224	38,528,823	43,742,340
Interest Expense:
NOW And Money Market Accounts	832,856	1,702,502	2,067,241
Statement Savings Accounts	32,720	45,089	58,195
Certificate Accounts	2,838,292	5,040,071	7,546,064
FHLB Advances And Other Borrowed Money	3,306,898	4,955,443	5,703,534
Senior Convertible Debentures	365,040	486,720	486,720
Junior Subordinated Debentures	84,010	167,007	233,361
Total Interest Expense	7,459,816	12,396,832	16,095,115
Net Interest Income	17,331,408	26,131,991	27,647,225
Provision For Loan Losses	1,975,000	8,650,000	7,800,000
Net Interest Income After Provision For Loan Losses	15,356,408	17,481,991	19,847,225
Non-Interest Income:
Gain On Sale Of Investment Securities	945,476	2,300,254	1,520,599
Gain On Sale Of Loans	498,879	534,968	1,404,879
Service Fees On Deposit Accounts	880,209	1,156,202	1,143,811
Commissions From Insurance Agency	346,015	425,967	458,663
Trust Income	380,000	476,000	459,500
Bank Owned Life Insurance Income	315,000	420,000	415,000
Mandatorily Redeemable Financial Instrument Valuation Income	—	50,000	196,000
Check Card Fee Income	615,815	787,517	692,220
Other	383,460	790,797	504,289
Total Non-Interest Income	4,364,854	6,941,705	6,794,961
General And Administrative Expenses:
Compensation And Employee Benefits	7,978,054	10,990,812	11,828,376
Occupancy	1,498,858	1,878,754	1,929,946
Advertising	303,754	387,079	393,287
Depreciation And Maintenance Of Equipment	1,271,609	1,720,726	1,832,295
FDIC Insurance Premiums	514,065	826,731	1,218,075
Amortization Of Intangibles	37,503	60,023	90,000
Net Cost Of Operation Of Other Real Estate Owned	2,745,667	1,235,272	2,330,410
Other	2,713,044	3,617,643	4,218,751
Total General And Administrative Expenses	17,062,554	20,717,040	23,841,140
Income Before Income Taxes	2,658,708	3,706,656	2,801,046
Provision For Income Taxes	703,759	1,911,281	958,133
Net Income	1,954,949	1,795,375	1,842,913
Preferred Stock Dividends	330,000	440,000	666,453
Accretion Of Preferred Stock To Redemption Value	—	—	18,816
Net Income Available To Common Shareholders	$1,624,949	$1,355,375	$1,157,644
Net Income Per Common Share (Basic)	$0.55	$0.46	$0.43
Net Income Per Common Share (Diluted)	$0.55	$0.46	$0.42
Cash Dividend Per Share On Common Stock	$0.24	$0.32	$0.32
Weighted Average Shares Outstanding (Basic)	2,944,001	2,944,001	2,684,130
Weighted Average Shares Outstanding (Diluted)	2,944,001	2,944,001	2,762,824
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

	Nine Months Ended December 31,	Year Ended March 31,
	2012	2012	2011
Net Income	$1,954,949	$1,795,375	$1,842,913
Other Comprehensive Income
Unrealized Gains On Securities:
Unrealized Holding Gains (Losses) On Securities Available For Sale, Net Of Taxes Of $909,507 At December 31, 2012; $2,649,001 At March 31, 2012; And $16,937 At March 31, 2011	1,483,932	4,322,055	(27,634)
Reclassification Adjustment For Gains Included In Net Income, Net Of Taxes Of $359,281 At December 31, 2012; $874,097 At March 31, 2012; And $577,828 At March 31, 2011	(586,195)	(1,426,157)	(942,771)
Other Comprehensive Income (Loss)	$897,737	$2,895,898	$(970,405)
Comprehensive Income	$2,852,686	$4,691,273	$872,508

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity
For the Nine Months Ended December 31, 2012, and the Years Ended March 31, 2012 and 2011

	Preferred Stock	Warrants	Common Stock	Additional Paid – In Capital	Treasury Stock	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance at March 31, 2010	$17,692,609	$400,000	$26,055	$5,352,144	$(4,330,712)	$4,608,080	$44,112,443	$67,860,619
Net Income	—	—	—	—	—	—	1,842,913	1,842,913
Other Comprehensive Income, Net Of Tax:	—	—	—	—	—	(970,405)	—	(970,405)
Common Stock Issuance	—	—	4,829	4,824,231	—	—	—	4,829,060
Preferred Stock Issuance	22,000,000	—	—	—	—	—	—	22,000,000
Preferred Stock Redemption	(17,711,425)	—	—	—	—	—	(288,575)	(18,000,000)
Accretion Of Preferred Stock To Redemption Value	18,816	—	—	—	—	—	(18,816)	—
Stock Compensation Expense	—	—	—	—	—	—	34,424	34,424
Cash Dividends On Preferred	—	—	—	—	—	—	(726,222)	(726,222)
Cash Dividends On Common	—	—	—	—	—	—	(858,184)	(858,184)
Balance at March 31, 2011	$22,000,000	$400,000	$30,884	$10,176,375	$(4,330,712)	$3,637,675	$44,097,983	$76,012,205

	Preferred Stock	Warrants	Common Stock	Additional Paid – In Capital	Treasury Stock	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance at March 31, 2011	$22,000,000	$400,000	$30,884	$10,176,375	$(4,330,712)	$3,637,675	$44,097,983	$76,012,205
Net Income	—	—	—	—	—	—	1,795,375	1,795,375
Other Comprehensive Income, Net Of Tax:	—	—	—	—	—	2,895,898	—	2,895,898
Redemption Of Mandatorily Redeemable Financial Instrument	—	—	565	1,416,747	—	—	—	1,417,312
Stock Compensation Expense	—	—	—	33,123	—	—	—	33,123
Cash Dividends On Preferred	—	—	—	—	—	—	(440,000)	(440,000)
Cash Dividends On Common	—	—	—	—	—	—	(942,027)	(942,027)
Balance at March 31, 2012	$22,000,000	$400,000	$31,449	$11,626,245	$(4,330,712)	$6,533,573	$44,511,331	$80,771,886

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

	Preferred Stock	Warrants	Common Stock	Additional Paid – In Capital	Treasury Stock	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance at March 31, 2012	$22,000,000	$400,000	$31,449	$11,626,245	$(4,330,712)	$6,533,573	$44,511,331	$80,771,886
Net Income	—	—	—	—	—	—	1,954,949	1,954,949
Other Comprehensive Income, Net Of Tax	—	—	—	—	—	897,737	—	897,737
Stock Compensation Expense	—	—	—	4,472	—	—	—	4,472
Cash Dividends On Preferred	—	—	—	—	—	—	(330,000)	(330,000)
Cash Dividends On Common	—	—	—	—	—	—	(706,560)	(706,560)
Balance at December 31, 2012	$22,000,000	$400,000	$31,449	$11,630,717	$(4,330,712)	$7,431,310	$45,429,720	$82,592,484

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Nine Months Ended	For the Years Ended
	December 31, 2012	March 31, 2012	March 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$1,954,949	$1,795,375	$1,842,913
Adjustments To Reconcile Net Income To Net Cash Provided By Operating Activities:
Depreciation Expense	1,055,662	1,491,028	1,549,477
Amortization Of Intangible Assets	37,503	60,023	90,000
Stock Option Compensation Expense	4,472	33,123	34,424
Discount Accretion And Premium Amortization	5,712,398	5,536,476	3,690,505
Provisions For Losses On Loans	1,975,000	8,650,000	7,800,000
Mandatorily Redeemable Financial Instrument Valuation Income	—	(50,000)	(196,000)
Income From Bank Owned Life Insurance	(315,000)	(420,000)	(415,000)
Gain On Sales Of Loans	(498,879)	(534,968)	(1,404,879)
Gain On Sales Of Mortgage-Backed Securities	(804,959)	(1,255,867)	(1,207,238)
Gain On Sales Of Investment Securities	(140,517)	(1,044,387)	(313,361)
(Gain) Loss On Sale Of Real Estate Owned	(694,650)	4,230	256,484
Write Down On Real Estate Owned	2,933,000	608,920	1,409,564
Amortization Of Deferred Fees On Loans	(8,994)	(18,665)	(11,550)
Proceeds From Sale Of Loans Held For Sale	22,536,178	40,891,379	74,175,983
Origination Of Loans Held For Sale	(24,136,288)	(37,861,948)	(74,775,875)
(Increase) Decrease In Accrued Interest Receivable:
Loans	476,180	24,029	45,190
Mortgage-Backed Securities	86,488	(43,244)	19,713
Investment Securities	(337,607)	93,864	(185,958)
Increase (Decrease) In Advance Payments By Borrowers	(161,040)	(31,024)	54,156
Decrease In Prepaid FDIC Assessment	359,681	674,171	1,172,294
Other, Net	1,261,763	(1,576,174)	444,784
Net Cash Provided By Operating Activities	11,295,340	17,026,341	14,075,626
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase Of Mortgage-Backed Securities Available For Sale	(57,808,416)	(95,362,225)	(116,717,564)
Principal Repayments On Mortgage-Backed Securities Available For Sale	43,332,870	48,615,134	58,109,556
Purchase Of Mortgage-Backed Securities Held To Maturity	(9,130,181)	(26,183,966)	(12,726,562)
Principal Repayments On Mortgage-Backed Securities Held To Maturity	1,144,542	1,241,459	3,725,195
Purchase Of Investment Securities Available For Sale	(44,272,326)	(75,048,637)	(88,254,904)
Maturities Of Investment Securities Available For Sale	14,662,340	30,601,423	31,044,163
Purchase of Investment Securities Held To Maturity	(14,513,829)	(18,532,549)	(7,043,450)
Maturities Of Investment Securities Held To Maturity	13,592,535	8,598,502	1,628,735
Proceeds From Sale of Investment Securities Available For Sale	5,441,135	28,213,347	16,463,819
Proceeds From Sale of Mortgage-Backed Securities Available For Sale	34,874,060	50,076,125	48,564,592
Investment In Certificates Of Deposits With Other Banks	—	(1,625,000)	—
Purchase Of FHLB Stock	(657,887)	(34,343)	—
Redemption Of FHLB Stock	2,950,287	2,830,728	1,356,915
Decrease In Loans Receivable	28,481,291	40,557,533	62,562,563
Capital Improvements To Repossessed Assets	—	(36,877)	(549,458)
Proceeds From Sale Of Repossessed Assets	7,623,802	3,974,160	10,804,585
Purchase And Improvement Of Premises And Equipment	(247,260)	(416,712)	(629,609)
Net Cash Provided (Used) By Investing Activities	25,472,963	(2,531,898)	8,338,576

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

	For the Nine Months Ended	For the Years Ended
	December 31, 2012	March 31, 2012	March 31, 2011
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (Decrease) In Deposit Accounts	(19,862,403)	5,843,942	(3,895,323)
Proceeds From FHLB Advances	60,400,000	106,501,384	148,420,000
Repayment Of FHLB Advances	(77,212,620)	(122,567,920)	(174,287,544)
Repayments Of Other Borrowings, Net	(484,142)	(1,394,088)	(864,996)
Proceeds From Issuance Of Preferred Stock	—	—	22,000,000
Proceeds From Issuance Of Common Stock	—	—	4,829,060
Redemption Of Preferred Stock	—	—	(18,000,000)
Dividends To Preferred Stock Shareholders	(330,000)	(440,000)	(726,222)
Dividends To Common Stock Shareholders	(706,560)	(942,027)	(858,184)
Net Cash Used By Financing Activities	(38,195,725)	(12,998,709)	(23,383,209)
Net Increase (Decrease) In Cash And Cash Equivalents	(1,427,422)	1,495,734	(969,007)
Cash And Cash Equivalents At Beginning Of Year	9,331,372	7,835,638	8,804,645
Cash And Cash Equivalents At End Of Year	$7,903,950	$9,331,372	$7,835,638
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid During The Period For:
Interest	$7,692,965	$12,527,487	$16,377,342
Income Taxes	$274,656	$2,863,176	$429,432
Supplemental Schedule Of Non Cash Transactions:
Transfers From Loans Receivable	$2,456,478	$4,276,679	$15,581,977
Unrealized Gains (Losses) On Securities Available For Sale, Net Of Taxes	$897,737	$2,895,898	$(970,405)

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)	Significant Accounting Policies

The following is a description of the more significant accounting and reporting policies used in the preparation and presentation of the accompanying consolidated financial statements.  All significant intercompany transactions have been eliminated in consolidation.

(a)	Basis of Consolidation and Nature of Operations
The accompanying consolidated financial statements include the accounts of Security Federal Corporation (the “Company”) and its wholly owned subsidiary, Security Federal Bank (the “Bank”) and the Bank’s wholly owned subsidiaries, Security Federal Insurance, Inc. (“SFINS”) and Security Financial Services Corporation (“SFSC”).  Security Federal Corporation has a wholly owned subsidiary, Security Federal Statutory Trust (the “Trust”), which issued and sold fixed and floating rate capital securities of the Trust.  However, under current accounting guidance, the Trust is not consolidated in the financial statements.  The Bank is primarily engaged in the business of accepting savings and demand deposits and originating mortgage loans and other loans to individuals and small businesses for various personal and commercial purposes.  SFINS was formed during fiscal 2002 and began operating during the December 2001 quarter.  SFINS is an insurance agency offering auto, business, health, and home insurance.  SFINS has a wholly owned subsidiary, Collier Jennings Financial Corporation which has as subsidiaries Security Federal Auto Insurance, The Auto Insurance Store Inc., and Security Federal Premium Pay Plans Inc. Security Federal Premium Pay Plans Inc. has one wholly owned premium finance subsidiary and also has an ownership interest in four other premium finance subsidiaries.

(b)	Change in Fiscal Year
The Company's Board of Directors approved a change in the Company's fiscal year end from March 31 to December 31, effective December 31, 2012. As a result of this change, the consolidated financial statements include the Company's financial results for the nine month transition period from April 1, 2012 to December 31, 2012. The following table presents certain comparative transition period condensed financial information for the nine months ended December 31, 2012 and 2011, respectively.

	For the Nine Months Ended December 31,
	2012	2011
		(Unaudited)
Interest Income	$24,791,224	$29,577,248
Interest Expense	7,459,816	9,582,911
Net Interest Income	17,331,408	19,994,337
Provision For Loan Losses	1,975,000	6,700,000
Net Interest Income After Provision For Loan Losses	15,356,408	13,294,337
Non-Interest Income	4,364,854	5,327,218
General And Administrative Expenses	17,062,554	15,592,171
Income Before Income Taxes	2,658,708	3,029,384
Provision For Income Taxes	703,759	1,663,956
Net Income	1,954,949	1,365,428
Preferred Stock Dividends	330,000	330,000
Net Income Available To Common Shareholders	$1,624,949	$1,035,428

Net Income Per Common Share (Basic)	$0.55	$0.35
Net Income Per Common Share (Diluted)	$0.55	$0.35
Cash Dividend Per Share On Common Stock	$0.24	$0.24

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued

(c)	Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing balances in other banks, and federal funds sold.  Cash equivalents have original maturities of three months or less.

(d)	Investment and Mortgage-Backed Securities
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

Management classifies investment securities that are not considered to be held to maturity as available for sale.  This type of investment is stated at fair value with unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity (“accumulated other comprehensive income”).  Gains and losses from sales of investment and mortgage-backed securities available for sale are determined using the specific identification method.  The Company has no trading securities.

(e)	Loans Receivable Held for Investment
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

(f)	Allowance for Loan Losses
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

(g)	Loans Receivable Held for Sale
Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.  Net unrealized losses are provided for in a valuation allowance by charges to operations.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued

(h)	Repossessed Assets Acquired in Settlement of Loans
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

(i)	Premises and Equipment
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

(j)	Intangible Assets and Goodwill
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

(k)	Income Taxes
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

(l)	Loan Fees and Costs Associated with Originating Loans
Loan fees received, net of direct incremental costs of originating loans, are deferred and amortized over the contractual life of the related loan.  The net fees are recognized as yield adjustments by applying the interest method.  Prepayments are not anticipated.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued

(m)	Interest Income
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

(n)	Advertising Expense
Advertising and public relations costs are generally expensed as incurred.  External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.  Advertising and public relations costs of $303,754, $387,079, and $393,287 were included in the Company’s results of operations for the nine months ended December 31, 2012 and the years ended March 31, 2012 and 2011, respectively.

(o)	Stock-Based Compensation
The Company accounts for compensation costs under its stock option plans using the fair value method. This method requires the measurement of the cost of employee services received in exchange for an award of equity instruments based upon the fair value of the award on the grant date. The cost of the award is recognized in the income statement over the vesting period of the award.

(p)	Earnings Per Share
Accounting guidance specifies computation and presentation requirements for both basic earnings per share ("EPS") and, for entities with complex capital structures, diluted EPS.  Basic EPS is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding.  Diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued.  The dilutive effect of options and warrants outstanding is reflected in diluted earnings per share by application of the treasury stock method. The reverse treasury stock method is used to determine the dilutive effect of the mandatorily redeemable shares outstanding, which were issued by the Company in connection with the acquisition of the Collier-Jennings Companies.

Net income available to common shareholders represents consolidated net income adjusted for preferred dividends declared, accretion of discounts and amortization of premiums on preferred stock issuances and cumulative dividends related to the current dividend period that have not been declared as of period end.

The following tables provide a reconciliation of net income to net income available to common shareholders for the periods presented:

	For the Nine Months Ended December 31,	For the Years Ended March 31,
	2012	2012	2011
Earnings Available To Common Shareholders
Net Income	$1,954,949	$1,795,375	$1,842,913
Preferred Stock Dividends	330,000	440,000	666,453
Deemed Dividends On Preferred Stock From Net Accretion Of Preferred Stock	—	—	18,816
Net Income Available To Common Shareholders	$1,624,949	$1,355,375	$1,157,644

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued

There were no dilutive securities or options for the nine months ended December 31, 2012 or the year ended March 31, 2012, therefore no reconciliation is provided for those periods. The following tables show the effects of dilutive options and warrants on the Company’s earnings per share for the year ended March 31, 2011:

	For the Year Ended March 31, 2011
	Income	Shares	Per Share Amounts
Basic EPS	$1,157,644	2,684,130	$0.43
Effect of Diluted Securities:
Mandatorily Redeemable Shares	—	78,694	(0.01)
Senior Convertible Debentures	—	—	—
Stock Options And Warrants	—	—	—
Diluted EPS	$1,157,644	2,762,824	$0.42

The average market price used in calculating the assumed number of dilutive shares issued for the nine months ended December 31, 2012 and the years ended March 31, 2012 and 2011 was $8.63, $9.53, and $10.64, respectively. As a result of the average stock price being less than the exercise price of all options and warrants in the nine months ended December 31, 2012 and the years ended March 31, 2012 and 2011, the options are not dilutive in calculating diluted earnings per share for those periods.

(q)	Use of Estimates
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

(r)	Recently Issued Accounting Standards
The following is a summary of recent authoritative pronouncements that could affect accounting, reporting, and disclosure of financial information by the Company:

On May 12, 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this ASU that change a particular principle or requirement for measuring fair value or disclosing information about fair value measurements include the following:

The amendments expand the disclosures about fair value measurements. The FASB has received input from users of financial statements requesting more information about the following:

a)	For fair value measurements categorized within Level 3 of the fair value hierarchy:

1)	The valuation processes used by the reporting entity

2)	The sensitivity of the fair value measurement to changes in unobservable inputs and the interrelationships between those unobservable inputs, if any.

b)
A reporting entity's use of a nonfinancial asset in a way that differs from the asset's highest and best use when that asset is measured at fair value in the statement of financial position or when its fair value is disclosed on the basis of its highest and best use.

c)
The categorization by level of the fair value hierarchy for items that are not measured at fair value in the statement of financial position but for which the fair value is required to be disclosed (for example, a financial instrument that is measured at amortized cost in the statement of financial position but for which fair value is disclosed in accordance with Topic 825, Financial Instruments).

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued

The amendments in the ASU are to be applied prospectively and were effective for the Company on April 1, 2012.
On June 16, 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. This ASU gives businesses two options for presenting other comprehensive income. This ASU eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders' equity and requires that all nonowner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The amendments in the ASU were to be applied retrospectively and were effective for the Company on April 1, 2012.

On September 15, 2011, the FASB issued an ASU No. 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment. Prior guidance called for a two-step test to be used to determine whether goodwill is impaired. Preparers of the financial statements of nonpublic entities noted that the cost and complexity of performing step 1 of the current impairment testing process (identifying potential impairment by comparing the fair value of a reporting unit with its carrying amount - including goodwill) is a large burden. The amendments contained in the ASU are intended to address the concerns about the cost and complexity of the goodwill impairment test. The amendments allow both public and nonpublic entities an option to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under that option, an entity no longer would be required to calculate the fair value of a reporting unit unless the entity determines, based on that qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendment in the ASU was effective April 1, 2012 for the Company.

On July 27, 2012, the FASB issued an ASU No. 2012-02, Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. Previous guidance required an entity to test indefinite-lived intangible assets for impairment, on at least an annual basis, by comparing the fair value of the asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an entity should recognize an impairment loss in the amount of that excess. The amendments allow both public and nonpublic entities an option to first assess qualitative factors to determine whether it is necessary to perform the impairment test in a manner that is similar to the goodwill impairment testing guidance in Update 2011-08. Under the provisions of ASU No. 2012-02, an entity no longer would be required to calculate the fair value of the indefinite-lived intangible assets unless it determines, based on that qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount.

The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity's financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting authorities are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued

(s)       Risks and Uncertainties
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

(t)	Reclassifications
Certain amounts in prior years’ consolidated financial statements have been reclassified to conform to current period classifications.

(2)         Investment and Mortgage-Backed Securities, Available For Sale

The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of investment and mortgage-backed securities available for sale are as follows:

	December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
FHLB Securities	$6,115,036	$53,954	$4,320	$6,164,670
Small Business Administration (“SBA”) Bonds	94,152,203	2,466,354	156,287	96,462,270
Tax Exempt Municipal Bonds	35,772,115	1,770,567	60,534	37,482,148
Mortgage-Backed Securities	206,793,861	8,030,008	91,966	214,731,903
Equity Securities	102,938	—	27,713	75,225
	$342,936,153	$12,320,883	$340,820	$354,916,216
	March 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
FHLB Securities	$2,634,234	$64,660	$—	$2,698,894
Federal National Mortgage Association (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”) Bonds	2,926,566	560	5,275	2,921,851
SBA Bonds	85,064,224	1,357,490	142,912	86,278,802
Tax Exempt Municipal Bonds	23,231,375	971,739	77,389	24,125,725
Mortgage-Backed Securities	229,462,521	8,486,387	95,073	237,853,835
Equity Securities	102,938	—	27,188	75,750
	$343,421,858	$10,880,836	$347,837	$353,954,857

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(2)         Investment and Mortgage-Backed Securities, Available For Sale, Continued

FHLB securities, FNMA and FHLMC bonds, and FNMA and FHLMC mortgage-backed securities are issued by government-sponsored enterprises (“GSEs”).  GSEs are not backed by the full faith and credit of the United States government.  SBA bonds are backed by the full faith and credit of the United States government. Included in the tables above and below in mortgage-backed securities are GNMA mortgage-backed securities, which are also backed by the full faith and credit of the United States government.  At December 31, 2012 and March 31, 2012, the Bank held an amortized cost and fair value of $135.3 million and $141.2 million, respectively, and $143.8 million and $149.3 million, respectively, in GNMA mortgage-backed securities included in mortgage-backed securities listed above. All mortgage-backed securities above are either GSEs or GNMA mortgage-backed securities. The Company has not invested in any private label mortgage-backed securities.

The amortized cost and fair value of investment and mortgage-backed securities available for sale at December 31, 2012 are shown below by contractual maturity.  Expected maturities will differ from contractual maturities because borrowers have the right to prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Less Than One Year	$—	$—
One – Five Years	14,222,904	14,515,725
Five – Ten Years	60,854,622	62,377,392
After Ten Years	61,064,766	63,291,196
Mortgage-Backed Securities	206,793,861	214,731,903
	$342,936,153	$354,916,216

At December 31, 2012 and March 31, 2012, the amortized cost and fair value of investment and mortgage-backed securities available for sale pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $108.9 million and $114.4 million, respectively, and $130.6 million and $137.1 million, respectively.

The Bank received $40.3 million, $78.3 million and $65 million, respectively, in proceeds from sales of available for sale securities during the nine months ended December 31, 2012, and the years ended March 31, 2012, and 2011. As a result, the Bank recognized $945,000 in gross gains and no gross losses for the nine months ended December 31, 2012, $2.3 million in gross gains and no gross losses for the year ended March 31, 2012, and $1.5 million in gross gains and no gross losses for the year ended March 31, 2011.

The following tables show gross unrealized losses and fair value, aggregated by investment category, and length of time that individual available for sale securities have been in a continuous unrealized loss position for the periods indicated.

	December 31, 2012
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
FHLB Securities	$995,680	$4,320	$—	$—	$995,680	$4,320
SBA Bonds	4,583,177	119,825	1,833,076	36,462	6,416,253	156,287
Tax Exempt Municipal Bond	4,538,734	60,534	—	—	4,538,734	60,534
Mortgage-Backed Securities	16,259,037	91,966	—	—	16,259,037	91,966
Equity Securities	—	—	75,225	27,713	75,225	27,713
	$26,376,628	$276,645	$1,908,301	$64,175	$28,284,929	$340,820

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(2)         Investment and Mortgage-Backed Securities, Available For Sale, Continued

	March 31, 2012
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
FNMA And FHLMC Bonds	$1,921,291	$5,275	$—	$—	$1,921,291	$5,275
SBA Bonds	12,508,821	142,912	—	—	12,508,821	142,912
Tax Exempt Municipal Bond	3,390,580	77,389	—	—	3,390,580	77,389
Mortgage-Backed Securities	23,053,784	95,073	—	—	23,053,784	95,073
Equity Securities	—	—	75,750	27,188	75,750	27,188
	$40,874,476	$320,649	$75,750	$27,188	$40,950,226	$347,837

Securities classified as available-for-sale are recorded at fair market value.  At December 31, 2012, 18.8% of the unrealized losses, or two individual securities, consisted of securities in a continuous loss position for 12 months or more.  At March 31, 2012, 7.8% of the unrealized losses, or one individual security, consisted of securities in a continuous loss position for 12 months or more. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature.  The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and is not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary. The Company reviews its investment securities portfolio at least quarterly and more frequently when economic conditions warrant, assessing whether there is any indication of other-than-temporary impairment (“OTTI”). Factors considered in the review include estimated future cash flows, length of time and extent to which market value has been less than cost, the financial condition and near term prospects of the issuer, and our intent and ability to retain the security to allow for an anticipated recovery in market value.

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

(3)         Investment and Mortgage-Backed Securities, Held to Maturity

The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of investment and mortgage-backed securities held to maturity are as follows:

	December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
FHLB Securities	$7,996,378	$123,702	$21,160	$8,098,920
Federal Farm Credit Bank ("FFCB") Securities	6,796,255	2,070	23,727	6,774,598
FNMA and FHLMC Bonds	4,019,931	29,029	4,560	4,044,400
SBA Bonds	5,865,767	315,841	6,139	6,175,469
Mortgage-Backed Securities	51,238,931	3,280,100	95,532	54,423,499
Equity Securities	155,000	—	—	155,000
	$76,072,262	$3,750,742	$151,118	$79,671,886

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(3)         Investment and Mortgage-Backed Securities, Held to Maturity, Continued

	March 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
FHLB Securities	$11,554,627	$221,726	$13,517	$11,762,836
FFCB Securities	1,999,516	6,534	23,410	1,982,640
FNMA and FHLMC Bonds	6,983,004	19,863	49,147	6,953,720
SBA Bonds	3,251,151	305,430	—	3,556,581
Mortgage-Backed Securities	43,732,912	1,822,180	—	45,555,092
Equity Securities	155,000	—	—	155,000
	$67,676,210	$2,375,733	$86,074	$69,965,869

FHLB securities, FFCB securities, and FNMA and FHLMC bonds and FNMA and FHLMC mortgage-backed securities are issued by GSEs.  Included in the tables above and below in mortgage-backed securities are GNMA mortgage-backed securities, which are also backed by the full faith and credit of the United States government.  At December 31, 2012 and March 31, 2012, the Bank held an amortized cost and fair value of $47.2 million and $50.4 million, respectively, and $42.2 million and $43.9 million, respectively, in GNMA mortgage-backed securities included in mortgage-backed securities listed above. All mortgage-backed securities above are either GSEs or GNMA mortgage-backed securities. The Company has not invested in any private label mortgage-backed securities.

The amortized cost and fair value of investment and mortgage-backed securities held to maturity at December 31, 2012, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities resulting from call features on certain investments.

	Amortized Cost	Fair Value
Less Than One Year	$3,000,000	$3,080,130
One – Five Years	395,997	407,914
Over Five – Ten Years	10,080,844	10,074,313
More Than Ten Years	11,356,490	11,686,030
Mortgage-Backed Securities	51,238,931	54,423,499
	$76,072,262	$79,671,886

At December 31, 2012 and March 31, 2012, the amortized cost and fair value of investment and mortgage-backed securities held to maturity pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $12.2 million and $12.8 million, respectively, and $11.6 million and $12.1 million, respectively.

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

	December 31, 2012
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
FHLB Securities	$1,978,840	$21,160	$—	$—	$1,978,840	$21,160
FFCB Securities	5,772,528	23,727	—	—	5,772,528	23,727
FNMA And FHLMC Bonds	1,021,910	4,560	—	—	1,021,910	4,560
SBA Bonds	3,249,478	6,139	—	—	3,249,478	6,139
Mortgage-Backed Securities	7,659,461	95,532	—	—	7,659,461	95,532
	$19,682,217	$151,118	$—	$—	$19,682,217	$151,118

	March 31, 2012
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
FHLB Securities	$4,532,636	$13,517	$—	$—	$4,532,636	$13,517
FFCB Securities	976,590	23,410	—	—	976,590	23,410
FNMA And FHLMC Bonds	4,939,150	49,147	—	—	4,939,150	49,147
	$10,448,376	$86,074	$—	$—	$10,448,376	$86,074

The Company’s held-to-maturity portfolio is recorded at amortized cost.  The Company has the ability and intends to hold these securities to maturity. There were no sales of securities held to maturity during the nine months ended December 31, 2012 or the years ended March 31, 2012 and 2011.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)      Loans Receivable, Net

Loans receivable, net, consisted of the following as of the dates shown:

	December 31, 2012	March 31, 2012
Residential Real Estate Loans	$90,677,625	$97,807,917
Consumer Loans	56,595,093	58,685,000
Commercial Business	8,063,901	9,552,575
Commercial Real Estate	250,924,094	276,317,897
Total Loans Held For Investment	406,260,713	442,363,389
Loans Held For Sale	4,770,760	2,671,771
Total Loans Receivable, Gross	411,031,473	445,035,160
Less:
Allowance For Loan Losses	11,318,371	14,615,198
Loans In Process	2,002,595	1,886,652
Deferred Loan Fees	4,687	22,704
	13,325,653	16,524,554
Total Loans Receivable, Net	$397,705,820	$428,510,606

Changes in the allowance for loan losses for the nine months ended December 31, 2012 and for the years ended March 31, 2012 and 2011 are summarized as follows:

	Nine Months Ended December 31,	Years Ended March 31,
	2012	2012	2011
Balance At Beginning Of Period	$14,615,198	$12,501,800	$12,307,394
Provision For Loan Losses	1,975,000	8,650,000	7,800,000
Charge Offs	(7,422,393)	(6,643,834)	(8,116,667)
Recoveries	2,150,566	107,232	511,073
Total Allowance For Loan Losses	$11,318,371	$14,615,198	$12,501,800

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

	Credit Quality Measures
December 31, 2012	Pass	Caution	Special Mention	Substandard	Total Loans
Residential Real Estate	$82,565,630	$222,046	$293,079	$7,596,870	$90,677,625
Consumer	54,899,665	152,368	184,731	1,358,329	56,595,093
Commercial Business	7,256,607	151,521	514,253	141,520	8,063,901
Commercial Real Estate	162,570,021	32,049,447	17,417,778	38,886,848	250,924,094
Total	$307,291,923	$32,575,382	$18,409,841	$47,983,567	$406,260,713

	Credit Quality Measures
March 31, 2012	Pass	Caution	Special Mention	Substandard	Total Loans
Residential Real Estate	$88,536,685	$—	$573,887	$8,697,345	$97,807,917
Consumer	57,113,676	159,805	27,604	1,383,915	58,685,000
Commercial Business	8,608,378	446,815	—	497,382	9,552,575
Commercial Real Estate	190,230,745	21,874,264	19,783,230	44,429,658	276,317,897
Total	$344,489,484	$22,480,884	$20,384,721	$55,008,300	$442,363,389

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)      Loans Receivable, Net, Continued

The following table presents an age analysis of past due balances by category at December 31, 2012.

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable
Residential Real Estate	$—	$1,794,644	$3,757,801	$5,552,445	$85,125,180	$90,677,625
Consumer	1,862,611	211,756	646,136	2,720,503	53,874,590	56,595,093
Commercial Business	445,113	36,079	86,991	568,183	7,495,718	8,063,901
Commercial Real Estate	2,432,423	4,852,227	13,913,190	21,197,840	229,726,254	250,924,094
Total	$4,740,147	$6,894,706	$18,404,118	$30,038,971	$376,221,742	$406,260,713

The following table presents an age analysis of past due balances by category at March 31, 2012.

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable
Residential Real Estate	$2,778,235	$742,345	$3,638,929	$7,159,509	$90,648,408	$97,807,917
Consumer	659,028	352,421	620,358	1,631,807	57,053,193	58,685,000
Commercial Business	174,420	209,418	20,808	404,646	9,147,929	9,552,575
Commercial Real Estate	18,332,136	4,682,891	18,378,165	41,393,192	234,924,705	276,317,897
Total	$21,943,819	$5,987,075	$22,658,260	$50,589,154	$391,774,235	$442,363,389

At December 31, 2012 and March 31, 2012, the Company did not have any loans that were 90 days or more past due and still accruing interest. Our strategy is to work with our borrowers to reach acceptable payment plans while protecting our interests in the existing collateral.  In the event an acceptable arrangement cannot be reached, we may have to acquire these properties through foreclosure or other means and subsequently sell, develop, or liquidate them. The following table shows non-accrual loans by category at December 31, 2012 compared to March 31, 2012.

	At December 31, 2012		At March 31, 2012		$	%
	Amount	Percent (1)	Amount	Percent (1)	Increase (Decrease)	Increase (Decrease)
Non-accrual Loans:
Residential Real Estate	$3,757,801	0.9%	$3,638,929	0.8%	$118,872	3.3%
Commercial Business	86,991	—	20,808	—	66,183	318.1
Commercial Real Estate	13,913,190	3.4	18,378,165	4.2	(4,464,975)	(24.3)
Consumer	646,136	0.2	620,358	0.1	25,778	4.2
Total Non- accrual Loans	$18,404,118	4.5%	$22,658,260	5.1%	$(4,254,142)	(18.8)%

(1) PERCENT OF GROSS LOANS RECEIVABLE, NET OF DEFERRED FEES AND LOANS IN PROCESS AND LOANS HELD FOR SALE.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)      Loans Receivable, Net, Continued

The following tables show the activity in the allowance for loan losses by category for the periods indicated.

	For the Nine Months Ended December 31, 2012
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,928,625	$1,498,111	$644,855	$10,543,607	$14,615,198
Provision	183,236	(227,872)	175,141	1,844,495	1,975,000
Charge-Offs	(647,161)	(286,612)	(209,898)	(6,278,722)	(7,422,393)
Recoveries	56,859	17,644	8,821	2,067,242	2,150,566
Ending Balance	$1,521,559	$1,001,271	$618,919	$8,176,622	$11,318,371

	For the Year Ended March 31, 2012
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,702,864	$1,122,055	$924,149	$8,752,732	$12,501,800
Provision	789,365	1,570,350	114,169	6,176,116	8,650,000
Charge-Offs	(563,604)	(1,250,573)	(408,138)	(4,421,519)	(6,643,834)
Recoveries	—	56,279	14,675	36,278	107,232
Ending Balance	$1,928,625	$1,498,111	$644,855	$10,543,607	$14,615,198

The following tables present information related to impaired loans evaluated individually for impairment and collectively evaluated for impairment in the allowance for loan losses.

	Allowance For Loan Losses
December 31, 2012	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$—	$1,521,559	$1,521,559
Consumer	—	1,001,271	1,001,271
Commercial Business	—	618,919	618,919
Commercial Real Estate	440,000	7,736,622	8,176,622
Total	$440,000	$10,878,371	$11,318,371

	Allowance For Loan Losses
March 31, 2012	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$155,000	$1,773,625	$1,928,625
Consumer	19,568	1,478,543	1,498,111
Commercial Business	148,610	496,245	644,855
Commercial Real Estate	1,313,670	9,229,937	10,543,607
Total	$1,636,848	$12,978,350	$14,615,198

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)       Loans Receivable, Net, Continued

The following tables present information related to impaired loans evaluated individually for impairment and collectively evaluated for impairment in loans receivable for the periods indicated.

	Loans Receivable
December 31, 2012	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$4,500,902	$86,176,723	$90,677,625
Consumer	322,588	56,272,505	56,595,093
Commercial Business	7,853	8,056,048	8,063,901
Commercial Real Estate	35,115,195	215,808,899	250,924,094
Total	$39,946,538	$366,314,175	$406,260,713

	Loans Receivable
March 31, 2012	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$3,544,061	$94,263,856	$97,807,917
Consumer	1,849,046	56,835,954	58,685,000
Commercial Business	172,362	9,380,213	9,552,575
Commercial Real Estate	35,231,717	241,086,180	276,317,897
Total	$40,797,186	$401,566,203	$442,363,389

Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired management measures impairment and records the loan at fair value. Fair value is estimated using one of the following methods: fair value of the collateral less estimated costs to sale, discounted cash flows, or market value of the loan based on similar debt. The fair value of the collateral less estimated costs to sell is the most frequently used method. Typically, the Company reviews the most recent appraisal and if it is over 24 months old will request a new third party appraisal. Depending on the particular circumstances surrounding the loan, including the location of the collateral, the date of the most recent appraisal and the value of the collateral relative to the recorded investment in the loan, management may order an independent appraisal immediately or, in some instances, may elect to perform an internal analysis. The average balance of impaired loans was $41.6 million for nine months ended December 31, 2012 compared to $34.3 million for the year ended March 31, 2012.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)       Loans Receivable, Net, Continued

The following tables are a summary of information related to impaired loans as of December 31, 2012 and March 31, 2012.

	December 31, 2012
Impaired Loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Residential Real Estate	$4,500,902	$4,611,873	$—	$4,531,543	$130,896
Consumer Loans	322,588	386,588	—	342,916	28,419
Commercial Business	7,853	7,853	—	12,236	—
Commercial Real Estate	31,808,577	35,373,833	—	32,963,079	1,036,344
With An Allowance Recorded:
Residential Real Estate	—	—	—	—	—
Consumer Loans	—	—	—	—	—
Commercial Business	—	—	—	—	—
Commercial Real Estate	3,306,618	4,766,031	440,000	3,705,660	—
Total
Residential Real Estate	4,500,902	4,611,873	—	4,531,543	130,896
Consumer Loans	322,588	386,588	—	342,916	28,419
Commercial Business	7,853	7,853	—	12,236	—
Commercial Real Estate	35,115,195	40,139,864	440,000	36,668,739	1,036,344
Total	$39,946,538	$45,146,178	$440,000	$41,555,434	$1,195,659

	March 31, 2012
Impaired Loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Residential Real Estate	$2,201,560	$2,456,960	$—	$2,066,066	$65,818
Consumer Loans	1,829,478	1,879,478	—	2,398,298	86,180
Commercial Business	23,752	47,752	—	294,894	1,677
Commercial Real Estate	27,425,873	29,175,328	—	24,020,047	1,186,679
With An Allowance Recorded:
Residential Real Estate	1,342,501	1,954,501	155,000	586,109	6,137
Consumer Loans	19,568	60,668	19,568	28,181	—
Commercial Business	148,610	148,610	148,610	207,135	5,608
Commercial Real Estate	7,805,844	9,945,912	1,313,670	4,687,210	228,483
Total
Residential Real Estate	3,544,061	4,411,461	155,000	2,652,175	71,955
Consumer Loans	1,849,046	1,940,146	19,568	2,426,479	86,180
Commercial Business	172,362	196,362	148,610	502,029	7,285
Commercial Real Estate	35,231,717	39,121,240	1,313,670	28,707,257	1,415,162
Total	$40,797,186	$45,669,209	$1,636,848	$34,287,940	$1,580,582

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)       Loans Receivable, Net, Continued

In the course of resolving delinquent loans, the Bank may choose to restructure the contractual terms of certain loans. A troubled debt restructuring ("TDR") is a restructuring in which the Bank, for economic or legal reasons related to a borrower’s financial difficulties, grants a concession to a borrower that it would not otherwise consider (FASB ASC Topic 310-40).  The concessions granted on TDRs generally include terms to reduce the interest rate, extend the term of the debt obligation, or modify the payment structure on the debt obligation. The Bank grants such concessions to reassess the borrower’s financial status and develop a plan for repayment.  TDRs included in impaired loans at December 31, 2012 and March 31, 2012 amounted to $15.9 million and $18.0 million, respectively.

Loans on nonaccrual status at the date of modification are initially classified as nonaccrual TDRs. Loans on accruing status at the date of concession are initially classified as accruing TDRs if the note is reasonably assured of repayment and performance is expected in accordance with its modified terms. Such loans may be designated as nonaccrual loans subsequent to the concession date if reasonable doubt exists as to the collection of interest or principal under the restructuring agreement. Nonaccrual TDRs are returned to accruing status when there is economic substance to the restructuring, there is documented credit evaluation of the borrower's financial condition, the remaining balance is reasonably assured of repayment in accordance with its modified terms, and the borrower has demonstrated sustained repayment performance in accordance with the modified terms for a reasonable period of time (generally a minimum of six months).

The following table is a summary of loans restructured as TDRs during the periods indicated:

	For the Nine Months Ended December 31, 2012			For the Year Ended March 31, 2012
Troubled Debt Restructurings	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Residential Real Estate	—	$—	$—	—	$—	$—
Consumer Loans	—	—	—	1	15,358	15,358
Commercial Business	—	—	—	—	—	—
Commercial Real Estate	1	257,452	257,452	14	11,988,576	11,988,576
Total	1	257,452	257,452	15	$12,003,934	$12,003,934

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)       Loans Receivable, Net, Continued

During the nine months ended December 31, 2012, the Bank modified one loan that was considered to be a TDR. The Bank lowered the interest rate on the loan and changed the payment to interest only for one year. During the year ended March 31, 2012, the Bank modified 15 loans that were considered to be TDRs. The modification for these loans consisted of lowering the interest rate. The following table is a summary of TDRs restructured in the last 12 months that subsequently defaulted during the period:

	For the Nine Months Ended December 31, 2012		For the Year Ended March 31, 2012
Troubled Debt Restructurings That Subsequently Defaulted During the Period	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Residential Real Estate	—	$—	—	$—
Consumer Loans	—	—	—	—
Commercial Business	—	—	—	—
Commercial Real Estate	4	880,745	—	—
Total	4	$880,745	—	$—

At December 31, 2012, six loans that had been previously restructured were in default, four of which defaulted during the nine month period and had been restructured in the last 12 months. During the year ended March 31, 2012, six loans that had been previously restructured were in default. The Bank considers any loan 30 days or more past due to be in default.

Our policy with respect to accrual of interest on loans restructured in a TDR follows relevant supervisory guidance.  That is, if a borrower has demonstrated performance under the previous loan terms and shows capacity to perform under the restructured loan terms, continued accrual of interest at the restructured interest rate is likely.  If a borrower was materially delinquent on payments prior to the restructuring but shows capacity to meet the restructured loan terms, the loan will likely continue as nonaccrual going forward.  Lastly, if the borrower does not perform under the restructured terms, the loan is placed on nonaccrual status.

We will continue to closely monitor these loans and will cease accruing interest on them if management believes that the borrowers may not continue performing based on the restructured note terms.  If, after previously being classified as a TDR, a loan is restructured a second time, then that loan is automatically placed on nonaccrual status.  Our policy with respect to nonperforming loans requires the borrower to make a minimum of six consecutive payments in accordance with the loan terms before that loan can be placed back on accrual status.  Further, the borrower must show capacity to continue performing into the future prior to restoration of accrual status.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(5)         Premises and Equipment, Net

Premises and equipment, net, are summarized as follows for the dates indicated:

	December 31,	March 31,
	2012	2012
Land	$5,471,503	$5,471,503
Buildings And Improvements	17,591,652	17,570,577
Furniture And Equipment	10,684,296	11,180,104
Construction In Progress	77,058	83,749
Total Premises And Equipment	33,824,509	34,305,933
Less Accumulated Depreciation	(15,906,612)	(15,579,634)
Total Premises And Equipment, Net	$17,917,897	$18,726,299

Depreciation expense for the nine months ended December 31, 2012, and for the years ended March 31, 2012, and 2011 was $1.1 million, $1.5 million, and $1.5 million, respectively. The Bank has entered into non-cancelable operating leases related to buildings and land.  At December 31, 2012, future minimum payments under non-cancelable operating leases with initial or remaining terms of one year or more are as follows (by fiscal year):

2013	$413,520
2014	415,125
2015	357,141
2016	299,157
2017	261,665
Thereafter	1,156,558
Total Future Minimum Payments	$2,903,166

Total rental expense amounted to $306,000, $401,000, and $434,000 for the nine months ended December 31, 2012, and for the years ended March 31, 2012 and 2011, respectively.  Four lease agreements with monthly expenses of $6,484, $800, $8,571, and $9,983 have multiple renewal options totaling 30, 10, 35, and 10 years, respectively.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(6)         Intangible Assets and Goodwill

Intangible assets and goodwill are the result of the Collier Jennings acquisition in July 2006.  Changes in intangible assets and goodwill for periods indicated consisted of the following:

	December 31,	March 31,
	2012	2012
Customer List
Balance At Beginning Of Year	$99,477	$149,481
Amortization	37,503	50,004
Balance At End Of Year	61,974	99,477
Employment Contracts
Balance At Beginning Of Year	—	10,019
Amortization	—	10,019
Balance At End Of Year	—	—
Total Intangibles	61,974	99,477
Goodwill	1,199,754	1,199,754
Total	$1,261,728	$1,299,231

In accordance with accounting guidance, the Company evaluates its goodwill on an annual basis. The evaluations were performed as of September 30, 2012 and September 30, 2011 for fiscal years ended December 31, 2012 and March 31, 2012, respectively. At the time of the evaluations the Company determined that no impairment existed. Therefore, there was no amortization of goodwill for the nine months ended December 31, 2012 or the year ended March 31, 2012. Amortization of the intangibles is scheduled to be as follows for each fiscal year as indicated:

2013	$50,004
2014	11,970
Total	$61,974

(7)         FHLB Stock

The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to a membership component, which is 0.15% of total assets at September 30, 2012 and December 2011 plus a transaction component which equals 4.5% of outstanding advances (borrowings) from the FHLB of Atlanta.  The Bank is in compliance with this requirement with an investment in FHLB of Atlanta stock of $6.2 million and $8.5 million as of December 31, 2012 and March 31, 2012, respectively. No readily available market exists for this stock and it has no quoted fair value.  However, because redemption of this stock has historically been at par, it is carried at cost.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(8)         Repossessed Assets Acquired In Settlement Of Loans

The Bank owned $6.8 million and $14.2 million in repossessed assets acquired in settlement of loans at December 31, 2012 and March 31, 2012, respectively. Transactions in repossessed assets for the nine months ended December 31, 2012, and the years ended March 31, 2012 and 2011 are summarized below:

	December 31,	March 31,
	2012	2012	2011
Balance, Beginning Of Period	$14,160,099	$14,433,853	$10,773,050
Additions	2,456,478	4,276,679	15,581,977
Capital Improvements	—	36,877	549,458
Sales	(6,929,152)	(3,978,390)	(11,061,070)
Write Downs	(2,933,000)	(608,920)	(1,409,562)
Balance, End Of Period	$6,754,425	$14,160,099	$14,433,853

(9)         Deposits

Deposits outstanding by type of account are summarized as follows:

	At December 31, 2012			At March 31, 2012
		Weighted Rate	Interest Rate Range		Weighted Rate	Interest Rate Range
Checking Accounts	$126,740,707	0.06%	0.00-0.20%	$124,750,127	0.11%	0.00-0.30%
Money Market Accounts	234,382,412	0.38%	0.20-0.40%	224,195,659	0.55%	0.25-0.60%
Statement Savings Accounts	22,411,240	0.20%	0.00-0.20%	22,348,787	0.20%	0.00-0.25%
Total	$383,534,359	0.26%	0.00-0.40%	$371,294,573	0.38%	0.00-0.60%

Certificate Accounts:
0.00 – 1.99%	255,422,955			267,556,217
2.00 – 2.99%	32,975,486			49,260,643
3.00 – 3.99%	2,380,728			2,936,931
4.00 – 4.99%	1,523,474			4,021,999
5.00 – 5.99%	501,651			1,130,693
Total	292,804,294	1.11%	0.15-5.22%	324,906,483	1.36%	0.20-5.50%
Total Deposits	$676,338,653	0.63%	0.00-5.22%	$696,201,056	0.84%	0.00-5.50%

Included in the certificates above were $22.6 million and $34.4 million in brokered deposits at December 31, 2012 and March 31, 2012, respectively, with a weighted average interest rate of 1.47% and 1.71%, respectively. Of the brokered deposits at December 31, 2012, $2.5 million mature within one year.

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $139.9 million and $156.0 million at December 31, 2012 and March 31, 2012, respectively.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(9)         Deposits, Continued

The amounts and scheduled maturities of all certificates of deposit are as follows:

	December 31,	March 31,
	2012	2012
Within 1 Year	$182,062,395	$215,738,167
After 1 Year, Within 2 Years	55,389,195	53,231,294
After 2 Years, Within 3 Years	22,172,081	14,494,174
After 3 Years, Within 4 Years	24,584,913	24,155,416
After 4 Years, Within 5 Years	8,595,710	17,287,432
Thereafter	—	—
	$292,804,294	$324,906,483

At December 31, 2012 and March 31, 2012, the Bank has $72,000 and $67,000, respectively, in overdrafts that were reclassified to loans.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(10)         Advances From Federal Home Loan Bank (FHLB) And Other Borrowings

Advances from the FHLB are summarized by year of maturity and weighted average interest rate below:

	December 31, 2012
Year Ending December 31	Amount	Weighted Rate
2013	$22,100,000	2.92%
2014	30,257,182	3.33%
2015	15,000,000	4.01%
2016	20,000,000	4.60%
2017	12,900,000	4.38%
Thereafter	5,000,000	3.39%
	$105,257,182	3.72%

	March 31, 2012
Year Ending March 31	Amount	Weighted Rate
2012	$—	—%
2013	18,900,000	2.70%
2014	30,000,000	3.45%
2015	20,269,802	3.01%
2016	20,000,000	4.12%
2017	15,000,000	4.66%
Thereafter	17,900,000	4.10%
	$122,069,802	3.62%

These advances are secured by a blanket collateral agreement with the FHLB by pledging the Bank’s portfolio of residential first mortgage loans and investment securities with an amortized cost and fair value of $135.7 million and $129.4 million, respectively, at December 31, 2012 and $152.8 million and $162.1 million, respectively, at March 31, 2012. Advances are subject to prepayment penalties.

The following tables show callable FHLB advances as of the dates indicated.  These advances are also included in the above table.  All callable advances are callable at the option of the FHLB.  If an advance is called, the Bank has the option to pay off the advance without penalty, re-borrow funds on different terms, or convert the advance to a three-month floating rate advance tied to LIBOR.

As of December 31, 2012
Borrow Date	Maturity Date	Amount	Int. Rate	Type	Call Dates
11/23/2005	11/23/2015	$5,000,000	3.933%	Multi-Call	05/23/08 and quarterly thereafter
7/11/2006	7/11/2016	5,000,000	4.800%	Multi-Call	07/11/08 and quarterly thereafter
11/29/2006	11/29/2016	5,000,000	4.025%	Multi-Call	05/29/08 and quarterly thereafter
5/24/2007	5/24/2017	7,900,000	4.375%	Multi-Call	05/27/08 and quarterly thereafter
7/25/2007	7/25/2017	5,000,000	4.396%	Multi-Call	07/25/08 and quarterly thereafter
8/28/2008	8/28/2013	5,000,000	3.113%	Multi-Call	08/30/10 and quarterly thereafter

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(10)         Advances From Federal Home Loan Bank (FHLB) And Other Borrowings, Continued

As of March 31, 2012
Borrow Date	Maturity Date	Amount	Int. Rate	Type	Call Dates
11/23/2005	11/23/2015	$5,000,000	3.933%	Multi-Call	05/23/08 and quarterly thereafter
7/11/2006	7/11/2016	5,000,000	4.800%	Multi-Call	07/11/08 and quarterly thereafter
11/29/2006	11/29/2016	5,000,000	4.025%	Multi-Call	05/29/08 and quarterly thereafter
5/24/2007	5/24/2017	7,900,000	4.375%	Multi-Call	05/27/08 and quarterly thereafter
7/25/2007	7/25/2017	5,000,000	4.396%	Multi-Call	07/25/08 and quarterly thereafter
8/28/2008	8/28/2013	5,000,000	3.113%	Multi-Call	08/30/10 and quarterly thereafter

At December 31, 2012 and March 31, 2012, the Bank had $165.9 million and $152.8 million in additional borrowing capacity, respectively, at the FHLB.

The Bank had $9.3 million and $9.8 million in other borrowings at December 31, 2012 and March 31, 2012, respectively.  These borrowings consist of short-term repurchase agreements with certain commercial demand deposit customers for sweep accounts. The repurchase agreements typically mature within one to three days and the interest rate paid on these borrowings floats monthly with money market type rates. At December 31, 2012 and March 31, 2012, the interest rate paid on the repurchase agreements was 0.20% and 0.25%, respectively. The maximum amount outstanding at any one month end during the nine months ended December 31, 2012 was $10.2 million compared to $11.7 million during the year ended March 31, 2012. The Bank had pledged as collateral for these repurchase agreements investment and mortgage-backed securities with amortized costs and fair values of $15.4 million and $16.3 million, respectively at December 31, 2012 and $17.8 million and $19.0 million, respectively, at March 31, 2012.

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

The Capital Securities accrue and pay distributions annually at a rate per annum equal to 2.01% at December 31, 2012.  Prior to September 2011, one-half of the Capital Securities issued in the transaction had a fixed rate of 6.88% and the remaining half had a floating rate of three-month LIBOR plus 170 basis points. After September 2011, the rate is a floating rate of three month LIBOR plus 170 basis points as the fixed rate portion was converted to the floating rate. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(11)         Junior Subordinated Debentures, Continued

The Company has the right, subject to events of default, to defer payments of interest on the Capital Securities for a period not to exceed 20 consecutive quarterly periods, provided that no extension period may extend beyond the maturity date of December 15, 2036. The Company has no current intention to exercise its right to defer payments of interest on the Capital Securities.

The Capital Securities mature or are mandatorily redeemable upon maturity on December 15, 2036, or upon earlier optional redemption as provided in the indenture. The Company has the right to redeem the Capital Securities in whole or in part, on or after September 15, 2011.

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

The mandatorily redeemable financial instrument was carried at fair value based on the Company’s book value per common share. The Company recorded a valuation gain of $50,000 during the year ended March 31, 2012 to properly reflect the fair value of the instrument.

On April 11, 2011, the Company eliminated the mandatorily redeemable shares of the Company’s common stock as a result of an investor’s purchase of these shares in a private transaction.  In connection with the purchase of these shares, the redemption feature was eliminated.  As a result, the Company no longer has the liability related to these shares on its balance sheet and the Company’s capital increased by 1.4 million.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(14)         Income Taxes

Income tax expense is comprised of the following:

	For the Nine Months Ended December 31,	For the Years Ended March 31,
	2012	2012	2011
Current:
Federal	$348,588	$1,814,394	$1,755,393
State	91,108	226,970	336,011
Total Current Tax Expense	439,696	2,041,364	2,091,404
Deferred:
Federal	266,784	(706,857)	(1,025,678)
State	(2,721)	576,774	(107,593)
Total Deferred Tax Expense	264,063	(130,083)	(1,133,271)
Total Income Tax Expense	$703,759	$1,911,281	$958,133

The Company's income taxes differ from those computed at the statutory federal income tax rate, as follows:

	For the Nine Months Ended December 31,	For the Years Ended March 31,
	2012	2012	2011
Tax At Statutory Income Tax Rate	$903,960	$1,260,263	$952,356
State Tax And Other	(212,308)	10,480	(23,555)
Write-down Of State Deferred Tax Asset	—	625,000	—
Valuation Allowance	12,107	15,538	29,332
Total Income Tax Expense	$703,759	$1,911,281	$958,133

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(14)         Income Taxes, Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

	At December 31,	At March 31,
	2012	2012
Deferred Tax Assets:
Deferred Compensation	$528,847	$491,872
Provision For Loan Losses	3,891,083	5,023,701
Other Real Estate Owned	1,452,449	763,796
Net Fees Deferred For Financial Reporting	121,842	126,811
Non-accrual Interest	411,761	412,775
Net Operating Losses	232,837	220,730
Other	61,129	58,467
Total Gross Deferred Tax Assets	6,699,948	7,098,152
Less: Valuation Allowance	(232,837)	(220,730)
Net Deferred Tax Assets	6,467,111	6,877,422
Deferred Tax Liabilities:
FHLB Stock Basis Over Tax Basis	114,576	114,568
Depreciation	362,221	480,812
Other	63,695	73,547
Intangibles	19,292	37,105
Unrealized Gain on Securities Available for Sale	4,548,752	3,999,426
Total Gross Deferred Tax Liability	5,108,536	4,705,458
Net Deferred Tax Asset	$1,358,575	$2,171,964

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2012, management has determined that it is more likely than not that the total deferred tax asset will be realized except for the deferred tax asset associated with State net operating loss carryforwards, and, accordingly, has established a valuation allowance only for this item. The change in the valuation allowance was $12,107. Net deferred tax assets are included in other assets at December 31, 2012 and March 31, 2012. The Company had state net operating losses of $7.1 million and $6.7 million for the nine months ended December 31, 2012 and the year ended March 31, 2012, respectively.

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

Retained earnings at December 31, 2012 included tax bad debt reserves of $2.2 million, for which no provision for federal income tax has been made. If, in the future, these amounts are used for any purpose other than to absorb bad debt losses, including dividends, stock redemptions, or distributions in liquidation, or the Company ceases to be qualified as a bank, they may be subject to federal income tax at the prevailing corporate tax rate. Tax returns for 2009 and subsequent years are subject to examination by taxing authorities.

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

Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a material adverse effect on the Company.  As of December 31, 2012 and March 31, 2012, the Bank was categorized as “well capitalized” under the regulatory framework for prompt corrective action.  There are no conditions or events that management believes have changed that classification as of the date of this Annual Report. The Company and the Bank’s regulatory capital amounts and ratios are as follows as of the dates indicated:

	Actual		For Capital Adequacy		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2012
SECURITY FEDERAL CORP.
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$68,639	16.5%	$16,619	4.0%	N/A	N/A
Total Risk-Based Capital (To Risk Weighted Assets)	84,148	20.3%	33,237	8.0%	N/A	N/A
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	68,639	7.7%	35,552	4.0%	N/A	N/A

SECURITY FEDERAL BANK
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$80,822	19.5%	$16,606	4.0%	$24,909	6.0%
Total Risk-Based Capital (To Risk Weighted Assets)	86,012	20.7%	33,212	8.0%	41,515	10.0%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	80,822	9.1%	35,541	4.0%	44,426	5.0%

March 31, 2012
SECURITY FEDERAL CORP.
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$67,360	14.9%	$18,031	4.0%	N/A	N/A
Total Risk-Based Capital (To Risk Weighted Assets)	83,666	18.6%	36,314	8.0%	N/A	N/A
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	67,360	7.4%	36,314	4.0%	N/A	N/A

SECURITY FEDERAL BANK
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$78,555	17.4%	$18,022	4.0%	$27,033	6.0%
Total Risk-Based Capital (To Risk Weighted Assets)	84,298	18.7%	36,043	8.0%	45,054	10.0%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	78,555	8.7%	36,303	4.0%	45,379	5.0%

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(16)         Employee Benefit Plans

The Company is participating in a multiple employer defined contribution employee benefit plan covering substantially all employees with six months or more of service.  The Company matches a portion of the employees’ contributions and the plan has a discretionary profit sharing provision.  The total employer contributions were $145,000 for the nine months ended December 31, 2012 and $188,000 and $221,000 for the years ended March 31, 2012 and 2011, respectively.

The Company has an Employee Stock Purchase Plan (“ESPP”).  The ESPP allows employees of the Company to purchase stock quarterly through a payroll deduction at a discount calculated as 15% of the market value with a floor equal to the Company’s book value.  The ESPP, which was approved by stockholders in July 2005, became effective in January 2007. Participation in the ESPP is voluntary.  Employees are limited to investing $25,000 or 5% of their annual salary, whichever is lower, during the year.  During the nine months ended December 31, 2012, there were no employee stock purchases within the plan.

Certain officers of the Company participate in a supplemental retirement plan.  These benefits are not qualified under the Internal Revenue Code and they are not funded.  During the nine months ended December 31, 2012 and the years ended March 31, 2012 and 2011, the Company incurred expenses of $144,000, $180,000 and $282,000, respectively, for this plan.

Certain officers and directors of the Company participate in incentive and non-qualified stock option plans. Prior to fiscal 2010, the Company had three stock option plans that together authorized the Company to grant 150,000 options. In 2008, the 2008 Equity Incentive Plan was approved by stockholders and implemented by the Company with the intention of replacing the previous three option plans. No additional options are to be granted under the old plans and forfeitures under the old plans are not added to the new plan as available options, however, all existing options outstanding under these plans remain in effect. The 2008 Equity Incentive Plan provides for the grant of non-qualified and incentive stock options, stock appreciation rights (“SARS”), and restricted stock awards. Under the 2008 Equity Incentive Plan, 50,000 shares of common stock are reserved for the issuance of stock options and SARS in addition to 50,000 shares subject to restricted stock awards. The plan is administered by a committee appointed by the Board of Directors. The committee determines the specific employees, amount and type of any awards granted. At December 31, 2012 and March 31, 2012, there were 50,000 shares available for issuance under this plan.

Options under all plans are granted at exercise prices not less than the fair value of the Company’s common stock on the date of the grant.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(16)         Employee Benefit Plans, Continued

The following is a summary of the activity under the Company’s incentive and non-qualified stock option plans for the nine months ended December 31, 2012 and for the years ended March 31, 2012 and 2011:

	December 31,		March 31,
	2012		2012		2011
	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price
Balance, Beginning of Period	72,900	$22.62	81,400	$22.51	90,900	$22.57
Options Granted	—	—	—	—	—	—
Options Exercised	—	—	—	—	—	—
Options Forfeited	4,500	22.58	8,500	21.72	8,500	23.09
Balance, End of Period	68,400	$22.63	72,900	$22.62	81,400	$22.51

Total Intrinsic Value Of Options Exercised During The Year	—		—		—
Weighted-Average Fair Value Of Options Granted During The Year	—		—		—
Options Exercisable	43,800	$22.14	43,600	$22.05	49,900	$21.91
Weighted-Average Remaining Life Of Exercisable Options	1.8 years		2.5 years		3.4 years
Options Available For Grant	50,000		50,000		50,000

During the nine months ended December 31, 2012, 2,200 options with a weighted average exercise price of $23.61 vested. During the year ended March 31, 2012, 1,200 stock options with an exercise price of $23.03 vested. No options vested during the years ended March 31, 2011. The aggregate intrinsic value of the stock options outstanding and exercisable at December 31, 2012, and March 31, 2012 and 2011 amounted to $0 for all periods. Total compensation expense related to stock options was $4,000, $33,000, and $34,000 for the nine months ended December 31, 2012 and the years ended March 31, 2012 and 2011, respectively.  As of December 31, 2012, there was $21,000 of total unrecognized compensation cost related to non-vested stock options.  The cost is expected to be recognized over a weighted average period of three years.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(16)         Employee Benefit Plans, Continued

There were no stock-based awards granted by the Company, during the nine months ended December 31, 2012 or during the years ended March 31, 2012 or 2011. At December 31, 2012, the Company had the following options outstanding:

Grant Date	Outstanding Options	Option Price	Expiration Date
09/01/03	2,400	$24.00	09/01/13
12/01/03	3,000	$23.65	12/01/13
01/01/04	5,000	$24.22	01/01/14
03/08/04	7,000	$21.43	03/08/14
06/07/04	2,000	$24.00	06/07/14
01/01/05	18,000	$20.55	01/01/15
01/01/06	4,000	$23.91	01/01/16
08/24/06	3,500	$23.03	08/24/16
05/24/07	2,000	$24.34	05/24/17
07/09/07	1,000	$24.61	07/09/17
10/01/07	2,000	$24.28	10/01/17
01/01/08	14,000	$23.49	01/01/18
05/19/08	2,500	$22.91	05/19/18
07/01/08	2,000	$22.91	07/01/18
All options granted prior to March 31, 2006 are 100% vested. Options granted after March 31, 2006 generally vest 20% per year every year beginning in the sixth year after the grant date.  Those options granted after March 31, 2006 may be exercised as they vest in years six through ten, or until the end of year ten after the grant date.

(17)         Stock Warrants

In conjunction with its participation in the U.S. Department of Treasury’s (“Treasury”) Capital Purchase Program (“CPP”) in 2008, the Company sold a warrant to the Treasury to purchase 137,966 shares of the Company’s common stock. The warrant has a 10-year term and was immediately exercisable upon issuance. At December 31, 2012, the warrant was anti-dilutive. There were no changes in the Company’s stock warrants during the nine months ended December 31, 2012 or during the years ended March 31, 2012 and 2011.

(18)         Bank Owned Life Insurance

The cash value of the life insurance policies are recorded as a separate line item in the accompanying balance sheets at $11.2 million, $10.8 million and $10.4 million at December 31, 2012, March 31, 2012 and 2011, respectively.  The insurance provides key person life insurance on certain officers of the Company.  The earnings-portion of the insurance policies grows tax deferred and helps offset the cost of the Company’s benefits programs.  The Company recorded earnings of $315,000, $420,000 and $415,000 for the growth in the cash value of life insurance during the nine months ended December 31, 2012 and the years ended March 31, 2012 and 2011, respectively.

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

(19)         Commitments and Contingencies, Continued

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

Financial instruments where the contract amount represents the Bank's credit risk include commitments under pre-approved but unused lines of credit of $30.1 million and $24.1 million, undisbursed loans in process of $2.0 million and $1.9 million, and letters of credit of $6.1 million and $1.7 million at December 31, 2012 and March 31, 2012, respectively.

These loan and letter of credit commitments are subject to the same credit policies and reviews as loans on the balance sheet.  Collateral, both the amount and nature, is obtained based upon management's assessment of the credit risk.  Since many of the extensions of credit are expected to expire without being drawn, the total commitment amounts do not necessarily represent future cash requirements.  In addition to these loan commitments noted above, the Bank had unused credit card loan commitments of $4.5 million at December 31, 2012 and March 31, 2012.  There were no outstanding commitments on mortgage loans not yet closed at December 31, 2012 and March 31, 2012.  These commitments, which are funded subject to certain limitations, extend over varying periods of time with the majority being funded within 45 days.  At December 31, 2012 and March 31, 2012, the Bank had outstanding commitments to sell approximately $4.8 million and $2.7 million of loans, respectively, which encompassed the Bank’s held for sale loans.  The Bank also has commitments to sell mortgage loans not yet closed, on a best efforts basis.  Best efforts means the Bank suffers no penalty if they are unable to deliver the loans to the potential buyers.  The fair value of the Bank’s commitment to originate mortgage loans at committed interest rates and to sell such loans to permanent investors is insignificant.

(20)         Related Party Transactions

Certain directors, executive officers and companies with which they are affiliated are customers of, and have banking transactions with, the Bank in the ordinary course of business. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arms-length transactions.

A summary of loan transactions with directors, including their affiliates, and executive officers follows:

	For the Nine Months Ended December 31,	For the Years Ended March 31,
	2012	2012	2011
Balance, Beginning of Year	$315,338	$356,345	$460,115
New Loans	5,364	7,798	43,620
Less Loan Payments	47,372	48,805	147,390
Balance, End of Year	$273,330	$315,338	$356,345

Loans to all employees, officers, and directors of the Company, in the aggregate constituted approximately 5.4% and 4.9% of the Company’s total shareholders' equity at December 31, 2012 and March 31, 2012, respectively.  At December 31, 2012 and March 31, 2012, deposits from executive officers and directors of the Bank and Company and their related interests in the aggregate approximated $4.1 million and $6.3 million, respectively.

The Company leased office space from a related party during the nine months ended December 31, 2012. The lease is with a company in which the related party, who is both a director and an officer of the Company, has an ownership interest.  The Company incurred expenses of $58,000, $76,000, and $74,000 for rent for the nine months ended December 31, 2012 and the years ended March 31, 2012 and 2011, respectively, related to this lease.  The Company also previously leased office space from another officer.  On this lease, the Company incurred rent expense of $6,900 during the year ended March 31, 2012 and $41,400 during the year ended March 31, 2011. This lease was terminated during the year ended March 31, 2012.  Management is of the opinion that the transactions with respect to office rent were made on terms that are comparable to those which would be made with unaffiliated persons.

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
Condensed Balance Sheet Data

	At December 31,	At March 31,
	2012	2012
Assets:
Cash	$4,098,035	$5,471,308
Investment Securities, Available For Sale	75,225	75,750
Investment in Security Federal Statutory Trust	155,000	155,000
Investment In Security Federal Bank	89,532,985	86,405,275
Accounts Receivable And Other Assets	13,766	69,787
Total Assets	$93,875,011	$92,177,120
Liabilities And Shareholders’ Equity:
Accounts Payable And Other Liabilities	$44,827	$167,534
Junior Subordinated Debentures	5,155,000	5,155,000
Senior Convertible Debentures	6,084,000	6,084,000
Shareholders’ Equity	82,591,184	80,770,586
Total Liabilities And Shareholders’ Equity	$93,875,011	$92,177,120

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(22)         Security Federal Corporation Condensed Financial Statements (Parent Company Only), Continued

Condensed Statements of Income Data

	For the Nine Months Ended December 31,	For the Years Ended March 31,
	2012	2012	2011
Income:
Equity In Earnings Of Security Federal Bank	$2,229,630	$2,095,707	$2,029,275
Interest Income	22,941	78,667	91,806
Miscellaneous Income	—	34,338	24,803
Total Income	2,252,571	2,208,712	2,145,884
Expenses:
Interest Expense	449,049	653,727	720,081
Mandatorily Redeemable Financial Instrument Valuation (Income) Expense	—	(50,000)	(196,000)
Other Expenses	16,814	24,329	37,757
Total Expenses	465,863	628,056	561,838
Income Before Income Taxes	1,786,708	1,580,656	1,584,046
Income Tax Benefit	(168,241)	(214,719)	(258,867)
Net Income	1,954,949	1,795,375	1,842,913
Preferred Stock Dividends	330,000	440,000	666,453
Accretion of Preferred Stock to Redemption Value	—	—	18,816
Net Income Available to Common Shareholders	$1,624,949	$1,355,375	$1,157,644

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(22)         Security Federal Corporation Condensed Financial Statements (Parent Company Only), Continued

Condensed Statements of Cash Flow Data

	For the Nine Months Ended December 31,	For the Years Ended March 31,
	2012	2012	2011
Operating Activities:
Net Income	$1,954,949	$1,795,375	$1,842,913
Adjustments To Reconcile Net Income To Net Cash Used In Operating Activities:
Equity In Earnings Of Security Federal Bank	(2,229,630)	(2,095,707)	(2,029,275)
Stock Compensation Expense	4,472	33,123	34,424
Mandatorily Redeemable Financial Instrument Valuation Income	—	(50,000)	(196,000)
(Increase) Decrease In Accounts Receivable And Other Assets	56,203	(32,154)	214
Decrease In Accounts Payable	(122,707)	(5,633)	(1,236)
Net Cash Used In Operating Activities	(336,713)	(354,996)	(348,960)
Investing Activities:
Decrease (Increase) In Loans Receivable	—	1,786,294	(1,786,294)
Additional Investment in Security Federal Bank	—	—	(4,000,000)
Net Cash Provided By (Used In) Investing Activities	—	1,786,294	(5,786,294)
Financing Activities:
Proceeds From Issuance Of Common Stock	—	—	4,829,060
Proceeds From Issuance Of Preferred Stock	—	—	22,000,000
Redemption Of Preferred Stock	—	—	(18,000,000)
Dividends Paid To Shareholders-Preferred Stock	(330,000)	(440,000)	(726,222)
Dividends Paid To Shareholders-Common Stock	(706,560)	(942,027)	(858,184)
Net Cash Provided By (Used In) Financing Activities	(1,036,560)	(1,382,027)	7,244,654
Net Increase (Decrease) In Cash	(1,373,273)	49,271	1,109,400
Cash At Beginning Of Period	5,471,308	5,422,037	4,312,637
Cash At End Of Period	$4,098,035	$5,471,308	$5,422,037

(23)         Carrying Amounts and Fair Value of Financial Instruments

The Company has adopted accounting guidance which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value under generally accepted accounting principles. This guidance applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.

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

Level 2
Valuation is based upon quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments, mortgage-backed securities, municipal bonds, corporate debt securities and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes certain derivative contracts.

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

Investment Securities Available for Sale

Investment securities available for sale are recorded at fair value on a recurring basis. At December 31, 2012, the Company’s investment portfolio was comprised of government and agency bonds, mortgage-backed securities issued by government agencies or government sponsored enterprises, municipal securities, and one equity investment. The portfolio did not contain any private label mortgage-backed securities. Fair value measurement is based upon prices obtained from third party pricing services who use independent pricing models which rely on a variety of factors including reported trades, broker/dealer quotes, benchmark yields, economic and industry events and other relevant market information. As such, these securities are classified as Level 2.

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

Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2012, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. The Company records impaired loans as nonrecurring Level 3.

As of December 31, 2012 and March 31, 2012, the recorded investment in impaired loans was $39.9 million and $40.8 million, respectively. The average recorded investment in impaired loans was $41.6 million for nine months ended December 31, 2012 and $34.3 million for the year ended March 31, 2012.

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

Assets measured at fair value on a recurring basis are as follows as of December 31, 2012:

Assets:	Quoted Market Price In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
FHLB Securities	$—	$6,164,670	$—
SBA Bonds	—	96,462,270	—
Tax Exempt Municipal Bonds	—	37,482,148	—
Mortgage-Backed Securities	—	214,731,903	—
Equity Securities	—	75,225	—
Total	$—	$354,916,216	$—

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(23)         Carrying Amounts and Fair Value of Financial Instruments, Continued

Assets measured at fair value on a recurring basis are as follows as of March 31, 2012:

Assets:	Quoted Market Price In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
FHLB Securities	$—	$2,698,894	$—
FNMA and FHLMC Bonds	—	2,921,851	—
SBA Bonds	—	86,278,802	—
Tax Exempt Municipal Bonds	—	24,125,725	—
Mortgage-Backed Securities	—	237,853,835	—
Equity Securities	—	75,750	—
Total	$—	$353,954,857	$—

There were no liabilities measured at fair value on a recurring basis as of December 31, 2012 or March 31, 2012.

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. The table below presents assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2012 and March 31, 2012, aggregated by the level in the fair value hierarchy within which those measurements fall.

Assets:	Level 1	Level 2	Level 3	At December 31, 2012
Mortgage Loans Held For Sale	$—	$4,770,760	$—	$4,770,760
Collateral Dependent Impaired Loans (1)	—	—	39,506,538	39,506,538
Foreclosed Assets	—	—	6,754,425	6,754,425
Total	$—	$4,770,760	$46,260,963	$51,031,723

(1) IMPAIRED LOANS ARE REPORTED NET OF SPECIFIC RESERVES OF $440,000

	Level 1	Level 2	Level 3	Balance At March 31, 2012
Mortgage Loans Held For Sale	$—	$2,671,771	$—	$2,671,771
Collateral Dependent Impaired Loans (1)	—	—	39,160,338	39,160,338
Foreclosed Assets	—	—	14,160,099	14,160,099
Total	$—	$2,671,771	$53,320,437	$55,992,208

(1) IMPAIRED LOANS ARE REPORTED NET OF SPECIFIC RESERVES OF $1,636,848

For Level 3 assets and liabilities measured at fair value on a recurring or non-recurring basis as of December 31, 2012, the significant unobservable inputs used in the fair value measurements were as follows:

	Fair Value		Significant
	December 31,	Valuation	Unobservable
	2012	Technique	Inputs	Range
Collateral Dependent Impaired Loans	$39,506,538	Appraised Value	Discount Rates/ Discounts to Appraised Values	0% - 50%
Foreclosed Assets	6,754,425	Appraised Value/Comparable Sales	Discount Rates/ Discounts to Appraised Values	0% - 89%

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

FHLB Advances—Fair value is estimated based on discounted cash flows using current market rates for borrowings with similar terms.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(23)         Carrying Amounts and Fair Value of Financial Instruments, Continued

The following tables are a summary of the carrying value and estimated fair value of the Company’s financial instruments as of December 31, 2012 and March 31, 2012 presented in accordance with the applicable accounting guidance.

	December 31, 2012
	Carrying	Fair Value
(In Thousands)	Amount	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash And Cash Equivalents	$7,904	$7,904	$7,904	$—	$—
Certificates of Deposits With Other Banks	1,729	1,729	—	1,729	—
Investment And Mortgage-Backed Securities	430,988	434,588	—	434,588	—
Loans Receivable, Net	397,706	397,360	—	—	397,360
FHLB Stock	6,179	6,179	6,179	—	—

Financial Liabilities:
Deposits:
Checking, Savings, And Money Market Accounts	$383,534	$383,534	$383,534	$—	$—
Certificate Accounts	292,804	295,734	—	295,734	—
Advances From FHLB	105,257	113,471	—	113,471	—
Other Borrowed Money	9,317	9,317	9,317	—	—
Senior Convertible Debentures	5,155	5,155	—	5,155	—
Junior Subordinated Debentures	6,084	6,084	—	6,084	—

	March 31, 2012
	Carrying Amount	Estimated Fair Value
	(In Thousands)
Financial Assets:
Cash And Cash Equivalents	$9,331	$9,331
Certificates of Deposits With Other Banks	1,727	1,727
Investment And Mortgage-Backed Securities	421,631	423,921
Loans Receivable, Net	428,511	427,212
FHLB Stock	8,471	8,471
Financial Liabilities:
Deposits:
Checking, Savings, And Money Market Accounts	$371,295	$371,295
Certificate Accounts	324,906	327,117
Advances From FHLB	122,070	131,679
Other Borrowed Money	9,801	9,801
Senior Convertible Debentures	6,084	6,084
Junior Subordinated Debentures	5,155	5,155

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(23)         Carrying Amounts and Fair Value of Financial Instruments, Continued

At December 31, 2012, the Bank had $36.1 million of off-balance sheet financial commitments.  These commitments are to originate loans and unused consumer lines of credit and credit card lines.  Because these obligations are based on current market rates, if funded, the original principal is considered to be a reasonable estimate of fair value.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(24)         Quarterly Financial Data (Unaudited)

Unaudited condensed financial data by quarter for the nine months ended December 31, 2012 and the year ended March 31, 2012 is as follows (dollars, except per share data, in thousands):

	Quarter ended
Nine Months Ended December 31, 2012	June 30, 2012	Sept. 30, 2012	Dec. 31, 2012
Interest Income	$8,476	$8,271	$8,044
Interest Expense	2,619	2,463	2,378
Net Interest Income	5,857	5,808	5,666
Provision For Loan Losses	725	300	950
Net Interest Income After Provision For Loan Losses	5,132	5,508	4,716
Non-interest Income	1,184	1,478	1,703
Non-interest Expense	5,298	6,071	5,693
Income Before Income Tax	1,018	915	726
Provision For Income taxes	287	245	172
Net Income	731	670	554
Preferred Stock Dividends	110	110	110
Net Income Available To Common Shareholders	$621	$560	$444
Basic Net Income Per Common Share	$0.21	$0.19	$0.15
Diluted Net Income Per Common Share	$0.21	$0.19	$0.15
Basic Weighted Average Shares Outstanding	2,944,001	2,944,001	2,944,001
Diluted Weighted Average Shares Outstanding	2,944,001	2,944,001	2,944,001

	Quarter ended
Year Ended March 31, 2012	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011	Mar. 31, 2012
Interest Income	$10,230	$9,880	$9,467	$8,952
Interest Expense	3,349	3,260	2,974	2,814
Net Interest Income	6,881	6,620	6,493	6,138
Provision For Loan Losses	2,300	2,300	2,100	1,950
Net Interest Income After Provision For Loan Losses	4,581	4,320	4,393	4,188
Non-interest Income	1,271	1,492	2,563	1,614
Non-interest Expense	5,160	5,197	5,235	5,125
Income Before Income Tax	692	615	1,721	677
Provision For Income taxes	231	197	1,235	247
Net Income	461	418	486	430
Preferred Stock Dividends	110	110	110	110
Net Income Available To Common Shareholders	351	308	376	320
Basic Net Income Per Common Share	$0.12	$0.10	$0.13	$0.11
Diluted Net Income Per Common Share	$0.12	$0.10	$0.13	$0.11
Basic Weighted Average Shares Outstanding	2,944,001	2,944,001	2,944,001	2,944,001
Diluted Weighted Average Shares Outstanding	2,559,475	2,550,097	2,931,633	3,017,521

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

SHAREHOLDERS INFORMATION

ANNUAL MEETING
The annual meeting of shareholders will be held at 11:00 a.m., Thursday, April 18, 2013 at Newberry Hall, 117 Newberry Street Southwest, Aiken, South Carolina.

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

	High	Low
Year Ended March 31, 2012
6/30/2011	$10.80	$10.70
9/30/2011	$10.70	$8.76
12/31/2011	$9.57	$7.16
3/31/2012	$9.90	$8.92
Nine Months Ended December 31, 2012
6/30/2012	$9.75	$8.50
9/30/2012	$9.00	$8.50
12/31/2012	$8.80	$7.00

As of December 31, 2012, the Company had approximately 284 shareholders of record, not including shares held in street name, and 2,944,001 outstanding shares of common stock.

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

Tony Ateca
Executive Vice President

A Familiar Face

Tony Ateca is Executive Vice President/Chief Administrative Officer for Security Federal Bank. With 25-years experience in facilities engineering and operations, Mr. Ateca joined Security Federal Bank in 2008 charged with the responsibility of contracts, vendor services, purchasing, risk management, bank insurance, and property management for more than 14 sites. As a senior member of the Bank's management team, he has since taken on additional responsibility for the mortgage lending department. Prior to joining Security Federal, Mr. Ateca was employed by USC Aiken where among other responsibilities he managed and directed design and construction of four campus buildings including the $21 million Convocation Center. He is an Elder at Grace Church of Aiken, President and CEO of Aiken Performing Arts Group, and Chair of the Family Outreach Committee for the Aiken County Habitat for Humanity. Tony and his wife Audrey reside in Aiken and have five children.

Shareholders Information

Annual and Other Reports

As previously announced, the Company elected to change its fiscal year end from March 31st to December 31st, effective for the reporting period ended December 31, 2012. As a result, the Company is filing a transition period annual report on Form 10-KT with the Securities and Exchange Commission for the nine month period ended December 31, 2012. Copies of the Form 10-KT, Security Federal Corporation's annual report, and the Company's quarterly reports may be obtained from and inquiries may be addressed to Mrs. Beverly Nettles of Security Federal Corporation.

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

www.securityfederalbank.com - 83

Security Federal Corporation

BOARD OF DIRECTORS

Timothy W. Simmons
Chairman
Security Federal Corporation
Aiken, SC

J. Chris Verenes
President/CEO
Security Federal Corporation
Aiken, SC

Francis M. Thomas
President
Security Federal Bank
Aiken, SC

Dr. Robert E. Alexander
Chancellor Emeritus
Univ. of SC at Aiken
Aiken, SC

G. L. Toole, III
Attorney-At-Law, Retired
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

Richard T. Harmon
EVP/Chief Lending Officer
Security Federal Bank
Aiken, SC

Directors Emeritus

Walter E. Brooker, Sr.
President, Brooker's Inc.
Denmark, SC

BANK ADVISORY BOARDS

EVANS

Kuan S. Kuo
President
Kuo Enterprises
Augusta, GA

JoAnn J. Herbert
Vice President
Herbert Homes, Inc.
Evans, GA

Dr. Wesley Broome
CEO
Broome Family Eye Care
Evans, GA

Rev. Robert L. Ramsey
Pastor
Gospel Water Branch Baptist Church
Evans, GA

- 84

www.securityfederalbank.com

BANK ADVISORY BOARDS

Security Federal Corporation

NORTH AUGUSTA

Rev. G.L. Brightharp
Owner
G.L. Brightharp & Sons Mortuary
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
Columbia, SC

G. Scott Middleton
CEO/Owner
Agape Assisted Living/ Nursing & Related Companies
West Columbia, SC

Sen. Nikki G. Setzler
Sr. Partner
Setzler & Scott, PA Law Firm
West Columbia, SC

Donald T. Martin
CFO/CPA
Nexsen, Pruet, LLC
Columbia, SC

Randall Halfacre
CEO
Greater Lexington Chamber & Visitor Center
Lexington, SC

www.securityfederalbank.com

- 85

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

Jessica T. Cummins—Treasurer

W. Barry Adams—EVP/Area Executive - Aiken Area

Richard T. Harmon—EVP - Chief Lending Officer

Anthony J. Ateca—EVP - Chief Administrative Officer

Audrey T. Varn—President – Security Federal Trust and Investments Div.

Lynn B. Shepard—SVP – Senior Operations Officer

William O. Boyte, III—SVP/Area Executive – SC Midlands Area

Paul T. Rideout—SVP – Credit Administration

Thomas R. Crawford, Jr.—SVP/Area Executive – Augusta Area

Donald J. Krafnick—SVP – Human Resources

Gabriele C. Dukes—SVP– Financial Counseling

John L. Girardeau—SVP– Mortgage Operations

Janice S. Hauerwas—SVP – Director of Mortgage Origination

Terry L. Gilman—SVP – Insurance Operations

Andrea P. Haltiwanger—SVP – Marketing/Retail Insurance

G. David Jennings—VP– Premium Financing

Josephine J. Quiller—VP – Mortgage Processing

James E. Bristow—VP – Financial Service Officer

Dorothy E. Brandon—VP– Financial Service Officer

John D. W. Goodin—VP– Financial Service Officer

Shane M. Bagby—VP– Financial Service Officer

Patricia B. Moseley—VP – Loan Servicing Manager

Ronald R. Davis—VP –Senior Auditor

Laura B. Conway—VP – Compliance Auditor

Thomas H. Wessel—VP – Information Technology Manager

Marilyn C. Hensley—VP– Special Assets Manager

Sharon M. Swift—VP– Branch Operations Coordinator

Linda G. Wright—VP– Item Processing Manager

Kathi J. Snipes—VP– Financial Counseling

Todd C. Stanford—VP– Financial Service Officer

Jessica M. Glover—VP– BSA/Compliance Officer

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
Trelles P. Mealer—Manager

Langley, SC
2812 Augusta Road, Langley, SC
Sherry M. Munns—Manager

Clearwater, SC
4568 Jefferson Davis Highway, Clearwater SC
Carlene K. Clark—Manager

Wagener, SC
118 Main Street, Wagener SC
D. Scott Tindal—Assistant Vice President/Manager

West Columbia, SC
1185 Sunset Boulevard, W. Columbia SC
Vicky J. Wood—Assistant Vice President/Manager

Lexington, SC
5446 Sunset Boulevard, Lexington SC
Jeannette L. Rivera—Manager

Assembly Street, Columbia, SC
1900 Assembly Street, Columbia SC
Jacob L. Johnson—Manager

Evans, GA
7004 Evans Town Center Boulevard, Evans GA
David D. Young—Assistant Vice President/Manager

- 86

MORTGAGE LENDING AT ITS FINEST

Security Federal Corporation

Not dispirited by an economic recession, Security Federal Bank has taken advantage of slower than normal real estate activity to reinvest in its mortgage department in preparation for revitalized markets. Most notable among recent changes are the addition of respected new lenders Virginia Girardeau Smith and Vickie Meyer; the expansion of the origination team to include branch managers and commercial loan officers; and the promotion of veteran loan officer Janice Hauerwas (SVP, Mortgage Originations) to mentor and lead the front line. Behind this line, a host of processing changes have also occurred including a department reorganization; deployment of a robust, new software platform; more focused staff training; and enhanced compliance initiatives. Leveraging these improvements, the Bank's Secondary Market division has strengthened and diversified investor relationships, and was recently certified for direct-sell of mortgages to Freddie Mac. Division employees John Girardeau (SVP, Mortgage Operations) and Adam Shults have also played a major role in reducing loan expense, strengthening product pricing, and growing profitability despite slightly declining loan volumes in the sluggish market.

With an eye on competitive rates and stable growth, the mortgage department continues to proudly meet the needs of homebuyers, real estate professionals and residential builders throughout the communities we serve. For decades, the Bank has bore an outstanding reputation as a trustworthy and reliable residential lender. That reputation was sustained through the sub-prime mortgage crisis and, along with recent investments in our people and services, is leading us into the future with renewed optimism.

MORTGAGE DEPARTMENT

Security
Federal
Bank

(From L-R) Janice Hauerwas, Tony Ateca, Mike Markwalter, Josie Quiller, Virgina Girardeau Smith, John Girardeau and Vickie Meyer

www.securityfederalbank.com

- 87

Security Federal Corporation

238 Richland Avenue, NW Aiken, South Carolina 29801

www.securityfederalbank.com