Form 10-K, Exhibit 13
period 2013-12-31
SECURITY FEDERAL CORP
filed 2014-03-25
CIK 818677

Exhibit 13

Annual Report to Stockholders

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

ANNUAL REPORT 2013

Security Federal Corporation

December 31, 2013

LETTER TO OUR SHAREHOLDERS

Fellow Shareholders:

Security Federal Corporation is pleased to announce earnings for the year ended December 31, 2013. Net income available to common shareholders increased $1.4 million or 72.3% to $3.4 million or $1.14 per common share (basic) for the year ended December 31, 2013 compared to $1.9 million or $0.66 per common share (basic) for the twelve months ended December 31, 2012. The increase was primarily the result of a decrease in the provision for loan losses combined with an increase in non- interest income.

The Company reported net income available to common shareholders of $1.1 million or $0.38 per common share (basic) for the three months ended December 31, 2013, an increase of $665,000 or 149.8% compared to net income of $444,000 or $0.15 per common share (basic) for the three months ended December 31, 2012. The increase was primarily the result of a decrease in the provision for loan losses of $950,000, and non-interest expense of $229,000 offset slightly by a $233,000 decrease in non-interest income.

Non-interest income increased $917,000 or 15.3% to $6.9 million for the year ended December 31, 2013 from $6.0 million for the comparable twelve month period in 2012. The increase is a result of income related to a grant the Bank received in recognition of its commitment to community development. During the year ended December 31, 2013, the Company recognized $929,000 in grant income in connection with this award compared to no income for the same period in 2012. Non-interest income for the quarter ended December 31, 2013 decreased $233,000 or 13.7% to $1.5 million compared to $1.7 million for the same quarter in 2012 as a result of a $364,000 decrease in the gain on sale of investments offset partially by an increase in grant income of $196,000.

Non-interest expense decreased $154,000 or 0.7% to $22.0 million for the year ended December 31, 2013, compared to $22.2 million for the same period in 2012. For the quarter ended December 31, 2013, non-interest expense decreased $229,000 or 4.0% to $5.5 million compared to $5.7 million for the same quarter in 2012. The decreases in both periods are primarily the result of a decrease in the net cost of operation of other real estate owned. For the year ended December 31, 2013, net cost of operation of other real estate owned decreased $1.6 million or 49.9% to $1.6 million compared to $3.2 million for the comparable period in 2012. Net cost of operation of other real estate owned decreased $444,000 or 56.8% to $338,000 for the quarter ended December 31, 2013 compared to $782,000 for the same quarter in 2012. The net cost of operation of other real estate owned includes all expenses associated with other real estate owned including write-down in value and gain or loss on sales incurred during the period. Other real estate owned was $3.9 million at December 31, 2013 compared to $6.8 million at December 31, 2012.

Total assets at December 31, 2013 were $849.2 million a decrease of $41.1 million or 4.6% compared to $890.4 million at December 31, 2012. Net loans receivable decreased $38.8 million or 9.8% to $358.9 million at December 31, 2013 from $397.7 million at December 31, 2012. Total deposits decreased $17.6 million or 2.6% to $658.7 million at December 31, 2013 compared to $676.3 million at December 31, 2012. Federal Home Loan Bank advances, other borrowings, convertible senior debentures and subordinated debentures decreased $18.8 million or 15.0% to $107.0 million at December 31, 2013 from $125.8 million at December 31, 2012.

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
President & Chief Executive Officer

- 2

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

GROWING OUR BUSINESS

Security Federal Corporation

During the last five years, we have outlined the steps we were taking to persevere through the recession and protect the Bank. Our strategy was simple -- "protect the ball." We made a concerted effort to increase the Bank's capital level. The plan we initiated during the recession allowed us to double our capital position in a short period of time. The strong capital level acted as a cushion or insurance during the recession. Additionally, the slowdown in loan demand enabled the Bank to reduce overhead expenses by almost $4 million annually. These actions strengthened and prepared Security Federal for the unprecedented headwinds we were facing and the inevitable regulatory scrutiny certain to follow. The conservative nature of Security Federal served us well as we remained profitable throughout the recession and the sluggish recovery while a significant number of banks in South Carolina and Georgia reported annual losses.

As the economy begins to improve the focus now turns to "advancing the ball." To that end, our earnings increased significantly in the last year. The $1.4 million increase in our bottom line represented a greater than 70% growth in our earnings from the previous year. The increase was primarily driven by the improvement of our asset quality (loans). It is now time to re-focus our efforts on steadily growing our business at a pace that meets or exceeds pre-recession levels.

There are several ways we grow our business. While we have made small acquisitions in the past, our preference is to grow by increasing business at our existing locations, adding new product lines such as insurance, and cautiously growing our branch network. In terms of our existing business, loan demand continues to be weak as consumers are still moving cautiously with purchases and investments, but we expect loan volume to increase as the economy continues to improve. The insurance products we offer have been saving our customers money and as a result, Security Federal continues to have very good growth in this relatively new market for the Bank. We remain optimistic about the future for Security Federal Insurance and the impact it will have on diversifying our revenue stream.

Prior to the recession, we were slowly growing our branch network by opening a branch approximately every two years. We will resume our efforts to selectively expand our branch network in 2014. We plan to begin construction of our Ballentine location in June. We purchased land in this fast-growing part of Richland County several years ago, but placed construction on hold due to the poor economy. Based on the demographics of the Ballentine area, we are optimistic that all aspects of our Bank will do well—loans, deposits, insurance, investments and trust. We opened a branch in Evans, Georgia several years ago and have done well in that fast-growing market. We have excellent leadership in Evans and plan to expand in that market by adding another branch within the next 24-30 months.

Security Federal has grown steadily over the last 92 years. There is always the temptation to grow at a faster clip. We have resisted that temptation. The slow and steady philosophy has served us well in times when we needed to "protect the ball," and should serve us well now as we take actions to "advance the ball."

Security Federal Corporation

CONTENTS:

2 Letter to Shareholders

3 Growing our Business

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

34 Consolidated Statements of Shareholders' Equity

36 Consolidated Statements of Cash Flows

38 Notes to Consolidated Financial Statements

82-83 Shareholders Information A Familiar Face

84 Board of Directors

84-85 Bank Advisory Board

86 Management Team Branch Locations

87 Mortgage Lending at its Finest

Security Federal Corporation

FINANCIAL HIGHLIGHTS

	Year Ended December 31, 2013	Nine Months Ended December 31, 2012
Net Income Available to Common Shareholders	$3,351,000	$1,625,000
Earnings Per Common Share - Basic	$1.14	$0.55
Book Value Per Common Share	$19.02	$20.45
Total Interest Income	$30,447,000	$24,791,000
Total Interest Expense	$7,533,000	$7,460,000
Net Interest Income Before Provision For Loan Losses	$22,914,000	$17,331,000
Provision For Loan Losses	$2,645,000	$1,975,000
Net Interest Income After Provision For Loan Losses	$20,269,000	$15,356,000
Net Interest Margin	2.91%	2.80%
Total Loans Originated and Renewed	$224,588,000	$146,037,000
Adjustable Rate Loans As A Percentage of Total Gross Loans	37.0%	39.5%

- 4

www.securityfederalbank.com

FINANCIAL HIGHLIGHTS

Security Federal Corporation

Net Income Available to Common Shareholders (In Thousands)
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
0
$2,181
$632
$1,158
$1,355
$1,945
$3,351
3/09
3/10
3/11
3/12
12/12
12/13

Total Assets (In Millions)
$1,000
$900
$800
$700
$600
$500
$400
0
$985
$956
$934
$925
$890
$849
3/09
3/10
3/11
3/12
12/12
12/13

Return on Common Equity
14%
12%
10%
8%
6%
4%
2%
0%
4.72%
1.27%
2.17%
2.35%
3.62%
5.79%
3/09
3/10
3/11
3/12
12/12
12/13

Allowances for Loan Losses(1)
3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
1.65%
2.13%
2.54%
3.32%
2.80%
2.78%
3/09
3/10
3/11
3/12
12/12
12/13
(1) ALLOWANCE FOR LOSSES AS A PERCENTAGE OF TOTAL LOANS.

For graphs related to earnings, periods denoted 12/13 & 12/12 are for the twelve months ended December 31. Other periods listed are for twelve months ended March 31.

www.securityfederalbank.com

- 5

Security Federal Corporation

FINANCIAL HIGHLIGHTS

Book Value Per Common Share
$22
$20
$18
$16
$14
$12
$10
$8
$6
0
$19.95
$20.22
$18.21
$19.83
$20.45
$19.02
3/09
3/10
3/11
3/12
12/12
12/13

Earnings Per Common Share Basic
$1.75
$1.50
$1.25
$1.00
$.50
$.25
$0
$0.87
$0.26
$0.43
$0.46
$0.66
$1.14
3/09
3/10
3/11
3/12
12/12
12/13

PRICE PER SHARE
Security Federal Corporation Stock Prices
$25
$20
$15
$10
$5
0
3.37
3.65
4.54
5.17
7.33
15.00
18.00
20.00
21.67
20.26
21.00
23.00
24.25
24.75
23.00
15.50
9.86
10.92
9.00
8.10
11.68
YEARS
3/94
3/95
3/96
3/97
3/98
3/99
3/00
3/01
3/02
3/03
3/04
3/05
3/06
3/07
3/08
3/09
3/10
3/11
3/12
12/12
12/13

For graphs related to earnings, periods denoted 12/13 & 12/12 are for the twelve months ended December 31. Other periods listed are for twelve months ended March 31.

- 6

www.securityfederalbank.com

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial and Other Data

	At Or For The Year Ended December 31,	At Or For The Nine Months Ended December 31,	At Or For The Year Ended March 31,
	2013	2012	2012	2011	2010
Balance Sheet Data	(Dollars In Thousands, Except Per Share Data)
Total Assets	$849,248	$890,355	$924,637	$933,544	$956,002
Cash And Cash Equivalents	7,630	7,904	9,331	7,836	8,805
Certificates Of Deposit With Other Banks	2,100	1,729	1,727	100	—
Investment And Mortgage-Backed Securities	431,003	430,988	421,631	372,418	311,046
Total Loans Receivable, Net (1)	358,917	397,706	428,511	484,471	568,399
Deposits	658,697	676,339	696,201	690,357	694,252
Advances From Federal Home Loan Bank	87,740	105,257	122,070	138,136	164,004
Total Shareholders' Equity	77,990	82,592	80,772	76,012	67,861
Income Data
Total Interest Income	$30,447	$24,791	$38,529	$43,742	$47,507
Total Interest Expense	7,533	7,460	12,397	16,095	20,136
Net Interest Income	22,914	17,331	26,132	27,647	27,371
Provision For Loan Losses	2,645	1,975	8,650	7,800	8,155
Net Interest Income After Provision For Loan Losses	20,269	15,356	17,482	19,847	19,216
Non-Interest Income	6,896	4,365	6,942	6,795	6,113
General And Administrative Expense	22,033	17,062	20,717	23,841	22,663
Income Taxes	1,341	704	1,912	958	1,060
Net Income	3,791	1,955	1,795	1,843	1,605
Preferred Stock Dividends	440	330	440	666	900
Accretion Of Preferred Stock To Redemption Value	—	—	—	19	73
Net Income Available To Common Shareholders	$3,351	$1,625	$1,355	$1,158	$632
Per Common Share Data
Net Income Per Common Share (Basic)	$1.14	$0.55	$0.46	$0.43	$0.26
Cash Dividends	$0.32	$0.24	$0.32	$0.32	$0.32
Other Data
Interest Rate Spread Information:
Average During Period (4)	2.81%	2.70%	2.98%	3.06%	2.83%
End Of Period	3.19%	3.16%	3.30%	3.34%	3.21%
Net Interest Margin (Net Interest Income/Average Earning Assets) (4)	2.91%	2.80%	3.09%	3.17%	2.98%
Average Interest-Earning Assets To Average Interest-Bearing Liabilities	110.71%	108.08%	107.08%	106.35%	106.64%
Common Equity To Total Assets	6.59%	6.81%	6.36%	5.79%	5.25%
Non-Performing Assets To Total Assets (2)	1.64%	2.83%	3.98%	2.89%	4.39%
Return On Assets (Ratio Of Net Income To Average Total Assets) (4)	0.38%	0.24%	0.15%	0.12%	0.06%
Return On Common Equity (Ratio Of Net Income To Average Common Equity) (4)	5.79%	3.62%	2.35%	2.17%	1.27%
Common Equity To Assets Ratio (Ratio Of Average Common Equity To Average Total Assets)	6.64%	6.69%	6.22%	5.62%	5.09%
Dividend Pay-Out Ratio On Common Shares(3)	28.11%	43.48%	69.50%	74.13%	124.56%
Number Of Full-Service Offices	13	13	13	13	13

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
(3)       RATIO OF DIVIDENDS PAID ON COMMON SHARES TO NET INCOME AVAILABLE TO COMMON SHAREHOLDERS
(4) ANNUALIZED FOR THE NINE MONTH TRANSITION PERIOD ENDED DECEMBER 31, 2012.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

General

The following discussion is presented to provide the reader with an understanding of the financial condition and the results of operations of Security Federal Corporation and its subsidiaries.  The investment and other activities of the parent company, Security Federal Corporation (the “Company”), have had no significant impact on the results of operations for the periods presented in the Consolidated Financial Statements included herein.  The information presented in the following discussion of financial results is indicative of the activities of Security Federal Bank (“Bank”), a wholly owned subsidiary of the Company.  The Bank was founded in 1922 as a mutual building and loan association. In 1987, the Bank converted to a federally chartered stock savings bank. On December 28, 2011, the Bank completed a charter conversion from a federally chartered stock savings bank to a South Carolina chartered commercial bank. In connection with this transaction, the Company reorganized from a savings and loan holding company into a bank holding company.

As a result of the Company's reorganization, in order to better align the financial reporting periods for the Company and the Bank with regulatory reporting periods, the Company elected to change its fiscal year end from March 31 to December 31. This change was effective for the reporting period ended December 31, 2012, and as a result, the Company filed a transition period annual report on Form 10-KT with the Securities and Exchange Commission for the nine month period ended December 31, 2012. The Company's current fiscal year end was December 31, 2013, and the Company will file its annual report on Form 10-K for the year ended December 31, 2013.

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

•	our ability to attract and retain deposits;

•	increases in premiums for deposit insurance;

•	our ability to control operating costs and expenses;

•	our ability to implement our business strategies;

•	the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation;

•	difficulties in reducing risk associated with the loans on our balance sheet;

•	staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges;

•	computer systems on which we depend could fail or experience a security breach;

•	our ability to retain key members of our senior management team;

•	costs and effects of litigation, including settlements and judgments;

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

Some of these and other factors are discussed in our Annual Report on Form 10-K for the year ended December 31, 2013 under Item 1A, “Risk Factors.” Such developments could have an adverse impact on our financial position and our results of operations.

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

While management uses the best information available to make evaluations, future adjustments may be necessary if economic conditions differ substantially from the assumptions used in making these evaluations.  The allowance for loan losses is subject to periodic evaluations by bank regulatory agencies that may require adjustments to the allowance based upon the information that is available at the time of their examination. For a further discussion of the Company’s estimation process and methodology related to the allowance for loan losses, see the discussion under the section entitled “Financial Condition” and “Comparison of

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

the Year Ended December 31, 2013 and 2012-Provision for Loan Losses” and “Comparison of the Nine Months Ended December 31, 2012 and 2011 - Provision for Loan Losses” included herein.

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

At December 31, 2013, the Bank's one-year gap position was a negative mismatch. Liabilities repricing exceeded assets repricing by $17.1 million or 2.0% of total assets compared to a positive mismatch, or assets repricing exceeding liabilities repricing by $108.1 million or 12.1% at December 31, 2012.  For more information on the Bank’s repricing position at December 31, 2013, see the tables on pages 12 and 13.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

During the year ended December 31, 2013, Bank originated, for investment purposes, $13.0 million in adjustable rate residential real estate loans (“ARM’s”), which are held for investment and are not sold. The Bank’s loan portfolio included $138.0 million of adjustable rate consumer loans, commercial loans, and mortgage loans or 37.0% of total loans at December 31, 2013.  During the year ended December 31, 2013, the Bank originated $183.5 million in new and renewed consumer and commercial loans, which are usually short term in nature.  The Bank's portfolio of consumer and commercial loans was $288.4 million at December 31, 2013, $315.6 million at December 31, 2012, and $344.6 million at March 31, 2012.  Consumer and commercial loans combined were 77.4% of total loans at December 31, 2013, 76.8% of total loans at December 31, 2012, and 77.5% of total loans at March 31, 2012.

At December 31, 2013, the Bank held approximately $8.7 million in longer term fixed rate residential mortgage loans.  The majority of these loans, had converted from ARM loans to fixed rate loans during the previous 60 months.  These fixed rate loans have remaining maturities ranging from 10 to 30 years.  As of December 31, 2013, the Bank no longer had any ARM loans that permit conversion to fixed rate loans. Currently, the Bank sells virtually all of its 15 and 30 year fixed rate mortgage loans at origination. Occasionally the Bank may be required to repurchase a long term fixed rate residential mortgage loan it originally sold to an institutional investor. Fixed rate residential loans sold to Freddie Mac and other institutional investors, on a service-released basis totaled $33.1 million during the year ended December 31, 2013; $22.5 million during the nine months ended December 31, 2012; and $37.9 million during the year ended March 31, 2012.  The Bank sells all its fixed rate mortgage loans on a service-released basis.

Certificates of deposit of $100,000 or more, referred to as “Jumbo Certificates,” are normally considered to be interest rate sensitive because of their relatively short maturities.  At December 31, 2013, the Bank had $129.9 million outstanding in Jumbo Certificates compared to $139.9 million at December 31, 2012.  Brokered deposits totaled $25.6 million at December 31, 2013 compared to $22.6 million at December 31, 2012. The majority of the Bank’s deposits are originated within the Bank’s immediate market area.

The following table sets forth the maturity schedule of certificates of deposit with balances of $100,000 or greater at December 31, 2013:

At December 31, 2013
(In Thousands)
Within 3 Months	$24,127
After 3 Months, Within 6 Months	21,462
After 6 Months, Within 12 Months	27,952
After 12 Months	56,356
$129,897

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

	At December 31,
	2013	2012
	(Dollars In Thousands)
Loans (1)	$202,062	$317,154
Mortgage-Backed Securities:
Held To Maturity	—	3,901
Available For Sale	91,856	90,946
Investment Securities:
Held To Maturity	—	5,865
Available For Sale	73,946	75,332
Other Interest-Earning Assets And FHLB Stock	5,338	6,405
Total Interest Rate Sensitive Assets Repricing Within 1 Year	$373,202	$499,603
Deposits	$342,303	$354,970
FHLB Advances And Other Borrowed Money	47,998	36,572
Total Interest Rate Sensitive Liabilities Repricing Within 1 Year	$390,301	$391,542
Gap	$(17,099)	$108,061
Interest Rate Sensitive Assets/Interest Rate Sensitive Liabilities	95.6%	127.6%
Gap As A Percent Of Total Assets	(2.0)%	12.1%

(1)	LOANS ARE NET OF UNDISBURSED FUNDS AND LOANS IN PROCESS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The following table sets forth the interest rate sensitivity of the Bank's assets and liabilities at December 31, 2013, on the basis of the factors and assumptions set forth in the table on the previous page.

	Three Months Or Less	Over 3 –12 Months	Over 1 – 3 Years	Over 3 – 5 Years	Over 5 – 10 Years	Over 10 Years	Total
	(Dollars In Thousands)
Interest-Earnings Assets							—
Loans (1)	$107,136	$94,926	$120,759	$37,428	$5,807	$3,098	$369,154
Mortgage-Backed Securities:
Held To Maturity, At Cost	—	—	—	—	—	—	—
Available For Sale, At Fair Value	70,449	21,407	53,812	48,722	47,798	6,409	248,597
Investment Securities:
Held To Maturity, At Cost	—	—	—	—	—	—	—
Available For Sale, At Fair Value	63,139	10,807	20,929	20,905	64,393	2,234	182,407
FHLB Stock, At Cost	—	5,017	—	—	—	—	5,017
Other Interest-Earning Assets	321	—	2,100	—	—	—	2,421
Total Interest-Earning Assets	$241,045	$132,157	$197,600	$107,055	$117,998	$11,741	$807,596

Interest-Bearing Liabilities
Deposits:
Certificate Accounts	$48,384	$115,296	$67,573	$25,630	$—	$—	$256,883
NOW Accounts	4,329	12,986	69,257	—	—	—	86,572
Money Market Accounts	38,501	117,910	84,221	—	—	—	240,632
Statement Savings Accounts	1,224	3,673	19,589	—	—	—	24,486
Borrowings (2)	30,258	17,740	35,000	17,900	—	6,084	106,982
Total Interest-Bearing Liabilities	$122,696	$267,605	$275,640	$43,530	$—	$6,084	$715,555

Current Period Gap	$118,349	$(135,448)	$(78,040)	$63,525	$117,998	$5,657	$92,041
Cumulative Gap	$118,349	$(17,099)	$(95,139)	$(31,614)	$86,384	$92,041	$92,041
Cumulative Gap As A Percent Of Total Assets	13.3%	(2.0)%	(10.7)%	(3.6)%	9.7%	10.3%	10.3%

(1)	LOANS ARE NET OF UNDISBURSED FUNDS AND LOANS IN PROCESS.

(2)	CALLABLE SECURITIES AND FHLB ADVANCES ARE SHOWN AT THEIR LIKELY CALL DATES BASED ON MANAGEMENT’S ESTIMATES AT DECEMBER 31, 2013.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition

Total assets at December 31, 2013 were $849.2 million, a decrease of $41.1 million or 4.6% from $890.4 million at December 31, 2012.  This decrease was primarily the result of a decrease in net loans receivable and to a lesser extent, repossessed assets acquired in the settlement of loans.

Total net loans receivable were $358.9 million at December 31, 2013, a decrease of $38.8 million or 9.8% from $397.7 million at December 31, 2012.  Residential real estate loans held for investment decreased $7.7 million or 8.5% to $83.0 million at December 31, 2013.   Typically, long term, newly originated fixed rate mortgage loans are not retained in the portfolio but are sold immediately.  ARMs are typically retained in the portfolio.  At December 31, 2013, the Bank held 86.9% of its residential mortgage loans in ARMs, while it had 13.1% in fixed rate mortgages.  Consumer loans decreased $4.4 million or 7.8% to $52.2 million while commercial business loans decreased $289,000 or 3.6% to $7.8 million and commercial real estate loans decreased $22.5 million or 9.0% to $228.4 million at fiscal year end December 31, 2013 from $250.9 million at December 31, 2012. The decrease in loans held for investment was the result of tightened underwriting standards and a general decrease in loan demand.  Loans held for sale, which were $1.2 million at December 31, 2013, decreased $3.5 million or 74.1% from $4.8 million at December 31, 2012.

Total investments and mortgage-backed securities remained virtually unchanged at $431.0 million at both December 31, 2013 and December 31, 2012.  All of these securities were classified as available for sale at December 31, 2013, as all investment and mortgage-backed securities were transferred from held to maturity to available for sale during 2013. Cash and cash equivalents decreased $274,000 or 3.5% to $7.6 million at December 31, 2013 compared to $7.9 million at December 31, 2012.   Premises and equipment decreased $675,000 or 3.8% to $17.2 million at December 31, 2013 compared to $17.9 million at December 31, 2012 as a result of normal annual depreciation of premises and equipment. The Bank did not undertake any significant construction or renovation projects during the year ended December 31, 2013 or the 12 months ended December 31, 2012. The cash value of Bank Owned Life Insurance (“BOLI”) was $11.5 million at December 31, 2013 compared to $11.2 million at December 31, 2012 reflecting a $323,000 or 2.9% increase as a result of accumulated BOLI earnings. There were no additional BOLI purchases during the year ended December 31, 2013.  BOLI, which earns tax-free yields, is utilized to partially offset the cost of the Company’s employee benefits programs and to provide key person insurance on certain executive officers of the Company.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The Company’s non-performing assets decreased $11.2 million or 44.5% to $14.0 million at December 31, 2013 from $25.2 million at December 31, 2012. The following table sets forth detailed information concerning our non-performing assets for the periods indicated:

	At December 31, 2013		At December 31, 2012		$ Increase	% Increase
	Amount	Percent (1)	Amount	Percent (1)	(Decrease)	(Decrease)
Loans 90 Days Or More Past Due Or Non-Accrual Loans:
Residential Real Estate	$4,607,613	1.3%	$3,757,801	0.9%	$849,812	22.6%
Commercial Business	33,055	—	86,991	—	(53,936)	(62.0)
Commercial Real Estate	4,972,667	1.4	13,913,190	3.4	(8,940,523)	(64.3)
Consumer	399,062	0.1	646,136	0.2	(247,074)	(38.2)

Total Non-Performing Loans	10,012,397	2.7%	18,404,118	4.5%	(8,391,721)	(45.6)%
Other Non-Performing Assets
Real Estate Owned	3,947,226	1.1	6,754,425	1.7	(2,807,199)	(41.6)
Total Other Non-Performing Assets	3,947,226	1.1%	6,754,425	1.7%	(2,807,199)	(41.6)%
Total Non-Performing Assets	$13,959,623	3.8%	$25,158,543	6.2%	$(11,198,920)	(44.5)%
Total Non-Performing Assets As A Percentage Of Total Assets	1.6%		2.8%

(1) PERCENT OF GROSS LOANS RECEIVABLE HELD FOR INVESTMENT, NET OF DEFERRED FEES AND LOANS IN PROCESS AND LOANS HELD FOR SALE
The decrease in non-performing assets was primarily concentrated in non-performing commercial real estate loans which decreased $8.9 million to $5.0 million at December 31, 2013 from $13.9 million at December 31, 2012. The balance in non-performing commercial real estate loans at December 31, 2013 consisted of 37 loans to 19 borrowers with an average loan balance of $134,000. At December 31, 2012, the balance in non-performing commercial real estate loans consisted of 51 loans to 32 borrowers with an average loan balance of $273,000.

Of the non-performing commercial real estate loans, $1.6 million consisted of eight loans secured by commercial buildings to eight different borrowers; $1.4 million consisted of 12 loans secured by builder lots or speculative houses in varying degrees of completion throughout South Carolina and Georgia to three separate borrowers; $681,000 consisted of three loans to two separate borrowers related to the acquisition and development of two subdivisions; and $610,000 consisted of six loans secured by raw land to four separate borrowers. The majority of the remaining non-performing loans in the commercial real estate category were secured by first mortgages on principal residences throughout the Bank's market area.

Non-performing residential real estate loans increased $850,000 to $4.6 million at December 31, 2013 from $3.8 million at December 31, 2012. The balance in non-performing residential real estate loans at December 31, 2013 consisted of 29 loans to 29 borrowers with an average loan balance of $159,000. The balance in non-performing residential real estate loans at December 31, 2012 consisted of 26 loans to 25 borrowers with an average loan balance of $145,000.

Real estate owned decreased $2.8 million or 41.6% to $3.9 million at December 31, 2013 compared to $6.8 million at December 31, 2012. At December 31, 2013, the balance of repossessed assets consisted of the following real estate properties: 10 single-family residences and 10 lots within residential subdivisions located throughout our market area in South Carolina and Georgia; four parcels of land in South Carolina; eight lots within a subdivision and adjacent 22.96 acres of land in Aiken, South Carolina; and 34.8 acres of land in Bluffton, South Carolina which was originally acquired as a participation loan from another financial institution.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

FHLB stock decreased $1.2 million or 18.8% to $5.0 million at December 31, 2013 compared to $6.2 million at December 31, 2012 as a result of stock redemptions. The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to a membership component, which is 0.15% of total assets plus a transaction component which equals 4.5% of outstanding advances (borrowings) from the FHLB of Atlanta. As total assets and total advances have decreased, so has the Bank’s required investment in FHLB stock.

Other assets increased $2.1 million or 37.5% to $7.5 million at December 31, 2013 compared to $5.5 million at December 31, 2012 as a result of an increase in the net deferred tax asset related to available for sale securities of $4.3 million offset partially by a decrease in prepaid FDIC premiums of $1.8 million. The unrealized gain on investment securities available for sale decreased $11.2 million during the twelve months ended December 31, 2013 as a result of an increase in market rates. The increase in the deferred tax asset represents the tax impact of this change.

The Bank reviews its loan portfolio and allowance for loan losses on a monthly basis.  Future additions to the Bank's allowance for loan losses are dependent on, among other things, the performance of the Bank's loan portfolio, the economy, changes in real estate values, and interest rates.  There can be no assurance that additions to the allowance will not be required in future periods. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on our financial condition and results of operations. Management continually monitors its loan portfolio for the impact of local economic changes.  The ratio of allowance for loan losses to total loans was 2.78% and 2.80% at December 31, 2013 and 2012, respectively. The Bank closely monitors its past due loans.

The cumulative interest not accrued during the year ended December 31, 2013 and the nine months ended December 31, 2012 relating to all non-performing loans totaled $480,000 and $771,000, respectively. Our strategy is to work with our borrowers to reach acceptable payment plans while protecting our interests in the underlying collateral.  In the event an acceptable arrangement cannot be reached, we may have to acquire these properties through foreclosure or other means and subsequently sell, develop, or liquidate them.

The balance of loans in troubled debt restructurings (“TDRs”) increased $2.0 million or 19.1% during the year ended December 31, 2013. The Bank had 22 loans that were TDRs totaling $12.4 million at December 31, 2013 compared to 23 loans totaling $15.9 million at December 31, 2012. The 22 TDRs consisted of one consumer loan secured by a first mortgage on a residential dwelling and two automobiles totaling $69,000, one consumer auto loan totaling $9,000 and one commercial line of credit totaling $33,000, secured by a residential vehicle. The remaining 19 restructurings consisted of 18 commercial real estate loans to 10 separate borrowers and one unsecured commercial business loan. The commercial real estate loans were secured primarily by first mortgages on three single family residences, nine commercial buildings, three hotels, one church and two parcels of land.  At December 31, 2013, five of the TDRs to three borrowers totaling $855,000 were delinquent. All of the remaining TDRs were current at December 31, 2013.

All TDRs are reviewed for impairment loss.  At December 31, 2013, the Bank held $31.4 million in impaired loans, including $12.4 million in TDRs, compared to $39.9 million of impaired loans, including $15.9 million of TDRs, at December 31, 2012.

In July 2006, the Company acquired Collier Jennings Financial Corporation, an insurance agency specializing in consumer automobile insurance and premium financing. The resulting goodwill and other intangibles were $1.2 million and $12,000, respectively, at December 31, 2013; and $1.2 million and $62,000 at December 31, 2012, respectively.  Collier Jennings is now a subsidiary of Security Federal Insurance Inc.

Deposits at the Bank decreased $17.6 million or 2.6% to $658.7 million at December 31, 2013 from $676.3 million at December 31, 2012, as time deposits decreased $35.9 million. The Bank had brokered time deposits of $25.6 million at December 31, 2013 compared to $22.6 million at December 31, 2012. Brokered time deposits are appealing because rates paid on these deposits were typically lower than rates paid on time deposits obtained in the Bank’s primary market areas. Total deposits at December 31, 2013,

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

excluding brokered time deposits, decreased $20.7 million or 3.2% to $633.1 million from $653.8 million at December 31, 2012. Brokered time deposits were 3.9% of total deposits at December 31, 2013 and 3.3% of total deposits at December 31, 2012.

Advances from the FHLB decreased $17.5 million or 16.6% to $87.7 million at December 31, 2013 from $105.3 million at December 31, 2012. During the year ended December 31, 2013, as part of the Company's strategy to lower its cost of funds, management elected to prepay $30.0 million in higher rate advances. Other borrowed money, which consists of retail repurchase agreements, decreased $1.3 million or 14.1% to $8.0 million at December 31, 2013 from $9.3 million at December 31, 2012.

The Company issued its only trust preferred security in September 2006.  Gross proceeds of the issuance were $5.2 million and are classified as junior subordinated debentures on the Consolidated Balance Sheets included in the Consolidated Financial Statements contained herein. In December 2009, the Company issued $6.1 million in convertible senior debentures. The debentures mature on December 1, 2029 and accrue interest at the rate of 8.0% per annum until maturity or earlier redemption or repayment. The debentures are convertible into the Company’s common stock at a conversion price of $20 per share at the option of the holder at any time prior to maturity. The debentures are redeemable, in whole or in part, at the option of the Company at any time on or after December 1, 2019, at a price equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest to, but excluding, the date of redemption.

Total shareholders' equity was $78.0 million at December 31, 2013, a decrease of $4.6 million or 5.6% from $82.6 million at December 31, 2012. The Company’s net income for the year ended December 31, 2013 was $3.8 million. Preferred stock dividends were $440,000 resulting in net income available to common shareholders of $3.4 million. Other changes in shareholders’ equity during the period were: a net decrease in other comprehensive income of $7.0 million, representing the unrecognized decline in value of investment and mortgage-backed securities, a net decrease of $50,000 related to the redemption of the warrant issued in conjunction with preferred stock, and $942,000 in dividends paid to common shareholders.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

	Year Ended December 31, 2013 Compared To Twelve Months Ended December 31, 2012			Nine Months Ended December 31, 2012 Compared To Nine Months Ended December 31, 2011
	Volume	Rate	Net	Volume	Rate	Net
	(In Thousands)
Interest-Earning Assets:
Loans: (1)
Mortgage Loans	$(491)	$(252)	$(743)	$(466)	$(266)	$(732)
Other Loans	(1,857)	(316)	(2,173)	(2,834)	(1,145)	(3,979)
Total Loans	(2,348)	(568)	(2,916)	(3,300)	(1,411)	(4,711)
Mortgage-Backed Securities (2)	(459)	(929)	(1,388)	350	(1,691)	(1,341)
Investments (2)(3)	686	610	1,296	529	(651)	(122)
Other Interest-Earning Assets	(2)	3	1	1	6	7
Total Interest-Earning Assets	$(2,123)	$(884)	$(3,007)	$(2,420)	$(3,747)	$(6,167)
Interest-Bearing Liabilities:
Deposits:
Certificate Accounts	$(482)	$(913)	$(1,395)	$(447)	$(992)	$(1,439)
NOW Accounts	14	(125)	(111)	9	(66)	(57)
Money Market Accounts	25	(293)	(268)	154	(779)	(625)
Savings Accounts	4	(13)	(9)	3	(5)	(2)
Total Deposits	(439)	(1,344)	(1,783)	(281)	(1,842)	(2,123)
Borrowings	(740)	(218)	(958)	(783)	76	(707)
Total Interest-Bearing Liabilities	(1,179)	(1,562)	(2,741)	(1,064)	(1,766)	(2,830)
Effect On Net Interest Income	$(944)	$678	$(266)	$(1,356)	$(1,981)	$(3,337)

(1)   INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

(3)	TAX EQUIVALENT BASIS IS CALCULATED USING AN EFEECTIVE TAX RATE OF 34% AND WAS $604,054 AND $315,568, RESPECTIVELY FOR YEAR ENDED DECEMBER 31, 2013 AND TWELVE MONTHS ENDED DECEMBER 31, 2012.

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

	Yield/ Rate	Averages For The Year Ended December 31, 2013 And The Twelve Months Ended December 31, 2012
	At	2013			2012
	December 31, 2013	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
		(Dollars In Thousands)
Interest-Earning Assets:
Mortgage Loans	4.54%	$85,973	$3,894	4.53%	$96,564	$4,637	4.80%
Other Loans	5.97%	291,024	17,689	6.08%	321,639	19,862	6.18%
Total Loans (1)	5.65%	376,997	21,583	5.72%	418,203	24,499	5.86%
Mortgage-Backed Securities(2)	2.61%	246,921	5,267	2.13%	266,431	6,655	2.50%
Investments (2) (3)	3.02%	180,588	4,193	2.32%	148,856	2,897	1.95%
Other Interest-Earning Assets	0.44%	5,035	8	0.16%	5,578	7	0.13%
Total Interest-Earning Assets	4.07%	$809,541	$31,051	3.84%	$839,068	$34,058	4.06%
Interest-Bearing Liabilities:
Certificate Accounts	0.83%	$271,002	$2,566	0.95%	$312,609	$3,961	1.27%
NOW Accounts	0.07%	84,230	58	0.07%	77,530	169	0.22%
Money Market Accounts	0.28%	238,693	755	0.32%	232,671	1,022	0.44%
Savings Accounts	0.10%	24,112	34	0.14%	21,934	43	0.20%
Total Interest-Bearing Accounts	0.48%	618,037	3,413	0.55%	644,744	5,195	0.81%
Other Borrowings	0.15%	9,270	19	0.20%	9,614	25	0.26%
Junior Subordinated Debt	1.94%	5,155	103	2.00%	5,155	113	2.19%
Senior Convertible Debt	8.00%	6,084	487	8.00%	6,084	487	8.00%
FHLB Advances	3.23%	92,658	3,511	3.79%	112,572	4,453	3.96%
Total Interest-Bearing Liabilities	0.88%	$731,204	$7,533	1.03%	$778,169	$10,273	1.32%
Net Interest Income			$23,518			$23,785
Interest Rate Spread	3.19%			2.81%			2.74%
Net Yield On Earning Assets (Net Interest Margin)				2.91%			2.83%

(1)      INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE
LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

(3)	TAX EQUIVALENT BASIS IS CALCULATED USING AN EFEECTIVE TAX RATE OF 34% AND WAS $604,054 AND $315,568, RESPECTIVELY FOR THE YEAR ENDED DECEMBER 31, 2013 AND TWELVE MONTHS ENDED DECEMBER 31, 2012.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

	Averages For The Nine Months Ended December 31,
	2012			2011
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
	(Dollars In Thousands)
Interest-Earning Assets:
Mortgage Loans	$95,887	$3,392	4.72%	$105,552	$3,941	4.98%
Other Loans	315,615	14,515	6.13%	361,321	17,500	6.46%
Total Loans (1)	411,502	17,907	5.80%	466,873	21,441	6.12%
Mortgage-Backed Securities (2)	267,026	4,883	2.44%	255,238	5,889	3.08%
Investments (2) (3)	152,726	2,255	1.97%	128,551	2,347	2.43%
Other Interest-Earning Assets	5,165	6	0.17%	4,178	2	0.05%
Total Interest-Earning Assets	$836,419	$25,051	3.99%	$854,840	$29,679	4.63%
Interest-Bearing Liabilities:
Certificate Accounts	$308,059	$2,838	1.23%	$338,808	$3,917	1.54%
NOW Accounts	78,919	64	0.11%	73,161	106	0.19%
Money Market Accounts	233,398	769	0.44%	211,902	1,239	0.78%
Savings Accounts	22,217	33	0.20%	20,784	35	0.22%
Total Interest-Bearing Accounts	642,593	3,704	0.77%	644,655	5,297	1.10%
Other Borrowings	9,669	18	0.25%	10,746	31	0.39%
Jr. Subordinated Debt	5,155	84	2.17%	5,155	138	3.57%
Sr. Convertible Debt	6,084	365	8.00%	6,084	365	8.00%
FHLB Advances	110,380	3,289	3.97%	130,112	3,752	3.85%
Total Interest-Bearing Liabilities	$773,881	$7,460	1.29%	$796,752	$9,583	1.60%
Net Interest Income		$17,591			$20,096
Interest Rate Spread			2.70%			3.03%
Net Yield On Earning Assets (Net Interest Margin)			2.80%			3.13%

(1)   INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE
LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

(3)	TAX EQUIVALENT BASIS IS CALCULATED USING AN EFEECTIVE TAX RATE OF 34% AND WAS $260,766 AND $102,000, RESPECTIVELY FOR THE NINE MONTHS ENDED DECEMBER 31, 2012 AND 2011.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Comparison of the Year Ended December 31, 2013 and Twelve Months Ended December 31, 2012

General

The following tables provide selected historical consolidated financial and operating data of the Company at the dates and for the periods indicated. In conjunction with the data provided in the following tables and in order to more fully understand our historical consolidated financial and operating data, you should also read our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements and the accompanying notes included in this report. For comparative income statement information for the year ended December 31, 2013 and the twelve months ended December 31, 2012, see Note 1(b) of the Notes to Consolidated Financial Statements included herein.

As previously announced, our Board of Directors approved a change in fiscal year end from March 31 to December 31, effective for the reporting period ended December 31, 2012. As a result of this change, the Company's prior year Annual Report on Form 10-KT was a transition report and included financial information for the nine-month transition period from April 1, 2012 to December 31, 2012 (the “Transition Period”). The comparative financial information provided for the year ended December 31, 2012 is unaudited and includes all normal recurring adjustments necessary for a fair statement of the results for that period.

The Company’s earnings available to common shareholders were $3.4 million for the year ended December 31, 2013, compared to $1.9 million for the twelve months ended December 31, 2012.  The $1.5 million or 72.3% increase in earnings was attributable primarily to the decrease in the provision for loan losses combined with an increase in non-interest income. These factors were offset slightly by a decrease in net interest income.

Net Interest Income

Net interest margin on a tax equivalent basis for the year ended December 31, 2013 increased eight basis points to 2.91% from 2.83% for the twelve months ended December 31, 2012.  Despite the increase in margin, the significant decrease in the volume of interest earning assets, particularly loans, resulted in a decrease in net interest income. Net interest income decreased $555,000 or 2.4% to $22.9 million for the year ended December 31, 2013 compared to $23.5 million for the twelve months ended December 31, 2012. The decrease was attributable to a decrease in interest income offset by a decrease in interest expense. Average interest-earning assets decreased $29.5 million or 3.5% to $809.5 million while average interest-bearing liabilities decreased $47.0 million or 6.0% to $731.2 million. The interest rate spread was 2.81% for the year ended December 31, 2013 compared to 2.74% for the twelve months ended December 31, 2012.

Interest income on loans decreased $4.8 million to $21.6 million during the year ended December 31, 2013 from $24.5 million during the twelve months ended December 31, 2012.  The 11.9% decrease was attributable to a decrease in average total loans outstanding of $41.2 million combined with a 14 basis point decrease in the yield earned on the Bank’s loans during the year ended December 31, 2013.  Tax equivalent interest income on investment securities, mortgage-backed securities, and other investments decreased $91,000 as a result of a decrease in the yield earned offset in part by an increase in the aggregate average balance in the investment portfolio, including mortgage-backed securities, investments, and other interest-earning assets of $37.0 million.

Interest expense on deposits decreased $1.8 million or 34.3% to $3.4 million during the year ended December 31, 2013.  Average interest bearing deposits decreased $26.7 million while the average cost of those deposits decreased 26 basis points during the year ended December 31, 2013.  Interest expense on FHLB advances and other borrowings decreased $958,000 or 21.2% to $3.5 million during 2013.  The decrease was a result of a decrease in average FHLB advances and other borrowings outstanding during the year ended December 31, 2013 of $20.3 million and a decrease in the average costs of those borrowings of 21 basis points to 3.46% compared to 3.67% during the twelve months ended December 31, 2012. During the year ended December 31, 2013, as part of the Company's strategy to lower cost of funds, management elected to prepay $30.0 million in higher rate advances.

Interest expense on junior subordinated debentures was $103,000 for the year ended December 31, 2013 compared to $113,000 during the year ended December 31, 2012. The average outstanding balance on these debentures remained constant at $5.2 million during both periods while the average cost decreased 19 basis points to 2.00% during the year ended December 31, 2013 compared to 2.19% for the twelve months ended December 31, 2012. Interest expense on senior convertible debentures was $487,000 for the year ended December 31, 2013 and the twelve months ended December 31, 2012. The senior convertible debentures were issued during December 2009 and have a fixed rate of 8%.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Provision for Loan Losses

Non-performing assets, which consist of non-accrual loans and repossessed assets, decreased $11.2 million or 44.5% to $14.0 million at December 31, 2013 from $25.2 million at December 31, 2012. Consistent with the decrease in non-performing assets, the provision for loan losses was $2.6 million for the year ended December 31, 2013, a $1.3 million or 32.6% decrease from $3.9 million for the twelve months ended December 31, 2012. Net charge offs were 1.01% of gross loans during the year ended December 31, 2013 compared to 1.69% for the twelve months ended December 31, 2012 and the allowance for loan losses represented 275.2% of net charge offs during the year ended December 31, 2013 compared to 166.0% of net charge offs during the twelve months ended December 31, 2012.

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

Management believes the allowance for loan losses is adequate based on its best estimates of the losses inherent in the loan portfolio, although there can be no guarantee as to these estimates.  In addition, bank regulatory agencies may require additional provisions to the allowance for loan losses based on their judgments and estimates as part of their examination process.  Because the allowance for loan losses is an estimate, there can be no guarantee that actual loan losses will not exceed the allowance for loan losses, or that additional increases in the allowance for loan losses will not be required in the future.

Non-Interest Income

Non-interest income increased $917,000 or 15.3% to $6.9 million for the year ended December 31, 2013 from $6.0 million for the comparable twelve month period in 2012. The increase is a result of income related to a grant the Bank received in recognition of its commitment to community development. During the year ended December 31, 2013, the Company recognized $929,000 in grant income in connection with this award compared to no income for the twelve months ended December 31, 2012.

Gain on sale of investments decreased $155,000 or 10.4% to $1.3 million during fiscal 2013 from $1.5 million during the twelve months ended December 31, 2012.  Gain on sale of loans increased $138,000 or 21.4% to $780,000 during the year ended December 31, 2013 compared to $642,000 during the twelve months ended December 31, 2012. Management was able to maximize gain on sale of loans by raising the rates slightly on these loans and therefore increasing the price. Service fees on deposit accounts remained relatively unchanged at $1.2 million during the year ended December 31, 2013 and the twelve months ended December 31, 2012.

Income from insurance agency commissions was $453,000 during fiscal 2013, a decrease of $11,000 or 2.3% compared to $464,000 during the twelve months ended December 31, 2012. Trust income increased $14,000 or 2.8% to $520,000 during the year ended December 31, 2013 from $506,000 during the twelve months ended December 31, 2012. Income from BOLI decreased $81,000 or 19.3% to $339,000 during fiscal year 2013 from $420,000 during the twelve months ended December 31, 2012 as a result of a decrease in the portfolio yield of those assets.

Check card fee income increased $39,000 or 4.8% to $853,000 for the year ended December 31, 2013 compared to $814,000 for the same period in the prior year. Other miscellaneous income including annuity and investment brokerage commissions, bank credit life insurance on loans, and other miscellaneous income increased $48,000 or 9.6% to $543,000 during the year ended December 31, 2013 from $495,000 during the same period in 2012.

During the quarter ended December 31, 2012, the U.S. Treasury's Community Development Financial Institutions Fund ("CDFI Fund") awarded the Bank a grant totaling $1.5 million in recognition of its commitment to community development. The award is part of a CDFI program that recognizes organizations who serve low income and distressed communities. As part of the award, the Bank committed to establish a small business micro lending program that lends specifically in low to moderate income areas. The Bank is required to lend $1.2 million over a five year period to qualifying customers and will recognize the grant income over

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

the period as these loans are funded. The Bank recognized $929,000 in grant income related to this award during the year ended December 31, 2013.

General and Administrative Expenses

General and administrative expenses decreased $154,000 or 0.7% to $22.0 million during the year ended December 31, 2013 compared to $22.2 million during the same period one year earlier.  The decrease in non-interest expense was primarily a result of a decrease in the net costs associated with the operation of real estate owned including write downs on these properties offset by increases in prepayment penalties on FHLB advances and other expenses.

Compensation and employee benefits increased $246,000 or 2.3% to $11.0 million from $10.7 million for the twelve months ended December 31, 2012 as a result of normal cost of living increases combined with the addition of one full-time equivalent employee. The number of full-time equivalent employees increased by one to 197 full time equivalent employees at December 31, 2013 compared to 196 full time equivalent employees at December 31, 2012. Occupancy expense increased $28,000 or 1.4% to $2.0 million from $1.9 million for the twelve months ended December 31, 2012, while depreciation and maintenance of equipment expense decreased $102,000 or 6.0% to $1.6 million for the year ended December 31, 2013 compared to $1.7 million for the same period in 2012. Advertising expense decreased $25,000 or 6.7% to $356,000 for the year ended December 31, 2013 from $381,000 for the twelve months ended December 31, 2012.

Net cost of operation of other real estate owned decreased $1.6 million or 50.0% to $1.6 million for the year ended December 31, 2013 from $3.2 million for the same period in 2012. Other real estate owned was $3.9 million at December 31, 2013 compared to $6.8 million at December 31, 2012. This decrease was the result of a decrease in foreclosures and a decrease in write downs on real estate owned during the year. Real estate owned is recorded at the lower of cost or estimated fair value less costs to sell. As local real estate values declined significantly in the prior years, the Bank was required to write down these properties to their fair values. Write downs on real estate owned totaled $1.4 million for the year ended December 31, 2013 compared to $3.1 million for the twelve months ended December 31, 2012.

The Company incurred prepayment penalties of $589,000 for paying down FHLB advances during the year ended December 31, 2013. As part of the Company's strategy to lower cost of funds, management elected to prepay some higher rate advances.

Other expenses increased $592,000, or 16.5% to $4.2 million for the year ended December 31, 2013 compared to $3.6 million for the same period in the prior year. Other expenses include legal, professional, and consulting expenses, stationary and office supplies and other miscellaneous expenses. During fiscal 2013, the Bank hired a consultant that specializes in reducing operating expense and increasing fee income. Although this resulted in increased consulting fees during the year, management believes this expense will be offset by the benefits realized in future periods.

Income Taxes

The provision for income taxes increased $389,000 or 40.9% to $1.3 million during the year ended December 31, 2013 compared to $951,000 for the twelve months ended December 31, 2012.  The effective tax rate was 26.1% for 2013 and 28.5% for 2012.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Comparison of the Nine Months Ended December 31, 2012 and 2011

General

The following discussion provides selected historical consolidated financial and operating data of the Company at the dates and for the periods indicated. In conjunction with the data provided in the section and in order to more fully understand our historical consolidated financial and operating data, you should also read our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements and the accompanying notes included in this report. For comparative income statement information for the nine months ended December 31, 2012 and 2011, see Note 1(b) of the Notes to Consolidated Financial Statements included herein.

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

Interest expense on senior convertible debentures was $365,000 for each of the nine months ended December 31, 2012 and 2011. The Company issued $6.1 million in fixed 8% senior convertible debentures on December 1, 2009. Interest expense on junior subordinated debentures was $84,000 for the nine months ended December 31, 2012 compared to $138,000 for the same period one year ago. The average outstanding balance on these debentures remained constant at $5.2 million during both periods while the average cost decreased 140 basis points to 2.17% in 2012 compared to 3.57% in 2011.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Regulatory Capital

The following table reconciles the Bank's shareholders' equity to its various regulatory capital positions:

	At December 31,
	2013	2012
	(In Thousands)
Bank’s Shareholders’ Equity (1)	$84,642	$82,084
Disallowed Deferred Tax Asset	1,806	—
Reduction For Goodwill And Other Intangibles	1,212	1,262
Tangible Capital	81,624	80,822
Core Capital	81,624	80,822
Supplemental Capital	5,028	5,190
Total Risk-Based Capital	$86,652	$86,012

(1)	THE YEAR ENDED DECEMBER 31, 2013 AND THE NINE MONTHS ENDED DECEMBER 31, 2012 EXCLUDES UNREALIZED GAIN OF $474,000 and $7.4 MILLION, RESPECTIVELY, ON AVAILABLE FOR SALE SECURITIES.
The following table compares the Bank's capital levels relative to regulatory requirements at December 31, 2013:

	Amount Required	Percent Required	Actual Amount	Actual Percent	Excess Amount	Excess Percent
	(Dollars In Thousands)
Tier 1 Leverage (Core) Capital	34,069	4.0%	81,624	9.6%	47,555	5.6%
Tier 1 Risk-Based (Core) Capital	15,883	4.0%	81,624	20.6%	65,741	16.6%
Total Risk-Based Capital	31,767	8.0%	86,652	21.8%	54,885	13.8%

The following table compares the Bank's capital levels relative to regulatory requirements at December 31, 2012:

	Amount Required	Percent Required	Actual Amount	Actual Percent	Excess Amount	Excess Percent
	(Dollars In Thousands)
Tier 1 Leverage (Core) Capital	35,541	4.0%	80,822	9.1%	45,281	5.1%
Tier 1 Risk-Based (Core) Capital	16,606	4.0%	80,822	19.5%	64,216	15.5%
Total Risk-Based Capital	33,212	8.0%	86,012	20.7%	52,800	12.7%

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

The principal use of the Bank's funds is the origination of mortgages and other loans and the purchase of investments and mortgage-backed securities.  Originations of new loans and renewals of previously funded loans on loans held for investment were $193.2 million during the year ended December 31, 2013 compared to $130.0 million during the nine months ended December 31, 2012 and $219.5 million during the year ended March 31 2012.  The increase in originations and renewals during the year ended December 31, 2013 was primarily the result of an increase in commercial loan originations, which increased $59.1 million. Purchases of investments and mortgage-backed securities were $162.5 million during the year ended December 31, 2013 compared to $125.7 million during the nine months ended December 31, 2012, and $215.1 million during the year ended March 31, 2012.  Other uses of the Bank's funds during the year ended December 31, 2013 included paying down FHLB advances.

Unused lines of credit on home equity loans, credit cards, and commercial loans amounted to $30.8 million at December 31, 2013.  Home equity loans are made on a floating rate basis with final maturities of 10 to 15 years.  Credit cards are made on a fixed rate basis, currently at 9.99% and are renewed annually or every other year.  In addition to the above commitments, the Bank has undisbursed loans-in-process of $3.5 million at December 31, 2013, which will be disbursed over an average of 90 days.  These commitments to originate loans and future advances of lines of credit are expected to be funded from loan amortizations and prepayments, deposit inflows, maturing investments, and short-term borrowing capacity.

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2012:

(In Thousands)	One Month Or Less	After One Through Three Months	After Three Through Twelve Months	Within One Year	One Year Or Greater	Total
Unused Lines Of Credit	$48	$148	$4,712	$4,908	$25,846	$30,754
Standby Letters Of Credit	—	537	1,673	2,210	10	2,220
Total	$48	$685	$6,385	$7,118	$25,856	$32,974

Management believes that future liquidity can be met through the Bank's deposit base, which decreased $17.6 million during the year ended December 31, 2013, and from maturing investments.  In addition, at December 31, 2013 the Bank had another $167.9 million in unused borrowing capacity at the FHLB.

Historically the Bank’s cash flow from operating activities has been relatively stable.  The cash flows from investing activities vary with the need to invest excess funds or utilize leverage strategies with the purchase of mortgage-backed and investment securities.  The cash flows from financing activities vary depending on the need for FHLB and other advances.

Contractual Obligations

In the normal course of business, the Company enters into contractual obligations that meet various business needs.  These contractual obligations include time deposits to customers, borrowings from the FHLB of Atlanta, other borrowings, junior subordinated debentures, senior convertible debentures and lease obligations for facilities.  See Notes 5, 9, 10, 11 and 13 of the Notes to the Consolidated Financial Statements included herein for additional information.  The following table summarizes the Company’s long-term contractual obligations at December 31, 2013. Contractual repayments may differ from actual repayments because some of the obligations may be subject to calls.

	One Year Or Less	Over One to Three Years	Over Three to Five Years	Thereafter	Total
	(In Thousands)
Time deposits	$163,681	$67,573	$25,630	$—	$256,884
FHLB Advances	34,840	35,000	17,900	—	87,740
Other Borrowings	8,003	—	—	—	8,003
Jr. Sub. Debentures	—	—	—	5,155	5,155
Sr. Conv. Debentures	—	—	—	6,084	6,084
Operating Lease Obligations	416	620	351	1,028	2,415
Total	$206,940	$103,193	$43,881	$12,267	$366,281

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
Aiken, South Carolina

We have audited the accompanying consolidated balance sheets of Security Federal Corporation and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income (loss), changes in shareholders' equity and cash flows for the year ended December 31, 2013, the nine months ended December 31, 2012 and the year ended March 31, 2012.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Security Federal Corporation and Subsidiaries as of December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for the year ended December 31, 2013, the nine months ended December 31, 2012 and the year ended March 31, 2012, in conformity with U.S. generally accepted accounting principles.

Columbia, South Carolina
March 24, 2014

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets	December 31, 2013	December 31, 2012

ASSETS:
Cash And Cash Equivalents	$7,629,771	$7,903,950
Certificates Of Deposit With Other Banks	2,100,395	1,728,567
Investment And Mortgage-Backed Securities:
Available For Sale: (Amortized Cost of $430,241,854 and $342,936,153 at December 31, 2013 and 2012, Respectively)	431,003,452	354,916,216
Held To Maturity: (Fair Value of $0 and $79,671,886 at December 31, 2013 and 2012, Respectively)	—	76,072,262
Total Investments And Mortgage-Backed Securities	431,003,452	430,988,478
Loans Receivable, Net:
Held For Sale	1,234,158	4,770,760
Held For Investment: (Net of Allowance of $10,241,970 and $11,318,371 at December 31, 2013 and December 31, 2012, Respectively)	357,682,507	392,935,060
Total Loans Receivable, Net	358,916,665	397,705,820
Accrued Interest Receivable:
Loans	1,031,747	1,242,072
Mortgage-Backed Securities	732,100	901,423
Investment Securities	1,393,156	1,131,262
Total Accrued Interest Receivable	3,157,003	3,274,757
Premises And Equipment, Net	17,243,390	17,917,897
FHLB Stock, At Cost	5,016,600	6,178,700
Real Estate Owned	3,947,226	6,754,425
Bank Owned Life Insurance	11,474,305	11,151,305
Intangible Assets, Net	11,970	61,974
Goodwill	1,199,754	1,199,754
Other Assets	7,547,528	5,488,960
Total Assets	$849,248,059	$890,354,587
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Deposit Accounts	$658,696,772	$676,338,653
Advances From FHLB	87,740,058	105,257,182
Other Borrowings	8,002,739	9,317,244
Junior Subordinated Debentures	5,155,000	5,155,000
Advance Payments By Borrowers For Taxes And Insurance	255,364	189,424
Senior Convertible Debentures	6,084,000	6,084,000
Other Liabilities	5,324,046	5,420,600
Total Liabilities	771,257,979	807,762,103
Commitments (Notes 5 and 19)
Shareholders' Equity:
Serial Preferred Stock, $.01 Par Value; Authorized 200,000 Shares; Issued And Outstanding, 22,000 At December 31, 2013 and 2012, Respectively	22,000,000	22,000,000
Common Stock, $.01 Par Value; Authorized 5,000,000 Shares; Issued 3,144,934 Shares At December 31, 2013 And 2012, Respectively	31,449	31,449
Warrant Issued In Conjunction With Serial Preferred Stock	—	400,000
Additional Paid-In Capital	11,978,137	11,630,717
Treasury Stock, At Cost (200,933 Shares At December 31, 2013 and 2012, Respectively)	(4,330,712)	(4,330,712)
Accumulated Other Comprehensive Income	472,406	7,431,310
Retained Earnings	47,838,800	45,429,720
Total Shareholders' Equity	77,990,080	82,592,484
Total Liabilities And Shareholders' Equity	$849,248,059	$890,354,587
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income	For The Year Ended	For The Nine Months Ended	For The Year Ended
	December 31, 2013	December 31, 2012	March 31, 2012
Interest Income:
Loans	$21,583,028	$17,907,415	$28,032,556
Mortgage-Backed Securities	5,267,280	4,882,993	7,661,454
Investment Securities	3,588,794	1,994,411	2,832,193
Other	8,265	6,405	2,620
Total Interest Income	30,447,367	24,791,224	38,528,823
Interest Expense:
NOW And Money Market Accounts	813,278	832,856	1,702,502
Statement Savings Accounts	33,897	32,720	45,089
Certificate Accounts	2,566,220	2,838,292	5,040,071
FHLB Advances And Other Borrowed Money	3,529,553	3,306,898	4,955,443
Senior Convertible Debentures	486,720	365,040	486,720
Junior Subordinated Debentures	103,268	84,010	167,007
Total Interest Expense	7,532,936	7,459,816	12,396,832
Net Interest Income	22,914,431	17,331,408	26,131,991
Provision For Loan Losses	2,645,381	1,975,000	8,650,000
Net Interest Income After Provision For Loan Losses	20,269,050	15,356,408	17,481,991
Non-Interest Income:
Gain On Sale Of Investment Securities	1,325,823	945,476	2,300,254
Gain On Sale Of Loans	779,554	498,879	534,968
Service Fees On Deposit Accounts	1,152,875	880,209	1,156,202
Commissions From Insurance Agency	453,446	346,015	425,967
Trust Income	520,000	380,000	476,000
Bank Owned Life Insurance Income	339,000	315,000	420,000
Mandatorily Redeemable Financial Instrument Valuation Income	—	—	50,000
Check Card Fee Income	853,027	615,815	787,517
Community Development Financial Institution Award	929,346	—	—
Other	542,733	383,460	790,797
Total Non-Interest Income	6,895,804	4,364,854	6,941,705
General And Administrative Expenses:
Compensation And Employee Benefits	10,964,366	7,978,054	10,990,812
Occupancy	1,970,403	1,498,858	1,878,754
Advertising	355,678	303,754	387,079
Depreciation And Maintenance Of Equipment	1,598,067	1,271,609	1,720,726
FDIC Insurance Premiums	746,389	514,065	826,731
Amortization Of Intangibles	50,004	37,503	60,023
Net Cost Of Operation Of Other Real Estate Owned	1,582,168	2,745,667	1,235,272
Prepayment Penalties on FHLB Advances	589,023	—	—
Other	4,177,210	2,713,044	3,617,643
Total General And Administrative Expenses	22,033,308	17,062,554	20,717,040
Income Before Income Taxes	5,131,546	2,658,708	3,706,656
Provision For Income Taxes	1,340,384	703,759	1,911,281
Net Income	3,791,162	1,954,949	1,795,375
Preferred Stock Dividends	440,000	330,000	440,000
Net Income Available To Common Shareholders	$3,351,162	$1,624,949	$1,355,375
Net Income Per Common Share (Basic)	$1.14	$0.55	$0.46
Net Income Per Common Share (Diluted)	$1.12	$0.55	$0.46
Cash Dividend Per Share On Common Stock	$0.32	$0.24	$0.32
Weighted Average Shares Outstanding (Basic)	2,944,001	2,944,001	2,944,001
Weighted Average Shares Outstanding (Diluted)	3,248,201	2,944,001	2,944,001
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

	Year Ended December 31,	Nine Months Ended December 31,	Year Ended March 31,
	2013	2012	2012
Net Income	$3,791,162	$1,954,949	$1,795,375
Other Comprehensive Income (Loss)
Unrealized Gains On Securities:
Unrealized Holding Gains (Losses) On Securities Available For Sale, Net Of Taxes Of $4,286,481 and $909,507 At December 31, 2013 And 2012, Respectively; and $2,649,001 At March 31, 2012	(7,002,827)	1,483,932	4,322,055
Reclassification Adjustment For Gains Included In Net Income, Net Of Taxes Of $503,813 And $359,281 At December 31, 2013 And 2012, Respectively; And $874,097 At March 31, 2012	(822,010)	(586,195)	(1,426,157)
Held To Maturity Transfer To Available For Sale, Net Of Taxes Of $530,733 And $0 At December 31, 2013 and 2012, Respectively And $0 At March 31, 2012	865,933	$—	$—
Other Comprehensive Income (Loss)	$(6,958,904)	$897,737	$2,895,898
Comprehensive Income (Loss)	$(3,167,742)	$2,852,686	$4,691,273

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity
For the Year Ended December 31, 2013, the Nine Months Ended December 31, 2012, and the Year Ended March 31, 2012

	Preferred Stock	Warrants	Common Stock	Additional Paid – In Capital	Treasury Stock	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance at March 31, 2011	$22,000,000	$400,000	$30,884	$10,176,375	$(4,330,712)	$3,637,675	$44,097,983	$76,012,205
Net Income	—	—	—	—	—	—	1,795,375	1,795,375
Other Comprehensive Income, Net Of Tax:	—	—	—	—	—	2,895,898	—	2,895,898
Redemption Of Mandatorily Redeemable Financial Instrument	—	—	565	1,416,747	—	—	—	1,417,312
Stock Compensation Expense	—	—	—	33,123	—	—	—	33,123
Cash Dividends On Preferred Stock	—	—	—	—	—	—	(440,000)	(440,000)
Cash Dividends On Common Stock	—	—	—	—	—	—	(942,027)	(942,027)
Balance at March 31, 2012	$22,000,000	$400,000	$31,449	$11,626,245	$(4,330,712)	$6,533,573	$44,511,331	$80,771,886

	Preferred Stock	Warrants	Common Stock	Additional Paid – In Capital	Treasury Stock	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance at March 31, 2012	$22,000,000	$400,000	$31,449	$11,626,245	$(4,330,712)	$6,533,573	$44,511,331	$80,771,886
Net Income	—	—	—	—	—	—	1,954,949	1,954,949
Other Comprehensive Income, Net Of Tax:	—	—	—	—	—	897,737	—	897,737
Stock Compensation Expense	—	—	—	4,472	—	—	—	4,472
Cash Dividends On Preferred Stock	—	—	—	—	—	—	(330,000)	(330,000)
Cash Dividends On Common Stock	—	—	—	—	—	—	(706,560)	(706,560)
Balance at December 31, 2012	$22,000,000	$400,000	$31,449	$11,630,717	$(4,330,712)	$7,431,310	$45,429,720	$82,592,484

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity
For the Year Ended December 31, 2013, the Nine Months Ended December 31, 2012, and the Year Ended March 31, 2012, Continued

	Preferred Stock	Warrants	Common Stock	Additional Paid – In Capital	Treasury Stock	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance at December 31, 2012	$22,000,000	$400,000	$31,449	$11,630,717	$(4,330,712)	$7,431,310	$45,429,720	$82,592,484
Net Income	—	—	—	—	—	—	3,791,162	3,791,162
Other Comprehensive Loss, Net Of Tax	—	—	—	—	—	(6,958,904)	—	(6,958,904)
Stock Compensation Expense	—	—	—	(2,580)	—	—	—	(2,580)
Redemption Of Warrant Issued In Conjunction With Preferred Stock	—	(400,000)	—	350,000	—	—	—	(50,000)
Cash Dividends On Preferred Stock	—	—	—	—	—	—	(440,000)	(440,000)
Cash Dividends On Common Stock	—	—	—	—	—	—	(942,082)	(942,082)
Balance at December 31, 2013	$22,000,000	$—	$31,449	$11,978,137	$(4,330,712)	$472,406	$47,838,800	$77,990,080

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Year Ended	For the Nine Months Ended	For the Year Ended
	December 31, 2013	December 31, 2012	March 31, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$3,791,162	$1,954,949	$1,795,375
Adjustments To Reconcile Net Income To Net Cash Provided By Operating Activities:
Depreciation Expense	1,243,839	1,055,662	1,491,028
Amortization Of Intangible Assets	50,004	37,503	60,023
Stock Option Compensation Expense	(2,580)	4,472	33,123
Discount Accretion And Premium Amortization	7,162,479	5,712,398	5,536,476
Provisions For Losses On Loans	2,645,381	1,975,000	8,650,000
Mandatorily Redeemable Financial Instrument Valuation Income	—	—	(50,000)
Income From Bank Owned Life Insurance	(339,000)	(315,000)	(420,000)
Gain On Sales Of Loans	(779,554)	(498,879)	(534,968)
Gain On Sales Of Mortgage-Backed Securities	(1,104,491)	(804,959)	(1,255,867)
Gain On Sales Of Investment Securities	(221,332)	(140,517)	(1,044,387)
(Gain) Loss On Sale Of Real Estate Owned	(101,645)	(694,650)	4,230
Write Down On Real Estate Owned	1,394,378	2,933,000	608,920
Amortization Of Deferred Costs (Fees) On Loans	6,589	(8,994)	(18,665)
Proceeds From Sale Of Loans Held For Sale	33,207,780	22,536,178	40,891,379
Origination Of Loans Held For Sale	(28,891,624)	(24,136,288)	(37,861,948)
(Increase) Decrease In Accrued Interest Receivable:
Loans	210,325	476,180	24,029
Mortgage-Backed Securities	169,323	86,488	(43,244)
Investment Securities	(261,894)	(337,607)	93,864
Increase (Decrease) In Advance Payments By Borrowers	65,940	(161,040)	(31,024)
Decrease In Prepaid FDIC Assessment	1,781,476	359,681	674,171
Other, Net	335,386	1,261,763	(1,576,174)
Net Cash Provided By Operating Activities	20,361,942	11,295,340	17,026,341
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase Of Mortgage-Backed Securities Available For Sale	(88,844,145)	(57,808,416)	(95,362,225)
Principal Repayments On Mortgage-Backed Securities Available For Sale	56,166,594	43,332,870	48,615,134
Purchase Of Mortgage-Backed Securities Held To Maturity	—	(9,130,181)	(26,183,966)
Principal Repayments On Mortgage-Backed Securities Held To Maturity	942,806	1,144,542	1,241,459
Purchase Of Investment Securities Available For Sale	(72,626,491)	(44,272,326)	(75,048,637)
Maturities Of Investment Securities Available For Sale	22,028,941	14,662,340	30,601,423
Purchase of Investment Securities Held To Maturity	(1,000,000)	(14,513,829)	(18,532,549)
Maturities Of Investment Securities Held To Maturity	3,501,978	13,592,535	8,598,502
Proceeds From Sale of Investment Securities Available For Sale	21,957,851	5,441,135	28,213,347
Proceeds From Sale of Mortgage-Backed Securities Available For Sale	40,802,371	34,874,060	50,076,125
Investment In Certificates Of Deposits With Other Banks	(370,000)	—	(1,625,000)
Purchase Of FHLB Stock	(4,950,606)	(657,887)	(34,343)
Redemption Of FHLB Stock	6,112,706	2,950,287	2,830,728
Decrease In Loans Receivable	28,739,400	28,481,291	40,557,533
Capital Improvements To Repossessed Assets	—	—	(36,877)
Proceeds From Sale Of Repossessed Assets	5,375,648	7,623,802	3,974,160
Purchase And Improvement Of Premises And Equipment	(567,582)	(247,260)	(416,712)
Net Cash Provided (Used) By Investing Activities	17,269,471	25,472,963	(2,531,898)

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

	For the Year Ended	For the Nine Months Ended	For the Year Ended
	December 31, 2013	December 31, 2012	March 31, 2012
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (Decrease) In Deposit Accounts	(17,641,881)	(19,862,403)	5,843,942
Proceeds From FHLB Advances	150,800,000	60,400,000	106,501,384
Repayment Of FHLB Advances	(168,317,124)	(77,212,620)	(122,567,920)
Repayments Of Other Borrowings, Net	(1,314,505)	(484,142)	(1,394,088)
Repayment Of Warrant Issued In Conjunction With Preferred Stock	(50,000)	—	—
Dividends To Preferred Stock Shareholders	(440,000)	(330,000)	(440,000)
Dividends To Common Stock Shareholders	(942,082)	(706,560)	(942,027)
Net Cash Used By Financing Activities	(37,905,592)	(38,195,725)	(12,998,709)
Net Increase (Decrease) In Cash And Cash Equivalents	(274,179)	(1,427,422)	1,495,734
Cash And Cash Equivalents At Beginning Of Year	7,903,950	9,331,372	7,835,638
Cash And Cash Equivalents At End Of Year	$7,629,771	$7,903,950	$9,331,372
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid During The Period For:
Interest	$7,728,772	$7,692,965	$12,527,487
Income Taxes	$448,419	$274,656	$2,863,176
Supplemental Schedule Of Non Cash Transactions:
Transfers From Loans Receivable	$3,861,182	$2,456,478	$4,276,679
Unrealized Gains (Losses) On Securities Available For Sale, Net Of Taxes	$(6,958,904)	$897,737	$2,895,898

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)	Significant Accounting Policies

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
The Company's Board of Directors approved a change in the Company's fiscal year end from March 31 to December 31, effective December 31, 2012. As a result of this change, the consolidated financial statements for the prior period include the Company's financial results for the nine month transition period from April 1, 2012 to December 31, 2012. The following table presents certain comparative transition period condensed financial information for the periods ended December 31, 2013 and 2012.

	For the Year Ended December 31,		For the Nine Months Ended December 31,
	2013	2012	2013	2012
		(Unaudited)	(Unaudited)
Interest Income	$30,447,367	$33,742,799	$22,743,098	$24,791,224
Interest Expense	7,532,936	10,273,737	5,419,314	7,459,816
Net Interest Income	22,914,431	23,469,062	17,323,784	17,331,408
Provision For Loan Losses	2,645,381	3,925,000	1,500,000	1,975,000
Net Interest Income After Provision For Loan Losses	20,269,050	19,544,062	15,823,784	15,356,408
Non-Interest Income	6,895,804	5,979,341	4,950,822	4,364,854
General And Administrative Expenses	22,033,308	22,187,423	16,520,424	17,062,554
Income Before Income Taxes	5,131,546	3,335,980	4,254,182	2,658,708
Provision For Income Taxes	1,340,384	951,084	1,134,389	703,759
Net Income	3,791,162	2,384,896	3,119,793	1,954,949
Preferred Stock Dividends	440,000	440,000	330,000	330,000
Net Income Available To Common Shareholders	$3,351,162	$1,944,896	$2,789,793	$1,624,949

Net Income Per Common Share (Basic)	$1.14	$0.66	$0.95	$0.55
Net Income Per Common Share (Diluted)	$1.12	$0.66	$0.95	$0.55
Cash Dividend Per Share On Common Stock	$0.32	$0.32	$0.24	$0.24

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued

(c)	Cash and Cash Equivalents
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

Management classifies investment securities that are not considered to be held to maturity as available for sale.  This type of investment is stated at fair value with unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity (“accumulated other comprehensive income”).  Gains and losses from sales of investment and mortgage-backed securities available for sale are determined using the specific identification method.  The Company had no investment or trading securities.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued

(h)	Real Estate Owned and Other
Real estate owned represents real estate and other assets acquired through foreclosure or repossession and are initially recorded at the estimated fair value less costs to sell.  Subsequent improvements are capitalized.  Costs of holding real estate, such as property taxes, insurance, general maintenance and interest expense, are expensed as a period cost.  Fair values are reviewed regularly and allowances for possible losses are established when the carrying value of the asset owned exceeds the fair value less estimated costs to sell.  Fair values are generally determined by reference to an outside appraisal.

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

There have been no gross amounts of unrecognized tax benefits or interest or penalties related to uncertain tax positions since adoption. There are no unrecognized tax benefits that would, if recognized, affect the effective tax rate. There are no positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next 12 months. Years prior to March 31, 2010 are closed for federal, state and local income tax matters.

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
Advertising and public relations costs are generally expensed as incurred.  External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.  Advertising and public relations costs of $355,678, $303,754, and $387,079 were included in the Company’s results of operations for the year ended December 31, 2013, the nine months ended December 31, 2012 and the year ended March 31, 2012, respectively.

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

The following tables provide a reconciliation of net income to net income available to common shareholders for the periods presented:

	For the Year Ended December 31,	For the Nine Months Ended December 31,	For the Year Ended March 31,
	2013	2012	2012
Earnings Available To Common Shareholders
Net Income	$3,791,162	$1,954,949	$1,795,375
Preferred Stock Dividends	440,000	330,000	440,000
Net Income Available To Common Shareholders	$3,351,162	$1,624,949	$1,355,375

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued

The following table shows the effect of dilutive options and warrants on the Company’s earnings per share for the periods indicated:

	For the Year Ended December 31,
	2013
	Income	Shares	Per Share Amounts
Basic EPS	$3,351,162	2,944,001	$1.14
Effect of Dilutive Securities:
Senior Convertible Debentures	301,766	304,200	$(0.02)
Diluted EPS	$3,652,928	3,248,201	$1.12

There were no dilutive securities or options for the nine months ended December 31, 2012 or the year ended March 31, 2012, therefore no reconciliation is provided.

The average market price used in calculating the assumed number of dilutive shares issued for the year ended December 31, 2013, for the nine months ended December 31, 2012 and the year ended March 31, 2012 was $11.37,$8.63, and $9.53 respectively. As a result of the average stock price being less than the exercise price of all options and warrants in year ended December 31, 2013, the nine months ended December 31, 2012 and the year ended March 31, 2012, the options are not dilutive in calculating diluted earnings per share for those periods.

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
The following is a summary of recent authoritative pronouncements that could affect accounting, reporting, and disclosure of financial information by the Company:

In July 2012, the Intangibles topic was amended to permit an entity to consider qualitative factors to determine whether it is more likely than not that indefinite-lived intangible assets are impaired. If it is determined to be more likely than not that indefinite-lived intangible assets are impaired, then the entity is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying amount. The amendments were effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The amendments did not have a material effect on the Company’s financial statements.

The Comprehensive Income topic of the Accounting Standards Codification ("ASC") was amended in June 2011. The amendment eliminated the option to present other comprehensive income as a part of the statement of changes in stockholders’ equity and required consecutive presentation of the statement of net income and other comprehensive income. The amendments were applicable to the Company April 1, 2012 and have been applied retrospectively. In December 2011, the topic was further amended to defer the effective date of presenting reclassification adjustments from other comprehensive income to net income on the face of the financial statements while the Financial Accounting Standards Board ("FASB") redeliberated the presentation requirements for the reclassification adjustments. In February 2013, the FASB further amended the Comprehensive Income topic clarifying the conclusions from such redeliberations. Specifically, the amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments do require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued

In addition, in certain circumstances an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income.

The amendments were effective for the Company on a prospective basis for reporting periods beginning after December 15, 2012. These amendments did not have a material effect on the Company’s financial statements.

In April 2013, the FASB issued guidance addressing application of the liquidation basis of accounting. The guidance is intended to clarify when an entity should apply the liquidation basis of accounting. In addition, the guidance provides principles for the recognition and measurement of assets and liabilities and requirements for financial statements prepared using the liquidation basis of accounting. The amendments will be effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein and those requirements should be applied prospectively from the day that liquidation becomes imminent. Early adoption is permitted. The Company does not expect these amendments to have any effect on its financial statements.

In July 2013, the FASB issued guidance to eliminate the diversity in practice regarding presentation of unrecognized tax benefits in the statement of financial position. Under the clarified guidance, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, will be presented in the financial statements as a reduction to a deferred tax asset unless certain criteria are met. The requirements should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The amendments will be effective for the Company for reporting periods beginning after December 15, 2013. The Company does not expect these amendments to have a material effect on its financial statements.

In December 2013, the FASB amended the Master Glossary of the FASB Codification to define “Public Business Entity” to minimize the inconsistency and complexity of having multiple definitions of, or a diversity in practice as to what constitutes, a nonpublic entity and public entity within U.S. GAAP. The amendment does not affect existing requirements, however will be used by the FASB, the Private Company Council (“PCC”), and the Emerging Issues Task Force (“EITF”) in specifying the scope of future financial accounting and reporting guidance. The Company does not expect this amendment to have any effect on its financial statements.

In January 2014, the FASB amended the Receivables-Troubled Debt Restructurings by Creditors subtopic of the Codification to address the reclassification of consumer mortgage loans collateralized by residential real estate upon foreclosure. The amendments clarify the criteria for concluding that an in substance repossession or foreclosure has occurred, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. The amendments also outline interim and annual disclosure requirements. The amendments will be effective for the Company for interim and annual reporting periods beginning after December 15, 2014. Companies are allowed to use either a modified retrospective transition method or a prospective transition method when adopting this update. Early adoption is permitted. The Company does not expect these amendments to have a material effect on its financial statements.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(2)         Investment and Mortgage-Backed Securities, Available For Sale

The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of investment and mortgage-backed securities available for sale are as follows:

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
FHLB Securities	$13,538,723	$25,695	$893,968	$12,670,450
Federal Farm Credit Bank ("FFCB") Securities	5,750,000	—	383,820	5,366,180
Federal National Mortgage Association ("FNMA") Bonds	1,993,473	—	18,543	1,974,930
Small Business Administration (“SBA”) Bonds	99,228,708	1,914,720	319,443	100,823,985
Tax Exempt Municipal Bonds	63,590,959	410,151	2,685,988	61,315,122
Mortgage-Backed Securities	245,882,053	5,843,365	3,128,883	248,596,535
Equity Securities	257,938	—	1,688	256,250
	$430,241,854	$8,193,931	$7,432,333	$431,003,452

	December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
FHLB Securities	$6,115,036	$53,954	$4,320	$6,164,670
SBA Bonds	94,152,203	2,466,354	156,287	96,462,270
Tax Exempt Municipal Bonds	35,772,115	1,770,567	60,534	37,482,148
Mortgage-Backed Securities	206,793,861	8,030,008	91,966	214,731,903
Equity Securities	102,938	—	27,713	75,225
	$342,936,153	$12,320,883	$340,820	$354,916,216

FHLB securities, FFCB securities, FNMA bonds, and FNMA and FHLMC mortgage-backed securities are issued by government-sponsored enterprises (“GSEs”).  GSEs are not backed by the full faith and credit of the United States government.  SBA bonds are backed by the full faith and credit of the United States government. Included in the tables above and below in mortgage-backed securities are GNMA mortgage-backed securities, which are also backed by the full faith and credit of the United States government.  At December 31, 2013 and 2012, the Bank held an amortized cost and fair value of $170.4 million and $135.3 million, respectively, and $173.5 million and $143.8 million, respectively, in GNMA mortgage-backed securities included in mortgage-backed securities listed above. All mortgage-backed securities above are either GSEs or GNMA mortgage-backed securities. The Company has not invested in any private label mortgage-backed securities.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(2)         Investment and Mortgage-Backed Securities, Available For Sale, Continued

The amortized cost and fair value of investment and mortgage-backed securities available for sale at December 31, 2013 are shown below by contractual maturity.  Expected maturities will differ from contractual maturities because borrowers have the right to prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Less Than One Year	$229,940	$231,902
One – Five Years	14,130,674	14,458,222
Five – Ten Years	69,085,158	69,191,949
After Ten Years	100,914,029	98,524,844
Mortgage-Backed Securities	245,882,053	248,596,535
	$430,241,854	$431,003,452

At December 31, 2013 and 2012, the amortized cost and fair value of investment and mortgage-backed securities available for sale pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $118.3 million and $121.1 million, respectively, and $108.9 million and $114.4 million, respectively.

The Bank received $62.8 million, $40.3 million and $78.3 million, respectively, in proceeds from sales of available for sale securities during the year ended December 31, 2013, the nine months ended December 31, 2012, and the year ended March 31, 2012, respectively. As a result, the Bank recognized $1.6 million in gross gains and $279,000 gross losses for the year ended December 31, 2013, $945,000 in gross gains and no gross losses for the nine months ended December 31, 2012, and $2.3 million in gross gains and no gross losses for the year ended March 31, 2012.

The following tables show gross unrealized losses and fair value, aggregated by investment category, and length of time that individual available for sale securities have been in a continuous unrealized loss position for the periods indicated.

	December 31, 2013
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
FHLB Securities	$10,288,110	$651,608	$1,757,640	$242,360	$12,045,750	$893,968
FFCB Securities	4,435,070	314,930	931,110	68,890	5,366,180	383,820
FNMA Bonds	1,974,930	18,543	—	—	1,974,930	18,543
SBA Bonds	12,183,961	288,678	3,541,453	30,765	15,725,414	319,443
Tax Exempt Municipal Bonds	39,848,206	2,556,014	2,008,272	129,974	41,856,478	2,685,988
Mortgage-Backed Securities	88,516,030	2,756,216	6,436,369	372,667	94,952,399	3,128,883
Equity Securities	—	—	101,250	1,688	101,250	1,688
	$157,246,307	$6,585,989	$14,776,094	$846,344	$172,022,401	$7,432,333

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

Securities classified as available-for-sale are recorded at fair market value.  At December 31, 2013, 11.4% of the unrealized losses, or eleven individual securities, consisted of securities in a continuous loss position for 12 months or more.  At December 31, 2012, 18.8% of the unrealized losses, or two individual securities, consisted of securities in a continuous loss position for 12 months or more. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature.  The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and is not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary. The Company reviews its investment securities portfolio at least quarterly and more frequently when economic conditions warrant, assessing whether there is any indication of other-than-temporary impairment (“OTTI”). Factors considered in the review include estimated future cash flows, length of time and extent to which market value has been less than cost, the financial condition and near term prospects of the issuer, and our intent and ability to retain the security to allow for an anticipated recovery in market value.

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

(3)         Investment and Mortgage-Backed Securities, Held to Maturity

On June 30, 2013, the Company transferred all of its investment and mortgage-backed securities classified as held to maturity to available for sale. Based on changes in the current rate environment, management elected this change in an effort to more effectively manage the investment portfolio, including subsequently selling some securities that were formerly classified as held to maturity. The amortized cost of the securities that were transferred totaled $72.0 million and the net unrealized gain related to these securities totaled $1.4 million on the date of the transfer. As a result of the transfer and subsequent sales, the Company believes it has tainted its held to maturity classification and judgment will be required in the future in determining when circumstances have changed such that management can assert with a great degree of credibility that it has the intent and ability to hold debt securities to maturity. Based on this guidance, the Company does not expect to classify any securities as held to maturity within the near future.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(3)         Investment and Mortgage-Backed Securities, Held to Maturity, Continued

The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of investment and mortgage-backed securities held to maturity at December 31, 2012 are as follows:

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

Included in the tables above and below in mortgage-backed securities are GNMA mortgage-backed securities, which are backed by the full faith and credit of the United States government.  At December 31, 2012, the Bank held an amortized cost and fair value of $47.2 million and $50.4 million, respectively, in GNMA mortgage-backed securities included in mortgage-backed securities listed above. All mortgage-backed securities above are either GSEs or GNMA mortgage-backed securities. The Company has not invested in any private label mortgage-backed securities. At December 31, 2012, the amortized cost and fair value of investment and mortgage-backed securities held to maturity pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $12.2 million and $12.8 million, respectively at December 31, 2012.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)      Loans Receivable, Net

Loans receivable, net, consisted of the following as of the dates shown:

	December 31, 2013	December 31, 2012
Residential Real Estate Loans	$83,004,482	$90,677,625
Consumer Loans	52,205,901	56,595,093
Commercial Business	7,775,098	8,063,901
Commercial Real Estate	228,399,555	250,924,094
Total Loans Held For Investment	371,385,036	406,260,713
Loans Held For Sale	1,234,158	4,770,760
Total Loans Receivable, Gross	372,619,194	411,031,473
Less:
Allowance For Loan Losses	10,241,970	11,318,371
Loans In Process	3,465,072	2,002,595
Deferred Loan Fees	(4,513)	4,687
	13,702,529	13,325,653
Total Loans Receivable, Net	$358,916,665	$397,705,820

Changes in the allowance for loan losses for the years ended December 31, 2013 and March 31, 2012 and the nine months ended December 31, 2012 are summarized as follows:

	Year Ended December 31,	Nine Months Ended December 31,	Year Ended March 31,
	2013	2012	2012
Balance At Beginning Of Period	$11,318,371	$14,615,198	$12,501,800
Provision For Loan Losses	2,645,381	1,975,000	8,650,000
Charge Offs	(5,209,830)	(7,422,393)	(6,643,834)
Recoveries	1,488,048	2,150,566	107,232
Total Allowance For Loan Losses	$10,241,970	$11,318,371	$14,615,198

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

	Credit Quality Measures
December 31, 2013	Pass	Caution	Special Mention	Substandard	Total Loans
Residential Real Estate	$74,505,587	$890,902	$403,138	$7,204,855	$83,004,482
Consumer	50,370,640	843,799	143,649	847,813	52,205,901
Commercial Business	6,807,620	368,019	524,928	74,531	7,775,098
Commercial Real Estate	135,793,150	43,252,464	25,581,235	23,772,706	228,399,555
Total	$267,476,997	$45,355,184	$26,652,950	$31,899,905	$371,385,036

	Credit Quality Measures
December 31, 2012	Pass	Caution	Special Mention	Substandard	Total Loans
Residential Real Estate	$82,565,630	$222,046	$293,079	$7,596,870	$90,677,625
Consumer	54,899,665	152,368	184,731	1,358,329	56,595,093
Commercial Business	7,256,607	151,521	514,253	141,520	8,063,901
Commercial Real Estate	162,570,021	32,049,447	17,417,778	38,886,848	250,924,094
Total	$307,291,923	$32,575,382	$18,409,841	$47,983,567	$406,260,713

The following table presents an age analysis of past due balances by category at December 31, 2013.

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable
Residential Real Estate	$—	$1,363,132	$4,607,613	$5,970,745	$77,033,737	$83,004,482
Consumer	1,494,429	234,878	399,062	2,128,369	50,077,532	52,205,901
Commercial Business	115,186	—	33,055	148,241	7,626,857	7,775,098
Commercial Real Estate	5,103,522	2,046,666	4,972,667	12,122,855	216,276,700	228,399,555
Total	$6,713,137	$3,644,676	$10,012,397	$20,370,210	$351,014,826	$371,385,036

The following table presents an age analysis of past due balances by category at December 31, 2012.

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable
Residential Real Estate	$—	$1,794,644	$3,757,801	$5,552,445	$85,125,180	$90,677,625
Consumer	1,862,611	211,756	646,136	2,720,503	53,874,590	56,595,093
Commercial Business	445,113	36,079	86,991	568,183	7,495,718	8,063,901
Commercial Real Estate	2,432,423	4,852,227	13,913,190	21,197,840	229,726,254	250,924,094
Total	$4,740,147	$6,894,706	$18,404,118	$30,038,971	$376,221,742	$406,260,713

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)      Loans Receivable, Net, Continued

At December 31, 2013 and 2012, the Company did not have any loans that were 90 days or more past due and still accruing interest. Our strategy is to work with our borrowers to reach acceptable payment plans while protecting our interests in the existing collateral.  In the event an acceptable arrangement cannot be reached, we may have to acquire these properties through foreclosure or other means and subsequently sell, develop, or liquidate them. The following table shows non-accrual loans by category at December 31, 2013 compared to 2012.

	At December 31, 2013		At December 31, 2012		$	%
	Amount	Percent (1)	Amount	Percent (1)	Increase (Decrease)	Increase (Decrease)
Non-accrual Loans:
Residential Real Estate	$4,607,613	1.3%	$3,757,801	0.9%	$849,812	22.6%
Commercial Business	33,055	—	86,991	—	(53,936)	(62.0)
Commercial Real Estate	4,972,667	1.4	13,913,190	3.4	(8,940,523)	(64.3)
Consumer	399,062	0.1	646,136	0.2	(247,074)	(38.2)
Total Non- accrual Loans	$10,012,397	2.7%	$18,404,118	4.5%	$(8,391,721)	(45.6)%

(1) PERCENT OF GROSS LOANS RECEIVABLE HELD FOR INVESTMENT, NET OF DEFERRED FEES AND LOANS IN PROCESS AND LOANS HELD FOR SALE.
The following tables show the activity in the allowance for loan losses by category for the periods indicated.

	For the Year Ended December 31, 2013
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,521,559	$1,001,271	$618,919	$8,176,622	$11,318,371
Provision	1,030,237	(5,306)	(187,377)	1,807,827	2,645,381
Charge-Offs	(1,118,168)	(207,230)	(31,831)	(3,852,601)	(5,209,830)
Recoveries	273,015	59,042	26,947	1,129,044	1,488,048
Ending Balance	$1,706,643	$847,777	$426,658	$7,260,892	$10,241,970

	For the Nine Months Ended December 31, 2012
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,928,625	$1,498,111	$644,855	$10,543,607	$14,615,198
Provision	183,236	(227,872)	175,141	1,844,495	1,975,000
Charge-Offs	(647,161)	(286,612)	(209,898)	(6,278,722)	(7,422,393)
Recoveries	56,859	17,644	8,821	2,067,242	2,150,566
Ending Balance	$1,521,559	$1,001,271	$618,919	$8,176,622	$11,318,371

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)      Loans Receivable, Net, Continued

The following tables present information related to impaired loans evaluated individually for impairment and collectively evaluated for impairment in the allowance for loan losses.

	Allowance For Loan Losses
December 31, 2013	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$158,791	$1,547,852	$1,706,643
Consumer	103,109	744,668	847,777
Commercial Business	—	426,658	426,658
Commercial Real Estate	840,658	6,420,234	7,260,892
Total	$1,102,558	$9,139,412	$10,241,970

	Allowance For Loan Losses
December 31, 2012	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$—	$1,521,559	$1,521,559
Consumer	—	1,001,271	1,001,271
Commercial Business	—	618,919	618,919
Commercial Real Estate	440,000	7,736,622	8,176,622
Total	$440,000	$10,878,371	$11,318,371

The following tables present information related to impaired loans evaluated individually for impairment and collectively evaluated for impairment in loans receivable for the periods indicated.

	Loans Receivable
December 31, 2013	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$4,838,236	$78,166,246	$83,004,482
Consumer	275,491	51,930,410	52,205,901
Commercial Business	19,775	7,755,323	7,775,098
Commercial Real Estate	26,221,312	202,178,243	228,399,555
Total	$31,354,814	$340,030,222	$371,385,036

	Loans Receivable
December 31, 2012	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$4,500,902	$86,176,723	$90,677,625
Consumer	322,588	56,272,505	56,595,093
Commercial Business	7,853	8,056,048	8,063,901
Commercial Real Estate	35,115,195	215,808,899	250,924,094
Total	$39,946,538	$366,314,175	$406,260,713

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)       Loans Receivable, Net, Continued

Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired management measures impairment and records the loan at fair value. Fair value is estimated using one of the following methods: fair value of the collateral less estimated costs to sale, discounted cash flows, or market value of the loan based on similar debt. The fair value of the collateral less estimated costs to sell is the most frequently used method. Typically, the Company reviews the most recent appraisal and if it is over 24 months old will request a new third party appraisal. Depending on the particular circumstances surrounding the loan, including the location of the collateral, the date of the most recent appraisal and the value of the collateral relative to the recorded investment in the loan, management may order an independent appraisal immediately or, in some instances, may elect to perform an internal analysis. The average balance of impaired loans was $33.6 million for year ended December 31, 2013 compared to $41.6 million for the nine months ended December 31, 2012.

The following tables are a summary of information related to impaired loans as of December 31, 2013 and 2012.

	December 31, 2013
Impaired Loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Residential Real Estate	$3,936,316	$4,588,645	$—	$4,044,142	$31,704
Consumer Loans	106,197	106,198	—	104,539	953
Commercial Business	19,775	19,775	—	19,896	389
Commercial Real Estate	21,810,347	26,775,853	—	23,618,648	886,737
With An Allowance Recorded:
Residential Real Estate	901,920	901,920	158,791	909,473	—
Consumer Loans	169,294	169,294	103,109	170,499	5,173
Commercial Business	—	—	—	—	—
Commercial Real Estate	4,410,965	4,954,058	840,658	4,707,658	251,505
Total
Residential Real Estate	4,838,236	5,490,565	158,791	4,953,615	31,704
Consumer Loans	275,491	275,492	103,109	275,038	6,126
Commercial Business	19,775	19,775	—	19,896	389
Commercial Real Estate	26,221,312	31,729,911	840,658	28,326,306	1,138,242
Total	$31,354,814	$37,515,743	$1,102,558	$33,574,855	$1,176,461

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

In the course of resolving delinquent loans, the Bank may choose to restructure the contractual terms of certain loans. A troubled debt restructuring ("TDR") is a restructuring in which the Bank, for economic or legal reasons related to a borrower’s financial difficulties, grants a concession to a borrower that it would not otherwise consider (FASB ASC Topic 310-40).  The concessions granted on TDRs generally include terms to reduce the interest rate, extend the term of the debt obligation, or modify the payment structure on the debt obligation. The Bank grants such concessions to reassess the borrower’s financial status and develop a plan for repayment.  TDRs included in impaired loans at December 31, 2013 and 2012 amounted to $12.4 million and $10.4 million, respectively.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)       Loans Receivable, Net, Continued

The following table is a summary of loans restructured as TDRs during the periods indicated:

	For the Year Ended December 31, 2013
Troubled Debt Restructurings	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Residential Real Estate	—	$—	$—
Consumer Loans	—	—	—
Commercial Business	1	32,850	32,850
Commercial Real Estate	4	1,409,693	1,409,693
Total	5	1,442,543	1,442,543

	For the Nine Months Ended December 31, 2012			For the Year Ended March 31, 2012
Troubled Debt Restructurings	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Residential Real Estate	—	$—	$—	—	$—	$—
Consumer Loans	—	—	—	1	15,358	15,358
Commercial Business	—	—	—	—	—	—
Commercial Real Estate	1	257,452	257,452	14	11,988,576	11,988,576
Total	1	257,452	257,452	15	$12,003,934	$12,003,934

During the year ended December 31, 2013, the Bank modified five loans that were considered to be TDRs. The Bank lowered the interest rate on each of these loans and changed the payment to interest only on for an agreed upon period on three of these loans. During the year ended December 31, 2012, the Bank modified 1 loan that was considered to be a TDR. The Bank lowered the interest rate on the loan and changed the payment to interest only. The following table is a summary of TDRs restructured in the last 12 months that subsequently defaulted during the period:

	For the Year Ended December 31, 2013
Troubled Debt Restructurings That Subsequently Defaulted During the Period	Number of Contracts	Recorded Investment
Residential Real Estate	—	$—
Consumer Loans	—	—
Commercial Business	—	—
Commercial Real Estate	1	146,267
Total	1	$146,267

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)       Loans Receivable, Net, Continued

	For the Nine Months Ended December 31, 2012		For the Year Ended March 31, 2012
Troubled Debt Restructurings That Subsequently Defaulted During the Period	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Residential Real Estate	—	$—	—	$—
Consumer Loans	—	—	—	—
Commercial Business	—	—	—	—
Commercial Real Estate	4	880,745	—	—
Total	4	$880,745	—	$—

At December 31, 2013, five loans that had been previously restructured were in default, one of which defaulted during the year and had been restructured in the last 12 months. During the nine months ended December 31, 2012, 6 loans that had been previously restructured were in default. The Bank considers any loan 30 days or more past due to be in default.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(5)         Premises and Equipment, Net

Premises and equipment, net, are summarized as follows for the dates indicated:

	December 31,
	2013	2012
Land	$5,471,503	$5,471,503
Buildings And Improvements	17,635,363	17,591,652
Furniture And Equipment	10,395,793	10,684,296
Construction In Progress	206,163	77,058
Total Premises And Equipment	33,708,822	33,824,509
Less Accumulated Depreciation	(16,465,432)	(15,906,612)
Total Premises And Equipment, Net	$17,243,390	$17,917,897

Depreciation expense for the year ended December 31, 2013, the nine months ended December 31, 2012, and for the year ended March 31, 2012 was $1.2 million, $1.1 million, and $1.5 million, respectively. The Bank has entered into non-cancelable operating leases related to buildings and land.  At December 31, 2013, future minimum payments under non-cancelable operating leases with initial or remaining terms of one year or more are as follows (by fiscal year):

2014	$416,435
2015	358,451
2016	260,909
2017	222,762
2018	128,360
Thereafter	1,028,198
Total Future Minimum Payments	$2,415,115

Total rental expense amounted to $415,000, $306,000, and $401,000 for the year ended December 31, 2013, for the nine months ended December 31, 2012 and for the year ended March 31, 2012, respectively.  Four lease agreements with monthly expenses of $6,593, $800, $8,571, and $9,075 have multiple renewal options totaling 30, 10, 35, and 10 years, respectively.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(6)         Intangible Assets and Goodwill

Intangible assets and goodwill are the result of the Collier Jennings acquisition in July 2006.  Changes in intangible assets and goodwill for periods indicated consisted of the following:

	December 31,
	2013	2012
Customer List
Balance At Beginning Of Year	$61,974	$99,477
Amortization	50,004	37,503
Balance At End Of Year	11,970	61,974
Total Intangibles	11,970	61,974
Goodwill	1,199,754	1,199,754
Total	$1,211,724	$1,261,728

In accordance with accounting guidance, the Company evaluates its goodwill on an annual basis. The evaluations were performed as of September 30, 2013 and September 30, 2012 for fiscal years ended December 31, 2013 and 2012, respectively. At the time of the evaluations the Company determined that no impairment existed. Therefore, there was no amortization of goodwill for the year ended December 31, 2013 or for the nine months ended December 31, 2012. Amortization of the intangibles is scheduled to be as follows for each fiscal year as indicated:

2014	11,970
Total	$11,970

(7)         FHLB Stock

The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to a membership component, which is 0.15% of total assets at September 30, 2013 and 2012 plus a transaction component which equals 4.5% of outstanding advances (borrowings) from the FHLB of Atlanta.  The Bank is in compliance with this requirement with an investment in FHLB of Atlanta stock of $5.0 million and $6.2 million as of December 31, 2013 and 2012, respectively. No readily available market exists for this stock and it has no quoted fair value.  However, because redemption of this stock has historically been at par, it is carried at cost.

(8)         Repossessed Assets Acquired In Settlement Of Loans

The Bank owned $3.9 million and $6.8 million in repossessed assets acquired in settlement of loans at December 31, 2013 and 2012, respectively. Transactions in repossessed assets for the year ended December 31, 2013, the nine months ended December 31, 2012 and the year ended March 31, 2012 are summarized below:

	December 31,	December 31,	March 31,
	2013	2012	2012
Balance, Beginning Of Period	$6,754,425	$14,160,099	$14,433,853
Additions	3,861,182	2,456,478	4,276,679
Capital Improvements	—	—	36,877
Sales	(5,274,003)	(6,929,152)	(3,978,390)
Write Downs	(1,394,378)	(2,933,000)	(608,920)
Balance, End Of Period	$3,947,226	$6,754,425	$14,160,099

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(9)         Deposits

Deposits outstanding by type of account are summarized as follows:

	At December 31, 2013			At December 31, 2012
		Weighted Rate	Interest Rate Range		Weighted Rate	Interest Rate Range
Checking Accounts	$136,695,876	0.04%	0.00-0.15%	$126,740,707	0.06%	0.00-0.20%
Money Market Accounts	240,631,708	0.28%	0.10-0.30%	234,382,412	0.38%	0.20-0.40%
Statement Savings Accounts	24,485,648	0.10%	0.00-0.10%	22,411,240	0.20%	0.00-0.20%
Total	$401,813,232	0.19%	0.00-0.30%	$383,534,359	0.26%	0.00-0.40%

Certificate Accounts:
0.00 – 1.99%	226,750,180			255,422,955
2.00 – 2.99%	28,848,252			32,975,486
3.00 – 3.99%	1,285,108			2,380,728
4.00 – 4.99%	—			1,523,474
5.00 – 5.99%	—			501,651
Total	256,883,540	0.83%	0.05-3.25%	292,804,294	1.11%	0.15-5.22%
Total Deposits	$658,696,772	0.44%	0.00-3.25%	$676,338,653	0.63%	0.00-5.22%

Included in the certificates above were $25.6 million and $22.6 million in brokered deposits at December 31, 2013 and 2012, respectively, with a weighted average interest rate of 1.23% and 1.47%, respectively. Of the brokered deposits at December 31, 2013, $2.5 million mature within one year.

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $129.9 million and $139.9 million at December 31, 2013 and 2012, respectively.

The amounts and scheduled maturities of all certificates of deposit are as follows:

	December 31,	December 31,
	2013	2012
Within 1 Year	$163,680,585	$182,062,395
After 1 Year, Within 2 Years	45,089,513	55,389,195
After 2 Years, Within 3 Years	22,483,793	22,172,081
After 3 Years, Within 4 Years	8,996,498	24,584,913
After 4 Years, Within 5 Years	16,633,151	8,595,710
Thereafter	—	—
	$256,883,540	$292,804,294

At December 31, 2013 and 2012, the Bank has $133,000 and $72,000, respectively, in overdrafts that were reclassified to loans.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(10)         Advances From Federal Home Loan Bank (FHLB) And Other Borrowings

Advances from the FHLB are summarized by year of maturity and weighted average interest rate below:

	December 31, 2013
Year Ending December 31	Amount	Weighted Rate
2014	$34,840,058	1.64%
2015	15,000,000	4.01%
2016	20,000,000	4.61%
2017	12,900,000	4.38%
2018	5,000,000	3.39%
Thereafter	—	—%
	$87,740,058	3.23%

	December 31, 2012
Year Ending December 31	Amount	Weighted Rate
2013	$22,100,000	2.92%
2014	30,257,182	3.33%
2015	15,000,000	4.01%
2016	20,000,000	4.60%
2017	12,900,000	4.38%
Thereafter	5,000,000	3.39%
	$105,257,182	3.72%

These advances are secured by a blanket collateral agreement with the FHLB by pledging the Bank’s portfolio of residential first mortgage loans and investment securities with an amortized cost and fair value of $111.6 million and $102.7 million, respectively, at December 31, 2013 and $135.7 million and $129.4 million, respectively, at December 31, 2012. Advances are subject to prepayment penalties.

The following tables show callable FHLB advances as of the dates indicated.  These advances are also included in the above table.  All callable advances are callable at the option of the FHLB.  If an advance is called, the Bank has the option to pay off the advance without penalty, re-borrow funds on different terms, or convert the advance to a three-month floating rate advance tied to LIBOR.

As of December 31, 2013
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

During the year ended December 31, 2013, the Bank prepaid six FHLB advances totaling $30.0 million and incurred$589,000 in prepayment penalties related to these prepayments. The Bank did not prepay any FHLB advances during the nine months ended December 31, 2012 or the year ended March 31, 2012.

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

At December 31, 2013 and December 31, 2012, the Bank had $167.9 million and $165.9 million in additional borrowing capacity, respectively, at the FHLB.

The Bank had $8.0 million and $9.3 million in other borrowings at December 31, 2013 and December 31, 2012, respectively.  These borrowings consist of short-term repurchase agreements with certain commercial demand deposit customers for sweep accounts. The repurchase agreements typically mature within one to three days and the interest rate paid on these borrowings floats monthly with money market type rates. At December 31, 2013 and December 31, 2012, the interest rate paid on the repurchase agreements was 0.15% and 0.20%, respectively. The maximum amount outstanding at any one month end during the year ended December 31, 2013 was $9.9 million compared to $10.2 million during the nine months ended December 31, 2012. The Bank had pledged as collateral for these repurchase agreements investment and mortgage-backed securities with amortized costs and fair values of $14.8 million and $15.4 million, respectively at December 31, 2013 and $15.4 million and $16.3 million, respectively, at December 31, 2012.

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

The Capital Securities accrue and pay distributions quarterly at a rate per annum equal to 1.94% at December 31, 2013 and 2.01% at December 31, 2012.  Prior to September 2011, one-half of the Capital Securities issued in the transaction had a fixed rate of 6.88% and the remaining half had a floating rate of three-month LIBOR plus 170 basis points. After September 2011, the rate is a floating rate of three month LIBOR plus 170 basis points as the fixed rate portion was converted to the floating rate. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears.

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

On April 11, 2011, the Company eliminated the mandatorily redeemable shares of the Company’s common stock as a result of an investor’s purchase of these shares in a private transaction.  In connection with the purchase of these shares, the redemption feature was eliminated.  As a result, the Company no longer has the liability related to these shares on its balance sheet and the Company’s capital increased by $1.4 million.

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

(14)         Income Taxes

Income tax expense is comprised of the following:

	For the Year Ended December 31,	For the Nine Months Ended December 31,	For the Year Ended March 31,
	2013	2012	2012
Current:
Federal	$380,143	$348,588	$1,814,394
State	164,491	91,108	226,970
Total Current Tax Expense	544,634	439,696	2,041,364
Deferred:
Federal	784,814	266,784	(706,857)
State	10,936	(2,721)	576,774
Total Deferred Tax Expense	795,750	264,063	(130,083)
Total Income Tax Expense	$1,340,384	$703,759	$1,911,281

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(14)         Income Taxes, Continued

The Company's income taxes differ from those computed at the statutory federal income tax rate, as follows:

	For the Year Ended December 31,	For the Nine Months Ended December 31,	For the Year Ended March 31,
	2013	2012	2012
Tax At Statutory Income Tax Rate	$1,744,725	$903,960	$1,260,263
State Tax And Other	(379,689)	(212,308)	10,480
Write-down Of State Deferred Tax Asset	—	—	625,000
Valuation Allowance	(24,652)	12,107	15,538
Total Income Tax Expense	$1,340,384	$703,759	$1,911,281

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

	At December 31,
	2013	2012
Deferred Tax Assets:
Deferred Compensation	$565,577	$528,847
Provision For Loan Losses	3,519,305	3,891,083
Other Real Estate Owned	1,125,986	1,452,449
Net Fees Deferred For Financial Reporting	120,984	121,842
Non-accrual Interest	167,315	411,761
Net Operating Losses	208,185	232,837
Other	47,725	61,129
Total Gross Deferred Tax Assets	5,755,077	6,699,948
Less: Valuation Allowance	(208,185)	(232,837)
Net Deferred Tax Assets	5,546,892	6,467,111
Deferred Tax Liabilities:
FHLB Stock Basis Over Tax Basis	114,682	114,576
Depreciation	281,880	362,221
Other	67,881	63,695
Intangibles	4,465	19,292
Unrealized Gain on Securities Available for Sale	289,192	4,548,752
Total Gross Deferred Tax Liability	758,100	5,108,536
Net Deferred Tax Asset	$4,788,792	$1,358,575

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2013, management has determined that it is more likely than not that the total deferred tax asset will be realized except for the deferred tax asset associated with State net operating loss carryforwards, and, accordingly, has established a valuation allowance only for this item. The change in the valuation allowance was $(24,652). Net deferred tax assets are included in other assets at December 31, 2013 and 2012. The Company had state net operating losses of $6.3 million and $7.1 million for the year ended December 31, 2013 and 2012, respectively.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(14)         Income Taxes, Continued

Retained earnings at December 31, 2013 included tax bad debt reserves of $2.2 million, for which no provision for federal income tax has been made. If, in the future, these amounts are used for any purpose other than to absorb bad debt losses, including dividends, stock redemptions, or distributions in liquidation, or the Company ceases to be qualified as a bank, they may be subject to federal income tax at the prevailing corporate tax rate. Tax returns for 2010 and subsequent years are subject to examination by taxing authorities.

As of December 31, 2013, the Company had no material unrecognized tax benefits or accrued interest and penalties. It is the Company's policy to account for interest and penalties accrued relative to unrecognized tax benefits as a component of income tax expense.

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

Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a material adverse effect on the Company.  As of December 31, 2013 and 2012, the Bank was categorized as “well capitalized” under the regulatory framework for prompt corrective action.  There are no conditions or events that management believes have changed that classification as of the date of this Annual Report. The Company and the Bank’s regulatory capital amounts and ratios are as follows as of the dates indicated:

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(15)         Regulatory Matters, Continued

	Actual		For Capital Adequacy		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2013
SECURITY FEDERAL CORP.
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$70,598	17.8%	$15,894	4.0%	N/A	N/A
Total Risk-Based Capital (To Risk Weighted Assets)	84,529	21.3%	31,788	8.0%	N/A	N/A
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	70,598	8.3%	34,079	4.0%	N/A	N/A

SECURITY FEDERAL BANK
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$81,624	20.6%	$15,883	4.0%	$23,825	6.0%
Total Risk-Based Capital (To Risk Weighted Assets)	86,652	21.8%	31,767	8.0%	39,709	10.0%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	81,624	9.6%	34,069	4.0%	42,586	5.0%

December 31, 2012
SECURITY FEDERAL CORP.
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$68,639	16.5%	$16,619	4.0%	N/A	N/A
Total Risk-Based Capital (To Risk Weighted Assets)	84,148	20.3%	33,237	8.0%	N/A	N/A
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	68,639	7.7%	35,552	4.0%	N/A	N/A

SECURITY FEDERAL BANK
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$80,822	19.5%	$16,606	4.0%	$24,909	6.0%
Total Risk-Based Capital (To Risk Weighted Assets)	86,012	20.7%	33,212	8.0%	41,515	10.0%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	80,822	9.1%	35,541	4.0%	44,426	5.0%

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(16)         Employee Benefit Plans

The Company is participating in a multiple employer defined contribution employee benefit plan covering substantially all employees with six months or more of service.  The Company matches a portion of the employees’ contributions and the plan has a discretionary profit sharing provision.  The total employer contributions were $189,000 for the year ended December 31, 2013, $145,000 for the nine months ended December 31, 2012 and $188,000 for the year ended March 31, 2012.

The Company has an Employee Stock Purchase Plan (“ESPP”).  The ESPP allows employees of the Company to purchase stock quarterly through a payroll deduction at a discount calculated as 15% of the market value with a floor equal to the Company’s book value.  The ESPP, which was approved by stockholders in July 2005, became effective in January 2007. Participation in the ESPP is voluntary.  Employees are limited to investing $25,000 or 5% of their annual salary, whichever is lower, during the year.  During the year ended December 31, 2013, there were no employee stock purchases within the plan.

Certain officers of the Company participate in a supplemental retirement plan.  These benefits are not qualified under the Internal Revenue Code and they are not funded.  During the year ended December 31, 2013, the nine months ended December 31, 2012 and the year ended March 31, 2012, the Company incurred expenses of $172,000, $144,000, and $180,000, respectively, for this plan.

Certain officers and directors of the Company participate in incentive and non-qualified stock option plans. Prior to fiscal 2010, the Company had three stock option plans that together authorized the Company to grant 150,000 options. In 2008, the 2008 Equity Incentive Plan was approved by stockholders and implemented by the Company with the intention of replacing the previous three option plans. No additional options are to be granted under the old plans and forfeitures under the old plans are not added to the new plan as available options, however, all existing options outstanding under these plans remain in effect. The 2008 Equity Incentive Plan provides for the grant of non-qualified and incentive stock options, stock appreciation rights (“SARS”), and restricted stock awards. Under the 2008 Equity Incentive Plan, 50,000 shares of common stock are reserved for the issuance of stock options and SARS in addition to 50,000 shares subject to restricted stock awards. The plan is administered by a committee appointed by the Board of Directors. The committee determines the specific employees, amount and type of any awards granted. At December 31, 2013 and 2012, there were 50,000 shares available for issuance under this plan.Options under all plans are granted at exercise prices not less than the fair value of the Company’s common stock on the date of the grant.

The following is a summary of the activity under the Company’s incentive and non-qualified stock option plans for the year ended December 31, 2013, the nine months ended December 31, 2012 and for the year ended March 31, 2012:

	December 31,				March 31,
	2013		2012		2012
	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price
Balance, Beginning of Period	68,400	$22.63	72,900	$22.62	81,400	$22.51
Options Granted	—	—	—	—	—	—
Options Exercised	—	—	—	—	—	—
Options Forfeited	6,900	23.87	4,500	22.58	8,500	21.72
Balance, End of Period	61,500	$22.49	68,400	$22.63	72,900	$22.62

Total Intrinsic Value Of Options Exercised During The Year	—		—		—
Weighted-Average Fair Value Of Options Granted During The Year	—		—		—
Options Exercisable	42,300	$22.03	43,800	$22.14	43,600	$22.05
Weighted-Average Remaining Life Of Exercisable Options	1.3 years		1.8 years		2.5 years
Options Available For Grant	50,000		50,000		50,000

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(16)         Employee Benefit Plans, Continued

During the year ended December 31, 2013, 2,600 options with a weighted average exercise price of $23.50 vested. During the nine months ended December 31, 2012, 2,200 stock options with an exercise price of $23.61 vested. During the year ended March 31, 2012, 1,200 options with a weighted average exercise price of $23.03 vested. The aggregate intrinsic value of the stock options outstanding and exercisable at December 31, 2013 and 2012 and March 31, 2012 amounted to $0 for all periods. Total compensation expense related to stock options was $(2,600), $4,000, and $33,000 for the year ended December 31, 2013, for the nine months ended December 31, 2012 and the year ended March 31, 2012, respectively.  As of December 31, 2013, there was $38,419 of total unrecognized compensation cost related to non-vested stock options.  The cost is expected to be recognized over a weighted average period of three years.

There were no stock-based awards granted by the Company, during the year ended December 31, 2013, the nine months ended December 31, 2012, or the year ended March 31, 2012. At December 31, 2013, the Company had the following options outstanding:

Grant Date	Outstanding Options	Option Price	Expiration Date
01/01/04	4,000	$24.22	01/01/14
03/08/04	7,000	$21.43	03/08/14
06/07/04	2,000	$24.00	06/07/14
01/01/05	18,000	$20.55	01/01/15
01/01/06	3,500	$23.91	01/01/16
08/24/06	3,500	$23.03	08/24/16
05/24/07	2,000	$24.34	05/24/17
07/09/07	1,000	$24.61	07/09/17
10/01/07	2,000	$24.28	10/01/17
01/01/08	14,000	$23.49	01/01/18
05/19/08	2,500	$22.91	05/19/18
07/01/08	2,000	$22.91	07/01/18
All options granted prior to March 31, 2006 are 100% vested. Options granted after March 31, 2006 generally vest 20% per year every year beginning in the sixth year after the grant date.  Those options granted after March 31, 2006 may be exercised as they vest in years six through ten, or until the end of year ten after the grant date.

(17)         Stock Warrants

In conjunction with its participation in the U.S. Department of Treasury’s (“Treasury”) Capital Purchase Program (“CPP”) in 2008, the Company sold a warrant to the Treasury to purchase 137,966 shares of the Company’s common stock. The warrant had a 10-year term and was immediately exercisable upon issuance.

On July 31, 2013, the Company repurchased its outstanding warrant at a fair market value of $50,000 from the U.S. Treasury. As a result of the transaction the warrant was canceled which reduced warrants outstanding by $400,000 and increased additional paid in capital by $350,000.

(18)         Bank Owned Life Insurance

The cash value of the life insurance policies are recorded as a separate line item in the accompanying balance sheets at $11.5 million, $11.2 million and $10.4 million at December 31, 2013 and 2012 and March 31, 2012, respectively.  The insurance provides key person life insurance on certain officers of the Company.  The earnings-portion of the insurance policies grows tax deferred and helps offset the cost of the Company’s benefits programs.  The Company recorded earnings of $339,000, $315,000 and $420,000 for the growth in the cash value of life insurance during the year ended December 31, 2013, during the nine months ended December 31, 2012 and during the year ended March 31, 2012, respectively.

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

Financial instruments where the contract amount represents the Bank's credit risk include commitments under pre-approved but unused lines of credit of $30.8 million and $30.1 million, undisbursed loans in process of $3.5 million and $2.0 million, and letters of credit of $2.2 million and $6.1 million at December 31, 2013 and 2012, respectively.

These loan and letter of credit commitments are subject to the same credit policies and reviews as loans on the balance sheet.  Collateral, both the amount and nature, is obtained based upon management's assessment of the credit risk.  Since many of the extensions of credit are expected to expire without being drawn, the total commitment amounts do not necessarily represent future cash requirements.  In addition to these loan commitments noted above, the Bank had unused credit card loan commitments of $4.5 million at December 31, 2013 and 2012.  There were no outstanding commitments on mortgage loans not yet closed at December 31, 2013 and 2012.  These commitments, which are funded subject to certain limitations, extend over varying periods of time with the majority being funded within 45 days.  At December 31, 2013 and 2012, the Bank had outstanding commitments to sell approximately $1.2 million and $4.8 million of loans, respectively, which encompassed the Bank’s held for sale loans.  The Bank also has commitments to sell mortgage loans not yet closed, on a best efforts basis.  Best efforts means the Bank suffers no penalty if they are unable to deliver the loans to the potential buyers.  The fair value of the Bank’s commitment to originate mortgage loans at committed interest rates and to sell such loans to permanent investors is insignificant.

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

	For the Year Ended December 31,	For the Nine Months Ended December 31,	For the Year Ended March 31,
	2013	2012	2012
Balance, Beginning of Period	$273,330	$315,338	$356,345
New Loans	10,956	5,364	7,798
Less Loan Payments	53,564	47,372	48,805
Balance, End of Period	$230,722	$273,330	$315,338

Loans to all employees, officers, and directors of the Company, in the aggregate constituted approximately 5.7% and 5.4% of the Company’s total shareholders' equity at December 31, 2013 and 2012, respectively.  At December 31, 2013 and 2012, deposits from executive officers and directors of the Bank and Company and their related interests in the aggregate approximated $6.8 million and $4.1 million, respectively.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(20)         Related Party Transactions, Continued

The Company leased office space from a related party during the year ended December 31, 2013. The lease is with a company in which the related party, who is both a director and an officer of the Company, has an ownership interest.  The Company incurred expenses of $79,000, $58,000, and $76,000 for rent for the year ended December 31, 2013, the nine months ended December 31, 2012 and the year ended March 31, 2012, respectively, related to this lease.   Management is of the opinion that the transactions with respect to office rent were made on terms that are comparable to those which would be made with unaffiliated persons.

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

In connection with its participation in the CDCI, on September 29, 2010, the Company (i) exchanged all $18.0 million (aggregate liquidation preference amount) of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), previously sold to the Treasury pursuant to the Troubled Asset Relief Program CPP, for $18.0 million (aggregate liquidation preference amount) of the Company’s newly designated Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), (ii) sold 400,000 shares of its common stock at $10.00 per share in a private offering to board members of the Company for aggregate gross proceeds of $4.0 million; and (iii) received an additional $4.0 million investment from the Treasury through the sale of an additional $4.0 million (aggregate liquidation preference amount) of its Series B Preferred Stock to the Treasury.  The additional $4.0 million investment from the Treasury was contingent upon the Company’s completion of the $4.0 million separate stock offering for the same amount, as required by the Company’s primary regulator at the time, the Office of Thrift Supervision.  The warrant sold by the Company to the Treasury in connection with the Company’s participation in Treasury’s Troubled Asset Relief Program CPP in 2008 remained outstanding after the exchange.

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

On July 31, 2013, the Company repurchased its outstanding warrant at a fair market value of $50,000 from the U.S. Treasury. As a result of the transaction the warrant was canceled which reduced warrants outstanding by $400,000 and increased additional paid in capital by $350,000.

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
Condensed Balance Sheet Data

	At December 31,	At December 31,
	2013	2012
Assets:
Cash	$3,880,433	$4,098,035
Investment Securities, Available For Sale	101,250	75,225
Investment in Security Federal Statutory Trust	155,000	155,000
Investment In Security Federal Bank	85,115,889	89,532,985
Accounts Receivable And Other Assets	20,167	13,766
Total Assets	$89,272,739	$93,875,011
Liabilities And Shareholders’ Equity:
Accounts Payable And Other Liabilities	$44,959	$44,827
Junior Subordinated Debentures	5,155,000	5,155,000
Senior Convertible Debentures	6,084,000	6,084,000
Shareholders’ Equity	77,988,780	82,591,184
Total Liabilities And Shareholders’ Equity	$89,272,739	$93,875,011

Condensed Statements of Income Data

	For the Year Ended December 31,	For the Nine Months Ended December 31,	For the Year Ended March 31,
	2013	2012	2012
Income:
Equity In Earnings Of Security Federal Bank	$2,558,986	$2,229,630	$2,095,707
Dividend Income From Security Federal Bank	1,600,000	—	—
Interest Income	—	22,941	78,667
Miscellaneous Income	15,771	—	34,338
Total Income	4,174,757	2,252,571	2,208,712
Expenses:
Interest Expense	589,988	449,049	653,727
Mandatorily Redeemable Financial Instrument Valuation Income	—	—	(50,000)
Other Expenses	18,223	16,814	24,329
Total Expenses	608,211	465,863	628,056
Income Before Income Taxes	3,566,546	1,786,708	1,580,656
Income Tax Benefit	(224,616)	(168,241)	(214,719)
Net Income	3,791,162	1,954,949	1,795,375
Preferred Stock Dividends	440,000	330,000	440,000
Net Income Available to Common Shareholders	$3,351,162	$1,624,949	$1,355,375

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(22)         Security Federal Corporation Condensed Financial Statements (Parent Company Only), Continued

Condensed Statements of Cash Flow Data

	For the Year Ended December 31,	For the Nine Months Ended December 31,	For the Year Ended March 31,
	2013	2012	2012
Operating Activities:
Net Income	$3,791,162	$1,954,949	$1,795,375
Adjustments To Reconcile Net Income To Net Cash Used In Operating Activities:
Equity In Earnings Of Security Federal Bank	(2,558,986)	(2,229,630)	(2,095,707)
Stock Compensation Expense	(2,580)	4,472	33,123
Mandatorily Redeemable Financial Instrument Valuation Income	—	—	(50,000)
(Increase) Decrease In Accounts Receivable And Other Assets	(15,248)	56,203	(32,154)
Increase (Decrease) In Accounts Payable	132	(122,707)	(5,633)
Net Cash Provided (Used) In Operating Activities	1,214,480	(336,713)	(354,996)
Investing Activities:
Decrease In Loans Receivable	—	—	1,786,294
Net Cash Provided By Investing Activities	—	—	1,786,294
Financing Activities:
Repayment Of Warrant Issued In Conjunction With Preferred Stock	(50,000)	—	—
Dividends Paid To Shareholders-Preferred Stock	(440,000)	(330,000)	(440,000)
Dividends Paid To Shareholders-Common Stock	(942,082)	(706,560)	(942,027)
Net Cash Used In Financing Activities	(1,432,082)	(1,036,560)	(1,382,027)
Net Increase (Decrease) In Cash	(217,602)	(1,373,273)	49,271
Cash At Beginning Of Period	4,098,035	5,471,308	5,422,037
Cash At End Of Period	$3,880,433	$4,098,035	$5,471,308

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

Investment Securities Available for Sale

Investment securities available for sale are recorded at fair value on a recurring basis. At December 31, 2013, the Company’s investment portfolio was comprised of government and agency bonds, mortgage-backed securities issued by government agencies or government sponsored enterprises, municipal securities, and equity investments. The portfolio did not contain any private label mortgage-backed securities. Fair value measurement is based upon prices obtained from third party pricing services that use independent pricing models which rely on a variety of factors including reported trades, broker/dealer quotes, benchmark yields, economic and industry events and other relevant market information. As such, these securities are classified as Level 2.

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

Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2013, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. The Company records impaired loans as nonrecurring Level 3.

As of December 31, 2013 and 2012, the recorded investment in impaired loans was $31.4 million and $39.9 million, respectively. The average recorded investment in impaired loans was $33.6 million for year ended December 31, 2013 and $41.6 million for the nine months ended December 31, 2012.

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

Assets measured at fair value on a recurring basis are as follows as of December 31, 2013:

Assets:	Quoted Market Price In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
FHLB Securities	$—	$12,670,450	$—
FFCB Securities		5,366,180
FNMA Bonds		1,974,930
SBA Bonds	—	100,823,985	—
Tax Exempt Municipal Bonds	—	61,315,122	—
Mortgage-Backed Securities	—	248,596,535	—
Equity Securities	—	256,250	—
Total	$—	$431,003,452	$—

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

There were no liabilities measured at fair value on a recurring basis as of December 31, 2013 or 2012.

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. The table below presents assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2013 and 2012, aggregated by the level in the fair value hierarchy within which those measurements fall.

Assets:	Level 1	Level 2	Level 3	At December 31, 2013
Mortgage Loans Held For Sale	$—	$1,234,158	$—	$1,234,158
Collateral Dependent Impaired Loans (1)	—	—	30,252,256	30,252,256
Foreclosed Assets	—	—	3,947,226	3,947,226
Total	$—	$1,234,158	$34,199,482	$35,433,640

(1) IMPAIRED LOANS ARE REPORTED NET OF SPECIFIC RESERVES OF $1,103,000

Assets:	Level 1	Level 2	Level 3	At December 31, 2012
Mortgage Loans Held For Sale	$—	$4,770,760	$—	$4,770,760
Collateral Dependent Impaired Loans (1)	—	—	39,506,538	39,506,538
Foreclosed Assets	—	—	6,754,425	6,754,425
Total	$—	$4,770,760	$46,260,963	$51,031,723

(1) IMPAIRED LOANS ARE REPORTED NET OF SPECIFIC RESERVES OF $440,000

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(23)         Carrying Amounts and Fair Value of Financial Instruments, Continued

For Level 3 assets and liabilities measured at fair value on a recurring or non-recurring basis as of December 31, 2013, the significant unobservable inputs used in the fair value measurements were as follows:

	Fair Value		Significant
	December 31,	Valuation	Unobservable
	2013	Technique	Inputs	Range
Collateral Dependent Impaired Loans	$30,252,256	Appraised Value	Discount Rates/ Discounts to Appraised Values	0% - 90%
Foreclosed Assets	3,947,226	Appraised Value/Comparable Sales	Discount Rates/ Discounts to Appraised Values	7% - 99%

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(23)         Carrying Amounts and Fair Value of Financial Instruments, Continued

The following tables are a summary of the carrying value and estimated fair value of the Company’s financial instruments as of December 31, 2013 and 2012 presented in accordance with the applicable accounting guidance.

	December 31, 2013
	Carrying	Fair Value
(In Thousands)	Amount	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash And Cash Equivalents	7,630	$7,630	$7,630	$—	$—
Certificates of Deposits With Other Banks	2,100	2,100	—	2,100	—
Investment And Mortgage-Backed Securities	431,003	431,003	—	431,003	—
Loans Receivable, Net	358,917	356,623	—	—	356,623
FHLB Stock	5,017	5,017	5,017	—	—

Financial Liabilities:
Deposits:
Checking, Savings, And Money Market Accounts	401,813	$401,813	$401,813	$—	$—
Certificate Accounts	256,884	257,883	—	257,883	—
Advances From FHLB	87,740	92,608	—	92,608	—
Other Borrowed Money	8,003	8,003	8,003	—	—
Senior Convertible Debentures	5,155	5,155	—	5,155	—
Junior Subordinated Debentures	6,084	6,084	—	6,084	—

	December 31, 2012
	Carrying	Fair Value
(In Thousands)	Amount	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash And Cash Equivalents	$7,904	$7,904	$7,904	$—	$—
Certificates of Deposits With Other Banks	1,729	1,729	—	1,729	—
Investment And Mortgage-Backed Securities	430,988	434,588	—	434,588	—
Loans Receivable, Net	397,706	397,360	—	—	397,360
FHLB Stock	6,179	6,179	6,179	—	—

Financial Liabilities:
Deposits:
Checking, Savings, And Money Market Accounts	$383,534	$383,534	$383,534	$—	$—
Certificate Accounts	292,804	295,734	—	295,734	—
Advances From FHLB	105,257	113,471	—	113,471	—
Other Borrowed Money	9,317	9,317	9,317	—	—
Senior Convertible Debentures	5,155	5,155	—	5,155	—
Junior Subordinated Debentures	6,084	6,084	—	6,084	—

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(23)         Carrying Amounts and Fair Value of Financial Instruments, Continued

At December 31, 2013, the Bank had $33.0 million of off-balance sheet financial commitments.  These commitments are to originate loans and unused consumer lines of credit and credit card lines.  Because these obligations are based on current market rates, if funded, the original principal is considered to be a reasonable estimate of fair value.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(24)         Quarterly Financial Data (Unaudited)

Unaudited condensed financial data by quarter for the year ended December 31, 2013 and the nine months ended December 31, 2012 is as follows (dollars, except per share data, in thousands):

	Quarter ended
Year Ended December 31, 2013	March 31, 2013	June 30, 2013	Sept. 30, 2013	Dec. 31, 2013
Interest Income	$7,704	$7,680	$7,706	$7,357
Interest Expense	2,114	1,959	1,796	1,664
Net Interest Income	5,590	5,721	5,910	5,693
Provision For Loan Losses	1,145	900	600	—
Net Interest Income After Provision For Loan Losses	4,445	4,821	5,310	5,693
Non-interest Income	1,945	1,743	1,738	1,470
Non-interest Expense	5,513	5,392	5,665	5,464
Income Before Income Tax	877	1,172	1,383	1,699
Provision For Income taxes	206	293	361	480
Net Income	671	879	1,022	1,219
Preferred Stock Dividends	110	110	110	110
Net Income Available To Common Shareholders	$561	$769	$912	$1,109
Basic Net Income Per Common Share	$0.19	$0.26	$0.31	$0.38
Diluted Net Income Per Common Share	$0.19	$0.26	$0.31	$0.38
Basic Weighted Average Shares Outstanding	2,944,001	2,944,001	2,944,001	2,944,001
Diluted Weighted Average Shares Outstanding	2,944,001	2,944,001	2,944,001	2,944,001

	Quarter ended
Nine Months Ended December 31, 2012	June 30, 2012	Sept. 30, 2012	Dec. 31, 2012
Interest Income	$8,476	$8,271	$8,044
Interest Expense	2,619	2,463	2,378
Net Interest Income	5,857	5,808	5,666
Provision For Loan Losses	725	300	950
Net Interest Income After Provision For Loan Losses	5,132	5,508	4,716
Non-interest Income	1,184	1,478	1,703
Non-interest Expense	5,298	6,071	5,693
Income Before Income Tax	1,018	915	726
Provision For Income taxes	287	245	172
Net Income	731	670	554
Preferred Stock Dividends	110	110	110
Net Income Available To Common Shareholders	$621	$560	$444
Basic Net Income Per Common Share	$0.21	$0.19	$0.15
Diluted Net Income Per Common Share	$0.21	$0.19	$0.15
Basic Weighted Average Shares Outstanding	2,944,001	2,944,001	2,944,001
Diluted Weighted Average Shares Outstanding	2,944,001	2,944,001	2,944,001

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

SHAREHOLDERS INFORMATION

ANNUAL MEETING
The annual meeting of shareholders will be held at 11:00 a.m., Thursday, April 17, 2014 at Newberry Hall, 117 Newberry Street Southwest, Aiken, South Carolina.

STOCK LISTING
The Company’s stock is traded on the Over-The-Counter-Bulletin Board under the symbol “SFDL.OB.”  The stock began trading on the Bulletin Board in October 2003.

PRICE RANGE OF COMMON STOCK
The table below shows the range of high and low bid prices.  These prices represent actual transactions and do not include retail markups, markdowns or commissions.  Market makers include Cantor Fitzgerald, Stifel Nicolaus, Knight Equity Markets, and Monroe Securities, Inc.

	High	Low
Nine Months Ended December 31, 2012
06/30/2012	$9.75	$8.50
09/30/2012	$9.00	$8.50
12/31/2012	$8.80	$7.00

Year Ended December 31, 2013
03/31/2013	$11.00	$8.10
06/30/2013	$12.80	$10.25
09/30/2013	$14.00	$12.10
12/31/2013	$13.30	$11.20

As of December 31, 2013, the Company had approximately 278 shareholders of record, not including shares held in street name, and 2,944,001 outstanding shares of common stock.

DIVIDENDS
The first quarterly dividend on the stock was paid to shareholders on March 15, 1991.  Dividends will be paid upon the determination of the Board of Directors that such payment is consistent with the long-term interest of the Company.  The factors affecting this determination include the Company’s current and projected earnings, operating results, financial condition, regulatory restrictions, future growth plans, and other relevant factors. The Company paid $0.04 per share cash dividends for each of the quarters during fiscal 2006, $0.06 per share cash dividends for each of the quarters during fiscal 2007, $0.07 per share cash dividends for each of the quarters during fiscal 2008, and $0.08 per share cash dividends for each of the subsequent quarters beginning in the first quarter of fiscal 2009.

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

Security Federal Corporation

William O. "Bill" Boyte III

In Memoriam

William O. "Bill" Boyte III, Senior Vice President/Midlands Area Executive for Security Federal Bank, passed away on January 25, 2014. Bill was a long-time banker in the Columbia community. His career started at Carolina National, a subsidiary of C&S National Bank of South Carolina and led to management positions at C&S National Bank of Georgia, NationsBank, BB&T, and Security Federal Bank. Bill played football and baseball at Camden High School and earned a full football scholarship at the University of South Carolina. He played on the 1969 ACC Championship team that went to the Peach Bowl. Bill graduated from USC with a BA degree in 1972. He later served as a Board Member and President of the USC Association of Lettermen. Bill also served on the Board of the South Carolina State Athletic Commission. Bill was full of life and loved to bring joy to others. During his nine years with Security Federal, Bill exemplified leadership and unwavering loyalty to the Bank.

Shareholders Information

Security Federal Corporation

Annual and Other Reports

The Company is required to file an annual report on Form 10-K for its fiscal year ended December 31, 2013 with the Securities and Exchange Commission. Copies of Form 10-K, Security Federal Corporation's annual report and the Company's quarterly reports may be obtained from and inquiries may be addressed to Mrs. Beverly Nettles of Security Federal Corporation.

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
TL Moore Consulting, LLC
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

Thomas L Moore
Owner
TL Moore Consulting, LLC
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
General Manager
Breezy Hill Water & Sewer
Graniteville, SC

Rev. Nathaniel Irvin, Sr.
Retired Pastor
North Augusts, SC

Rev. Stephen Phillips
Pastor
Christian Heritage Church
Graniteville, SC

Thomas L Moore
Owner
TL Moore Consulting, LLC
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
Columbia, SC

Randall Halfacre
CEO
Greater Lexington Chamber & Visitor Center
Lexington, SC

www.securityfederalbank.com

- 85

Security Federal Corporation

MANAGEMENT TEAM & BRANCH LOCATIONS

Management Team

Timothy W. Simmons — Chairman of Security Federal Corporation

J. Chris Verenes — Chairman & CEO, Security Federal Bank

G.L. Toole, III — Vice Chairman, Security Federal Corporation & Security Federal Bank

Robert E. Alexander — Corporate Secretary

Francis M. Thomas — President, Security Federal Bank

Roy G. Lindburg — EVP & CFO

Margaret A. Hurt — Controller

Jessica T. Cummins — Treasurer

W. Barry Adams — EVP/Area Executive - Aiken Area

Richard T. Harmon — EVP - Chief Lending Officer

Anthony J. Ateca — EVP - Chief Administrative Officer

Audrey T. Varn — President – Security Federal Trust and Investments Div.

Lynn B. Shepard — SVP – Senior Operations Officer

Paul T. Rideout — SVP – Credit Administration

Thomas R. Crawford, Jr. — SVP/Area Executive – Augusta Area

Gabriele C. Dukes — SVP– Financial Counseling

John L. Girardeau — SVP– Mortgage Operations

Janice S. Hauerwas — SVP – Lending Compliance

Terry L. Gilman — SVP – Insurance Operations

Andrea P. Haltiwanger — SVP – Marketing/Retail Insurance

G. David Jennings — VP– Premium Financing

Josephine J. Quiller — VP – Contract Manager

Dorothy E. Brandon — VP– Financial Service Officer

John D. W. Goodin — VP– Financial Service Officer

Shane M. Bagby — VP– Financial Service Officer

Patricia B. Moseley — VP – Loan Servicing Manager

Ronald R. Davis — VP – Senior Auditor

Thomas H. Wessel — VP – Information Technology Manager

Marilyn C. Jordan — VP– Special Assets Manager

Sharon M. Swift — VP– Branch Operations Coordinator

Linda G. Wright — VP– Item Processing Manager

Kathi J. Snipes — VP– Financial Counseling

Todd C. Stanford — VP– Financial Service Officer

Jessica M. Glover — VP– BSA/Deposit Compliance Officer

Alicia N. Heath — VP – Human Resources

Matthew B. Fry — VP – Internal Audit Manager

Virginia G. Smith — VP – Director of Martgage Organization

Branch Locations

Whiskey Road, Aiken, SC
1705 Whiskey Road, Aiken SC
Dana S. Hall — Assistant Vice President/Manager

North Augusta, SC
315 E. Martintown Road, N. Augusta, SC
Sara E. Kuestner — Manager

Laurens Street, Aiken, SC
100 Laurens Street, Aiken SC
Ellen K. Luton — Manager

Richland Avenue, Aiken, SC
1665 Richland Avenue, Aiken SC
S. Kevin Price — Manager

South Side, Aiken, SC
2587 Whiskey Road, Aiken SC
Ashlyn G. McAlhaney — Manager

Graniteville, SC
50 Canal Street, Graniteville, SC
Jamie L. Toole — Manager

Langley, SC
2812 Augusta Road, Langley, SC
Sherry M. Munns — Manager

Clearwater, SC
4568 Jefferson Davis Highway, Clearwater SC
Carlene K. Clark — Manager

Wagener, SC
118 Main Street, Wagener SC
D. Scott Tindal — Assistant Vice President/Manager

West Columbia, SC
1185 Sunset Boulevard, W. Columbia SC
Vicky J. Wood — Assistant Vice President/Manager

Lexington, SC
5446 Sunset Boulevard, Lexington SC
Jeannette L. Rivera — Manager

Assembly Street, Columbia, SC
1900 Assembly Street, Columbia SC
Gary E. Wertz — Assistant Vice President/Retail Area Manager

Evans, GA
7004 Evans Town Center Boulevard, Evans GA
John D. W. Goodin — Vice President/Manager

- 86

Security Federal Corporation

Security Federal Corporation | 238 Richland Ave., NW | Aiken, S.C. 29801