Form 10-K, Exhibit 13
period 2014-12-31
SECURITY FEDERAL CORP
filed 2015-03-20
CIK 818677

Exhibit 13

Annual Report to Stockholders

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Security Federal Corporation

Annual Report 2014

December 31, 2014

LETTER TO OUR SHAREHOLDERS

Dear Fellow Shareholders,

The past year has been an exciting one for Security Federal and its shareholders. Net income available to common shareholders increased $2.0 million or 60.3% to $5.4 million or $1.82 per common share (basic) for the year ended December 31, 2014 compared to $3.4 million or $1.14 per common share (basic) for the year ended December 31, 2013. The increase was primarily the result of an increase in net interest income combined with a decrease in the provision for loan losses.

The Company's net interest spread increased 17 basis points to 2.98% for the year ended December 31, 2014, compared to 2.81% for the year ended December 31, 2013 and was up to 3.02% for the quarter ended December 31, 2014. The improvement in net interest spread was achieved through a lower cost of funds, as total interest expense decreased 22.8% for the year ended December 31, 2014, compared to the year ended December 31, 2013. In recent years, the Bank has made growing checking and savings accounts a top priority. These less expensive funds grew $10.9 million or 6.7% to $172.0 million in 2014. This improvement has a positive impact on margin and therefore net interest income.

For the year ended December 31, 2014, the provision for loan losses was $450,000, a $2.2 million or 83.0% decrease from $2.6 million for the comparable period in 2013. Net charge-offs were 0.67% of gross loans during the year ended December 31, 2014 compared to 1.01% for the same period in 2013 and the allowance for loan losses represented 358.0% of net charge-offs during the year ended December 31, 2014 compared to 275.2% of net charge-offs during the comparable period in 2013.

The Company recognized $852,000 in grant income during 2014. $557,000 was awarded by the Bank Enterprise Award Program in recognition of the Bank's investments in distressed communities and its continued commitment to community development. The remainder of the grant income that was recognized related to an award we received in 2013 from the Community Development Financial Institutions Fund. As part of the award, the Bank established a small business micro lending program that lends specifically in low to moderate income areas. Both of these programs are evidence of our commitment to supporting our community.

The Company reported net income available to common shareholders of $1.2 million or $0.41 per common share (basic) for the quarter ended December 31, 2014, an increase of $102,000 or 9.2% compared to net income of $1.1 million or $0.38 per common share (basic) for the quarter ended December 31, 2013. The increase was primarily the result of an increase in non-interest income.

Total assets at December 31, 2014 were $825.4 million, a decrease of $23.9 million or 2.8%, compared to $849.2 million at December 31, 2013. Net loans receivable decreased $19.0 million or 5.3% to $339.9 million at December 31, 2014 from $358.9 million at December 31, 2013. Total deposits increased $1.4 million or 0.2% to $660.1 million at December 31, 2014 compared to $658.7 million at December 31, 2013. Federal Home Loan Bank advances, other borrowings, convertible senior debentures and subordinated debentures decreased $34.3 million or 32.1% to $72.7 million at December 31, 2014 from $107.0 million at December 31, 2013.

In light of our continued profitability, your Board of Directors approved a quarterly dividend of $0.08 per share that was paid on March 15, 2015 to shareholders of record as of February 28, 2015. This is the ninety-seventh consecutive quarterly dividend to shareholders since the Bank's conversion in October of 1987 from a mutual to a stock form of ownership.

Please accept our sincere appreciation for your loyalty to Security Federal Bank. We thank you for recommending our Bank to your friends and families and ask that you continue to do so. We also thank our loyal and dedicated staff for the quality and level of service they provide every day to our customers and to our community.

Sincerely,

Timothy W. Simmons
Chairman

Roy G. Lindburg
President, Security Federal Corporation

2

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

PROGRESSING FORWARD

Security Federal Corporation

As we reflect on the performance of the bank in 2014, it is apparent that several of the initiatives undertaken in recent years have yielded results as evidenced by our improved earnings. On the expense side, we have been vigilant in right sizing the bank in response to lower loan demand as well as reduced lobby traffic we see resulting from mobile and internet banking. We have also experienced significantly lower expenses associated with bad debt due to our focused efforts to reduce non-performing assets. Our revenues have been enhanced by increased income from our insurance subsidiary as well as grant income associated with our designation as a Community Development Financial Institution. This designation came as a result of our many years of focusing on the needs of the underserved residents of the communities in which we are located. Our Financial Counseling Department has played a key role in this area as they help families with budgeting and restoring their credit and this department now accounts for 20% of our consumer loan business. The bank has a strong sense of community and we believe that we can do well financially while doing good works in the markets we serve.

While we are optimistic about the bright future of the bank, there are challenges ahead of us. Like many other banks, we have seen our outstanding loan balances reduced significantly in recent years and new loan demand continues to be weak. Compliance with increased regulations has resulted in increased expense as we have hired staff and engaged outside consultants to deal with the changes in this area. The economy in the Aiken market remains flat due to the uncertainty of the future of the Savannah River Site which underscores the importance of our decisions in the previous decade to expand into the Midlands of South Carolina and Columbia County, GA.

Your bank takes the long view and just as we have in the past, we will make the necessary investments now that will bear fruit in the years to come. We have begun construction on a new branch in Ballentine, SC and we have plans for another branch in Evans, GA. We have also taken steps recently to increase our mortgage lending staff to accommodate the larger volume of loans we anticipate with our branch expansion. We also believe that our insurance subsidiary and trust division will continue to grow and become major contributors to our revenues.

As we plan for future growth, you may be certain that we will proceed with the measured, cautious approach that has been the hallmark of this company since its beginning in 1922 and the present management and staff of the bank are committed to preserving that legacy in the years to come.

J. Chris Verenes
Chairman & CEO, Security Federal Bank

Richard T. Harmon
President, Security Federal Bank

Security Federal Corporation

CONTENTS:

2	Letter to Shareholders
3	Progressing Foward
4	Financial Highlights
7	Selected Consolidated Financial & Other Data
9	Management's Discussion & Analysis of Financial Condition & Results of Operations
32	Report of Elliott Davis Decosimo, LLC
33	Consolidated Balance Sheets
34	Consolidated Statements of Income
35	Consolidated Statements of Comprehensive Income
36	Consolidated Statements of Shareholders' Equity
38	Consolidated Statements of Cash Flows
40	Notes to Consolidated Financial Statements
82	Shareholders Information
83	Familiar Face
84	Board of Directors Bank Advisory Board
86	Management Team Branch Locations
87	Thank You for Your Service Newest Branch

Security Federal Corporation

FINANCIAL HIGHLIGHTS

	Year Ended December 31st	
	2014	2013
Net Income Available to Common Shareholders	$5,371,000	$3,351,000
Earnings Per Common Share - Basic	$1.82	$1.14
Book Value Per Common Share	$22.23	$19.02
Total Interest Income	$29,482,000	$30,447,000
Total Interest Expense	$5,813,000	$7,533,000
Net Interest Income Before Provision For Loan Losses	$23,669,000	$22,914,000
Provision For Loan Losses	$450,000	$2,645,000
Net Interest Income After Provision For Loan Losses	$23,219,000	$20,269,000
Net Interest Margin	3.08%	2.91%
Total Loans Originated and Renewed	$162,179,000	$224,588,000
Adjustable Rate Loans As A Percentage of Total Gross Loans	36.9%	37.0%

4 www.securityfederalbank.com

FINANCIAL HIGHLIGHTS

Security Federal Corporation

Net Income Available to Common Shareholders
(In Thousands)
$5,500
$5,000
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
0
$632
$1,158
$1,355
$1,945
$3,351
$5,371
3/10
3/11
3/12
12/12
12/13
12/14

Total Assets (In Millions)
$1,000
$900
$800
$700
$600
$500
$400
0
$956
$934
$925
$890
$849
$825
3/10
3/11
3/12
12/12
12/13
12/14

Return on Common Equity
10%
8%
6%
4%
2%
0%
1.27%
2.17%
2.35%
3.62%
5.79%
8.72%
3/10
3/11
3/12
12/12
12/13
12/14

Allowances for Loan Losses(1)
3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
2.13%
2.54%
3.32%
2.80%
2.78%
2.41%
3/10
3/11
3/12
12/12
12/13
12/14

(1) ALLOWANCE FOR LOSSES AS A PERCENTAGE OF TOTAL LOANS.

For graphs related to earnings, periods denoted 12/14 , 12/13 & 12/12 are for the twelve months ended December 31. Other periods listed are for the twelve months ended March 31.

www.securityfederalbank.com 5

Security Federal Corporation

FINANCIAL HIGHLIGHTS

Book Value Per Common Share
$24
$22
$20
$18
$16
$14
$12
$10
$8
$6
0
$20.22
$18.21
$19.83
$20.45
$19.02
$22.23
3/10
3/11
3/12
12/12
12/13
12/14

Earnings Per Common Share Basic
$2.00
$1.75
$1.50
$1.25
$1.00
$.75
$.50
$.25
$0
$0.26
$0.43
$0.46
$0.66
$1.14
$1.82
3/10
3/11
3/12
12/12
12/13
12/14

PRICE PER SHARE
Security Federal Corporation Stock Prices
$25
$20
$15
$10
$5
0
3.37
3.65
4.54
5.17
7.33
15.00
18.00
20.00
21.67
20.26
21.00
23.00
24.25
24.75
23.00
15.50
9.86
10.92
9.00
8.10
11.68
17.50
YEARS
3/94
3/95
3/96
3/97
3/98
3/99
3/00
3/01
3/02
3/03
3/04
3/05
3/06
3/07
3/08
3/09
3/10
3/11
3/12
12/12
12/13
12/14

For graphs related to earnings, periods denoted 12/14 , 12/13 & 12/12 are for the twelve months ended December 31. Other periods listed are for the twelve months ended March 31.

6
www.securityfederalbank.com

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial and Other Data

The following table provides selected consolidated financial and operating data of Security Federal Corporation at the dates and for the periods indicated. In conjunction with the data provided in the following tables and in order to more fully understand our historical consolidated financial and operating data, you should also read our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements and the accompanying notes included in this report.

	At Or For The Years Ended December 31,		At Or For The Nine Months Ended December 31,	At Or For The Years Ended March 31,
	2014	2013	2012	2012	2011
Balance Sheet Data	(Dollars In Thousands, Except Per Share Data)
Total Assets	$825,364	$849,248	$890,355	$924,637	$933,544
Cash And Cash Equivalents	10,193	7,630	7,904	9,331	7,836
Certificates Of Deposit With Other Banks	2,095	2,100	1,729	1,727	100
Investment And Mortgage-Backed Securities	429,701	431,003	430,988	421,631	372,418
Total Loans Receivable, Net (1)	339,874	358,917	397,706	428,511	484,471
Deposits	660,115	658,697	676,339	696,201	690,357
Advances From Federal Home Loan Bank	52,900	87,740	105,257	122,070	138,136
Total Shareholders' Equity	87,435	77,990	82,592	80,772	76,012

Income Data
Total Interest Income	$29,482	$30,447	$24,791	$38,529	$43,742
Total Interest Expense	5,813	7,533	7,460	12,397	16,095
Net Interest Income	23,669	22,914	17,331	26,132	27,647
Provision For Loan Losses	450	2,645	1,975	8,650	8,155
Net Interest Income After Provision For Loan Losses	23,219	20,269	15,356	17,482	19,492
Non-Interest Income	6,163	6,896	4,365	6,942	6,795
General And Administrative Expense	21,268	22,033	17,062	20,717	23,841
Income Taxes	2,303	1,341	704	1,912	958
Net Income	5,811	3,791	1,955	1,795	1,843
Preferred Stock Dividends	440	440	330	440	666
Accretion Of Preferred Stock To Redemption Value	—	—	—	—	19
Net Income Available To Common Shareholders	$5,371	$3,351	$1,625	$1,355	$1,158

Per Common Share Data
Net Income Per Common Share (Basic)	$1.82	$1.14	$0.55	$0.46	$0.43
Cash Dividends	$0.32	$0.32	$0.24	$0.32	$0.32

(1)     INCLUDES LOANS HELD FOR SALE.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial and Other Data

	At Or For The Years Ended December 31,		At Or For The Nine Months Ended December 31,	At Or For The Years Ended March 31,
	2014	2013	2012	2012	2011
Other Data
Interest Rate Spread Information:
Average During Period (4)	2.98%	2.81%	2.70%	2.98%	3.06%
End Of Period	3.06%	3.19%	3.16%	3.30%	3.34%
Net Interest Margin (Net Interest Income/Average Earning Assets) (4)	3.08%	2.91%	2.80%	3.09%	3.17%
Average Interest-Earning Assets To Average Interest-Bearing Liabilities	113.01%	110.71%	108.08%	107.08%	106.35%
Common Equity To Total Assets	7.93%	6.59%	6.81%	6.36%	5.79%
Non-Performing Assets To Total Assets (2)	2.06%	1.64%	2.83%	3.98%	2.89%
Return On Assets (Ratio Of Net Income To Average Total Assets) (4)	0.64%	0.38%	0.24%	0.15%	0.12%
Return On Common Equity (Ratio Of Net Income To Average Common Equity) (4)	8.72%	5.79%	3.62%	2.35%	2.17%
Common Equity To Assets Ratio (Ratio Of Average Common Equity To Average Total Assets)	7.28%	6.64%	6.69%	6.22%	5.62%
Dividend Pay-Out Ratio On Common Shares(3)	17.54%	28.11%	43.48%	69.50%	74.13%
Number Of Full-Service Offices	13	13	13	13	13

(2)     NON-PERFORMING ASSETS CONSIST OF NON-ACCRUAL LOANS AND OTHER REAL ESTATE OWNED
(3)       RATIO OF DIVIDENDS PAID ON COMMON SHARES TO NET INCOME AVAILABLE TO COMMON SHAREHOLDERS
(4) ANNUALIZED FOR THE NINE MONTH TRANSITION PERIOD ENDED DECEMBER 31, 2012.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

General

The following discussion and analysis is presented to provide the reader with an understanding of the financial condition and the results of operations of Security Federal Corporation and its subsidiaries.  The investment and other activities of the parent company, Security Federal Corporation (the “Company”), have had no significant impact on the results of operations for the periods presented in the Consolidated Financial Statements included herein.  The information presented in the following discussion of financial results is indicative of the activities of Security Federal Bank (“Bank”), a wholly owned subsidiary of the Company.  The Bank was founded in 1922 as a mutual building and loan association. In 1987, the Bank converted to a federally chartered stock savings bank. On December 28, 2011, the Bank completed a charter conversion from a federally chartered stock savings bank to a South Carolina chartered commercial bank. In connection with this transaction, the Company reorganized from a savings and loan holding company into a bank holding company.

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

The principal business of the Bank is accepting deposits from the general public and originating consumer and commercial business loans as well as mortgage loans that enable borrowers to purchase or refinance one-to-four family residential real estate.  The Bank also originates construction loans on single-family residences, multi-family dwellings and projects, and commercial real estate, as well as loans for the acquisition, development and construction of residential subdivisions, and commercial projects. The Bank also provides trust services and it offers property, casualty and life insurance products through its subsidiary, Security Federal Insurance.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	the impact of new legislation, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations;

•	the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions;

•	our ability to pay dividends on our common stock and preferred stock;

•	adverse changes in the securities markets;

•	inability of key third-party providers to perform their obligations to us;

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

Some of these and other factors are discussed in our Annual Report on Form 10-K for the year ended December 31, 2014 under Item 1A, “Risk Factors.” Such developments could have an adverse impact on our financial position and our results of operations.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

While management uses the best information available to make evaluations, future adjustments may be necessary if economic conditions differ substantially from the assumptions used in making these evaluations.  The allowance for loan losses is subject to periodic evaluations by bank regulatory agencies that may require adjustments to the allowance based upon the information that is available at the time of their examination. For a further discussion of the Company’s estimation process and methodology related to the allowance for loan losses, see the discussion under the section entitled “Financial Condition” and “Comparison of the Years Ended December 31, 2014 and 2013-Provision for Loan Losses” included herein.

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

At December 31, 2014, the Bank's one-year gap position was a positive mismatch. Assets repricing exceeded liabilities repricing within one year by $46.5 million or 5.9% of total interest earning assets compared to a negative mismatch, or liabilities repricing exceeding assets repricing within one year by $17.1 million or 2.0% at December 31, 2013.  For more information on the Bank’s repricing position at December 31, 2014, see the tables on pages 14 and 15.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

During the year ended December 31, 2014, Bank originated, for investment purposes, $11.8 million in adjustable rate residential real estate loans (“ARM’s”). The Bank’s loan portfolio included $129.0 million of adjustable rate consumer loans, commercial loans, and mortgage loans or 36.9% of total loans at December 31, 2014.  During the year ended December 31, 2014, the Bank originated $126.8 million in new and renewed consumer and commercial loans, which are usually short term in nature.  The Bank's portfolio of consumer and commercial loans was $270.5 million at December 31, 2014, $288.4 million at December 31, 2013, and $315.6 million at December 31, 2012.  Consumer and commercial loans combined were 77.4% of total loans at December 31, 2014 and December 31, 2013, and 76.8% of total loans at December 31, 2012.

At December 31, 2014, the Bank held approximately $10.2 million in longer term fixed rate residential mortgage loans. Typically, long term, newly originated fixed rate mortgage loans are not retained in the portfolio but are sold immediately. ARMs are typically retained in the portfolio.

Fixed rate residential loans sold to institutional investors, on a service-released basis totaled $23.6 million during the year ended December 31, 2014, $33.1 million during the year ended December 31, 2013, and $22.5 million during the nine months ended December 31, 2012.  The Bank sells all its fixed rate mortgage loans on a service-released basis.

Certificates of deposit of $100,000 or more, referred to as “Jumbo Certificates,” are normally considered to be interest rate sensitive because of their relatively short maturities.  At December 31, 2014, the Bank had $140.0 million outstanding in Jumbo Certificates compared to $129.9 million at December 31, 2013.  Brokered deposits totaled $38.8 million at December 31, 2014 compared to $25.6 million at December 31, 2013. The majority of the Bank’s deposits are originated within the Bank’s immediate market area.

The following table sets forth the maturity schedule of certificates of deposit with balances of $100,000 or greater at December 31, 2014:

At December 31, 2014
(In Thousands)
Within 3 Months	$19,481
After 3 Months, Within 6 Months	24,496
After 6 Months, Within 12 Months	26,076
After 12 Months	69,909
$139,962

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

	At December 31,
	2014	2013
	(Dollars In Thousands)
Loans (1)	$188,034	$202,062
Mortgage-Backed Securities:
Available For Sale	105,128	91,856
Investment Securities:
Available For Sale	94,862	73,946
Other Interest-Earning Assets And FHLB Stock	5,497	5,338
Total Interest Rate Sensitive Assets Repricing Within 1 Year	$393,521	$373,202
Deposits	$318,368	$342,303
FHLB Advances And Other Borrowed Money	28,678	47,998
Total Interest Rate Sensitive Liabilities Repricing Within 1 Year	$347,046	$390,301
Gap	$46,475	$(17,099)
Interest Rate Sensitive Assets/Interest Rate Sensitive Liabilities	113.4%	95.6%
Gap As A Percent Of Total Interest-Earning Assets	5.9%	(2.0)%

(1)	LOANS ARE NET OF UNDISBURSED FUNDS AND LOANS IN PROCESS.

The following table sets forth the interest rate sensitivity of the Bank's assets and liabilities at December 31, 2014, on the basis of the factors and assumptions set forth in the table on the previous page.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

	Three Months Or Less	Over 3 –12 Months	Over 1 – 3 Years	Over 3 – 5 Years	Over 5 – 10 Years	Over 10 Years	Total
	(Dollars In Thousands)
Interest-Earnings Assets
Loans (1)	$100,529	$87,505	$92,031	$45,733	$13,367	$9,090	$348,255
Mortgage-Backed Securities:
Available For Sale, At Fair Value	87,309	17,819	54,244	27,982	43,230	8,269	238,853
Investment Securities:
Available For Sale, At Fair Value	87,954	6,908	9,048	11,790	53,607	21,541	190,848
FHLB Stock, At Cost	—	3,145	—	—	—	—	3,145
Other Interest-Earning Assets	2,252	100	1,995	—	—	—	4,347
Total Interest-Earning Assets	$278,044	$115,477	$157,318	$85,505	$110,204	$38,900	$785,448

Interest-Bearing Liabilities
Deposits:
Certificate Accounts	$39,860	$102,630	$79,755	$31,006	$—	$—	$253,251
NOW Accounts	4,380	13,142	70,089	—	—	—	87,611
Money Market Accounts	37,571	115,061	82,187	—	—	—	234,819
Statement Savings Accounts	1,431	4,293	22,899	—	—	—	28,623
Borrowings (2)	18,678	10,000	32,900	5,000	—	6,084	72,662
Total Interest-Bearing Liabilities	$101,920	$245,126	$287,830	$36,006	$—	$6,084	$676,966

Current Period Gap	$176,124	$(129,649)	$(130,512)	$49,499	$110,204	$32,816	$108,482
Cumulative Gap	$176,124	$46,475	$(84,037)	$(34,538)	$75,666	$108,482	$108,482
Cumulative Gap As A Percent Of Total Interest-Earning Assets	22.4%	5.9%	(10.7)%	(4.4)%	9.6%	13.8%	13.8%

(1)	LOANS INCLUDE LOANS HELD FOR SALE AND ARE NET OF UNDISBURSED FUNDS AND LOANS IN PROCESS.

(2)	CALLABLE SECURITIES AND FHLB ADVANCES ARE SHOWN AT THEIR LIKELY CALL DATES BASED ON MANAGEMENT’S ESTIMATES AT DECEMBER 31, 2014.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition

Total assets at December 31, 2014 were $825.4 million, a decrease of $23.9 million or 2.8% from $849.2 million at December 31, 2013.  This decrease was primarily the result of a decrease in net loans receivable.

Cash and cash equivalents increased $2.6 million or 33.6% to $10.2 million at December 31, 2014 compared to $7.6 million at December 31, 2013.   Total investments and mortgage-backed securities decreased $1.3 million or 0.3% to $429.7 million at December 31, 2014 from $431.0 million at December 31, 2013.  All of these securities were classified as available for sale at December 31, 2014. Investment and mortgage-backed securities with an amortized cost of $72.0 million were transferred from held to maturity to available for sale during 2013.

Total net loans receivable were $339.9 million at December 31, 2014, a decrease of $19.0 million or 5.3% from $358.9 million at December 31, 2013.  This decrease was the result of increased loan paydowns combined with lower loan demand from creditworthy borrowers. Residential real estate loans held for investment decreased $5.7 million or 6.9% from $83.0 million at December 31, 2013 to $77.3 million at December 31, 2014.   Typically, long term, newly originated fixed rate mortgage loans are not retained in the portfolio but are sold immediately.  ARMs are typically retained in the portfolio.  At December 31, 2014, the Bank held 83.8% of its residential mortgage loans in ARMs, while it had 16.2% in fixed rate mortgages.  Consumer loans decreased $1.8 million or 3.5% to $50.4 million at December 31, 2014 from $52.2 million at December 31, 2013. Commercial business loans increased $2.8 million or 35.9% to $10.6 million at December 31, 2014 from $7.8 million at December 31, 2013 while commercial real estate loans decreased $18.9 million or 8.3% to $209.5 million at December 31, 2014 from $228.4 million at December 31, 2013.  Loans held for sale, which were $1.9 million at December 31, 2014, increased $631,000 or 51.1% from $1.2 million at December 31, 2013.

Premises and equipment increased $990,000 or 5.7% to $18.2 million at December 31, 2014 compared to $17.2 million at December 31, 2013 as a result of land purchased for $1.3 million for a prospective future branch site in Columbia County, Georgia. The Bank held a groundbreaking ceremony on January 15, 2015 for its newest branch located in Irmo, South Carolina. The new location, scheduled for opening in mid-2015, will be a full-service branch offering depository banking as well as commercial, personal and mortgage lending.

The cash value of Bank Owned Life Insurance (“BOLI”) was $11.2 million at December 31, 2014 compared to $11.5 million at December 31, 2013 reflecting a $324,000 or 2.8% decrease. The decrease reflects the redemption of $624,000 in BOLI during the year ended December 31, 2014, which was partially offset by $300,000 in BOLI income. There were no additional BOLI purchases during the year ended December 31, 2014.  BOLI, which earns tax-free yields, is utilized to partially offset the cost of the Company’s employee benefits programs and to provide key person insurance on certain executive officers of the Company.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The Company’s non-performing assets increased $3.0 million or 21.6% to $17.0 million at December 31, 2014 from $14.0 million at December 31, 2013. The following table sets forth detailed information concerning our non-performing assets for the periods indicated:

	At December 31, 2014		At December 31, 2013		$ Increase	% Increase
	Amount	Percent (1)	Amount	Percent (1)	(Decrease)	(Decrease)
Loans 90 Days Or More Past Due Or Non-Accrual Loans:
Residential Real Estate	$3,061,339	0.9%	$4,607,613	1.3%	$(1,546,274)	(33.6)%
Commercial Business	246,977	0.1	33,055	—	213,922	647.2
Commercial Real Estate	9,859,689	2.8	4,972,667	1.4	4,887,022	98.3
Consumer	573,644	0.2	399,062	0.1	174,582	43.7
Total Non-Performing Loans	13,741,649	4.0%	10,012,397	2.7%	3,729,252	37.2%

Other Non-Performing Assets:
Other Real Estate Owned	3,229,710	0.9	3,947,226	1.1	(717,516)	(18.2)
Total Other Non-Performing Assets	3,229,710	0.9%	3,947,226	1.1%	(717,516)	(18.2)%
Total Non-Performing Assets	$16,971,359	4.0%	$13,959,623	3.8%	$3,011,736	21.6%
Total Non-Performing Assets As A Percentage Of Total Assets	2.1%		1.6%

(1) PERCENT OF GROSS LOANS RECEIVABLE HELD FOR INVESTMENT, NET OF DEFERRED FEES AND LOANS IN PROCESS
The increase in non-performing assets was primarily concentrated in non-performing commercial real estate loans, which increased $4.9 million to $9.9 million at December 31, 2014 from $5.0 million at December 31, 2013. The balance in non-performing commercial real estate loans at December 31, 2014 consisted of 46 loans to 28 borrowers with an average loan balance of $214,000. At December 31, 2013, the balance in non-performing commercial real estate loans consisted of 37 loans to 19 borrowers with an average loan balance of $134,000.

Of the non-performing commercial real estate loans, $4.0 million consisted of 15 loans secured by commercial buildings to 14 different borrowers; $1.9 million consisted of two loans to two separate borrowers related to the acquisition and development of two subdivisions; $1.3 million consisted of 10 loans secured by builder lots or speculative houses in varying degrees of completion throughout South Carolina and Georgia to four separate borrowers; $786,000 consisted of eight loans secured by raw land to six separate borrowers; and $702,000 consisted of two loans secured by a church building to one borrower. At December 31, 2014, our largest non-performing commercial real estate loan was $1.3 million and was secured by a commercial building. The majority of the remaining non-performing loans in the commercial real estate category were secured by first mortgages on principal residences throughout the Bank's market area. These loans, even though secured by principal residences, considered commercial real estate because they were business purpose loans.

Non-performing residential real estate loans decreased $1.5 million to $3.1 million at December 31, 2014 from $4.6 million at December 31, 2013. The balance in non-performing residential real estate loans at December 31, 2014 consisted of 27 loans to 27 borrowers with an average loan balance of $113,000, the largest of which was $415,000. The balance in non-performing residential real estate loans at December 31, 2013 consisted of 29 loans to 29 borrowers with an average loan balance of $159,000.

Other real estate owned decreased $718,000 or 18.2% to $3.2 million at December 31, 2014 compared to $3.9 million at December 31, 2013. At December 31, 2014, the balance of other real estate owned consisted of the following real estate properties: nine single-family residences and 24 lots within residential subdivisions located throughout our market area in South Carolina and Georgia; eight lots within a subdivision and adjacent 22.96 acres of land in Aiken, South Carolina; two parcels of land, one commercial lot, and one commercial building in South Carolina; one commercial building in Augusta, Georgia; and 34.8 acres of land in Bluffton, South Carolina.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

FHLB stock decreased $1.9 million or 37.3% to $3.1 million at December 31, 2014 compared to $5.0 million at December 31, 2013 as a result of stock redemptions by the FHLB of Atlanta. The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to a membership component, which is 0.15% of total assets plus a transaction component which equals 4.5% of outstanding advances (borrowings) from the FHLB of Atlanta. As total assets and total advances have decreased, so has the Bank’s required investment in FHLB stock.

Other assets decreased $4.1 million or 53.9% to $3.5 million at December 31, 2014 compared to $7.5 million at December 31, 2013 primarily due to a decrease in net tax deferred assets of $3.9 million. The unrealized gain on investment securities available for sale increased $8.1 million during the year ended December 31, 2014 as a result of a decrease in market rates. The decrease in the deferred tax asset represents the tax impact of this change.

The Bank reviews its loan portfolio and allowance for loan losses on a monthly basis.  Future additions to the Bank's allowance for loan losses are dependent on, among other things, the performance of the Bank's loan portfolio, the economy, changes in real estate values, and interest rates.  There can be no assurance that additions to the allowance will not be required in future periods. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on our financial condition and results of operations. Management continually monitors its loan portfolio for the impact of local economic changes.  The ratio of allowance for loan losses to total loans was 2.41% and 2.78% at December 31, 2014 and 2013, respectively. The Bank closely monitors its past due loans.

The cumulative interest not accrued during the year ended December 31, 2014 and 2013 relating to all non-performing loans totaled $920,000 and $480,000, respectively. Our strategy is to work with our borrowers to reach acceptable payment plans while protecting our interests in the underlying collateral.  In the event an acceptable arrangement cannot be reached, we may have to acquire these properties through foreclosure or other means and subsequently sell, develop, or liquidate them.

The balance of loans in troubled debt restructurings (“TDRs”) decreased $2.8 million or 22.3% during the year ended December 31, 2014. The Bank had 18 loans that were TDRs totaling $9.6 million at December 31, 2014 compared to 22 loans totaling $12.4 million at December 31, 2013. The 18 TDRs consisted of one consumer loan secured by a first mortgage on a residential dwelling and two automobiles totaling $66,000, and one consumer auto loan totaling $4,000. All of the remaining 16 restructurings consisted of commercial real estate loans to 11 separate borrowers, the largest of which had a balance of $2.4 million at December 31, 2014. The commercial real estate loans were secured primarily by first mortgages on three single family residences, four commercial buildings, three hotels, one church and five parcels of land.  At December 31, 2014, seven of the TDRs to four borrowers totaling $2.4 million were non-accruing. All of the remaining TDRs were current at December 31, 2014.

All TDRs are reviewed for impairment loss.  At December 31, 2014, the Bank held $20.2 million in impaired loans, including $9.6 million in TDRs, compared to $31.4 million of impaired loans, including $12.4 million of TDRs, at December 31, 2013.

In July 2006, the Company acquired Collier Jennings Financial Corporation, an insurance agency specializing in consumer automobile insurance and premium financing. The resulting goodwill was $1.2 million at December 31, 2014 and 2013. There were no other intangibles recorded at December 31, 2014 and $12,000 at December 31, 2013.  Collier Jennings is now a subsidiary of Security Federal Insurance Inc.

Deposits at the Bank decreased $1.4 million or 0.2% to $660.1 million at December 31, 2014 from $658.7 million at December 31, 2013. The Bank had brokered time deposits of $38.8 million at December 31, 2014 compared to $25.6 million at December 31, 2013. Brokered time deposits are appealing because rates paid on these deposits are typically lower than rates paid on time deposits obtained in the Bank’s primary market areas. In addition, a portion of these brokered time deposits give the Bank a call option that allows the Bank the choice to redeem them early should rates change. Total deposits at December 31, 2014, excluding brokered time deposits, decreased $11.9 million or 1.9% to $621.3 million from $633.1 million at December 31, 2013. Brokered time deposits were 5.9% of total deposits at December 31, 2014 and 3.9% of total deposits at December 31, 2013.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Advances from the FHLB decreased $34.8 million or 39.7% to $52.9 million at December 31, 2014 from $87.7 million at December 31, 2013 due to prepayments and maturities. During the years ended December 31, 2014 and 2013, as part of the Company's strategy to lower its cost of funds, management elected to prepay $5.0 million and $30.0 million, respectively, in higher rate advances. Other borrowed money, which consists of retail repurchase agreements, increased $521,000 or 6.5% to $8.5 million at December 31, 2014 from $8.0 million at December 31, 2013.

In September 2006, Security Federal Statutory Trust issued and sold capital securities of the Trust (the “Capital Securities”). The Trust used the net proceeds from the sale of the Capital Securities to purchase a like amount of junior subordinated debentures (the “Debentures”) of the Company which are reported on the Consolidated Balance Sheet as junior subordinated debentures. The Capital Securities accrue and pay distributions at a floating rate of three month LIBOR plus 170 basis points annually which was equal to 1.93% at December 31, 2014. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears. The Capital Securities mature or are mandatorily redeemable upon maturity on December 15, 2036, or upon earlier optional redemption as provided in the indenture. The Company has the right to redeem the Capital Securities in whole or in part.

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

Total shareholders' equity was $87.4 million at December 31, 2014, an increase of $9.4 million or 12.1% from $78.0 million at December 31, 2013. The Company’s net income for the year ended December 31, 2014 was $5.8 million. Preferred stock dividends were $440,000 resulting in net income available to common shareholders of $5.4 million. Other changes in shareholders’ equity during the period were: a net increase in other comprehensive income of $5.0 million, representing the unrecognized gain in value of investment and mortgage-backed securities, and $942,000 in dividends paid to common shareholders.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

	Year Ended December 31, 2014 Compared To Year Ended December 31, 2013			Year Ended December 31, 2013 Compared To Twelve Months Ended December 31, 2012
	Volume	Rate	Net	Volume	Rate	Net
	(In Thousands)
Interest-Earning Assets:
Loans: (1)
Mortgage Loans	$(350)	$(184)	$(534)	$(491)	$(252)	$(743)
Other Loans	(1,040)	(593)	(1,633)	(1,857)	(316)	(2,173)
Total Loans	(1,390)	(777)	(2,167)	(2,348)	(568)	(2,916)
Mortgage-Backed Securities (2)	46	724	770	(459)	(929)	(1,388)
Investments (2)(3)	19	305	324	686	610	1,296
Other Interest-Earning Assets	(4)	7	3	(2)	3	1
Total Interest-Earning Assets	$(1,329)	$259	$(1,070)	$(2,123)	$(884)	$(3,007)
Interest-Bearing Liabilities:
Deposits:
Certificate Accounts	$(133)	$(443)	$(576)	$(482)	$(913)	$(1,395)
NOW Accounts	1	6	7	14	(125)	(111)
Money Market Accounts	(15)	(237)	(252)	25	(293)	(268)
Savings Accounts	3	(10)	(7)	4	(13)	(9)
Total Deposits	(144)	(684)	(828)	(439)	(1,344)	(1,783)
Borrowings	(771)	(121)	(892)	(740)	(218)	(958)
Total Interest-Bearing Liabilities	(915)	(805)	(1,720)	(1,179)	(1,562)	(2,741)
Effect On Net Interest Income	$(414)	$1,064	$650	$(944)	$678	$(266)

(1)   INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

(3)
TAX EQUIVALENT BASIS RECOGNIZES THE INCOME TAX SAVINGS WHEN COMPARING TAXABLE AND TAX-EXEMPT ASSETS AND WAS CALCULATED USING AN EFFECTIVE TAX RATE OF 34%. THE TAX-EQUIVALENT ADJUSTMENT RELATES TO THE TAX EXEMPT MUNICIPAL BONDS AND WAS $499,594 AND $604,054 FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013.

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

	Yield/ Rate	Averages For The Years Ended December 31,
	At	2014			2013
	December 31, 2014	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
		(Dollars In Thousands)
Interest-Earning Assets:
Mortgage Loans	4.42%	$78,022	$3,360	4.31%	$85,973	$3,894	4.53%
Other Loans	5.85%	273,383	16,057	5.87%	291,024	17,689	6.08%
Total Loans (1)	5.53%	351,405	19,417	5.53%	376,997	21,583	5.72%
Mortgage-Backed Securities(2)	2.47%	249,066	6,037	2.42%	246,921	5,267	2.13%
Investments (2) (3)	2.54%	181,419	4,517	2.49%	180,588	4,193	2.32%
Other Interest-Earning Assets	0.23%	3,120	11	0.35%	5,035	8	0.16%
Total Interest-Earning Assets	3.83%	$785,010	$29,982	3.82%	$809,541	$31,051	3.84%
Interest-Bearing Liabilities:
Certificate Accounts	0.79%	$256,315	$1,990	0.78%	$271,002	$2,566	0.95%
NOW Accounts	0.07%	86,553	65	0.08%	84,230	58	0.07%
Money Market Accounts	0.19%	233,676	503	0.22%	238,693	755	0.32%
Savings Accounts	0.10%	26,640	27	0.10%	24,112	34	0.14%
Total Interest-Bearing Accounts	0.42%	603,184	2,585	0.43%	618,037	3,413	0.55%
Other Borrowings	0.15%	9,450	17	0.18%	9,270	19	0.20%
Junior Subordinated Debt	1.94%	5,155	101	1.96%	5,155	103	2.00%
Senior Convertible Debt	8.00%	6,084	487	8.00%	6,084	487	8.00%
FHLB Advances	3.87%	70,739	2,623	3.71%	92,658	3,511	3.79%
Total Interest-Bearing Liabilities	0.77%	$694,612	$5,813	0.84%	$731,204	$7,533	1.03%
Net Interest Income			$24,169			$23,518
Interest Rate Spread	3.06%			2.98%			2.81%
Net Yield On Earning Assets (Net Interest Margin)				3.08%			2.91%

(1)   INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

(3)
TAX EQUIVALENT BASIS RECOGNIZES THE INCOME TAX SAVINGS WHEN COMPARING TAXABLE AND TAX-EXEMPT ASSETS AND WAS CALCULATED USING AN EFFECTIVE TAX RATE OF 34%. THE TAX-EQUIVALENT ADJUSTMENT RELATES TO THE TAX EXEMPT MUNICIPAL BONDS AND WAS $499,594 AND $604,054 FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013.

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

(3)
TAX EQUIVALENT BASIS RECOGNIZES THE INCOME TAX SAVINGS WHEN COMPARING TAXABLE AND TAX-EXEMPT ASSETS AND WAS CALCULATED USING AN EFFECTIVE TAX RATE OF 34%. THE TAX-EQUIVALENT ADJUSTMENT RELATES TO THE TAX EXEMPT MUNICIPAL BONDS AND WAS $604,054 AND $315,568 FOR THE YEAR ENDED DECEMBER 31, 2013 AND TWELVE MONTHS ENDED DECEMBER 31, 2012.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Comparison of the Years Ended December 31, 2014 and 2013

General

The Company’s earnings available to common shareholders were $5.4 million or $1.75 per diluted common share for the year ended December 31, 2014, compared to $3.4 million or $1.12 per diluted common share for the year ended December 31, 2013.  The $2.0 million or 60.3% increase in earnings was attributable primarily to an increase in net interest income combined with a decrease in the provision for loan losses.

Net Interest Income

Net interest margin on a tax equivalent basis increased 17 basis points to 3.08% for the year ended December 31, 2014 from 2.91% for the year ended December 31, 2013.  The improvement in net interest spread was achieved through lower cost of funds as total interest expense decreased 22.8% for the year ended December 31, 2014, compared to the year ended December 31, 2013. The decrease in interest expense was partially offset by slightly lower interest income. Consistent with the increase in interest spread, net interest income increased $755,000 or 3.3% to $23.7 million for the year ended December 31, 2014 compared to $22.9 million for the year ended December 31, 2013. Average interest-earning assets decreased $24.5 million or 3.0% to $785.0 million million while average interest-bearing liabilities decreased $36.6 million or 5.0% to $694.6 million for the year ended December 31, 2014. The interest rate spread was 2.98% for the year ended December 31, 2014 compared to 2.81% for the year ended December 31, 2013.

Interest income on loans decreased $2.2 million to $19.4 million during the year ended December 31, 2014 from $21.6 million during the year ended December 31, 2013.  The 10.0% decrease was attributable to a decrease in average total loans outstanding of $25.6 million combined with a 19 basis point decrease in the average yield earned on the Bank’s loans during the year ended December 31, 2014.  Tax equivalent interest income on investment securities, mortgage-backed securities, and other investments increased $1.1 million as a result of an increase in the yield earned combined with a $1.1 million increase in the aggregate average balance in these interest-earning assets.

Interest expense on deposits decreased $828,000 or 24.3% to $2.6 million during the year ended December 31, 2014.  Average interest bearing deposits decreased $14.9 million while the average cost of those deposits decreased 12 basis points during the year ended December 31, 2014.  Interest expense on FHLB advances and other borrowings decreased $889,000 or 25.2% to $2.6 million during 2014. The decrease was a result of a $21.7 million decrease in average FHLB advances and other borrowings outstanding during the year ended December 31, 2014 and a decrease in the average costs of those borrowings of 17 basis points to 3.29% compared to 3.46% during the year ended December 31, 2013.

Interest expense on junior subordinated debentures was $101,000 for the year ended December 31, 2014 compared to $103,000 for the year ended December 31, 2013. The average outstanding balance on these debentures remained constant at $5.2 million during both periods while the average cost decreased four basis points to 1.96% during the year ended December 31, 2014 compared to 2.00% for the year ended December 31, 2013. Interest expense on senior convertible debentures was $487,000 for the year ended December 31, 2014 and 2013. The senior convertible debentures were issued during December 2009 and have a fixed rate of 8%.

Provision for Loan Losses

The provision for loan losses was $450,000 for the year ended December 31, 2014, a $2.2 million or 83.0% decrease from $2.6 million for the year ended December 31, 2013. The decrease in the provision is attributable to the decrease in net charge offs. Net charge offs were $2.3 million or 0.7% of gross loans during the year ended December 31, 2014 compared to$3.7 million or 1.0% of gross loans for the year ended December 31, 2013. The allowance for loan losses represented 358.0% of net charge offs during the year ended December 31, 2014 compared to 275.2% during the year ended December 31, 2013. Non-performing assets, which consist of non-accrual loans and repossessed assets, increased $3.0 million or 21.6% to $17.0 million at December 31, 2014 from $14.0 million at December 31, 2013. Despite the increase in non- performing assets, the additional provision required to cover these loans has declined. Substantially all of these loans are secured by real estate, and have been measured for impairment under the fair value of collateral method. As real estate values have begun to stabilize, the need to reserve for these assets has declined.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The amount of the provision is determined by management’s on-going monthly analysis of the loan portfolio and the adequacy of the allowance for loan losses. The Company has established policies and procedures for evaluating and monitoring the overall credit quality of the loan portfolio and for the timely identification of potential problem loans including internal and external loan reviews. The adequacy of the allowance for loan losses is reviewed monthly by the Asset Classification Committee and quarterly by the Board of Directors. Management’s monthly review of the adequacy of the allowance includes three main components. The first component is an analysis of loss potential in various homogeneous segments of the portfolio based on historical trends and the risk inherent in each category. The historical loss periods used to calculate these ratios can range from 12 months to five years depending on which period is deemed a more relevant indicator of future losses.

The second component of management’s monthly analysis is the specific review and evaluation of significant problem credits identified through the Company’s internal monitoring system, including but not limited to classified loans, non-accrual loans and TDRs. These loans are evaluated for impairment and recorded in accordance with accounting guidance. All TDRs and substantially all non-accrual loans are individually for impairment. In accordance with our policy, non-accrual commercial loans with a balance less than $200,000 and non-accrual consumer loans with a balance less than $100,000 are deemed immaterial and therefore excluded from the individual impairment review. For each loan deemed impaired, management calculates a specific reserve for the amount in which the recorded investment in the loan exceeds the fair value. This estimate is based on a thorough analysis of the most probable source of repayment, which is typically liquidation of the collateral.

The third component is an analysis of changes in qualitative factors that may affect the portfolio, including but not limited to: relevant economic trends that could impact borrowers’ ability to repay, industry trends, changes in the volume and composition of the portfolio, credit concentrations, or lending policies and the experience and ability of the staff and Board of Directors. Management also reviews and incorporates certain ratios such as percentage of classified loans, average historical loan losses by loan category, delinquency percentages, and the assignment of percentage targets of reserves in each loan category when evaluating the allowance. Once the analysis is completed, the three components are combined and compared to the allowance amount. Based on this, charges are made to the provision as needed.

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

Non-Interest Income

Non-interest income decreased $733,000 or 10.6% to $6.2 million for the year ended December 31, 2014 from $6.9 million for the year ended December 31, 2013. The decrease is primarily the result of a decrease in the gain on sale of investments and loans partially offset by an increase in Bank Owned Life Insurance (BOLI) income.

Gain on sale of investments decreased $889,000 or 67.0% to $437,000 during the year ended December 31, 2014 from $1.3 million during the year ended December 31, 2013.  Gain on sale of loans decreased $159,000 or 20.3% to $621,000 during the year ended December 31, 2014 compared to $780,000 during the year ended December 31, 2013. Service fees on deposit accounts remained relatively unchanged at $1.2 million during the years ended December 31, 2014 and 2013.

Income from insurance agency commissions was $425,000 during the year ended December 31, 2014, a decrease of $28,000 or 6.3% compared to $453,000 during the year ended December 31, 2013. Trust income increased $22,000 or 4.2% to $542,000 during the year ended December 31, 2014 from $520,000 during the year ended December 31, 2013. Income from BOLI increased $215,000 or 63.5% to $554,000 during the year ended December 31, 2014 from $339,000 during the year ended December 31, 2013, reflecting improvement in the value of the securities underlying the BOLI policies. The Bank recognized $254,000 in death benefits in 2014 in addition to $300,000 in income related to an increase in the cash surrender value of the BOLI policies.

Check card fee income increased $49,000 or 5.7% to $902,000 for the year ended December 31, 2014 compared to $853,000 for the same period in the prior year. Other non-interest income including annuity and investment brokerage commissions, bank credit life insurance on loans, and other miscellaneous income increased $110,000 or 20.3% to $653,000 during the year ended December 31, 2014 from $543,000 during the same period in 2013.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

In 2012, the U.S. Treasury's Community Development Financial Institutions Fund ("CDFI Fund") awarded the Bank a grant totaling $1.5 million in recognition of its commitment to community development. The award is part of a CDFI program that recognizes organizations who serve low income and distressed communities. As part of the award, the Bank committed to establish a small business micro lending program that lends specifically in low to moderate income areas. The Bank was required to lend $1.2 million over a five year period to qualifying customers. The Bank recognized $295,000 in grant income related to this award during the year ended December 31, 2014 compared to $929,000 during the year ended December 31, 2013. The grant income is recognized during the period in which the loans are funded. At December 31, 2014, $230,000 in income remains to be recognized related to unfunded microloans. During the year ended December 31, 2014, the Bank also recognized $557,000 in grant income, which was awarded by the Bank Enterprise Award (BEA) Program in recognition of the Bank’s investments in distressed communities and its continued commitment to community development. The amount of the award increases as the Bank’s investment in these areas increases. There was no BEA grant income recognized during the year ended December 31, 2013.

General and Administrative Expenses

General and administrative expenses decreased $765,000 or 3.5% to $21.3 million during the year ended December 31, 2014 compared to $22.0 million during the same period one year earlier.  The decrease in non-interest expense was primarily a result of a decrease in the net costs associated with the operation of other real estate owned, including write downs on these properties, combined with a decrease in prepayment penalties on FHLB advances partially offset by increases in compensation and other expenses.

Compensation and employee benefits increased $344,000 or 3.1% to $11.3 million during the year ended December 31, 2014 from $11.0 million for the year ended December 31, 2013. The Company recognized $335,000 in accrued bonuses related to a new incentive compensation plan offered to employees during the year ended December 31, 2014. The incentive compensation plan was designed to maximize achievement of the Bank’s overall goals by setting performance objectives for employees that are directly linked to the financial and strategic performance of the Bank. This encourages employees to focus on the success and profitability of the Bank as a whole and provides a means for the Bank to offer competitive pay to attract and retain the highest quality and highest performing employees.

Occupancy expense remained relatively unchanged at $2.0 million for the years ended December 31, 2014 and 2013, while depreciation and maintenance of equipment expense increased $67,000 or 4.2% to $1.7 million for the year ended December 31, 2014 compared to $1.6 million for the year ended December 31, 2013. Advertising expense increased $128,000 or 36.1% to $484,000 for the year ended December 31, 2014 from $356,000 for the year ended December 31, 2013.

Net cost of operation of other real estate owned decreased $1.0 million or 65.8% to $542,000 for the year ended December 31, 2014 from $1.6 million for the same period in 2013. Other real estate owned was $3.2 million at December 31, 2014 compared to $3.9 million at December 31, 2013. This decrease was the result of a decrease in the balance of other real estate owned and a decrease in write downs on other real estate owned during the year. Real estate owned is recorded at the lower of cost or estimated fair value less costs to sell. As local real estate values declined significantly in the prior years, the Bank was required to write down these properties to their fair values. Write downs on other real estate owned decreased to $505,000 for the year ended December 31, 2014 compared to $1.4 million for the year ended December 31, 2013 as a result of the improvement of in real estate values in our market areas.

The Company incurred prepayment penalties of $178,000 and $589,000 for paying down FHLB advances during the years ended December 31, 2014 and 2013, respectively. As part of the Company's strategy to lower cost of funds, management elected to prepay some higher rate advances during 2014 and 2013.

Other expenses increased $214,000 or 5.1% to $4.4 million for the year ended December 31, 2014 compared to $4.2 million for the year ended December 31, 2013. Other expenses include legal, professional, and consulting expenses, stationary and office supplies and other miscellaneous expenses.

Income Taxes

The provision for income taxes increased $963,000 or 71.8% to $2.3 million during the year ended December 31, 2014 compared to $1.3 million for the year ended December 31, 2013.  The effective tax rate was 28.3% for 2014 and 26.1% for 2013.

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

Interest income on loans decreased $4.8 million to $21.6 million during the year ended December 31, 2013 from $24.5 million during the twelve months ended December 31, 2012.  The 11.9% decrease was attributable to a decrease in average total loans outstanding of $41.2 million combined with a 14 basis point decrease in the average yield earned on the Bank’s loans during the year ended December 31, 2013.  Tax equivalent interest income on investment securities, mortgage-backed securities, and other investments decreased $91,000 as a result of a decrease in the yield earned offset in part by a $37.0 million increase in the aggregate average balance in these interest-earning assets.

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

Provision for Loan Losses

Non-performing assets, which consist of non-accrual loans and repossessed assets, decreased $11.2 million or 44.5% to $14.0 million at December 31, 2013 from $25.2 million at December 31, 2012. Consistent with the decrease in non-performing assets, the provision for loan losses was $2.6 million for the year ended December 31, 2013, a $1.3 million or 32.6% decrease from $3.9 million for the twelve months ended December 31, 2012. Net charge offs were $3.7 million or 1.01% of gross loans during the year ended December 31, 2013 compared to 1.69% for the twelve months ended December 31, 2012. The allowance for loan losses represented 275.2% of net charge offs during the year ended December 31, 2013 compared to 166.0% of net charge offs during the twelve months ended December 31, 2012.

Non-Interest Income

Non-interest income increased $917,000 or 15.3% to $6.9 million for the year ended December 31, 2013 from $6.0 million for the comparable twelve month period in 2012. The increase was primarily a result of $929,000 in grant income received during the year ended December 31, 2013 in connection with the CDFI Fund compared to no grant income for the twelve months ended December 31, 2012.

Gain on sale of investments decreased $155,000 or 10.4% to $1.3 million during fiscal 2013 from $1.5 million during the twelve months ended December 31, 2012.  Gain on sale of loans increased $138,000 or 21.4% to $780,000 during the year ended December 31, 2013 compared to $642,000 during the twelve months ended December 31, 2012. Management was able to maximize gain on sale of loans by raising the rates slightly on these loans and therefore increasing the sales price. Service fees on deposit accounts remained relatively unchanged at $1.2 million during the year ended December 31, 2013 and the same period in 2012.

Income from insurance agency commissions was $453,000 during fiscal 2013, a decrease of $11,000 or 2.3% compared to $464,000 during the twelve months ended December 31, 2012. Trust income increased $14,000 or 2.8% to $520,000 during the year ended December 31, 2013 from $506,000 during the twelve months ended December 31, 2012. Income from BOLI decreased $81,000 or 19.3% to $339,000 during fiscal year 2013 from $420,000 during the twelve months ended December 31, 2012 as a result of a decrease in the portfolio yield of the underlying assets.

Check card fee income increased $39,000 or 4.8% to $853,000 for the year ended December 31, 2013 compared to $814,000 for the same period in 2012. Other miscellaneous income including annuity and investment brokerage commissions, bank credit life insurance on loans, and other miscellaneous income increased $48,000 or 9.6% to $543,000 during the year ended December 31, 2013 from $495,000 during the same period in 2012. During the year ended December 31, 2013, the Company recognized $929,000 in grant income in connection with the CDFI Fund compared to no grant income for the twelve months ended December 31, 2012.

General and Administrative Expenses

General and administrative expenses decreased $154,000 or 0.7% to $22.0 million during the year ended December 31, 2013 compared to $22.2 million during the same period one year earlier.  The decrease in non-interest expense was primarily a result of a decrease in the net costs associated with the operation of other real estate owned including write downs on these properties offset by increases in prepayment penalties on FHLB advances and other expenses.

Compensation and employee benefits increased $246,000 or 2.3% to $11.0 million from $10.7 million for the twelve months ended December 31, 2012 as a result of normal cost of living increases combined with an increase in the number of full-time equivalent employees, from 196 at December 31, 2012 to 197 at December 31, 2013. Occupancy expense increased $28,000 or 1.4% to $2.0 million from $1.9 million for the twelve months ended December 31, 2012, while depreciation and maintenance of equipment expense decreased $102,000 or 6.0% to $1.6 million for the year ended December 31, 2013 compared to $1.7 million for the same period in 2012. Advertising expense decreased $25,000 or 6.7% to $356,000 for the year ended December 31, 2013 from $381,000 for the twelve months ended December 31, 2012.

Net cost of operation of other real estate owned decreased $1.6 million or 50.0% to $1.6 million for the year ended December 31, 2013 from $3.2 million for the same period in 2012. Other real estate owned was $3.9 million at December 31, 2013 compared to $6.8 million at December 31, 2012. This decrease was the result of a decrease in foreclosures and a significant decrease in write downs on other real estate owned during the year. Other real estate owned is recorded at the lower of cost or estimated fair value less costs to sell. As local real estate values declined significantly in the prior years, the Bank was required to write down these properties to their fair values. Write downs on real estate owned totaled $1.4 million for the year ended December 31, 2013 compared to $3.1 million for the twelve months ended December 31, 2012.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Regulatory Capital

The following table reconciles the Bank's shareholders' equity to its various regulatory capital positions:

	At December 31,
	2014	2013
	(In Thousands)
Bank’s Shareholders’ Equity (1)	$88,422	$84,642
Disallowed Deferred Tax Asset	—	1,806
Reduction For Goodwill And Other Intangibles	1,200	1,212
Tangible Capital	87,222	81,624
Core Capital	87,222	81,624
Supplemental Capital	4,751	5,028
Total Risk-Based Capital	$91,973	$86,652

(1)	THE YEARS ENDED DECEMBER 31, 2014 AND 2013 EXCLUDE UNREALIZED GAINS OF $5.4 MILLION and $474,000, RESPECTIVELY, ON AVAILABLE FOR SALE SECURITIES.

Security Federal Corporation is a bank holding company registered with the Board of Governors of the Federal Reserve System ("Federal Reserve").  Bank holding companies are subject to capital adequacy requirements of the Federal Reserve under the Bank Holding Company Act of 1956, as amended, and the regulations of the Federal Reserve.  Security Federal Bank, as a state-chartered, federally insured commercial bank, is subject to the capital requirements established by the FDIC.

The capital adequacy requirements are quantitative measures established by regulation that require Security Federal Corporation and Security Federal Bank to maintain minimum amounts and ratios of capital.  Federally-insured state-chartered banks are required to maintain minimum levels of regulatory capital.  Through December 31 2014, FDIC regulations required Security Federal Bank to maintain (i) a ratio of Tier 1 leverage capital to total assets of at least 4.0%, (ii) a ratio of Tier 1 risk-based capital to risk weighted assets of at least 4.0% and (iii) a ratio of total risk-based capital to risk weighted assets of at least 8.0%.  Effective January 1, 2015, FDIC regulations will require insured state-chartered banks to maintain (i) a minimum ratio of Tier 1 capital to total assets of 4.00%, (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of 6.00%, (iii) a minimum ratio of total-capital to risk-weighted assets of 8.00% and (iv) a minimum ratio of “Common Equity Tier 1 Capital” to risk-weighted assets of 4.50%. The Federal Reserve requires Security Federal Corporation to maintain capital adequacy that generally parallels the FDIC requirements.  At December 31, 2014, Security Federal Corporation and Security Federal Bank each exceeded all applicable capital requirements and the Company believes each will meet the new minimum capital requirements.

Through December 31, 2014, a well-capitalized institution had to maintain a minimum ratio of total risk-based capital to risk-weighted assets of at least 10.00%, a minimum ratio of Tier 1 risk-based capital to risk weighted assets of at least 6.00%, a minimum ratio of Tier 1 leverage capital to total assets of at least 5.00% and must not be subject to any written order, agreement or directive requiring it to meet or maintain a specific capital level. As of December 31, 2014, Security Federal Bank was “well capitalized” under the capital adequacy requirements then in effect. A bank holding company such as Security Federal Corporation does not have a “well-capitalized” measurement because “well-capitalized” only applies to banks. The following table compares Security Federal Corporation’s and Security Federal Bank’s actual capital amounts at the dates indicated December 31, 2014 to its minimum regulatory capital requirements at that date (dollars in thousands):

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

	Amount Required	Percent Required	Actual Amount	Actual Percent	Excess Amount	Excess Percent
	(Dollars In Thousands)
Tier 1 Leverage (Core) Capital:
Security Federal Corporation	$32,778	4.0%	$77,746	9.5%	$44,968	5.5%
Security Federal Bank	32,792	4.0%	87,222	10.6%	54,430	6.6%
Tier 1 Risk-Based (Core) Capital:
Security Federal Corporation	15,073	4.0%	77,746	20.6%	62,673	16.6%
Security Federal Bank	15,062	4.0%	87,222	23.2%	72,160	19.2%
Total Risk-Based Capital:
Security Federal Corporation	30,147	8.0%	89,915	23.9%	59,768	15.9%
Security Federal Bank	30,123	8.0%	91,973	24.4%	61,850	16.4%

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

The principal use of the Bank's funds is the origination of mortgages and other loans and the purchase of investments and mortgage-backed securities.  Originations of new loans and renewals of previously funded loans on loans held for investment were $139.2 million during the year ended December 31, 2014 compared to $193.2 million during the year ended December 31, 2013 and $130.0 million during the nine months ended December 31 2012.  The decrease in originations and renewals during the year ended December 31, 2014 was primarily the result of a decrease in commercial loan originations, which decreased $56.5 million. Purchases of investments and mortgage-backed securities were $119.3 million during the year ended December 31, 2014 compared to $162.5 million during the year ended December 31, 2013, and $189.8 million during the twelve months ended December 31, 2012.  Other uses of the Bank's funds during the year ended December 31, 2014 included paying down FHLB advances and dividend payments to shareholders.

Unused lines of credit on home equity loans, credit cards, and commercial loans amounted to $44.5 million at December 31, 2014.  Home equity loans are made on a floating rate basis with final maturities of 10 to 15 years.  Credit cards are made on a fixed rate basis, currently at 9.99% and are renewed annually or every other year.  In addition to the above commitments, the Bank has undisbursed loans-in-process of $1.4 million at December 31, 2014, which will be disbursed over an average of 90 days.  These commitments to originate loans and future advances of lines of credit are expected to be funded from loan amortizations and prepayments, deposit inflows, maturing investments, and short-term borrowing capacity.

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2014:

(In Thousands)	One Month Or Less	After One Through Three Months	After Three Through Twelve Months	Within One Year	One Year Or Greater	Total
Unused Lines Of Credit	$966	$1,620	$13,048	$15,634	$28,878	$44,512
Standby Letters Of Credit	—	510	269	779	23	802
Total	$966	$2,130	$13,317	$16,413	$28,901	$45,314

Management believes that future liquidity can be met through the Bank's deposit base, which increased $1.4 million during the year ended December 31, 2014, and from maturing investments.  In addition, at December 31, 2014 the Bank had another $195.7 million in unused borrowing capacity at the FHLB.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Historically the Bank’s cash flow from operating activities has been relatively stable.  The cash flows from investing activities vary with sales of investments and with the need to invest excess funds or utilize leverage strategies with the purchase of mortgage-backed and investment securities.  The cash flows from financing activities vary depending on the need for FHLB advances and other borrowings.

Security Federal Corporation is a separate legal entity from Security Federal Bank and must provide for its own liquidity and pay its own operating expenses. Sources of capital and liquidity for Security Federal Corporation include distributions from Security Federal Bank and the issuance of debt or equity securities, although there are regulatory restrictions on the ability of the Security Federal Bank to pay dividends. At December 31, 2014, Security Federal Corporation (on an unconsolidated basis) had liquid assets of $4.7 million.

Contractual Obligations

In the normal course of business, the Company enters into contractual obligations that meet various business needs.  These contractual obligations include time deposits to customers, borrowings from the FHLB of Atlanta, other borrowings, junior subordinated debentures, senior convertible debentures and lease obligations for facilities.  See Notes 5, 9, 10, 11 and 12 of the Notes to the Consolidated Financial Statements included herein for additional information.  The following table summarizes the Company’s long-term contractual obligations at December 31, 2014. Contractual repayments may differ from actual repayments because some of the obligations may be subject to calls.

	One Year Or Less	Over One to Three Years	Over Three to Five Years	Thereafter	Total
	(In Thousands)
Time deposits	$142,490	$79,755	$31,006	$—	$253,251
FHLB Advances	15,000	32,900	5,000	—	52,900
Other Borrowings	8,523	—	—	—	8,523
Jr. Sub. Debentures	—	—	—	5,155	5,155
Sr. Conv. Debentures	—	—	—	6,084	6,084
Operating Lease Obligations	360	493	248	908	2,009
Total	$166,373	$113,148	$36,254	$12,147	$327,922

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
Aiken, South Carolina

We have audited the accompanying consolidated balance sheets of Security Federal Corporation and Subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Security Federal Corporation and Subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Elliott Davis Decosimo, LLC

Columbia, South Carolina
March 19, 2015

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets	December 31, 2014	December 31, 2013

ASSETS:
Cash And Cash Equivalents	$10,192,702	$7,629,771
Certificates Of Deposit With Other Banks	2,095,000	2,100,395
Investment And Mortgage-Backed Securities:
Available For Sale: (Amortized Cost of $420,876,924 and $430,241,854 at December 31, 2014 and 2013, Respectively)	429,700,540	431,003,452
Loans Receivable, Net:
Held For Sale	1,864,999	1,234,158
Held For Investment: (Net of Allowance of $8,357,496 and $10,241,970 at December 31, 2014 and December 31, 2013, Respectively)	338,009,496	357,682,507
Total Loans Receivable, Net	339,874,495	358,916,665
Accrued Interest Receivable:
Loans	971,569	1,031,747
Mortgage-Backed Securities	682,585	732,100
Investment Securities	1,408,924	1,393,156
Total Accrued Interest Receivable	3,063,078	3,157,003
Premises And Equipment, Net	18,233,226	17,243,390
Federal Home Loan Bank ("FHLB") Stock, At Cost	3,144,600	5,016,600
Other Real Estate Owned	3,229,710	3,947,226
Bank Owned Life Insurance	11,150,045	11,474,305
Intangible Assets, Net	—	11,970
Goodwill	1,199,754	1,199,754
Other Assets	3,480,676	7,547,528
Total Assets	$825,363,826	$849,248,059
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Deposit Accounts	$660,115,164	$658,696,772
Advances From FHLB	52,900,000	87,740,058
Other Borrowings	8,523,348	8,002,739
Junior Subordinated Debentures	5,155,000	5,155,000
Advance Payments By Borrowers For Taxes And Insurance	266,352	255,364
Senior Convertible Debentures	6,084,000	6,084,000
Other Liabilities	4,884,577	5,324,046
Total Liabilities	737,928,441	771,257,979
Commitments (Notes 5 and 18)
Shareholders' Equity:
Serial Preferred Stock, $.01 Par Value; Authorized 200,000 Shares; Issued And Outstanding, 22,000 At December 31, 2014 and 2013, Respectively	22,000,000	22,000,000
Common Stock, $.01 Par Value; Authorized 5,000,000 Shares; Issued And Outstanding, 3,144,934 Shares At December 31, 2014 and 2013, Respectively	31,449	31,449
Additional Paid-In Capital	11,990,813	11,978,137
Treasury Stock, At Cost (200,933 Shares At December 31, 2014 and 2013, Respectively)	(4,330,712)	(4,330,712)
Accumulated Other Comprehensive Income	5,476,375	472,406
Retained Earnings	52,267,460	47,838,800
Total Shareholders' Equity	87,435,385	77,990,080
Total Liabilities And Shareholders' Equity	$825,363,826	$849,248,059
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income	For The Years Ended December 31,		For The Nine Months Ended
	2014	2013	December 31, 2012
Interest Income:
Loans	$19,416,904	$21,583,028	$17,907,415
Mortgage-Backed Securities	6,036,955	5,267,280	4,882,993
Investment Securities	4,017,705	3,588,794	1,994,411
Other	10,600	8,265	6,405
Total Interest Income	29,482,164	30,447,367	24,791,224
Interest Expense:
NOW And Money Market Accounts	568,397	813,278	832,856
Statement Savings Accounts	26,600	33,897	32,720
Certificate Accounts	1,990,003	2,566,220	2,838,292
FHLB Advances And Other Borrowed Money	2,640,197	3,529,553	3,306,898
Senior Convertible Debentures	486,720	486,720	365,040
Junior Subordinated Debentures	101,139	103,268	84,010
Total Interest Expense	5,813,056	7,532,936	7,459,816
Net Interest Income	23,669,108	22,914,431	17,331,408
Provision For Loan Losses	450,000	2,645,381	1,975,000
Net Interest Income After Provision For Loan Losses	23,219,108	20,269,050	15,356,408
Non-Interest Income:
Gain On Sale Of Investment Securities	436,871	1,325,823	945,476
Gain On Sale Of Loans	620,994	779,554	498,879
Service Fees On Deposit Accounts	1,176,849	1,152,875	880,209
Commissions From Insurance Agency	424,969	453,446	346,015
Trust Income	542,000	520,000	380,000
Bank Owned Life Insurance Income	554,364	339,000	315,000
Check Card Fee Income	901,998	853,027	615,815
Grant Income	851,999	929,346	—
Other	652,739	542,733	383,460
Total Non-Interest Income	6,162,783	6,895,804	4,364,854
General And Administrative Expenses:
Compensation And Employee Benefits	11,308,610	10,964,366	7,978,054
Occupancy	1,995,283	1,970,403	1,498,858
Advertising	484,056	355,678	303,754
Depreciation And Maintenance Of Equipment	1,665,454	1,598,067	1,271,609
FDIC Insurance Premiums	691,937	746,389	514,065
Amortization Of Intangibles	11,970	50,004	37,503
Net Cost Of Operation Of Other Real Estate Owned	541,840	1,582,168	2,745,667
Prepayment Penalties on FHLB Advances	178,067	589,023	—
Other	4,390,766	4,177,210	2,713,044
Total General And Administrative Expenses	21,267,983	22,033,308	17,062,554
Income Before Income Taxes	8,113,908	5,131,546	2,658,708
Provision For Income Taxes	2,303,168	1,340,384	703,759
Net Income	5,810,740	3,791,162	1,954,949
Preferred Stock Dividends	440,000	440,000	330,000
Net Income Available To Common Shareholders	$5,370,740	$3,351,162	$1,624,949
Net Income Per Common Share (Basic)	$1.82	$1.14	$0.55
Net Income Per Common Share (Diluted)	$1.75	$1.12	$0.55
Cash Dividend Per Share On Common Stock	$0.32	$0.32	$0.24
Weighted Average Shares Outstanding (Basic)	2,944,001	2,944,001	2,944,001
Weighted Average Shares Outstanding (Diluted)	3,248,201	3,248,201	2,944,001
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

	Years Ended December 31,		Nine Months Ended December 31,
	2014	2013	2012
Net Income	$5,810,740	$3,791,162	$1,954,949
Other Comprehensive Income (Loss)
Unrealized Gains On Securities:
Unrealized Holding Gains (Losses) On Securities Available For Sale, Net Of Taxes Of $3,224,059; $4,286,481 and $909,507 At December 31, 2014, 2013 and 2012, Respectively	5,274,829	(7,002,827)	1,483,932
Reclassification Adjustment For Gains Included In Net Income, Net Of Taxes Of $166,011; $503,813 and $359,281 At December 31, 2014, 2013 and 2012, Respectively	(270,860)	(822,010)	(586,195)
Held To Maturity Transfer To Available For Sale, Net Of Taxes Of $0; $530,733 and $0 At December 31, 2014, 2013 and 2012, Respectively	—	865,933	—
Other Comprehensive Income (Loss)	5,003,969	(6,958,904)	897,737
Comprehensive Income (Loss)	$10,814,709	$(3,167,742)	$2,852,686

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity
For the Years Ended December 31, 2014 and 2013 and the Nine Months Ended December 31, 2012

	Preferred Stock	Warrants	Common Stock	Additional Paid – In Capital	Treasury Stock	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance at March 31, 2012	$22,000,000	$400,000	$31,449	$11,626,245	$(4,330,712)	$6,533,573	$44,511,331	$80,771,886
Net Income	—	—	—	—	—	—	1,954,949	1,954,949
Other Comprehensive Income, Net Of Tax:	—	—	—	—	—	897,737	—	897,737
Stock Compensation Expense	—	—	—	4,472	—	—	—	4,472
Cash Dividends On Preferred Stock	—	—	—	—	—	—	(330,000)	(330,000)
Cash Dividends On Common Stock	—	—	—	—	—	—	(706,560)	(706,560)
Balance at December 31, 2012	$22,000,000	$400,000	$31,449	$11,630,717	$(4,330,712)	$7,431,310	$45,429,720	$82,592,484

	Preferred Stock	Warrants	Common Stock	Additional Paid – In Capital	Treasury Stock	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance at December 31, 2012	$22,000,000	$400,000	$31,449	$11,630,717	$(4,330,712)	$7,431,310	$45,429,720	$82,592,484
Net Income	—	—	—	—	—	—	3,791,162	3,791,162
Other Comprehensive Loss, Net Of Tax:	—	—	—	—	—	(6,958,904)	—	(6,958,904)
Stock Compensation Expense	—	—	—	(2,580)	—	—	—	(2,580)
Redemption Of Warrant Issued In Conjunction With Preferred Stock	—	(400,000)	—	350,000	—	—	—	(50,000)
Cash Dividends On Preferred Stock	—	—	—	—	—	—	(440,000)	(440,000)
Cash Dividends On Common Stock	—	—	—	—	—	—	(942,082)	(942,082)
Balance at December 31, 2013	$22,000,000	$—	$31,449	$11,978,137	$(4,330,712)	$472,406	$47,838,800	$77,990,080

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity
For the Years Ended December 31, 2014 and 2013 and the Nine Months Ended December 31, 2012, Continued

	Preferred Stock	Common Stock	Additional Paid – In Capital	Treasury Stock	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance at December 31, 2013	$22,000,000	$31,449	$11,978,137	$(4,330,712)	$472,406	$47,838,800	$77,990,080
Net Income	—	—	—	—	—	5,810,740	5,810,740
Other Comprehensive Income, Net Of Tax	—	—	—	—	5,003,969	—	5,003,969
Stock Compensation Expense	—	—	12,676	—	—	—	12,676
Cash Dividends On Preferred Stock	—	—	—	—	—	(440,000)	(440,000)
Cash Dividends On Common Stock	—	—	—	—	—	(942,080)	(942,080)
Balance at December 31, 2014	$22,000,000	$31,449	$11,990,813	$(4,330,712)	$5,476,375	$52,267,460	$87,435,385

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Years Ended December 31,		For the Nine Months Ended
	2014	2013	December 31, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$5,810,740	$3,791,162	$1,954,949
Adjustments To Reconcile Net Income To Net Cash Provided By Operating Activities:
Depreciation Expense	1,214,912	1,243,839	1,055,662
Amortization Of Intangible Assets	11,970	50,004	37,503
Stock Option Compensation Expense	12,676	(2,580)	4,472
Discount Accretion And Premium Amortization	5,180,338	7,162,479	5,712,398
Provisions For Losses On Loans	450,000	2,645,381	1,975,000
Income From Bank Owned Life Insurance	(300,000)	(339,000)	(315,000)
Gain On Sales Of Loans	(620,994)	(779,554)	(498,879)
Gain On Sales Of Mortgage-Backed Securities	(503,288)	(1,104,491)	(804,959)
(Gain) Loss On Sales Of Investment Securities	66,417	(221,332)	(140,517)
Gain On Sale Of Real Estate Owned	(303,440)	(101,645)	(694,650)
Write Down On Other Real Estate Owned	505,000	1,394,378	2,933,000
Amortization Of Deferred Costs (Fees) On Loans	6,154	6,589	(8,994)
Proceeds From Sale Of Loans Held For Sale	23,607,017	33,207,780	22,536,178
Origination Of Loans Held For Sale	(23,616,864)	(28,891,624)	(24,136,288)
(Increase) Decrease In Accrued Interest Receivable:
Loans	60,178	210,325	476,180
Mortgage-Backed Securities	49,515	169,323	86,488
Investment Securities	(15,768)	(261,894)	(337,607)
Increase (Decrease) In Advance Payments By Borrowers	10,988	65,940	(161,040)
Decrease In Prepaid FDIC Assessment	—	1,781,476	359,681
Other, Net	575,230	335,386	1,261,763
Net Cash Provided By Operating Activities	12,200,781	20,361,942	11,295,340
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase Of Mortgage-Backed Securities Available For Sale	(54,673,351)	(88,844,145)	(57,808,416)
Principal Repayments On Mortgage-Backed Securities Available For Sale	32,752,039	56,166,594	43,332,870
Purchase Of Mortgage-Backed Securities Held To Maturity	—	—	(9,130,181)
Principal Repayments On Mortgage-Backed Securities Held To Maturity	—	942,806	1,144,542
Purchase Of Investment Securities Available For Sale	(64,593,473)	(72,626,491)	(44,272,326)
Maturities Of Investment Securities Available For Sale	21,531,825	22,028,941	14,662,340
Purchase of Investment Securities Held To Maturity	—	(1,000,000)	(14,513,829)
Maturities Of Investment Securities Held To Maturity	—	3,501,978	13,592,535
Proceeds From Sale of Investment Securities Available For Sale	37,842,271	21,957,851	5,441,135
Proceeds From Sale of Mortgage-Backed Securities Available For Sale	31,762,151	40,802,371	34,874,060
Investment In Certificates Of Deposits With Other Banks	—	(370,000)	—
Purchase Of FHLB Stock	(5,905,180)	(4,950,606)	(657,887)
Redemption Of FHLB Stock	7,777,180	6,112,706	2,950,287
Proceeds From Bank Owned Life Insurance	624,260	—	—
Decrease In Loans Receivable	17,578,222	28,739,400	28,481,291
Proceeds From Sale Of Other Real Estate Owned	2,154,091	5,375,648	7,623,802
Purchase And Improvement Of Premises And Equipment	(2,204,748)	(567,582)	(247,260)
Net Cash Provided By Investing Activities	24,645,287	17,269,471	25,472,963

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

	For the Years Ended December 31,		For the Nine Months Ended
	2014	2013	December 31, 2012
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (Decrease) In Deposit Accounts	1,418,392	(17,641,881)	(19,862,403)
Proceeds From FHLB Advances	253,630,000	150,800,000	60,400,000
Repayment Of FHLB Advances	(288,470,058)	(168,317,124)	(77,212,620)
Proceeds From (Repayments Of) Other Borrowings, Net	520,609	(1,314,505)	(484,142)
Repayment Of Warrant Issued In Conjunction With Preferred Stock	—	(50,000)	—
Dividends To Preferred Stock Shareholders	(440,000)	(440,000)	(330,000)
Dividends To Common Stock Shareholders	(942,080)	(942,082)	(706,560)
Net Cash Used By Financing Activities	(34,283,137)	(37,905,592)	(38,195,725)
Net Increase (Decrease) In Cash And Cash Equivalents	2,562,931	(274,179)	(1,427,422)
Cash And Cash Equivalents At Beginning Of Year	7,629,771	7,903,950	9,331,372
Cash And Cash Equivalents At End Of Year	$10,192,702	$7,629,771	$7,903,950
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid During The Period For:
Interest	$5,969,581	$7,728,772	$7,692,965
Income Taxes	$1,464,350	$448,419	$274,656
Supplemental Schedule Of Non Cash Transactions:
Transfers From Loans Receivable	$1,638,135	$3,861,182	$2,456,478
Increase (Decrease) in Unrealized Gains On Securities Available For Sale, Net Of Taxes	$5,003,969	$(6,958,904)	$897,737

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)	Significant Accounting Policies

The following is a description of the more significant accounting and reporting policies used in the preparation and presentation of the accompanying consolidated financial statements.  All significant intercompany transactions have been eliminated in consolidation.

(a)	Basis of Consolidation and Nature of Operations
The accompanying consolidated financial statements include the accounts of Security Federal Corporation (the “Company”) and its wholly owned subsidiary, Security Federal Bank (the “Bank”) and the Bank’s wholly owned subsidiaries, Security Federal Insurance, Inc. (“SFINS”) and Security Financial Services Corporation (“SFSC”).  Security Federal Corporation has a wholly owned subsidiary, Security Federal Statutory Trust (the “Trust”), which issued and sold fixed and floating rate capital securities of the Trust.  However, under current accounting guidance, the Trust is not consolidated in the financial statements.  The Bank is primarily engaged in the business of accepting savings and demand deposits and originating mortgage loans and other loans to individuals and small businesses for various personal and commercial purposes.  SFINS was formed during fiscal 2002 and began operating during the December 2001 quarter.  SFINS is an insurance agency offering auto, business, and home insurance.  SFINS has a wholly owned subsidiary, Collier Jennings Financial Corporation which has as subsidiaries Security Federal Auto Insurance, The Auto Insurance Store Inc., and Security Federal Premium Pay Plans Inc. Security Federal Premium Pay Plans Inc. has one wholly owned premium finance subsidiary and also has an ownership interest in four other premium finance subsidiaries. SFSC was formed in 1975 and is currently inactive.

(b)	Change in Fiscal Year
The Company's Board of Directors approved a change in the Company's fiscal year end from March 31 to December 31, effective December 31, 2012. As a result of this change, the consolidated financial statements for the period ended December 31, 2012 include the Company's financial results for the nine month transition period from April 1, 2012 to December 31, 2012. The following table presents certain comparative transition period condensed financial information for the periods ended December 31, 2014, 2013 and 2012.

	For the Years Ended December 31,			For the Nine Months Ended December 31,
	2014	2013	2012	2014	2013	2012
			(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$29,482,164	$30,447,367	$33,742,799	$22,288,689	$22,743,098	$24,791,224
Interest Expense	5,813,056	7,532,936	10,273,737	4,262,965	5,419,314	7,459,816
Net Interest Income	23,669,108	22,914,431	23,469,062	18,025,724	17,323,784	17,331,408
Provision For Loan Losses	450,000	2,645,381	3,925,000	350,000	1,500,000	1,975,000
Net Interest Income After Provision For Loan Losses	23,219,108	20,269,050	19,544,062	17,675,724	15,823,784	15,356,408
Non-Interest Income	6,162,783	6,895,804	5,979,341	4,626,384	4,950,822	4,364,854
General And Administrative Expenses	21,267,983	22,033,308	22,187,423	15,941,304	16,520,424	17,062,554
Income Before Income Taxes	8,113,908	5,131,546	3,335,980	6,360,804	4,254,182	2,658,708
Provision For Income Taxes	2,303,168	1,340,384	951,084	1,852,584	1,134,389	703,759
Net Income	5,810,740	3,791,162	2,384,896	4,508,220	3,119,793	1,954,949
Preferred Stock Dividends	440,000	440,000	440,000	330,000	330,000	330,000
Net Income Available To Common Shareholders	$5,370,740	$3,351,162	$1,944,896	$4,178,220	$2,789,793	$1,624,949

Net Income Per Common Share (Basic)	$1.82	$1.14	$0.66	$1.42	$0.95	$0.55
Net Income Per Common Share (Diluted)	$1.75	$1.12	$0.66	$1.36	$0.93	$0.55
Cash Dividend Per Share On Common Stock	$0.32	$0.32	$0.32	$0.24	$0.24	$0.24

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued

(c)	Cash and Cash Equivalents
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

Management classifies investment securities that are not considered to be held to maturity as available for sale.  This type of investment is stated at fair value with unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity (“accumulated other comprehensive income”).  Gains and losses from sales of investment and mortgage-backed securities available for sale are determined using the specific identification method.  The Company had no investment in trading securities.

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

The Company values impaired loans at the loan’s fair value if it is probable that the Company will be unable to collect all amounts due according to the terms of the loan agreement at the present value of expected cash flows, the market price of the loan, if available, or the value of the underlying collateral less estimated selling costs.  In accordance with our policy, non-accrual commercial loans with a balance less than $200,000 and non-accrual consumer loans with a balance less than $100,000 are deemed immaterial and therefore excluded from the individual impairment review. Expected cash flows are required to be discounted at the loan’s effective interest rate.  When the ultimate collectibility of an impaired loan’s principal is in doubt, wholly or partially, all cash receipts are applied to principal.  When this doubt does not exist, cash receipts are applied under the contractual terms of the loan agreement first to interest and then to principal.  Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income to the extent that any interest has been foregone.  Further cash receipts are recorded as recoveries of any amounts previously charged off.

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

(h)	Other Real Estate Owned
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

Intangible assets are amortized over their estimated economic lives using methods that reflect the pattern in which the economic benefits are utilized.  The intangible assets which consisted of the customer list and employment contracts resulting from the Company’s acquisition of Collier Jennings Financial Corporation, were fully amortized during the year ended December 31, 2014. Goodwill is reviewed for impairment annually or whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.

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

There have been no gross amounts of unrecognized tax benefits or interest or penalties related to uncertain tax positions since adoption. There are no unrecognized tax benefits that would, if recognized, affect the effective tax rate. There are no positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next 12 months. Years prior to March 31, 2011 are closed for federal, state and local income tax matters.

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
Advertising and public relations costs are generally expensed as incurred.  External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.  Advertising and public relations costs of $484,000, $356,000, and $304,000 were included in the Company’s results of operations for the year ended December 31, 2014 and 2013 and the nine months ended December 31, 2012, respectively.

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

The following tables provide a reconciliation of net income to net income available to common shareholders for the periods presented:

	For the Years Ended December 31,		For the Nine Months Ended December 31,
	2014	2013	2012
Earnings Available To Common Shareholders
Net Income	$5,810,740	$3,791,162	$1,954,949
Preferred Stock Dividends	440,000	440,000	330,000
Net Income Available To Common Shareholders	$5,370,740	$3,351,162	$1,624,949

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued

The following tables show the effect of dilutive options and warrants on the Company’s earnings per share for the periods indicated:

	For the Year Ended December 31, 2014
	Income	Shares	Per Share Amounts
Basic EPS	$5,370,740	2,944,001	$1.82
Effect of Dilutive Securities:
Senior Convertible Debentures	301,766	304,200	$(0.07)
Diluted EPS	$5,672,506	3,248,201	$1.75

	For the Year Ended December 31, 2013
	Income	Shares	Per Share Amounts
Basic EPS	$3,351,162	2,944,001	$1.14
Effect of Dilutive Securities:
Senior Convertible Debentures	301,766	304,200	$(0.02)
Diluted EPS	$3,652,928	3,248,201	$1.12

There were no dilutive securities or options for the nine months ended December 31, 2012 therefore no reconciliation is provided.

The average market price used in calculating the assumed number of dilutive shares issued for the years ended December 31, 2014 and 2013 and the nine months ended December 31, 2012 was $14.56, $11.37, and $8.63 respectively. As a result of the average stock price being less than the exercise price of all options and warrants in years ended December 31, 2014 and 2013 and the nine months ended December 31, 2012, the options are not dilutive in calculating diluted earnings per share for those periods.

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
The following is a summary of recent authoritative pronouncements that could affect accounting, reporting, and disclosure of financial information by the Company:

In January 2014, the FASB amended the Receivables topic of the Accounting Standards Codification. The amendments are intended to resolve diversity in practice with respect to when a creditor should reclassify a collateralized consumer mortgage loan to other real estate owned (OREO). In addition, the amendments require a creditor reclassify a collateralized consumer mortgage loan to OREO upon obtaining legal title to the real estate collateral, or the borrower voluntarily conveying all interest in the real estate property to the lender to satisfy the loan through a deed in lieu of foreclosure or similar legal agreement.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued

The amendments will be effective for the Company for annual periods, and interim periods within those annual period beginning after December 15, 2014, with early implementation of the guidance permitted. In implementing this guidance, assets that are reclassified from real estate to loans are measured at the carrying value of the real estate at the date of adoption. Assets reclassified from loans to real estate are measured at the lower of the net amount of the loan receivable or the fair value of the real estate less costs to sell at the date of adoption. The Company will apply the amendments prospectively. The Company does not expect these amendments to have a material effect on its consolidated financial statements.

In May 2014, the FASB issued guidance to change the recognition of revenue from contracts with customers. The core principle of the new guidance is that an entity should recognize revenue to reflect the transfer of goods and services to customers in an amount equal to the consideration the entity receives or expects to receive. The guidance will be effective for the Company for reporting periods beginning after December 15, 2016. The Company will apply the guidance using a modified retrospective approach. The Company does not expect these amendments to have a material effect on its consolidated financial statements.

In June 2014, the FASB issued guidance which makes limited amendments to the guidance on accounting for certain repurchase agreements. The new guidance (1) requires entities to account for repurchase-to-maturity transactions as secured borrowings (rather than as sales with forward repurchase agreements), (2) eliminates accounting guidance on linked repurchase financing transactions, and (3) expands disclosure requirements related to certain transfers of financial assets that are accounted for as sales and certain transfers (specifically, repos, securities lending transactions, and repurchase-to-maturity transactions) accounted for as secured borrowings. The amendments will be effective for the Company for the first interim or annual period beginning after December 15, 2014. The Company will apply the guidance by making a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. The Company does not expect these amendments to have a material effect on its consolidated financial statements.

In June 2014, the FASB issued guidance which clarifies that performance targets associated with stock compensation should be treated as a performance condition and should not be reflected in the grant date fair value of the stock award. The amendments will be effective for the Company for fiscal years that begin after December 15, 2015. The Company will apply the guidance to all stock awards granted or modified after the amendments are effective. The Company does not expect these amendments to have a material effect on its consolidated financial statements.

In August 2014, the FASB issued guidance that is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. In connection with preparing financial statements, management will need to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the organization’s ability to continue as a going concern within one year after the date that the financial statements are issued. The amendments will be effective for the Company for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company does not expect these amendments to have a material effect on its consolidated financial statements.

In January 2015, the FASB issued guidance that eliminated the concept of extraordinary items from U.S. GAAP. Existing U.S. GAAP required that an entity separately classify, present, and disclose extraordinary events and transactions. The amendments will eliminate the requirements for reporting entities to consider whether an underlying event or transaction is extraordinary, however, the presentation and disclosure guidance for items that are unusual in nature or occur infrequently will be retained and will be expanded to include items that are both unusual in nature and infrequently occurring. The amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The amendments may be applied either prospectively or retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The Company does not expect these amendments to have a material effect on its consolidated financial statements.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(2)         Investment and Mortgage-Backed Securities, Available For Sale

The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of investment and mortgage-backed securities available for sale at the dates indicated are as follows:

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
FHLB Securities	$13,317,462	$83,691	$154,492	$13,246,661
Federal Farm Credit Bank ("FFCB") Securities	5,750,000	—	82,006	5,667,994
Federal National Mortgage Association ("FNMA") Bonds	996,822	7,559	—	1,004,381
Small Business Administration (“SBA”) Bonds	106,637,400	1,796,943	307,649	108,126,694
Tax Exempt Municipal Bonds	59,960,960	2,579,543	45,080	62,495,423
Mortgage-Backed Securities	233,963,842	5,704,855	815,984	238,852,713
Equity Securities	250,438	56,236	—	306,674
	$420,876,924	$10,228,827	$1,405,211	$429,700,540

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
FHLB Securities	$13,538,723	$25,695	$893,968	$12,670,450
FFCB Securities	5,750,000	—	383,820	5,366,180
FNMA Bonds	1,993,473	—	18,543	1,974,930
SBA Bonds	99,228,708	1,914,720	319,443	100,823,985
Tax Exempt Municipal Bonds	63,590,959	410,151	2,685,988	61,315,122
Mortgage-Backed Securities	245,882,053	5,843,365	3,128,883	248,596,535
Equity Securities	257,938	—	1,688	256,250
	$430,241,854	$8,193,931	$7,432,333	$431,003,452

FHLB securities, FFCB securities, FNMA bonds, and FNMA and FHLMC mortgage-backed securities are issued by government-sponsored enterprises (“GSEs”).  GSEs are not backed by the full faith and credit of the United States government.  SBA bonds are backed by the full faith and credit of the United States government. Included in the tables above and below in mortgage-backed securities are GNMA mortgage-backed securities, which are also backed by the full faith and credit of the United States government.  At December 31, 2014 and 2013, the Bank held an amortized cost and fair value of $156.8 million and $160.6 million, respectively, and $170.4 million and $173.5 million, respectively, in GNMA mortgage-backed securities included in mortgage-backed securities listed above. All mortgage-backed securities above are either GSEs or GNMA mortgage-backed securities. The Company has not invested in any private label mortgage-backed securities.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(2)         Investment and Mortgage-Backed Securities, Available For Sale, Continued

The amortized cost and fair value of investment and mortgage-backed securities available for sale at December 31, 2014 are shown below by contractual maturity.  Expected maturities will differ from contractual maturities because borrowers have the right to prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Less Than One Year	$760,264	$773,573
One – Five Years	13,588,753	13,819,295
Five – Ten Years	68,880,177	69,887,727
After Ten Years	103,683,888	106,367,232
Mortgage-Backed Securities	233,963,842	238,852,713
	$420,876,924	$429,700,540

The amortized cost and fair value of investment and mortgage-backed securities available for sale pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $120.7 million and $124.4 million, respectively, at December 31, 2014 and $118.3 million and $121.1 million, respectively, at December 31, 2013.

The Bank received $69.6 million, $62.8 million and $40.3 million in proceeds from sales of available for sale securities during the years ended December 31, 2014 and 2013 and the nine months ended December 31, 2012, respectively. As a result, the Bank recognized $1.1 million in gross gains and $623,000 gross losses for the year ended December 31, 2014, $1.6 million in gross gains and $279,000 in gross losses for the year ended December 31, 2013, and $945,000 in gross gains and no gross losses for the nine months ended December 31, 2012.

The following tables show gross unrealized losses and fair value, aggregated by investment category, and length of time that individual available for sale securities have been in a continuous unrealized loss position for the periods indicated.

	December 31, 2014
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
FHLB Securities	$994,818	$5,182	$3,850,690	$149,310	$4,845,508	$154,492
FFCB Securities	—	—	5,667,994	82,006	5,667,994	82,006
FNMA Bonds	—	—	—	—	—	—
SBA Bonds	27,859,461	223,070	4,920,631	84,579	32,780,092	307,649
Tax Exempt Municipal Bonds	3,605,319	16,039	1,710,586	29,041	5,315,905	45,080
Mortgage-Backed Securities	34,840,832	208,242	30,899,075	607,742	65,739,907	815,984
	$67,300,430	$452,533	$47,048,976	$952,678	$114,349,406	$1,405,211

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(2)         Investment and Mortgage-Backed Securities, Available For Sale, Continued

	December 31, 2013
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
FHLB Securities	$10,288,110	$651,608	$1,757,640	$242,360	$12,045,750	$893,968
FFCB Securities	4,435,070	314,930	931,110	68,890	5,366,180	383,820
FNMA Bonds	1,974,930	18,543	—	—	1,974,930	18,543
SBA Bonds	12,183,961	288,678	3,541,453	30,765	15,725,414	319,443
Tax Exempt Municipal Bond	39,848,206	2,556,014	2,008,272	129,974	41,856,478	2,685,988
Mortgage-Backed Securities	88,516,030	2,756,216	6,436,369	372,667	94,952,399	3,128,883
Equity Securities	—	—	101,250	1,688	101,250	1,688
	$157,246,307	$6,585,989	$14,776,094	$846,344	$172,022,401	$7,432,333

Securities classified as available-for-sale are recorded at fair market value.  At December 31, 2014, 67.8% of the unrealized losses, or twenty-four individual securities, consisted of securities in a continuous loss position for 12 months or more.  At December 31, 2013, 11.4% of the unrealized losses, or eleven individual securities, consisted of securities in a continuous loss position for 12 months or more. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature.  The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and is not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary. The Company reviews its investment securities portfolio at least quarterly and more frequently when economic conditions warrant, assessing whether there is any indication of other-than-temporary impairment (“OTTI”). Factors considered in the review include estimated future cash flows, length of time and extent to which market value has been less than cost, the financial condition and near term prospects of the issuer, and our intent and ability to retain the security to allow for an anticipated recovery in market value.

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

There was no OTTI recognized during the years ended December 31, 2014 and 2013.

(3)         Investment and Mortgage-Backed Securities, Held to Maturity

On June 30, 2013, the Company transferred all of its investment and mortgage-backed securities classified as held to maturity to available for sale. Based on changes in the current rate environment, management elected this change in an effort to more effectively manage the investment portfolio, including subsequently selling some securities that were formerly classified as held to maturity. The amortized cost of the securities that were transferred totaled $72.0 million and the net unrealized gain related to these securities totaled $1.4 million on the date of the transfer. As a result of the transfer and subsequent sales, the Company believes its held to maturity classification process has been compromised and careful evaluation and analysis will be required going forward in determining when circumstances are suitable for management to assert with a great degree of credibility that it has the intent and ability to hold investment and mortgage-backed securities to maturity.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)      Loans Receivable, Net

Loans receivable, net, consisted of the following as of the dates shown:

	December 31, 2014	December 31, 2013
Residential Real Estate Loans	$77,282,817	$83,004,482
Consumer Loans	50,391,224	52,205,901
Commercial Business	10,564,467	7,775,098
Commercial Real Estate	209,530,209	228,399,555
Total Loans Held For Investment	347,768,717	371,385,036
Loans Held For Sale	1,864,999	1,234,158
Total Loans Receivable, Gross	349,633,716	372,619,194
Less:
Allowance For Loan Losses	8,357,496	10,241,970
Loans In Process	1,379,114	3,465,072
Deferred Loan Fees (Costs)	22,611	(4,513)
	9,759,221	13,702,529
Total Loans Receivable, Net	$339,874,495	$358,916,665

Changes in the allowance for loan losses for the years ended December 31, 2014 and 2013 and the nine months ended December 31, 2012 are summarized as follows:

	Year Ended December 31,		Nine Months Ended December 31,
	2014	2013	2012
Balance At Beginning Of Period	$10,241,970	$11,318,371	$14,615,198
Provision For Loan Losses	450,000	2,645,381	1,975,000
Charge Offs	(3,114,833)	(5,209,830)	(7,422,393)
Recoveries	780,359	1,488,048	2,150,566
Total Allowance For Loan Losses	$8,357,496	$10,241,970	$11,318,371

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

	Credit Quality Measures
December 31, 2014	Pass	Caution	Special Mention	Substandard	Total Loans
Residential Real Estate	$69,163,911	$956,976	$639,638	$6,522,292	$77,282,817
Consumer	48,283,560	1,046,624	128,033	933,007	50,391,224
Commercial Business	9,691,685	340,706	202,895	329,181	10,564,467
Commercial Real Estate	125,339,273	32,549,335	35,169,358	16,472,243	209,530,209
Total	$252,478,429	$34,893,641	$36,139,924	$24,256,723	$347,768,717

	Credit Quality Measures
December 31, 2013	Pass	Caution	Special Mention	Substandard	Total Loans
Residential Real Estate	$74,505,587	$890,902	$403,138	$7,204,855	$83,004,482
Consumer	50,370,640	843,799	143,649	847,813	52,205,901
Commercial Business	6,807,620	368,019	524,928	74,531	7,775,098
Commercial Real Estate	135,793,150	43,252,464	25,581,235	23,772,706	228,399,555
Total	$267,476,997	$45,355,184	$26,652,950	$31,899,905	$371,385,036

The following table presents an age analysis of past due balances by category at December 31, 2014.

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable
Residential Real Estate	$—	$1,087,299	$3,061,339	$4,148,638	$73,134,179	$77,282,817
Consumer	1,868,787	91,223	573,644	2,533,654	47,857,570	50,391,224
Commercial Business	162,481	99,784	246,977	509,242	10,055,225	10,564,467
Commercial Real Estate	4,544,813	1,094,701	9,859,689	15,499,203	194,031,006	209,530,209
Total	$6,576,081	$2,373,007	$13,741,649	$22,690,737	$325,077,980	$347,768,717

The following table presents an age analysis of past due balances by category at December 31, 2013.

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable
Residential Real Estate	$—	$1,363,132	$4,607,613	$5,970,745	$77,033,737	$83,004,482
Consumer	1,494,429	234,878	399,062	2,128,369	50,077,532	52,205,901
Commercial Business	115,186	—	33,055	148,241	7,626,857	7,775,098
Commercial Real Estate	5,103,522	2,046,666	4,972,667	12,122,855	216,276,700	228,399,555
Total	$6,713,137	$3,644,676	$10,012,397	$20,370,210	$351,014,826	$371,385,036

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)      Loans Receivable, Net, Continued

At December 31, 2014 and 2013, the Company did not have any loans that were 90 days or more past due and still accruing interest. Our strategy is to work with our borrowers to reach acceptable payment plans while protecting our interests in the existing collateral.  In the event an acceptable arrangement cannot be reached, we may have to acquire these properties through foreclosure or other means and subsequently sell, develop, or liquidate them. The following table shows non-accrual loans by category at December 31, 2014 compared to 2013.

	At December 31, 2014		At December 31, 2013		$	%
	Amount	Percent (1)	Amount	Percent (1)	Increase (Decrease)	Increase (Decrease)
Non-accrual Loans:
Residential Real Estate	$3,061,339	0.9%	$4,607,613	1.3%	$(1,546,274)	(33.6)%
Commercial Business	246,977	0.1	33,055	—	213,922	647.2
Commercial Real Estate	9,859,689	2.8	4,972,667	1.4	4,887,022	98.3
Consumer	573,644	0.2	399,062	0.1	174,582	43.7
Total Non- accrual Loans	$13,741,649	4.0%	$10,012,397	2.7%	$3,729,252	37.2%

(1) PERCENT OF GROSS LOANS RECEIVABLE HELD FOR INVESTMENT, NET OF DEFERRED FEES AND LOANS IN PROCESS.

The following tables show the activity in the allowance for loan losses by category for the periods indicated.

	For the Year Ended December 31, 2014
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,706,643	$847,777	$426,658	$7,260,892	$10,241,970
Provision	(91,991)	352,305	(53,435)	243,121	450,000
Charge-Offs	(359,021)	(372,460)	(328,094)	(2,055,258)	(3,114,833)
Recoveries	136,434	59,094	114,224	470,607	780,359
Ending Balance	$1,392,065	$886,716	$159,353	$5,919,362	$8,357,496

	For the Year Ended December 31, 2013
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,521,559	$1,001,271	$618,919	$8,176,622	$11,318,371
Provision	1,030,237	(5,306)	(187,377)	1,807,827	2,645,381
Charge-Offs	(1,118,168)	(207,230)	(31,831)	(3,852,601)	(5,209,830)
Recoveries	273,015	59,042	26,947	1,129,044	1,488,048
Ending Balance	$1,706,643	$847,777	$426,658	$7,260,892	$10,241,970

	For the Nine Months Ended December 31, 2012
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,928,625	$1,498,111	$644,855	$10,543,607	$14,615,198
Provision	183,236	(227,872)	175,141	1,844,495	1,975,000
Charge-Offs	(647,161)	(286,612)	(209,898)	(6,278,722)	(7,422,393)
Recoveries	56,859	17,644	8,821	2,067,242	2,150,566
Ending Balance	$1,521,559	$1,001,271	$618,919	$8,176,622	$11,318,371

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)      Loans Receivable, Net, Continued

The following tables present information related to impaired loans evaluated individually for impairment and collectively evaluated for impairment in the allowance for loan losses as of the dates indicated.

	Allowance For Loan Losses
December 31, 2014	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$—	$1,392,065	$1,392,065
Consumer	2,600	884,116	886,716
Commercial Business	—	159,353	159,353
Commercial Real Estate	472,400	5,446,962	5,919,362
Total	$475,000	$7,882,496	$8,357,496

	Allowance For Loan Losses
December 31, 2013	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$158,791	$1,547,852	$1,706,643
Consumer	103,109	744,668	847,777
Commercial Business	—	426,658	426,658
Commercial Real Estate	840,658	6,420,234	7,260,892
Total	$1,102,558	$9,139,412	$10,241,970

The following tables present information related to impaired loans evaluated individually for impairment and collectively evaluated for impairment in loans receivable as of the dates indicated.

	Loans Receivable
December 31, 2014	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$2,519,814	$74,763,003	$77,282,817
Consumer	218,232	50,172,992	50,391,224
Commercial Business	236,030	10,328,437	10,564,467
Commercial Real Estate	17,273,879	192,256,330	209,530,209
Total	$20,247,955	$327,520,762	$347,768,717

	Loans Receivable
December 31, 2013	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$4,838,236	$78,166,246	$83,004,482
Consumer	275,491	51,930,410	52,205,901
Commercial Business	19,775	7,755,323	7,775,098
Commercial Real Estate	26,221,312	202,178,243	228,399,555
Total	$31,354,814	$340,030,222	$371,385,036

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)       Loans Receivable, Net, Continued

Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired management measures impairment and records the loan at fair value. Fair value is estimated using one of the following methods: fair value of the collateral less estimated costs to sale, discounted cash flows, or market value of the loan based on similar debt. The fair value of the collateral less estimated costs to sell is the most frequently used method. Typically, the Company reviews the most recent appraisal and if it is over 24 months old will request a new third party appraisal. Depending on the particular circumstances surrounding the loan, including the location of the collateral, the date of the most recent appraisal and the value of the collateral relative to the recorded investment in the loan, management may order an independent appraisal immediately or, in some instances, may elect to perform an internal analysis. The average balance of impaired loans was $22.2 million for year ended December 31, 2014 compared to $33.6 million for the year ended December 31, 2013.

The following tables are a summary of information related to impaired loans as of and for the years ended December 31, 2014 and 2013 and for the nine months ended December 31, 2012.

	December 31, 2014
Impaired Loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Residential Real Estate	$2,519,814	$2,618,003	$—	$2,642,156	$—
Consumer	152,029	159,529	—	155,602	1,510
Commercial Business	236,030	436,030	—	413,653	—
Commercial Real Estate	13,721,964	18,088,149	—	14,980,690	297,839
With An Allowance Recorded:
Residential Real Estate	—	—	—	—	—
Consumer	66,203	66,203	2,600	67,522	4,867
Commercial Business	—	—	—	—	—
Commercial Real Estate	3,551,915	3,582,465	472,400	3,952,066	60,207
Total
Residential Real Estate	2,519,814	2,618,003	—	2,642,156	—
Consumer	218,232	225,732	2,600	223,124	6,377
Commercial Business	236,030	436,030	—	413,653	—
Commercial Real Estate	17,273,879	21,670,614	472,400	18,932,756	358,046
Total	$20,247,955	$24,950,379	$475,000	$22,211,689	$364,423

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)       Loans Receivable, Net, Continued

	December 31, 2013
Impaired Loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Residential Real Estate	$3,936,316	$4,588,645	$—	$4,044,142	$31,704
Consumer	106,197	106,198	—	104,539	953
Commercial Business	19,775	19,775	—	19,896	389
Commercial Real Estate	21,810,347	26,775,853	—	23,618,648	886,737
With An Allowance Recorded:
Residential Real Estate	901,920	901,920	158,791	909,473	—
Consumer	169,294	169,294	103,109	170,499	5,173
Commercial Business	—	—	—	—	—
Commercial Real Estate	4,410,965	4,954,058	840,658	4,707,658	251,505
Total
Residential Real Estate	4,838,236	5,490,565	158,791	4,953,615	31,704
Consumer	275,491	275,492	103,109	275,038	6,126
Commercial Business	19,775	19,775	—	19,896	389
Commercial Real Estate	26,221,312	31,729,911	840,658	28,326,306	1,138,242
Total	$31,354,814	$37,515,743	$1,102,558	$33,574,855	$1,176,461

	December 31, 2012
Impaired Loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Residential Real Estate	$4,500,902	$4,611,873	$—	$4,531,543	$130,896
Consumer	322,588	386,588	—	342,916	28,419
Commercial Business	7,853	7,853	—	12,236	—
Commercial Real Estate	31,808,577	35,373,833	—	32,963,079	1,036,344
With An Allowance Recorded:
Residential Real Estate	—	—	—	—	—
Consumer	—	—	—	—	—
Commercial Business	—	—	—	—	—
Commercial Real Estate	3,306,618	4,766,031	440,000	3,705,660	—
Total
Residential Real Estate	4,500,902	4,611,873	—	4,531,543	130,896
Consumer	322,588	386,588	—	342,916	28,419
Commercial Business	7,853	7,853	—	12,236	—
Commercial Real Estate	35,115,195	40,139,864	440,000	36,668,739	1,036,344
Total	$39,946,538	$45,146,178	$440,000	$41,555,434	$1,195,659

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)       Loans Receivable, Net, Continued

In the course of resolving delinquent loans, the Bank may choose to restructure the contractual terms of certain loans. A troubled debt restructuring ("TDR") is a restructuring in which the Bank, for economic or legal reasons related to a borrower’s financial difficulties, grants a concession to a borrower that it would not otherwise consider (FASB ASC Topic 310-40).  The concessions granted on TDRs generally include terms to reduce the interest rate, extend the term of the debt obligation, or modify the payment structure on the debt obligation. The Bank grants such concessions to reassess the borrower’s financial status and develop a plan for repayment.  All TDRs are included in impaired loans at December 31, 2014 and 2013 and amounted to $9.6 million and $12.4 million, respectively.

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

The following table is a summary of loans restructured as TDRs during the periods indicated:

	For the Year Ended December 31, 2014
Troubled Debt Restructurings	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Residential Real Estate	—	$—	$—
Consumer Loans	—	—	—
Commercial Business	—	—	—
Commercial Real Estate	2	186,188	186,188
Total	2	186,188	186,188

	For the Year Ended December 31, 2013			For the Nine Months Ended December 31, 2012
Troubled Debt Restructurings	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Residential Real Estate	—	$—	$—	—	$—	$—
Consumer Loans	—	—	—	—	—	—
Commercial Business	1	32,850	32,850	—	—	—
Commercial Real Estate	4	1,409,693	1,409,693	1	257,452	257,452
Total	5	1,442,543	1,442,543	1	257,452	257,452

During the year ended December 31, 2014, the Bank modified two loans that were considered to be TDRs. The Bank lowered the interest rate on both of these loans to enable the borrowers to begin making monthly principal and interest payments. During the year ended December 31, 2013, the Bank modified five loans that were considered to be a TDR. The Bank lowered the interest rate on each of these loans and changed the payment to interest only on for an agreed upon period on three of these loans. During the nine months ended December 31, 2012, the Bank modified one loan that was considered to be a TDR. The Bank lowered the interest rate on the loan and changed the payment to interest only.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)       Loans Receivable, Net, Continued

The following table is a summary of TDRs restructured during the periods indicated that subsequently defaulted during the same period:

	For the Years Ended December 31,				For the Nine Months Ended December 31,
	2014		2013		2012
Troubled Debt Restructurings That Subsequently Defaulted During the Period	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Residential Real Estate	—	$—	—	$—	—	$—
Consumer Loans	—	—	—	—	—	—
Commercial Business	—	—	—	—	—	—
Commercial Real Estate	1	66,138	1	146,267	4	880,745
Total	1	$66,138	1	$146,267	4	$880,745

At December 31, 2014, seven restructured loans were in default, including the one which had been restructured in the last 12 months. At December 31, 2013, 5 loans that had been previously restructured were in default and at December 31, 2012 6 previously restructured loans were in default. The Bank considers any loan 30 days or more past due to be in default.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(5)         Premises and Equipment, Net

Premises and equipment, net, are summarized as follows for the dates indicated:

	December 31,
	2014	2013
Land	$6,729,097	$5,471,503
Buildings And Improvements	17,796,209	17,635,363
Furniture And Equipment	11,068,028	10,395,793
Construction In Progress	184,040	206,163
Total Premises And Equipment	35,777,374	33,708,822
Less Accumulated Depreciation	(17,544,148)	(16,465,432)
Total Premises And Equipment, Net	$18,233,226	$17,243,390

Depreciation expense for the years ended December 31, 2014 and 2013, and for the nine months ended December 31, 2012 was $1.2 million, $1.2 million, and $1.1 million, respectively. The Bank has entered into non-cancelable operating leases related to buildings and land.  At December 31, 2014, future minimum payments under non-cancelable operating leases with initial or remaining terms of one year or more are as follows (by fiscal year):

2015	$360,106
2016	261,736
2017	231,332
2018	128,361
2019	119,790
Thereafter	908,408
Total Future Minimum Payments	$2,009,733

Total rental expense amounted to $424,000, $415,000, and $306,000 for the years ended December 31, 2014 and 2013 and for the nine months ended December 31, 2012, respectively.  Four lease agreements with monthly expenses of $6,593, $800, $8,571, and $9,075 have multiple renewal options totaling 30, 10, 45, and 20 years, respectively.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(6)         Intangible Assets and Goodwill

Intangible assets and goodwill are the result of the Collier Jennings acquisition in July 2006.  Changes in intangible assets and goodwill for periods indicated consisted of the following:

	December 31,
	2014	2013
Customer List
Balance At Beginning Of Year	$11,970	$61,974
Amortization	11,970	50,004
Balance At End Of Year	—	11,970
Total Intangibles	—	11,970
Goodwill	1,199,754	1,199,754
Total	$1,199,754	$1,211,724

In accordance with accounting guidance, the Company evaluates its goodwill on an annual basis. The evaluations were performed as of September 30, 2014 and September 30, 2013 for fiscal years ended December 31, 2014 and 2013, respectively. At the time of the evaluations the Company determined that no impairment existed. Therefore, there was no write-down of goodwill for the years ended December 31, 2014 and 2013 or for the nine months ended December 31, 2012.

(7)         FHLB Stock

The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to a membership component, which is 0.15% of total assets at September 30, 2014 and 2013 plus a transaction component which equals 4.5% of outstanding advances (borrowings) from the FHLB of Atlanta.  The Bank is in compliance with this requirement with an investment in FHLB of Atlanta stock of $3.1 million and $5.0 million as of December 31, 2014 and 2013, respectively. No readily available market exists for this stock and it has no quoted fair value.  However, because redemption of this stock has historically been at par, it is carried at cost.

(8)         Other Real Estate Owned

The Bank owned $3.2 million and $3.9 million in other real estate owned at December 31, 2014 and 2013, respectively. Transactions in other real estate owned for the years ended December 31, 2014 and 2013 and the nine months ended December 31, 2012 are summarized below.

	Years Ended December 31,		Nine Months Ended December 31,
	2014	2013	2012
Balance, Beginning Of Period	$3,947,226	$6,754,425	$14,160,099
Additions	1,638,135	3,861,182	2,456,478
Sales	(1,850,651)	(5,274,003)	(6,929,152)
Write Downs	(505,000)	(1,394,378)	(2,933,000)
Balance, End Of Period	$3,229,710	$3,947,226	$6,754,425

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(9)         Deposits

Deposits outstanding by type of account are summarized as follows:

	At December 31, 2014			At December 31, 2013
	Balance	Weighted Rate	Interest Rate Range	Balance	Weighted Rate	Interest Rate Range
Checking Accounts	$143,422,150	0.03%	0.00-0.15%	$136,695,876	0.04%	0.00-0.15%
Money Market Accounts	234,819,052	0.19%	0.10-0.20%	240,631,708	0.28%	0.10-0.30%
Statement Savings Accounts	28,622,933	0.10%	0.00-0.10%	24,485,648	0.10%	0.00-0.10%
Total	$406,864,135	0.13%	0.00-0.20%	$401,813,232	0.19%	0.00-0.30%

Certificate Accounts:
0.00 – 1.99%	227,473,082			226,750,180
2.00 – 2.99%	25,605,349			28,848,252
3.00 – 3.99%	172,598			1,285,108
Total	253,251,029	0.79%	0.05-3.01%	256,883,540	0.83%	0.05-3.25%
Total Deposits	$660,115,164	0.38%	0.00-3.01%	$658,696,772	0.44%	0.00-3.25%

Included in the certificates above were $38.8 million and $25.6 million in brokered deposits at December 31, 2014 and 2013, respectively, with a weighted average interest rate of 1.14% and 1.23%, respectively. Of the brokered deposits at December 31, 2014, $1.9 million mature within one year.

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $140.0 million and $129.9 million at December 31, 2014 and 2013, respectively.

Certificate of deposits that met or exceeded the FDIC Insurance limit of $250,000 were $69.6 million and $53.1 million at December 31, 2014 and 2013, respectively.

The amounts and scheduled maturities of all certificates of deposit are as follows:

	At December 31,
	2014	2013
Within 1 Year	$142,490,027	$163,680,585
After 1 Year, Within 2 Years	57,481,254	45,089,513
After 2 Years, Within 3 Years	22,273,310	22,483,793
After 3 Years, Within 4 Years	18,114,738	8,996,498
After 4 Years, Within 5 Years	12,891,700	16,633,151
Thereafter	—	—
	$253,251,029	$256,883,540

At December 31, 2014 and 2013, the Bank had $132,000 and $133,000, respectively, in overdrafts that were reclassified to loans.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(10)         Advances From Federal Home Loan Bank And Other Borrowings

Advances from the FHLB are summarized by year of maturity and weighted average interest rate below:

	December 31, 2014
Year Ending December 31	Amount	Weighted Rate
2015	$15,000,000	2.61%
2016	20,000,000	4.61%
2017	12,900,000	4.38%
2018	5,000,000	3.39%
	$52,900,000	3.87%

These advances are secured by a blanket collateral agreement with the FHLB by pledging the Bank’s portfolio of residential first mortgage loans and investment securities with an amortized cost and fair value of $99.9 million and $99.3 million, respectively, at December 31, 2014 and $111.6 million and $102.7 million, respectively, at December 31, 2013. Advances are subject to prepayment penalties.

The following table shows callable FHLB advances as of December 31, 2014. These advances are also included in the above table.  All callable advances are callable at the option of the FHLB.  If an advance is called, the Bank has the option to pay off the advance without penalty, re-borrow funds on different terms, or convert the advance to a three-month floating rate advance tied to LIBOR.

As of December 31, 2014
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

During the year ended December 31, 2014, the Bank prepaid one FHLB advance totaling $5.0 million and incurred $178,000 in prepayment penalties related to this prepayment. During the year ended December 31, 2013, the Bank prepaid six FHLB advances totaling $30.0 million and incurred $589,000 in prepayment penalties. The Bank did not prepay any FHLB advances during the nine months ended December 31, 2012.

At December 31, 2014 and December 31, 2013, the Bank had $195.7 million and $167.9 million in additional borrowing capacity, respectively, at the FHLB.

The Bank had $8.5 million and $8.0 million in other borrowings at December 31, 2014 and 2013, respectively.  These borrowings consist of short-term repurchase agreements with certain commercial demand deposit customers for sweep accounts. The repurchase agreements typically mature within one to three days and the interest rate paid on these borrowings floats monthly with money market type rates. At both December 31, 2014 and December 31, 2013, the interest rate paid on the repurchase agreements was 0.15%. The maximum amount outstanding at any one month end during the year ended December 31, 2014 was $10.8 million compared to $9.9 million during the year ended December 31, 2013. The Bank had pledged as collateral for these repurchase agreements investment and mortgage-backed securities with amortized costs and fair values of $17.3 million and $18.0 million, respectively, at December 31, 2014 and $14.8 million and $15.4 million, respectively, at December 31, 2013.

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

The Capital Securities accrue and pay distributions quarterly at a floating rate of three month LIBOR plus 170 basis points which was a rate per annum equal to 1.94% at December 31, 2014 and 2013.  The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears.

The Company has the right, subject to events of default, to defer payments of interest on the Capital Securities for a period not to exceed 20 consecutive quarterly periods, provided that no extension period may extend beyond the maturity date of December 15, 2036. The Company has no current intention to exercise its right to defer payments of interest on the Capital Securities.

The Capital Securities mature or are mandatorily redeemable upon maturity on December 15, 2036, or upon earlier optional redemption as provided in the indenture. The Company has had the right to redeem the Capital Securities in whole or in part since September 15, 2011.

(12)    Senior Convertible Debentures

Effective December 1, 2009, the Company issued $6.1 million in convertible senior debentures. These debentures will mature on December 1, 2029 and accrue interest at the rate of 8.0% per annum until maturity or earlier redemption, repayment, or conversion into common stock. Interest on the debentures is payable on June 1 and December 1 of each year, and commenced June 1, 2010. These debentures are convertible into the Company’s common stock at a conversion price of $20 per share at the option of the holder at any time prior to maturity.

The convertible senior debentures are redeemable, in whole or in part, at the option of the Company at any time on or after December 1, 2019, at a price equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest to, but excluding, the date of redemption. These debentures are unsecured general obligations of the Company ranking equal in right of payment to all of our present and future unsecured indebtedness that is not expressly subordinated.

(13)         Income Taxes

Income tax expense is comprised of the following:

	For the Years Ended December 31,		For the Nine Months Ended December 31,
	2014	2013	2012
Current:
Federal	$1,833,069	$380,143	$348,588
State	267,904	164,491	91,108
Total Current Tax Expense	2,100,973	544,634	439,696
Deferred:
Federal	192,051	784,814	266,784
State	10,144	10,936	(2,721)
Total Deferred Tax Expense	202,195	795,750	264,063
Total Income Tax Expense	$2,303,168	$1,340,384	$703,759

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(13)         Income Taxes, Continued

The Company's income taxes differ from those computed at the statutory federal income tax rate, as follows:

	For the Years Ended December 31,		For the Nine Months Ended December 31,
	2014	2013	2012
Tax At Statutory Income Tax Rate	$2,758,729	$1,744,725	$903,960
State Tax And Other	66,738	45,761	(31,391)
Tax Exempt Interest	(534,325)	(425,450)	(180,917)
Valuation Allowance	12,026	(24,652)	12,107
Total Income Tax Expense	$2,303,168	$1,340,384	$703,759

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2014 and 2013 are presented below.

	At December 31,
	2014	2013
Deferred Tax Assets:
Deferred Compensation	$521,256	$565,577
Provision For Loan Losses	2,872,552	3,519,305
Other Real Estate Owned	1,194,141	1,125,986
Net Fees Deferred For Financial Reporting	114,924	120,984
Non-accrual Interest	431,696	167,315
Net Operating Losses	220,211	208,185
Other	207,423	47,725
Total Gross Deferred Tax Assets	5,562,203	5,755,077
Less: Valuation Allowance	(220,211)	(208,185)
Net Deferred Tax Assets	5,341,992	5,546,892
Deferred Tax Liabilities:
FHLB Stock Basis Over Tax Basis	114,510	114,682
Depreciation	288,157	281,880
Other	63,536	67,881
Intangibles	—	4,465
Unrealized Gain on Securities Available for Sale	3,347,240	289,192
Total Gross Deferred Tax Liability	3,813,443	758,100
Net Deferred Tax Asset	$1,528,549	$4,788,792

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2014, management has determined that it is more likely than not that the total deferred tax asset will be realized except for the deferred tax asset associated with State net operating loss carryforwards, and, accordingly, has established a valuation allowance only for this item. The change in the valuation allowance was $12,026. Net deferred tax assets are included in other assets at December 31, 2014 and 2013. The Company had state net operating losses attributable to the non-bank entities of $6.7 million and $6.3 million for the year ended December 31, 2014 and 2013, respectively.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(13)         Income Taxes, Continued

Retained earnings at December 31, 2014 included tax bad debt reserves of $2.2 million, for which no provision for federal income tax has been made. If, in the future, these amounts are used for any purpose other than to absorb bad debt losses, including dividends, stock redemptions, or distributions in liquidation, or the Company ceases to be qualified as a bank, they may be subject to federal income tax at the prevailing corporate tax rate.

As of December 31, 2014, the Company had no material unrecognized tax benefits or accrued interest and penalties. It is the Company's policy to account for interest and penalties accrued relative to unrecognized tax benefits as a component of income tax expense.

Tax returns for 2011 and subsequent years are subject to examination by taxing authorities.

(14)         Regulatory Matters

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

Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a material adverse effect on the Company.  As of December 31, 2014 and 2013, the Bank was categorized as “well capitalized” under the regulatory framework for prompt corrective action.  There are no conditions or events that management believes have changed that classification as of the date of this Annual Report.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(14)         Regulatory Matters, Continued

The Company and the Bank’s regulatory capital amounts and ratios were as follows as of the dates indicated:

	Actual		For Capital Adequacy		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2014
SECURITY FEDERAL CORP.
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$77,746	20.6%	$15,073	4.0%	N/A	N/A
Total Risk-Based Capital (To Risk Weighted Assets)	89,915	23.9%	30,147	8.0%	N/A	N/A
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	77,746	9.5%	32,778	4.0%	N/A	N/A

SECURITY FEDERAL BANK
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$87,222	23.2%	$15,062	4.0%	$22,593	6.0%
Total Risk-Based Capital (To Risk Weighted Assets)	91,973	24.4%	30,123	8.0%	37,654	10.0%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	87,222	10.6%	32,792	4.0%	40,991	5.0%

December 31, 2013
SECURITY FEDERAL CORP.
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$70,598	17.8%	$15,894	4.0%	N/A	N/A
Total Risk-Based Capital (To Risk Weighted Assets)	84,529	21.3%	31,788	8.0%	N/A	N/A
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	70,598	8.3%	34,079	4.0%	N/A	N/A

SECURITY FEDERAL BANK
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$81,624	20.6%	$15,883	4.0%	$23,825	6.0%
Total Risk-Based Capital (To Risk Weighted Assets)	86,652	21.8%	31,767	8.0%	39,709	10.0%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	81,624	9.6%	34,069	4.0%	42,586	5.0%

As of January 1, 2015, FDIC regulations require insured state-chartered banks to maintain (i) a minimum ratio of Tier 1 capital to total assets of 4.00%, (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of 6.00%, (iii) a minimum ratio of total-capital to risk-weighted assets of 8.00% and (iv) a minimum ratio of “Common Equity Tier 1 Capital” to risk-weighted assets of 4.50%. The Federal Reserve requires Security Federal Corporation to maintain capital adequacy that generally parallels the FDIC requirements.  At December 31, 2014, Security Federal Corporation and Security Federal Bank each exceeded all applicable capital requirements and there are no conditions or events that management is aware of that would prevent them from meeting the new capital requirements as of the date of this Annual Report.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(15)         Employee Benefit Plans

The Company is participating in a multiple employer defined contribution employee benefit plan covering substantially all employees with six months or more of service.  The Company matches a portion of the employees’ contributions and the plan has a discretionary profit sharing provision.  The total employer contributions were $186,000 for the year ended December 31, 2014, $189,000 for the year ended December 31, 2013 and $145,000 for the nine months ended December 31, 2012.

The Company has an Employee Stock Purchase Plan (“ESPP”).  The ESPP allows employees of the Company to purchase stock quarterly through a payroll deduction at a discount calculated as 15% of the market value with a floor equal to the Company’s book value.  The ESPP, which was approved by stockholders in July 2005, became effective in January 2007. Participation in the ESPP is voluntary.  Employees are limited to investing $25,000 or 5% of their annual salary, whichever is lower, during the year.  During the year ended December 31, 2014, there were no employee stock purchases within the plan.

The Company implemented an Incentive Compensation Plan (the "Plan") during the year ended December 31, 2014. Incentive awards are based on the financial and operating performance of the Company as well as other participant specific objectives. The Plan allows employees of the Company to earn up to 7.5 days of their annual salary for successfully completing specific goals established by the participants and their respective supervisors plus an additional 2.5 days of their annual salary if the Company meets an annual predetermined net operating income amount determined by the Board of Directors. The Company also implemented an Incentive Compensation Plan for executive level officers (the "Executive Plan"). Under this plan incentive awards are based on contributions to performance as measured by critical operating and financial ratios, and other participant specific objectives. The Company has to meet the annual predetermined net operating income amount determined by the Board of Directors for any incentive awards to be paid under the Executive Plan. If the Company does not meet the required net income amount, no incentives are paid regardless of the executive's performance on individual objectives or entity wide objectives. Participation in both plans is voluntary. At December 31, 2014, the Company accrued $335,000 for incentive payments related to both plans, which were paid during 2015.

Certain officers of the Company participate in a supplemental retirement plan.  These benefits are not qualified under the Internal Revenue Code and they are not funded.  During the years ended December 31, 2014 and 2013 and the nine months ended December 31, 2012, the Company incurred expenses of $103,000, $172,000, and $144,000, respectively, for this plan.

Certain officers and directors of the Company participate in incentive and non-qualified stock option plans. Prior to fiscal 2010, the Company had three stock option plans that together authorized the Company to grant 150,000 options. In 2008, the 2008 Equity Incentive Plan was approved by stockholders and implemented by the Company with the intention of replacing the previous three option plans. No additional options are to be granted under the old plans and forfeitures under the old plans are not added to the new plan as available options, however, all existing options outstanding under these plans remain in effect. The 2008 Equity Incentive Plan provides for the grant of non-qualified and incentive stock options, stock appreciation rights (“SARS”), and restricted stock awards. Under the 2008 Equity Incentive Plan, 50,000 shares of common stock are reserved for the issuance of stock options and SARS in addition to 50,000 shares subject to restricted stock awards. The plan is administered by a committee appointed by the Board of Directors. The committee determines the specific employees, amount and type of any awards granted. At December 31, 2014 and 2013, there were 50,000 shares available for issuance under this plan for stock options and SARS. Options under all plans are granted at exercise prices not less than the fair value of the Company’s common stock on the date of the grant.  An additional 50,000 shares is available for restricted stock issuances.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(15)         Employee Benefit Plans, Continued

The following is a summary of the activity under the Company’s incentive and non-qualified stock option plans for the years ended December 31, 2014 and 2013 and the nine months ended December 31, 2012:

	For the Years Ended December 31,				For the Nine Months Ended December 31,
	2014		2013		2012
	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price
Balance, Beginning of Period	61,500	$22.49	68,400	$22.63	72,900	$22.62
Options Granted	—	—	—	—	—	—
Options Exercised	—	—	—	—	—	—
Options Forfeited	14,000	22.74	6,900	23.87	4,500	22.58
Balance, End of Period	47,500	$22.41	61,500	$22.49	68,400	$22.63

Options Exercisable	34,300	$22.00	42,300	$22.03	43,800	$22.14
Weighted-Average Remaining Life Of Exercisable Options	1.1 years		1.3 years		1.8 years
Options Available For Grant	50,000		50,000		50,000

During the year ended December 31, 2014, 5,400 options with a weighted average exercise price of $23.50 vested. During the year ended December 31, 2013, 5,400 stock options with a weighted average exercise price of $23.50 vested. During the nine months ended December 31, 2012, 2,200 options with a weighted average exercise price of $23.61 vested. The aggregate intrinsic value of the stock options outstanding and exercisable at December 31, 2014, 2013 and 2012 amounted to $0 for all periods. Total compensation expense related to stock options was $12,700, $(2,600), and $4,500 for the years ended December 31, 2014 and 2013 and the nine months ended December 31, 2012, respectively.  As of December 31, 2014, there was $25,743 of total unrecognized compensation cost related to non-vested stock options.  The cost is expected to be recognized over a weighted average period of three years.

There were no stock-based awards granted by the Company, during the years ended December 31, 2014 and 2013 and the nine months ended December 31, 2012. At December 31, 2014, the Company had the following options outstanding:

Grant Date	Outstanding Options	Option Price	Expiration Date
01/01/05	18,000	$20.55	01/01/15
01/01/06	3,500	$23.91	01/01/16
08/24/06	3,500	$23.03	08/24/16
05/24/07	2,000	$24.34	05/24/17
07/09/07	1,000	$24.61	07/09/17
10/01/07	2,000	$24.28	10/01/17
01/01/08	13,000	$23.49	01/01/18
05/19/08	2,500	$22.91	05/19/18
07/01/08	2,000	$22.91	07/01/18

All options granted prior to March 31, 2006 are 100% vested. Options granted after March 31, 2006 generally vest 20% per year every year beginning in the sixth year after the grant date.  Those options granted after March 31, 2006 may be exercised as they vest in years six through ten, or until the end of year ten after the grant date.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(16)         Stock Warrants

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

(17)         Bank Owned Life Insurance

The cash value of the life insurance policies are recorded as a separate line item in the accompanying balance sheets at $11.2 million and $11.5 million at December 31, 2014 and 2013, respectively.  The insurance provides key person life insurance on certain officers of the Company.  The earnings-portion of the insurance policies grows tax deferred and helps offset the cost of the Company’s benefits programs.  The Company recorded earnings of $300,000 and $339,000 and $315,000 for the growth in the cash value of life insurance during the years ended December 31, 2014 and 2013 and the nine months ended December 31, 2012, respectively. The earnings in 2014 also included $254,000 in death benefits in addition to $300,000 in income related to changes in the cash surrender value of the BOLI policies.

(18)         Commitments and Contingencies

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

Financial instruments where the contract amount represents the Bank's credit risk include commitments under pre-approved but unused lines of credit of $44.5 million and $30.8 million, undisbursed loans in process of $1.4 million and $3.5 million, and letters of credit of $802,000 and $2.2 million at December 31, 2014 and 2013, respectively.

These loan and letter of credit commitments are subject to the same credit policies and reviews as loans on the balance sheet.  Collateral, both the amount and nature, is obtained based upon management's assessment of the credit risk.  Since many of the extensions of credit are expected to expire without being drawn, the total commitment amounts do not necessarily represent future cash requirements.  In addition to these loan commitments noted above, the Bank had unused credit card loan commitments of $4.4 million and $4.5 million at December 31, 2014 and 2013, respectively.  The Bank also had outstanding commitments on mortgage loans not yet closed of $571,000 at December 31, 2014 compared to none at December 31, 2013.  These commitments, which are funded subject to certain limitations, extend over varying periods of time with the majority being funded within 45 days.  At December 31, 2014 and 2013, the Bank had outstanding commitments to sell approximately $1.9 million and $1.2 million of loans, respectively, which encompassed the Bank’s held for sale loans.  The Bank also has commitments to sell mortgage loans not yet closed, on a best efforts basis.  Best efforts means the Bank suffers no penalty if they are unable to deliver the loans to the potential buyers.  The fair value of the Bank’s commitment to originate mortgage loans at committed interest rates and to sell such loans to permanent investors is insignificant.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(19)         Related Party Transactions

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

	For the Years Ended December 31,		For the Nine Months Ended December 31,
	2014	2013	2012
Balance, Beginning of Period	$230,722	$273,330	$315,338
New Loans	1,116	10,956	5,364
Less Loan Payments	29,641	53,564	47,372
Balance, End of Period	$202,197	$230,722	$273,330

Loans to all employees, officers, and directors of the Company, in the aggregate constituted approximately 3.4% and 5.7% of the Company’s total shareholders' equity at December 31, 2014 and 2013, respectively.  At December 31, 2014 and 2013, deposits from executive officers and directors of the Company and the Bank and their related interests in the aggregate approximated $15.1 million and $6.8 million, respectively.

The Company leased office space from a related party during the year ended December 31, 2014. The lease is with a company in which the related party, who is both a director and an officer of the Company, has an ownership interest.  The Company incurred expenses of $81,000, $79,000, and $58,000 for rent for the years ended December 31, 2014 and 2013, and the nine months ended December 31, 2012, respectively, related to this lease.   Management is of the opinion that the transactions with respect to office rent were made on terms that are comparable to those which would be made with unaffiliated persons.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(20)    Stock Issuance and Exchange

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

In connection with its participation in the CDCI, on September 29, 2010, the Company (i) exchanged all $18.0 million (aggregate liquidation preference amount) of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), previously sold to the Treasury pursuant to the CPP, for $18.0 million (aggregate liquidation preference amount) of the Company’s newly designated Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), (ii) sold 400,000 shares of its common stock at $10.00 per share in a private offering to board members of the Company for aggregate gross proceeds of $4.0 million; and (iii) received an additional $4.0 million investment from the Treasury through the sale of an additional $4.0 million (aggregate liquidation preference amount) of its Series B Preferred Stock to the Treasury.  The additional $4.0 million investment from the Treasury was contingent upon the Company’s completion of the $4.0 million separate stock offering for the same amount, as required by the Company’s primary regulator at the time, the Office of Thrift Supervision.  The warrant sold by the Company to the Treasury in connection with the Company’s participation in Treasury’s CPP in 2008 remained outstanding after the exchange until its repurchase by the Company in 2013.

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

On July 31, 2013, the Company repurchased its outstanding warrant at a fair market value of $50,000 from the U.S. Treasury. As a result of the transaction the warrant was canceled, which reduced warrants outstanding by $400,000 and increased additional paid in capital by $350,000.

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
Condensed Balance Sheet Data

	At December 31,
	2014	2013
Assets:
Cash	$4,542,778	$3,880,433
Investment Securities, Available For Sale	151,674	101,250
Investment in Security Federal Statutory Trust	155,000	155,000
Investment In Security Federal Bank	93,860,841	85,115,889
Accounts Receivable And Other Assets	8,023	20,167
Total Assets	$98,718,316	$89,272,739
Liabilities And Shareholders’ Equity:
Accounts Payable And Other Liabilities	$45,229	$44,959
Junior Subordinated Debentures	5,155,000	5,155,000
Senior Convertible Debentures	6,084,000	6,084,000
Shareholders’ Equity	87,434,087	77,988,780
Total Liabilities And Shareholders’ Equity	$98,718,316	$89,272,739

Condensed Statements of Income Data

	For the Years Ended December 31,		For the Nine Months Ended December 31,
	2014	2013	2012
Income:
Equity In Earnings Of Security Federal Bank	$3,779,212	$2,558,986	$2,229,630
Dividend Income From Security Federal Bank	2,400,000	1,600,000	—
Interest Income	—	—	22,941
Miscellaneous Income	12,937	15,771	—
Total Income	6,192,149	4,174,757	2,252,571
Expenses:
Interest Expense	587,859	589,988	449,049
Other Expenses	19,382	18,223	16,814
Total Expenses	607,241	608,211	465,863
Income Before Income Taxes	5,584,908	3,566,546	1,786,708
Income Tax Benefit	(225,832)	(224,616)	(168,241)
Net Income	5,810,740	3,791,162	1,954,949
Preferred Stock Dividends	440,000	440,000	330,000
Net Income Available to Common Shareholders	$5,370,740	$3,351,162	$1,624,949

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(21)         Security Federal Corporation Condensed Financial Statements (Parent Company Only), Continued

Condensed Statements of Cash Flow Data

	For the Years Ended December 31,		For the Nine Months Ended December 31,
	2014	2013	2012
Operating Activities:
Net Income	$5,810,740	$3,791,162	$1,954,949
Adjustments To Reconcile Net Income To Net Cash Provided By Operating Activities:
Equity In Earnings Of Security Federal Bank	(3,779,212)	(2,558,986)	(2,229,630)
Stock Compensation Expense	12,676	(2,580)	4,472
(Increase) Decrease In Accounts Receivable	(49)	(15,248)	56,203
Increase (Decrease) In Accounts Payable	270	132	(122,707)
Net Cash Provided By (Used In) In Operating Activities	2,044,425	1,214,480	(336,713)
Financing Activities:
Repayment Of Warrant Issued In Conjunction With Preferred Stock	—	(50,000)	—
Dividends Paid To Shareholders-Preferred Stock	(440,000)	(440,000)	(330,000)
Dividends Paid To Shareholders-Common Stock	(942,080)	(942,082)	(706,560)
Net Cash Used In Financing Activities	(1,382,080)	(1,432,082)	(1,036,560)
Net Increase (Decrease) In Cash	662,345	(217,602)	(1,373,273)
Cash At Beginning Of Period	3,880,433	4,098,035	5,471,308
Cash At End Of Period	$4,542,778	$3,880,433	$4,098,035

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

Investment Securities Available for Sale

Investment securities available for sale are recorded at fair value on a recurring basis. At December 31, 2014, the Company’s investment portfolio was comprised of government and agency bonds, mortgage-backed securities issued by government agencies or government sponsored enterprises, municipal securities, and equity investments. The portfolio did not contain any private label mortgage-backed securities. Fair value measurement is based upon prices obtained from third party pricing services that use independent pricing models which rely on a variety of factors including reported trades, broker/dealer quotes, benchmark yields, economic and industry events and other relevant market information. As such, these securities are classified as Level 2.

Mortgage Loans Held for Sale

The Company originates fixed rate residential loans on a servicing released basis in the secondary market. Loans closed but not yet settled with institutional investors, are carried in the Company’s loans held for sale portfolio.  These loans are fixed rate residential loans that have been originated in the Company’s name and have closed.  Virtually all of these loans have commitments to be purchased by investors and the majority of these loans were locked in by price with the investors on the same day or shortly thereafter that the loan was locked in with the Company’s customers.  Therefore, these loans present very little market risk for the Company.

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

Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2014, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. The Company records impaired loans as nonrecurring Level 3.

As of December 31, 2014 and 2013, the recorded investment in impaired loans was $20.2 million and $31.4 million, respectively. The average recorded investment in impaired loans was $22.2 million for year ended December 31, 2014 and $33.6 million for the year ended December 31, 2013.

Foreclosed Assets

Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral less estimated selling costs. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed asset as nonrecurring Level 3. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the asset as nonrecurring Level 3.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(22)         Carrying Amounts and Fair Value of Financial Instruments, Continued

Assets measured at fair value on a recurring basis are as follows as of December 31, 2014:

Assets:	Quoted Market Price In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
FHLB Securities	$—	$13,246,661	$—
FFCB Securities	—	5,667,994	—
FNMA Bonds	—	1,004,381	—
SBA Bonds	—	108,126,694	—
Tax Exempt Municipal Bonds	—	62,495,423	—
Mortgage-Backed Securities	—	238,852,713	—
Equity Securities	—	306,674	—
Total	$—	$429,700,540	$—

Assets measured at fair value on a recurring basis are as follows as of December 31, 2013:

Assets:	Quoted Market Price In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
FHLB Securities	$—	$12,670,450	$—
FFCB Securities	—	5,366,180	—
FNMA Bonds	—	1,974,930	—
SBA Bonds	—	100,823,985	—
Tax Exempt Municipal Bonds	—	61,315,122	—
Mortgage-Backed Securities	—	248,596,535	—
Equity Securities	—	256,250	—
Total	$—	$431,003,452	$—

There were no liabilities measured at fair value on a recurring basis as of December 31, 2014 and 2013.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(22)         Carrying Amounts and Fair Value of Financial Instruments, Continued

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. The table below presents assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2014 and 2013, aggregated by the level in the fair value hierarchy within which those measurements fall.

Assets:	Level 1	Level 2	Level 3	At December 31, 2014
Mortgage Loans Held For Sale	$—	$1,864,999	$—	$1,864,999
Collateral Dependent Impaired Loans (1)	—	—	19,772,955	19,772,955
Foreclosed Assets	—	—	3,229,710	3,229,710
Total	$—	$1,864,999	$23,002,665	$24,867,664

(1) IMPAIRED LOANS ARE REPORTED NET OF SPECIFIC RESERVES OF $475,000

Assets:	Level 1	Level 2	Level 3	At December 31, 2013
Mortgage Loans Held For Sale	$—	$1,234,158	$—	$1,234,158
Collateral Dependent Impaired Loans (1)	—	—	30,252,256	30,252,256
Foreclosed Assets	—	—	3,947,226	3,947,226
Total	$—	$1,234,158	$34,199,482	$35,433,640

(1) IMPAIRED LOANS ARE REPORTED NET OF SPECIFIC RESERVES OF $1,103,000

There were no liabilities measured at fair value on a nonrecurring basis as of December 31, 2014 and 2013.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(22)         Carrying Amounts and Fair Value of Financial Instruments, Continued

For Level 3 assets and liabilities measured at fair value on a recurring or non-recurring basis as of December 31, 2014, the significant unobservable inputs used in the fair value measurements were as follows:

	Fair Value		Significant
	December 31,	Valuation	Unobservable
	2014	Technique	Inputs	Range
Collateral Dependent Impaired Loans	$19,772,955	Appraised Value	Discount Rates/ Discounts to Appraised Values	0% - 70%
Foreclosed Assets	3,229,710	Appraised Value/Comparable Sales	Discount Rates/ Discounts to Appraised Values	14% - 80%

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

Loans Receivable, Net—The fair value of loans are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. As discount rates are based on current loan rates as well as management estimates, the fair values presented may not be indicative of the value negotiated in an actual sale.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(22)         Carrying Amounts and Fair Value of Financial Instruments, Continued

The following tables are a summary of the carrying value and estimated fair value of the Company’s financial instruments as of December 31, 2014 and 2013 presented in accordance with the applicable accounting guidance.

	December 31, 2014
	Carrying	Fair Value
(In Thousands)	Amount	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash And Cash Equivalents	$10,193	$10,193	$10,193	$—	$—
Certificates of Deposits With Other Banks	2,095	2,095	—	2,095	—
Investment And Mortgage-Backed Securities	429,701	429,701	—	429,701	—
Loans Receivable, Net	339,874	340,368	—	—	340,368
FHLB Stock	3,145	3,145	3,145	—	—

Financial Liabilities:
Deposits:
Checking, Savings, And Money Market Accounts	$406,864	$406,864	$406,864	$—	$—
Certificate Accounts	253,251	253,300	—	253,300	—
Advances From FHLB	52,900	55,646	—	55,646	—
Other Borrowed Money	8,523	8,523	8,523	—	—
Junior Subordinated Debentures	5,155	5,155	—	5,155	—
Senior Convertible Debentures	6,084	6,084	—	6,084	—

	December 31, 2013
	Carrying	Fair Value
(In Thousands)	Amount	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash And Cash Equivalents	$7,630	$7,630	$7,630	$—	$—
Certificates of Deposits With Other Banks	2,100	2,100	—	2,100	—
Investment And Mortgage-Backed Securities	431,003	431,003	—	431,003	—
Loans Receivable, Net	358,917	356,623	—	—	356,623
FHLB Stock	5,017	5,017	5,017	—	—

Financial Liabilities:
Deposits:
Checking, Savings, And Money Market Accounts	$401,813	$401,813	$401,813	$—	$—
Certificate Accounts	256,884	257,883	—	257,883	—
Advances From FHLB	87,740	92,608	—	92,608	—
Other Borrowed Money	8,003	8,003	8,003	—	—
Junior Subordinated Debentures	5,155	5,155	—	5,155	—
Senior Convertible Debentures	6,084	6,084	—	6,084	—

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(22)         Carrying Amounts and Fair Value of Financial Instruments, Continued

At December 31, 2014, the Bank had $45.3 million of off-balance sheet financial commitments.  These commitments are to originate loans and unused consumer lines of credit and credit card lines.  Because these obligations are based on current market rates, if funded, the original principal is considered to be a reasonable estimate of fair value.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(23)         Quarterly Financial Data (Unaudited)

Unaudited condensed financial data by quarter for the years ended December 31, 2014 and 2013 is as follows (dollars, except per share data, in thousands):

	Quarter ended
Year Ended December 31, 2014	March 31, 2014	June 30, 2014	Sept. 30, 2014	Dec. 31, 2014
Interest Income	$7,193	$7,637	$7,389	$7,263
Interest Expense	1,550	1,507	1,385	1,370
Net Interest Income	5,643	6,130	6,004	5,893
Provision For Loan Losses	100	100	—	250
Net Interest Income After Provision For Loan Losses	5,543	6,030	6,004	5,643
Non-interest Income	1,536	1,332	1,486	1,808
Non-interest Expense	5,326	5,317	5,023	5,602
Income Before Income Tax	1,753	2,045	2,467	1,849
Provision For Income taxes	451	568	756	528
Net Income	1,302	1,477	1,711	1,321
Preferred Stock Dividends	110	110	110	110
Net Income Available To Common Shareholders	$1,192	$1,367	$1,601	$1,211
Basic Net Income Per Common Share	$0.41	$0.46	$0.54	$0.41
Diluted Net Income Per Common Share	$0.39	$0.44	$0.52	$0.40
Basic Weighted Average Shares Outstanding	2,944,001	2,944,001	2,944,001	2,944,001
Diluted Weighted Average Shares Outstanding	3,248,201	3,248,201	3,248,201	3,248,201

	Quarter ended
Year Ended December 31, 2013	March 31, 2013	June 30, 2013	Sept. 30, 2013	Dec. 31, 2013
Interest Income	$7,704	$7,680	$7,706	$7,357
Interest Expense	2,114	1,959	1,796	1,664
Net Interest Income	5,590	5,721	5,910	5,693
Provision For Loan Losses	1,145	900	600	—
Net Interest Income After Provision For Loan Losses	4,445	4,821	5,310	5,693
Non-interest Income	1,945	1,743	1,738	1,470
Non-interest Expense	5,513	5,392	5,665	5,464
Income Before Income Tax	877	1,172	1,383	1,699
Provision For Income taxes	206	293	361	480
Net Income	671	879	1,022	1,219
Preferred Stock Dividends	110	110	110	110
Net Income Available To Common Shareholders	$561	$769	$912	$1,109
Basic Net Income Per Common Share	$0.19	$0.26	$0.31	$0.38
Diluted Net Income Per Common Share	$0.20	$0.26	$0.30	$0.36
Basic Weighted Average Shares Outstanding	2,944,001	2,944,001	2,944,001	2,944,001
Diluted Weighted Average Shares Outstanding	3,248,201	3,248,201	3,248,201	3,248,201

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(24)     Subsequent Events

Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued. Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet, including estimates inherent in the process of preparing financial statements. Nonrecognized subsequent events are events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date. Management has reviewed all events occurring through the date the financial statements were available to be issued and determined that the following subsequent events required disclosure.

During January 2015, the Bank sold $18.6 million of its available for sale securities consisting of fourteen tax exempt municipal bonds which resulted in a $979,000 gain on sale of investments.

Also during January 2015 in a related transaction, the Bank prepaid two FHLB advances totaling $10.0 million and incurred prepayment penalties of $511,000 related to these transactions.

SHAREHOLDERS INFORMATION
ANNUAL MEETING
The annual meeting of shareholders will be held at 11:00 a.m., Thursday, April 16, 2015 at Newberry Hall, 117 Newberry Street Southwest, Aiken, South Carolina.

STOCK LISTING
The Company’s stock is traded on the Over-The-Counter-Bulletin Board under the symbol “SFDL.OB.”  The stock began trading on the Bulletin Board in October 2003.

PRICE RANGE OF COMMON STOCK
The table below shows the range of high and low bid prices.  These prices represent actual transactions and do not include retail markups, markdowns or commissions.

	High	Low
Year Ended December 31, 2013
03/31/2013	$11.00	$8.10
06/30/2013	$12.80	$10.25
09/30/2013	$14.00	$12.10
12/31/2013	$13.30	$11.20

Year Ended December 31, 2014
03/31/2014	$12.95	$11.65
06/30/2014	$15.94	$12.93
09/30/2014	$16.00	$15.25
12/31/2014	$18.00	$15.50

As of December 31, 2014, the Company had approximately 268 shareholders of record, not including shares held in street name, and 2,944,001 outstanding shares of common stock.

DIVIDENDS
The first quarterly dividend on the stock was paid to shareholders on March 15, 1991.  Dividends will be paid upon the determination of the Board of Directors that such payment is consistent with the long-term interest of the Company.  The factors affecting this determination include the Company’s current and projected earnings, operating results, financial condition, regulatory restrictions, future growth plans, and other relevant factors. The Company has paid $0.08 per share cash dividends each quarter since the first quarter of fiscal 2009.

The ability of the Company to pay dividends depends primarily on the ability of the Bank to pay dividends to the Company.  The Bank may not declare or pay a cash dividend on its stock or repurchase shares of its stock if the offset thereof would be to cause its regulatory capital to be reduced below the amount required to meet applicable regulatory capital requirements.  South Carolina banking regulations restrict the amount of dividends that the Bank can pay to the Company, and may require prior approval before declaration and payment of any excess dividend.  Unlike the Bank, there is no regulatory restriction on the payment of dividends by the Company; however, it is subject to the requirements of South Carolina law.  South Carolina law generally prohibits the Company from paying dividends if, after giving effect to a proposed dividend: (1) the Company would be unable to pay its debts as they become due in the normal course of business, or (2) the Company’s total assets would be less than its total liabilities plus the sum that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend. In addition, payment of dividends by the Company is subject to certain limitations resulting from participation in the CPP. The Federal Reserve also has the authority to prohibit the Company from paying a dividend on its common and/or preferred stock. See Note 20 of the Notes to the Consolidated Financial Statements included herein for additional information.

CODE OF ETHICS
A copy of the Company’s Code of Ethics may be obtained at the Company’s Internet website at www.securityfederalbank.com.

Jessica T. Cummins, CPA

Familiar Face

Jessica Cummins is Chief Financial Officer of Security Federal Bank and Security Federal Corporation, where she oversees the financial activities of the bank and holding company. Jessica joined Security Federal Corporation in July of 2007 as Treasurer, and was responsible for the preparation of regulatory and financial reporting along with various other accounting related roles. Jessica is a certified public accountant who prior to joining Security Federal, was employed by Elliott Davis LLC in their Financial Services practice. She specialized in financial institutions with an emphasis on publicly traded companies. Jessica is a native of Florence, SC and attended the University of South Carolina in Columbia where she earned her Bachelors in Accounting and her Masters of Accountancy summa cum laude. Jessica serves on the Board of the South Carolina Banker's Association Asset Liability Committee and is a member of the Financial Manager's Society and the South Carolina Association of Certified Public Accountants. She resides in Lexington with her husband, Rob and two boys Cade and Jace.

Shareholders Information

Annual and Other Reports

The Company is required to file an annual report on Form 10-K for its fiscal year ended December 31, 2014 with the Securities and Exchange Commission. Copies of Form 10-K, Security Federal Corporation's annual report and the Company's quarterly reports may be obtained from and inquiries may be addressed to Mrs. Beverly Nettles of Security Federal Corporation.

GENERAL INQUIRIES
Mrs. Beverly Nettles
AVP/Assistant Secretary
Security Federal Corp.
238 Richland Ave., NW
P.O. Box 810
Aiken, SC 29802-0810
Phone: 803-641-3000
Toll free: 866-851-3000

TRANSFER AGENT
Security Federal Corporation
238 Richland Ave., NW
P.O. Box 810
Aiken, SC 29802-0810

SPECIAL COUNSEL
Breyer & Associates, PC
Suite 785
8180 Greensboro Drive
McLean, VA 22102

INDEPENDENT AUDITORS
Elliott Davis Decosimo, LLC
1901 Main Street
Suite 1650
P.O. Box 2227
Columbia, SC 29202-2227

www.securityfederalbank.com 83

Security Federal Corporation

BOARD OF DIRECTORS

Timothy W. Simmons
Chairman
Security Federal Corporation
Aiken, SC

J. Chris Verenes
President & CEO
Security Federal Corporation
Aiken, SC

Roy G. Lindburg
President
Security Federal Corporation
Aiken, SC

Dr. Robert E. Alexander
Chancellor Emeritus
Univ. of SC at Aiken
Aiken, SC

G. L. Toole, III
Attorney-At-Law, Retired
Aiken, SC

Richard T. Harmon
President
Security Federal Bank
Aiken, SC

Hon. William Clyburn
Member of the South Carolina
House of Representatives
Aiken, SC

Thomas L. Moore
Owner
TL Moore Consulting, LLC
North Augusta, SC

Harry O. Weeks, Jr.
Business Development Executive
Hutson Etherredge Companies
Aiken, SC

Francis M. Thomas
Retired Banker
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
Mayor
Town of Wagener
Wagener, SC

Richard H. Sumpter
Retired Educator
Wagener, SC

N. Robert Salley
Mayor
Town of Salley
Salley, SC

MIDLAND VALLEY

Charles A. Hilton
General Manager
Breezy Hill Water & Sewer
Graniteville, SC

Rev. Nathaniel Irvin, Sr.
Retired Pastor
North Augusta, SC

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
West Columbia, SC

Randall Halfacre
CEO
Greater Lexington Chamber & Visitor Center
Lexington, SC

Baylen T. Moore
Attorney At Law
Columbia, SC

www.securityfederalbank.com

85

Security Federal Corporation

MANAGEMENT TEAM & BRANCH LOCATIONS

Management Team

Timothy W. Simmons – Chairman of Security Federal Corporation

J. Chris Verenes – Chairman & CEO, Security Federal Bank

G.L. Toole, III – Vice Chairman, Security Federal Corporation & Security Federal Bank

Robert E. Alexander – Corporate Secretary

Roy G. Lindburg – President, Security Federal Corporation

Richard T. Harmon – President, Security Federal Bank

Jessica T. Cummins – CFO

Margaret A. Hurt – Controller

Audrey T. Varn – President - Security Federal Trust and Investments Div.

Terry L. Gilman – President - Insurance Operations

Andrea P. Haltiwanger – President - Insurance Department

Anthony J. Ateca – EVP - Chief Administrative Officer

Lynn B. Shepard – EVP - Senior Operations Officer

Thomas R. Crawford, Jr. – EVP/Business Development

Gabriele C. Dukes – EVP– Financial Counseling

Paul T. Rideout – SVP - Chief Lending Officer

John L. Girardeau – SVP– Mortgage Lending

Janice S. Hauerwas – SVP - Lending Compliance

G. David Jennings – SVP– Premium Financing

Josephine J. Quiller – VP - Contract Manager

Dorothy E. Brandon – VP– Financial Services Officer

Shane M. Bagby – VP– Financial Services Officer

Todd C. Stanford – VP– Financial Services Officer

Joshua J. Booth – VP - Financial Services Officer

Patricia B. Moseley – VP - Loan Servicing Manager

Thomas H. Wessel – VP - Information Technology Manager

Marilyn C. Jordan – VP– Special Assets Manager

Sharon M. Swift – VP– Branch Operations Coordinator

Gary E. Wertz – VP - Branch Administration Manager

Linda G. Wright – VP– Item Processing Manager

Kathi J. Snipes – VP– Financial Counseling

Alicia N. Heath – VP - Human Resources

Matthew B. Fry – VP - Internal Audit Manager

Virginia G. Smith – VP - Director of Mortgage Originations

M. Kathleen Abraham – VP - CDFI Coordinator/CRA Officer

Branch Locations

Whiskey Road, Aiken, SC
1705 Whiskey Road, Aiken SC
Dana S. Hall – AVP/Manager

North Augusta, SC
315 E. Martintown Road, N. Augusta, SC
Benjamin R. Reeves – Manager

Laurens Street, Aiken, SC
100 Laurens Street, Aiken SC
Carlene K. Clark – AVP/Manager

Richland Avenue, Aiken, SC
1665 Richland Avenue, Aiken SC
S. Kevin Price – Manager

South Side, Aiken, SC
2587 Whiskey Road, Aiken SC
Sara E. Kuestner – Manager

Graniteville, SC
50 Canal Street, Graniteville, SC
Jamie L. Toole – Manager

Langley, SC
2812 Augusta Road, Langley, SC
Sherry M. Munns – Manager

Clearwater, SC
4568 Jefferson Davis Highway, Clearwater SC
Amanda B. Dyer – Manager

Wagener, SC
118 Main Street, Wagener SC
D. Scott Tindal – AVP/Manager

West Columbia, SC
1185 Sunset Boulevard, W. Columbia SC
Vicky J. Wood – AVP/Manager

Lexington, SC
5446 Sunset Boulevard, Lexington SC
Jeannette L. Rivera – Manager

Assembly Street, Columbia, SC
1900 Assembly Street, Columbia SC
H. Alaine Dukes – Manager

Evans, GA
7004 Evans Town Center Boulevard, Evans GA

86 www.securityfederalbank.com

Security Federal Corporation

Thank you for your Service

Francis M. Thomas

W. Barry Adams

2014 marked the completion of the remarkable careers of two of Aiken's finest bankers. Frank Thomas, Bank President and Barry Adams, Executive Vice-President both retired last year after 40 plus years in banking. Frank and Barry personified the traditions of Security Federal; applying conservative banking principles while mentoring the next generation of bankers. Both of these men have made a positive impact outside the company as well, serving in leadership positions of numerous organizations which help our community. Security Federal has been privileged to employ these two leaders who have been dedicated to being good stewards of the bank's franchise and we wish them many years of good health, happiness and joyful times with their families.

Newest Branch

Construction is underway in Ballentine, SC where we will be opening the 14th branch of Security Federal mid-year 2015. It will be our 4th branch in the Midlands area. We are looking forward to serving the residents of the area and expanding our involvement in this community. Amanda Ballington was recently hired as Branch Manager and is enthusiastic about leading the branch. The branch staff will be cross trained in teller, new accounts and insurance responsibilities. We are excited about the future of this branch and being part of the growth in the area.

www.securityfederalbank.com

87

Security Federal Corporation

238 Richland Avenue, NW
Aiken, South Carolina 29801

www.securityfederalbank.com