Form 10-K/A, Exhibit 13
period 2014-12-31
SECURITY FEDERAL CORP
filed 2015-05-06
CIK 818677

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
Aiken, South Carolina

We have audited the accompanying consolidated balance sheets of Security Federal Corporation and Subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), shareholders' equity, and cash flows for the years then ended and the nine months ended December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Security Federal Corporation and Subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended and the nine months ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/Elliott Davis Decosimo, LLC

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