Form 10-K, Exhibit 13
period 2015-12-31
SECURITY FEDERAL CORP
filed 2016-03-21
CIK 818677

Exhibit 13

Annual Report to Stockholders

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

ANNUAL REPORT 2015

Security Federal Corporation

December 31, 2015

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

HELPING PEOPLE, CHANGING LIVES

Security Federal Corporation

For nearly 100 years, Security Federal has relied upon sound banking principles to deliver consistent earnings while doing what is in the best interest of our customers. From financing a first car or home to providing investments for retirement, our products and services are designed to help people and change lives.

During 2015, Security Federal continued to build upon the success of recent years while investing in the communities we serve. Increasing convenience and service to customers in the Midlands market, we opened a new branch in Ballentine and added key business development officers to our management team in Columbia. In concert with these investments, we continued to implement cost control measures throughout the Bank and take advantage of increased net interest margins to deliver improved earnings for our shareholders. In December, the Corporation paid its 100th consecutive quarterly dividend since our conversion to a public company in 1987. This significant milestone is a result of the measured, conservative approach of our Board and Management that has served our customers and partners equally well.

In 2015, Security Federal's Trust, Investment, and Insurance Divisions did their part to positively impact lives by achieving record results and providing solutions for more families than in any previous year. Despite volatility in the stock market, 2015 was a good year for our Trust Division which grew 12% in assets under management and 12% in revenue. Delivering exceptional personal service, Trust is well positioned for continued growth in 2016. Through value added products and services we are solidifying long-term relationships with those who entrust us with their financial security. Similarly, our Insurance Division increased their closing ratio for written policies to provide favorable insurance rates to more families than ever. Progress is expected to continue in this area as we begin a strategic partnership to offer health insurance options in 2016.

Reaching into all sectors of the community, the Bank continues to provide unique consumer programs like Financial Counseling and Looney Tunes savings accounts that are focused on helping people establish financial discipline. Moreover, our commitment to help people and change lives has become a reality as we encourage our employees to engage in community projects and non-profit organizations that are consistent with the Bank's values. Empowering non-profit organizations via sponsorship opportunities, donations and volunteer hours, community involvement has become an integral part of our Bank's culture. Through our products, services, and employee volunteer efforts, we remain loyal to the more than 37,000 customers we serve, and we pledge continued community leadership in helping people and changing lives.

J. Chris Verenes
Chairman & CEO, Security Federal Bank

Richard T. Harmon
President, Security Federal Bank

Security Federal Corporation

CONTENTS:

2 Letter to Shareholders

3 Helping People, Changing Lives

4 Financial Highlights

7 Selected Consolidated Financial & Other Data

9 Management's Discussion & Analysis of Financial Condition & Results of Operations

33 Report of Elliott Davis Decosimo, LLC

34 Consolidated Balance Sheets

35 Consolidated Statements of Income

36 Consolidated Statements of Comprehensive Income

37 Consolidated Statements of Shareholders' Equity

39 Consolidated Statements of Cash Flows

41 Notes to Consolidated Financial Statements

82 Shareholders Information

83 Familiar Face

84 Board of Directors
Bank Advisory Board

86 Management Team
Branch Locations

87 Bank Growth in the Midlands
Newest Branch

Security Federal Corporation

FINANCIAL HIGHLIGHTS

	Year Ended December 31st	
	2015	2014
Net Income Available to Common Shareholders	$5,676,000	$5,371,000
Earnings Per Common Share - Basic	$1.93	$1.82
Book Value Per Common Share	$23.41	$22.23
Total Interest Income	$27,906,000	$29,482,000
Total Interest Expense	$4,199,000	$5,813,000
Net Interest Income Before Provision For Loan Losses	$23,707,000	$23,669,000
Provision For Loan Losses	$ —	$450,000
Net Interest Income After Provision For Loan Losses	$23,707,000	$23,219,000
Net Interest Margin	3.23%	3.08%
Total Loans Originated and Renewed	$180,260,000	$162,179,000
Adjustable Rate Loans As A Percentage of Total Gross Loans	36.6%	36.9%

4 www.securityfederalbank.com

FINANCIAL HIGHLIGHTS

Security Federal Corporation

Net Income Available to Common Shareholders (In Thousands)
$6,000
$5,500
$5,000
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
0
$1,158
$1,355
$1,945
$3,351
$5,371
$5,676
3/11
3/12
12/12
12/13
12/14
12/15

Total Assets (In Millions)
$1,000
$900
$800
$700
$600
$500
$400
0
$934
$925
$890
$849
$825
$799
3/11
3/12
12/12
12/13
12/14
12/15

Return on Common Equity
10%
8%
6%
4%
2%
0%
2.17%
2.35%
3.62%
5.79%
8.72%
8.46%
3/11
3/12
12/12
12/13
12/14
12/15

Allowances for Loan Losses (1)
3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
2.54%
3.32%
2.80%
2.78%
2.41%
2.46%
3/11
3/12
12/12
12/13
12/14
12/15
(1) ALLOWANCE FOR LOSSES AS A PERCENTAGE OF TOTAL LOANS.

For graphs related to earnings, periods denoted 12/15, 12/14, 12/13 & 12/12 are for the twelve months ended December 31. Other periods listed are for the twelve months ended March 31.

www.securityfederalbank.com 5

Security Federal Corporation

FINANCIAL HIGHLIGHTS

Book Value Per Common Share
$24
$22
$20
$18
$16
$14
$12
$10
$8
$6
0
$18.21
$19.83
$20.45
$19.02
$22.23
$23.41
3/11
3/12
12/12
12/13
12/14
12/15

Earnings Per Common Share Basic
$2.00
$1.75
$1.50
$1.25
$1.00
$.75
$.50
$.25
$0
$0.43
$0.46
$0.66
$1.14
$1.82
$1.93
3/11
3/12
12/12
12/13
12/14
12/15

PRICE PER SHARE
Security Federal Corporation Stock Prices
$25
$20
$15
$10
$0
3.65
4.54
5.17
7.33
15.00
18.00
20.00
21.67
20.26
21.00
23.00
24.25
24.75
23.00
15.50
9.86
10.92
9.00
8.10
11.75
17.50
21.25
YEARS
3/95
3/96
3/97
3/98
3/99
3/00
3/01
3/02
3/03
3/04
3/05
3/06
3/07
3/08
3/09
3/10
3/11
3/12
12/12
12/13
12/14
12/15

For graphs related to earnings, periods denoted 12/15, 12/14, 12/13 & 12/12 are for the twelve months ended December 31. Other periods listed are for the twelve months ended March 31.

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

	At Or For The Year Ended December 31,			At Or For The Nine Months Ended December 31,	At Or For The Year Ended March 31,
	2015	2014	2013	2012	2012
Balance Sheet Data	(Dollars In Thousands, Except Per Share Data)
Total Assets	$799,728	$825,364	$849,248	$890,355	$924,637
Cash And Cash Equivalents	8,382	10,193	7,630	7,904	9,331
Certificates Of Deposit With Other Banks	3,445	2,095	2,100	1,729	1,727
Investment And Mortgage-Backed Securities	405,387	429,701	431,003	430,988	421,631
Total Loans Receivable, Net (1)	330,573	339,874	358,917	397,706	428,511
Deposits	652,097	660,115	658,697	676,339	696,201
Advances From Federal Home Loan Bank	34,640	52,900	87,740	105,257	122,070
Total Shareholders' Equity	90,967	87,435	77,990	82,592	80,772

Income Data
Total Interest Income	$27,906	$29,482	$30,447	$24,791	$38,529
Total Interest Expense	4,199	5,813	7,533	7,460	12,397
Net Interest Income	23,707	23,669	22,914	17,331	26,132
Provision For Loan Losses	—	450	2,645	1,975	8,650
Net Interest Income After Provision For Loan Losses	23,707	23,219	20,269	15,356	17,482
Non-Interest Income	7,007	6,163	6,896	4,365	6,942
Non-Interest Expense	22,531	21,268	22,033	17,062	20,717
Income Taxes	2,067	2,303	1,341	704	1,912
Net Income	6,116	5,811	3,791	1,955	1,795
Preferred Stock Dividends	440	440	440	330	440
Net Income Available To Common Shareholders	$5,676	$5,371	$3,351	$1,625	$1,355

Per Common Share Data
Net Income Per Common Share (Basic)	$1.93	$1.82	$1.14	$0.55	$0.46
Cash Dividends	$0.32	$0.32	$0.32	$0.24	$0.32

(1)     INCLUDES LOANS HELD FOR SALE.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial and Other Data

	At Or For The Year Ended December 31,			At Or For The Nine Months Ended December 31,	At Or For The Year Ended March 31,
	2015	2014	2013	2012	2012
Other Data
Interest Rate Spread Information:
Average During Period (4)	3.15%	2.98%	2.81%	2.70%	2.98%
End Of Period	3.15%	3.06%	3.19%	3.16%	3.30%
Net Interest Margin (Net Interest Income/Average Earning Assets) (4)	3.23%	3.08%	2.91%	2.80%	3.09%
Average Interest-Earning Assets To Average Interest-Bearing Liabilities	114.60%	113.01%	110.71%	108.08%	107.08%
Common Equity To Total Assets	8.62%	7.93%	6.59%	6.81%	6.36%
Non-Performing Assets To Total Assets (2)	1.42%	2.06%	1.64%	2.83%	3.98%
Return On Assets (Ratio Of Net Income To Average Total Assets) (4)	0.69%	0.64%	0.38%	0.24%	0.15%
Return On Common Equity (Ratio Of Net Income To Average Common Equity) (4)	8.46%	8.72%	5.79%	3.62%	2.35%
Common Equity To Assets Ratio (Ratio Of Average Common Equity To Average Total Assets)	8.17%	7.28%	6.64%	6.69%	6.22%
Dividend Pay-Out Ratio On Common Shares(3)	16.61%	17.54%	28.11%	43.48%	69.50%
Number Of Full-Service Offices	14	13	13	13	13

(2)     NON-PERFORMING ASSETS CONSIST OF NON-ACCRUAL LOANS AND OTHER REAL ESTATE OWNED ("OREO")
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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

This document, including information included or incorporated by reference, contents, and future filings by the Company on Form 10-K, Form 10-Q, and Form 8-K, and future oral and written statements by the Company and its management may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. Forward-looking statements are not statements of historical fact, are based on certain assumptions and are generally identified by use of the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could." Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about, among other things, expectations of the business environment in which we operate, projections of future performance and operations or financial condition, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management's expectations and may, therefore, involve risk and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors, including, but not limited to:

•
the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be affected by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves;

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

•
results of examinations of the Company by the Board of Governors of the Federal Reserve System ("Federal Reserve") and our bank subsidiary by the Federal Deposit Insurance Corporation ("FDIC") and the South Carolina State Board of Financial Institutions, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings;

•
legislative or regulatory changes that adversely affect our business, or increase capital requirements, including the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in regulatory policies and principles, or the interpretation of regulatory capital requirements or other rules, including as a result of Basel III; and any changes in rules affecting our ability to comply with the requirements of the U. S. Department of Treasury Community Development Capital Initiative;

•	our ability to attract and retain deposits;

•	increases in premiums for deposit insurance;

•	our ability to control operating costs and expenses;

•	our ability to implement our business strategies;

•	the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation;

•	difficulties in reducing risk associated with the loans on our balance sheet;

•	staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges;

•	computer systems on which we depend could fail or experience a security breach;

•	our ability to retain key members of our senior management team;

•	costs and effects of litigation, including settlements and judgments;

•	our ability to manage loan delinquency rates;

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions;

•	our ability to pay dividends on our common stock and preferred stock;

•	adverse changes in the securities markets;

•	inability of key third-party providers to perform their obligations to us;

•
changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board ("FASB"), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; and

•	other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere in this document.

Some of these and other factors are discussed in our Annual Report on Form 10-K for the year ended December 31, 2015 under Item 1A, “Risk Factors.” Such developments could have an adverse impact on our financial position and our results of operations.

Any of the forward-looking statements that we make may turn out to be wrong because of the inaccurate assumptions we might make because of the factors set forth above or because of other factors we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any of these forward-looking statements.

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

While management uses the best information available to make evaluations, future adjustments may be necessary if economic conditions differ substantially from the assumptions used in making these evaluations.  The allowance for loan losses is subject to periodic evaluations by bank regulatory agencies that may require adjustments to the allowance based upon the information that is available at the time of their examination. For a further discussion of the Company’s estimation process and methodology related to the allowance for loan losses, see the discussion under the section entitled “Financial Condition” and “Comparison of the Years Ended December 31, 2015 and 2014-Provision for Loan Losses” included herein.

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

At December 31, 2015 and 2014, the Bank's one-year gap position was a positive mismatch. At December 31, 2015, assets repricing exceeded liabilities repricing within one year by $36.6 million or 4.9% of total interest earning assets. At December 31, 2014, assets repricing exceeded liabilities repricing within one year by $46.5 million or 5.9% of total interest earning assets.  For more information on the Bank’s repricing position at December 31, 2015, see the tables on pages 14 and 15.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

During the year ended December 31, 2015, Bank originated, for investment purposes, $14.3 million in adjustable rate residential real estate loans (“ARMs”). The Bank’s loan portfolio included $125.1 million of adjustable rate consumer loans, commercial loans, and mortgage loans or 36.6% of total loans at December 31, 2015. During the year ended December 31, 2015, the Bank originated $141.8 million in new and renewed consumer and commercial loans, which are usually short term in nature.  The Bank's portfolio of consumer and commercial loans was $263.0 million at December 31, 2015, $270.5 million at December 31, 2014, and $288.4 million at December 31, 2013.  Consumer and commercial loans combined were 76.9% of total loans at December 31, 2015 and 77.4% of total loans at both December 31, 2014 and 2013.

At December 31, 2015, the Bank held approximately $11.7 million in longer term fixed rate residential mortgage loans. Typically, long term, newly originated fixed rate mortgage loans are not retained in the portfolio but are sold immediately. ARMs are typically retained in the portfolio.

Fixed rate residential loans sold to institutional investors, on a service-released basis totaled $24.2 million during the year ended December 31, 2015, $23.6 million during the year ended December 31, 2014 and $33.1 million during the year ended December 31, 2013. The Bank sells all its fixed rate mortgage loans on a service-released basis.

Certificates of deposit of $100,000 or more, referred to as “Jumbo Certificates,” are normally considered to be interest rate sensitive because of their relatively short maturities.  At December 31, 2015, the Bank had $132.0 million outstanding in Jumbo Certificates compared to $140.0 million at December 31, 2014.  Brokered deposits totaled $42.5 million at December 31, 2015 compared to $38.8 million at December 31, 2014. The majority of the Bank’s deposits are originated within the Bank’s immediate market area.

The following table sets forth the maturity schedule of certificates of deposit with balances of $100,000 or greater at December 31, 2015:

(In Thousands)
Within 3 Months	$24,356
After 3 Months, Within 6 Months	19,795
After 6 Months, Within 12 Months	29,449
After 12 Months	58,412
$132,012

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The following table sets forth the Bank’s interest-bearing liabilities and interest-earning assets repricing or maturing within one year.  The table on the following page presents the Bank's entire interest-bearing liabilities and interest-earning assets into repricing or maturity time periods.  Both tables present adjustable rate loans in the periods they are scheduled to reprice and fixed rate loans are shown in the time frame of corresponding principal amortization schedules.  Adjustable and fixed rate loans are also adjusted for the Company’s estimates of pre-payments.  Mortgage-backed securities are shown at repricing dates, but also include prepayment estimates.  Both tables also assume that investments reprice at the earlier of maturity; the likely call date, if any, based on current interest rates; or the next scheduled interest rate change, if any.  NOW accounts are assumed to have a decay rate of 20% the first year, money market accounts are assumed to have a decay rate of 65% the first year, and statement savings accounts are assumed to have a decay rate of 20% the first year.  The balance, for all three products, is deemed to reprice in the one to three year category.  Callable fixed rate Federal Home Loan Bank (“FHLB”) advances are included in borrowings, and are deemed to mature at the expected call date or maturity, based on the stated interest rate of the advance and current market rates.  Junior subordinated debentures are shown at their repricing date or call date.

	At December 31,
	2015	2014
	(Dollars In Thousands)
Loans (1)	$188,160	$188,034
Mortgage-Backed Securities:
Available For Sale, At Fair Value	94,426	105,128
Held To Maturity, At Cost	2,936	—
Investment Securities:
Available For Sale, At Fair Value	90,154	94,862
Other Interest-Earning Assets And FHLB Stock	4,800	5,497
Total Interest Rate Sensitive Assets Repricing Within 1 Year	$380,476	$393,521
Deposits	$315,571	$318,368
FHLB Advances And Other Borrowed Money	28,307	28,678
Total Interest Rate Sensitive Liabilities Repricing Within 1 Year	$343,878	$347,046
Gap	$36,598	$46,475
Interest Rate Sensitive Assets/Interest Rate Sensitive Liabilities	110.6%	113.4%
Gap As A Percent Of Total Interest-Earning Assets	4.9%	5.9%

(1)	LOANS ARE NET OF UNDISBURSED FUNDS AND LOANS IN PROCESS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The following table sets forth the interest rate sensitivity of the Bank's assets and liabilities at December 31, 2015, on the basis of the factors and assumptions set forth in the table on the previous page.

	Three Months Or Less	Over 3 –12 Months	Over 1 – 3 Years	Over 3 – 5 Years	Over 5 – 10 Years	Over 10 Years	Total
	(Dollars In Thousands)
Interest-Earnings Assets
Loans (1)	$96,342	$91,818	$71,470	$52,632	$14,952	$11,696	$338,910
Mortgage-Backed Securities:
Held To Maturity, At Cost	818	2,118	3,678	1,983	2,839	18,437	29,873
Available For Sale, At Fair Value	78,452	15,974	13,996	9,694	21,970	42,711	182,797
Investment Securities:
Available For Sale, At Fair Value	86,350	3,804	6,960	5,588	80,240	9,775	192,717
FHLB Stock, At Cost	—	2,215	—	—	—	—	2,215
Other Interest-Earning Assets	490	2,095	1,350	—	—	—	3,935
Total Interest-Earning Assets	$262,452	$118,024	$97,454	$69,897	$120,001	$82,619	$750,447

Interest-Bearing Liabilities
Deposits:
Certificate Accounts	$49,293	$92,093	$79,162	$15,574	$—	$—	$236,122
NOW Accounts	4,771	14,314	76,342	—	—	—	95,427
Money Market Accounts	36,643	112,218	80,156	—	—	—	229,017
Statement Savings Accounts	1,560	4,679	24,953	—	—	—	31,192
Borrowings (2)	23,307	5,000	17,900	—	—	6,084	52,291
Total Interest-Bearing Liabilities	$115,574	$228,304	$278,513	$15,574	$—	$6,084	$644,049

Current Period Gap	$146,878	$(110,280)	$(181,059)	$54,323	$120,001	$76,535	$106,398
Cumulative Gap	$146,878	$36,598	$(144,461)	$(90,138)	$29,863	$106,398	$106,398
Cumulative Gap As A Percent Of Total Interest-Earning Assets	19.6%	4.9%	(19.2)%	(12.0)%	4.0%	14.2%	14.2%

(1)	LOANS INCLUDE LOANS HELD FOR SALE AND ARE NET OF UNDISBURSED FUNDS AND LOANS IN PROCESS.

(2)	CALLABLE SECURITIES AND FHLB ADVANCES ARE SHOWN AT THEIR LIKELY CALL DATES BASED ON MANAGEMENT’S ESTIMATES AT DECEMBER 31, 2015.
In evaluating the Bank's exposure to interest rate risk, certain shortcomings inherent in the method of analysis presented in the foregoing tables are considered.  For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates.  Additionally, the interest rates of certain types of assets and liabilities may fluctuate in advance of changes in market interest rates.  Loan repayment rates and withdrawals of deposits will likely differ substantially from the assumed rates previously set forth in the event of significant changes in interest rates due to the option of borrowers to prepay their loans and the ability of depositors to withdraw funds prior to maturity.  Further, certain assets, such as ARMs, have features that restrict changes in interest rates on a short-term basis as well as over the life of the asset.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition

Total assets at December 31, 2015 were $799.7 million, a decrease of $25.6 million or 3.1% from $825.4 million at December 31, 2014.  This decrease was primarily the result of a decrease in investments and net loans receivable.

Cash and cash equivalents decreased $1.8 million or 17.8% to $8.4 million at December 31, 2015 compared to $10.2 million at December 31, 2014.  Total investments and mortgage-backed securities available for sale decreased $54.2 million or 12.6% to $375.5 million at December 31, 2015 from $429.7 million at December 31, 2014. This decrease was due to the sale of 56 available for sale investment securities combined with the transfer of 22 mortgage-backed securities from the Bank's available for sale portfolio to its held to maturity portfolio during the year ended December 31, 2015. As a result, investment and mortgage-backed securities held to maturity had a balance of $29.9 million at December 31, 2015 compared to no balance at December 31, 2014.

Total net loans receivable were $330.6 million at December 31, 2015, a decrease of $9.3 million or 2.7% from $339.9 million at December 31, 2014.  This decrease was the result of increased loan repayments on commercial real estate loans combined with lower loan demand and increased competition. Residential real estate loans held for investment decreased $910,000 or 1.2% from $77.3 million at December 31, 2014 to $76.4 million at December 31, 2015.   Typically, long term, newly originated fixed rate mortgage loans are not retained in the portfolio but are sold immediately.  ARMs are typically retained in the portfolio.  At December 31, 2015, the Bank held 82.0% of its residential mortgage loans in ARMs, while it had 18.0% in fixed rate residential mortgage loans.  Consumer loans remained flat with a balance of $50.4 million at December 31, 2015 and 2014. Commercial business loans increased $1.9 million or 18.5% to $12.5 million at December 31, 2015 from $10.6 million at December 31, 2014 while commercial real estate loans decreased $9.4 million or 4.5% to $200.1 million at December 31, 2015 from $209.5 million at December 31, 2014.  Loans held for sale, which were $2.5 million at December 31, 2015, increased $598,000 or 32.0% from $1.9 million at December 31, 2014.

Premises and equipment increased $1.9 million or 10.3% to $20.1 million at December 31, 2015 compared to $18.2 million at December 31, 2014. The increase was due to the construction of the Bank's newest full-service branch in Ballentine, South Carolina which opened in December 2015.

The cash value of Bank Owned Life Insurance (“BOLI”) increased $5.4 million or 48.6% to $16.6 million at December 31, 2015 compared to $11.2 million at December 31, 2014. The increase is due to $5.0 million in premiums paid for the purchase of 27 new policies combined with $423,000 in BOLI income during the year ended December 31, 2015. There were no redemptions of BOLI during the year ended December 31, 2015.  BOLI, which earns tax-free yields, is utilized to partially offset the cost of the Company’s employee benefits programs and to provide key person insurance on certain officers of the Company.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The Company’s non-performing assets decreased $5.6 million or 32.9% to $11.4 million at December 31, 2015 from $17.0 million at December 31, 2014. The following table sets forth detailed information concerning our non-performing assets for the periods indicated:

	At December 31, 2015		At December 31, 2014		$ Increase	% Increase
	Amount	Percent (1)	Amount	Percent (1)	(Decrease)	(Decrease)
Loans 90 Days Or More Past Due Or Non-Accrual Loans:
Residential Real Estate	$3,306,675	1.0%	$3,061,339	0.9%	$245,336	8.0%
Commercial Business	178,076	0.1	246,977	0.1	(68,901)	(27.9)
Commercial Real Estate	2,973,135	0.8	9,859,689	2.8	(6,886,554)	(69.8)
Consumer	575,866	0.2	573,644	0.2	2,222	0.4
Total Non-Performing Loans	7,033,752	2.1%	13,741,649	4.0%	(6,707,897)	(48.8)%

Other Non-Performing Assets:
OREO	4,361,411	1.3	3,229,710	0.9	1,131,701	35.0
Total Other Non-Performing Assets	4,361,411	1.3%	3,229,710	0.9%	1,131,701	35.0%
Total Non-Performing Assets	$11,395,163	3.4%	$16,971,359	4.9%	$(5,576,196)	(32.9)%
Total Non-Performing Assets As A Percentage Of Total Assets	1.4%		2.1%

(1) PERCENT OF GROSS LOANS RECEIVABLE HELD FOR INVESTMENT, NET OF DEFERRED FEES AND LOANS IN PROCESS
The decrease in non-performing assets was primarily concentrated in non-performing commercial real estate loans, which decreased $6.9 million or 69.8% to $3.0 million at December 31, 2015 from $9.9 million at December 31, 2014. The balance in non-performing commercial real estate loans at December 31, 2015 consisted of 17 loans to 14 borrowers with an average loan balance of $175,000. At December 31, 2014, the balance in non-performing commercial real estate loans consisted of 46 loans to 28 borrowers with an average loan balance of $214,000. Of the non-performing commercial real estate loans, $1.6 million consisted of 11 loans secured by commercial buildings or first mortgages on principal residences throughout the Bank's market area to nine different borrowers. These loans, even though secured by principal residences, are considered commercial real estate because they were business purpose loans. The remaining non-performing commercial real estate loans at December 31, 2015 consisted of $314,000 for one loan related to the acquisition and development of a subdivision; $219,000 for one loan secured by builder lots; $160,000 for two loans secured by raw land to two separate borrowers; and $642,000 for two loans secured by a church building to one borrower. At December 31, 2015, our largest non-performing commercial real estate loan was $530,000 and was secured by a church building.

Non-performing residential real estate loans increased $245,000 or 8.0% to $3.3 million at December 31, 2015 from $3.1 million at December 31, 2014. The balance in non-performing residential real estate loans at December 31, 2015 consisted of 24 loans to 24 borrowers with an average loan balance of $138,000, the largest of which was $386,000. The balance in non-performing residential real estate loans at December 31, 2014 consisted of 27 loans to 27 borrowers with an average loan balance of $113,000, the largest of which was $415,000.

OREO increased $1.1 million or 35.0% to $4.4 million at December 31, 2015 compared to $3.2 million at December 31, 2014. At December 31, 2015, the balance of OREO consisted of the following real estate properties: seven single-family residences and 29 lots within residential subdivisions located throughout our market area in South Carolina and Georgia; eight lots within a subdivision and the adjacent 22.96 acres of land in Aiken, South Carolina; nine parcels of commercial land; two commercial buildings in Aiken, South Carolina; and 34.8 acres of land in Bluffton, South Carolina.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

FHLB stock decreased $930,000 or 29.6% to $2.2 million at December 31, 2015 compared to $3.1 million at December 31, 2014 as a result of stock redemptions by the FHLB of Atlanta. The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to a membership component, which is 0.09% of total assets plus a transaction component which equals 4.25% of outstanding advances (borrowings) from the FHLB of Atlanta. As total assets and total advances have decreased, so has the Bank’s required investment in FHLB stock.

Other assets increased $969,000 or 27.8% to $4.4 million at December 31, 2015 compared to $3.5 million at December 31, 2014 primarily due to a $702,000 increase in principal payments receivable from investment securities combined with a $327,000 increase in net deferred tax assets. The unrealized gain on investment securities available for sale decreased $2.5 million during the year ended December 31, 2015 as a result of an increase in market rates. The majority of the increase in net deferred tax assets represents the tax impact of this change.

The Bank reviews its loan portfolio and allowance for loan losses on a monthly basis.  Future additions to the Bank's allowance for loan losses are dependent on, among other things, the performance of the Bank's loan portfolio, the economy, changes in real estate values, and interest rates.  There can be no assurance that additions to the allowance will not be required in future periods. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on our financial condition and results of operations. Management continually monitors its loan portfolio for the impact of local economic changes.  The ratio of the allowance for loan losses to total loans was 2.46% and 2.41% at December 31, 2015 and 2014, respectively. The Bank closely monitors its past due loans.

The cumulative interest not accrued during the years ended December 31, 2015 and 2014 relating to all non-performing loans totaled $679,000 and $920,000, respectively. Our strategy is to work with our borrowers to reach acceptable payment plans while protecting our interests in the underlying collateral.  In the event an acceptable arrangement cannot be reached, we may have to acquire these properties through foreclosure or other means and subsequently sell, develop, or liquidate them.

The balance of loans in troubled debt restructurings (“TDRs”) decreased $2.9 million or 30.3% during the year ended December 31, 2015. The Bank had 16 loans that were TDRs totaling $6.7 million at December 31, 2015 compared to 18 loans that were TDRs totaling $9.6 million at December 31, 2014. The 16 loans that were TDRs consisted of one consumer loan secured by a first mortgage on a residential dwelling and two automobiles totaling $63,000; one unsecured consumer loan totaling $26,000; and 14 commercial real estate loans to 10 separate borrowers, the largest of which had a balance of $2.5 million at December 31, 2015. The commercial real estate loans were secured primarily by first mortgages on six single family residences, two lots, one commercial building, two hotels, three churches and five parcels of land. At December 31, 2015, six of the TDRs to five borrowers totaling $2.4 million were non-accruing. All TDRs are reviewed for impairment loss.  At December 31, 2015, the Bank held $12.6 million in impaired loans, including $6.7 million in TDRs, compared to $20.2 million in impaired loans, including $9.6 million in TDRs, at December 31, 2014.

In July 2006, the Company acquired Collier Jennings Financial Corporation, an insurance agency specializing in consumer automobile insurance and premium financing. The resulting goodwill from the acquisition was $1.2 million at December 31, 2015 and 2014 with no other intangibles recorded at those dates. Collier Jennings now operates as a subsidiary of Security Federal Insurance Inc., a subsidiary of the Bank.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Deposits at the Bank decreased $8.0 million or 1.2% to $652.1 million at December 31, 2015 from $660.1 million at December 31, 2014. The Bank had brokered time deposits of $42.5 million at December 31, 2015 compared to $38.8 million at December 31, 2014. The Bank uses brokered time deposits as a tool to manage interest rate risk. These deposits can be obtained relatively easily and in bulk at rates typically only slightly higher than those in our market areas. In addition, a portion of these brokered time deposits give the Bank a call option that allows the Bank the choice to redeem them early should rates change. Total deposits at December 31, 2015, excluding brokered time deposits, decreased $11.7 million or 1.9% to $609.6 million from $621.3 million at December 31, 2014. Brokered time deposits were 6.5% of total deposits at December 31, 2015 and 5.9% of total deposits at December 31, 2014.

Advances from the FHLB decreased $18.3 million or 34.5% to $34.6 million at December 31, 2015 from $52.9 million at December 31, 2014 due to prepayments and maturities. During the years ended December 31, 2015 and 2014, as part of the Company's strategy to lower its cost of funds, management elected to prepay $15.0 million and $5.0 million, respectively, in higher rate FHLB advances.

Other borrowed money decreased $2.1 million or 24.8% to $6.4 million at December 31, 2015 from $8.5 million at December 31, 2014.  These borrowings consist of short-term repurchase agreements with certain commercial demand deposit customers for sweep accounts. The repurchase agreements typically mature within one to three days and the interest rate paid on these borrowings floats monthly with money market type rates. At both December 31, 2015 and December 31, 2014, the interest rate paid on the repurchase agreements was 0.15%.

In September 2006, Security Federal Statutory Trust issued and sold capital securities of the Trust (the “Capital Securities”). The Trust used the net proceeds from the sale of the Capital Securities to purchase a like amount of junior subordinated debentures (the “Debentures”) of the Company which are reported on the Consolidated Balance Sheet as junior subordinated debentures. The Capital Securities accrue and pay distributions at a floating rate of three month LIBOR plus 170 basis points annually which was equal to 2.12% at December 31, 2015. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears. The Capital Securities mature or are mandatorily redeemable upon maturity on December 15, 2036, or upon earlier optional redemption as provided in the indenture. The Company has the right to redeem the Capital Securities in whole or in part.

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

Total shareholders' equity was $91.0 million at December 31, 2015, an increase of $3.5 million or 4.0% from $87.4 million at December 31, 2014. The Company’s net income for the year ended December 31, 2015 was $6.1 million. Preferred stock dividends were $440,000 resulting in net income available to common shareholders of $5.7 million. Other changes in shareholders’ equity during the period were: a net decrease in other comprehensive income of $1.2 million, representing the unrecognized gain in value of investment and mortgage-backed securities, and $943,000 in dividends paid to common shareholders.

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

	Year Ended December 31, 2015 Compared To Year Ended December 31, 2014			Year Ended December 31, 2014 Compared To Year Ended December 31, 2013
	Volume	Rate	Net	Volume	Rate	Net
	(In Thousands)
Interest-Earning Assets:
Loans: (1)
Mortgage Loans	$(133)	$70	$(63)	$(350)	$(184)	$(534)
Other Loans	(1,247)	321	(926)	(1,040)	(593)	(1,633)
Total Loans	(1,380)	391	(989)	(1,390)	(777)	(2,167)
Mortgage-Backed Securities (2)	(567)	(197)	(764)	46	724	770
Investments (2)(3)	362	(19)	343	19	305	324
Other Interest-Earning Assets	3	(6)	(3)	(4)	7	3
Total Interest-Earning Assets	$(1,582)	$169	$(1,413)	$(1,329)	$259	$(1,070)
Interest-Bearing Liabilities:
Deposits:
Certificate Accounts	$(76)	$(102)	$(178)	$(133)	$(443)	$(576)
NOW Accounts	4	(31)	(27)	1	6	7
Money Market Accounts	(4)	(107)	(111)	(15)	(237)	(252)
Savings Accounts	3	—	3	3	(10)	(7)
Total Deposits	(73)	(240)	(313)	(144)	(684)	(828)
Borrowings	(1,159)	(141)	(1,300)	(771)	(121)	(892)
Total Interest-Bearing Liabilities	(1,232)	(381)	(1,613)	(915)	(805)	(1,720)
Effect On Net Interest Income	$(350)	$550	$200	$(414)	$1,064	$650

(1)   INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

(3)
TAX EQUIVALENT BASIS RECOGNIZES THE INCOME TAX SAVINGS WHEN COMPARING TAXABLE AND TAX-EXEMPT ASSETS AND WAS CALCULATED USING AN EFFECTIVE TAX RATE OF 34%. THE TAX-EQUIVALENT ADJUSTMENT RELATES TO THE TAX EXEMPT MUNICIPAL BONDS AND WAS $663,419 AND $499,594 FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014, RESPECTIVELY.

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

	Yield/ Rate	For The Year Ended December 31,
	At	2015			2014
	December 31, 2015	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
		(Dollars In Thousands)
Interest-Earning Assets:
Mortgage Loans	4.44%	$74,903	$3,297	4.40%	$78,022	$3,360	4.31%
Other Loans	5.71%	252,624	15,131	5.99%	273,383	16,057	5.87%
Total Loans (1)	5.42%	327,527	18,428	5.63%	351,405	19,417	5.53%
Mortgage-Backed Securities(2)	2.34%	225,440	5,273	2.34%	249,066	6,037	2.42%
Investments (2) (3)	2.42%	196,268	4,860	2.48%	181,419	4,517	2.49%
Other Interest-Earning Assets	0.28%	4,103	8	0.19%	3,120	11	0.35%
Total Interest-Earning Assets	3.73%	$753,338	$28,569	3.79%	$785,010	$29,982	3.82%
Interest-Bearing Liabilities:
Certificate Accounts	0.69%	$246,422	$1,812	0.74%	$256,315	$1,990	0.78%
NOW Accounts	0.05%	91,575	38	0.04%	86,553	65	0.08%
Money Market Accounts	0.16%	231,720	392	0.17%	233,676	503	0.22%
Savings Accounts	0.10%	30,362	30	0.10%	26,640	27	0.10%
Total Interest-Bearing Deposits	0.36%	600,079	2,272	0.38%	603,184	2,585	0.43%
Other Borrowings	0.15%	8,560	16	0.19%	9,450	17	0.18%
Junior Subordinated Debt	2.21%	5,155	104	2.02%	5,155	101	1.96%
Senior Convertible Debt	8.00%	6,084	487	8.00%	6,084	487	8.00%
FHLB Advances	2.85%	37,484	1,321	3.52%	70,739	2,623	3.71%
Total Interest-Bearing Liabilities	0.58%	$657,362	$4,200	0.64%	$694,612	$5,813	0.84%
Net Interest Income			$24,369			$24,169
Interest Rate Spread	3.15%			3.15%			2.98%
Net Yield On Earning Assets (Net Interest Margin)				3.23%			3.08%

(1)   INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

(3)
TAX EQUIVALENT BASIS RECOGNIZES THE INCOME TAX SAVINGS WHEN COMPARING TAXABLE AND TAX-EXEMPT ASSETS AND WAS CALCULATED USING AN EFFECTIVE TAX RATE OF 34%. THE TAX-EQUIVALENT ADJUSTMENT RELATES TO THE TAX EXEMPT MUNICIPAL BONDS AND WAS $663,419 AND $499,594 FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

	Yield/ Rate	For The Year Ended December 31,
	At	2014			2013
	December 31, 2014	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
		(Dollars In Thousands)
Interest-Earning Assets:
Mortgage Loans	4.42%	$78,022	$3,360	4.31%	$85,973	$3,894	4.53%
Other Loans	5.85%	273,383	16,057	5.87%	291,024	17,689	6.08%
Total Loans (1)	5.53%	351,405	19,417	5.53%	376,997	21,583	5.72%
Mortgage-Backed Securities(2)	2.47%	249,066	6,037	2.42%	246,921	5,267	2.13%
Investments (2) (3)	2.54%	181,419	4,517	2.49%	180,588	4,193	2.32%
Other Interest-Earning Assets	0.23%	3,120	111	3.56%	5,035	8	0.16%
Total Interest-Earning Assets	3.83%	$785,010	$30,082	3.83%	$809,541	$31,051	3.84%
Interest-Bearing Liabilities:
Certificate Accounts	0.79%	$256,315	$1,990	0.78%	$271,002	$2,566	0.95%
NOW Accounts	0.07%	86,553	65	0.08%	84,230	58	0.07%
Money Market Accounts	0.19%	233,676	503	0.22%	238,693	755	0.32%
Savings Accounts	0.10%	26,640	27	0.10%	24,112	34	0.14%
Total Interest-Bearing Deposits	0.42%	603,184	2,585	0.43%	618,037	3,413	0.55%
Other Borrowings	0.15%	9,450	17	0.18%	9,270	19	0.20%
Junior Subordinated Debt	1.94%	5,155	101	1.96%	5,155	103	2.00%
Senior Convertible Debt	8.00%	6,084	487	8.00%	6,084	487	8.00%
FHLB Advances	3.87%	70,739	2,623	3.71%	92,658	3,511	3.79%
Total Interest-Bearing Liabilities	0.77%	$694,612	$5,813	0.84%	$731,204	$7,533	1.03%
Net Interest Income			$24,269			$23,518
Interest Rate Spread	3.06%			2.99%			2.81%
Net Yield On Earning Assets (Net Interest Margin)				3.09%			2.91%

(1)   INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Comparison of the Years Ended December 31, 2015 and 2014

General

The Company’s earnings available to common shareholders were $5.7 million or $1.84 per diluted common share for the year ended December 31, 2015, compared to $5.4 million or $1.75 per diluted common share for the year ended December 31, 2014.  The $305,000 or 5.7% increase in earnings was attributable primarily to an increase in non-interest income combined with a decrease in the provision for loan losses.

Net Interest Income

Net interest margin on a tax equivalent basis increased 15 basis points to 3.23% for the year ended December 31, 2015 from 3.08% for the year ended December 31, 2014.  The improvement in net interest spread was achieved through lower cost of funds as total interest expense decreased $1.6 million or 27.8% to $4.2 million for the year ended December 31, 2015, compared to $5.8 million for the year ended December 31, 2014. The decrease in interest expense was partially offset by a decrease in interest income. Net interest income after the provision for loan losses increased $487,000 or 2.1% to $23.7 million for the year ended December 31, 2015 compared to $23.2 million for the year ended December 31, 2014. Average interest-earning assets decreased $31.6 million or 4.0% to $753.3 million for the year ended December 31, 2015 from $785.0 million for the year ended December 31, 2014 while average interest-bearing liabilities decreased $37.3 million or 5.4% to $657.4 million for the year ended December 31, 2015 from $694.6 million for the year ended December 31, 2014. The interest rate spread was 3.15% for the year ended December 31, 2015 compared to 2.98% for the year ended December 31, 2014.

Interest income on loans decreased $1.0 million to $18.4 million during the year ended December 31, 2015 from $19.4 million during the year ended December 31, 2014.  The 5.1% decrease was attributable to a decrease of $23.8 million in average total loans outstanding offset by a 10 basis point increase in the average yield earned on the Bank’s loans during the year ended December 31, 2015.  Tax equivalent interest income on investment securities, mortgage-backed securities, and other investments decreased $424,000 as a result of an decrease in the yield earned combined with a $7.8 million decrease in the aggregate average balance of these interest-earning assets.

Interest expense on deposits decreased $313,000 or 12.1% to $2.3 million during the year ended December 31, 2015.  Average interest bearing deposits decreased $3.1 million to $600.1 million during the year ended December 31, 2015 compared to $603.2 million during the year ended December 31, 2014, while the average cost of those deposits decreased five basis points to 0.38% during the year ended December 31, 2015.  Interest expense on FHLB advances and other borrowings decreased $1.3 million or 49.4% to $1.3 million during the year ended December 31, 2015 from $2.6 million during the year ended December 31, 2014. The decrease was a result of a $34.1 million decrease in average FHLB advances and other borrowings outstanding during the year ended December 31, 2015 and a decrease in the average costs of those borrowings of 39 basis points to 2.90% compared to 3.29% during the year ended December 31, 2014.

Interest expense on junior subordinated debentures was $104,000 for the year ended December 31, 2015 compared to $101,000 for the year ended December 31, 2014. The average outstanding balance on these debentures remained constant at $5.2 million during both periods while the average cost increased six basis points to 2.02% during the year ended December 31, 2015 compared to 1.96% for the year ended December 31, 2014. Interest expense on senior convertible debentures was $487,000 for each of the years ended December 31, 2015 and 2014. The senior convertible debentures were issued during December 2009 and have a fixed rate of 8%.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Provision for Loan Losses

The net provision for loan losses was $0 for the year ended December 31, 2015 compared to $450,000 for the year ended December 31, 2014. The decrease in the provision is attributable to the decrease in net charge offs. Net charge offs were $82,000 during the year ended December 31, 2015 compared to $2.3 million during the year ended December 31, 2014. The allowance for loan losses represented 7,535.3% of net charge offs during the year ended December 31, 2015 compared to 358.0% during the year ended December 31, 2014. Non-performing assets, which consist of non-accrual loans and repossessed assets, decreased $5.6 million or 32.9% to $11.4 million at December 31, 2015 from $17.0 million at December 31, 2014. As non-performing assets decline, the additional provision required to cover these loans has also declined. The majority of these loans are secured by real estate, and have been measured for impairment under the fair value of collateral method. As real estate values have continued to stabilize, the need to reserve for these assets has declined.

The amount of the provision is determined by management’s on-going monthly analysis of the loan portfolio and the adequacy of the allowance for loan losses. The Company has established policies and procedures for evaluating and monitoring the credit quality of the loan portfolio and for the timely identification of potential problem loans including internal and external loan reviews. The adequacy of the allowance for loan losses is reviewed monthly by the Asset Classification Committee and quarterly by the Board of Directors. Management’s monthly review of the adequacy of the allowance includes three main components.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Non-Interest Income

Non-interest income increased $844,000 or 13.7% to $7.0 million for the year ended December 31, 2015 from $6.2 million for the year ended December 31, 2014. The increase is primarily the result of an increase in the gain on sale of investment securities and loans partially offset by a decrease in grant income.

The gain on sale of investment securities increased $1.4 million or 331.7% to $1.9 million during the year ended December 31, 2015 from $437,000 during the year ended December 31, 2014.  Gain on sale of loans increased $69,000 or 11.1% to $690,000 during the year ended December 31, 2015 compared to $621,000 during the year ended December 31, 2014. Service fees on deposit accounts decreased $101,000 or 8.6% to $1.1 million during the year ended December 31, 2015 from $1.2 million during the year ended December 31, 2014.

Income from insurance agency commissions was $472,000 during the year ended December 31, 2015, an increase of $47,000 or 11.0% compared to $425,000 during the year ended December 31, 2014. Trust income increased $67,000 or 12.3% to $609,000 during the year ended December 31, 2015 from $542,000 during the year ended December 31, 2014. Income from BOLI decreased $131,000 or 23.7% to $423,000 during the year ended December 31, 2015 from $554,000 during the year ended December 31, 2014. All BOLI income recognized in 2015 was related to accrued interest credited to the cash surrender value underlying the BOLI policies. During 2014, the Bank recognized $254,000 in death benefits in addition to $300,000 in income related to an increase in the cash surrender value of the BOLI policies.

Check card fee income increased $68,000 or 7.5% to $970,000 for the year ended December 31, 2015 compared to $902,000 for the same period in the prior year. Other non-interest income including annuity and investment brokerage commissions, bank credit life insurance on loans, and other miscellaneous income remained relatively unchanged at $652,000 during the years ended December 31, 2015 and 2014.

In 2012, the U.S. Treasury's Community Development Financial Institutions Fund ("CDFI Fund") awarded the Bank a grant totaling $1.5 million in recognition of its commitment to community development. The award is part of a CDFI program that recognizes organizations who serve low income and distressed communities. As part of the award, the Bank committed to establish a small business micro lending program that lends specifically in low to moderate income areas. The Bank was required to lend $1.2 million over a five year period to qualifying customers. The Bank recognized $230,000 in grant income related to this award during the year ended December 31, 2015 compared to $295,000 during the year ended December 31, 2014. The grant income is recognized during the period in which the loans are funded. At December 31, 2015, there was no income remaining to be recognized related to unfunded microloans. During the year ended December 31, 2014, the Bank also recognized $557,000 in grant income, which was awarded by the Bank Enterprise Award (BEA) Program in recognition of the Bank’s investments in distressed communities and its continued commitment to community development. The amount of the award increases as the Bank’s investment in these areas increases. The Bank did not receive a similar award under this program during the year ended December 31, 2015. Due to a change in the timing of the award, the Bank anticipates receiving an award for its 2015 performance in early fiscal 2016.

Non-Interest Expense

Non-interest expense increased $1.3 million or 5.9% to $22.5 million during the year ended December 31, 2015 compared to $21.3 million during the same period one year earlier.  The increase in non-interest expense was primarily the result of an increase in compensation and employee benefits expense and prepayment penalties on FHLB advances.

Compensation and employee benefits increased $872,000 or 7.7% to $12.2 million during the year ended December 31, 2015 from $11.3 million for the year ended December 31, 2014. The Company recognized $150,000 in accrued bonuses related to its incentive compensation plan offered to employees during the year ended December 31, 2015. The incentive compensation plan, first implemented in 2014, was designed to maximize achievement of the Bank’s overall goals by setting performance objectives for employees that are directly linked to the financial and strategic performance of the Bank. It encourages employees to focus on the success and profitability of the Bank and provides a means for the Bank to offer competitive pay to attract and retain the highest quality and highest performing employees.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Occupancy expense decreased $92,000 or 4.6% to $1.9 million for the year ended December 31, 2015 compared to $2.0 million for the year ended December 31, 2014. Depreciation and maintenance of equipment remained relatively unchanged at $1.7 million for the years ended December 31, 2015 and 2014. Advertising expense decreased $68,000 or 14.0% to $416,000 for the year ended December 31, 2015 from $484,000 for the year ended December 31, 2014.

Net cost of operation of OREO decreased $17,000 or 3.2% to $524,000 for the year ended December 31, 2015 from $542,000 for the same period in 2014. OREO was $4.4 million at December 31, 2015 compared to $3.2 million at December 31, 2014. The decrease in the cost of OREO was the result of a decrease in OREO write downs during the year. OREO is recorded at the lower of cost or estimated fair value less costs to sell. As local real estate values declined significantly in the prior years, the Bank was required to write down these properties to their fair values. Write downs on OREO decreased to $312,000 for the year ended December 31, 2015 compared to $505,000 for the year ended December 31, 2014 as a result of the improvement of in real estate values in our market areas.

As part of the Company's strategy to lower its cost of funds, management elected to prepay some higher rate advances during 2015 and 2014. The Company incurred prepayment penalties of $788,000 and $178,000 for paying down FHLB advances during the years ended December 31, 2015 and 2014, respectively.

Other expenses remained unchanged at $4.4 million for the year ended December 31, 2015 and 2014. Other expenses include legal, professional, and consulting expenses, office supplies and other miscellaneous expenses.

Income Taxes

The provision for income taxes decreased $236,000 or 10.2% to $2.1 million during the year ended December 31, 2015 compared to $2.3 million for the year ended December 31, 2014.  The effective tax rate was 25.3% for 2015 and 28.3% for 2014.

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

The Bank recognized $295,000 in grant income related to micro loan program during the year ended December 31, 2014 compared to $929,000 during the year ended December 31, 2013. The grant income is recognized during the period in which the loans are funded. At December 31, 2014, there was $230,000 in income related to unfunded microloans that remained to be recognized. During the year ended December 31, 2014, the Bank also recognized $557,000 in grant income, which was awarded by the Bank Enterprise Award (BEA) Program in recognition of the Bank’s investments in distressed communities and its continued commitment to community development. The amount of the award increases as the Bank’s investment in these areas increases. There was no BEA grant income recognized during the year ended December 31, 2013.

Non-Interest Expense

Non-interest expense decreased $765,000 or 3.5% to $21.3 million during the year ended December 31, 2014 compared to $22.0 million during the same period one year earlier.  The decrease in non-interest expense was primarily a result of a decrease in the net costs associated with the operation of OREO, including write downs on these properties, combined with a decrease in prepayment penalties on FHLB advances partially offset by increases in compensation and other expenses.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Net cost of operation of OREO decreased $1.0 million or 65.8% to $542,000 for the year ended December 31, 2014 from $1.6 million for the same period in 2013. OREO was $3.2 million at December 31, 2014 compared to $3.9 million at December 31, 2013. This decrease was the result of a decrease in the balance of OREO and a decrease in write downs on OREO during the year. OREO is recorded at the lower of cost or estimated fair value less costs to sell. As local real estate values declined significantly in the prior years, the Bank was required to write down these properties to their fair values. Write downs on OREO decreased to $505,000 for the year ended December 31, 2014 compared to $1.4 million for the year ended December 31, 2013 as a result of the improvement of in real estate values in our market areas.

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

Regulatory Capital

The following table reconciles the Bank's shareholders' equity to its various regulatory capital positions:

	At December 31,
	2015	2014
	(In Thousands)
Bank’s Shareholders’ Equity (1)	$88,928	$88,422
Reduction For Goodwill And Other Intangibles	1,200	1,200
Tangible Capital	87,728	87,222
Core Capital	87,728	87,222
Supplemental Capital	4,925	4,751
Total Risk-Based Capital	$92,653	$91,973

(1)	THE YEARS ENDED DECEMBER 31, 2015 AND 2014 EXCLUDE UNREALIZED GAINS OF $4.2 MILLION and $5.4 MILLION, RESPECTIVELY, ON INVESTMENT SECURITIES.

Security Federal Corporation is a bank holding company registered with the Federal Reserve.  Bank holding companies are subject to capital adequacy requirements of the Federal Reserve under the Bank Holding Company Act of 1956, as amended, and the regulations of the Federal Reserve.  Security Federal Bank, as a state-chartered, federally insured commercial bank, is subject to the capital requirements established by the FDIC.

The capital adequacy requirements are quantitative measures established by regulation that require Security Federal Corporation and Security Federal Bank to maintain minimum amounts and ratios of capital.  Federally-insured state-chartered banks are required to maintain minimum levels of regulatory capital.

Effective January 1, 2015, FDIC regulations require insured state-chartered banks to maintain (i) a minimum ratio of Tier 1 capital to total assets of 4.00%, (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of 6.00%, (iii) a minimum ratio of total-capital to risk-weighted assets of 8.00% and (iv) a minimum ratio of “Common Equity Tier 1 Capital” to risk-weighted assets of

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

4.50%. The Federal Reserve requires Security Federal Corporation to maintain capital adequacy that generally parallels the FDIC requirements.  At December 31, 2015, Security Federal Corporation and Security Federal Bank each exceeded all applicable capital requirements.

A “well-capitalized” institution must generally maintain capital ratios 200 bps higher than the minimum guidelines. As of December 31, 2015, Security Federal Bank was “well capitalized” under the capital adequacy requirements. A bank holding company such as Security Federal Corporation does not have a “well-capitalized” measurement because “well-capitalized” only applies to banks. For additional information, see Note 14 of the Notes To Consolidated Financial Statements.

The following table compares Security Federal Corporation’s and Security Federal Bank’s actual capital amounts at December 31, 2015 to its minimum regulatory capital requirements at that date (dollars in thousands):

	Amount Required	Percent Required	Actual Amount	Actual Percent	Excess Amount	Excess Percent
	(Dollars In Thousands)
Tier 1 Leverage (Core) Capital:
Security Federal Corporation	$31,811	4.0%	$84,672	10.6%	$52,861	6.6%
Security Federal Bank	31,801	4.0%	87,728	11.0%	55,927	7.0%
Tier 1 Risk-Based (Core) Capital:
Security Federal Corporation	23,429	6.0%	84,672	21.7%	61,243	15.7%
Security Federal Bank	23,440	6.0%	87,728	22.5%	64,288	16.5%
Total Risk-Based Capital:
Security Federal Corporation	31,239	8.0%	95,429	24.4%	64,190	16.4%
Security Federal Bank	31,254	8.0%	92,653	23.7%	61,399	15.7%
Common Equity Tier 1 Capital:
Security Federal Corporation	17,572	4.5%	63,504	16.3%	45,932	11.8%
Security Federal Bank	17,580	4.5%	87,728	22.5%	70,148	18.0%

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

The principal use of the Bank's funds is the origination of mortgages and other loans and the purchase of investments and mortgage-backed securities. Originations of new loans and renewals of previously funded loans on loans held for investment were $156.7 million during the year ended December 31, 2015 compared to $139.2 million during the year ended December 31, 2014 and $193.2 million during the year ended December 31, 2013.  The increase in originations and renewals during the year ended December 31, 2015 was primarily the result of a $14.1 million increase in commercial loan originations. Purchases of investments and mortgage-backed securities were $114.5 million during the year ended December 31, 2015 compared to $119.3 million during the year ended December 31, 2014, and $162.5 million during the year ended December 31, 2013. Other uses of the Bank's funds during the year ended December 31, 2015 included paying down FHLB advances, dividend payments to shareholders and purchases of additional BOLI policies.

Unused lines of credit on home equity loans, credit cards, and commercial loans amounted to $52.1 million at December 31, 2015.  Home equity loans are made on a floating rate basis with final maturities of 10 to 15 years.  Credit cards are made on a fixed rate basis, currently at 9.99% and are renewed annually or every other year.  In addition to the above commitments, the Bank has undisbursed loans-in-process of $2.9 million at December 31, 2015, which will be disbursed over an average of 90 days.  These

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

commitments to originate loans and future advances of lines of credit are expected to be funded from loan amortizations and prepayments, deposit inflows, maturing investments, and short-term borrowing capacity.

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2015:

(In Thousands)	One Month Or Less	After One Through Three Months	After Three Through Twelve Months	Within One Year	One Year Or Greater	Total
Unused Lines Of Credit	$17	$—	$6,560	$6,577	$44,615	$51,192
Standby Letters Of Credit	—	513	368	881	1	882
Total	$17	$513	$6,928	$7,458	$44,616	$52,074

Management believes that future liquidity can be met through the Bank's deposit base, which had a balance of $652.1 million at December 31, 2015, and from maturing investments.  In addition, at December 31, 2015 the Bank had another $240.2 million in unused borrowing capacity at the FHLB.

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

Security Federal Corporation is a separate legal entity from Security Federal Bank and must provide for its own liquidity and pay its own operating expenses. Sources of capital and liquidity for Security Federal Corporation include distributions from Security Federal Bank and the issuance of debt or equity securities, although there are regulatory restrictions on the ability of the Security Federal Bank to pay dividends. At December 31, 2015, Security Federal Corporation (on an unconsolidated basis) had liquid assets of $8.9 million.

Contractual Obligations

In the normal course of business, the Company enters into contractual obligations that meet various business needs.  These contractual obligations include time deposits to customers, borrowings from the FHLB of Atlanta, other borrowings, junior subordinated debentures, senior convertible debentures and lease obligations for facilities.  See Notes 5, 9, 10, 11 and 12 of the Notes to the Consolidated Financial Statements included herein for additional information.  The following table summarizes the Company’s long-term contractual obligations at December 31, 2015. Contractual repayments may differ from actual repayments because some of the obligations may be subject to calls.

	One Year Or Less	Over One to Three Years	Over Three to Five Years	Thereafter	Total
	(In Thousands)
Time deposits	$142,490	$79,755	$31,006	$—	$253,251
FHLB Advances	15,000	32,900	5,000	—	52,900
Other Borrowings	6,412	—	—	—	6,412
Jr. Sub. Debentures	—	—	—	5,155	5,155
Sr. Conv. Debentures	—	—	—	6,084	6,084
Operating Lease Obligations	356	549	429	1,212	2,546
Total	$164,258	$113,204	$36,435	$12,451	$326,348

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
Aiken, South Carolina

We have audited the accompanying consolidated balance sheets of Security Federal Corporation and Subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Security Federal Corporation and Subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ Elliott Davis Decosimo, LLC

Columbia, South Carolina
March 21, 2016

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets	December 31, 2015	December 31, 2014

ASSETS:
Cash and Cash Equivalents	$8,381,951	$10,192,702
Certificates Of Deposit With Other Banks	3,445,005	2,095,000
Investment and Mortgage-Backed Securities:
Available For Sale	375,513,870	429,700,540
Held To Maturity (Fair Value of $29,681,280 and $0 at December 31, 2015 and 2014, Respectively)	29,873,098	—
Total Investments and Mortgage-Backed Securities	405,386,968	429,700,540
Loans Receivable, Net:
Held For Sale	2,462,559	1,864,999
Held For Investment: (Net of Allowance of $8,275,133 and $8,357,496 at December 31, 2015 and December 31, 2014, Respectively)	328,110,170	338,009,496
Total Loans Receivable, Net	330,572,729	339,874,495
Accrued Interest Receivable:
Loans	886,968	971,569
Mortgage-Backed Securities	614,925	682,585
Investment Securities	1,523,200	1,408,924
Total Accrued Interest Receivable	3,025,093	3,063,078
Premises and Equipment, Net	20,116,918	18,233,226
Federal Home Loan Bank ("FHLB") Stock, At Cost	2,214,800	3,144,600
Other Real Estate Owned ("OREO")	4,361,411	3,229,710
Bank Owned Life Insurance	16,573,045	11,150,045
Goodwill	1,199,754	1,199,754
Other Assets	4,449,956	3,480,676
Total Assets	$799,727,630	$825,363,826

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Deposit Accounts	$652,096,545	$660,115,164
Advances From FHLB	34,640,000	52,900,000
Other Borrowings	6,411,977	8,523,348
Junior Subordinated Debentures	5,155,000	5,155,000
Advance Payments By Borrowers For Taxes and Insurance	256,730	266,352
Senior Convertible Debentures	6,084,000	6,084,000
Other Liabilities	4,115,956	4,884,577
Total Liabilities	708,760,208	737,928,441
Commitments (Notes 5 and 18)
Shareholders' Equity:
Serial Preferred Stock, $.01 Par Value; Authorized 200,000 Shares; Issued and Outstanding, 22,000	22,000,000	22,000,000
Common Stock, $.01 Par Value; Authorized 5,000,000 Shares; Issued and Outstanding Shares, 3,146,407 and 2,945,474, Respectively, at December 31, 2015 and 3,144,934 and 2,944,001, Respectively, at December 31, 2014	31,464	31,449
Additional Paid-In Capital	12,028,832	11,990,813
Treasury Stock, At Cost (200,933 Shares)	(4,330,712)	(4,330,712)
Unvested Restricted Stock	(25,358)	—
Accumulated Other Comprehensive Income	4,262,361	5,476,375
Retained Earnings	57,000,835	52,267,460
Total Shareholders' Equity	90,967,422	87,435,385
Total Liabilities and Shareholders' Equity	$799,727,630	$825,363,826
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income	For The Years Ended December 31,
	2015	2014	2013
Interest Income:
Loans	$18,428,185	$19,416,904	$21,583,028
Mortgage-Backed Securities	5,273,457	6,036,955	5,267,280
Investment Securities	4,196,609	4,017,705	3,588,794
Other	7,501	10,600	8,265
Total Interest Income	27,905,752	29,482,164	30,447,367
Interest Expense:
NOW and Money Market Accounts	429,539	568,397	813,278
Statement Savings Accounts	30,315	26,600	33,897
Certificate Accounts	1,811,651	1,990,003	2,566,220
FHLB Advances and Other Borrowings	1,336,620	2,640,197	3,529,553
Senior Convertible Debentures	486,720	486,720	486,720
Junior Subordinated Debentures	104,334	101,139	103,268
Total Interest Expense	4,199,179	5,813,056	7,532,936
Net Interest Income	23,706,573	23,669,108	22,914,431
Provision For Loan Losses	—	450,000	2,645,381
Net Interest Income After Provision For Loan Losses	23,706,573	23,219,108	20,269,050
Non-Interest Income:
Gain on Sale of Investment Securities	1,886,081	436,871	1,325,823
Gain on Sale of Loans	689,843	620,994	779,554
Service Fees on Deposit Accounts	1,076,102	1,176,849	1,152,875
Commissions From Insurance Agency	472,145	424,969	453,446
Trust Income	608,800	542,000	520,000
Bank Owned Life Insurance Income	423,000	554,364	339,000
Check Card Fee Income	969,710	901,998	853,027
Grant Income	229,848	851,999	929,346
Other	651,720	652,739	542,733
Total Non-Interest Income	7,007,249	6,162,783	6,895,804
Non-Interest Expense:
Compensation and Employee Benefits	12,180,420	11,308,610	10,964,366
Occupancy	1,903,288	1,995,283	1,970,403
Advertising	416,322	484,056	355,678
Depreciation and Maintenance of Equipment	1,706,397	1,665,454	1,598,067
FDIC Insurance Premiums	611,157	691,937	746,389
Amortization of Intangibles	—	11,970	50,004
Net Cost of Operation of Other Real Estate Owned	524,345	541,840	1,582,168
Prepayment Penalties on FHLB Advances	787,851	178,067	589,023
Other	4,401,016	4,390,766	4,177,210
Total Non-Interest Expense	22,530,796	21,267,983	22,033,308
Income Before Income Taxes	8,183,026	8,113,908	5,131,546
Provision For Income Taxes	2,067,099	2,303,168	1,340,384
Net Income	6,115,927	5,810,740	3,791,162
Preferred Stock Dividends	440,000	440,000	440,000
Net Income Available To Common Shareholders	$5,675,927	$5,370,740	$3,351,162
Net Income Per Common Share (Basic)	$1.93	$1.82	$1.14
Net Income Per Common Share (Diluted)	$1.84	$1.75	$1.12
Cash Dividend Per Share On Common Stock	$0.32	$0.32	$0.32
Weighted Average Shares Outstanding (Basic)	2,944,001	2,944,001	2,944,001
Weighted Average Shares Outstanding (Diluted)	3,248,312	3,248,201	3,248,201

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

	Years Ended December 31,
	2015	2014	2013
Net Income	$6,115,927	$5,810,740	$3,791,162
Other Comprehensive Income (Loss)
Unrealized Gains (Losses) on Securities:
Unrealized Holding Gains (Losses) on Securities Available For Sale, Net of Taxes of $15,023; $3,224,059 and $(4,286,481) at December 31, 2015, 2014 and 2013, Respectively	22,905	5,274,829	(7,002,827)
Reclassification Adjustment For Gains Included in Net Income, Net of Taxes of $716,710; $166,011 and $503,813 at December 31, 2015, 2014 and 2013, Respectively	(1,169,371)	(270,860)	(822,010)
Held To Maturity Transfer To Available For Sale, Net of Taxes of $530,733 at December 31, 2013	—	—	865,933
Amortization of Unrealized Gains On Available For Sale Securities Transfer to Held To Maturity, Net of Taxes of $(41,330) at December 31, 2015	(67,548)	—	—
Other Comprehensive Income (Loss)	(1,214,014)	5,003,969	(6,958,904)
Comprehensive Income (Loss)	$4,901,913	$10,814,709	$(3,167,742)

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity
For the Years Ended December 31, 2015, 2014 and 2013

	Preferred Stock	Common Stock	Unvested Restricted Stock	Additional Paid – In Capital	Treasury Stock	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance at December 31, 2014	$22,000,000	$31,449	$—	$11,990,813	$(4,330,712)	$5,476,375	$52,267,460	$87,435,385
Net Income	—	—	—	—	—	—	6,115,927	6,115,927
Other Comprehensive Income, Net of Tax	—	—	—	—	—	(1,214,014)	—	(1,214,014)
Common Stock Issuance	—	15	(25,358)	25,343	—	—	—	—
Stock Option Compensation Expense	—	—	—	12,676	—	—	—	12,676
Cash Dividends on Preferred Stock	—	—	—	—	—	—	(440,000)	(440,000)
Cash Dividends on Common Stock	—	—	—	—	—	—	(942,552)	(942,552)
Balance at December 31, 2015	$22,000,000	$31,464	$(25,358)	$12,028,832	$(4,330,712)	$4,262,361	$57,000,835	$90,967,422

	Preferred Stock	Common Stock	Additional Paid – In Capital	Treasury Stock	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance at December 31, 2013	$22,000,000	$31,449	$11,978,137	$(4,330,712)	$472,406	$47,838,800	$77,990,080
Net Income	—	—	—	—	—	5,810,740	5,810,740
Other Comprehensive Income, Net of Tax:	—	—	—	—	5,003,969	—	5,003,969
Stock Option Compensation Expense	—	—	12,676	—	—	—	12,676
Cash Dividends on Preferred Stock	—	—	—	—	—	(440,000)	(440,000)
Cash Dividends on Common Stock	—	—	—	—	—	(942,080)	(942,080)
Balance at December 31, 2014	$22,000,000	$31,449	$11,990,813	$(4,330,712)	$5,476,375	$52,267,460	$87,435,385

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity
For the Years Ended December 31, 2015, 2014 and 2013, Continued

	Preferred Stock	Warrants	Common Stock	Additional Paid – In Capital	Treasury Stock	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance at December 31, 2012	$22,000,000	$400,000	$31,449	$11,630,717	$(4,330,712)	$7,431,310	$45,429,720	$82,592,484
Net Income	—	—	—	—	—	—	3,791,162	3,791,162
Other Comprehensive Loss, Net of Tax:	—	—	—	—	—	(6,958,904)	—	(6,958,904)
Stock Option Compensation Expense	—	—	—	(2,580)	—	—	—	(2,580)
Redemption of Warrant Issued in Conjunction with Preferred Stock	—	(400,000)		350,000				(50,000)
Cash Dividends on Preferred Stock	—	—	—	—	—	—	(440,000)	(440,000)
Cash Dividends on Common Stock	—	—	—	—	—	—	(942,082)	(942,082)
Balance at December 31, 2013	$22,000,000	$—	$31,449	$11,978,137	$(4,330,712)	$472,406	$47,838,800	$77,990,080

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2015	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$6,115,927	$5,810,740	$3,791,162
Adjustments To Reconcile Net Income To Net Cash Provided By Operating Activities:
Depreciation Expense	1,242,378	1,214,912	1,243,839
Amortization of Intangible Assets	—	11,970	50,004
Stock Option Compensation Expense	12,676	12,676	(2,580)
Discount Accretion and Premium Amortization	4,852,140	5,180,338	7,162,479
Provisions For Losses on Loans	—	450,000	2,645,381
Income From Bank Owned Life Insurance	(423,000)	(300,000)	(339,000)
Gain on Sales of Loans	(689,843)	(620,994)	(779,554)
Gain On Sales of Mortgage-Backed Securities	(510,702)	(503,288)	(1,104,491)
(Gain) Loss on Sales of Investment Securities	(1,375,379)	66,417	(221,332)
Gain on Sale of OREO	(227,053)	(303,440)	(101,645)
Write Down on OREO	312,347	505,000	1,394,378
Gain on Disposal of Premises and Equipment	(5,647)	—	—
Amortization of Deferred Costs on Loans	64,257	6,154	6,589
Proceeds From Sale of Loans Held For Sale	24,272,860	23,607,017	33,207,780
Origination of Loans Held For Sale	(24,180,577)	(23,616,864)	(28,891,624)
(Increase) Decrease in Accrued Interest Receivable:
Loans	84,601	60,178	210,325
Mortgage-Backed Securities	67,660	49,515	169,323
Investment Securities	(114,276)	(15,768)	(261,894)
Increase (Decrease) in Advance Payments By Borrowers	(9,622)	10,988	65,940
Decrease in Prepaid FDIC Assessment	—	—	1,781,476
Other, Net	(502,072)	575,230	335,386
Net Cash Provided By Operating Activities	8,986,675	12,200,781	20,361,942
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Mortgage-Backed Securities Available For Sale ("AFS")	(35,881,719)	(54,673,351)	(88,844,145)
Principal Repayments on Mortgage-Backed Securities AFS	28,187,696	32,752,039	56,166,594
Principal Repayments on Mortgage-Backed Securities Held To Maturity	2,663,303	—	942,806
Purchase of Investment Securities AFS	(78,573,124)	(64,593,473)	(72,626,491)
Principal Repayments on Investment Securities AFS	21,151,344	—	—
Maturities of Investment Securities AFS	9,707,511	21,531,825	22,028,941
Purchase of Investment Securities Held To Maturity	—	—	(1,000,000)
Maturities of Investment Securities Held To Maturity	—	—	3,501,978
Proceeds From Sale of Investment Securities AFS	44,312,795	37,842,271	21,957,851
Proceeds From Sale of Mortgage-Backed Securities AFS	27,329,862	31,762,151	40,802,371
Investment in Certificates of Deposits with Other Banks	(1,350,005)	—	(370,000)
Purchase of FHLB Stock	(5,044,000)	(5,905,180)	(4,950,606)
Redemption of FHLB Stock	5,973,800	7,777,180	6,112,706
(Purchase of) Proceeds From Bank Owned Life Insurance	(5,000,000)	624,260	—
Decrease in Loans Receivable	5,472,435	17,578,222	28,739,400
Proceeds From Sale of OREO	3,145,640	2,154,091	5,375,648
Purchase and Improvement of Premises and Equipment	(3,164,108)	(2,204,748)	(567,582)
Proceeds From Sale and Disposal of Premises and Equipment	43,686	—	—
Net Cash Provided By Investing Activities	18,975,116	24,645,287	17,269,471

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

	For the Years Ended December 31,
	2015	2014	2013
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (Decrease) in Deposit Accounts	(8,018,619)	1,418,392	(17,641,881)
Proceeds From FHLB Advances	284,804,000	253,630,000	150,800,000
Repayment of FHLB Advances	(303,064,000)	(288,470,058)	(168,317,124)
Proceeds From (Repayments of) Other Borrowings, Net	(2,111,371)	520,609	(1,314,505)
Repayment of Warrant Issued in Conjunction with Preferred Stock	—	—	(50,000)
Dividends to Preferred Stock Shareholders	(440,000)	(440,000)	(440,000)
Dividends to Common Stock Shareholders	(942,552)	(942,080)	(942,082)
Net Cash Used By Financing Activities	(29,772,542)	(34,283,137)	(37,905,592)
Net Increase (Decrease) in Cash and Cash Equivalents	(1,810,751)	2,562,931	(274,179)
Cash and Cash Equivalents at Beginning of Year	10,192,702	7,629,771	7,903,950
Cash and Cash Equivalents at End of Year	$8,381,951	$10,192,702	$7,629,771
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid During the Period For:
Interest	$4,384,109	$5,969,581	$7,728,772
Income Taxes	$2,258,388	$1,464,350	$448,419
Supplemental Schedule of Non Cash Transactions:
Transfers from Loans Receivable to OREO	$4,362,635	$1,638,135	$3,861,182
Transfers from Investment Securities Held To Maturity to AFS	$—	$—	$49,907,323
Transfers from Mortgage-Backed Securities Held To Maturity to AFS	$—	$—	$22,100,000
Transfers from Mortgage-Backed Securities AFS to Held To Maturity	$32,811,452	$—	$—
Increase (Decrease) in Unrealized Gains on Securities AFS, Net of Taxes	$(1,214,014)	$5,003,969	$(6,958,904)

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)	Significant Accounting Policies

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

(g)	Other Real Estate Owned
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
The goodwill is a result of the excess of the cost over the fair value of net assets resulting from the Collier Jennings acquisition in July 2006.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued

Intangible assets are amortized over their estimated economic lives using methods that reflect the pattern in which the economic benefits are utilized.  The intangible assets which consisted of the customer list and employment contracts resulting from the Company’s acquisition of Collier Jennings Financial Corporation, were fully amortized during the year ended December 31, 2015. Goodwill is reviewed for impairment annually or whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.

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

There have been no gross amounts of unrecognized tax benefits or interest or penalties related to uncertain tax positions since adoption. There are no unrecognized tax benefits that would, if recognized, affect the effective tax rate. There are no positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next 12 months. Years prior to March 31, 2012 are closed for federal, state and local income tax matters.

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
Advertising and public relations costs are generally expensed as incurred.  External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.  Advertising and public relations costs of $416,000, $484,000, and $356,000 were included in the Company’s results of operations for the years ended December 31, 2015, 2014 and 2013, respectively.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued

(o)	Net Income Per Common Share
Accounting guidance specifies computation and presentation requirements for both basic net income per common share ("EPS") and, for entities with complex capital structures, diluted EPS.  Basic EPS is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding.  Diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued.  The dilutive effect of options and warrants outstanding is reflected in diluted earnings per share by application of the treasury stock method.

Net income available to common shareholders represents consolidated net income adjusted for preferred dividends declared, accretion of discounts and amortization of premiums on preferred stock issuances and cumulative dividends related to the current dividend period that have not been declared as of period end.

The following table provides a reconciliation of net income to net income available to common shareholders for the periods presented:

	For the Years Ended December 31,
	2015	2014	2013
Earnings Available To Common Shareholders
Net Income	$6,115,927	$5,810,740	$3,791,162
Preferred Stock Dividends	440,000	440,000	440,000
Net Income Available To Common Shareholders	$5,675,927	$5,370,740	$3,351,162

The following tables show the effect of dilutive options and warrants on the Company’s net income per common share for the periods indicated:

	For the Year Ended December 31, 2015
	Income	Shares	Per Share Amounts
Basic EPS	$5,675,927	2,944,001	$1.93
Effect of Dilutive Securities:
Senior Convertible Debentures	301,766	304,200	(0.09)
Unvested Restricted Stock	—	111	—
Diluted EPS	$5,977,693	3,248,312	$1.84

	For the Year Ended December 31, 2014
	Income	Shares	Per Share Amounts
Basic EPS	$5,370,740	2,944,001	$1.82
Effect of Dilutive Securities:
Senior Convertible Debentures	301,766	304,200	(0.07)
Diluted EPS	$5,672,506	3,248,201	$1.75

	For the Year Ended December 31, 2013
	Income	Shares	Per Share Amounts
Basic EPS	$3,351,162	2,944,001	$1.14
Effect of Dilutive Securities:
Senior Convertible Debentures	301,766	304,200	(0.02)
Diluted EPS	$3,652,928	3,248,201	$1.12

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued
The average market price used in calculating the assumed number of dilutive shares issued for the years ended December 31, 2015, 2014 and 2013 was $18.61, $14.56, and $11.37 respectively. As a result of the average stock price being less than the exercise price of all options in the years ended December 31, 2015, 2014 and 2013, the options were not dilutive in calculating diluted earnings per share for those periods.

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
The following is a summary of recent authoritative pronouncements that could affect accounting, reporting, and disclosure of financial information by the Company:
In January 2014, the FASB amended the Investments-Equity Method and Joint Ventures topic of the Accounting Standards Codification ("ASC") to address accounting for investments in qualified affordable housing projects. If certain conditions are met, the amendments permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects by amortizing the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizing the net investment performance in the income statement as a component of income tax expense (benefit). If those conditions are not met, the investment should be accounted for as an equity method investment or a cost method investment in accordance with existing accounting guidance. The amendments were effective for the Company for interim and annual reporting periods beginning after December 15, 2014 and were applied retrospectively for all periods presented. The amendments did not have a material effect on the Company's financial statements.
In January 2014, the FASB amended the Receivables topic of the ASC. The amendments are intended to resolve diversity in practice with respect to when a creditor should reclassify a collateralized consumer mortgage loan to other real estate owned, or OREO. In addition, the amendments require a creditor reclassify a collateralized consumer mortgage loan to OREO upon obtaining legal title to the real estate collateral, or the borrower voluntarily conveying all interest in the real estate property to the lender to satisfy the loan through a deed in lieu of foreclosure or similar legal agreement. The amendments were effective for the Company for annual and interim periods beginning after December 15, 2014. In implementing this guidance, assets that are reclassified from real estate to loans are measured at the carrying value of the real estate at the date of adoption. Assets reclassified from loans to real estate are measured at the lower of the net amount of the loan receivable or the fair value of the real estate less costs to sell at the date of adoption. The Company applied the amendments prospectively. These amendments did not have a material effect on the Company's consolidated financial statements.
In May 2014 and August 2015, the FASB issued guidance to change the recognition of revenue from contracts with customers. The core principle of the new guidance is that an entity should recognize revenue to reflect the transfer of goods and services to customers in an amount equal to the consideration the entity receives or expects to receive. The guidance will be effective for the Company for reporting periods beginning after December 15, 2017. The Company will apply the guidance using a modified retrospective approach. The Company does not expect these amendments to have a material effect on its consolidated financial statements.
In June 2014, the FASB issued guidance which makes limited amendments to the guidance on accounting for certain repurchase agreements. The new guidance (1) requires entities to account for repurchase-to-maturity transactions as secured borrowings (rather than as sales with forward repurchase agreements), (2) eliminates accounting guidance on linked repurchase financing transactions, and (3) expands disclosure requirements related to certain transfers of financial assets that are accounted for as sales and certain transfers (specifically, repos, securities lending transactions, and repurchase-to-maturity transactions) accounted for as secured borrowings. The amendments were effective for the Company on January 1, 2015. These amendments did not have a material effect on the Company's consolidated financial statements.

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
In February 2015, the FASB issued guidance which amends the consolidation requirements and significantly changes the consolidation analysis required under U.S. GAAP. Although the amendments are expected to result in the deconsolidation of many entities, the Company will need to reevaluate all of its previous consolidation conclusions. The amendments will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The Company does not expect these amendments to have a material effect on its consolidated financial statements.
In November 2015, the FASB voted to amend the current lease accounting standard to bring most leases on the balance sheet. The new lease standard will be implemented using a modified retrospective approach. Under this approach, lessees and lessors will compute lease assets and liabilities based on the remaining payments for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements (the date of initial application). In addition, a lessee may elect specified transition relief provisions. The final ASU is expected to be published in early 2016 and will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption willl be permitted. The Company does not expect these amendments to have a material effect on its consolidated financial statements.
In January 2016, the FASB amended the Financial Instruments topic of the ASC to address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The amendments will be effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company will apply the guidance by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values will be applied prospectively to equity investments that exist as of the date of adoption of the amendments. The Company does not expect these amendments to have a material effect on its consolidated financial statements.
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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(2)         Investment and Mortgage-Backed Securities, Available For Sale

The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of investment and mortgage-backed securities available for sale at the dates indicated are as follows:

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
FHLB Securities	$2,000,000	$—	$67,912	$1,932,088
Federal Farm Credit Bank ("FFCB") Securities	2,000,000	—	12,064	1,987,936
Federal National Mortgage Association ("FNMA") Bonds	997,564	6,767	—	1,004,331
Small Business Administration (“SBA”) Bonds	110,195,113	1,415,464	193,795	111,416,782
Tax Exempt Municipal Bonds	73,499,636	2,770,115	204,132	76,065,619
Mortgage-Backed Securities	180,197,347	3,281,116	681,251	182,797,212
Equity Securities	250,438	59,464	—	309,902
	$369,140,098	$7,532,926	$1,159,154	$375,513,870

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
FHLB Securities	$13,317,462	$83,691	$154,492	$13,246,661
FFCB Securities	5,750,000	—	82,006	5,667,994
FNMA Bonds	996,822	7,559	—	1,004,381
SBA Bonds	106,637,400	1,796,943	307,649	108,126,694
Tax Exempt Municipal Bonds	59,960,960	2,579,543	45,080	62,495,423
Mortgage-Backed Securities	233,963,842	5,704,855	815,984	238,852,713
Equity Securities	250,438	56,236	—	306,674
	$420,876,924	$10,228,827	$1,405,211	$429,700,540

FHLB securities, FFCB securities, FNMA bonds, and FNMA and FHLMC mortgage-backed securities are issued by government-sponsored enterprises (“GSEs”).  GSEs are not backed by the full faith and credit of the United States government.  SBA bonds are backed by the full faith and credit of the United States government. Included in the tables above and below in mortgage-backed securities are Government National Mortgage Association ("GNMA") mortgage-backed securities, which are also backed by the full faith and credit of the United States government.  At December 31, 2015, the Bank held an amortized cost and fair value of $116.8 million and $118.5 million, respectively, in GNMA mortgage-backed securities, which are included in mortgage-backed securities in the tables above, compared to an amortized cost and fair value of $156.8 million and $160.6 million, respectively, at December 31, 2014. Also included in mortgage-backed securities in the tables above and below are four private label collateralized mortgage obligation ("CMO") securities purchased by the Bank during the year ended December 31, 2015. These securities are issued by non-governmental real estate mortgage investment conduits, which are not backed by the full faith and credit of the United States government.  At December 31, 2015 the Bank held both an amortized cost and fair value of $3.8 million in private label CMO mortgage-backed securities, which are included in mortgage-backed securities in the tables above. There were no private label mortgage-backed securities held at December 31, 2014.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(2)         Investment and Mortgage-Backed Securities, Available For Sale, Continued

The amortized cost and fair value of investment and mortgage-backed securities available for sale at December 31, 2015 are shown below by contractual maturity.  Expected maturities will differ from contractual maturities because borrowers have the right to prepay obligations with or without call or prepayment penalties. Since mortgage-backed securities are not due at a single maturity date, they are disclosed separately, rather than allocated over the the maturity groupings below.

	Amortized Cost	Fair Value
Less Than One Year	$421,237	$420,631
One – Five Years	13,898,304	14,144,321
Five – Ten Years	57,135,325	58,129,443
After Ten Years	117,487,885	120,022,263
Mortgage-Backed Securities	180,197,347	182,797,212
	$369,140,098	$375,513,870

The amortized cost and fair value of investment and mortgage-backed securities available for sale pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $81.0 million and $83.2 million, respectively, at December 31, 2015 and $120.7 million and $124.4 million, respectively, at December 31, 2014.

The Bank received $71.6 million, $69.6 million and $62.8 million in gross proceeds from sales of available for sale securities during the years ended December 31, 2015, 2014 and 2013, respectively. As a result, the Bank recognized $2.0 million in gross gains and $72,000 in gross losses for the year ended December 31, 2015, $1.1 million in gross gains and $623,000 in gross losses for the year ended December 31, 2014, and $1.6 million in gross gains and $279,000 in gross losses for the year ended December 31, 2013.

The following tables show gross unrealized losses and fair value, aggregated by investment category, and length of time that individual available for sale securities have been in a continuous unrealized loss position for the periods indicated.

	December 31, 2015
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
FHLB Securities	$—	$—	$1,932,088	$67,912	$1,932,088	$67,912
FFCB Securities	1,987,936	12,064	—	—	1,987,936	12,064
SBA Bonds	25,090,453	119,533	7,982,777	74,262	33,073,230	193,795
Tax Exempt Municipal Bonds	13,668,473	175,020	709,800	29,112	14,378,273	204,132
Mortgage-Backed Securities	63,273,417	648,862	1,706,086	32,389	64,979,503	681,251
	$104,020,279	$955,479	$12,330,751	$203,675	$116,351,030	$1,159,154

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

Securities classified as available-for-sale are recorded at fair market value.  At December 31, 2015, 17.6% of the unrealized losses, or nine individual securities, consisted of securities in a continuous loss position for 12 months or more.  At December 31, 2014, 67.8% of the unrealized losses, or 24 individual securities, consisted of securities in a continuous loss position for 12 months or more. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature.  The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and is not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary. The Company reviews its investment securities portfolio at least quarterly and more frequently when economic conditions warrant, assessing whether there is any indication of other-than-temporary impairment (“OTTI”). Factors considered in the review include estimated future cash flows, length of time and extent to which market value has been less than cost, the financial condition and near term prospects of the issuer, and our intent and ability to retain the security to allow for an anticipated recovery in market value.

If the review determines that there is OTTI, then an impairment loss is recognized in earnings equal to the entire difference between the investment’s cost and its fair value at the balance sheet date of the reporting period for which the assessment is made, or a portion may be recognized in other comprehensive income. The fair value of investments on which OTTI is recognized then becomes the new cost basis of the investment.

There was no OTTI recognized during the years ended December 31, 2015, 2014 and 2013.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(3)         Investment and Mortgage-Backed Securities, Held to Maturity

During the year ended December 31, 2015 the Company transferred 22 mortgage-backed securities classified as available for sale to its held to maturity portfolio. Management expects interest rates to rise in 2016 and elected to transfer these securities in an effort to reduce volatility in equity. At the date of the transfer these securities had a fair value $32.8 million, which resulted in an unrealized gain of $602,000 that is reported in accumulated other comprehensive income and will be amortized over the remaining life of the securities. The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of held to maturity securities at December 31, 2015 are as follows:

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-Backed Securities (1)	$29,873,098	$22,600	$214,418	$29,681,280
Total Held To Maturity	$29,873,098	$22,600	$214,418	$29,681,280

(1) COMPRISED OF GSES OR GNMA MORTGAGE-BACKED SECURITIES

Other than the mortgage-backed securities included in the table above, there were no other investment securities classified as held to maturity at December 31, 2015. There were no investment or mortgage-backed securities classified as held to maturity at December 31, 2014.

At December 31, 2015, the Bank held GNMA mortgage-backed securities that had an amortized cost and fair value of $20.5 million and $20.4 million, respectively. The Company has not invested in any private label mortgage-backed securities classified as held to maturity.

At December 31, 2015, the amortized cost and fair value of mortgage-backed securities held to maturity pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $26.0 million and $25.8 million, respectively.

The following tables show gross unrealized losses, fair value and length of time that individual held to maturity securities have been in a continuous unrealized loss position at December 31, 2015.
Insert Title Here

	December 31, 2015
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-Backed Securities (1)	$25,484,972	$214,418	$—	$—	$25,484,972	$214,418
	$25,484,972	$214,418	$—	$—	$25,484,972	$214,418

(1) COMPRISED OF GNMA MORTGAGE-BACKED SECURITIES

The Company’s held to maturity portfolio is recorded at amortized cost.  The Company has the ability and intent to hold these securities to maturity.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)      Loans Receivable, Net

Loans receivable, net, consisted of the following as of the dates shown:

	December 31, 2015	December 31, 2014
Residential Real Estate Loans	$76,373,071	$77,282,817
Consumer Loans	50,380,289	50,391,224
Commercial Business	12,514,133	10,564,467
Commercial Real Estate	200,083,125	209,530,209
Total Loans Held For Investment	339,350,618	347,768,717
Loans Held For Sale	2,462,559	1,864,999
Total Loans Receivable, Gross	341,813,177	349,633,716
Less:
Allowance For Loan Losses	8,275,133	8,357,496
Loans In Process	2,902,849	1,379,114
Deferred Loan Fees	62,466	22,611
	11,240,448	9,759,221
Total Loans Receivable, Net	$330,572,729	$339,874,495

Changes in the allowance for loan losses for the years ended December 31, 2015, 2014 and 2013 are summarized as follows:

	2015	2014	2013
Balance At Beginning Of Period	$8,357,496	$10,241,970	$11,318,371
Provision For Loan Losses	—	450,000	2,645,381
Charge Offs	(1,516,468)	(3,114,833)	(5,209,830)
Recoveries	1,434,105	780,359	1,488,048
Total Allowance For Loan Losses	$8,275,133	$8,357,496	$10,241,970

The Company uses a risk based approach based on the following credit quality measures when analyzing the loan portfolio: pass, caution, special mention, and substandard. These indicators are used to rate the credit quality of loans for the purposes of determining the Company’s allowance for loan losses. Pass loans are loans that are performing and are deemed adequately protected by the net worth of the borrower or the underlying collateral value. These loans are considered to have the least amount of risk in terms of determining the allowance for loan losses. Loans that are graded as substandard are considered to have the most risk. These loans typically have an identified weakness or weaknesses and are inadequately protected by the net worth of the borrower or collateral value. All loans 60 days or more past due are automatically classified in this category. The caution and special mention categories fall in between the pass and substandard grades and consist of loans that possess weaknesses that do not currently expose the Company to sufficient risk to warrant adverse classification.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)      Loans Receivable, Net, Continued

The following tables list the loan grades used by the Company as credit quality indicators and the balance in each category at the dates presented, excluding loans held for sale.

	Credit Quality Measures
December 31, 2015	Pass	Caution	Special Mention	Substandard	Total Loans
Residential Real Estate	$67,605,311	$1,264,415	$607,336	$6,896,009	$76,373,071
Consumer	46,344,056	2,510,519	81,617	1,444,097	50,380,289
Commercial Business	10,519,123	1,465,136	102,046	427,828	12,514,133
Commercial Real Estate	129,242,390	43,863,659	17,304,431	9,672,645	200,083,125
Total	$253,710,880	$49,103,729	$18,095,430	$18,440,579	$339,350,618

	Credit Quality Measures
December 31, 2014	Pass	Caution	Special Mention	Substandard	Total Loans
Residential Real Estate	$69,163,911	$956,976	$639,638	$6,522,292	$77,282,817
Consumer	48,283,560	1,046,624	128,033	933,007	50,391,224
Commercial Business	9,691,685	340,706	202,895	329,181	10,564,467
Commercial Real Estate	125,339,273	32,549,335	35,169,358	16,472,243	209,530,209
Total	$252,478,429	$34,893,641	$36,139,924	$24,256,723	$347,768,717

The following table presents an age analysis of past due balances by category at December 31, 2015.

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable
Residential Real Estate	$—	$1,144,381	$3,306,675	$4,451,056	$71,922,015	$76,373,071
Consumer	710,881	282,314	575,866	1,569,061	48,811,228	50,380,289
Commercial Business	101,201	—	178,076	279,277	12,234,856	12,514,133
Commercial Real Estate	3,309,287	929,819	2,973,135	7,212,241	192,870,884	200,083,125
Total	$4,121,369	$2,356,514	$7,033,752	$13,511,635	$325,838,983	$339,350,618

The following table presents an age analysis of past due balances by category at December 31, 2014.

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable
Residential Real Estate	$—	$1,087,299	$3,061,339	$4,148,638	$73,134,179	$77,282,817
Consumer	1,868,787	91,223	573,644	2,533,654	47,857,570	50,391,224
Commercial Business	162,481	99,784	246,977	509,242	10,055,225	10,564,467
Commercial Real Estate	4,544,813	1,094,701	9,859,689	15,499,203	194,031,006	209,530,209
Total	$6,576,081	$2,373,007	$13,741,649	$22,690,737	$325,077,980	$347,768,717

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)      Loans Receivable, Net, Continued

At December 31, 2015 and 2014, the Company did not have any loans that were 90 days or more past due and still accruing interest. Our strategy is to work with our borrowers to reach acceptable payment plans while protecting our interests in the existing collateral.  In the event an acceptable arrangement cannot be reached, we may have to acquire these properties through foreclosure or other means and subsequently sell, develop, or liquidate them. The following table shows non-accrual loans by category at December 31, 2015 compared to 2014.

	At December 31, 2015		At December 31, 2014		$	%
	Amount	Percent (1)	Amount	Percent (1)	Increase (Decrease)	Increase (Decrease)
Non-accrual Loans:
Residential Real Estate	$3,306,675	1.0%	$3,061,339	0.9%	$245,336	8.0%
Commercial Business	178,076	0.1	246,977	0.1	(68,901)	(27.9)
Commercial Real Estate	2,973,135	0.8	9,859,689	2.8	(6,886,554)	(69.8)
Consumer	575,866	0.2	573,644	0.2	2,222	0.4
Total Non- accrual Loans	$7,033,752	2.1%	$13,741,649	4.0%	$(6,707,897)	(48.8)%

(1) PERCENT OF GROSS LOANS RECEIVABLE HELD FOR INVESTMENT, NET OF DEFERRED FEES AND LOANS IN PROCESS.

The following tables show the activity in the allowance for loan losses by category for the periods indicated.

	For the Year Ended December 31, 2015
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,392,065	$886,716	$159,353	$5,919,362	$8,357,496
Provision	53,694	549,462	617,658	(1,220,814)	—
Charge-Offs	(216,525)	(527,055)	(10,947)	(761,941)	(1,516,468)
Recoveries	93,949	154,030	7,884	1,178,242	1,434,105
Ending Balance	$1,323,183	$1,063,153	$773,948	$5,114,849	$8,275,133

	For the Year Ended December 31, 2014
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,706,643	$847,777	$426,658	$7,260,892	$10,241,970
Provision	(91,991)	352,305	(53,435)	243,121	450,000
Charge-Offs	(359,021)	(372,460)	(328,094)	(2,055,258)	(3,114,833)
Recoveries	136,434	59,094	114,224	470,607	780,359
Ending Balance	$1,392,065	$886,716	$159,353	$5,919,362	$8,357,496

	For the Year Ended December 31, 2013
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,521,559	$1,001,271	$618,919	$8,176,622	$11,318,371
Provision	1,030,237	(5,306)	(187,377)	1,807,827	2,645,381
Charge-Offs	(1,118,168)	(207,230)	(31,831)	(3,852,601)	(5,209,830)
Recoveries	273,015	59,042	26,947	1,129,044	1,488,048
Ending Balance	$1,706,643	$847,777	$426,658	$7,260,892	$10,241,970

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)      Loans Receivable, Net, Continued

The following tables present information related to impaired loans evaluated individually for impairment and collectively evaluated for impairment in the allowance for loan losses as of the dates indicated.

	Allowance For Loan Losses
December 31, 2015	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$—	$1,323,183	$1,323,183
Consumer	32,300	1,030,853	1,063,153
Commercial Business	—	773,948	773,948
Commercial Real Estate	49,300	5,065,549	5,114,849
Total	$81,600	$8,193,533	$8,275,133

	Allowance For Loan Losses
December 31, 2014	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$—	$1,392,065	$1,392,065
Consumer	2,600	884,116	886,716
Commercial Business	—	159,353	159,353
Commercial Real Estate	472,400	5,446,962	5,919,362
Total	$475,000	$7,882,496	$8,357,496

The following tables present information related to impaired loans evaluated individually for impairment and collectively evaluated for impairment in loans receivable as of the dates indicated.

	Loans Receivable
December 31, 2015	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$2,922,105	$73,450,966	$76,373,071
Consumer	372,382	50,007,907	50,380,289
Commercial Business	162,201	12,351,932	12,514,133
Commercial Real Estate	9,190,640	190,892,485	200,083,125
Total	$12,647,328	$326,703,290	$339,350,618

	Loans Receivable
December 31, 2014	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$2,519,814	$74,763,003	$77,282,817
Consumer	218,232	50,172,992	50,391,224
Commercial Business	236,030	10,328,437	10,564,467
Commercial Real Estate	17,273,879	192,256,330	209,530,209
Total	$20,247,955	$327,520,762	$347,768,717

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)       Loans Receivable, Net, Continued

Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired management measures impairment and records the loan at fair value. Fair value is estimated using one of the following methods: fair value of the collateral less estimated costs to sale, discounted cash flows, or market value of the loan based on similar debt. The fair value of the collateral less estimated costs to sell is the most frequently used method. Typically, the Company reviews the most recent appraisal and if it is over 24 months old will request a new third party appraisal. Depending on the particular circumstances surrounding the loan, including the location of the collateral, the date of the most recent appraisal and the value of the collateral relative to the recorded investment in the loan, management may order an independent appraisal immediately or, in some instances, may elect to perform an internal analysis. The average balance of total impaired loans was $13.1 million for year ended December 31, 2015 compared to $22.2 million for the year ended December 31, 2014.

The following tables are a summary of information related to impaired loans as of and for the years ended December 31, 2015, 2014 and 2013.

	December 31, 2015
Impaired Loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Residential Real Estate	$2,922,105	$3,033,735	$—	$3,014,807	$13,909
Consumer	120,889	129,188	—	130,202	—
Commercial Business	162,201	362,201	—	190,562	—
Commercial Real Estate	8,620,301	10,969,642	—	8,952,868	245,197
With An Allowance Recorded:
Residential Real Estate	—	—	—	—	—
Consumer	251,493	256,923	32,300	254,611	4,789
Commercial Business	—	—	—	—	—
Commercial Real Estate	570,339	577,139	49,300	579,418	31,684
Total
Residential Real Estate	2,922,105	3,033,735	—	3,014,807	13,909
Consumer	372,382	386,111	32,300	384,813	4,789
Commercial Business	162,201	362,201	—	190,562	—
Commercial Real Estate	9,190,640	11,546,781	49,300	9,532,286	276,881
Total	$12,647,328	$15,328,828	$81,600	$13,122,468	$295,579

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)       Loans Receivable, Net, Continued

In the course of resolving delinquent loans, the Bank may choose to restructure the contractual terms of certain loans. A troubled debt restructuring ("TDR") is a restructuring in which the Bank, for economic or legal reasons related to a borrower’s financial difficulties, grants a concession to a borrower that it would not otherwise consider (FASB ASC Topic 310-40).  The concessions granted on TDRs generally include terms to reduce the interest rate, extend the term of the debt obligation, or modify the payment structure on the debt obligation. The Bank grants such concessions to reassess the borrower’s financial status and develop a plan for repayment.  All TDRs are included in impaired loans at December 31, 2015 and 2014 and amounted to $6.7 million and $9.6 million, respectively.

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

The following table is a summary of loans restructured as TDRs during the periods indicated:

	For the Year Ended December 31, 2015
Troubled Debt Restructurings	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Residential Real Estate	—	$—	$—
Consumer Loans	1	36,460	36,460
Commercial Business	—	—	—
Commercial Real Estate	6	922,000	922,000
Total	7	958,460	958,460

	For the Year Ended December 31, 2014			For the Year Ended December 31, 2013
Troubled Debt Restructurings	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Residential Real Estate	—	$—	$—	—	$—	$—
Consumer Loans	—	—	—	—	—	—
Commercial Business	—	—	—	1	32,850	32,850
Commercial Real Estate	2	186,188	186,188	4	1,409,693	1,409,693
Total	2	186,188	186,188	5	1,442,543	1,442,543

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(4)       Loans Receivable, Net, Continued

During the year ended December 31, 2015, the Bank modified seven loans that were considered to be TDRs. The Bank lowered the interest rate on three of the loans to allow the borrowers to begin making monthly principal and interest payments on the loans and changed the monthly payment to an interest only payment for an agreed upon period for the other four loans. During the year ended December 31, 2014, the Bank modified two loans that were considered TDRs by lowering the interest rate on both loans. During the year ended December 31, 2013, the Bank modified five loans that were considered to be TDRs. The Bank lowered the interest rate on each of these loans and changed the payment to interest only on for an agreed upon period on three of these loans.

The following table is a summary of TDRs restructured during the periods indicated that subsequently defaulted during the same period:

	For the Year Ended December 31,
	2015		2014		2013
	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Residential Real Estate	—	$—	—	$—	—	$—
Consumer Loans	—	—	—	—	—	—
Commercial Business	—	—	—	—	—	—
Commercial Real Estate	2	30,713	1	66,138	1	146,267
Total	2	$30,713	1	$66,138	1	$146,267

At December 31, 2015, six previously restructured loans were in default, including two which had been restructured in the last 12 months. At December 31, 2014, seven loans that had been previously restructured were in default, including one which had been restructured within the last 12 months. At December 31, 2013, five previously restructured loans were in default, including one which had been restructured during the same period. The Bank considers any loan 30 days or more past due to be in default.

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

We will continue to closely monitor these loans and will cease accruing interest on them if management believes that the borrowers may not continue performing based on the restructured note terms.  If, after previously being classified as a TDR, a loan is restructured a second time, then that loan is automatically placed on nonaccrual status.  Our policy with respect to nonperforming loans requires the borrower to become current and then make a minimum of six consecutive payments in accordance with the loan terms before that loan can be placed back on accrual status.  Further, the borrower must show capacity to continue performing into the future prior to restoration of accrual status.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(5)         Premises and Equipment, Net

Premises and equipment, net, are summarized as follows at the dates indicated:

	December 31,
	2015	2014
Land	$6,693,927	$6,729,097
Buildings and Improvements	20,040,102	17,796,209
Furniture and Equipment	11,142,428	11,068,028
Construction in Progress	236,019	184,040
Total Premises and Equipment	38,112,476	35,777,374
Less Accumulated Depreciation	(17,995,558)	(17,544,148)
Total Premises and Equipment, Net	$20,116,918	$18,233,226

Depreciation expense was $1.2 million for each of the years ended December 31, 2015, 2014 and 2013. The Bank has entered into non-cancelable operating leases related to buildings and land.  At December 31, 2015, future minimum payments under non-cancelable operating leases with initial or remaining terms of one year or more are as follows (by fiscal year):

2016	$356,440
2017	326,000
2018	223,029
2019	214,458
2020	214,458
Thereafter	1,211,468
Total Future Minimum Payments	$2,545,853

Total rental expense amounted to $417,000, $424,000, and $415,000 for the years ended December 31, 2015, 2014 and 2013, respectively.  Five lease agreements with monthly expenses of $6,737, $800, $7,889, $8,571, and $9,075 have multiple renewal options totaling 30, 10, 15, 45, and 20 years, respectively.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(6)         Intangible Assets and Goodwill

Intangible assets and goodwill are the result of the Collier Jennings acquisition in July 2006.  Changes in intangible assets and goodwill for periods indicated consisted of the following:

	December 31,
	2015	2014
Customer List
Balance At Beginning Of Year	$—	$11,970
Amortization	—	11,970
Balance At End Of Year	—	—
Total Intangibles	—	—
Goodwill	1,199,754	1,199,754
Total	$1,199,754	$1,199,754

In accordance with accounting guidance, the Company evaluates its goodwill on an annual basis. The evaluations were performed as of September 30, 2015 and September 30, 2014 for fiscal years ended December 31, 2015 and 2014, respectively. At the time of the evaluations the Company determined that no impairment existed. Therefore, there was no write-down of goodwill for the years ended December 31, 2015 and 2014.

(7)         FHLB Stock

The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to a membership component, which was 0.09% and 0.15% of total assets at December 31, 2015 and 2014, respectively, plus a transaction component equal to 4.25% and 4.50% of outstanding advances (borrowings) from the FHLB of Atlanta at December 31, 2015 and 2014, respectively.  The Bank is in compliance with this requirement with an investment in FHLB of Atlanta stock of $2.2 million and $3.1 million at December 31, 2015 and 2014, respectively. No readily available market exists for this stock and it has no quoted fair value.  However, because redemption of this stock has historically been at par, it is carried at cost.

(8)         Other Real Estate Owned

The Bank owned $4.4 million and $3.2 million in OREO at December 31, 2015 and 2014, respectively. Transactions in OREO for the years ended December 31, 2015, 2014 and 2013 are summarized below.

	2015	2014	2013
Balance, Beginning Of Period	$3,229,710	$3,947,226	$6,754,425
Additions	4,362,635	1,638,135	3,861,182
Sales	(2,918,587)	(1,850,651)	(5,274,003)
Write Downs	(312,347)	(505,000)	(1,394,378)
Balance, End Of Period	$4,361,411	$3,229,710	$3,947,226

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(9)         Deposits

Deposits outstanding by type of account are summarized as follows:

	At December 31, 2015			At December 31, 2014
	Balance	Weighted Rate	Interest Rate Range	Balance	Weighted Rate	Interest Rate Range
Checking Accounts	$155,765,968	0.03%	0.00-0.20%	$143,422,150	0.03%	0.00-0.15%
Money Market Accounts	229,016,993	0.16%	0.10-0.17%	234,819,052	0.19%	0.10-0.20%
Statement Savings Accounts	31,191,828	0.10%	0.00-0.10%	28,622,933	0.10%	0.00-0.10%
Total	$415,974,789	0.11%	0.00-0.20%	$406,864,135	0.13%	0.00-0.20%

Certificate Accounts:
0.00 – 0.99%	$175,755,511			$185,458,344
1.00 – 1.99%	51,479,431			42,014,738
2.00 – 2.99%	8,886,814			25,605,349
3.00 – 3.99%	—			172,598
Total	$236,121,756	0.69%	0.04-2.52%	$253,251,029	0.79%	0.05-3.01%
Total Deposits	$652,096,545	0.32%	0.00-2.52%	$660,115,164	0.38%	0.00-3.01%

Included in the certificates above were $42.5 million and $38.8 million in brokered deposits at December 31, 2015 and 2014, respectively, with a weighted average interest rate of 0.94% and 1.14%, respectively. Of the $42.5 million in brokered deposits at December 31, 2015, $11.5 million mature within one year.

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $132.0 million and $140.0 million at December 31, 2015 and 2014, respectively.

Certificate of deposits that met or exceeded the FDIC insurance limit of $250,000 were $71.3 million and $69.6 million at December 31, 2015 and 2014, respectively.

The amounts and scheduled maturities of all certificates of deposit are as follows:

	At December 31,
	2015	2014
Within 1 Year	$141,385,500	$142,490,027
After 1 Year, Within 2 Years	56,022,488	57,481,254
After 2 Years, Within 3 Years	23,139,815	22,273,310
After 3 Years, Within 4 Years	9,179,894	18,114,738
After 4 Years, Within 5 Years	6,394,059	12,891,700
	$236,121,756	$253,251,029

At December 31, 2015 and 2014, the Bank had $46,000 and $132,000, respectively, in overdrafts that were reclassified to loans.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(10)         Advances From Federal Home Loan Bank And Other Borrowings

Advances from the FHLB are summarized by year of maturity and weighted average interest rate at December 31, 2015 below:

	Amount	Weighted Rate
2016	$16,740,000	1.51%
2017	12,900,000	4.38%
2018	5,000,000	3.39%
Total	$34,640,000	3.87%

These advances are secured by a blanket collateral agreement with the FHLB by pledging the Bank’s portfolio of residential first mortgage loans and investment securities with an amortized cost and fair value of $77.8 million and $74.7 million, respectively, at December 31, 2015 and $99.9 million and $99.3 million, respectively, at December 31, 2014. Advances are subject to prepayment penalties.

The following table shows callable FHLB advances at December 31, 2015. These advances are also included in the above table.  All callable advances are callable at the option of the FHLB.  If an advance is called, the Bank has the option to pay off the advance without penalty, re-borrow funds on different terms, or convert the advance to a three-month floating rate advance tied to LIBOR.

Borrow Date	Maturity Date	Amount	Int. Rate	Type	Call Dates
11/29/06	11/29/16	$5,000,000	4.03%	Multi-Call	05/29/08 and quarterly thereafter
05/24/07	05/24/17	$7,900,000	4.38%	Multi-Call	05/24/08 and quarterly thereafter
07/25/07	07/25/17	$5,000,000	4.40%	Multi-Call	07/25/08 and quarterly thereafter

During the year ended December 31, 2015, the Bank prepaid three FHLB advances totaling $15.0 million and incurred $788,000 in prepayment penalties. During the year ended December 31, 2014, the Bank prepaid one FHLB advance totaling $5.0 million and incurred $178,000 in prepayment penalties. During the year ended December 31, 2013, the Bank prepaid six FHLB advances totaling $30.0 million and incurred $589,000 in prepayment penalties.

At December 31, 2015 and 2014, the Bank had $240.2 million and $195.7 million in additional borrowing capacity, respectively, at the FHLB.

The Bank had $6.4 million and $8.5 million in other borrowings at December 31, 2015 and 2014, respectively.  These borrowings consist of short-term repurchase agreements with certain commercial demand deposit customers for sweep accounts. The repurchase agreements typically mature within one to three days and the interest rate paid on these borrowings floats monthly with money market type rates. At both December 31, 2015 and 2014, the interest rate paid on the repurchase agreements was 0.15%. The maximum amount outstanding at any one month end during the year ended December 31, 2015 was $10.3 million compared to $10.8 million during the year ended December 31, 2014. The Bank had pledged as collateral for these repurchase agreements investment and mortgage-backed securities with amortized costs and fair values of $14.3 million and $14.6 million, respectively, at December 31, 2015 and $17.3 million and $18.0 million, respectively, at December 31, 2014.

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

The Capital Securities accrue and pay distributions quarterly at a floating rate of three month LIBOR plus 170 basis points which was a rate per annum equal to 2.21% and 1.94% at December 31, 2015 and 2014, respectively. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(13)         Income Taxes

Income tax expense was comprised of the following for the dates indicated below:

	For the Years Ended December 31,
	2015	2014	2013
Current:
Federal	$1,056,002	$1,833,069	$380,143
State	285,699	267,904	164,491
Total Current Tax Expense	1,341,701	2,100,973	544,634
Deferred:
Federal	722,699	192,051	784,814
State	2,699	10,144	10,936
Total Deferred Tax Expense	725,398	202,195	795,750
Total Income Tax Expense	$2,067,099	$2,303,168	$1,340,384

The Company's income taxes differ from those computed at the statutory federal income tax rate, as follows:

	For the Years Ended December 31,
	2015	2014	2013
Tax at Statutory Income Tax Rate	$2,782,229	$2,758,729	$1,744,725
State Tax and Other	(41,986)	66,738	45,761
Tax Exempt Interest	(684,708)	(534,325)	(425,450)
Valuation Allowance	11,564	12,026	(24,652)
Total Income Tax Expense	$2,067,099	$2,303,168	$1,340,384

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(13)         Income Taxes, Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2015 and 2014 are presented below.

	At December 31,
	2015	2014
Deferred Tax Assets:
Deferred Compensation	$558,870	$521,256
Provision For Loan Losses	2,846,867	2,872,552
Other Real Estate Owned	1,004,332	1,194,141
Net Fees Deferred For Financial Reporting	112,782	114,924
Non-accrual Interest	—	431,696
Net Operating Losses	231,775	220,211
Other	205,009	207,423
Total Gross Deferred Tax Assets	4,959,635	5,562,203
Less: Valuation Allowance	(231,775)	(220,211)
Net Deferred Tax Assets	4,727,860	5,341,992
Deferred Tax Liabilities:
FHLB Stock Basis Over Tax Basis	114,630	114,510
Depreciation	420,568	288,157
Other	42,271	63,536
Unrealized Gain on Securities Available for Sale	2,604,222	3,347,240
Total Gross Deferred Tax Liability	3,181,691	3,813,443
Net Deferred Tax Asset	$1,546,169	$1,528,549

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2015, management has determined that it is more likely than not that the total deferred tax asset will be realized except for the deferred tax asset associated with State net operating loss carryforwards, and, accordingly, has established a valuation allowance only for this item. The change in the valuation allowance was $11,564. Net deferred tax assets are included in other assets at December 31, 2015 and 2014. The Company had state net operating losses attributable to the non-bank entities of $7.0 million and $6.7 million for the years ended December 31, 2015 and 2014, respectively.

Retained earnings at December 31, 2015 included tax bad debt reserves of $2.2 million, for which no provision for federal income tax has been made. If, in the future, these amounts are used for any purpose other than to absorb bad debt losses, including dividends, stock redemptions, or distributions in liquidation, or the Company ceases to be qualified as a bank holding company, they may be subject to federal income tax at the prevailing corporate tax rate.

As of December 31, 2015, the Company had no material unrecognized tax benefits or accrued interest and penalties. It is the Company's policy to account for interest and penalties accrued relative to unrecognized tax benefits as a component of income tax expense.

Tax returns for 2012 and subsequent years are subject to examination by taxing authorities.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(14)         Regulatory Matters

As a state-chartered, federally insured commercial bank, the Bank is subject to the capital requirements established by the FDIC. Under the FDIC’s capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
Effective January 1, 2015 (with some changes transitioned into full effectiveness over two to four years), the Bank became subject to new capital adequacy requirements. The capital adequacy requirements are quantitative measures established by regulation that require the Bank to maintain minimum amounts and ratios of capital.
The Bank is now subject to new capital requirements adopted by the FDIC, which create a new required ratio for common equity Tier 1 ("CET1") capital, increases the leverage and Tier 1 capital ratios, changes the risk-weightings of certain assets for purposes of the risk-based capital ratios, creates an additional capital conservation buffer over the required capital ratios and changes what qualifies as capital for purpose of meeting these various capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by bank regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. The Bank is required to maintain additional levels of Tier 1 common equity over the minimum risk-based capital levels before it may pay dividends, repurchase shares or pay discretionary bonuses.
The new minimum requirements are a ratio of CET1 capital to total risk-weighted assets (the "CET1 risk-based ratio") of 4.5%, a Tier 1 capital ratio of 6.0%, a total capital ratio of 8.0%, and a leverage ratio of 4.0%. In addition to the minimum CET1, Tier 1 and total capital ratios, the Bank will have to maintain a capital conservation buffer consisting of additional CET1 capital equal to 2.5% of risk-weighted assets above the required minimum levels in order to avoid limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses based on percentages of eligible retained income that could be utilized for such actions. This new capital conservation buffer requirement is to be phased in beginning in January 2016 at 0.625% of risk-weighted assets and increasing each year until fully implemented in January 2019.
In addition to the capital requirements, there are a number of changes in what constitutes regulatory capital, subject to transition periods. These changes include the phasing-out of certain instruments as qualifying capital. Mortgage servicing rights and deferred tax assets over designated percentages of CET1 will be deducted from capital, subject to a four-year transition period. CET1 will consist of Tier 1 capital less all capital components that are not considered common equity. In addition, Tier 1 capital will include accumulated other comprehensive income (loss), which includes all unrealized gains and losses on available for sale debt and equity securities, subject to a four-year transition period. Because of the Bank's asset size, it was not considered an advanced approaches banking organization and elected in the first quarter of calendar year 2015 to take the one-time option of deciding to permanently opt-out of the inclusion of unrealized gains and losses on available for sale debt and equity securities in its capital calculations. The new requirements also include changes in the risk-weighting of assets to better reflect credit risk and other risk exposure. These include a 150% risk weight (up from 100%) for certain high volatility commercial real estate acquisition, development and construction loans and for non-residential mortgage loans that are 90 days or more past due or otherwise on non-accrual status; a 20% (up from 0%) credit conversion factor for the unused portion of a commitment with an original maturity of one year or less that is not unconditionally cancellable; and a 250% risk weight (up from 100%) for mortgage servicing rights and deferred tax assets that are not deducted from capital.
Under the new standards, in order to be considered well-capitalized, the Bank must have a CET1 risk-based capital ratio of 6.5% (new), a Tier 1 risk-based capital ratio of 8.0% (increased from 6.0%), a total risk-based capital ratio of 10.0% (unchanged) and a Tier 1 leverage capital ratio of 5.0% (unchanged).
Bank holding companies are subject to capital adequacy requirements of the Federal Reserve under the Bank Holding Company Act of 1956, as amended, and the regulations of the Federal Reserve. For a bank holding company with less than $1.0 billion in assets, the capital guidelines apply on a bank only basis and the Federal Reserve expects the holding company's subsidiary banks to be well-capitalized under the prompt corrective action regulations. If Security Federal Corporation was subject to regulatory guidelines for bank holding companies with $1.0 billion or more in assets, at December 31, 2015, it would have exceeded all regulatory capital requirements.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(14)         Regulatory Matters, Continued

The Company and the Bank’s regulatory capital amounts and ratios were as follows as of the dates indicated:

	Actual		For Capital Adequacy		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2015
SECURITY FEDERAL CORP.
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$84,672	21.7%	$23,429	6.0%	N/A	N/A
Total Risk-Based Capital (To Risk Weighted Assets)	95,429	24.4%	31,239	8.0%	N/A	N/A
Common Equity Tier 1 Capital (To Risk Weighted Assets)	63,504	16.3%	17,572	4.5%	N/A	N/A
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	84,672	10.6%	31,811	4.0%	N/A	N/A

SECURITY FEDERAL BANK
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$87,728	22.5%	$23,440	6.0%	$31,254	8.0%
Total Risk-Based Capital (To Risk Weighted Assets)	92,653	23.7%	31,254	8.0%	39,067	10.0%
Common Equity Tier 1 Capital (To Risk Weighted Assets)	87,728	22.5%	17,580	4.5%	25,394	6.5%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	87,728	11.0%	31,801	4.0%	39,751	5.0%

December 31, 2014
SECURITY FEDERAL CORP.
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$77,746	20.6%	$15,073	4.0%	N/A	N/A
Total Risk-Based Capital (To Risk Weighted Assets)	89,915	23.9%	30,147	8.0%	N/A	N/A
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	77,746	9.5%	32,778	4.0%	N/A	N/A

SECURITY FEDERAL BANK
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$87,222	23.2%	$15,062	4.0%	$22,593	6.0%
Total Risk-Based Capital (To Risk Weighted Assets)	91,973	24.4%	30,123	8.0%	37,654	10.0%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	87,222	10.6%	32,792	4.0%	40,991	5.0%

The FDIC also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution's capital level is or may become inadequate in light of particular risks or circumstances. Management of the Company and the Bank believe that, under the current regulations, the Company and the Bank will continue to meet their minimum capital requirements in the foreseeable future.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(15)         Employee Benefit Plans

The Company is participating in a multiple employer defined contribution employee benefit plan covering substantially all employees with six months or more of service.  The Company matches a portion of the employees’ contributions and the plan has a discretionary profit sharing provision.  The total employer contributions were $210,000 for the year ended December 31, 2015, $186,000 for the year ended December 31, 2014 and $189,000 for the year ended December 31, 2013.

The Company has an Employee Stock Purchase Plan (“ESPP”).  The ESPP allows employees of the Company to purchase stock quarterly through a payroll deduction at a discount calculated as 15% of the market value with a floor equal to the Company’s book value.  The ESPP, which was approved by stockholders in July 2005, became effective in January 2007. Participation in the ESPP is voluntary.  Employees are limited to investing $25,000 or 5% of their annual salary, whichever is lower, during the year.  During the year ended December 31, 2015, there were no employee stock purchases within the plan.

The Company implemented an Incentive Compensation Plan (the "Plan") during the year ended December 31, 2014. Incentive awards are based on the financial and operating performance of the Company as well as other participant specific objectives. The Plan allows employees of the Company to earn up to 7.5 days of their annual salary for successfully completing specific goals established by the participants and their respective supervisors plus an additional 2.5 days of their annual salary if the Company meets an annual predetermined net operating income amount determined by the Board of Directors. The Company also implemented an Incentive Compensation Plan for executive level officers (the "Executive Plan"). Under this plan incentive awards are based on contributions to performance as measured by critical operating and financial ratios, and other participant specific objectives. The Company has to meet the annual predetermined net operating income amount determined by the Board of Directors for any incentive awards to be paid under the Executive Plan. If the Company does not meet the required net income amount, no incentives are paid regardless of the executive's performance on individual objectives or entity wide objectives. Participation in both plans is voluntary. At December 31, 2015, the Company accrued $150,000 for incentive payments, which were paid during 2016.

Certain officers of the Company participate in a supplemental retirement plan.  These benefits are not qualified under the Internal Revenue Code and they are not funded.  During the years ended December 31, 2015, 2014 and 2013, the Company incurred expenses of $205,000, $103,000, and $172,000, respectively, for this plan.

Certain officers and directors of the Company participate in incentive and non-qualified stock option plans. Prior to fiscal 2010, the Company had three stock option plans that together authorized the Company to grant 150,000 options. In 2008, the 2008 Equity Incentive Plan was approved by stockholders and implemented by the Company with the intention of replacing the previous three option plans. No additional options are to be granted under the old plans and forfeitures under the old plans are not added to the new plan as available options, however, all existing options outstanding under these plans remain in effect. The 2008 Equity Incentive Plan provides for the grant of non-qualified and incentive stock options, stock appreciation rights (“SARS”), and restricted stock awards. Under the 2008 Equity Incentive Plan, 50,000 shares of common stock are reserved for the issuance of stock options and SARS in addition to 50,000 shares subject to restricted stock awards. The plan is administered by a committee appointed by the Board of Directors. The committee determines the specific employees, amount and type of any awards granted. At December 31, 2015 and 2014, there were 50,000 shares available for issuance under this plan for stock options and SARS. Options under all plans are granted at exercise prices not less than the fair value of the Company’s common stock on the date of the grant.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(15)         Employee Benefit Plans, Continued

The following is a summary of the activity under the Company’s incentive and non-qualified stock option plans for the years ended December 31, 2015, 2014 and 2013:

	For the Years Ended December 31,
	2015		2014		2013
	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price
Balance, Beginning of Period	47,500	$22.41	61,500	$22.49	68,400	$22.63
Options Granted	—	—	—	—	—	—
Options Exercised	—	—	—	—	—	—
Options Forfeited	18,000	20.55	14,000	22.74	6,900	23.87
Balance, End of Period	29,500	$23.55	47,500	$22.41	61,500	$22.49

Options Exercisable	21,500	$23.57	34,300	$22.00	42,300	$22.03
Weighted-Average Remaining Life Of Exercisable Options	1.4 years		1.1 years		1.3 years
Options Available For Grant	50,000		50,000		50,000

During the year ended December 31, 2015, 5,200 options with a weighted average exercise price of $23.50 vested. During the year ended December 31, 2014, 5,400 stock options with a weighted average exercise price of $23.50 vested. During the year ended December 31, 2013, 5,400 options with a weighted average exercise price of $23.50 vested. The aggregate intrinsic value of the stock options outstanding and exercisable at December 31, 2015, 2014 and 2013 amounted to $0 for all periods. Total compensation expense related to stock options was $12,700, $12,700, and -$2,600 for the years ended December 31, 2015, 2014 and 2013, respectively.  As of December 31, 2015, there was $13,067 of total unrecognized compensation cost related to non-vested stock options.  The cost is expected to be recognized over a weighted average period of three years.

There were no stock options granted by the Company during the years ended December 31, 2015, 2014 and 2013. At December 31, 2015, the Company had the following options outstanding:

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

(17)         Bank Owned Life Insurance

BOLI provides key person life insurance on certain officers of the Company. During the year ended December 31, 2015 the Company purchased additional policies with a cash value of $5.0 million. The cash value of the life insurance policies are recorded as a separate line item in the accompanying balance sheets at $16.6 million and $11.2 million at December 31, 2015 and 2014, respectively.  The earnings-portion of the insurance policies grows tax deferred and helps offset the cost of the Company’s benefits programs.  The Company recorded earnings of $423,000 and $300,000 and $339,000 for the growth in the cash value of life insurance during the years ended December 31, 2015, 2014 and 2013, respectively. There were no death benefits received during the year ended December 31, 2015.

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

Financial instruments where the contract amount represents the Bank's credit risk include commitments under pre-approved but unused lines of credit of $51.2 million and $44.5 million, undisbursed loans in process of $2.9 million and $1.4 million, and letters of credit of $882,000 and $802,000 at December 31, 2015 and 2014, respectively.

These loan and letter of credit commitments are subject to the same credit policies and reviews as loans on the balance sheet.  Collateral, both the amount and nature, is obtained based upon management's assessment of the credit risk.  Since many of the extensions of credit are expected to expire without being drawn, the total commitment amounts do not necessarily represent future cash requirements.  Included in the loan commitments noted above were unused credit card loan commitments of $4.6 million and $4.4 million at December 31, 2015 and 2014, respectively.  The Bank had no outstanding commitments on mortgage loans not yet closed at December 31, 2015 compared to $571,000 at December 31, 2014.  These commitments, which are funded subject to certain limitations, extend over varying periods of time with the majority being funded within 45 days.  At December 31, 2015 and 2014, the Bank had outstanding commitments to sell approximately $2.5 million and $1.9 million of loans, respectively, which encompassed the Bank’s held for sale loans.  The Bank also has commitments to sell mortgage loans not yet closed, on a best efforts basis.  Best efforts means the Bank suffers no penalty if they are unable to deliver the loans to the potential buyers.  The fair value of the Bank’s commitment to originate mortgage loans at committed interest rates and to sell such loans to permanent investors is insignificant.

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

	For the Years Ended December 31,
	2015	2014	2013
Balance, Beginning of Period	$202,197	$230,722	$273,330
New Loans	692	1,116	10,956
Less Loan Payments	21,151	29,641	53,564
Balance, End of Period	$181,738	$202,197	$230,722

Loans to all employees, officers, and directors of the Company, in the aggregate constituted approximately 3.3% and 3.4% of the Company’s total shareholders' equity at December 31, 2015 and 2014, respectively.  Deposits from executive officers and directors of the Company and the Bank and their related interests in the aggregate approximated $15.1 million at both December 31, 2015 and 2014.

The Company leased office space from a related party during the year ended December 31, 2015. The lease is with a company in which the related party, who is both a director and an officer of the Company, has an ownership interest.  The Company incurred rent expenses of $81,000, $81,000, and $79,000 for the years ended December 31, 2015, 2014 and 2013, respectively, related to this lease.  Management is of the opinion that the transactions with respect to office rent were made on terms that are comparable to those which would be made with unaffiliated persons.

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

(20)    Stock Issuance and Exchange, Continued

On July 31, 2013, the Company repurchased its outstanding warrant at a fair market value of $50,000 from the U.S. Treasury. As a result of the transaction the warrant was canceled, which reduced warrants outstanding by $400,000 and increased additional paid in capital by $350,000.

(21)    Unvested Restricted Stock Issuance

On February 12 2015, Security Federal Corporation issued 1,473 shares of restricted stock at $17.22 per share to the Company’s Chief Executive Officer (“CEO”). The issuance was in lieu of annual incentive pay for the 2014 Incentive Plan year. Based on restrictions set forth in our agreement with the U.S Department of Treasury as part of the Company’s participation in the Community Development Capital Initiative Program, the CEO is not permitted to receive cash incentive pay. The shares cliff vest at the end of two years. All dividends until that date are held in an escrow account.

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
Condensed Balance Sheet Data

	At December 31,
	2015	2014
Assets:
Cash	$8,785,338	$4,542,778
Investment Securities, Available For Sale	154,902	151,674
Investment in Security Federal Statutory Trust	155,000	155,000
Investment in Security Federal Bank	93,150,771	93,860,841
Accounts Receivable and Other Assets	5,002	8,023
Total Assets	$102,251,013	$98,718,316
Liabilities and Shareholders’ Equity:
Accounts Payable and Other Liabilities	$45,890	$45,229
Junior Subordinated Debentures	5,155,000	5,155,000
Senior Convertible Debentures	6,084,000	6,084,000
Shareholders’ Equity	90,966,123	87,434,087
Total Liabilities and Shareholders’ Equity	$102,251,013	$98,718,316

Condensed Statements of Income Data

	For the Years Ended December 31,
	2015	2014	2013
Income:
Equity in Earnings of Security Federal Bank	$506,074	$3,779,212	$2,558,986
Dividend Income from Security Federal Bank	6,000,000	2,400,000	1,600,000
Interest Income	—	—	—
Miscellaneous Income	15,828	12,937	15,771
Total Income	6,521,902	6,192,149	4,174,757
Expenses:
Interest Expense	591,054	587,859	589,988
Other Expenses	18,822	19,382	18,223
Total Expenses	609,876	607,241	608,211
Income Before Income Taxes	5,912,026	5,584,908	3,566,546
Income Tax Benefit	(203,901)	(225,832)	(224,616)
Net Income	6,115,927	5,810,740	3,791,162
Preferred Stock Dividends	440,000	440,000	440,000
Net Income Available to Common Shareholders	$5,675,927	$5,370,740	$3,351,162

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(22)         Security Federal Corporation Condensed Financial Statements (Parent Company Only), Continued

Condensed Statements of Cash Flow Data

	For the Years Ended December 31,
	2015	2014	2013
Operating Activities:
Net Income	$6,115,927	$5,810,740	$3,791,162
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Equity in Earnings of Security Federal Bank	(506,074)	(3,779,212)	(2,558,986)
Stock Compensation Expense	12,676	12,676	(2,580)
(Increase) Decrease in Accounts Receivable	825	(49)	(15,248)
Increase in Accounts Payable	1,758	270	132
Net Cash Provided By Operating Activities	5,625,112	2,044,425	1,214,480
Financing Activities:
Repayment of Warrant Issued in Conjunction with Preferred Stock	—	—	(50,000)
Dividends Paid to Shareholders-Preferred Stock	(440,000)	(440,000)	(440,000)
Dividends Paid to Shareholders-Common Stock	(942,552)	(942,080)	(942,082)
Net Cash Used in Financing Activities	(1,382,552)	(1,382,080)	(1,432,082)
Net Increase (Decrease) in Cash	4,242,560	662,345	(217,602)
Cash at Beginning of Period	4,542,778	3,880,433	4,098,035
Cash at End of Period	$8,785,338	$4,542,778	$3,880,433

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

Investment Securities Available for Sale

Investment securities available for sale are recorded at fair value on a recurring basis. At December 31, 2015, the Company’s investment portfolio was comprised of government and agency bonds, mortgage-backed securities issued by government agencies or GSEs, four private label CMO mortgage-backed securities, municipal securities, and two equity investments. Fair value measurement is based upon prices obtained from third party pricing services that use independent pricing models which rely on a variety of factors including reported trades, broker/dealer quotes, benchmark yields, economic and industry events and other relevant market information. As such, these securities are classified as Level 2.

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

Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2014, most of the total impaired loans were evaluated based on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. The Company records impaired loans as nonrecurring Level 3.

As of December 31, 2015 and 2014, the recorded investment in impaired loans was $12.6 million and $20.2 million, respectively. The average recorded investment in impaired loans was $13.1 million for year ended December 31, 2015 and $22.2 million for the year ended December 31, 2014.

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

Assets measured at fair value on a recurring basis are as follows as of December 31, 2015:

Assets:	Quoted Market Price In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
FHLB Securities	$—	$1,932,088	$—
FFCB Securities	—	1,987,936	—
FNMA Bonds	—	1,004,331	—
SBA Bonds	—	111,416,782	—
Tax Exempt Municipal Bonds	—	76,065,619	—
Mortgage-Backed Securities	—	182,797,212	—
Equity Securities	—	309,902	—
Total	$—	$375,513,870	$—

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

There were no liabilities measured at fair value on a recurring basis as of December 31, 2015 and 2014.

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. The table below presents assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2015 and 2014, aggregated by the level in the fair value hierarchy within which those measurements fall.

Assets:	Level 1	Level 2	Level 3	At December 31, 2015
Mortgage Loans Held For Sale	$—	$2,462,559	$—	$2,462,559
Collateral Dependent Impaired Loans (1)	—	—	12,565,728	12,565,728
Foreclosed Assets	—	—	4,361,411	4,361,411
Total	$—	$2,462,559	$16,927,139	$19,389,698

(1) IMPAIRED LOANS ARE REPORTED NET OF SPECIFIC RESERVES OF $81,600

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

(1) IMPAIRED LOANS ARE REPORTED NET OF SPECIFIC RESERVES OF $475,000
There were no liabilities measured at fair value on a nonrecurring basis as of December 31, 2015 and 2014.

For Level 3 assets and liabilities measured at fair value on a recurring or non-recurring basis as of December 31, 2015, the significant unobservable inputs used in the fair value measurements were as follows:

		Valuation	Significant
	Fair Value	Technique	Unobservable Inputs	Range

Collateral Dependent Impaired Loans	$12,565,728	Appraised Value	Discount Rates/ Discounts to Appraised Values	0% - 20%
Foreclosed Assets	4,361,411	Appraised Value/Comparable Sales	Discount Rates/ Discounts to Appraised Values	13% - 100%

For assets and liabilities not presented on the balance sheet at fair value, the following methods are used to determine fair value:

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

FHLB Advances—Fair value is estimated using discounted cash flows with current market rates for borrowings with similar terms.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(23)         Carrying Amounts and Fair Value of Financial Instruments, Continued

The following tables are a summary of the carrying value and estimated fair value of the Company’s financial instruments as of December 31, 2015 and 2014 presented in accordance with the applicable accounting guidance.

	December 31, 2015
	Carrying	Fair Value
(In Thousands)	Amount	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash And Cash Equivalents	$8,382	$8,382	$8,382	$—	$—
Certificates of Deposits With Other Banks	3,445	3,445	—	3,445	—
Investment And Mortgage-Backed Securities	405,387	405,196	—	405,196	—
Loans Receivable, Net	330,573	327,460	—	—	327,460
FHLB Stock	2,215	2,215	2,215	—	—

Financial Liabilities:
Deposits:
Checking, Savings, And Money Market Accounts	$415,975	$415,975	$415,975	$—	$—
Certificate Accounts	236,122	235,476	—	235,476	—
Advances From FHLB	34,640	35,676	—	35,676	—
Other Borrowed Money	6,412	6,412	6,412	—	—
Junior Subordinated Debentures	5,155	5,155	—	5,155	—
Senior Convertible Debentures	6,084	6,084	—	6,084	—

	December 31, 2014
	Carrying	Fair Value
(In Thousands)	Amount	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash And Cash Equivalents	$10,193	$10,193	$10,193	$—	$—
Certificates of Deposits With Other Banks	2,095	2,095	—	2,095	—
Investment And Mortgage-Backed Securities	429,701	429,701	—	429,701	—
Loans Receivable, Net	339,874	340,368	—	—	340,368
FHLB Stock	3,145	3,145	3,145	—	—

Financial Liabilities:
Deposits:
Checking, Savings, And Money Market Accounts	$406,864	$406,864	$406,864	$—	$—
Certificate Accounts	253,251	253,300	—	253,300	—
Advances From FHLB	52,900	55,646	—	55,646	—
Other Borrowed Money	8,523	8,523	8,523	—	—
Junior Subordinated Debentures	5,155	5,155	—	5,155	—
Senior Convertible Debentures	6,084	6,084	—	6,084	—

At December 31, 2015, the Bank had $52.1 million of off-balance sheet financial commitments.  These commitments are to originate loans and unused consumer lines of credit and credit card lines.  Because these obligations are based on current market rates, if funded, the original principal is considered to be a reasonable estimate of fair value.

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

(24)         Quarterly Financial Data (Unaudited)

Unaudited condensed financial data by quarter for the years ended December 31, 2015 and 2014 is as follows (dollars, except per share data, in thousands):

	Quarter ended
Year Ended December 31, 2015	March 31, 2015	June 30, 2015	Sept. 30, 2015	Dec. 31, 2015
Interest Income	$6,949	$7,066	$6,908	$6,983
Interest Expense	1,173	1,068	1,001	957
Net Interest Income	5,776	5,998	5,907	6,026
Provision For Loan Losses	100	—	(200)	100
Net Interest Income After Provision For Loan Losses	5,676	5,998	6,107	5,926
Non-interest Income	2,651	1,387	1,369	1,600
Non-interest Expense	6,255	5,335	5,130	5,811
Income Before Income Tax	2,072	2,050	2,346	1,715
Provision For Income taxes	567	527	601	371
Net Income	1,505	1,523	1,745	1,344
Preferred Stock Dividends	110	110	110	110
Net Income Available To Common Shareholders	$1,395	$1,413	$1,635	$1,234
Basic Net Income Per Common Share	$0.47	$0.48	$0.56	$0.42
Diluted Net Income Per Common Share	$0.45	$0.46	$0.53	$0.40
Basic Weighted Average Shares Outstanding	2,944,001	2,944,001	2,944,001	2,944,001
Diluted Weighted Average Shares Outstanding	3,248,230	3,248,249	3,248,361	3,248,415

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

During February 2016, the Bank sold a piece of OREO property in Bluffton, South Carolina which resulted in a $739,000 gain on sale of OREO.

SHAREHOLDERS INFORMATION
ANNUAL MEETING
The annual meeting of shareholders will be held at 11:00 a.m. on Thursday, April 21, 2016 at Newberry Hall, 117 Newberry Street SW, Aiken, South Carolina.

STOCK LISTING
The Company’s stock is traded on the Over-The-Counter-Bulletin Board under the symbol “SFDL.OB.”  The stock began trading on the Bulletin Board in October 2003.

PRICE RANGE OF COMMON STOCK
The table below shows the range of high and low bid prices.  These prices represent actual transactions and do not include retail markups, markdowns or commissions.

	High	Low
Year Ended December 31, 2014
03/31/2014	$12.95	$11.65
06/30/2014	$15.94	$12.93
09/30/2014	$16.00	$15.25
12/31/2014	$18.00	$15.50

Year Ended December 31, 2015
03/31/2015	$17.85	$17.40
06/30/2015	$18.20	$17.42
09/30/2015	$20.00	$18.90
12/31/2015	$22.00	$19.00

As of December 31, 2015, the Company had approximately 266 shareholders of record, not including shares held in street name, and 2,945,474 outstanding shares of common stock.

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

Security Federal Corporation

Kathleen Abraham, Vice President

Familiar Face

Kathleen Abraham is CRA Officer, CDFI Coordinator and Community Development Lender of Security Federal Bank, where she oversees CRA as well as CDFI related activities such as recertification and grant applications for the Bank.

Kathleen joined Security Federal Bank in June of 2008 and assumed responsibilities as business development officer in our Midlands market area. In September 2010, at the time SFB received national recognition and certification as a Community Development Financial Institution (CDFI) by the U.S. Treasury Department's CDFI Fund, Kathleen was appointed as the bank's CDFI Coordinator and shortly thereafter CRA Officer. Kathleen was instrumental in the successful development and implementation of SFB's Micro Loan Program under the 2012 Financial Assistance Grant Award. Kathleen has over 25 years of banking experience in community development and commercial lending.

A native of South Miami, Florida, Kathleen moved to Columbia in 1994. She attended Columbia College where she earned a Bachelor's degree in Public Affairs and a certificate from the National Community Development Lending School. Kathleen serves as a loan committee member for both the Midlands Housing Trust Fund and the City of Columbia Office of Business Opportunity's Revolving Loan Fund. She resides in Columbia with her son, Richard.

Shareholders Information

Annual and Other Reports

The Company is required to file an annual report on Form 10-K for its fiscal year ended December 31, 2015 with the Securities and Exchange Commission. Copies of Form 10-K, Security Federal Corporation's annual report and the Company's quarterly reports may be obtained from and inquiries may be addressed to Mrs. Beverly Nettles of Security Federal Corporation.

GENERAL INQUIRIES

Mrs. Beverly Nettles
VP/Assistant Secretary
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

Director Emeritus

Walter E. Brooker, Sr.
President, Brooker's Inc.
Denmark, SC

BANK ADVISORY BOARDS

W. Barry Adams
Bank Advisory Board Coordinator
Retired Banker
Aiken, SC

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

Michael C. Strange
Executive Director
Eau Claire Development Corporation
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

G.L. Toole, III – Vice Chairman, Security Federal Corporation & Security Federal Bank

Robert E. Alexander – Corporate Secretary

Roy G. Lindburg – President, Security Federal Corporation

Richard T. Harmon – President, Security Federal Bank

Jessica T. Cummins – CFO

Margaret A. Hurt – Controller

Audrey T. Varn – President – Security Federal Trust and Investments Div.

Terry L. Gilman – President – Insurance Operations

Andrea P. Haltiwanger – President – Insurance Department

Anthony J. Ateca – EVP - Chief Administrative Officer

Thomas R. Crawford, Jr. – EVP/Business Development

Gabriele C. Dukes – EVP– Financial Counseling

Paul T. Rideout – SVP – Chief Lending Officer

John L. Girardeau – SVP– Mortgage Lending

Janice S. Hauerwas – SVP – Lending Compliance

G. David Jennings – SVP– Premium Financing

Kathi J. Snipes – SVP– Financial Counseling

Hammond E. Edwards – SVP– Midlands Market Executive

Josephine J. Quiller – VP – Purchasing/Contract Manager

Dorothy E. Brandon – VP– Financial Services Officer

Shane M. Bagby – VP– Financial Services Officer

Todd C. Stanford – VP– Financial Services Officer

Joshua J. Booth – VP – Financial Services Officer

James M. Geddes – VP – Financial Services Officer

Helen T. Sons – VP – Financial Services Officer

Patricia B. Moseley – VP – Loan Servicing Manager

Thomas H. Wessel – VP – Information Technology Manager

Marilyn C. Jordan – VP– Special Assets Manager

Sharon M. Swift – VP– Branch Operations Coordinator

Gary E. Wertz – VP – Branch Administration Manager

L. Gaye Wright – VP– Item Processing Manager

Alicia N. Heath – VP – Human Resources

Matthew B. Fry – VP – Internal Audit Manager

Virginia G. Smith – VP – Director of Mortgage Originations

M. Kathleen Abraham – VP – CDFI Coordinator/CRA Officer

Gina K. Booth – VP – Deposit Administration Manager

J. Patrick Gardenhire – VP – Facilities/Operations Manager

Terrie A. Bolon – VP – Credit Administration

Beverly S. Nettles – VP – Assistant Corporate Secretary

Branch Locations

Whiskey Road, Aiken, SC
1705 Whiskey Road, Aiken, SC
Dana S. Hall – AVP/Manager

North Augusta, SC
315 E. Martintown Road, N. Augusta, SC
Benjamin R. Reeves – Manager

Laurens Street, Aiken, SC
100 Laurens Street, Aiken, SC
Carlene K. Clark – AVP/Manager

Richland Avenue, Aiken, SC
1665 Richland Avenue, Aiken, SC
S. Kevin Price – AVP/Manager

South Side, Aiken, SC
2587 Whiskey Road, Aiken, SC
Sara E. Sowers – Manager

Graniteville, SC
50 Canal Street, Graniteville, SC
Pamela F. Barwick – Manager

Langley, SC
2812 Augusta Road, Langley, SC
Sherry M. Munns – Manager

Clearwater, SC
4568 Jefferson Davis Highway, Clearwater, SC
Amanda B. Dyer – Manager

Wagener, SC
118 Main Street, Wagener, SC
D. Scott Tindal – AVP/Manager

West Columbia, SC
1185 Sunset Boulevard, W. Columbia, SC
Vicky J. Wood – AVP/Manager

Lexington, SC
5446 Sunset Boulevard, Lexington, SC
Jeff A. Branum – Manager

Assembly Street, Columbia, SC
1900 Assembly Street, Columbia, SC
Shelly R. Clark – AVP/Manager

Evans, GA
7004 Evans Town Center Boulevard, Evans GA
Lisa M. Ellis – Manager

Ballentine, SC
1790 Dutch Fork Road, Irmo, SC
Amanda B. Ballington – Manager

86 www.securityfederalbank.com

Security Federal Corporation

Hammond Edwards

Helen Sons

Bank Growth in the Midlands

In 2015, Security Federal Bank expanded its presence in the Midlands area by selecting Hammond Edwards as Senior Vice President and Midlands Market Executive, and Helen Sons as Vice President and Financial Services Officer. This new team is responsible for business development and commercial loan production in Columbia, Lexington, Ballentine and other surrounding areas. They both bring vast lending expertise to Security Federal Bank with over 40 years of banking experience combined. Hammond and Helen have excellent reputations among business owners and community leaders in the Midlands and that has created opportunities for new relationships for the bank. Security Federal is fortunate to have a lending team that is dedicated to future growth and personifies the traditions of Security Federal Bank.

Newest Branch

Security Federal Bank
Established 1922
1790 Dutch Fork Rd

Our newest branch located in Ballentine had its grand opening in January 2016. Under the supervision of Amanda Ballington, Branch Manager, this branch employs three full-time Retail Service Associates and is open Monday through Saturday. The branch employs state of the art equipment which enhances the ability of our staff members to provide a high level of service to our customers. The branch is strategically located on U.S. Highway 76 near the Peak exit on I-26. This area is growing rapidly due to its proximity to Lake Murray, excellent schools and quality of life. With several new residential subdivisions nearby, we believe the branch will be particularly successful in the areas of personal deposits, insurance and mortgage loans. Security Federal Bank looks forward to serving the banking needs of the local residents of this area for many years to come.

www.securityfederalbank.com

87

Security Federal Bank

Security Federal Corporation | 238 Richland Ave., NW | Aiken, S.C. 29801