Form 10-K, Exhibit 13
period 2016-12-31
SECURITY FEDERAL CORP
filed 2017-03-20
CIK 818677

Exhibit 13

Annual Report to Stockholders

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Security Federal Corporation

DECEMBER 31, 2016

Annual Report

2016

OPENING SOON
Riverwood Branch
EVANS, GEORGIA

FULL SERVICE COMMUNITY BANK SINCE 1922

HELPING PEOPLE
Changing Lives

"We are pleased with the results for 2016," said Chief Executive Officer Chris Verenes. "Our strong capital position has allowed us to focus on investing in our long term future. We have made two significant investments in the last 18 months to expand and strengthen our footprint to allow us to serve more customers in South Carolina and Georgia. We opened our fourth branch location in our Midlands market and broke ground on our second branch location in Evans, Georgia. While the significant investment in people and infrastructure may put pressure on our earnings in the near term, it should provide us with the opportunity to continue growing the Bank and its customer base in the long term."

Dear Fellow Shareholders,

Security Federal Corporation, the holding company for Security Federal Bank, is pleased to announce earnings for the year ended December 31, 2016. **Net income available to common shareholders increased $486,000 or 8.6% to $6.2 million or $2.09 per common share** (basic) for the year ended December 31, 2016 compared to $5.7 million or $1.93 per common share (basic) for the prior year.

The Company's **net interest spread increased 18 basis points to 3.33%** for the year ended December 31, 2016, compared to 3.15% for the year ended December 31, 2015. The improvement was the result of an increase in interest income from loans combined with a lower cost of funds. Consistent with the increase in net interest spread, **net interest income increased $1.2 million or 4.9% to $24.9 million** for the year ended December 31, 2016, compared to $23.7 million for the year ended December 31, 2015.

On October 31, 2016, the Company repurchased all 22,000 shares of its Series B Fixed Rate Cumulative Perpetual Preferred Stock from the United States Department of the Treasury ("US Treasury") for a repurchase amount of $21.3 million plus accrued interest of $93,000 for a total payment amount of $21.4 million. As a result of this transaction, the Company recognized $660,000 in net income available to common shareholders in 2016. The repurchase was partially funded through cash on hand and a $14.0 million term loan from another financial institution. At December 31, 2016, this loan had a remaining principal balance of $13.0 million and is included in the total borrowings balance of $82.0 million.

Through the repurchase of the preferred stock, the Company was able to replace this capital with a lower cost borrowing. **The after tax savings as a result of this transaction in 2017 alone is projected to be $180,000.** Following the transaction, the Company's capital ratios remain significantly above regulatory standards for the Company to be considered as well capitalized.

Total assets increased $13.0 million or 1.6% to $812.7 million at December 31, 2016 from $799.7 million at December 31, 2015. Net loans receivable increased $29.1 million or 8.8% to $359.7 million at December 31, 2016 from $330.6 million at December 31, 2015. Investment and mortgage-backed securities decreased $17.8 million or 4.4% to $387.6 million at December 31, 2016 from $405.4 million at December 31, 2015. Total deposits increased $2.0 million or 0.3% to $654.1 million at December 31, 2016 compared to $652.1 million at December 31, 2015.

In light of our continued profitability, your Board of Directors approved a **12.5% increase in the quarterly cash dividend to $.09 per share** paid on or about March 15, 2017 to shareholders of record as of February 28, 2017. This is the one hundred fifth consecutive quarterly dividend to shareholders since the Bank's conversion in October of 1987 from a mutual to a stock form of ownership and the highest dividend paid in the Company's history.

Sincerely,

Timothy W. Simmons
CHAIRMAN

Roy G. Lindburg
PRESIDENT

2 | www.securityfederalbank.com

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

HELPING PEOPLE... *Changing Lives*

Security Federal had a solid year in 2016. Earnings grew by over 8% in a difficult environment for community banks. Excess regulation and quest for scale (to pay for regulatory requirements), are driving consolidation. This has particularly impacted our markets. In the last few years Congaree State Bank, Savannah River Banking Company, First Bank, VistaBank and Georgia Bank and Trust/Southern Bank and Trust have all sold to larger institutions. **Today, Security Federal is the only bank headquartered in the Aiken-Augusta metro area. We view this as a competitive advantage.**

Our strong capital levels and steady earnings growth have not only enabled the Corporation to increase its dividend to stockholders, but have also supported the Bank's continuing efforts to invest in its long-term future. **Our Ballentine branch in the Midlands opened in December 2015, and our Riverwood location in Evans will open in April 2017.** These are multi-million dollar investments that take three to four years to reach profitability. We made the decision to make this substantial financial commitment knowing that it would pressure our earnings for the next two years. It is our belief that we can be very competitive in these two markets, especially in light of the vacuum created by bank consolidation. We have a history of making decisions that we believe will pay dividends in the long-run even if it will present us with a challenge in the short-run. This will pressure our earnings growth in 2017 and 2018, but should position us well to compete in the changing bank landscape.

Our focus on earnings growth and investing for the future is complemented by our efforts to help people and change lives. This marks the second consecutive year that Security Federal has received an outstanding rating in CRA (Community Reinvestment Act). This rating is made by the federal government based on an institution's efforts to help underserved communities. Less than 10% of the banks in the United States have earned this distinction and Security Federal is one of them. Also, we received our recertification as a Community Development Financial Institution (CDFI) attesting to our success in helping low-to-moderate income families. There are only 119 CDFI banks in the United States and Security Federal is one of them.

In the future, there will continue to be change in our industry. Having faced such change in recent years, however, we are encouraged by continued growth and profitability across a wide array of business sectors including mortgage, trust, insurance and premium finance (an arm of our insurance business). **Whether meeting the needs of our communities in one of these areas or with the delivery of core deposit and lending services, our commitment is to continue doing what is in the best interest of our customers, while growing Security Federal in a safe, sound and measured manner.** We will maintain our focus on the fundamentals with an eye toward the future, all the while trying to make the communities we serve a better place.

J. Chris Verenes
CHAIRMAN & CEO
SECURITY FEDERAL BANK

Richard T. Harmon
PRESIDENT
SECURITY FEDERAL BANK

2016 ANNUAL REPORT CONTENTS

2 Letter to Shareholders

3 Helping People, Changing Lives

4 Financial Highlights

7 Selected Consolidated Financial & Other Data

9 Management's Discussion & Analysis of Financial Condition & Results of Operations

31 Report of Elliott Davis Decosimo, LLC

32 Consolidated Balance Sheets

33 Consolidated Statements of Income

34 Consolidated Statements of Comprehensive Income

35 Consolidated Statements of Shareholders' Equity

37 Consolidated Statements of Cash Flows

39 Notes to Consolidated Financial Statements

79 Shareholders Information Board of Directors

80 Bank Advisory Board

81 Management Team Branch Locations

82 Mortgage Department

83 Familiar Face Security Federal Quick Facts

Security Federal Corporation

2016 Annual Report | 3

Financial Highlights

	Year Ended December 31, 2016	Year Ended December 31, 2015
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$6,162,000	$5,676,000
EARNINGS PER COMMON SHARE—BASIC	2.09	1.93
TOTAL BOOK VALUE PER COMMON SHARE	24.14	23.41
TOTAL INTEREST INCOME	28,388,000	27,906,000
TOTAL INTEREST EXPENSE	3,516,000	4,199,000
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	24,872,000	23,707,000
PROVISION FOR LOAN LOSSES	500,000	-
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	24,372,000	23,707,000
SPREAD	3.33%	3.15%
NET INTEREST MARGIN	3.40%	3.23%
TOTAL LOANS ORIGINATED AND RENEWED	264,641,000	180,260,000
ADJUSTABLE RATE LOANS AS A PERCENT OF TOTAL GROSS LOANS	34.7%	36.6%

4 | www.securityfederalbank.com

For graphs related to earnings, all periods presented are twelve month periods ending as of the dates indicated.

Net Income Available to Common Shareholders

(IN THOUSANDS)

8000
7000
6000
5000
4000
3000
2000
1000
0
$1,355
$1,945
$3,351
$5,371
$5,676
$6,162
MARCH '12
DEC. '12
DEC. '13
DEC. '14
DEC. '15
DEC. '16

Total Assets

(IN MILLIONS)

1000
800
600
400
200
0
$925
$890
$849
$825
$799
$813
MARCH '12
DEC. '12
DEC. '13
DEC. '14
DEC. '15
DEC. '16

Return on Common Equity

10
8
6
4
2
0
2.35%
3.62%
5.79%
8.72%
8.46%
8.45%
MARCH '12
DEC. '12
DEC. '13
DEC. '14
DEC. '15
DEC. '16

Allowances for Loan Losses

3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
3.32%
2.80%
2.78%
2.41%
2.46%
2.30%
MARCH '12
DEC. '12
DEC. '13
DEC. '14
DEC. '15
DEC. '16

2016 Annual Report | 5

Financial Highlights

For graphs related to earnings, all periods presented are twelve month periods ending as of the dates indicated.

Book Value Per Common Share

25
20
15
10
5
0
$19.83
$20.45
$19.02
$22.23
$23.41
$24.14
MARCH '12
DEC. '12
DEC. '13
DEC. '14
DEC. '15
DEC. '16

Earnings Per Common Share – Basic

$2.00
$1.75
$1.50
$1.25
$1.00
$.75
$.50
$.25
$0
$0.46
$0.66
$1.14
$1.82
$1.93
$2.09
MARCH '12
DEC. '12
DEC. '13
DEC. '14
DEC. '15
DEC. '16

Security Federal Corporation Stock Prices

$35
$30
$25
$20
$15
$10
$5
$0
$4.54
$5.17
$7.33
$15
$18
$20
$21.67
$20.26
$21
$23
$24.25
$24.75
$23
$15.50
$9.86
$10.92
$9
$8.10
$11.75
$17.50
$21.25
$35
MARCH '96
MARCH '97
MARCH '98
MARCH '99
MARCH '00
MARCH '01
MARCH '02
MARCH '03
MARCH '04
MARCH '05
MARCH '06
MARCH '07
MARCH '08
MARCH '09
MARCH '10
MARCH '11
MARCH '12
DEC. '12
DEC. '13
DEC. '14
DEC. '15
DEC. '16

6 | www.securityfederalbank.com

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

	Years Ended December 31,				Nine Months Ended December 31,
	2016	2015	2014	2013	2012
Balance Sheet Data at End of Period	(Dollars in Thousands, Except Per Share Data)
Total Assets	$812,682	$799,728	$825,364	$849,248	$890,355
Cash and Cash Equivalents	9,375	8,382	10,193	7,630	7,904
Certificates of Deposit With Other Banks	2,445	3,445	2,095	2,100	1,729
Investment and Mortgage-Backed Securities	387,643	405,387	429,701	431,003	430,988
Total Loans Receivable, Net (1)	359,723	330,573	339,874	358,917	397,706
Deposits	654,103	652,097	660,115	658,697	676,339
Advances From Federal Home Loan Bank	48,395	34,640	52,900	87,740	105,257
Total Shareholders' Equity	71,112	90,967	87,435	77,990	82,592

Income Data
Total Interest Income	$28,388	$27,906	$29,482	$30,447	$24,791
Total Interest Expense	3,516	4,199	5,813	7,533	7,460
Net Interest Income	24,872	23,707	23,669	22,914	17,331
Provision For Loan Losses	500	—	450	2,645	1,975
Net Interest Income After Provision For Loan Losses	24,372	23,707	23,219	20,269	15,356

Non-Interest Income	6,401	7,007	6,163	6,896	4,365
Non-Interest Expense	22,928	22,531	21,268	22,033	17,062
Income Taxes	1,920	2,067	2,303	1,341	704
Net Income	5,925	6,116	5,811	3,791	1,955
Preferred Stock Dividends	(423)	(440)	(440)	(440)	(330)
Gain on Redemption of Preferred Stock	660	—	—	—	—
Net Income Available To Common Shareholders	$6,162	$5,676	$5,371	$4,231	$2,285

Per Common Share Data
Net Income Per Common Share (Basic)	$2.09	$1.93	$1.82	$1.14	$0.55
Cash Dividends	$0.32	$0.32	$0.32	$0.32	$0.24

(1)     INCLUDES LOANS HELD FOR SALE

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial and Other Data

	Years Ended December 31,				Nine Months Ended December 31,
	2016	2015	2014	2013	2012
Other Data
Interest Rate Spread Information:
Average During Period (4)	3.33%	3.15%	2.98%	2.81%	2.70%
End of Period	3.18%	3.15%	3.06%	3.19%	3.16%
Net Interest Margin (Net Interest Income/Average Earning Assets) (4)	3.40%	3.23%	3.08%	2.91%	2.80%
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	115.08%	114.60%	113.01%	110.71%	108.08%
Common Equity to Total Assets	8.75%	8.62%	7.93%	6.59%	6.81%
Non-Performing Assets to Total Assets (2)	1.01%	1.42%	2.06%	1.64%	2.83%
Return on Assets (Net Income to Average Total Assets) (4)	0.74%	0.69%	0.64%	0.38%	0.24%
Return on Common Equity (Net Income to Average Common Equity) (4)	8.45%	8.46%	8.72%	5.79%	3.62%
Average Common Equity to Average Assets Ratio	8.82%	8.17%	7.28%	6.64%	6.69%
Dividend Payout Ratio on Common Shares(3)	15.16%	16.61%	17.54%	28.11%	43.48%
Number of Full-Service Offices	14	14	13	13	13

(2)     NON-PERFORMING ASSETS CONSIST OF NON-ACCRUAL LOANS AND OTHER REAL ESTATE OWNED ("OREO")
(3)       RATIO OF DIVIDENDS PAID ON COMMON SHARES TO NET INCOME AVAILABLE TO COMMON SHAREHOLDERS
(4) ANNUALIZED FOR THE NINE MONTH TRANSITION PERIOD ENDED DECEMBER 31, 2012

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

General

The following discussion and analysis is presented to provide the reader with an understanding of the financial condition and the results of operations of Security Federal Corporation and its subsidiaries.  The investment and other activities of the parent company, Security Federal Corporation (the “Company”), have had no significant impact on the results of operations for the periods presented in the Consolidated Financial Statements included herein.  The information presented in the following discussion of financial results is indicative of the activities of Security Federal Bank (the “Bank”), a wholly owned subsidiary of the Company.  The Bank was founded in 1922 as a mutual building and loan association. In 1987, the Bank converted to a federally chartered stock savings bank. On December 28, 2011, the Bank completed a charter conversion from a federally chartered stock savings bank to a South Carolina chartered commercial bank. In connection with this transaction, the Company reorganized from a savings and loan holding company into a bank holding company.

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

In addition to the Bank, the Company has another wholly owned subsidiary, Security Federal Statutory Trust (the “Trust”), which issued and sold fixed and floating rate capital securities of the Trust. Under current accounting guidance, however, the Trust is not consolidated in the Company’s financial statements.  Unless the context indicates otherwise, references to the Company shall include the Bank and its subsidiaries.

The principal business of the Bank is accepting deposits from the general public and originating consumer and commercial business loans as well as mortgage loans that enable borrowers to purchase or refinance one-to-four family residential real estate.  The Bank also originates construction loans on single-family residences, multi-family dwellings, and commercial real estate, as well as loans for the acquisition, development and construction of residential subdivisions, and commercial projects. The Bank also provides trust services and it offers property, casualty and life insurance products through its subsidiary, Security Federal Insurance Inc.

The Bank's net income depends primarily on its interest rate spread which is the difference between the average yield earned on its loan and investment portfolios and the average rate paid on its deposits and borrowings. When the rate earned on interest-earning assets equals or exceeds the rate paid on interest-bearing liabilities, this positive interest rate spread will generate net interest income. The Bank’s interest spread is influenced by interest rates, deposit flows, and loan demands.  Levels of non-interest income and operating expense are also significant factors in earnings.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

This document, including information included or incorporated by reference, contents, and future filings by the Company on Form 10-K, Form 10-Q, and Form 8-K, and future oral and written statements by the Company and its management may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. Forward-looking statements are not statements of historical fact, are based on certain assumptions and are generally identified by use of the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could." Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about, among other things, expectations of the business environment in which we operate, projections of future performance or financial items, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risk and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors, including, but not limited to:

•
the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be affected by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our allowance for loan losses;

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

•
legislative or regulatory changes that adversely affect our business, including the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in regulatory policies and principles, or the interpretation of regulatory capital requirements or other rules, including as a result of Basel III;

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

Some of these and other factors are discussed in our Annual Report on Form 10-K for the year ended December 31, 2016 under Item 1A, “Risk Factors.” Such developments could have an adverse impact on our financial position and our results of operations.

Any of the forward-looking statements that we make may turn out to be inaccurate as a result of our beliefs and assumptions we make in connection with the factors set forth above or because of other unidentified and unpredictable factors. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements and you should not rely on such statements. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof. These risks could cause our actual results for 2017 and beyond to differ materially from those expressed in any forward-looking statements by or on behalf of us, and could negatively affect the Company’s consolidated financial condition and consolidated results of operations, liquidity and stock price performance.

Critical Accounting Policies

The Company has adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of the Company’s Consolidated Financial Statements.  The significant accounting policies of the Company are described in Note 1 of the Notes to the Consolidated Financial Statements included herein.

Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of certain assets and liabilities; management considers these accounting policies to be critical accounting policies.  The judgments, estimates and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances.  Because of the nature of the judgments, estimates and assumptions made by management, actual results could differ from these judgments, estimates and assumptions, which could have a material impact on the carrying values of assets and liabilities and the results of operations of the Company.

The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments, estimates and assumptions used in preparation of the Consolidated Financial Statements.  The impact of an unexpected large loss could deplete the allowance and potentially require increased provisions to replenish the allowance, which would negatively affect earnings. The Company provides for loan losses using the allowance method.  Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to the allowance for loan losses.  Additions to the allowance for loan losses are provided by charges to operations based on various factors, which, in management’s judgment, deserve current recognition in estimating possible losses.  Such factors considered by management include the fair value of the underlying collateral, stated guarantees by the borrower (if applicable), the borrower’s ability to repay from other economic resources, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to the outstanding loans, loss experience, delinquency trends, and general economic conditions. Management evaluates the carrying value of the loan portfolio monthly and adjusts the allowance accordingly.

While management uses the best information available to make evaluations, future adjustments may be necessary if economic conditions differ substantially from the assumptions used in making these evaluations.  The allowance for loan losses is subject to periodic evaluations by bank regulatory agencies that may require adjustments to the allowance based upon the information that is available at the time of their examination. For a further discussion of the Company’s estimation process and methodology related to the allowance for loan losses, see the discussion under the section entitled “Financial Condition” and “Comparison of the Years Ended December 31, 2016 and 2015-Provision for Loan Losses” included herein.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The Company values an impaired loan at the loan’s fair value if it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the original loan agreement at the present value of expected cash flows, the market price of the loan, if available, or the value of the underlying collateral.  Expected cash flows are required to be discounted at the loan’s effective interest rate.  When the ultimate collectibility of an impaired loan’s principal is in doubt, wholly or partially, all payments received are applied to principal.  Once the recorded principal balance has been reduced to zero, any additional payments received are applied to interest income to the extent that any interest has been foregone.  Any additional payments received are recorded as recoveries of any amounts previously charged off. When the repayment of the loan is not in doubt, payments are applied under the contractual terms of the loan agreement first to interest and then to principal.

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

Asset and Liability Management

The objective of the Bank’s program of asset and liability management is to limit the Bank’s vulnerability to material and prolonged increases or decreases in interest rates, or "interest rate risk."  The principal determinant of the exposure of the Bank's earnings to interest rate risk is the timing difference (“gap”) between the repricing or maturity of the Bank's interest-earning assets and the repricing or maturity of its interest-bearing liabilities.  If the maturities of the Bank's assets and liabilities were perfectly matched and the interest rates borne by its assets and liabilities were equally flexible and moved concurrently (neither of which is the case), the impact on net interest income of any material and prolonged changes in interest rates would be minimal.

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

At December 31, 2016 and 2015, the Bank's one-year gap position was a positive mismatch between asset and liability maturities and interest rates. At December 31, 2016, assets repricing exceeded liabilities repricing within one year by $47.2 million or 6.2% of total interest earning assets. At December 31, 2015, assets repricing exceeded liabilities repricing within one year by $36.6 million or 4.9% of total interest earning assets.  For more information on the Bank’s repricing position at December 31, 2016, see the tables on pages 14 and 15.

During the year ended December 31, 2016, Bank originated $19.9 million in adjustable rate residential real estate loans (“ARMs”) for investment purposes. The Bank’s loan portfolio included $129.1 million of adjustable rate consumer loans, commercial loans, and mortgage loans or 34.7% of total loans at December 31, 2016.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

During the year ended December 31, 2016, the Bank originated $209.4 million in new and renewed consumer and commercial loans, which are usually short term in nature.  The Bank's portfolio of consumer and commercial loans was $289.5 million at December 31, 2016, $263.0 million at December 31, 2015, and $270.5 million at December 31, 2014.  Consumer and commercial loans combined were 77.9%, 76.9% and 77.4% of total loans at December 31, 2016, 2015 and 2014, respectively.

At December 31, 2016, the Bank held approximately $13.1 million in longer term fixed rate residential mortgage loans. Typically, long term, newly originated fixed rate mortgage loans are not retained in the portfolio but are sold immediately in contrast to ARMs, which are typically retained in the portfolio.

Fixed rate residential loans sold to institutional investors, on a service-released basis totaled $35.4 million during the year ended December 31, 2016, $24.2 million during the year ended December 31, 2015 and $23.6 million during the year ended December 31, 2014. The Bank sells all its fixed rate mortgage loans on a service-released basis.

Certificates of deposit of $100,000 or more, referred to as “Jumbo Certificates,” are normally considered to be interest rate sensitive because of their relatively short maturities.  At December 31, 2016, the Bank had $119.2 million outstanding in Jumbo Certificates compared to $132.0 million at December 31, 2015.  Brokered deposits totaled $40.3 million at December 31, 2016 compared to $42.5 million at December 31, 2015. The majority of the Bank’s deposits are originated within the Bank’s immediate market area.

The following table sets forth the maturity schedule of certificates of deposit with balances of $100,000 or greater at December 31, 2016:

(In Thousands)
Within 3 Months	$18,075
After 3 Months, Within 6 Months	17,720
After 6 Months, Within 12 Months	29,897
After 12 Months	53,539
$119,231

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

	At December 31,
(Dollars in thousands)	2016	2015
Interest Rate Sensitive Assets Repricing Within 1 Year
Loans (1)	$192,003	$188,160
Mortgage-Backed Securities:
Available For Sale, at Fair Value	111,659	94,426
Held To Maturity, at Cost	5,312	2,936
Investment Securities:
Available For Sale, at Fair Value	86,246	90,154
Other Interest-Earning Assets and FHLB Stock	4,050	4,800
Total Interest Rate Sensitive Assets Repricing Within 1 Year	$399,270	$380,476
Interest Rate Sensitive Liabilities Repricing Within 1 Year
Deposits	309,203	315,571
FHLB Advances and Other Borrowed Money	42,888	28,307
Total Interest Rate Sensitive Liabilities Repricing Within 1 Year	$352,091	$343,878
Gap	$47,179	$36,598
Interest Rate Sensitive Assets/Interest Rate Sensitive Liabilities	113.4%	110.6%
Gap as a Percent of Total Interest-Earning Assets	6.2%	4.9%

(1)	LOANS ARE NET OF UNDISBURSED FUNDS AND LOANS IN PROCESS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The following table sets forth the interest rate sensitivity of the Bank's assets and liabilities at December 31, 2016, on the basis of the factors and assumptions set forth in the table on the previous page.

(Dollars in thousands)	3 Months or Less	Over 3 – 12 Months	Over 1 – 3 Years	Over 3 – 5 Years	Over 5 – 10 Years	Over 10 Years	Total
Interest-Earnings Assets
Loans (1)	$98,600	$93,403	$98,463	$51,724	$21,038	$5,017	$368,245
Mortgage-Backed Securities:
Held To Maturity, at Cost	1,302	4,010	7,959	3,835	5,843	2,634	25,583
Available For Sale, at Fair Value	92,517	19,141	13,253	14,439	15,551	30,360	185,261
Investment Securities:
Available For Sale, at Fair Value	84,286	1,961	4,196	4,697	69,229	12,430	176,799
FHLB Stock, at Cost	—	2,776	—	—	—	—	2,776
Other Interest-Earning Assets	179	1,095	1,350	—	—	—	2,624
Total Interest-Earning Assets	$276,884	$122,386	$125,221	$74,695	$111,661	$50,441	$761,288
Interest-Bearing Liabilities
Deposit Accounts:
Certificates	$39,248	$92,237	$55,844	$28,216	$—	$—	$215,545
NOW	5,082	15,246	81,310	—	—	—	101,638
Money Markets	36,944	113,142	80,816	—	—	—	230,902
Statement Savings	1,826	5,478	29,218	—	—	—	36,522
Borrowings (2)	32,888	10,000	30,000	3,000	—	6,084	81,972
Total Interest-Bearing Liabilities	$115,988	$236,103	$277,188	$31,216	$—	$6,084	$666,579

Current Period Gap	$160,896	$(113,717)	$(151,967)	$43,479	$111,661	$44,357	$94,709
Cumulative Gap	$160,896	$47,179	$(104,788)	$(61,309)	$50,352	$94,709	$94,709
Cumulative Gap as a Percent of Total Interest-Earning Assets	21.1%	6.2%	(13.8)%	(8.1)%	6.6%	12.4%	12.4%

(1)	LOANS INCLUDE LOANS HELD FOR SALE AND ARE NET OF UNDISBURSED FUNDS AND LOANS IN PROCESS.

(2)	CALLABLE SECURITIES AND FHLB ADVANCES ARE SHOWN AT THEIR LIKELY CALL DATES BASED ON MANAGEMENT’S ESTIMATES AT DECEMBER 31, 2016.

In evaluating the Bank's exposure to interest rate risk, certain shortcomings inherent in the method of analysis presented in the tables above are considered.  For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates.  Additionally, the interest rates of certain types of assets and liabilities may fluctuate in advance of changes in market interest rates.  Loan repayment rates and withdrawals of deposits will likely differ substantially from the assumed rates previously set forth in the event of significant changes in interest rates due to the option of borrowers to prepay their loans and the ability of depositors to withdraw funds prior to maturity.  Further, certain assets, such as ARMs, have features that restrict changes in interest rates on a short-term basis as well as over the life of the asset.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition - Assets

Total assets increased $13.0 million or 1.6% to $812.7 million at December 31, 2016 from $799.7 million at December 31, 2015.  This increase was primarily due to an increase in net loans receivable, which was partially offset by a decrease in investment and mortgage-backed securities.

Cash and cash equivalents increased $1.0 million or 11.8% to $9.4 million at December 31, 2016 compared to $8.4 million at December 31, 2015.  Total investments and mortgage-backed securities decreased $17.7 million or 4.4% to $387.6 million at December 31, 2016 from $405.4 million at December 31, 2015. This decrease was due to the sale of 42 available for sale investment securities during the year ended December 31, 2016.

Total net loans receivable increased $29.2 million or 8.8% to $359.7 million at December 31, 2016 from $330.6 million at December 31, 2015 as a result of increases in all loan categories. Residential real estate loans held for investment increased $1.6 million or 2.1% to $78.0 million at December 31, 2016 from $76.4 million at December 31, 2015. Typically, long term, newly originated fixed rate mortgage loans are not retained in the portfolio but are sold immediately in contrast to ARMs, which are typically retained in the portfolio.  At December 31, 2016, the Bank held 78.9% of its residential mortgage loans in ARMs and 21.1% in fixed rate residential mortgage loans. Consumer loans increased $288,000 or 0.6% to $50.7 million at December 31, 2016 from $50.4 million at December 31, 2015. Commercial business loans increased $3.8 million or 30.1% to $16.3 million at December 31, 2016 from $12.5 million at December 31, 2015 while commercial real estate loans increased $22.5 million or 11.3% to $222.6 million at December 31, 2016 from $200.1 million at December 31, 2015. Loans held for sale, which were $4.2 million at December 31, 2016, increased $1.8 million or 72.3% from $2.5 million at December 31, 2015.

Premises and equipment increased $1.1 million or 5.4% to $21.2 million at December 31, 2016 compared to $20.1 million at December 31, 2015. The increase is primarily due to additions to construction in progress related to the construction of the Bank's newest full-service branch in Evans, Georgia, which is scheduled to open in 2017.

In July 2006, the Company acquired Collier Jennings Financial Corporation, an insurance agency specializing in consumer automobile insurance and premium financing. The resulting goodwill from the acquisition was $1.2 million at December 31, 2016 and 2015 with no other intangibles recorded at those dates. Collier Jennings now operates as a subsidiary of Security Federal Insurance Inc., a subsidiary of the Bank.

The cash value of Bank Owned Life Insurance (“BOLI”) increased $528,000 or 3.2% to $17.1 million at December 31, 2016 from $16.6 million at December 31, 2015. The increase was entirely related to accrued interest credited to the cash surrender value underlying the Company's existing BOLI policies. There were no new policies purchased and no redemptions of BOLI during the year ended December 31, 2016.  BOLI, which earns tax-free yields, is utilized to partially offset the cost of the Company’s employee benefits programs and to provide key person insurance on certain officers of the Company.

FHLB stock increased $562,000 or 25.4% to $2.8 million at December 31, 2016 compared to $2.2 million at December 31, 2015. The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to a membership component, which is 0.09% of total assets plus a transaction component which equals 4.25% of outstanding advances (borrowings) from the FHLB of Atlanta. As our total assets and total advances have increased, so has the Bank’s required investment in FHLB stock.

Other assets increased $998,000 or 22.4% to $5.4 million at December 31, 2016 compared to $4.4 million at December 31, 2015 primarily due to a $1.4 million increase in net deferred tax assets, which was partially offset by a decrease of $420,000 in principal payments receivable from investment securities. The net unrealized gain on investment securities available for sale decreased $4.8 million during the year ended December 31, 2016 as a result of an increase in market rates. The majority of the increase in net deferred tax assets represents the tax impact of this change.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition - Non-Performing Assets

The Company’s non-performing assets decreased $3.2 million or 27.7% to $8.2 million at December 31, 2016 from $11.4 million at December 31, 2015. The following table summarizes our non-performing assets for the periods indicated:

	At December 31, 2016		At December 31, 2015		$	%
	Amount	Percent (1)	Amount	Percent (1)	Decrease	Decrease
Loans 90 Days or More Past Due or Non-Accrual Loans:
Residential Real Estate	$2,488,158	0.7%	$3,306,675	1.0%	$(818,517)	(24.8)%
Commercial Business	145,401	—	178,076	0.1	(32,675)	(18.3)
Commercial Real Estate	2,639,837	0.7	2,973,135	0.8	(333,298)	(11.2)
Consumer	241,571	0.1	575,866	0.2	(334,295)	(58.1)
Total Non-Performing Loans	5,514,967	1.5%	7,033,752	2.1%	(1,518,785)	(21.6)%

Other Non-Performing Assets:
OREO	2,721,214	0.8%	4,361,411	1.3	(1,640,197)	(37.6)
Total Other Non-Performing Assets	2,721,214	0.8%	4,361,411	1.3%	(1,640,197)	(37.6)%
Total Non-Performing Assets	$8,236,181	2.3%	$11,395,163	3.4%	$(3,158,982)	(27.7)%
Total Non-Performing Assets as a Percentage of Total Assets	1.0%		1.4%

(1) PERCENT OF GROSS LOANS RECEIVABLE HELD FOR INVESTMENT, NET OF DEFERRED FEES AND LOANS IN PROCESS
The largest decrease in non-performing loans was in the residential real estate loan category, which decreased $819,000 or 24.8% to $2.5 million at December 31, 2016 from $3.3 million at December 31, 2015. Non-performing residential real estate loans at December 31, 2016 consisted of 17 loans to 17 borrowers with an average loan balance of $146,000, the largest of which was $352,000. At December 31, 2015, non-performing residential real estate loans consisted of 24 loans to 24 borrowers with an average loan balance of $138,000, the largest of which was $386,000.

Non-performing commercial real estate loans decreased $333,000 or 11.2% to $2.6 million at December 31, 2016 from $3.0 million at December 31, 2015. The balance in non-performing commercial real estate loans at December 31, 2016 consisted of 20 loans to 17 borrowers with an average loan balance of $132,000 compared to 17 loans to 14 borrowers with an average balance of $175,000 at December 31, 2015. Of the non-performing commercial real estate loans at December 31, 2016, $1.7 million consisted of 11 loans secured by commercial buildings or first mortgages on principal residences throughout the Bank's market area to 9 different borrowers. These loans, even though secured by principal residences, are considered commercial real estate because they were business purpose loans. The remaining non-performing commercial real estate loans at December 31, 2016 consisted of $335,000 for two loans secured by builder lots to two borrowers; $233,000 for six loans secured by raw land to six separate borrowers; and $406,000 for one loan secured by a church building . At December 31, 2016, our largest non-performing commercial real estate loan had a balance of $557,000 and was secured by a commercial building.

OREO decreased $1.6 million or 37.6% to $2.7 million at December 31, 2016 from $4.4 million at December 31, 2015. At December 31, 2016, the balance of OREO consisted of the following real estate properties: nine single-family residences and 22 lots within residential subdivisions located throughout our market area in South Carolina and Georgia; eight lots within a subdivision and the adjacent 22.96 acres of land in Aiken, South Carolina; four parcels of commercial land and two commercial buildings in Aiken, South Carolina.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on our financial condition and results of operations. Management continually monitors its loan portfolio for the impact of local economic changes.  The ratio of the allowance for loan losses to total loans was 2.30% and 2.46% at December 31, 2016 and 2015, respectively. The Bank closely monitors its past due loans.

The cumulative interest not accrued during the years ended December 31, 2016 and 2015 relating to all non-performing loans totaled $687,000 and $679,000, respectively. Our strategy is to work with our borrowers to reach acceptable payment plans while protecting our interests in the underlying collateral.  In the event an acceptable arrangement cannot be reached, we may have to acquire these properties through foreclosure or other means and subsequently sell, develop, or liquidate them.

The balance of loans in troubled debt restructurings (“TDRs”) decreased $2.1 million or 31.6% during the year ended December 31, 2016. The Bank had 12 TDRs totaling $4.6 million at December 31, 2016 compared to 16 TDRs totaling $6.7 million at December 31, 2015. The 12 TDRs consisted of one consumer loan secured by a first mortgage on a residential dwelling and two automobiles totaling $60,000; one unsecured consumer loan with a balance of $21,000; and 10 commercial real estate loans to 9 separate borrowers, the largest of which had a balance of $2.5 million at December 31, 2016. The commercial real estate loans were secured primarily by first mortgages on one single family residence, two lots, one commercial building, one hotel, three churches and three parcels of land. At December 31, 2016, six of the TDRs totaling $1.3 million were non-accruing. All TDRs are reviewed for impairment loss.  At December 31, 2016, the Bank had $8.3 million of impaired loans, including $4.6 million in TDRs, compared to $12.6 million of impaired loans, including $6.7 million in TDRs, at December 31, 2015.

Financial Condition - Liabilities

Deposits at the Bank increased $2.0 million or 0.3% to $654.1 million at December 31, 2016 from $652.1 million at December 31, 2015. The Bank had brokered time deposits of $40.3 million and $42.5 million at December 31, 2016 and 2015, respectively. The Bank uses brokered time deposits to manage interest rate risk because they are accessible in bulk at rates typically only slightly higher than those in our market areas. In addition, a portion of these brokered time deposits give the Bank a call option that allows the Bank the choice to redeem them early should rates change. Total deposits at December 31, 2016, excluding brokered time deposits, increased $4.2 million or 0.7% to $613.8 million from $609.6 million at December 31, 2015. Brokered time deposits were 6.2% of total deposits at December 31, 2016 and 6.5% of total deposits at December 31, 2015.

Advances from the FHLB increased $13.8 million or 39.7% to $48.4 million at December 31, 2016 from $34.6 million at December 31, 2015 due to an increase in loan demand from customers and the construction of our newest branch in Evans, Georgia. During the years ended December 31, 2016 and 2015, as part of the Company's strategy to lower its cost of funds, management elected to prepay $17.9 million and $15.0 million, respectively, in higher rate FHLB advances.

Other borrowed money increased $2.9 million or 45.6% to $9.3 million at December 31, 2016 from $6.4 million at December 31, 2015.  These borrowings consist of short-term repurchase agreements with certain commercial demand deposit customers for sweep accounts. The repurchase agreements typically mature within one to three days and the interest rate paid on these borrowings floats monthly with money market type rates. At both December 31, 2016 and 2015, the interest rate paid on the repurchase agreements was 0.15%.

In September 2006, Security Federal Statutory Trust issued and sold capital securities of the Trust (the “Capital Securities”). The Trust used the net proceeds from the sale of the Capital Securities to purchase a like amount of junior subordinated debentures (the “Debentures”) of the Company which are reported on the Consolidated Balance Sheet as junior subordinated debentures. The Capital Securities accrue and pay distributions at a floating rate of three month LIBOR plus 170 basis points annually which was equal to 2.66% at December 31, 2016. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears. The Capital Securities mature or are mandatorily redeemable upon maturity on December 15, 2036, or upon earlier optional redemption as provided in the indenture. The Company has the right to redeem the Capital Securities in whole or in part.

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

In October 2016, the Company obtained a $14.0 million term loan from another financial institution. The Company used the net proceeds from the loan for the sole purpose of financing a portion of the Company's redemption of its Series B Fixed Rate Cumulative Perpetual Preferred Stock ("Series B Preferred Stock"). The loan accrues and pays interest quarterly at a floating rate of the Wall Street Journal Prime index minus 30 basis points, which was equal to 3.45% at December 31, 2016.  The note matures on October 1, 2019 and had a remaining principal balance of $13.0 million at December 31, 2016.

Total shareholders' equity was $71.1 million at December 31, 2016, a decrease of $19.9 million or 21.8% from $91.0 million at December 31, 2015. The majority of the decrease relates to the Company's redemption of its 22,000 shares of Series B Preferred Stock for a repurchase amount of $21.3 million plus accrued but unpaid interest of $93,000 for a total payment amount of $21.4 million. In connection with this transaction, the Company received a one time preferred stock redemption discount of $660,000 which was added to net income for the year ended December 31, 2016. The Company paid preferred stock dividends of $423,000, which partially offset the redemption discount, resulting in net income available to common shareholders of $6.2 million for the year ended December 31, 2016. Other changes in shareholders’ equity during the period included a net decrease in other comprehensive income of $3.1 million, representing the unrecognized gain in value of investment and mortgage-backed securities, and $943,000 in dividends paid to common shareholders.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities.  The table also distinguishes between the changes related to higher or lower outstanding balances and the changes related to the volatility of interest rates.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (1) changes in rate (multiplied by prior year volume); (2) changes in volume (multiplied by prior year rate); and (3) net change (the sum of the prior columns).  For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change attributable to volume and the change attributable to rate. Changes in income are calculated on a tax equivalent basis using a 34% federal income tax rate.

	Year Ended December 31, 2016 Compared to Year Ended December 31, 2015			Year Ended December 31, 2015 Compared to Year Ended December 31, 2014
	Volume	Rate	Net	Volume	Rate	Net
	(In Thousands)
Interest-Earning Assets:
Loans: (1)
Mortgage Loans	$59	$37	$96	$(133)	$70	$(63)
Other Loans	927	(228)	699	(1,247)	321	(926)
Total Loans	986	(191)	795	(1,380)	391	(989)
Mortgage-Backed Securities (2)	(163)	(219)	(382)	(567)	(197)	(764)
Investments (2)(3)	(256)	348	92	362	(19)	343
Other Interest-Earning Assets	—	14	14	3	(6)	(3)
Total Interest-Earning Assets	$567	$(48)	$519	$(1,582)	$169	$(1,413)
Interest-Bearing Liabilities:
Deposits:
Certificate Accounts	$(134)	$(24)	$(158)	$(76)	$(102)	$(178)
NOW Accounts	(4)	—	(4)	4	(31)	(27)
Money Market Accounts	(2)	—	(2)	(4)	(107)	(111)
Savings Accounts	4	—	4	3	—	3
Total Deposits	(136)	(24)	(160)	(73)	(240)	(313)
Borrowings	201	(725)	(524)	(1,159)	(141)	(1,300)
Total Interest-Bearing Liabilities	65	(749)	(684)	(1,232)	(381)	(1,613)
Effect on Net Interest Income	$502	$701	$1,203	$(350)	$550	$200

(1)   INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

(3)
TAX EQUIVALENT BASIS RECOGNIZES THE INCOME TAX SAVINGS WHEN COMPARING TAXABLE AND TAX-EXEMPT ASSETS AND WAS CALCULATED USING AN EFFECTIVE TAX RATE OF 34%. THE TAX-EQUIVALENT ADJUSTMENT RELATES TO THE TAX EXEMPT MUNICIPAL BONDS AND WAS $700,573 AND $663,419 FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015, RESPECTIVELY.

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

		For The Year Ended December 31,
	Yield/ Rate at	2016			2015
	December 31, 2016	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
		(Dollars In Thousands)
Interest-Earning Assets:
Mortgage Loans	4.49%	$76,231	$3,393	4.45%	$74,903	$3,297	4.40%
Other Loans	5.44%	268,134	15,830	5.90%	252,624	15,131	5.99%
Total Loans (1)	5.24%	344,365	19,223	5.58%	327,527	18,428	5.63%
Mortgage-Backed Securities(2)	2.26%	218,242	4,891	2.24%	225,440	5,273	2.34%
Investments (2) (3)	2.58%	186,114	4,952	2.66%	196,268	4,860	2.48%
Other Interest-Earning Assets	0.80%	4,071	22	0.54%	4,103	8	0.19%
Total Interest-Earning Assets	3.74%	$752,792	$29,088	3.86%	$753,338	$28,569	3.79%
Interest-Bearing Liabilities:
Certificate Accounts	0.76%	$227,415	$1,654	0.73%	$246,422	$1,812	0.74%
NOW Accounts	0.05%	95,792	34	0.04%	91,575	38	0.04%
Money Market Accounts	0.18%	232,727	390	0.17%	231,720	392	0.17%
Savings Accounts	0.10%	34,437	34	0.10%	30,362	30	0.10%
Total Interest-Bearing Deposits	0.36%	590,371	2,112	0.36%	600,079	2,272	0.38%
Other Borrowings	0.15%	9,318	17	0.18%	8,560	16	0.19%
Note Payable	3.45%	2,369	77	3.25%	—	—	—%
Junior Subordinated Debt	2.66%	5,155	125	2.42%	5,155	104	2.02%
Senior Convertible Debt	8.00%	6,084	487	8.00%	6,084	487	8.00%
FHLB Advances	1.05%	40,848	698	1.71%	37,484	1,321	3.52%
Total Interest-Bearing Liabilities	0.56%	$654,145	$3,516	0.54%	$657,362	$4,200	0.64%
Net Interest Income			$25,572			$24,369
Interest Rate Spread	3.18%			3.33%			3.15%
Net Yield on Earning Assets (Net Interest Margin)				3.40%			3.23%

(1)   INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

(3)
TAX EQUIVALENT BASIS RECOGNIZES THE INCOME TAX SAVINGS WHEN COMPARING TAXABLE AND TAX-EXEMPT ASSETS AND WAS CALCULATED USING AN EFFECTIVE TAX RATE OF 34%. THE TAX-EQUIVALENT ADJUSTMENT RELATES TO THE TAX EXEMPT MUNICIPAL BONDS AND WAS $700,573 AND $663,419 FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

		For The Year Ended December 31,
	Yield/ Rate at	2015			2014
	December 31, 2015	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
		(Dollars In Thousands)
Interest-Earning Assets:
Mortgage Loans	4.44%	$74,903	$3,297	4.40%	$78,022	$3,360	4.31%
Other Loans	5.71%	252,624	15,131	5.99%	273,383	16,057	5.87%
Total Loans (1)	5.42%	327,527	18,428	5.63%	351,405	19,417	5.53%
Mortgage-Backed Securities(2)	2.34%	225,440	5,273	2.34%	249,066	6,037	2.42%
Investments (2) (3)	2.42%	196,268	4,860	2.48%	181,419	4,517	2.49%
Other Interest-Earning Assets	0.28%	4,103	8	0.19%	3,120	11	0.35%
Total Interest-Earning Assets	3.73%	$753,338	$28,569	3.79%	$785,010	$29,982	3.82%
Interest-Bearing Liabilities:
Certificate Accounts	0.69%	$246,422	$1,812	0.74%	$256,315	$1,990	0.78%
NOW Accounts	0.05%	91,575	38	0.04%	86,553	65	0.08%
Money Market Accounts	0.16%	231,720	392	0.17%	233,676	503	0.22%
Savings Accounts	0.10%	30,362	30	0.10%	26,640	27	0.10%
Total Interest-Bearing Deposits	0.36%	600,079	2,272	0.38%	603,184	2,585	0.43%
Other Borrowings	0.15%	8,560	16	0.19%	9,450	17	0.18%
Junior Subordinated Debt	2.21%	5,155	104	2.02%	5,155	101	1.96%
Senior Convertible Debt	8.00%	6,084	487	8.00%	6,084	487	8.00%
FHLB Advances	2.85%	37,484	1,321	3.52%	70,739	2,623	3.71%
Total Interest-Bearing Liabilities	0.58%	$657,362	$4,200	0.64%	$694,612	$5,813	0.84%
Net Interest Income			$24,369			$24,169
Interest Rate Spread	3.15%			3.15%			2.98%
Net Yield on Earning Assets (Net Interest Margin)				3.23%			3.08%

(1)   INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

(3)
TAX EQUIVALENT BASIS RECOGNIZES THE INCOME TAX SAVINGS WHEN COMPARING TAXABLE AND TAX-EXEMPT ASSETS AND WAS CALCULATED USING AN EFFECTIVE TAX RATE OF 34%. THE TAX-EQUIVALENT ADJUSTMENT RELATES TO THE TAX EXEMPT MUNICIPAL BONDS AND WAS $663,419 AND $499,594 FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014.

.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Comparison of the Years Ended December 31, 2016 and 2015

General

The Company’s earnings available to common shareholders were $6.2 million or $1.99 per diluted common share for the year ended December 31, 2016, compared to $5.7 million or $1.84 per diluted common share for the year ended December 31, 2015.  The $486,000 or 8.6% increase in earnings was primarily the result of an increase in net interest income offset partially by an increase in the provision for loan losses. Also contributing to the increase in earnings was a one-time gain on the redemption of preferred stock of $660,000 received in the fourth quarter of 2016.

Net Interest Income

Net interest margin on a tax equivalent basis increased 17 basis points to 3.40% for the year ended December 31, 2016 from 3.23% for the year ended December 31, 2015.  The improvement in net interest spread was primarily achieved through an increase in interest income from loans combined with lower cost of funds. Interest income from loans increased $795,000 or 4.3% to $19.2 million for the year ended December 31, 2016 compared to $18.4 million for the year ended December 31, 2015. The increase was attributable to a $16.8 million increase in average total loans outstanding offset by a five basis point decrease in the average yield earned on the Bank’s loans during the year ended December 31, 2016.  Total interest expense decreased $683,000 or 16.3% to $3.5 million for the year ended December 31, 2016, compared to $4.2 million for the year ended December 31, 2015. Consistent with the increase in net interest spread, tax equivalent net interest income increased $1.2 million or 4.9% to $25.6 million for the year ended December 31, 2016, compared to $24.7 million for the year ended December 31, 2015.

Tax equivalent interest income on investment securities, mortgage-backed securities, and other investments decreased $276,000 as a result of a $17.4 million decrease in the aggregate average balance of these interest earning assets offset by an increase of four basis points in the yield earned.

Interest expense on deposits decreased $160,000 or 7.0% to $2.1 million during the year ended December 31, 2016 from $2.3 million during the year ended December 31, 2015.  Average interest bearing deposits decreased $9.7 million or 1.6% to $590.4 million during the year ended December 31, 2016 compared to $600.1 million during 2015, while the average cost of those deposits decreased two basis points to 0.36% during the year ended December 31, 2016 from 0.38% in 2015.

Interest expense on FHLB advances decreased $623,000 or 47.1% to $698,000 during the year ended December 31, 2016 from $1.3 million in 2015. The decrease was the result of a decrease of 181 basis points in the average cost of advances to 1.71% during 2016 compared to 3.52% during 2015. This decrease was offset by a $3.4 million increase in the average balance of FHLB advances outstanding during the year ended December 31, 2016.

Total average interest-earning assets decreased $546,000 or 0.1% to $752.8 million for the year ended December 31, 2016 from $753.3 million for the year ended December 31, 2015 while average interest-bearing liabilities decreased $3.2 million or 0.5% to $654.1 million for the year ended December 31, 2016 from $657.4 million for the year ended December 31, 2015. The interest rate spread was 3.33% for the year ended December 31, 2016 compared to 3.15% for the year ended December 31, 2015.

Provision for Loan Losses
The provision for loan losses was $500,000 for the year ended December 31, 2016 compared to a net provision of $0 for the year ended December 31, 2015. The increase was the result of an increase in net charge-offs combined with growth in total loans outstanding. The Company had net charge-offs of $419,000 for the year ended December 31, 2016 compared to $82,000 for the year ended December 31, 2015. Net charge-offs were 0.12% of gross loans during the year ended December 31, 2016 compared to 0.02% for the same period in 2015.
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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The first component is an analysis of loss potential in various homogeneous segments of the portfolio based on historical trends and the risk inherent in each category. The historical loss periods used to calculate these ratios can range from one to five years depending on which period is deemed a more relevant indicator of future losses.
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

Non-Interest Income
Non-interest income decreased $606,000 or 8.7% to $6.4 million for the year ended December 31, 2016 from $7.0 million for the year ended December 31, 2015. The decrease is primarily the result of a decrease in the gain on sale of investment securities partially offset by an increase in the gain on sale of loans in 2016.
Gain on sale of investment securities decreased $1.2 million or 62.7% to $704,000 during the year ended December 31, 2016 from $1.9 million for the same period in 2015. The decrease was due to a decrease in the number of investment securities sold. The Company sold 42 available for sale investment securities during 2016 compared to 56 in 2015. Gain on sale of loans increased $266,000 or 38.6% to $956,000 for the year ended December 31, 2016 compared to $690,000 in 2015. The Company sold 201 loans to investors with an average balance of $176,000 in 2016 compared to 154 loans sold to investors with an average balance of $157,000 during 2015.
Service fees on deposit accounts decreased $36,000 or 3.3% to $1.0 million during the year ended December 31, 2016 from $1.1 million during the year ended December 31, 2015. Income from insurance agency commissions was $556,000 during the year ended December 31, 2016, an increase of $84,000 or 17.7% compared to $472,000 during the year ended December 31, 2015. Trust income increased $79,000 or 13.0% to $688,000 during the year ended December 31, 2016 from $609,000 during 2015. Check card fee income increased $25,000 or 2.6% to $995,000 for the year ended December 31, 2016 compared to $970,000 for the same period in the prior year. Income from BOLI increased $105,000 or 24.8% to $528,000 during the year ended December 31, 2016 from $423,000 during the year ended December 31, 2015. All BOLI income recognized in 2016 and 2015 was related to accrued interest credited to the cash surrender value underlying the BOLI policies. There was no additional income received for death benefits during those periods. Other non-interest income including annuity and investment brokerage commissions, bank credit life insurance on loans, and other miscellaneous income increased slightly from $652,000 for the year ended December 31, 2015 to $669,000 in 2016.
The Bank received $265,000 in grant income during the year ended December 31, 2016, which was awarded by the Bank Enterprise Award (BEA) Program in recognition of the Bank’s investments in distressed communities and its continued commitment to community development. The amount of the award increases as the Bank’s investment in these areas increases, but is also subject to changes in program funding levels from the federal government.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

In 2012, the United States Department of the Treasury's ("U.S. Treasury") Community Development Financial Institutions ("CDFI") Fund awarded the Bank a grant totaling $1.5 million in connection with a CDFI program that recognizes organizations who serve low income and distressed communities. As part of the award, the Bank committed to establish a small business micro lending program that lends specifically in low to moderate income areas. The Bank was required to lend $1.2 million over a five year period to qualifying customers, with the related grant income to be recognized during the period in which the loans were funded. During the year ended December 31, 2015, the Bank recognized $230,000 in grant income related to this award and as of that date there was no income remaining to be recognized related to unfunded microloans.

Non-Interest Expense

Non-interest expense increased $397,000 or 1.8% to $22.9 million during the year ended December 31, 2016 compared to $22.5 million during the same period one year earlier.  The increase in non-interest expense was primarily due to increases in compensation and employee benefits expense and depreciation and maintenance expense, both of which increased as a result of our recent expansion. Since December 2015, we opened a fourth branch in our Midlands market and broke ground on our second branch in Evans, Georgia.

Compensation and employee benefits increased $854,000 or 7.0% to $13.0 million during the year ended December 31, 2016 from $12.2 million for the year ended December 31, 2015. The increase was a result of general cost of living increases combined with an increase in the number of full time equivalent employees within the branches. The Company recognized $250,000 and $150,000 in accrued bonuses related to its incentive compensation plan offered to employees during the years ended December 31, 2016 and 2015, respectively. The incentive compensation plan, first implemented in 2014, was designed to maximize achievement of the Bank’s overall goals by setting performance objectives for employees that are directly linked to the financial and strategic performance of the Bank. It encourages employees to focus on the success and profitability of the Bank and provides a means for the Bank to offer competitive pay to attract and retain the highest quality and highest performing employees.

Depreciation and maintenance of equipment increased $255,000 or 15.0% to $2.0 million for the year ended December 31, 2016 compared to $1.7 million in 2015 as a result of the new branches mentioned above. Occupancy expense increased $56,000 or 2.9% to $2.0 million for the year ended December 31, 2016 compared to $1.9 million for the year ended December 31, 2015. Advertising expense increased $116,000 or 14.0% to $533,000 for the year ended December 31, 2016 from $416,000 for the year ended December 31, 2015. Other non-interest expenses increased $416,000 or 9.5% to $4.8 million for the year ended December 31, 2016 compared to $4.4 million during 2015. Other expenses include legal, professional, and consulting expenses, office supplies and other miscellaneous expenses.

As part of the Company's strategy to lower its cost of funds, management elected to prepay some higher rate FHLB advances during 2016 and 2015, which resulted in prepayment penalties of $789,000 and $788,000 during the years ended December 31, 2016 and 2015, respectively.

The increase in non-interest expense was offset by a $609,000 net gain on the operation of OREO during the year ended December 31, 2016, a decrease of $1.1 million compared to net expense of $524,000 during the same period in 2015. The majority of the net gain was related to the sale of one OREO property in February 2016, which resulted in a $739,000 gain that was recorded as an offset to the cost of operating OREO properties during the period. A lower OREO balance and a decrease in OREO writedowns also contributed to the decrease in related expense. OREO was $2.7 million at December 31, 2016 compared to $4.4 million at December 31, 2015. OREO is recorded at the lower of cost or estimated fair value less costs to sell. As local real estate values declined significantly in the prior years, the Bank was required to write down these properties to their fair values. As a result of the improvement in real estate values within our market areas, write downs on OREO decreased to $40,000 for the year ended December 31, 2016 compared to write downs of $312,000 during 2015.

Income Taxes

The provision for income taxes decreased $147,000 or 7.1% to $1.9 million during the year ended December 31, 2016 compared to $2.1 million for the year ended December 31, 2015.  The Company's combined federal and state effective tax rate was 24.5% for 2016 compared to 25.3% for 2015.

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

Provision for Loan Losses

The net provision for loan losses was $0 for the year ended December 31, 2015 compared to provision expense of $450,000 for the year ended December 31, 2014. The decrease in the provision was attributable to a decrease in net charge offs. Net charge offs were $82,000 during the year ended December 31, 2015 compared to $2.3 million during the year ended December 31, 2014. The allowance for loan losses represented 7,535.3% of net charge offs during the year ended December 31, 2015 compared to 358.0% during the year ended December 31, 2014. Non-performing assets, which consist of non-accrual loans and repossessed assets, decreased $5.6 million or 32.9% to $11.4 million at December 31, 2015 from $17.0 million at December 31, 2014. As non-performing assets decline, the additional provision required to cover these loans has also declined. The majority of these loans are secured by real estate, and have been measured for impairment under the fair value of collateral method. As real estate values have continued to stabilize, the need to reserve for these assets has declined.

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

In 2012, the U.S. Treasury's CDFI Fund awarded the Bank a grant totaling $1.5 million in recognition of its commitment to community development. The award is part of a CDFI program that recognizes organizations who serve low income and distressed communities. As part of the award, the Bank committed to establish a small business micro lending program that lends specifically in low to moderate income areas. The Bank was required to lend $1.2 million over a five year period to qualifying customers. The Bank recognized $230,000 in grant income related to this award during the year ended December 31, 2015 compared to $295,000 during the year ended December 31, 2014. The grant income is recognized during the period in which the loans are funded. At December 31, 2015, there was no income remaining to be recognized related to unfunded microloans. During the year ended December 31, 2014, the Bank also recognized $557,000 in grant income, which was awarded by the Bank Enterprise Award (BEA) Program in recognition of the Bank’s investments in distressed communities and its continued commitment to community development. The amount of the award increases as the Bank’s investment in these areas increases. The Bank did not receive a similar award under this program during the year ended December 31, 2015. Due to a change in the timing of the award, the Bank received an award for its 2015 performance in early fiscal 2016.

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

Regulatory Capital
The following table reconciles the Bank's shareholders' equity to its various regulatory capital positions.

	December 31,
	2016	2015
	(In Thousands)
Bank’s Shareholders’ Equity (1)	$89,339	$88,928
Reduction for Goodwill	1,200	1,200
Tangible Capital	88,139	87,728
Core Capital	88,139	87,728
Supplemental Capital	5,596	4,925
Total Risk-Based Capital	$93,735	$92,653

(1)	THE YEARS ENDED DECEMBER 31, 2016 AND 2015 EXCLUDE UNREALIZED GAINS OF $1.1 MILLION and $4.2 MILLION, RESPECTIVELY, ON INVESTMENT SECURITIES.
The Bank is subject to minimum capital requirements imposed by the FDIC. Based on capital levels at December 31, 2016, the Bank was considered to be well capitalized. At December 31, 2016, the Bank exceeded all regulatory capital requirements with Tier 1 leverage-based capital, Tier 1 risk-based capital, total risk-based capital, and common equity Tier 1 (CET1) capital ratios of 10.8%, 19.8%, 21.1%, and 19.8%, respectively.

For a bank holding company with less than $1.0 billion in assets, such as the Company, the capital guidelines apply on a bank only basis and the Federal Reserve requires the holding company's subsidiary banks to be well-capitalized under the prompt corrective action regulations. If Security Federal Corporation was subject to regulatory guidelines for bank holding companies with $1.0 billion or more in assets, at December 31, 2016, it would have exceeded all regulatory capital requirements. At December 31, 2016, the Company exceeded all regulatory capital requirements with Tier 1 leverage-based capital, Tier 1 risk-based capital, total risk-based capital, and common equity Tier 1 (CET1) capital ratios of 9.1%, 16.6%, 17.8%, and 15.4%, respectively.

For additional information regarding the Bank's and Company's regulatory capital compliance, see the discussion included in Note 15 of the Notes to Consolidated Financial Statements included herein.

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

The principal use of the Bank's funds is the origination of mortgages and other loans and the purchase of investments and mortgage-backed securities. Originations of new loans and renewals of previously funded loans on loans held for investment were $231.0 million during the year ended December 31, 2016 compared to $156.7 million during the year ended December 31, 2015 and $139.2 million during the year ended December 31, 2014.  The increase in originations and renewals during the year ended December 31, 2016 resulted in a $60.7 million increase in commercial loan originations. Purchases of investments and mortgage-backed securities were $98.7 million during the year ended December 31, 2016 compared to $114.5 million during the year ended December 31, 2015 and $119.3 million during the year ended December 31, 2014. Other uses of the Bank's funds during the year ended December 31, 2016 included paying down FHLB advances, dividend payments to shareholders and the redemption of the Company's preferred stock.

Unused lines of credit on home equity loans, credit cards, and commercial loans amounted to $80.8 million at December 31, 2016.  Home equity loans are made on a floating rate basis with final maturities of 10 to 15 years.  Credit cards are made on a fixed rate basis, currently at 9.99% and are renewed every three years.  In addition to the above commitments, the Bank has undisbursed loans-in-process of $3.5 million at December 31, 2016, which will be disbursed over an average of 90 days.  These commitments to originate loans and future advances of lines of credit are expected to be funded from loan amortizations and prepayments, deposit inflows, maturing investments, and short-term borrowing capacity.

The following table summarizes the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2016:

(In Thousands)	One Month Or Less	After One Through Three Months	After Three Through Twelve Months	Within One Year	One Year Or Greater	Total
Unused Lines Of Credit	$303	$1,108	$23,526	$24,937	$55,317	$80,254
Standby Letters Of Credit	25	160	384	569	—	569
Total	$328	$1,268	$23,910	$25,506	$55,317	$80,823

Management believes that future liquidity can be met through the Bank's deposit base, which had a balance of $654.1 million at December 31, 2016, and from investment sales and maturities. In addition, at December 31, 2016 the Bank had another $198.7 million in unused borrowing capacity at the FHLB.

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

Security Federal Corporation is a separate legal entity from Security Federal Bank and must provide for its own liquidity and pay its own operating expenses. Sources of capital and liquidity for Security Federal Corporation include distributions from Security Federal Bank and the issuance of debt or equity securities, although there are regulatory restrictions on the ability of the Security Federal Bank to pay dividends. At December 31, 2016, Security Federal Corporation (on an unconsolidated basis) had liquid assets of $4.8 million.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Contractual Obligations

In the normal course of business, the Company enters into contractual obligations that meet various business needs.  These contractual obligations include time deposits to customers, borrowings from the FHLB of Atlanta, other borrowings, notes payable, junior subordinated debentures, senior convertible debentures and lease obligations for facilities.  See Notes 5, 9, 10, 11, 12 and 13 of the Notes to the Consolidated Financial Statements included herein for additional information.  The following table summarizes the Company’s long-term contractual obligations at December 31, 2016. Contractual repayments may differ from actual repayments because some of the obligations may be subject to calls.

	One Year or Less	Over One to Three Years	Over Three to Five Years	Thereafter	Total
	(In Thousands)
Time Deposits	$131,485	$55,844	$28,216	$—	$215,545
FHLB Advances	15,395	30,000	3,000	—	48,395
Other Borrowings	9,338	—	—	—	9,338
Note Payable	—	13,000	—	—	13,000
Jr. Subordinated Debentures	—	—	—	5,155	5,155
Sr. Convertible Debentures	—	—	—	6,084	6,084
Operating Lease Obligations	407	599	591	2,962	4,559
Total	$156,625	$99,443	$31,807	$14,201	$302,076

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

To the Board of Directors
Security Federal Corporation and Subsidiaries
Aiken, South Carolina

We have audited the accompanying consolidated balance sheets of Security Federal Corporation and Subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Security Federal Corporation and Subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ Elliott Davis Decosimo, LLC

Columbia, South Carolina
March 20, 2017

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets	December 31,
	2016	2015
ASSETS:
Cash and Cash Equivalents	$9,374,549	$8,381,951
Certificates of Deposit with Other Banks	2,445,005	3,445,005
Investment and Mortgage-Backed Securities:
Available For Sale	362,059,429	375,513,870
Held To Maturity (Fair Value of $25,371,052 and $29,681,280 at December 31, 2016 and 2015, Respectively)	25,583,956	29,873,098
Total Investments and Mortgage-Backed Securities	387,643,385	405,386,968
Loans Receivable, Net:
Held For Sale	4,243,907	2,462,559
Held For Investment: (Net of Allowance of $8,356,231 and $8,275,133 at December 31, 2016 and December 31, 2015, Respectively)	355,478,939	328,110,170
Total Loans Receivable, Net	359,722,846	330,572,729
Accrued Interest Receivable:
Loans	1,038,444	886,968
Mortgage-Backed Securities	605,474	614,925
Investment Securities	1,407,923	1,523,200
Total Accrued Interest Receivable	3,051,841	3,025,093
Premises and Equipment, Net	21,197,684	20,116,918
Federal Home Loan Bank ("FHLB") Stock, at Cost	2,776,500	2,214,800
Other Real Estate Owned ("OREO")	2,721,214	4,361,411
Bank Owned Life Insurance ("BOLI")	17,101,045	16,573,045
Goodwill	1,199,754	1,199,754
Other Assets	5,447,746	4,449,956
Total Assets	$812,681,569	$799,727,630

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Deposit Accounts	$654,103,278	$652,096,545
Advance Payments By Borrowers For Taxes and Insurance	260,580	256,730
Advances From FHLB	48,395,000	34,640,000
Other Borrowings	9,338,148	6,411,977
Note Payable	13,000,000	—
Junior Subordinated Debentures	5,155,000	5,155,000
Senior Convertible Debentures	6,084,000	6,084,000
Other Liabilities	5,233,289	4,115,956
Total Liabilities	741,569,295	708,760,208
Commitments (Notes 5 and 18)
Shareholders' Equity:
Serial Preferred Stock, $.01 Par Value; Authorized 200,000 Shares; Issued and Outstanding, 22,000 at December 31, 2015	—	22,000,000
Common Stock, $.01 Par Value; Authorized 5,000,000 Shares; Issued and Outstanding Shares, 3,146,407 and 2,945,474, Respectively	31,464	31,464
Additional Paid-In Capital	12,036,744	12,028,832
Treasury Stock, at Cost (200,933 Shares)	(4,330,712)	(4,330,712)
Unvested Restricted Stock	(25,358)	(25,358)
Accumulated Other Comprehensive Income	1,180,086	4,262,361
Retained Earnings	62,220,050	57,000,835
Total Shareholders' Equity	71,112,274	90,967,422
Total Liabilities and Shareholders' Equity	$812,681,569	$799,727,630
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income	Years Ended December 31,
	2016	2015	2014
Interest Income:
Loans	$19,223,161	$18,428,185	$19,416,904
Mortgage-Backed Securities	4,891,346	5,273,457	6,036,955
Investment Securities	4,250,855	4,196,609	4,017,705
Other	22,261	7,501	10,600
Total Interest Income	28,387,623	27,905,752	29,482,164
Interest Expense:
NOW and Money Market Accounts	423,175	429,539	568,397
Statement Savings Accounts	34,488	30,315	26,600
Certificate Accounts	1,654,190	1,811,651	1,990,003
FHLB Advances and Other Borrowings	715,188	1,336,620	2,640,197
Note Payable	77,156	—	—
Senior Convertible Debentures	486,720	486,720	486,720
Junior Subordinated Debentures	124,875	104,334	101,139
Total Interest Expense	3,515,792	4,199,179	5,813,056
Net Interest Income	24,871,831	23,706,573	23,669,108
Provision for Loan Losses	500,000	—	450,000
Net Interest Income After Provision For Loan Losses	24,371,831	23,706,573	23,219,108
Non-Interest Income:
Gain on Sale of Investment Securities	703,748	1,886,081	436,871
Gain on Sale of Loans	956,333	689,843	620,994
Service Fees on Deposit Accounts	1,040,263	1,076,102	1,176,849
Commissions From Insurance Agency	555,608	472,145	424,969
Trust Income	688,000	608,800	542,000
BOLI Income	528,000	423,000	554,364
Check Card Fee Income	994,806	969,710	901,998
Grant Income	265,496	229,848	851,999
Other	668,669	651,720	652,739
Total Non-Interest Income	6,400,923	7,007,249	6,162,783
Non-Interest Expense:
Compensation and Employee Benefits	13,034,013	12,180,420	11,308,610
Occupancy	1,959,375	1,903,288	1,995,283
Advertising	532,660	416,322	484,056
Depreciation and Maintenance of Equipment	1,961,696	1,706,397	1,665,454
FDIC Insurance Premiums	442,050	611,157	691,937
Amortization of Intangibles	—	—	11,970
Net Cost (Recovery) of Operation of OREO	(608,702)	524,345	541,840
Prepayment Penalties on FHLB Advances	789,306	787,851	178,067
Other	4,817,220	4,401,016	4,390,766
Total Non-Interest Expense	22,927,618	22,530,796	21,267,983
Income Before Income Taxes	7,845,136	8,183,026	8,113,908
Provision For Income Taxes	1,920,480	2,067,099	2,303,168
Net Income	5,924,656	6,115,927	5,810,740
Preferred Stock Dividends	(422,889)	(440,000)	(440,000)
Gain on Redemption of Preferred Stock	660,000	—	—
Net Income Available To Common Shareholders	$6,161,767	$5,675,927	$5,370,740
Net Income Per Common Share (Basic)	$2.09	$1.93	$1.82
Net Income Per Common Share (Diluted)	$1.99	$1.84	$1.75
Cash Dividend Per Share On Common Stock	$0.32	$0.32	$0.32
Weighted Average Shares Outstanding (Basic)	2,944,001	2,944,001	2,944,001
Weighted Average Shares Outstanding (Diluted)	3,248,572	3,248,312	3,248,201

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

	Years Ended December 31,
	2016	2015	2014
Net Income	$5,924,656	$6,115,927	$5,810,740
Other Comprehensive Income (Loss)
Unrealized Gains (Losses) on Securities:
Unrealized Holding Gains (Losses) on Securities Available For Sale, Net of Taxes of $(1,546,140); $15,023 and $3,224,059 at December 31, 2016, 2015 and 2014, Respectively	(2,521,619)	22,905	5,274,829
Reclassification Adjustment for Gains Included in Net Income, Net of Taxes of $267,425; $716,710 and $166,011 at December 31, 2016, 2015 and 2014, Respectively	(436,323)	(1,169,371)	(270,860)
Amortization of Unrealized Gains on Available For Sale Securities Transferred to Held To Maturity, Net of Taxes of $(76,075) and $(41,330) at December 31, 2016 and 2015, Respectively	(124,333)	(67,548)	—
Other Comprehensive Income (Loss)	(3,082,275)	(1,214,014)	5,003,969
Comprehensive Income	$2,842,381	$4,901,913	$10,814,709

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

Consolidated Statements of Changes in Shareholders' Equity
For the Years Ended December 31, 2016, 2015 and 2014

	Preferred Stock	Common Stock	Unvested Restricted Stock	Additional Paid – In Capital	Treasury Stock	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance at December 31, 2015	$22,000,000	$31,464	$(25,358)	$12,028,832	$(4,330,712)	$4,262,361	$57,000,835	$90,967,422
Net Income	—	—	—	—	—	—	5,924,656	5,924,656
Other Comprehensive Loss, Net of Tax	—	—	—	—	—	(3,082,275)	—	(3,082,275)
Preferred Stock Redemption	(22,000,000)	—	—	—	—	—	660,000	(21,340,000)
Stock Option Compensation Expense	—	—	—	7,912	—	—	—	7,912
Cash Dividends on Preferred Stock	—	—	—	—	—	—	(422,889)	(422,889)
Cash Dividends on Common Stock	—	—	—	—	—	—	(942,552)	(942,552)
Balance at December 31, 2016	$—	$31,464	$(25,358)	$12,036,744	$(4,330,712)	$1,180,086	$62,220,050	$71,112,274

	Preferred Stock	Common Stock	Unvested Restricted Stock	Additional Paid – In Capital	Treasury Stock	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance at December 31, 2014	$22,000,000	$31,449	$—	$11,990,813	$(4,330,712)	$5,476,375	$52,267,460	$87,435,385
Net Income	—	—	—	—	—	—	6,115,927	6,115,927
Other Comprehensive Loss, Net of Tax:	—	—	—	—	—	(1,214,014)	—	(1,214,014)
Common Stock Issuance	—	15	(25,358)	25,343	—	—	—	—
Stock Option Compensation Expense	—	—	—	12,676	—	—	—	12,676
Cash Dividends on Preferred Stock	—	—	—	—	—	—	(440,000)	(440,000)
Cash Dividends on Common Stock	—	—	—	—	—	—	(942,552)	(942,552)
Balance at December 31, 2015	$22,000,000	$31,464	$(25,358)	$12,028,832	$(4,330,712)	$4,262,361	$57,000,835	$90,967,422

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity
For the Years Ended December 31, 2016, 2015 and 2014, Continued

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

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2016	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$5,924,656	$6,115,927	$5,810,740
Adjustments To Reconcile Net Income To Net Cash Provided By Operating Activities:
Depreciation Expense	1,383,393	1,242,378	1,214,912
Amortization of Intangible Assets	—	—	11,970
Stock Option Compensation Expense	7,912	12,676	12,676
Discount Accretion and Premium Amortization	5,460,999	4,852,140	5,180,338
Provisions for Loan Losses	500,000	—	450,000
Income From BOLI	(528,000)	(423,000)	(300,000)
Gain on Sales of Loans	(956,333)	(689,843)	(620,994)
Gain on Sales of Mortgage-Backed Securities ("MBS")	(29,080)	(510,702)	(503,288)
(Gain) Loss on Sales of Investment Securities	(674,668)	(1,375,379)	66,417
Gain on Sale of OREO	(841,221)	(227,053)	(303,440)
Write Down on OREO	40,000	312,347	505,000
Gain on Disposal of Premises and Equipment	—	(5,647)	—
Amortization of Deferred Costs on Loans	113,056	64,257	6,154
Proceeds From Sale of Loans Held For Sale	34,609,725	24,272,860	23,607,017
Origination of Loans Held For Sale	(35,434,740)	(24,180,577)	(23,616,864)
(Increase) Decrease in Accrued Interest Receivable:
Loans	(151,476)	84,601	60,178
MBS	9,451	67,660	49,515
Investment Securities	115,277	(114,276)	(15,768)
Increase (Decrease) in Advance Payments By Borrowers	3,850	(9,622)	10,988
Other, Net	1,808,774	(502,072)	575,230
Net Cash Provided By Operating Activities	11,361,575	8,986,675	12,200,781
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of MBS Available For Sale ("AFS")	(44,877,661)	(35,881,719)	(54,673,351)
Proceeds from Payments and Maturities of MBS AFS	34,544,961	28,187,696	32,752,039
Proceeds from Sale of MBS AFS	4,479,563	27,329,862	31,762,151
Purchase of MBS Held To Maturity ("HTM")	(1,507,125)	—	—
Proceeds from Payments and Maturities of MBS HTM	5,212,545	2,663,303	—
Purchase of Investment Securities AFS	(52,310,805)	(78,573,124)	(64,593,473)
Proceeds from Payments and Maturities of Investment Securities AFS	23,277,500	30,858,855	21,531,825
Proceeds from Sale of Investment Securities AFS	39,395,848	44,312,795	37,842,271
Investment in Certificates of Deposits with Other Banks	1,000,000	(1,350,005)	—
Purchase of FHLB Stock	(6,469,000)	(5,044,000)	(5,905,180)
Redemption of FHLB Stock	5,907,300	5,973,800	7,777,180
(Purchase of) Proceeds from BOLI	—	(5,000,000)	624,260
(Increase) Decrease in Loans Receivable	(29,008,003)	5,472,435	17,578,222
Proceeds from Sale of OREO	3,467,596	3,145,640	2,154,091
Purchase and Improvement of Premises and Equipment	(2,464,159)	(3,164,108)	(2,204,748)
Proceeds from Sale and Disposal of Premises and Equipment	—	43,686	—
Net Cash Provided (Used) By Investing Activities	(19,351,440)	18,975,116	24,645,287

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

	For the Years Ended December 31,
	2016	2015	2014
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (Decrease) in Deposit Accounts	2,006,733	(8,018,619)	1,418,392
Proceeds from FHLB Advances	331,501,000	284,804,000	253,630,000
Repayment of FHLB Advances	(317,746,000)	(303,064,000)	(288,470,058)
Proceeds From Note Payable, Net	13,000,000	—	—
Proceeds From (Repayments of) Other Borrowings, Net	2,926,171	(2,111,371)	520,609
Redemption of Preferred Stock	(21,340,000)	—	—
Dividends to Preferred Stock Shareholders	(422,889)	(440,000)	(440,000)
Dividends to Common Stock Shareholders	(942,552)	(942,552)	(942,080)
Net Cash Provided (Used) By Financing Activities	8,982,463	(29,772,542)	(34,283,137)
Net Increase (Decrease) in Cash and Cash Equivalents	992,598	(1,810,751)	2,562,931
Cash and Cash Equivalents at Beginning of Year	8,381,951	10,192,702	7,629,771
Cash and Cash Equivalents at End of Year	$9,374,549	$8,381,951	$10,192,702

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid During the Period For:
Interest	$3,600,927	$4,384,109	$5,969,581
Income Taxes	$899,242	$2,258,388	$1,464,350
Supplemental Schedule of Non Cash Transactions:
Transfers from Loans Receivable to OREO	$1,026,178	$4,362,635	$1,638,135
Transfers from MBS AFS to HTM	$—	$32,811,452	$—
Increase (Decrease) in Unrealized Gains on Securities AFS, Net of Taxes	$(3,082,275)	$(1,214,014)	$5,003,969

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)	Significant Accounting Policies

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
Premises and equipment are carried at cost, net of accumulated depreciation.  Depreciation of premises and equipment is amortized on a straight-line method over the estimated useful life of the related asset.  Estimated lives are 7 to 40 years for buildings and improvements and generally 3 to 10 years for furniture, fixtures and equipment.  Maintenance and repairs are charged to current expense.  The cost of major renewals and improvements are capitalized.

(i)	Intangible Assets and Goodwill
The Company's goodwill is a result of the excess of the cost over the fair value of net assets resulting from the Company's acquisition of Collier Jennings Financial Corporation in July 2006. Goodwill is reviewed for impairment annually or whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Intangible assets are amortized over their estimated economic lives using methods that reflect the pattern in which the economic benefits are utilized.  The intangible assets, which consisted of the customer list and employment contracts resulting from the Company’s acquisition of Collier Jennings Financial Corporation, were fully amortized at December 31, 2016.

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

There have been no gross amounts of unrecognized tax benefits or interest or penalties related to uncertain tax positions since adoption. There are no unrecognized tax benefits that would, if recognized, affect the effective tax rate. There are no positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next 12 months. Years prior to December 31, 2013 are closed for federal, state and local income tax matters.

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
Advertising and public relations costs are generally expensed as incurred.  External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.  Advertising and public relations costs of $533,000, $416,000, and $484,000 were included in the Company’s results of operations for the years ended December 31, 2016, 2015 and 2014, respectively.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued

(o)	Net Income Per Common Share, Continued
Net income available to common shareholders represents consolidated net income adjusted for preferred dividends declared, accretion of discounts and amortization of premiums on preferred stock issuances and cumulative dividends related to the current dividend period that have not been declared as of period end.

The following table provides a reconciliation of net income to net income available to common shareholders.

	Years Ended December 31,
	2016	2015	2014

Net Income	$5,924,656	$6,115,927	$5,810,740
Preferred Stock Dividends	(422,889)	(440,000)	(440,000)
Gain on Redemption of Preferred Stock	660,000	—	—
Net Income Available to Common Shareholders	$6,161,767	$5,675,927	$5,370,740

The following tables show the effect of dilutive options on the Company’s net income per common share.

	Year Ended December 31, 2016
	Income	Shares	Per Share
Basic EPS	$6,161,767	2,944,001	$2.09
Effect of Dilutive Securities:
Senior Convertible Debentures	301,766	304,200	(0.10)
Unvested Restricted Stock	—	371	—
Diluted EPS	$6,463,533	3,248,572	$1.99

	Year Ended December 31, 2015
	Income	Shares	Per Share
Basic EPS	$5,675,927	2,944,001	$1.93
Effect of Dilutive Securities:
Senior Convertible Debentures	301,766	304,200	(0.09)
Unvested Restricted Stock	—	111	—
Diluted EPS	$5,977,693	3,248,312	$1.84

	Year Ended December 31, 2014
	Income	Shares	Per Share
Basic EPS	$5,370,740	2,944,001	$1.82
Effect of Dilutive Securities:
Senior Convertible Debentures	301,766	304,200	(0.07)
Diluted EPS	$5,672,506	3,248,201	$1.75
The average market price used in calculating the assumed number of dilutive shares issued for the years ended December 31, 2016, 2015 and 2014 was $23.02, $18.61, and $14.56 respectively. As a result of the average stock price being less than the exercise price of all options in the years ended December 31, 2015 and 2014, the options were not dilutive in calculating diluted earnings per share for those periods. Although the average stock price for the year ended December 31, 2016 exceeded the exercise price of some options outstanding, after factoring in the unrecognized compensation cost of the stock options, they were no longer considered dilutive.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued

(p)	Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of income and expenses during the reporting periods.  Actual results could differ from those estimates.

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

In February 2015, the FASB issued guidance which amends the consolidation requirements and significantly changes the consolidation analysis required under U.S. GAAP. Although the amendments are expected to result in the deconsolidation of many entities, the Company will need to reevaluate all its previous consolidation conclusions. The amendments were effective for the Company on January 1, 2016. These amendments did not have a material effect on the Company's consolidated financial statements.
In January 2016, the FASB amended the Financial Instruments topic of the ASC to address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The amendments will be effective for reporting periods beginning after December 15, 2017. The Company will apply the guidance by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values will be applied prospectively to equity investments that exist as of the date of adoption of the amendments. The Company does not expect these amendments to have a material effect on its consolidated financial statements.
In February 2016, the FASB amended the Leases topic of the ASC to revise certain aspects of recognition, measurement, presentation, and disclosure of leasing transactions. The amendments will be effective for reporting periods beginning after December 15, 2018. The Company is currently evaluating the effect that implementation of the new standard will have on its financial position, results of operations, and cash flows.
In March 2016, the FASB amended the Revenue from Contracts with Customers topic of the ASC to clarify the implementation guidance on principal versus agent considerations and address how an entity should assess whether it is the principal or the agent in contracts that include three or more parties. The amendments will be effective for the Company for reporting periods beginning after December 15, 2017. The Company does not expect these amendments to have a material effect on its consolidated financial statements.
In March 2016, the FASB issued guidance to simplify several aspects of the accounting for share-based payment award transactions including the income tax consequences, the classification of awards as either equity or liabilities, and the classification on the statement of cash flows. Additionally, the guidance simplifies two areas specific to entities other than public business entities allowing them apply a practical expedient to estimate the expected term for all awards with performance or service conditions that have certain characteristics and also allowing them to make a one-time election to switch from measuring all liability-classified awards at fair value to measuring them at intrinsic value. The amendments will be effective for the Company for annual periods beginning after December 15, 2016 and interim periods within those annual periods. The Company does not expect these amendments to have a material effect on its consolidated financial statements.
In April 2016, the FASB amended the Revenue from Contracts with Customers topic of the ASC to clarify guidance related to identifying performance obligations and accounting for licenses of intellectual property. The amendments will be effective for the Company for reporting periods beginning after December 15, 2017. The Company does not expect these amendments to have a material effect on its consolidated financial statements.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued
In May 2016, the FASB amended the Revenue from Contracts with Customers topic of the ASC to clarify guidance related to collectability, noncash consideration, presentation of sales tax, and transition. The amendments will be effective for the Company for reporting periods beginning after December 15, 2017. The Company does not expect these amendments to have a material effect on its consolidated financial statements.
In June 2016, the FASB issued guidance to change the accounting for credit losses and modify the impairment model for certain debt securities. The amendments will be effective for the Company for reporting periods beginning after December 15, 2019. The Company is currently evaluating the effect that implementation of the new standard will have on its consolidated financial position, results of operations, and cash flows.
In August 2016, the FASB amended the Statement of Cash Flows topic of the ASC to clarify how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments will be effective for the Company for reporting periods beginning after December 15, 2017. The Company does not expect these amendments to have a material effect on its consolidated financial statements.
In November 2016, the FASB amended the Statement of Cash Flows topic of the ASC to clarify how restricted cash is presented and classified in the statement of cash flows. The amendments will be effective for the Company for reporting periods beginning after December 15, 2017. Early adoption is permitted. The Company does not expect these amendments to have a material effect on its consolidated financial statements.
In December 2016, the FASB issued technical corrections and improvements to the Revenue from Contracts with Customers Topic. These corrections make a limited number of revisions to several pieces of the revenue recognition standard issued in 2014. The effective date and transition requirements for the technical corrections will be effective for the Company for reporting periods beginning after December 15, 2017. The Company will apply the guidance using a modified retrospective approach. The Company does not expect these amendments to have a material effect on its consolidated financial statements.
Other accounting standards that have been issued or proposed by the FASB or other standards-setting authorities are not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)         Investment and Mortgage-Backed Securities, Available For Sale

The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of investment and mortgage-backed securities available for sale at the dates indicated are as follows:

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
FHLB Securities	$998,001	$—	$1	$998,000
Small Business Administration (“SBA”) Bonds	101,280,921	909,361	284,223	101,906,059
Tax Exempt Municipal Bonds	72,248,915	1,185,753	1,899,519	71,535,149
Taxable Municipal Bonds	2,021,192	—	30,062	1,991,130
Mortgage-Backed Securities	183,657,697	2,575,616	972,222	185,261,091
Equity Securities	250,438	117,562	—	368,000
	$360,457,164	$4,788,292	$3,186,027	$362,059,429

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
FHLB Securities	$2,000,000	$—	$67,912	$1,932,088
Federal Farm Credit Bank ("FFCB") Securities	2,000,000	—	12,064	1,987,936
Federal National Mortgage Association ("FNMA") Bonds	997,564	6,767	—	1,004,331
SBA Bonds	110,195,113	1,415,464	193,795	111,416,782
Tax Exempt Municipal Bonds	73,499,636	2,770,115	204,132	76,065,619
Mortgage-Backed Securities	180,197,347	3,281,116	681,251	182,797,212
Equity Securities	250,438	59,464	—	309,902
	$369,140,098	$7,532,926	$1,159,154	$375,513,870

The FHLB, FFCB, FNMA and the Federal Home Loan Mortgage Corporation (“FHLMC”) are government sponsored enterprises ("GSEs") and the securities and bonds issued by GSEs are not backed by the full faith and credit of the United States government.  SBA bonds are backed by the full faith and credit of the United States government. Included in the tables above and below in mortgage-backed securities are Government National Mortgage Association ("GNMA") mortgage-backed securities, which are also backed by the full faith and credit of the United States government.  At December 31, 2016, the Bank held an amortized cost and fair value of $107.9 million and $109.2 million, respectively, in GNMA mortgage-backed securities compared to an amortized cost and fair value of $116.8 million and $118.5 million, respectively, at December 31, 2015. Also included in mortgage-backed securities in the tables above and below are private label collateralized mortgage obligation ("CMO") securities, which are issued by non-governmental real estate mortgage investment conduits and are not backed by the full faith and credit of the United States government.  At December 31, 2016 the Bank held an amortized cost and fair value of $20.0 million and $19.7 million, respectively, in private label CMO mortgage-backed securities, compared to both an amortized cost and fair value of $3.8 million at December 31, 2015.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)         Investment and Mortgage-Backed Securities, Available For Sale, Continued

The amortized cost and fair value of investment and mortgage-backed securities available for sale at December 31, 2016 are shown below by contractual maturity.  Expected maturities will differ from contractual maturities because borrowers have the right to prepay obligations with or without call or prepayment penalties. Since mortgage-backed securities are not due at a single maturity date, they are disclosed separately, rather than allocated over the the maturity groupings below.

	Amortized Cost	Fair Value
Due in less than one year	$693,253	$697,840
Due in one year to five years	16,133,816	16,320,055
Due in five to ten years	42,077,103	42,417,193
Due in ten years or more	117,895,295	117,363,250
Mortgage-Backed Securities	183,657,697	185,261,091
	$360,457,164	$362,059,429

The amortized cost and fair value of investment and mortgage-backed securities available for sale pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $75.3 million and $76.9 million, respectively, at December 31, 2016 and $81.0 million and $83.2 million, respectively, at December 31, 2015.

The Bank received $43.9 million, $71.6 million and $69.6 million in gross proceeds from sales of available for sale securities during the years ended December 31, 2016, 2015 and 2014, respectively. As a result, the Bank recognized gross gains of $1.0 million, $2.0 million and $1.1 million, respectively, and gross losses of $300,000, $72,000 and $623,000, respectively, during the years ended December 31, 2016, 2015 and 2014.

The tables below summarize gross unrealized losses and the related fair value, aggregated by investment category and length of time that individual available for sale securities have been in a continuous unrealized loss position for the periods indicated.

	December 31, 2016
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
FHLB Securities	$998,000	$1	$—	$—	$998,000	$1
SBA Bonds	28,490,243	228,432	8,212,824	55,791	36,703,067	284,223
Tax Exempt Municipal Bonds	47,405,066	1,899,519	—	—	47,405,066	1,899,519
Taxable Municipal Bonds	1,991,130	30,062	—		1,991,130	30,062
Mortgage-Backed Securities	62,738,366	916,699	5,600,262	55,523	68,338,628	972,222
	$141,622,805	$3,074,713	$13,813,086	$111,314	$155,435,891	$3,186,027

	December 31, 2015
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
FHLB Securities	$—	$—	$1,932,088	$67,912	$1,932,088	$67,912
FFCB Securities	1,987,936	12,064	—	—	1,987,936	12,064
SBA Bonds	25,090,453	119,533	7,982,777	74,262	33,073,230	193,795
Tax Exempt Municipal Bonds	13,668,473	175,020	709,800	29,112	14,378,273	204,132
Mortgage-Backed Securities	63,273,417	648,862	1,706,086	32,389	64,979,503	681,251
	$104,020,279	$955,479	$12,330,751	$203,675	$116,351,030	$1,159,154

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)         Investment and Mortgage-Backed Securities, Available For Sale, Continued

Securities classified as available-for-sale are recorded at fair market value.  At December 31, 2016 and 2015, 3.5% and 17.6% of the unrealized losses, representing fifteen and nine individual securities, respectively, consisted of securities in a continuous loss position for 12 months or more. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature.  The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and is not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary. The Company reviews its investment securities portfolio at least quarterly and more frequently when economic conditions warrant, assessing whether there is any indication of other-than-temporary impairment (“OTTI”).

Factors considered in the Company's review of its investment securities portfolio include estimated future cash flows, length of time and extent to which market value has been less than cost, the financial condition and near term prospects of the issuer, and our intent and ability to retain the security to allow for an anticipated recovery in market value. If the review determines that there is OTTI, then an impairment loss is recognized in earnings equal to the entire difference between the investment’s cost and its fair value at the balance sheet date of the reporting period for which the assessment is made, or the Company may recognize a portion of the impairment in other comprehensive income. The fair value of investments on which OTTI is recognized then becomes the new cost basis of the investment.

There was no OTTI recognized during the years ended December 31, 2016, 2015 and 2014.

(3)         Investment and Mortgage-Backed Securities, Held to Maturity

During the year ended December 31, 2015 the Company transferred 22 mortgage-backed securities classified as available for sale to its held to maturity portfolio. At the date of the transfer these securities had a fair value $32.8 million, which resulted in an unrealized gain of $602,000 that is reported in accumulated other comprehensive income and will be amortized over the remaining life of the securities. The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of held to maturity securities at December 31, 2016 and 2015 were as follows:

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-Backed Securities (1)	$25,583,956	$63,342	$276,246	$25,371,052
Total Held To Maturity	$25,583,956	$63,342	$276,246	$25,371,052

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-Backed Securities (1)	$29,873,098	$22,600	$214,418	$29,681,280
Total Held To Maturity	$29,873,098	$22,600	$214,418	$29,681,280

(1) COMPRISED OF GSES OR GNMA MORTGAGE-BACKED SECURITIES

Other than the mortgage-backed securities included in the tables above, which include GNMA mortgage-backed securities, there were no other investment securities classified as held to maturity at December 31, 2016 and 2015. At December 31, 2016, the Bank held an amortized cost and fair value of $16.3 million and $16.2 million, respectively, in GNMA mortgage-backed securities compared to an amortized cost and fair value of $20.5 million and $20.4 million, respectively, at December 31, 2015. The Company has not invested in any private label mortgage-backed securities classified as held to maturity.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(3)         Investment and Mortgage-Backed Securities, Held to Maturity, Continued

At December 31, 2016, the amortized cost and fair value of mortgage-backed securities held to maturity that were pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $23.2 million and $23.0 million, respectively, compared to an amortized cost and fair value of $26.0 million and $25.8 million, respectively, at December 31, 2015.

The following tables show gross unrealized losses, fair value and length of time that individual held to maturity securities were in a continuous unrealized loss position at December 31, 2016 and 2015.

	December 31, 2016
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-Backed Securities (1)	$15,447,596	$276,246	$—	$—	$15,447,596	$276,246
	$15,447,596	$276,246	$—	$—	$15,447,596	$276,246

	December 31, 2015
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-Backed Securities (1)	$25,484,972	$214,418	$—	$—	$25,484,972	$214,418
	$25,484,972	$214,418	$—	$—	$25,484,972	$214,418

(1) COMPRISED OF GSES OR GNMA MORTGAGE-BACKED SECURITIES

The Company’s held to maturity portfolio is recorded at amortized cost.  The Company has the ability and intent to hold these securities to maturity.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)      Loans Receivable, Net

Loans receivable, net, at December 31, 2016 and 2015 are summarized below.

	December 31,
	2016		2015
	Balance	% of Total Gross Loans	Balance	% of Total Gross Loans
Residential Real Estate Loans	$77,979,909	21.2%	$76,373,071	22.5%
Consumer Loans	50,667,894	13.8%	50,380,289	14.8%
Commercial Business Loans	16,279,177	4.4%	12,514,133	3.7%
Commercial Real Estate Loans	222,599,294	60.6%	200,083,125	59.0%
Total Loans Held For Investment	367,526,274	100.0%	339,350,618	100.0%
Loans Held For Sale	4,243,907		2,462,559
Total Loans Receivable, Gross	371,770,181		341,813,177
Less:
Allowance For Loan Losses	8,356,231		8,275,133
Loans in Process	3,526,064		2,902,849
Deferred Loan Fees	165,040		62,466
	12,047,335		11,240,448
Total Loans Receivable, Net	$359,722,846		$330,572,729

The Company uses a risk based approach based on the following credit quality measures when analyzing the loan portfolio: pass, caution, special mention, and substandard. These indicators are used to rate the credit quality of loans for the purposes of determining the Company’s allowance for loan losses. Pass loans are loans that are performing and are deemed adequately protected by the net worth of the borrower or the underlying collateral value. These loans are considered to have the least amount of risk in terms of determining the allowance for loan losses. Loans that are graded as substandard are considered to have the most risk. These loans typically have an identified weakness or weaknesses and are inadequately protected by the net worth of the borrower or collateral value. All loans 90 days or more past due are automatically classified in this category. The caution and special mention categories fall in between the pass and substandard grades and consist of loans that do not currently expose the Company to sufficient risk to warrant adverse classification but possess weaknesses.

The following tables summarize the loan grades used by the Company to measure the credit quality of gross loans receivable, excluding those held for sale, by loan segment at December 31, 2016 and 2015.

December 31, 2016	Pass	Caution	Special Mention	Substandard	Total Loans
Residential Real Estate	$70,503,057	$665,235	$1,082,928	$5,728,689	$77,979,909
Consumer	46,818,650	2,591,860	6,357	1,251,027	50,667,894
Commercial Business	14,731,698	1,002,170	50,081	495,228	16,279,177
Commercial Real Estate	127,068,983	71,927,031	18,153,718	5,449,562	222,599,294
Total	$259,122,388	$76,186,296	$19,293,084	$12,924,506	$367,526,274

December 31, 2015	Pass	Caution	Special Mention	Substandard	Total Loans
Residential Real Estate	$67,605,311	$1,264,415	$607,336	$6,896,009	$76,373,071
Consumer	46,344,056	2,510,519	81,617	1,444,097	50,380,289
Commercial Business	10,519,123	1,465,136	102,046	427,828	12,514,133
Commercial Real Estate	129,242,390	43,863,659	17,304,431	9,672,645	200,083,125
Total	$253,710,880	$49,103,729	$18,095,430	$18,440,579	$339,350,618

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)      Loans Receivable, Net, Continued

The following tables present an age analysis of past due balances by category at December 31, 2016 and 2015.

	December 31, 2016
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable
Residential Real Estate	$653,858	$—	$2,488,158	$3,142,016	$74,837,893	$77,979,909
Consumer	625,178	119,640	241,571	986,389	49,681,505	50,667,894
Commercial Business	536,492	69,256	145,401	751,149	15,528,028	16,279,177
Commercial Real Estate	1,719,758	256,285	2,639,837	4,615,880	217,983,414	222,599,294
Total	$3,535,286	$445,181	$5,514,967	$9,495,434	$358,030,840	$367,526,274

	December 31, 2015
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable
Residential Real Estate	$—	$1,144,381	$3,306,675	$4,451,056	$71,922,015	$76,373,071
Consumer	710,881	282,314	575,866	1,569,061	48,811,228	50,380,289
Commercial Business	101,201	—	178,076	279,277	12,234,856	12,514,133
Commercial Real Estate	3,309,287	929,819	2,973,135	7,212,241	192,870,884	200,083,125
Total	$4,121,369	$2,356,514	$7,033,752	$13,511,635	$325,838,983	$339,350,618

At December 31, 2016 and 2015, the Company did not have any loans that were 90 days or more past due and still accruing interest. Our strategy is to work with our borrowers to reach acceptable payment plans while protecting our interests in the existing collateral.  In the event an acceptable arrangement cannot be reached, we may have to acquire these properties through foreclosure or other means and subsequently sell, develop, or liquidate them. The following table shows non-accrual loans by category at December 31, 2016 compared to 2015.

	December 31, 2016		December 31, 2015
	Amount	Percent (1)	Amount	Percent (1)	$ Decrease	% Decrease
Non-accrual Loans:
Residential Real Estate	$2,488,158	0.7%	$3,306,675	1.0%	$(818,517)	(24.8)%
Consumer	241,571	0.1	575,866	0.2	(334,295)	(58.1)
Commercial Business	145,401	—	178,076	0.1	(32,675)	(18.3)
Commercial Real Estate	2,639,837	0.7	2,973,135	0.8	(333,298)	(11.2)
Total Non-accrual Loans	$5,514,967	1.5%	$7,033,752	2.1%	$(1,518,785)	(21.6)%

(1) PERCENT OF GROSS LOANS RECEIVABLE HELD FOR INVESTMENT, NET OF DEFERRED FEES AND LOANS IN PROCESS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)      Loans Receivable, Net, Continued

The following tables show the activity in the allowance for loan losses by category for the years ended December 31, 2016, 2015 and 2014.

	For the Year Ended December 31, 2016
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,323,183	$1,063,153	$773,948	$5,114,849	$8,275,133
Provision	223,232	88,466	247,320	(59,018)	500,000
Charge-Offs	(197,381)	(241,738)	(150,000)	(374,144)	(963,263)
Recoveries	11,312	86,739	11,731	434,579	544,361
Ending Balance	$1,360,346	$996,620	$882,999	$5,116,266	$8,356,231

	For the Year Ended December 31, 2015
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,392,065	$886,716	$159,353	$5,919,362	$8,357,496
Provision	53,694	549,462	617,658	(1,220,814)	—
Charge-Offs	(216,525)	(527,055)	(10,947)	(761,941)	(1,516,468)
Recoveries	93,949	154,030	7,884	1,178,242	1,434,105
Ending Balance	$1,323,183	$1,063,153	$773,948	$5,114,849	$8,275,133

	For the Year Ended December 31, 2014
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,706,643	$847,777	$426,658	$7,260,892	$10,241,970
Provision	(91,991)	352,305	(53,435)	243,121	450,000
Charge-Offs	(359,021)	(372,460)	(328,094)	(2,055,258)	(3,114,833)
Recoveries	136,434	59,094	114,224	470,607	780,359
Ending Balance	$1,392,065	$886,716	$159,353	$5,919,362	$8,357,496

The following tables present information related to impaired loans evaluated individually and collectively for impairment in the allowance for loan losses at December 31, 2016 and 2015.

	Allowance For Loan Losses
December 31, 2016	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$—	$1,360,346	$1,360,346
Consumer	1,699	994,921	996,620
Commercial Business	—	882,999	882,999
Commercial Real Estate	12,590	5,103,676	5,116,266
Total	$14,289	$8,341,942	$8,356,231

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

The following tables present information related to impaired loans evaluated individually and collectively for impairment in loans receivable at December 31, 2016 and 2015.

	Loans Receivable
December 31, 2016	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$2,181,740	$75,798,169	$77,979,909
Consumer	170,552	50,497,342	50,667,894
Commercial Business	145,401	16,133,776	16,279,177
Commercial Real Estate	5,830,341	216,768,953	222,599,294
Total	$8,328,034	$359,198,240	$367,526,274

	Loans Receivable
December 31, 2015	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$2,922,105	$73,450,966	$76,373,071
Consumer	372,382	50,007,907	50,380,289
Commercial Business	162,201	12,351,932	12,514,133
Commercial Real Estate	9,190,640	190,892,485	200,083,125
Total	$12,647,328	$326,703,290	$339,350,618

Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment and records the loan at fair value. Fair value is estimated using one of the following methods: fair value of the collateral less estimated costs to sale, discounted cash flows, or market value of the loan based on similar debt. The fair value of the collateral less estimated costs to sell is the most frequently used method. Typically, the Company reviews the most recent appraisal and, if it is over 24 months old, will request a new third party appraisal. Depending on the particular circumstances surrounding the loan, including the location of the collateral, the date of the most recent appraisal and the value of the collateral relative to the recorded investment in the loan, management may order an independent appraisal immediately or, in some instances, may elect to perform an internal analysis. The average balance of total impaired loans was $13.2 million for year ended December 31, 2016 compared to $13.1 million for the year ended December 31, 2015.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)       Loans Receivable, Net, Continued

The following tables present information related to impaired loans by loan category as of and for the years ended December 31, 2016, 2015 and 2014.

	December 31, 2016
Impaired Loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Residential Real Estate	$2,181,740	$2,263,240	$—	$3,443,140	$6,371
Consumer	110,114	118,414	—	293,287	—
Commercial Business	145,401	995,401	—	300,386	—
Commercial Real Estate	5,424,701	7,207,688	—	8,688,506	227,441
With an Allowance Recorded:
Consumer	60,438	60,438	1,699	61,947	4,591
Commercial Real Estate	405,640	418,654	12,590	426,569	22,798
Total
Residential Real Estate	2,181,740	2,263,240	—	3,443,140	6,371
Consumer	170,552	178,852	1,699	355,234	4,591
Commercial Business	145,401	995,401	—	300,386	—
Commercial Real Estate	5,830,341	7,626,342	12,590	9,115,075	250,239
Total	$8,328,034	$11,063,835	$14,289	$13,213,835	$261,201

	December 31, 2015
Impaired Loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Residential Real Estate	$2,922,105	$3,033,735	$—	$3,014,807	$13,909
Consumer	120,889	129,188	—	130,202	—
Commercial Business	162,201	362,201	—	190,562	—
Commercial Real Estate	8,620,301	10,969,642	—	8,952,868	245,197
With an Allowance Recorded:
Consumer	251,493	256,923	32,300	254,611	4,789
Commercial Real Estate	570,339	577,139	49,300	579,418	31,684
Total
Residential Real Estate	2,922,105	3,033,735	—	3,014,807	13,909
Consumer	372,382	386,111	32,300	384,813	4,789
Commercial Business	162,201	362,201	—	190,562	—
Commercial Real Estate	9,190,640	11,546,781	49,300	9,532,286	276,881
Total	$12,647,328	$15,328,828	$81,600	$13,122,468	$295,579

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)       Loans Receivable, Net, Continued

	December 31, 2014
Impaired Loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Residential Real Estate	$2,519,814	$2,618,003	$—	$2,642,156	$—
Consumer	152,029	159,529	—	155,602	1,510
Commercial Business	236,030	436,030	—	413,653	—
Commercial Real Estate	13,721,964	18,088,149	—	14,980,690	297,839
With An Allowance Recorded:
Consumer	66,203	66,203	2,600	67,522	4,867
Commercial Real Estate	3,551,915	3,582,465	472,400	3,952,066	60,207
Total
Residential Real Estate	2,519,814	2,618,003	—	2,642,156	—
Consumer	218,232	225,732	2,600	223,124	6,377
Commercial Business	236,030	436,030	—	413,653	—
Commercial Real Estate	17,273,879	21,670,614	472,400	18,932,756	358,046
Total	$20,247,955	$24,950,379	$475,000	$22,211,689	$364,423

In the course of resolving delinquent loans, the Bank may choose to restructure the contractual terms of certain loans. A troubled debt restructuring ("TDR") is a restructuring in which the Bank, for economic or legal reasons related to a borrower’s financial difficulties, grants a concession to a borrower that it would not otherwise consider (FASB ASC Topic 310-40).  The concessions granted on TDRs generally include terms to reduce the interest rate, extend the term of the debt obligation, or modify the payment structure on the debt obligation. The Bank grants such concessions to reassess the borrower’s financial status and develop a plan for repayment.  TDRs included in impaired loans at December 31, 2016 and 2015 were $4.6 million and $6.7 million, respectively.

At the date of modification, TDRs are initially classified as nonaccrual TDRs. They are returned to accruing status when there is economic substance to the restructuring, there is documented credit evaluation of the borrower's financial condition, the remaining balance is reasonably assured of repayment in accordance with its modified terms, and the borrower has demonstrated sustained repayment performance in accordance with the modified terms for a reasonable period of time (generally a minimum of six months).

The Bank did not modify any loans that were considered to be TDRs during the year ended December 31, 2016.

The following table summarizes the loans restructured as TDRs during the periods indicated:

	Year Ended December 31,
	2015			2014
Troubled Debt Restructurings	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Consumer	1	$36,460	$36,460	—	$—	$—
Commercial Real Estate	6	922,000	922,000	2	186,188	186,188
Total	7	958,460	958,460	2	186,188	186,188

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)       Loans Receivable, Net, Continued

During the year ended December 31, 2015, the Bank modified seven loans that were considered TDRs. The Bank lowered the interest rate on three of the loans to allow the borrowers to begin making monthly principal and interest payments and changed the monthly payment to interest only for an agreed upon period for the other four loans. During the year ended December 31, 2014, the Bank modified two loans that were considered to be TDRs by lowering the interest rate on both loans.

The following table is a summary of TDRs restructured during the periods indicated that subsequently defaulted during the same period:

	Year Ended December 31,
	2016		2015		2014
	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Commercial Real Estate	—	—	2	30,713	1	66,138
Total	—	$—	2	$30,713	1	$66,138

At December 31, 2016, two loans totaling $599,000 that had previously been restructured as TDRs were in default. Neither loan had been restructured within the last 12 months. At December 31, 2015, six loans that had been previously restructured were in default, including two which had been restructured within the last 12 months. At December 31, 2014, seven previously restructured loans were in default, including one which had been restructured during the same period. The Bank considers any loan 30 days or more past due to be in default.

Our policy with respect to accrual of interest on loans restructured as a TDR follows relevant supervisory guidance.  That is, if a borrower has demonstrated performance under the previous loan terms and shows capacity to perform under the restructured loan terms, continued accrual of interest at the restructured interest rate is probable.  If a borrower was materially delinquent on payments prior to the restructuring but shows capacity to meet the restructured loan terms, the loan will likely continue as nonaccrual going forward.  Lastly, if the borrower does not perform under the restructured terms, the loan is placed on nonaccrual status.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(5)         Premises and Equipment, Net

Premises and equipment, net, are summarized as follows:

	December 31,
	2016	2015
Land	$6,693,927	$6,693,927
Buildings and Improvements	20,299,729	20,040,102
Furniture and Equipment	11,620,148	11,142,428
Construction in Progress	1,702,791	236,019
Total Premises and Equipment	40,316,595	38,112,476
Less: Accumulated Depreciation	(19,118,911)	(17,995,558)
Total Premises and Equipment, Net	$21,197,684	$20,116,918

The Company broke ground on its fifteenth full-service branch location during the year ended December 31, 2016 which resulted in the increase in construction in progress noted above. At December 31, 2016, the Company had additional commitments related to the construction of this branch expected to be paid totaling $1.4 million.

Depreciation expense on premises and equipment was $1.4 million for the year ended December 31, 2016 and $1.2 million for each of the years ended December 31, 2015 and 2014. The Bank has entered into non-cancelable operating leases related to buildings and land.  At December 31, 2016, future minimum payments under non-cancelable operating leases with initial or remaining terms of one year or more are as follows (by fiscal year):

2017	$406,845
2018	303,874
2019	295,303
2020	295,303
2021	295,303
Thereafter	1,365,438
Total Future Minimum Payments	$2,962,066

Total rental expense was $399,000, $417,000, and $424,000 for the years ended December 31, 2016, 2015 and 2014, respectively. Five lease agreements with monthly expenses of $6,800, $800, $7,900, $8,600, and $10,000 have multiple renewal options totaling 30, 10, 15, 45, and 20 years, respectively.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(6)         Goodwill

Goodwill was recorded in connection with the Company's acquisition of Collier Jennings Financial Corporation in July 2006. The goodwill balance of $1.2 million remained unchanged at December 31, 2016 and 2015.

In accordance with accounting guidance, the Company evaluates its goodwill on an annual basis. The evaluations were performed as of September 30, 2016 and September 30, 2015 for the years ended December 31, 2016 and 2015, respectively. At the time of the evaluations the Company determined that no impairment existed. Therefore, there was no write-down of goodwill for the years ended December 31, 2016 and 2015.

(7)         FHLB Stock

The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to a membership component, which was 0.09% of total assets at both December 31, 2016 and 2015, plus a transaction component equal to 4.25% of outstanding advances (borrowings) from the FHLB of Atlanta at December 31, 2016 and 2015.  The Bank is in compliance with this requirement with an investment in FHLB of Atlanta stock of $2.8 million and $2.2 million at December 31, 2016 and 2015, respectively. No readily available market exists for this stock and it has no quoted fair value.  However, because redemption of this stock has historically been at par, it is carried at cost.

(8)         Other Real Estate Owned

The Bank owned $2.7 million and $4.4 million in OREO at December 31, 2016 and 2015, respectively. Transactions in OREO for the years ended December 31, 2016, 2015 and 2014 are summarized below.

	2016	2015	2014
Balance, beginning of year	$4,361,411	$3,229,710	$3,947,226
Additions	1,026,178	4,362,635	1,638,135
Sales	(2,626,375)	(2,918,587)	(1,850,651)
Write-downs	(40,000)	(312,347)	(505,000)
Balance, end of year	$2,721,214	$4,361,411	$3,229,710

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(9)         Deposits

Deposits outstanding at December 31, 2016 and 2015 are summarized below by account type.

	December 31, 2016			December 31, 2015
	Balance	Weighted Rate	Interest Rate Range	Balance	Weighted Rate	Interest Rate Range
Checking Accounts	$171,133,555	0.02%	0.00-0.20%	$155,765,968	0.03%	0.00-0.20%
Money Market Accounts	230,902,038	0.20%	0.00-0.50%	229,016,993	0.16%	0.10-0.17%
Statement Savings Accounts	36,522,989	0.10%	0.00-0.10%	31,191,828	0.10%	0.00-0.10%
Total	$438,558,582	0.12%	0.00-0.50%	$415,974,789	0.11%	0.00-0.20%

Certificate Accounts:
0.00 – 0.99%	$148,370,515			$175,755,511
1.00 – 1.99%	66,532,221			51,479,431
2.00 – 2.99%	641,960			8,886,814
Total	$215,544,696	0.78%	0.05-2.00%	$236,121,756	0.69%	0.04-2.52%
Total Deposits	$654,103,278	0.34%	0.00-2.00%	$652,096,545	0.32%	0.00-2.52%

Included in the certificates above were $40.3 million and $42.5 million in brokered deposits at December 31, 2016 and 2015, respectively, with a weighted average interest rate of 1.14% and 0.94%, respectively. Of the $40.3 million in brokered deposits at December 31, 2016, $15.9 million mature within one year.

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $119.2 million and $132.0 million at December 31, 2016 and 2015, respectively.

Certificate of deposits that met or exceeded the FDIC insurance limit of $250,000 were $57.4 million and $71.3 million at December 31, 2016 and 2015, respectively.

The amounts and scheduled maturities of all certificates of deposit were as follows at December 31, 2016 and 2015:

	December 31,
	2016	2015
Within 1 Year	$131,484,617	$141,385,500
After 1 Year, Within 2 Years	40,384,177	56,022,488
After 2 Years, Within 3 Years	15,459,977	23,139,815
After 3 Years, Within 4 Years	8,452,948	9,179,894
After 4 Years, Within 5 Years	19,762,977	6,394,059
	$215,544,696	$236,121,756

At December 31, 2016 and 2015, the Bank had $81,000 and $46,000, respectively, in overdrafts that were reclassified to loans.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(10)         Advances From Federal Home Loan Bank and Other Borrowings

Advances from the FHLB are summarized by year of maturity and weighted average interest rate at December 31, 2016 below.

	Amount	Weighted Rate
2017	$15,395,000	0.76%
2018	18,000,000	1.06%
2019	12,000,000	1.31%
2020	3,000,000	1.38%
Total	$48,395,000	1.05%

These advances are secured by a blanket collateral agreement with the FHLB by pledging the Bank’s portfolio of residential first mortgage loans and investment securities with an amortized cost and fair value of $73.3 million and $71.1 million, respectively, at December 31, 2016 and $77.8 million and $74.7 million, respectively, at December 31, 2015.

FHLB advances are subject to prepayment penalties. During the year ended December 31, 2016, the Bank prepaid three FHLB advances totaling $17.9 million and incurred $789,000 in prepayment penalties. During the year ended December 31, 2015, the Bank prepaid three FHLB advances totaling $15.0 million and incurred $788,000 in prepayment penalties. During the year ended December 31, 2014, the Bank prepaid one FHLB advance with a balance of $5.0 million and incurred $178,000 in prepayment penalties.

Callable advances are callable at the option of the FHLB.  If an advance is called, the Bank has the option to pay off the advance without penalty, re-borrow funds on different terms, or convert the advance to a three-month floating rate advance tied to LIBOR. The Bank did not have any callable FHLB advances at December 31, 2016.

At December 31, 2016 and 2015, the Bank had $198.7 million and $240.2 million in additional borrowing capacity, respectively, at the FHLB.

The Bank had $9.3 million and $6.4 million in other borrowings at December 31, 2016 and 2015, respectively.  These borrowings consist of short-term repurchase agreements with certain commercial demand deposit customers for sweep accounts. The repurchase agreements typically mature within one to three days and the interest rate paid on these borrowings floats monthly with money market type rates. At both December 31, 2016 and 2015, the interest rate paid on the repurchase agreements was 0.15%. The maximum amount outstanding at any one month end during the year ended December 31, 2016 was $12.6 million compared to $10.3 million during the year ended December 31, 2015. The Bank had pledged as collateral for these repurchase agreements investment and mortgage-backed securities with amortized costs and fair values of $17.6 million and $17.9 million, respectively, at December 31, 2016 and $14.3 million and $14.6 million, respectively, at December 31, 2015.

(11)         Note Payable

On October 31, 2016, the Company repurchased all 22,000 shares of its Series B Preferred Stock from the United States Department of the Treasury ("Treasury") for a repurchase amount of $21.3 million plus accrued but unpaid interest of $93,000 for a total payment amount of $21.4 million. See Note 20 for more information on this transaction. In connection with this repurchase, the Company obtained a $14.0 million unsecured term loan from another financial institution. The loan accrues and pays interest quarterly at a floating rate of the Wall Street Journal Prime index minus 30 basis points, which was equal to 3.45% at December 31, 2016. The unpaid principal balance is payable in 11 consecutive quarterly payments of $437,500 each, with a balloon payment equal to the entire remaining principal balance due on October 1, 2019. At December 31, 2016, the remaining principal balance on the loan was $13.0 million.

The note has the following covenants with which the Bank must maintain compliance: the Bank must maintain a "Well Capitalized" rating in accordance with regulatory standards, a Risk-Based Capital Ratio of not less than 12.00%, a “Modified” Texas Ratio of not more than 30.00%, and an annual return on assets of at least 0.60%. The Bank is also required to maintain a loan loss reserve in amounts deemed adequate by all federal and state regulatory authorities. Management of the Bank reviews these covenants quarterly for compliance. At December 31, 2016, the Bank was in compliance with all covenants.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(12)         Junior Subordinated Debentures

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

The Capital Securities accrue and pay distributions quarterly at a floating rate of three month LIBOR plus 170 basis points which was a rate per annum equal to 2.66% and 2.21% at December 31, 2016 and 2015, respectively. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears.

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

(14)         Income Taxes

Income tax expense was comprised of the following for the dates indicated below:

	Years Ended December 31,
	2016	2015	2014
Current:
Federal	$1,022,082	$1,056,002	$1,833,069
State	191,999	285,699	267,904
Total Current Tax Expense	1,214,081	1,341,701	2,100,973
Deferred:
Federal	696,638	722,699	192,051
State	9,761	2,699	10,144
Total Deferred Tax Expense	706,399	725,398	202,195
Total Income Tax Expense	$1,920,480	$2,067,099	$2,303,168

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(14)         Income Taxes, Continued

The Company's income taxes differ from those computed at the statutory federal income tax rate, as follows:

	Years Ended December 31,
	2016	2015	2014
Tax at Statutory Income Tax Rate	$2,667,347	$2,782,229	$2,758,729
State Tax and Other	(26,284)	(41,986)	66,738
Tax Exempt Interest	(732,087)	(684,708)	(534,325)
Valuation Allowance	11,504	11,564	12,026
Total Income Tax Expense	$1,920,480	$2,067,099	$2,303,168

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2016 and 2015 are presented below.

	December 31,
	2016	2015
Deferred Tax Assets:
Deferred Compensation	$620,256	$558,870
Provision for Loan Losses	2,873,574	2,846,867
Other Real Estate Owned	106,107	1,004,332
Net Fees Deferred for Financial Reporting	97,273	112,782
Net Operating Losses	243,279	231,775
Other	292,402	205,009
Total Gross Deferred Tax Assets	4,232,891	4,959,635
Less: Valuation Allowance	(243,279)	(231,775)
Net Deferred Tax Assets	3,989,612	4,727,860

Deferred Tax Liabilities:
FHLB Stock Basis Over Tax Basis	114,577	114,630
Depreciation	386,940	420,568
Prepaid Expenses	44,103	42,271
Unrealized Gain on Securities Available for Sale	714,584	2,604,222
Total Gross Deferred Tax Liability	1,260,204	3,181,691
Net Deferred Tax Asset	$2,729,408	$1,546,169
Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2016, management has determined that it is more likely than not that the total deferred tax asset will be realized except for the deferred tax asset associated with state net operating loss carryforwards, and, accordingly, has established a valuation allowance only for this item. The change in the valuation allowance was $11,500. Net deferred tax assets are included in other assets at December 31, 2016 and 2015. The Company had state net operating losses attributable to the non-bank entities of $7.4 million and $7.0 million for the years ended December 31, 2016 and 2015, respectively.
Retained earnings at December 31, 2016 included tax bad debt reserves of $2.1 million, for which no provision for federal income tax has been made. If, in the future, these amounts are used for any purpose other than to absorb bad debt losses, including dividends, stock redemptions, or distributions in liquidation, or the Company ceases to be qualified as a bank holding company, they may be subject to federal income tax at the prevailing corporate tax rate.
At December 31, 2016, the Company had no material unrecognized tax benefits or accrued interest and penalties. It is the Company's policy to account for interest and penalties accrued relative to unrecognized tax benefits as a component of income tax expense. Tax returns for 2013 and subsequent years are subject to examination by taxing authorities.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(15)         Regulatory Matters

As a state-chartered, federally insured commercial bank, the Bank is subject to the regulatory capital requirements established by the FDIC. Under the FDIC’s capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 total capital (as defined) and common equity Tier 1 (“CET1”) capital to risk-weighted assets (as defined). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by bank regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements.

Effective January 1, 2015 (with some changes transitioned into full effectiveness over two to four years), the Bank became subject to new regulatory capital requirements. The new minimum requirements are a ratio of CET1 capital to total risk-weighted assets (the "CET1 risk-based ratio") of 4.5%, a Tier 1 capital ratio of 6.0%, a total capital ratio of 8.0%, and a leverage ratio of 4.0%. In addition to the minimum CET1, Tier 1 and total capital ratios, the Bank is required to maintain a capital conservation buffer consisting of additional CET1 capital above the required minimum levels in order to avoid limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses based on percentages of eligible retained income that could be utilized for such actions. This new capital conservation buffer requirement began to be phased in starting in January 2016 at 0.625% of risk-weighted assets and will increase each year until fully implemented in January 2019.

In addition to the capital requirements, there are a number of changes in what constitutes regulatory capital, subject to transition periods. These changes include the phasing-out of certain instruments as qualifying capital. The Bank does not have any of these instruments. Mortgage servicing rights and deferred tax assets over designated percentages of CET1 will be deducted from capital, subject to a transition period ending December 31, 2017. CET1 consists of Tier 1 capital less all capital components that are not considered common equity. In addition, Tier 1 capital includes accumulated other comprehensive income (loss), which includes all unrealized gains and losses on available for sale debt and equity securities, subject to a transition period ending December 31, 2017. Because of the Bank's asset size, it was not considered an advanced approaches banking organization and has elected to permanently opt-out of the inclusion of unrealized gains and losses on available for sale debt and equity securities in its capital calculations.

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

Under the new standards, in order to be considered well-capitalized, the Bank must have a CET1 risk-based capital ratio of 6.5% (new), a Tier 1 risk-based capital ratio of 8.0% (increased from 6.0%), a total risk-based capital ratio of 10.0% (unchanged) and a Tier 1 leverage capital ratio of 5.0% (unchanged). As of December 31, 2016, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action.

The Company is a bank holding company registered with the Federal Reserve. Bank holding companies are subject to capital adequacy requirements of the Federal Reserve under the Bank Holding Company Act of 1956, as amended, and the regulations of the Federal Reserve. For a bank holding company with less than $1.0 billion in assets, the capital guidelines apply on a bank only basis and the Federal Reserve expects the holding company's subsidiary banks to be well-capitalized under the prompt corrective action regulations. If Security Federal Corporation was subject to regulatory guidelines for bank holding companies with $1.0 billion or more in assets, at December 31, 2016, it would have exceeded all regulatory capital requirements.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(15)         Regulatory Matters, Continued

The Company and the Bank’s regulatory capital amounts and ratios were as follows as of the dates indicated:

	Actual		For Capital Adequacy		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2016
SECURITY FEDERAL CORP.
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$73,787	16.6%	$26,714	6.0%	N/A	N/A
Total Risk-Based Capital (To Risk Weighted Assets)	79,383	17.8%	35,618	8.0%	N/A	N/A
Common Equity Tier 1 Capital (To Risk Weighted Assets)	68,787	15.4%	20,035	4.5%	N/A	N/A
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	73,787	9.1%	32,548	4.0%	N/A	N/A
SECURITY FEDERAL BANK
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$88,139	19.8%	$26,694	6.0%	$35,592	8.0%
Total Risk-Based Capital (To Risk Weighted Assets)	93,735	21.1%	35,592	8.0%	44,490	10.0%
Common Equity Tier 1 Capital (To Risk Weighted Assets)	88,139	19.8%	20,021	4.5%	28,919	6.5%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	88,139	10.8%	32,587	4.0%	40,734	5.0%

December 31, 2015
SECURITY FEDERAL CORP.
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$84,672	21.7%	$23,429	6.0%	N/A	N/A
Total Risk-Based Capital (To Risk Weighted Assets)	95,429	24.4%	31,239	8.0%	N/A	N/A
Common Equity Tier 1 Capital (To Risk Weighted Assets)	63,504	16.3%	17,572	4.5%	N/A	N/A
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	84,672	10.6%	31,811	4.0%	N/A	N/A
SECURITY FEDERAL BANK
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$87,728	22.5%	$23,440	6.0%	$31,254	8.0%
Total Risk-Based Capital (To Risk Weighted Assets)	92,653	23.7%	31,254	8.0%	39,067	10.0%
Common Equity Tier 1 Capital (To Risk Weighted Assets)	87,728	22.5%	17,580	4.5%	25,394	6.5%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	87,728	11.0%	31,801	4.0%	39,751	5.0%

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(16)         Employee Benefit Plans

The Company is participating in a multiple employer defined contribution employee benefit plan covering substantially all employees with six months or more of service.  The Company matches a portion of the employees’ contributions and the plan has a discretionary profit sharing provision.  Total employer contributions were $224,000, $210,000 and $186,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

The Company has an Employee Stock Purchase Plan (“ESPP”).  The ESPP allows employees of the Company to purchase stock quarterly through a payroll deduction at a discount calculated as 15% of the market value with a floor equal to the Company’s book value.  The ESPP, which was approved by stockholders in July 2005, became effective in January 2007. Participation in the ESPP is voluntary.  Employees are limited to investing $25,000 or 5% of their annual salary, whichever is lower, during the year.  During the year ended December 31, 2016, there were no employee stock purchases within the plan.

The Company implemented an Incentive Compensation Plan (the "Plan") during the year ended December 31, 2014. Incentive awards are based on the financial and operating performance of the Company as well as other participant specific objectives. The Plan allows employees of the Company to earn up to 7.5 days of their annual salary for successfully completing specific goals established by the participants and their respective supervisors plus an additional 2.5 days of their annual salary if the Company meets an annual predetermined net operating income amount determined by the Board of Directors. The Company also implemented an Incentive Compensation Plan for executive level officers (the "Executive Plan"). Under this plan incentive awards are based on contributions to performance as measured by critical operating and financial ratios, and other participant specific objectives. The Company has to meet the annual predetermined net operating income amount determined by the Board of Directors for any incentive awards to be paid under the Executive Plan. If the Company does not meet the required net income amount, no incentives are paid regardless of the executive's performance on individual objectives or entity wide objectives. Participation in both plans is voluntary. At December 31, 2016 and 2015, the Company accrued $250,000 and $150,000, respectively, for incentive payments, which were paid during the subsequent year.

Certain officers of the Company participate in a supplemental retirement plan.  These benefits are not qualified under the Internal Revenue Code and they are not funded.  During the years ended December 31, 2016, 2015 and 2014, the Company incurred expenses of $276,000, $205,000, and $103,000, respectively, for this plan.

Certain officers and directors of the Company participate in incentive and non-qualified stock option plans. Prior to fiscal 2010, the Company had three stock option plans that together authorized the Company to grant 150,000 options. In 2008, the 2008 Equity Incentive Plan was approved by stockholders and implemented by the Company with the intention of replacing the previous three option plans. No additional options are to be granted under the old plans and forfeitures under the old plans are not added to the new plan as available options, however, all existing options outstanding under these plans remain in effect. The 2008 Equity Incentive Plan provides for the grant of non-qualified and incentive stock options, stock appreciation rights (“SARS”), and restricted stock awards. Under the 2008 Equity Incentive Plan, 50,000 shares of common stock are reserved for the issuance of stock options and SARS in addition to 50,000 shares subject to restricted stock awards. The plan is administered by a committee appointed by the Board of Directors. The committee determines the specific employees, amount and type of any awards granted. At December 31, 2016 and 2015, there were 50,000 shares available for issuance under this plan for stock options and SARS. Options under all plans are granted at exercise prices not less than the fair value of the Company’s common stock on the date of the grant.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(16)         Employee Benefit Plans, Continued

The following is a summary of the activity under the Company’s incentive and non-qualified stock option plans for the years ended December 31, 2016, 2015 and 2014:

	Years Ended December 31,
	2016		2015		2014
	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price
Balance, Beginning of Period	29,500	$23.55	47,500	$22.41	61,500	$22.49
Options Granted	—	—	—	—	—	—
Options Exercised	—	—	—	—	—	—
Options Forfeited	8,000	23.47	18,000	20.55	14,000	22.74
Balance, End of Period	21,500	$23.57	29,500	$23.55	47,500	$22.41

Options Exercisable	18,200	$23.62	21,500	$23.57	34,300	$22.00
Weighted-Average Remaining Life of Exercisable Options	1.0 year		1.4 years		1.1 years
Options Available for Grant	50,000		50,000		50,000

During the year ended December 31, 2016, 4,500 options with a weighted average exercise price of $23.57 vested. During the year ended December 31, 2015, 5,200 stock options with a weighted average exercise price of $23.50 vested. During the year ended December 31, 2014, 5,400 options with a weighted average exercise price of $23.50 vested. The aggregate intrinsic value of the stock options outstanding and exercisable was $0 at December 31, 2016, 2015 and 2014. Total compensation expense related to stock options was $8,000, $12,700, and $12,700 for the years ended December 31, 2016, 2015 and 2014, respectively.  As of December 31, 2016, there was $5,155 of total unrecognized compensation cost related to non-vested stock options.  The cost is expected to be recognized over a weighted average period of three years.

There were no stock options granted by the Company during the years ended December 31, 2016, 2015 and 2014. At December 31, 2016, the Company had the following options outstanding:

Grant Date	Outstanding Options	Option Price	Expiration Date
05/24/07	2,000	$24.34	05/24/17
07/09/07	1,000	$24.61	07/09/17
10/01/07	2,000	$24.28	10/01/17
01/01/08	12,000	$23.49	01/01/18
05/19/08	2,500	$22.91	05/19/18
07/01/08	2,000	$22.91	07/01/18

Options granted after March 31, 2006 generally vest 20% per year every year beginning in the sixth year after the grant date.  These options may be exercised as they vest in years six through ten, or until the end of year ten after the grant date.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(17)         Bank Owned Life Insurance

BOLI provides key person life insurance on certain officers of the Company. The cash value of the life insurance policies are recorded as a separate line item in the accompanying balance sheets at $17.1 million and $16.6 million at December 31, 2016 and 2015, respectively.  The earnings portion of the insurance policies grows tax deferred and helps offset the cost of the Company’s benefits programs.  The Company recorded earnings of $528,000, $423,000 and $300,000 for the growth in the cash value of life insurance during the years ended December 31, 2016, 2015 and 2014, respectively. There were no death benefits received during the year ended December 31, 2016.

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

Financial instruments where the contract amount represents the Bank's credit risk include commitments under pre-approved but unused lines of credit of $80.3 million and $51.2 million, undisbursed loans in process of $3.5 million and $2.9 million, and letters of credit of $570,000 and $882,000 at December 31, 2016 and 2015, respectively.

These loan and letter of credit commitments are subject to the same credit policies and reviews as loans on the balance sheet.  Collateral, both the amount and nature, is obtained based upon management's assessment of the credit risk.  Since many of the extensions of credit are expected to expire without being drawn, the total commitment amounts do not necessarily represent future cash requirements.  Included in the loan commitments noted above were unused credit card loan commitments of $4.9 million and $4.6 million at December 31, 2016 and 2015, respectively.  The Bank had $165,000 in outstanding commitments on mortgage loans not yet closed at December 31, 2016 compared to none at December 31, 2015.  These commitments, which are funded subject to certain limitations, extend over varying periods of time with the majority being funded within 45 days.  At December 31, 2016 and 2015, the Bank had outstanding commitments to sell approximately $4.2 million and $2.5 million of loans, respectively, which encompassed the Bank’s held for sale loans.  The Bank also has commitments to sell mortgage loans not yet closed, on a best efforts basis.  Best efforts means the Bank suffers no penalty if they are unable to deliver the loans to the potential buyers.  The fair value of the Bank’s commitment to originate mortgage loans at committed interest rates and to sell such loans to permanent investors is insignificant.

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

	Years Ended December 31,
	2016	2015	2014
Balance, Beginning of Period	$181,738	$202,197	$230,722
New Loans	66,269	692	1,116
Less Loan Payments	(106,035)	(21,151)	(29,641)
Balance, End of Period	$141,972	$181,738	$202,197

Loans to all employees, officers, and directors of the Company, in the aggregate constituted approximately 4.9% and 3.3% of the Company’s total shareholders' equity at December 31, 2016 and 2015, respectively.  Deposits from executive officers and directors of the Company and the Bank and their related interests were approximately $13.7 million at $15.1 million at December 31, 2016 and 2015 and have substantially the same terms, including interest rates, as those prevailing at the time with other non- related depositors.

The Company leased office space from a related party during the years ended December 31, 2016, 2015 and 2014. The lease is with a company in which the related party, who is both a director and an officer of the Company, has an ownership interest.  The Company incurred rent expense of $81,000 for each of the years ended December 31, 2016, 2015 and 2014 related to this lease.  Management is of the opinion that the transactions with respect to office rent were made on terms that are comparable to those which would be made with unaffiliated persons.

(20)    Stock Issuance and Exchange

The Company was approved to participate in the Treasury’s Community Development Capital Initiative (“CDCI”) program.  The CDCI was established by the Treasury under the Troubled Asset Relief Program to invest lower cost capital in Community Development Financial Institutions (“CDFI”), supporting their efforts to provide credit to small businesses and other qualified customers in connection with the downturn in the economy.

In connection with its participation in the CDCI, on September 29, 2010, the Company (i) exchanged all $18.0 million (aggregate liquidation preference amount) of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), previously sold to the Treasury pursuant to the Capital Purchase Program ("CPP"), for $18.0 million (aggregate liquidation preference amount) of the Company’s newly designated Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), (ii) sold 400,000 shares of its common stock at $10.00 per share in a private offering to board members of the Company for aggregate gross proceeds of $4.0 million; and (iii) received an additional $4.0 million investment from the Treasury through the sale of an additional $4.0 million (aggregate liquidation preference amount) of its Series B Preferred Stock to the Treasury.  The additional $4.0 million investment from the Treasury was contingent upon the Company’s completion of the $4.0 million separate stock offering for the same amount, as required by the Company’s primary regulator at the time, the Office of Thrift Supervision.

In conjunction with its participation in the CPP in 2008, the Company sold a warrant to the Treasury to purchase 137,966 shares of the Company’s common stock. The warrant had a 10-year term and was immediately exercisable upon issuance. The warrant remained outstanding after the exchange until its repurchase by the Company in 2013 at a fair market value of $50,000. As a result of the transaction, the warrant was canceled, which reduced warrants outstanding by $400,000 and increased additional paid in capital by $350,000.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(20)    Stock Issuance and Exchange, Continued

Participation in the CDCI provided the Company with $8.0 million in additional capital and lowered the cost of the capital received from the Treasury.  The annual dividend rate on the Series A Preferred Stock was 5% and was scheduled to increase to 9% on February 15, 2014.  The annual dividend rate on the Series B Preferred Stock was 2% for the first eight years from the date of issuance, or until September 19, 2018, and 9% thereafter if still then outstanding.  The annual dividend rate on the Series B Preferred Stock also could be increased if the Company and the Bank did not maintain eligibility as a CDFI under Treasury regulations.

On October 31, 2016, the Company repurchased all 22,000 shares of its Series B Preferred Stock from the Treasury for a repurchase amount of $21.3 million plus accrued interest of $93,000 for a total payment amount of $21.4 million. The repurchase was partially funded through cash on hand and a $14.0 million term loan from another financial institution. As a result of this transaction, the Company recognized $660,000 in net income available to common shareholders during the year ended December 31, 2016.

(21)    Unvested Restricted Stock Issuance

On February 12 2015, the Company issued 1,473 shares of restricted stock at $17.22 per share to the Company’s Chief Executive Officer (“CEO”). The issuance was in lieu of annual incentive pay for the 2014 Incentive Plan year. Based on restrictions set forth in our agreement with Treasury as part of the Company’s participation in the CDCI program, the CEO is not permitted to receive cash incentive pay. The shares cliff vest at the end of two years. All dividends until that date are held in an escrow account. There were no shares of restricted stock issued by the Company during the year ended December 31, 2016 .

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
Condensed Balance Sheet Data

	December 31,
	2016	2015
Assets:
Cash	$4,631,554	$8,785,338
Investment Securities, Available For Sale	213,000	154,902
Investment in Security Federal Statutory Trust	155,000	155,000
Investment in Security Federal Bank	90,441,110	93,150,771
Accounts Receivable and Other Assets	31,275	25,242
Total Assets	$95,471,939	$102,271,253
Liabilities and Shareholders’ Equity:
Accounts Payable and Other Liabilities	$121,965	$66,130
Note Payable	13,000,000	—
Junior Subordinated Debentures	5,155,000	5,155,000
Senior Convertible Debentures	6,084,000	6,084,000
Shareholders’ Equity	71,110,974	90,966,123
Total Liabilities and Shareholders’ Equity	$95,471,939	$102,271,253

Condensed Statements of Income Data

	Years Ended December 31,
	2016	2015	2014
Income:
Equity in Earnings of Security Federal Bank	$410,959	$506,074	$3,779,212
Dividend Income from Security Federal Bank	6,000,000	6,000,000	2,400,000
Miscellaneous Income	21,530	15,828	12,937
Total Income	6,432,489	6,521,902	6,192,149
Expenses:
Interest Expense	688,750	591,054	587,859
Other Expenses	69,603	18,822	19,382
Total Expenses	758,353	609,876	607,241
Income Before Income Taxes	5,674,136	5,912,026	5,584,908
Income Tax Benefit	(250,520)	(203,901)	(225,832)
Net Income	5,924,656	6,115,927	5,810,740
Preferred Stock Dividends	(422,889)	(440,000)	(440,000)
Gain on Redemption of Preferred Stock	660,000	—	—
Net Income Available to Common Shareholders	$6,161,767	$5,675,927	$5,370,740

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(22)         Security Federal Corporation Condensed Financial Statements (Parent Company Only), Continued

Condensed Statements of Cash Flow Data

	Years Ended December 31,
	2016	2015	2014
Operating Activities:
Net Income	$5,924,656	$6,115,927	$5,810,740
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Equity in Earnings of Security Federal Bank	(410,959)	(506,074)	(3,779,212)
Stock Compensation Expense	7,912	12,676	12,676
(Increase) Decrease in Accounts Receivable	14,207	825	(49)
Increase in Accounts Payable	15,841	1,758	270
Net Cash Provided By Operating Activities	5,551,657	5,625,112	2,044,425
Financing Activities:
Redemption of Preferred Stock	(21,340,000)	—	—
Proceeds from Note Payable	14,000,000	—	—
Repayment of Note Payable	(1,000,000)	—	—
Dividends Paid to Shareholders-Preferred Stock	(422,889)	(440,000)	(440,000)
Dividends Paid to Shareholders-Common Stock	(942,552)	(942,552)	(942,080)
Net Cash Used in Financing Activities	(9,705,441)	(1,382,552)	(1,382,080)
Net Increase (Decrease) in Cash	(4,153,784)	4,242,560	662,345
Cash at Beginning of Period	8,785,338	4,542,778	3,880,433
Cash at End of Period	$4,631,554	$8,785,338	$4,542,778

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

Investment Securities Available for Sale

Investment securities available for sale are recorded at fair value on a recurring basis. At December 31, 2016, the Company’s investment portfolio was comprised of government and agency bonds, mortgage-backed securities issued by government agencies or GSEs, private label CMO mortgage-backed securities, municipal securities, and two equity investments. Fair value measurement is based upon prices obtained from third party pricing services that use independent pricing models which rely on a variety of factors including reported trades, broker/dealer quotes, benchmark yields, economic and industry events and other relevant market information. As such, these securities are classified as Level 2.

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

Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2016, most of the total impaired loans were evaluated based on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. The Company records impaired loans as nonrecurring Level 3.

As of December 31, 2016 and 2015, the recorded investment in impaired loans was $8.3 million and $12.6 million, respectively. The average recorded investment in impaired loans was $13.2 million for year ended December 31, 2016 and $13.1 million for the year ended December 31, 2015.

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

Assets measured at fair value on a recurring basis as of December 31, 2016 are summarized below.

Assets:	Quoted Market Price in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
FHLB Securities	$—	$998,000	$—
SBA Bonds	—	101,906,059	—
Tax Exempt Municipal Bonds	—	71,535,149	—
Taxable Municipal Bonds	—	1,991,130	—
Mortgage-Backed Securities	—	185,261,091	—
Equity Securities	—	368,000	—
Total	$—	$362,059,429	$—

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(23)         Carrying Amounts and Fair Value of Financial Instruments, Continued

Assets measured at fair value on a recurring basis as of December 31, 2015 are summarized below.

Assets:	Quoted Market Price In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
FHLB Securities	$—	$1,932,088	$—
FFCB Securities	—	1,987,936	—
FNMA Bonds	—	1,004,331	—
SBA Bonds	—	111,416,782	—
Tax Exempt Municipal Bonds	—	76,065,619	—
Mortgage-Backed Securities	—	182,797,212	—
Equity Securities	—	309,902	—
Total	$—	$375,513,870	$—

There were no liabilities measured at fair value on a recurring basis as of December 31, 2016 and 2015.

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. The table below presents assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2016 and 2015, aggregated by the level in the fair value hierarchy within which those measurements fall.

Assets:	Level 1	Level 2	Level 3	December 31, 2016
Mortgage Loans Held For Sale	$—	$4,243,907	$—	$4,243,907
Collateral Dependent Impaired Loans (1)	—	—	8,313,745	8,313,745
Foreclosed Assets	—	—	2,721,214	2,721,214
Total	$—	$4,243,907	$11,034,959	$15,278,866

(1) IMPAIRED LOANS ARE REPORTED NET OF SPECIFIC RESERVES OF $14,289

Assets:	Level 1	Level 2	Level 3	December 31, 2015
Mortgage Loans Held For Sale	$—	$2,462,559	$—	$2,462,559
Collateral Dependent Impaired Loans (1)	—	—	12,565,728	12,565,728
Foreclosed Assets	—	—	4,361,411	4,361,411
Total	$—	$2,462,559	$16,927,139	$19,389,698

(1) IMPAIRED LOANS ARE REPORTED NET OF SPECIFIC RESERVES OF $81,600

There were no liabilities measured at fair value on a nonrecurring basis as of December 31, 2016 and 2015.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(23)         Carrying Amounts and Fair Value of Financial Instruments, Continued

For Level 3 assets and liabilities measured at fair value on a recurring or non-recurring basis, the significant unobservable inputs used in the fair value measurements were as follows as of December 31, 2016:

		Valuation	Significant
	Fair Value	Technique	Unobservable Inputs	Range

Collateral Dependent Impaired Loans	$8,313,745	Appraised Value	Discount Rates/ Discounts to Appraised Values	0% - 24%
Foreclosed Assets	$2,721,214	Appraised Value/Comparable Sales	Discount Rates/ Discounts to Appraised Values	16% - 100%

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

Note Payable—The carrying value of the note payable approximates fair value.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(23)         Carrying Amounts and Fair Value of Financial Instruments, Continued

The following tables summarize the carrying value and estimated fair value of the Company’s financial instruments as of December 31, 2016 and 2015 presented in accordance with the applicable accounting guidance.

	December 31, 2016
	Carrying	Fair Value
(In Thousands)	Amount	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash and Cash Equivalents	$9,375	$9,375	$9,375	$—	$—
Certificates of Deposits with Other Banks	2,445	2,445	—	2,445	—
Investment and Mortgage-Backed Securities	387,643	387,430	—	387,430	—
Loans Receivable, Net	359,723	357,457	—	—	357,457
FHLB Stock	2,777	2,777	2,777	—	—

Financial Liabilities:
Deposits:
Checking, Savings and Money Market Accounts	$438,559	$438,559	$438,559	$—	$—
Certificate Accounts	215,545	214,149	—	214,149	—
Advances From FHLB	48,395	48,153	—	48,153	—
Other Borrowed Money	9,338	9,338	9,338	—	—
Note Payable	13,000	13,000	—	13,000	—
Junior Subordinated Debentures	5,155	5,155	—	5,155	—
Senior Convertible Debentures	6,084	6,084	—	6,084	—

	December 31, 2015
	Carrying	Fair Value
(In Thousands)	Amount	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash and Cash Equivalents	$8,382	$8,382	$8,382	$—	$—
Certificates of Deposits with Other Banks	3,445	3,445	—	3,445	—
Investment and Mortgage-Backed Securities	405,387	405,196	—	405,196	—
Loans Receivable, Net	330,573	327,460	—	—	327,460
FHLB Stock	2,215	2,215	2,215	—	—
Financial Liabilities:
Deposits:
Checking, Savings and Money Market Accounts	$415,975	$415,975	$415,975	$—	$—
Certificate Accounts	236,122	235,476	—	235,476	—
Advances From FHLB	34,640	35,676	—	35,676	—
Other Borrowed Money	6,412	6,412	6,412	—	—
Junior Subordinated Debentures	5,155	5,155	—	5,155	—
Senior Convertible Debentures	6,084	6,084	—	6,084	—

At December 31, 2016, the Bank had $80.3 million of off-balance sheet financial commitments. These commitments are to originate loans and unused consumer lines of credit and credit card lines.  Because these obligations are based on current market rates, if funded, the original principal is considered to be a reasonable estimate of fair value.

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

(24)         Quarterly Financial Data (Unaudited)

Unaudited condensed financial data by quarter for the years ended December 31, 2016 and 2015 is as follows (dollars, except per share data, in thousands):

	Quarter ended
	3/31/2016	6/30/2016	9/30/2016	12/31/2016
Interest Income	$6,985	$7,173	$7,153	$7,077
Interest Expense	919	868	805	924
Net Interest Income	6,066	6,305	6,348	6,153
Provision for Loan Losses	—	—	—	500
Net Interest Income After Provision for Loan Losses	6,066	6,305	6,348	5,653
Non-interest Income	1,828	1,464	1,781	1,328
Non-interest Expense	5,536	5,693	5,694	6,004
Income Before Income Tax	2,358	2,076	2,435	977
Provision for Income Taxes	641	510	655	115
Net Income	1,717	1,566	1,780	862
Preferred Stock Dividends	(110)	(110)	(110)	(93)
Gain on Redemption of Preferred Stock	—	—	—	660
Net Income Available to Common Shareholders	$1,607	$1,456	$1,670	$1,429
Basic Net Income Per Common Share	$0.55	$0.49	$0.57	$0.49
Diluted Net Income Per Common Share	$0.52	$0.47	$0.54	$0.46
Basic Weighted Average Shares Outstanding	2,944,001	2,944,001	2,944,001	2,944,001
Diluted Weighted Average Shares Outstanding	3,248,442	3,248,444	3,248,526	3,248,790

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(24)         Quarterly Financial Data (Unaudited), Continued

	Quarter ended
	3/31/2015	6/30/2015	9/30/2015	12/31/2015
Interest Income	$6,949	$7,066	$6,908	$6,983
Interest Expense	1,173	1,068	1,001	957
Net Interest Income	5,776	5,998	5,907	6,026
Provision For Loan Losses	100	—	(200)	100
Net Interest Income After Provision for Loan Losses	5,676	5,998	6,107	5,926
Non-interest Income	2,651	1,387	1,369	1,600
Non-interest Expense	6,255	5,335	5,130	5,811
Income Before Income Tax	2,072	2,050	2,346	1,715
Provision For Income taxes	567	527	601	371
Net Income	1,505	1,523	1,745	1,344
Preferred Stock Dividends	110	110	110	110
Net Income Available to Common Shareholders	$1,395	$1,413	$1,635	$1,234
Basic Net Income Per Common Share	$0.47	$0.48	$0.56	$0.42
Diluted Net Income Per Common Share	$0.45	$0.46	$0.53	$0.40
Basic Weighted Average Shares Outstanding	2,944,001	2,944,001	2,944,001	2,944,001
Diluted Weighted Average Shares Outstanding	3,248,230	3,248,249	3,248,361	3,248,415

(25)     Subsequent Events

Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued. Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet, including estimates inherent in the process of preparing financial statements. Nonrecognized subsequent events are events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date. Management has reviewed all events occurring through the date the financial statements were available to be issued and determined that there were no subsequent events that required disclosure.

SHAREHOLDERS INFORMATION

ANNUAL MEETING
The annual meeting of shareholders will be held at 11:00 a.m. on Thursday, April 20, 2017 at Newberry Hall, 117 Newberry Street SW, Aiken, South Carolina.

STOCK LISTING
The Company’s stock is traded on the Over-The-Counter-Bulletin Board under the symbol “SFDL.OB.”  The stock began trading on the Bulletin Board in October 2003.

PRICE RANGE OF COMMON STOCK
The table below shows the range of high and low bid prices.  These prices represent actual transactions and do not include retail markups, markdowns or commissions.

	High	Low
Year Ended December 31, 2015
03/31/2015	$17.85	$17.40
06/30/2015	$18.20	$17.42
09/30/2015	$20.00	$18.90
12/31/2015	$22.00	$19.00

Year Ended December 31, 2016
03/31/2016	$21.25	$20.00
06/30/2016	$21.24	$20.00
09/30/2016	$23.25	$20.41
12/31/2016	$35.00	$23.20

As of December 31, 2016, the Company had approximately 270 shareholders of record, not including shares held in street name, and 2,945,474 outstanding shares of common stock.

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

Shareholders Information

Security Federal Corporation

Annual and Other Reports

The Company is required to file an annual report on Form 10-K for its fiscal year ended December 31, 2016 with the Securities and Exchange Commission. Copies of Form 10-K, Security Federal Corporation's annual report and the Company's quarterly reports may be obtained from and inquiries may be addressed to Mrs. Beverly Nettles of Security Federal Corporation.

GENERAL INQUIRIES

Mrs. Beverly Nettles
VP/Assistant Secretary
Security Federal Corporation
238 Richland Ave., NW
P.O. Box 810
Aiken, SC 29802-0810
Phone: 803-641-3000
Toll free: 866-851-3000

SPECIAL COUNSEL

Breyer & Associates, PC
Suite 785
8180 Greensboro Drive
McLean, VA 22102

TRANSFER AGENT

Security Federal Corporation
238 Richland Ave., NW
P.O. Box 810
Aiken, SC 29802-0810

INDEPENDENT AUDITORS

Elliott Davis Decosimo, LLC
1901 Main Street
Suite 900
P.O. Box 2227
Columbia, SC 29202-2227

Board of Directors

Timothy W. Simmons
Chairman
Security Federal Corporation
Aiken, SC

Dr. Robert E. Alexander
Chancellor Emeritus
Univ. of SC at Aiken
Aiken, SC

Hon. William Clyburn
Member of the South Carolina
House of Representatives
Aiken, SC

Francis M. Thomas
Retired Banker
Aiken, SC

J. Chris Verenes
CEO
Security Federal Corporation
Aiken, SC

G. L. Toole, III
Attorney-At-Law, Retired
Aiken, SC

Thomas L. Moore
Owner
TL Moore Consulting, LLC
North Augusta, SC

Roy G. Lindburg
President
Security Federal Corporation
Aiken, SC

Richard T. Harmon
President
Security Federal Bank
Aiken, SC

Harry O. Weeks, Jr.
Business Development Executive
Hutson Etherredge Companies
Aiken, SC

DIRECTOR EMERITUS

Walter E. Brooker, Sr.
President, Brooker's Inc.
Denmark, SC

2016 Annual Report | 79

Bank Advisory Boards

W. Barry Adams, Retired Banker
Bank Advisory Board Coordinator
Aiken, SC

SOUTH CAROLINA BOARDS

Midland Valley

Charles A. Hilton
General Manager
Breezy Hill Water & Sewer
Graniteville, SC

Gail W. Dotson
Retired Banker
Clearwater, SC

Pat Guglieri
Retired Banker
Langley, SC

Rev. Stephen Phillips
Pastor
Christian Heritage Church
Graniteville, SC

Patricia Abney-McDaniel
Retired Educator
Graniteville, SC

Thomas L. Moore
Owner
TL Moore Consulting, LLC
North Augusta, SC

Glenda K. Napier
Co-Owner
Napier Funeral Home
Graniteville, SC

IN MEMORIAM: **Reverend Dr. Nathaniel Irvin, Sr.**

We were saddened to lose a longtime supporter and friend of Security Federal Bank this year. Reverend Dr. Irvin joined the North Augusta Advisory Board in July of 1992 and served until August of 1994 when he joined the Midland Valley Advisory Board. Irvin was most well-known for serving as Pastor of Old Storm Branch Baptist Church for 33 ½ years (1980-2013). Between his professional career as a pastor and a devotion to his community, he left a legacy of leadership and loving service to the Greater Aiken Community.

Midlands

L. Todd Sease
Partner
Jumper, Carter, Sease Architects PA
West Columbia, SC

Otis B. Rawl, Jr.
President/CEO
Greater Lexington Chamber & Visitors Center

Sen. Nikki G. Setzler
Sr. Partner
Setzler & Scott, PA Law Firm
West Columbia

Randall Halfarce
Community Ambassador
Alumni and Development
Columbia International University
Columbia, SC

Michael C. Strange
Interim Executive Director for Columbia Housing Development Corporation and TN Development Corporation
Columbia, SC

Baylen T. Moore
Attorney At Law
Columbia, SC

Jamie L. Devine
President/CEO
Community Assistance Provider
Columbia, SC

Rev. Rickie Glenn
Pastor
Mt. Zion Missionary Baptist Church of Cayce
Cayce, SC

North Augusta

Rev. G.L. Brightharp
Owner
G.L. Brightharp & Sons Mortuary
North Augusta, SC

William M. Hixon
Owner
Hixon Realty
North Augusta, SC

Thomas L. Moore
Owner
TL Moore Consulting, LLC
North Augusta, SC

John P. Potter
Director of Finance
City of North Augusta
North Augusta, SC

Wagener

M. Judson Busbee
Owner
Busbee Hardware
Wagener, SC

Mary T. Lybrand
Retired Banker
Wagener, SC

Dr. Michael L. Miller
Mayor
Town of Wagener
Wagener, SC

Richard H. Sumpter
Retired Educator
Wagener, SC

N. Robert Salley
Mayor
Town of Salley
Salley, SC

GEORGIA BOARDS

Richmond County

Robert E. Hagler
Partner
Fulcher Hagler LLP
Augusta, GA

Elaine B. Mathews
Executive Director
Augusta/CSRA Habitat for Humanity, Inc.
Augusta, GA

Dr. Gregory M. Fuller
Pastor
Macedonia Baptist Church
Augusta, GA

Evans

Kuan S. Kuo
President
Kuo Enterprises
Augusta, GA

JoAnn J. Herbert
Vice President
Herbert Homes, Inc.
Evans, GA

Dr. Wesley Broome
CEO
Broome Family Eye Care
Evans, GA

Rev. Robert L. Ramsey
Pastor
Gospel Water Branch Baptist Church
Evans, GA

80 | www.securityfederalbank.com

Management Team

Timothy W. Simmons	*Chairman of Security Federal Corporation*
J. Chris Verenes	*Chairman & CEO, Security Federal Bank*
G.L. Toole, III	*Vice Chairman, Security Federal Corporation & Security Federal Bank*
Robert E. Alexander	*Corporate Secretary*
Roy G. Lindburg	*President, Security Federal Corporation*
Richard T. Harmon	*President, Security Federal Bank*
Jessica T. Cummins	*CFO*
Margaret A. Hurt	*Controller*
Audrey T. Varn	*President – Security Federal Trust and Investments Div.*
Terry L. Gilman	*President – Insurance Operations*
Andrea P. Haltiwanger	*President – Insurance Department*
Anthony J. Ateca	*EVP – Chief Administrative Officer*
Thomas R. Crawford, Jr.	*EVP – Business Development*
Gabriele C. Dukes	*EVP – Financial Counseling*
Paul T. Rideout	*SVP – Chief Lending Officer*
John L. Girardeau	*SVP – Mortgage Lending*
Janice S. Hauerwas	*SVP – Lending Compliance*
G. David Jennings	*SVP – Premium Financing*
Kathi J. Snipes	*SVP – CDFI Coordinator/CRA Officer*
Dorothy E. Brandon	*VP – Financial Services Officer*
Shane M. Bagby	*VP – Financial Services Officer*
Todd C. Stanford	*VP – Financial Services Officer*
Joshua J. Booth	*VP – Financial Services Officer*
James M. Geddes	*VP – Financial Services Officer*
Patricia B. Moseley	*VP – Loan Servicing Manager*
Thomas H. Wessel	*VP – Information Technology Manager*
Marilyn C. Jordan	*VP – Special Assets Manager*
Sharon M. Swift	*VP – Branch Operations Coordinator*
Gary E. Wertz	*VP – Branch Administration Manager*
L. Gaye Wright	*VP – Item Processing Manager*
Alicia N. Heath	*VP – Human Resources*
Matthew B. Fry	*VP – Internal Audit Manager*
Virginia G. Smith	*VP – Director of Mortgage Originations*
Helen T. Sons	*VP – Financial Services Officer*
Gina K. Booth	*VP – Deposit Administration Manager*
J. Patrick Gardenhire	*VP – Facilities/Operations Manager*
Terrie A. Bolon	*VP – Credit Administration*
Beverly S. Nettles	*VP – Assistant Corporate Secretary*
Trudy S. Boyd	*VP/CDO – Financial Counseling Area Team Lead*
Rebecca A. Carson	*VP – Premium Finance Business Development & Accounting Consultant*
Karl G. Lutterloh	*VP – Senior Trust Officer*
Bonnie A. Swearingen	*VP – Compliance Manager*
Dena L. Knight	*VP – Premium Finance Marketing & Accounts Manager*
Tammy L. Chavous	*VP – Mortgage Loan Production Manager*
Tracy M. Medlin	*VP – Mortgage Loan Underwriter*

Branch Locations

Whiskey Road, Aiken, South Carolina
1705 Whiskey Road
Dana S. Hall—AVP/Manager

North Augusta, South Carolina
315 E. Martintown Road
Benjamin R. Reeves—Manager

Laurens Street, Aiken, South Carolina
100 Laurens Street
Carlene K. Clark—AVP/Manager

Richland Avenue, Aiken, South Carolina
1665 Richland Avenue
S. Kevin Price—AVP/Manager

South Side, Aiken, South Carolina
2587 Whiskey Road
Sara E. Sowers—Manager

Graniteville, South Carolina
50 Canal Street
Pamela F. Barwick—Manager

Langley, South Carolina
2812 Augusta Road
Sherry M. Munns—Manager

Clearwater, South Carolina
4568 Jefferson Davis Highway
Amanda B. Dyer—AVP/Manager

Wagener, South Carolina
118 Main Street
D. Scott Tindal—AVP/Manager

West Columbia, South Carolina
1185 Sunset Boulevard
Vicky J. Wood—AVP/Manager

Lexington, South Carolina
5446 Sunset Boulevard
Jeff A. Branum—Manager

Assembly Street, Columbia, South Carolina
1900 Assembly Street
Meredith S. Cox—Manager

Ballentine, South Carolina
1790 Dutch Fork Road, Irmo, SC
Amanda B. Ballington—Manager

Evans, Georgia
7004 Evans Town Center Boulevard
Lisa M. Ellis—Manager

Riverwood, Evans, Georgia
Opening April of 2017
5133 Washington Road
Freda F. Baker—AVP/Manager

2016 Annual Report | 81

Mortgage Excellence

The Security Federal Mortgage Department operates with a team of 20 lending professionals. Over the last year, the team has increased total loan production to over $57 million, while continuing to improve customer satisfaction.

The mortgage department works as a team to make sure the baton is passed effectively and efficiently throughout the entire mortgage process. In order to become more efficient and effective, the mortgage department went paperless in 2016. Along with a paperless process came E-disclosures and the ability to E-sign.

Security Federal Mortgage Department looks forward to another successful year of Helping People, Changing Lives.

82 | www.securityfederalbank.com

Familiar Faces

Gary Wertz

Gary Wertz is Vice President of Security Federal Bank as well as the Branch Administration Manager, where he is responsible for all liaison activities between Executive Management and all retail branch locations.

Gary started his career in banking with Security Federal in 2002 as a Teller in the South Side Wal-Mart branch. In Gary's 15 years with Security Federal, he has served as a Head Teller, Customer Service Representative, Assistant Branch Manager, Branch Manager, Retail Area Manager and Operations Tech.

Gary was born in Aiken, SC and graduated from Aiken Technical College in December of 2012 with an Associate's Degree in Applied Science Majoring in Business Management. He currently resides in North Augusta, SC and is active with the Aiken Young Professionals and is a 2011 graduate of Leadership Aiken County.

7 QUICK FACTS ABOUT SECURITY FEDERAL BANK & CORPORATION

1. **Opened in March of 1922 on Laurens Street in Aiken, SC**
2. **Originally Named Aiken Building & Loan Association**
3. **Changed the name to Security Federal Savings & Loan Association in March of 1962**
4. **Changed the name to Security Federal Savings Bank of South Carolina in November of 1986**
5. **Security Federal Corporation was formed in October of 1987**
6. **Changed the name to Security Federal Bank in April of 1996**
7. **Security Federal Bank is celebrating its 95 anniversary in March of 2017**

Security Federal Corporation

2016 Annual Report | 83

Security Federal Corporation

238 RICHLAND AVENUE, NW | AIKEN, SOUTH CAROLINA

Member FDIC
NMLS #456430
EQUAL HOUSING LENDER