Form 10-K, Exhibit 13
period 2017-12-31
SECURITY FEDERAL CORP
filed 2018-03-20
CIK 818677

Exhibit 13

Annual Report to Stockholders

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

# Security Federal Corporation

CELEBRATING
95 YEARS OF
HELPING PEOPLE
*Changing Lives*

DECEMBER 31, 2017

# Annual Report

FULL SERVICE COMMUNITY BANK SINCE 1922

Dear Fellow Shareholders,

Security Federal Corporation, the holding company for Security Federal Bank, is pleased to announce earnings for the year ended December 31, 2017. **Net income before taxes increased $509,000 or 6.4% to $8.4 million** for the year ended December 31, 2017 compared to $7.8 million in 2016.

On December 22, 2017, the Tax Cuts and Jobs Act ("Act") was signed into law which reduced the federal corporate tax rate from 35% to 21%, effective January 1, 2018. As a result of the reduction in the corporate income tax rate, the Company revalued its net deferred tax asset as of December 31, 2017. The impact was a one-time, non-cash charge to income tax provision of approximately $628,000. As a result, the Company reported **net income available to common shareholders of $5.9 million or $2.01 per common share** (basic) for the year ended December 31, 2017 compared to $6.2 million or $2.09 per common share (basic) for the year ended December 31, 2016.

Chief Executive Officer Chris Verenes commented, "2017 was a solid year for Security Federal with strong growth in core earnings and continued loan growth. The results were muted slightly as a result of the Act; however, looking beyond this we expect to see significant future benefits from the legislation."

**Non-performing assets improved $1.4 million or 17.0% to $6.8 million** at December 31, 2017 from $8.2 million at December 31, 2016. Non-performing assets represented 0.79% and 1.01% of total assets at December 31, 2017 and 2016, respectively. Consistent with the decrease in non-performing assets, total charges to the provision for loan losses decreased as well. Total charges to the provision were $300,000 for the year ended December 31, 2017, $200,000 of which was recorded during the fourth quarter. The provision for loan losses was $500,000 for both the quarter and year ended December 31, 2016.

Non-interest expense increased $1.4 million or 6.0% to $24.3 million for the year ended December 31, 2017 compared to $22.9 million for the year ended December 31, 2016. The most significant increase was in salaries and employee benefits expense, which increased $1.3 million or 10.3%. The increase in non-interest expense was partially offset by a decrease in prepayment penalties on FHLB advances. The Bank prepaid $17.9 million in higher rate FHLB advances and incurred $789,000 in prepayment penalties during 2016 compared to no prepayment penalties in 2017.

Net income available to common shareholders for the quarter ended December 31, 2017 was $909,000 or $0.31 per common share (basic) compared to $1.4 million or $0.49 per common share (basic) for the same quarter in 2016.

During the fourth quarter of 2016, the Company received a one-time preferred stock redemption discount of $660,000. The discount was recognized in net income available to common shareholders during the quarter and year ended December 31, 2016 and also contributed to the higher earnings for the quarter and year ended December 31, 2016 compared to the same periods in 2017. Excluding the effects of the tax reform in 2017 and the preferred stock redemption discount in 2016, fourth quarter net income available to common shareholders increased $768,000 or 99.9% to $1.5 million in 2017 compared to $769,000 for the same quarter in 2016.

In light of our continued profitability, Security Federal Corporation will **pay a quarterly dividend of $ .09 per share** on or about March 15, 2018 to shareholders of record as of February 28, 2018.

This is the one hundred ninth consecutive quarterly dividend to shareholders since the Bank's conversion in October of 1987 from a mutual to a stock form of ownership.

**Timothy W. Simmons**
CHAIRMAN

**Roy G. Lindburg**
PRESIDENT

2 | www.securityfederalbank.com

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

# HELPING PEOPLE... *Changing Lives*

Security Federal continues to grow in all aspects of its business—loans, core deposits, insurance, trust and most other noninterest income products. That has helped lead us to another solid year in 2017. We believe that these trends will continue into the next year.

The last several years have been marked by weak loan demand owing to slow economic conditions. We began seeing a gradual increase in our loan demand mid-year and accelerating late in the year. **More specifically, we are encouraged by the loan growth we have seen in the Midlands and Augusta, Georgia markets**.

**Deposit growth has been very strong across our footprint and continues to provide funding for our asset growth**. The introduction of our new deposit product, Kasasa, has increased our core deposits and appears to have noticeably increased related debit card revenues.

Noninterest income continues to be an important component of our growth. While loan demand is important, it can quickly shift with swings in the economy. By contrast, most of our noninterest income is steady and stable-- smoothing out the cycles of loan demand. Importantly, it carries none of the risk of credit products. As a result of our investments and emphasis over the last decade, our noninterest income as a percent of our total is significantly higher than our peer banks.

Our mortgage department is the front door to our bank, and is a valuable source of customers for our other banking products. Our insurance subsidiary has had impressive growth in our automobile, homeowners and commercial lines. Our premium finance company, Security Federal Premium Pay Plans (SFPPP), is now the largest provider of personal lines premium financing in the state of South Carolina. SFPPP now provides services to 40 insurance agencies in 61 locations throughout South Carolina. This business should continue its rapid growth. We expect to see our commercial premium finance business grow in the years ahead as we devote more resources to this product line. Our Trust department has built a solid reputation. This is validated by the growth we have enjoyed over the last few years. The growth is manifested in the earnings the Trust department is now contributing to Security Federal.

**We are expanding into new markets.** You will recall that we opened another Midlands' branch (Ballentine) in December 2015. We opened our second branch in the Augusta, Georgia metropolitan statistical area last year and look to further expand into that market over the next two years. Late last year, the town of Ridge Spring approached us about opening a branch in their community when their only bank closed. We announced in November that we will be opening a branch in Ridge Spring in April 2018. We are proud of this decision and are appreciative of the help given by the residents of the community in making this a reality.

**Our 230 dedicated employees—through their efforts-- are driving the growth and expansion of our bank**. They take pride in Security Federal...and we are proud of them. They continue to hold the key to Security Federal's future and are the source of our optimism going forward.

**J. Chris Verenes**
CHAIRMAN & CEO
SECURITY FEDERAL BANK

**Richard T. Harmon**
PRESIDENT
SECURITY FEDERAL BANK

## 2017 ANNUAL REPORT CONTENTS

2 Letter to Shareholders

3 Helping People, Changing Lives

4 Financial Highlights

7 Selected Consolidated Financial & Other Data

9 Management's Discussion & Analysis of Financial Condition & Results of Operations

31 Report of Elliott Davis , LLC

32 Consolidated Balance Sheets

33 Consolidated Statements of Income

34 Consolidated Statements of Comprehensive Income

35 Consolidated Statements of Shareholders' Equity

37 Consolidated Statements of Cash Flows

39 Notes to Consolidated Financial Statements

76 Shareholders Information Board of Directors

78 Bank Advisory Board

79 Management Team

80 Branch Locations

81 Familiar Faces

82 Riverwood Branch

Security Federal Corporation

2017 Annual Report | 3

# Financial Highlights

| | Years Ended December 31, 2017 | Years Ended December 31, 2016 |
|---|---|---|
| NET INCOME BEFORE INCOME TAXES | $8,354,000 | $7,845,000 |
| NET INCOME AVAILABLE TO COMMON SHAREHOLDERS | 5,918,000 | 6,162,000 |
| EARNINGS PER COMMON SHARE—BASIC | 2.01 | 2.09 |
| TOTAL BOOK VALUE PER COMMON SHARE | 26.39 | 24.14 |
| TOTAL INTEREST INCOME | 29,787,000 | 28,388,000 |
| TOTAL INTEREST EXPENSE | 4,175,000 | 3,516,000 |
| NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES | 25,612,000 | 24,872,000 |
| PROVISION FOR LOAN LOSSES | 300,000 | 500,000 |
| NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES | 25,312,000 | 24,372,000 |
| SPREAD | 3.27% | 3.33% |
| NET INTEREST MARGIN | 3.34% | 3.40% |
| TOTAL LOANS ORIGINATED AND RENEWED | 253,685,000 | 264,641,000 |
| ADJUSTABLE RATE LOANS AS A PERCENT OF TOTAL GROSS LOANS | 34.6% | 34.7% |

4 | www.securityfederalbank.com

*For graphs related to earnings, all periods presented are twelve month periods ending as of the dates indicated.*

## Net Income Available to Common Shareholders

(IN THOUSANDS)

8000
7000
6000
5000
4000
3000
2000
1000
0
$1,945
$3,351
$5,371
$5,676
$6,162
$5,918
DEC. '12
DEC. '13
DEC. '14
DEC. '15
DEC. '16
DEC. '17

## Total Assets

(IN MILLIONS)

1000
800
600
400
200
0
$890
$849
$825
$799
$813
$869
DEC. '12
DEC. '13
DEC. '14
DEC. '15
DEC. '16
DEC. '17

## Return on Common Equity

10
8
6
4
2
0
3.62%
5.79%
8.72%
8.46%
8.45%
7.87%
DEC. '12
DEC. '13
DEC. '14
DEC. '15
DEC. '16
DEC. '17

## Allowances for Loan Losses

3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
2.80%
2.78%
2.41%
2.46%
2.30%
2.08%
DEC. '12
DEC. '13
DEC. '14
DEC. '15
DEC. '16
DEC. '17

2017 Annual Report | 5

# *Financial Highlights*

*For graphs related to earnings, all periods presented are twelve month periods ending as of the dates indicated.*

## Book Value Per Common Share

30
25
20
15
10
5
0
$20.45
$19.02
$22.23
$23.41
$24.14
$26.39
DEC. '12
DEC. '13
DEC. '14
DEC. '15
DEC. '16
DEC. '17

## Earnings Per Common Share – Basic

$2.00
$2.00
$1.75
$1.50
$1.25
$1.00
$.75
$.50
$.25
$0
$0.66
$1.14
$1.82
$1.93
$2.09
$2.01
DEC. '12
DEC. '13
DEC. '14
DEC. '15
DEC. '16
DEC. '17

## Security Federal Corporation Stock Prices

$35
$30
$25
$20
$15
$10
$5
$0
$5.17
$7.33
$15
$18
$20
$21.67
$20.26
$21
$23
$24.25
$24.75
$23
$15.50
$9.86
$10.92
$9
$8.10
$11.75
$17.50
$21.25
$35
$31.30
MARCH '97
MARCH '98
MARCH '99
MARCH '00
MARCH '01
MARCH '02
MARCH '03
MARCH '04
MARCH '05
MARCH '06
MARCH '07
MARCH '08
MARCH '09
MARCH '10
MARCH '11
MARCH '12
DEC. '12
DEC. '13
DEC. '14
DEC. '15
DEC. '16
DEC. '17

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

	Years Ended December 31,
	2017	2016	2015	2014	2013
Balance Sheet Data at End of Period	(Dollars in Thousands, Except Per Share Data)
Total Assets	$868,813	$812,682	$799,728	$825,364	$849,248
Cash and Cash Equivalents	10,320	9,375	8,382	10,193	7,630
Certificates of Deposit with Other Banks	1,950	2,445	3,445	2,095	2,100
Investment and Mortgage-Backed Securities	412,055	387,643	405,387	429,701	431,003
Total Loans Receivable, Net (1)	390,493	359,723	330,573	339,874	358,917
Deposits	702,107	654,103	652,097	660,115	658,697
Total Shareholders' Equity	77,923	71,112	90,967	87,435	77,990
Income Data
Total Interest Income	$29,787	$28,388	$27,906	$29,482	$30,447
Total Interest Expense	4,175	3,516	4,199	5,813	7,533
Net Interest Income	25,612	24,872	23,707	23,669	22,914
Provision For Loan Losses	300	500	—	450	2,645
Net Interest Income After Provision For Loan Losses	25,312	24,372	23,707	23,219	20,269
Non-Interest Income	7,344	6,401	7,007	6,163	6,896
Non-Interest Expense	24,302	22,928	22,531	21,268	22,033
Income Taxes (2)	2,435	1,920	2,067	2,303	1,341
Net Income	5,919	5,925	6,116	5,811	3,791
Preferred Stock Dividends	—	(423)	(440)	(440)	(440)
Gain on Redemption of Preferred Stock	—	660	—	—	—
Net Income Available To Common Shareholders	$5,919	$6,162	$5,676	$5,371	$3,351
Per Common Share Data
Net Income Per Common Share (Basic)	$2.01	$2.09	$1.93	$1.82	$1.14
Cash Dividends	$0.36	$0.32	$0.32	$0.32	$0.32

(1)    INCLUDES LOANS HELD FOR SALE

(2)
FOR THE YEAR ENDED DECEMBER 31, 2017, INCLUDES $606,000 FOR THE DEFERRED TAX ASSET WRITEDOWN DUE TO THE COMPREHENSIVE TAX LEGISLATION ENACTED ON DECEMBER 22, 2017, COMMONLY REFERRED TO AS THE TAX CUTS AND JOBS ACT (THE "TAX ACT").

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial and Other Data

	Years Ended December 31,
	2017	2016	2015	2014	2013
Other Data
Interest Rate Spread Information:
Average During Period	3.27%	3.33%	3.15%	2.98%	2.81%
End of Period	3.19%	3.18%	3.15%	3.06%	3.19%
Net Interest Margin (Net Interest Income / Average Earning Assets)	3.34%	3.40%	3.23%	3.08%	2.91%
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	113.80%	115.08%	114.60%	113.01%	110.71%
Common Equity to Total Assets	8.97%	8.75%	8.62%	7.93%	6.59%
Non-Performing Assets to Total Assets (3)	0.79%	1.01%	1.42%	2.06%	1.64%
Return on Assets	0.69%	0.74%	0.69%	0.64%	0.38%
Return on Common Equity	7.87%	8.45%	8.46%	8.72%	5.79%
Average Common Equity to Average Assets Ratio	8.77%	8.82%	8.17%	7.28%	6.64%
Dividend Payout Ratio on Common Shares(4)	17.92%	15.16%	16.61%	17.54%	28.11%
Number of Full-Service Offices	15	14	14	13	13

(3)       NON-PERFORMING ASSETS CONSIST OF NON-ACCRUAL LOANS AND OTHER REAL ESTATE OWNED ("OREO")
(4) RATIO OF DIVIDENDS PAID ON COMMON SHARES TO NET INCOME AVAILABLE TO COMMON SHAREHOLDERS

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

General

The following discussion and analysis is presented to provide the reader with an understanding of the financial condition and the results of operations of Security Federal Corporation and its subsidiaries.  The investment and other activities of the parent company, Security Federal Corporation (the “Company”), have had no significant impact on the results of operations for the periods presented in the Consolidated Financial Statements included herein.  Because we conduct all of our material business operations through Security Federal Bank (the "Bank"), a wholly owned subsidiary of the Company, the following discussion of financial results are primarily indicative of the activities of the Bank. The Bank was founded in 1922 as a mutual building and loan association. In 1987, the Bank converted to a federally chartered stock savings bank. On December 28, 2011, the Bank completed a charter conversion from a federally chartered stock savings bank to a South Carolina chartered commercial bank. In connection with this transaction, the Company reorganized from a savings and loan holding company into a bank holding company.

The Bank also has two wholly owned subsidiaries: Security Federal Insurance Inc. (“SFINS”) and Security Financial Services Corporation (“SFSC”).  SFINS is an insurance agency offering auto, business, health, and home insurance. SFINS has a wholly owned subsidiary, Collier Jennings Financial Corporation (“Collier Jennings”), which has three wholly owned subsidiaries: Security Federal Auto Insurance, The Auto Insurance Store Inc., and Security Federal Premium Pay Plans Inc.  Security Federal Premium Pay Plans Inc. has one wholly owned premium finance subsidiary and also has an ownership interest in four other premium finance subsidiaries. SFSC is currently inactive.

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

The principal business of the Bank is accepting deposits from the general public and originating consumer and commercial business loans as well as mortgage loans that enable borrowers to purchase or refinance one-to-four family residential real estate.  The Bank also originates construction loans on single-family residences, multi-family dwellings, and commercial real estate, as well as loans for the acquisition, development and construction of residential subdivisions, and commercial projects. The Bank also provides trust services and it offers property, casualty and health insurance products through its subsidiary, Security Federal Insurance Inc.

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

•
results of examinations of the Company by the Board of Governors of the Federal Reserve System ("Federal Reserve") and the Bank by the Federal Deposit Insurance Corporation ("FDIC") and the South Carolina State Board of Financial Institutions, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings;

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

•
disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing;

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Some of these and other factors are discussed in our Annual Report on Form 10-K for the year ended December 31, 2017 under Item 1A, “Risk Factors.” Such developments could have an adverse impact on our financial position and our results of operations.

Any of the forward-looking statements that we make may turn out to be inaccurate as a result of our beliefs and assumptions we make in connection with the factors set forth above or because of other unidentified and unpredictable factors. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements and you should not rely on such statements. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof. These risks could cause our actual results for 2018 and beyond to differ materially from those expressed in any forward-looking statements by or on behalf of us, and could negatively affect the Company’s consolidated financial condition and consolidated results of operations, liquidity and stock price performance.

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

The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments, estimates and assumptions used in preparation of the Consolidated Financial Statements.  The impact of an unexpected large loss could deplete the allowance and potentially require increased provisions to replenish the allowance, which would negatively affect earnings. The Company provides for loan losses using the allowance method.  Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to the allowance for loan losses.  Additions to the allowance for loan losses are provided by charges to operations based on various factors, which, in management’s judgment, deserve current recognition in estimating possible losses.  Such factors considered by management include the fair value of the underlying collateral, stated guarantees by the borrower (if applicable), the borrower’s ability to repay from other economic resources, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to the outstanding loans, loss experience, delinquency trends, and general economic conditions. Management evaluates the carrying value of the loan portfolio monthly and adjusts the allowance accordingly. While management uses the best information available to make evaluations, future adjustments may be necessary if economic conditions differ substantially from the assumptions used in making these evaluations.  The allowance for loan losses is subject to periodic evaluations by bank regulatory agencies that may require adjustments to the allowance based upon the information that is available at the time of their examination. For a further discussion of the Company’s estimation process and methodology related to the allowance for loan losses, see the discussion under the section entitled “Financial Condition” and “Comparison of the Years Ended December 31, 2017 and 2016-Provision for Loan Losses” included herein.

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

At December 31, 2017 and 2016, the Bank's one-year gap position was a positive mismatch between asset and liability maturities and interest rates. At December 31, 2017, assets repricing exceeded liabilities repricing within one year by $99.0 million or 12.1% of total interest earning assets. At December 31, 2016, assets repricing exceeded liabilities repricing within one year by $47.2 million or 6.2% of total interest earning assets.  For more information on the Bank’s repricing position at December 31, 2017, see the tables on pages 14 and 15.

During the year ended December 31, 2017, Bank originated $21.7 million in adjustable rate residential real estate loans (“ARMs”) for investment purposes. The Bank’s loan portfolio included $140.6 million of adjustable rate consumer loans, commercial loans, and mortgage loans or 34.6% of total loans at December 31, 2017.

During the year ended December 31, 2017, the Bank originated $189.9 million in new and renewed consumer and commercial loans, which are usually short term in nature.  The Bank's portfolio of consumer and commercial loans was $321.4 million at December 31, 2017, $289.5 million at December 31, 2016, and $263.0 million at December 31, 2015.  Consumer and commercial loans combined were 79.2%, 77.9% and 76.9% of total loans at December 31, 2017, 2016 and 2015, respectively.

At December 31, 2017, the Bank held approximately $14.7 million in longer term fixed rate residential mortgage loans. Typically, long term, newly originated fixed rate mortgage loans are not retained in the portfolio but are sold immediately in contrast to ARMs, which are typically retained in the portfolio.

Fixed rate residential loans sold to institutional investors, on a service-released basis totaled $40.8 million during the year ended December 31, 2017, $35.4 million during the year ended December 31, 2016 and $24.2 million during the year ended December 31, 2015. The Bank sells all its fixed rate mortgage loans on a service-released basis.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Certificates of deposit of $100,000 or more, referred to as “Jumbo Certificates,” are normally considered to be interest rate sensitive because of their relatively short maturities.  At December 31, 2017, the Bank had $139.7 million outstanding in Jumbo Certificates compared to $119.2 million at December 31, 2016.  Brokered deposits totaled $24.4 million at December 31, 2017 compared to $40.3 million at December 31, 2016. The majority of the Bank’s deposits are originated within the Bank’s immediate market area.

The following table summarizes the maturity schedule of certificates of deposit with balances of $100,000 or greater at December 31, 2017:

(In Thousands)
Within 3 Months	$28,580
After 3 Months, Within 6 Months	21,223
After 6 Months, Within 12 Months	25,110
After 12 Months	64,761
$139,674

The following table sets forth the Bank’s interest-bearing liabilities and interest-earning assets repricing or maturing within one year.  The table on the following page presents the Bank's entire interest-bearing liabilities and interest-earning assets into repricing or maturity time periods.  Both tables present adjustable rate loans in the periods they are scheduled to reprice and fixed rate loans are shown in the time frame of corresponding principal amortization schedules.  Adjustable and fixed rate loans are also adjusted for the Company’s estimates of pre-payments.  Mortgage-backed securities ("MBS") are shown at repricing dates, but also include prepayment estimates.  Both tables also assume that investments reprice at the earlier of maturity; the likely call date, if any, based on current interest rates; or the next scheduled interest rate change, if any.  NOW accounts are assumed to have a decay rate of 20% the first year, money market accounts are assumed to have a decay rate of 65% the first year, and statement savings accounts are assumed to have a decay rate of 20% the first year.  The balance, for all three products, is deemed to reprice in the one to three year category.  Callable fixed rate Federal Home Loan Bank (“FHLB”) advances are included in borrowings, and are deemed to mature at the expected call date or maturity, based on the stated interest rate of the advance and current market rates.  Junior subordinated debentures are shown at their repricing date or call date.

	At December 31,
	2017	2016
Interest Rate Sensitive Assets Repricing Within 1 Year	(Dollars in thousands)
Loans (1)	$215,429	$192,003
MBS Available For Sale ("AFS"), at Fair Value	116,985	111,659
MBS Held To Maturity ("HTM"), at Cost	4,280	5,312
Investment Securities AFS, at Fair Value	120,521	86,246
Investment Securities HTM, at Cost	2,998	—
Other Interest-Earning Assets and FHLB Stock	4,520	4,050
Total Interest Rate Sensitive Assets Repricing Within 1 Year	$464,733	$399,270

Interest Rate Sensitive Liabilities Repricing Within 1 Year
Deposits	317,047	309,203
FHLB Advances and Other Borrowed Money	48,642	42,888
Total Interest Rate Sensitive Liabilities Repricing Within 1 Year	$365,689	$352,091
Gap	$99,044	$47,179
Interest Rate Sensitive Assets/Interest Rate Sensitive Liabilities	127.1%	113.4%
Gap as a Percent of Total Interest-Earning Assets	12.1%	6.2%

(1)	LOANS ARE NET OF UNDISBURSED FUNDS AND LOANS IN PROCESS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The following table sets forth the interest rate sensitivity of the Bank's assets and liabilities at December 31, 2017, on the basis of the factors and assumptions set forth in the table on the previous page.

(Dollars in thousands)	3 Months or Less	Over 3 – 12 Months	Over 1 – 3 Years	Over 3 – 5 Years	Over 5 – 10 Years	Over 10 Years	Total
Interest-Earnings Assets
Loans (1)	$120,282	$95,147	$96,761	$52,720	$27,612	$6,335	$398,857
MBS HTM, at Cost	1,700	2,580	4,126	1,541	156	13,980	24,083
MBS AFS, at Fair Value	86,981	30,004	11,615	12,386	15,377	31,333	187,696
Investment Securities HTM, at Cost	2,998	—	—	—	—	—	2,998
Investment Securities AFS, at Fair Value	119,207	1,314	3,557	6,436	57,312	9,452	197,278
FHLB Stock, at Cost	—	2,932	—	—	—	—	2,932
Other Interest-Earning Assets	238	1,350	600	—	—	—	2,188
Total Interest-Earning Assets	$331,406	$133,327	$116,659	$73,083	$100,457	$61,100	$816,032
Interest-Bearing Liabilities
Deposit Accounts:
Certificates	$45,131	$90,042	$68,260	$26,155	$504	$—	$230,092
NOW	5,679	17,036	90,856	—	—	—	113,571
Money Markets	37,064	113,510	81,078	—	—	—	231,652
Statement Savings	2,146	6,439	34,342	—	—	—	42,927
Borrowings (2)	35,642	13,000	28,000	—	—	6,064	82,706
Total Interest-Bearing Liabilities	$125,662	$240,027	$302,536	$26,155	$504	$6,064	$700,948
Current Period Gap	$205,744	$(106,700)	$(185,877)	$46,928	$99,953	$55,036	$115,084
Cumulative Gap	$205,744	$99,044	$(86,833)	$(39,905)	$60,048	$115,084	$115,084
Cumulative Gap as a Percent of Total Interest-Earning Assets	25.2%	12.1%	(10.6)%	(4.9)%	7.4%	14.1%	14.1%

(1)	LOANS INCLUDE LOANS HELD FOR SALE AND ARE NET OF UNDISBURSED FUNDS AND LOANS IN PROCESS.

(2)	CALLABLE SECURITIES AND FHLB ADVANCES ARE SHOWN AT THEIR LIKELY CALL DATES BASED ON MANAGEMENT’S ESTIMATES AT DECEMBER 31, 2017.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition - Assets

Total assets increased $56.1 million or 6.9% to $868.8 million at December 31, 2017 from $812.7 million at December 31, 2016.  This increase was primarily due to increases in net loans receivable and investment and mortgage-backed securities.

Cash and cash equivalents increased $945,000 or 10.1% to $10.3 million at December 31, 2017 compared to $9.4 million at December 31, 2016.  Total investments and mortgage-backed securities increased $24.4 million or 6.3% to $412.1 million at December 31, 2017 from $387.6 million at December 31, 2016 primarily because deposit growth outpaced loan growth and excess funds are typically invested. The Bank purchased of 89 investment and mortgage-backed securities for a total purchase price of $166.3 million during the year ended December 31, 2017 compared to 66 investment and mortgage-backed securities purchased for a total price of $98.7 million during the prior year.

Total net loans receivable increased $30.8 million or 8.6% to $390.5 million at December 31, 2017 from $359.7 million at December 31, 2016 as a result of increases in all loan categories, excluding loans held for sale which decreased $1.2 million or 28.1% to $3.1 million at December 31, 2017 from $4.2 million at December 31, 2016. Residential real estate loans held for investment increased $3.3 million or 4.2% to $81.3 million at December 31, 2017 from $78.0 million at December 31, 2016. Typically, long term, newly originated fixed rate mortgage loans are not retained in the portfolio but are sold immediately in contrast to ARMs, which are usually retained in the portfolio.  At December 31, 2017, the Bank held 79.0% of its residential mortgage loans in ARMs and 21.0% in fixed rate residential mortgage loans. Consumer loans increased $6.1 million or 12.0% to $56.8 million at December 31, 2017 from $50.7 million at December 31, 2016. Commercial business loans increased $10.5 million or 64.5% to $26.8 million at December 31, 2017 from $16.3 million at December 31, 2016 while commercial real estate loans increased $15.2 million or 6.8% to $237.8 million at December 31, 2017 from $222.6 million at December 31, 2016.

Premises and equipment increased $1.6 million or 7.5% to $22.8 million at December 31, 2017 compared to $21.2 million at December 31, 2016. The increase was primarily due to additions related to the construction of the Bank's newest full-service branch in Evans, Georgia, which opened in 2017. This is our second branch in the metro Augusta, Georgia area.

In July 2006, the Company acquired Collier Jennings Financial Corporation, an insurance agency specializing in consumer automobile insurance and premium financing. The resulting goodwill from the acquisition was $1.2 million at December 31, 2017 and 2016 with no other intangible assets recorded at those dates. Collier Jennings now operates as a subsidiary of Security Federal Insurance Inc., a subsidiary of the Bank.

FHLB stock increased $155,000 or 5.6% to $2.9 million at December 31, 2017 compared to $2.8 million at December 31, 2016. The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to a membership component, which is 0.09% of total assets plus a transaction component which equals 4.25% of outstanding advances (borrowings) from the FHLB of Atlanta. As the Bank's total assets and FHLB advances have increased, so has the Bank’s required investment in FHLB stock.

The cash value of Bank Owned Life Insurance (“BOLI”) increased $1.7 million or 9.9% to $18.8 million at December 31, 2017 from $17.1 million at December 31, 2016. The increase was primarily related to the purchase of 15 additional policies for a total of $2.0 million, partially offset by the redemption of two policies during the year ended December 31, 2017. Also contributing to the increase in BOLI was $506,000 in accrued interest from the growth in the cash value of the Company's existing BOLI policies during 2017. BOLI, which earns tax-free yields, is utilized to partially offset the cost of the Company’s employee benefits programs and to provide key person insurance on certain officers of the Company.

Other assets decreased $1.7 million or 30.3% to $3.8 million at December 31, 2017 compared to $5.4 million at December 31, 2016 primarily due to a $2.6 million decrease in net deferred tax assets, which was partially offset by an increase of $575,000 in principal payments receivable from investment securities. The net unrealized gain on investment securities available for sale increased $3.0 million during the year ended December 31, 2017 as a result of strategic management of the portfolio and a decrease in longer term market rates. The majority of the decrease in net deferred tax assets represents the tax impact of this change.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition - Non-Performing Assets

The Company’s non-performing assets, which consist of non-accrual loans and OREO, decreased $1.4 million or 17.0% to $6.8 million at December 31, 2017 from $8.2 million at December 31, 2016. The following table summarizes our non-performing assets for the periods indicated:

	At December 31, 2017		At December 31, 2016		$	%
	Amount	Percent (1)	Amount	Percent (1)	Change	Change
Loans 90 Days or More Past Due or Non-Accrual Loans:
Residential Real Estate	$1,948,524	0.5%	$2,488,158	0.7%	$(539,634)	(21.7)%
Commercial Business	109,401	—	145,401	—	(36,000)	(24.8)
Commercial Real Estate	3,340,904	0.8	2,639,837	0.7	701,067	26.6
Consumer	318,926	0.1	241,571	0.1	77,355	32.0
Total Non-Performing Loans	5,717,755	1.4%	5,514,967	1.5%	202,788	3.7%

Other Non-Performing Assets:
OREO	1,115,671	0.3%	2,721,214	0.8	(1,605,543)	(59.0)
Total Other Non-Performing Assets	1,115,671	0.3%	2,721,214	0.8%	(1,605,543)	(59.0)%
Total Non-Performing Assets	$6,833,426	1.7%	$8,236,181	2.3%	$(1,402,755)	(17.0)%
Total Non-Performing Assets as a Percentage of Total Assets	0.8%		1.0%

(1) PERCENT OF GROSS LOANS RECEIVABLE HELD FOR INVESTMENT, NET OF DEFERRED FEES AND LOANS IN PROCESS
The largest decrease in non-performing loans was in the residential real estate loan category, which decreased $540,000 or 21.7% to $1.9 million at December 31, 2017 from $2.5 million at December 31, 2016. Non-performing residential real estate loans at December 31, 2017 consisted of 14 loans to 14 borrowers with an average loan balance of $139,000, the largest of which was $427,000. At December 31, 2016, non-performing residential real estate loans consisted of 17 loans to 17 borrowers with an average loan balance of $146,000, the largest of which was $352,000.

The largest increase in non-performing loans was in the commercial real estate loan category, which increased $701,000 or 26.6% to $3.3 million at December 31, 2017 from $2.6 million at December 31, 2016. The balance in non-performing commercial real estate loans at December 31, 2017 consisted of 24 loans to 20 borrowers with an average loan balance of $139,000 compared to 20 loans to 17 borrowers with an average loan balance of $132,000 at December 31, 2016. Of the non-performing commercial real estate loans at December 31, 2017, $2.7 million consisted of 18 loans secured by commercial buildings or first mortgages on principal residences throughout the Bank's market area to 15 different borrowers. Loans secured by principal residences are considered commercial real estate if they were business purpose loans. The remaining non-performing commercial real estate loans at December 31, 2017 consisted of $19,000 for one acquisition and development loan; $288,000 for four loans secured by raw land to four separate borrowers; and $351,000 for one loan secured by a church building. At December 31, 2017, our largest non-performing commercial real estate loan had a balance of $570,000 and was secured by a commercial building.

OREO decreased $1.6 million or 59.0% to $1.1 million at December 31, 2017 from $2.7 million at December 31, 2016. At December 31, 2017, the balance of OREO consisted of the following real estate properties: three single-family residences and 27 lots within residential subdivisions located throughout our market area in South Carolina; five parcels of commercial land and two commercial buildings in South Carolina.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on our financial condition and results of operations. Management continually monitors its loan portfolio for the impact of local economic changes.  The ratio of the allowance for loan losses to total loans was 2.08% and 2.30% at December 31, 2017 and 2016, respectively. The Bank closely monitors its past due loans.

The cumulative interest not accrued during the years ended December 31, 2017 and 2016 relating to all non-performing loans totaled $830,000 and $687,000, respectively. Our strategy is to work with our borrowers to reach acceptable payment plans while protecting our interests in the underlying collateral.  In the event an acceptable arrangement cannot be reached, we may have to acquire these properties through foreclosure or other means and subsequently sell, develop, or liquidate them.

The balance of loans in troubled debt restructurings (“TDRs”) decreased $481,000 or 10.5% during the year ended December 31, 2017. The Bank had eight TDRs totaling $4.1 million at December 31, 2017 compared to 12 TDRs totaling $4.6 million at December 31, 2016. The eight TDRs consisted of one unsecured consumer loan with a balance of $17,000 and seven commercial real estate loans to six separate borrowers, the largest of which had a balance of $2.4 million at December 31, 2017. The commercial real estate loans were secured primarily by first mortgages on one single family residence, two lots, one commercial building, one hotel and three churches. At December 31, 2017, four of the TDRs totaling $978,000 were non-accruing. All TDRs are reviewed for impairment loss and included in impaired loans until paid off.  At December 31, 2017, the Bank had $8.4 million of impaired loans, including $4.1 million in TDRs, compared to $8.3 million of impaired loans, including $4.6 million in TDRs, at December 31, 2016.

Financial Condition - Liabilities

Deposits at the Bank increased $48.0 million or 7.3% to $702.1 million at December 31, 2017 from $654.1 million at December 31, 2016. The Bank had brokered time deposits of $24.4 million and $40.3 million at December 31, 2017 and 2016, respectively. The Bank uses brokered time deposits to manage interest rate risk because they are accessible in bulk at rates typically only slightly higher than those in our market areas. In addition, a portion of these brokered time deposits give the Bank a call option that allows the Bank the choice to redeem them early should rates change. Total deposits at December 31, 2017, excluding brokered time deposits, increased $63.9 million or 10.4% to $677.7 million from $613.8 million at December 31, 2016. Brokered time deposits were 3.5% of total deposits at December 31, 2017 and 6.2% of total deposits at December 31, 2016.

Advances from the FHLB increased $3.3 million or 6.8% to $51.7 million at December 31, 2017 from $48.4 million at December 31, 2016. Other borrowings (non-FHLB advances) increased $2.0 million or 21.1% to $11.3 million at December 31, 2017 from $9.3 million at December 31, 2016.  These borrowings consist of short-term repurchase agreements with certain commercial demand deposit customers for sweep accounts. The repurchase agreements typically mature within one to three days and the interest rate paid on these borrowings floats monthly with money market type rates. At both December 31, 2017 and 2016, the interest rate paid on the repurchase agreements was 0.15%. The Bank had pledged as collateral for these repurchase agreements investment and mortgage-backed securities with amortized costs and fair values of $16.2 million and $16.5 million, respectively, at December 31, 2017 and $17.6 million and $17.9 million, respectively, at December 31, 2016.

In September 2006, Security Federal Statutory Trust issued and sold capital securities of the Trust (the “Capital Securities”). The Trust used the net proceeds from the sale of the Capital Securities to purchase a like amount of junior subordinated debentures (the “Debentures”) of the Company which are reported on the Consolidated Balance Sheet as junior subordinated debentures. The Capital Securities accrue and pay distributions at a floating rate of three month LIBOR plus 170 basis points annually which was equal to 3.29% at December 31, 2017. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears. The Capital Securities mature or are mandatorily redeemable upon maturity on December 15, 2036, or upon earlier optional redemption as provided in the indenture. The Company has the right to redeem the Capital Securities in whole or in part.

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

In October 2016, the Company obtained a $14.0 million term loan from another financial institution. The Company used the net proceeds from the loan for the sole purpose of financing a portion of the Company's redemption of its Series B Fixed Rate Cumulative Perpetual Preferred Stock ("Series B Preferred Stock"). The loan accrues and pays interest quarterly at a floating rate of the Wall Street Journal Prime index minus 30 basis points, which was equal to 4.20% at December 31, 2017.  The note matures on October 1, 2019 and had a remaining principal balance of $8.5 million at December 31, 2017. For additional information regarding this loan, refer to Note 11 of the Notes to Consolidated Financial Statements included herein.

Total shareholders' equity increased $6.8 million or 9.6% to $77.9 million at December 31, 2017 from $71.1 million at December 31, 2016 primarily due to net income and increased accumulated other comprehensive income, net of tax. Net income available to common shareholders of $5.9 million and the net increase in other comprehensive income of $1.8 million, representing the unrecognized gain in value of investment and mortgage-backed securities, were partially offset by $1.1 million in dividends paid to common shareholders for the year ended December 31, 2017. Book value per common share was $26.39 at December 31, 2017 compared to $24.14 at December 31, 2016.

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

	Year Ended December 31, 2017 Compared to Year Ended December 31, 2016			Year Ended December 31, 2016 Compared to Year Ended December 31, 2015
	Volume	Rate	Net	Volume	Rate	Net
	(In Thousands)
Interest-Earning Assets:
Loans: (1)
Mortgage Loans	$(72)	$37	$(35)	$59	$37	$96
Other Loans	1,521	(637)	884	927	(228)	699
Total Loans	1,449	(600)	849	986	(191)	795
Mortgage-Backed Securities (2)	(318)	229	(89)	(163)	(219)	(382)
Investments (2)	575	38	613	(256)	348	92
Other Interest-Earning Assets	9	12	21	—	14	14
Total Interest-Earning Assets	$1,715	$(321)	$1,394	$567	$(48)	$519
Interest-Bearing Liabilities:
Deposits:
Certificate Accounts	$13	$253	$266	$(134)	$(24)	$(158)
NOW Accounts	5	22	27	(4)	—	(4)
Money Market Accounts	5	106	111	(2)	—	(2)
Savings Accounts	8	—	8	4	—	4
Total Deposits	31	381	412	(136)	(24)	(160)
Borrowings	332	(107)	225	201	(725)	(524)
Total Interest-Bearing Liabilities	363	274	637	65	(749)	(684)
Effect on Net Interest Income	$1,352	$(595)	$757	$502	$701	$1,203

(1)   INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

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

		For the Year Ended December 31,
	Yield/ Rate at	2017			2016
	December 31, 2017	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
		(Dollars In Thousands)
Interest-Earning Assets:
Mortgage Loans	4.67%	$74,673	$3,358	4.50%	$76,231	$3,393	4.45%
Other Loans	5.29%	294,756	16,714	5.67%	268,134	15,830	5.90%
Total Loans (1)	5.17%	369,429	20,072	5.43%	344,365	19,223	5.58%
Mortgage-Backed Securities(2)	2.42%	204,622	4,802	2.35%	218,242	4,891	2.24%
Investments (2) (3)	2.50%	207,344	5,565	2.68%	186,114	4,952	2.66%
Other Interest-Earning Assets	0.95%	5,445	43	0.79%	4,071	22	0.54%
Total Interest-Earning Assets	3.77%	$786,840	$30,482	3.87%	$752,792	$29,088	3.86%
Interest-Bearing Liabilities:
Certificate Accounts	0.90%	$229,167	$1,920	0.84%	$227,415	$1,654	0.73%
NOW Accounts	0.05%	106,178	61	0.06%	95,792	34	0.04%
Money Market Accounts	0.28%	235,906	523	0.22%	232,727	390	0.17%
Savings Accounts	0.11%	40,496	42	0.10%	34,437	34	0.10%
Total Interest-Bearing Deposits	0.41%	611,747	2,546	0.42%	590,371	2,112	0.36%
Other Borrowings	0.15%	11,525	20	0.17%	9,318	17	0.18%
Note Payable	3.95%	11,107	420	3.78%	2,369	77	3.25%
Junior Subordinated Debt	3.29%	5,155	151	2.93%	5,155	125	2.42%
Senior Convertible Debt	8.00%	6,075	486	8.00%	6,084	487	8.00%
FHLB Advances	1.34%	45,798	552	1.21%	40,848	698	1.71%
Total Interest-Bearing Liabilities	0.58%	$691,407	$4,175	0.60%	$654,145	$3,516	0.54%
Net Interest Income			$26,307			$25,572
Interest Rate Spread	3.19%			3.27%			3.32%
Net Yield on Earning Assets (Net Interest Margin)				3.34%			3.40%

(1)   INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

(3)
TAX EQUIVALENT BASIS RECOGNIZES THE INCOME TAX SAVINGS WHEN COMPARING TAXABLE AND TAX-EXEMPT ASSETS AND WAS CALCULATED USING AN EFFECTIVE TAX RATE OF 34%. THE TAX-EQUIVALENT ADJUSTMENT RELATES TO THE TAX EXEMPT MUNICIPAL BONDS AND WAS $695,322 AND $700,573 FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016, RESPECTIVELY.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

		For The Year Ended December 31,
	Yield/ Rate at	2016			2015
	December 31, 2016	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
		(Dollars In Thousands)
Interest-Earning Assets:
Mortgage Loans	4.49%	$76,231	$3,393	4.45%	$74,903	$3,297	4.40%
Other Loans	5.44%	268,134	15,830	5.90%	252,624	15,131	5.99%
Total Loans (1)	5.24%	344,365	19,223	5.58%	327,527	18,428	5.63%
Mortgage-Backed Securities(2)	2.26%	218,242	4,891	2.24%	225,440	5,273	2.34%
Investments (2) (3)	2.58%	186,114	4,952	2.66%	196,268	4,860	2.48%
Other Interest-Earning Assets	0.80%	4,071	22	0.54%	4,103	8	0.19%
Total Interest-Earning Assets	3.74%	$752,792	$29,088	3.86%	$753,338	$28,569	3.79%
Interest-Bearing Liabilities:
Certificate Accounts	0.76%	$227,415	$1,654	0.73%	$246,422	$1,812	0.74%
NOW Accounts	0.05%	95,792	34	0.04%	91,575	38	0.04%
Money Market Accounts	0.18%	232,727	390	0.17%	231,720	392	0.17%
Savings Accounts	0.10%	34,437	34	0.10%	30,362	30	0.10%
Total Interest-Bearing Deposits	0.36%	590,371	2,112	0.36%	600,079	2,272	0.38%
Other Borrowings	0.15%	9,318	17	0.18%	8,560	16	0.19%
Note Payable	3.45%	2,369	77	3.25%	—	—	—%
Junior Subordinated Debt	2.66%	5,155	125	2.42%	5,155	104	2.02%
Senior Convertible Debt	8.00%	6,084	487	8.00%	6,084	487	8.00%
FHLB Advances	1.05%	40,848	698	1.71%	37,484	1,321	3.52%
Total Interest-Bearing Liabilities	0.56%	$654,145	$3,516	0.54%	$657,362	$4,200	0.64%
Net Interest Income			$25,572			$24,369
Interest Rate Spread	3.18%			3.32%			3.15%
Net Yield on Earning Assets (Net Interest Margin)				3.40%			3.23%

(1)   INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

(3)
TAX EQUIVALENT BASIS RECOGNIZES THE INCOME TAX SAVINGS WHEN COMPARING TAXABLE AND TAX-EXEMPT ASSETS AND WAS CALCULATED USING AN EFFECTIVE TAX RATE OF 34%. THE TAX-EQUIVALENT ADJUSTMENT RELATES TO THE TAX EXEMPT MUNICIPAL BONDS AND WAS $700,573 AND $663,419 FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015.

.
.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Comparison of the Years Ended December 31, 2017 and 2016

Net Income Available to Common Shareholders

The Company's net income available to common shareholders was $5.9 million or $1.91 per diluted common share for the year ended December 31, 2017, compared to $6.2 million or $1.99 per diluted common share for the year ended December 31, 2016.

The $243,000 or 4.0% decrease in earnings in 2017 was primarily the result of a one-time, non-cash charge to income tax provision of $606,000 related to the revaluation of the deferred tax asset as a result of the Tax Act.

During 2016, the Company received a one-time preferred stock redemption discount of $660,000. The discount was recognized in net income available to common shareholders during the year ended December 31, 2016 and also contributed to the higher earnings for the year ended December 31, 2016 compared to 2017. Excluding the effects of the Tax Act in 2017 and the preferred stock redemption discount in 2016, net income available to common shareholders increased $1.0 million or 18.9% to $6.5 million for the year ended December 31, 2017 compared to $5.5 million in 2016.

Net Interest Income

Net interest income increased $740,000 or 3.0% to $25.6 million for the year ended December 31, 2017, compared to $24.9 million in 2016. Net interest margin on a tax equivalent basis decreased six basis points to 3.34% for the year ended December 31, 2017 from 3.40% for the year ended December 31, 2016.  The reduction in net interest margin was primarily the result of increases in average interest bearing liabilities and the average cost of funds offset partially by increases in average interest earning assets and the average yield earned on investments and other interest earning assets.

Total average interest-earning assets increased $34.0 million or 4.5% to $786.8 million for the year ended December 31, 2017 from $752.8 million for the year ended December 31, 2016 with a 10 basis point increase in the average yield. Average interest-bearing liabilities increased $37.3 million or 5.7% to $691.4 million for the year ended December 31, 2017 from $654.1 million for the year ended December 31, 2016 with a six basis point increase in the average cost. The interest rate spread was 3.27% for the year ended December 31, 2017 compared to 3.33% for the year ended December 31, 2016.

Total interest income increased $1.4 million or 4.9% to $29.8 million for the year ended December 31, 2017, compared to $28.4 million for the year ended December 31, 2016, primarily due to increased interest income from loans. Interest income from loans increased $849,000 or 4.4% to $20.1 million for the year ended December 31, 2017 compared to $19.2 million for the year ended December 31, 2016. The increase was attributable to a $25.1 million increase in average total loans outstanding partially offset by a 15 basis point decrease in the average yield earned on the Bank’s loans during the year ended December 31, 2017.

Total tax equivalent interest income on investment securities, mortgage-backed securities, and other investments increased $545,000 or 5.5% as a result of a $9.0 million increase in the aggregate average balance of these interest earning assets combined an increase of seven basis points in the average yield earned.

Total interest expense increased $660,000 or 18.8% to $4.2 million for the year ended December 31, 2017, compared to $3.5 million for the year ended December 31, 2016. The largest increase was in interest expense on deposits, which increased $435,000 or 20.6% to $2.5 million in 2017 compared to $2.1 million in 2016.  Average interest bearing deposits increased $21.4 million or 3.6% to $611.7 million during the year ended December 31, 2017 compared to $590.4 million during 2016, while the average cost of those deposits increased six basis points to 0.42% during 2017 from 0.36% in 2016.

Interest expense on FHLB advances and all other borrowings increased $225,000 or 16.0% to $1.6 milllion during the year ended December 31, 2017 from $1.4 million in 2016. The increase was the result of a $15.9 million increase in the average balance of these liabilities, which was offset by a decrease of 16 basis points in the average cost to 2.04% in 2017 from 2.20% during 2016.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Provision for Loan Losses
The provision for loan losses decreased to $300,000 for the year ended December 31, 2017 compared to $500,000 for the year ended December 31, 2016. After a period of decline, the real estate market in our market area has begun to recover, which has helped stabilize nonperforming loans and the allowance for loan losses. Since the majority of our loans are secured by real estate, as real estate values continue to improve, the overall loan loss reserve required for these loans has declined, offsetting the additional reserve required for our loan growth. Net charge-offs were $435,000 and $419,000 or 0.11% and 0.12% of gross loans for the years ended December 31, 2017 and 2016, respectively.
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

Non-Interest Income

Non-interest income increased $943,000 or 14.7% to $7.3 million for the year ended December 31, 2017 from $6.4 million for the year ended December 31, 2016. The increase was primarily the result of increases in gain on sale of loans and BOLI income partially offset by a decrease in gain on sale of investment securities.

Gain on sale of investment securities decreased $210,000 or 29.8% to $494,000 during the year ended December 31, 2017 from $704,000 for the same period in 2016. The Company sold 54 available for sale investment securities for a total gross gain of $1.0 million and gross losses of $510,000 during 2017 compared to 42 sold with total gross gains and losses of $1.0 million and $300,000, respectively, in 2016.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Gain on sale of loans increased $224,000 or 23.4% to $1.2 million for the year ended December 31, 2017 compared to $956,000 in 2016 due to an increase in loans sold to investors. The Company sold 240 loans to investors with a total balance of $40.8 million in 2017 compared to 201 loans sold to investors totaling $35.4 million during 2016.

Income from BOLI increased $632,000 or 119.7% to $1.2 million during the year ended December 31, 2017 from $528,000 during the year ended December 31, 2016. During 2017, the Bank recognized $654,000 in death benefits in addition to $506,000 in income related to an increase in the cash surrender value of the BOLI policies. All BOLI income recognized in 2016 was related to accrued interest credited to the cash surrender value of the BOLI policies.

Trust income increased $108,000 or 15.7% to $796,000 during the year ended December 31, 2017 from $688,000 during 2016. Check card fee income increased $144,000 or 14.4% to $1.1 million for the year ended December 31, 2017 compared to $995,000 in 2016. Other non-interest income including annuity and investment brokerage commissions, bank credit life insurance on loans, and other miscellaneous income increased slightly to $716,000 in 2017 from $669,000 during 2016.

The Bank received $227,000 and $265,000 in grant income during the years ended December 31, 2017 and 2016, respectively. The grants were awarded by the Bank Enterprise Award (BEA) Program in recognition of the Bank’s investments in distressed communities and its continued commitment to community development. The amount of the award increases as the Bank’s investment in these areas increases, but is also subject to changes in program funding levels from the federal government. The Bank was awarded the maximum award available in both years.

Non-Interest Expense

Non-interest expense increased $1.4 million or 6.0% to $24.3 million during the year ended December 31, 2017 compared to $22.9 million during 2016.  The increase in non-interest expense was primarily due to increases in compensation and employee benefits expense, occupancy expense and the net cost of operation of OREO. These increases were partially offset by decreases in FDIC insurance premiums and prepayment penalties on FHLB advances.
Compensation and employee benefits increased $1.3 million or 10.3% to $14.4 million during the year ended December 31, 2017 from $13.0 million for the year ended December 31, 2016 due to general annual cost of living increases combined with an increase in full time employees as a result of our recent expansion in the Augusta and Midlands markets.
Occupancy expense increased $221,000 or 11.3% to $2.2 million for the year ended December 31, 2017 compared to $2.0 million in 2016 due to the addition of our newest branch in Evans, Georgia branch, which opened in April 2017.
The net cost of operation of OREO includes all expenses associated with OREO properties, including write-downs in value and gain or loss on sales during the period. The Company had a net cost of $10,000 from the operation of OREO during the year ended December 31, 2017 compared to a net recovery of $609,000 during 2016 primarily due to a decrease in the gain on OREO sales combined with an increase in write-downs. Gain on OREO sales was $360,000 during 2017 compared to $841,000 in 2016. The majority of the gain in 2016 was related to the sale of one OREO property, which resulted in a $739,000 gain. The Company wrote down $158,000 in the value of OREO properties during 2017 compared to $40,000 in 2016.
The Company did not prepay any FHLB advances during the year ended December 31, 2017, and, therefore, incurred no prepayment penalties during 2017. In comparison, the Company prepaid three FHLB advances during 2016 and incurred prepayment penalties of $789,000. The Company elected to prepay these higher rate FHLB advances in order to reduce interest expense in future periods and improve net interest spread.
FDIC insurance premiums decreased $257,000 or 58.0% to $186,000 in 2017 compared to $442,000 in 2016 due to a reduction in the assessment rates beginning in the third quarter of 2016.
Depreciation and maintenance of equipment increased $95,000 or 4.9% to $2.1 million for the year ended December 31, 2017 compared to $2.0 million in 2016 as a result of the new Evans branch mentioned above. Other non-interest expenses increased $81,000 or 1.7% to $4.9 million for the year ended December 31, 2017 compared to $4.8 million during 2016. Other expenses include legal, professional, and consulting expenses, office supplies and other miscellaneous expenses.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Provision for Income Taxes

On December 22, 2017, the Tax Act was signed into law. Among other things, the Tax Act reduced the federal corporate income tax rate from 34% to 21%, effective January 1, 2018, which required the Company to revalue its net deferred tax asset as of December 31, 2017. The impact was a one-time, non-cash charge to the income tax provision of $606,000. As a result, the provision for income taxes increased $515,000 or 26.8% to $2.4 million during the year ended December 31, 2017 compared to $1.9 million for the year ended December 31, 2016.  The Company's combined federal and state effective tax rate was 29.2% for 2017 compared to 24.5% for 2016.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Comparison of the Years Ended December 31, 2016 and 2015

Net Income Available to Common Shareholders

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
The Bank received $265,000 in grant income during the year ended December 31, 2016, which was awarded by the BEA Program in recognition of the Bank’s investments in distressed communities and its continued commitment to community development. The amount of the award increases as the Bank’s investment in these areas increases, but is also subject to changes in program funding levels from the federal government.

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

Non-Interest Expense

Non-interest expense increased $397,000 or 1.8% to $22.9 million during the year ended December 31, 2016 compared to $22.5 million during the same period one year earlier.  The increase in non-interest expense was primarily due to increases in compensation and employee benefits expense and depreciation and maintenance expense, both of which increased as a result of our recent expansion. Since December 2015, we opened a fourth branch in our Midlands market and a second branch in Evans, Georgia.
Compensation and employee benefits increased $854,000 or 7.0% to $13.0 million during the year ended December 31, 2016 from $12.2 million during 2015. The increase was a result of general cost of living increases combined with an increase in the number of full time equivalent employees within the branches. The Company recognized $250,000 and $150,000 in accrued bonuses related to its incentive compensation plan offered to employees during the years ended December 31, 2016 and 2015, respectively.
Depreciation and maintenance of equipment increased $255,000 or 15.0% to $2.0 million for the year ended December 31, 2016 compared to $1.7 million in 2015 as a result of the new branches mentioned above. Advertising expense increased $116,000 or 14.0% to $533,000 in 2016 from $416,000 in 2015. Other non-interest expenses increased $416,000 or 9.5% to $4.8 million for the year ended December 31, 2016 compared to $4.4 million during 2015. Other expenses include legal, professional, and consulting expenses, office supplies and other miscellaneous expenses.

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
The increase in non-interest expense was offset by a $609,000 net recovery on the operation of OREO during the year ended December 31, 2016, a decrease of $1.1 million compared to net expense of $524,000 during the same period in 2015. The majority of the net recovery was related to the sale of one OREO property in February 2016, which resulted in a $739,000 gain that was recorded as an offset to the cost of operating OREO properties during the period. A lower OREO balance and a decrease in OREO writedowns also contributed to the decrease in related expense. OREO was $2.7 million at December 31, 2016 compared to $4.4 million at December 31, 2015. OREO is recorded at the lower of cost or estimated fair value less costs to sell. As local real estate values declined significantly in the prior years, the Bank was required to write down these properties to their fair values. As a result of the improvement in real estate values within our market areas, write downs on OREO decreased to $40,000 for the year ended December 31, 2016 compared to write downs of $312,000 during 2015.

Provision for Income Taxes
The provision for income taxes decreased $147,000 or 7.1% to $1.9 million during the year ended December 31, 2016 compared to $2.1 million for the year ended December 31, 2015.  The Company's combined federal and state effective tax rate was 24.5% for 2016 compared to 25.3% for 2015.

Regulatory Capital
The following table reconciles the Bank's shareholders' equity to its various regulatory capital positions.

	December 31,
	2017	2016
	(In Thousands)
Bank’s Shareholders’ Equity (1)	$89,475	$89,339
Reduction for Goodwill	1,200	1,200
Tangible Capital	88,275	88,139
Core Capital	88,275	88,139
Supplemental Capital	6,272	5,596
Total Risk-Based Capital	$94,547	$93,735

(1)	THE YEARS ENDED DECEMBER 31, 2017 AND 2016 EXCLUDE UNREALIZED GAINS OF $2.9 MILLION and $1.1 MILLION, RESPECTIVELY, ON INVESTMENT SECURITIES.
The Bank is subject to minimum capital requirements imposed by the FDIC. Based on capital levels at December 31, 2017, the Bank was considered to be well capitalized. At December 31, 2017, the Bank exceeded all regulatory capital requirements with Tier 1 leverage-based capital, Tier 1 risk-based capital, total risk-based capital, and common equity Tier 1 (CET1) capital ratios of 10.2%, 17.7%, 18.9%, and 17.7%, respectively.
CET1 consists of Tier 1 capital less all capital components that are not considered common equity. In addition, Tier 1 capital includes accumulated other comprehensive income (loss), which includes all unrealized gains and losses on available for sale debt and equity securities. Because of the Bank's asset size, it was not considered an advanced approaches banking organization and has elected to permanently opt-out of the inclusion of unrealized gains and losses on available for sale debt and equity securities in its capital calculations.
For a bank holding company with less than $1.0 billion in assets, such as the Company, the capital guidelines apply on a bank only basis and the Federal Reserve requires the holding company's subsidiary banks to be well-capitalized under the prompt corrective action regulations. If Security Federal Corporation was subject to regulatory guidelines for bank holding companies with $1.0 billion or more in assets at December 31, 2017, it would have exceeded all regulatory capital requirements with Tier 1 leverage-based capital, Tier 1 risk-based capital, total risk-based capital and CET1 capital ratios of 9.1%, 15.8%, 17.0% and 14.8%, respectively. For additional information regarding the Bank's and Company's regulatory capital compliance, see the discussion included in Note 15 of the Notes to Consolidated Financial Statements included herein.

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

The principal use of the Bank's funds is the origination of mortgages and other loans and the purchase of investments and mortgage-backed securities. Originations of new loans and renewals of previously funded loans on loans held for investment were $211.7 million during the year ended December 31, 2017 compared to $231.0 million during the year ended December 31, 2016 and $156.7 million during the year ended December 31, 2015.  Purchases of investments and mortgage-backed securities were $166.6 million during the year ended December 31, 2017 compared to $98.7 million during the year ended December 31, 2016 and $114.5 million during the year ended December 31, 2015. Other uses of the Bank's funds during the year ended December 31, 2017 included paying down FHLB advances and the note payable and dividend payments to shareholders.

Unused lines of credit on home equity loans, credit cards, and commercial loans amounted to $91.4 million at December 31, 2017.  Home equity loans are made on a floating rate basis with final maturities of 10 to 15 years.  Credit cards are made on a fixed rate basis, currently at 9.99% and are renewed every three years.  In addition to the above commitments, the Bank has undisbursed loans-in-process of $6.8 million at December 31, 2017, which will be disbursed over an average of 90 days.  These commitments to originate loans and future advances of lines of credit are expected to be funded from loan amortizations and prepayments, deposit inflows, maturing investments, and short-term borrowing capacity.

The following table summarizes the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2017:

(In Thousands)	One Month Or Less	After One Through Three Months	After Three Through Twelve Months	Within One Year	One Year Or Greater	Total
Unused Lines of Credit	$892	$2,703	$30,924	$34,519	$56,836	$91,355
Standby Letters of Credit	153	239	420	812	—	812
Total	$1,045	$2,942	$31,344	$35,331	$56,836	$92,167

Management believes that future liquidity can be met through the Bank's deposit base, which had a balance of $702.1 million at December 31, 2017, and from investment sales and maturities. In addition, at December 31, 2017 the Bank had another $206.6 million in unused borrowing capacity at the FHLB.

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

Security Federal Corporation is a separate legal entity from Security Federal Bank and must provide for its own liquidity and pay its own operating expenses. Sources of capital and liquidity for Security Federal Corporation include distributions from Security Federal Bank and the issuance of debt or equity securities, although there are regulatory restrictions on the ability of the Security Federal Bank to pay dividends. At December 31, 2017, Security Federal Corporation (on an unconsolidated basis) had liquid assets of $5.1 million.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Contractual Obligations

In the normal course of business, the Company enters into contractual obligations that meet various business needs.  These contractual obligations include time deposits to customers, borrowings from the FHLB of Atlanta, other borrowings, notes payable, junior subordinated debentures, senior convertible debentures and lease obligations for facilities.  See Notes 5, 9, 10, 11, 12 and 13 of the Notes to the Consolidated Financial Statements included herein for additional information.  The following table summarizes the Company’s long-term contractual obligations at December 31, 2017. Contractual repayments may differ from actual repayments because some of the obligations may be subject to calls.

	One Year or Less	Over One to Three Years	Over Three to Five Years	Thereafter	Total
	(In Thousands)
Time Deposits	$135,173	$68,260	$26,155	$504	$230,092
FHLB Advances	23,680	28,000	—	—	51,680
Other Borrowings	11,307	—	—	—	11,307
Note Payable	—	8,500	—	—	8,500
Jr. Subordinated Debentures	—	—	—	5,155	5,155
Sr. Convertible Debentures	—	—	—	6,064	6,064
Operating Lease Obligations	421	849	865	1,155	3,290
Total	$170,581	$105,609	$27,020	$12,878	$316,088

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors
Security Federal Corporation and Subsidiaries
Aiken, South Carolina

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Security Federal Corporation and its Subsidiaries (the Company) as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes to the consolidated financial statements (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and 2015, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company's auditor since 1998.

/s/ Elliott Davis, LLC

Columbia, South Carolina
March 20, 2018

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets	December 31,
	2017	2016
ASSETS:
Cash and Cash Equivalents	$10,319,624	$9,374,549
Certificates of Deposit with Other Banks	1,950,010	2,445,005
Investment and Mortgage-Backed Securities:
Available For Sale ("AFS")	384,973,906	362,059,429
Held To Maturity (Fair Value of $27,054,934 and $25,371,052 at December 31, 2017 and 2016, Respectively)	27,080,970	25,583,956
Total Investments and Mortgage-Backed Securities	412,054,876	387,643,385
Loans Receivable, Net:
Held For Sale	3,051,950	4,243,907
Held For Investment (Net of Allowance of $8,221,618 and $8,356,231 at December 31, 2017 and 2016, Respectively)	387,441,247	355,478,939
Total Loans Receivable, Net	390,493,197	359,722,846
Accrued Interest Receivable:
Loans	1,067,657	1,038,444
Mortgage-Backed Securities	589,000	605,474
Investment Securities	1,699,961	1,407,923
Total Accrued Interest Receivable	3,356,618	3,051,841
Premises and Equipment, Net	22,797,844	21,197,684
Federal Home Loan Bank ("FHLB") Stock, at Cost	2,931,900	2,776,500
Other Real Estate Owned ("OREO")	1,115,671	2,721,214
Bank Owned Life Insurance ("BOLI")	18,797,893	17,101,045
Goodwill	1,199,754	1,199,754
Other Assets	3,795,212	5,447,746
Total Assets	$868,812,599	$812,681,569
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Deposit Accounts	$702,106,619	$654,103,278
Advance Payments By Borrowers For Taxes and Insurance	269,761	260,580
Advances From FHLB	51,680,000	48,395,000
Other Borrowings	11,307,161	9,338,148
Note Payable	8,500,000	13,000,000
Junior Subordinated Debentures	5,155,000	5,155,000
Senior Convertible Debentures	6,064,000	6,084,000
Other Liabilities	5,806,604	5,233,289
Total Liabilities	790,889,145	741,569,295
Commitments (Notes 5 and 18)
Shareholders' Equity:
Common Stock, $.01 Par Value; Authorized 5,000,000 Shares; Issued and Outstanding Shares, 3,153,907 and 2,952,974, Respectively, at December 31, 2017 and 3,146,407 and 2,945,474, Respectively, at December 31, 2016	31,539	31,464
Additional Paid-In Capital	12,212,844	12,036,744
Treasury Stock, at Cost (200,933 Shares)	(4,330,712)	(4,330,712)
Unvested Restricted Stock	—	(25,358)
Accumulated Other Comprehensive Income	2,932,122	1,180,086
Retained Earnings	67,077,661	62,220,050
Total Shareholders' Equity	77,923,454	71,112,274
Total Liabilities and Shareholders' Equity	$868,812,599	$812,681,569
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income	Years Ended December 31,
	2017	2016	2015
Interest Income:
Loans	$20,072,107	$19,223,161	$18,428,185
Mortgage-Backed Securities	4,802,240	4,891,346	5,273,457
Investment Securities	4,869,996	4,250,855	4,196,609
Other	42,562	22,261	7,501
Total Interest Income	29,786,905	28,387,623	27,905,752
Interest Expense:
NOW and Money Market Accounts	584,425	423,175	429,539
Statement Savings Accounts	41,819	34,488	30,315
Certificate Accounts	1,920,182	1,654,190	1,811,651
FHLB Advances and Other Borrowings	571,810	715,188	1,336,620
Note Payable	419,732	77,156	—
Senior Convertible Debentures	486,031	486,720	486,720
Junior Subordinated Debentures	151,302	124,875	104,334
Total Interest Expense	4,175,301	3,515,792	4,199,179
Net Interest Income	25,611,604	24,871,831	23,706,573
Provision for Loan Losses	300,000	500,000	—
Net Interest Income After Provision For Loan Losses	25,311,604	24,371,831	23,706,573
Non-Interest Income:
Gain on Sale of Investment Securities	494,146	703,748	1,886,081
Gain on Sale of Loans	1,179,837	956,333	689,843
Service Fees on Deposit Accounts	1,048,345	1,040,263	1,076,102
Commissions From Insurance Agency	584,020	555,608	472,145
Trust Income	796,000	688,000	608,800
BOLI Income	1,160,133	528,000	423,000
Check Card Fee Income	1,138,501	994,806	969,710
Grant Income	227,282	265,496	229,848
Other	716,019	668,669	651,720
Total Non-Interest Income	7,344,283	6,400,923	7,007,249
Non-Interest Expense:
Compensation and Employee Benefits	14,375,064	13,034,013	12,180,420
Occupancy	2,180,404	1,959,375	1,903,288
Advertising	596,440	532,660	416,322
Depreciation and Maintenance of Equipment	2,057,038	1,961,696	1,706,397
FDIC Insurance Premiums	185,541	442,050	611,157
Net Cost (Recovery) of Operation of OREO	9,729	(608,702)	524,345
Prepayment Penalties on FHLB Advances	—	789,306	787,851
Other	4,897,871	4,817,220	4,401,016
Total Non-Interest Expense	24,302,087	22,927,618	22,530,796
Income Before Income Taxes	8,353,800	7,845,136	8,183,026
Provision For Income Taxes	1,829,267	1,920,480	2,067,099
Write-Down of Deferred Tax Assets	606,193	—	—
Net Income	5,918,340	5,924,656	6,115,927
Preferred Stock Dividends	—	(422,889)	(440,000)
Gain on Redemption of Preferred Stock	—	660,000	—
Net Income Available to Common Shareholders	$5,918,340	$6,161,767	$5,675,927
Net Income Per Common Share (Basic)	$2.01	$2.09	$1.93
Net Income Per Common Share (Diluted)	$1.91	$1.99	$1.84
Cash Dividend Per Share On Common Stock	$0.36	$0.32	$0.32
Weighted Average Shares Outstanding (Basic)	2,945,918	2,944,001	2,944,001
Weighted Average Shares Outstanding (Diluted)	3,250,069	3,248,572	3,248,312
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

	Years Ended December 31,
	2017	2016	2015

Net Income	$5,918,340	$5,924,656	$6,115,927
Other Comprehensive Income (Loss)
Unrealized Gains (Losses) on Securities:
Unrealized Holding Gains (Losses) on Securities Available For Sale, Net of Taxes of $1,330,097; $(1,546,140) and $15,203 at December 31, 2017, 2016 and 2015, Respectively	2,161,122	(2,521,619)	22,905
Reclassification Adjustment for Gains Included in Net Income, Net of Taxes of $187,775; $267,425 and $716,710 at December 31, 2017, 2016 and 2015, Respectively	(306,371)	(436,323)	(1,169,371)
Amortization of Unrealized Gains on Available For Sale Securities Transferred to Held To Maturity, Net of Taxes of $(62,847), $(76,075) and $(41,330) at December 31, 2017, 2016 and 2015, Respectively	(102,715)	(124,333)	(67,548)
Other Comprehensive Income (Loss)	1,752,036	(3,082,275)	(1,214,014)
Comprehensive Income	$7,670,376	$2,842,381	$4,901,913

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity
For the Years Ended December 31, 2017, 2016 and 2015

	Common Stock	Unvested Restricted Stock	Additional Paid – In Capital	Treasury Stock	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance at December 31, 2016	$31,464	$(25,358)	$12,036,744	$(4,330,712)	$1,180,086	$62,220,050	$71,112,274
Net Income	—	—	—	—	—	5,918,340	5,918,340
Other Comprehensive Income, Net of Tax	—	—	—	—	1,752,036	—	1,752,036
Vesting of Restricted Stock	—	25,358	—	—	—	—	25,358
Stock Options Exercised	75	—	176,100	—	—	—	176,175
Cash Dividends on Common Stock	—	—	—	—	—	(1,060,729)	(1,060,729)
Balance at December 31, 2017	$31,539	$—	$12,212,844	$(4,330,712)	$2,932,122	$67,077,661	$77,923,454

	Preferred Stock	Common Stock	Unvested Restricted Stock	Additional Paid – In Capital	Treasury Stock	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance at December 31, 2015	$22,000,000	$31,464	$(25,358)	$12,028,832	$(4,330,712)	$4,262,361	$57,000,835	$90,967,422
Net Income	—	—	—	—	—	—	5,924,656	5,924,656
Other Comprehensive Loss, Net of Tax:	—	—	—	—	—	(3,082,275)	—	(3,082,275)
Preferred Stock Redemption	(22,000,000)						660,000	(21,340,000)
Stock Option Compensation Expense	—	—	—	7,912	—	—	—	7,912
Cash Dividends on Preferred Stock	—	—	—	—	—	—	(422,889)	(422,889)
Cash Dividends on Common Stock	—	—	—	—	—	—	(942,552)	(942,552)
Balance at December 31, 2016	$—	$31,464	$(25,358)	$12,036,744	$(4,330,712)	$1,180,086	$62,220,050	$71,112,274

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity
For the Years Ended December 31, 2017, 2016 and 2015, Continued

	Preferred Stock	Common Stock	Unvested Restricted Stock	Additional Paid – In Capital	Treasury Stock	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance at December 31, 2014	$22,000,000	$31,449	$—	$11,990,813	$(4,330,712)	$5,476,375	$52,267,460	$87,435,385
Net Income	—	—	—	—	—	—	6,115,927	6,115,927
Other Comprehensive Income, Net of Tax:	—	—	—	—	—	(1,214,014)	—	(1,214,014)
Common Stock Issuance		15	(25,358)	25,343				—
Stock Option Compensation Expense	—	—	—	12,676	—	—	—	12,676
Cash Dividends on Preferred Stock	—	—	—	—	—	—	(440,000)	(440,000)
Cash Dividends on Common Stock	—	—	—	—	—	—	(942,552)	(942,552)
Balance at December 31, 2015	$22,000,000	$31,464	$(25,358)	$12,028,832	$(4,330,712)	$4,262,361	$57,000,835	$90,967,422

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2017	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$5,918,340	$5,924,656	$6,115,927
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation Expense	1,467,402	1,383,393	1,242,378
Deferred Compensation Expense	25,358	—	—
Stock Option Compensation Expense	—	7,912	12,676
Discount Accretion and Premium Amortization	5,678,074	5,460,999	4,852,140
Provisions for Loan Losses	300,000	500,000	—
Earnings on BOLI	(506,000)	(528,000)	(423,000)
Income Recognized From BOLI Death Benefit	(654,133)	—	—
Gain on Sales of Loans	(1,179,837)	(956,333)	(689,843)
Gain on Sales of Mortgage-Backed Securities ("MBS")	(246,212)	(29,080)	(510,702)
Gain on Sales of Investment Securities	(248,469)	(674,668)	(1,375,379)
Gain on Sales of OREO	(359,629)	(841,221)	(227,053)
Write Down on OREO	158,121	40,000	312,347
Amortization of Deferred Costs on Loans	159,284	113,056	64,257
Proceeds From Sale of Loans Held For Sale	43,156,408	34,609,725	24,272,860
Origination of Loans Held For Sale	(40,784,614)	(35,434,740)	(24,180,577)
(Increase) Decrease in Accrued Interest Receivable:
Loans	(29,213)	(151,476)	84,601
MBS	16,474	9,451	67,660
Investment Securities	(292,038)	115,277	(114,276)
Increase (Decrease) in Advance Payments By Borrowers	9,181	3,850	(9,622)
Other, Net	978,912	1,808,774	(507,719)
Net Cash Provided By Operating Activities	13,567,409	11,361,575	8,986,675
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of MBS Available For Sale ("AFS")	(63,945,253)	(44,877,661)	(35,881,719)
Proceeds from Payments and Maturities of MBS AFS	38,559,363	34,544,961	28,187,696
Proceeds from Sale of MBS AFS	20,549,491	4,479,563	27,329,862
Purchase of MBS Held To Maturity ("HTM")	(2,917,426)	(1,507,125)	—
Proceeds from Payments and Maturities of MBS HTM	3,892,085	5,212,545	2,663,303
Purchase of Investment Securities AFS	(95,561,763)	(52,310,805)	(78,573,124)
Proceeds from Payments and Maturities of Investment Securities AFS	24,035,102	23,277,500	30,858,855
Proceeds from Sale of Investment Securities AFS	51,788,340	39,395,848	44,312,795
Purchase of Investment Securities HTM	(3,997,750)	—	—
Proceeds from Payments and Maturities of Investment Securities HTM	1,000,000	—	—
Investment in Certificates of Deposits with Other Banks	(600,005)	—	(1,350,005)
Redemption of Certificates of Deposits with Other Banks	1,095,000	1,000,000	—
Purchase of FHLB Stock	(7,019,800)	(6,469,000)	(5,044,000)
Redemption of FHLB Stock	6,864,400	5,907,300	5,973,800
Purchase of BOLI	(2,000,000)	—	(5,000,000)
Proceeds from BOLI Death Benefit	1,463,285	—	—
(Increase) Decrease in Loans Receivable	(33,002,340)	(29,008,003)	5,472,435
Proceeds from Sale of OREO	2,387,799	3,467,596	3,145,640
Purchase and Improvement of Premises and Equipment	(3,065,662)	(2,464,159)	(3,120,422)
Net Cash (Used) Provided By Investing Activities	(60,475,134)	(19,351,440)	18,975,116

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

	For the Years Ended December 31,
	2017	2016	2015
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (Decrease) in Deposit Accounts	48,003,341	2,006,733	(8,018,619)
Proceeds from FHLB Advances	227,436,000	331,501,000	284,804,000
Repayment of FHLB Advances	(224,151,000)	(317,746,000)	(303,064,000)
(Repayment of) Proceeds from Note Payable, Net	(4,500,000)	13,000,000	—
Proceeds from (Repayments of) Other Borrowings, Net	1,969,013	2,926,171	(2,111,371)
Purchase of Senior Convertible Debentures	(20,000)	—	—
Proceeds from Employee Stock Options Exercised	176,175	—	—
Redemption of Preferred Stock	—	(21,340,000)	—
Dividends to Preferred Stock Shareholders	—	(422,889)	(440,000)
Dividends to Common Stock Shareholders	(1,060,729)	(942,552)	(942,552)
Net Cash Provided (Used) By Financing Activities	47,852,800	8,982,463	(29,772,542)
Net Increase (Decrease) in Cash and Cash Equivalents	945,075	992,598	(1,810,751)
Cash and Cash Equivalents at Beginning of Year	9,374,549	8,381,951	10,192,702
Cash and Cash Equivalents at End of Year	$10,319,624	$9,374,549	$8,381,951

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid During the Period For:
Interest	$4,128,260	$3,600,927	$4,384,109
Income Taxes	$1,667,673	$899,242	$2,258,388
Supplemental Schedule of Non Cash Transactions:
Transfers from Loans Receivable to OREO	$580,748	$1,026,178	$4,362,635
Transfers from MBS AFS to HTM	$—	$—	$32,811,452
Increase (Decrease) in Unrealized Gains on Securities AFS, Net of Taxes	$1,752,036	$(3,082,275)	$(1,214,014)

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)	Significant Accounting Policies

The following is a description of the more significant accounting and reporting policies used in the preparation and presentation of the accompanying consolidated financial statements.  All significant intercompany transactions have been eliminated in consolidation.

(a)	Basis of Consolidation and Nature of Operations
The accompanying consolidated financial statements include the accounts of Security Federal Corporation (the “Company”) and its wholly owned subsidiary, Security Federal Bank (the “Bank”) and the Bank’s wholly owned subsidiaries, Security Federal Insurance, Inc. (“SFINS”) and Security Financial Services Corporation (“SFSC”).  Security Federal Corporation has a wholly owned subsidiary, Security Federal Statutory Trust (the “Trust”), which issued and sold fixed and floating rate capital securities of the Trust.  However, under current accounting guidance, the Trust is not consolidated in the financial statements.  The Bank is primarily engaged in the business of accepting savings and demand deposits and originating mortgage loans and other loans to individuals and small businesses for various personal and commercial purposes.  SFINS is an insurance agency offering auto, business, health and home insurance.  SFINS has a wholly owned subsidiary, Collier Jennings Financial Corporation which has as subsidiaries Security Federal Auto Insurance, The Auto Insurance Store Inc., and Security Federal Premium Pay Plans Inc. Security Federal Premium Pay Plans Inc. has one wholly owned premium finance subsidiary and also has an ownership interest in four other premium finance subsidiaries. SFSC is currently inactive.

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
The Company's goodwill is a result of the excess of the cost over the fair value of net assets resulting from the Company's acquisition of Collier Jennings Financial Corporation in July 2006. Goodwill is reviewed for impairment annually or whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Intangible assets are amortized over their estimated economic lives using methods that reflect the pattern in which the economic benefits are utilized.  The intangible assets, which consisted of the customer list and employment contracts resulting from the Company’s acquisition of Collier Jennings Financial Corporation, were fully amortized at December 31, 2017.

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

There have been no gross amounts of unrecognized tax benefits or interest or penalties related to uncertain tax positions since adoption. There are no unrecognized tax benefits that would, if recognized, affect the effective tax rate. There are no positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next 12 months. Years prior to December 31, 2014 are closed for federal, state and local income tax matters.

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
Advertising and public relations costs are generally expensed as incurred.  External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.  Advertising and public relations costs of $596,000, $533,000, and $416,000 were included in the Company’s results of operations for the years ended December 31, 2017, 2016 and 2015, respectively.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued

The following table provides a reconciliation of net income to net income available to common shareholders.

	Years Ended December 31,
	2017	2016	2015
Net Income	$5,918,340	$5,924,656	$6,115,927
Preferred Stock Dividends	—	(422,889)	(440,000)
Gain on Redemption of Preferred Stock	—	660,000	—
Net Income Available to Common Shareholders	$5,918,340	$6,161,767	$5,675,927

The following tables show the effect of dilutive options on the Company’s net income per common share.

	Year Ended December 31, 2017
	Income	Shares	Per Share
Basic EPS	$5,918,340	2,945,918	$2.01
Effect of Dilutive Securities:
Stock Options	—	951	—
Senior Convertible Debentures	301,339	303,200	(0.10)
Diluted EPS	$6,219,679	3,250,069	$1.91

	Year Ended December 31, 2016
	Income	Shares	Per Share
Basic EPS	$6,161,767	2,944,001	$2.09
Effect of Dilutive Securities:
Senior Convertible Debentures	301,766	304,200	(0.10)
Unvested Restricted Stock	—	371	—
Diluted EPS	$6,463,533	3,248,572	$1.99

	Year Ended December 31, 2015
	Income	Shares	Per Share
Basic EPS	$5,675,927	2,944,001	$1.93
Effect of Dilutive Securities:
Senior Convertible Debentures	301,766	304,200	(0.09)
Unvested Restricted Stock	—	111	$—
Diluted EPS	$5,977,693	3,248,312	$1.84

The average market price used in calculating the assumed number of dilutive shares issued for the years ended December 31, 2017, 2016 and 2015 was $29.05, $23.02, and $18.61 respectively. As a result of the average stock price being less than the exercise price of all options in the year ended December 31, 2015, the options were not dilutive in calculating diluted earnings per share for that period. Although the average stock price for the year ended December 31, 2016 exceeded the exercise price of some options outstanding, after factoring in the unrecognized compensation cost of the stock options, they were no longer considered dilutive.

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
Notes to Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued

(q) Recently Issued Accounting Standards
The following is a summary of recent authoritative pronouncements that could affect accounting, reporting, and disclosure of financial information by the Company:

In May 2014, the FASB issued guidance to change the recognition of Revenue from Contracts with Customers topic of the ASC. The core principle of the new guidance is that an entity should recognize revenue to reflect the transfer of goods and services to customers in an amount equal to the consideration the entity receives or expects to receive. This guidance also includes expanded disclosure requirements that result in an entity providing users of financial statements with comprehensive information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from the entity’s contracts with customers. The guidance will be effective for the Company for reporting periods beginning after December 15, 2017. The Company will apply the guidance using a modified retrospective approach. As a bank holding company, key revenue sources, such as interest income have been identified as out of the scope of this new guidance. The Company’s preliminary analysis suggests that the adoption of this accounting standard is not expected to have a material impact on the Company’s consolidated financial statements. New accounting guidance related to the adoption of this standard continues to be released by the FASB, which could impact the Company’s preliminary analysis of materiality and may change the preliminary conclusions reached as to the application of this new guidance.

In January 2016, the FASB amended the Financial Instruments topic of the ASC to address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The amendments will be effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company will apply the guidance by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values will be applied prospectively to equity investments that exist as of the date of adoption of the amendments. The Company does not expect these amendments to have a material effect on its consolidated financial statements. Management is in the planning stages of developing processes and procedures to comply with the disclosures requirements of this ASU, which could impact the disclosures the Company makes related to fair value of its financial instruments.

In February 2016, the FASB amended the Leases topic of the ASC to revise certain aspects of recognition, measurement, presentation, and disclosure of leasing transactions. The amendments will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The effect of the adoption will depend on leases at time of adoption. Once adopted, we expect to report higher assets and liabilities as a result of including right-of-use assets and lease liabilities related to certain banking offices and certain equipment under noncancelable operating lease agreements, however, based on current leases the adoption is not expected to have a material impact on the Company's consolidated financial statements.

In March 2016, the FASB amended the Revenue from Contracts with Customers topic of the ASC to clarify the implementation guidance on principal versus agent considerations and address how an entity should assess whether it is the principal or the agent in contracts that include three or more parties. The effective date and impact on the Company's consolidated financial statements for this update are the same as those described in the Revenue from Contracts with Customers topic issued in May 2014 discussed above.

In March 2016, the FASB issued guidance to simplify several aspects of the accounting for share-based payment award transactions including the income tax consequences, the classification of awards as either equity or liabilities, and the classification on the statement of cash flows. Additionally, the guidance simplifies two areas specific to entities other than public business entities allowing them apply a practical expedient to estimate the expected term for all awards with performance or service conditions that have certain characteristics and also allowing them to make a one-time election to switch from measuring all liability-classified awards at fair value to measuring them at intrinsic value. The amendments were effective for the Company for reporting periods beginning after December 15, 2016. These amendments did not have a material effect on the Company's consolidated financial statements.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued
In April 2016, the FASB amended the Revenue from Contracts with Customers topic of the ASC to clarify guidance related to identifying performance obligations and accounting for licenses of intellectual property. The effective date and impact on the Company's consolidated financial statements for this guidance are the same as those described in the Revenue from Contracts with Customers topic issued in May 2014 and August 2015 discussed above.
In May 2016, the FASB amended the Revenue from Contracts with Customers topic of the ASC to clarify guidance related to collectability, noncash consideration, presentation of sales tax, and transition. The effective date and impact on the Company's consolidated financial statements for this guidance are the same as those described in the Revenue from Contracts with Customers topic issued in May 2014 and August 2015 discussed above.
In June 2016, the FASB issued guidance to change the accounting for credit losses and modify the impairment model for certain debt securities. The guidance significantly changes the impairment model for most financial assets that are measured at amortized cost and certain other instruments from an incurred loss model to an expected loss model. The amendments will be effective for the Company for reporting periods beginning after December 15, 2019. Early adoption is permitted for all entities beginning after December 15, 2018, including interim periods within those fiscal years. The Company is in the process of identifying required changes to the loan loss estimation models and processes and evaluating the impact of this new guidance. Once adopted, we expect our allowance for loan losses to increase, however, until our evaluation is complete the magnitude of the increase will be unknown.
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
In January 2017, the FASB amended the Codification for SEC staff announcements made at recent Emerging Issues Task Force (EITF) meetings. The SEC guidance that specifically relates to the Company’s consolidated financial statements was from the September 2016 meeting, where the SEC staff expressed their expectations about the extent of disclosures registrants should make about the effects of the new FASB guidance as well as any amendments issued prior to adoption, in particular on revenue, leases and credit losses on financial instruments in accordance with Staff Accounting Bulletin Topic 11.M. Entities are required to disclose the effect that recently issued accounting standards will have on their financial statements when adopted in a future period. In cases where a company cannot reasonably estimate the impact of the adoption, then additional qualitative disclosures should be considered. The Company has adopted the amendments in this guidance and appropriate disclosures have been included in this Note for each recently issued accounting standard.
In March 2017, the FASB issued guidance on Receivables - Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities. The guidance shortens the amortization period for certain callable debt securities held at a premium. The amendments will be effective for the Company for reporting periods beginning after December 15, 2018. The Company does not expect these amendments to have a material effect on its consolidated financial statements.
In May 2017, the FASB amended the requirements in the Compensation-Stock Compensation topic of the ASC related to changes to the terms or conditions of a share-based payment award. The amendments provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. The amendments will be effective for the Company for reporting periods beginning after December 15, 2017. Early adoption is permitted. The Company does not expect these amendments to have a material effect on its consolidated financial statements.
In August 2017, the FASB amended the hedge accounting recognition and presentation requirements in ASC 815 to (1) improve the transparency and understandability of information conveyed to financial statement users about an entity’s risk management activities by better aligning the entity’s financial reporting for hedging relationships with those risk management activities and (2) reduce the complexity of and simplify the application of hedge accounting by preparers. The amendments permit hedge accounting for hedging relationships involving nonfinancial risk and interest rate risk by removing certain limitations in cash flow and fair value hedging relationships.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued
In addition, the amendments require an entity to present the earnings effect of the hedging instrument in the same income statement line item in which the earnings effect of the hedged item is reported. The amendments are effective for reporting periods beginning after December 15, 2018 and early adoption is permitted. The Company does not expect these amendments to have a material effect on its consolidated financial statements.

On December 22, 2017, the SEC staff issued Staff Accounting Bulletin No. 118 (SAB 118) to address the application of US GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the "Tax Act"). SAB 118 provides guidance to registrants under three scenarios: (1) Measurement of certain income tax effects is complete, (2) Measurement of certain income tax effects can be reasonable estimated and (3) Measurement of certain income tax effects cannot be reasonably estimated. SAB 118 provides a one year measurement period for the registrant to complete its accounting for certain income tax effects that are considered provisional or for which reasonable estimates cannot be made. The Company recognized the income tax effects of the Tax Act in its 2017 financial statements in accordance with SAB 118.

In February 2018, FASB issued guidance on, Income Statement - Reporting Comprehensive Income (Topic 220). This guidance was issued to allow a reclassification from accumulated other comprehensive income (“AOCI”) to retained earnings from stranded tax effects resulting from the revaluation of the DTA to the new corporate income tax rate of 21% as a result of the Tax Act. The guidance is effective for reporting periods beginning after December 15, 2018 with early adoption permitted. The Company elected to early adopt in January 2018 and will apply the provisions retrospectively within its consolidated balance sheets and statements of shareholders' equity. This adoption resulted in a one-time reclassification of the effect of remeasuring deferred tax liabilities related to items, primarily unrealized gains and losses on investments, within AOCI to retained earnings resulting from the change in the U.S. corporate income tax rate. This reclassification will result in a decrease to AOCI and an increase to retained earnings in the amount of $606,000 for the year ended December 31, 2018, with no net impact to total stockholders' equity.
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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)         Investment and Mortgage-Backed Securities, Available For Sale

The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of investment and mortgage-backed securities available for sale at the dates indicated are as follows:

	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
Student Loan Pools	$8,522,043	$1,288	$1,546	$8,521,785
Small Business Administration (“SBA”) Bonds	123,324,802	1,113,160	189,518	124,248,444
Tax Exempt Municipal Bonds	59,623,185	2,789,233	56,851	62,355,567
Taxable Municipal Bonds	2,016,833	—	19,703	1,997,130
Mortgage-Backed Securities	186,732,705	1,936,847	973,572	187,695,980
Equity Securities	155,000	—	—	155,000
	$380,374,568	$5,840,528	$1,241,190	$384,973,906

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
FHLB Securities	$998,001	$—	$1	$998,000
SBA Bonds	101,280,921	909,361	284,223	101,906,059
Tax Exempt Municipal Bonds	72,248,915	1,185,753	1,899,519	71,535,149
Taxable Municipal Bonds	2,021,192	—	30,062	1,991,130
Mortgage-Backed Securities	183,657,697	2,575,616	972,222	185,261,091
Equity Securities	250,438	117,562	—	368,000
	$360,457,164	$4,788,292	$3,186,027	$362,059,429

The FHLB is a government sponsored enterprise ("GSE") and the securities and bonds issued by GSEs are not backed by the full faith and credit of the United States government.  Student Loan Pools are typically 97% guaranteed by the United States government while SBA bonds are 100% backed by the full faith and credit of the United States government. Included in the tables above and below in mortgage-backed securities are Government National Mortgage Association ("GNMA") mortgage-backed securities, which are also backed by the full faith and credit of the United States government.  At December 31, 2017, the Bank held an amortized cost and fair value of $101.3 million and $102.1 million, respectively, in GNMA mortgage-backed securities compared to an amortized cost and fair value of $107.9 million and $109.2 million, respectively, at December 31, 2016. Also included in mortgage-backed securities in the tables above and below are private label collateralized mortgage obligation ("CMO") securities, which are issued by non-governmental real estate mortgage investment conduits and are not backed by the full faith and credit of the United States government.  At December 31, 2017 the Bank held an amortized cost and fair value of $26.9 million and $26.9 million, respectively, in private label CMO mortgage-backed securities, compared to both an amortized cost and fair value of $20 million at December 31, 2016.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)         Investment and Mortgage-Backed Securities, Available For Sale, Continued

The amortized cost and fair value of investment and mortgage-backed securities available for sale at December 31, 2017 are shown below by contractual maturity.  Expected maturities will differ from contractual maturities because borrowers have the right to prepay obligations with or without call or prepayment penalties. Since mortgage-backed securities are not due at a single maturity date, they are disclosed separately, rather than allocated over the the maturity groupings below.

	Amortized Cost	Fair Value
Due in less than one year	$94,518	$93,366
Due in one year to five years	14,669,925	14,751,355
Due in five to ten years	43,982,890	44,292,643
Due in ten years or more	134,894,530	138,140,562
Mortgage-Backed Securities	186,732,705	187,695,980
	$380,374,568	$384,973,906

The amortized cost and fair value of investment and mortgage-backed securities available for sale pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $99.2 million and $100.5 million, respectively, at December 31, 2017 and $75.3 million and $76.9 million, respectively, at December 31, 2016.

The Bank received $72.3 million, $43.9 million and $71.6 million in gross proceeds from sales of available for sale securities during the years ended December 31, 2017, 2016 and 2015, respectively. As a result, the Bank recognized gross gains of $1.0 million, $1.0 million and $2.0 million, respectively, and gross losses of $510,000, $300,000 and $72,000, respectively, during the years ended December 31, 2017, 2016 and 2015.

The tables below summarize gross unrealized losses and the related fair value, aggregated by investment category and length of time that individual available for sale securities have been in a continuous unrealized loss position for the periods indicated.

	December 31, 2017
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Student Loan Pools	$7,556,014	$1,546	$—	$—	$7,556,014	$1,546
SBA Bonds	24,433,422	151,459	5,588,532	38,059	30,021,954	189,518
Tax Exempt Municipal Bonds	4,406,162	13,852	4,328,229	42,999	8,734,391	56,851
Taxable Municipal Bonds	1,997,130	19,703	—	—	1,997,130	19,703
Mortgage-Backed Securities	62,574,910	624,772	23,612,359	348,800	86,187,269	973,572
	$100,967,638	$811,332	$33,529,120	$429,858	$134,496,758	$1,241,190

	December 31, 2016
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
FHLB Securities	$998,000	$1	$—	$—	$998,000	$1
SBA Bonds	28,490,243	228,432	8,212,824	55,791	36,703,067	284,223
Tax Exempt Municipal Bonds	47,405,066	1,899,519	—	—	47,405,066	1,899,519
Taxable Municipal Bonds	1,991,130	30,062	—		1,991,130	30,062
Mortgage-Backed Securities	62,738,366	916,699	5,600,262	55,523	68,338,628	972,222
	$141,622,805	$3,074,713	$13,813,086	$111,314	$155,435,891	$3,186,027

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)         Investment and Mortgage-Backed Securities, Available For Sale, Continued

Securities classified as available-for-sale are recorded at fair market value.  At December 31, 2017 and 2016, 34.6% and 3.5% of the unrealized losses, representing 30 and 15 individual securities, respectively, consisted of securities in a continuous loss position for 12 months or more. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature.  The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and is not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary. The Company reviews its investment securities portfolio at least quarterly and more frequently when economic conditions warrant, assessing whether there is any indication of other-than-temporary impairment (“OTTI”).

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

There was no OTTI recognized during the years ended December 31, 2017, 2016 and 2015.

(3)         Investment and Mortgage-Backed Securities, Held to Maturity

During the year ended December 31, 2015 the Company transferred 22 mortgage-backed securities classified as available for sale to its held to maturity portfolio. At the date of the transfer these securities had a fair value $32.8 million, which resulted in an unrealized gain of $602,000 that is reported in accumulated other comprehensive income and will be amortized over the remaining life of the securities. The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of held to maturity securities at December 31, 2017 and 2016 were as follows:

	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
FHLB Securities	$2,000,000	$—	$2,984	$1,997,016
FHLMC Bonds	998,102	—	12,588	985,514
Mortgage-Backed Securities (1)	24,082,868	120,843	131,307	24,072,404
Total Held To Maturity	$27,080,970	$120,843	$146,879	$27,054,934

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-Backed Securities (1)	$25,583,956	$63,342	$276,246	$25,371,052
Total Held To Maturity	$25,583,956	$63,342	$276,246	$25,371,052
(1) COMPRISED OF GSES OR GNMA MORTGAGE-BACKED SECURITIES

At December 31, 2017, the Bank held both an amortized cost and fair value of $15.9 million in GNMA mortgage-backed securities compared to an amortized cost and fair value of $16.3 million and $16.2 million, respectively, at December 31, 2016. The Company has not invested in any private label mortgage-backed securities classified as held to maturity.

At December 31, 2017, both the amortized cost and fair value of mortgage-backed securities held to maturity that were pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $22.3 million, compared to an amortized cost and fair value of $23.2 million and $23.0 million, respectively, at December 31, 2016.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(3)         Investment and Mortgage-Backed Securities, Held to Maturity, Continued

At December 31, 2017, both the amortized cost and fair value of mortgage-backed securities held to maturity that were pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $22.3 million, compared to an amortized cost and fair value of $23.2 million and $23.0 million, respectively, at December 31, 2016.

The following tables show gross unrealized losses, fair value and length of time that individual held to maturity securities were in a continuous unrealized loss position at December 31, 2017 and 2016.

	December 31, 2017
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
FHLB Securities	$1,997,016	$2,984	$—	$—	$1,997,016	$2,984
FHLMC Bonds	985,514	12,588	—	—	985,514	12,588
Mortgage-Backed Securities (1)	17,645,676	103,387	1,284,971	27,920	18,930,647	131,307
	$20,628,206	$118,959	$1,284,971	$27,920	$21,913,177	$146,879

	December 31, 2016
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-Backed Securities (1)	$15,447,596	$276,246	$—	$—	$15,447,596	$276,246
	$15,447,596	$276,246	$—	$—	$15,447,596	$276,246

(1) COMPRISED OF GSES OR GNMA MORTGAGE-BACKED SECURITIES

The Company’s held to maturity portfolio is recorded at amortized cost.  The Company has the ability and intent to hold these securities to maturity.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)      Loans Receivable, Net

Loans receivable, net, at December 31, 2017 and 2016 are summarized below.

	December 31,
	2017		2016
	Balance	% of Total Gross Loans	Balance	% of Total Gross Loans
Residential Real Estate Loans	$81,255,167	20.2%	$77,979,909	21.2%
Consumer Loans	56,761,695	14.1%	50,667,894	13.8%
Commercial Business Loans	26,777,893	6.6%	16,279,177	4.4%
Commercial Real Estate Loans	237,814,628	59.1%	222,599,294	60.6%
Total Loans Held For Investment	402,609,383	100.0%	367,526,274	100.0%
Loans Held For Sale	3,051,950		4,243,907
Total Loans Receivable, Gross	405,661,333		371,770,181
Less:
Allowance For Loan Losses	8,221,618		8,356,231
Loans in Process	6,804,533		3,526,064
Deferred Loan Fees	141,985		165,040
	15,168,136		12,047,335
Total Loans Receivable, Net	$390,493,197		$359,722,846
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
The following tables summarize the loan grades used by the Company to measure the credit quality of gross loans receivable, excluding those held for sale, by loan segment at December 31, 2017 and 2016.

December 31, 2017	Pass	Caution	Special Mention	Substandard	Total Loans
Residential Real Estate	$73,225,237	$2,352,536	$1,384,222	$4,293,172	$81,255,167
Consumer	52,249,017	1,862,340	344,361	2,305,977	56,761,695
Commercial Business	23,396,550	2,066,749	767,048	547,546	26,777,893
Commercial Real Estate	158,232,465	53,798,061	21,269,279	4,514,823	237,814,628
Total	$307,103,269	$60,079,686	$23,764,910	$11,661,518	$402,609,383

December 31, 2016	Pass	Caution	Special Mention	Substandard	Total Loans
Residential Real Estate	$70,503,057	$665,235	$1,082,928	$5,728,689	$77,979,909
Consumer	46,818,650	2,591,860	6,357	1,251,027	50,667,894
Commercial Business	14,731,698	1,002,170	50,081	495,228	16,279,177
Commercial Real Estate	127,068,983	71,927,031	18,153,718	5,449,562	222,599,294
Total	$259,122,388	$76,186,296	$19,293,084	$12,924,506	$367,526,274

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)      Loans Receivable, Net, Continued

The following tables present an age analysis of past due balances by category at December 31, 2017 and 2016.

	December 31, 2017
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable
Residential Real Estate	$395,763	$—	$948,875	$1,344,638	$79,910,529	$81,255,167
Consumer	604,809	85,178	182,757	872,744	55,888,951	56,761,695
Commercial Business	185,526	102,244	—	287,770	26,490,123	26,777,893
Commercial Real Estate	2,207,655	364,515	1,919,292	4,491,462	233,323,166	237,814,628
Total	$3,393,753	$551,937	$3,050,924	$6,996,614	$395,612,769	$402,609,383

	December 31, 2016
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable
Residential Real Estate	$653,858	$—	$1,050,444	$1,704,302	$76,275,607	$77,979,909
Consumer	625,178	119,640	57,794	802,612	49,865,282	50,667,894
Commercial Business	536,492	69,256	—	605,748	15,673,429	16,279,177
Commercial Real Estate	1,719,758	256,285	1,885,177	3,861,220	218,738,074	222,599,294
Total	$3,535,286	$445,181	$2,993,415	$6,973,882	$360,552,392	$367,526,274

At December 31, 2017 and 2016, the Company did not have any loans that were 90 days or more past due and still accruing interest. Our strategy is to work with our borrowers to reach acceptable payment plans while protecting our interests in the existing collateral.  In the event an acceptable arrangement cannot be reached, we may have to acquire these properties through foreclosure or other means and subsequently sell, develop, or liquidate them. The following table shows non-accrual loans by category at December 31, 2017 compared to 2016.

	December 31, 2017		December 31, 2016		$ Increase (Decrease)	% Increase (Decrease)
	Amount	Percent (1)	Amount	Percent (1)
Non-accrual Loans:
Residential Real Estate	$1,948,524	0.5%	$2,488,158	0.7%	$(539,634)	(21.7)%
Consumer	318,926	0.1	241,571	0.1	77,355	32.0
Commercial Business	109,401	—	145,401	—	(36,000)	(24.8)
Commercial Real Estate	3,340,904	0.8	2,639,837	0.7	701,067	26.6
Total Non-accrual Loans	$5,717,755	1.5%	$5,514,967	1.5%	$202,788	3.7%
(1) PERCENT OF GROSS LOANS RECEIVABLE HELD FOR INVESTMENT, NET OF DEFERRED FEES AND LOANS IN PROCESS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)      Loans Receivable, Net, Continued

The following tables show the allowance for loan losses by loan category for the years ended December 31, 2017, 2016 and 2015.

	For the Year Ended December 31, 2017
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,360,346	$996,620	$882,999	$5,116,266	$8,356,231
Provision	82,909	257,180	261,599	(301,688)	300,000
Charge-Offs	(211,780)	(184,161)	(133,371)	(301,260)	(830,572)
Recoveries	2,368	75,176	—	318,415	395,959
Ending Balance	$1,233,843	$1,144,815	$1,011,227	$4,831,733	$8,221,618

	For the Year Ended December 31, 2016
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,323,183	$1,063,153	$773,948	$5,114,849	$8,275,133
Provision	223,232	88,466	247,320	(59,018)	500,000
Charge-Offs	(197,381)	(241,738)	(150,000)	(374,144)	(963,263)
Recoveries	11,312	86,739	11,731	434,579	544,361
Ending Balance	$1,360,346	$996,620	$882,999	$5,116,266	$8,356,231

	For the Year Ended December 31, 2015
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,392,065	$886,716	$159,353	$5,919,362	$8,357,496
Provision	53,694	549,462	617,658	(1,220,814)	—
Charge-Offs	(216,525)	(527,055)	(10,947)	(761,941)	(1,516,468)
Recoveries	93,949	154,030	7,884	1,178,242	1,434,105
Ending Balance	$1,323,183	$1,063,153	$773,948	$5,114,849	$8,275,133

The following tables present information related to impaired loans evaluated individually and collectively for impairment in the allowance for loan losses at December 31, 2017 and 2016.

December 31, 2017	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$—	$1,233,843	$1,233,843
Consumer	—	1,144,815	1,144,815
Commercial Business	—	1,011,227	1,011,227
Commercial Real Estate	—	4,831,733	4,831,733
Total	$—	$8,221,618	$8,221,618

December 31, 2016	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$—	$1,360,346	$1,360,346
Consumer	1,699	994,921	996,620
Commercial Business	—	882,999	882,999
Commercial Real Estate	12,590	5,103,676	5,116,266
Total	$14,289	$8,341,942	$8,356,231

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)      Loans Receivable, Net, Continued

The following tables present information related to impaired loans evaluated individually and collectively for impairment in loans receivable at December 31, 2017 and 2016.

	Loans Receivable
December 31, 2017	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$1,883,741	$79,371,426	$81,255,167
Consumer	181,617	56,580,078	56,761,695
Commercial Business	100,401	26,677,492	26,777,893
Commercial Real Estate	6,276,547	231,538,081	237,814,628
Total	$8,442,306	$394,167,077	$402,609,383

	Loans Receivable
December 31, 2016	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$2,181,740	$75,798,169	$77,979,909
Consumer	170,552	50,497,342	50,667,894
Commercial Business	145,401	16,133,776	16,279,177
Commercial Real Estate	5,830,341	216,768,953	222,599,294
Total	$8,328,034	$359,198,240	$367,526,274

Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment and records the loan at fair value. Fair value is estimated using one of the following methods: fair value of the collateral less estimated costs to sale, discounted cash flows, or market value of the loan based on similar debt. The fair value of the collateral less estimated costs to sell is the most frequently used method. Typically, the Company reviews the most recent appraisal and, if it is over 24 months old, will request a new third party appraisal. Depending on the particular circumstances surrounding the loan, including the location of the collateral, the date of the most recent appraisal and the value of the collateral relative to the recorded investment in the loan, management may order an independent appraisal immediately or, in some instances, may elect to perform an internal analysis. The average balance of total impaired loans was $10.8 million for year ended December 31, 2017 compared to $13.2 million for the year ended December 31, 2016. The following tables present information related to impaired loans by loan category as of and for the years ended December 31, 2017, 2016 and 2015. None of the impaired loans had a related allowance recorded at December 31, 2017.

	December 31, 2017
Impaired Loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Residential Real Estate	$1,883,741	$2,333,741	$—	$2,889,065	$24,273
Consumer	181,617	209,427	—	279,183	—
Commercial Business	100,401	950,401	—	141,940	—
Commercial Real Estate	6,276,547	7,583,847	—	7,483,035	189,373
Total
Residential Real Estate	1,883,741	2,333,741	—	2,889,065	24,273
Consumer	181,617	209,427	—	279,183	—
Commercial Business	100,401	950,401	—	141,940	—
Commercial Real Estate	6,276,547	7,583,847	—	7,483,035	189,373
Total	$8,442,306	$11,077,416	$—	$10,793,223	$213,646

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

The Bank had eight TDRs with a total balance of $4.1 million included in impaired loans at December 31, 2017 compared to 12 TDRs totaling $4.6 million at December 31, 2016. There were no new TDRs during the years ended December 31, 2017 and 2016.
The following table summarizes the loans restructured as TDRs during the year ended December 31, 2015:

Troubled Debt Restructurings	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Consumer	1	$36,460	$36,460
Commercial Real Estate	6	922,000	922,000
Total	7	958,460	958,460

For the TDRs included in the table above, the Bank lowered the interest rate on three of the loans to allow the borrowers to begin making monthly principal and interest payments and changed the monthly payment to interest only for an agreed upon period for the other four loans.

The following table is a summary of TDRs restructured during the periods indicated that subsequently defaulted during the same period:

	Year Ended December 31,
	2017		2016		2015
	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Commercial Real Estate	—	—	—	—	2	30,713
Total	—	$—	—	$—	2	$30,713

At December 31, 2017, two loans totaling $610,000 that had previously been restructured as TDRs were in default. Neither loan had been restructured within the last 12 months. At December 31, 2016, two loans that had been previously restructured were in default, including zero which had been restructured within the last 12 months. At December 31, 2015, six previously restructured loans were in default, including two which had been restructured during the same period. The Bank considers any loan 30 days or more past due to be in default.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(5)         Premises and Equipment, Net

Premises and equipment, net, are summarized as follows:

	December 31,
	2017	2016
Land	$6,693,927	$6,693,927
Buildings and Improvements	23,720,473	20,299,729
Furniture and Equipment	12,042,530	11,620,148
Construction in Progress	187,956	1,702,791
Total Premises and Equipment	42,644,886	40,316,595
Less: Accumulated Depreciation	(19,847,042)	(19,118,911)
Total Premises and Equipment, Net	$22,797,844	$21,197,684

Depreciation expense on premises and equipment was $1.5 million, $1.4 million and $1.2 million for the years ended December 31, 2017, 2016 and 2015, respectively. The Bank has entered into non-cancelable operating leases related to buildings and land.  At December 31, 2017, future minimum payments under non-cancelable operating leases with initial or remaining terms of one year or more are as follows (by fiscal year):

2018	$421,394
2019	423,599
2020	424,968
2021	426,359
2022	438,754
Thereafter	1,154,665
Total Future Minimum Payments	$3,289,739

Total rental expense was $409,000, $399,000, and $417,000 for the years ended December 31, 2017, 2016 and 2015, respectively. Five lease agreements with monthly expenses of $6,900, $900, $7,900, $8,600, and $10,000 have multiple renewal options totaling 30, 10, 15, 45, and 20 years, respectively.

(6)         Goodwill

Goodwill was recorded in connection with the Company's acquisition of Collier Jennings Financial Corporation in July 2006. The goodwill balance of $1.2 million remained unchanged at December 31, 2017 and 2016.  In accordance with accounting guidance, the Company evaluates its goodwill on an annual basis. The evaluations were performed as of September 30, 2017 and September 30, 2016 for the years ended December 31, 2017 and 2016, respectively. At the time of the evaluations the Company determined that no impairment existed. Therefore, there was no write-down of goodwill for the years ended December 31, 2017 and 2016.

(7)         FHLB Stock

The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to a membership component, which was 0.09% of total assets at both December 31, 2017 and 2016, plus a transaction component equal to 4.25% of outstanding advances (borrowings) from the FHLB of Atlanta at December 31, 2017 and 2016.  The Bank is in compliance with this requirement with an investment in FHLB of Atlanta stock of $2.9 million and $2.8 million at December 31, 2017 and 2016, respectively. No readily available market exists for this stock and it has no quoted fair value.  However, because redemption of this stock has historically been at par, it is carried at cost.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(8)         Other Real Estate Owned

The Bank owned $1.1 million and $2.7 million in OREO at December 31, 2017 and 2016, respectively. Transactions in OREO for the years ended December 31, 2017, 2016 and 2015 are summarized below.

	2017	2016	2015
Balance, beginning of year	$2,721,214	$4,361,411	$3,229,710
Additions	580,748	1,026,178	4,362,635
Sales	(2,028,170)	(2,626,375)	(2,918,587)
Write-downs	(158,121)	(40,000)	(312,347)
Balance, end of year	$1,115,671	$2,721,214	$4,361,411

(9)         Deposits

Deposits outstanding at December 31, 2017 and 2016 are summarized below by account type.

	December 31, 2017			December 31, 2016
	Balance	Weighted Rate	Interest Rate Range	Balance	Weighted Rate	Interest Rate Range
Checking Accounts	$197,434,385	0.04%	0.00-1.98%	$171,133,555	0.02%	0.00-0.20%
Money Market Accounts	231,652,920	0.28%	0.00-1.10%	230,902,038	0.20%	0.00-0.50%
Statement Savings Accounts	42,927,311	0.11%	0.00-0.11%	36,522,989	0.10%	0.00-0.10%
Total	$472,014,616	0.16%	0.00-1.98%	$438,558,582	0.12%	0.00-0.50%
Certificate Accounts:
0.00 – 0.99%	$129,354,569			$148,370,515
1.00 – 1.99%	99,627,750			66,532,221
2.00 – 2.99%	1,109,684			641,960
Total	$230,092,003	0.90%	0.10-2.00%	$215,544,696	0.78%	0.05-2.00%
Total Deposits	$702,106,619	0.41%	0.00-2.00%	$654,103,278	0.34%	0.00-2.00%
Included in the certificates above were $24.4 million and $40.3 million in brokered deposits at December 31, 2017 and 2016, respectively, with a weighted average interest rate of 1.23% and 1.14%, respectively. Of the $24.4 million in brokered deposits at December 31, 2017, $9.4 million mature within one year. At both December 31, 2017 and 2016, the Bank had $81,000 in overdrafts that were reclassified to loans.
The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $139.7 million and $119.2 million at December 31, 2017 and 2016, respectively. Certificate of deposits that met or exceeded the FDIC insurance limit of $250,000 were $78.6 million and $57.4 million at December 31, 2017 and 2016, respectively.

The amounts and scheduled maturities of all certificates of deposit were as follows at December 31, 2017 and 2016:

	December 31,
	2017	2016
Within 1 Year	$135,173,064	$131,484,617
After 1 Year, Within 2 Years	56,687,383	40,384,177
After 2 Years, Within 3 Years	11,572,310	15,459,977
After 3 Years, Within 4 Years	19,946,316	8,452,948
After 4 Years, Within 5 Years	6,208,724	19,762,977
Thereafter	504,206	—
	$230,092,003	$215,544,696

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(10)         Advances From Federal Home Loan Bank and Other Borrowings

Advances from the FHLB are summarized by year of maturity and weighted average interest rate at December 31, 2017 below.

	Amount	Weighted Rate
2018	$23,680,000	1.22%
2019	20,500,000	1.39%
2020	7,500,000	1.58%
Total	$51,680,000	1.34%

These advances are secured by a blanket collateral agreement with the FHLB by pledging the Bank’s portfolio of residential first mortgage loans and investment securities with an amortized cost and fair value of $73.0 million and $66.8 million, respectively, at December 31, 2017 and $73.3 million and $71.1 million, respectively, at December 31, 2016.

FHLB advances are subject to prepayment penalties. During the year ended December 31, 2017, the Bank prepaid no FHLB advances. During the year ended December 31, 2016, the Bank prepaid three FHLB advances totaling $17.9 million and incurred $789,000 in prepayment penalties. During the year ended December 31, 2015, the Bank prepaid three FHLB advances totaling $15.0 million and incurred $788,000 in prepayment penalties.

Callable advances are callable at the option of the FHLB.  If an advance is called, the Bank has the option to pay off the advance without penalty, re-borrow funds on different terms, or convert the advance to a three-month floating rate advance tied to LIBOR. The Bank did not have any callable FHLB advances at December 31, 2017.

At December 31, 2017 and 2016, the Bank had $206.6 million and $198.7 million in additional borrowing capacity, respectively, at the FHLB.

The Bank had $11.3 million and $9.3 million in other borrowings at December 31, 2017 and 2016, respectively.  These borrowings consist of short-term repurchase agreements with certain commercial demand deposit customers for sweep accounts. The repurchase agreements typically mature within one to three days and the interest rate paid on these borrowings floats monthly with money market type rates. At both December 31, 2017 and 2016, the interest rate paid on the repurchase agreements was 0.15%. The maximum amount outstanding at any one month end during the year ended December 31, 2017 was $13.1 million compared to $12.6 million during the year ended December 31, 2016. The Bank had pledged as collateral for these repurchase agreements investment and mortgage-backed securities with amortized costs and fair values of $16.2 million and $16.5 million, respectively, at December 31, 2017 and $17.6 million and $17.9 million, respectively, at December 31, 2016.

(11)         Note Payable

On October 31, 2016, the Company repurchased all 22,000 shares of its Series B Preferred Stock from the United States Department of the Treasury ("Treasury") for a total payment amount of $21.4 million. See Note 20 for more information on this transaction. In connection with this repurchase, the Company obtained a $14.0 million unsecured term loan from another financial institution. The loan accrues and pays interest quarterly at a floating rate of the Wall Street Journal Prime index minus 30 basis points, which was equal to 4.20% at December 31, 2017. The unpaid principal balance is payable in 11 consecutive quarterly payments of $437,500 each, with a balloon payment equal to the entire remaining principal balance due on October 1, 2019. At December 31, 2017, the remaining principal balance on the loan was $8.5 million.

The note has the following covenants with which the Bank must maintain compliance: the Bank must maintain a "Well Capitalized" rating in accordance with regulatory standards, a Risk-Based Capital Ratio of not less than 12.00%, a “Modified” Texas Ratio of not more than 30.00%, and an annual return on assets of at least 0.60%. The Bank is also required to maintain a loan loss reserve in amounts deemed adequate by all federal and state regulatory authorities. Management of the Bank reviews these covenants quarterly for compliance. At December 31, 2017, management believes the Bank was in compliance with all covenants.

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

The Capital Securities accrue and pay distributions quarterly at a floating rate of three month LIBOR plus 170 basis points which was a rate per annum equal to 3.29% and 2.21% at December 31, 2017 and 2016, respectively. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears.

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

(14)         Income Taxes

On December 22, 2017, the Tax Act was signed into law. Among other things, the Tax Act reduced the federal corporate income tax rate from 34% to 21%, effective January 1, 2018, which required the Company to revalue its net deferred tax asset to account for the future impact of lower corporate income tax rates and other provisions of the 2017 legislation. As a result of the Company's revaluation, the net deferred tax asset was reduced by $606,000 through an increase to the provision for income taxes of the same amount. Income tax expense was comprised of the following for the dates indicated below:

	Years Ended December 31,
	2017	2016	2015
Current:
Federal	$1,500,337	$1,022,082	$1,056,002
State	209,396	191,999	285,699
Total Current Tax Expense	1,709,733	1,214,081	1,341,701
Deferred:
Federal	736,390	696,638	722,699
State	(10,663)	9,761	2,699
Total Deferred Tax Expense	725,727	706,399	725,398
Total Income Tax Expense	$2,435,460	$1,920,480	$2,067,099

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(14)         Income Taxes, Continued

The Company's income taxes differ from those computed at the statutory federal income tax rate, as follows:

	Years Ended December 31,
	2017	2016	2015
Tax at Statutory Income Tax Rate	$2,840,292	$2,667,347	$2,782,229
State Tax and Other	44,764	153,236	101,834
Tax Exempt Interest	(730,477)	(732,087)	(684,708)
Life Insurance	(394,445)	(179,520)	(143,820)
Valuation Allowance	69,133	11,504	11,564
Impact of Federal Rate Change on Deferred Taxes	606,193	—	—
Total Income Tax Expense	$2,435,460	$1,920,480	$2,067,099

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2017 and 2016 are presented below. Net deferred tax assets were included in other assets at December 31, 2017 and 2016.

	December 31,
	2017	2016
Deferred Tax Assets:
Deferred Compensation	$434,881	$620,256
Provision for Loan Losses	1,769,574	2,873,574
Other Real Estate Owned	23,676	106,107
Net Fees Deferred for Financial Reporting	69,000	97,273
Net Operating Losses	312,412	243,279
Other	253,731	292,402
Total Gross Deferred Tax Assets	2,863,274	4,232,891
Less: Valuation Allowance	(312,412)	(243,279)
Net Deferred Tax Assets	2,550,862	3,989,612
Deferred Tax Liabilities:
FHLB Stock Basis Over Tax Basis	71,621	114,577
Depreciation	345,462	386,940
Prepaid Expenses	26,605	44,103
Unrealized Gain on Securities Available for Sale	1,182,967	714,584
Total Gross Deferred Tax Liability	1,626,655	1,260,204
Net Deferred Tax Asset	$924,207	$2,729,408

The Company measures deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid. Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2017, management has determined that it is more likely than not that the total deferred tax asset will be realized except for the deferred tax asset associated with state net operating loss carryforwards, and, accordingly, has established a valuation allowance only for this item. The change in the valuation allowance was $69,000. The Company had state net operating losses attributable to the non-bank entities of $7.9 million and $7.4 million for the years ended December 31, 2017 and 2016, respectively.

Retained earnings at December 31, 2017 included tax bad debt reserves of $2.1 million, for which no provision for federal income tax has been made. If, in the future, these amounts are used for any purpose other than to absorb bad debt losses, including dividends, stock redemptions, or distributions in liquidation, or the Company ceases to be qualified as a bank holding company, they may be subject to federal income tax at the prevailing corporate tax rate.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(14)         Income Taxes, Continued

At December 31, 2017, the Company had no material unrecognized tax benefits or accrued interest and penalties. It is the Company's policy to account for interest and penalties accrued relative to unrecognized tax benefits as a component of income tax expense. Tax returns for 2014 and subsequent years are subject to examination by taxing authorities.

(15)         Regulatory Matters

The Bank, as a state-chartered, federally insured savings bank, is subject to the capital requirements established by the FDIC. Under the FDIC's capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors.

The Company is a bank holding company registered with the Federal Reserve. Bank holding companies are subject to capital adequacy requirements of the Federal Reserve under the Bank Holding Company Act of 1956, as amended, and the regulations of the Federal Reserve. For a bank holding company with less than $1.0 billion in assets, the capital guidelines apply on a bank only basis and the Federal Reserve expects the holding company's subsidiary banks to be well-capitalized under the prompt corrective action regulations. If Security Federal Corporation was subject to regulatory guidelines for bank holding companies with $1.0 billion or more in assets, at December 31, 2017, it would have exceeded all regulatory capital requirements.

Based on its capital levels at December 31, 2017, the Bank exceeded all regulatory capital requirements as of that date. Consistent with the Bank's goals to operate a sound and profitable organization, it is the Bank's policy to maintain a "well-capitalized" status under the regulatory capital categories of the FDIC. Based on capital levels at December 31, 2017, the Bank was considered to be "well-capitalized" under applicable regulatory requirements. Management monitors the capital levels to provide for current and future business opportunities and to maintain the Bank's "well-capitalized" status. The following tables provide the Company’s and the Bank’s regulatory capital requirements and actual results at December 31, 2017 and 2016.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(15)         Regulatory Matters, Continued

The Company and the Bank’s regulatory capital amounts and ratios were as follows as of the dates indicated:

	Actual		For Capital Adequacy		To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2017
SECURITY FEDERAL CORP.
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$78,790	15.8%	$29,998	6.0%	N/A	N/A
Total Risk-Based Capital (To Risk Weighted Assets)	85,066	17.0%	39,997	8.0%	N/A	N/A
Common Equity Tier 1 Capital (To Risk Weighted Assets)	73,790	14.8%	22,498	4.5%	N/A	N/A
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	78,790	9.1%	34,518	4.0%	N/A	N/A
SECURITY FEDERAL BANK
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$88,275	17.7%	$29,989	6.0%	$39,985	8.0%
Total Risk-Based Capital (To Risk Weighted Assets)	94,547	18.9%	39,985	8.0%	49,981	10.0%
Common Equity Tier 1 Capital (To Risk Weighted Assets)	88,275	17.7%	22,491	4.5%	32,488	6.5%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	88,275	10.2%	34,512	4.0%	43,140	5.0%

December 31, 2016
SECURITY FEDERAL CORP.
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$73,787	16.6%	$26,714	6.0%	N/A	N/A
Total Risk-Based Capital (To Risk Weighted Assets)	79,383	17.8%	35,618	8.0%	N/A	N/A
Common Equity Tier 1 Capital (To Risk Weighted Assets)	68,787	15.4%	20,035	4.5%	N/A	N/A
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	73,787	9.1%	32,548	4.0%	N/A	N/A
SECURITY FEDERAL BANK
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$88,139	19.8%	$26,694	6.0%	$35,592	8.0%
Total Risk-Based Capital (To Risk Weighted Assets)	93,735	21.1%	35,592	8.0%	44,490	10.0%
Common Equity Tier 1 Capital (To Risk Weighted Assets)	88,139	19.8%	20,021	4.5%	28,919	6.5%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	88,139	10.8%	32,587	4.0%	40,734	5.0%

In addition to the minimum common equity Tier 1 ("CET1"), Tier 1 and total capital ratios, the Bank now has to maintain a capital conservation buffer consisting of additional CET1 capital above the required minimum levels in order to avoid limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses based on percentages of eligible retained income that could be utilized for such actions. The capital conservation buffer requirement began to be phased in on January 1, 2016 when more than 0.625% of risk-weighted assets was required, and increases by 0.625% on each subsequent January 1, until fully implemented to an amount equal to 2.5% of risk weighted assets in January 2019. At December 31, 2017 the Bank’s CET1 capital exceeded the required capital conservation buffer of 1.25%.

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

(16)         Employee Benefit Plans

The Company is participating in a multiple employer defined contribution employee benefit plan covering substantially all employees with six months or more of service.  The Company matches a portion of the employees’ contributions and the plan has a discretionary profit sharing provision.  Total employer contributions were $232,000, $224,000 and $210,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

The Company has an Employee Stock Purchase Plan (“ESPP”).  The ESPP allows employees of the Company to purchase stock quarterly through a payroll deduction at a discount calculated as 15% of the market value with a floor equal to the Company’s book value.  The ESPP, which was approved by stockholders in July 2005, became effective in January 2007. Participation in the ESPP is voluntary.  Employees are limited to investing $25,000 or 5% of their annual salary, whichever is lower, during the year.  During the year ended December 31, 2017, there were no employee stock purchases within the plan.

The Company implemented an Incentive Compensation Plan (the "Plan") during the year ended December 31, 2014. Incentive awards are based on the financial and operating performance of the Company as well as other participant specific objectives. The Plan allows employees of the Company to earn up to 7.5 days of their annual salary for successfully completing specific goals established by the participants and their respective supervisors plus an additional 2.5 days of their annual salary if the Company meets an annual predetermined net operating income amount determined by the Board of Directors. The Company also implemented an Incentive Compensation Plan for executive level officers (the "Executive Plan"). Under this plan incentive awards are based on contributions to performance as measured by critical operating and financial ratios, and other participant specific objectives. The Company has to meet the annual predetermined net operating income amount determined by the Board of Directors for any incentive awards to be paid under the Executive Plan. If the Company does not meet the required net income amount, no incentives are paid regardless of the executive's performance on individual objectives or entity wide objectives. In 2016, the Company implemented a Quarterly Branch Incentive Compensation Plan. This plan is for retail branch employees only and pays incentive on a quarterly basis based on specific performance goals established for each branch location. All branch employees were moved from the original Plan to the Branch Incentive Plan. Participation in all 3 plans is voluntary. At December 31, 2017 and 2016, the Company accrued $362,500 and $250,000, respectively, for incentive payments, which were paid during the subsequent year.

Certain officers of the Company participate in a supplemental retirement plan.  These benefits are not qualified under the Internal Revenue Code and they are not funded.  During the years ended December 31, 2017, 2016 and 2015, the Company incurred expenses of $318,000, $276,000, and $205,000, respectively, for this plan.

Certain officers and directors of the Company participate in incentive and non-qualified stock option plans. Prior to fiscal 2010, the Company had three stock option plans that together authorized the Company to grant 150,000 options. In 2008, the 2008 Equity Incentive Plan was approved by stockholders and implemented by the Company with the intention of replacing the previous three option plans. No additional options are to be granted under the old plans and forfeitures under the old plans are not added to the new plan as available options, however, all existing options outstanding under these plans remain in effect. The 2008 Equity Incentive Plan provides for the grant of non-qualified and incentive stock options, stock appreciation rights (“SARS”), and restricted stock awards. Under the 2008 Equity Incentive Plan, 50,000 shares of common stock are reserved for the issuance of stock options and SARS in addition to 50,000 shares subject to restricted stock awards. The plan is administered by a committee appointed by the Board of Directors. The committee determines the specific employees, amount and type of any awards granted. At December 31, 2017 and 2016, there were 50,000 shares available for issuance under this plan for stock options and SARS. Options under all plans are granted at exercise prices not less than the fair value of the Company’s common stock on the date of the grant.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(16)         Employee Benefit Plans, Continued

The following is a summary of the activity under the Company’s incentive and non-qualified stock option plans for the years ended December 31, 2017, 2016 and 2015:

	Years Ended December 31,
	2017		2016		2015
	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price
Balance, Beginning of Period	21,500	$23.57	29,500	$23.55	47,500	$22.41
Options Granted	—	—	—	—	—	—
Options Exercised	7,500	23.49	—	—	—	—
Options Forfeited	9,500	23.95	8,000	23.47	18,000	20.55
Balance, End of Period	4,500	$22.91	21,500	$23.57	29,500	$23.55

Options Exercisable	4,500	$22.91	18,200	$23.62	21,500	$23.57
Weighted-Average Remaining Life of Exercisable Options	0.4 years		1.0 year		1.4 years
Options Available for Grant	50,000		50,000		50,000

During the year ended December 31, 2017, 3,300 options with a weighted average exercise price of $23.33 vested. During the year ended December 31, 2016, 4,500 stock options with a weighted average exercise price of $23.57 vested and during the year ended December 31, 2015, 5,200 options with a weighted average exercise price of $23.50 vested. The aggregate intrinsic value of the stock options outstanding and exercisable was $0 at December 31, 2017, 2016 and 2015. Total compensation expense related to stock options was $0, $8,000, and $12,700 for the years ended December 31, 2017, 2016 and 2015, respectively.  As of December 31, 2017, there was no unrecognized compensation cost related to non-vested stock options.

There were no stock options granted by the Company during the years ended December 31, 2017, 2016 and 2015. At December 31, 2017, the Company had the following options outstanding:

Grant Date	Outstanding Options	Option Price	Expiration Date
05/19/08	2,500	$22.91	05/19/18

07/01/08	2,000	$22.91	07/01/18

Options granted after March 31, 2006 generally vest 20% per year every year beginning in the sixth year after the grant date.  These options may be exercised as they vest in years six through ten, or until the end of year ten after the grant date.

(17)         Bank Owned Life Insurance

BOLI provides key person life insurance on certain officers of the Company. The cash value of the life insurance policies are recorded as a separate line item in the accompanying balance sheets at $18.8 million and $17.1 million at December 31, 2017 and 2016, respectively.  The earnings portion of the insurance policies grows tax deferred and helps offset the cost of the Company’s benefits programs.  The Company recorded earnings of $506,000, $528,000 and $423,000 for the growth in the cash value of life insurance during the years ended December 31, 2017, 2016 and 2015, respectively. In addition to the earnings above, the Company received $654,000 in death benefits during the year ended December 31, 2017 compared to none during the years ended December 31, 2016 and 2015.

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

Financial instruments where the contract amount represents the Bank's credit risk include commitments under pre-approved but unused lines of credit of $91.4 million and $80.3 million and letters of credit of $812,000 and $570,000 at December 31, 2017 and 2016, respectively.

These loan and letter of credit commitments are subject to the same credit policies and reviews as loans on the balance sheet.  Collateral, both the amount and nature, is obtained based upon management's assessment of the credit risk.  Since many of the extensions of credit are expected to expire without being drawn, the total commitment amounts do not necessarily represent future cash requirements.  Included in the loan commitments noted above were unused credit card loan commitments of $5.2 million and $4.9 million and undisbursed loans in process of $6.8 million and $3.5 million at December 31, 2017 and 2016, respectively.  The Bank also had $1.3 million in outstanding commitments on mortgage loans approved but not yet closed at December 31, 2017 compared to $165,000 at December 31, 2016.  These commitments, which are funded subject to certain limitations, extend over varying periods of time with the majority being funded within 45 days.  At December 31, 2017 and 2016, the Bank had outstanding commitments to sell approximately $3.1 million and $4.2 million of loans, respectively, which encompassed the Bank’s held for sale loans.  The Bank also has commitments to sell mortgage loans not yet closed, on a best efforts basis.  Best efforts means the Bank suffers no penalty if they are unable to deliver the loans to the potential buyers.  The fair value of the Bank’s commitment to originate mortgage loans at committed interest rates and to sell such loans to permanent investors is insignificant.

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

	Years Ended December 31,
	2017	2016	2015
Balance, Beginning of Period	$141,972	$181,738	$202,197
New Loans	1,078	66,269	692
Less Loan Payments	(48,758)	(106,035)	(21,151)
Balance, End of Period	$94,292	$141,972	$181,738

Loans to all employees, officers, and directors of the Company, in the aggregate constituted approximately 4.6% and 4.9% of the Company’s total shareholders' equity at December 31, 2017 and 2016, respectively.  Deposits from executive officers and directors of the Company and the Bank and their related interests were approximately $14.0 million at $13.7 million at December 31, 2017 and 2016 and have substantially the same terms, including interest rates, as those prevailing at the time with other non- related depositors.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(19)         Related Party Transactions, Continued

The Company leased office space from a related party during the years ended December 31, 2017, 2016 and 2015. The lease is with a company in which the related party, who is both a director and an officer of the Company, has an ownership interest.  The Company incurred rent expense of $83,000, $81,000 and $81,000 for the years ended December 31, 2017, 2016 and 2015, respectively, related to this lease.  Management is of the opinion that the transactions with respect to office rent were made on terms that are comparable to those which would be made with unaffiliated persons.

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

On October 31, 2016, the Company repurchased all 22,000 shares of its Series B Preferred Stock from the Treasury for a repurchase amount of $21.3 million plus accrued interest of $93,000 for a total payment amount of $21.4 million. The repurchase was partially funded through cash on hand and a $14.0 million term loan from another financial institution. As a result of this transaction, the Company received a one-time preferred stock redemption discount of $660,000, which was recognized in net income available to common shareholders during the year ended December 31, 2016.

(21)    Unvested Restricted Stock Issuance

On February 12 2015, the Company issued 1,473 shares of restricted stock at $17.22 per share to the Company’s Chief Executive Officer (“CEO”). The issuance was in lieu of annual incentive pay for the 2014 Incentive Plan year. Based on restrictions set forth in our agreement with Treasury as part of the Company’s participation in the CDCI program, the CEO was not permitted to receive cash incentive pay. The shares cliff vested at the end of two years in February 2017. All dividends were held in an escrow account until that date. There were no shares of restricted stock issued by the Company during the years ended December 31, 2017 and 2016.

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
Condensed Balance Sheet Data

	December 31,
	2017	2016
Assets:
Cash	$5,098,959	$4,631,554
Investment Securities, Available For Sale	—	213,000
Investment in Security Federal Statutory Trust	155,000	155,000
Investment in Security Federal Bank	92,407,398	90,441,110
Accounts Receivable and Other Assets	28,157	31,275
Total Assets	$97,689,514	$95,471,939
Liabilities and Shareholders’ Equity:
Accounts Payable and Other Liabilities	$48,360	$121,965
Note Payable	8,500,000	13,000,000
Junior Subordinated Debentures	5,155,000	5,155,000
Senior Convertible Debentures	6,064,000	6,084,000
Shareholders’ Equity	77,922,154	71,110,974
Total Liabilities and Shareholders’ Equity	$97,689,514	$95,471,939

Condensed Statements of Income Data

	Years Ended December 31,
	2017	2016	2015
Income:
Equity in Earnings of Security Federal Bank	$136,682	$410,959	$506,074
Dividend Income from Security Federal Bank	6,400,000	6,000,000	6,000,000
Gain on Sale of Investments	118,725	—	—
Miscellaneous Income	15,807	21,530	15,828
Total Income	6,671,214	6,432,489	6,521,902
Expenses:
Interest Expense	1,057,065	688,750	591,054
Other Expenses	14,349	69,603	18,822
Total Expenses	1,071,414	758,353	609,876
Income Before Income Taxes	5,599,800	5,674,136	5,912,026
Income Tax Benefit	(318,540)	(250,520)	(203,901)
Net Income	5,918,340	5,924,656	6,115,927
Preferred Stock Dividends	—	(422,889)	(440,000)
Gain on Redemption of Preferred Stock	—	660,000	—
Net Income Available to Common Shareholders	$5,918,340	$6,161,767	$5,675,927

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(22)         Security Federal Corporation Condensed Financial Statements (Parent Company Only), Continued

Condensed Statements of Cash Flow Data

	Years Ended December 31,
	2017	2016	2015
Operating Activities:
Net Income	$5,918,340	$5,924,656	$6,115,927
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Equity in Earnings of Security Federal Bank	(136,682)	(410,959)	(506,074)
Deferred Compensation Expense	25,358	—	—
Stock Compensation Expense	—	7,912	12,676
Increase in Accounts Receivable	3,117	14,207	825
(Decrease) Increase in Accounts Payable	(33,612)	15,841	1,758
Net Cash Provided By Operating Activities	5,776,521	5,551,657	5,625,112
Investing Activities:
Proceeds from Sale of Investments	95,438	—	—
Net Cash Provided By Investing Activities	95,438	—	—
Financing Activities:
Redemption of Preferred Stock	—	(21,340,000)	—
Redemption of Convertible Debentures	(20,000)	—	—
Proceeds from Stock Options Exercised	176,175	—	—
Proceeds from Note Payable	—	14,000,000	—
Repayment of Note Payable	(4,500,000)	(1,000,000)	—
Dividends Paid to Shareholders-Preferred Stock	—	(422,889)	(440,000)
Dividends Paid to Shareholders-Common Stock	(1,060,729)	(942,552)	(942,552)
Net Cash Used in Financing Activities	(5,404,554)	(9,705,441)	(1,382,552)
Net Increase (Decrease) in Cash	467,405	(4,153,784)	4,242,560
Cash at Beginning of Period	4,631,554	8,785,338	4,542,778
Cash at End of Period	$5,098,959	$4,631,554	$8,785,338

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

Investment Securities Available for Sale
Investment securities available for sale are recorded at fair value on a recurring basis. At December 31, 2017, the Company’s investment portfolio was comprised of student loan pools, government and agency bonds, mortgage-backed securities issued by government agencies or GSEs, private label CMO mortgage-backed securities, municipal securities, and one equity investments. Fair value measurement is based upon prices obtained from third party pricing services that use independent pricing models which rely on a variety of factors including reported trades, broker/dealer quotes, benchmark yields, economic and industry events and other relevant market information. As such, these securities are classified as Level 2.

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
Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2017, most of the total impaired loans were evaluated based on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. The Company records impaired loans as nonrecurring Level 3. As of December 31, 2017 and 2016, the recorded investment in impaired loans was $8.4 million and $8.3 million, respectively. The average recorded investment in impaired loans was $10.8 million and $13.2 million for the years ended December 31, 2017 and 2016, respectively.

Foreclosed Assets
Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets. Subsequently, they are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral less estimated selling costs. The Company records all foreclosed assets as nonrecurring level 3.

Assets measured at fair value on a recurring basis as of December 31, 2017 and 2016 are summarized below.

December 31, 2017	Quoted Market Price in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Student Loan Pools	$—	$8,521,785	$—
SBA Bonds	—	124,248,444	—
Tax Exempt Municipal Bonds	—	62,355,567	—
Taxable Municipal Bonds	—	1,997,130	—
Mortgage-Backed Securities	—	187,695,980	—
Equity Securities	—	155,000	—
Total	$—	$384,973,906	$—

December 31, 2016	Quoted Market Price In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
FHLB Securities	$—	$998,000	$—
SBA Bonds	—	101,906,059	—
Tax Exempt Municipal Bonds	—	71,535,149	—
Taxable Municipal Bonds		1,991,130
Mortgage-Backed Securities	—	185,261,091	—
Equity Securities	—	368,000	—
Total	$—	$362,059,429	$—

There were no liabilities measured at fair value on a recurring basis as of December 31, 2017 and 2016.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(23)         Carrying Amounts and Fair Value of Financial Instruments, Continued

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. The table below presents assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2017 and 2016, aggregated by the level in the fair value hierarchy within which those measurements fall.

	December 31, 2017
Assets	Level 1	Level 2	Level 3	Total
Mortgage Loans Held For Sale	$—	$3,051,950	$—	$3,051,950
Collateral Dependent Impaired Loans (1)	—	—	8,442,306	8,442,306
Foreclosed Assets	—	—	1,115,671	1,115,671
Total	$—	$3,051,950	$9,557,977	$12,609,927

	December 31, 2016
Assets	Level 1	Level 2	Level 3	Total
Mortgage Loans Held For Sale	$—	$4,243,907	$—	$4,243,907
Collateral Dependent Impaired Loans (1)	—	—	8,313,745	8,313,745
Foreclosed Assets	—	—	2,721,214	2,721,214
Total	$—	$4,243,907	$11,034,959	$15,278,866

(1) IMPAIRED LOANS ARE REPORTED NET OF SPECIFIC RESERVES OF $0 and $14,289 AT DECEMBER 31, 2017 AND 2016, RESPECTIVELY.

There were no liabilities measured at fair value on a nonrecurring basis as of December 31, 2017 and 2016.

For Level 3 assets and liabilities measured at fair value on a recurring or non-recurring basis, the significant unobservable inputs used in the fair value measurements were as follows as of December 31, 2017:

	Fair Value	Valuation	Significant
	at December 31, 2017	Technique	Unobservable Inputs	Range

Collateral Dependent Impaired Loans	$8,442,306	Appraised Value	Discount Rates/ Discounts to Appraised Values	0% - 98%
Foreclosed Assets	$1,115,671	Appraised Value/Comparable Sales	Discount Rates/ Discounts to Appraised Values	13% - 100%

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

The following tables summarize the carrying value and estimated fair value of the Company’s financial instruments as of December 31, 2017 and 2016 presented in accordance with the applicable accounting guidance.

	December 31, 2017
	Carrying	Fair Value
(In Thousands)	Amount	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash and Cash Equivalents	$10,320	$10,320	$10,320	$—	$—
Certificates of Deposits with Other Banks	1,950	1,950	—	1,950	—
Investment and Mortgage-Backed Securities	412,055	412,029	—	412,029	—
Loans Receivable, Net	390,493	386,613	—	—	386,613
FHLB Stock	2,932	2,932	2,932	—	—

Financial Liabilities:
Deposits:
Checking, Savings and Money Market Accounts	$472,015	$472,015	$472,015	$—	$—
Certificate Accounts	230,092	227,949	—	227,949	—
Advances From FHLB	51,680	51,318	—	51,318	—
Other Borrowed Money	11,307	11,307	11,307	—	—
Note Payable	8,500	8,500	—	8,500	—
Junior Subordinated Debentures	5,155	5,155	—	5,155	—
Senior Convertible Debentures	6,064	6,064	—	6,064	—

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

At December 31, 2017, the Bank had $80.3 million of off-balance sheet financial commitments. These commitments are to originate loans and unused consumer lines of credit and credit card lines.  Because these obligations are based on current market rates, if funded, the original principal is considered to be a reasonable estimate of fair value.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(24)         Quarterly Financial Data (Unaudited)

Unaudited condensed financial data by quarter for the years ended December 31, 2017 and 2016 is as follows (dollars, except per share data, in thousands):

	Quarter ended
	3/31/2017	6/30/2017	9/30/2017	12/31/2017
Interest Income	$7,004	$7,412	$7,752	$7,620
Interest Expense	958	1,017	1,097	1,103
Net Interest Income	6,046	6,395	6,655	6,517
Provision for Loan Losses	—	—	100	200
Net Interest Income After Provision for Loan Losses	6,046	6,395	6,555	6,317
Non-interest Income	1,997	1,433	2,362	1,552
Non-interest Expense	5,829	5,867	6,569	6,038
Income Before Income Tax	2,214	1,961	2,348	1,831
Provision for Income Taxes	585	483	445	316
Write-down of Deferred Tax Asset	—	—	—	606
Net Income Available to Common Shareholders	$1,629	$1,478	$1,903	$909
Basic Net Income Per Common Share	$0.55	$0.50	$0.65	$0.31
Diluted Net Income Per Common Share	$0.52	$0.48	$0.61	$0.30
Basic Weighted Average Shares Outstanding	2,944,001	2,945,474	2,945,474	2,947,235
Diluted Weighted Average Shares Outstanding	3,248,201	3,253,559	3,252,436	3,251,598

	Quarter ended
	3/31/2016	6/30/2016	9/30/2016	12/31/2016
Interest Income	$6,985	$7,173	$7,153	$7,077
Interest Expense	919	868	805	924
Net Interest Income	6,066	6,305	6,348	6,153
Provision For Loan Losses	—	—	—	500
Net Interest Income After Provision for Loan Losses	6,066	6,305	6,348	5,653
Non-interest Income	1,828	1,464	1,781	1,328
Non-interest Expense	5,536	5,693	5,694	6,004
Income Before Income Tax	2,358	2,076	2,435	977
Provision for Income Taxes	641	510	655	115
Net Income	1,717	1,566	1,780	862
Preferred Stock Dividends	(110)	(110)	(110)	(93)
Gain on Redemption of Preferred Stock	—	—	—	660
Net Income Available to Common Shareholders	$1,607	$1,456	$1,670	$1,429
Basic Net Income Per Common Share	$0.55	$0.49	$0.57	$0.49
Diluted Net Income Per Common Share	$0.52	$0.47	$0.54	$0.46
Basic Weighted Average Shares Outstanding	2,944,001	2,944,001	2,944,001	2,944,001
Diluted Weighted Average Shares Outstanding	3,248,442	3,248,444	3,248,526	3,248,790

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

SHAREHOLDERS INFORMATION

ANNUAL MEETING
The annual meeting of shareholders will be held at 11:00 a.m. on Thursday, April 19, 2018 at Newberry Hall, 117 Newberry Street SW, Aiken, South Carolina.

STOCK LISTING
The Company’s stock is traded on the Over-The-Counter-Bulletin Board under the symbol “SFDL.OB.”  The stock began trading on the Bulletin Board in October 2003.

PRICE RANGE OF COMMON STOCK
The table below shows the range of high and low bid prices.  These prices represent actual transactions and do not include retail markups, markdowns or commissions.

	High	Low
Year Ended December 31, 2017
03/31/2017	$29.00	$24.55
06/30/2017	$32.00	$27.25
09/30/2017	$30.00	$28.50
12/31/2017	$31.40	$29.00

Year Ended December 31, 2016
03/31/2016	$21.25	$20.00
06/30/2016	$21.24	$20.00
09/30/2016	$23.25	$20.41
12/31/2016	$35.00	$23.20

As of December 31, 2017, the Company had approximately 265 shareholders of record, not including shares held in street name, and 2,952,974 outstanding shares of common stock.

DIVIDENDS
The first quarterly dividend on the stock was paid to shareholders on March 15, 1991.  Dividends will be paid upon the determination of the Board of Directors that such payment is consistent with the long-term interest of the Company.  The factors affecting this determination include the Company’s current and projected earnings, operating results, financial condition, regulatory restrictions, future growth plans, and other relevant factors. The Company paid $0.08 per share cash dividends each quarter since the first quarter of fiscal 2009 through the last quarter in 2016. During 2017, the Company paid $0.09 per share cash dividends each quarter.

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

# Shareholders Information

Security Federal Corporation

## Annual and Other Reports

The Company is required to file an annual report on Form 10-K for its fiscal year ended December 31, 2017 with the Securities and Exchange Commission. Copies of Form 10-K, Security Federal Corporation's annual report and the Company's quarterly reports may be obtained from and inquiries may be addressed to Mrs. Beverly Nettles of Security Federal Corporation.

### GENERAL INQUIRIES

**Mrs. Beverly Nettles**
VP/Assistant Secretary
Security Federal Corporation
238 Richland Ave., NW
P.O. Box 810
Aiken, SC 29802-0810
Phone: 803-641-3000
Toll free: 866-851-3000

### SPECIAL COUNSEL

**Breyer & Associates, PC**
Suite 785
8180 Greensboro Drive
McLean, VA 22102

### TRANSFER AGENT

**Security Federal Corporation**
238 Richland Ave., NW
P.O. Box 810
Aiken, SC 29802-0810

### INDEPENDENT AUDITORS

**Elliott Davis, LLC**
1901 Main Street
Suite 900
P.O. Box 2227
Columbia, SC 29202-2227

## Board of Directors

**Timothy W. Simmons**
Chairman
Security Federal Corporation
Aiken, SC

**Dr. Robert E. Alexander**
Chancellor Emeritus
Univ. of SC at Aiken
Aiken, SC

**Hon. William Clyburn**
Member of the South Carolina
House of Representatives
Aiken, SC

**Francis M. Thomas**
Retired Banker
Aiken, SC

**J. Chris Verenes**
CEO
Security Federal Corporation
Aiken, SC

**G. L. Toole, III**
Attorney-At-Law, Retired
Aiken, SC

**Thomas L. Moore**
Owner
TL Moore Consulting, LLC
North Augusta, SC

**Roy G. Lindburg**
President
Security Federal Corporation
Aiken, SC

**Richard T. Harmon**
President
Security Federal Bank
Aiken, SC

**Harry O. Weeks, Jr.**
Business Development Executive
Hutson Etherredge Companies
Aiken, SC

### DIRECTOR EMERITUS

**Walter E. Brooker, Sr.**
President, Brooker's Inc.
Denmark, SC

2017 Annual Report | 77

# Bank Advisory Boards

**W. Barry Adams**, Retired Banker
Bank Advisory Board Coordinator
Aiken, SC

## SOUTH CAROLINA BOARDS

### Midland Valley

**Charles A. Hilton**
General Manager
Breezy Hill Water & Sewer
Graniteville, SC

**Gail W. Dotson**
Retired Banker
Clearwater, SC

**Pat Guglieri**
Retired Banker
Langley, SC

**Rev. Stephen Phillips**
Pastor
Christian Heritage Church
Graniteville, SC

**Patricia Abney-McDaniel**
Retired Educator
Graniteville, SC

**Thomas L. Moore**
Owner
TL Moore Consulting, LLC
North Augusta, SC

**Glenda K. Napier**
Co-Owner
Napier Funeral Home
Graniteville, SC

### Midlands

**L. Todd Sease**
Partner
Jumper, Carter, Sease Architects PA
West Columbia, SC

**Otis B. Rawl, Jr.**
President/CEO
Greater Lexington Chamber & Visitors Center

**Sen. Nikki G. Setzler**
Sr. Partner
Setzler & Scott, PA
Law Firm
West Columbia

**Randall Halfarce**
Community Ambassador
Alumni and Development
Columbia International University
Columbia, SC

**Michael C. Strange**
Interim Executive Director for Columbia Housing Development Corporation and TN Development Corporation
Columbia, SC

**Baylen T. Moore**
Attorney At Law
Columbia, SC

**Jamie L. Devine**
President/CEO
Community Assistance Provider
Columbia, SC

**Rev. Rickie Glenn**
Pastor
Mt. Zion Missionary Baptist Church of Cayce
Cayce, SC

### Ridge Spring

**Patsy Asbill**
Mayor
Town of Ridge Spring
Ridge Spring, SC

**R. Clark DuBose**
Retired Farmer and Retired Bank Financial Advisor
Ridge Spring, SC

**Sarah P. Johnson**
Retired
Riegel Textile/Mount Vernon Mills
Ridge Spring, SC

**Janet F. Rodgers**
President/Owner
Gene Ray Fulmer Construction Co. Inc.
Ridge Spring, SC

**L. David Sawyer, Jr.**
Partner
Moore Taylor Law Firm
Saluda, SC

**Jerrold J. Watson**
Retired Executive
Ridge Spring, SC

**Rev. Preston H. Winkler**
Retired Administrator/ Community Diversity Advocate
Associate Minister
Jerusalem Baptist Church
Ridge Spring, SC

### North Augusta

**Rev. G.L. Brightharp**
Owner
G.L. Brightharp & Sons Mortuary
North Augusta, SC

**William M. Hixon**
Owner
Hixon Realty
North Augusta, SC

**Thomas L. Moore**
Owner
TL Moore Consulting, LLC
North Augusta, SC

**John P. Potter**
Director of Finance
City of North Augusta
North Augusta, SC

### Wagener

**M. Judson Busbee**
Owner
Busbee Hardware
Wagener, SC

**Mary T. Lybrand**
Retired Banker
Wagener, SC

**Dr. Michael L. Miller**
Mayor
Town of Wagener
Wagener, SC

**Richard H. Sumpter**
Retired Educator
Wagener, SC

**N. Robert Salley**
Mayor
Town of Salley
Salley, SC

## GEORGIA BOARDS

### Augusta/ Richmond County

**Robert E. Hagler**
Partner
Fulcher Hagler LLP
Augusta, GA

**Elaine B. Mathews**
Executive Director
Augusta/CSRA Habitat for Humanity, Inc.
Augusta, GA

**Dr. Gregory M. Fuller**
Pastor
Macedonia Baptist Church
Augusta, GA

### Columbia County

**Kuan S. Kuo**
President
Kuo Enterprises
Augusta, GA

**JoAnn J. Herbert**
Vice President
Herbert Homes, Inc.
Evans, GA

**Dr. Wesley Broome**
CEO
Broome Family Eye Care
Evans, GA

**Rev. Robert L. Ramsey**
Pastor
Gospel Water Branch Baptist Church
Evans, GA

**George W. James**
Retired
Kellogg Company
Grovetown, GA

78 | www.securityfederalbank.com

# Management Team

**Timothy W. Simmons**
*Chairman of Security Federal Corporation*

**J. Chris Verenes**
*Chairman & CEO, Security Federal Bank*

**G.L. Toole, III**
*Vice Chairman, Security Federal Corporation & Security Federal Bank*

**Robert E. Alexander**
*Corporate Secretary*

**Roy G. Lindburg**
*President, Security Federal Corporation*

**Richard T. Harmon**
*President, Security Federal Bank*

**Jessica T. Cummins**
*CFO*

**Margaret A. Hurt**
*Controller*

**Audrey T. Varn**
*President – Security Federal Trust and Investments Div.*

**Terry L. Gilman**
*President – Premium Finance*

**Andrea P. Haltiwanger**
*President – Insurance Department*

**Anthony J. Ateca**
*EVP – Chief Administrative Officer*

**Thomas R. Crawford, Jr.**
*EVP – Financial Services*

**Gabriele C. Dukes**
*EVP – Financial Counseling*

**John L. Girardeau**
*EVP – Mortgage Lending*

**Paul T. Rideout**
*SVP – Chief Lending Officer*

**G. David Jennings**
*SVP – Premium Finance Operations*

**Kathi J. Snipes**
*SVP – CDFI Coordinator/CRA Officer*

**Virginia G. Smith**
*SVP – Director of Mortgage Originations*

**William S. Hagler**
*SVP – Midlands Market President*

**Philip R. Wahl II**
*SVP – Augusta Area Executive*

**Lesley M. Lampert**
*SVP – Senior Compliance Officer*

**Dorothy E. Brandon**
*VP – Financial Services Officer*

**Shane M. Bagby**
*VP – Financial Services Officer*

**Todd C. Stanford**
*VP – Financial Services Officer*

**Joshua J. Booth**
*VP – Financial Services Officer*

**James M. Geddes**
*VP – Financial Services Officer*

**Patricia B. Moseley**
*VP – Loan Servicing Manager*

**Thomas H. Wessel**
*VP – Information Technology Manager*

**Marilyn C. Jordan**
*VP – Special Assets Manager*

**Sharon M. Swift**
*VP – Internal Audit Manager*

**Gary E. Wertz**
*VP – Branch Administration Manager*

**L. Gaye Wright**
*VP – Item Processing/Electronic Banking*

**Alicia N. Heath**
*VP – Human Resources*

**Helen T. Sons**
*VP – Financial Services Officer*

**Gina K. Booth**
*VP – Deposit Administration Manager*

**J. Patrick Gardenhire**
*VP – Facilities/Operations Manager*

**Terrie A. Bolon**
*VP – Credit Administration*

**Beverly S. Nettles**
*VP – Assistant Corporate Secretary*

**Trudy S. Boyd**
*VP/CDO – Financial Counseling Area Team Lead*

**Dena L. Knight**
*VP – Premium Finance Marketing & Accounts Manager*

**Karl G. Lutterloh**
*VP – Trust and Investment Officer*

**Bonnie A. Swearingen**
*VP – BSA/AML/OFAC Officer*

**Rebecca A. Carson**
*VP – Premium Finance Business Development & Accounting Consultant*

**Tammy L. Chavous**
*VP – Mortgage Loan Production Manager*

**Tracy M. Medlin**
*VP – Mortgage Loan Underwriter*

**Jordan O. Goetzman**
*VP – Financial Services Officer*

**Mary P. Ciesielski**
*VP – Financial Services Officer*

**Casey T. Bannister**
*VP – Finance*

**John L. Kennedy III**
*VP – Real Estate Analyst*

**Timothy V. Key**
*VP – Mortgage Loan Originator*

2017 Annual Report | 79

# Branch Locations

**Whiskey Road**
**Aiken, South Carolina**
1705 Whiskey Road
*Dana S. Hall—AVP/Manager*

**North Augusta, South Carolina**
315 E. Martintown Road
*Benjamin R. Reeves—Manager*

**Laurens Street**
**Aiken, South Carolina**
100 Laurens Street
*Carlene K. Clark—AVP/Manager*

**Richland Avenue**
**Aiken, South Carolina**
1665 Richland Avenue
*Sara E. Sowers—Manager*

**South Side**
**Aiken, South Carolina**
2587 Whiskey Road
*S. Kevin Price—AVP/Manager*

**Graniteville, South Carolina**
50 Canal Street
*Pamela F. Barwick—Manager*

**Langley, South Carolina**
2812 Augusta Road
*Sherry M. Munns—Manager*

**Clearwater, South Carolina**
4568 Jefferson Davis Highway
*Tina R. Drawdy—Manager*

**Wagener, South Carolina**
118 Main Street
*D. Scott Tindal—AVP/Manager*

**Ridge Spring, South Carolina**
*Opening April 2018*
636 East Main Street
*Amanda Dominick—Manager*

**West Columbia, South Carolina**
1185 Sunset Boulevard
*Vicky J. Wood—AVP/Manager*

**Lexington, South Carolina**
5446 Sunset Boulevard
*Jeff A. Branum—AVP/Manager*

**Assembly Street**
**Columbia, South Carolina**
1900 Assembly Street
*Meredith S. Cox—Manager*

**Ballentine, South Carolina**
1790 Dutch Fork Road, Irmo, SC
*Jonathan M. Chandler—*
*VP/Manager/Financial Services Officer*

**Evans, Georgia**
7004 Evans Town Center Boulevard
*Lisa M. Ellis—Manager*

**Riverwood**
**Evans, Georgia**
5133 Washington Road
*Freda F. Baker—AVP/Manager*

80 | www.securityfederalbank.com

Familiar Faces

# Meet our Branch Managers at our 7 Day Branches!

**Security Federal Bank has a long tradition of focusing on the customers we serve. That's why we offer the convenience of 7-day banking in Evans, Lexington and South Side Aiken.**

LEXINGTON, SC

**Jeff Branum**
*30 years of banking experience*
5446 Sunset Boulevard
Lexington, South Carolina
**803-808-8169**
**jbranum@securityfederalbank.com**

EVANS, GA

**Lisa Ellis**
*17 years of banking experience*
7004 Evans Town Center
Evans, Georgia
**706-650-6786**
**lellis@securityfederalbank.com**

AIKEN, SC

**Kevin Price**
*18 years of banking experience*
2587 Whiskey Road
Aiken, South Carolina
**803-641-4497**
**kprice@securityfederalbank.com**

## 7 DAY BANKING HOURS

| Monday – Wednesday | Thursday – Friday | Saturday | Sunday |
|---|---|---|---|
| 9:00am – 6:00pm | 9:00am – 7:00pm | 9:00am – 4:00pm | 1:30pm – 4:00pm |

**Drive Thru Opens** – Monday - Saturday: 8:30am

2017 Annual Report | 81

# *Riverwood Branch*

Security Federal Bank held a grand opening ceremony on Thursday, April 27 for its 15th branch at Riverwood Town Center in Evans, GA.

The branch is staffed by Freda Baker, Branch Manager, Jason Douglas, Assistant Branch Manager, Joy Anderson, Retail Service Associate and Melissa Jones, Retail Service Associate.

## RIVERWOOD BRANCH HOURS

| Monday – Thursday | Friday |
| --- | --- |
| 9:00am – 5:00pm | 9:00am – 6:00pm |

Security Federal Bank
FEDERAL BANK
OPEN
OPEN

82 www.securityfederalbank.com

JASON

Security Federal Bank
Security Federal Bank
Established 1922
5133

CD SPECIAL
Security Federal Bank
FDIC
FDIC
HOME MORTGAGE DISCLOSURE ACT NOTICE

2017 Annual Report | 83

Security Federal Corporation

238 RICHLAND AVENUE, NW | AIKEN, SOUTH CAROLINA

Member FDIC
NMLS #456430
EQUAL HOUSING LENDER