Form 10-K, Exhibit 13
period 2018-12-31
SECURITY FEDERAL CORP
filed 2019-03-22
CIK 818677

Exhibit 13

Annual Report to Stockholders

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

2018

Security Federal Corporation

DECEMBER 31, 2018

Annual Report

HELPING PEOPLE
Changing Lives

FULL SERVICE COMMUNITY BANK SINCE 1922

On February 21, 2019, Security Federal Corporation and Security Federal Bank announced that Gasper L. (Ren) Toole III will not stand for re-election as a director of the Company or the Bank at their respective meetings of the stockholders and will retire from service at the conclusion of the Company's annual meeting.

Mr. Toole has served as a director of the Company since 1987 and of the Bank since 1958.

Timothy W. Simmons, Chairman of Board, said "Ren has provided invaluable guidance and advice through the years."

The Board of Directors expresses their sincere appreciation for Mr. Toole's sound business advice and outstanding service to the Company, the Bank and its subsidiaries.

Dear Fellow Shareholders,

Security Federal Corporation, the holding company for Security Federal Bank, is pleased to announce earnings for the year ended December 31, 2018. Net income increased $1.3 million, or 21.8%, to $7.2 million or $2.44 per common share (basic) for the year ended December 31, 2018 compared to $5.9 million or $2.01 per common share (basic) in 2017. Net income before taxes increased $423,000, or 5.1%, to $8.8 million for the year ended December 31, 2018 compared to $8.4 million in 2017. The increase in earnings was primarily attributable to increases in net interest income and non-interest income combined with a reduction in the corporate income tax rate.

Chief Executive Officer Chris Verenes commented, "The fundamentals of our business—deposit, loan and noninterest income growth are strong. Our strategy of diversifying our footprint by expanding in the midlands of South Carolina and Augusta, Georgia is paying dividends. Security Federal is poised for a bright future."

Net loans receivable grew $39.6 million, or 10.1%, to $430.1 million at December 31, 2018 from $390.5 million at December 31, 2017. The average yield earned on assets increased to 4.04% for the year ended December 31, 2018 compared to 3.87% for 2017. As a result of the loan growth and increase in the average yield earned on assets, interest income increased $3.3 million, or 11.0%, to $33.1 million during 2018 compared to $29.8 million in 2017. Total interest expense increased $1.3 million, or 30.5%, to $5.4 million for the year ended December 31, 2018 compared to $4.2 million for the previous year. Net interest income increased $2.0 million, or 7.9%, during 2018. Consistent with the increase in net interest income, the net interest margin increased four basis points to 3.38% for the year ended December 31, 2018 compared to 3.34% for 2017.

Non-performing assets increased $938,000, or 13.7%, to $7.8 million at December 31, 2018 from $6.8 million at December 31, 2017. Non-performing assets represented 0.85% and 0.79% of total assets at December 31, 2018 and 2017, respectively. Consistent with the increase in non-performing assets, the provision for loan losses also increased. The provision for loan losses was $925,000 for the year ended December 31, 2018 compared to $300,000 for the year ended December 31, 2017.

Non-interest income increased $325,000, or 4.4%, to $7.7 million for the year ended December 31, 2018 from $7.3 million during 2017. The largest increases in non-interest income were an increase of $178,000, or 22.4%, in asset management income and a $146,000, or 12.9%, increase in check card fee income.

Non-interest expense increased $1.3 million, or 5.3%, to $25.6 million for the year ended December 31, 2018 compared to $24.3 million for the year ended December 31, 2017. The most significant increases were in salaries and employee benefits expense, which increased $1.1 million, or 5.3%, and depreciation and maintenance of equipment, which increased $251,000, or 12.2%. These increases are a result of our growth and expansion into new markets. Since 2015, we have added three new branches, with a fourth branch scheduled to open in Augusta during 2019.

Effective January 1, 2018, the federal corporate tax rate declined from 35% to 21%. As a result of the reduced tax rate, the Company revalued its net deferred tax asset as of December 31, 2017. The impact was a one-time, non-cash charge to income tax provision of approximately $628,000. The total provision for income taxes was $1.6 million for the year ended December 31, 2018, a decrease of $866,000 compared to $2.4 million in 2017.

Total assets increased $43.8 million, or 5.0%, to $912.6 million at December 31, 2018 from $868.8 million at December 31, 2017. Total deposits increased $65.4 million, or 9.3%, to $767.5 million at December 31, 2018 compared to $702.1 million at December 31, 2017. Total borrowings decreased $24.4 million or 29.5% to $58.3 million at December 31, 2018 from $82.7 million at December 31, 2017.

In light of our continued profitability, Security Federal Corporation will pay a quarterly dividend of $ .09 per share on or about March 15, 2019 to shareholders of record as of February 28, 2019.

This is the one hundred thirteenth consecutive quarterly dividend to shareholders since the Bank's conversion in October of 1987 from a mutual to a stock form of ownership.

Timothy W. Simmons
CHAIRMAN

Roy G. Lindburg
PRESIDENT

2 | www.securityfederalbank.com

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

HELPING PEOPLE
Changing Lives

We are pleased to report another year of positive financial results for Security Federal Bank. Asset growth fueled by a significant increase in deposits was the primary driver of our increased net income.

After several years of declining loan balances due to lingering effects of the Great Recession, 2018 marked the 3rd consecutive year of strong growth in our loan portfolio. We developed a strategy several years ago to diversify our revenue sources by both geography and product lines and we are seeing positive results. Our loan growth last year occurred primarily in our Midlands, SC and Augusta, GA markets. The Midlands remains vibrant due to its mix of government, education and service employers located in the state capitol and the Augusta market continues to benefit from the strong growth in the cyber security industry.

On the product side, we previously invested in our insurance and trust businesses and we have increased our capacity for mortgage lending through technology development as well as hiring new lenders and support staff. Our insurance department continues to grow its revenue base as we add new policies while maintaining a strong retention percentage of existing policies. Our Trust Department has also experienced impressive results with assets under management and the number of accounts increasing by double digits last year. All three of these areas have benefitted from referrals made by our retail branch network. We have 39,711 retail customers and those relationships enhance the franchise value of the bank.

One of the challenges we face as a bank is determining the role of branches in the 21st century. While technology is constantly evolving and we are finding new ways to deliver financial services via smart phones and laptops, we are convinced that a physical location still has its place in modern banking. Often there is no substitute for sitting down with a banker face to face and we find that particularly true with commercial clients. Last year we announced plans to open 2 new branches in Augusta which will be our first full service facilities in Richmond County, GA. We have closed on the purchase of a building on Walton Way near the medical district which we are renovating and we anticipate opening that branch in the 3rd quarter of this year. The other building is located downtown on Broad Street and we will close on that purchase during the second quarter. Since this is a historic building, we plan to restore it in a manner that will preserve its significant architectural features, a process that will extend into 2020.

One measure of a company's success is its commitment to the communities it serves and we believe in investing our time, talent and treasure locally, a belief consistent with our designation by the U.S. Treasury Department as a Community Development Financial Institution. Last year we partnered with a variety of local agencies providing financial and technical support as well as volunteers for community projects. By partnering with likeminded organizations, we find that we can leverage our resources to achieve a greater impact than acting independently.

Ultimately our success depends on our employees rolling up their sleeves daily to execute our strategy. We are proud of the 237 Security Federal bankers who share in our vision of Helping People and Changing Lives.

J. Chris Verenes
CHAIRMAN & CEO
SECURITY FEDERAL BANK

Richard T. Harmon
PRESIDENT
SECURITY FEDERAL BANK

2018 ANNUAL REPORT CONTENTS

2	Letter to Shareholders
3	Helping People, Changing Lives
4	Financial Highlights
7	Selected Consolidated Financial & Other Data
9	Management's Discussion & Analysis of Financial Condition & Results of Operations
31	Report of Elliott Davis , LLC
32	Consolidated Balance Sheets
33	Consolidated Statements of Income
34	Consolidated Statements of Comprehensive Income
35	Consolidated Statements of Shareholders' Equity
37	Consolidated Statements of Cash Flows
39	Notes to Consolidated Financial Statements
76-77	Shareholders Information Board of Directors
78	Bank Advisory Board
79	Management Team
80	Branch Locations
81	New Walton Way Location
82	Meet the Augusta Team

Security Federal Corporation

2018 Annual Report | 3

Financial Highlights

	Year Ended December 31, 2018	Year Ended December 31, 2017
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$7,207,000	$5,918,000
EARNINGS PER COMMON SHARE—BASIC	2.44	2.01
TOTAL BOOK VALUE PER COMMON SHARE	27.26	26.39
TOTAL INTEREST INCOME	33,072,000	29,787,000
TOTAL INTEREST EXPENSE	5,449,000	4,175,000
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	27,623,000	25,612,000
PROVISION FOR LOAN LOSSES	925,000	300,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	26,698,000	25,312,000
SPREAD	3.27%	3.27%
NET INTEREST MARGIN	3.38%	3.34%
TOTAL LOANS ORIGINATED AND RENEWED	295,026,000	253,685,000
ADJUSTABLE RATE LOANS AS A PERCENT OF TOTAL GROSS LOANS	31.1%	34.6%

4 | www.securityfederalbank.com

For graphs related to earnings, all periods presented are twelve month periods ending as of the dates indicated.

Net Income Available to Common Shareholders

(IN THOUSANDS)

$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$5,371
$5,676
$6,162
$5,918
$7,207
DEC. '14
DEC. '15
DEC. '16
DEC. '17
DEC. '18

Total Assets

(IN MILLIONS)

$1,000
$800
$600
$400
$200
$0
$825
$799
$813
$869
$913
DEC. '14
DEC. '15
DEC. '16
DEC. '17
DEC. '18

Return on Common Equity

10%
8%
6%
4%
2%
0%
8.72%
8.46%
8.45%
7.87%
9.30%
DEC. '14
DEC. '15
DEC. '16
DEC. '17
DEC. '18

Allowances for Loan Losses

3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
2.41%
2.46%
2.30%
2.08%
2.10%
DEC. '14
DEC. '15
DEC. '16
DEC. '17
DEC. '18

2018 Annual Report | 5

Financial Highlights

For graphs related to earnings, all periods presented are twelve month periods ending as of the dates indicated.

Book Value Per Common Share

$30
$25
$20
$15
$10
$5
$0
$22.23
$23.41
$24.14
$26.39
$27.26
DEC. '14
DEC. '15
DEC. '16
DEC. '17
DEC. '18

Earnings Per Common Share – Basic

$2.50
$2.25
$2.00
$1.75
$1.50
$1.25
$1.00
$.75
$.50
$.25
$0
$1.82
$1.93
$2.09
$2.01
$2.44
DEC. '14
DEC. '15
DEC. '16
DEC. '17
DEC. '18

Security Federal Corporation Stock Prices

$35
$30
$25
$20
$15
$10
$5
$0
$7.33
$15
$18
$20
$21.67
$20.26
$21
$23
$24.25
$24.75
$23
$15.50
$9.86
$10.92
$9
$8.10
$11.75
$17.50
$21.25
$35
$31.30
$28.30
MARCH '98
MARCH '99
MARCH '00
MARCH '01
MARCH '02
MARCH '03
MARCH '04
MARCH '05
MARCH '06
MARCH '07
MARCH '08
MARCH '09
MARCH '10
MARCH '11
MARCH '12
DEC. '12
DEC. '13
DEC. '14
DEC. '15
DEC. '16
DEC. '17
DEC. '18

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

	Years Ended December 31,
	2018	2017	2016	2015	2014
Balance Sheet Data at End of Period	(Dollars in Thousands, Except Per Share Data)
Total Assets	$912,614	$868,813	$812,682	$799,728	$825,364
Cash and Cash Equivalents	12,706	10,320	9,375	8,382	10,193
Certificates of Deposit with Other Banks	1,200	1,950	2,445	3,445	2,095
Investment and Mortgage-Backed Securities	409,894	412,055	387,643	405,387	429,701
Total Loans Receivable, Net (1)	430,054	390,493	359,723	330,573	339,874
Deposits	767,497	702,107	654,103	652,097	660,115
Total Shareholders' Equity	80,518	77,923	71,112	90,967	87,435
Income Data
Total Interest Income	$33,072	$29,787	$28,388	$27,906	$29,482
Total Interest Expense	5,449	4,175	3,516	4,199	5,813
Net Interest Income	27,623	25,612	24,872	23,707	23,669
Provision For Loan Losses	925	300	500	—	450
Net Interest Income After Provision For Loan Losses	26,698	25,312	24,372	23,707	23,219
Non-Interest Income	7,669	7,344	6,401	7,007	6,163
Non-Interest Expense	25,590	24,302	22,928	22,531	21,268
Income Taxes (2)	1,570	2,435	1,920	2,067	2,303
Net Income	7,207	5,919	5,925	6,116	5,811
Preferred Stock Dividends	—	—	(423)	(440)	(440)
Gain on Redemption of Preferred Stock	—	—	660	—	—
Net Income Available To Common Shareholders	$7,207	$5,919	$6,162	$5,676	$5,371
Per Common Share Data
Net Income Per Common Share (Basic)	$2.44	$2.01	$2.09	$1.93	$1.82
Cash Dividends	$0.36	$0.36	$0.32	$0.32	$0.32

(1)    INCLUDES LOANS HELD FOR SALE

(2)
FOR THE YEAR ENDED DECEMBER 31, 2017, INCLUDES $606,000 FOR THE DEFERRED TAX ASSET WRITEDOWN DUE TO THE COMPREHENSIVE TAX LEGISLATION ENACTED ON DECEMBER 22, 2017, COMMONLY REFERRED TO AS THE TAX CUTS AND JOBS ACT (THE "TAX ACT").

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial and Other Data

	Years Ended December 31,
	2018	2017	2016	2015	2014
Other Data
Interest Rate Spread Information:
Average During Period	3.27%	3.27%	3.33%	3.15%	2.98%
End of Period	3.33%	3.19%	3.18%	3.15%	3.06%
Net Interest Margin (Net Interest Income / Average Earning Assets)	3.38%	3.34%	3.40%	3.23%	3.08%
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	116.01%	113.80%	115.08%	114.60%	113.01%
Common Equity to Total Assets	8.82%	8.97%	8.75%	8.62%	7.93%
Non-Performing Assets to Total Assets (3)	0.85%	0.79%	1.01%	1.42%	2.06%
Return on Assets	0.81%	0.69%	0.74%	0.69%	0.64%
Return on Common Equity	9.30%	7.87%	8.45%	8.46%	8.72%
Average Common Equity to Average Assets Ratio	8.69%	8.77%	8.82%	8.17%	7.28%
Dividend Payout Ratio on Common Shares(4)	14.76%	17.92%	15.16%	16.61%	17.54%
Number of Full-Service Offices	16	15	14	14	13

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

•	changes in general economic conditions, either nationally or in our market areas;

•	changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources;

•	fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas;

•	secondary market conditions for loans and our ability to originate and sell loans in the secondary market;

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

Some of these and other factors are discussed in our Annual Report on Form 10-K for the year ended December 31, 2018 under Item 1A, “Risk Factors.” Such developments could have an adverse impact on our financial position and our results of operations.

Any of the forward-looking statements that we make may turn out to be inaccurate as a result of our beliefs and assumptions we make in connection with the factors set forth above or because of other unidentified and unpredictable factors. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements and you should not rely on such statements. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof. These risks could cause our actual results for 2019 and beyond to differ materially from those expressed in any forward-looking statements by or on behalf of us, and could negatively affect the Company’s consolidated financial condition and consolidated results of operations, liquidity and stock price performance.

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

The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments, estimates and assumptions used in preparation of the Consolidated Financial Statements.  The impact of an unexpected large loss could deplete the allowance and potentially require increased provisions to replenish the allowance, which would negatively affect earnings. The Company provides for loan losses using the allowance method.  Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to the allowance for loan losses.  Additions to the allowance for loan losses are provided by charges to operations based on various factors, which, in management’s judgment, deserve current recognition in estimating possible losses.  Such factors considered by management include the fair value of the underlying collateral, stated guarantees by the borrower (if applicable), the borrower’s ability to repay from other economic resources, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to the outstanding loans, loss experience, delinquency trends, and general economic conditions. Management evaluates the carrying value of the loan portfolio monthly and adjusts the allowance accordingly. While management uses the best information available to make evaluations, future adjustments may be necessary if economic conditions differ substantially from the assumptions used in making these evaluations.  The allowance for loan losses is subject to periodic evaluations by bank regulatory agencies that may require adjustments to the allowance based upon the information that is available at the time of their examination. For a further discussion of the Company’s estimation process and methodology related to the allowance for loan losses, see the discussion under the section entitled “Financial Condition” and “Comparison of the Years Ended December 31, 2018 and 2017-Provision for Loan Losses” included herein.

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

Asset and Liability Management

The objective of the Bank’s program of asset and liability management is to limit the Bank’s vulnerability to material and prolonged increases or decreases in interest rates, or "interest rate risk."  As a financial institution, interest rate risk is the Company’s most significant market risk. The earnings and economic value of our shareholders’ equity varies in relation to changes in interest rates and the corresponding impact on the market values of our assets and liabilities. The Bank has an Asset Liability Management Committee (“ALCO”) who monitors the Bank’s asset liability strategy.

The asset/liability management process is designed to achieve relatively stable net interest margins and assure liquidity by coordinating the volumes, maturities or re-pricing opportunities of interest-earning assets, deposits and borrowed funds. It is the responsibility of the ALCO to determine and achieve the most appropriate volume and mix of interest-earning assets and interest-bearing liabilities, as well as ensure an adequate level of liquidity and capital, within the context of corporate performance goals. The ALCO meets regularly to review interest rate risk and liquidity in relation to present and potential market conditions and evaluate funding and balance sheet management strategies to ensure the level of risk is consistent with our asset/liability objectives.

Simulation is the principal tool used by the Bank in its ongoing effort to measure interest rate risk. Simulation involves the use of a financial modeling system that provides reports showing the current and future impact of changes in interest rates, strategies and tactics. The Bank uses two dynamic methods; net interest income (“NII”) simulation and economic value of equity (“EVE”) analysis. The NII simulation models the impact that changes in interest rates will have on our earnings while EVE models the impact those changes will have on the net present value of our asset and liability portfolios. These models take into account our contractual agreements with regard to investments, loans, deposits, and borrowings but also include assumptions surrounding market and customer behavior under different rate scenarios. The assumptions we use are based upon a combination of proprietary and market data that reflect historical results and current market conditions. These assumptions relate to interest rates, prepayments, deposit decay rates and the market value of certain assets and liabilities under the various interest rate scenarios. We use market data to determine prepayments and maturities of loans, investments and borrowings and use our own assumptions on deposit decay rates except for time deposits. Time deposits are modeled to reprice to market rates upon their stated maturities. We also assume that non-maturity deposits can be maintained with rate adjustments not directly proportionate to the change in market interest rates, based upon our historical deposit rates. We have demonstrated in the past that the tiering structure of our deposit accounts during changing rate environments results in relatively lower volatility and less than market rate changes in our interest expense for deposits. These assumptions are based upon our analysis of our customer base, competitive factors, and historical experience. While these models are dependent on the accuracy of the assumptions that underlie the process, we believe that such modeling provides a better illustration of our sensitivity to interest rate risk than does a traditional static gap analysis. These tools provide our ALCO with the capability to estimate and manage the amount of earnings at risk in future periods and in selected interest rate risk environments.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

NII Simulation- The Bank’s primary focus is on NII simulation. Using NII simulation, the Bank measures earnings exposure over both a twelve and twenty-four month period under multiple instantaneous rate shock scenarios. The Bank’s policy provides the maximum acceptable negative impact on net interest income over each time horizon associated with each respective change in interest rates. Our ALCO monitors compliance with these policy limits and reports them to the Board of Directors quarterly.

The following table indicates the NII simulation scenarios modeled and the applicable policy parameters.

Change in Market Rates	Maximum Allowable Change in NII Over
(in Basis Points)	12 Months	24 Months
400	(20)%	(20)%
300	(15)%	(15)%
200	(10)%	(10)%
100	(7.5)%	(7.5)%
—	—%	—%
(100)	(7.5)%	(7.5)%
(200)	(10)%	(10)%
(300)	(15)%	(15)%
(400)	(20)%	(20)%

EVE simulation- The EVE analysis serves as an indicator of the extent to which the present value of our capital could change, given potential changes in interest rates. The difference represented by the present value of assets minus the present value of liabilities is defined as the economic value of equity. This measure assumes a static balance sheet and does not incorporate any growth assumptions, but does assume loan prepayments and certain other cash flows occur. It provides a measure of rate risk extending beyond the twelve or twenty - four month time horizon contained in the NII simulation analyses. While an instantaneous and severe shift in interest rates is used in this analysis to provide an estimate of exposure under an extremely adverse scenario, a gradual shift in interest rates would have a much more modest impact. Since EVE measures the discounted present value of cash flows over the estimated lives of instruments, the change in EVE does not directly correlate to the degree that earnings would be impacted over a shorter time horizon, i.e., the next fiscal year. Further, EVE does not take into account factors such as future balance sheet growth, changes in product mix, change in yield curve relationships, and changing product spreads that could mitigate the adverse impact of changes in interest rates.

In evaluating the Bank's exposure to interest rate risk, certain shortcomings inherent in the method of analysis described above are considered. No assurance can be given that changing economic conditions and other relevant factors impacting our net interest income will not cause actual occurrences to differ from underlying assumptions. For example, loan repayment rates and withdrawals of deposits will likely differ substantially from the assumptions used in the simulation models in the event of significant changes in interest rates due to the option of borrowers to prepay their loans and the ability of depositors to withdraw funds prior to maturity.   In addition, this analysis does not consider any strategic changes to our balance sheet which management may consider as a result of changes in market conditions.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition - Assets

Total assets increased $43.8 million or 5.0% to $912.6 million at December 31, 2018 from $868.8 million at December 31, 2017.  This increase was primarily due to an increase in net loans receivable.

Cash and cash equivalents increased $2.4 million or 23.1% to $12.7 million at December 31, 2018 compared to $10.3 million at December 31, 2017.  Total investments and mortgage-backed securities decreased $2.2 million or 0.5% to $409.9 million at December 31, 2018 from $412.1 million at December 31, 2017 as a result of maturities, principal paydowns, and investments sold exceeding purchases of investment and mortgage-backed securities during the year. The Bank purchased 68 investment and mortgage-backed securities for a total purchase price of $114.6 million during the year ended December 31, 2018 compared to purchases of 89 investment and mortgage-backed securities for a total purchase price of $166.3 million during the prior year.

Total net loans receivable increased $39.6 million or 10.1% to $430.1 million at December 31, 2018 from $390.5 million at December 31, 2017 as a result of increases in all loan categories, excluding loans held for sale which decreased $1.3 million or 41.6% to $1.8 million at December 31, 2018 from $3.1 million at December 31, 2017. Residential real estate loans held for investment increased $2.7 million or 3.3% to $84.0 million at December 31, 2018 from $81.3 million at December 31, 2017.  During the year ended December 31, 2018, the Bank originated $24.6 million in adjustable rate residential real estate loans (“ARMs”) for investment purposes.

At December 31, 2018, the Bank held approximately $15.7 million in longer term fixed rate residential mortgage loans. Typically, long term, newly originated fixed rate mortgage loans are not retained in the portfolio but are sold immediately in contrast to ARMs, which are typically retained in the portfolio. The Bank sells all its fixed rate mortgage loans on a service-released basis. Fixed rate residential loans sold to institutional investors, on a service-released basis totaled $44.1 million during the year ended December 31, 2018, $40.8 million during the year ended December 31, 2017 and $35.4 million during the year ended December 31, 2016.  At December 31, 2018, the Bank held 79.6% of its residential mortgage loans in ARMs and 20.4% in fixed rate residential mortgage loans. The Bank’s loan portfolio included $139.1 million of adjustable rate consumer loans, commercial loans, and mortgage loans or 31.1% of total loans at December 31, 2018.

During the year ended December 31, 2018, the Bank originated $227.2 million in new and renewed consumer and commercial loans, which usually reprice within five years.  The Bank's portfolio of consumer and commercial loans was $361.0 million at December 31, 2018, $321.4 million at December 31, 2017, and $289.5 million at December 31, 2016.  Consumer loans increased $146,000 or 0.3% to $56.9 million at December 31, 2018 from $56.8 million at December 31, 2017. Commercial business loans increased $1.3 million or 4.9% to $28.1 million at December 31, 2018 from $26.8 million at December 31, 2017 while commercial real estate loans increased $38.1 million or 16.0% to $276.0 million at December 31, 2018 from $237.8 million at December 31, 2017. Consumer and commercial loans combined were 80.8%, 79.2% and 77.9% of total loans at December 31, 2018, 2017 and 2016, respectively.

Premises and equipment increased $1.4 million or 6.0% to $24.2 million at December 31, 2018 compared to $22.8 million at December 31, 2017. The increase is primarily due to additional capitalized costs related to our two newest branches in Evans, Georgia and Ridge Spring, South Carolina, which opened in April 2017 and March 2018, respectively, and an additional branch in Augusta, Georgia, which is scheduled to open during 2019. This will be the Bank's third branch in the metro Augusta area.

In July 2006, the Company acquired Collier Jennings Financial Corporation, an insurance agency specializing in consumer automobile insurance and premium financing. The resulting goodwill from the acquisition was $1.2 million at December 31, 2018 and 2017 with no other intangible assets recorded at those dates. Collier Jennings now operates as a subsidiary of Security Federal Insurance Inc., a subsidiary of the Bank.

FHLB stock decreased $728,000 or 24.8% to $2.2 million at December 31, 2018 compared to $2.9 million at December 31, 2017. The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to a membership component, which is 0.09% of total assets plus a transaction component which equals 4.25% of outstanding advances (borrowings) from the FHLB of Atlanta. As the Bank's FHLB advances have decreased, so has the Bank’s required investment in FHLB stock.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The cash value of Bank Owned Life Insurance (“BOLI”) increased $2.4 million or 13.0% to $21.2 million at December 31, 2018 from $18.8 million at December 31, 2017. The increase was primarily due to the addition of $1.9 million in new BOLI policies purchased in 2018 combined with $540,000 in accrued interest income recognized from the growth in the underlying cash value of the Company's existing BOLI policies during the period. BOLI, which earns tax-free yields, is utilized to partially offset the cost of the Company’s employee benefits programs and to provide key person insurance on certain officers of the Company.

Other assets increased $1.7 million or 44.8% to $5.5 million at December 31, 2018 compared to $3.8 million at December 31, 2017 primarily due to a $1.2 million increase in net deferred tax assets combined with a $362,000 increase in principal payments receivable from investment securities. The net unrealized gain on investment securities available for sale decreased $4.6 million during the year ended December 31, 2018 due to an increase in longer term market rates. The majority of the increase in net deferred tax assets represents the tax impact of this change.

Financial Condition - Non-Performing Assets

The Company’s non-performing assets, which consist of non-accrual loans and OREO, increased $937,000 or 13.7% to $7.8 million at December 31, 2018 from $6.8 million at December 31, 2017. Non-performing assets represented 0.9% and 0.8% of total assets at December 31, 2018 and 2017, respectively. The following table summarizes our non-performing assets for those periods.

	At December 31, 2018		At December 31, 2017		$	%
	Amount	Percent (1)	Amount	Percent (1)	Change	Change
Loans 90 Days or More Past Due or Non-Accrual Loans:
Residential Real Estate	$2,084,870	0.5%	$1,948,524	0.5%	$136,346	7.0%
Commercial Business	124,458	—	109,401	—	15,057	13.8
Commercial Real Estate	3,564,494	0.8	3,340,904	0.8	223,590	6.7
Consumer	1,274,673	0.3	318,926	0.1	955,747	299.7
Total Non-Performing Loans	7,048,495	1.6%	5,717,755	1.4%	1,330,740	23.3%

Other Non-Performing Assets:
OREO	722,422	0.2%	1,115,671	0.3%	(393,249)	(35.2)%
Total Other Non-Performing Assets	722,422	0.2%	1,115,671	0.3%	(393,249)	(35.2)%
Total Non-Performing Assets	$7,770,917	1.8%	$6,833,426	1.7%	$937,491	13.7%
Total Non-Performing Assets as a Percentage of Total Assets	0.9%		0.8%

(1) PERCENT OF GROSS LOANS RECEIVABLE HELD FOR INVESTMENT, NET OF DEFERRED FEES AND LOANS IN PROCESS

The largest increase in non-performing loans was in the consumer loans category, which increased $956,000 or 299.7% to $1.3 million at December 31, 2018 compared to $319,000 at December 31, 2017. Non-performing consumer loans at December 31, 2018 consisted of 12 loans to 12 borrowers with an average loan balance of $106,000, the largest of which was $843,000.

Non-performing loans within the residential real estate loan category increased $136,000 or 7.0% to $2.1 million at December 31, 2018 from $1.9 million at December 31, 2017. Non-performing residential real estate loans at December 31, 2018 consisted of 14 loans to 14 borrowers with an average loan balance of $149,000, the largest of which was $374,000.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Non-performing commercial real estate loans increased $224,000 or 6.7% to $3.6 million at December 31, 2018 from $3.3 million at December 31, 2017. The balance in non-performing commercial real estate loans at December 31, 2018 consisted of 18 loans to 15 borrowers with an average loan balance of $198,000 compared to 24 loans to 20 borrowers with an average loan balance of $139,000 at December 31, 2017.

Of the non-performing commercial real estate loans at December 31, 2018, $3.3 million consisted of 14 loans secured by commercial buildings or first mortgages on principal residences throughout the Bank's market area to 12 different borrowers. Loans secured by principal residences are considered commercial real estate if they were business purpose loans. The remaining non-performing commercial real estate loans at December 31, 2018 consisted of $18,000 for one acquisition and development loan and $235,000 for three loans secured by raw land to three separate borrowers. At December 31, 2018, our largest non-performing commercial real estate loan had a balance of $1.4 million and was secured by a commercial building.

The balance of loans in troubled debt restructurings (“TDRs”) decreased $2.7 million or 66.7% during the year ended December 31, 2018. The Bank had seven TDRs totaling $1.4 million at December 31, 2018 compared to eight TDRs totaling $4.1 million at December 31, 2017. The seven TDRs consisted of one unsecured consumer loan with a balance of $12,000 and six commercial real estate loans to five separate borrowers, the largest of which had a balance of $482,000 at December 31, 2018. The commercial real estate loans were secured primarily by first mortgages on one single family residence, two lots, one commercial building and three churches. At December 31, 2018, three of the TDRs totaling $419,000 were non-accruing. All TDRs are reviewed for impairment loss and included in impaired loans until paid off.  At December 31, 2018, the Bank had $9.4 million impaired loans, including $1.4 million in TDRs, compared to $8.4 million of impaired loans, including $4.1 million in TDRs, at December 31, 2017.

The cumulative interest not accrued during the years ended December 31, 2018 and 2017 relating to all non-performing loans totaled $760,000 and $830,000, respectively. Our strategy is to work with our borrowers to reach acceptable payment plans while protecting our interests in the underlying collateral.  In the event an acceptable arrangement cannot be reached, we may have to acquire these properties through foreclosure or other means and subsequently sell, develop, or liquidate them.

OREO decreased $393,000 or 35.2% to $722,000 at December 31, 2018 from $1.1 million at December 31, 2017. At December 31, 2018, the balance of OREO consisted of the following real estate properties: three single-family residences, 14 acres of residential land, and three parcels of commercial land located throughout our market area in South Carolina.

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

Deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on our financial condition and results of operations. Management continually monitors its loan portfolio for the impact of local economic changes.  The ratio of the allowance for loan losses to total loans was 2.10% and 2.08% at December 31, 2018 and 2017, respectively. The Bank closely monitors its past due loans.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition - Liabilities and Shareholders Equity

Deposits at the Bank increased $65.4 million or 9.3% to $767.5 million at December 31, 2018 from $702.1 million at December 31, 2017. The majority of the Bank’s deposits are originated within the Bank’s immediate market area. The Bank had brokered time deposits of $33.1 million and $24.4 million at December 31, 2018 and 2017, respectively. The Bank uses brokered time deposits to manage interest rate risk because they are accessible in bulk at rates typically only slightly higher than those in our market areas. In addition, a portion of these brokered time deposits give the Bank a call option that allows the Bank the choice to redeem them early should rates change. Total deposits at December 31, 2018, excluding brokered time deposits, increased $56.6 million or 8.4% to $734.4 million from $677.7 million at December 31, 2017. Brokered time deposits were 4.3% of total deposits at December 31, 2018 and 3.5% of total deposits at December 31, 2017.

Advances from the FHLB decreased $17.7 million or 34.2% to $34.0 million at December 31, 2018 from $51.7 million at December 31, 2017. Other borrowings (non-FHLB advances) decreased $609,000 or 5.4% to $10.7 million at December 31, 2018 from $11.3 million at December 31, 2017.  These borrowings consist of short-term repurchase agreements with certain commercial demand deposit customers for sweep accounts. The repurchase agreements typically mature within one to three days and the interest rate paid on these borrowings floats monthly with money market type rates. The interest rate paid on the repurchase agreements was 0.25% at December 31, 2018 compared to 0.15% at December 31, 2017. The Bank had pledged as collateral for these repurchase agreements investment and mortgage-backed securities with amortized costs and fair values of $16.7 million and $16.7 million, respectively, at December 31, 2018 and $16.2 million and $16.5 million, respectively, at December 31, 2017.

In September 2006, Security Federal Statutory Trust issued and sold capital securities of the Trust (the “Capital Securities”). The Trust used the net proceeds from the sale of the Capital Securities to purchase a like amount of junior subordinated debentures (the “Debentures”) of the Company which are reported on the Consolidated Balance Sheet as junior subordinated debentures. The Capital Securities accrue and pay distributions at a floating rate of three month LIBOR plus 170 basis points annually which was equal to 4.49% at December 31, 2018. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears. The Capital Securities mature or are mandatorily redeemable upon maturity on December 15, 2036, or upon earlier optional redemption as provided in the indenture. The Company has the right to redeem the Capital Securities in whole or in part.

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

In October 2016, the Company obtained a $14.0 million term loan from another financial institution. The Company used the net proceeds from the loan for the sole purpose of financing a portion of the Company's redemption of its Series B Fixed Rate Cumulative Perpetual Preferred Stock ("Series B Preferred Stock"). The loan accrues and pays interest quarterly at a floating rate. The rate is calculated as the previous quarter end Wall Street Journal Prime index minus 30 basis points, which was equal to 4.95% at December 31, 2018.  The note matures on October 1, 2019 and had a remaining principal balance of $2.4 million at December 31, 2018. For additional information regarding this loan, refer to Note 11 of the Notes to Consolidated Financial Statements included herein.

Total shareholders' equity increased $2.6 million or 3.3% to $80.5 million at December 31, 2018 from $77.9 million at December 31, 2017. The increase was primarily due to net income of $7.2 million, which was partially offset by a $3.6 million decrease in accumulated other comprehensive income, net of tax, and $1.1 million in dividends paid to common shareholders for the year ended December 31, 2018. The decrease in accumulated other comprehensive income was related to the unrecognized loss in value of investment and mortgage-backed securities during 2018. Book value per common share was $27.26 at December 31, 2018 compared to $26.39 at December 31, 2017.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities.  The table also distinguishes between the changes related to higher or lower outstanding balances and the changes related to the volatility of interest rates.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (1) changes in rate (multiplied by prior year volume); (2) changes in volume (multiplied by prior year rate); and (3) net change (the sum of the prior columns).  For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change attributable to volume and the change attributable to rate. Changes in income are calculated on a tax equivalent basis using a federal income tax rate of 21% and 34% for the years ended December 31, 2018 and 2017, respectively.

	Year Ended December 31, 2018 Compared to Year Ended December 31, 2017			Year Ended December 31, 2017 Compared to Year Ended December 31, 2016
	Volume	Rate	Net	Volume	Rate	Net
	(In Thousands)
Interest-Earning Assets:
Loans: (1)
Residential Mortgage	$175	$285	$460	$(72)	$37	$(35)
Other Loans	2,794	(423)	2,371	1,521	(637)	884
Total Loans	2,969	(138)	2,831	1,449	(600)	849
Mortgage-Backed Securities (2)	(90)	725	635	(318)	229	(89)
Investments (2)	(256)	(313)	(569)	575	38	613
Other Interest-Earning Assets	(4)	34	30	9	12	21
Total Interest-Earning Assets	$2,619	$308	$2,927	$1,715	$(321)	$1,394
Interest-Bearing Liabilities:
Deposits:
Certificate Accounts	$48	$676	$724	$13	$253	$266
NOW Accounts	5	11	16	5	22	27
Money Market Accounts	20	544	564	5	106	111
Savings Accounts	6	6	12	8	—	8
Total Deposits	79	1,237	1,316	31	381	412
Borrowings	(154)	113	(41)	332	(107)	225
Total Interest-Bearing Liabilities	(75)	1,350	1,275	363	274	637
Effect on Net Interest Income	$2,694	$(1,042)	$1,652	$1,352	$(595)	$757

(1)   INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

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

		For the Year Ended December 31,
	Yield/ Rate at	2018			2017
	December 31, 2018	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
		(Dollars In Thousands)
Interest-Earning Assets:
Residential Mortgage	5.11%	$78,427	$3,818	4.87%	$74,673	$3,358	4.50%
Other Loans	5.48%	345,263	19,085	5.53%	294,756	16,714	5.67%
Total Loans (1)	5.42%	423,690	22,903	5.41%	369,429	20,072	5.43%
Mortgage-Backed Securities(2)	2.87%	200,845	5,437	2.71%	204,622	4,802	2.35%
Investments (2) (3)	2.73%	197,816	4,996	2.53%	207,344	5,565	2.68%
Other Interest-Earning Assets	2.33%	4,998	73	1.46%	5,445	43	0.79%
Total Interest-Earning Assets	4.13%	$827,349	$33,409	4.04%	$786,840	$30,482	3.87%
Interest-Bearing Liabilities:
Certificate Accounts	1.37%	$234,788	$2,644	1.13%	$229,167	$1,920	0.84%
NOW Accounts	0.05%	114,270	77	0.07%	106,178	61	0.06%
Money Market Accounts	0.65%	244,669	1,087	0.44%	235,906	523	0.22%
Savings Accounts	0.14%	46,920	54	0.12%	40,496	42	0.10%
Total Interest-Bearing Deposits	0.67%	640,647	3,862	0.60%	611,747	2,546	0.42%
Other Borrowings	0.25%	13,230	32	0.24%	11,525	20	0.17%
Note Payable	4.95%	5,089	232	4.56%	11,107	420	3.78%
Junior Subordinated Debt	4.49%	5,155	201	3.90%	5,155	151	2.93%
Senior Convertible Debt	8.00%	6,064	484	7.98%	6,075	486	8.00%
FHLB Advances	1.66%	42,970	639	1.49%	45,798	552	1.21%
Total Interest-Bearing Liabilities	0.80%	$713,155	$5,450	0.76%	$691,407	$4,175	0.60%
Net Interest Income			$27,959			$26,307
Interest Rate Spread	3.33%			3.27%			3.27%
Net Yield on Earning Assets (Net Interest Margin)				3.38%			3.34%

(1)   INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

(3)
TAX EQUIVALENT BASIS RECOGNIZES THE INCOME TAX SAVINGS WHEN COMPARING TAXABLE AND TAX-EXEMPT ASSETS AND WAS CALCULATED USING AN EFFECTIVE TAX RATE OF 21% AND 34%  FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017, RESPECTIVELY. THE TAX-EQUIVALENT ADJUSTMENT RELATES TO THE TAX EXEMPT MUNICIPAL BONDS AND WAS $337,312 AND $695,322 FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017, RESPECTIVELY.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

		For the Year Ended December 31,
	Yield/ Rate at	2017			2016
	December 31, 2017	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
		(Dollars In Thousands)
Interest-Earning Assets:
Residential Mortgage	4.67%	$74,673	$3,358	4.50%	$76,231	$3,393	4.45%
Other Loans	5.29%	294,756	16,714	5.67%	268,134	15,830	5.90%
Total Loans (1)	5.17%	369,429	20,072	5.43%	344,365	19,223	5.58%
Mortgage-Backed Securities(2)	2.42%	204,622	4,802	2.35%	218,242	4,891	2.24%
Investments (2) (3)	2.50%	207,344	5,565	2.68%	186,114	4,952	2.66%
Other Interest-Earning Assets	0.95%	5,445	43	0.79%	4,071	22	0.54%
Total Interest-Earning Assets	3.77%	$786,840	$30,482	3.87%	$752,792	$29,088	3.86%
Interest-Bearing Liabilities:
Certificate Accounts	0.90%	$229,167	$1,920	0.84%	$227,415	$1,654	0.73%
NOW Accounts	0.05%	106,178	61	0.06%	95,792	34	0.04%
Money Market Accounts	0.28%	235,906	523	0.22%	232,727	390	0.17%
Savings Accounts	0.11%	40,496	42	0.10%	34,437	34	0.10%
Total Interest-Bearing Deposits	0.41%	611,747	2,546	0.42%	590,371	2,112	0.36%
Other Borrowings	0.15%	11,525	20	0.17%	9,318	17	0.18%
Note Payable	3.95%	11,107	420	3.78%	2,369	77	3.25%
Junior Subordinated Debt	3.29%	5,155	151	2.93%	5,155	125	2.42%
Senior Convertible Debt	8.00%	6,075	486	8.00%	6,084	487	8.00%
FHLB Advances	1.34%	45,798	552	1.21%	40,848	698	1.71%
Total Interest-Bearing Liabilities	0.58%	$691,407	$4,175	0.60%	$654,145	$3,516	0.54%
Net Interest Income			$26,307			$25,572
Interest Rate Spread	3.19%			3.27%			3.32%
Net Yield on Earning Assets (Net Interest Margin)				3.34%			3.40%

(1)   INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

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

.
.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Comparison of the Years Ended December 31, 2018 and 2017

Net Income
Net income increased $1.3 million or 21.8% to $7.2 million or $2.32 per diluted common share for the year ended December 31, 2018, compared to $5.9 million or $1.91 per diluted common share for the year ended December 31, 2017.  The increase in earnings in 2018 was primarily due to increases in net interest income and non-interest income combined with a decrease in the provision for income tax expense. These items were partially offset by an increase in non-interest expense.

Net Interest Income
Net interest income increased $2.0 million or 7.9% to $27.6 million for the year ended December 31, 2018, compared to $25.6 million in 2017. Net interest margin on a tax equivalent basis increased four basis points to 3.38% for the year ended December 31, 2018 from 3.34% for the year ended December 31, 2017.  The increase in net interest margin was primarily the result of increases in average interest earning assets and the average yield earned on these assets offset partially by increases in average interest bearing liabilities and the average cost of funds.

Total average interest-earning assets increased $40.5 million or 5.1% to $827.3 million for the year ended December 31, 2018 from $786.8 million for the year ended December 31, 2017 with a 17 basis point increase in the average yield. Average interest-bearing liabilities increased $21.7 million or 3.1% to $713.2 million for the year ended December 31, 2018 from $691.4 million for the year ended December 31, 2017 with a 16 basis point increase in the average cost. The interest rate spread on a tax equivalent basis was 3.27% for both the years ended December 31, 2018 and 2017.

Total interest income increased $3.3 million or 11.0% to $33.1 million for the year ended December 31, 2018, compared to $29.8 million for the year ended December 31, 2017, primarily due to increased interest income from loans. Interest income from loans increased $2.8 million or 14.1% to $22.9 million for the year ended December 31, 2018 compared to $20.1 million for the year ended December 31, 2017. The increase was attributable to a $54.3 million increase in average total loans outstanding partially offset by a two basis point decrease in the average yield earned on the Bank’s loans during the year ended December 31, 2018.

Total tax equivalent interest income on investment securities, mortgage-backed securities, and other investments increased $96,000 due to an increase of 11 basis points in the average yield earned on these assets, offset partially by a $13.8 million or 3.3% decrease in the aggregate average balance of these interest earning assets.

Total interest expense increased $1.3 million or 30.5% to $5.4 million for the year ended December 31, 2018, compared to $4.2 million for the year ended December 31, 2017. The largest increase was in interest expense on deposits, which increased $1.3 million or 51.7% to $3.9 million in 2018 compared to $2.5 million in 2017.  Average interest bearing deposits increased $28.9 million or 4.7% to $640.6 million during the year ended December 31, 2018 compared to $611.7 million during 2017, while the average cost of those deposits increased 18 basis points to 0.60% during 2018 from 0.42% in 2017.

Interest expense on FHLB advances and all other borrowings decreased $42,000 or 2.6% to $1.6 million during the year ended December 31, 2018. The decrease was attributable to a $7.2 million, or 9.0% decrease in the average balance of these liabilities, which was partially offset by an increase of 15 basis points in the average cost to 2.19% in 2018 from 2.04% during 2017.

Provision for Loan Losses

The provision for loan losses increased to $925,000 for the year ended December 31, 2018 compared to $300,000 for the year ended December 31, 2017 due primarily to the increase in nonperforming loans and the additional reserve required for our loan growth. Non-performing assets increased $937,000, or 13.7%, to $7.8 million at December 31, 2018 from $6.8 million at December 31, 2017. Non-performing assets represented 0.85% and 0.79% of total assets at December 31, 2018 and 2017, respectively.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The amount of the provision is determined by management’s on-going monthly analysis of the loan portfolio and the adequacy of the allowance for loan losses. The Company has established policies and procedures for evaluating and monitoring the credit quality of the loan portfolio and for the timely identification of potential problem loans including internal and external loan reviews. The adequacy of the allowance for loan losses is reviewed monthly by the Asset Classification Committee and quarterly by the Board of Directors. Management’s monthly review of the adequacy of the allowance includes three main components. The first component is an analysis of loss potential in various homogeneous segments of the portfolio based on historical trends and the risk inherent in each category. The historical loss periods used to calculate these ratios can range from one to five years depending on which period is deemed a more relevant indicator of future losses. Currently, management applies a five-year historical loss ratio to each loan category to estimate the inherent loss in these pooled loans
The second component of management’s monthly analysis is the specific review and evaluation of significant problem credits identified through the Company’s internal monitoring system, including but not limited to classified loans, non-accrual loans and TDRs. These loans are evaluated for impairment and recorded in accordance with accounting guidance. All TDRs and substantially all non-accrual loans are individually for impairment. In accordance with our policy, non-accrual commercial loans with a balance less than $200,000 and non-accrual consumer loans with a balance less than $100,000 are deemed immaterial and therefore excluded from the individual impairment review. For each loan deemed impaired, management calculates a specific reserve for the amount in which the recorded investment in the loan exceeds the fair value. This estimate is based on a thorough analysis of the most probable source of repayment, which is typically liquidation of the collateral.
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
Management believes the allowance for loan losses at December 31, 2018, is adequate based on its best estimates of the losses inherent in the loan portfolio, although there can be no guarantee as to these estimates.  In addition, bank regulatory agencies may require additional provisions to the allowance for loan losses based on their judgments and estimates as part of their examination process.  Because the allowance for loan losses is an estimate, there can be no guarantee that actual loan losses will not exceed the allowance for loan losses, or that additional increases in the allowance for loan losses will not be required in the future.

Non-Interest Income
Non-interest income increased $325,000 or 4.4% to $7.7 million for the year ended December 31, 2018 from $7.3 million for the year ended December 31, 2017. The largest increases were in trust income and check card fee income.
Gain on sale of investment securities increased $79,000 or 16.0% to $573,000 during the year ended December 31, 2018 from $494,000 for the same period in 2017. The Company sold 28 available for sale investment securities and 1,842 shares of common stock in another company for a total gross gain of $732,000 and gross losses of $159,000 during 2018 compared to 54 available for sale investment securities sold with total gross gains and losses of $1.0 million and $510,000, respectively, in 2017. Gain on sale of loans increased $71,000 or 6.0% to $1.3 million for the year ended December 31, 2018 compared to $1.2 million in 2017 due to an increase in loans sold to investors. The Company sold 251 loans to investors with a total balance of $44.1 million in 2018 compared to 240 loans to investors with a total balance of $40.8 million during 2017.
Income from BOLI decreased $620,000 or 53.5% to $540,000 during the year ended December 31, 2018 from $1.2 million during the year ended December 31, 2017. During 2017, the Bank recognized $654,000 in death benefits in addition to $506,000 in income related to an increase in the cash surrender value of the BOLI policies. All BOLI income recognized in 2018 was related to an increase in the cash surrender value of the BOLI policies.
Trust income increased $178,000 or 22.4% to $974,000 during the year ended December 31, 2018 from $796,000 during 2017 due to an increase in assets under management. Check card fee income increased $146,000 or 12.9% to $1.3 million for the year ended December 31, 2018 compared to $1.1 million in 2017 reflecting higher transaction volume.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The Bank received $343,000 and $227,000 in grant income during the years ended December 31, 2018 and 2017, respectively. The majority of the grant income was awarded by the Bank Enterprise Award (BEA) Program in recognition of the Bank’s investments in distressed communities and its continued commitment to community development. The amount of the award increases as the Bank’s investment in these areas increases, but is also subject to changes in program funding levels from the federal government. The Bank was awarded the maximum award available in both years.
During the year ended December 31, 2018, the U.S. Treasury's Community Development Financial Institutions ("CDFI") Fund awarded the Bank a grant totaling $500,000, in partnership with a local energy company, to assist homeowners in low to moderate income areas by providing low-cost financing for energy efficiency upgrades. The grant income is recognized during the period in which the loans are funded to qualifying applicants. The Bank recognized $50,000 in grant income related to this award during the year ended December 31, 2018, which is included in the total grant income above. At December 31, 2018, $450,000 in income remains to be recognized as these loans are funded.
Other non-interest income including annuity and investment brokerage commissions, bank credit life insurance on loans, and other miscellaneous income increased $245,000 or 34.2% to $961,000 in 2018 from $716,000 during 2017.

Non-Interest Expense

Non-interest expense increased $1.3 million or 5.3% to $25.6 million during the year ended December 31, 2018 compared to $24.3 million during 2017.  The increase in non-interest expense was primarily due to increases in compensation and employee benefits expense and depreciation and maintenance expense, which were partially offset by a net recovery on the operation of OREO properties during 2018.
Compensation and employee benefits increased $1.1 million or 7.9% to $15.5 million during the year ended December 31, 2018 from $14.4 million for the year ended December 31, 2017 due to general annual cost of living increases combined with a slight increase in full time employees as a result of our recent expansion in the Augusta and Midlands markets.
Net cost of operation of OREO includes all expenses associated with OREO properties, including write-downs in value and gain or loss on sales during the period. For the year ended December 31, 2018, the net gain on OREO sales exceeded write-downs and other costs, resulting in a net recovery of $362,000 from the operation of OREO compared to a net cost of $10,000 during 2017. The net gain on OREO sales was $589,000 during 2018 compared to $360,000 in 2017. The Company wrote down $56,000 in the value of OREO properties during 2018 compared to $158,000 in 2017.
Depreciation and maintenance of equipment increased $251,000 or 12.2% to $2.3 million for the year ended December 31, 2018 compared to $2.1 million in 2017 due to additional capital expenses related to our two newest branches in Evans, Georgia and Ridge Spring, South Carolina, which opened in April 2017 and March 2018, respectively. FDIC insurance premiums increased $93,000 or 50.0% to $278,000 in 2018 compared to $186,000 in 2017 as a result of deposit and asset growth. Other non-interest expenses increased $189,000 or 3.8% to $5.1 million for the year ended December 31, 2018 compared to $4.9 million during 2017. Other expenses include legal, professional, consulting and other miscellaneous expenses.

Provision for Income Taxes

On December 22, 2017, the Tax Act was signed into law. Among other things, the Tax Act reduced the federal corporate income tax rate from 34% to 21%, effective January 1, 2018, which required the Company to revalue its net deferred tax asset as of December 31, 2017. The impact was a one-time, non-cash charge to the income tax provision of $606,000, resulting in total provision for income taxes of $2.4 million for the year ended December 31, 2017.

Despite higher pre-tax income in 2018, due to the decreased federal corporate income tax rate, the provision for income taxes, excluding the effect of the one-time charge during 2017, decreased $260,000 or 14.2% to $1.6 million during the year ended December 31, 2018 compared to $1.8 million for the year ended December 31, 2017.  The Company's combined federal and state effective tax rate was 17.9% for 2018 compared to 29.2% for 2017.

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

During 2016, the Company received a one-time preferred stock redemption discount of $660,000. The discount was recognized in net income available to common shareholders during the same period and also contributed to the higher earnings for the year ended December 31, 2016 compared to 2017. Excluding the effects of the Tax Act in 2017 and the preferred stock redemption discount in 2016, net income available to common shareholders increased $1.0 million or 18.9% to $6.5 million for the year ended December 31, 2017 compared to $5.5 million in 2016.

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

Total interest expense increased $660,000 or 18.8% to $4.2 million for the year ended December 31, 2017, compared to $3.5 million for the year ended December 31, 2016. The largest increase was in interest expense on deposits, which increased $435,000 or 20.6% to $2.5 million in 2017 compared to $2.1 million in 2016.  Average interest bearing deposits increased $21.4 million or 3.6% to $611.7 million during the year ended December 31, 2017 compared to $590.4 million during 2016, while the average cost of those deposits increased six basis points to 0.42% during 2017 from 0.36% in 2016.  Interest expense on FHLB advances and all other borrowings increased $225,000 or 16.0% to $1.6 million during the year ended December 31, 2017 from $1.4 million in 2016. The increase was the result of a $15.9 million increase in the average balance of these liabilities, which was offset by a decrease of 16 basis points in the average cost to 2.04% in 2017 from 2.20% during 2016.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Regulatory Capital

The following table reconciles the Bank's shareholders' equity to its various regulatory capital positions.

	December 31,
	2018	2017
	(In Thousands)
Bank’s Shareholders’ Equity (1)	$90,388	$89,475
Reduction for Goodwill	1,200	1,200
Tangible Capital	89,188	88,275
Core Capital	89,188	88,275
Supplemental Capital	6,904	6,272
Total Risk-Based Capital	$96,092	$94,547

(1)	EXCLUDES UNREALIZED (LOSSES) GAINS ON INVESTMENT SECURITIES OF $(28,000) and $2.9 MILLION AT DECEMBER 31, 2018 AND 2017, RESPECTIVELY.

The Bank is subject to minimum capital requirements imposed by the FDIC. Based on capital levels at December 31, 2018, the Bank was considered to be well capitalized. At December 31, 2018, the Bank exceeded all regulatory capital requirements with Tier 1 leverage-based capital, Tier 1 risk-based capital, total risk-based capital, and common equity Tier 1 (CET1) capital ratios of 9.8%, 16.2%, 17.5%, and 16.2%, respectively.

CET1 consists of Tier 1 capital less all capital components that are not considered common equity. In addition, Tier 1 capital includes accumulated other comprehensive income (loss), which includes all unrealized gains and losses on available for sale debt and equity securities.

In addition to the FDIC’s minimum capital ratios, the Bank now has to maintain a capital conservation buffer consisting of additional CET1 capital above the required minimum levels in order to avoid limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses based on percentages of retained income that could be utilized for such actions. The capital conservation buffer requirement began to be phased in on January 1, 2016 when more than 0.625% of risk-weighted assets was required, and increased by 0.625% on each subsequent January 1, until fully implemented to an amount more than 2.5% of risk weighted assets on January 1, 2019. At December 31, 2018 the Bank’s CET1 capital exceeded the required capital conservation buffer of an amount more than 1.875%.

For additional information regarding the Bank's and Company's regulatory capital compliance, see the discussion included in Note 15 of the Notes to Consolidated Financial Statements included herein.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Liquidity and Capital Resources

Liquidity refers to the ability to generate sufficient cash flows to fund current loan demand, repay maturing borrowings, fund maturing deposit withdrawals, and meet operating expenses.  The Bank's primary sources of funds include loan repayments, loan sales, investment maturities and sales, increased deposits, advances from the FHLB, and cash flow generated from operations.  The need for funds varies among periods depending on funding needs as well as the rate of amortization and prepayment on loans.  The use of FHLB and other advances and borrowings varies depending on loan demand, deposit inflows, and the use of investment leverage strategies to increase net interest income.

The principal use of the Bank's funds is the origination of mortgages and other loans and the purchase of investments and mortgage-backed securities. Originations of new loans and renewals of previously funded loans on loans held for investment were $249.7 million during the year ended December 31, 2018 compared to $211.7 million during the year ended December 31, 2017 and $231.0 million during the year ended December 31, 2016.  Purchases of investments and mortgage-backed securities were $114.8 million during the year ended December 31, 2018 compared to $166.6 million during the year ended December 31, 2017 and $98.7 million during the year ended December 31, 2016. Other uses of the Bank's funds during the year ended December 31, 2018 included paying down FHLB advances and the note payable and dividend payments to shareholders.

Unused lines of credit on home equity loans, credit cards, and commercial loans amounted to $83.7 million at December 31, 2018.  Home equity loans are made on a floating rate basis with final maturities of 15 to 20 years.  The bank issues fixed rate credit cards, currently at 9.99%, and variable rate rewards credit cards with a floating rate equal to prime plus 9.99%.  Credit cards are renewed every three years.  In addition to the above commitments, the Bank had undisbursed loans-in-process of $7.2 million at December 31, 2018, which will be disbursed over an average of 90 days.  These commitments to originate loans and future advances of lines of credit are expected to be funded from loan amortizations and prepayments, deposit inflows, maturing investments, and short-term borrowing capacity.

The following table summarizes the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2018:

(In Thousands)	One Month or Less	After One Through Three Months	After Three Through Twelve Months	Total Within One Year	Over One Year	Total
Unused Lines of Credit	$800	$5,838	$22,343	$28,981	$54,718	$83,699
Standby Letters of Credit	161	278	1,032	1,471	101	1,572
Total	$961	$6,116	$23,375	$30,452	$54,819	$85,271

Management believes that future liquidity can be met through the Bank's deposit base, which had a balance of $767.5 million at December 31, 2018, and from investment sales and maturities.

At December 31, 2018, the Bank had $151.5 million outstanding in certificates of deposit of $100,000 or more, referred to as “Jumbo Certificates,” compared to $139.7 million at December 31, 2017.  Brokered deposits totaled $33.1 million at December 31, 2018 compared to $24.4 million at December 31, 2017. Total certificates of deposit scheduled to mature in one year or less at December 31, 2018 totaled $160.8 million.

The following table summarizes the maturity schedule of jumbo certificates at December 31, 2018:

(In Thousands)
Within 3 Months	$40,274
After 3 Months, Within 6 Months	22,607
After 6 Months, Within 12 Months	40,633
After 12 Months	48,026
$151,540

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Management’s policy is to maintain deposit rates at levels that are competitive with other local financial institutions. Based on historical experience, we believe that a significant portion of maturing certificates of deposit will remain with the Bank. In addition, at December 31, 2018 the Bank had $236.6 million in unused borrowing capacity at the FHLB.

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

Security Federal Corporation is a separate legal entity from Security Federal Bank and must provide for its own liquidity and pay its own operating expenses. Sources of capital and liquidity for Security Federal Corporation include distributions from Security Federal Bank and the issuance of debt or equity securities, although there are regulatory restrictions on the ability of the Security Federal Bank to pay dividends. At December 31, 2018, Security Federal Corporation (on an unconsolidated basis) had liquid assets of $3.6 million.

Contractual Obligations

In the normal course of business, the Company enters into contractual obligations that meet various business needs.  These contractual obligations include time deposits to customers, borrowings from the FHLB of Atlanta, other borrowings, notes payable, junior subordinated debentures, senior convertible debentures and lease obligations for facilities.  See Notes 5, 9, 10, 11, 12 and 13 of the Notes to the Consolidated Financial Statements included herein for additional information.  The following table summarizes the Company’s long-term contractual obligations at December 31, 2018. Contractual repayments may differ from actual repayments because some of the obligations may be subject to calls.

(In Thousands)	One Year or Less	Over One to Three Years	Over Three to Five Years	Over Five Years	Total
Time Deposits	$160,772	$67,321	$9,847	$514	$238,454
FHLB Advances	23,530	10,500	—	—	34,030
Other Borrowings	10,698	—	—	—	10,698
Note Payable	2,363	—	—	—	2,363
Jr. Subordinated Debentures	—	—	—	5,155	5,155
Sr. Convertible Debentures	—	—	—	6,064	6,064
Operating Lease Obligations	435	858	788	835	2,916
Total	$197,798	$78,679	$10,635	$12,568	$299,680

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
Aiken, South Carolina

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Security Federal Corporation and its Subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2018, and the related notes to the consolidated financial statements (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

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

/s/ Elliott Davis, LLC

Columbia, South Carolina
March 22, 2019

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets	December 31,
	2018	2017
ASSETS:
Cash and Cash Equivalents	$12,705,910	$10,319,624
Certificates of Deposit with Other Banks	1,200,010	1,950,010
Investment and Mortgage-Backed Securities:
Available For Sale ("AFS")	386,255,837	384,973,906
Held To Maturity (Fair Value of $23,249,400 and $27,054,934 at December 31, 2018 and 2017, Respectively)	23,638,013	27,080,970
Total Investments and Mortgage-Backed Securities	409,893,850	412,054,876
Loans Receivable, Net:
Held For Sale	1,781,985	3,051,950
Held For Investment (Net of Allowance of $9,171,717 and $8,221,618 at December 31, 2018 and 2017, Respectively)	428,271,532	387,441,247
Total Loans Receivable, Net	430,053,517	390,493,197
Accrued Interest Receivable:
Loans	1,257,683	1,067,657
Mortgage-Backed Securities	591,849	589,000
Investment Securities	1,877,844	1,699,961
Total Accrued Interest Receivable	3,727,376	3,356,618
Premises and Equipment, Net	24,174,707	22,797,844
Federal Home Loan Bank ("FHLB") Stock, at Cost	2,204,000	2,931,900
Other Real Estate Owned ("OREO")	722,442	1,115,671
Bank Owned Life Insurance ("BOLI")	21,237,893	18,797,893
Goodwill	1,199,754	1,199,754
Other Assets	5,494,800	3,795,212
Total Assets	$912,614,259	$868,812,599
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Deposit Accounts	$767,496,707	$702,106,619
Advance Payments By Borrowers For Taxes and Insurance	258,505	269,761
Advances From FHLB	34,030,000	51,680,000
Other Borrowings	10,698,429	11,307,161
Note Payable	2,362,500	8,500,000
Junior Subordinated Debentures	5,155,000	5,155,000
Senior Convertible Debentures	6,064,000	6,064,000
Other Liabilities	6,030,685	5,806,604
Total Liabilities	832,095,826	790,889,145
Commitments (Notes 5 and 18)
Shareholders' Equity:
Common Stock, $.01 Par Value; Authorized 5,000,000 Shares; Issued and Outstanding Shares, 3,154,829 and 2,953,896, Respectively, at December 31, 2018 and 3,153,907 and 2,952,974, Respectively, at December 31, 2017	31,548	31,539
Additional Paid-In Capital	12,235,341	12,212,844
Treasury Stock, at Cost (200,933 Shares)	(4,330,712)	(4,330,712)
Accumulated Other Comprehensive (Loss) Income	(27,909)	2,932,122
Retained Earnings	72,610,165	67,077,661
Total Shareholders' Equity	80,518,433	77,923,454
Total Liabilities and Shareholders' Equity	$912,614,259	$868,812,599
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income	Years Ended December 31,
	2018	2017	2016
Interest Income:
Loans	$22,903,299	$20,072,107	$19,223,161
Mortgage-Backed Securities	5,437,099	4,802,240	4,891,346
Investment Securities	4,658,194	4,869,996	4,250,855
Other	73,483	42,562	22,261
Total Interest Income	33,072,075	29,786,905	28,387,623
Interest Expense:
NOW and Money Market Accounts	1,164,373	584,425	423,175
Statement Savings Accounts	54,173	41,819	34,488
Certificate Accounts	2,643,555	1,920,182	1,654,190
FHLB Advances and Other Borrowings	670,486	571,810	715,188
Note Payable	231,958	419,732	77,156
Senior Convertible Debentures	483,520	486,031	486,720
Junior Subordinated Debentures	201,354	151,302	124,875
Total Interest Expense	5,449,419	4,175,301	3,515,792
Net Interest Income	27,622,656	25,611,604	24,871,831
Provision for Loan Losses	925,000	300,000	500,000
Net Interest Income After Provision For Loan Losses	26,697,656	25,311,604	24,371,831
Non-Interest Income:
Gain on Sale of Investment Securities	573,266	494,146	703,748
Gain on Sale of Loans	1,250,530	1,179,837	956,333
Service Fees on Deposit Accounts	1,060,159	1,048,345	1,040,263
Commissions From Insurance Agency	682,367	584,020	555,608
Trust Income	974,000	796,000	688,000
BOLI Income	540,000	1,160,133	528,000
Check Card Fee Income	1,284,954	1,138,501	994,806
Grant Income	343,078	227,282	265,496
Other	960,792	716,019	668,669
Total Non-Interest Income	7,669,146	7,344,283	6,400,923
Non-Interest Expense:
Compensation and Employee Benefits	15,504,020	14,375,064	13,034,013
Occupancy	2,228,521	2,180,404	1,959,375
Advertising	546,799	596,440	532,660
Depreciation and Maintenance of Equipment	2,307,555	2,057,038	1,961,696
FDIC Insurance Premiums	278,287	185,541	442,050
Net (Recovery) Cost of Operation of OREO	(361,513)	9,729	(608,702)
Prepayment Penalties on FHLB Advances	—	—	789,306
Other	5,086,386	4,897,871	4,817,220
Total Non-Interest Expense	25,590,055	24,302,087	22,927,618
Income Before Income Taxes	8,776,747	8,353,800	7,845,136
Provision For Income Taxes	1,569,526	1,829,267	1,920,480
Write-Down of Deferred Tax Assets	—	606,193	—
Net Income	7,207,221	5,918,340	5,924,656
Preferred Stock Dividends	—	—	(422,889)
Gain on Redemption of Preferred Stock	—	—	660,000
Net Income Available to Common Shareholders	$7,207,221	$5,918,340	$6,161,767
Net Income Per Common Share (Basic)	$2.44	$2.01	$2.09
Net Income Per Common Share (Diluted)	$2.32	$1.91	$1.99
Cash Dividend Per Share On Common Stock	$0.36	$0.36	$0.32
Weighted Average Shares Outstanding (Basic)	2,953,446	2,945,918	2,944,001
Weighted Average Shares Outstanding (Diluted)	3,256,646	3,250,069	3,248,572
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

	Years Ended December 31,
	2018	2017	2016

Net Income	$7,207,221	$5,918,340	$5,924,656
Other Comprehensive Income (Loss)
Unrealized Gains (Losses) on Securities:
Unrealized Holding Gains (Losses) on Securities Available For Sale, Net of Taxes of $(1,001,537); $1,330,097 and $(1,546,140) at December 31, 2018, 2017 and 2016, Respectively	(3,065,211)	2,161,122	(2,521,619)
Reclassification Adjustment for Gains Included in Net Income, Net of Taxes of $143,317; $187,775 and $267,425 at December 31, 2018, 2017 and 2016, Respectively	(429,949)	(306,371)	(436,323)
Amortization of Unrealized Gains on Available For Sale Securities Transferred to Held To Maturity, Net of Taxes of $(27,626); $(62,847) and $(76,075) at December 31, 2018, 2017 and 2016, Respectively	(75,962)	(102,715)	(124,333)
Other Comprehensive Income (Loss)	(3,571,122)	1,752,036	(3,082,275)
Comprehensive Income	$3,636,099	$7,670,376	$2,842,381

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity
For the Years Ended December 31, 2018, 2017 and 2016

	Common Stock	Additional Paid – In Capital	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
Balance at December 31, 2017	$31,539	$12,212,844	$(4,330,712)	$2,932,122	$67,077,661	$77,923,454
Net Income	—	—	—	—	7,207,221	7,207,221
Other Comprehensive Loss, Net of Tax	—	—	—	(3,571,122)	—	(3,571,122)
Reclassification of Stranded Tax Effects	—	—	—	611,091	(611,091)	—
Employee Stock Purchases	4	12,192	—	—	—	12,196
Stock Options Exercised	5	10,305	—	—	—	10,310
Cash Dividends on Common Stock	—	—	—	—	(1,063,626)	(1,063,626)
Balance at December 31, 2018	$31,548	$12,235,341	$(4,330,712)	$(27,909)	$72,610,165	$80,518,433

	Common Stock	Unvested Restricted Stock	Additional Paid – In Capital	Treasury Stock	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance at December 31, 2016	$31,464	$(25,358)	$12,036,744	$(4,330,712)	$1,180,086	$62,220,050	$71,112,274
Net Income	—	—	—	—	—	5,918,340	5,918,340
Other Comprehensive Income, Net of Tax:	—	—	—	—	1,752,036	—	1,752,036
Vesting of Restricted Stock	—	25,358	—	—	—	—	25,358
Stock Options Exercised	75	—	176,100	—	—	—	176,175
Cash Dividends on Common Stock	—	—	—	—	—	(1,060,729)	(1,060,729)
Balance at December 31, 2017	$31,539	$—	$12,212,844	$(4,330,712)	$2,932,122	$67,077,661	$77,923,454

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity
For the Years Ended December 31, 2018, 2017 and 2016, Continued

	Preferred Stock	Common Stock	Unvested Restricted Stock	Additional Paid – In Capital		Treasury Stock	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance at December 31, 2015	$22,000,000	$31,464	$(25,358)	$12,028,832		$(4,330,712)	$4,262,361	$57,000,835	$90,967,422
Net Income	—	—	—	—		—	—	5,924,656	5,924,656
Other Comprehensive Loss, Net of Tax:	—	—	—	—		—	(3,082,275)	—	(3,082,275)
Preferred Stock Redemption	(22,000,000)	—	—	—	—	—	—	660,000	(21,340,000)
Stock Option Compensation Expense	—	—	—	7,912		—	—	—	7,912
Cash Dividends on Preferred Stock	—	—	—	—		—	—	(422,889)	(422,889)
Cash Dividends on Common Stock	—	—	—	—		—	—	(942,552)	(942,552)
Balance at December 31, 2016	$—	$31,464	$(25,358)	$12,036,744		$(4,330,712)	$1,180,086	$62,220,050	$71,112,274

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2018	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$7,207,221	$5,918,340	$5,924,656
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation Expense	1,487,734	1,467,402	1,383,393
Deferred Compensation Expense	—	25,358	—
Stock Option Compensation Expense	—	—	7,912
Discount Accretion and Premium Amortization, Net	5,705,663	5,678,074	5,460,999
Provisions for Loan Losses	925,000	300,000	500,000
Earnings on BOLI	(540,000)	(506,000)	(528,000)
Income Recognized From BOLI Death Benefit	—	(654,133)	—
Gain on Sales of Loans	(1,250,530)	(1,179,837)	(956,333)
Gain on Sales of Mortgage-Backed Securities ("MBS")	(139,739)	(246,212)	(29,080)
Gain on Sales of Investment Securities	(204,185)	(248,469)	(674,668)
Gain on Sales of Other Investments	(229,342)	—	—
Gain on Sales of OREO	(588,720)	(359,629)	(841,221)
Write Down on OREO	56,000	158,121	40,000
Amortization of Deferred Costs on Loans	110,036	159,284	113,056
Proceeds From Sale of Loans Held For Sale	46,595,060	43,156,408	34,609,725
Origination of Loans Held For Sale	(44,074,565)	(40,784,614)	(35,434,740)
(Increase) Decrease in Accrued Interest Receivable:
Loans	(190,026)	(29,213)	(151,476)
MBS	(2,849)	16,474	9,451
Investment Securities	(177,883)	(292,038)	115,277
(Decrease) Increase in Advance Payments By Borrowers	(11,256)	9,181	3,850
Other, Net	(177,273)	978,912	1,808,774
Net Cash Provided By Operating Activities	14,500,346	13,567,409	11,361,575
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of MBS Available For Sale ("AFS")	(55,486,020)	(63,945,253)	(44,877,661)
Proceeds from Payments and Maturities of MBS AFS	37,491,568	38,559,363	34,544,961
Proceeds from Sale of MBS AFS	18,081,756	20,549,491	4,479,563
Purchase of MBS Held To Maturity ("HTM")	(1,989,922)	(2,917,426)	(1,507,125)
Proceeds from Payments and Maturities of MBS HTM	3,119,612	3,892,085	5,212,545
Purchase of Investment Securities AFS	(57,280,900)	(95,561,763)	(52,310,805)
Proceeds from Payments and Maturities of Investment Securities AFS	31,024,291	24,035,102	23,277,500
Proceeds from Sale of Investment Securities AFS	15,198,888	51,788,340	39,395,848
Purchase of Investment Securities HTM	—	(3,997,750)	—
Proceeds from Payments and Maturities of Investment Securities HTM	2,000,000	1,000,000	—
Investment in Certificates of Deposits with Other Banks	—	(600,005)	—
Redemption of Certificates of Deposits with Other Banks	750,000	1,095,000	1,000,000
Purchase of FHLB Stock	(5,717,400)	(7,019,800)	(6,469,000)
Redemption of FHLB Stock	6,445,300	6,864,400	5,907,300
Purchase of BOLI	(1,900,000)	(2,000,000)	—
Proceeds from BOLI Death Benefit	—	1,463,285	—
Increase in Loans Receivable	(42,300,871)	(33,002,340)	(29,008,003)
Proceeds from Sale of OREO	1,361,499	2,387,799	3,467,596
Purchase and Improvement of Premises and Equipment	(2,864,597)	(3,065,662)	(2,464,159)
Net Cash Used By Investing Activities	(52,066,796)	(60,475,134)	(19,351,440)

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

	For the Years Ended December 31,
	2018	2017	2016
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in Deposit Accounts	65,390,088	48,003,341	2,006,733
Proceeds from FHLB Advances	204,923,000	227,436,000	331,501,000
Repayment of FHLB Advances	(222,573,000)	(224,151,000)	(317,746,000)
(Repayment of) Proceeds from Note Payable, Net	(6,137,500)	(4,500,000)	13,000,000
Proceeds from (Repayments of) Other Borrowings, Net	(608,732)	1,969,013	2,926,171
Purchase of Senior Convertible Debentures	—	(20,000)	—
Proceeds from Employee Stock Options Exercised	10,310	176,175	—
Proceeds from Employee Stock Purchases	12,196	—	—
Redemption of Preferred Stock	—	—	(21,340,000)
Dividends to Preferred Stock Shareholders	—	—	(422,889)
Dividends to Common Stock Shareholders	(1,063,626)	(1,060,729)	(942,552)
Net Cash Provided By Financing Activities	39,952,736	47,852,800	8,982,463
Net Increase in Cash and Cash Equivalents	2,386,286	945,075	992,598
Cash and Cash Equivalents at Beginning of Year	10,319,624	9,374,549	8,381,951
Cash and Cash Equivalents at End of Year	$12,705,910	$10,319,624	$9,374,549

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid During the Period For:
Interest	$5,574,723	$4,128,260	$3,600,927
Income Taxes	$1,521,811	$1,667,673	$899,242
Supplemental Schedule of Non Cash Transactions:
Transfers from Loans Receivable to OREO	$435,550	$580,748	$1,026,178
(Decrease) Increase in Unrealized Gains on Securities AFS, Net of Taxes	$(3,571,122)	$1,752,036	$(3,082,275)

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)	Significant Accounting Policies

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
The Company's goodwill is a result of the excess of the cost over the fair value of net assets resulting from the Company's acquisition of Collier Jennings Financial Corporation in July 2006. Goodwill is reviewed for impairment annually or whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Intangible assets are amortized over their estimated economic lives using methods that reflect the pattern in which the economic benefits are utilized.  The intangible assets, which consisted of the customer list and employment contracts resulting from the Company’s acquisition of Collier Jennings Financial Corporation, were fully amortized at December 31, 2018.

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
Advertising and public relations costs are generally expensed as incurred.  External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.  Advertising and public relations costs of $547,000, $596,000, and $533,000 were included in the Company’s results of operations for the years ended December 31, 2018, 2017 and 2016, respectively.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued

The following table provides a reconciliation of net income to net income available to common shareholders.

	Years Ended December 31,
	2018	2017	2016
Net Income	$7,207,221	$5,918,340	$5,924,656
Preferred Stock Dividends	—	—	(422,889)
Gain on Redemption of Preferred Stock	—	—	660,000
Net Income Available to Common Shareholders	$7,207,221	$5,918,340	$6,161,767

The following tables show the effect of dilutive options on the Company’s net income per common share.

	Year Ended December 31, 2018
	Income	Shares	Per Share
Basic EPS	$7,207,221	2,953,446	$2.44
Effect of Dilutive Securities:
Senior Convertible Debentures	362,640	303,200	(0.12)
Diluted EPS	$7,569,861	3,256,646	$2.32

	Year Ended December 31, 2017
	Income	Shares	Per Share
Basic EPS	$5,918,340	2,945,918	$2.01
Effect of Dilutive Securities:
Stock Options	—	951	—
Senior Convertible Debentures	301,339	303,200	(0.10)
Diluted EPS	$6,219,679	3,250,069	$1.91

	Year Ended December 31, 2016
	Income	Shares	Per Share
Basic EPS	$6,161,767	2,944,001	$2.09
Effect of Dilutive Securities:
Senior Convertible Debentures	301,766	304,200	(0.10)
Unvested Restricted Stock	—	371	$—
Diluted EPS	$6,463,533	3,248,572	$1.99

There were no remaining stock options outstanding as of December 31, 2018; and therefore, no dilutive options in the calculation of diluted EPS for that period. The average market price used in calculating the assumed number of dilutive shares issued for the years ended December 31, 2017 and 2016 was $29.05 and $23.02, respectively. Although the average stock price for the year ended December 31, 2016 exceeded the exercise price of some options outstanding, after factoring in the unrecognized compensation cost of the stock options, they were no longer considered dilutive.

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
Notes to Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued
(q) Recently Issued Accounting Standards
The following is a summary of recent authoritative pronouncements that could affect accounting, reporting, and disclosure of financial information by the Company:
In February 2016, the FASB amended the Leases topic of the ASC to revise certain aspects of recognition, measurement, presentation, and disclosure of leasing transactions. In July 2018, the FASB further amended the Leases Topic of the ASC to make narrow amendments to clarify how to apply certain aspects of the new leases standard. The amendments also give entities another additional and optional method for transition to the new guidance and to provide lessors with a practical expedient. The amendments will be effective for reporting periods beginning after December 15, 2018. The Company is still evaluating the provisions of the guidance in relation to its outstanding leases to determine the potential impact the new standard will have on the Company's consolidated financial statements. Based on our evaluation, a right of use asset and a lease liability of approximately $3.0 million will be recognized as of January 1, 2019, the date of adoption. This represents less than 1% of the Company's assets at December 31, 2018. The Company does not expect the new guidance to have a material impact on its consolidated income statement.
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
In February 2018, FASB issued guidance on, Income Statement - Reporting Comprehensive Income (Topic 220). This guidance was issued to allow a reclassification from accumulated other comprehensive income (“AOCI”) to retained earnings from stranded tax effects resulting from the revaluation of the DTA to the new corporate income tax rate of 21% as a result of the Tax Cuts and Jobs Act ("Tax Act"). The guidance is effective for reporting periods beginning after December 15, 2018 with early adoption permitted. The Company elected to early adopt in January 2018 and will apply the provisions retrospectively within its consolidated balance sheets and statements of shareholders' equity. This adoption resulted in a one-time reclassification of the effect of remeasuring deferred tax liabilities related to items, primarily unrealized gains and losses on investments, within AOCI to retained earnings resulting from the change in the U.S. corporate income tax rate. This reclassification increased AOCI and decreased retained earnings by $611,000 for the year ended December 31, 2018, with no net impact to total stockholders' equity.
In June 2018, the FASB amended the Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The amendments expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. Previously, these awards were recorded at the fair value of consideration received or the fair value of the equity instruments issued and was measured as the earlier of the commitment date or date performance was completed. The guidance requires the awards to be measured at the grant-date fair value of the equity instrument. This ASU is effective for reporting periods beginning after December 15, 2018. Early adoption is permitted, but no earlier than an entity's adoption of Topic 606. The Company does not expect these amendments to have a material effect on its consolidated financial statements.
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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)         Investment and Mortgage-Backed Securities, Available For Sale

The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of investment and mortgage-backed securities available for sale at the dates indicated are as follows:

	December 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
Student Loan Pools	$12,934,037	$20,713	$69,249	$12,885,501
Small Business Administration (“SBA”) Bonds	125,777,016	560,352	890,837	125,446,531
Tax Exempt Municipal Bonds	60,141,164	1,518,974	329,769	61,330,369
Taxable Municipal Bonds	1,998,258	3,546	23,919	1,977,885
Mortgage-Backed Securities	185,291,038	1,073,432	1,903,919	184,460,551
Equity Securities	155,000	—	—	155,000
	$386,296,513	$3,177,017	$3,217,693	$386,255,837

	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
Student Loan Pools	$8,522,043	$1,288	$1,546	$8,521,785
SBA Bonds	123,324,802	1,113,160	189,518	124,248,444
Tax Exempt Municipal Bonds	59,623,185	2,789,233	56,851	62,355,567
Taxable Municipal Bonds	2,016,833	—	19,703	1,997,130
Mortgage-Backed Securities	186,732,705	1,936,847	973,572	187,695,980
Equity Securities	155,000	—	—	155,000
	$380,374,568	$5,840,528	$1,241,190	$384,973,906
Student Loan Pools are typically 97% guaranteed by the United States government while SBA bonds are 100% backed by the full faith and credit of the United States government. Included in the tables above and below in mortgage-backed securities are Government National Mortgage Association ("GNMA") mortgage-backed securities, which are also backed by the full faith and credit of the United States government.  At December 31, 2018, the Bank held an amortized cost and fair value of $80.4 million and $80.2 million, respectively, in GNMA mortgage-backed securities compared to an amortized cost and fair value of $101.3 million and $102.1 million, respectively, at December 31, 2017. Also included in mortgage-backed securities in the tables above and below are private label collateralized mortgage obligation ("CMO") securities, which are issued by non-governmental real estate mortgage investment conduits and are not backed by the full faith and credit of the United States government.  At December 31, 2018 the Bank held an amortized cost and fair value of $29.7 million and $29.5 million, respectively, in private label CMO mortgage-backed securities, compared to both an amortized cost and fair value of $26.9 million at December 31, 2017.
The amortized cost and fair value of investment and mortgage-backed securities available for sale at December 31, 2018 are shown below by contractual maturity.  Expected maturities will differ from contractual maturities because borrowers have the right to prepay obligations with or without call or prepayment penalties. Since mortgage-backed securities are not due at a single maturity date, they are disclosed separately, rather than allocated over the maturity groupings below.

	Amortized Cost	Fair Value
Due in less than one year	$800,086	$798,888
Due in one year to five years	8,644,891	8,640,449
Due in five to ten years	53,159,099	53,352,084
Due in ten years or more	138,401,399	139,003,865
Mortgage-Backed Securities	185,291,038	184,460,551
	$386,296,513	$386,255,837

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)         Investment and Mortgage-Backed Securities, Available For Sale, Continued

The amortized cost and fair value of investment and mortgage-backed securities available for sale pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $111.8 million and $111.7 million, respectively, at December 31, 2018 and $99.2 million and $100.5 million, respectively, at December 31, 2017.

The Bank received $33.3 million, $72.3 million and $43.9 million in gross proceeds from sales of available for sale securities during the years ended December 31, 2018, 2017 and 2016, respectively. As a result, the Bank recognized gross gains of $503,000, $1.0 million and $1.0 million, respectively, and gross losses of $159,000, $510,000 and $300,000, respectively, during the years ended December 31, 2018, 2017 and 2016.

The tables below summarize gross unrealized losses and the related fair value, aggregated by investment category and length of time that individual available for sale securities have been in a continuous unrealized loss position for the periods indicated.

	December 31, 2018
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Student Loan Pools	$8,384,145	$69,249	$—	$—	$8,384,145	$69,249
SBA Bonds	59,496,936	479,955	25,054,861	410,882	84,551,797	890,837
Tax Exempt Municipal Bonds	4,585,849	91,281	9,626,613	238,488	14,212,462	329,769
Taxable Municipal Bonds	—	—	980,520	23,919	980,520	23,919
Mortgage-Backed Securities	38,168,598	249,050	81,947,249	1,654,869	120,115,847	1,903,919
	$110,635,528	$889,535	$117,609,243	$2,328,158	$228,244,771	$3,217,693

	December 31, 2017
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Student Loan Pools	$7,556,014	$1,546	$—	$—	$7,556,014	$1,546
SBA Bonds	24,433,422	151,459	5,588,532	38,059	30,021,954	189,518
Tax Exempt Municipal Bonds	4,406,162	13,852	4,328,229	42,999	8,734,391	56,851
Taxable Municipal Bonds	1,997,130	19,703	—	—	1,997,130	19,703
Mortgage-Backed Securities	62,574,910	624,772	23,612,359	348,800	86,187,269	973,572
	$100,967,638	$811,332	$33,529,120	$429,858	$134,496,758	$1,241,190

Securities classified as available-for-sale are recorded at fair market value.  At December 31, 2018 and 2017, 72.4% and 34.6% of the unrealized losses, representing 92 and 30 individual securities, respectively, consisted of securities in a continuous loss position for 12 months or more. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature.  The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and is not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary. The Company reviews its investment securities portfolio at least quarterly and more frequently when economic conditions warrant, assessing whether there is any indication of other-than-temporary impairment (“OTTI”).

Factors considered in the Company's review of its investment securities portfolio include estimated future cash flows, length of time and extent to which market value has been less than cost, the financial condition and near term prospects of the issuer, and our intent and ability to retain the security to allow for an anticipated recovery in market value. If the review determines that there is OTTI, then an impairment loss is recognized in earnings equal to the entire difference between the investment’s cost and its fair value at the balance sheet date of the reporting period for which the assessment is made, or the Company may recognize a portion of the impairment in other comprehensive income. The fair value of investments on which OTTI is recognized then becomes the new cost basis of the investment. There was no OTTI recognized during the years ended December 31, 2018, 2017 and 2016.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(3)         Investment and Mortgage-Backed Securities, Held to Maturity

The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of held to maturity securities at December 31, 2018 and 2017 were as follows:

	December 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
FHLMC Bond	$998,541	$—	$20,564	$977,977
Mortgage-Backed Securities (1)	22,639,472	78,281	446,330	22,271,423
Total Held To Maturity	$23,638,013	$78,281	$466,894	$23,249,400

	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
FHLB Securities	$2,000,000	$—	$2,984	$1,997,016
FHLMC Bonds	998,102	—	12,588	985,514
Mortgage-Backed Securities (1)	24,082,868	120,843	131,307	24,072,404
Total Held To Maturity	$27,080,970	$120,843	$146,879	$27,054,934
(1) COMPRISED OF GSES OR GNMA MORTGAGE-BACKED SECURITIES
The Company’s held to maturity portfolio is recorded at amortized cost.  The Company has the ability and intent to hold these securities to maturity. At December 31, 2018, the Bank held an amortized cost and fair value of $13.3 million and $13.1 million, respectively, in GNMA mortgage-backed securities classified as held to maturity compared to an amortized cost and fair value of and $15.9 million, respectively, at December 31, 2017. The Company has not invested in any private label mortgage-backed securities classified as held to maturity.

At December 31, 2018, the amortized cost and fair value of mortgage-backed securities held to maturity that were pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $19.8 million and $19.4 million, respectively, compared to both an amortized cost and fair value of $22.3 million at December 31, 2017. The following tables show gross unrealized losses, fair value and length of time that individual held to maturity securities were in a continuous unrealized loss position at December 31, 2018 and 2017.

	December 31, 2018
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
FHLMC Bond	$—	$—	$977,977	$20,564	$977,977	$20,564
Mortgage-Backed Securities (1)	—	—	16,855,973	446,330	16,855,973	446,330
	$—	$—	$17,833,950	$466,894	$17,833,950	$466,894

	December 31, 2017
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
FHLB Securities	$1,997,016	$2,984	$—	$—	$1,997,016	$2,984
FHLMC Bonds	985,514	12,588	—	—	985,514	12,588
Mortgage-Backed Securities (1)	17,645,676	103,387	1,284,971	27,920	18,930,647	131,307
	$20,628,206	$118,959	$1,284,971	$27,920	$21,913,177	$146,879

(1) COMPRISED OF GSES OR GNMA MORTGAGE-BACKED SECURITIES

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)          Loans Receivable, Net

Loans receivable, net, at December 31, 2018 and 2017 are summarized below.

	December 31,
	2018		2017
	Balance	% of Total Gross Loans	Balance	% of Total Gross Loans
Residential Real Estate Loans	$83,965,416	18.9%	$81,255,167	20.2%
Consumer Loans	56,907,555	12.8%	56,761,695	14.1%
Commercial Business Loans	28,086,686	6.3%	26,777,893	6.6%
Commercial Real Estate Loans	275,960,438	62.0%	237,814,628	59.1%
Total Loans Held For Investment	444,920,095	100.0%	402,609,383	100.0%
Loans Held For Sale	1,781,985		3,051,950
Total Loans Receivable, Gross	446,702,080		405,661,333
Less:
Allowance For Loan Losses	9,171,717		8,221,618
Loans in Process	7,225,271		6,804,533
Deferred Loan Fees	251,575		141,985
	16,648,563		15,168,136
Total Loans Receivable, Net	$430,053,517		$390,493,197
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
The following tables summarize the loan grades used by the Company to measure the credit quality of gross loans receivable, excluding those held for sale, by loan segment at December 31, 2018 and 2017.

December 31, 2018	Pass	Caution	Special Mention	Substandard	Total Loans
Residential Real Estate	$75,558,544	$3,369,776	$958,354	$4,078,742	$83,965,416
Consumer	46,948,251	6,899,912	567,682	2,491,710	56,907,555
Commercial Business	22,670,318	4,708,036	339,533	368,799	28,086,686
Commercial Real Estate	204,197,354	45,653,796	18,492,785	7,616,503	275,960,438
Total	$349,374,467	$60,631,520	$20,358,354	$14,555,754	$444,920,095

December 31, 2017	Pass	Caution	Special Mention	Substandard	Total Loans
Residential Real Estate	$73,225,237	$2,352,536	$1,384,222	$4,293,172	$81,255,167
Consumer	52,249,017	1,862,340	344,361	2,305,977	56,761,695
Commercial Business	23,396,550	2,066,749	767,048	547,546	26,777,893
Commercial Real Estate	158,232,465	53,798,061	21,269,279	4,514,823	237,814,628
Total	$307,103,269	$60,079,686	$23,764,910	$11,661,518	$402,609,383

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)          Loans Receivable, Net, Continued

The following tables present an age analysis of past due balances by category at December 31, 2018 and 2017.

	December 31, 2018
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable
Residential Real Estate	$—	$332,000	$497,713	$829,713	$83,135,703	$83,965,416
Consumer	555,798	247,894	1,120,462	1,924,154	54,983,401	56,907,555
Commercial Business	205,613	106,163	18,648	330,424	27,756,262	28,086,686
Commercial Real Estate	1,556,863	424,103	1,634,770	3,615,736	272,344,702	275,960,438
Total	$2,318,274	$1,110,160	$3,271,593	$6,700,027	$438,220,068	$444,920,095

	December 31, 2017
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable
Residential Real Estate	$395,763	$—	$948,875	$1,344,638	$79,910,529	$81,255,167
Consumer	604,809	85,178	182,757	872,744	55,888,951	56,761,695
Commercial Business	185,526	102,244	—	287,770	26,490,123	26,777,893
Commercial Real Estate	2,207,655	364,515	1,919,292	4,491,462	233,323,166	237,814,628
Total	$3,393,753	$551,937	$3,050,924	$6,996,614	$395,612,769	$402,609,383

At December 31, 2018 and 2017, the Company did not have any loans that were 90 days or more past due and still accruing interest. Our strategy is to work with our borrowers to reach acceptable payment plans while protecting our interests in the existing collateral.  In the event an acceptable arrangement cannot be reached, we may have to acquire these properties through foreclosure or other means and subsequently sell, develop, or liquidate them.

The following table shows non-accrual loans by category at December 31, 2018 compared to 2017.

	December 31, 2018		December 31, 2017		$ Increase (Decrease)	% Increase (Decrease)
	Amount	Percent (1)	Amount	Percent (1)
Non-accrual Loans:
Residential Real Estate	$2,084,870	0.5%	$1,948,524	0.5%	$136,346	7.0%
Consumer	1,274,673	0.3	318,926	0.1	955,747	299.7
Commercial Business	124,458	—	109,401	—	15,057	13.8
Commercial Real Estate	3,564,494	0.8	3,340,904	0.8	223,590	6.7
Total Non-accrual Loans	$7,048,495	1.6%	$5,717,755	1.4%	$1,330,740	23.3%
(1) PERCENT OF GROSS LOANS RECEIVABLE HELD FOR INVESTMENT, NET OF DEFERRED FEES AND LOANS IN PROCESS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)          Loans Receivable, Net, Continued

The following tables show the allowance for loan losses by loan category for the years ended December 31, 2018, 2017 and 2016.

	For the Year Ended December 31, 2018
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,233,843	$1,144,815	$1,011,227	$4,831,733	$8,221,618
Provision	2,411	173,235	(55,109)	804,463	925,000
Charge-Offs	(46,419)	(224,954)	(32,518)	(351,894)	(655,785)
Recoveries	1,608	110,497	—	568,779	680,884
Ending Balance	$1,191,443	$1,203,593	$923,600	$5,853,081	$9,171,717

	For the Year Ended December 31, 2017
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,360,346	$996,620	$882,999	$5,116,266	$8,356,231
Provision	82,909	257,180	261,599	(301,688)	300,000
Charge-Offs	(211,780)	(184,161)	(133,371)	(301,260)	(830,572)
Recoveries	2,368	75,176	—	318,415	395,959
Ending Balance	$1,233,843	$1,144,815	$1,011,227	$4,831,733	$8,221,618

	For the Year Ended December 31, 2016
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,323,183	$1,063,153	$773,948	$5,114,849	$8,275,133
Provision	223,232	88,466	247,320	(59,018)	500,000
Charge-Offs	(197,381)	(241,738)	(150,000)	(374,144)	(963,263)
Recoveries	11,312	86,739	11,731	434,579	544,361
Ending Balance	$1,360,346	$996,620	$882,999	$5,116,266	$8,356,231

The following tables present allowance for loan losses information related to impaired loans evaluated individually and collectively for impairment at December 31, 2018 and 2017.

December 31, 2018	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$—	$1,191,443	$1,191,443
Consumer	73,662	1,129,931	1,203,593
Commercial Business	—	923,600	923,600
Commercial Real Estate	665,000	5,188,081	5,853,081
Total	$738,662	$8,433,055	$9,171,717

December 31, 2017	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$—	$1,233,843	$1,233,843
Consumer	—	1,144,815	1,144,815
Commercial Business	—	1,011,227	1,011,227
Commercial Real Estate	—	4,831,733	4,831,733
Total	$—	$8,221,618	$8,221,618

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)          Loans Receivable, Net, Continued

The following tables present information related to impaired loans evaluated individually and collectively for impairment in loans receivable at December 31, 2018 and 2017.

	Loans Receivable
December 31, 2018	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$1,700,861	$82,264,555	$83,965,416
Consumer	1,060,043	55,847,512	56,907,555
Commercial Business	77,206	28,009,480	28,086,686
Commercial Real Estate	6,526,015	269,434,423	275,960,438
Total	$9,364,125	$435,555,970	$444,920,095

	Loans Receivable
December 31, 2017	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$1,883,741	$79,371,426	$81,255,167
Consumer	181,617	56,580,078	56,761,695
Commercial Business	100,401	26,677,492	26,777,893
Commercial Real Estate	6,276,547	231,538,081	237,814,628
Total	$8,442,306	$394,167,077	$402,609,383

Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment and records the loan at fair value. Fair value is estimated using one of the following methods: fair value of the collateral less estimated costs to sale, discounted cash flows, or market value of the loan based on similar debt. The fair value of the collateral less estimated costs to sell is the most frequently used method. Typically, the Company reviews the most recent appraisal and, if it is over 24 months old, will request a new third party appraisal. Depending on the particular circumstances surrounding the loan, including the location of the collateral, the date of the most recent appraisal and the value of the collateral relative to the recorded investment in the loan, management may order an independent appraisal immediately or, in some instances, may elect to perform an internal analysis. The average balance of total impaired loans was $11.0 million for year ended December 31, 2018 compared to $10.8 million for the year ended December 31, 2017.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)       Loans Receivable, Net, Continued

The following tables present information related to impaired loans by loan category as of and for the years ended December 31, 2018, 2017 and 2016.

	December 31, 2018
Impaired Loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Residential Real Estate	$1,700,861	$1,700,861	$—	$1,743,906	$31,853
Consumer	986,380	994,680	—	502,479	—
Commercial Business	77,206	972,206	—	85,020	—
Commercial Real Estate	5,084,458	6,116,761	—	8,052,817	212,186
With an Allowance Recorded:
Consumer	73,662	73,662	73,662	6,139	—
Commercial Real Estate	1,441,558	1,441,558	665,000	636,387	84,881
Total
Residential Real Estate	1,700,861	1,700,861	—	1,743,906	31,853
Consumer	1,060,042	1,068,342	73,662	508,618	—
Commercial Business	77,206	972,206	—	85,020	—
Commercial Real Estate	6,526,016	7,558,319	665,000	8,689,204	297,067
Total	$9,364,125	$11,299,728	$738,662	$11,026,748	$328,920

	December 31, 2017
Impaired Loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Residential Real Estate	$1,883,741	$2,333,741	$—	$2,889,065	$24,273
Consumer	181,617	209,427	—	279,183	—
Commercial Business	100,401	950,401	—	141,940	—
Commercial Real Estate	6,276,547	7,583,847	—	7,483,035	189,373
Total
Residential Real Estate	1,883,741	2,333,741	—	2,889,065	24,273
Consumer	181,617	209,427	—	279,183	—
Commercial Business	100,401	950,401	—	141,940	—
Commercial Real Estate	6,276,547	7,583,847	—	7,483,035	189,373
Total	$8,442,306	$11,077,416	$—	$10,793,223	$213,646

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
The Bank had seven TDRs with a total balance of $1.4 million included in impaired loans at December 31, 2018 compared to eight TDRs totaling $4.1 million at December 31, 2017. There were no TDRs restructured during the years ended December 31, 2018, 2017 and 2016. At December 31, 2018, one TDR with a balance of $374,000 was in default. The loan had not been restructured within the last 12 months. At both December 31, 2017 and 2016, two previously restructured loans were in default, none of which had been restructured within the last 12 months. At December 31, 2016, two previously restructured loans were in default, none of which had been restructured during the same period. The Bank considers any loan 30 days or more past due to be in default.
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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(5)         Premises and Equipment, Net

Premises and equipment, net, are summarized as follows:

	December 31,
	2018	2017
Land	$6,693,927	$6,693,927
Buildings and Improvements	23,319,946	23,720,473
Furniture and Equipment	11,878,563	12,042,530
Construction in Progress	1,391,986	187,956
Total Premises and Equipment	43,284,422	42,644,886
Less: Accumulated Depreciation	(19,109,715)	(19,847,042)
Total Premises and Equipment, Net	$24,174,707	$22,797,844

Construction in progress of $1.4 million at December 31, 2018 primarily included building and construction costs associated with our newest branch in Augusta, Georgia, scheduled for opening in 2019. At December 31, 2018 the estimated additional costs to complete and equip the branch were approximately $1.7 million. Depreciation expense on premises and equipment was $1.5 million, $1.5 million and $1.4 million for the years ended December 31, 2018, 2017 and 2016, respectively.

The Bank has entered into non-cancelable operating leases related to buildings and land.  At December 31, 2018, future minimum payments under non-cancelable operating leases with initial or remaining terms of one year or more are as follows (by fiscal year):

2019	$434,513
2020	427,775
2021	430,376
2022	444,033
2023	344,078
Thereafter	835,358
Total Future Minimum Payments	$2,916,133

Total rental expense was $454,000, $409,000, and $399,000 for the years ended December 31, 2018, 2017 and 2016, respectively. Five lease agreements with monthly expenses of $7,100, $900, $7,900, $9,500, and $10,000 have multiple renewal options totaling 30, 10, 15, 45, and 20 years, respectively.

(6)         Goodwill

Goodwill was recorded in connection with the Company's acquisition of Collier Jennings Financial Corporation in July 2006. The goodwill balance of $1.2 million remained unchanged at both December 31, 2018 and 2017.  In accordance with accounting guidance, the Company evaluates its goodwill on an annual basis. The evaluations were performed as of September 30, 2018 and 2017 for the years ended December 31, 2018 and 2017, respectively. At the time of the evaluations the Company determined that no impairment existed. Therefore, there was no write-down of goodwill for the years ended December 31, 2018 and 2017.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(7)         FHLB Stock

The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to a membership component, which was 0.09% of total assets at both December 31, 2018 and 2017, plus a transaction component equal to 4.25% of outstanding advances (borrowings) from the FHLB of Atlanta at December 31, 2018 and 2017.  The Bank is in compliance with this requirement with an investment in FHLB of Atlanta stock of $2.2 million and $2.9 million at December 31, 2018 and 2017, respectively. No readily available market exists for this stock and it has no quoted fair value.  However, because redemption of this stock has historically been at par, it is carried at cost.

(8)         Other Real Estate Owned

The Bank owned $722,000 and $1.1 million in OREO at December 31, 2018 and 2017, respectively. Transactions in OREO for the years ended December 31, 2018, 2017 and 2016 are summarized below.

	2018	2017	2016
Balance, beginning of year	$1,115,671	$2,721,214	$4,361,411
Additions	435,550	580,748	1,026,178
Sales	(772,779)	(2,028,170)	(2,626,375)
Write-downs	(56,000)	(158,121)	(40,000)
Balance, end of year	$722,442	$1,115,671	$2,721,214

(9)         Deposits

Deposits outstanding at December 31, 2018 and 2017 are summarized below by account type.

	December 31, 2018			December 31, 2017
	Balance	Weighted Rate	Interest Rate Range	Balance	Weighted Rate	Interest Rate Range
Checking Accounts	$219,515,207	0.09%	0.00-1.98%	$197,434,385	0.04%	0.00-1.98%
Money Market Accounts	261,136,008	0.65%	0.00-2.23%	231,652,920	0.28%	0.00-1.10%
Savings Accounts	48,391,799	0.14%	0.00-0.14%	42,927,311	0.11%	0.00-0.11%
Total	$529,043,014	0.31%	0.00-2.23%	$472,014,616	0.16%	0.00-1.98%
Certificate Accounts:
0.00 – 0.99%	$70,854,896			$129,354,569
1.00 – 1.99%	120,011,938			99,627,750
2.00 – 2.99%	47,586,859			1,109,684
Total	$238,453,693	1.37%	0.35-2.86%	$230,092,003	0.90%	0.10-2.00%
Total Deposits	$767,496,707	0.64%	0.00-2.86%	$702,106,619	0.41%	0.00-2.00%

Included in the certificates above were $33.1 million and $24.4 million in brokered deposits at December 31, 2018 and 2017, respectively, with a weighted average interest rate of 1.86% and 1.23%, respectively. Of the $33.1 million in brokered deposits at December 31, 2018, $15.1 million mature within one year. At December 31, 2018 and 2017, the Bank had $59,000 and $81,000, respectively, in overdrafts that were reclassified to loans.

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $151.5 million and $139.7 million at December 31, 2018 and 2017, respectively. Certificate of deposits that met or exceeded the FDIC insurance limit of $250,000 were $89.2 million and $78.6 million at December 31, 2018 and 2017, respectively.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(9)         Deposits, Continued

The amounts and scheduled maturities of all certificates of deposit were as follows at December 31, 2018 and 2017:

	December 31,
	2018	2017
Within 1 Year	$160,771,824	$135,173,064
After 1 Year, Within 2 Years	43,330,060	56,687,383
After 2 Years, Within 3 Years	23,990,251	11,572,310
After 3 Years, Within 4 Years	6,358,577	19,946,316
After 4 Years, Within 5 Years	3,488,598	6,208,724
Thereafter	514,383	504,206
	$238,453,693	$230,092,003

(10)         Advances From Federal Home Loan Bank and Other Borrowings

Advances from the FHLB are summarized by year of maturity and weighted average interest rate at December 31, 2018 below.

	Amount	Weighted Rate
2019	$23,530,000	1.55%
2020	10,500,000	1.91%
Total	$34,030,000	1.66%

These advances are secured by a blanket collateral agreement with the FHLB by pledging the Bank’s portfolio of residential first mortgage loans and investment securities with an amortized cost and fair value of $79.1 million and $71.4 million, respectively, at December 31, 2018 and $73.0 million and $66.8 million, respectively, at December 31, 2017.

FHLB advances are subject to prepayment penalties. During the years ended December 31, 2018 and 2017, the Bank prepaid no FHLB advances. During the year ended December 31, 2016, the Bank prepaid three FHLB advances totaling $17.9 million and incurred $789,000 in prepayment penalties.

Callable advances are callable at the option of the FHLB.  If an advance is called, the Bank has the option to pay off the advance without penalty, re-borrow funds on different terms, or convert the advance to a three-month floating rate advance tied to LIBOR. The Bank did not have any callable FHLB advances at December 31, 2018.

At December 31, 2018 and 2017, the Bank had $236.6 million and $206.6 million in additional borrowing capacity, respectively, at the FHLB.

The Bank had $10.7 million and $11.3 million in other borrowings at December 31, 2018 and 2017, respectively.  These borrowings consist of short-term repurchase agreements with certain commercial demand deposit customers for sweep accounts. The repurchase agreements typically mature within one to three days and the interest rate paid on these borrowings floats monthly with money market type rates. At December 31, 2018 and 2017, the interest rate paid on the repurchase agreements was 0.25% and 0.15%, respectively. The maximum amount outstanding at any one month end during the year ended December 31, 2018 was $14.3 million compared to $13.1 million during the year ended December 31, 2017. The Bank had pledged as collateral for these repurchase agreements investment and mortgage-backed securities with amortized costs and fair values of $16.7 million and $16.7 million, respectively, at December 31, 2018 and $16.2 million and $16.5 million, respectively, at December 31, 2017.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(11)         Note Payable

On October 31, 2016, the Company repurchased all 22,000 shares of its Series B Preferred Stock from the United States Department of the Treasury ("Treasury") for a total payment amount of $21.4 million. See Note 20 for more information on this transaction. In connection with this repurchase, the Company obtained a $14.0 million unsecured term loan from another financial institution. The loan accrues and pays interest quarterly at a floating rate. The rate is calculated as the previous quarter end Wall Street Journal Prime index minus 30 basis points, which was equal to 4.95% at December 31, 2018. The unpaid principal balance was payable in 11 consecutive quarterly payments of $437,500 each, with a balloon payment equal to the entire remaining principal balance due on October 1, 2019. At December 31, 2018, the remaining principal balance on the loan was $2.4 million.

The note has the following covenants with which the Bank must maintain compliance: the Bank must maintain a "Well Capitalized" rating in accordance with regulatory standards, a Risk-Based Capital Ratio of not less than 12.00%, a “Modified” Texas Ratio of not more than 30.00%, and an annual return on assets of at least 0.60%. The Bank is also required to maintain a loan loss reserve in amounts deemed adequate by all federal and state regulatory authorities. Management of the Bank reviews these covenants quarterly for compliance. At December 31, 2018, management believes the Bank was in compliance with all covenants.

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

The Capital Securities accrue and pay distributions quarterly at a floating rate of three month LIBOR plus 170 basis points which was a rate per annum equal to 4.49% and 3.29% at December 31, 2018 and 2017, respectively. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(14)         Income Taxes

On December 22, 2017, the Tax Act was signed into law. Among other things, the Tax Act reduced the federal corporate income tax rate from 34% to 21%, effective January 1, 2018, which required the Company to revalue its net deferred tax asset to account for the future impact of lower corporate income tax rates and other provisions of the 2017 legislation. As a result of the Company's revaluation, the net deferred tax asset was reduced by $606,000 during the year ended December 31, 2017 through an increase to the provision for income taxes of the same amount. Income tax expense was comprised of the following for the dates indicated below:

	Years Ended December 31,
	2018	2017	2016
Current:
Federal	$1,454,049	$1,500,337	$1,022,082
State	202,292	209,396	191,999
Total Current Tax Expense	1,656,341	1,709,733	1,214,081
Deferred:
Federal	(79,034)	736,390	696,638
State	(7,781)	(10,663)	9,761
Total Deferred Tax Expense	(86,815)	725,727	706,399
Total Income Tax Expense	$1,569,526	$2,435,460	$1,920,480

The Company's income taxes differ from those computed at the statutory federal income tax rate, as follows:

	Years Ended December 31,
	2018	2017	2016
Tax at Statutory Income Tax Rate	$1,843,117	$2,840,292	$2,667,347
State Tax and Other	157,417	44,764	153,236
Tax Exempt Interest	(338,497)	(730,477)	(732,087)
Life Insurance	(113,400)	(394,445)	(179,520)
Valuation Allowance	20,889	69,133	11,504
Impact of Federal Rate Change on Deferred Taxes	—	606,193	—
Total Income Tax Expense	$1,569,526	$2,435,460	$1,920,480

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(14)         Income Taxes, Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2018 and 2017 are presented below. Net deferred tax assets were included in other assets at December 31, 2018 and 2017.

	December 31,
	2018	2017
Deferred Tax Assets:
Deferred Compensation	$498,764	$434,881
Provision for Loan Losses	1,978,481	1,769,574
Other Real Estate Owned	18,283	23,676
Net Fees Deferred for Financial Reporting	73,892	69,000
Net Operating Losses	333,301	312,412
Other	240,724	253,731
Total Gross Deferred Tax Assets	3,143,445	2,863,274
Less: Valuation Allowance	(333,301)	(312,412)
Net Deferred Tax Assets	2,810,144	2,550,862
Deferred Tax Liabilities:
FHLB Stock Basis Over Tax Basis	71,717	71,621
Depreciation	507,601	345,462
Prepaid Expenses	36,837	26,605
Unrealized Loss on Securities Available for Sale	10,487	1,182,967
Total Gross Deferred Tax Liability	626,642	1,626,655
Net Deferred Tax Asset	$2,183,502	$924,207

The Company measures deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid. Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2018, management has determined that it is more likely than not that the total deferred tax asset will be realized except for the deferred tax asset associated with state net operating loss carryforwards, and, accordingly, has established a valuation allowance only for this item. The change in the valuation allowance was $21,000. The Company had state net operating losses attributable to the non-bank entities of $8.4 million and $7.9 million for the years ended December 31, 2018 and 2017, respectively.

Retained earnings at December 31, 2018 included tax bad debt reserves of $2.1 million, for which no provision for federal income tax has been made. If, in the future, these amounts are used for any purpose other than to absorb bad debt losses, including dividends, stock redemptions, or distributions in liquidation, or the Company ceases to be qualified as a bank holding company, they may be subject to federal income tax at the prevailing corporate tax rate.

At December 31, 2018, the Company had no material unrecognized tax benefits or accrued interest and penalties. It is the Company's policy to account for interest and penalties accrued relative to unrecognized tax benefits as a component of income tax expense. Tax returns for 2015 and subsequent years are subject to examination by taxing authorities.

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

The Company is a bank holding company registered with the Federal Reserve. Bank holding companies are subject to capital adequacy requirements of the Federal Reserve under the Bank Holding Company Act of 1956, as amended, and the regulations of the Federal Reserve. For a bank holding company with less than $3.0 billion in assets, the capital guidelines apply on a bank only basis and the Federal Reserve expects the holding company's subsidiary banks to be well-capitalized under the prompt corrective action regulations. If Security Federal Corporation was subject to regulatory guidelines for bank holding companies with $3.0 billion or more in assets, at December 31, 2018, it would have exceeded all regulatory capital requirements.

Based on its capital levels at December 31, 2018, the Bank exceeded all regulatory capital requirements as of that date. Consistent with the Bank's goals to operate a sound and profitable organization, it is the Bank's policy to maintain a "well-capitalized" status under the regulatory capital categories of the FDIC. Based on capital levels at December 31, 2018, the Bank was considered to be "well-capitalized" under applicable regulatory requirements. Management monitors the capital levels to provide for current and future business opportunities and to maintain the Bank's "well-capitalized" status.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(15)         Regulatory Matters, Continued

The following tables provide the Company’s and the Bank’s regulatory capital requirements and actual results at December 31, 2018 and 2017.

	Actual		For Capital Adequacy		To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2018
SECURITY FEDERAL CORP.
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$84,345	15.3%	$33,006	6.0%	N/A	N/A
Total Risk-Based Capital (To Risk Weighted Assets)	91,249	16.6%	44,008	8.0%	N/A	N/A
Common Equity Tier 1 Capital (To Risk Weighted Assets)	79,345	14.4%	24,755	4.5%	N/A	N/A
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	84,345	9.2%	36,493	4.0%	N/A	N/A
SECURITY FEDERAL BANK
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$89,188	16.2%	$33,005	6.0%	$44,007	8.0%
Total Risk-Based Capital (To Risk Weighted Assets)	96,092	17.5%	44,007	8.0%	55,009	10.0%
Common Equity Tier 1 Capital (To Risk Weighted Assets)	89,188	16.2%	24,754	4.5%	35,756	6.5%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	89,188	9.8%	36,486	4.0%	45,608	5.0%

December 31, 2017
SECURITY FEDERAL CORP.
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$78,790	15.8%	$29,998	6.0%	N/A	N/A
Total Risk-Based Capital (To Risk Weighted Assets)	85,066	17.0%	39,997	8.0%	N/A	N/A
Common Equity Tier 1 Capital (To Risk Weighted Assets)	73,790	14.8%	22,498	4.5%	N/A	N/A
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	78,790	9.1%	34,518	4.0%	N/A	N/A
SECURITY FEDERAL BANK
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$88,275	17.7%	$29,989	6.0%	$39,985	8.0%
Total Risk-Based Capital (To Risk Weighted Assets)	94,547	18.9%	39,985	8.0%	49,981	10.0%
Common Equity Tier 1 Capital (To Risk Weighted Assets)	88,275	17.7%	22,491	4.5%	32,488	6.5%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	88,275	10.2%	34,512	4.0%	43,140	5.0%

In addition to the minimum capital requirements, the Bank must maintain a capital conservation buffer, which consists of additional CET1 capital greater than 2.5% of risk-weighted assets above the required minimum levels in order to avoid limitations on paying dividends, repurchasing shares, and paying discretionary bonuses. The new capital conservation buffer requirement was phased in beginning on January 1, 2016, when a buffer greater than 0.625% of risk-weighted assets was required, and has increased each year until fully phased in on January 1, 2019. At December 31, 2018 the Bank’s CET1 capital exceeded the required capital conservation buffer of an amount more than 1.875%.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(16)         Employee Benefit Plans

The Company is participating in a multiple employer defined contribution employee benefit plan covering substantially all employees with six months or more of service.  The Company matches a portion of the employees’ contributions and the plan has a discretionary profit sharing provision.  Total employer contributions were $263,000, $232,000 and $224,000 for the years ended December 31, 2018, 2017 and 2016, respectively.

The Company has an Employee Stock Purchase Plan (“ESPP”).  The ESPP allows employees of the Company to purchase stock quarterly through a payroll deduction at a discount calculated as 15% of the market value with a floor equal to the Company’s book value.  The ESPP, which was approved by stockholders in April 2018, became effective July 1, 2018. Participation in the ESPP is voluntary.  Employees are limited to investing $25,000 or 5% of their annual salary, whichever is lower, during the year.  At December 31, 2018, there were 26 employees participating.

The Company implemented an Incentive Compensation Plan (the "Plan") during the year ended December 31, 2014. Incentive awards are based on the financial and operating performance of the Company as well as other participant specific objectives. The Plan allows employees of the Company to earn up to 7.5 days of their annual salary for successfully completing specific goals established by the participants and their respective supervisors plus an additional 2.5 days of their annual salary if the Company meets an annual predetermined net operating income amount determined by the Board of Directors. The Company also implemented an Incentive Compensation Plan for executive level officers (the "Executive Plan"). Under this plan incentive awards are based on contributions to performance as measured by critical operating and financial ratios, and other participant specific objectives. The Company has to meet the annual predetermined net operating income amount determined by the Board of Directors for any incentive awards to be paid under the Executive Plan. If the Company does not meet the required net income amount, no incentives are paid regardless of the executive's performance on individual objectives or entity wide objectives. In 2016, the Company implemented a Quarterly Branch Incentive Compensation Plan, and all branch employees were moved from the Plan to the Branch Incentive Plan. This plan is for retail branch employees only and pays incentive on a quarterly basis based on specific performance goals established for each branch location. Participation in all three plans is voluntary. During the years ended December 31, 2018 and 2017, the Company incurred expenses of $240,000 and $362,500, respectively, related to these incentive plans.

Certain officers of the Company participate in a supplemental retirement plan.  These benefits are not qualified under the Internal Revenue Code and they are not funded.  During the years ended December 31, 2018, 2017 and 2016, the Company incurred expenses of $396,000, $318,000, and $276,000, respectively, for this plan.

Certain officers and directors of the Company participate in incentive and non-qualified stock option plans. Prior to fiscal 2010, the Company had three stock option plans that together authorized the Company to grant 150,000 options. In 2008, the 2008 Equity Incentive Plan was approved by stockholders and implemented by the Company with the intention of replacing the previous three option plans. No additional options are to be granted under the old plans and forfeitures under the old plans are not added to the new plan as available options, however, all existing options outstanding under these plans remain in effect. The 2008 Equity Incentive Plan provides for the grant of non-qualified and incentive stock options, stock appreciation rights (“SARS”), and restricted stock awards. Under the 2008 Equity Incentive Plan, 50,000 shares of common stock were reserved for the issuance of stock options and SARS in addition to 50,000 shares subject to restricted stock awards. The plan is administered by a committee appointed by the Board of Directors. The committee determines the specific employees, amount and type of any awards granted. Options under all plans are granted at exercise prices not less than the fair value of the Company’s common stock on the date of the grant.  The 2008 Equity Incentive Plan expired during the year ended December 31, 2018. At that date, there were no shares available for issuance under this plan for stock options or SARS compared to 50,000 shares available for issuance under this plan at December 31, 2017.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(16)         Employee Benefit Plans, Continued

The following is a summary of the activity under the Company’s incentive and non-qualified stock option plans for the years ended December 31, 2018, 2017 and 2016:

	Years Ended December 31,
	2018		2017		2016
	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price
Balance, Beginning of Period	4,500	$22.91	21,500	$23.57	29,500	$23.55
Options Granted	—	—	—	—	—	—
Options Exercised	450	22.91	7,500	23.49	—	—
Options Forfeited	4,050	22.91	9,500	23.95	8,000	23.47
Balance, End of Period	—	$—	4,500	$22.91	21,500	$23.57

Options Exercisable	—	$—	4,500	$22.91	18,200	$23.62
Weighted-Average Remaining Life of Exercisable Options	—		0.4 years		1.0 year
Options Available for Grant	—		50,000		50,000

There were no stock options granted by the Company during the years ended December 31, 2018, 2017 and 2016. At December 31, 2018, the Company had no options outstanding.

During the year ended December 31, 2018, no options vested. During the year ended December 31, 2017, 3,300 stock options with a weighted average exercise price of $23.33 vested and during the year ended December 31, 2016, 4,500 options with a weighted average exercise price of $23.57 vested. The aggregate intrinsic value of the stock options outstanding and exercisable was $0 at December 31, 2018, 2017 and 2016. There was no compensation expense related to stock options during the years ended December 31, 2018 and 2017. During the year ended December 31, 2016, total compensation expense related to stock options was $8,000.  As of December 31, 2018, there was no unrecognized compensation cost related to non-vested stock options.

(17)         Bank Owned Life Insurance

BOLI provides key person life insurance on certain officers of the Company. The cash value of the life insurance policies are recorded as a separate line item in the accompanying balance sheets at $21.2 million and $18.8 million at December 31, 2018 and 2017, respectively.  The earnings portion of the insurance policies grows tax deferred and helps offset the cost of the Company’s benefits programs.  The Company recorded earnings of $540,000, $506,000 and $528,000 for the growth in the cash value of life insurance during the years ended December 31, 2018, 2017 and 2016, respectively. In addition to the earnings above, the Company received $654,000 in death benefits during the year ended December 31, 2017. There were no death benefits received during the years ended December 31, 2018 and 2016.

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

Financial instruments where the contract amount represents the Bank's credit risk include commitments under pre-approved but unused lines of credit of $83.7 million and $91.4 million and letters of credit of $1.6 million and $812,000 at December 31, 2018 and 2017, respectively.

These loan and letter of credit commitments are subject to the same credit policies and reviews as loans on the balance sheet.  Collateral, both the amount and nature, is obtained based upon management's assessment of the credit risk.  Since many of the extensions of credit are expected to expire without being drawn, the total commitment amounts do not necessarily represent future cash requirements.  Included in the loan commitments noted above were unused credit card loan commitments of $5.6 million and $5.2 million and undisbursed loans in process of $7.2 million and $6.8 million at December 31, 2018 and 2017, respectively.  The Bank also had no outstanding commitments on mortgage loans approved but not yet closed at December 31, 2018 compared to $1.3 million at December 31, 2017.  These commitments, which are funded subject to certain limitations, extend over varying periods of time with the majority being funded within 45 days.  At December 31, 2018 and 2017, the Bank had outstanding commitments to sell approximately $1.8 million and $3.1 million of loans, respectively, which encompassed the Bank’s held for sale loans.  The Bank also has commitments to sell mortgage loans not yet closed, on a best efforts basis.  Best efforts means the Bank suffers no penalty if they are unable to deliver the loans to the potential buyers.  The fair value of the Bank’s commitment to originate mortgage loans at committed interest rates and to sell such loans to permanent investors is insignificant.

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

	Years Ended December 31,
	2018	2017	2016
Balance, Beginning of Period	$94,292	$141,972	$181,738
New Loans	674	1,078	66,269
Less Loan Payments	(62,005)	(48,758)	(106,035)
Balance, End of Period	$32,961	$94,292	$141,972

Loans to all employees, officers, and directors of the Company, in the aggregate constituted approximately 3.9% and 4.6% of the Company’s total shareholders' equity at December 31, 2018 and 2017, respectively.  Deposits from executive officers and directors of the Company and the Bank and their related interests were approximately $14.9 million at $14.0 million at December 31, 2018 and 2017 and have substantially the same terms, including interest rates, as those prevailing at the time with other non-related depositors.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(19)         Related Party Transactions, Continued

The Company leased office space from a related party during the years ended December 31, 2018, 2017 and 2016. The lease is with a company in which the related party, who is a director of the Company, has an ownership interest.  The Company incurred rent expense of $85,000, $83,000 and $81,000 for the years ended December 31, 2018, 2017 and 2016, respectively, related to this lease.  Management is of the opinion that the transactions with respect to office rent were made on terms that are comparable to those which would be made with unaffiliated persons.

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

(21)    Unvested Restricted Stock Issuance

On February 12 2015, the Company issued 1,473 shares of restricted stock at $17.22 per share to the Company’s Chief Executive Officer (“CEO”). The issuance was in lieu of annual incentive pay for the 2014 Incentive Plan year. Based on restrictions set forth in our agreement with Treasury as part of the Company’s participation in the CDCI program, the CEO was not permitted to receive cash incentive pay. The shares cliff vested at the end of two years in February 2017. All dividends were held in an escrow account until that date. There were no shares of restricted stock issued by the Company during the years ended December 31, 2018 and 2017.

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
Condensed Balance Sheet Data

	December 31,
	2018	2017
Assets:
Cash	$3,619,418	$5,098,959
Investment in Security Federal Statutory Trust	155,000	155,000
Investment in Security Federal Bank	90,359,718	92,407,398
Accounts Receivable and Other Assets	14,492	28,157
Total Assets	$94,148,628	$97,689,514
Liabilities and Shareholders’ Equity:
Accounts Payable and Other Liabilities	$49,995	$48,360
Note Payable	2,362,500	8,500,000
Junior Subordinated Debentures	5,155,000	5,155,000
Senior Convertible Debentures	6,064,000	6,064,000
Shareholders’ Equity	80,517,133	77,922,154
Total Liabilities and Shareholders’ Equity	$94,148,628	$97,689,514

Condensed Statements of Income Data

	Years Ended December 31,
	2018	2017	2016
Income:
Equity in Earnings of Security Federal Bank	$1,523,443	$136,682	$410,959
Dividend Income from Security Federal Bank	6,400,000	6,400,000	6,000,000
Gain on Sale of Investments	—	118,725	—
Miscellaneous Income	21,235	15,807	21,530
Total Income	7,944,678	6,671,214	6,432,489
Expenses:
Interest Expense	916,832	1,057,065	688,750
Other Expenses	11,099	14,349	69,603
Total Expenses	927,931	1,071,414	758,353
Income Before Income Taxes	7,016,747	5,599,800	5,674,136
Income Tax Benefit	(190,474)	(318,540)	(250,520)
Net Income	7,207,221	5,918,340	5,924,656
Preferred Stock Dividends	—	—	(422,889)
Gain on Redemption of Preferred Stock	—	—	660,000
Net Income Available to Common Shareholders	$7,207,221	$5,918,340	$6,161,767

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(22)         Security Federal Corporation Condensed Financial Statements (Parent Company Only), Continued

Condensed Statements of Cash Flow Data

	Years Ended December 31,
	2018	2017	2016
Operating Activities:
Net Income	$7,207,221	$5,918,340	$5,924,656
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Equity in Earnings of Security Federal Bank	(1,523,443)	(136,682)	(410,959)
Deferred Compensation Expense	—	25,358	—
Stock Compensation Expense	—	—	7,912
Increase in Accounts Receivable	13,666	3,117	14,207
Increase (Decrease) in Accounts Payable	1,635	(33,612)	15,841
Net Cash Provided By Operating Activities	5,699,079	5,776,521	5,551,657
Investing Activities:
Proceeds from Sale of Investments	—	95,438	—
Net Cash Provided By Investing Activities	—	95,438	—
Financing Activities:
Redemption of Preferred Stock	—	—	(21,340,000)
Redemption of Convertible Debentures	—	(20,000)	—
Proceeds from Stock Options Exercised	10,310	176,175	—
Employee Stock Plan Purchases	12,196	—	—
Proceeds from Note Payable	—	—	14,000,000
Repayment of Note Payable	(6,137,500)	(4,500,000)	(1,000,000)
Dividends Paid to Shareholders-Preferred Stock	—	—	(422,889)
Dividends Paid to Shareholders-Common Stock	(1,063,626)	(1,060,729)	(942,552)
Net Cash Used in Financing Activities	(7,178,620)	(5,404,554)	(9,705,441)
Net Increase (Decrease) in Cash	(1,479,541)	467,405	(4,153,784)
Cash at Beginning of Period	5,098,959	4,631,554	8,785,338
Cash at End of Period	$3,619,418	$5,098,959	$4,631,554

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

Investment Securities Available for Sale
Investment securities available for sale are recorded at fair value on a recurring basis. At December 31, 2018, the Company’s investment portfolio was comprised of student loan pools, government and agency bonds, mortgage-backed securities issued by government agencies or GSEs, private label CMO mortgage-backed securities, municipal securities, and one equity investment. Fair value measurement is based upon prices obtained from third party pricing services that use independent pricing models which rely on a variety of factors including reported trades, broker/dealer quotes, benchmark yields, economic and industry events and other relevant market information. As such, these securities are classified as Level 2.

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
Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2018, most of the total impaired loans were evaluated based on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. The Company records impaired loans as nonrecurring Level 3. As of December 31, 2018 and 2017, the recorded investment in impaired loans was $9.4 million and $8.4 million, respectively. The average recorded investment in impaired loans was $11.0 million and $10.8 million for the years ended December 31, 2018 and 2017, respectively.

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

Assets measured at fair value on a recurring basis as of December 31, 2018 and 2017 are summarized below.

December 31, 2018	Quoted Market Price in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Student Loan Pools	$—	$12,885,501	$—
SBA Bonds	—	125,446,531	—
Tax Exempt Municipal Bonds	—	61,330,369	—
Taxable Municipal Bonds	—	1,977,885	—
Mortgage-Backed Securities	—	184,460,551	—
Equity Securities	—	155,000	—
Total	$—	$386,255,837	$—

December 31, 2017	Quoted Market Price In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Student Loan Pools	$—	$8,521,785	$—
SBA Bonds	—	124,248,444	—
Tax Exempt Municipal Bonds	—	62,355,567	—
Taxable Municipal Bonds	—	1,997,130	—
Mortgage-Backed Securities	—	187,695,980	—
Equity Securities	—	155,000	—
Total	$—	$384,973,906	$—

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(23)         Carrying Amounts and Fair Value of Financial Instruments, Continued

There were no liabilities measured at fair value on a recurring basis as of December 31, 2018 and 2017.

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. The table below presents assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2018 and 2017, aggregated by the level in the fair value hierarchy within which those measurements fall.

	December 31, 2018
Assets	Level 1	Level 2	Level 3	Total
Mortgage Loans Held For Sale	$—	$1,781,985	$—	$1,781,985
Collateral Dependent Impaired Loans (1)	—	—	8,613,570	8,613,570
Foreclosed Assets	—	—	722,442	722,442
Total	$—	$1,781,985	$9,336,012	$11,117,997

	December 31, 2017
Assets	Level 1	Level 2	Level 3	Total
Mortgage Loans Held For Sale	$—	$3,051,950	$—	$3,051,950
Collateral Dependent Impaired Loans (1)	—	—	8,442,306	8,442,306
Foreclosed Assets	—	—	1,115,671	1,115,671
Total	$—	$3,051,950	$9,557,977	$12,609,927
(1) REPORTED NET OF SPECIFIC RESERVES OF $738,662 AND $0 AT DECEMBER 31, 2018 AND 2017, RESPECTIVELY.

There were no liabilities measured at fair value on a nonrecurring basis as of December 31, 2018 and 2017.

For Level 3 assets and liabilities measured at fair value on a recurring or non-recurring basis, the significant unobservable inputs used in the fair value measurements were as follows as of December 31, 2018 and 2017:

	Valuation	Significant	2018	2017
Level 3 Assets	Technique	Unobservable Inputs	Range	Range
Collateral Dependent Impaired Loans	Appraised Value	Discount Rates/ Discounts to Appraised Values	7% - 97%	0% - 98%
Foreclosed Assets	Appraised Value/Comparable Sales	Discount Rates/ Discounts to Appraised Values	16% - 100%	13% - 100%

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

The following tables summarize the carrying value and estimated fair value of the Company’s financial instruments as of December 31, 2018 and 2017 presented in accordance with the applicable accounting guidance.

	December 31, 2018
	Carrying	Fair Value
(In Thousands)	Amount	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash and Cash Equivalents	$12,706	$12,706	$12,706	$—	$—
Certificates of Deposits with Other Banks	1,200	1,200	—	1,200	—
Investment and Mortgage-Backed Securities	409,894	409,505	—	409,505	—
Loans Receivable, Net	430,054	421,379	—	—	421,379
FHLB Stock	2,204	2,204	2,204	—	—

Financial Liabilities:
Deposits:
Checking, Savings and Money Market Accounts	$529,043	$529,043	$529,043	$—	$—
Certificate Accounts	238,454	236,103	—	236,103	—
Advances From FHLB	34,030	33,771	—	33,771	—
Other Borrowed Money	10,698	10,698	10,698	—	—
Note Payable	2,363	2,363	—	2,363	—
Junior Subordinated Debentures	5,155	5,155	—	5,155	—
Senior Convertible Debentures	6,064	6,064	—	6,064	—

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

At December 31, 2018, the Bank had $85.3 million of off-balance sheet financial commitments. These commitments are to originate loans and unused consumer lines of credit and credit card lines.  Because these obligations are based on current market rates, if funded, the original principal is considered to be a reasonable estimate of fair value.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(24)         Quarterly Financial Data (Unaudited)

Unaudited condensed financial data by quarter for the years ended December 31, 2018 and 2017 is as follows (dollars, except per share data, in thousands):

	Quarter ended
	3/31/2018	6/30/2018	9/30/2018	12/31/2018
Interest Income	$7,774	$8,029	$8,507	$8,763
Interest Expense	1,169	1,286	1,430	1,565
Net Interest Income	6,605	6,743	7,077	7,198
Provision for Loan Losses	—	—	150	775
Net Interest Income After Provision for Loan Losses	6,605	6,743	6,927	6,423
Non-interest Income	2,044	1,744	2,070	1,811
Non-interest Expense	6,519	6,240	6,418	6,413
Income Before Income Tax	2,130	2,247	2,579	1,821
Provision for Income Taxes	400	427	471	271
Net Income	$1,730	$1,820	$2,108	$1,550
Basic Net Income Per Common Share	$0.59	$0.62	$0.71	$0.52
Diluted Net Income Per Common Share	$0.56	$0.59	$0.68	$0.50
Basic Weighted Average Shares Outstanding	2,953,180	2,953,412	2,953,424	2,953,763
Diluted Weighted Average Shares Outstanding	3,257,532	3,257,017	3,256,624	3,256,963

	Quarter ended
	3/31/2017	6/30/2017	9/30/2017	12/31/2017
Interest Income	$7,004	$7,412	$7,752	$7,620
Interest Expense	958	1,017	1,097	1,103
Net Interest Income	6,046	6,395	6,655	6,517
Provision For Loan Losses	—	—	100	200
Net Interest Income After Provision for Loan Losses	6,046	6,395	6,555	6,317
Non-interest Income	1,997	1,433	2,362	1,552
Non-interest Expense	5,829	5,867	6,569	6,038
Income Before Income Tax	2,214	1,961	2,348	1,831
Provision for Income Taxes	585	483	445	316
Write-down of Deferred Tax Asset	—	—	—	606
Net Income	$1,629	$1,478	$1,903	$909
Basic Net Income Per Common Share	$0.55	$0.50	$0.65	$0.31
Diluted Net Income Per Common Share	$0.52	$0.48	$0.61	$0.30
Basic Weighted Average Shares Outstanding	2,944,001	2,945,474	2,945,474	2,947,235
Diluted Weighted Average Shares Outstanding	3,248,201	3,253,559	3,252,436	3,251,598

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(25)     Non-Interest Income
The Company adopted the provisions of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), on January 1, 2018 and all subsequent ASUs that modified Topic 606. Results for reporting periods beginning after December 31, 2017 are presented under Topic 606, while prior period amounts have not been adjusted and continue to be reported in accordance with Topic 605. The following table presents the Company's non-interest income for the years ended December 31, 2018, 2017 and 2016. All of the Company’s revenue from contracts with customers within the scope of ASC 606 is recognized in non-interest income, with the exception of gains on the sale of OREO, which are included in non-interest expense when applicable.

	Year Ended December 31,
	2018	2017	2016
Non-interest income:
Service fees on deposit accounts	$1,060,159	$1,048,345	$1,040,263
Check card fee income	1,284,954	1,138,501	994,806
Trust income	974,000	796,000	688,000
Insurance commissions (1)	682,367	584,020	555,608
Gain on sale of investment securities, net (1)	573,266	494,146	703,748
Gain on sale of loans, net (1)	1,250,530	1,179,837	956,333
BOLI income (1)	540,000	1,160,133	528,000
Grant income (1)	343,078	227,282	265,496
Other non-interest income (1)	960,792	716,019	668,669
Total non-interest income	$7,669,146	$7,344,283	$6,400,923
(1) Not within the scope of ASC 606
The Company recognizes revenue as it is earned and noted no impact to its revenue recognition policies as a result of the adoption of ASU 2014-09. The following is a discussion of key revenues within the scope of the new revenue guidance.
Revenue Recognition
In accordance with Topic 606, revenues are recognized when control of promised goods or services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Topic 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation.
The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Company assesses the goods or services that are promised within each contract and identifies those that contain performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(25)     Non-Interest Income, Continued

Deposit Fees
The Bank earns fees from its deposit customers for account maintenance, transaction-based and overdraft services.  Account maintenance fees consist primarily of account fees and analyzed account fees charged on deposit accounts on a monthly basis.  The performance obligation is satisfied and the fees are recognized on a monthly basis as the service period is completed. Transaction-based fees on deposits accounts are charged to deposit customers for specific services provided to the customer, such as non-sufficient funds fees, overdraft fees, and wire fees. The performance obligation is completed as the transaction occurs and the fees are recognized at the time each specific service is provided to the customer.
Check Card Fee Income
Check card fee income represents fees earned when a debit card issued by the Bank is used.  The Bank earns interchange fees from debit cardholder transactions through the Mastercard payment network.  Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder. The performance obligation is satisfied and the fees are earned when the cost of the transaction is charged to the card.  Certain expenses directly associated with the debit card are recorded on a net basis with the fee income.
Trust Income
Trust income includes monthly advisory fees that are based on assets under management and certain transaction fees that are assessed and earned monthly, concurrently with the investment management services provided to the customer. The Bank does not charge performance based fees for its trust services and does not currently have any institutional clients, hedge funds or mutual funds. Although trust income is included within the scope of ASC 606, based on the fees charged by the Bank, the Company does not anticipate any changes in the accounting for trust income at this time.
Gains/Losses on OREO Sales
Gains/losses on the sale of OREO are included in non-interest expense and are generally recognized when the performance obligation is complete. This is typically at delivery of control over the property to the buyer at the time of each real estate closing.

(26)     Subsequent Events

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

SHAREHOLDERS INFORMATION

ANNUAL MEETING
The annual meeting of shareholders will be held at 11:00 a.m. on Thursday, April 18, 2019 at Newberry Hall, 117 Newberry Street SW, Aiken, South Carolina.

STOCK LISTING
The Company’s stock is traded on the Over-The-Counter-Bulletin Board under the symbol “SFDL.”  The stock began trading on the Bulletin Board in October 2003.

PRICE RANGE OF COMMON STOCK
The table below shows the range of high and low bid prices.  These prices represent actual transactions and do not include retail markups, markdowns or commissions.

	High	Low
Year Ended December 31, 2018
03/31/2018	$32.31	$30.53
06/30/2018	$30.72	$29.96
09/30/2018	$31.81	$29.87
12/31/2018	$31.40	$28.30

Year Ended December 31, 2017
03/31/2017	$29.00	$24.55
06/30/2017	$32.00	$27.25
09/30/2017	$30.00	$28.50
12/31/2017	$31.40	$29.00

As of December 31, 2018, the Company had approximately 277 shareholders of record, not including shares held in street name, and 2,953,896 outstanding shares of common stock.

DIVIDENDS
The first quarterly dividend on the stock was paid to shareholders on March 15, 1991.  Dividends will be paid upon the determination of the Board of Directors that such payment is consistent with the long-term interest of the Company.  The factors affecting this determination include the Company’s current and projected earnings, operating results, financial condition, regulatory restrictions, future growth plans, and other relevant factors. The Company paid $0.08 per share cash dividends each quarter since the first quarter of fiscal 2009 through the last quarter in 2016. Since 2017, the Company has paid $0.09 per share cash dividends each quarter.

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

Shareholders Information

Security Federal Corporation

Annual and Other Reports

The Company is required to file an annual report on Form 10-K for its fiscal year ended December 31, 2018 with the Securities and Exchange Commission. Copies of Form 10-K, Security Federal Corporation's annual report and the Company's quarterly reports may be obtained from and inquiries may be addressed to Mrs. Beverly Nettles of Security Federal Corporation.

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

Elliott Davis, LLC
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

Jessica T. Cummins
CFO
Security Federal Bank
Aiken, SC

2018 Annual Report | 77

Bank Advisory Boards

W. Barry Adams, Retired Banker
Bank Advisory Board Coordinator
Aiken, SC

SOUTH CAROLINA BOARDS

Midland Valley

Charles A. Hilton
Retired General Manager
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
Columbia, SC

Rev. Rickie Glenn
Pastor
Mt. Zion Missionary Baptist Church of Cayce
Cayce, SC

Ridge Spring

Patsy Asbill
Mayor
Town of Ridge Spring
Ridge Spring, SC

R. Clark DuBose
Retired Farmer and Retired Bank Financial Advisor
Ridge Spring, SC

Sarah P. Johnson
Retired
Riegel Textile/Mount Vernon Mills
Ridge Spring, SC

Janet F. Rodgers
President/Owner
Gene Ray Fulmer Construction Co. Inc.
Ridge Spring, SC

L. David Sawyer, Jr.
Partner
Moore Taylor Law Firm
Saluda, SC

Jerrold J. Watson
Retired Executive
Ridge Spring, SC

Rev. Preston H. Winkler
Retired Administrator/ Community Diversity Advocate
Associate Minister
Jerusalem Baptist Church
Ridge Spring, SC

North Augusta

Rev. G.L. Brightharp
Owner
G.L. Brightharp & Sons Mortuary
North Augusta, SC

William M. Hixon
Owner
Hixon Realty
North Augusta, SC

Thomas L. Moore
Owner
TL Moore Consulting, LLC
North Augusta, SC

John P. Potter
Retired Director of Finance
City of North Augusta
North Augusta, SC

Wagener

M. Judson Busbee
Retired Business Owner
Wagener, SC

Dr. Michael L. Miller
Mayor
Town of Wagener
Wagener, SC

Richard H. Sumpter
Retired Educator
Wagener, SC

N. Robert Salley
Mayor
Town of Salley
Salley, SC

GEORGIA BOARDS

Augusta/ Richmond County

Robert C. Hagler
Partner
Fulcher Hagler LLP
Augusta, GA

Elaine B. Mathews
Executive Director
Augusta/CSRA Habitat for Humanity, Inc.
Augusta, GA

Dr. Gregory M. Fuller
Pastor
Macedonia Baptist Church
Augusta, GA

Hawthorne E. Welcher, Jr.
Director
Augusta-Richmond County Housing and Community Development
Augusta, GA

Columbia County

Kuan S. Kuo
President
Kuo Enterprises
Augusta, GA

JoAnn J. Herbert
Vice President
Herbert Homes, Inc.
Evans, GA

Dr. Wesley Broome
CEO
Broome Family Eye Care
Evans, GA

Rev. Robert L. Ramsey
Pastor
Gospel Water Branch Baptist Church
Evans, GA

George W. James
Retired
Kellogg Company
Grovetown, GA

78 | www.securityfederalbank.com

Management Team

Timothy W. Simmons
Chairman of Security Federal Corporation

J. Chris Verenes
Chairman & CEO, Security Federal Bank

G.L. Toole, III
Vice Chairman, Security Federal Corporation & Security Federal Bank

Robert E. Alexander
Corporate Secretary

Roy G. Lindburg
President, Security Federal Corporation

Richard T. Harmon
President, Security Federal Bank

Jessica T. Cummins
CFO

Margaret A. Hurt
Controller

Terry L. Gilman
President - Premium Finance

Andrea P. Haltiwanger
President - Insurance

Audrey T. Varn
President - Trust and Investment

Anthony J. Ateca
EVP - Chief Administrative Officer

Richard T. Crawford, Jr.
EVP - Financial Services

Gabriele C. Dukes
EVP - Financial Counseling

John L. Girardeau
EVP - Mortgage Lending

William S. Hagler
SVP - Midlands Market President

Alicia N. Heath
SVP - Human Resources

G. David Jennings
SVP - Premium Finance Operations

Lesley M. Lampert
SVP - Chief Compliance Officer

Paul T. Rideout
SVP - Chief Lending Officer

Virginia G. Smith
SVP - Director of Mortgage Originations

Kathi J. Snipes
SVP - CDFI Coordinator/CRA Officer

Phillip R. Wahl, II
SVP - Augusta Market President

Shane M. Bagby
VP - Financial Services Officer

Casey T. Bannister
VP - Finance

Eric B. Boetsch
VP - Deputy Operations Officer

Terrie A. Bolon
VP - Credit Administration

Gina K. Booth
VP - Deposit Administration Manager

Joshua J. Booth
VP - Financial Services Officer

Bennett P. R. Bowers
VP - Financial Services Officer

Dorothy E. Brandon
VP - Financial Services Officer

Rebecca A. Carson
VP - Premium Finance Business Development & Accounting Consultant

Tammy L. Chavous
VP - Mortgage Loan Production Manager

Mary P. Ciesielski
VP - Financial Services Officer

Michael V. Duckworth
VP - Financial Services Officer

J. Patrick Gardenhire
VP - Facilities/Operations Manager

James M. Geddes
VP - Financial Services Officer

Jordan O. Goetzman
VP - Financial Services Officer

Marilyn C. Jordan
VP - Special Assets Manager

John L. Kennedy, III
VP - Real Estate Analyst

Timothy V. Key
VP - Mortgage Loan Originator

Dena L. Knight
VP - Premium Finance Business Development & Accounts Manager

Karl G. Lutterloh
VP - Trust and Investment Officer

Tracy M. Medlin
VP - Mortgage Loan Underwriter

Patricia B. Moseley
VP - Loan Servicing Manager

Beverly S. Nettles
VP - Assistant Corporate Secretary

Todd C. Stanford
VP - Financial Services Officer

Bonnie A. Swearingen
VP - BSA/AML/OFAC Officer

Sharon M. Swift
VP - Internal Audit Manager

Helen S. Vickery
VP - Financial Services Officer

Gary E. Wertz
VP - Branch Administration Manager

Thomas H. Wessel
VP - IT Manager

L. Gaye Wright
VP - Item Processing/ Electronic Banking

2018 Annual Report | 79

Branch Locations

Whiskey Road
Aiken, South Carolina
1705 Whiskey Road
Dana S. Hall—AVP/Manager

North Augusta, South Carolina
315 E. Martintown Road
Samantha A. Hartley—Manager

Laurens Street
Aiken, South Carolina
100 Laurens Street
Carlene K. Clark—AVP/Manager

Richland Avenue
Aiken, South Carolina
1665 Richland Avenue
Melissa L. Clark—Manager

South Side
Aiken, South Carolina
2587 Whiskey Road
S. Kevin Price—AVP/Manager

Graniteville, South Carolina
50 Canal Street
Pamela F. Barwick—Manager

Langley, South Carolina
2812 Augusta Road
Sherry M. Munns—Manager

Clearwater, South Carolina
4568 Jefferson Davis Highway
Tina R. Drawdy—Manager

Wagener, South Carolina
118 Main Street
D. Scott Tindal—AVP/Manager

Ridge Spring, South Carolina
636 East Main Street
Amanda Dominick—Manager

West Columbia, South Carolina
1185 Sunset Boulevard
Judith R. Powers—AVP/Manager

Lexington, South Carolina
5446 Sunset Boulevard
Jeff A. Branum—AVP/Manager

Assembly Street
Columbia, South Carolina
1900 Assembly Street
Renee W. Edwards—AVP/Manager

Ballentine, South Carolina
1790 Dutch Fork Road, Irmo, SC
Christina B. Chappell—Assistant Manager

Evans, Georgia
7004 Evans Town Center Boulevard
Lisa M. Ellis—Manager

Riverwood
Evans, Georgia
5133 Washington Road
Freda F. Baker—AVP/Manager

Walton Way
Augusta, Georgia
1607 Walton Way
Collette G. D'Antignac—Manager

Broad Street- Coming in 2020
Augusta, Georgia
1109 Broad Street

80 | www.securityfederalbank.com

Growing Beside You

Walton Way Location
Coming Summer 2019!

WALTON WAY
1607 Walton Way
Augusta, Georgia

Security
Federal
Bank
1607

2018 Annual Report | 81

Meet Our Augusta Team

Phil Wahl
SVP/Augusta Market President
1 Tenth Street, Suite 700
Augusta, Georgia
706-650-6790
pwahl@securityfederalbank.com

Phil Wahl is a 33-year veteran banker in Augusta, GA. He is a 1987 graduate of Augusta University's Hull College of Business and has served in a number of management capacities during his banking career in the Augusta Area, including Branch Manager, Private Banking Manager, Consumer Banking Manager, Business Banking Manager, and Market President.

Phil is very active in local civic affairs. He is currently Chairman of the Board of the Augusta Convention & Visitors Bureau, past Chairman of the Augusta University Foundation Board of Trustees and serves on the Hull College of Business Board of Advisors. He also serves on the Georgia Health Sciences Foundation Board of Trustees. He was appointed by the Georgia Board of Regents to the ASU-MCG Consolidation Workgroup Committee and to the GRU Presidential Search Committee. Phil served as 2010 Chairman of the Augusta Metro Chamber of Commerce and was past Chairman of the Augusta CVB 2008/2009. He currently serves as Chairman of the CSRA Citizens Review Panel for the Transportation Investment Act of 2010. He is a member of the Rotary Club of Augusta; and the AU Chapters of the Honor Societies of Phi Kappa Phi, and Beta Gamma Sigma.

He previously served on the boards of Augusta Tomorrow, The Morris Museum of Art, the University Healthcare Foundation, the American Red Cross, Richmond-Burke Co. Workforce Investment Board and Augusta-Richmond Co. Community Partnership for Children and Families, Inc. He is a 2001 graduate of Leadership Augusta and served as Chairman of the Leadership Augusta Class of 2004. He is past Chairman of the Augusta Downtown Development Authority 2004-2005, past Chairman of Junior Achievement of the CSRA, Inc. 1998-2000, and past President of the Augusta University Alumni Association 1996-1998.

Phil enjoys golf, photography and kayaking and is married to Catherine Ruth Wade of Augusta. Phil and Catherine have two children, Olivia and India.

Bennett Bowers
VP/Financial Services Officer
1 Tenth Street, Suite 700
Augusta, Georgia
706-650-6796
bbowers@securityfederalbank.com

Bennett Bowers has 20 years of Financial Service experience in the Augusta Area. He is a graduate of Aquinas High School in Augusta, GA and Spring Hill College in Mobile, Alabama.

Bennett is active in the local community. He is currently a member of the Salvation Army of Augusta Advisory Board and a member of the American Heart Association Heart Walk Executive Team. In addition, he is a former Historic Augusta Board of Trustee and past chair of the Salvation Army Advisory Board. Bennett is a member of Reid Memorial Presbyterian Church, where he served as an elder from 2016 to 2018.

Bennett is married to Amy Bowers and he has two daughters Ava (13) and Ramsey (5).

82 | www.securityfederalbank.com

Andy Passmore

Mortgage Loan Originator
1 Tenth Street, Suite 700
Augusta, Georgia
706-421-4700
andy@securityfederalbank.com

Andy Passmore is a lifelong resident of the Augusta Area and is very passionate about helping local families. His mortgage experience is extensive and covers all areas of Mortgage Banking. He has served in many capacities in the mortgage industry including wholesale lending to banks all over the state of GA, owning his own brokerage and providing mortgages to local families through local and national lenders.

Andy is very active in his community where he has previously served as an Ambassador for the Aiken Chamber of Commerce, Ambassador for the Columbia County Chamber of Commerce and is a Director Consultant for the local BNI chapters. Andy is also a member of Warren Baptist Church where he currently serves as a deacon.

Andy graduated from the Academy of Richmond County and served our nation in the US Army. During his time in the military he participated in Operation Nimrod Dancer, Operation Just Cause and helped protect the streets of Los Angeles, CA during the Rodney King riots.

Andy is the Founder and President of the Drew Passmore Battlewon Foundation, Inc which exists to support area High School students with resources needed for education, athletics and service opportunities through their local schools, youth camps or mission trips.

He is married to Angela Campbell Passmore (23 Years) , who has worked at Augusta Christian Schools over the last several years. Andy has 3 children, Amber (27), Drew (17 In Heaven), Campbell (17) and 2 grandchildren Kaytie (7) and James (5).

Collette D'Antignac

Branch Manager
1607 Walton Way
Opening Summer of 2019
Augusta, Georgia
cdantignac@securityfederalbank.com

Collette D'Antignac is the Branch Manager of Security Federal Bank's newest branch location on Walton Way in Augusta, Georgia. She brings with her 14 years of demonstrated experience in the retail banking industry in Augusta, GA. She is a 2014 graduate of University of Phoenix with a Bachelor of Science in Business Management.

Collette is skilled in Customer Service, Management, Strategic Planning, and Team Building. She is a member of Macedonia Church of Augusta where she serves as Co-Chair of and teacher in the Marriage Ministry. Collette is an active member of the Augusta Metro Chamber of Commerce, she participates in and supports the American Heart Association Heart Walk as well as the Breast Cancer Walk.

Collette enjoys spending time with her family and friends, traveling and shopping. She has been married to Virgil D'Antignac of Augusta for 20 years.

2018 Annual Report | 83

Security Federal Corporation

238 RICHLAND AVENUE, NW | AIKEN, SOUTH CAROLINA

Member FDIC
NMLS #456430
EQUAL HOUSING LENDER