Form 10-K, Exhibit 13
period 2019-12-31
SECURITY FEDERAL CORP
filed 2020-03-20
CIK 818677

Exhibit 13

Annual Report to Stockholders

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Security Federal Corporation

Annual Report

DECEMBER 31, 2019

HELPING PEOPLE
Changing Lives

FULL SERVICE COMMUNITY BANK SINCE 1922

Security Federal Corporation Announces Increase in Fourth Quarter and Annual Earnings

Dear Fellow Shareholders,

Security Federal Corporation, the holding company for Security Federal Bank, is pleased to announce earnings results for the quarter and year ended December 31, 2019.

Net income for the fourth quarter was $1.6 million, or $0.52 per diluted share, compared to $1.5 million, or $0.50 per diluted share, for the fourth quarter of 2018. For the year ended December 31, 2019, net income was $7.8 million, or $2.50 per diluted share, compared to $7.2 million, or $2.32 per diluted share, in 2018. The $587,000 or 8.1% increase in earnings was primarily the result of increases in net interest income and non-interest income combined with a decrease in the provision for loan losses during 2019.

Fourth Quarter Financial Highlights

- Net income of $1.6 million, an increase of $52,000 or 3.4%
- Average interest earning assets grew $63.8 million to $909 million at December 31, 2019
- Total interest income increased $371,000, or 4.2%, to $9.1 million
- Total non-interest income increased $189,000 or 10.4% to $2.0 million

Annual Comparative Financial Highlights

- Net income of $7.8 million was highest annual earnings in Company history
- Net interest income increased $1.0 million, or 3.6%, to $28.6 million
- Interest income increased $3.9 million, or 11.7%, to $36.9 million, while interest expense increased $2.9 million, or 52.5%, to $8.3 million
- Increased quarterly dividend payment to $0.10 per share
- The Bank opened its 17th full service branch, located in Augusta, Georgia

Year to date non-interest income increased $1.4 million, or 18.6%, to $9.1 million for the year ended December 31, 2019, primarily due to an increase in gain on sale of investment securities and loans. Non-interest expense increased $2.3 million, or 8.9%, to $27.9 million during 2019. The most significant increases were in salaries and employee benefits expense, depreciation and maintenance of equipment, and the cost of operation of OREO.

Credit Quality Highlights

- Provision for loan losses was $200,000 during the fourth quarter of 2019 compared to $775,000 for the same quarter last year
- Non-performing assets improved to $4.1 million at December 31, 2019, from $7.8 million at December 31, 2018
- Allowance for loan losses as a percentage of gross loans was 2.0% at December 31, 2019, compared to 2.1% at December 31, 2018

Balance Sheet Highlights and Capital Management

- Total assets of $963 million at December 31, 2019, an annual increase of $51 million, or 5.5%
- Investment securities increased $24 million, or 5.9%, to $434 million at December 31, 2019
- Net loans receivable increased $23 million, or 5.3%, to $453 million at December 31, 2019; most significant increase in commercial real estate loans
- Total deposits increased $4 million to $771 million at December 31, 2019
- Book value per share increased to $31.03 at December 31, 2019, from $27.25 at the end of 2018

Security Federal now has 17 full service branches located in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Ridge Spring, Wagener and West Columbia, South Carolina and Augusta and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank's wholly owned subsidiary, Security Federal Insurance, Inc.

Timothy W. Simmons
CHAIRMAN

Roy G. Lindburg
PRESIDENT

2 | www.securityfederalbank.com

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

HELPING PEOPLE *Changing Lives*

We are pleased to report continued positive financial results as we conclude the second decade of the 2000's. Annual earnings grew to the highest level in Company history and the bank opened its 17th full service branch, located in Augusta, Georgia. We continue to be well-capitalized and well-positioned to serve our customers and our communities, today and into the future.

As we approach our 100th anniversary in 2022, we realize that Security Federal is now the only locally headquartered community bank in several of our markets. This unique position requires us to deliver unmatched local service to our customers and expedited local decisions on loans. Several of our most formidable competitors were local community banks that have now been acquired by larger non-local banks, not just once, but twice. We have found that there is a very strong demand for our relationship focused community banking model in all of our markets, especially in those that have lost their local banks and bankers, and have seen large national banks closing multiple local branches.

We continue to promote within and make strategic hires of seasoned local bankers for our branches and commercial team which has paid off in increased loan and deposit production. We are consistently fine tuning our delivery of exceptional customer experiences and have realigned our consumer and small business lending teams to optimize efficiencies and productivity, which provide enhanced customer service and increased satisfaction. We now have experienced small business bankers assigned to each of our branches. They work closely with our branch managers and consumer bankers to identify and develop long-term relationships with small business owners in proximity to each branch.

In October, we opened a state- of- the- art full service branch on Walton Way in the heart of Augusta, Georgia's University and Medical District. This office houses a retail branch with a seasoned Branch Manager; two Universal Bankers who are cross-trained on two high-tech teller "cash recycler" machines and can assist customers with opening new accounts; and a Small Business Banker. The branch includes a café style lobby, two drive-thru lanes and a high-tech drive up ATM. Walton Way is also home to a Financial Services Officer who specializes in commercial relationships; two Mortgage Lending Officers; a Commercial Insurance Specialist; a Financial Counselor; and the Training Department.

Our specialty departments: Mortgage Lending, Insurance, and Trust provide services that are vital to enhancing and deepening relationships with our consumer, small business and commercial customers. These departments work closely with our bankers to identify and deliver solutions to customer needs in a one-stop-shop environment. The growth of non-interest income provides an important hedge against declines in interest income and these departments are critical to our continued success.

One other important specialty department is Financial Counseling. Financial Counseling is an integral part of what makes Security Federal Bank unique as a local bank and a Community Development Financial Institution (CDFI) – one of only 96 commercial banks in the U.S. designated as CDFI by the U.S. Treasury Department. For over 20 years, we have partnered with numerous local agencies providing financial counseling to individuals that have experienced a financial misstep or have never been in a position to establish good credit. We work with these individuals to set financial goals, create a realistic budget, restore or improve their credit standing and help them to accomplish their goal of buying a car or owning their first home. At Security Federal, we believe in "Helping People....Changing Lives".

Each of our 250 employees share the vision that our success is not based solely on achieving record earnings, but it is about helping others and changing their lives for the better along the way.

J. Chris Verenes
CHAIRMAN & CEO
SECURITY FEDERAL BANK

Philip R. Wahl, II
PRESIDENT
SECURITY FEDERAL BANK

2019 ANNUAL REPORT CONTENTS

2	Letter to Shareholders
3	Helping People, Changing Lives
4	Financial Highlights
7	Selected Consolidated Financial & Other Data
9	Management's Discussion & Analysis of Financial Condition & Results of Operations
29	Report of Elliott Davis , LLC
30	Consolidated Balance Sheets
31	Consolidated Statements of Income
32	Consolidated Statements of Comprehensive Income
33	Consolidated Statements of Shareholders' Equity
34	Consolidated Statements of Cash Flows
36	Notes to Consolidated Financial Statements
71	Shareholders Information Board of Directors
72	Bank Advisory Board
73	Management Team
74	Branch Locations
75	New Walton Way Location

Security Federal Corporation

2019 Annual Report | 3

Financial Highlights

	FOR THE YEARS ENDED DECEMBER 31,	
	2019	**2018**
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$7,794,000	$7,207,000
EARNINGS PER COMMON SHARE—BASIC	2.64	2.44
TOTAL BOOK VALUE PER COMMON SHARE	31.01	27.26
TOTAL INTEREST INCOME	36,934,000	33,072,000
TOTAL INTEREST EXPENSE	8,311,000	5,449,000
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	28,623,000	27,623,000
PROVISION FOR LOAN LOSSES	375,000	925,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	28,248,000	26,698,000
SPREAD	3.10%	3.27%
NET INTEREST MARGIN	3.26%	3.38%
TOTAL LOANS ORIGINATED AND RENEWED	369,032,000	294,773,000
ADJUSTABLE RATE LOANS AS A PERCENT OF TOTAL GROSS LOANS	35.2%	31.1%

4 | www.securityfederalbank.com

For graphs related to earnings, all periods presented are twelve month periods ending as of the dates indicated.

Net Income Available to Common Shareholders

(IN THOUSANDS)

$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$5,676
$6,162
$5,918
$7,207
$7,794
DEC. '15
DEC. '16
DEC. '17
DEC. '18
DEC. '19

Total Assets

(IN MILLIONS)

$1,000
$800
$600
$400
$200
$0
$799
$813
$869
$913
$963
DEC. '15
DEC. '16
DEC. '17
DEC. '18
DEC. '19

Return on Common Equity

10%
8%
6%
4%
2%
0%
8.46%
8.45%
7.87%
9.30%
8.90%
DEC. '15
DEC. '16
DEC. '17
DEC. '18
DEC. '19

Allowances for Loan Losses

3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
2.46%
2.30%
2.08%
2.10%
2.01%
DEC. '15
DEC. '16
DEC. '17
DEC. '18
DEC. '19

2019 Annual Report | 5

Financial Highlights

For graphs related to earnings, all periods presented are twelve month periods ending as of the dates indicated.

Book Value Per Common Share

$30
$25
$20
$15
$10
$5
$0
$23.41
$24.14
$26.39
$27.26
$31.01
DEC. '15
DEC. '16
DEC. '17
DEC. '18
DEC. '19

Earnings Per Common Share – Basic

$2.50
$2.25
$2.00
$1.75
$1.50
$1.25
$1.00
$.75
$.50
$.25
$0
$1.93
$2.09
$2.01
$2.44
$2.64
DEC. '15
DEC. '16
DEC. '17
DEC. '18
DEC. '19

Security Federal Corporation Stock Prices

$35
$30
$25
$20
$15
$10
$5
$0
$15
$18
$20
$21.67
$20.26
$21
$23
$24.25
$24.75
$23
$15.50
$9.86
$10.92
$9
$8.10
$11.75
$17.50
$21.25
$35
$31.30
$28.30
$35
MARCH '99
MARCH '00
MARCH '01
MARCH '02
MARCH '03
MARCH '04
MARCH '05
MARCH '06
MARCH '07
MARCH '08
MARCH '09
MARCH '10
MARCH '11
MARCH '12
DEC. '12
DEC. '13
DEC. '14
DEC. '15
DEC. '16
DEC. '17
DEC. '18
DEC. '19

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

	Years Ended December 31,
	2019	2018	2017	2016	2015
Balance Sheet Data at End of Period	(Dollars in Thousands, Except Per Share Data)
Total Assets	$963,228	$912,614	$868,813	$812,682	$799,728
Cash and Cash Equivalents	12,536	12,706	10,320	9,375	8,382
Certificates of Deposit with Other Banks	950	1,200	1,950	2,445	3,445
Investment and Mortgage-Backed Securities	433,892	409,894	412,055	387,643	405,387
Total Loans Receivable, Net (1)	452,859	430,054	390,493	359,723	330,573
Deposits	771,407	767,497	702,107	654,103	652,097
Total Shareholders' Equity	91,758	80,518	77,923	71,112	90,967
Income Data
Total Interest Income	$36,934	$33,072	$29,787	$28,388	$27,906
Total Interest Expense	8,311	5,449	4,175	3,516	4,199
Net Interest Income	28,623	27,623	25,612	24,872	23,707
Provision For Loan Losses	375	925	300	500	—
Net Interest Income After Provision For Loan Losses	28,248	26,698	25,312	24,372	23,707
Non-Interest Income	9,097	7,669	7,344	6,401	7,007
Non-Interest Expense	27,871	25,590	24,302	22,928	22,531
Income Taxes (2)	1,680	1,570	2,435	1,920	2,067
Net Income	7,794	7,207	5,919	5,925	6,116
Preferred Stock Dividends	—	—	—	(423)	(440)
Gain on Redemption of Preferred Stock	—	—	—	660	—
Net Income Available To Common Shareholders	$7,794	$7,207	$5,919	$6,162	$5,676
Per Common Share Data
Net Income Per Common Share (Basic)	$2.64	$2.44	$2.01	$2.09	$1.93
Cash Dividends	$0.40	$0.36	$0.36	$0.32	$0.32

(1)    INCLUDES LOANS HELD FOR SALE

(2)
FOR THE YEAR ENDED DECEMBER 31, 2017, INCLUDES $606,000 FOR THE DEFERRED TAX ASSET WRITEDOWN DUE TO THE COMPREHENSIVE TAX LEGISLATION ENACTED ON DECEMBER 22, 2017, COMMONLY REFERRED TO AS THE TAX CUTS AND JOBS ACT (THE "TAX ACT").

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial and Other Data

	Years Ended December 31,
	2019	2018	2017	2016	2015
Other Data
Interest Rate Spread Information:
Average During Period	3.10%	3.27%	3.27%	3.33%	3.15%
End of Period	2.86%	3.33%	3.19%	3.18%	3.15%
Net Interest Margin (Net Interest Income / Average Earning Assets)	3.26%	3.38%	3.34%	3.40%	3.23%
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	116.83%	116.01%	113.80%	115.08%	114.60%
Common Equity to Total Assets	9.53%	8.82%	8.97%	8.75%	8.62%
Non-Performing Assets to Total Assets (3)	0.43%	0.85%	0.79%	1.01%	1.42%
Return on Assets	0.80%	0.81%	0.69%	0.74%	0.69%
Return on Common Equity	8.90%	9.30%	7.87%	8.45%	8.46%
Average Common Equity to Average Assets Ratio	9.05%	8.69%	8.77%	8.82%	8.17%
Dividend Payout Ratio on Common Shares(4)	14.41%	14.76%	17.92%	15.16%	16.61%
Number of Full-Service Offices	17	16	15	14	14

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
The Bank also has three wholly owned subsidiaries: Security Federal Insurance Inc. (“SFINS”), Security Federal Investments, Inc. ("SFINV"), and Security Financial Services Corporation (“SFSC”).  SFINS is an insurance agency offering auto, business, health, and home insurance. SFINS has a wholly owned subsidiary, Collier Jennings Financial Corporation (“Collier Jennings”), which has three wholly owned subsidiaries: Security Federal Auto Insurance, The Auto Insurance Store Inc., and Security Federal Premium Pay Plans Inc.  Security Federal Premium Pay Plans Inc. has one wholly owned premium finance subsidiary and also has an ownership interest in four other premium finance subsidiaries. SFINV was formed to hold investment securities and allow for better management of the securities portfolio. SFSC is currently inactive.
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

•
changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board ("FASB"), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; and

•
other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services, including the potential effects of coronavirus on international trade (including supply chains and export levels),

•	and the other risks described elsewhere in this document.

Some of these and other factors are discussed in our Annual Report on Form 10-K for the year ended December 31, 2019 under Item 1A, “Risk Factors.” Such developments could have an adverse impact on our financial position and our results of operations.

Any of the forward-looking statements that we make may turn out to be inaccurate as a result of our beliefs and assumptions we make in connection with the factors set forth above or because of other unidentified and unpredictable factors. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements and you should not rely on such statements. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof. These risks could cause our actual results for 2020 and beyond to differ materially from those expressed in any forward-looking statements by or on behalf of us, and could negatively affect the Company’s consolidated financial condition and consolidated results of operations, liquidity and stock price performance.

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
The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments, estimates and assumptions used in preparation of the Consolidated Financial Statements.  The impact of an unexpected large loss could deplete the allowance and potentially require increased provisions to replenish the allowance, which would negatively affect earnings. The Company provides for loan losses using the allowance method.  Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to the allowance for loan losses.  Additions to the allowance for loan losses are provided by charges to operations based on various factors, which, in management’s judgment, deserve current recognition in estimating possible losses.  Such factors considered by management include the fair value of the underlying collateral, stated guarantees by the borrower (if applicable), the borrower’s ability to repay from other economic resources, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to the outstanding loans, loss experience, delinquency trends, and general economic conditions. Management evaluates the carrying value of the loan portfolio monthly and adjusts the allowance accordingly. While management uses the best information available to make evaluations, future adjustments may be necessary if economic conditions differ substantially from the assumptions used in making these evaluations.  The allowance for loan losses is subject to periodic evaluations by bank regulatory agencies that may require adjustments to the allowance based upon the information that is available at the time of their examination. For a further discussion of the Company’s estimation process and methodology related to the allowance for loan losses, see the discussion under the section entitled “Financial Condition” and “Comparison of the Years Ended December 31, 2019 and 2018-Provision for Loan Losses” included herein.
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
NII Simulation- The Bank’s primary focus is on NII simulation. Using NII simulation, the Bank measures earnings exposure over both a twelve and twenty-four month period under multiple instantaneous rate shock scenarios. The Bank’s policy provides the maximum acceptable negative impact on net interest income and return on assets over each time horizon associated with each respective change in interest rates. Our ALCO monitors compliance with these policy limits and reports them to the Board of Directors quarterly.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The following table indicates the NII simulation scenarios modeled and the applicable policy parameters.

Change in Market Rates	Maximum Allowable Change in NII Over		Maximum Allowable Change in ROA Over
(in Basis Points)	12 Months	24 Months	12 Months	24 Months
400	(20)%	(20)%	(40)%	(40)%
300	(15)%	(15)%	(30)%	(30)%
200	(10)%	(10)%	(20)%	(20)%
100	(7.5)%	(7.5)%	(10)%	(10)%
—	—%	—%	—%	—%
(100)	(7.5)%	(7.5)%	(10)%	(10)%
(200)	(10)%	(10)%	(20)%	(20)%
(300)	(15)%	(15)%	(30)%	(30)%
(400)	(20)%	(20)%	(40)%	(40)%
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
The following table indicates the EVE simulation scenarios modeled and the applicable policy parameters.

Change in Market Rates (In Basis Points)	Maximum Change in Economic Value of Equity
400	(40)%
300	(30)%
200	(20)%
100	(10)%
—	—%
(100)	(10)%
(200)	(20)%
(300)	(30)%
(400)	(40)%
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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition - Assets

Total assets increased $50.6 million or 5.5% to $963.2 million at December 31, 2019 from $912.6 million at December 31, 2018.  This increase was primarily due to increases in investments mortgage-backed securities and net loans receivable.

Cash and cash equivalents decreased $170,000 or 1.3% to $12.5 million at December 31, 2019 compared to $12.7 million at December 31, 2018.  Total investments and mortgage-backed securities increased $24.2 million or 5.9% to $433.9 million at December 31, 2019 from $409.7 million at December 31, 2018 as a result of purchases of investment and mortgage-backed securities exceeding maturities, principal paydowns, and securities sold during the year. The Bank purchased 89 investment and mortgage-backed securities for a total purchase price of $190.8 million during the year ended December 31, 2019 compared to purchases of 68 investment and mortgage-backed securities for a total purchase price of $114.6 million during the prior year.

Total net loans receivable increased $22.8 million or 5.3% to $452.9 million at December 31, 2019 from $430.1 million at December 31, 2018 primarily as a result of increases in commercial real estate and residential real estate loans. Commercial real estate loans held for investment increased $27.6 million or 10.0% to $303.6 million at December 31, 2019 from $276.0 million at December 31, 2018. Residential real estate loans held for investment increased $2.4 million or 2.9% to $86.4 million at December 31, 2019 from $84.0 million at December 31, 2018.  During the year ended December 31, 2019, the Bank originated $25.6 million in adjustable rate residential real estate loans (“ARMs”) for investment purposes. Loans held for sale, comprised of fixed rate residential loans, increased $2.2 million or 123.9% to $4.0 million at December 31, 2019 from $1.8 million at December 31, 2018.

At December 31, 2019, the Bank’s residential real estate loans held for investment included $15.3 million in longer term fixed rate residential mortgage loans. Typically, long term, newly originated fixed rate residential real estate loans are not retained in the portfolio but are sold immediately in contrast to ARMs, which are typically retained in the portfolio. The Bank sells all its fixed rate residential loans on a service-released basis. Fixed rate residential loans sold to institutional investors, on a service-released basis totaled $61.9 million during the year ended December 31, 2019, $44.1 million during the year ended December 31, 2018 and $40.8 million during the year ended December 31, 2017.  At December 31, 2019, the Bank held $71.1 million or 78.7% of its residential real estate loans held for investment in ARMs and $19.3 million, or 21.3%, in fixed rate residential loans. The Bank's remaining loan portfolio included $95.0 million of adjustable rate and $287.1 million of fixed rate consumer, commercial business and commercial real estate loans, or 20.1% and 60.8% of total loans, respectively, at December 31, 2019.

During the year ended December 31, 2019, the Bank originated $280.6 million in new and renewed consumer and commercial loans.  The Bank's portfolio of consumer and commercial loans was $382.1 million at December 31, 2019, $361.0 million at December 31, 2018, and $321.4 million at December 31, 2017.  Consumer loans decreased $577,000 or 1.0% to $56.3 million at December 31, 2019 from $56.9 million at December 31, 2018. Commercial business loans decreased $5.9 million or 20.8% to $22.2 million at December 31, 2019 from $28.1 million at December 31, 2018 while commercial real estate loans increased $27.6 million or 10.0% to $303.6 million at December 31, 2019 from $276.0 million at December 31, 2018. Consumer and commercial loans combined were 80.9%, 80.8% and 79.2% of total loans at December 31, 2019, 2018 and 2017, respectively.

Premises and equipment increased $3.0 million or 12.6% to $27.2 million at December 31, 2019 compared to $24.2 million at December 31, 2018. The increase is primarily due to additional capitalized costs related to our two newest branches in the metro Augusta, Georgia area, one of which opened in September 2019 and the second branch is scheduled to open in 2021.

Other assets decreased $1.9 million or 33.8% to $3.7 million at December 31, 2019 compared to $5.6 million at December 31, 2018 primarily due to a $1.4 million decrease in net deferred tax assets. Other comprehensive income representing the net unrealized gain on investment securities available for sale increased $4.5 million during the year ended December 31, 2019 due to a decrease in longer term market rates. The majority of the decrease in net deferred tax assets represents the tax impact of this change.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition - Non-Performing Assets

The Company’s non-performing assets, which consist of non-accrual loans and OREO, decreased $3.7 million or 47.1% to $4.1 million at December 31, 2019 from $7.8 million at December 31, 2018. Non-performing assets represented 0.4% and 0.9% of total assets at December 31, 2019 and 2018, respectively. The following table summarizes our non-performing assets for those periods.

	At December 31, 2019		At December 31, 2018		$	%
	Amount	Percent (1)	Amount	Percent (1)	Change	Change
Loans 90 Days or More Past Due or Non-Accrual Loans:
Residential Real Estate	$1,520,485	0.3%	$2,084,870	0.5%	$(564,385)	(27.1)%
Commercial Business	122,605	—	124,458	—	(1,853)	(1.5)
Commercial Real Estate	1,474,036	0.3	3,564,494	0.8	(2,090,458)	(58.6)
Consumer	319,280	0.1	1,274,673	0.3	(955,393)	(75.0)
Total Non-Performing Loans	3,436,406	0.7%	7,048,495	1.6%	(3,612,089)	(51.2)%

Other Non-Performing Assets:
OREO	677,740	0.2%	722,422	0.2%	(44,682)	(6.2)%
Total Other Non-Performing Assets	677,740	0.2%	722,422	0.2%	(44,682)	(6.2)%
Total Non-Performing Assets	$4,114,146	0.9%	$7,770,917	1.8%	$(3,656,771)	(47.1)%
Total Non-Performing Assets as a Percentage of Total Assets	0.4%		0.9%

(1) PERCENT OF GROSS LOANS RECEIVABLE HELD FOR INVESTMENT, NET OF DEFERRED FEES AND LOANS IN PROCESS
The largest decrease in non-performing loans was in the non-performing commercial real estate loans category, which decreased $2.1 million or 58.6% to $1.5 million at December 31, 2019 from $3.6 million at December 31, 2018. The balance in non-performing commercial real estate loans at December 31, 2019 consisted of 14 loans to nine borrowers with an average loan balance of $105,000 compared to 18 loans to 15 borrowers with an average loan balance of $198,000 at December 31, 2018.
Non-performing loans within the residential real estate loan category decreased $564,000 or 27.1% to $1.5 million at December 31, 2019 from $2.1 million at December 31, 2018. Non-performing residential real estate loans at December 31, 2019 consisted of 12 loans to 12 borrowers with an average loan balance of $127,000, the largest of which was $341,000, compared to 14 loans to 14 borrowers with an average loan balance of $149,000 at December 31, 2018.
Non-performing consumer loans decreased $955,000 or 75.0% to $319,000 at December 31, 2019 compared to $1.3 million at December 31, 2018. Non-performing consumer loans at December 31, 2019 consisted of 10 loans to 10 borrowers with an average loan balance of $32,000, the largest of which was $68,000, compared to 12 loans to 12 borrowers with an average loan balance of $106,000, the largest of which was $843,000, at December 31, 2018.
The cumulative interest not accrued during the years ended December 31, 2019 and 2018 relating to all non-performing loans totaled $468,000 and $760,000, respectively. Our strategy is to work with our borrowers to reach acceptable payment plans while protecting our interests in the underlying collateral.  In the event an acceptable arrangement cannot be reached, we may have to acquire these properties through foreclosure or other means and subsequently sell, develop, or liquidate them.
The balance of loans in troubled debt restructurings (“TDRs”) decreased $544,000 or 39.8% during the year ended December 31, 2019. The Bank had five TDRs totaling $825,000 at December 31, 2019 compared to seven TDRs totaling $1.4 million at December 31, 2018. The five TDRs consisted of four commercial real estate loans to three separate borrowers, the largest of which had a balance of $451,000 and one unsecured consumer loan with a balance of $7,000 at December 31, 2019. The commercial real estate loans were secured by first mortgages on one single family residence and three churches. At December 31, 2019, two of the TDRs totaling $36,000 were non-accruing.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

All TDRs are reviewed for impairment loss and included in impaired loans until paid off.  At December 31, 2019, the Bank had $3.2 million of impaired loans, including $825,000 in TDRs, compared to $9.4 million of impaired loans, including $1.4 million in TDRs, at December 31, 2018.
OREO decreased $45,000 or 6.2% to $678,000 at December 31, 2019 from $722,000 at December 31, 2018. At December 31, 2019, the balance of OREO consisted of the following real estate properties: 14 acres of residential land, five acres of commercial land, and one commercial strip center located within our market area in South Carolina.
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
Deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on our financial condition and results of operations. Management continually monitors its loan portfolio for the impact of local economic changes.  The ratio of the allowance for loan losses to total loans was 2.01% and 2.10% at December 31, 2019 and 2018, respectively. The Bank closely monitors its past due loans.

Financial Condition - Liabilities and Shareholders Equity

Deposits at the Bank increased $3.9 million or 0.5% to $771.4 million at December 31, 2019 from $767.5 million at December 31, 2018. The majority of the Bank’s deposits are originated within the Bank’s immediate market area. The Bank had brokered time deposits of $34.6 million and $33.1 million at December 31, 2019 and 2018, respectively. The Bank uses brokered time deposits to manage interest rate risk because they are accessible in bulk at rates typically only slightly higher than those in our market areas. In addition, a portion of these brokered time deposits give the Bank a call option that allows the Bank the choice to redeem them early should rates change. Total deposits at December 31, 2019, excluding brokered time deposits, increased $2.4 million or 0.3% to $736.8 million from $734.4 million at December 31, 2018. Brokered time deposits were 4.5% of total deposits at December 31, 2019 and 4.3% of total deposits at December 31, 2018.
Advances from the FHLB increased $4.1 million or 12.1% to $38.1 million at December 31, 2019 from $34.0 million at December 31, 2018. Other borrowings (non-FHLB advances) increased $881,000 or 8.2% to $11.6 million at December 31, 2019 from $10.7 million at December 31, 2018.  These borrowings consist of short-term repurchase agreements with certain commercial demand deposit customers for sweep accounts. The repurchase agreements typically mature within one to three days and the interest rate paid on these borrowings floats monthly with money market type rates. The interest rate paid on the repurchase agreements was 0.50% at December 31, 2019 compared to 0.25% at December 31, 2018. The Bank has pledged as collateral for these repurchase agreements investment and mortgage-backed securities with amortized costs and fair values of $20.4 million and $20.5 million, respectively, at December 31, 2019 and $16.2 million and $16.5 million, respectively, at December 31, 2018.
In September 2006, Security Federal Statutory Trust issued and sold capital securities of the Trust (the “Capital Securities”). The Trust used the net proceeds from the sale of the Capital Securities to purchase a like amount of junior subordinated debentures (the “Debentures”) of the Company which are reported on the Consolidated Balance Sheet as junior subordinated debentures. The Capital Securities accrue and pay distributions at a floating rate of three month LIBOR plus 170 basis points annually which was equal to 3.59% at December 31, 2019. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears. The Capital Securities mature or are mandatorily redeemable upon maturity on December 15, 2036, or upon earlier optional redemption as provided in the indenture. The Company has the right to redeem the Capital Securities in whole or in part.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

In December 2009, the Company issued $6.1 million in convertible senior debentures. The debentures mature on December 1, 2029 and accrue interest at the rate of 8.0% per annum until maturity or earlier redemption or repayment. The debentures are convertible into the Company’s common stock at a conversion price of $20 per share at the option of the holder at any time prior to maturity. Since December 1, 2019, the Company has the right to redeem the debentures, in whole or in part, at the option of the Company, at a price equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest to, but excluding, the date of redemption.
On January 2, 2020, the Company announced its intention to redeem all of the convertible debentures on March 2, 2020. Subsequent to the announcement, $5.9 million was converted into 295,600 common shares by holders of the debt. The Company redeemed the remaining $132,000 for cash on March 2, 2020.
In October 2016, the Company obtained a $14.0 million term loan from another financial institution. The Company used the net proceeds from the loan for the sole purpose of financing a portion of the Company's redemption of its Series B Fixed Rate Cumulative Perpetual Preferred Stock ("Series B Preferred Stock"). The Company repaid the remaining balance of the note prior to its maturity date of October 1, 2019. For additional information regarding this loan, refer to Note 11 of the Notes to Consolidated Financial Statements included herein.
On November 22, 2019, the Company sold and issued to certain institutional investors $17.5 million in aggregate principal amount of 5.25% fixed-to-floating rate subordinated notes due 2029 (the “10-Year Notes”) and $12.5 million in aggregate principal amount of 5.25% fixed-to-floating rate subordinated notes due 2034 (the “15-Year Notes”, and together with the 10-Year Notes, the “Notes”). The 10-Year Notes have a stated maturity of November 22, 2029, and bear interest at a fixed rate of 5.25% per year, from and including November 22, 2019 but excluding November 22, 2024. From and including November 22, 2024 to but excluding the maturity date or early redemption date, the interest rate shall reset semi-annually to an interest rate equal to the then-current three-month LIBOR rate plus 369 basis points. The 15-Year Notes have a stated maturity of November 22, 2034, and bear interest at a fixed rate of 5.25% per year, from and including November 22, 2019 but excluding November 22, 2029. From and including November 22, 2029 to but excluding the maturity date or early redemption date, the interest rate for the 15-Year Notes shall reset semi-annually to an interest rate equal to the then-current three-month LIBOR rate plus 357 basis points. The Notes are payable semi-annually in arrears on June 1 and December 1 of each year commencing June 1, 2020.
The Notes are not subject to redemption at the option of the holder and may be redeemed by the Company only under certain limited circumstances prior to November 22, 2024, with respect to the 10-Year Notes, and November 22, 2029, with respect to the 15-Year Notes. The Company may redeem the 10-Year Notes and the 15-Year Notes at its option, in whole at any time, or in part from time to time, after November 22, 2024 and November 22, 2029, respectively. The Notes are unsecured, subordinated obligations of the Company and rank junior in right to payment to the Company’s current and future senior indebtedness, and each Note is equal in right to payment with respect to the other Notes. The Company used the net proceeds from the sale of the Notes to fund the redemption of the convertible senior debentures and for general corporate purposes.
For additional information regarding the Notes, refer to Note 14 of the Notes to Consolidated Financial Statements included herein.
Total shareholders' equity increased $11.2 million or 14.0% to $91.8 million at December 31, 2019 from $80.5 million at December 31, 2018. The increase was primarily due to net income of $7.8 million combined with a $4.5 million increase in accumulated other comprehensive income, net of tax. The increase in accumulated other comprehensive income was related to the unrecognized gain in value of investment and mortgage-backed securities during 2019. These increases to shareholders equity were offset by $1.1 million in dividends paid to common shareholders for the year ended December 31, 2019. Book value per common share was $31.01 at December 31, 2019 compared to $27.26 at December 31, 2018.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities.  The table also distinguishes between the changes related to higher or lower outstanding balances and the changes related to the volatility of interest rates.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (1) changes in rate (multiplied by prior year volume); (2) changes in volume (multiplied by prior year rate); and (3) net change (the sum of the prior columns).  For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change attributable to volume and the change attributable to rate. Changes in income are calculated on a tax equivalent basis using a federal income tax rate of 21% for the years ended December 31, 2019 and 2018 and 34% for the year ended December 31, 2017.

	Year Ended December 31, 2019 Compared to Year Ended December 31, 2018			Year Ended December 31, 2018 Compared to Year Ended December 31, 2017
	Volume	Rate	Net	Volume	Rate	Net
	(In Thousands)
Interest-Earning Assets:
Loans: (1)
Residential Mortgage	$44	$252	$296	$175	$285	$460
Other Loans	1,083	387	1,470	2,794	(423)	2,371
Total Loans	1,127	639	1,766	2,969	(138)	2,831
Mortgage-Backed Securities (2)	689	532	1,221	(90)	725	635
Investments (2)	413	349	762	(256)	(313)	(569)
Other Interest-Earning Assets	(15)	44	29	(4)	34	30
Total Interest-Earning Assets	$2,214	$1,564	$3,778	$2,619	$308	$2,927
Interest-Bearing Liabilities:
Deposits:
Certificate Accounts	$262	$1,403	$1,665	$48	$676	$724
NOW Accounts	7	53	60	5	11	16
Money Market Accounts	45	791	836	20	544	564
Savings Accounts	5	15	20	6	6	12
Total Deposits	319	2,262	2,581	79	1,237	1,316
Borrowings	47	233	280	(154)	113	(41)
Total Interest-Bearing Liabilities	366	2,495	2,861	(75)	1,350	1,275
Effect on Net Interest Income	$1,848	$(931)	$917	$2,694	$(1,042)	$1,652

(1)   INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

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

		For the Year Ended December 31,
	Yield/ Rate at	2019			2018
	December 31, 2019	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
		(Dollars In Thousands)
Interest-Earning Assets:
Residential Mortgage	5.16%	$79,334	$4,114	5.19%	$78,427	$3,818	4.87%
Other Loans	5.24%	364,527	20,555	5.64%	345,263	19,085	5.53%
Total Loans (1)	5.23%	443,861	24,669	5.56%	423,690	22,903	5.41%
Mortgage-Backed Securities(2)	2.89%	224,860	6,658	2.96%	200,845	5,437	2.71%
Investments (2) (3)	2.29%	213,492	5,758	2.70%	197,816	4,996	2.53%
Other Interest-Earning Assets	1.42%	4,087	102	2.50%	4,998	73	1.46%
Total Interest-Earning Assets	3.90%	$886,300	$37,187	4.20%	$827,349	$33,409	4.04%
Interest-Bearing Liabilities:
Certificate Accounts	1.71%	$256,194	$4,309	1.68%	$234,788	$2,644	1.13%
NOW Accounts	0.11%	122,453	137	0.11%	114,270	77	0.07%
Money Market Accounts	0.72%	254,723	1,923	0.75%	244,669	1,087	0.44%
Savings Accounts	0.16%	50,635	74	0.15%	46,920	54	0.12%
Total Interest-Bearing Deposits	0.77%	684,005	6,443	0.94%	640,647	3,862	0.60%
Other Borrowings	0.50%	14,182	70	0.49%	13,230	32	0.24%
Note Payable	—%	675	36	5.33%	5,089	232	4.56%
Junior Subordinated Debt	3.59%	5,155	216	4.19%	5,155	201	3.90%
Senior Convertible Debt	8.00%	6,045	483	7.99%	6,064	484	7.98%
Subordinated Debt	5.25%	2,630	171	6.50%	—	—	—%
FHLB Advances	1.94%	45,900	892	1.94%	42,970	639	1.49%
Total Interest-Bearing Liabilities	1.04%	$758,592	$8,311	1.10%	$713,155	$5,450	0.76%
Net Interest Income			$28,876			$27,959
Interest Rate Spread	2.86%			3.10%			3.28%
Net Yield on Earning Assets (Net Interest Margin)				3.26%			3.38%

(1)   INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

(3)
TAX EQUIVALENT BASIS RECOGNIZES THE INCOME TAX SAVINGS WHEN COMPARING TAXABLE AND TAX-EXEMPT ASSETS AND WAS CALCULATED USING AN EFFECTIVE TAX RATE OF 21% FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018. THE TAX-EQUIVALENT ADJUSTMENT RELATES TO THE TAX EXEMPT MUNICIPAL BONDS AND WAS $253,153 AND $337,312 FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018, RESPECTIVELY.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

		For the Year Ended December 31,
	Yield/ Rate at	2018			2017
	December 31, 2018	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
		(Dollars In Thousands)
Interest-Earning Assets:
Residential Mortgage	5.11%	$78,427	$3,818	4.87%	$74,673	$3,358	4.50%
Other Loans	5.48%	345,263	19,085	5.53%	294,756	16,714	5.67%
Total Loans (1)	5.42%	423,690	22,903	5.41%	369,429	20,072	5.43%
Mortgage-Backed Securities(2)	2.87%	200,845	5,437	2.71%	204,622	4,802	2.35%
Investments (2) (3)	2.73%	197,816	4,996	2.53%	207,344	5,565	2.68%
Other Interest-Earning Assets	2.33%	4,998	73	1.46%	5,445	43	0.79%
Total Interest-Earning Assets	4.13%	$827,349	$33,409	4.04%	$786,840	$30,482	3.87%
Interest-Bearing Liabilities:
Certificate Accounts	1.37%	$234,788	$2,644	1.13%	$229,167	$1,920	0.84%
NOW Accounts	0.05%	114,270	77	0.07%	106,178	61	0.06%
Money Market Accounts	0.65%	244,669	1,087	0.44%	235,906	523	0.22%
Savings Accounts	0.14%	46,920	54	0.12%	40,496	42	0.10%
Total Interest-Bearing Deposits	0.67%	640,647	3,862	0.60%	611,747	2,546	0.42%
Other Borrowings	0.25%	13,230	32	0.24%	11,525	20	0.17%
Note Payable	4.95%	5,089	232	4.56%	11,107	420	3.78%
Junior Subordinated Debt	4.49%	5,155	201	3.90%	5,155	151	2.93%
Senior Convertible Debt	8.00%	6,064	484	7.98%	6,075	486	8.00%
FHLB Advances	1.66%	42,970	639	1.49%	45,798	552	1.21%
Total Interest-Bearing Liabilities	0.80%	$713,155	$5,450	0.76%	$691,407	$4,175	0.60%
Net Interest Income			$27,959			$26,307
Interest Rate Spread	3.33%			3.28%			3.27%
Net Yield on Earning Assets (Net Interest Margin)				3.38%			3.34%

(1)   INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE LOANS OUTSTANDING.

(2)	SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

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

.
.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Comparison of the Years Ended December 31, 2019 and 2018

Net Income
Net income increased $587,000 or 8.1% to $7.8 million or $2.50 per diluted common share for the year ended December 31, 2019, compared to $7.2 million or $2.32 per diluted common share for the year ended December 31, 2018.  The increase in earnings in 2019 was primarily due to increases in net interest income and non-interest income combined with a decrease in the provision for loan losses. These items were partially offset by an increase in non-interest expense.

Net Interest Income
Net interest income increased $1.0 million or 3.6% to $28.6 million for the year ended December 31, 2019, compared to $27.6 million in 2018. Net interest margin on a tax equivalent basis decreased 12 basis points to 3.26% for the year ended December 31, 2019 from 3.38% for the year ended December 31, 2018.  The decrease in net interest margin was primarily the result of increases in average interest bearing liabilities and the average cost of funds, which were partially offset by increases in average interest earning assets and the average yield earned on these assets.

Total average interest-earning assets increased $59.0 million or 7.1% to $886.3 million for the year ended December 31, 2019 from $827.3 million for the year ended December 31, 2018 with a 16 basis point increase in the average yield. Average interest-bearing liabilities increased $45.4 million or 6.4% to $758.6 million for the year ended December 31, 2019 from $713.2 million for the year ended December 31, 2018 with a 34 basis point increase in the average cost. The interest rate spread on a tax equivalent basis decreased 17 basis points to 3.10% for the year ended December 31, 2019 from 3.27% in 2018.

Total interest income increased $3.9 million or 11.7% to $36.9 million for the year ended December 31, 2019, compared to $33.1 million for the year ended December 31, 2018, primarily due to increased interest income from loans. Interest income from loans increased $1.8 million or 7.7% to $24.7 million for the year ended December 31, 2019 compared to $22.9 million for the year ended December 31, 2018. The increase was attributable to a $20.2 million increase in average total loans outstanding combined with a 15 basis point increase in the average yield earned on the Bank’s loans during the year ended December 31, 2019.

Total tax equivalent interest income on investment securities, mortgage-backed securities, and other investments increased $2.0 million due to an increase of 23 basis points in the average yield earned on these assets combined with a $38.8 million, or 9.6%, increase in the aggregate average balance of these interest earning assets.

Total interest expense increased $2.9 million or 52.5% to $8.3 million for the year ended December 31, 2019, compared to $5.4 million for the year ended December 31, 2018. The largest increase was in interest expense on deposits, which increased $2.6 million or 66.8% to $6.4 million in 2019 compared to $3.9 million in 2018.  Average interest bearing deposits increased $43.4 million or 6.4% to $684.0 million during the year ended December 31, 2019 compared to $640.6 million during 2018, while the average cost of those deposits increased 34 basis points to 0.94% during 2019 from 0.60% in 2018.

Interest expense on FHLB advances and all other borrowings increased $281,000 or 17.7% to $1.9 million during the year ended December 31, 2019 from $1.6 million during the prior year. The increase was attributable to a $2.1 million, or 2.9% decrease in the average balance of these liabilities combined with an increase of 21 basis points in the average cost to 2.50% in 2019 from 2.19% during 2018.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Provision for Loan Losses
The provision for loan losses decreased $550,000 to $375,000 for the year ended December 31, 2019 compared to $925,000 for the year ended December 31, 2018 primarily due to the decreases in substandard loans and non-performing assets, which consist of non-performing loans and OREO, during the period. Substandard loans decreased $6.1 million or 41.7%, to $8.5 million at December 31, 2019 from $14.6 million at December 31, 2018. Non-performing assets decreased $3.7 million, or 47.1%, to $4.1 million at December 31, 2019 from $7.8 million at December 31, 2018. Non-performing assets represented 0.43% and 0.85% of total assets at December 31, 2019 and 2018, respectively.
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
Management’s monthly review of the adequacy of the allowance includes three main components. The first component is an analysis of loss potential in various homogeneous segments of the portfolio based on historical trends and the risk inherent in each category. The historical loss periods used to calculate these ratios can range from one to five years depending on which period is deemed a more relevant indicator of future losses. Currently, management applies a five-year historical loss ratio to each loan category to estimate the inherent loss in these pooled loans.
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
Management believes the allowance for loan losses at December 31, 2019, is adequate based on its best estimates of the losses inherent in the loan portfolio, although there can be no guarantee as to these estimates.  In addition, bank regulatory agencies may require additional provisions to the allowance for loan losses based on their judgments and estimates as part of their examination process.  Because the allowance for loan losses is an estimate, there can be no guarantee that actual loan losses will not exceed the allowance for loan losses, or that additional increases in the allowance for loan losses will not be required in the future.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Non-Interest Income
Non-interest income increased $1.4 million or 18.6% to $9.1 million for the year ended December 31, 2019 from $7.7 million for the year ended December 31, 2018. The largest increases were in gain on sale of investment securities and gain on sale of loans.
Gain on sale of investment securities increased $246,000 or 42.9% to $819,000 during the year ended December 31, 2019 from $573,000 for the same period in 2018. The Company sold 88 available for sale investment securities for a total gross gain of $1.5 million and gross losses of $636,000 during 2019 compared to 28 available for sale investment securities and 1,842 shares of common stock in another company for a total gross gain of $732,000 and gross losses of $159,000, respectively, in 2018.
Gain on sale of loans increased $478,000 or 38.2% to $1.7 million for the year ended December 31, 2019 compared to $1.3 million in 2018 due to an increase in loans sold to investors. The Company sold 290 loans to investors with a total balance of $61.9 million in 2019 compared to 251 loans to investors with a total balance of $44.1 million during 2018.
Income from BOLI increased $139,000 or 25.7% to $679,000 during the year ended December 31, 2019 from $540,000 during the year ended December 31, 2018. During 2019, the Bank recognized $139,000 in death benefits in addition to $540,000 in income related to an increase in the cash surrender value of the BOLI policies. All BOLI income recognized in 2018 was related to an increase in the cash surrender value of the BOLI policies.
Trust income increased $87,000 or 9.0% to $1.1 million during the year ended December 31, 2019 from $974,000 during 2018 due to an increase in assets under management. Check card fee income increased $164,000 or 12.8% to $1.4 million for the year ended December 31, 2019 compared to $1.3 million in 2018 reflecting higher transaction volume.
The Bank received $478,000 and $343,000 in grant income during the years ended December 31, 2019 and 2018, respectively. A portion of the grant income received in 2019 and the majority received in 2018 was awarded by the Bank Enterprise Award (BEA) Program in recognition of the Bank’s investments in distressed communities and its continued commitment to community development. The amount of the award increases as the Bank’s investment in these areas increases, but is also subject to changes in program funding levels from the federal government.
During the year ended December 31, 2018, the U.S. Treasury's Community Development Financial Institutions ("CDFI") Fund awarded the Bank a grant totaling $500,000, in partnership with a local energy company, to assist homeowners in low to moderate income areas by providing low-cost financing for energy efficiency upgrades. The grant income is recognized during the period in which the loans are funded to qualifying applicants. The Bank recognized $245,000 in grant income related to this award during the year ended December 31, 2019, which is included in the total grant income above. At December 31, 2019, $143,000 in income remains to be recognized as these loans are funded.
Other non-interest income including annuity and investment brokerage commissions, bank credit life insurance on loans, and other miscellaneous income increased $177,000 or 18.4% to $1.1 million in 2019 from $961,000 during 2018.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Non-Interest Expense
Non-interest expense increased $2.3 million or 8.9% to $27.9 million during the year ended December 31, 2019 compared to $25.6 million during 2018.  The increase in non-interest expense was primarily due to increases in compensation and employee benefits expense and depreciation and maintenance expense, which were partially offset by a decrease in FDIC insurance premiums during 2019.
Compensation and employee benefits increased $1.3 million or 8.6% to $16.8 million during the year ended December 31, 2019 from $15.5 million for the year ended December 31, 2018 due to general annual cost of living increases combined with a slight increase in full time employees as a result of our recent expansion in the Augusta market.
Depreciation and maintenance of equipment increased $294,000 or 12.7% to $2.6 million for the year ended December 31, 2019 compared to $2.3 million in 2018 due to additional capital expenses related to our newest branch in Augusta, Georgia, which opened in September 2019.
Net cost of operation of OREO includes all expenses associated with OREO properties, including write-downs in value and gain or loss on sales during the period. For the years ended December 31, 2019 and 2018, the net gain on OREO sales exceeded write-downs and other costs, resulting in net recoveries of $66,000 and $362,000, respectively, from the operation of OREO. The net gain on OREO sales was $185,000 during 2019 compared to $589,000 in 2018. The Company wrote down $22,000 in the value of OREO properties during 2019 compared to $56,000 in 2018.
FDIC insurance premiums decreased $194,000 or 69.8% to $84,000 in 2019 compared to $278,000 in 2018 as a result of a small bank credit awarded by the FDIC, which was recognized during the 3rd and 4th quarters of 2019. The Bank has $49,000 in small bank credits on future assessments remaining at December 31, 2019, which may be recognized in future periods.
Other non-interest expenses increased $176,000 or 3.5% to $5.3 million for the year ended December 31, 2019 compared to $5.1 million during 2018. Other expenses include legal, professional, consulting and other miscellaneous expenses.

Provision for Income Taxes
The provision for income taxes increased $110,000 or 7.0% to $1.7 million during the year ended December 31, 2019 compared to $1.6 million for the year ended December 31, 2018 due to higher pre-tax income.  The Company's combined federal and state effective tax rate was 17.7% for 2019 compared to 17.9% for 2018.

Comparison of the Years Ended December 31, 2018 and 2017
A comparison of our operating results for the 2018 and 2017 fiscal years may be found under the heading “Comparison of Operating Results for the Years Ended December 31, 2018 and 2017” contained in Part II, Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Regulatory Capital

The following table reconciles the Bank's shareholders' equity to its various regulatory capital positions.

	December 31,
	2019	2018
	(In Thousands)
Bank’s Shareholders’ Equity (1)	$102,480	$90,388
Reduction for Goodwill	1,200	1,200
Tangible Capital	101,280	89,188
Core Capital	101,280	89,188
Supplemental Capital	6,990	6,904
Total Risk-Based Capital	$108,270	$96,092

(1)	EXCLUDES UNREALIZED (LOSSES) GAINS ON INVESTMENT SECURITIES OF $4.5 MILLION and $(28,000) AT DECEMBER 31, 2019 AND 2018, RESPECTIVELY.

The Bank is subject to minimum capital requirements imposed by the FDIC. Based on capital levels at December 31, 2019, the Bank was considered to be well capitalized. At December 31, 2019, the Bank exceeded all regulatory capital requirements with Tier 1 leverage-based capital, Tier 1 risk-based capital, total risk-based capital, and common equity Tier 1 (CET1) capital ratios of 10.4%, 18.2%, 19.4%, and 18.2%, respectively.

CET1 consists of Tier 1 capital less all capital components that are not considered common equity. In addition, Tier 1 capital includes accumulated other comprehensive income (loss), which includes all unrealized gains and losses on available for sale debt and equity securities. In addition to the FDIC’s minimum capital ratios, the Bank is required to maintain a capital conservation buffer consisting of additional CET 1 capital greater than 2.5% of risk-weighted assets above the required minimum levels in order to avoid limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses. At December 31, 2019, the Bank’s capital conservation buffer was 11.4%.

For additional information regarding the Bank's and Company's regulatory capital compliance, see the discussion included in Note 16 of the Notes to Consolidated Financial Statements included herein.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Liquidity and Capital Resources

Liquidity refers to the ability to generate sufficient cash flows to fund current loan demand, repay maturing borrowings, fund maturing deposit withdrawals, and meet operating expenses.  The Bank's primary sources of funds include deposits, scheduled loan and investment and mortgage-backed securities repayments, including interest payments, maturities and sales of loans and investment and mortgage-backed securities, advances from the FHLB, and cash flow generated from operations.  The need for funds varies among periods depending on funding needs as well as the rate of amortization and prepayment on loans.  The use of FHLB and other advances and borrowings varies depending on loan demand, deposit inflows, and the use of investment leverage strategies to increase net interest income.

The principal use of the Bank's funds is the origination of mortgages and other loans and the purchase of investments and mortgage-backed securities. Originations of new loans and renewals of previously funded loans on loans held for investment were $309.3 million during the year ended December 31, 2019 compared to $249.4 million during the year ended December 31, 2018 and $211.7 million during the year ended December 31, 2017.  Purchases of investments and mortgage-backed securities were $190.8 million during the year ended December 31, 2019 compared to $114.8 million during the year ended December 31, 2018 and $166.6 million during the year ended December 31, 2017. Other uses of the Bank's funds during the year ended December 31, 2019 included paying down the note payable and dividend payments to shareholders.

Unused lines of credit on home equity loans, credit cards, and commercial loans amounted to $108.0 million at December 31, 2019.  Home equity loans are made on a floating rate basis with final maturities of 15 to 20 years.  The Bank issues fixed rate credit cards, currently at 9.99%, and variable rate rewards credit cards with a floating rate equal to prime plus 9.99%.  Credit cards are renewed every three years.  In addition to the above commitments, the Bank had undisbursed loans-in-process of $10.0 million at December 31, 2019, which will be disbursed over an average of 90 days.  These commitments to originate loans and future advances of lines of credit are expected to be funded from loan amortizations and prepayments, deposit inflows, maturing investments, and short-term borrowing capacity.

The following table summarizes the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2019:

(In Thousands)	One Month or Less	After One Through Three Months	After Three Through Twelve Months	Total Within One Year	Over One Year	Total
Unused Lines of Credit	$1,185	$5,543	$38,326	$45,054	$62,972	$108,026
Standby Letters of Credit	389	200	649	1,238	213	1,451
Total	$1,574	$5,743	$38,975	$46,292	$63,185	$109,477

Management believes that future liquidity can be met through the Bank's deposit base, which had a balance of $771.4 million at December 31, 2019, and from investment sales and maturities.

At December 31, 2019, the Bank had $144.2 million outstanding in certificates of deposit of $100,000 or more, referred to as “Jumbo Certificates,” compared to $151.5 million at December 31, 2018.  Brokered deposits totaled $34.6 million at December 31, 2019 compared to $33.1 million at December 31, 2018. Total certificates of deposit scheduled to mature in one year or less at December 31, 2019 totaled $149.5 million.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The following table summarizes the maturity schedule of jumbo certificates at December 31, 2019:

(In Thousands)
Within 3 Months	$27,763
After 3 Months, Within 6 Months	19,686
After 6 Months, Within 12 Months	42,120
After 12 Months	54,676
$144,245

Management’s policy is to maintain deposit rates at levels that are competitive with other local financial institutions. Based on historical experience, we believe that a significant portion of maturing certificates of deposit will remain with the Bank. In addition, at December 31, 2019 the Bank had $259.2 million in unused borrowing capacity at the FHLB.

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

Security Federal Corporation is a separate legal entity from Security Federal Bank and must provide for its own liquidity and pay its own operating expenses. Sources of capital and liquidity for Security Federal Corporation include distributions from Security Federal Bank and the issuance of debt or equity securities, although there are regulatory restrictions on the ability of the Security Federal Bank to pay dividends. At December 31, 2019, Security Federal Corporation (on an unconsolidated basis) had liquid assets of $25.7 million.

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
Aiken, South Carolina

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Security Federal Corporation and its Subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2019, and the related notes to the consolidated financial statements (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

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

/s/ Elliott Davis, LLC

Columbia, South Carolina
March 20, 2020

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets	December 31,
	2019	2018
ASSETS:
Cash and Cash Equivalents	$12,536,311	$12,705,910
Certificates of Deposit with Other Banks	950,005	1,200,010
Investment and Mortgage-Backed Securities:
Available For Sale ("AFS")	414,644,840	386,100,837
Held To Maturity (Fair Value of $19,805,841 and $23,249,400 at December 31, 2019 and 2018, Respectively)	19,246,935	23,638,013
Total Investments and Mortgage-Backed Securities	433,891,775	409,738,850
Loans Receivable, Net:
Held For Sale	3,990,606	1,781,985
Held For Investment (Net of Allowance of $9,225,574 and $9,171,717 at December 31, 2019 and 2018, Respectively)	448,868,129	428,271,532
Total Loans Receivable, Net	452,858,735	430,053,517
Accrued Interest Receivable:
Loans	1,211,826	1,257,683
Mortgage-Backed Securities	551,214	591,849
Investment Securities	1,635,497	1,877,844
Total Accrued Interest Receivable	3,398,537	3,727,376
Operating Lease Right-of-Use Assets	2,718,676	—
Premises and Equipment, Net	27,219,883	24,174,707
Federal Home Loan Bank ("FHLB") Stock, at Cost	2,536,500	2,204,000
Other Real Estate Owned ("OREO")	677,740	722,442
Bank Owned Life Insurance ("BOLI")	21,501,647	21,237,893
Goodwill	1,199,754	1,199,754
Other Assets	3,737,978	5,649,800
Total Assets	$963,227,541	$912,614,259
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Deposit Accounts	$771,407,482	$767,496,707
Advance Payments By Borrowers For Taxes and Insurance	207,582	258,505
Advances From FHLB	38,138,000	34,030,000
Other Borrowings	11,579,819	10,698,429
Note Payable	—	2,362,500
Junior Subordinated Debentures	5,155,000	5,155,000
Senior Convertible Debentures	6,044,000	6,064,000
Subordinated Debentures	30,000,000	—
Operating Lease Liabilities	2,733,531	—
Other Liabilities	6,204,122	6,030,685
Total Liabilities	871,469,536	832,095,826
Commitments (Notes 5 and 19)
Shareholders' Equity:
Common Stock, $.01 Par Value; Authorized 5,000,000 Shares; Issued and Outstanding Shares, 3,157,787 and 2,956,854, Respectively, at December 31, 2019 and 3,154,829 and 2,953,896, Respectively, at December 31, 2018	31,578	31,548
Additional Paid-In Capital	12,308,179	12,235,341
Treasury Stock, at Cost (200,933 Shares)	(4,330,712)	(4,330,712)
Accumulated Other Comprehensive Income (Loss)	4,467,527	(27,909)
Retained Earnings	79,281,433	72,610,165
Total Shareholders' Equity	91,758,005	80,518,433
Total Liabilities and Shareholders' Equity	$963,227,541	$912,614,259
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income	Years Ended December 31,
	2019	2018	2017
Interest Income:
Loans	$24,669,073	$22,903,299	$20,072,107
Mortgage-Backed Securities	6,657,925	5,437,099	4,802,240
Investment Securities	5,504,563	4,658,194	4,869,996
Other	102,550	73,483	42,562
Total Interest Income	36,934,111	33,072,075	29,786,905
Interest Expense:
NOW and Money Market Accounts	2,060,844	1,164,373	584,425
Statement Savings Accounts	73,961	54,173	41,819
Certificate Accounts	4,308,596	2,643,555	1,920,182
FHLB Advances and Other Borrowings	961,947	670,486	571,810
Note Payable	35,515	231,958	419,732
Senior Convertible Debentures	483,520	483,520	486,031
Subordinated Debentures	170,625	—	—
Junior Subordinated Debentures	216,492	201,354	151,302
Total Interest Expense	8,311,500	5,449,419	4,175,301
Net Interest Income	28,622,611	27,622,656	25,611,604
Provision for Loan Losses	375,000	925,000	300,000
Net Interest Income After Provision For Loan Losses	28,247,611	26,697,656	25,311,604
Non-Interest Income:
Gain on Sale of Investment Securities	819,053	573,266	494,146
Gain on Sale of Loans	1,728,741	1,250,530	1,179,837
Service Fees on Deposit Accounts	1,069,470	1,060,159	1,048,345
Commissions From Insurance Agency	674,991	682,367	584,020
Trust Income	1,061,200	974,000	796,000
BOLI Income	678,609	540,000	1,160,133
Check Card Fee Income	1,449,416	1,284,954	1,138,501
Grant Income	478,049	343,078	227,282
Other	1,137,614	960,792	716,019
Total Non-Interest Income	9,097,143	7,669,146	7,344,283
Non-Interest Expense:
Compensation and Employee Benefits	16,838,702	15,504,020	14,375,064
Occupancy	2,354,347	2,228,521	2,180,404
Advertising	796,213	546,799	596,440
Depreciation and Maintenance of Equipment	2,601,104	2,307,555	2,057,038
FDIC Insurance Premiums	84,022	278,287	185,541
Net (Recovery) Cost of Operation of OREO	(65,772)	(361,513)	9,729
Other	5,262,101	5,086,386	4,897,871
Total Non-Interest Expense	27,870,717	25,590,055	24,302,087
Income Before Income Taxes	9,474,037	8,776,747	8,353,800
Provision For Income Taxes	1,679,550	1,569,526	1,829,267
Write-Down of Deferred Tax Assets	—	—	606,193
Net Income	7,794,487	7,207,221	5,918,340
Net Income Per Common Share (Basic)	$2.64	$2.44	$2.01
Net Income Per Common Share (Diluted)	$2.50	$2.32	$1.91
Cash Dividend Per Share On Common Stock	$0.40	$0.36	$0.36
Weighted Average Shares Outstanding (Basic)	2,955,737	2,953,446	2,945,918
Weighted Average Shares Outstanding (Diluted)	3,257,937	3,256,646	3,250,069
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2019, 2018 and 2017

	2019	2018	2017

Net Income	$7,794,487	$7,207,221	$5,918,340
Other Comprehensive Income (Loss)
Unrealized Gains (Losses) on Securities:
Unrealized Holding Gains (Losses) on Securities Available For Sale, Net of Taxes of $1,675,405; $(1,001,537) and $1,330,097 at December 31, 2019, 2018 and 2017, Respectively	5,133,884	(3,065,211)	2,161,122
Reclassification Adjustment for Gains Included in Net Income, Net of Taxes of $204,763; $143,317 and $187,775 at December 31, 2019, 2018 and 2017, Respectively	(614,290)	(429,949)	(306,371)
Amortization of Unrealized Gains on Available For Sale Securities Transferred to Held To Maturity, Net of Taxes of $(8,053); $(27,626) and $(62,847) at December 31, 2019, 2018 and 2017, Respectively	(24,158)	(75,962)	(102,715)
Other Comprehensive Income (Loss)	4,495,436	(3,571,122)	1,752,036
Comprehensive Income	$12,289,923	$3,636,099	$7,670,376

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2019, 2018 and 2017

	Common Stock	Unvested Restricted Stock	Additional Paid – In Capital	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
Balance, December 31, 2016	$31,464	$(25,358)	$12,036,744	$(4,330,712)	$1,180,086	$62,220,050	$71,112,274
Net Income	—	—	—	—	—	5,918,340	5,918,340
Other Comprehensive Income, Net of Tax	—	—	—	—	1,752,036	—	1,752,036
Vesting of Restricted Stock	—	25,358	—	—	—	—	25,358
Stock Options Exercised	75	—	176,100	—	—	—	176,175
Cash Dividends on Common Stock	—	—	—	—	—	(1,060,729)	(1,060,729)
Balance, December 31, 2017	$31,539	$—	$12,212,844	$(4,330,712)	$2,932,122	$67,077,661	$77,923,454
Net Income	—	—	—	—	—	7,207,221	7,207,221
Other Comprehensive Loss, Net of Tax:	—	—	—	—	(3,571,122)	—	(3,571,122)
Reclassification of Stranded Tax Effects	—	—	—	—	611,091	(611,091)	—
Employee Stock Purchases	4	—	12,192	—	—	—	12,196
Stock Options Exercised	5	—	10,305	—	—	—	10,310
Cash Dividends on Common Stock	—	—	—	—	—	(1,063,626)	(1,063,626)
Balance, December 31, 2018	$31,548	$—	$12,235,341	$(4,330,712)	$(27,909)	$72,610,165	$80,518,433
Net Income	—	—	—	—	—	7,794,487	7,794,487
Other Comprehensive Income, Net of Tax	—	—	—	—	4,495,436	—	4,495,436
Employee Stock Purchases	20	—	52,848	—	—	—	52,868
Redemption of Convertible Debentures	10	—	19,990	—	—	—	20,000
Cash Dividends on Common Stock	—	—	—	—	—	(1,123,219)	(1,123,219)
Balance, December 31, 2019	$31,578	$—	$12,308,179	$(4,330,712)	$4,467,527	$79,281,433	$91,758,005

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2019	2018		2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$7,794,487	$7,207,221		$5,918,340
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation Expense	1,589,671	1,487,734		1,467,402
Stock Option Compensation Expense	—	—		25,358
Discount Accretion and Premium Amortization, Net	5,290,316	5,705,663		5,678,074
Provisions for Loan Losses	375,000	925,000		300,000
Earnings on BOLI	(540,000)	(540,000)		(506,000)
Income Recognized From BOLI Death Benefit	(138,609)	—		(654,133)
Gain on Sales of Loans	(1,728,741)	(1,250,530)		(1,179,837)
Loss (Gain) on Sales of Mortgage-Backed Securities ("MBS")	139,390	(139,739)		(246,212)
Gain on Sales of Investment Securities	(958,443)	(204,185)		(248,469)
Gain on Sales of Other Investments	—	(229,342)		—
Gain on Sales of OREO	(184,864)	(588,720)		(359,629)
Write Down on OREO	22,000	56,000		158,121
Amortization of Deferred Costs on Loans	202,684	110,036		159,284
Proceeds From Sale of Loans Held For Sale	61,466,054	46,595,060		43,156,408
Origination of Loans Held For Sale	(61,945,934)	(44,074,565)		(40,784,614)
Decrease (Increase) in Accrued Interest Receivable:
Loans	45,857	(190,026)		(29,213)
MBS	40,635	(2,849)		16,474
Investment Securities	242,347	(177,883)		(292,038)
(Decrease) Increase in Advance Payments By Borrowers	(50,923)	(11,256)		9,181
Amortization of Operating Lease Right-of-Use ("ROU") Assets	371,836	—	—	—
Other, Net	233,478	(177,273)		978,912
Net Cash Provided By Operating Activities	12,266,241	14,500,346		13,567,409
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of MBS Available For Sale ("AFS")	(106,828,636)	(55,486,020)		(63,945,253)
Proceeds from Payments and Maturities of MBS AFS	32,283,649	37,491,568		38,559,363
Proceeds from Sale of MBS AFS	61,306,939	18,081,756		20,549,491
Purchase of MBS Held To Maturity ("HTM")	—	(1,989,922)		(2,917,426)
Proceeds from Payments and Maturities of MBS HTM	3,165,575	3,119,612		3,892,085
Purchase of Investment Securities AFS	(83,980,247)	(57,280,900)		(95,561,763)
Proceeds from Payments and Maturities of Investment Securities AFS	35,243,895	31,024,291		24,035,102
Proceeds from Sale of Investment Securities AFS	35,174,873	15,198,888		51,788,340
Purchase of Investment Securities HTM	—	—		(3,997,750)
Proceeds from Payments and Maturities of Investment Securities HTM	1,000,000	2,000,000		1,000,000
Investment in Certificates of Deposits with Other Banks	—	—		(600,005)
Redemption of Certificates of Deposits with Other Banks	250,005	750,000		1,095,000
Purchase of FHLB Stock	(11,907,800)	(5,717,400)		(7,019,800)
Redemption of FHLB Stock	11,575,300	6,445,300		6,864,400
Purchase of BOLI	—	(1,900,000)		(2,000,000)
Proceeds from BOLI Death Benefit	414,855	—		1,463,285
Increase in Loans Receivable	(22,007,081)	(42,300,871)		(33,002,340)
Proceeds from Sale of OREO	1,040,366	1,361,499		2,387,799
Purchase and Improvement of Premises and Equipment	(4,634,847)	(2,864,597)		(3,065,662)
Net Cash Used By Investing Activities	(47,903,154)	(52,066,796)		(60,475,134)

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES

	For the Years Ended December 31,
	2019	2018	2017
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in Deposit Accounts	3,910,775	65,390,088	48,003,341
Proceeds from FHLB Advances	342,223,000	204,923,000	227,436,000
Repayment of FHLB Advances	(338,115,000)	(222,573,000)	(224,151,000)
Repayment of Note Payable, Net	(2,362,500)	(6,137,500)	(4,500,000)
Proceeds from (Repayments of) Other Borrowings, Net	881,390	(608,732)	1,969,013
Purchase of Senior Convertible Debentures	—	—	(20,000)
Proceeds from Issuance of Subordinated Debentures	30,000,000	—	—
Proceeds from Employee Stock Options Exercised	—	10,310	176,175
Proceeds from Employee Stock Purchases	52,868	12,196	—
Dividends to Common Stock Shareholders	(1,123,219)	(1,063,626)	(1,060,729)
Net Cash Provided By Financing Activities	35,467,314	39,952,736	47,852,800
Net (Decrease) Increase in Cash and Cash Equivalents	(169,599)	2,386,286	945,075
Cash and Cash Equivalents at Beginning of Year	12,705,910	10,319,624	9,374,549
Cash and Cash Equivalents at End of Year	$12,536,311	$12,705,910	$10,319,624
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid During the Period For:
Interest	$7,882,527	$5,574,723	$4,128,260
Income Taxes	$1,764,541	$1,521,811	$1,667,673
Supplemental Schedule of Non Cash Transactions:
Transfers from Loans Receivable to OREO	$832,800	$435,550	$580,748
Increase (Decrease) in Unrealized Gains on Securities AFS, Net of Taxes	$4,495,436	$(3,571,122)	$1,752,036
Initial Recognition of Lease ROU Assets	$3,090,512	$—	$—
Initial Recognition of Lease Liability	$3,090,512	$—	$—
Redemption of Convertible Debentures	$20,000	$—	$—

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)	Significant Accounting Policies

The following is a description of the more significant accounting and reporting policies used in the preparation and presentation of the accompanying consolidated financial statements.  All significant intercompany transactions have been eliminated in consolidation.
Basis of Consolidation and Nature of Operations
The accompanying consolidated financial statements include the accounts of Security Federal Corporation (the “Company”) and its wholly owned subsidiary, Security Federal Bank (the “Bank”) and the Bank’s wholly owned subsidiaries, Security Federal Insurance, Inc. (“SFINS”), Security Federal Investments, Inc. ("SFINV") and Security Financial Services Corporation (“SFSC”).  Security Federal Corporation has a wholly owned subsidiary, Security Federal Statutory Trust (the “Trust”), which issued and sold fixed and floating rate capital securities of the Trust.  However, under current accounting guidance, the Trust is not consolidated in the financial statements.  The Bank is primarily engaged in the business of accepting savings and demand deposits and originating mortgage loans and other loans to individuals and small businesses for various personal and commercial purposes.  SFINS is an insurance agency offering auto, business, health and home insurance.  SFINS has a wholly owned subsidiary, Collier Jennings Financial Corporation which has as subsidiaries Security Federal Auto Insurance, The Auto Insurance Store Inc., and Security Federal Premium Pay Plans Inc. Security Federal Premium Pay Plans Inc. has one wholly owned premium finance subsidiary and also has an ownership interest in four other premium finance subsidiaries. SFINV was formed to hold investment securities and allow for better management of the securities portfolio. SFSC is currently inactive.
Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing balances in other banks, and federal funds sold.  Cash equivalents have original maturities of three months or less.
Investment and Mortgage-Backed Securities
Investment securities, including mortgage-backed securities, are classified in one of three categories: held to maturity, available for sale, or trading.  Management determines the appropriate classification of debt securities at the time of purchase. Investment securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity.  These securities are recorded at cost and adjusted for amortization of premiums and accretion of discounts over a level yield basis. Callable debt securities held at a premium are amortized until the earliest call date. Prepayment assumptions on mortgage-backed securities are anticipated.
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
Intangible Assets and Goodwill
The Company's goodwill is a result of the excess of the cost over the fair value of net assets resulting from the Company's acquisition of Collier Jennings Financial Corporation in July 2006. Goodwill is reviewed for impairment annually or whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Intangible assets are amortized over their estimated economic lives using methods that reflect the pattern in which the economic benefits are utilized.  The intangible assets, which consisted of the customer list and employment contracts resulting from the Company’s acquisition of Collier Jennings Financial Corporation, were fully amortized at December 31, 2019.
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
There have been no gross amounts of unrecognized tax benefits or interest or penalties related to uncertain tax positions since adoption. There are no unrecognized tax benefits that would, if recognized, affect the effective tax rate. There are no positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next 12 months. Years prior to December 31, 2016 are closed for federal, state and local income tax matters.
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
Advertising Expense
Advertising and public relations costs are generally expensed as incurred.  External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.  Advertising and public relations costs of $796,000, $547,000, and $596,000 were included in the Company’s results of operations for the years ended December 31, 2019, 2018 and 2017, respectively.
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
The following tables show the effect of dilutive options on the Company’s net income per common share.

	Year Ended December 31, 2019
	Income	Shares	Per Share
Basic EPS	$7,794,487	2,955,737	$2.64
Effect of Dilutive Securities:
Senior Convertible Debentures	362,640	302,200	(0.14)
Diluted EPS	$8,157,127	3,257,937	$2.50

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)	Significant Accounting Policies, Continued

	Year Ended December 31, 2018			Year Ended December 31, 2017
	Income	Shares	Per Share	Income	Shares	Per Share
Basic EPS	$7,207,221	2,953,446	$2.44	$5,918,340	2,945,918	$2.01
Effect of Dilutive Securities:
Stock Options	—	0	—	—	951	—
Senior Convertible Debentures	362,640	303,200	(0.12)	301,339	303,200	(0.10)
Diluted EPS	$7,569,861	3,256,646	$2.32	$6,219,679	3,250,069	$1.91

There were no stock options outstanding as of December 31, 2019 and 2018; and therefore, no dilutive options in the calculation of diluted EPS for those periods. The average market price used in calculating the assumed number of dilutive shares issued for the year ended December 31, 2017 was $29.05.
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
Recently Issued Accounting Standards
The following is a summary of recent authoritative pronouncements that could affect accounting, reporting, and disclosure of financial information by the Company:
In February 2016, the FASB amended the Leases topic of the ASC to revise certain aspects of recognition, measurement, presentation, and disclosure of leasing transactions. In July 2018, the FASB further amended the Leases Topic of the ASC to make narrow amendments to clarify how to apply certain aspects of the new leases standard. The amendments also give entities another additional and optional method for transition to the new guidance and to provide lessors with a practical expedient. The amendments were effective for reporting periods beginning after December 15, 2018. The Company adopted the new standard and recorded a right-of-use asset and lease liability of $3.1 million effective January 1, 2019. Additional disclosures required by the ASC have been included in "Note 5 - Premises and Equipment, Net and Leases."
In June 2016, the FASB issued guidance to change the accounting for credit losses and modify the impairment model for certain debt securities. The guidance significantly changes the impairment model for most financial assets that are measured at amortized cost and certain other instruments from an incurred loss model to an expected loss model. The amendments will be effective for the Company for reporting periods beginning after December 15, 2022. Early adoption is permitted. The Company is in the process of identifying required changes to the loan loss estimation models and processes and evaluating the impact of this new guidance. Once adopted, we expect our allowance for loan losses to increase, however, until our evaluation is complete the magnitude of the increase will be unknown.
In March 2017, the FASB issued guidance on Receivables - Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities. The guidance shortens the amortization period for certain callable debt securities held at a premium. The amendments were effective for the Company for reporting periods beginning after December 15, 2018. The adoption of these amendments did not have a material effect on its consolidated financial statements.
In June 2018, the FASB amended the Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The amendments expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. Previously, these awards were recorded at the fair value of consideration received or the fair value of the equity instruments issued and was measured as the earlier of the commitment date or date performance was completed. The guidance requires the awards to be measured at the grant-date fair value of the equity instrument. This ASU became effective for reporting periods beginning after December 15, 2018. The adoption of these amendments did not have a material effect on the Company's consolidated financial statements.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)    Significant Accounting Policies, Continued
Recently Issued Accounting Standards
In August 2018, the FASB amended the Fair Value Measurement Topic of the ASC to remove, modify, and add certain fair value disclosure requirements based on the concepts in the FASB Concepts Statement, Conceptual Framework for Financial Reporting-Chapter 8: Notes to Financial Statements. The amendments are effective for reporting periods beginning after December 15, 2019. Early adoption is permitted. An entity is permitted to early adopt any removed or modified disclosures upon issuance of this guidance and delay adoption of the additional disclosures until their effective date. The Company does not expect these amendments to have a material effect on its consolidated financial statements.
In March 2019, the FASB issued guidance to address concerns by lessors that are not manufacturers or dealers when assessing the fair value of underlying assets under the leases standard discussed above and to clarify that lessees and lessors are exempt from a certain interim disclosure requirement associated with adopting the new standard. The amendments are effective for the Company for reporting periods beginning after December 15, 2019. Early adoption is permitted. The Company does not expect these amendments to have a material effect on its consolidated financial statements.
In April 2019, the FASB issued guidance to provide entities that have certain financial instruments measured at amortized cost that have credit losses, to irrevocably elect the fair value option in Subtopic 825-10, upon adoption of the June 2016 guidance related to accounting for credit losses and modifying the impairment model for certain debt securities. The fair value option applies to available-for-sale debt securities. This guidance should be applied at adoption on a modified-retrospective basis as a cumulative-effect adjustment to the opening balance of retained earnings in the statement of financial condition. The Company does not expect these amendments to have a material effect on its consolidated financial statements.
In December 2019, the FASB issued guidance simplifying the accounting for income taxes by removing certain exceptions to the general principles in Topic 740, Income Taxes. The amendments also improve consistent application or and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Company does not expect the adoption of ASU 2019-12 to have a material impact on its consolidated financial statements.
Other accounting standards that have been issued or proposed by the FASB or other standards-setting authorities are not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.
Risks and Uncertainties
In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory.  There are three main components of economic risk: interest rate risk, credit risk, and market risk.  The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases, than its interest-earning assets.  Credit risk is the risk of default on the Company’s loan portfolio that results from borrowers’ inability or unwillingness to make contractually required payments.  Market risk reflects changes in the value of collateral underlying loans receivable, the valuation of real estate held by the Company, and the valuation of loans held for sale and securities available for sale.  The Company is subject to the regulations of various government agencies.  These regulations can and do change significantly from period to period.  The Company also undergoes periodic examinations by the bank regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances, and operating restrictions, resulting from the regulators’ judgments based on information available to them at the time of their examination.
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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)         Investment and Mortgage-Backed Securities, Available For Sale

The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of investment and mortgage-backed securities available for sale at the dates indicated are as follows:

	December 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
Student Loan Pools	$41,088,231	$—	$856,401	$40,231,830
Small Business Administration (“SBA”) Bonds	111,927,938	622,105	656,944	111,893,099
Tax Exempt Municipal Bonds	43,153,086	4,088,408	—	47,241,494
Taxable Municipal Bonds	15,169,737	35,359	364,686	14,840,410
Mortgage-Backed Securities	197,356,288	3,664,621	582,902	200,438,007
	$408,695,280	$8,410,493	$2,460,933	$414,644,840
	December 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
Student Loan Pools	$12,934,037	$20,713	$69,249	$12,885,501
SBA Bonds	125,777,016	560,352	890,837	125,446,531
Tax Exempt Municipal Bonds	60,141,164	1,518,974	329,769	61,330,369
Taxable Municipal Bonds	1,998,258	3,546	23,919	1,977,885
Mortgage-Backed Securities	185,291,038	1,073,432	1,903,919	184,460,551
	$386,141,513	$3,177,017	$3,217,693	$386,100,837
Student Loan Pools are typically 97% guaranteed by the United States government while SBA bonds are 100% backed by the full faith and credit of the United States government. Included in the tables above and below in mortgage-backed securities are Government National Mortgage Association ("GNMA") mortgage-backed securities, which are also backed by the full faith and credit of the United States government.  At December 31, 2019, the Bank held an amortized cost and fair value of $63.2 million and $63.9 million, respectively, in GNMA mortgage-backed securities compared to an amortized cost and fair value of $80.4 million and $80.2 million, respectively, at December 31, 2018. Also included in mortgage-backed securities in the tables above and below are private label collateralized mortgage obligation ("CMO") securities, which are issued by non-governmental real estate mortgage investment conduits and are not backed by the full faith and credit of the United States government.  At December 31, 2019 the Bank held an amortized cost and fair value of $15.8 million and $16.1 million, respectively, in private label CMO mortgage-backed securities, compared to an amortized cost and fair value of $29.7 million and $29.5 million, respectively, at December 31, 2018.
The amortized cost and fair value of investment and mortgage-backed securities available for sale at December 31, 2019 are shown below by contractual maturity.  Expected maturities will differ from contractual maturities because borrowers have the right to prepay obligations with or without call or prepayment penalties. Since mortgage-backed securities are not due at a single maturity date, they are disclosed separately, rather than allocated over the maturity groupings below.

	Amortized Cost	Fair Value
Due in less than one year	$18,237	$18,134
Due in one year to five years	6,314,205	6,342,172
Due in five to ten years	57,236,558	57,209,659
Due in ten years or more	147,769,992	150,636,868
Mortgage-Backed Securities	197,356,288	200,438,007
	$408,695,280	$414,644,840

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)         Investment and Mortgage-Backed Securities, Available For Sale, Continued

The amortized cost and fair value of investment and mortgage-backed securities available for sale pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $171.4 million and $173.1 million, respectively, at December 31, 2019 and $111.8 million and $111.7 million, respectively, at December 31, 2018.

The Bank received $96.5 million, $33.3 million and $72.3 million in gross proceeds from sales of available for sale securities during the years ended December 31, 2019, 2018 and 2017, respectively. As a result, the Bank recognized gross gains of $1.5 million, $732,000 and $1.0 million, respectively, and gross losses of $636,000, $159,000 and $510,000, respectively, during the years ended December 31, 2019, 2018 and 2017.

The tables below summarize gross unrealized losses and the related fair value, aggregated by investment category and length of time that individual available for sale securities have been in a continuous unrealized loss position for the periods indicated.

	December 31, 2019
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Student Loan Pools	$30,079,497	$534,048	$10,152,333	$322,353	$40,231,830	$856,401
SBA Bonds	13,844,666	106,110	47,395,036	550,834	61,239,702	656,944
Taxable Municipal Bonds	13,810,279	364,686	—	—	13,810,279	364,686
Mortgage-Backed Securities	55,326,064	480,958	7,975,863	101,944	63,301,927	582,902
	$113,060,506	$1,485,802	$65,523,232	$975,131	$178,583,738	$2,460,933

	December 31, 2018
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Student Loan Pools	$8,384,145	$69,249	$—	$—	$8,384,145	$69,249
SBA Bonds	59,496,936	479,955	25,054,861	410,882	84,551,797	890,837
Tax Exempt Municipal Bonds	4,585,849	91,281	9,626,613	238,488	14,212,462	329,769
Taxable Municipal Bonds	—	—	980,520	23,919	980,520	23,919
Mortgage-Backed Securities	38,168,598	249,050	81,947,249	1,654,869	120,115,847	1,903,919
	$110,635,528	$889,535	$117,609,243	$2,328,158	$228,244,771	$3,217,693

Securities classified as available-for-sale are recorded at fair market value.  At December 31, 2019 and 2018, 39.6% and 72.4% of the unrealized losses, representing 69 and 92 individual securities, respectively, consisted of securities in a continuous loss position for 12 months or more. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature.  The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and is not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary. The Company reviews its investment securities portfolio at least quarterly and more frequently when economic conditions warrant, assessing whether there is any indication of other-than-temporary impairment (“OTTI”).

Factors considered in the Company's review of its investment securities portfolio include estimated future cash flows, length of time and extent to which market value has been less than cost, the financial condition and near term prospects of the issuer, and our intent and ability to retain the security to allow for an anticipated recovery in market value. If the review determines that there is OTTI, then an impairment loss is recognized in earnings equal to the entire difference between the investment’s cost and its fair value at the balance sheet date of the reporting period for which the assessment is made, or the Company may recognize a portion of the impairment in other comprehensive income. The fair value of investments on which OTTI is recognized then becomes the new cost basis of the investment. There was no OTTI recognized during the years ended December 31, 2019, 2018 and 2017.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(3)         Investment and Mortgage-Backed Securities, Held to Maturity

At December 31, 2019, the Company's entire held to maturity portfolio was comprised of mortgage-backed securities. The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of held to maturity securities at December 31, 2019 and 2018 were as follows:

	December 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-Backed Securities (1)	$19,246,935	$560,067	$1,161	$19,805,841
Total Held To Maturity	$19,246,935	$560,067	$1,161	$19,805,841

	December 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
FHLMC Bond	$998,541	$—	$20,564	$977,977
Mortgage-Backed Securities (1)	22,639,472	78,281	446,330	22,271,423
Total Held To Maturity	$23,638,013	$78,281	$466,894	$23,249,400
(1) COMPRISED OF GSES OR GNMA MORTGAGE-BACKED SECURITIES
The Company’s held to maturity portfolio is recorded at amortized cost.  The Company has the ability and intent to hold these securities to maturity. At December 31, 2019, the Bank held an amortized cost and fair value of $11.3 million and $11.6 million, respectively, in GNMA mortgage-backed securities classified as held to maturity compared to an amortized cost and fair value of $13.3 million and $13.1 million, respectively, at December 31, 2018. The Company has not invested in any private label mortgage-backed securities classified as held to maturity.

At December 31, 2019, the amortized cost and fair value of mortgage-backed securities held to maturity that were pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $17.5 million and $18.0 million, respectively, compared to an amortized cost and fair value of $19.8 million and $19.4 million, respectively, at December 31, 2018. The following tables show gross unrealized losses, fair value and length of time that individual held to maturity securities were in a continuous unrealized loss position at December 31, 2019 and 2018.

	December 31, 2019
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-Backed Securities (1)	$—	$—	$820,313	$1,161	$820,313	$1,161
	$—	$—	$820,313	$1,161	$820,313	$1,161

	December 31, 2018
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
FHLMC Bond	$—	$—	$977,977	$20,564	$977,977	$20,564
Mortgage-Backed Securities (1)	—	—	16,855,973	446,330	16,855,973	446,330
	$—	$—	$17,833,950	$466,894	$17,833,950	$466,894

(1) COMPRISED OF GSES OR GNMA MORTGAGE-BACKED SECURITIES

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)          Loans Receivable, Net

Loans receivable, net, at December 31, 2019 and 2018 are summarized below.

	December 31,
	2019		2018
	Balance	% of Total Gross Loans	Balance	% of Total Gross Loans
Residential Real Estate Loans	$86,404,304	18.4%	$83,965,416	18.9%
Consumer Loans	56,331,013	12.0%	56,907,555	12.8%
Commercial Business Loans	22,234,189	4.8%	28,086,686	6.3%
Commercial Real Estate Loans	303,550,905	64.8%	275,960,438	62.0%
Total Loans Held For Investment	468,520,411	100.0%	444,920,095	100.0%
Loans Held For Sale	3,990,606		1,781,985
Total Loans Receivable, Gross	472,511,017		446,702,080
Less:
Allowance For Loan Losses	9,225,574		9,171,717
Loans in Process	9,957,140		7,225,271
Deferred Loan Fees	469,568		251,575
	19,652,282		16,648,563
Total Loans Receivable, Net	$452,858,735		$430,053,517
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
The following tables summarize the loan grades used by the Company to measure the credit quality of gross loans receivable, excluding those held for sale, by loan segment at December 31, 2019 and 2018.

December 31, 2019	Pass	Caution	Special Mention	Substandard	Total Loans
Residential Real Estate	$76,674,539	$4,612,182	$1,155,802	$3,961,781	$86,404,304
Consumer	44,294,400	9,617,301	624,248	1,795,064	56,331,013
Commercial Business	16,140,592	5,486,393	301,462	305,742	22,234,189
Commercial Real Estate	230,810,756	56,025,352	14,285,015	2,429,782	303,550,905
Total	$367,920,287	$75,741,228	$16,366,527	$8,492,369	$468,520,411

December 31, 2018	Pass	Caution	Special Mention	Substandard	Total Loans
Residential Real Estate	$75,558,544	$3,369,776	$958,354	$4,078,742	$83,965,416
Consumer	46,948,251	6,899,912	567,682	2,491,710	56,907,555
Commercial Business	22,670,318	4,708,036	339,533	368,799	28,086,686
Commercial Real Estate	204,197,354	45,653,796	18,492,785	7,616,503	275,960,438
Total	$349,374,467	$60,631,520	$20,358,354	$14,555,754	$444,920,095

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)          Loans Receivable, Net, Continued

The following tables present an age analysis of past due balances by category at December 31, 2019 and 2018.

	December 31, 2019
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable
Residential Real Estate	$—	$355,290	$144,209	$499,499	$85,904,805	$86,404,304
Consumer	422,443	217,542	81,736	721,721	55,609,292	56,331,013
Commercial Business	147,959	76,515	20,316	244,790	21,989,399	22,234,189
Commercial Real Estate	3,849,424	—	1,352,716	5,202,140	298,348,765	303,550,905
Total	$4,419,826	$649,347	$1,598,977	$6,668,150	$461,852,261	$468,520,411

	December 31, 2018
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable
Residential Real Estate	$—	$332,000	$497,713	$829,713	$83,135,703	$83,965,416
Consumer	555,798	247,894	1,120,462	1,924,154	54,983,401	56,907,555
Commercial Business	205,613	106,163	18,648	330,424	27,756,262	28,086,686
Commercial Real Estate	1,556,863	424,103	1,634,770	3,615,736	272,344,702	275,960,438
Total	$2,318,274	$1,110,160	$3,271,593	$6,700,027	$438,220,068	$444,920,095

At December 31, 2019 and 2018, the Company did not have any loans that were 90 days or more past due and still accruing interest. Our strategy is to work with our borrowers to reach acceptable payment plans while protecting our interests in the existing collateral.  In the event an acceptable arrangement cannot be reached, we may have to acquire these properties through foreclosure or other means and subsequently sell, develop, or liquidate them.

The following table shows non-accrual loans by category at December 31, 2019 compared to 2018.

	December 31, 2019		December 31, 2018		Decrease
	Amount	Percent (1)	Amount	Percent (1)	$	%
Non-accrual Loans:
Residential Real Estate	$1,520,485	0.3%	$2,084,870	0.5%	$(564,385)	(27.1)%
Consumer	319,280	0.1	1,274,673	0.3	(955,393)	(75.0)
Commercial Business	122,605	—	124,458	—	(1,853)	(1.5)
Commercial Real Estate	1,474,036	0.3	3,564,494	0.8	(2,090,458)	(58.6)
Total Non-accrual Loans	$3,436,406	0.7%	$7,048,495	1.6%	$(3,612,089)	(51.2)%
(1) PERCENT OF GROSS LOANS RECEIVABLE HELD FOR INVESTMENT, NET OF DEFERRED FEES AND LOANS IN PROCESS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)          Loans Receivable, Net, Continued

The following tables show the allowance for loan losses by loan category for the years ended December 31, 2019, 2018 and 2017.

	For the Year Ended December 31, 2019
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,191,443	$1,203,593	$923,600	$5,853,081	$9,171,717
Provision	227,624	324,394	(392,817)	215,799	375,000
Charge-Offs	(34,599)	(432,003)	(1,132)	(517,583)	(985,317)
Recoveries	6,126	114,865	15,113	528,070	664,174
Ending Balance	$1,390,594	$1,210,849	$544,764	$6,079,367	$9,225,574

	For the Year Ended December 31, 2018
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,233,843	$1,144,815	$1,011,227	$4,831,733	$8,221,618
Provision	2,411	173,235	(55,109)	804,463	925,000
Charge-Offs	(46,419)	(224,954)	(32,518)	(351,894)	(655,785)
Recoveries	1,608	110,497	—	568,779	680,884
Ending Balance	$1,191,443	$1,203,593	$923,600	$5,853,081	$9,171,717

	For the Year Ended December 31, 2017
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,360,346	$996,620	$882,999	$5,116,266	$8,356,231
Provision	82,909	257,180	261,599	(301,688)	300,000
Charge-Offs	(211,780)	(184,161)	(133,371)	(301,260)	(830,572)
Recoveries	2,368	75,176	—	318,415	395,959
Ending Balance	$1,233,843	$1,144,815	$1,011,227	$4,831,733	$8,221,618

The following tables summarize the impaired loans evaluated individually and collectively for impairment within the allowance for loan losses and loans receivable balances at December 31, 2019 and 2018.

	Allowance For Loan Losses			Loans Receivable
December 31, 2019	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$—	$1,390,594	$1,390,594	1,086,433	$85,317,871	$86,404,304
Consumer	—	1,210,849	1,210,849	184,402	56,146,611	56,331,013
Commercial Business	—	544,764	544,764	64,406	22,169,783	22,234,189
Commercial Real Estate	—	6,079,367	6,079,367	1,894,642	301,656,263	303,550,905
Total	$—	$9,225,574	$9,225,574	$3,229,883	$465,290,528	$468,520,411

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)          Loans Receivable, Net, Continued

Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment and records the loan at fair value. Fair value is estimated using one of the following methods: fair value of the collateral less estimated costs to sale, discounted cash flows, or market value of the loan based on similar debt. The fair value of the collateral less estimated costs to sell is the most frequently used method. Typically, the Company reviews the most recent appraisal and, if it is over 24 months old, will request a new third party appraisal. Depending on the particular circumstances surrounding the loan, including the location of the collateral, the date of the most recent appraisal and the value of the collateral relative to the recorded investment in the loan, management may order an independent appraisal immediately or, in some instances, may elect to perform an internal analysis. The average balance of total impaired loans was $6.4 million for year ended December 31, 2019 compared to $11.0 million for the year ended December 31, 2018.

The following tables present information related to impaired loans by loan category as of and for the years ended December 31, 2019, 2018 and 2017.

	December 31, 2019
Impaired Loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Residential Real Estate	$1,086,433	$1,086,433	$—	$1,322,609	$—
Consumer	184,402	192,702	—	1,106,795	—
Commercial Business	64,406	959,406	—	71,422	—
Commercial Real Estate	1,894,642	2,066,862	—	3,893,786	54,372
Total
Residential Real Estate	1,086,433	1,086,433	—	1,322,609	—
Consumer	184,402	192,702	—	1,106,795	—
Commercial Business	64,406	959,406	—	71,422	—
Commercial Real Estate	1,894,642	2,066,862	—	3,893,786	54,372
Total	$3,229,883	$4,305,403	$—	$6,394,612	$54,372

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
The Bank had five TDRs with a total balance of $825,000 included in impaired loans at December 31, 2019 compared to seven TDRs totaling $1.4 million at December 31, 2018. There were no TDRs restructured during the years ended December 31, 2019, 2018 and 2017. At December 31, 2019, there were no TDRs in default. At December 31, 2018 and 2017, one previously restructured loan with a balance of $374,000 and two previously restructured loans with a total balance of $610,000, respectively, were in default, none of which had been restructured during the same period. The Bank considers any loan 30 days or more past due to be in default.
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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(5)         Premises and Equipment, Net and Leases

Premises and equipment, net, are summarized as follows:

	December 31,
	2019	2018
Land	$7,708,424	$6,693,927
Buildings and Improvements	25,336,734	23,319,946
Furniture and Equipment	12,748,562	11,878,563
Construction in Progress	1,751,176	1,391,986
Total Premises and Equipment	47,544,896	43,284,422
Less: Accumulated Depreciation	(20,325,013)	(19,109,715)
Total Premises and Equipment, Net	$27,219,883	$24,174,707

Construction in progress of $1.8 million at December 31, 2019 primarily included building and construction costs associated with our newest branch in Augusta, Georgia, scheduled for opening in 2021. At December 31, 2019 the estimated additional costs to complete and equip the branch were approximately $2.0 million. Depreciation expense on premises and equipment was $1.6 million, $1.5 million and $1.5 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Effective January 1, 2019 the Company adopted ASC 842 “Leases.” Currently, the Company has operating leases on six of its branches that are accounted for under this standard. As a result of this standard, the Company recognized both a right-of-use (ROU) asset and lease liability of $3.1 million effective January 1, 2019. During the year ended December 31, 2019, the Company made cash payments in the amount of $444,000 for operating leases. The lease expense recognized during this period amounted to $458,000 and the lease liability was reduced by $358,000. At December 31, 2019, the Company had ROU assets of $2.7 million and a lease liability of $2.7 million recorded on its consolidated balance sheet. The remaining weighted average lease term is seven years and the weighted average discount rate used is 3.2%.

At December 31, 2019, future undiscounted lease payments for operating leases with initial terms of one year or more were as follows:

Year ended December 31,
2020	435,553
2021	426,040
2022	437,463
2023	449,271
2024	450,657
Thereafter	869,050
Total undiscounted lease payments	3,068,034
Less: effect of discounting	334,503
Present value of estimated lease payments (lease liability)	$2,733,531

Total rental expense was $460,000, $454,000, and $409,000 for the years ended December 31, 2019, 2018 and 2017, respectively. Five lease agreements with monthly expenses of $7,350, $900, $7,900, $9,950, and $10,600 have multiple renewal options totaling 30, 10, 15, 45, and 20 years, respectively.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(6)         Goodwill

Goodwill was recorded in connection with the Company's acquisition of Collier Jennings Financial Corporation in July 2006. The goodwill balance of $1.2 million remained unchanged at both December 31, 2019 and 2018.  In accordance with accounting guidance, the Company evaluates its goodwill on an annual basis. The evaluations were performed as of September 30, 2019 and 2018 for the years ended December 31, 2019 and 2018, respectively. At the time of the evaluations the Company determined that no impairment existed. Therefore, there was no write-down of goodwill for the years ended December 31, 2019 and 2018.

(7)         FHLB Stock

The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to a membership component, which was 0.09% of total assets at both December 31, 2019 and 2018, plus a transaction component equal to 4.25% of outstanding advances (borrowings) from the FHLB of Atlanta at December 31, 2019 and 2018.  The Bank is in compliance with this requirement with an investment in FHLB of Atlanta stock of $2.5 million and $2.2 million at December 31, 2019 and 2018, respectively. No readily available market exists for this stock and it has no quoted fair value.  However, because redemption of this stock has historically been at par, it is carried at cost.

(8)         Other Real Estate Owned

The Bank owned $678,000 and $722,000 in OREO at December 31, 2019 and 2018, respectively. Transactions in OREO for the years ended December 31, 2019, 2018 and 2017 are summarized below.

	2019	2018	2017
Balance, beginning of year	$722,442	$1,115,671	$2,721,214
Additions	832,800	435,550	580,748
Sales	(855,502)	(772,779)	(2,028,170)
Write-downs	(22,000)	(56,000)	(158,121)
Balance, end of year	$677,740	$722,442	$1,115,671

There were no mortgage loans collateralized by residential real estate property in the process of foreclosure at December 31, 2019 compared to $320,000 at December 31, 2018.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(9)         Deposits

Deposits outstanding at December 31, 2019 and 2018 are summarized below by account type.

	December 31, 2019			December 31, 2018
	Balance	Weighted Rate	Interest Rate Range	Balance	Weighted Rate	Interest Rate Range
Checking Accounts	$260,135,924	0.11%	0.00-1.98%	$219,515,207	0.09%	0.00-1.98%
Money Market Accounts	230,693,518	0.72%	0.00-1.48%	261,136,008	0.65%	0.00-2.23%
Savings Accounts	51,124,806	0.16%	0.00-1.00%	48,391,799	0.14%	0.00-0.14%
Total	$541,954,248	0.36%	0.00-1.98%	$529,043,014	0.31%	0.00-2.23%
Certificate Accounts:
0.00 – 0.99%	$28,599,107			$70,854,896
1.00 – 1.99%	122,164,536			120,011,938
2.00 – 2.99%	78,689,591			47,586,859
Total	$229,453,234	1.71%	0.45-2.96%	$238,453,693	1.37%	0.35-2.86%
Total Deposits	$771,407,482	0.76%	0.00-2.96%	$767,496,707	0.64%	0.00-2.86%

Included in the certificates above were $34.6 million and $33.1 million in brokered deposits at December 31, 2019 and 2018, respectively, with a weighted average interest rate of 1.87% and 1.86%, respectively. Of the $34.6 million in brokered deposits at December 31, 2019, $2.0 million mature within one year. At December 31, 2019 and 2018, the Bank had $141,000 and $59,000, respectively, in overdrafts that were reclassified to loans.

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $144.2 million and $151.5 million at December 31, 2019 and 2018, respectively. Certificate of deposits that met or exceeded the FDIC insurance limit of $250,000 were $77.5 million and $89.2 million at December 31, 2019 and 2018, respectively.

The amounts and scheduled maturities of all certificates of deposit were as follows at December 31, 2019 and 2018:

	December 31,
	2019	2018
Within 1 Year	$149,481,000	$160,771,824
After 1 Year, Within 2 Years	42,689,147	43,330,060
After 2 Years, Within 3 Years	18,737,910	23,990,251
After 3 Years, Within 4 Years	3,272,862	6,358,577
After 4 Years, Within 5 Years	15,272,315	3,488,598
Thereafter	—	514,383
Total Certificates of Deposits	$229,453,234	$238,453,693

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(10)         Advances From Federal Home Loan Bank and Other Borrowings
Advances from the FHLB are summarized by year of maturity and weighted average interest rate at December 31, 2019 below.

	Amount	Weighted Rate
2020	$13,138,000	1.88%
2021	25,000,000	1.97%
Total	$38,138,000	1.94%
These advances are secured by a blanket collateral agreement with the FHLB by pledging the Bank’s portfolio of residential first mortgage loans and investment securities with an amortized cost and fair value of $100.5 million and $96.7 million, respectively, at December 31, 2019 and $79.1 million and $71.4 million, respectively, at December 31, 2018.
FHLB advances are subject to prepayment penalties. During the years ended December 31, 2019, 2018 and 2017, the Bank prepaid no FHLB advances. Callable advances are callable at the option of the FHLB.  If an advance is called, the Bank has the option to pay off the advance without penalty, re-borrow funds on different terms, or convert the advance to a three-month floating rate advance tied to LIBOR. The Bank did not have any callable FHLB advances at December 31, 2019.
At December 31, 2019 and 2018, the Bank had $259.2 million and $236.6 million in additional borrowing capacity, respectively, at the FHLB.
The Bank had $11.6 million and $10.7 million in other borrowings at December 31, 2019 and 2018, respectively.  These borrowings consist of short-term repurchase agreements with certain commercial demand deposit customers for sweep accounts. The repurchase agreements typically mature within one to three days and the interest rate paid on these borrowings floats monthly with money market type rates. At December 31, 2019 and 2018, the interest rate paid on the repurchase agreements was 0.50% and 0.25%, respectively. The maximum amount outstanding at any one month end during the year ended December 31, 2019 was $15.8 million compared to $14.3 million during the year ended December 31, 2018. The Bank had pledged as collateral for these repurchase agreements investment and mortgage-backed securities with amortized costs and fair values of $20.4 million and $20.5 million, respectively, at December 31, 2019 and $16.2 million and $16.5 million, respectively, at December 31, 2018.

(11)         Note Payable
On October 31, 2016, the Company repurchased all 22,000 shares of its Series B Preferred Stock from the United States Department of the Treasury ("Treasury") for a total payment amount of $21.4 million. In connection with this repurchase, the Company obtained a $14.0 million unsecured term loan from another financial institution. The loan accrued and paid interest on a quarterly basis at a floating rate, which was calculated as the previous quarter end Wall Street Journal Prime index minus 30 basis points. The remaining balance of this loan was repaid prior to its maturity date of October 1, 2019.

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
The Capital Securities accrue and pay distributions quarterly at a floating rate of three month LIBOR plus 170 basis points which was a rate per annum equal to 3.59% and 4.49% at December 31, 2019 and 2018, respectively. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears.
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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(13)    Senior Convertible Debentures

Effective December 1, 2009, the Company issued $6.1 million in 8.0% convertible senior debentures with a maturity date of December 1, 2029. Since December 1, 2019, the Company had the right to redeem the debentures, in whole or in part, at the option of the Company, at a price equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest to, but excluding, the date of redemption.

(14)    Subordinated Debentures

On November 22, 2019, the Company sold and issued to certain institutional investors $17.5 million in aggregate principal amount of 5.25% fixed-to-floating rate subordinated notes due 2029 (the “10-Year Notes”) and $12.5 million in aggregate principal amount of 5.25% fixed-to-floating rate subordinated notes due 2034 (the “15-Year Notes”, and together with the 10-Year Notes, the “Notes”). The 10-Year Notes have a stated maturity of November 22, 2029, and bear interest at a fixed rate of 5.25% per year, from and including November 22, 2019 but excluding November 22, 2024. From and including November 22, 2024 to but excluding the maturity date or early redemption date, the interest rate shall reset semi-annually to an interest rate equal to the then-current three-month LIBOR rate plus 369 basis points. The 15-Year Notes have a stated maturity of November 22, 2034, and bear interest at a fixed rate of 5.25% per year, from and including November 22, 2019 but excluding November 22, 2029. From and including November 22, 2029 to but excluding the maturity date or early redemption date, the interest rate for the 15-Year Notes shall reset semi-annually to an interest rate equal to the then-current three-month LIBOR rate plus 357 basis points. The Notes are payable semi-annually in arrears on June 1 and December 1 of each year commencing June 1, 2020.

The Notes are not subject to redemption at the option of the holder and may be redeemed by the Company only under certain limited circumstances prior to November 22, 2024, with respect to the 10-Year Notes, and November 22, 2029, with respect to the 15-Year Notes. The Company may redeem the 10-Year Notes and the 15-Year Notes at its option, in whole at any time, or in part from time to time, after November 22, 2024 and November 22, 2029, respectively. The Notes are unsecured, subordinated obligations of the Company and rank junior in right to payment to the Company’s current and future senior indebtedness, and each Note is equal in right to payment with respect to the other Notes.

The Notes have been structured to qualify as Tier 2 capital for the Company under applicable regulatory guidelines. The Company used the net proceeds from the sale of the Notes to fund the redemption of the convertible senior debentures and for general corporate purposes to support future growth.

(15)         Income Taxes

Income tax expense was comprised of the following for the dates indicated below:

	Years Ended December 31,
	2019	2018	2017
Current:
Federal	$1,437,595	$1,454,049	$1,500,337
State	145,412	202,292	209,396
Total Current Tax Expense	1,583,007	1,656,341	1,709,733
Deferred:
Federal	105,960	(79,034)	736,390
State	(9,417)	(7,781)	(10,663)
Total Deferred Tax Expense (Benefit)	96,543	(86,815)	725,727
Total Income Tax Expense	$1,679,550	$1,569,526	$2,435,460

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(15)         Income Taxes, Continued
The Company's income taxes differ from those computed at the statutory federal income tax rate, as follows:

	Years Ended December 31,
	2019	2018	2017
Tax at Statutory Income Tax Rate	$1,989,548	$1,843,117	$2,840,292
State Tax and Other	100,820	157,417	44,764
Tax Exempt Interest	(291,768)	(338,497)	(730,477)
Life Insurance	(142,508)	(113,400)	(394,445)
Valuation Allowance	23,458	20,889	69,133
Impact of Federal Rate Change on Deferred Taxes	—	—	606,193
Total Income Tax Expense	$1,679,550	$1,569,526	$2,435,460

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2019 and 2018 are presented below. Net deferred tax assets were included in other assets at December 31, 2019 and 2018.

	December 31,
	2019	2018
Deferred Tax Assets:
Deferred Compensation	$587,322	$498,764
Provision for Loan Losses	2,000,131	1,978,481
Other Real Estate Owned	—	18,283
Net Fees Deferred for Financial Reporting	76,262	73,892
Net Operating Losses	356,759	333,301
Other	126,492	240,724
Total Gross Deferred Tax Assets	3,146,966	3,143,445
Less: Valuation Allowance	(356,759)	(333,301)
Net Deferred Tax Assets	2,790,207	2,810,144
Deferred Tax Liabilities:
FHLB Stock Basis Over Tax Basis	72,208	71,717
Depreciation	585,520	507,601
Prepaid Expenses	35,033	36,837
Unrealized Gain on Securities Available for Sale	1,473,077	10,487
Total Gross Deferred Tax Liability	2,165,838	626,642
Net Deferred Tax Asset	$624,369	$2,183,502
The Company measures deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid. Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2019, management has determined that it is more likely than not that the total deferred tax asset will be realized except for the deferred tax asset associated with state net operating loss carryforwards, and, accordingly, has established a valuation allowance only for this item. The change in the valuation allowance was approximately $23,000. The Company had state net operating losses attributable to the non-bank entities of $9.0 million and $8.4 million for the years ended December 31, 2019 and 2018, respectively.
Retained earnings at December 31, 2019 included tax bad debt reserves of $2.1 million, for which no provision for federal income tax has been made. If, in the future, these amounts are used for any purpose other than to absorb bad debt losses, including dividends, stock redemptions, or distributions in liquidation, or the Company ceases to be qualified as a bank holding company, they may be subject to federal income tax at the prevailing corporate tax rate.  At December 31, 2019, the Company had no material unrecognized tax benefits or accrued interest and penalties. It is the Company's policy to account for interest and penalties accrued relative to unrecognized tax benefits as a component of income tax expense. Tax returns for 2016 and subsequent years are subject to examination by taxing authorities.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(16)         Regulatory Matters

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

The Company is a bank holding company registered with the Federal Reserve. Bank holding companies are subject to capital adequacy requirements of the Federal Reserve under the Bank Holding Company Act of 1956, as amended, and the regulations of the Federal Reserve. For a bank holding company with less than $3.0 billion in assets, the capital guidelines apply on a bank only basis and the Federal Reserve expects the holding company's subsidiary banks to be well-capitalized under the prompt corrective action regulations. If Security Federal Corporation was subject to regulatory guidelines for bank holding companies with $3.0 billion or more in assets, at December 31, 2019, it would have exceeded all regulatory capital requirements with Common Equity Tier 1 ("CET1") capital, Tier 1 leverage-based capital, Tier 1 risk-based capital and total risk-based capital ratios of 15.4%, 9.6%, 16.3% and 23.0%, respectively.

Based on its capital levels at December 31, 2019, the Bank exceeded all regulatory capital requirements as of that date. Consistent with the Bank's goals to operate a sound and profitable organization, it is the Bank's policy to maintain a "well-capitalized" status under the regulatory capital categories of the FDIC. Based on capital levels at December 31, 2019, the Bank was considered to be "well-capitalized" under applicable regulatory requirements. Management monitors the capital levels to provide for current and future business opportunities and to maintain the Bank's "well-capitalized" status.

The tables below provide the Bank’s regulatory capital requirements and actual results at December 31, 2019 and 2018.

	Actual		For Capital Adequacy		To Be Well Capitalized
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2019
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$101,280	18.2%	$33,418	6.0%	$44,558	8.0%
Total Risk-Based Capital (To Risk Weighted Assets)	108,270	19.4%	44,558	8.0%	55,697	10.0%
Common Equity Tier 1 Capital (To Risk Weighted Assets)	101,280	18.2%	25,064	4.5%	36,203	6.5%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	101,280	10.4%	39,134	4.0%	48,917	5.0%
December 31, 2018
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$89,188	16.2%	$33,005	6.0%	$44,007	8.0%
Total Risk-Based Capital (To Risk Weighted Assets)	96,092	17.5%	44,007	8.0%	55,009	10.0%
Common Equity Tier 1 Capital (To Risk Weighted Assets)	89,188	16.2%	24,754	4.5%	35,756	6.5%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	89,188	9.8%	36,486	4.0%	45,608	5.0%

In addition to the minimum capital requirements, the Bank must maintain a capital conservation buffer, consisting of additional CET1 capital greater than 2.5% of risk-weighted assets above the required minimum levels in order to avoid limitations on paying dividends, repurchasing shares, and paying discretionary bonuses. At December 31, 2019 the Bank’s conservation buffer was 11.4%.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(17)         Employee Benefit Plans
The Company is participating in a multiple employer defined contribution employee benefit plan covering substantially all employees with six months or more of service.  The Company matches a portion of the employees’ contributions and the plan has a discretionary profit sharing provision.  Total employer contributions were $273,000, $263,000 and $232,000 for the years ended December 31, 2019, 2018 and 2017, respectively.
The Company has an Employee Stock Purchase Plan (“ESPP”).  The ESPP allows employees of the Company to purchase stock quarterly through a payroll deduction at a discount calculated as 15% of the market value with a floor equal to the Company’s book value.  The ESPP, which was approved by stockholders in April 2018, became effective July 1, 2018. Participation in the ESPP is voluntary.  Employees are limited to investing $25,000 or 5% of their annual salary, whichever is lower, during the year.  At December 31, 2019, there were 29 employees participating.
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
In 2016, the Company implemented a Quarterly Branch Incentive Compensation Plan, and all branch employees were moved from the Plan to the Branch Incentive Plan. This plan is for retail branch employees only and pays incentive on a quarterly basis based on specific performance goals established for each branch location. Participation in all three plans is voluntary. During the years ended December 31, 2019 and 2018, the Company incurred expenses of $100,000 and $240,000, respectively, related to these incentive plans.
Certain officers of the Company participate in a supplemental retirement plan.  These benefits are not qualified under the Internal Revenue Code and they are not funded.  During the years ended December 31, 2019, 2018 and 2017, the Company incurred expenses of $496,000, $396,000, and $318,000, respectively, for this plan.
Certain officers and directors of the Company participate in incentive and non-qualified stock option plans. In 2008, the 2008 Equity Incentive Plan (the "2008 Plan") was approved by stockholders and implemented by the Company. The 2008 Plan provided for the grant of non-qualified and incentive stock options, stock appreciation rights (“SARS”), and restricted stock awards. Under the 2008 Plan, 50,000 shares of common stock were reserved for the issuance of stock options and SARS in addition to 50,000 shares subject to restricted stock awards. Options are granted at exercise prices not less than the fair value of the Company’s common stock on the date of the grant.  The 2008 Plan expired during the year ended December 31, 2018. Since that date, there are no shares available for issuance under this plan for stock options or SARS. There were no stock options granted by the Company during the years ended December 31, 2019, 2018 and 2017.
At December 31, 2019, the Company had no options outstanding.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(17)         Employee Benefit Plans, Continued

The following is a summary of the activity under the Company’s incentive and non-qualified stock option plans for the years ended December 31, 2018 and 2017:

	Years Ended December 31,
	2018		2017
	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price
Balance, Beginning of Period	4,500	$22.91	21,500	$23.57
Options Exercised	450	22.91	7,500	23.49
Options Forfeited	4,050	22.91	9,500	23.95
Balance, End of Period	—	$—	4,500	$22.91
Options Exercisable	—	$—	4,500	$22.91
Weighted-Average Remaining Life of Exercisable Options	—		0.4 years
Options Available for Grant	—		50,000

During the years ended December 31, 2019 and 2018, no options vested. During the year ended December 31, 2017, 3,300 options with a weighted average exercise price of $23.33 vested. The aggregate intrinsic value of the stock options outstanding and exercisable was $0 at December 31, 2019, 2018 and 2017 and there was no compensation expense related to stock options during those years.  As of December 31, 2019, there was no unrecognized compensation cost related to non-vested stock options.

(18)         Bank Owned Life Insurance

BOLI provides key person life insurance on certain officers of the Company. The cash value of the life insurance policies are recorded as a separate line item in the accompanying balance sheets at $21.5 million and $21.2 million at December 31, 2019 and 2018, respectively.  The earnings portion of the insurance policies grows tax deferred and helps offset the cost of the Company’s benefits programs.  The Company recorded earnings of $540,000, $540,000 and $506,000 for the growth in the cash value of life insurance during the years ended December 31, 2019, 2018 and 2017, respectively. In addition to the earnings above, the Company received $139,000 and $654,000 in death benefits during the years ended December 31, 2019 and 2017, respectively. There were no death benefits received during the year ended December 31, 2018.

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

Financial instruments where the contract amount represents the Bank's credit risk include commitments under pre-approved but unused lines of credit of $108.0 million and $83.7 million and letters of credit of $1.5 million and $1.6 million at December 31, 2019 and 2018, respectively.

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

Included in the loan commitments noted above were unused credit card loan commitments of $6.2 million and $5.6 million and undisbursed loans in process of $10.0 million and $7.2 million at December 31, 2019 and 2018, respectively.  The Bank also had $282,000 in outstanding commitments on mortgage loans approved but not yet closed at December 31, 2019 compared to none at December 31, 2018.  These commitments, which are funded subject to certain limitations, extend over varying periods of time with the majority being funded within 45 days.

At December 31, 2019 and 2018, the Bank had outstanding commitments to sell approximately $4.0 million and $1.8 million of loans, respectively, which encompassed the Bank’s held for sale loans.  The Bank also has commitments to sell mortgage loans not yet closed, on a best efforts basis.  Best efforts means the Bank suffers no penalty if they are unable to deliver the loans to the potential buyers.  The fair value of the Bank’s commitment to originate mortgage loans at committed interest rates and to sell such loans to permanent investors is insignificant.

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

	Years Ended December 31,
	2019	2018	2017
Balance, Beginning of Period	$32,961	$94,292	$141,972
New Loans	417,590	674	1,078
Less Loan Payments	(19,035)	(62,005)	(48,758)
Balance, End of Period	$431,516	$32,961	$94,292

Loans to all employees, officers, and directors of the Company, in the aggregate constituted approximately 4.5% and 3.9% of the Company’s total shareholders' equity at December 31, 2019 and 2018, respectively.  Deposits from executive officers and directors of the Company and the Bank and their related interests were approximately $15.9 million at $14.9 million at December 31, 2019 and 2018 and have substantially the same terms, including interest rates, as those prevailing at the time with other non-related depositors.

The Company leased office space from a related party during the years ended December 31, 2019, 2018 and 2017. The lease is with a company in which the related party, who is a director of the Company, has an ownership interest.  The Company incurred rent expense of $87,600, $85,000 and $83,000 for the years ended December 31, 2019, 2018 and 2017, respectively, related to this lease.  Management is of the opinion that the transactions with respect to office rent were made on terms that are comparable to those which would be made with unaffiliated persons.

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

Condensed Balance Sheet Data

	December 31,
	2019	2018
Assets:
Cash	$25,685,744	$3,619,418
Investment in Security Federal Statutory Trust	155,000	155,000
Investment in Security Federal Bank	106,947,285	90,359,718
Accounts Receivable and Other Assets	386,889	14,492
Total Assets	$133,174,918	$94,148,628
Liabilities and Shareholders’ Equity:
Accounts Payable and Other Liabilities	$219,213	$49,995
Long-term Debt	41,199,000	13,581,500
Shareholders’ Equity	91,756,705	80,517,133
Total Liabilities and Shareholders’ Equity	$133,174,918	$94,148,628

Condensed Statements of Income Data

	Years Ended December 31,
	2019	2018	2017
Income:
Equity in Earnings of Security Federal Bank	$2,092,130	$1,523,443	$136,682
Dividend Income from Security Federal Bank	6,400,000	6,400,000	6,400,000
Gain on Sale of Investments	—	—	118,725
Miscellaneous Income	62,390	21,235	15,807
Total Income	8,554,520	7,944,678	6,671,214
Expenses:
Interest Expense	906,152	916,832	1,057,065
Other Expenses	39,331	11,099	14,349
Total Expenses	945,483	927,931	1,071,414
Income Before Income Taxes	7,609,037	7,016,747	5,599,800
Income Tax Benefit	(185,450)	(190,474)	(318,540)
Net Income	$7,794,487	$7,207,221	$5,918,340

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(21)         Security Federal Corporation Condensed Financial Statements (Parent Company Only), Continued

Condensed Statements of Cash Flow Data

	Years Ended December 31,
	2019	2018	2017
Operating Activities:
Net Income	$7,794,487	$7,207,221	$5,918,340
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Equity in Earnings of Security Federal Bank	(2,092,130)	(1,523,443)	(136,682)
Deferred Compensation Expense	—	—	25,358
(Increase) Decrease in Accounts Receivable and Other Assets	(372,398)	13,666	3,117
Increase (Decrease) in Accounts Payable	169,218	1,635	(33,612)
Net Cash Provided By Operating Activities	5,499,177	5,699,079	5,776,521
Investing Activities:
Capital Pushdown to Security Federal Bank	(10,000,000)	—	—
Proceeds from Sale of Investments	—	—	95,438
Net Cash (Used) Provided By Investing Activities	(10,000,000)	—	95,438
Financing Activities:
Redemption of Convertible Debentures	—	—	(20,000)
Proceeds from Stock Options Exercised	—	10,310	176,175
Employee Stock Plan Purchases	52,868	12,196	—
Proceeds from Subordinated Debentures	30,000,000	—	—
Repayment of Note Payable	(2,362,500)	(6,137,500)	(4,500,000)
Dividends Paid to Shareholders-Common Stock	(1,123,219)	(1,063,626)	(1,060,729)
Net Cash Provided (Used) By Financing Activities	26,567,149	(7,178,620)	(5,404,554)
Net Increase (Decrease) in Cash	22,066,326	(1,479,541)	467,405
Cash at Beginning of Period	3,619,418	5,098,959	4,631,554
Cash at End of Period	$25,685,744	$3,619,418	$5,098,959

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(22)         Carrying Amounts and Fair Value of Financial Instruments
GAAP requires the Company to disclose fair value of financial instruments measured at amortized cost on the balance sheet and to measure that fair value using an exit price notion, the price that would be received for an asset or paid to transfer a liability, in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date under current market conditions.
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
Investment Securities Available for Sale
Investment securities available for sale are recorded at fair value on a recurring basis. At December 31, 2019, the Company’s investment portfolio was comprised of student loan pools, government and agency bonds, mortgage-backed securities issued by government agencies or GSEs, private label CMO mortgage-backed securities and municipal securities. Fair value measurement is based upon prices obtained from third party pricing services that use independent pricing models which rely on a variety of factors including reported trades, broker/dealer quotes, benchmark yields, economic and industry events and other relevant market information. As such, these securities are classified as Level 2.

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
Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2019, most of the total impaired loans were evaluated based on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. The Company records impaired loans as nonrecurring Level 3. As of December 31, 2019 and 2018, the recorded investment in impaired loans was $3.2 million and $9.4 million, respectively. The average recorded investment in impaired loans was $6.4 million and $11.0 million for the years ended December 31, 2019 and 2018, respectively.

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

The tables below present the balances of assets measured at fair value on a recurring basis at December 31, 2019 and 2018:

	December 31, 2019			December 31, 2018
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Student Loan Pools	$—	$40,231,830	$—	$—	$12,885,501	$—
SBA Bonds	—	111,893,099	—	—	125,446,531	—
Tax Exempt Municipal Bonds	—	47,241,494	—	—	61,330,369	—
Taxable Municipal Bonds	—	14,840,410	—	—	1,977,885	—
Mortgage-Backed Securities	—	200,438,007	—	—	184,460,551	—
Total	$—	$414,644,840	$—	$—	$386,100,837	$—

There were no liabilities measured at fair value on a recurring basis as of December 31, 2019 and 2018.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(22)         Carrying Amounts and Fair Value of Financial Instruments, Continued

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. The table below presents assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2019 and 2018, aggregated by the level in the fair value hierarchy within which those measurements fall.

	December 31, 2019
Assets	Level 1	Level 2	Level 3	Total
Mortgage Loans Held For Sale	$—	$3,990,606	$—	$3,990,606
Collateral Dependent Impaired Loans (1)	—	—	3,222,746	3,222,746
Foreclosed Assets	—	—	677,740	677,740
Total	$—	$3,990,606	$3,900,486	$7,891,092
	December 31, 2018
Assets	Level 1	Level 2	Level 3	Total
Mortgage Loans Held For Sale	$—	$1,781,985	$—	$1,781,985
Collateral Dependent Impaired Loans (1)	—	—	8,613,570	8,613,570
Foreclosed Assets	—	—	722,442	722,442
Total	$—	$1,781,985	$9,336,012	$11,117,997
(1) REPORTED NET OF SPECIFIC RESERVES OF $0 AND $738,662 AT DECEMBER 31, 2019 AND 2018, RESPECTIVELY.

There were no liabilities measured at fair value on a nonrecurring basis as of December 31, 2019 and 2018.

For Level 3 assets and liabilities measured at fair value on a recurring or non-recurring basis, the significant unobservable inputs used in the fair value measurements were as follows as of December 31, 2019 and 2018:

	Valuation	Significant	2019	2018
Level 3 Assets	Technique	Unobservable Inputs	Range	Range
Collateral Dependent Impaired Loans	Appraised Value	Discount Rates/ Discounts to Appraised Values	8% - 92%	7% - 97%
Foreclosed Assets	Appraised Value/Comparable Sales	Discount Rates/ Discounts to Appraised Values	18% - 42%	16% - 100%

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
Loans Receivable, Net—The fair value of loans are estimated using an exit price notion. The exit price notion uses a discounted cash flows technique to calculate the present value of expected future cash flows for a financial instrument and also incorporates other factors, such as enhanced credit risk, illiquidity risk and market factors that sometimes exist in exit prices in dislocated markets. The credit risk assumption is intended to approximate the fair value that a market participant would realize in a hypothetical orderly transaction. The Company’s loan portfolio is initially fair valued using a segmented approach. The Company divides its loan portfolio into the following categories: commercial real estate, other commercial, residential real estate, consumer and all other loans. The results are then adjusted to account for credit risk as described above. A further credit risk discount must be applied through the use of a discounted cash flow model to compensate for illiquidity risk, based on certain assumptions included within the discounted cash flow model, primarily the use of discount rates that better capture inherent credit risk over the lifetime of a loan. This consideration of enhanced credit risk provides an estimated exit price for the Company’s loan portfolio. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values approximate carrying values.

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
Subordinated Debentures—The fair value is estimated by discounting the future cash flows using the current rates at which similar debenture offerings with similar terms and maturities would be issued by similar institutions. As discount rates are based on current debenture rates as well as management estimates, the fair values presented may not be indicative of the value negotiated in an actual sale.
Junior Subordinated Debentures—The carrying value of junior subordinated debentures approximates fair value.
The following tables summarize the carrying value and estimated fair value of the Company’s financial instruments as of December 31, 2019 and 2018 presented in accordance with the applicable accounting guidance.

	December 31, 2019
	Carrying	Fair Value
(In Thousands)	Amount	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash and Cash Equivalents	$12,536	$12,536	$12,536	$—	$—
Certificates of Deposits with Other Banks	950	950	—	950	—
Investment and Mortgage-Backed Securities	433,892	434,451	—	434,451	—
Loans Receivable, Net	452,859	450,796	—	—	450,796
FHLB Stock	2,537	2,537	2,537	—	—

Financial Liabilities:
Deposits:
Checking, Savings and Money Market Accounts	$541,954	$541,954	$541,954	$—	$—
Certificate Accounts	229,453	229,363	—	229,363	—
Advances From FHLB	38,138	38,233	—	38,233	—
Other Borrowed Money	11,580	11,580	11,580	—	—
Subordinated Debentures	30,000	30,000	—	30,000	—
Junior Subordinated Debentures	5,155	5,155	—	5,155	—
Senior Convertible Debentures	6,044	6,044	—	6,044	—

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(22)         Carrying Amounts and Fair Value of Financial Instruments, Continued

	December 31, 2018
	Carrying	Fair Value
(In Thousands)	Amount	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash and Cash Equivalents	$12,706	$12,706	$12,706	$—	$—
Certificates of Deposits with Other Banks	1,200	1,200	—	1,200	—
Investment and Mortgage-Backed Securities	409,739	409,350	—	409,350	—
Loans Receivable, Net	430,054	421,379	—	—	421,379
FHLB Stock	2,204	2,204	2,204	—	—

Financial Liabilities:
Deposits:
Checking, Savings and Money Market Accounts	$529,043	$529,043	$529,043	$—	$—
Certificate Accounts	238,454	236,103	—	236,103	—
Advances From FHLB	34,030	33,771	—	33,771	—
Other Borrowed Money	10,698	10,698	10,698	—	—
Note Payable	2,363	2,363	—	2,363	—
Junior Subordinated Debentures	5,155	5,155	—	5,155	—
Senior Convertible Debentures	6,064	6,064	—	6,064	—

At December 31, 2019, the Bank had $85.3 million of off-balance sheet financial commitments. These commitments are to originate loans and unused consumer lines of credit and credit card lines.  Because these obligations are based on current market rates, if funded, the original principal is considered to be a reasonable estimate of fair value.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(23)         Quarterly Financial Data (Unaudited)

Unaudited condensed financial data by quarter for the years ended December 31, 2019 and 2018 is as follows (dollars, except per share data, in thousands):

	Quarter ended
	3/31/2019	6/30/2019	9/30/2019	12/31/2019
Interest Income	$9,031	$9,128	$9,641	$9,134
Interest Expense	1,774	2,009	2,291	2,237
Net Interest Income	7,257	7,119	7,350	6,897
Provision for Loan Losses	100	—	75	200
Net Interest Income After Provision for Loan Losses	7,157	7,119	7,275	6,697
Non-interest Income	2,196	2,492	2,408	2,000
Non-interest Expense	6,744	7,241	6,989	6,896
Income Before Income Tax	2,609	2,370	2,694	1,801
Provision for Income Taxes	520	486	475	199
Net Income	$2,089	$1,884	$2,219	$1,602
Basic Net Income Per Common Share	$0.71	$0.64	$0.75	$0.54
Diluted Net Income Per Common Share	$0.67	$0.61	$0.71	$0.51
Basic Weighted Average Shares Outstanding	2,954,515	2,955,650	2,956,156	2,956,600
Diluted Weighted Average Shares Outstanding	3,256,715	3,257,850	3,258,356	3,258,800

	Quarter ended
	3/31/2018	6/30/2018	9/30/2018	12/31/2018
Interest Income	$7,774	$8,029	$8,507	$8,763
Interest Expense	1,169	1,286	1,430	1,565
Net Interest Income	6,605	6,743	7,077	7,198
Provision For Loan Losses	—	—	150	775
Net Interest Income After Provision for Loan Losses	6,605	6,743	6,927	6,423
Non-interest Income	2,044	1,744	2,070	1,811
Non-interest Expense	6,519	6,240	6,418	6,413
Income Before Income Tax	2,130	2,247	2,579	1,821
Provision for Income Taxes	400	427	471	271
Net Income	$1,730	$1,820	$2,108	$1,550
Basic Net Income Per Common Share	$0.59	$0.62	$0.71	$0.52
Diluted Net Income Per Common Share	$0.56	$0.59	$0.68	$0.50
Basic Weighted Average Shares Outstanding	2,953,180	2,953,412	2,953,424	2,953,763
Diluted Weighted Average Shares Outstanding	3,257,532	3,257,017	3,256,624	3,256,963

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(24)     Non-Interest Income
The Company adopted the provisions of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), on January 1, 2018 and all subsequent ASUs that modified Topic 606. Results for reporting periods beginning after December 31, 2017 are presented under Topic 606, while prior period amounts have not been adjusted and continue to be reported in accordance with Topic 605. The following table presents the Company's non-interest income for the years ended December 31, 2019, 2018 and 2017. All of the Company’s revenue from contracts with customers within the scope of ASC 606 is recognized in non-interest income, with the exception of gains on the sale of OREO, which are included in non-interest expense when applicable.

	Year Ended December 31,
	2019	2018	2017
Non-interest income:
Service fees on deposit accounts	$1,069,470	$1,060,159	$1,048,345
Check card fee income	1,449,416	1,284,954	1,138,501
Trust income	1,061,200	974,000	796,000
Insurance commissions (1)	674,991	682,367	584,020
Gain on sale of investment securities, net (1)	819,053	573,266	494,146
Gain on sale of loans, net (1)	1,728,741	1,250,530	1,179,837
BOLI income (1)	678,609	540,000	1,160,133
Grant income (1)	478,049	343,078	227,282
Other non-interest income (1)	1,137,614	960,792	716,019
Total non-interest income	$9,097,143	$7,669,146	$7,344,283
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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(24)     Non-Interest Income, Continued

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

(25)     Subsequent Events

Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued. Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet, including estimates inherent in the process of preparing financial statements. Nonrecognized subsequent events are events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date. Management has reviewed all events occurring through the date the financial statements were available to be issued and determined the following subsequent events required disclosure:

On January 2, 2020, the Company announced its intention to redeem all of the convertible debentures on March 2, 2020. Subsequent to the announcement, $5.9 million was converted into 295,600 common shares by holders of the debt. The Company redeemed the remaining $132,000 for cash on March 2, 2020.

The 2019 novel coronavirus (or “COVID-19”) has adversely affected, and may continue to adversely affect economic activity globally, nationally and locally. Following the COVID-19 outbreak in December 2019 and January 2020, market interest rates have declined significantly, with the 10-year Treasury bond falling below 1.00% on March 3, 2020 for the first time. Such events also may adversely affect business and consumer confidence, generally, and the Company and its customers, and their respective suppliers, vendors and processors may be adversely affected. On March 3, 2020, the Federal Open Market Committee reduced the target federal funds rate by 50 basis points to 1.00% to 1.25%. This rate was further reduced to 0% to 0.25% on March 16, 2020.  These reductions in interest rates and other effects of the COVID-19 outbreak may adversely affect the Company’s financial condition and results of operations.

SHAREHOLDERS INFORMATION

ANNUAL MEETING
The annual meeting of shareholders will be held at 11:00 a.m. on Thursday, May 21, 2020 at Newberry Hall, 117 Newberry Street SW, Aiken, South Carolina.

STOCK LISTING
The Company’s stock is traded on the Over-The-Counter-Bulletin Board under the symbol “SFDL.”  The stock began trading on the Bulletin Board in October 2003.

PRICE RANGE OF COMMON STOCK
The table below shows the range of high and low bid prices.  These prices represent actual transactions and do not include retail markups, markdowns or commissions.

	High	Low
Year Ended December 31, 2019
03/31/2019	$31.34	$27.43
06/30/2019	$34.34	$30.78
09/30/2019	$34.80	$32.06
12/31/2019	$35.00	$33.00

Year Ended December 31, 2018
03/31/2018	$32.31	$30.53
06/30/2018	$30.72	$29.96
09/30/2018	$31.81	$29.87
12/31/2018	$31.40	$28.30

As of December 31, 2019, the Company had approximately 280 shareholders of record, not including shares held in street name, and 2,956,854 outstanding shares of common stock.

DIVIDENDS
The first quarterly dividend on the stock was paid to shareholders on March 15, 1991.  Dividends will be paid upon the determination of the Board of Directors that such payment is consistent with the long-term interest of the Company.  The factors affecting this determination include the Company’s current and projected earnings, operating results, financial condition, regulatory restrictions, future growth plans, and other relevant factors. The Company paid $0.08 per share cash dividends each quarter since the first quarter of fiscal 2009 through the last quarter in 2016. During 2017 and 2018, the Company paid $0.09 per share. Since 2019, the Company has paid $0.10 per share cash dividends each quarter.

The ability of the Company to pay dividends depends primarily on the ability of the Bank to pay dividends to the Company.  The Bank may not declare or pay a cash dividend on its stock or repurchase shares of its stock if the offset thereof would be to cause its regulatory capital to be reduced below the amount required to meet applicable regulatory capital requirements.  South Carolina banking regulations restrict the amount of dividends that the Bank can pay to the Company, and may require prior approval before declaration and payment of any excess dividend.  Unlike the Bank, there is no regulatory restriction on the payment of dividends by the Company; however, it is subject to the requirements of South Carolina law.  South Carolina law generally prohibits the Company from paying dividends if, after giving effect to a proposed dividend: (1) the Company would be unable to pay its debts as they become due in the normal course of business, or (2) the Company’s total assets would be less than its total liabilities plus the sum that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend. The Federal Reserve also has the authority to prohibit the Company from paying a dividend on its common stock.

CODE OF ETHICS
A copy of the Company’s Code of Ethics may be obtained at the Company’s Internet website at www.securityfederalbank.com.

Shareholders Information

Annual and Other Reports

The Company is required to file an annual report on Form 10-K for its fiscal year ended December 31, 2019, with the Securities and Exchange Commission. Copies of Form 10-K, Security Federal Corporation's annual report and the Company's quarterly reports may be obtained from and inquiries may be addressed to Mrs. Beverly Nettles of Security Federal Corporation.

GENERAL INQUIRIES

Mrs. Beverly Nettles
VP/Assistant Secretary
Security Federal Corporation
238 Richland Ave., NW
P.O. Box 810
Aiken, SC 29802-0810
Phone: 803-641-3000
Toll free: 866-851-3000

SPECIAL COUNSEL

Breyer & Associates, PC
Suite 785
8180 Greensboro Drive
McLean, VA 22102

TRANSFER AGENT

Security Federal Corporation
238 Richland Ave., NW
P.O. Box 810
Aiken, SC 29802-0810

INDEPENDENT AUDITORS

Elliott Davis, LLC
1901 Main Street
Suite 900
P.O. Box 2227
Columbia, SC 29202-2227

PICTURED L TO R:
Richard Harmon, Roy Lindburg, Thomas Moore, Chris Verenes, Harry O. Weeks, Jr., Timothy Simmons, Dr. Robert Alexander, Hon. William Clyburn, Frank Thomas, Frampton Toole, III, and Jessica Cummins

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
Retired Banker
Aiken, SC

Harry O. Weeks, Jr.
Business Development
Executive
Hutson Etherredge
Companies
Aiken, SC

Jessica T. Cummins
CFO
Security Federal Bank
Lexington, SC

Frampton W. Toole, III
Attorney-at-Law
Toole & Toole
Aiken, SC

DIRECTOR EMERITUS

G. L. Toole, III
Attorney-At-Law, Retired
Aiken, SC

2019 Annual Report | 71

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

Scott L. Garvin
President
Garvin Design Group
Columbia, SC

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
Augusta, GA

Hawthorne E. Welcher, Jr.
Director
Augusta-Richmond County Housing and Community Development
Augusta, GA

Columbia County

Kuan S. Kuo
President
Kuo Enterprises
Augusta, GA

JoAnn J. Herbert
Vice President
Herbert Homes, Inc.
Evans, GA

Dr. Wesley Broome
CEO
Broome Family Eye Care
Evans, GA

Rev. Robert L. Ramsey
Pastor
Gospel Water Branch Baptist Church
Evans, GA

Omayra Andujar Basco
Owner
Victoria's Beauty Gallery
Martinez, GA

Keesha Johnson
Weatherization Coordinator
CSRA Economic Opportunity Authority, Inc.
Augusta, GA

72 | www.securityfederalbank.com

Management Team

J. Chris Verenes
Chairman & CEO, Security Federal Bank

Roy G. Lindburg
President, Security Federal Corporation

Philip R. Wahl, II
President, Security Federal Bank

Jessica T. Cummins
CFO

Margaret A. Hurt
Controller

Terry L. Gilman
President - Premium Finance

Andrea P. Haltiwanger
President - Insurance

Audrey T. Varn
President - Trust and Investment

Anthony J. Ateca
EVP - Chief Administrative Officer

Richard T. Crawford, Jr.
EVP - Financial Services

Gabriele C. Dukes
EVP - Financial Counseling

John L. Girardeau
EVP - Mortgage Lending

William S. Hagler
EVP - Midlands Market President

Paul T. Rideout
EVP - Chief Lending Officer

Michael C. Strange
EVP - Community Development & Public Affairs

Darrell R. Rains
EVP - Insurance, Mortgage, Trust Services

Alicia N. Heath
SVP - Human Resources

G. David Jennings
SVP - Premium Finance Operations

Lesley M. Lampert
SVP - Chief Compliance Officer

Virginia G. Smith
SVP - Director of Mortgage Originations

Kathi J. Snipes
SVP - CDFI Coordinator/CRA Officer

Gary E. Wertz
SVP - Branch Administration Manager

Shane M. Bagby
VP - Financial Services Officer

Freda Baker
VP - Retail Market Manager

Casey T. Bannister
VP - Finance

Eric B. Boetsch
VP - Deputy Operations Officer

Terrie A. Bolon
VP - Credit Administration

Gina K. Booth
VP - Market Research

Joshua J. Booth
VP - Financial Services Officer

Bennett P. R. Bowers
VP - Financial Services Officer

Dorothy E. Brandon
VP - Financial Services Officer

Jeff A. Branum
VP - Retail Market Manager

Rebecca A. Carson
VP - Premium Finance Business Development & Accounting Consultant

Tammy L. Chavous
VP - Mortgage Loan Production Manager

Mary P. Ciesielski
VP - Financial Services Officer

Michael V. Duckworth
VP - Financial Services Officer

J. Patrick Gardenhire
VP - Facilities/Operations Manager

James M. Geddes
VP - Financial Services Officer

Jordan O. Goetzman
VP - Financial Services Officer

Mallory H. Holley
VP - Director of Marketing & Community Relations

Marilyn C. Jordan
VP - Special Assets Manager

John L. Kennedy, III
VP - Real Estate Analyst

Timothy V. Key
VP - Mortgage Loan Originator

Dena L. Knight
VP - Premium Finance Business Development & Accounts Manager

Christine L. Lewis
VP - Financial Counseling Area Team Lead

Joe E. Lewis
VP - Financial Services Officer

Karl G. Lutterloh
VP - Trust and Investment Officer

Tracy M. Medlin
VP - Mortgage Loan Underwriter

Patricia B. Moseley
VP - Loan Servicing Manager

Beverly S. Nettles
VP - Assistant Corporate Secretary

Erica L. Smith
VP - Customer Experience Manager

Todd C. Stanford
VP - Financial Services Officer

Bonnie A. Swearingen
VP - BSA/AML/OFAC Officer

Sharon M. Swift
VP - Internal Audit Manager

Kenneth S. Washburn
VP - Financial Services Officer

Thomas H. Wessel
VP - IT Manager

L. Gaye Wright
VP - Item Processing/Electronic Banking

2019 Annual Report | 73

Security Federal Bank
BANK

Branch Locations

Whiskey Road
Aiken, South Carolina
1705 Whiskey Road
Sondra L. Robertson—Manager

North Augusta, South Carolina
315 E. Martintown Road
Samantha A. Hartley—AVP/Manager

Laurens Street
Aiken, South Carolina
100 Laurens Street
Carlene K. Clark—AVP/Manager

Richland Avenue
Aiken, South Carolina
1665 Richland Avenue
Melissa L. Clark—Manager

South Side
Aiken, South Carolina
2587 Whiskey Road

Graniteville, South Carolina
50 Canal Street
Pamela F. Barwick—Manager

Langley, South Carolina
2812 Augusta Road
Sherry M. Miller—Manager

Clearwater, South Carolina
4568 Jefferson Davis Highway
Torrie D. Curry—Manager

Wagener, South Carolina
118 Main Street
D. Scott Tindal—AVP/Manager

Ridge Spring, South Carolina
636 East Main Street
Missy J. Tindall—Manager

West Columbia, South Carolina
1185 Sunset Boulevard
Judith R. Powers—AVP/Manager

Lexington, South Carolina
5446 Sunset Boulevard
Gale R. McCartha—Manager

Assembly Street
Columbia, South Carolina
1900 Assembly Street
Renee W. Edwards—AVP/Manager

Ballentine, South Carolina
1790 Dutch Fork Road, Irmo, SC
Christina B. Chappell—Manager

Evans, Georgia
7004 Evans Town Center Boulevard
Clayton G. Sherrod—AVP/Manager

Riverwood
Evans, Georgia
5133 Washington Road
Logan B. Spires—Manager

Walton Way
Augusta, Georgia
1607 Walton Way
Collette G. D'Antignac—Manager

Broad Street- Coming in 2021
Augusta, Georgia
1109 Broad Street

74 | www.securityfederalbank.com

OUR FIRST
AUGUSTA, GEORGIA
LOCATION IS

Now Open

WALTON WAY

1607 Walton Way, Augusta, Georgia

Security
Federal
Bank
1607

2019 Annual Report | 75

Security Federal Corporation

238 RICHLAND AVENUE, NW | AIKEN, SOUTH CAROLINA

Member FDIC

NMLS #456430

EQUAL HOUSING LENDER