Form 10-K, Exhibit 13
period 2020-12-31
SECURITY FEDERAL CORP
filed 2021-03-29
CIK 818677

Exhibit 13
 Annual Report to Stockholders

1

Annual Report

DECEMBER 31, 2020

FULL SERVICE COMMUNITY BANK
SINCE 1922

Security
Federal
Corporation

Security Federal Corporation Announces Increase in Fourth Quarter and Annual Earnings

Dear Fellow Shareholders,

Security Federal Corporation, the holding company for Security Federal Bank ("Bank"), today announced earnings and results for the quarter and year ended December 31, 2020.

Net income increased $1.5 million, or 91.3%, to $3.1 million, or $0.94 per share, for the quarter ended December 31, 2020, compared to $1.6 million, or $0.54 per share, for the fourth quarter of 2019. The increase in net income was primarily due to a $1.5 million, or 21.6%, increase in net interest income.

For the year ended December 31, 2020, net income was $7.1 million, or $2.19 per share, a decrease of $744,000, or 9.5%, compared to $7.8 million, or $2.64 per share, during 2019. The decrease in net income was the result of significantly higher loan loss provisions recorded during 2020 in response to the potential and unknown economic impact of the ongoing COVID-19 pandemic.

Through the Small Business Administration's (SBA) Paycheck Protection Program (PPP), the Bank provided over $75 million in funding to more than 1,450 customers during the year ended December 31, 2020. Chief Executive Officer Chris Verenes commented, "We were responsive to the PPP needs of our customers at a critical time for them and were pleased to extend help to others in the communities that we serve."

The Bank also provided other payment relief options, such as payment deferrals and waived fees, during the year ended December 31, 2020, in response to the COVID-19 pandemic. Since March 31, 2020, the Bank has approved 343 loan modifications in accordance with the CARES Act with a combined loan balance, net of deferred fees, of over $100 million. The majority of these deferrals have resumed regular principal and interest payments. As of December 31, 2020, there were eight of these loans that were still on deferral with a combined balance of $3.0 million.

2 | www.securityfederalbank.com

Security Federal Corporation

Fourth Quarter Financial Highlights

- Net interest income increased $1.5 million, or 21.6%, to $8.4 million
- Non-interest income increased $831,000, or 41.6%, to $2.8 million
- Non-interest expense increased $492,000, or 7.1%, to $7.4 million
- Average interest earning assets of $1.1 billion
- Average interest bearing liabilities of $857 million

Annual Comparative Financial Highlights

- Net interest income increased $1.9 million, or 6.6%, to $30.5 million, due to a 20.8% decrease in interest expense and an increase in loan fees from PPP loans
- Non-interest income increased $2.3 million or 25.5% primarily from increased gain on sale of mortgage loans
- Non-interest expense increased $1.8 million, or 6.6%
- Average interest earning assets grew $123 million to $1.0 billion
- Average interest bearing liabilities grew $77 million to $835 million

Credit Quality

- Year-to-date provision for loan losses increased to $3.6 million compared to $375,000 in 2019 due to the increased risk of charge-offs from loan defaults as a result of the ongoing COVID-19 pandemic
- Non-performing assets improved to $3.6 million at December 31, 2020, from $4.1 million at December 31, 2019
- Allowance for loan losses to gross loans was 2.64% at December 31, 2020, compared to 2.01% at December 31, 2019

Balance Sheet Highlights and Capital Management

- Total assets increased $208 million during 2020 to $1.2 billion at December 31, 2020
- Net loans receivable increased $26 million or 5.8% during the year to $479 million
- Investment and mortgage-backed securities increased $174 million or 40.0% during the year to $608 million at December 31, 2020, due to an increase in deposits
- Total deposits increased $147 million or 19.0% to $918 million at December 31, 2020, primarily due to PPP funds deposited and an increase in commercial checking accounts
- Book value per share increased to $34.40 at December 31, 2020

In light of our continued profitability, Security Federal Corporation will pay a quarterly dividend of $ .11 per share to be paid on or about March 15, 2021, to shareholders of record as of February 28, 2021. This is the one hundred twenty-first consecutive quarterly dividend to shareholders since the Bank's conversion in October of 1987 from a mutual to a stock form of ownership. The dividend was declared as a result of the Bank's continued profitability.

Timothy W. Simmons
CHAIRMAN

Roy G. Lindburg
PRESIDENT

2020 ANNUAL REPORT CONTENTS

4	Helping People, Changing Lives
5	Financial Highlights
8	Selected Consolidated Financial & Other Data
10	Management's Discussion...
33	Report of Elliott Davis, LLC
35	Consolidated Balance Sheets
36	Consolidated Statements of Income
37	Consolidated Statements of Comprehensive Income
38	Consolidated Statements of Changes in Shareholders' Equity
39	Consolidated Statements of Cash Flows
41	Notes to Consolidated Financial Statements
79	Shareholders Information Board of Directors
80	Bank Advisory Board
81	Management Team
82	Branch Locations
83	PPP Loans Approved by the SBA

2020 Annual Report | 3

HELPING PEOPLE *Changing Lives*

We were all faced with the challenges of a worldwide pandemic in 2020. This crisis continued to disrupt peoples' lives and the world's economy into early 2021. Banks are particularly vulnerable to uncertainty of this nature. We face the exposure to the underperforming economy and its impact on our primary source of income—loans. This is compounded by the additional risk associated with having financial relationships with consumers, businesses and nonprofits that are under stress.

The bank acted quickly by taking steps to protect the health and safety of our employees and customers. Many of our non-branch personnel have been working remotely and the majority of our branch lobbies remain temporarily closed. We assisted our customers through our ATMs, Online/Mobile Digital Platforms, drive-through facilities or by appointment.

We focused on providing meaningful financial assistance to our customers in anticipation of the economic distress. We initiated relief options such as payment deferrals and fee waivers. Most significantly, we provided timely and responsive support to customers in securing assistance through the federal government's Paycheck Protection Program (PPP). The bank provided over $75 million in funding to more than 1,450 customers in 2020. Security Federal was the leader in loans under $150,000 to small businesses in the Aiken-Augusta market.

Security Federal Corporation had earnings of approximately $7.1 million in 2020. While this represents a small decrease from the prior year, it is notable that we were able to maintain relatively stable earnings in a stressed and unprecedented banking environment. Most of the decrease resulted from our conservative nature. The provision for loan losses increased $3.2 million due primarily to the increased risk of charge-offs from possible loan defaults reflecting the ongoing negative impact of COVID-19 on the economy. Fortunately, at year end, we have yet to see any noticeable deterioration in our loan portfolio. Security Federal has twice the level of allowance for loan losses as our peer banks.

We continue to perform at the highest levels in many of our programs. The branch staff and Financial Service Officers continue to develop new deposit relationships. Our mortgage department production has reached record levels. The bank's trust and insurance business continues to grow. Our Financial Counseling staff is more valuable than it has ever been in light of the environment we are facing.

The impact of the pandemic on all walks of life underscored the importance of having a diverse and inclusive environment that can respond to the needs of all customers and the communities we serve. We strove to respond to both our employee's and customer's needs in a manner that reflects the high standards of Security Federal even while working through the challenges of the pandemic. The positive feedback we received from our response to the pandemic, brought to light the importance of having community banks like Security Federal.

J. Chris Verenes
J. Chris Verenes
CHAIRMAN & CEO
SECURITY FEDERAL BANK

Philip R. Wahl, II
PRESIDENT
SECURITY FEDERAL BANK

4 | www.securityfederalbank.com

Financial Highlights

	FOR THE YEARS ENDED DECEMBER 31, 2020	2019
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$7,051,000	$7,794,000
EARNINGS PER COMMON SHARE—BASIC	2.19	2.64
TOTAL BOOK VALUE PER COMMON SHARE	34.40	31.01
TOTAL INTEREST INCOME	37,096,000	36,934,000
TOTAL INTEREST EXPENSE	6,581,000	8,311,000
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	30,515,000	28,623,000
PROVISION FOR LOAN LOSSES	3,600,000	375,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	26,915,000	28,248,000
AVERAGE INTEREST RATE SPREAD	2.91%	3.10%
NET INTEREST MARGIN	3.04%	3.26%
TOTAL LOANS ORIGINATED AND RENEWED	505,169,000	369,032,000
ADJUSTABLE RATE LOANS AS A PERCENT OF TOTAL GROSS LOANS	29.4%	35.2%

2020 Annual Report | 5

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial and Other Data

Financial Highlights

For graphs related to earnings, all periods presented are twelve month periods ending as of the dates indicated.

Net Income Available to Common Shareholders

(IN THOUSANDS)

$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$6,162
$5,918
$7,207
$7,794
$7,051
DEC. '16
DEC. '17
DEC. '18
DEC. '19
DEC. '20

Total Assets

(IN MILLIONS)

$1,200
$1,000
$800
$600
$400
$200
$0
$813
$869
$913
$963
$1,172
DEC. '16
DEC. '17
DEC. '18
DEC. '19
DEC. '20

Return on Common Equity

10%
8%
6%
4%
2%
0%
8.45%
7.87%
9.30%
8.90%
6.81%
DEC. '16
DEC. '17
DEC. '18
DEC. '19
DEC. '20

Allowances for Loan Losses

3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
2.30%
2.08%
2.10%
2.01%
2.64%
DEC. '16
DEC. '17
DEC. '18
DEC. '19
DEC. '20

6 | www.securityfederalbank.com

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial and Other Data

Book Value Per Common Share

$35
$30
$25
$20
$15
$10
$5
$0
$24.14
$26.39
$27.26
$31.01
$34.40
DEC. '16
DEC. '17
DEC. '18
DEC. '19
DEC. '20

Earnings Per Common Share – Basic

$2.50
$2.25
$2.00
$1.75
$1.50
$1.25
$1.00
$.75
$.50
$.25
$0
$2.09
$2.01
$2.44
$2.64
$2.19
DEC. '16
DEC. '17
DEC. '18
DEC. '19
DEC. '20

Security Federal Corporation Stock Prices

$35
$30
$25
$20
$15
$10
$5
$0
$18
$20
$21.67
$20.26
$21
$23
$24.25
$24.75
$23
$15.50
$9.86
$10.92
$9
$8.10
$11.75
$17.50
$21.25
$35
$31.30
$28.30
$35
$30
MARCH '00
MARCH '01
MARCH '02
MARCH '03
MARCH '04
MARCH '05
MARCH '06
MARCH '07
MARCH '08
MARCH '09
MARCH '10
MARCH '11
MARCH '12
DEC. '12
DEC. '13
DEC. '14
DEC. '15
DEC. '16
DEC. '17
DEC. '18
DEC. '19
DEC. '20

2020 Annual Report | 7

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

	Years Ended December 31,
	2020	2019	2018	2017	2016
Balance Sheet Data at End of Period	(Dollars in Thousands, Except Per Share Data)
Total Assets	$1,171,710	$963,228	$912,614	$868,813	$812,682
Cash and Cash Equivalents	18,025	12,536	12,706	10,320	9,375
Certificates of Deposit with Other Banks	350	950	1,200	1,950	2,445
Investment and Mortgage-Backed Securities	607,579	433,892	409,894	412,055	387,643
Total Loans Receivable, Net (1)	479,167	452,859	430,054	390,493	359,723
Deposits	918,096	771,407	767,497	702,107	654,103
Advances From Federal Home Loan Bank	35,000	38,138	34,030	51,680	48,395
Total Shareholders' Equity	111,906	91,758	80,518	77,923	71,112

Income Data
Total Interest Income	$37,096	$36,934	$33,072	$29,787	$28,388
Total Interest Expense	6,581	8,311	5,449	4,175	3,516
Net Interest Income	30,515	28,623	27,623	25,612	24,872
Provision For Loan Losses	3,600	375	925	300	500
Net Interest Income After Provision For Loan Losses	26,915	28,248	26,698	25,312	24,372
Non-Interest Income	11,421	9,097	7,669	7,344	6,401
Non-Interest Expense	29,708	27,871	25,590	24,302	22,928
Income Taxes (2)	1,577	1,680	1,570	2,435	1,920
Net Income	7,051	7,794	7,207	5,919	5,925
Preferred Stock Dividends	—	—	—	—	(423)
Gain on Redemption of Preferred Stock	—	—	—	—	660
Net Income Available To Common Shareholders	$7,051	$7,794	$7,207	$5,919	$6,162

Per Common Share Data
Net Income Per Common Share (Basic)	$2.19	$2.64	$2.44	$2.01	$2.09
Cash Dividends	$0.40	$0.40	$0.36	$0.36	$0.32

(1)    INCLUDES LOANS HELD FOR SALE
(2)    FOR THE YEAR ENDED DECEMBER 31, 2017, INCLUDES $606,000 FOR THE DEFERRED TAX ASSET WRITEDOWN DUE TO THE COMPREHENSIVE TAX LEGISLATION ENACTED ON DECEMBER 22, 2017, COMMONLY REFERRED TO AS THE TAX CUTS AND JOBS ACT (THE "TAX ACT").

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial and Other Data

	Years Ended December 31,
	2020	2019	2018	2017	2016
Other Data
Interest Rate Spread Information:
Average During Period	2.91%	3.10%	3.27%	3.27%	3.33%
End of Period	2.66%	2.86%	3.33%	3.19%	3.18%
Net Interest Margin (Net Interest Income / Average Earning Assets)	3.04%	3.26%	3.38%	3.34%	3.40%
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	120.99%	116.83%	116.01%	113.80%	115.08%
Common Equity to Total Assets	9.55%	9.53%	8.82%	8.97%	8.75%
Non-Performing Assets to Total Assets (3)	0.31%	0.43%	0.85%	0.79%	1.01%
Return on Assets	0.63%	0.80%	0.81%	0.69%	0.74%
Return on Common Equity	6.81%	8.90%	9.30%	7.87%	8.45%
Average Common Equity to Average Assets Ratio	9.32%	9.05%	8.69%	8.77%	8.82%
Dividend Payout Ratio on Common Shares(4)	18.46%	14.41%	14.76%	17.92%	15.16%
Number of Full-Service Offices	17	17	16	15	14

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

Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors, including, but not limited to:
•the effect of the novel coronavirus of 2019 (“COVID-19”) pandemic, including on the Company's credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate clients, including economic activity, employment levels and market liquidity;
•the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be affected by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our allowance for loan losses;
•changes in general economic conditions, either nationally or in our market areas;
•changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources;
•uncertainty regarding the future of the London Interbank Offered Rate ("LIBOR"), and the potential transition away from LIBOR toward new interest rate benchmarks;
•fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas;
•secondary market conditions for loans and our ability to originate and sell loans in the secondary market;
•results of examinations of the Company by the Board of Governors of the Federal Reserve System ("Federal Reserve") and the Bank by the Federal Deposit Insurance Corporation ("FDIC") and the South Carolina State Board of Financial Institutions, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings;
•legislative or regulatory changes that adversely affect our business, including the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in regulatory policies and principles, or the interpretation of regulatory capital requirements or other rules, including as a result of Basel III;
•our ability to attract and retain deposits;
•our ability to control operating costs and expenses;
•our ability to implement our business strategies;

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

•the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation;
•difficulties in reducing risks associated with the loans on our balance sheet;
•staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges;
•disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing;
•our ability to retain key members of our senior management team;
•costs and effects of litigation, including settlements and judgments;
•our ability to manage loan delinquency rates;
•increased competitive pressures among financial services companies;
•changes in consumer spending, borrowing and savings habits;
•the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions;
•our ability to pay dividends on our common stock;
•adverse changes in the securities markets;
•inability of key third-party providers to perform their obligations to us;
•changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board ("FASB"), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods;
•other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services, including as a result of the Coronavirus Aid, Relief, and Economic Security Act of 2020 ("CARES Act") and the Consolidated Appropriations Act, 2021 (“CAA 2021”) and recent COVID-19 vaccination efforts; and
•the other risks described elsewhere in this document.

Some of these and other factors are discussed in our Annual Report on Form 10-K for the year ended December 31, 2020 under Item 1A, “Risk Factors.” Such developments could have an adverse impact on our financial position and our results of operations.

Any of the forward-looking statements that we make may turn out to be inaccurate as a result of our beliefs and assumptions we make in connection with the factors set forth above or because of other unidentified and unpredictable factors. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements and you should not rely on such statements. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof. These risks could cause our actual results for 2021 and beyond to differ materially from those expressed in any forward-looking statements by or on behalf of us, and could negatively affect the Company’s consolidated financial condition and consolidated results of operations, liquidity and stock price performance.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Response to COVID-19
In March 2020, the outbreak of COVID-19 was recognized as a pandemic by the World Health Organization. The spread of COVID-19 has created a global public health crisis that has resulted in unprecedented uncertainty, volatility and disruption in financial markets and in governmental, commercial and consumer activity in the United States and globally, including the markets that we serve. Governmental responses to the pandemic have included orders to close businesses not deemed essential and directing individuals to restrict their movements, observe social distancing and shelter in place. These actions, together with responses to the pandemic by businesses and individuals, have resulted in rapid decreases in commercial and consumer activity, temporary, and some permanent, closures of many businesses that have led to a loss of revenues and a rapid increase in unemployment, material decreases in business valuations, disrupted global supply chains, market downturns and volatility, changes in consumer behavior related to pandemic fears, related emergency response legislation and an expectation that the Federal Reserve will maintain a low interest rate environment for the foreseeable future. Although financial markets have rebounded from significant declines that occurred earlier in the pandemic and global economic conditions showed signs of improvement beginning during the second quarter of 2020, many of the effects that arose or became more pronounced after the onset of the COVID-19 pandemic persisted through the end of the year. These changes have had and are likely to continue to have a significant adverse effect on the markets in which we conduct our business and the demand for our products and services.
In response to the current global situation surrounding the COVID-19 pandemic, the Bank is offering a variety of relief options designed to support our customers and the communities we serve.
Paycheck Protection Program ("PPP") Participation
The CARES Act, was signed into law on March 27, 2020, and authorized the U.S. Small Business Administration (“SBA”) to temporarily guarantee loans under a new loan program called the Paycheck Protection Program, or PPP. The goal of the PPP was to avoid as many layoffs as possible, and to encourage small businesses to maintain payrolls. As a qualified SBA lender, the Bank was automatically authorized to originate PPP loans upon commencement of the program in April 2020. The SBA guarantees 100% of the PPP loans made to eligible borrowers. The entire principal amount of the borrower's PPP loan, including any accrued interest, is eligible to be forgiven and repaid by the SBA if the borrower meets the PPP conditions. The deadline for PPP loan applications to the SBA was initially August 8, 2020. Under this program the Bank had accepted more than 1,400 applications for PPP loans, including applications from new and existing customers who are small to midsize businesses as well as independent contractors, sole proprietors and partnerships as allowed under the PPP guidance issued in April 2020. Through the PPP, the Bank provided over $75 million in funding during the year ended December 31, 2020 and began processing applications for loan forgiveness in the fourth quarter of 2020. We expect that the great majority of our PPP loans will ultimately be forgiven by the SBA in accordance with the terms of the program. The Bank began the process of working with customers through the SBA forgiveness process in the fourth quarter of 2020 which resulted in $28.2 million in PPP loan repayments. As a result of these repayments, the Bank recognized over $1 million in deferred PPP loan fees which increased net interest income. At December 31, 2020, the Bank had $47.1 million in PPP loans remaining.

The CAA, 2021 renewed and extended the PPP until March 31, 2021 by authorizing an additional $284.5 billion for the program. As a result, in January 2021, the Bank began accepting and processing loan applications under this second PPP program. The Bank earns 1% interest on PPP loans as well as a fee from the SBA to cover processing costs, which is amortized over the life of the loan. The maturity date of the PPP loan is either two or five years from the date of loan origination. The balance of unamortized net deferred fees on PPP loans was $1.4 million at December 31, 2020.
In addition, through a partnership with the City of Aiken, Aiken Corporation and the Aiken Chamber of Commerce, the Bank implemented a small business loan program, which provided funding totaling $464,000 to 47 local businesses during 2020. The loans are unsecured and the maximum loan amount is $10,000. Loans up to $5,000 carry a one-year amortization, 2.0% fixed interest rate and six-month deferral on all payments.  Loans of $5,001 - $10,000 carry a two-year amortization, 2.0% fixed interest rate and also a six-month deferral of payments. This loan program concluded during the second quarter of 2020. The Bank is also assisting small businesses with other borrowing options as they become available, including SBA and other government sponsored lending programs, as appropriate.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Allowance for Loan Losses and Loan Modifications
The Company recorded loan loss provisions of $3.6 million during the year ended December 31, 2020 compared to $375,000 during 2019 due primarily to the increased risk of charge-offs from loan defaults reflecting the ongoing negative impact of COVID-19 on the economy. In addition, the Company is continuing to offer payment and financial relief programs for borrowers impacted by COVID-19. According to the CARES Act and related bank agency guidance, banks are not required to designate as troubled debt restructurings (“TDRs”) the modification of loans as a result of the COVID-19 pandemic, made on a good faith basis to borrowers who were current, as defined under the CARES Act and related bank agency guidance prior to any relief. This includes short-term (e.g. six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant. Borrowers are considered current under the CARES Act and related bank agency guidance if they are not more than 30 days past due on their contractual payments prior to any relief. On December 27, 2020, the CAA, 2021 was signed into law. Among other purposes, this act provides additional coronavirus emergency response and relief, including extending relief offered under the CARES Act related to TDRs as a result of COVID-19 through January 1, 2022 or 60 days after the end of the national emergency declared by the President, whichever is earlier.

From March 31, 2020 through December 31, 2020, the Bank has approved modifications related to the COVID-19 pandemic on over 340 customer loans with a combined balance, net of deferred fees, of $100.3 million. The primary method of relief was to allow the borrower a three to six month payment deferral. The majority of these modifications ($96.5 million) were for commercial real estate loans. After the deferral period, normal loan payments will continue, however, payments will be applied first to interest until the deferred interest is repaid and thereafter applied to both principal and interest with any deficiency in amortized principal payments added to the balloon payment due at maturity. All loans modified due to COVID-19 are separately monitored and any request for continuation of relief beyond the initial modification is reassessed at that time to determine if a further modification should be granted and if a downgrade in risk rating is appropriate. Most of these deferrals have since resumed regular principal and interest payments. As of December 31, 2020, there were eight loans still on deferral with a combined balance of $3.0 million. We believe the steps we are taking are necessary to effectively manage our portfolio and assist our customers through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic.
Branch Operations and Additional Client Support
The impact of COVID-19 is rapidly evolving and its future social and economic effects are uncertain at this time. The actual impact will depend on many factors beyond our Company’s control; however, the Company is taking every step to protect the health and safety of its employees and customers. Many of our non-branch personnel are working remotely or have flexible work schedules, and we have established protective measures within our offices to help ensure the safety of those employees who must work on-site. The Families First Coronavirus Response Act, which requires certain employers to provide employees with paid sick leave or expanded family and medical leave for specified reasons related to COVID-19, also provides additional flexibility to our employees to help navigate their individual challenges.
The COVID-19 pandemic has caused significant disruptions to our branch operations resulting in the implementation of various social distancing measures at the Company to address client and community needs, including branch lobby closures. To ensure the safety of our customers and employees, services are offered through our drive through facilities, ATMs, Online/Mobile Digital Platforms and/or by appointment.

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

The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments, estimates and assumptions used in preparation of the Consolidated Financial Statements.  The impact of an unexpected large loss could deplete the allowance and potentially require increased provisions to replenish the allowance, which would negatively affect earnings. The Company provides for loan losses using the allowance method.  Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to the allowance for loan losses.  Additions to the allowance for loan losses are provided by charges to operations based on various factors, which, in management’s judgment, deserve current recognition in estimating possible losses.  Such factors considered by management include the fair value of the underlying collateral, stated guarantees by the borrower (if applicable), the borrower’s ability to repay from other economic resources, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to the outstanding loans, loss experience, delinquency trends, and general economic conditions. Management evaluates the carrying value of the loan portfolio monthly and adjusts the allowance accordingly. Additional analysis was completed on the allowance for loan losses during 2020 based on the significance of loan modifications in accordance with the CARES Act and regulatory guidance, loan risk rating downgrades as well as additional risk factors related to COVID-19. While management uses the best information available to make evaluations, future adjustments may be necessary if economic conditions differ substantially from the assumptions used in making these evaluations.  The allowance for loan losses is subject to periodic evaluations by bank regulatory agencies that may require adjustments to the allowance based upon the information that is available at the time of their examination. For a further discussion of the Company’s estimation process and methodology related to the allowance for loan losses, see the discussion under the section entitled “Financial Condition” and “Comparison of the Years Ended December 31, 2020 and 2019-Provision for Loan Losses” included herein.
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

Simulation is the principal tool used by the Bank in its ongoing effort to measure interest rate risk. Simulation involves the use of a financial modeling system that provides reports showing the current and future impact of changes in interest rates, strategies and tactics. The Bank uses two dynamic methods; net interest income (“NII”) simulation and economic value of equity (“EVE”) analysis. The NII simulation models the impact that changes in interest rates will have on our earnings while EVE models the impact those changes will have on the net present value of our asset and liability portfolios. These models take into account our contractual agreements with regard to investments, loans, deposits, and borrowings but also include assumptions surrounding market and customer behavior under different rate scenarios. The assumptions we use are based upon a combination of proprietary and market data that reflect historical results and current market conditions. These assumptions relate to interest rates, prepayments, deposit decay rates and the market value of certain assets and liabilities under the various interest rate scenarios. We use market data to determine prepayments and maturities of loans, investments and borrowings and use our own assumptions on deposit decay rates except for time deposits. Time deposits are modeled to reprice to market rates upon their stated maturities. We also assume that non-maturity deposits can be maintained with rate adjustments not directly proportionate to the change in market interest rates, based upon our historical deposit rates. We have demonstrated in the past that the tiering structure of our deposit accounts during changing rate environments results in relatively lower volatility and less than market rate changes in our interest expense for deposits. These assumptions are based upon our analysis of our customer base, competitive factors, and historical experience. While these models are dependent on the accuracy of the assumptions that underlie the process, we believe that such modeling provides a better illustration of our sensitivity to interest rate risk than does a traditional static gap analysis. These tools provide our ALCO with the capability to estimate and manage the amount of earnings at risk in future periods and in selected interest rate risk environments. In response to the COVID-19 pandemic the Federal Reserve reduced the targeted federal funds rate 150 basis points to a range of 0.00% to 0.25%. Given that the current targeted Fed Funds rate is a range of 0.00% to 0.25%, a 200 or 300 basis point reduction in rates is not reported in the tables below.
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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition - Assets

Total assets increased $208.5 million or 21.6% to $1.2 billion at December 31, 2020 from $963.2 million at December 31, 2019.  This increase was primarily due to increases in investments and mortgage-backed securities available for sale ("AFS") and net loans receivable.

Cash and cash equivalents increased $5.5 million or 43.8% to $18.0 million at December 31, 2020 compared to $12.5 million at December 31, 2019 primarily due to increased cash limits at several of our branches in response to COVID-19.  Total investments and mortgage-backed securities increased $173.7 million or 40.0% to $607.6 million at December 31, 2020 from $433.9 million at December 31, 2019 as a result of purchases of investment and mortgage-backed securities AFS exceeding maturities, principal paydowns, and securities sold during the year. The Bank purchased 125 investment and mortgage-backed securities for a total purchase price of $256.6 million during the year ended December 31, 2020 compared to purchases of 89 investment and mortgage-backed securities for a total purchase price of $190.8 million during the prior year.

Total net loans receivable, including loans held for sale, increased $26.3 million or 5.8% to $479.2 million at December 31, 2020 from $452.9 million at December 31, 2019 primarily due to PPP loans originated during 2020. At December 31, 2020, the balance of PPP loans was $47.1 million.

During the year ended December 31, 2020, the Bank originated $358.7 million in new and renewed consumer and commercial loans.  The Bank's portfolio of consumer and commercial loans had a combined balance of $421.4 million at December 31, 2020, $382.1 million at December 31, 2019, and $361.0 million at December 31, 2018. Consumer and commercial loans combined were 83.3%, 80.9% and 80.8% of total loans at December 31, 2020, 2019 and 2018, respectively.  Consumer loans decreased $996,000 or 1.8% to $55.3 million at December 31, 2020 from $56.3 million at December 31, 2019. Commercial business loans (excluding PPP loans) decreased $2.5 million or 11.4% to $19.7 million at December 31, 2020 from $22.2 million at December 31, 2019 while commercial real estate loans decreased $4.3 million or 1.4% to $299.3 million at December 31, 2020 from $303.6 million at December 31, 2019.

Residential real estate loans held for investment decreased $7.5 million or 8.7% to $78.9 million at December 31, 2020 from $86.4 million at December 31, 2019.  During the year ended December 31, 2020, the Bank originated $30.3 million in adjustable rate residential real estate loans (“ARMs”) for investment purposes. Loans held for sale, comprised of fixed rate residential loans, increased $1.7 million or 42.7% to $5.7 million at December 31, 2020 from $4.0 million at December 31, 2019.

At December 31, 2020, the Bank’s residential real estate loans held for investment included $14.0 million in longer term fixed rate residential mortgage loans. Typically, long term, newly originated fixed rate residential real estate loans are not retained in the portfolio but are sold immediately in contrast to ARMs, which are typically retained in the portfolio. The Bank sells all its fixed rate residential loans on a service-released basis. Fixed rate residential loans sold to institutional investors, on a service-released basis totaled $111.1 million during the year ended December 31, 2020, $61.9 million during the year ended December 31, 2019 and $44.1 million during the year ended December 31, 2018.  At December 31, 2020, the Bank held $64.9 million or 76.7% of its residential real estate loans held for investment in ARMs and $19.7 million, or 23.3%, in fixed rate residential loans. The Bank's remaining loan portfolio included $83.8 million of adjustable rate and $337.7 million of fixed rate consumer, commercial business and commercial real estate loans, or 16.6% and 66.7% of total loans, respectively, at December 31, 2020.

BOLI increased $4.6 million or 21.3% to $26.1 million at December 31, 2020 compared to $21.5 million at December 31, 2019 due to the purchase of additional policies during 2020.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition - Non-Performing Assets

The Bank’s non-performing assets, which consist of non-accrual loans and OREO, decreased $490,000 or 11.9% to $3.6 million at December 31, 2020 from $4.1 million at December 31, 2019. Non-performing assets represented 0.3% and 0.4% of total assets at December 31, 2020 and 2019, respectively. The Bank did not designate loans with payment deferrals granted due to the COVID-19 pandemic as delinquent in accordance with provisions of the CARES Act, the CAA, 2021 and related regulatory guidance. The following table summarizes our non-performing assets for those periods.

	At December 31, 2020		At December 31, 2019		$	%
	Amount	Percent (1)	Amount	Percent (1)	Change	Change
Loans 90 Days or More Past Due or Non-Accrual Loans:
Residential Real Estate	$1,682,240	0.4%	$1,520,485	0.3%	$161,755	10.6%
Commercial Business	100,408	—	122,605	—	(22,197)	(18.1)
Commercial Real Estate	939,946	0.2	1,474,036	0.3	(534,090)	(36.2)
Consumer	402,878	0.1	319,280	0.1	83,598	26.2
Total Non-Performing Loans	3,125,472	0.7%	3,436,406	0.7%	(310,934)	(9.0)%
Other Non-Performing Assets:
OREO	498,610	0.1%	677,740	0.2%	(179,130)	(26.4)%
Total Non-Performing Assets	$3,624,082	0.8%	$4,114,146	0.9%	$(490,064)	(11.9)%
Total Non-Performing Assets as a Percentage of Total Assets	0.3%		0.4%
(1) PERCENT OF GROSS LOANS RECEIVABLE HELD FOR INVESTMENT, NET OF DEFERRED FEES AND LOANS IN PROCESS
The largest decrease in non-performing loans was in the non-performing commercial real estate loans category, which decreased $534,000 or 36.2% to $940,000 at December 31, 2020 from $1.5 million at December 31, 2019. The balance in non-performing commercial real estate loans at December 31, 2020 consisted of eight loans to seven borrowers with an average loan balance of $117,000 compared to 14 loans to nine borrowers with an average loan balance of $105,000 at December 31, 2019.
Non-performing loans within the residential real estate loan category increased $162,000 or 10.6% to $1.7 million at December 31, 2020 from $1.5 million at December 31, 2019. Non-performing residential real estate loans at December 31, 2020 consisted of 14 loans to 14 borrowers with an average loan balance of $120,000, the largest of which was $301,000, compared to 12 loans to 12 borrowers with an average loan balance of $127,000, the largest of which was $341,000, at December 31, 2019.
Non-performing consumer loans increased $84,000 or 26.2% to $403,000 at December 31, 2020 compared to $319,000 at December 31, 2019. Non-performing consumer loans at December 31, 2020 consisted of 16 loans to 16 borrowers with an average loan balance of $25,000, the largest of which was $74,000, compared to 10 loans to 10 borrowers with an average loan balance of $32,000, the largest of which was $68,000, at December 31, 2019.
In addition, potential problem loans, which are loans rated substandard or special mention and not included in nonperforming loans or TDRs, amounted to approximately $24.0 million, or 4.9% of gross loans at December 31, 2020, compared to $21.4 million, or 4.7% of gross loans at December 31, 2019. Potential problem loans represent those loans with a well-defined weakness and where information about possible credit problems of borrowers has caused management to have serious doubts about the borrower's ability to comply with present repayment terms.
The cumulative interest not accrued during the years ended December 31, 2020 and 2019 relating to all non-performing loans totaled $379,000 and $468,000, respectively. Our strategy is to work with our borrowers to reach acceptable payment plans while protecting our interests in the underlying collateral.  In the event an acceptable arrangement cannot be reached, we may have to acquire these properties through foreclosure or other means and subsequently sell, develop, or liquidate them.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The balance of loans classified as TDRs decreased $510,000 or 61.8% during the year ended December 31, 2020. The Bank had three TDRs totaling $315,000 at December 31, 2020 compared to five TDRs totaling $825,000 at December 31, 2019. The three TDRs at December 31, 2020 consisted of two commercial real estate loans to two separate borrowers, the largest of which had a balance of $288,000 and one unsecured consumer loan with a balance of $2,000 at December 31, 2020. The commercial real estate loans were secured by first mortgages on single family residences. At December 31, 2020, all three of the TDRs were non-accruing.
All TDRs are reviewed for impairment loss and included in impaired loans until paid off.  TDR loans can be classified as either accrual or non-accrual. TDR loans are classified as non-performing loans unless they have been performing in accordance with their modified terms for a period of at least six months in which case they are placed on accrual status. At December 31, 2020, the Bank had $2.2 million of impaired loans, including $315,000 in TDRs, compared to $3.2 million of impaired loans, including $825,000 in TDRs, at December 31, 2019. The Bank elected to apply the temporary relief under the CARES Act and related bank regulatory guidance to certain eligible short-term modifications and past due loans. Qualifying loan modifications were not classified as TDRs for accounting or disclosure purposes.
OREO decreased $179,000 or 26.4% to $499,000 at December 31, 2020 from $678,000 at December 31, 2019. At December 31, 2020, the balance of OREO consisted of the following real estate properties: five acres of commercial land, one residential lot and one single-family residential property located within our market area in South Carolina.

The Bank reviews its loan portfolio and allowance for loan losses on a monthly basis.  When determining the appropriate allowance for loan losses during 2020, management took into consideration the impact of the COVID-19 pandemic on such additional factors as the national and state unemployment rates and related trends, national and state unemployment benefit claim levels and related trends, the amount of and timing of financial assistance provided by the government, consumer spending levels and trends, industries significantly impacted by the COVID-19 pandemic, a review of the Bank's largest commercial loan relationships, and the Bank's COVID-19 loan modification program.

Management increased historical loss factors and other factors for all loan categories at December 31, 2020, due to deterioration of economic conditions as a result of the COVD-19 pandemic. The increase in the factors resulted in a significant increase in the allowance for loan losses during the current year. Management will continue to closely monitor economic conditions and will work with borrowers as necessary to assist them through this challenging economic climate. Future additions to the Bank's allowance for loan losses are dependent on, among other things, the performance of the Bank's loan portfolio, the economy, changes in real estate values, and interest rates. There can be no assurance that additions to the allowance will not be required in future periods. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes.

Deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. Uncertainties relating to our allowance for loan losses are heightened as a result of the risks surrounding the COVID-19 pandemic, including whether government programs will provide adequate relief to borrowers. The ultimate impact will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic and actions taken by governmental authorities in response to the pandemic. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. If charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on our financial condition and results of operations. Management continually monitors its loan portfolio for the impact of local economic changes.  The ratio of the allowance for loan losses to total loans was 2.64% and 2.01% at December 31, 2020 and 2019, respectively. The Bank closely monitors its past due loans and loans subjected to a COVID-19 loan modification.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition - Liabilities and Shareholders Equity

Deposits at the Bank increased $146.7 million or 19.0% to $918.1 million at December 31, 2020 from $771.4 million at December 31, 2019. The majority of the Bank’s deposits are originated within the Bank’s immediate market area. The Bank had brokered time deposits of $16.0 million and $34.6 million at December 31, 2020 and 2019, respectively. The Bank uses brokered time deposits to manage interest rate risk because they are accessible in bulk at rates typically only slightly higher than those in our market areas. In addition, a portion of these brokered time deposits give the Bank a call option that allows the Bank the choice to redeem them early should rates change. Total deposits at December 31, 2020, excluding brokered time deposits, increased $165.3 million or 22.4% to $902.1 million from $736.8 million at December 31, 2019. Brokered time deposits were 1.7% of total deposits at December 31, 2020 and 4.5% of total deposits at December 31, 2019.
Advances from the FHLB decreased $3.1 million or 8.2% to $35.0 million at December 31, 2020 from $38.1 million at December 31, 2019. At December 31, 2020, the Bank also had $48.7 million in borrowings from the "discount window" of the Federal Reserve Bank of Atlanta. Depository institutions may borrow from the discount window for periods as long as 90 days, and borrowings are prepayable and renewable by the borrower on a daily basis. Effective March 16, 2020 the borrowing rate was set at the top of the targeted Federal Funds Rate, or 0.25%.

Other borrowings increased $1.5 million or 13.3% to $13.1 million at December 31, 2020 from $11.6 million at December 31, 2019.  These borrowings consist of short-term repurchase agreements with certain commercial demand deposit customers for sweep accounts. The repurchase agreements typically mature within one to three days and the interest rate paid on these borrowings floats monthly with money market type rates. The interest rate paid on the repurchase agreements was 0.15% at December 31, 2020 compared to 0.50% at December 31, 2019. The Bank had pledged as collateral for these repurchase agreements investment and mortgage-backed securities with amortized costs and fair values of $26.6 million and $26.8 million, respectively, at December 31, 2020 and $20.4 million and $20.5 million, respectively, at December 31, 2019.
In September 2006, Security Federal Statutory Trust issued and sold capital securities of the Trust (the “Capital Securities”). The Trust used the net proceeds from the sale of the Capital Securities to purchase a like amount of junior subordinated debentures (the “Debentures”) of the Company which are reported on the Consolidated Balance Sheet as junior subordinated debentures. The Capital Securities accrue and pay distributions at a floating rate of three month LIBOR plus 170 basis points annually which was equal to 1.92% at December 31, 2020. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears. The Capital Securities mature or are mandatorily redeemable upon maturity on December 15, 2036, or upon earlier optional redemption as provided in the indenture. The Company has the right to redeem the Capital Securities in whole or in part.
In December 2009, the Company issued $6.1 million of 8.0% senior convertible debentures with a maturity date of December 1, 2029. The debentures were convertible into the Company’s common stock at a conversion price of $20 per share at the option of the holder at any time prior to maturity. On January 2, 2020, the Company announced its intention to redeem all of the senior convertible debentures on March 2, 2020. Subsequent to the announcement, $5.9 million of the senior convertible debentures were converted into 295,600 common shares by holders of the debt. The Company redeemed the remaining $132,000 of outstanding debentures for cash on March 2, 2020.
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
Total shareholders' equity increased $20.1 million or 22.0% to $111.9 million at December 31, 2020 from $91.8 million at December 31, 2019. The increase was attributable to net income of $7.1 million combined with a $8.5 million increase in accumulated other comprehensive income, net of tax, and a $5.9 million increase in additional paid in capital during 2020. The increase in accumulated other comprehensive income was related to the unrecognized gain in value of investment and mortgage-backed securities during 2020. The increase in additional paid in capital was a result of the conversion of a large portion of the Company's Senior Convertible Debentures into 295,600 shares of common stock at a conversion price of $20 per share. These increases in equity were partially offset by $1.3 million in dividends paid to common shareholders during the year ended December 31, 2020. Book value per common share was $34.40 at December 31, 2020 compared to $31.01 at December 31, 2019.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities.  The table also distinguishes between the changes related to higher or lower outstanding balances and the changes related to the volatility of interest rates.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (1) changes in rate (multiplied by prior year volume); (2) changes in volume (multiplied by prior year rate); and (3) net change (the sum of the prior columns).  For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change attributable to volume and the change attributable to rate. Changes in income are calculated on a tax equivalent basis using a federal income tax rate of 21% for the years ended December 31, 2020, 2019 and 2018.

	Year Ended December 31, 2020 Compared to Year Ended December 31, 2019			Year Ended December 31, 2019 Compared to Year Ended December 31, 2018
	Volume	Rate	Net	Volume	Rate	Net
	(In Thousands)
Interest-Earning Assets:
Loans: (1)
Residential Mortgage	$(50)	$(150)	$(200)	$44	$252	$296
Other Loans	3,824	(2,019)	1,805	1,083	387	1,470
Total Loans	3,774	(2,169)	1,605	1,127	639	1,766
Mortgage-Backed Securities (2)	529	(1,047)	(518)	689	532	1,221
Investments (2)	810	(1,714)	(904)	413	349	762
Other Interest-Earning Assets	10	(29)	(19)	(15)	44	29
Total Interest-Earning Assets	$5,123	$(4,959)	$164	$2,214	$1,564	$3,778
Interest-Bearing Liabilities:
Deposits:
Certificate Accounts	$(607)	$(935)	$(1,542)	$262	$1,403	$1,665
NOW Accounts	57	88	145	7	53	60
Money Market Accounts	139	(1,269)	(1,130)	45	791	836
Savings Accounts	20	(10)	10	5	15	20
Total Deposits	(391)	(2,126)	(2,517)	319	2,262	2,581
Borrowings	940	(152)	788	47	233	280
Total Interest-Bearing Liabilities	549	(2,278)	(1,729)	366	2,495	2,861
Effect on Net Interest Income	$4,574	$(2,681)	$1,893	$1,848	$(931)	$917

(1)   INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE LOANS OUTSTANDING.
(2)SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

The following tables present the total dollar amount of interest income on a tax equivalent basis from average interest-earning assets for the years indicated and the resultant yields, as well as the interest expense on average interest-bearing liabilities expressed both in dollars and rates.

		For the Year Ended December 31,
	Yield/ Rate at	2020			2019
	December 31, 2020	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
		(Dollars In Thousands)
Interest-Earning Assets:
Residential Mortgage	4.63%	$78,353	$3,914	5.00%	$79,334	$4,114	5.19%
Other Loans	4.26%	437,034	22,360	5.12%	364,527	20,555	5.64%
Total Loans (1)	4.31%	515,387	26,274	5.10%	443,861	24,669	5.56%
Mortgage-Backed Securities(2)	2.20%	243,841	6,140	2.52%	224,860	6,658	2.96%
Investments (2) (3)	1.78%	246,830	4,854	1.97%	213,492	5,758	2.70%
Other Interest-Earning Assets	0.48%	4,535	83	1.83%	4,087	102	2.50%
Total Interest-Earning Assets	3.10%	$1,010,593	$37,351	3.70%	$886,300	$37,187	4.20%
Interest-Bearing Liabilities:
Certificate Accounts	0.77%	$216,619	$2,767	1.28%	$256,194	$4,309	1.68%
NOW Accounts	0.05%	166,115	282	0.17%	122,453	137	0.11%
Money Market Accounts	0.16%	274,124	793	0.29%	254,723	1,923	0.75%
Savings Accounts	0.14%	63,374	84	0.13%	50,635	74	0.15%
Total Interest-Bearing Deposits	0.23%	720,232	3,926	0.55%	684,005	6,443	0.94%
Other Borrowings	0.15%	18,125	55	0.30%	14,182	70	0.49%
Note Payable	—%	—	—	—%	675	36	5.33%
Junior Subordinated Debt	1.92%	5,155	127	2.46%	5,155	216	4.19%
Senior Convertible Debt	—%	1,123	82	7.30%	6,045	483	7.99%
Subordinated Debt	5.25%	30,000	1,575	5.25%	2,630	171	6.50%
FHLB Advances & FRB Borrowings	0.91%	60,600	817	1.35%	45,900	892	1.94%
Total Interest-Bearing Liabilities	0.44%	$835,235	$6,582	0.79%	$758,592	$8,311	1.10%
Net Interest Income			$30,769			$28,876
Interest Rate Spread	2.66%			2.91%			3.10%
Net Yield on Earning Assets (Net Interest Margin)				3.04%			3.26%

(1)   INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE LOANS OUTSTANDING.
(2)SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.
(3)TAX EQUIVALENT BASIS RECOGNIZES THE INCOME TAX SAVINGS WHEN COMPARING TAXABLE AND TAX-EXEMPT ASSETS AND WAS CALCULATED USING AN EFFECTIVE TAX RATE OF 21% FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019. THE TAX-EQUIVALENT ADJUSTMENT RELATES TO THE TAX EXEMPT MUNICIPAL BONDS AND WAS $254,653 AND $253,153 FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019, RESPECTIVELY.

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
(1)   INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE LOANS OUTSTANDING.
(2)SECURITIES AVAILABLE FOR SALE ARE COMPUTED USING THEIR HISTORICAL COST.
(3)TAX EQUIVALENT BASIS RECOGNIZES THE INCOME TAX SAVINGS WHEN COMPARING TAXABLE AND TAX-EXEMPT ASSETS AND WAS CALCULATED USING AN EFFECTIVE TAX RATE OF 21% FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018. THE TAX-EQUIVALENT ADJUSTMENT RELATES TO THE TAX EXEMPT MUNICIPAL BONDS AND WAS $253,153 AND $337,312 FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018, RESPECTIVELY.
.
.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Comparison of the Years Ended December 31, 2020 and 2019
Net Income
Net income decreased $744,000 or 9.5% to $7.1 million or $2.19 per diluted common share for the year ended December 31, 2020, compared to $7.8 million or $2.50 per diluted common share for the year ended December 31, 2019.  The decrease in net income during 2020 was primarily the result of a significant increase in the provision for loan losses in response to the current economic impact of the ongoing COVID-19 pandemic, including increased risk of charge-offs from loan defaults.

Net Interest Income
Net interest income increased $1.9 million or 6.6% to $30.5 million for the year ended December 31, 2020, compared to $28.6 million in 2019. The net interest margin on a tax equivalent basis decreased 22 basis points to 3.04% for the year ended December 31, 2020 from 3.26% for the year ended December 31, 2019.
In response to COVID-19, the Federal Reserve reduced the targeted Federal Funds Rate by 150 basis points during March 2020 to a range of 0.00% to 0.25%, where it remains at December 31, 2020. The effect of changes in the targeted Federal Funds Rate on the cost of funding liabilities typically lags the effect on the yield earned on interest-earning assets because rates on many deposit accounts are based on local competition and not tied to a specific market-based index. Interest-earning assets adjust earlier because they are tied to a specific market-based index. Because the length of the COVID-19 pandemic and the effects of the extraordinary measures being put in place to address its economic consequences are unknown, until the pandemic subsides, the Company expects its net interest income and net interest margin will be adversely affected in 2021 and possibly longer.
Total average interest-earning assets increased $124.3 million or 14.0% to $1.0 billion for the year ended December 31, 2020 from $886.3 million for the year ended December 31, 2019 with a 50 basis point decrease in the average yield earned on these assets. Average interest-bearing liabilities increased $76.6 million or 10.1% to $835.2 million for the year ended December 31, 2020 from $758.6 million for the year ended December 31, 2019 with a decrease of 31 basis points in the average cost. The interest rate spread on a tax equivalent basis decreased 19 basis points to 2.91% for the year ended December 31, 2020 from 3.10% in 2019.
Total interest income increased $162,000 or 0.4% to $37.1 million for the year ended December 31, 2020, compared to $36.9 million for the year ended December 31, 2019, primarily due to increased interest income from loans. Interest income from loans increased $1.6 million or 6.5% to $26.3 million for the year ended December 31, 2020 compared to $24.7 million for the year ended December 31, 2019. The increase was attributable to a $71.5 million increase in average total loans outstanding, which was partially offset by a 46 basis point decrease in the average yield earned on the Bank's loans during the year ended December 31, 2020.
Total tax equivalent interest income on investment securities, mortgage-backed securities, and other investments decreased $1.4 million, or 11.5%, due to a decrease of 59 basis points in the average yield earned on these assets, which was partially offset by a $52.8 million, or 11.9%, increase in the aggregate average balance of these interest earning assets.
Total interest expense decreased $1.7 million or 20.8% to $6.6 million for the year ended December 31, 2020, compared to $8.3 million for the year ended December 31, 2019 due to a 31 basis point decline in the average cost of interest bearing liabilities, which was partially offset by a $76.6 million or 10.1% increase in the average balance of these liabilities. The largest decrease was in interest expense on deposits, which decreased $2.5 million or 39.1% to $3.9 million in 2020 compared to $6.4 million in 2019.  Average interest bearing deposits increased $36.2 million or 5.3% to $720.2 million during the year ended December 31, 2020 compared to $684.0 million during 2019, while the average cost of those deposits decreased 39 basis points to 0.55% during 2020 from 0.94% in 2019.
Interest expense on FHLB advances and all other borrowings increased $661,000 or 35.4% to $2.5 million during the year ended December 31, 2020 from $1.9 million during the prior year. The increase was attributable to a $40.4 million, or 54.2% increase in the average balance of these liabilities, which was partially offset by a decrease of 30 basis points in the average cost to 2.20% in 2020 from 2.50% during 2019.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Provision for Loan Losses
The provision for loan losses increased $3.2 million to $3.6 million for the year ended December 31, 2020 compared to $375,000 for the year ended December 31, 2019 due primarily to the increased risk of charge-offs from loan defaults reflecting the ongoing negative impact of COVID-19 on the economy. Non-performing assets decreased $490,000, or 11.9%, to $3.6 million at December 31, 2020 from $4.1 million at December 31, 2019. Non-performing assets represented 0.31% and 0.43% of total assets at December 31, 2020 and 2019, respectively.
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
Management’s monthly review of the adequacy of the allowance includes three main components. The first component is an analysis of loss potential in various homogeneous segments of the portfolio based on historical trends and the risk inherent in each category. The historical loss periods used to calculate these ratios can range from one to ten years depending on which period is deemed a more relevant indicator of future losses. Currently, management applies a ten-year historical loss ratio to each loan category to estimate the inherent loss in these pooled loans.
The second component of management’s monthly analysis is the specific review and evaluation of significant problem credits identified through the Company’s internal monitoring system, including but not limited to classified loans, non-accrual loans and TDRs. These loans are evaluated for impairment and recorded in accordance with accounting guidance. All TDRs and substantially all non-accrual loans are individually evaluated for impairment. In accordance with our policy, non-accrual commercial loans with a balance less than $200,000 and non-accrual consumer loans with a balance less than $100,000 are deemed immaterial and therefore excluded from the individual impairment review. For each loan deemed impaired, management calculates a specific reserve for the amount in which the recorded investment in the loan exceeds the fair value. This estimate is based on a thorough analysis of the most probable source of repayment, which is typically liquidation of the collateral.
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
Management believes the allowance for loan losses at December 31, 2020, is adequate based on its best estimates of the losses inherent in the loan portfolio, although there can be no guarantee as to these estimates.  In addition, bank regulatory agencies may require additional provisions to the allowance for loan losses based on their judgments and estimates as part of their examination process.  Because the allowance for loan losses is an estimate, there can be no guarantee that actual loan losses will not exceed the allowance for loan losses, or that additional increases in the allowance for loan losses will not be required in the future. A further decline in national and local economic conditions, as a result of the COVID-19 pandemic or other factors, could result in a material increase in the allowance for loan losses and may adversely affect the Company’s financial condition and results of operations.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Non-Interest Income
Non-interest income increased $2.3 million or 25.5% to $11.4 million for the year ended December 31, 2020 from $9.1 million for the year ended December 31, 2019. The increase in non-interest income was primarily attributable to increases in gain on sale of loans and in net gain on sale investment securities.
Gain on sale of investment securities increased $514,000 or 62.7% to $1.3 million during the year ended December 31, 2020 from $819,000 during 2019. The Company sold 16 available for sale investment securities for a total gross gain of $1.3 million and no gross losses during 2020 compared to 88 available for sale investment securities for a total gross gain of $1.5 million and gross losses of $636,000, respectively, in 2019.

Gain on sale of loans increased $1.8 million or 102.9% to $3.5 million for the year ended December 31, 2020 compared to $1.7 million in 2019 as the dollar volume of loans sold to investors increased reflecting increased refinance activity of residential loans. The Company sold 514 loans to investors with a total balance of $111.1 million in 2020 compared to 290 loans to investors with a total balance of $61.9 million during 2019.
Income from BOLI decreased $105,000 or 15.5% to $573,000 during the year ended December 31, 2020 from $679,000 during the year ended December 31, 2019. All BOLI income recognized in 2020 was related to an increase in the cash surrender value of the BOLI policies. During 2019, the Bank recognized $139,000 in death benefits in addition to $540,000 in income related to an increase in the cash surrender value of the BOLI policies.
Trust income increased $77,000 or 7.2% to $1.1 million during the year ended December 31, 2020 due to an increase in assets under management. Check card fee income increased $234,000 or 16.1% to $1.7 million for the year ended December 31, 2020 compared to $1.4 million in 2019 reflecting higher transaction volume.
The Bank received $520,000 and $478,000 in grant income during the years ended December 31, 2020 and 2019, respectively. A portion of the grant income received in 2020 and 2019 was awarded by the Bank Enterprise Award (BEA) Program in recognition of the Bank’s investments in distressed communities and its continued commitment to community development. The amount of the award increases as the Bank’s investment in these areas increases, but is also subject to changes in program funding levels from the federal government.
During the year ended December 31, 2018, the U.S. Treasury's Community Development Financial Institutions ("CDFI") Fund awarded the Bank a grant totaling $500,000, in partnership with a local energy company, to assist homeowners in low to moderate income areas by providing low-cost financing for energy efficiency upgrades. The grant income is recognized during the period in which the loans are funded to qualifying applicants. The Bank recognized $145,000 and 245,000 in grant income related to this award during the years ended December 31, 2020 and 2019, respectively, which is included in the total grant income above.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Non-Interest Expense
Non-interest expense increased $1.8 million or 6.6% to $29.7 million during the year ended December 31, 2020 compared to $27.9 million during 2019.  The increase in non-interest expense was primarily due to increases in compensation and employee benefits expense and depreciation and maintenance expense.
Compensation and employee benefits increased $1.2 million or 6.8% to $18.0 million during the year ended December 31, 2020 from $16.8 million for the year ended December 31, 2019 due to general annual cost of living increases, an increase in commissions and incentives on mortgage loan production, and an increase in the number of full time equivalent employees as a result of our growth and expansion into the Augusta, Georgia market.
Depreciation and maintenance of equipment increased $276,000 or 10.6% to $2.9 million for the year ended December 31, 2020 compared to $2.6 million in 2019 due to additional capital expenses related to our two newest branches in the metro Augusta, Georgia area, one of which opened in September 2019 and the other is scheduled to open in 2021.
Net cost of operation of OREO includes all expenses associated with OREO properties, including write-downs in value and gain or loss on sales during the period. For the year ended December 31, 2020, the Bank incurred a net cost of $2,000 related to the operation of OREO properties. For the year ended December 31, 2019, the net gain on OREO sales exceeded write-downs and other costs, resulting in net recoveries of $66,000 from the operation of OREO. The net gain on OREO sales was $46,000 during 2020 compared to $589,000 in 2019. The Company wrote down $15,000 in the value of OREO properties during 2020 compared to $22,000 in 2019.
Other non-interest expenses decreased $187,000 or 3.6% to $5.1 million for the year ended December 31, 2020 compared to $5.3 million during 2019. Other expenses include legal, professional, consulting and other miscellaneous expenses.
Provision for Income Taxes
The provision for income taxes decreased $103,000 or 6.1% to $1.6 million during the year ended December 31, 2020 compared to $1.7 million for the year ended December 31, 2019 due to lower pre-tax income and purchased state tax credits in 2020.  The Company's combined federal and state effective tax rate was 18.3% for 2020 compared to 17.7% for 2019.
Comparison of the Years Ended December 31, 2019 and 2018
A comparison of our operating results for the 2019 and 2018 fiscal years may be found under the heading “Comparison of Operating Results for the Years Ended December 31, 2019 and 2018” contained in Part II, Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Regulatory Capital

The following table reconciles the Bank's shareholders' equity to its various regulatory capital positions.

	December 31,
	2020	2019
	(In Thousands)
Bank’s Shareholders’ Equity (1)	$110,873	$102,480
Reduction for Goodwill	1,200	1,200
Tangible Capital	109,673	101,280
Core Capital	109,673	101,280
Supplemental Capital	7,428	6,990
Total Risk-Based Capital	$117,101	$108,270
(1)EXCLUDES UNREALIZED (LOSSES) GAINS ON INVESTMENT SECURITIES OF $12.9 MILLION and $4.5 MILLION AT DECEMBER 31, 2020 AND 2019, RESPECTIVELY.
The Bank is subject to minimum capital requirements imposed by the FDIC. Based on capital levels at December 31, 2020, the Bank was considered to be well capitalized. At December 31, 2020, the Bank exceeded all regulatory capital requirements with Tier 1 leverage-based capital, Tier 1 risk-based capital, total risk-based capital, and common equity Tier 1 (CET1) capital ratios of 9.8%, 18.6%, 19.9%, and 18.6%, respectively.

CET1 consists of Tier 1 capital less all capital components that are not considered common equity. In addition to the FDIC’s minimum capital ratios, the Bank is required to maintain a capital conservation buffer consisting of additional CET 1 capital greater than 2.5% of risk-weighted assets above the required minimum levels in order to avoid limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses. At December 31, 2020, the Bank’s capital conservation buffer was 11.9%.

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

The principal use of the Bank's funds is the origination of mortgages and other loans and the purchase of investments and mortgage-backed securities. Originations of new loans and renewals of previously funded loans on loans held for investment were $395.8 million during the year ended December 31, 2020 compared to $309.3 million during the year ended December 31, 2019 and $249.4 million during the year ended December 31, 2018.  Purchases of investment and mortgage-backed securities were $256.6 million during the year ended December 31, 2020 compared to $190.8 million during the year ended December 31, 2019 and $114.8 million during the year ended December 31, 2018. Other uses of the Bank's funds during the year ended December 31, 2020 included paying down certain borrowings, including subordinated debentures, and dividend payments to shareholders.

Unused lines of credit on home equity loans, credit cards, and commercial loans amounted to $141.9 million at December 31, 2020.  Home equity loans are made on a floating rate basis with final maturities of 15 to 20 years.  The Bank issues fixed rate credit cards, currently at 9.99%, and variable rate rewards credit cards with a floating rate equal to prime plus 9.99%.  Credit cards are renewed every three years.  In addition to the above commitments, the Bank had undisbursed loans-in-process of $12.2 million at December 31, 2020, which will be disbursed over an average of 90 days.  These commitments to originate loans and future advances of lines of credit are expected to be funded from loan amortizations and prepayments, deposit inflows, maturing investments, and short-term borrowing capacity.

The following table summarizes the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2020:

(In Thousands)	One Month or Less	After One Through Three Months	After Three Through Twelve Months	Total Within One Year	Over One Year	Total
Unused Lines of Credit	$1,053	$15,581	$51,751	$68,385	$73,510	$141,895
Standby Letters of Credit	452	150	835	1,437	253	1,690
Total	$1,505	$15,731	$52,586	$69,822	$73,763	$143,585

Management believes that future liquidity can be met through the Bank's deposit base, which had a balance of $918.1 million at December 31, 2020, and from MBS and investment securities sales and maturities.

At December 31, 2020, the Bank had $106.8 million outstanding in certificates of deposit of $100,000 or more, referred to as “Jumbo Certificates,” compared to $144.2 million at December 31, 2019.  Brokered deposits totaled $16.0 million at December 31, 2020 compared to $34.6 million at December 31, 2019. Total certificates of deposit scheduled to mature in one year or less at December 31, 2020 totaled $128.8 million.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The following table summarizes the maturity schedule of jumbo certificates at December 31, 2020:

(In Thousands)
Within 3 Months	$27,999
After 3 Months, Within 6 Months	20,066
After 6 Months, Within 12 Months	27,395
After 12 Months	31,384
$106,844

Management’s policy is to maintain deposit rates at levels that are competitive with other local financial institutions. Based on historical experience, we believe that a significant portion of maturing certificates of deposit will remain with the Bank. In addition, at December 31, 2020 the Bank had $304.3 million in unused borrowing capacity at the FHLB.

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

Security Federal Corporation is a separate legal entity from Security Federal Bank and must provide for its own liquidity and pay its own operating expenses. Sources of capital and liquidity for Security Federal Corporation include distributions from Security Federal Bank and the issuance of debt or equity securities, although there are regulatory restrictions on the ability of the Security Federal Bank to pay dividends. At December 31, 2020, Security Federal Corporation (on an unconsolidated basis) had liquid assets of $22.9 million.

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
Aiken, South Carolina

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Security Federal Corporation and its Subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2018, and the related notes to the consolidated financial statements (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

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

Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Allowance for Loan Losses

As described in Note 4 to the Company’s financial statements, the Company has a net loan portfolio of approximately $479 million and related allowance for loan losses of approximately $12.8 million as of December 31, 2020. As described by the Company in Note 1, the evaluation of the allowance for loan losses is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance for loan losses is evaluated on a regular basis and is based upon the Company’s review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions.

We identified the Company’s estimate of the allowance for loan losses as a critical audit matter. The principal considerations for our determination of the allowance for loan losses as a critical audit matter related to the high degree of subjectivity in the Company’s judgments in determining the qualitative factors. Auditing these complex judgments and assumptions by the Company involves especially challenging auditor judgment due to the nature and extent of audit evidence and effort required to address these matters, including the extent of specialized skill or knowledge needed.

The primary procedures we performed to address this critical audit matter included the following:

a.We evaluated the relevance and the reasonableness of assumptions related to evaluation of the loan portfolio, current economic conditions, and other risk factors used in development of the qualitative factors for collectively evaluated loans.
b.We evaluated the reasonableness of assumptions and data used by the Company in developing the qualitative factors by comparing these data points to internally developed and third-party sources, and other audit evidence gathered.

We have served as the Company's auditor since 1998.

/s/ Elliott Davis, LLC

Columbia, South Carolina
March 29, 2021

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2020	2019
Assets:
Cash and Cash Equivalents	$18,025,409	$12,536,311
Certificates of Deposit with Other Banks	350,005	950,005
Investment and Mortgage-Backed Securities:
Available For Sale ("AFS")	589,324,401	414,644,840
Held to Maturity (Fair Value of $19,205,287 and $19,805,841 at December 31, 2020 and 2019, Respectively)	18,254,394	19,246,935
Total Investments and Mortgage-Backed Securities	607,578,795	433,891,775
Loans Receivable, Net:
Held For Sale	5,693,400	3,990,606
Held For Investment (Net of Allowance of $12,842,896 and $9,225,574 at December 31, 2020 and 2019, Respectively)	473,473,972	448,868,129
Total Loans Receivable, Net	479,167,372	452,858,735
Accrued Interest Receivable:
Loans	1,252,023	1,211,826
Mortgage-Backed Securities	631,449	551,214
Investment Securities	1,614,077	1,635,497
Total Accrued Interest Receivable	3,497,549	3,398,537
Operating Lease Right-of-Use Assets	2,351,661	2,718,676
Premises and Equipment, Net	26,575,257	27,219,883
Federal Home Loan Bank ("FHLB") Stock, at Cost	2,354,000	2,536,500
Other Real Estate Owned ("OREO")	498,610	677,740
Bank Owned Life Insurance ("BOLI")	26,074,897	21,501,647
Goodwill	1,199,754	1,199,754
Other Assets	4,036,831	3,737,978
Total Assets	$1,171,710,140	$963,227,541

Liabilities:
Deposit Accounts	$918,096,235	$771,407,482
Advance Payments by Borrowers for Taxes and Insurance	206,110	207,582
Advances from FHLB	35,000,000	38,138,000
Borrowings from Federal Reserve Bank ("FRB")	48,700,000	—
Other Borrowings	13,117,030	11,579,819
Junior Subordinated Debentures	5,155,000	5,155,000
Senior Convertible Debentures	—	6,044,000
Subordinated Debentures	30,000,000	30,000,000
Operating Lease Liabilities	2,380,269	2,733,531
Other Liabilities	7,149,750	6,204,122
Total Liabilities	1,059,804,394	871,469,536
Commitments (Notes 5 and 19)
Shareholders' Equity:
Common Stock, $.01 Par Value; Authorized 5,000,000 Shares; Issued and Outstanding Shares, 3,453,817 and 3,252,884, Respectively, at December 31, 2020 and 3,157,787 and 2,956,854, Respectively, at December 31, 2019	34,538	31,578
Additional Paid-In Capital ("APIC")	18,230,187	12,308,179
Treasury Stock, at Cost (200,933 Shares)	(4,330,712)	(4,330,712)
Accumulated Other Comprehensive Income ("AOCI")	12,940,950	4,467,527
Retained Earnings	85,030,783	79,281,433
Total Shareholders' Equity	111,905,746	91,758,005
Total Liabilities and Shareholders' Equity	$1,171,710,140	$963,227,541
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2020	2019	2018
Interest Income:
Loans	$26,273,429	$24,669,073	$22,903,299
Mortgage-Backed Securities	6,139,753	6,657,925	5,437,099
Investment Securities	4,599,762	5,504,563	4,658,194
Other	83,381	102,550	73,483
Total Interest Income	37,096,325	36,934,111	33,072,075
Interest Expense:
NOW and Money Market Accounts	1,075,378	2,060,844	1,164,373
Statement Savings Accounts	83,757	73,961	54,173
Certificate Accounts	2,766,917	4,308,596	2,643,555
FHLB Advances and Other Borrowings	871,844	961,947	670,486
Note Payable	—	35,515	231,958
Senior Convertible Debentures	81,796	483,520	483,520
Subordinated Debentures	1,575,000	170,625	—
Junior Subordinated Debentures	127,000	216,492	201,354
Total Interest Expense	6,581,692	8,311,500	5,449,419
Net Interest Income	30,514,633	28,622,611	27,622,656
Provision for Loan Losses	3,600,000	375,000	925,000
Net Interest Income after Provision for Loan Losses	26,914,633	28,247,611	26,697,656
Non-Interest Income:
Gain on Sale of Investment Securities	1,332,666	819,053	573,266
Gain on Sale of Loans	3,508,397	1,728,741	1,250,530
Service Fees on Deposit Accounts	941,440	1,069,470	1,060,159
Commissions From Insurance Agency	643,414	674,991	682,367
Trust Income	1,138,007	1,061,200	974,000
BOLI Income	573,250	678,609	540,000
Check Card Fee Income	1,683,059	1,449,416	1,284,954
Grant Income	519,712	478,049	343,078
Other	1,081,188	1,137,614	960,792
Total Non-Interest Income	11,421,133	9,097,143	7,669,146
Non-Interest Expense:
Compensation and Employee Benefits	17,991,666	16,838,702	15,504,020
Occupancy	2,574,549	2,354,347	2,228,521
Advertising	1,053,658	796,213	546,799
Depreciation and Maintenance of Equipment	2,876,832	2,601,104	2,307,555
FDIC Insurance Premiums	134,859	84,022	278,287
Net Expense (Recovery) from Operation of OREO	2,033	(65,772)	(361,513)
Other	5,074,608	5,262,101	5,086,386
Total Non-Interest Expense	29,708,205	27,870,717	25,590,055
Income Before Income Taxes	8,627,561	9,474,037	8,776,747
Provision For Income Taxes	1,576,957	1,679,550	1,569,526
Net Income	7,050,604	7,794,487	7,207,221
Net Income Per Common Share (Basic)	$2.19	$2.64	$2.44
Net Income Per Common Share (Diluted)	$2.19	$2.50	$2.32
Cash Dividend Per Share On Common Stock	$0.40	$0.40	$0.36
Weighted Average Shares Outstanding (Basic)	3,212,996	2,955,737	2,953,446
Weighted Average Shares Outstanding (Diluted)	3,212,996	3,257,937	3,256,646
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended December 31,
	2020	2019	2018
Net Income	$7,050,604	$7,794,487	$7,207,221
Other Comprehensive Income (Loss)
Unrealized Gains (Losses) on Securities:
Unrealized Holding Gains (Losses) on Securities Available For Sale, Net of Taxes of $3,075,693; $1,675,405 and $(1,001,537) at December 31, 2020, 2019 and 2018, Respectively	9,494,218	5,133,884	(3,065,211)
Reclassification Adjustment for Gains Included in Net Income, Net of Taxes of $333,167; $204,763 and $143,317 at December 31, 2020, 2019 and 2018, Respectively	(999,499)	(614,290)	(429,949)
Amortization of Unrealized Gains on Available For Sale Securities Transferred to Held To Maturity, Net of Taxes of $(7,099); $(8,053) and $(27,626) at December 31, 2020, 2019 and 2018, Respectively	(21,296)	(24,158)	(75,962)
Other Comprehensive Income (Loss)	8,473,423	4,495,436	(3,571,122)
Comprehensive Income	$15,524,027	$12,289,923	$3,636,099

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

	Common Stock	APIC	Treasury Stock	AOCI (Loss)	Retained Earnings	Total
Balance, December 31, 2017	$31,539	$12,212,844	$(4,330,712)	$2,932,122	$67,077,661	$77,923,454
Net Income	—	—	—	—	7,207,221	7,207,221
Other Comprehensive Loss, Net of Tax	—	—	—	(3,571,122)	—	(3,571,122)
Reclassification of Stranded Tax Effects	—	—	—	611,091	(611,091)	—
Employee Stock Purchases	4	12,192	—	—	—	12,196
Stock Options Exercised	5	10,305	—	—	—	10,310
Cash Dividends on Common Stock	—	—	—	—	(1,063,626)	(1,063,626)
Balance, December 31, 2018	$31,548	$12,235,341	$(4,330,712)	$(27,909)	$72,610,165	$80,518,433
Net Income	—	—	—	—	7,794,487	7,794,487
Other Comprehensive Income, Net of Tax	—	—	—	4,495,436	—	4,495,436
Employee Stock Purchases	20	52,848	—	—	—	52,868
Redemption of Convertible Debentures	10	19,990	—	—	—	20,000
Cash Dividends on Common Stock	—	—	—	—	(1,123,219)	(1,123,219)
Balance, December 31, 2019	$31,578	$12,308,179	$(4,330,712)	$4,467,527	$79,281,433	$91,758,005
Net Income	—	—	—	—	7,050,604	7,050,604
Other Comprehensive Income, Net of Tax	—	—	—	8,473,423	—	8,473,423
Employee Stock Purchases	4	12,964	—	—	—	12,968
Conversion of Senior Convertible Debentures, 295,600 shares of common stock	2,956	5,909,044	—	—	—	5,912,000
Cash Dividends on Common Stock	—	—	—	—	(1,301,254)	(1,301,254)
Balance, December 31, 2020	$34,538	$18,230,187	$(4,330,712)	$12,940,950	$85,030,783	$111,905,746

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2020	2019		2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$7,050,604	$7,794,487		$7,207,221
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation Expense	1,888,280	1,589,671		1,487,734
Discount Accretion and Premium Amortization, Net	4,462,996	5,290,316		5,705,663
Provisions for Loan Losses	3,600,000	375,000		925,000
Earnings on BOLI	(573,250)	(540,000)		(540,000)
Income Recognized From BOLI Death Benefit	—	(138,609)		—
Gain on Sales of Loans	(3,508,397)	(1,728,741)		(1,250,530)
(Gain) Loss on Sales of Mortgage-Backed Securities ("MBS")	(625,923)	139,390		(139,739)
Gain on Sales of Investment Securities	(706,743)	(958,443)		(204,185)
Gain on Sales of Other Investments	—	—		(229,342)
Gain on Sales of OREO	(46,354)	(184,864)		(588,720)
Write Down on OREO	15,000	22,000		56,000
Amortization of Deferred Costs on Loans	1,799,236	202,684		110,036
Proceeds From Sale of Loans Held For Sale	112,914,762	61,466,054		46,595,060
Origination of Loans Held For Sale	(111,109,159)	(61,945,934)		(44,074,565)
(Increase) Decrease in Accrued Interest Receivable:
Loans	(40,197)	45,857		(190,026)
MBS	(80,235)	40,635		(2,849)
Investment Securities	21,420	242,347		(177,883)
Decrease in Advance Payments By Borrowers	(1,472)	(50,923)		(11,256)
Amortization of Operating Lease Right-of-Use ("ROU") Assets	367,015	371,836	—	—
Other, Net	(2,470,309)	233,478		(177,273)
Net Cash Provided By Operating Activities	12,957,274	12,266,241		14,500,346
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of MBS Available For Sale ("AFS")	(117,864,801)	(106,828,636)		(55,486,020)
Proceeds from Payments and Maturities of MBS AFS	32,888,318	32,283,649		37,491,568
Proceeds from Sale of MBS AFS	13,884,602	61,306,939		18,081,756
Purchase of MBS Held To Maturity ("HTM")	(3,726,280)	—		(1,989,922)
Proceeds from Payments and Maturities of MBS HTM	4,525,687	3,165,575		3,119,612
Purchase of Investment Securities AFS	(135,015,731)	(83,980,247)		(57,280,900)
Proceeds from Payments and Maturities of Investment Securities AFS	28,579,348	35,243,895		31,024,291
Proceeds from Sale of Investment Securities AFS	11,148,752	35,174,873		15,198,888
Proceeds from Payments and Maturities of Investment Securities HTM	—	1,000,000		2,000,000
Redemption of Certificates of Deposits with Other Banks	600,000	250,005		750,000
Purchase of FHLB Stock	(7,239,800)	(11,907,800)		(5,717,400)
Redemption of FHLB Stock	7,422,300	11,575,300		6,445,300
Purchase of BOLI	(4,000,000)	—		(1,900,000)
Proceeds from BOLI Death Benefit	—	414,855		—
Increase in Loans Receivable	(30,373,589)	(22,007,081)		(42,300,871)
Proceeds from Sale of OREO	578,994	1,040,366		1,361,499
Purchase and Improvement of Premises and Equipment	(1,243,654)	(4,634,847)		(2,864,597)
Net Cash Used By Investing Activities	(199,835,854)	(47,903,154)		(52,066,796)

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2020	2019	2018
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in Deposit Accounts	146,688,753	3,910,775	65,390,088
Proceeds from FHLB Advances	237,585,000	342,223,000	204,923,000
Repayment of FHLB Advances	(240,723,000)	(338,115,000)	(222,573,000)
Repayment of Note Payable, Net	—	(2,362,500)	(6,137,500)
Proceeds from (Repayments of) Other Borrowings, Net	1,537,211	881,390	(608,732)
Proceeds from Issuance of Subordinated Debentures	—	30,000,000	—
Redemption of Senior Convertible Debentures	(132,000)	—	—
Proceeds from FRB Borrowings	259,600,000	—	—
Repayment of FRB Borrowings	(210,900,000)	—	—
Proceeds from Employee Stock Options Exercised	—	—	10,310
Proceeds from Employee Stock Purchases	12,968	52,868	12,196
Dividends to Common Stock Shareholders	(1,301,254)	(1,123,219)	(1,063,626)
Net Cash Provided By Financing Activities	192,367,678	35,467,314	39,952,736
Net Increase (Decrease) in Cash and Cash Equivalents	5,489,098	(169,599)	2,386,286
Cash and Cash Equivalents at Beginning of Year	12,536,311	12,705,910	10,319,624
Cash and Cash Equivalents at End of Year	$18,025,409	$12,536,311	$12,705,910
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid During the Period For:
Interest	$6,834,112	$7,882,527	$5,574,723
Income Taxes	$1,475,401	$1,764,541	$1,521,811
Supplemental Schedule of Non Cash Transactions:
Transfers from Loans Receivable to OREO	$368,510	$832,800	$435,550
Increase (Decrease) in Unrealized Gains on Securities AFS, Net of Taxes	$8,473,423	$4,495,436	$(3,571,122)
Initial Recognition of Lease ROU Assets	$—	$3,090,512	$—
Initial Recognition of Lease Liability	$—	$3,090,512	$—
Redemption of Convertible Debentures	$—	$20,000	$—
Conversion of Senior Convertible Debentures	$5,912,000	$—	$—

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)Significant Accounting Policies

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
The Company regularly re-evaluates its practices in determining the allowance for loan losses. During the year ended December 31, 2020, the Company increased its look-back period to incorporate the effects of at least one economic downturn in its loss history. The Company believes the extension of its look-back period is appropriate due to the risks inherent in the loan portfolio. Absent this extension, the early cycle periods in which the Company experienced significant losses would be excluded from the determination of the allowance for loan losses and its balance would decrease. For the year ended December 31, 2020, the Company increased its look-back period to 10 years to continue to include losses incurred by the Company beginning with the first quarter of 2011. Other than expanding the look-back period each quarter, the Company has not made any material changes to its methodology that would impact the calculation of the allowance for loan losses or provision for loan losses for the periods included in the accompanying consolidated balance sheets and statements of earnings.
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
The Company did not designate loans with payment deferrals granted due to the novel coronavirus of 2019 (“COVID-19’) pandemic as delinquent or impaired in accordance with provisions of The Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”) and the Consolidated Appropriations Act, 2021 (the “CAA, 2021”) and related regulatory guidance. Additional analysis was also completed on the allowance for loan losses during 2020 based on the significance of loan modifications in accordance with the CARES Act and regulatory guidance and loan risk rating downgrades as well as additional risk factors related to COVID-19.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Loans Receivable Held for Sale
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
The Company usually delivers to, and receives funding from, the investor within 30 days.  Commitments to sell these loans to the investor are considered derivative contracts and are sold to investors on a “best efforts" basis. The Company is not obligated to deliver a loan or pay a penalty if a loan is not delivered to the investor. As a result of the short-term nature of these derivative contracts, the fair value of the mortgage loans held for sale in most cases is the same as the value of the loan amount at its origination
Other Real Estate Owned
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
Intangible Assets and Goodwill
The Company's goodwill is a result of the excess of the cost over the fair value of net assets resulting from the acquisition of Collier Jennings Financial Corporation in July 2006. Goodwill is reviewed for impairment annually or whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Intangible assets are amortized over their estimated economic lives using methods that reflect the pattern in which the economic benefits are utilized.  The intangible assets, which consisted of the customer list and employment contracts resulting from the Bank’s acquisition of Collier Jennings Financial Corporation, were fully amortized at December 31, 2020.
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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The Company adopted accounting guidance which prescribes a threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosures. There have been no gross amounts of unrecognized tax benefits or interest or penalties related to uncertain tax positions since adoption. There are no unrecognized tax benefits that would, if recognized, affect the effective tax rate. There are no positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next 12 months. Years prior to December 31, 2017 are closed for federal, state and local income tax matters.
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
Advertising Expense
Advertising and public relations costs are generally expensed as incurred.  External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.  Advertising and public relations costs of $1.1 million, $796,000, and $547,000 were included in the Company’s results of operations for the years ended December 31, 2020, 2019 and 2018, respectively.

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
Net Income Per Common Share
Accounting guidance specifies the computation, presentation and disclosure requirements for earnings per share (“EPS”) for entities with publicly held common stock or potential common stock such as options, warrants, convertible securities or contingent stock agreements if those securities trade in a public market. Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding.  Diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive common shares had been issued.  The dilutive effect of options outstanding under the Company’s stock option plan is reflected in diluted EPS by application of the treasury stock method.
There were no stock options outstanding as of December 31, 2020, 2019 and 2018; and therefore, no dilutive options in the calculation of diluted EPS for those periods. Diluted EPS also assumes the Senior Convertible Debentures were converted into 302,200 shares of common stock at the beginning of the years ended December 31, 2019 and 2018. The related interest expense recorded during the period, net of tax, is added back to the EPS numerator while the underlying shares are added to the denominator.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following tables show the effect of dilutive options on the Company’s net income per common share.

	Year Ended December 31, 2020
	Income	Shares	Per Share
Basic EPS	$7,050,604	3,212,996	$2.19
Effect of Dilutive Securities:
Senior Convertible Debentures	—	—	—
Diluted EPS	$7,050,604	3,212,996	$2.19

	Year Ended December 31, 2019			Year Ended December 31, 2018
	Income	Shares	Per Share	Income	Shares	Per Share
Basic EPS	$7,794,487	2,955,737	$2.64	$7,207,221	2,953,446	$2.44
Effect of Dilutive Securities:
Senior Convertible Debentures	362,640	302,200	(0.14)	362,640	303,200	(0.12)
Diluted EPS	$8,157,127	3,257,937	$2.50	$7,569,861	3,256,646	$2.32

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
In April 2019, the FASB issued guidance to provide entities that have certain financial instruments measured at amortized cost that have credit losses, to irrevocably elect the fair value option in Subtopic 825-10, upon adoption of the June 2016 guidance related to accounting for credit losses and modifying the impairment model for certain debt securities. The fair value option applies to available-for-sale debt securities. This guidance should be applied at adoption on a modified-retrospective basis as a cumulative-effect adjustment to the opening balance of retained earnings in the statement of financial condition. The Company does not expect the adoption of this guidance to have a material effect on its consolidated financial statements.
In December 2019, the FASB issued guidance simplifying the accounting for income taxes by removing certain exceptions to the general principles in Topic 740, Income Taxes. The amendments also improve consistent application or and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. This ASU became effective for reporting periods beginning after December 15, 2020. The adoption of these amendments did not have a material effect on the Company's consolidated financial statements.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

In March 2020, the FASB issued guidance that applies to contracts, hedging relationships and other transactions that reference LIBOR or other rate references expected to be discontinued because of reference rate reform. The ASU permits an entity to make necessary modifications to eligible contracts or transactions without requiring contract remeasurement or reassessment of a previous accounting determination. This ASU is effective for all entities as of March 12, 2020 through December 31, 2022. The Company does not expect adoption of this guidance to have a material impact on its consolidated financial statements.
In October 2020, the FASB issued guidance which clarifies that the Company should reevaluate whether a callable debt security is within the scope of paragraph 310-20-35-33 for each reporting period. This ASU became effective for reporting periods beginning after December 15, 2020. The adoption of this guidance did not have a material impact on the Company's consolidated financial statements.
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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)         Investment and Mortgage-Backed Securities, Available For Sale

The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of investment and mortgage-backed securities available for sale at the dates indicated are as follows:

	December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
Student Loan Pools	$61,244,212	$220,239	$382,986	$61,081,465
Small Business Administration (“SBA”) Bonds	153,565,023	797,456	1,057,454	153,305,025
Tax Exempt Municipal Bonds	42,793,179	6,023,263	—	48,816,442
Taxable Municipal Bonds	46,680,301	1,743,322	75,168	48,348,455
Mortgage-Backed Securities	267,854,880	10,672,412	754,278	277,773,014
	$572,137,595	$19,456,692	$2,269,886	$589,324,401
	December 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
Student Loan Pools	$41,088,231	$—	$856,401	$40,231,830
SBA Bonds	111,927,938	622,105	656,944	111,893,099
Tax Exempt Municipal Bonds	43,153,086	4,088,408	—	47,241,494
Taxable Municipal Bonds	15,169,737	35,359	364,686	14,840,410
Mortgage-Backed Securities	197,356,288	3,664,621	582,902	200,438,007
	$408,695,280	$8,410,493	$2,460,933	$414,644,840

Student Loan Pools are typically 97% guaranteed by the United States government while SBA bonds are 100% backed by the full faith and credit of the United States government. Included in the tables above and below in mortgage-backed securities are Government National Mortgage Association ("GNMA") mortgage-backed securities, which are also backed by the full faith and credit of the United States government.  At December 31, 2020, the Bank held an amortized cost and fair value of $91.7 million and $93.4 million, respectively, in GNMA mortgage-backed securities compared to an amortized cost and fair value of $63.2 million and $63.9 million, respectively, at December 31, 2019. Also included in mortgage-backed securities in the tables above and below are private label collateralized mortgage obligation ("CMO") securities, which are issued by non-governmental real estate mortgage investment conduits and are not backed by the full faith and credit of the United States government.  At December 31, 2020 the Bank held an amortized cost and fair value of $37.0 million and $37.7 million, respectively, in private label CMO mortgage-backed securities, compared to an amortized cost and fair value of $15.8 million and $16.1 million, respectively, at December 31, 2019.
The amortized cost and fair value of investment and mortgage-backed securities available for sale at December 31, 2020 are shown below by contractual maturity.  Expected maturities will differ from contractual maturities because borrowers have the right to prepay obligations with or without call or prepayment penalties. Since mortgage-backed securities are not due at a single maturity date, they are disclosed separately, rather than allocated over the maturity groupings below.

	Amortized Cost	Fair Value
Due in less than one year	$64,354	$64,197
Due in one year to five years	7,995,095	8,022,724
Due in five to ten years	77,877,630	78,435,507
Due in ten years or more	218,345,636	225,028,959
Mortgage-Backed Securities	267,854,880	277,773,014
	$572,137,595	$589,324,401

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)         Investment and Mortgage-Backed Securities, Available For Sale, Continued

The amortized cost and fair value of investment and mortgage-backed securities available for sale pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $263.3 million and $274.4 million, respectively, at December 31, 2020 and $171.4 million and $173.1 million, respectively, at December 31, 2019.

The Bank received $25.0 million, $96.5 million and $33.3 million in gross proceeds from sales of available for sale securities during the years ended December 31, 2020, 2019 and 2018, respectively. As a result, the Bank recognized gross gains of $1.3 million, $1.5 million and $0.7 million, respectively, and gross losses of $0, $636,000 and $159,000, respectively, during the years ended December 31, 2020, 2019 and 2018.

The tables below summarize gross unrealized losses and the related fair value, aggregated by investment category and length of time that individual available for sale securities have been in a continuous unrealized loss position for the periods indicated.

	December 31, 2020
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Student Loan Pools	$7,196,541	$46,207	$29,460,703	$336,779	$36,657,244	$382,986
SBA Bonds	39,843,800	653,518	43,907,816	403,936	83,751,616	1,057,454
Taxable Municipal Bonds	7,092,538	75,168	—	—	7,092,538	75,168
Mortgage-Backed Securities	51,941,025	655,213	9,542,092	99,065	61,483,117	754,278
	$106,073,904	$1,430,106	$82,910,611	$839,780	$188,984,515	$2,269,886

	December 31, 2019
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Student Loan Pools	$30,079,497	$534,048	$10,152,333	$322,353	$40,231,830	$856,401
SBA Bonds	13,844,666	106,110	47,395,036	550,834	61,239,702	656,944
Taxable Municipal Bonds	13,810,279	364,686	—	—	13,810,279	364,686
Mortgage-Backed Securities	55,326,064	480,958	7,975,863	101,944	63,301,927	582,902
	$113,060,506	$1,485,802	$65,523,232	$975,131	$178,583,738	$2,460,933

Securities classified as available-for-sale are recorded at fair market value.  At December 31, 2020 and 2019, 37.0% and 39.6% of the unrealized losses, representing 88 and 69 individual securities, respectively, consisted of securities in a continuous loss position for 12 months or more. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature.  The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and is not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary. The Company reviews its investment securities portfolio at least quarterly and more frequently when economic conditions warrant, assessing whether there is any indication of other-than-temporary impairment (“OTTI”).

Factors considered in the Company's review of its investment securities portfolio include estimated future cash flows, length of time and extent to which market value has been less than cost, the financial condition and near term prospects of the issuer, and our intent and ability to retain the security to allow for an anticipated recovery in market value. If the review determines that there is OTTI, then an impairment loss is recognized in earnings equal to the entire difference between the investment’s cost and its fair value at the balance sheet date of the reporting period for which the assessment is made, or the Company may recognize a portion of the impairment in other comprehensive income. The fair value of investments on which OTTI is recognized then becomes the new cost basis of the investment. There was no OTTI recognized during the years ended December 31, 2020, 2019 and 2018.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(3)         Investment and Mortgage-Backed Securities, Held to Maturity

At December 31, 2020, the Company's entire held to maturity portfolio was comprised of mortgage-backed securities. The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of held to maturity securities at December 31, 2020 and 2019 were as follows:

	December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-Backed Securities (1)	$18,254,394	$984,015	$33,122	$19,205,287
Total Held To Maturity	$18,254,394	$984,015	$33,122	$19,205,287

	December 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-Backed Securities (1)	$19,246,935	$560,067	$1,161	$19,805,841
Total Held To Maturity	$19,246,935	$560,067	$1,161	$19,805,841
(1) COMPRISED OF GSES OR GNMA MORTGAGE-BACKED SECURITIES
The Company’s held to maturity portfolio is recorded at amortized cost.  The Company has the ability and intent to hold these securities to maturity. At December 31, 2020, the Bank held an amortized cost and fair value of $8.1 million and $8.7 million, respectively, in GNMA mortgage-backed securities classified as held to maturity compared to an amortized cost and fair value of $11.3 million and $11.6 million, respectively, at December 31, 2019. The Company has not invested in any private label mortgage-backed securities classified as held to maturity.

At December 31, 2020, the amortized cost and fair value of mortgage-backed securities held to maturity that were pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $13.4 million and $14.3 million, respectively, compared to an amortized cost and fair value of $17.5 million and $18.0 million, respectively, at December 31, 2019. The following tables show gross unrealized losses, fair value and length of time that individual held to maturity securities were in a continuous unrealized loss position at December 31, 2020 and 2019.

	December 31, 2020
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-Backed Securities (1)	$3,692,780	$32,583	$787,503	$539	$4,480,283	$33,122
	$3,692,780	$32,583	$787,503	$539	$4,480,283	$33,122

	December 31, 2019
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-Backed Securities (1)	$—	$—	$820,313	$1,161	$820,313	$1,161
	$—	$—	$820,313	$1,161	$820,313	$1,161

(1) COMPRISED OF GSES OR GNMA MORTGAGE-BACKED SECURITIES

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)          Loans Receivable, Net

Loans receivable, net, at December 31, 2020 and 2019 are summarized below.

	December 31,
	2020		2019
	Balance	% of Total Gross Loans	Balance	% of Total Gross Loans
Residential Real Estate Loans	$78,907,159	15.8%	$86,404,304	18.4%
Consumer Loans	55,335,425	11.1%	56,331,013	12.0%
Commercial Business Loans	19,704,862	3.9%	22,234,189	4.8%
Commercial Real Estate Loans	299,299,647	59.8%	303,550,905	64.8%
Paycheck Protection Program Loans	47,105,618	9.4%	—	—%
Total Loans Held For Investment	500,352,711	100.0%	468,520,411	100.0%
Loans Held For Sale	5,693,400		3,990,606
Total Loans Receivable, Gross	506,046,111		472,511,017
Less:
Allowance For Loan Losses	12,842,896		9,225,574
Loans in Process	12,197,417		9,957,140
Deferred Loan Fees	1,838,426		469,568
	26,878,739		19,652,282
Total Loans Receivable, Net	$479,167,372		$452,858,735

During the year ended December 31, 2020, the Bank participated in the SBA Paycheck Protection Program (“PPP”), a guaranteed unsecured loan program enacted under the CARES Act to provide near-term relief to help small businesses impacted by COVID-19 sustain operations. PPP loans loans totaled $47.1 million at December 31, 2020, all of which are fully guaranteed by the SBA. The Bank expects that the great majority of PPP borrowers will seek full or partial forgiveness of their loan obligations in accordance with the CARES Act. The CAA, 2021 renewed and extended the PPP until March 31, 2021. As a result, in January 2021, the Bank began accepting and processing loan applications under this second PPP program. The Bank earns 1% interest on PPP loans as well as a fee from the SBA to cover processing costs, which is amortized over the life of the loan. The maturity date of the PPP loan is either two or five years from the date of loan origination. The balance of unamortized net deferred fees on PPP loans was $1.4 million at December 31, 2020.

The Bank uses a risk based approach based on the following credit quality measures when analyzing the loan portfolio: pass, caution, special mention, and substandard. These indicators are used to rate the credit quality of loans for the purposes of determining the Bank’s allowance for loan losses. Pass loans are loans that are performing and are deemed adequately protected by the net worth of the borrower or the underlying collateral value. These loans are considered to have the least amount of risk in terms of determining the allowance for loan losses. Loans that are graded as substandard are considered to have the most risk. These loans typically have an identified weakness or weaknesses and are inadequately protected by the net worth of the borrower or collateral value. All loans 90 days or more past due are automatically classified in this category. The caution and special mention categories fall in between the pass and substandard grades and consist of loans that do not currently expose the Bank to sufficient risk to warrant adverse classification but possess weaknesses.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)          Loans Receivable, Net, Continued
The following tables summarize the loan grades used by the Bank to measure the credit quality of gross loans receivable, excluding those held for sale, by loan segment at December 31, 2020 and 2019.

December 31, 2020	Pass	Caution	Special Mention	Substandard	Total Loans
Residential Real Estate	$65,437,564	$9,675,300	$799,446	$2,994,849	$78,907,159
Consumer	42,926,887	10,525,814	891,107	991,617	55,335,425
Commercial Business	15,315,677	3,851,517	309,100	228,568	19,704,862
Commercial Real Estate	221,696,863	56,642,660	16,349,302	4,610,822	299,299,647
PPP	47,105,618	—	—	—	47,105,618
Total	$392,482,609	$80,695,291	$18,348,955	$8,825,856	$500,352,711

December 31, 2019	Pass	Caution	Special Mention	Substandard	Total Loans
Residential Real Estate	$76,674,539	$4,612,182	$1,155,802	$3,961,781	$86,404,304
Consumer	44,294,400	9,617,301	624,248	1,795,064	56,331,013
Commercial Business	16,140,592	5,486,393	301,462	305,742	22,234,189
Commercial Real Estate	230,810,756	56,025,352	14,285,015	2,429,782	303,550,905
Total	$367,920,287	$75,741,228	$16,366,527	$8,492,369	$468,520,411

The following tables present an age analysis of past due balances by category at December 31, 2020 and 2019.

	December 31, 2020
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable
Residential Real Estate	$—	$152,634	$160,152	$312,786	$78,594,373	$78,907,159
Consumer	292,498	30,610	91,870	414,978	54,920,447	55,335,425
Commercial Business	49,554	—	7,152	56,706	19,648,156	19,704,862
Commercial Real Estate	735,456	346,850	550,409	1,632,715	297,666,932	299,299,647
PPP	—	—	—	—	47,105,618	47,105,618
Total	$1,077,508	$530,094	$809,583	$2,417,185	$497,935,526	$500,352,711

	December 31, 2019
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable
Residential Real Estate	$—	$355,290	$144,209	$499,499	$85,904,805	$86,404,304
Consumer	422,443	217,542	81,736	721,721	55,609,292	56,331,013
Commercial Business	147,959	76,515	20,316	244,790	21,989,399	22,234,189
Commercial Real Estate	3,849,424	—	1,352,716	5,202,140	298,348,765	303,550,905
Total	$4,419,826	$649,347	$1,598,977	$6,668,150	$461,852,261	$468,520,411

At December 31, 2020 and 2019, the Bank did not have any loans that were 90 days or more past due and still accruing interest. Our strategy is to work with our borrowers to reach acceptable payment plans while protecting our interests in the existing collateral.  In the event an acceptable arrangement cannot be reached, we may have to acquire these properties through foreclosure or other means and subsequently sell, develop, or liquidate them.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)          Loans Receivable, Net, Continued

The following table shows non-accrual loans by category at December 31, 2020 compared to 2019.

	December 31, 2020		December 31, 2019		Increase (Decrease)
	Amount	Percent (1)	Amount	Percent (1)	$	%
Non-accrual Loans:
Residential Real Estate	$1,682,240	0.4%	$1,520,485	0.3%	$161,755	10.6%
Consumer	402,878	0.1	319,280	0.1	83,598	26.2
Commercial Business	100,408	—	122,605	—	(22,197)	(18.1)
Commercial Real Estate	939,946	0.2	1,474,036	0.3	(534,090)	(36.2)
Total Non-accrual Loans	$3,125,472	0.7%	$3,436,406	0.7%	$(310,934)	(9.0)%
(1) PERCENT OF GROSS LOANS RECEIVABLE HELD FOR INVESTMENT, NET OF DEFERRED FEES AND LOANS IN PROCESS.

The following tables show the allowance for loan losses by loan category for the years ended December 31, 2020, 2019 and 2018.

	For the Year Ended December 31, 2020
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,390,594	$1,210,849	$544,764	$6,079,367	$9,225,574
Provision	136,063	251,948	655,317	2,556,672	3,600,000
Charge-Offs	(9)	(226,760)	(35,048)	(19,453)	(281,270)
Recoveries	2,300	62,618	—	233,674	298,592
Ending Balance	$1,528,948	$1,298,655	$1,165,033	$8,850,260	$12,842,896

	For the Year Ended December 31, 2019
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,191,443	$1,203,593	$923,600	$5,853,081	$9,171,717
Provision	227,624	324,394	(392,817)	215,799	375,000
Charge-Offs	(34,599)	(432,003)	(1,132)	(517,583)	(985,317)
Recoveries	6,126	114,865	15,113	528,070	664,174
Ending Balance	$1,390,594	$1,210,849	$544,764	$6,079,367	$9,225,574

	For the Year Ended December 31, 2018
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,233,843	$1,144,815	$1,011,227	$4,831,733	$8,221,618
Provision	2,411	173,235	(55,109)	804,463	925,000
Charge-Offs	(46,419)	(224,954)	(32,518)	(351,894)	(655,785)
Recoveries	1,608	110,497	—	568,779	680,884
Ending Balance	$1,191,443	$1,203,593	$923,600	$5,853,081	$9,171,717

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)          Loans Receivable, Net, Continued

The following tables summarize the impaired loans evaluated individually and collectively for impairment within the allowance for loan losses and loans receivable balances at December 31, 2020 and 2019.

	Allowance For Loan Losses			Loans Receivable
December 31, 2020	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$—	$1,528,948	$1,528,948	$1,284,303	$77,622,856	$78,907,159
Consumer	—	1,298,655	1,298,655	161,869	55,173,556	55,335,425
Commercial Business	—	1,165,033	1,165,033	53,047	19,651,815	19,704,862
Commercial Real Estate	—	8,850,260	8,850,260	720,111	298,579,536	299,299,647
PPP	—	—	—	—	47,105,618	47,105,618
Total	$—	$12,842,896	$12,842,896	$2,219,330	$498,133,381	$500,352,711
December 31, 2019
Residential Real Estate	$—	$1,390,594	$1,390,594	$1,086,433	$85,317,871	$86,404,304
Consumer	—	1,210,849	1,210,849	184,402	56,146,611	56,331,013
Commercial Business	—	544,764	544,764	64,406	22,169,783	22,234,189
Commercial Real Estate	—	6,079,367	6,079,367	1,894,642	301,656,263	303,550,905
Total	$—	$9,225,574	$9,225,574	$3,229,883	$465,290,528	$468,520,411

Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment and records the loan at fair value. Fair value is estimated using one of the following methods: fair value of the collateral less estimated costs to sale, discounted cash flows, or market value of the loan based on similar debt. The fair value of the collateral less estimated costs to sell is the most frequently used method. Typically, the Company reviews the most recent appraisal and, if it is over 24 months old, will request a new third party appraisal. Depending on the particular circumstances surrounding the loan, including the location of the collateral, the date of the most recent appraisal and the value of the collateral relative to the recorded investment in the loan, management may order an independent appraisal immediately or, in some instances, may elect to perform an internal analysis. The average balance of total impaired loans was $3.9 million for year ended December 31, 2020 compared to $6.4 million for the year ended December 31, 2019.

The following tables present information related to impaired loans by loan category as of and for the years ended December 31, 2020, 2019 and 2018.

	December 31, 2020
Impaired Loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Residential Real Estate	$1,284,303	$1,284,303	$—	$1,877,590	$24,597
Consumer	161,869	170,169	—	210,722	1,591
Commercial Business	53,047	948,046	—	58,597	—
Commercial Real Estate	720,111	865,531	—	1,717,842	56,737
Total	$2,219,330	$3,268,049	$—	$3,864,751	$82,925

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)       Loans Receivable, Net, Continued
The Bank had three TDRs with a total balance of $315,000 included in impaired loans at December 31, 2020 compared to five TDRs totaling $825,000 million at December 31, 2019. There was one TDR restructured during the year ended December 31, 2020 compared to none during the years ended December 31, 2019 and 2018. At December 31, 2020 and 2019, there were no TDRs in default. At December 31, 2018, there was one previously restructured loan with a balance of $374,000 in default. The Bank considers any loan 30 days or more past due to be in default.
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

The CARES Act signed into law on March 27, 2020, amended GAAP with respect to the modification of loans to borrowers affected by the COVID-19 pandemic. Among other criteria, this guidance provided that short-term loan modifications made on a good faith basis to borrowers who were current as defined under the CARES Act prior to any relief, are not TDRs. This includes short-term (e.g. six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant. To qualify as an eligible loan under the CARES Act, a loan modification must be 1) related to COVID-19; 2) executed on a loan that was not more than 30 days past due as of December 31, 2019; and 3) executed between March 1, 2020, and the earlier of a) 60 days after the date of termination of the national emergency by the President or b) December 31, 2020.

On April 7, 2020, the federal banking regulators issued a revised interagency statement on loan modifications and the reporting for financial institutions working with customers affected by the COVID-19 pandemic ("Interagency Statement"). The Interagency Statement confirmed that COVID-19 related short-term loan modifications (e.g., payment deferrals of six months or less) provided to borrowers that were current (less than 30 days past due) at the time the relief was granted are not TDR loans. Borrowers that do not meet the criteria in the CARES Act or the Interagency Statement are assessed for TDR loan classification in accordance with the Company’s accounting policies. As of December 31, 2020, there were eight loans still on deferral with a combined balance of $3.0 million. All loans modified due to COVID-19 are separately monitored and any request for continuation of relief beyond the initial modification will be reassessed at that time to determine if a further modification should be granted and if a downgrade in risk rating is appropriate.

On December 27, 2020, the CAA, 2021 was signed into law. Among other purposes, this act provides additional coronavirus emergency response and relief, including extending relief offered under the CARES Act related to troubled debt restructurings as a result of COVID-19 through January 1, 2022 or 60 days after the end of the national emergency declared by the President, whichever is earlier. Loan modifications in accordance with the CARES Act and related banking agency regulatory guidance are still subject to an evaluation in regards to determining whether or not a loan is deemed to be impaired.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(5)         Premises and Equipment, Net and Leases

Premises and equipment, net, are summarized as follows:

	December 31,
	2020	2019
Land	$7,708,424	$7,708,424
Buildings and Improvements	25,601,331	25,336,734
Furniture and Equipment	13,821,901	12,748,562
Construction in Progress	1,007,552	1,751,176
Total Premises and Equipment	48,139,208	47,544,896
Less: Accumulated Depreciation	(21,563,951)	(20,325,013)
Total Premises and Equipment, Net	$26,575,257	$27,219,883

Construction in progress of $1.0 million at December 31, 2020 primarily included building and construction costs associated with our newest branch in Augusta, Georgia, scheduled for opening in 2021. At December 31, 2020 the estimated additional costs to complete and equip the branch were approximately $2.0 million. Depreciation expense on premises and equipment was $1.9 million, $1.6 million and $1.5 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Effective January 1, 2019 the Company adopted ASC 842 “Leases.” Currently, the Company has operating leases on six of its branches that are accounted for under this standard. As a result of this standard, the Company recognized both a right-of-use (ROU) asset and lease liability of $3.1 million effective January 1, 2019. During the year ended December 31, 2020, the Company made cash payments in the amount of $446,000 for operating leases. The lease expense recognized during this period amounted to $458,000 and the lease liability was reduced by $353,000. At December 31, 2020, the Company had ROU assets of $2.4 million and a lease liability of $2.4 million recorded on its consolidated balance sheet. The remaining weighted average lease term is six years and the weighted average discount rate used is 3.2%.

At December 31, 2020, future undiscounted lease payments for operating leases with initial terms of one year or more were as follows:

Year ended December 31,
2021	426,040
2022	437,463
2023	449,271
2024	450,657
2025	400,611
Thereafter	468,439
Total undiscounted lease payments	2,632,481
Less: effect of discounting	252,212
Present value of estimated lease payments (lease liability)	$2,380,269

Total rental expense was $461,000, $460,000, and $454,000 for the years ended December 31, 2020, 2019 and 2018, respectively. Five lease agreements with monthly expenses of $7,350, $900, $7,900, $9,950, and $10,600 have multiple renewal options totaling 30, 10, 15, 45, and 20 years, respectively.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(6)         Goodwill

Goodwill was recorded in connection with the Company's acquisition of Collier Jennings Financial Corporation in July 2006. The goodwill balance of $1.2 million remained unchanged at both December 31, 2020 and 2019. In accordance with accounting guidance, the Company evaluates its goodwill on an annual basis. The evaluations were performed as of December 31, 2020 and September 30, 2019 for the years ended December 31, 2020 and 2019, respectively. At the time of the evaluations the Company determined that no impairment existed. Therefore, there was no write-down of goodwill for the years ended December 31, 2020 and 2019.

(7)         FHLB Stock

The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to a membership component, which was 0.09% of total assets at both December 31, 2020 and 2019, plus a transaction component equal to 4.25% of outstanding advances (borrowings) from the FHLB of Atlanta at December 31, 2020 and 2019.  The Bank is in compliance with this requirement with an investment in FHLB of Atlanta stock of $2.4 million and $2.5 million at December 31, 2020 and 2019, respectively. No readily available market exists for this stock and it has no quoted fair value.  However, because redemption of this stock has historically been at par, it is carried at cost.

(8)         Other Real Estate Owned

The Bank owned $499,000 and $678,000 in OREO at December 31, 2020 and 2019, respectively. Transactions in OREO for the years ended December 31, 2020, 2019 and 2018 are summarized below.

	2020	2019	2018
Balance, beginning of year	$677,740	$722,442	$1,115,671
Additions	368,510	832,800	435,550
Sales	(532,640)	(855,502)	(772,779)
Write-downs	(15,000)	(22,000)	(56,000)
Balance, end of year	$498,610	$677,740	$722,442

There was one mortgage loan collateralized by residential real estate property with a balance of $13,000 in the process of foreclosure at December 31, 2020 compared to none at December 31, 2019.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(9)         Deposits

Deposits outstanding at December 31, 2020 and 2019 are summarized below by account type.

	December 31, 2020			December 31, 2019
	Balance	Weighted Rate	Interest Rate Range	Balance	Weighted Rate	Interest Rate Range
Checking Accounts	$372,070,032	0.05%	0.00-1.49%	$260,135,924	0.11%	0.00-1.98%
Money Market Accounts	291,067,575	0.16%	0.00-0.20%	230,693,518	0.72%	0.00-1.48%
Savings Accounts	74,433,571	0.14%	0.00-0.50%	51,124,806	0.16%	0.00-1.00%
Total	$737,571,178	0.10%	0.00-1.49%	$541,954,248	0.36%	0.00-1.98%
Certificate Accounts:
0.00 – 0.99%	$122,711,943			$28,599,107
1.00 – 1.99%	46,619,682			122,164,536
2.00 – 2.99%	11,193,432			78,689,591
Total	$180,525,057	0.77%	0.10-2.96%	$229,453,234	1.71%	0.45-2.96%
Total Deposits	$918,096,235	0.23%	0.00-2.96%	$771,407,482	0.76%	0.00-2.96%

Included in the certificates above were $16.0 million and $34.6 million in brokered deposits at December 31, 2020 and 2019, respectively, with a weighted average interest rate of 0.37% and 1.87%, respectively. None of the brokered deposits at December 31, 2020 mature within one year. At December 31, 2020 and 2019, the Bank had $78,000 and $141,000, respectively, in overdrafts that were reclassified to loans.

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $106.8 million and $144.2 million at December 31, 2020 and 2019, respectively. Certificate of deposits that met or exceeded the FDIC insurance limit of $250,000 were $49.6 million and $77.5 million at December 31, 2020 and 2019, respectively.

The amounts and scheduled maturities of all certificates of deposit were as follows at December 31, 2020 and 2019:

	December 31,
	2020	2019
Within 1 Year	$128,758,122	$149,481,000
After 1 Year, Within 2 Years	27,550,051	42,689,147
After 2 Years, Within 3 Years	10,555,458	18,737,910
After 3 Years, Within 4 Years	10,847,730	3,272,862
After 4 Years, Within 5 Years	2,813,696	15,272,315
Total Certificates of Deposits	$180,525,057	$229,453,234

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(10)         Advances from Federal Home Loan Bank, Borrowings from Federal Reserve Bank and Other Borrowings
Advances from the FHLB are summarized by year of maturity and weighted average interest rate at December 31, 2020 below.

	Amount	Weighted Rate
2021	$25,000,000	1.98%
2023	10,000,000	1.46%
Total	$35,000,000	1.83%
These advances are secured by a blanket collateral agreement with the FHLB by pledging the Bank’s portfolio of residential first mortgage loans and investment securities with an amortized cost and fair value of $104.7 million and $106.2 million, respectively, at December 31, 2020 and $100.5 million and $96.7 million, respectively, at December 31, 2019.
FHLB advances are subject to prepayment penalties. During the years ended December 31, 2020, 2019 and 2018, the Bank prepaid no FHLB advances. Callable advances are callable at the option of the FHLB.  If an advance is called, the Bank has the option to pay off the advance without penalty, re-borrow funds on different terms, or convert the advance to a three-month floating rate advance tied to LIBOR. The Bank did not have any callable FHLB advances at December 31, 2020. At December 31, 2020 and 2019, the Bank had $304.3 million and $259.2 million in additional borrowing capacity, respectively, at the FHLB.
The Bank also had $48.7 million in borrowings from the "discount window" of the Federal Reserve Bank of Atlanta at December 31, 2020 compared to none at December 31, 2019. Depository institutions may borrow from the discount window for periods as long as 90 days, and borrowings are prepayable and renewable by the borrower on a daily basis. At December 31, 2020, the borrowing rate was 0.25%. At December 31, 2020, the Bank had pledged as collateral for these borrowings investment and mortgage-backed securities with an amortized cost and fair value of $57.0 million and $60.3 million, respectively.
The Bank had $13.1 million and $11.6 million in other borrowings at December 31, 2020 and 2019, respectively.  These borrowings consist of short-term repurchase agreements with certain commercial demand deposit customers for sweep accounts. The repurchase agreements typically mature within one to three days and the interest rate paid on these borrowings floats monthly with money market type rates. At December 31, 2020 and 2019, the interest rate paid on the repurchase agreements was 0.15% and 0.50%, respectively. The maximum amount outstanding at any one month end during the year ended December 31, 2020 was $21.0 million compared to $15.8 million during the year ended December 31, 2019. The Bank had pledged as collateral for these repurchase agreements investment and mortgage-backed securities with amortized costs and fair values of $26.6 million and $26.8 million, respectively, at December 31, 2020 and $20.4 million and $20.5 million, respectively, at December 31, 2019.

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
The Capital Securities accrue and pay distributions quarterly at a floating rate of three month LIBOR plus 170 basis points which was a rate per annum equal to 1.92% and 3.59% at December 31, 2020 and 2019, respectively. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears.
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

(13)    Senior Convertible Debentures

In December 2009, the Company issued $6.1 million of 8.0% Senior Convertible Debentures with a maturity date of December 1, 2029. The debentures were convertible into the Company’s common stock at a conversion price of $20 per share at the option of the holder at any time prior to maturity.

On January 2, 2020, the Company announced its intention to redeem all of the Senior Convertible Debentures on March 2, 2020. Subsequent to the announcement, $5.9 million of Senior Convertible Debentures were converted into 295,600 common shares by holders of the debt. The Company redeemed the remaining $132,000 of outstanding debentures for cash on March 2, 2020.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(15)         Income Taxes

Income tax expense was comprised of the following for the dates indicated below:

	Years Ended December 31,
	2020	2019	2018
Current:
Federal	$1,663,883	$1,437,595	$1,454,049
State	295,074	145,412	202,292
Total Current Tax Expense	1,958,957	1,583,007	1,656,341
Deferred:
Federal	(361,167)	105,960	(79,034)
State	(20,833)	(9,417)	(7,781)
Total Deferred Tax Expense (Benefit)	(382,000)	96,543	(86,815)
Total Income Tax Expense	$1,576,957	$1,679,550	$1,569,526

The Company's income taxes differ from those computed at the statutory federal income tax rate, as follows:

	Years Ended December 31,
	2020	2019	2018
Tax at Statutory Income Tax Rate	$1,811,788	$1,989,548	$1,843,117
State Tax and Other	81,936	100,820	157,417
Tax Exempt Interest	(250,044)	(291,768)	(338,497)
Life Insurance	(120,383)	(142,508)	(113,400)
Valuation Allowance	53,660	23,458	20,889
Total Income Tax Expense	$1,576,957	$1,679,550	$1,569,526
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2020 and 2019 are presented below. Net deferred tax assets or liabilities were included in other assets or other liabilities at December 31, 2020 and 2019.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(15)         Income Taxes, Continued

	December 31,
	2020	2019
Deferred Tax Assets:
Deferred Compensation	$670,582	$587,322
Provision for Loan Losses	2,781,850	2,000,131
Other Real Estate Owned	3,248	—
Net Fees Deferred for Financial Reporting	74,743	76,262
Net Operating Losses	410,419	356,759
Other	105,993	126,492
Total Gross Deferred Tax Assets	4,046,835	3,146,966
Less: Valuation Allowance	(410,419)	(356,759)
Net Deferred Tax Assets	3,636,416	2,790,207
Deferred Tax Liabilities:
FHLB Stock Basis Over Tax Basis	72,196	72,208
Depreciation	1,040,831	585,520
Prepaid Expenses	43,943	35,033
Unrealized Gain on Securities Available for Sale	4,037,110	1,473,077
Total Gross Deferred Tax Liability	5,194,080	2,165,838
Net Deferred Tax (Liability) Asset	$(1,557,664)	$624,369

The Company measures deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid. Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2020, management has determined that it is more likely than not that the total deferred tax asset will be realized except for the deferred tax asset associated with state net operating loss carryforwards, and, accordingly, has established a valuation allowance only for this item. The change in the valuation allowance was approximately $54,000. The Company had state net operating losses attributable to the non-bank entities of $10.4 million and $9.0 million for the years ended December 31, 2020 and 2019, respectively.
Retained earnings at December 31, 2020 included tax bad debt reserves of $2.1 million, for which no provision for federal income tax has been made. If, in the future, these amounts are used for any purpose other than to absorb bad debt losses, including dividends, stock redemptions, or distributions in liquidation, or the Company ceases to be qualified as a bank holding company, they may be subject to federal income tax at the prevailing corporate tax rate.  At December 31, 2020, the Company had no material unrecognized tax benefits or accrued interest and penalties. It is the Company's policy to account for interest and penalties accrued relative to unrecognized tax benefits as a component of income tax expense. Tax returns for 2017 and subsequent years are subject to examination by taxing authorities.

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

The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System ("Federal Reserve"). Bank holding companies are subject to capital adequacy requirements of the Federal Reserve under the Bank Holding Company Act of 1956, as amended, and the regulations of the Federal Reserve. For a bank holding company with less than $3.0 billion in assets, the capital guidelines apply on a bank only basis and the Federal Reserve expects the holding company's subsidiary banks to be well-capitalized under the prompt corrective action regulations. If Security Federal Corporation was subject to regulatory guidelines for bank holding companies with $3.0 billion or more in assets, at December 31, 2020, it would have exceeded all regulatory capital requirements with Common Equity Tier 1 ("CET1") capital, Tier 1 leverage-based capital, Tier 1 risk-based capital and total risk-based capital ratios of 16.6%, 9.1%, 17.4% and 23.8%, respectively.

Based on its capital levels at December 31, 2020, the Bank exceeded all regulatory capital requirements as of that date. Consistent with the Bank's goals to operate a sound and profitable organization, it is the Bank's policy to maintain a "well-capitalized" status under the regulatory capital categories of the FDIC. Based on capital levels at December 31, 2020, the Bank was considered to be "well-capitalized" under applicable regulatory requirements. Management monitors the capital levels to provide for current and future business opportunities and to maintain the Bank's "well-capitalized" status.

The tables below provide the Bank’s regulatory capital requirements and actual results at December 31, 2020 and 2019.

	Actual		For Capital Adequacy		To Be Well Capitalized
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2020
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$109,673	18.6%	$35,330	6.0%	$47,107	8.0%
Total Risk-Based Capital (To Risk Weighted Assets)	117,101	19.9%	47,107	8.0%	58,884	10.0%
Common Equity Tier 1 Capital (To Risk Weighted Assets)	109,673	18.6%	26,498	4.5%	38,275	6.5%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	109,673	9.8%	44,957	4.0%	56,197	5.0%
December 31, 2019
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$101,280	18.2%	$33,418	6.0%	$44,558	8.0%
Total Risk-Based Capital (To Risk Weighted Assets)	108,270	19.4%	44,558	8.0%	55,697	10.0%
Common Equity Tier 1 Capital (To Risk Weighted Assets)	101,280	18.2%	25,064	4.5%	36,203	6.5%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	101,280	10.4%	39,134	4.0%	48,917	5.0%

In addition to the minimum capital requirements, the Bank must maintain a capital conservation buffer, which consists of additional CET1 capital greater than 2.5% of risk-weighted assets above the required minimum levels in order to avoid limitations on paying dividends, repurchasing shares, and paying discretionary bonuses. At December 31, 2020 the Bank’s conservation buffer was 11.9%.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(17)         Employee Benefit Plans
The Company is participating in a multiple employer defined contribution employee benefit plan covering substantially all employees with six months or more of service.  The Company matches a portion of the employees’ contributions and the plan has a discretionary profit sharing provision.  Total employer contributions were $320,000, $273,000 and $263,000 for the years ended December 31, 2020, 2019 and 2018, respectively.
The Company has an Employee Stock Purchase Plan (“ESPP”).  The ESPP allows employees of the Company to purchase stock quarterly through a payroll deduction at a discount calculated as 15% of the market value with a floor equal to the Company’s book value.  The ESPP, which was approved by stockholders in April 2018, became effective July 1, 2018. Participation in the ESPP is voluntary.  Employees are limited to investing $25,000 or 5% of their annual salary, whichever is lower, during the year.  At December 31, 2020, there were 28 employees participating.
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
Participation in all three plans is voluntary. During the years ended December 31, 2020 and 2019, the Company incurred expenses of $302,000 and $100,050, respectively, related to these incentive plans.
Certain officers of the Company participate in a supplemental retirement plan.  These benefits are not qualified under the Internal Revenue Code and they are not funded.  During the years ended December 31, 2020, 2019 and 2018, the Company incurred expenses of $488,000, $496,000, and $396,000, respectively, for this plan.
Certain officers and directors of the Company participate in incentive and non-qualified stock option plans. In 2008, the 2008 Equity Incentive Plan (the "2008 Plan") was approved by stockholders and implemented by the Company. The 2008 Plan provided for the grant of non-qualified and incentive stock options, stock appreciation rights (“SARS”), and restricted stock awards. Under the 2008 Plan, 50,000 shares of common stock were reserved for the issuance of stock options and SARS in addition to 50,000 shares subject to restricted stock awards. Options are granted at exercise prices not less than the fair value of the Company’s common stock on the date of the grant.  The 2008 Plan expired during the year ended December 31, 2018. Since that date, there are no shares available for issuance under this plan for stock options or SARS. There were no stock options granted by the Company during the years ended December 31, 2020, 2019 and 2018.
At December 31, 2020, the Company had no options outstanding.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(17)         Employee Benefit Plans, Continued

The following is a summary of the activity under the Company’s incentive and non-qualified stock option plans for the year ended December 31, 2018:

	Year Ended December 31, 2018
	Shares	Weighted Avg. Exercise Price
Balance, Beginning of Period	4,500	$22.91
Options Exercised	450	22.91
Options Forfeited	4,050	22.91
Balance, End of Period	—	$—

During the years ended December 31, 2020, 2019 and 2018, no options vested. The aggregate intrinsic value of the stock options outstanding and exercisable was $0 at December 31, 2020, 2019 and 2018 and there was no compensation expense related to stock options during those years.  As of December 31, 2020, there was no unrecognized compensation cost related to non-vested stock options.

(18)         Bank Owned Life Insurance

BOLI provides key person life insurance on certain officers of the Company. The cash value of the life insurance policies are recorded as a separate line item in the accompanying balance sheets at $26.1 million and $21.5 million at December 31, 2020 and 2019, respectively.  The earnings portion of the insurance policies grows tax deferred and helps offset the cost of the Company’s benefits programs.  The Company recorded earnings of $573,000, $540,000 and $540,000 for the growth in the cash value of life insurance during the years ended December 31, 2020, 2019 and 2018, respectively. In addition to the earnings above, the Company received $139,000 in death benefits during the year ended December 31, 2019. There were no death benefits received during the years ended December 31, 2020 and 2018.

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

Financial instruments where the contract amount represents the Bank's credit risk include commitments under pre-approved but unused lines of credit of $141.9 million and $108.0 million and letters of credit of $1.7 million and $1.5 million at December 31, 2020 and 2019, respectively.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(19)         Commitments and Contingencies, Continued

Included in the loan commitments noted above were unused credit card loan commitments of $7.2 million and $6.2 million and undisbursed loans in process of $12.2 million and $10.0 million at December 31, 2020 and 2019, respectively.  The Bank also had $2.1 million in outstanding commitments on mortgage loans approved but not yet closed at December 31, 2020 compared to $282,000 at December 31, 2019.  These commitments, which are funded subject to certain limitations, extend over varying periods of time with the majority being funded within 45 days.

At December 31, 2020 and 2019, the Bank had outstanding commitments to sell approximately $5.7 million and $4.0 million of loans, respectively, which encompassed the Bank’s held for sale loans.  The Bank also has commitments to sell mortgage loans not yet closed, on a best efforts basis.  Best efforts means the Bank suffers no penalty if they are unable to deliver the loans to the potential buyers.  The fair value of the Bank’s commitment to originate mortgage loans at committed interest rates and to sell such loans to permanent investors is insignificant.

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

	Years Ended December 31,
	2020	2019	2018
Balance, Beginning of Period	$431,516	$32,961	$94,292
New Loans	—	417,590	674
Less Loan Payments	(32,714)	(19,035)	(62,005)
Balance, End of Period	$398,802	$431,516	$32,961

Loans to all employees, officers, and directors of the Company, in the aggregate constituted approximately 4.4% and 4.5% of the Company’s total shareholders' equity at December 31, 2020 and 2019, respectively.  Deposits from executive officers and directors of the Company and the Bank and their related interests were approximately $18.1 million at $15.9 million at December 31, 2020 and 2019 and have substantially the same terms, including interest rates, as those prevailing at the time with other non-related depositors.

The Company leased office space from a related party during the years ended December 31, 2020, 2019 and 2018. The lease is with a company in which the related party, who is a director of the Company, has an ownership interest.  The Company incurred rent expense of $88,100, $87,600 and $85,000 for the years ended December 31, 2020, 2019 and 2018, respectively, related to this lease.  Management is of the opinion that the transactions with respect to office rent were made on terms that are comparable to those which would be made with unaffiliated persons.

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

Condensed Balance Sheet Data

	December 31,
	2020	2019
Assets:
Cash	$22,884,872	$25,685,744
Investment in Security Federal Statutory Trust	155,000	155,000
Investment in Security Federal Bank	123,813,848	106,947,285
Accounts Receivable and Other Assets	341,569	386,889
Total Assets	$147,195,289	$133,174,918
Liabilities and Shareholders’ Equity:
Accounts Payable and Other Liabilities	$135,843	$219,213
Long-term Debt	35,155,000	41,199,000
Shareholders’ Equity	111,904,446	91,756,705
Total Liabilities and Shareholders’ Equity	$147,195,289	$133,174,918

Condensed Statements of Income Data

	Years Ended December 31,
	2020	2019	2018
Income:
Equity in Earnings of Security Federal Bank	$8,393,140	$2,092,130	$1,523,443
Dividend Income from Security Federal Bank	—	6,400,000	6,400,000
Miscellaneous Income	148,877	62,390	21,235
Total Income	8,542,017	8,554,520	7,944,678
Expenses:
Interest Expense	1,783,796	906,152	916,832
Other Expenses	64,494	39,331	11,099
Total Expenses	1,848,290	945,483	927,931
Income Before Income Taxes	6,693,727	7,609,037	7,016,747
Income Tax Benefit	(356,877)	(185,450)	(190,474)
Net Income	$7,050,604	$7,794,487	$7,207,221

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(21)         Security Federal Corporation Condensed Financial Statements (Parent Company Only), Continued

Condensed Statements of Cash Flow Data

	Years Ended December 31,
	2020	2019	2018
Operating Activities:
Net Income	$7,050,604	$7,794,487	$7,207,221
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Equity in Earnings of Security Federal Bank	(8,393,140)	(2,092,130)	(1,523,443)
Decrease (Increase) in Accounts Receivable and Other Assets	45,320	(372,398)	13,666
(Decrease) Increase in Accounts Payable	(83,370)	169,218	1,635
Net Cash (Used) Provided By Operating Activities	(1,380,586)	5,499,177	5,699,079
Investing Activities:
Capital Pushdown to Security Federal Bank	—	(10,000,000)	—
Net Cash Used in Investing Activities	—	(10,000,000)	—
Financing Activities:
Redemption of Convertible Debentures	(132,000)	—	—
Proceeds from Stock Options Exercised	—	—	10,310
Employee Stock Plan Purchases	12,968	52,868	12,196
Proceeds from Subordinated Debentures	—	30,000,000	—
Repayment of Note Payable	—	(2,362,500)	(6,137,500)
Dividends Paid to Shareholders-Common Stock	(1,301,254)	(1,123,219)	(1,063,626)
Net Cash (Used) Provided By Financing Activities	(1,420,286)	26,567,149	(7,178,620)
Net (Decrease) Increase in Cash	(2,800,872)	22,066,326	(1,479,541)
Cash at Beginning of Period	25,685,744	3,619,418	5,098,959
Cash at End of Period	$22,884,872	$25,685,744	$3,619,418

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
The following three levels of inputs may be used to measure fair value:
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
Investment Securities Available for Sale
Investment securities available for sale are recorded at fair value on a recurring basis. At December 31, 2020, the Company’s investment portfolio was comprised of student loan pools, government and agency bonds, mortgage-backed securities issued by government sponsored agencies or GSEs, private label CMO mortgage-backed securities and municipal securities. Fair value measurement is based upon prices obtained from third party pricing services that use independent pricing models which rely on a variety of factors including reported trades, broker/dealer quotes, benchmark yields, economic and industry events and other relevant market information. As such, these securities are classified as Level 2.

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
Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2020, most of the total impaired loans were evaluated based on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. The Company records impaired loans as nonrecurring Level 3. As of December 31, 2020 and 2019, the recorded investment in impaired loans was $2.2 million and $3.2 million, respectively. The average recorded investment in impaired loans was $3.9 million and $6.4 million for the years ended December 31, 2020 and 2019, respectively.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(22)         Carrying Amounts and Fair Value of Financial Instruments, Continued

The tables below present the balances of assets measured at fair value on a recurring basis at December 31, 2020 and 2019:

	December 31, 2020			December 31, 2019
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Student Loan Pools	$—	$61,081,465	$—	$—	$40,231,830	$—
SBA Bonds	—	153,305,025	—	—	111,893,099	—
Tax Exempt Municipal Bonds	—	48,816,442	—	—	47,241,494	—
Taxable Municipal Bonds	—	48,348,455	—	—	14,840,410	—
Mortgage-Backed Securities	—	277,773,014	—	—	200,438,007	—
Total	$—	$589,324,401	$—	$—	$414,644,840	$—

There were no liabilities measured at fair value on a recurring basis as of December 31, 2020 and 2019.

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. The table below presents assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2020 and 2019, aggregated by the level in the fair value hierarchy within which those measurements fall.

	December 31, 2020
Assets	Level 1	Level 2	Level 3	Total
Mortgage Loans Held For Sale	$—	$5,693,400	$—	$5,693,400
Collateral Dependent Impaired Loans (1)	—	—	2,216,948	2,216,948
Foreclosed Assets	—	—	498,610	498,610
Total	$—	$5,693,400	$2,715,558	$8,408,958
	December 31, 2019
Assets	Level 1	Level 2	Level 3	Total
Mortgage Loans Held For Sale	$—	$3,990,606	$—	$3,990,606
Collateral Dependent Impaired Loans (1)	—	—	3,222,746	3,222,746
Foreclosed Assets	—	—	677,740	677,740
Total	$—	$3,990,606	$3,900,486	$7,891,092
(1) Reported net of specific reserves. There were no specific reserves at December 31, 2020 and 2019.
There were no liabilities measured at fair value on a nonrecurring basis as of December 31, 2020 and 2019.

For Level 3 assets and liabilities measured at fair value on a recurring or non-recurring basis, the significant unobservable inputs used in the fair value measurements were as follows as of December 31, 2020 and 2019:

	Valuation	Significant	2020	2019
Level 3 Assets	Technique	Unobservable Inputs	Range	Range
Collateral Dependent Impaired Loans	Appraised Value	Discount Rates/ Discounts to Appraised Values	14% - 95%	8% - 92%
Foreclosed Assets	Appraised Value/Comparable Sales	Discount Rates/ Discounts to Appraised Values	11% - 72%	18% - 42%

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
FHLB Advances and Borrowings from the FRB—Fair value is estimated using discounted cash flows with current market rates for borrowings with similar terms.
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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(22)         Carrying Amounts and Fair Value of Financial Instruments, Continued
The following tables summarize the carrying value and estimated fair value of the Company’s financial instruments as of December 31, 2020 and 2019 presented in accordance with the applicable accounting guidance.

	December 31, 2020
	Carrying	Fair Value
(In Thousands)	Amount	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash and Cash Equivalents	$18,025	$18,025	$18,025	$—	$—
Certificates of Deposits with Other Banks	350	350	—	350	—
Investment and Mortgage-Backed Securities	607,579	608,530	—	608,530	—
Loans Receivable, Net	479,167	481,450	—	—	481,450
FHLB Stock	2,354	2,354	2,354	—	—

Financial Liabilities:
Deposits:
Checking, Savings and Money Market Accounts	$737,571	$737,571	$737,571	$—	$—
Certificate Accounts	180,525	181,487	—	181,487	—
Advances From FHLB	35,000	35,200	—	35,200	—
Borrowings from FRB	48,700	48,978	—	48,978	—
Other Borrowed Money	13,117	13,117	13,117	—	—
Subordinated Debentures	30,000	30,000	—	30,000	—
Junior Subordinated Debentures	5,155	5,155	—	5,155	—

	December 31, 2019
	Carrying	Fair Value
(In Thousands)	Amount	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash and Cash Equivalents	$12,536	$12,536	$12,536	$—	$—
Certificates of Deposits with Other Banks	950	950	—	950	—
Investment and Mortgage-Backed Securities	433,892	434,451	—	434,451	—
Loans Receivable, Net	452,859	450,796	—	—	450,796
FHLB Stock	2,537	2,537	2,537	—	—
Financial Liabilities:
Deposits:
Checking, Savings and Money Market Accounts	$541,954	$541,954	$541,954	$—	$—
Certificate Accounts	229,453	229,363	—	229,363	—
Advances From FHLB	38,138	38,233	—	38,233	—
Other Borrowed Money	11,580	11,580	11,580	—	—
Junior Subordinated Debentures	5,155	5,155	—	5,155	—
Senior Convertible Debentures	6,044	6,044	—	6,044	—

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(22)         Carrying Amounts and Fair Value of Financial Instruments, Continued

At December 31, 2020, the Bank had $143.6 million of off-balance sheet financial commitments. These commitments are to originate loans and unused consumer lines of credit and credit card lines.  Because these obligations are based on current market rates, if funded, the original principal is considered to be a reasonable estimate of fair value.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(23)         Quarterly Financial Data (Unaudited)

Unaudited condensed financial data by quarter for the years ended December 31, 2020 and 2019 is as follows (dollars, except per share data, in thousands):

	Quarter ended
	3/31/2020	6/30/2020	9/30/2020	12/31/2020
Interest Income	$9,095	$9,098	$9,339	$9,564
Interest Expense	2,219	1,756	1,431	1,175
Net Interest Income	6,876	7,342	7,908	8,389
Provision for Loan Losses	700	700	2,200	—
Net Interest Income After Provision for Loan Losses	6,176	6,642	5,708	8,389
Non-interest Income	2,796	2,806	2,988	2,831
Non-interest Expense	7,644	6,991	7,686	7,388
Income Before Income Tax	1,328	2,457	1,010	3,832
Provision for Income Taxes	264	441	105	767
Net Income	$1,064	$2,016	$905	$3,065
Basic Net Income Per Common Share	$0.34	$0.62	$0.28	$0.94
Diluted Net Income Per Common Share	$0.34	$0.62	$0.28	$0.94
Basic Weighted Average Shares Outstanding	3,092,455	3,252,884	3,252,884	3,252,884
Diluted Weighted Average Shares Outstanding	3,092,455	3,252,884	3,252,884	3,252,884

	Quarter ended
	3/31/2019	6/30/2019	9/30/2019	12/31/2019
Interest Income	$9,031	$9,128	$9,641	$9,134
Interest Expense	1,774	2,009	2,291	2,237
Net Interest Income	7,257	7,119	7,350	6,897
Provision For Loan Losses	100	—	75	200
Net Interest Income After Provision for Loan Losses	7,157	7,119	7,275	6,697
Non-interest Income	2,196	2,492	2,408	2,000
Non-interest Expense	6,744	7,241	6,989	6,896
Income Before Income Tax	2,609	2,370	2,694	1,801
Provision for Income Taxes	520	486	475	199
Net Income	$2,089	$1,884	$2,219	$1,602
Basic Net Income Per Common Share	$0.71	$0.64	$0.75	$0.54
Diluted Net Income Per Common Share	$0.67	$0.61	$0.71	$0.51
Basic Weighted Average Shares Outstanding	2,954,515	2,955,650	2,956,156	2,956,600
Diluted Weighted Average Shares Outstanding	3,256,715	3,257,850	3,258,356	3,258,800

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(24)     Non-Interest Income
The Company adopted the provisions of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), on January 1, 2018 and all subsequent ASUs that modified Topic 606. Results for reporting periods beginning after December 31, 2017 are presented under Topic 606. The following table presents the Company's non-interest income for the years ended December 31, 2020, 2019 and 2018. All of the Company’s revenue from contracts with customers within the scope of ASC 606 is recognized in non-interest income, with the exception of gains on the sale of OREO, which are included in non-interest expense when applicable.

	Year Ended December 31,
	2020	2019	2018
Non-interest income:
Service fees on deposit accounts	$941,440	$1,069,470	$1,060,159
Check card fee income	1,683,059	1,449,416	1,284,954
Trust income	1,138,007	1,061,200	974,000
Insurance commissions (1)	643,414	674,991	682,367
Gain on sale of investment securities, net (1)	1,332,666	819,053	573,266
Gain on sale of loans, net (1)	3,508,397	1,728,741	1,250,530
BOLI income (1)	573,250	678,609	540,000
Grant income (1)	519,712	478,049	343,078
Other non-interest income (1)	1,081,188	1,137,614	960,792
Total non-interest income	$11,421,133	$9,097,143	$7,669,146
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

(25)     Subsequent Events

Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued. Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet, including estimates inherent in the process of preparing financial statements. Nonrecognized subsequent events are events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date. Management has reviewed all events occurring through the date the financial statements were available to be issued and determined there were no subsequent events requiring disclosure.

SHAREHOLDERS INFORMATION

ANNUAL MEETING
The annual meeting of shareholders will be held at 11:30 a.m. on Thursday, April 29, 2021 by virtual meeting.

STOCK LISTING
The Company’s stock is traded on the Over-The-Counter-Bulletin Board under the symbol “SFDL.”  The stock began trading on the Bulletin Board in October 2003.

PRICE RANGE OF COMMON STOCK
The table below shows the range of high and low bid prices.  These prices represent actual transactions and do not include retail markups, markdowns or commissions.

	High	Low
Year Ended December 31, 2020
03/31/2020	$34.48	$24.70
06/30/2020	$27.67	$23.27
09/30/2020	$24.80	$22.42
12/31/2020	$30.00	$21.54

Year Ended December 31, 2019
03/31/2019	$31.34	$27.43
06/30/2019	$34.34	$30.78
09/30/2019	$34.80	$32.06
12/31/2019	$35.00	$33.00

As of December 31, 2020, the Company had approximately 281 shareholders of record, not including shares held in street name, and 3,252,884 outstanding shares of common stock.

DIVIDENDS
The first quarterly dividend on the stock was paid to shareholders on March 15, 1991.  Dividends will be paid upon the determination of the Board of Directors that such payment is consistent with the long-term interest of the Company.  The factors affecting this determination include the Company’s current and projected earnings, operating results, financial condition, regulatory restrictions, future growth plans, and other relevant factors. The Company paid $0.08 per share cash dividends each quarter since the first quarter of fiscal 2009 through the last quarter in 2016. During 2017 and 2018, the Company paid $0.09 per share. During 2019 and 2020, the Company paid $0.10 per share. Beginning in 2021, the Company pays $0.11 per share cash dividends each quarter.

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

Shareholders Information

Annual and Other Reports

The Company is required to file an annual report on Form 10-K for its fiscal year ended December 31, 2020, with the Securities and Exchange Commission. Copies of Form 10-K, Security Federal Corporation's annual report and the Company's quarterly reports may be obtained from and inquiries may be addressed to Mrs. Beverly Nettles of Security Federal Corporation.

GENERAL INQUIRIES

Mrs. Beverly Nettles
VP/Assistant Secretary
Security Federal Corporation
238 Richland Ave., NW
P.O. Box 810
Aiken, SC 29802-0810
Phone: 803-641-3000
Toll free: 866-851-3000

SPECIAL COUNSEL

Breyer & Associates, PC
Suite 785
8180 Greensboro Drive
McLean, VA 22102

TRANSFER AGENT

Security Federal Corporation
238 Richland Ave., NW
P.O. Box 810
Aiken, SC 29802-0810

INDEPENDENT AUDITORS

Elliott Davis, LLC
1901 Main Street
Suite 900
P.O. Box 2227
Columbia, SC 29202-2227

IN MEMORIAM

Gasper L. (Ren) Toole III

Gasper L. (Ren) Toole III, one of the founding members of Security Federal Bank, passed away in January 2021. Mr. Toole served as a director of the Bank for over 60 years. He took great pride in the growth of the bank and its reputation for serving its customers and community.

Mr. Toole was a lifelong resident of Aiken, South Carolina. He served in the United States Navy during World War II and retired from the Navy Reserves as a Commander. Mr. Toole was a retired attorney having practiced law as a partner in the firm of Toole and Toole for more than 50 years.

Security Federal is grateful for the leadership and guidance provided by Mr. Toole through his years of service as a member of the Board of Directors.

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
Hutson Etherredge
Companies
Aiken, SC

Jessica T. Cummins
Retired Banker
Lexington, SC

Frampton W. Toole, III
Attorney-at-Law
Toole & Toole
Aiken, SC

2020 Annual Report | 79

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

80 | www.securityfederalbank.com

Management Team

J. Chris Verenes
Chairman & CEO, Security Federal Bank

Roy G. Lindburg
President, Security Federal Corporation

Philip R. Wahl, II
President, Security Federal Bank

Darrell R. Rains
EVP - CFO

Margaret A. Hurt
Controller

Andrea P. Haltiwanger
President - Insurance

Audrey T. Varn
President - Trust and Investment

Anthony J. Ateca
EVP - Chief Administrative Officer

Richard T. Crawford, Jr.
EVP - Financial Services

Gabriele C. Dukes
EVP - Financial Counseling

John L. Girardeau
EVP - Mortgage Lending

W. Scott Hagler
EVP - Midlands Market President

Paul T. Rideout
EVP - Chief Lending Officer

Michael C. Strange
EVP - Community Development & Public Affairs

Eric B. Boetsch
SVP - Deputy Operations Officer

Terry L. Gilman
SVP - Chief Digital Officer

Alicia N. Heath
SVP - Human Resources

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

Gina K. Booth
VP - Market Research

Joshua J. Booth
VP - Financial Services Officer

Jeffrey A. Branum
VP - Retail Market Manager

Rebecca A. Carson
VP - Consumer Loan Processing Manager

Tammy L. Chavous
VP - Mortgage Loan Production Manager

Mary P. Ciesielski
VP - Financial Services Officer

James M. Geddes
VP - Financial Services Officer

Jordan O. Goetzman
VP - Financial Services Officer

Tammy D. Hasty
VP - Quality Control Coordinator

Jennifer A. Heverly
VP - Loan Processing Manager

Mallory H. Holley
VP - Director of Marketing & Community Relations

Marilyn C. Jordan
VP - Special Assets Manager

John L. Kennedy, III
VP - Real Estate Analyst

Timothy V. Key
VP - Mortgage Loan Originator

Dena L. Knight
VP - Premium Finance Business Development & Accounts Manager

Christine L. Lewis
VP - Financial Counseling Area Team Lead

Joe E. Lewis
VP - Financial Services Officer

Karl G. Lutterloh
VP - Trust and Investment Officer

Tracy M. Medlin
VP - Mortgage Loan Underwriter

Patricia B. Moseley
VP - Loan Servicing Manager

Damion Moses
VP - Financial Services Officer

Beverly S. Nettles
VP - Assistant Corporate Secretary

Andrew L. Passmore
VP – Mortgage Loan Originator

Erica L. Smith
VP - Customer Experience Manager

Todd C. Stanford
VP - Financial Services Officer

Bonnie A. Swearingen
VP - BSA/AML/OFAC Officer

Sharon M. Swift
VP - Internal Audit Manager

Cheryl C. Tyson
VP - Trust and Investment Officer

Kenneth S. Washburn
VP - Financial Services Officer

Thomas H. Wessel
VP - IT Manager

Joseph L. Wiltse
VP - Assistant Loan Processing Manager

L. Gaye Wright
VP - Item Processing/ Electronic Banking

2020 Annual Report | 81

Security Federal Bank
FEDERAL BANK

Branch Locations

OUR RIVERWOOD BRANCH

Whiskey Road
Aiken, South Carolina
1705 Whiskey Road
Sondra L. Robertson—AVP / Manager

North Augusta, South Carolina
315 E. Martintown Road
Samantha A. Hartley—AVP / Manager

Laurens Street
Aiken, South Carolina
100 Laurens Street
Clayton G. Sherrod—AVP / Manager

Richland Avenue
Aiken, South Carolina
1665 Richland Avenue
Melissa L. Clark—Manager

South Side
Aiken, South Carolina
2587 Whiskey Road
Logan B. Spires—AVP/Manager

Graniteville, South Carolina
50 Canal Street
Pamela F. Barwick—Manager

Langley, South Carolina
2812 Augusta Road
Sherry M. Miller—Manager

Clearwater, South Carolina
4568 Jefferson Davis Highway
Torrie D. Curry—Manager

Wagener, South Carolina
118 Main Street
D. Scott Tindal—AVP / Manager

Ridge Spring, South Carolina
636 East Main Street
Joanne W. Brady—Manager

West Columbia, South Carolina
1185 Sunset Boulevard
Judith R. Powers—AVP / Manager

Lexington, South Carolina
5446 Sunset Boulevard
Gale R. McCartha—AVP / Manager

Assembly Street
Columbia, South Carolina
1900 Assembly Street
Renee W. Edwards—AVP / Manager

Ballentine, South Carolina
1790 Dutch Fork Road, Irmo, SC
Christina B. Chappell—AVP / Manager

Evans, Georgia
7004 Evans Town Center Boulevard
Sam Jauhal—Manager

Riverwood
Evans, Georgia
5133 Washington Road
David L. Harden—Manager

Walton Way
Augusta, Georgia
1607 Walton Way
Collette G. D'Antignac—Manager

Broad Street- Coming in 2022
Augusta, Georgia
1109 Broad Street

82 | www.securityfederalbank.com

PPP Loans Approved by the SBA in 2020 and 2021

2063 LOANS: $108.9 MILLION

I reached out to two banks about the PPP and Security Federal basically had my loan closed before the other bank even returned my call.

RALPH S.

I believe these people here should be added to the list of Heroes during this Pandemic. Ken has helped several of our clients through the PPP loan process. These individuals are working incredibly long hours and doing whatever they can to help these people and their businesses survive. Thank you Ken! We appreciate all that you do!

HAPPY LEXINGTON BUSINESS OWNER

I will never be able to say "thank you" enough for your help. Seriously. Your dedication and care in helping us (and I'm sure many others) during this crisis goes way above and beyond expectations. I continue to hear about businesses elsewhere struggling to get even a status update on their application. So we are extremely thankful for you. You are the best! Thanks!

FIVABLE

Big shout out to Security Federal Bank! Thanks for your assistance with my SBA application for my business, Eyes on Henry. You guys rock! If you live in an area when a Security Federal location is check them out! Thanks Eric Boetsch!

LOUIS M.

2020 Annual Report | 83

Security Federal Corporation

238 RICHLAND AVENUE, NW

AIKEN, SOUTH CAROLINA