Form 10-K, Exhibit 13
period 2021-12-31
SECURITY FEDERAL CORP
filed 2022-03-29
CIK 818677

Exhibit 13
 Annual Report to Stockholders

Security Federal Corporation

Annual Report

DECEMBER 31, 2021

Full Service Community Bank Since 1922

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN ANNUAL EARNINGS

Security Federal Corporation, the holding company for Security Federal Bank ("Bank"), is pleased to announce earnings and results for the quarter and year ended December 31, 2021. The Company reported net income of $2.0 million, or $0.62 per share, for the quarter ended December 31, 2021, compared to $3.1 million, or $0.94 per share, for the same period in 2020. For the year ended December 31, 2021, net income increased $5.7 million, or 81.2%, to $12.8 million, or $3.93 per share, compared to $7.1 million, or $2.19 per share, during 2020. The increase in annual net income was primarily due to higher net interest income and non-interest income, specifically grant income, during 2021 combined with the release of reserves following significantly higher loan loss provisions during 2020 in response to the potential and unknown economic impact of the ongoing COVID-19 pandemic.

Fourth Quarter Financial Highlights

- Net interest income increased $321,000, or 3.8%, to $8.7 million primarily due to lower interest expense and higher interest income from loans
- Non-interest income decreased $189,000, or 6.7%, to $2.6 million
- Non-interest expense increased $1.6 million, or 21.0%, to $8.9 million
- Quarterly average interest earning assets increased $110.4 million, or 10.4%, to $1.2 billion
- Quarterly average interest bearing liabilities increased $48.9 million, or 5.7%, to $906.1 million

Annual Comparative Financial Highlights

- Net interest income increased $2.8 million, or 9.1%, to $33.3 million, primarily due to a 41.9% decrease in interest expense.
- Non-interest income increased $1.2 million, or 10.6%, primarily due to increases in grant income, ATM and check card fee income, trust income and gain on sale of mortgage loans. The Bank was awarded a $1.8 million grant during the third quarter of 2021 by the Community Development Financial Institutions (CDFI) Rapid Response Program (RRP) in order to provide certified CDFIs with resources to help counter the economic impact of COVID-19 in distressed and underserved communities. The grant proceeds were used to fund qualified loans within the Bank's target market areas. These increases in non-interest income were partially offset by a decrease of $1.3 million in net gain on sale of investments.
- Non-interest expense increased $2.3 million, or 7.9%, during 2021 compared to 2020 primarily due to higher salaries and employee benefits expenses and consulting fees.
- Average interest earning assets grew $119.8 million to $1.1 billion while average interest bearing liabilities increased $43.6 million to $878.8 million.

Credit Quality

- We had a negative provision for loan losses of $2.4 million for the year ended December 31, 2021, compared to provision expense of $3.6 million for the year ended December 31, 2020. The negative provision during 2021 resulted from a reduction in qualitative adjustment factors related to improvement in the economic and business conditions at both the national and regional levels as of December 31, 2021.
- Non-performing assets improved to $2.8 million at December 31, 2021, from $3.6 million at December 31, 2020, and $4.1 million at December 31, 2019.
- Allowance for loan losses to gross loans was 2.19% at December 31, 2021, compared to 2.64% at December 31, 2020, and 2.01% at December 31, 2019.

Balance Sheet Highlights and Capital Management

- Total assets increased $129.5 million during 2021 to $1.3 billion at December 31, 2021
- Net loans receivable increased $20.3 million, or 4.2%, during the year to $499.5 million.
- Investment and mortgage-backed securities increased $98.8 million, or 16.3%, during the year to $706.4 million at December 31, 2021, due to an increase in deposits during the year.
- Total deposits increased $197.9 million, or 21.6%, to $1.1 billion at December 31, 2021, from $918.1 million at December 31, 2020, primarily due to an increase in commercial checking accounts.
- Book value per share increased to $35.51 at December 31, 2021, compared to $34.40 at December 31, 2020.

In light of our continued profitability, Security Federal Corporation is pleased to announce the quarterly dividend will increase $ .01, or 9%, to $ .12 per share. The dividend will be paid on or about March 15, 2022, to shareholders of record as of February 28, 2022. This is the one hundred twenty-fifth consecutive quarterly dividend to shareholders since the Bank's conversion in October of 1987 from a mutual to a stock form of ownership. In addition, the Board of Directors has declared a special cash dividend of $0.28 per share. The dividend will be paid on April 15, 2022 to shareholders of record as of March 31, 2022. The dividends were declared as a result of the Bank's continued profitability.

Timothy W. Simmons
CHAIRMAN

Roy G. Lindburg
PRESIDENT

2 | www.securityfederalbank.com

Fourth Quarter Financial Highlights

(In Thousands, except for Earnings per Share and Ratios)

Income Statement Highlights	*Quarter Ended Dec. 31, 2021*	*Quarter Ended Dec. 31, 2020*	*Year Ended Dec. 31, 2021*	*Year Ended Dec. 31, 2020*
Total interest income	$9,634	$ 9,564	$37,117	$37,096
Total interest expense	$924	$1,175	$3,824	$6,582
Net interest income	$8,710	$8,389	$33,293	$30,514
Provision for loan losses	$(134)	-	$(2,404)	$3,600
Net interest income after provision for loan losses	$8,844	$8,389	$35,697	$26,914
Non-interest income	$2,642	$2,831	$12,633	$11,421
Non-interest expense	$ 8,942	$7,388	$ 32,047	$29,708
Income before income taxes	$2,544	$3,832	$16,283	$8,627
Provision for income taxes	$516	$767	$3,509	$1,577
Net income	$ 2,028	$3,065	$12,774	$7,050
Earnings per common share *(basic)*	$0.62	$0.94	$3.93	$2.19

Credit Quality Highlights *(dollars in thousands)*	*Quarter Ended*		*Year Ended*	
	Dec. 31, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
Provision for loan losses	$(134)	$-	$(2,404)	$3,600
Net charge-offs (recoveries)	$(49)	$3	$(648)	$(17)

At Period End *(dollars in thousands)*	Dec. 31, 2021	Dec. 31, 2020	Dec.31, 2019
Non-performing assets	$2,813	$3,624	$4,114
Non-performing assets to gross loans	0.56%	0.75%	0.90%
Allowance for loan losses	$11,087	$12,843	$9,226
Allowance to gross loans	2.19%	2.64%	2.01%

Balance Sheet Highlights	December 31, 2021	December 31, 2020
Total assets	$ 1,301,214	$ 1,171,710
Cash and cash equivalents	27,623	18,506
Total loans receivable, net*	499,497	479,167
Investment and mortgage-backed securities	706,356	607,579
Deposits	1,115,963	918,096
Borrowings	61,940	131,972
Shareholders' equity	115,523	111,906
Book value per share	$ 35.51	$ 34.40
Total risk based capital to risk weighted assets[1]	18.65%	19.89%
CET1 capital to risk weighted assets[1]	17.39%	18.63%
Tier 1 leverage capital ratio[1]	9.87%	9.76%

** Includes PPP loans of $9.8 million at 12/31/2021 and $47.1 million at 12/31/2020*

1 This ratio is calculated using Bank only information and not consolidated information.

Security Federal Corporation

2021 ANNUAL REPORT CONTENTS

4 Helping People, Changing Lives

5 Financial Highlights

10 Selected Consolidated Financial & Other Data

34 Report of Elliott Davis, LLC

36 Consolidated Balance Sheets

37 Consolidated Statements of Income

38 Consolidated Statements of Comprehensive Income

39 Consolidated Statements of Changes in Shareholders' Equity

40 Consolidated Statements of Cash Flows

42 Notes to Consolidated Financial Statements

79 Shareholders Information

Board of Directors

80 Bank Advisory Board

81 Management Team

82 Branch Locations

83 New Spring Valley Branch

2021 Annual Report | 3

Security Federal Corporation

HELPING PEOPLE *Changing Lives*

2021 was an impactful year for Security Federal Bank. As we approach our 100 year anniversary in 2022, we reflect on the noteworthy efforts our employees made in 2021. We are pleased with our continued growth in assets to $1.3 billion and record earnings of $12.8 million, while maintaining safety and soundness during uncertain times. We were honored to be named the city of Aiken's "2020 Large Business of the Year" by the Aiken Chamber of Commerce.

We entered into the uncharted waters of a global pandemic in 2020, knowing that there would be challenges ahead. When we chose to participate in the Paycheck Protection Program (PPP), providing hands-on assistance for 2,800 small businesses with over $127 million, we knew it was the right thing to do to support our local businesses and minimize COVID's negative economic impact on our communities. During 2021, about 2,700 of our PPP borrowers applied for forgiveness with the help of our bankers and received full repayment of PPP loans totaling over $123 million. Today, less than 100 PPP loans totaling approximately $4 million remain outstanding on our books. This undertaking brought out the best in our employees who went the extra mile to deliver our commitment to "Helping People...Changing Lives," making a real difference in the communities we serve.

As we move forward from the uncertainties of the pandemic into our next 100 years, we will continue meeting the financial needs of our communities--building strong local relationships with experienced local bankers. We have expanded numerous small business relationships across our markets as a result of PPP and have enhanced our consumer relationships through record home mortgage production. Our trust, investment and insurance relationships are growing at record levels. We are investing in our physical locations to reach new relationships in Northeast Columbia at 9370 Two Notch Road (opening March 2022); and in Downtown Augusta at 1109 Broad Street (planned opening December 2022). We are also enhancing our digital accessibility through investment in new technology solutions for businesses and consumers.

We continue to invest in our greatest asset, our people—now more than 250 strong. We are confident that the difference that we provide the communities we serve is a high-touch personal relationship approach to banking, enhanced by our commitment to **"Helping People...Changing Lives."**

J. Chris Verenes
CHAIRMAN & CEO
SECURITY FEDERAL BANK

Philip R. Wahl, II
PRESIDENT
SECURITY FEDERAL BANK

4 | www.securityfederalbank.com

Financial Highlights

	FOR THE YEARS ENDED DECEMBER 31,	
	2021	**2020**
TOTAL INTEREST INCOME	37,117,000	37,096,000
TOTAL INTEREST EXPENSE	3,824,000	6,581,000
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	33,293,000	30,515,000
PROVISION FOR LOAN LOSSES	(2,404,000)	3,600,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	35,697,000	26,915,000
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	12,774,000	7,051,000
EARNINGS PER COMMON SHARE- BASIC	$3.93	$2.19
TOTAL BOOK VALUE PER COMMON SHARE	$35.51	$34.40
AVERAGE INTEREST RATE SPREAD	2.87%	2.91%
NET INTEREST MARGIN	2.97%	3.04%
TOTAL LOANS ORIGINATED AND RENEWED	518,396,000	505,169,000
ADJUSTABLE RATE LOANS AS A PERCENT OF TOTAL GROSS LOANS	29.33%	29.38%

2021 Annual Report | 5

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial and Other Data

Financial Highlights

For graphs related to earnings, all periods presented are twelve month periods ending as of the dates indicated.

Net Income Available to Common Shareholders
(IN THOUSANDS)

$13,000
$12,000
$11,000
$10,000
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$5,918
$7,207
$7,794
$7,051
$12,774
DEC. '17
DEC. '18
DEC. '19
DEC. '20
DEC. '21

Total Assets
(IN MILLIONS)

$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
$869
$913
$963
$1,172
$1,301
DEC. '17
DEC. '18
DEC. '19
DEC. '20
DEC. '21

Return on Common Equity

12%
10%
8%
6%
4%
2%
0%
7.87%
9.30%
8.90%
6.81%
11.20%
DEC. '17
DEC. '18
DEC. '19
DEC. '20
DEC. '21

Allowances for Loan Losses

3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
2.08%
2.10%
2.01%
2.64%
2.19%
DEC. '17
DEC. '18
DEC. '19
DEC. '20
DEC. '21

6 | www.securityfederalbank.com

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial and Other Data

Book Value Per Common Share

$40
$35
$30
$25
$20
$15
$10
$5
$0
$26.39
$27.26
$31.01
$34.40
$35.51
DEC. '17
DEC. '18
DEC. '19
DEC. '20
DEC. '21

Earnings Per Common Share – Basic

$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$.50
$0
$2.01
$2.44
$2.64
$2.19
$3.93
DEC. '17
DEC. '18
DEC. '19
DEC. '20
DEC. '21

Security Federal Corporation Stock Prices

$35
$30
$25
$20
$15
$10
$5
$0
$20
$21.67
$20.26
$21
$23
$24.25
$24.75
$23
$15.50
$9.86
$10.92
$9
$8.10
$11.75
$17.50
$21.25
$35
$31.30
$28.30
$35
$30
$32
MARCH '01
MARCH '02
MARCH '03
MARCH '04
MARCH '05
MARCH '06
MARCH '07
MARCH '08
MARCH '09
MARCH '10
MARCH '11
MARCH '12
DEC. '12
DEC. '13
DEC. '14
DEC. '15
DEC. '16
DEC. '17
DEC. '18
DEC. '19
DEC. '20
DEC. '21

2021 Annual Report | 7

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial and Other Data

Financial Highlights

Total Loans Held for Investment

(IN MILLIONS)

ALL OTHER LOANS

PPP LOANS

$600
$500
$400
$300
$200
$100
$0
$395.8
$437.7
$458.6
$441.0
$47.1
$499.9
$9.8
2017
2018
2019
2020
2021

Checking and Savings Deposits

(IN MILLIONS)

PERSONAL CHECKING

COMMERCIAL CHECKING

SAVINGS

$600
$550
$500
$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
$115.9
$81.5
$42.9
$126.8
$92.7
$48.4
$130.1
$130.0
$51.1
$157.2
$214.9
$74.4
$185.7
$309.8
$97.1
DEC. 2017
DEC. 2018
DEC. 2019
DEC. 2020
DEC. 2021

8 | www.securityfederalbank.com

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial and Other Data

Non-Interest Income

(IN MILLIONS)

GAIN ON SALE OF LOANS
DEPOSIT & CHECK CARD FEES
TRUST FEES
GAIN ON INVESTMENTS
INSURANCE AGENCY
GRANT INCOME
OTHER
$13.0
$12.0
$11.0
$10.0
$9.0
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
0
$1.2
$2.2
$0.8
$0.5
$0.6
$0.2
$1.9
$1.3
$2.3
$1.0
$0.6
$0.7
$0.3
$1.5
$1.7
$2.5
$1.1
$0.8
$0.7
$0.5
$1.8
$3.5
$2.6
$1.1
$1.3
$0.6
$0.5
$1.7
$3.8
$3.4
$1.4
$0.6
$1.8
$1.5
2017
2018
2019
2020
2021

Non-Interest Income	2017	2018	2019	2020	2021
GAIN ON SALE OF LOANS	1,180,000	1,250,530	1,728,741	3,508,397	3,836,411
DEPOSIT & CHECK CARD FEES	2,187,000	2,345,113	2,518,886	2,624,499	3,427,149
TRUST FEES	796,000	974,000	1,061,200	1,138,007	1,438,727
GAIN ON INVESTMENTS	494,000	573,266	819,053	1,332,666	0
INSURANCE AGENCY	584,000	682,367	674,991	643,414	610,097
GRANT INCOME	227,000	343,078	478,049	519,712	1,826,265
OTHER	1,866,000	1,500,792	1,816,223	1,654,438	1,494,602

Capital Ratios Security Federal Bank

2019
2020
2021
20%
16%
12%
8%
4%
10.4%
9.8%
9.9%
18.2%
18.6%
17.4%
19.4%
19.9%
18.7%
LEVERAGE
TIER 1 RISK BASED
TOTAL RISK BASED

2021 Annual Report | 9

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

	Years Ended December 31,
	2021	2020	2019	2018	2017
Balance Sheet Data at End of Period	(Dollars in Thousands, Except Per Share Data)
Total Assets	$1,301,214	$1,171,710	$963,228	$912,614	$868,813
Cash and Cash Equivalents	27,623	18,025	12,536	12,706	10,320
Certificates of Deposit with Other Banks	1,100	350	950	1,200	1,950
Investment and Mortgage-Backed Securities	706,356	607,579	433,892	409,894	412,055
Total Loans Receivable, Net (1)	499,497	479,167	452,859	430,054	390,493
Deposits	1,115,963	918,096	771,407	767,497	702,107
Advances From Federal Home Loan Bank	—	35,000	38,138	34,030	51,680
Total Shareholders' Equity	115,523	111,906	91,758	80,518	77,923

Income Data
Total Interest Income	$37,117	$37,096	$36,934	$33,072	$29,787
Total Interest Expense	3,824	6,581	8,311	5,449	4,175
Net Interest Income	33,293	30,515	28,623	27,623	25,612
Provision For Loan Losses	(2,404)	3,600	375	925	300
Net Interest Income After Provision For Loan Losses	35,697	26,915	28,248	26,698	25,312
Non-Interest Income	12,633	11,421	9,097	7,669	7,344
Non-Interest Expense	32,047	29,708	27,871	25,590	24,302
Income Taxes (2)	3,509	1,577	1,680	1,570	2,435
Net Income	12,774	7,051	7,794	7,207	5,919

Per Common Share Data
Net Income Per Common Share (Basic)	$3.93	$2.19	$2.64	$2.44	$2.01
Cash Dividends	$0.44	$0.40	$0.40	$0.36	$0.36

(1)    INCLUDES LOANS HELD FOR SALE
(2)    FOR THE YEAR ENDED DECEMBER 31, 2017, INCLUDES $606,000 FOR THE DEFERRED TAX ASSET WRITEDOWN DUE TO THE COMPREHENSIVE TAX LEGISLATION ENACTED ON DECEMBER 22, 2017, COMMONLY REFERRED TO AS THE TAX CUTS AND JOBS ACT.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial and Other Data

	Years Ended December 31,
	2021	2020	2019	2018	2017
Other Data
Average Interest Rate Spread	2.87%	2.91%	3.10%	3.27%	3.27%
Net Interest Margin (Net Interest Income / Average Earning Assets)	2.97%	3.04%	3.26%	3.38%	3.34%
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	128.62%	120.99%	116.83%	116.01%	113.80%
Common Equity to Total Assets	8.88%	9.55%	9.53%	8.82%	8.97%
Non-Performing Assets to Total Assets (3)	0.22%	0.31%	0.43%	0.85%	0.79%
Return on Assets	1.04%	0.63%	0.80%	0.81%	0.69%
Return on Common Equity	11.20%	6.81%	8.90%	9.30%	7.87%
Average Common Equity to Average Assets Ratio	9.27%	9.32%	9.05%	8.69%	8.77%
Dividend Payout Ratio on Common Shares(4)	11.20%	18.46%	14.41%	14.76%	17.92%
Number of Full-Service Offices	17	17	17	16	15

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

This document, including information contained therein or incorporated by reference, contents, and future filings by the Company on Form 10-K, Form 10-Q, and Form 8-K, and future oral and written statements by the Company and its management may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. Forward-looking statements are not statements of historical fact, are based on certain assumptions and are generally identified by use of the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could." Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about, among other things, expectations of the business environment in which we operate, projections of future performance or financial items, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risk and uncertainties.

Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors, including, but not limited to:
•potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, generally, resulting from the ongoing novel coronavirus of 2019 (“COVID-19”) and any governmental or societal responses thereto;
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
•other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services, including as a result of the Coronavirus Aid, Relief, and Economic Security Act of 2020 ("CARES Act") and the Consolidated Appropriations Act, 2021 (“CAA 2021”); and
•the other risks described elsewhere in this document.

Some of these and other factors are discussed in our Annual Report on Form 10-K for the year ended December 31, 2021 under Item 1A, “Risk Factors.” Such developments could have an adverse impact on our financial position and our results of operations.

Any of the forward-looking statements that we make may turn out to be inaccurate as a result of our beliefs and assumptions we make in connection with the factors set forth above or because of other unidentified and unpredictable factors. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements and you should not rely on such statements. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof. These risks could cause our actual results for 2022 and beyond to differ materially from those expressed in any forward-looking statements by or on behalf of us, and could negatively affect the Company’s consolidated financial condition and consolidated results of operations, liquidity and stock price performance.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Response to COVID-19
In March 2020, the outbreak of COVID-19 was recognized as a pandemic by the World Health Organization. The spread of COVID-19 has created a global public health crisis that has resulted in unprecedented uncertainty, volatility and disruption in financial markets and in governmental, commercial and consumer activity in the United States and globally, including the markets that we serve. Governmental responses to the pandemic have included orders to close businesses not deemed essential and directing individuals to restrict their movements, observe social distancing and shelter in place. These actions, together with responses to the pandemic by businesses and individuals, have resulted in rapid decreases in commercial and consumer activity, temporary, and some permanent, closures of many businesses that have led to a loss of revenues and a rapid increase in unemployment, material decreases in business valuations, disrupted global supply chains, market downturns and volatility, changes in consumer behavior related to pandemic fears, related emergency response legislation and the Federal Reserve maintaining a low interest rate environment throughout 2021. Although financial markets have rebounded from significant declines that occurred earlier in the pandemic and U.S. and global economic conditions have shown signs of improvement since the beginning of the pandemic, many of the effects that arose or became more pronounced after the onset of the COVID-19 pandemic persisted through the end of the year. These changes have had and are likely to continue to have a significant adverse effect on the markets in which we conduct our business and the demand for our products and services. In response to the current global situation surrounding the COVID-19 pandemic, the Bank has offered a variety of relief options designed to support our customers and the communities we serve.
Paycheck Protection Program ("PPP") Participation
The CARES Act, signed into law on March 27, 2020, authorized the U.S. Small Business Administration (“SBA”) to temporarily guarantee loans under Paycheck Protection Program, or PPP. The goal of the PPP was to avoid as many layoffs as possible, and to encourage small businesses to maintain payrolls. As a qualified SBA lender, the Bank was automatically authorized to originate PPP loans upon commencement of the program in April 2020. The SBA guarantees 100% of the PPP loans made to eligible borrowers. The entire principal amount of the borrower's PPP loan, including any accrued interest, is eligible to be forgiven and repaid by the SBA if the borrower meets the PPP conditions. Through the PPP, the Bank provided over $75 million in funding during the year ended December 31, 2020. The Bank began the process of working with customers through the SBA forgiveness process in the fourth quarter of 2020.
The CAA, 2021 renewed and extended the PPP until March 31, 2021 by authorizing an additional $284.5 billion for the program. As a result, in January 2021, the Bank began accepting and processing loan applications under this second PPP. The Bank earns 1% interest on PPP loans as well as a fee from the SBA to cover processing costs, which is amortized over the life of the loan. The maturity date of the PPP loan is either two or five years from the date of loan origination. Through the second round PPP, the Bank provided over $52 million in funding during the year ended December 31, 2021.
As a result of PPP loan repayments, the Bank recognized deferred PPP loan fees of $4.7 million during 2021 and $1.2 million during 2020, which increased net income in the periods recognized. At December 31, 2021 and 2020, the Bank had $9.8 million and $47.1 million in PPP loans remaining, respectively. The balance of unamortized net deferred fees on PPP loans was $441,000 at December 31, 2021 compared to $1.4 million at December 31, 2020.
Loan Modifications
According to the CARES Act, the CAA, 2021 and related regulatory guidance, banks are not required to designate as troubled debt restructurings (“TDRs”) the modification of loans as a result of the COVID-19 pandemic, made on a good faith basis to borrowers who were current, as defined under the CARES Act and related bank agency guidance prior to any relief through January 1, 2022.
Since March 31, 2020, the Bank approved modifications related to the COVID-19 pandemic on over 340 customer loans with a combined balance, net of deferred fees, of $114.9 million. The majority of these modifications were for commercial real estate loans. The primary method of relief was to allow the borrower a three to six month payment deferral. As of December 31, 2021, all loans on deferral due to COVID-19 had resumed regular principal and interest payments.

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

The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments, estimates and assumptions used in preparation of the Consolidated Financial Statements.  The impact of an unexpected large loss could deplete the allowance and potentially require increased provisions to replenish the allowance, which would negatively affect earnings. The Company provides for loan losses using the allowance method.  Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to the allowance for loan losses.  Additions to the allowance for loan losses are provided by charges to operations based on various factors, which, in management’s judgment, deserve current recognition in estimating possible losses.  Such factors considered by management include the fair value of the underlying collateral, stated guarantees by the borrower (if applicable), the borrower’s ability to repay from other economic resources, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to the outstanding loans, loss experience, delinquency trends, and general economic conditions. Management evaluates the carrying value of the loan portfolio monthly and adjusts the allowance accordingly. Additional analysis was completed on the allowance for loan losses during 2020 and 2021 based on the significance of loan modifications in accordance with the CARES Act and regulatory guidance, loan risk rating downgrades as well as additional risk factors related to COVID-19. While management uses the best information available to make evaluations, future adjustments may be necessary if economic conditions differ substantially from the assumptions used in making these evaluations.  The allowance for loan losses is subject to periodic evaluations by bank regulatory agencies that may require adjustments to the allowance based upon the information that is available at the time of their examination. For a further discussion of the Company’s estimation process and methodology related to the allowance for loan losses, see the discussion under the section entitled “Financial Condition” and “Comparison of the Years Ended December 31, 2021 and 2020-Provision for Loan Losses” included herein.
The Company values an impaired loan at the loan’s fair value if it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the original loan agreement. Impaired loans are measured at the present value of expected cash flows, the market price of the loan, if available, or the value of the underlying collateral.  Expected cash flows are required to be discounted at the loan’s effective interest rate.  When the ultimate collectability of an impaired loan’s principal is in doubt, wholly or partially, all payments received are applied to principal.  Once the recorded principal balance has been reduced to zero, any additional payments received are applied to interest income to the extent that any interest has been foregone.  Any additional payments received are recorded as recoveries of any amounts previously charged off. When the repayment of the loan is not in doubt, payments are applied under the contractual terms of the loan agreement first to interest and then to principal.
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

Simulation is the principal tool used by the Bank in its ongoing effort to measure interest rate risk. Simulation involves the use of a financial modeling system that provides reports showing the current and future impact of changes in interest rates, strategies and tactics. The Bank uses two dynamic methods; net interest income (“NII”) simulation and economic value of equity (“EVE”) analysis. The NII simulation models the impact that changes in interest rates will have on our earnings while EVE models the impact those changes will have on the net present value of our asset and liability portfolios. These models take into account our contractual agreements with regard to investments, loans, deposits, and borrowings but also include assumptions surrounding market and customer behavior under different rate scenarios. The assumptions we use are based upon a combination of proprietary and market data that reflect historical results and current market conditions. These assumptions relate to interest rates, prepayments, deposit decay rates and the market value of certain assets and liabilities under the various interest rate scenarios. We use market data to determine prepayments and maturities of loans, investments and borrowings and use our own assumptions on deposit decay rates except for time deposits. Time deposits are modeled to reprice to market rates upon their stated maturities. We also assume that non-maturity deposits can be maintained with rate adjustments not directly proportionate to the change in market interest rates, based upon our historical deposit rates. We have demonstrated in the past that the tiering structure of our deposit accounts during changing rate environments results in relatively lower volatility and less than market rate changes in our interest expense for deposits. These assumptions are based upon our analysis of our customer base, competitive factors, and historical experience. While these models are dependent on the accuracy of the assumptions that underlie the process, we believe that such modeling provides a better illustration of our sensitivity to interest rate risk than does a traditional static gap analysis. These tools provide our ALCO with the capability to estimate and manage the amount of earnings at risk in future periods and in selected interest rate risk environments. In response to the COVID-19 pandemic the Federal Reserve reduced the targeted federal funds rate 150 basis points to a range of 0.00% to 0.25%. Given that the targeted Fed Funds rate at December 31, 2021 was a range of 0.00% to 0.25%, a 200 or 300 basis point reduction in rates is not reported in the tables below.
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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition - Assets

Total assets increased $129.5 million or 11.1% to $1.3 billion at December 31, 2021 from $1.2 billion at December 31, 2020.  This increase was primarily due to increases in both investments and mortgage-backed securities ("MBS") available for sale ("AFS") and held to maturity ("HTM") and net loans receivable.

Cash and cash equivalents increased $9.6 million or 53.2% to $27.6 million at December 31, 2021 compared to $18.0 million at December 31, 2020.  Total investments and MBS increased $98.8 million or 16.3% to $706.4 million at December 31, 2021 from $607.6 million at December 31, 2020 as purchases of investment and MBS AFS exceeded maturities, sales and principal paydowns during the year. The Bank purchased 84 investment and MBS for a total purchase price of $217.6 million during the year ended December 31, 2021 compared to purchases of 125 investment and MBS for a total purchase price of $256.6 million during the prior year, most of which were for our investment and MBS AFS portfolio. There were no sales of investment and MBS AFS during 2021 compared to sales of $25.0 million during 2020.

Loans receivable, net, including loans held for sale, increased $20.3 million or 4.2% to $499.5 million at December 31, 2021 from $479.2 million at December 31, 2020 primarily due to increases in both commercial real estate and commercial business loans. Loan balances in the commercial business, commercial real estate and consumer loan categories all increased while residential real estate, loans held for sale and PPP loan balances all decreased since the prior year end. During the year ended December 31, 2021, the Bank originated $367.7 million in new and renewed consumer and commercial loans.  The Bank's portfolio of consumer and commercial loans had a combined balance of $451.7 million at December 31, 2021 and $430.3 million at December 31, 2020. Consumer and commercial loans combined were 88.3% and 85.6% of total loans at December 31, 2021 and 2020, respectively. Consumer loans increased $3.9 million or 7.1% to $59.3 million at December 31, 2021 from $55.3 million at December 31, 2020. Commercial business loans (excluding PPP loans) increased $9.6 million or 48.6% to $29.3 million at December 31, 2021 from $19.7 million at December 31, 2020 while commercial real estate loans increased $54.1 million or 18.1% to $353.4 million at December 31, 2021 from $299.3 million at December 31, 2020.

Residential real estate loans held for investment decreased $10.7 million or 16.1% to $56.0 million at December 31, 2021 from $66.7 million at December 31, 2020. During the year ended December 31, 2021, the Bank originated $37.8 million in adjustable rate residential real estate loans (“ARMs”) for investment purposes. Loans held for sale, comprised of fixed rate residential loans, decreased $1.7 million or 29.1% to $4.0 million at December 31, 2021 from $5.7 million at December 31, 2020.

At December 31, 2021, the Bank’s residential real estate loans held for investment included $9.7 million in longer term fixed rate residential mortgage loans. Typically, long term, newly originated fixed rate residential real estate loans are not retained in the portfolio but are sold immediately in contrast to ARMs, which are generally retained in the portfolio. The Bank sells all its fixed rate residential loans on a service-released basis. Fixed rate residential loans sold to institutional investors, on a service-released basis totaled $112.9 million during the year ended December 31, 2021, $111.1 million during the year ended December 31, 2020 and $61.9 million during the year ended December 31, 2019.  At December 31, 2021, the Bank held $67.7 million or 83.2% of its residential real estate loans held for investment in ARMs and $13.7 million, or 16.8%, in fixed rate residential loans. The Bank's remaining loan portfolio included $88.6 million of adjustable rate and $363.0 million of fixed rate consumer, commercial business (including $9.8 million in PPP loans) and commercial real estate loans, or 16.6% and 68.1% of total loans, respectively, at December 31, 2021.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations
Financial Condition - Non-Performing Assets

The Bank’s non-performing assets, which consist of non-accrual loans and OREO, decreased $811,000 or 22.4% to $2.8 million at December 31, 2021 from $3.6 million at December 31, 2020. Non-performing assets represented 0.2% and 0.3% of total assets at December 31, 2021 and 2020, respectively. The Bank did not designate loans with payment deferrals granted due to the COVID-19 pandemic as delinquent in accordance with provisions of the CARES Act, the CAA, 2021 and related regulatory guidance. The table below summarizes our non-performing assets for those periods.

	At December 31, 2021		At December 31, 2020		$	%
	Amount	Percent (1)	Amount	Percent (1)	Change	Change
Loans 90 Days or More Past Due or Non-Accrual Loans:
Residential Real Estate	$1,332,106	0.3%	$1,682,240	0.4%	$(350,134)	(20.8)%
Commercial Business	64,479	—	100,408	—	(35,929)	(35.8)
Commercial Real Estate	1,136,322	0.2	939,946	0.2	196,376	20.9
Consumer	150,480	—	402,878	0.1	(252,398)	(62.6)
Total Non-Performing Loans	2,683,387	0.5%	3,125,472	0.7%	(442,085)	(14.1)%
Other Non-Performing Assets:
OREO	129,700	—%	498,610	0.1%	(368,910)	(74.0)%
Total Non-Performing Assets	$2,813,087	0.5%	$3,624,082	0.8%	$(810,995)	(22.4)%
Total Non-Performing Assets as a Percentage of Total Assets	0.2%		0.3%
(1) PERCENT OF GROSS LOANS RECEIVABLE HELD FOR INVESTMENT, NET OF DEFERRED FEES AND LOANS IN PROCESS
The largest decrease in non-performing loans was in the non-performing residential real estate loan category, which decreased $350,000 or 20.8% to $1.3 million at December 31, 2021 from $1.7 million at December 31, 2020. Non-performing residential real estate loans at December 31, 2021 consisted of 11 loans to 11 borrowers with an average loan balance of $121,000, the largest of which was $274,000, compared to 14 loans to 14 borrowers with an average loan balance of $120,000, the largest of which was $301,000, at December 31, 2020.
Non-performing consumer loans decreased $252,000 or 62.6% to $150,000 at December 31, 2021 from $403,000 at December 31, 2020. Non-performing consumer loans at December 31, 2021 consisted of seven loans to seven borrowers with an average loan balance of $22,000, the largest of which was $55,000, compared to 16 loans to 16 borrowers with an average loan balance of $25,000, the largest of which was $74,000, at December 31, 2020.
Non-performing commercial real estate loans increased $196,000 or 20.9% to $1.1 million at December 31, 2021 from $940,000 at December 31, 2020. The balance in non-performing commercial real estate loans consisted of eight loans to six borrowers with an average loan balance of $151,000 at December 31, 2021 compared to eight loans to seven borrowers with an average loan balance of $117,000 at December 31, 2020.
In addition, potential problem loans, which are loans rated substandard or special mention and not included in nonperforming loans or TDRs, totaled approximately $19.6 million, or 3.9% of gross loans at December 31, 2021, compared to $24.0 million, or 4.9% of gross loans at December 31, 2020. Potential problem loans represent those loans with a well-defined weakness and where information about possible credit problems of borrowers has caused management to have serious doubts about the borrower's ability to comply with present repayment terms.
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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The balance of loans classified as TDRs increased $379,000 or 120.5% during the year ended December 31, 2021. The Bank had three TDRs totaling $694,000 at December 31, 2021 compared to three TDRs totaling $315,000 at December 31, 2020. The three TDRs at December 31, 2021 were commercial real estate loans to separate borrowers and secured by first mortgages on single family residences. The largest TDR had a balance of $403,000 at December 31, 2021. In comparison, the three TDRs at December 31, 2020 included two commercial real estate loans to two separate borrowers, the largest of which had a balance of $288,000 and one unsecured consumer loan with a balance of $2,000. At both December 31, 2021 and 2020, all TDRs were non-accruing.
All TDRs are reviewed for impairment loss and included in impaired loans until paid off.  TDR loans can be classified as either accrual or non-accrual. TDR loans are classified as non-performing loans unless they have been performing in accordance with their modified terms for a period of at least six months in which case they are placed on accrual status. At December 31, 2021, the Bank had $2.3 million of impaired loans, including $694,000 in TDRs, compared to $2.2 million impaired loans, including $315,000 in TDRs, at December 31, 2020.
OREO decreased $369,000 or 74.0% to $130,000 at December 31, 2021 from $499,000 at December 31, 2020. At December 31, 2021, the balance of OREO consisted of five acres of commercial land in Aiken, South Carolina.

The Bank reviews its loan portfolio and allowance for loan losses on a monthly basis.  When determining the appropriate allowance for loan losses during the years ended December 31, 2021 and 2020, management took into consideration the impact of the COVID-19 pandemic on such additional factors as the national and state unemployment rates and related trends, national and state unemployment benefit claim levels and related trends, the amount of and timing of financial assistance provided by the government, consumer spending levels and trends, industries significantly impacted by the COVID-19 pandemic, a review of the Bank's largest commercial loan relationships, and the Bank's COVID-19 loan modification program.

Management decreased historical loss factors and qualitative factors for all loan categories at December 31, 2021, reflecting a decline in the probable loan losses due to the COVID-19 pandemic as the economic and business conditions at both the national and regional levels continued to improve as of December 31, 2021. The decrease in the factors resulted in a significant decrease in the allowance for loan losses during the current year through the reversal of provision for loan losses recorded during the year ended December 31, 2020. For further discussion, see “Comparison of the Years Ended December 31, 2021 and 2020-Provision for Loan Losses” included herein.

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

Deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. Uncertainties relating to our allowance for loan losses are heightened as a result of the risks surrounding the COVID-19 pandemic. The ultimate impact will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic and actions taken by governmental authorities in response to the pandemic. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. If charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on our financial condition and results of operations. Management continually monitors its loan portfolio for the impact of local economic changes.  The ratio of the allowance for loan losses to total loans was 2.19% and 2.64% at December 31, 2021 and 2020, respectively. The Bank closely monitors its past due loans and loans subjected to a COVID-19 loan modification.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition - Liabilities and Shareholders Equity

Total deposits increased $197.9 million or 21.6% to $1.12 billion at December 31, 2021 from $918.1 million at December 31, 2020. This growth was primarily due to proceeds from PPP loans and government stimulus checks deposited directly into customer accounts, organic growth in customer relationships and reduced withdrawals from deposit accounts due to a change in spending habits as a result of the COVID-19 pandemic. The majority of the Bank’s deposits are originated within the Bank’s immediate market area. The Bank had brokered time deposits of $10.0 million and $16.0 million at December 31, 2021 and 2020, respectively. The Bank uses brokered time deposits to manage interest rate risk because they are accessible in bulk at rates typically only slightly higher than those in our market areas. A portion of these brokered time deposits give the Bank a call option that allows the Bank the choice to redeem them early should rates change. In addition, the Bank had $5.0 million in other brokered deposits at December 31, 2021. Total deposits at December 31, 2021, excluding brokered deposits, increased $198.9 million or 22.0% to $1.1 billion from $902.1 million at December 31, 2020. Brokered deposits were 1.3% of total deposits at December 31, 2021 and 1.7% of total deposits at December 31, 2020.

The Bank had no outstanding FHLB advances or borrowings from the "discount window" of the Federal Reserve Bank of Atlanta ("FRB") at December 31, 2021 compared to FHLB advances and FRB borrowings of $35.0 million and $48.7 million, respectively, at December 31, 2020. Depository institutions may borrow from the discount window for periods as long as 90 days, and borrowings are prepayable and renewable by the borrower on a daily basis. Effective March 16, 2020 the borrowing rate was set at the top of the targeted Federal Funds Rate, or 0.25%, where it remained at December 31, 2021.

Other borrowings increased $13.7 million or 104.2% to $26.8 million at December 31, 2021 from $13.1 million at December 31, 2020.  These borrowings consist of short-term repurchase agreements with certain commercial demand deposit customers for sweep accounts. The repurchase agreements typically mature within one to three days and the interest rate paid on these borrowings floats monthly with money market type rates. The interest rate paid on the repurchase agreements was 0.15% at both December 31, 2021 and 2020. The Bank had pledged as collateral for these repurchase agreements investment and MBS with amortized costs and fair values of $45.3 million and $45.2 million, respectively, at December 31, 2021 and $26.6 million and $26.8 million, respectively, at December 31, 2020.

In September 2006, Security Federal Statutory Trust issued and sold capital securities of the Trust (the “Capital Securities”). The Trust used the net proceeds from the sale of the Capital Securities to purchase a like amount of junior subordinated debentures (the “Debentures”) of the Company which are reported on the Consolidated Balance Sheet as junior subordinated debentures. The Capital Securities accrue and pay distributions at a floating rate of three month LIBOR plus 170 basis points annually which was equal to 1.90% at December 31, 2021. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears. The Capital Securities mature or are mandatorily redeemable upon maturity on December 15, 2036, or upon earlier optional redemption as provided in the indenture. The Company has the right to redeem the Capital Securities in whole or in part.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The Notes are unsecured, subordinated obligations of the Company and rank junior in right to payment to the Company’s current and future senior indebtedness, and each Note is equal in right to payment with respect to the other Notes. The Company used the net proceeds from the sale of the Notes to fund the redemption of the convertible senior debentures and for general corporate purposes. For additional information, refer to Note 14 of the Notes to Consolidated Financial Statements included herein.
Total shareholders' equity increased $3.6 million or 3.2% to $115.5 million at December 31, 2021 from $111.9 million at December 31, 2020. The increase was attributable to net income of $12.8 million, which was partially offset by $1.4 million in dividends paid to common shareholders combined with a $7.7 million decrease in accumulated other comprehensive income, net of tax, related to the unrecognized loss in value of investment and MBS during the year ended December 31, 2021. Book value per common share was $35.51 at December 31, 2021 compared to $34.40 at December 31, 2020.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities.  The table also distinguishes between the changes related to higher or lower outstanding balances and the changes related to the volatility of interest rates.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (1) changes in rate (multiplied by prior year volume); (2) changes in volume (multiplied by prior year rate); and (3) net change (the sum of the prior columns).  For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change attributable to volume and the change attributable to rate. Changes in income are calculated on a tax equivalent basis using the effective tax rate for the period.

	Years Ended December 31,
	2021 vs. 2020			2020 vs. 2019
	(Decrease) Increase Due to Change in			(Decrease) Increase Due to Change in
(Dollars in Thousands)	Volume	Rate	Net	Volume	Rate	Net
Interest-Earning Assets:
Loans: (1)
Residential Mortgage	$(690)	$(166)	$(856)	$(50)	$(150)	$(200)
Other Loans	688	1,090	1,778	3,824	(2,019)	1,805
Total Loans	(2)	924	922	3,774	(2,169)	1,605
Mortgage-Backed Securities	1,311	(2,110)	(799)	529	(1,047)	(518)
Taxable Investment Securities	865	(838)	27	874	(1,982)	(1,108)
Non-taxable Investment Securities (2)	283	(327)	(44)	(186)	390	204
Deposits in Other Banks	(38)	(31)	(69)	10	(29)	(19)
Total Interest-Earning Assets	$2,419	$(2,382)	$37	$5,001	$(4,837)	$164
Interest-Bearing Liabilities:
Deposits:
Certificate Accounts	$(474)	$(1,414)	$(1,888)	$(607)	$(935)	$(1,542)
NOW Accounts	54	(117)	(63)	57	88	145
Money Market Accounts	130	(462)	(332)	139	(1,269)	(1,130)
Savings Accounts	25	(37)	(12)	20	(10)	10
Total Deposits	(265)	(2,030)	(2,295)	(391)	(2,126)	(2,517)
Borrowings	(125)	(337)	(462)	940	(152)	788
Total Interest-Bearing Liabilities	(390)	(2,367)	(2,757)	549	(2,278)	(1,729)
Effect on Net Tax Equivalent Interest Income (2)	$2,809	$(15)	$2,794	$4,452	$(2,559)	$1,893

(1)   INTEREST ON NON-ACCRUAL LOANS IS NOT INCLUDED IN INCOME, ALTHOUGH THEIR LOAN BALANCES ARE INCLUDED IN AVERAGE LOANS OUTSTANDING.
(2)THE TAX-EQUIVALENT INTEREST INCOME ADJUSTMENT RELATES TO THE TAX EXEMPT MUNICIPAL BONDS

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Average Balances, Interest Income and Expenses, and Average Yields and Rates

The following table sets forth information related to our average balance sheet, average yields on interest earning assets, and average costs of interest earning liabilities at December 31, 2021, 2020 and 2019. The average balances were derived from the daily balances throughout the periods indicated. The average yields or costs were calculated by dividing the income or expense by the average balance of the corresponding assets or liabilities. Nonaccrual loans are included in earning assets in the following tables. Loan yields have been reduced to reflect the negative impact on our earnings of loans on nonaccrual status.

	For the Year Ended December 31,
	2021			2020
(Dollars in thousands)	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Interest-Earning Assets:
Residential Mortgage	$64,016	$3,058	4.78%	$78,353	$3,914	5.00%
Other Loans	449,971	24,138	5.36%	437,034	22,360	5.12%
Total Loans (1)	513,987	27,196	5.29%	515,387	26,274	5.10%
Mortgage-Backed Securities	304,234	5,341	1.76%	243,841	6,140	2.52%
Taxable Investment Securities	287,153	3,881	1.35%	229,340	3,855	1.68%
Non-taxable Investments (2)	23,351	955	4.09%	17,490	999	5.71%
Deposits in Other Banks	1,639	14	0.87%	4,535	83	1.83%
Total Interest-Earning Assets	$1,130,364	$37,387	3.31%	$1,010,593	$37,351	3.70%
Interest-Bearing Liabilities:
Certificate Accounts	$172,995	$879	0.51%	$216,619	$2,767	1.28%
NOW Accounts	204,869	219	0.11%	166,115	282	0.17%
Money Market Accounts	325,349	461	0.14%	274,124	793	0.29%
Savings Accounts	85,880	72	0.08%	63,374	84	0.13%
Total Interest-Bearing Deposits	789,093	1,631	0.21%	720,232	3,926	0.55%
Other Borrowings	23,608	38	0.15%	18,125	55	0.30%
Junior Subordinated Debt	5,155	97	1.88%	5,155	127	2.46%
Senior Convertible Debt	—	—	—%	1,123	82	7.30%
Subordinated Debt	30,000	1,575	5.25%	30,000	1,575	5.25%
FHLB Advances & FRB Borrowings	30,985	483	1.56%	60,600	817	1.35%
Total Interest-Bearing Liabilities	$878,841	$3,824	0.44%	$835,235	$6,582	0.79%
Net Interest Rate Spread			2.87%			2.91%
Tax Equivalent Net Interest Income/Margin (2)		$33,563	2.97%		$30,769	3.04%
Less: tax equivalent adjustment (2)		270			254
Net Interest Income		$33,293			$30,515

(1)   INTEREST INCOME FROM OTHER LOANS INCLUDED IN THE TABLES ABOVE AND BELOW INCLUDES DEFERRED PPP LOAN FEES OF $4.7 MILLION AND $1.2 MILLION RECOGNIZED DURING THE YEARS ENDED DECEMBER 31, 2021 AND 2020, RESPECTIVELY.
(2)TAX EQUIVALENT BASIS RECOGNIZES THE INCOME TAX SAVINGS WHEN COMPARING TAXABLE AND TAX-EXEMPT ASSETS AND WAS CALCULATED USING THE EFFECTIVE TAX RATE IN PLACE FOR THE YEARS ENDED DECEMBER 31, 2021, 2020 AND 2019. THE TAX-EQUIVALENT INTEREST INCOME ADJUSTMENT RELATES TO THE TAX EXEMPT MUNICIPAL BONDS INCLUDED IN OUR INVESTMENT PORTFOLIO DURING THE PERIODS INDICATED.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

	For the Year Ended December 31,
	2020			2019
(Dollars in thousands)	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Interest-Earning Assets:
Residential Mortgage Loans	$78,353	$3,914	5.00%	$79,334	$4,114	5.19%
Other Loans	437,034	22,360	5.12%	364,527	20,555	5.64%
Total Loans (1)	515,387	26,274	5.10%	443,861	24,669	5.56%
Mortgage-Backed Securities	243,841	6,140	2.52%	224,860	6,658	2.96%
Taxable Investment Securities	229,340	3,855	1.68%	190,760	4,962	2.60%
Non-taxable Investments (2)	17,490	999	5.71%	22,732	795	3.50%
Deposits in Other Banks	4,535	83	1.83%	4,087	103	2.52%
Total Interest-Earning Assets	$1,010,593	$37,351	3.70%	$886,300	$37,187	4.20%
Interest-Bearing Liabilities:
Certificate Accounts	$216,619	$2,767	1.28%	$256,194	$4,309	1.68%
NOW Accounts	166,115	282	0.17%	122,453	137	0.11%
Money Market Accounts	274,124	793	0.29%	254,723	1,923	0.75%
Savings Accounts	63,374	84	0.13%	50,635	74	0.15%
Total Interest-Bearing Deposits	720,232	3,926	0.55%	684,005	6,443	0.94%
Other Borrowings	18,125	55	0.30%	14,182	70	0.49%
Note Payable	—	—	—%	675	36	5.33%
Junior Subordinated Debt	5,155	127	2.46%	5,155	216	4.19%
Senior Convertible Debt	1,123	82	7.30%	6,045	483	7.99%
Subordinated Debt	30,000	1,575	5.25%	2,630	171	6.50%
FHLB Advances & FRB Borrowings	60,600	817	1.35%	45,900	892	1.94%
Total Interest-Bearing Liabilities	$835,235	$6,582	0.79%	$758,592	$8,311	1.10%
Net Interest Rate Spread			2.91%			3.10%
Tax Equivalent Net Interest Income/Margin (2)		$30,769	3.04%		$28,876	3.26%
Less: tax equivalent adjustment (2)		254			253
Net Interest Income		$30,515			$28,623

.
.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Comparison of the Years Ended December 31, 2021 and 2020
Net Income
Net income increased $5.7 million or 81.2% to $12.8 million or $3.93 per common share for the year ended December 31, 2021, compared to $7.1 million or $2.19 per common share for the year ended December 31, 2020.  The increase in net income during 2021 was primarily the result of higher net interest income and non-interest income, specifically grant income, combined with the reversal of provision of loan losses during 2021 following significantly higher loan loss provisions during 2020 in response to the ongoing COVID-19 pandemic.

Net Interest Income
Net interest income increased $2.8 million or 9.1% to $33.3 million for the year ended December 31, 2021, compared to $30.5 million in 2020. The increase in net interest income was primarily due to higher interest income from loans and lower interest expense. The net interest margin on a tax equivalent basis decreased 22 basis points to 3.04% for the year ended December 31, 2021 from 3.26% for the year ended December 31, 2020. Loan yields in 2021 were impacted favorably as a result of recognition of unamortized deferred fee income on PPP loans forgiven and repaid by the SBA.
Total average interest-earning assets increased $119.8 million or 11.9% to $1.13 billion for the year ended December 31, 2021 from $1.01 billion for the year ended December 31, 2020 with a 39 basis point decrease in the average yield earned on these assets. Average interest-bearing liabilities increased $43.6 million or 5.2% to $878.8 million for the year ended December 31, 2021 from $835.2 million for the year ended December 31, 2020 with a decrease of 33 basis points in the average cost. The interest rate spread on a tax equivalent basis decreased four basis points to 2.87% for the year ended December 31, 2021 from 2.91% in 2020.
Total interest income increased $21,000 or 0.1% to $37.1 million for the year ended December 31, 2021, compared to $37.1 million for the year ended December 31, 2020 as a result of increased interest income from loans which was nearly offset by lower interest income from investments and other interest earning assets. Interest income from loans increased $922,000 or 3.5% to $27.2 million for the year ended December 31, 2021 compared to $26.3 million for the year ended December 31, 2020. The increase was attributable to an increase of 19 basis points in the average yield earned on the Bank's loan portfolio during 2021, which was partially offset by a $1.4 million decrease in average total loans outstanding during the year ended December 31, 2021.  The Bank recognized $4.7 million and $1.2 million in deferred loan fees on PPP loans during the years ended December 31, 2021 and 2020, respectively.
Total tax equivalent interest income on investment securities, mortgage-backed securities, and other investments decreased $886,000, or 8.0%, due to a decrease of 59 basis points in the average yield earned on these assets, which was partially offset by a $121.2 million, or 24.5%, increase in the aggregate average balance of these interest earning assets during 2021.
Total interest expense decreased $2.8 million or 41.9% to $3.8 million for the year ended December 31, 2021, compared to $6.6 million for the year ended December 31, 2020 due to a 35 basis point decline in the average cost of interest bearing liabilities, which was partially offset by a $43.6 million or 5.2% increase in the average balance of these liabilities. The largest decrease was in interest expense on deposits, which decreased $2.3 million or 58.5% to $1.6 million in 2021 compared to $3.9 million in 2020.  Average interest bearing deposits increased $68.9 million or 9.6% to $789.1 million during the year ended December 31, 2021 compared to $720.2 million during 2020, while the average cost of those deposits decreased 34 basis points to 0.21% during 2021 from 0.55% in 2020.
Interest expense on FHLB advances and all other borrowings decreased $463,000 or 17.4% to $2.2 million during the year ended December 31, 2021 from $2.7 million during the prior year. The decrease was attributable to a $25.3 million, or 22.0% decrease in the average balance of these liabilities, which was partially offset by an increase of 24 basis points in the average cost to 2.44% in 2021 from 2.20% during 2020.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Provision for Loan Losses

The Company recorded a negative provision for loan losses of $2.4 million for the year ended December 31, 2021 compared to provision expense of $3.6 million for the year ended December 31, 2020. The reversal of loan loss provisions during 2021 was the result of a reduction in historical loss and qualitative adjustment factors related to improvement in the economic and business conditions at both the national and regional levels as of December 31, 2021. Non-performing assets decreased $811,000, or 22.4%, to $2.8 million at December 31, 2021 from $3.6 million at December 31, 2020. Non-performing assets represented 0.22% and 0.31% of total assets at December 31, 2021 and 2020, respectively.
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
Management believes the allowance for loan losses at December 31, 2021 is adequate based on its best estimates of the losses inherent in the loan portfolio, although there can be no guarantee as to these estimates.  In addition, bank regulatory agencies may require additional provisions to the allowance for loan losses based on their judgments and estimates as part of their examination process.  Because the allowance for loan losses is an estimate, there can be no guarantee that actual loan losses will not exceed the allowance for loan losses, or that additional increases in the allowance for loan losses will not be required in the future. A further decline in national and local economic conditions, as a result of the COVID-19 pandemic or other factors, could result in a material increase in the allowance for loan losses and may adversely affect the Company’s financial condition and results of operations.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Non-Interest Income
Non-interest income increased $1.2 million or 10.6% to $12.6 million for the year ended December 31, 2021 from $11.4 million for the year ended December 31, 2020. The increase in non-interest income was primarily attributable to increases in grant income, ATM and check card fee income, trust income and gain on sale of mortgage loans. These increases in non-interest income were partially offset by a decrease of $1.3 million in net gain on sale of investments due to no investments sold during 2021 compared to 16 AFS investment securities sold for a total gain of $1.3 million in 2020.
The Bank received $1.8 million and $520,000 in grant income during the years ended December 31, 2021 and 2020, respectively. The Bank was awarded a $1.8 million grant during the third quarter of 2021 by the Community Development Financial Institutions (CDFI) Fund Rapid Response Program (RRP) created to provide certified CDFIs with resources to help counter the economic impact of COVID-19 in distressed and underserved communities. The grant proceeds were used to fund qualified loans within the Bank’s target market areas, which satisfied the performance obligation of the grant. A portion of the grant income received in 2020 was awarded by the Bank Enterprise Award (BEA) Program in recognition of the Bank’s investments in distressed communities and its continued commitment to community development.
Gain on sale of loans increased $328,000 or 9.3% to $3.8 million for the year ended December 31, 2021 compared to $3.5 million in 2020 as the dollar volume of loans sold to investors increased. The Company sold 486 loans to investors with a total balance of $112.9 million in 2021 compared to 514 loans to investors with a total balance of $111.1 million during 2020.
Income from BOLI increased $62,000 or 10.8% to $635,000 during the year ended December 31, 2021 from $573,000 during the year ended December 31, 2020. All BOLI income recognized in 2021 and 2020 was related to an increase in the cash surrender value of the BOLI policies.
Trust income increased $301,000 or 26.4% to $1.4 million during the year ended December 31, 2021 due to an increase in assets under management. ATM and check card fee income increased $787,000 or 46.8% to $2.5 million for the year ended December 31, 2021 compared to $1.7 million in 2020 reflecting higher transaction volume.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Non-Interest Expense
Non-interest expense increased $2.3 million or 7.9% to $32.0 million during the year ended December 31, 2021 compared to $29.7 million during 2020.  The increase in non-interest expense was primarily due to increases in compensation and employee benefits expense and consulting expense.
Compensation and employee benefits increased $1.2 million or 6.5% to $19.2 million during the year ended December 31, 2021 from $18.0 million for the year ended December 31, 2020 due to general annual cost of living increases, an increase in commissions and incentives on mortgage loan production, and an increase in the number of full time equivalent employees as a result of our growth and expansion into the Augusta, Georgia market.
Consulting expense increased $433,000 or 56.4% to $1.2 million for the year ended December 31, 2021 as a result of a one time expense of $605,000 for IT related consulting expenses incurred in 2021.

Depreciation and maintenance of equipment increased $260,000 or 9.1% to $3.1 million for the year ended December 31, 2021 compared to $2.9 million in 2020 due to additional capital expenses related to our new e-branch as well as our newest branch in the metro Augusta, Georgia area, which is scheduled to open in 2022.

FDIC insurance premiums increased $156,000 primarily due to the use of remaining FDIC small bank credits by the Bank during 2020.
The net gain on OREO sales exceeded write-downs and other costs, resulting in a net recovery of $116,000 from the operation of OREO properties during the year ended December 31, 2021. For the year ended December 31, 2020, the Company incurred a net cost of $2,000 from the operation of OREO. The net gain on OREO sales was $105,000 during 2021 compared to $46,000 in 2020. The Company wrote down $20,000 in the value of OREO properties during 2021 compared to $15,000 in 2020.

Debit card expense increased $135,000 to $1.2 million for the year ended December 31, 2021 primarily due to the replacement of all customer debit cards in 2021 because of the inclusion of a new chip within the cards.

Other non-interest expense increased $189,000 or 5.8% to $3.4 million for the year ended December 31, 2021 compared to $3.2 million during 2020 due to increased operations as branches re-opened during 2021 after being closed for the majority of 2020 as a result of the COVID-19 pandemic. As of May 2021, all branches had reopened and resumed normal business hours.
Provision for Income Taxes
The provision for income taxes increased $1.9 million or 122.5% to $3.5 million during the year ended December 31, 2021 compared to $1.6 million for the year ended December 31, 2020 due to higher pre-tax income in 2021 combined with purchased state tax credits in 2020.  The Company's combined federal and state effective tax rate was 21.6% for 2021 compared to 18.3% for 2020.
Comparison of the Years Ended December 31, 2020 and 2019
A comparison of our operating results for the 2020 and 2019 fiscal years may be found under the heading “Comparison of Operating Results for the Years Ended December 31, 2020 and 2019” contained in Part II, Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Net cost of operation of OREO includes all expenses associated with OREO properties, including write-downs in value and

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Regulatory Capital

The following table reconciles the Bank's shareholders' equity to its various regulatory capital positions.

	December 31,
	2021	2020
	(In Thousands)
Bank’s Shareholders’ Equity (1)	$124,983	$110,873
Reduction for Goodwill	1,200	1,200
Tangible Capital	123,783	109,673
Core Capital	123,783	109,673
Supplemental Capital	8,923	7,428
Total Risk-Based Capital	$132,706	$117,101
(1)EXCLUDES UNREALIZED (LOSSES) GAINS ON INVESTMENT SECURITIES OF $5.2 MILLION and $12.9 MILLION AT DECEMBER 31, 2021 AND 2020, RESPECTIVELY.
The Bank is subject to minimum capital requirements imposed by the FDIC. Based on capital levels at December 31, 2021, the Bank was considered to be well capitalized. At December 31, 2021, the Bank exceeded all regulatory capital requirements with Tier 1 leverage-based capital, Tier 1 risk-based capital, total risk-based capital, and common equity Tier 1 (CET1) capital ratios of 9.9%, 17.4%, 18.6%, and 17.4%, respectively.

CET1 consists of Tier 1 capital less all capital components that are not considered common equity. In addition to the FDIC’s minimum capital ratios, the Bank is required to maintain a capital conservation buffer consisting of additional CET 1 capital greater than 2.5% of risk-weighted assets above the required minimum levels in order to avoid limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses. At December 31, 2021, the Bank’s capital conservation buffer was 10.6%.

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
The principal use of the Bank's funds is the origination of mortgages and other loans and the purchase of investments and mortgage-backed securities. Originations of new loans and renewals of previously funded loans on loans held for investment were $438.4 million during the year ended December 31, 2021 compared to $395.8 million during the year ended December 31, 2020.  Purchases of investment and mortgage-backed securities totaled $217.6 million during 2021 compared to $256.6 million during 2020. Other uses of the Bank's funds during the year ended December 31, 2021 included paying down FHLB investments and FRB borrowings and dividend payments to shareholders.
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
Commitments to extend credit to customers are subject to the Bank’s normal credit policies and are essentially the same as those involved in extending loans to customers. Unused lines of credit on home equity loans, credit cards, and commercial loans amounted to $163.8 million at December 31, 2021.  Home equity loans are made on a floating rate basis with final maturities of 15 to 20 years.  The Bank issues fixed rate credit cards, currently at 9.99%, and variable rate rewards credit cards with a floating rate equal to prime plus 9.99%.  Credit cards are renewed every three years.  The Bank had undisbursed loans-in-process of $21.4 million at December 31, 2021, which will be disbursed over an average of 90 days, and are included in the total unused commitments above.  These commitments to originate loans and future advances of lines of credit are expected to be funded from loan amortizations and prepayments, deposit inflows, maturing investments, and short-term borrowing capacity. See Note 19 of the Notes to the Consolidated Financial Statements included herein for additional information regarding our commitments and off-balance sheet arrangements.
We incur capital expenditures on an ongoing basis to expand and improve our product offerings, enhance and modernize our technology infrastructure, and to introduce new technology-based products to compete effectively in our markets. We evaluate capital expenditure projects based on a variety of factors, including expected strategic impacts (such as forecasted impact on revenue growth, productivity, expenses, service levels and customer retention) and our expected return on investment. The amount of capital investment is influenced by, among other things, current and projected demand for our services and products, cash flow generated by operating activities, cash required for other purposes and regulatory considerations. At December 31, 2021 the Bank was on schedule to open two new branches during 2022. Based on our current capital allocation objectives, we project expending approximately $2.9 million of cash for capital investment in property, plant and equipment related to our newest two branches and approximately $2.6 million for renovations on two existing branches during 2022.
For the year ending December 31, 2022, we project that fixed commitments will include $497,000 of operating lease payments. See Note 5 of the Notes to the Consolidated Financial Statements included herein for additional information regarding our operating leases.
The Bank’s liquidity has been positively impacted by increases in deposit levels. During the years ended December 31, 2021, 2020 and 2019, deposits increased by $197.9 million, $146.7 million and $3.9 million, respectively. As a result, our liquid assets in the form of cash and cash equivalents, certificates of deposit at other banks and investment securities increased to $735.1 million at December 31, 2021 from $626.0 million at December 31, 2020. Management believes that future liquidity can be met through the Bank's deposit base, which had a balance of $1.12 billion at December 31, 2021, and from MBS and investment securities sales and maturities. The Bank’s liquidity is also affected by the volume of loans sold and loan principal payments. During the years ended December 31, 2021, 2020 and 2019, the Bank sold $118.4 million, $112.9 million and $61.5 million in loans, respectively and received principal payments on loans of $415.1 million, $361.9 million and $282.7 million, respectively.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

At December 31, 2021, the Bank had $90.6 million outstanding in certificates of deposit of $100,000 or more, referred to as “Jumbo Certificates,” compared to $106.8 million at December 31, 2020.  Brokered certificates of deposit totaled $10.0 million at December 31, 2021 compared to $16.0 million at December 31, 2020. Total certificates of deposit scheduled to mature in one year or less totaled $118.1 million at December 31, 2021 compared to $128.8 million at December 31, 2020.

Certificate of deposits that met or exceeded the FDIC insurance limit of $250,000 totaled $39.4 million and $49.6 million at December 31, 2021 and 2020, respectively. The following table summarizes the maturity schedule of certificates of deposit with a balance of $250,000 or more at December 31, 2021:

(In Thousands)
Within 3 Months	$4,198
After 3 Months, Within 6 Months	10,506
After 6 Months, Within 12 Months	12,323
After 12 Months	12,423
$39,450

Management’s policy is to maintain deposit rates at levels that are competitive with other local financial institutions. Based on historical experience, we believe that a significant portion of maturing certificates of deposit will remain with the Bank. In addition, at December 31, 2021 the Bank had $369.0 million in unused borrowing capacity at the FHLB.

Historically the Bank’s cash flow from operating activities has been relatively stable.  The cash flows from investing activities vary with sales of investments and with the need to invest excess funds or utilize leverage strategies with the purchase of mortgage-backed and investment securities.  The cash flows from financing activities vary depending on the need for FHLB advances and other borrowings. The Bank's management believes that the liquid assets combined with the available lines of credit provide adequate liquidity to meet current financial obligations for at least the next 12 months.

Security Federal Corporation is a separate legal entity from Security Federal Bank and must provide for its own liquidity and pay its own operating expenses. Sources of capital and liquidity for Security Federal Corporation include distributions from Security Federal Bank and the issuance of debt or equity securities, although there are regulatory restrictions on the ability of the Security Federal Bank to pay dividends. At December 31, 2021, Security Federal Corporation (on an unconsolidated basis) had liquid assets of $20.2 million. The Company currently expects to continue the current practice of paying quarterly cash dividends on common stock subject to the Board of Directors' discretion to modify or terminate this practice at any time and for any reason without prior notice. Our current quarterly common stock dividend rate is $0.12 per share, as approved by our Board of Directors, which we believe is a dividend rate per share which enables us to balance our multiple objectives of managing and investing in the Bank, and returning a substantial portion of our cash to our shareholders. Assuming continued payment during 2022 at this rate of $0.12 per share, our average total dividend paid each quarter would be approximately $390,346 based on the number of our current outstanding shares (which assumes no increases or decreases in the number of shares).

Report of Independent Registered Public Accounting Firm (PCAOB ID 149)

To the Shareholders and the Board of Directors of Security Federal Corporation:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Security Federal Corporation and its Subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2021, and the related notes to the consolidated financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

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

Allowance for Loan Losses

As described in Note 4 to the Company’s financial statements, the Company has a gross loan portfolio of approximately $507.6 million and related allowance for loan losses of approximately $11.1 million as of December 31, 2021. As described by the Company in Note 1, the evaluation of the allowance for loan losses is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance for loan losses is evaluated on a regular basis and is based upon the Company’s review of the fair value of the underlying collateral, stated guarantees by the borrower (if applicable), the borrower’s ability to repay from other economic resources, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to the outstanding loans, loss experience, delinquency trends, and general economic conditions.

We identified the Company’s estimate of the allowance for loan losses as a critical audit matter. The principal considerations for our determination of the allowance for loan losses as a critical audit matter related to the high degree of subjectivity in the Company’s judgments in determining the qualitative factors for collectively evaluated loans. Auditing these complex judgments and assumptions by the Company involves especially challenging auditor judgment due to the nature and extent of audit evidence and effort required to address these matters, including the extent of specialized skill or knowledge needed.

The primary procedures we performed to address this critical audit matter included the following:

•We evaluated the relevance and the reasonableness of assumptions related to evaluation of the loan portfolio, current economic conditions, and other risk factors used in development of the qualitative factors for collectively evaluated loans.
•We evaluated the reasonableness of assumptions and data used by the Company in developing the qualitative factors by comparing these data points to internally developed and third-party sources, and other audit evidence gathered.
•We performed analytical procedures to evaluate the directional consistency of changes that occurred in the qualitative factors for collectively evaluated loans.
•We validated the mathematical accuracy of the calculation.

We have served as the Company's auditor since 1998.

/s/ Elliott Davis, LLC

Columbia, South Carolina
March 29, 2022

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2021	2020
Assets:
Cash and Cash Equivalents	$27,622,851	$18,025,409
Certificates of Deposit with Other Banks	1,100,045	350,005
Investment and Mortgage-Backed Securities ("MBS"):
Available For Sale ("AFS")	682,849,058	589,324,401
Held To Maturity ("HTM") (Fair Value of $23,720,408 and $19,205,287 at December 31, 2021 and December 31, 2020, Respectively)	23,506,768	18,254,394
Total Investments and MBS	706,355,826	607,578,795
Loans Receivable, Net:
Held For Sale	4,038,414	5,693,400
Held For Investment (Net of Allowance of $11,087,164 and $12,842,896 at December 31, 2021 and December 31, 2020, Respectively)	495,458,395	473,473,972
Total Loans Receivable, Net	499,496,809	479,167,372
Accrued Interest Receivable:
Loans	1,333,155	1,252,023
Mortgage-Backed Securities	721,619	631,449
Investment Securities	1,697,716	1,614,077
Total Accrued Interest Receivable	3,752,490	3,497,549
Operating Lease Right-of-Use Assets	2,252,424	2,351,661
Land Held for Sale	1,529,691	—
Premises and Equipment, Net	25,236,915	26,575,257
Federal Home Loan Bank ("FHLB") Stock, at Cost	585,700	2,354,000
Other Real Estate Owned ("OREO")	129,700	498,610
Bank Owned Life Insurance ("BOLI")	26,709,897	26,074,897
Goodwill	1,199,754	1,199,754
Other Assets	5,241,410	4,036,831
Total Assets	$1,301,213,512	$1,171,710,140
Liabilities:
Deposit Accounts	$1,115,962,963	$918,096,235
Advance Payments by Borrowers for Taxes and Insurance	168,510	206,110
Advances from FHLB	—	35,000,000
Borrowings from Federal Reserve Bank ("FRB")	—	48,700,000
Other Borrowings	26,785,393	13,117,030
Junior Subordinated Debentures	5,155,000	5,155,000
Subordinated Debentures	30,000,000	30,000,000
Operating Lease Liabilities	2,293,295	2,380,269
Other Liabilities	5,325,826	7,149,750
Total Liabilities	1,185,690,987	1,059,804,394
Commitments (Notes 5 and 19)
Shareholders' Equity:
Common Stock, $0.01 Par Value; 5,000,000 Shares Authorized; 3,453,817 Shares Issued and 3,252,884 Shares Outstanding at December 31, 2021 and 2020	34,538	34,538
Additional Paid-In Capital ("APIC")	18,230,187	18,230,187
Treasury Stock, at Cost (200,933 Shares)	(4,330,712)	(4,330,712)
Accumulated Other Comprehensive Income ("AOCI")	5,215,107	12,940,950
Retained Earnings	96,373,405	85,030,783
Total Shareholders' Equity	115,522,525	111,905,746
Total Liabilities and Shareholders' Equity	$1,301,213,512	$1,171,710,140
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2021	2020	2019
Interest Income:
Loans	$27,195,915	$26,273,429	$24,669,073
Mortgage-Backed Securities	5,340,744	6,139,753	6,657,925
Investment Securities	4,566,149	4,599,762	5,504,563
Other	14,251	83,381	102,550
Total Interest Income	37,117,059	37,096,325	36,934,111
Interest Expense:
NOW and Money Market Accounts	680,212	1,075,378	2,060,844
Statement Savings Accounts	71,865	83,757	73,961
Certificate Accounts	878,961	2,766,917	4,308,596
FHLB Advances and Other Borrowings	520,949	871,844	961,947
Note Payable	—	—	35,515
Senior Convertible Debentures	—	81,796	483,520
Subordinated Debentures	1,575,000	1,575,000	170,625
Junior Subordinated Debentures	97,109	127,000	216,492
Total Interest Expense	3,824,096	6,581,692	8,311,500
Net Interest Income	33,292,963	30,514,633	28,622,611
(Reversal of) Provision for Loan Losses	(2,404,117)	3,600,000	375,000
Net Interest Income after Provision for Loan Losses	35,697,080	26,914,633	28,247,611
Non-Interest Income:
Gain on Sale of Investment Securities	—	1,332,666	819,053
Gain on Sale of Loans	3,836,411	3,508,397	1,728,741
Service Fees on Deposit Accounts	956,978	941,440	1,069,470
Commissions From Insurance Agency	610,097	643,414	674,991
Trust Income	1,438,727	1,138,007	1,061,200
BOLI Income	635,000	573,250	678,609
ATM and Check Card Fee Income	2,470,171	1,683,059	1,449,416
Grant Income	1,826,265	519,712	478,049
Other	859,602	1,081,188	1,137,614
Total Non-Interest Income	12,633,251	11,421,133	9,097,143
Non-Interest Expense:
Compensation and Employee Benefits	19,159,831	17,991,666	16,838,702
Occupancy	2,622,113	2,574,549	2,354,347
Advertising	1,120,097	1,053,658	796,213
Depreciation and Maintenance of Equipment	3,137,300	2,876,832	2,601,104
FDIC Insurance Premiums	291,039	134,859	84,022
Net (Recovery) Expense from Operation of OREO	(115,867)	2,033	(65,772)
Consulting	1,201,605	768,210	377,911
Debit Card Expenses	1,197,926	1,061,917	912,507
Other	3,433,005	3,244,481	3,971,683
Total Non-Interest Expense	32,047,049	29,708,205	27,870,717
Income Before Income Taxes	16,283,282	8,627,561	9,474,037
Provision For Income Taxes	3,509,391	1,576,957	1,679,550
Net Income	12,773,891	7,050,604	7,794,487
Net Income Per Common Share (Basic)	$3.93	$2.19	$2.64
Net Income Per Common Share (Diluted)	$3.93	$2.19	$2.50
Cash Dividend Per Share On Common Stock	$0.44	$0.40	$0.40
Weighted Average Shares Outstanding (Basic)	3,252,884	3,212,996	2,955,737
Weighted Average Shares Outstanding (Diluted)	3,252,884	3,212,996	3,257,937
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended December 31,
	2021	2020	2019
Net Income	$12,773,891	$7,050,604	$7,794,487
Other Comprehensive (Loss) Income
Unrealized Gains (Losses) on Securities:
Unrealized Holding (Losses) Gains on Securities Available For Sale, Net of Taxes of $(2,525,307); $3,075,693 and $1,675,405 at December 31, 2021, 2020 and 2019, Respectively	(7,725,746)	9,494,218	5,133,884
Reclassification Adjustment for Gains Included in Net Income, Net of Taxes of $333,167 and $204,763 at December 31, 2020 and 2019, Respectively	—	(999,499)	(614,290)
Amortization of Unrealized Gains on Available For Sale Securities Transferred to Held To Maturity, Net of Taxes of $(32); $(7,099) and $(8,053) at December 31, 2021, 2020 and 2019, Respectively	(97)	(21,296)	(24,158)
Other Comprehensive (Loss) Income	(7,725,843)	8,473,423	4,495,436
Comprehensive Income	$5,048,048	$15,524,027	$12,289,923

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

	Common Stock		Treasury Stock
	Shares	Amount	Shares	Amount	APIC	AOCI (Loss)	Retained Earnings	Total
December 31, 2018	3,154,829	$31,548	200,933	$(4,330,712)	$12,235,341	$(27,909)	$72,610,165	$80,518,433
Net Income	—	—	—	—	—	—	7,794,487	7,794,487
Other Comprehensive Income, Net of Tax	—	—	—	—	—	4,495,436	—	4,495,436
Employee Stock Purchases	1,958	20	—	—	52,848	—	—	52,868
Redemption of Convertible Debentures	1,000	10	—	—	19,990	—	—	20,000
Cash Dividends on Common Stock	—	—	—	—	—	—	(1,123,219)	(1,123,219)
December 31, 2019	3,157,787	$31,578	200,933	$(4,330,712)	$12,308,179	$4,467,527	$79,281,433	$91,758,005
Net Income	—	—	—	—	—	—	7,050,604	7,050,604
Other Comprehensive Income, Net of Tax	—	—	—	—	—	8,473,423	—	8,473,423
Employee Stock Purchases	430	4	—	—	12,964	—	—	12,968
Conversion of Convertible Debentures	295,600	2,956	—	—	5,909,044	—	—	5,912,000
Cash Dividends on Common Stock	—	—	—	—	—	—	(1,301,254)	(1,301,254)
December 31, 2020	3,453,817	$34,538	200,933	$(4,330,712)	$18,230,187	$12,940,950	$85,030,783	$111,905,746
Net Income	—	—	—	—	—	—	12,773,891	12,773,891
Other Comprehensive Loss, Net of Tax	—	—	—	—	—	(7,725,843)	—	(7,725,843)
Cash Dividends on Common Stock	—	—	—	—	—	—	(1,431,269)	(1,431,269)
December 31, 2021	3,453,817	$34,538	200,933	$(4,330,712)	$18,230,187	$5,215,107	$96,373,405	$115,522,525

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2021	2020		2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$12,773,891	$7,050,604		$7,794,487
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation Expense	1,957,583	1,888,280		1,589,671
Discount Accretion and Premium Amortization, Net	6,801,729	4,462,996		5,290,316
Provisions for Loan Losses	(2,404,117)	3,600,000		375,000
Earnings on BOLI	(635,000)	(573,250)		(540,000)
Income Recognized From BOLI Death Benefit	—	—		(138,609)
Gain on Sales of Loans	(3,836,411)	(3,508,397)		(1,728,741)
(Gain) Loss on Sales of Mortgage-Backed Securities ("MBS")	—	(625,923)		139,390
Gain on Sales of Investment Securities	—	(706,743)		(958,443)
Gain on Sales of OREO	(105,422)	(46,354)		(184,864)
Write Down on OREO	20,000	15,000		22,000
Accretion of Deferred Fees on Loans	(5,121,770)	(1,799,236)		(202,684)
Proceeds From Sale of Loans Held For Sale ("HFS")	118,371,483	112,914,762		61,466,054
Origination of Loans Held For Sale	(112,880,086)	(111,109,159)		(61,945,934)
(Increase) Decrease in Accrued Interest Receivable:
Loans	(81,132)	(40,197)		45,857
MBS	(90,170)	(80,235)		40,635
Investment Securities	(83,639)	21,420		242,347
Decrease in Advance Payments By Borrowers	(37,600)	(1,472)		(50,923)
Amortization of Operating Lease Right-of-Use ("ROU") Assets	381,623	367,015	—	371,836
Other, Net	(872,656)	(2,470,309)		233,478
Net Cash Provided By Operating Activities	14,158,306	9,358,802		11,860,873
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of MBS Available For Sale ("AFS")	(144,986,541)	(117,864,801)		(106,828,636)
Proceeds from Payments and Maturities of MBS AFS	56,572,630	32,888,318		32,283,649
Proceeds from Sale of MBS AFS	—	13,884,602		61,306,939
Purchase of MBS Held To Maturity ("HTM")	(10,455,826)	(3,726,280)		—
Proceeds from Payments and Maturities of MBS HTM	5,055,590	4,525,687		3,165,575
Purchase of Investment Securities AFS	(62,190,739)	(135,015,731)		(83,980,247)
Proceeds from Payments and Maturities of Investment Securities AFS	40,175,076	28,579,348		35,243,895
Proceeds from Sale of Investment Securities AFS	—	11,148,752		35,174,873
Proceeds from Payments and Maturities of Investment Securities HTM	—	—		1,000,000
(Investment in) Redemption of Certificates of Deposits with Other Banks	(750,040)	600,000		250,005
Purchase of FHLB Stock	(1,900)	(7,239,800)		(11,907,800)
Redemption of FHLB Stock	1,770,200	7,422,300		11,575,300
Purchase of BOLI	—	(4,000,000)		—
Proceeds from BOLI Death Benefit	—	—		414,855
Net Increase in Loans Receivable	(14,458,536)	(26,775,117)		(21,601,713)
Proceeds from Sale of OREO	454,332	578,994		1,040,366
Purchase and Improvement of Premises and Equipment	(2,148,932)	(1,243,654)		(4,634,847)
Net Cash Used By Investing Activities	(130,964,686)	(196,237,382)		(47,497,786)

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2021	2020	2019
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in Deposit Accounts	197,866,728	146,688,753	3,910,775
Proceeds from FHLB Advances	—	237,585,000	342,223,000
Repayment of FHLB Advances	(35,000,000)	(240,723,000)	(338,115,000)
Repayment of Note Payable, Net	—	—	(2,362,500)
Proceeds from Other Borrowings, Net	13,668,363	1,537,211	881,390
Proceeds from Issuance of Subordinated Debentures	—	—	30,000,000
Redemption of Senior Convertible Debentures	—	(132,000)	—
Proceeds from FRB Borrowings	274,265,000	259,600,000	—
Repayment of FRB Borrowings	(322,965,000)	(210,900,000)	—
Proceeds from Employee Stock Purchases	—	12,968	52,868
Dividends to Common Stock Shareholders	(1,431,269)	(1,301,254)	(1,123,219)
Net Cash Provided By Financing Activities	126,403,822	192,367,678	35,467,314
Net Increase (Decrease) in Cash and Cash Equivalents	9,597,442	5,489,098	(169,599)
Cash and Cash Equivalents at Beginning of Year	18,025,409	12,536,311	12,705,910
Cash and Cash Equivalents at End of Year	$27,622,851	$18,025,409	$12,536,311
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid During the Period For:
Interest	$3,895,061	$6,834,112	$7,882,527
Income Taxes	$4,226,442	$1,475,401	$1,764,541
Supplemental Schedule of Non Cash Transactions:
Transfers from Loans Receivable to OREO	$—	$368,510	$832,800
Transfers From Premises and Equipment, Net to Land HFS	$1,529,691	$—	$—
Increase (Decrease) in Unrealized Gains on Securities AFS, Net of Taxes	$(7,725,843)	$8,473,423	$4,495,436
Initial Recognition of Lease ROU Assets	$282,386	$—	$3,090,512
Initial Recognition of Lease Liability	$282,386	$—	$3,090,512
Redemption of Convertible Debentures	$—	$—	$20,000
Conversion of Senior Convertible Debentures	$—	$5,912,000	$—

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

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
Investment and Mortgage-Backed Securities
Investment securities, including mortgage-backed securities, are classified in one of three categories: HTM, AFS, or trading.  Management determines the appropriate classification of debt securities at the time of purchase. Investment securities are classified as HTM when the Company has the positive intent and ability to hold the securities to maturity. These securities are recorded at cost and adjusted for amortization of premiums and accretion of discounts over a level yield basis. Callable debt securities held at a premium are amortized until the earliest call date. Prepayment assumptions on mortgage-backed securities are anticipated.
Management classifies investment securities that are not considered to be HTM as AFS.  This type of investment is stated at fair value with unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity (“accumulated other comprehensive income (loss)”). Gains and losses from sales of investment and mortgage-backed securities AFS are determined using the specific identification method. The Company had no investment securities classified as trading.
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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The Company regularly re-evaluates its practices in determining the allowance for loan losses. During the year ended December 31, 2020, the Company increased its look-back period to incorporate the effects of at least one economic downturn in its loss history. The Company believes the extension of its look-back period is appropriate due to the risks inherent in the loan portfolio. Absent this extension, the early cycle periods in which the Company experienced significant losses would be excluded from the determination of the allowance for loan losses and its balance would decrease. For the year ended December 31, 2020, the Company increased its look-back period to 10 years to continue to include losses incurred by the Company beginning with the first quarter of 2011. The Company continued to use a look-back period of 10 years for the year ended December 31, 2021.
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
The Company values impaired loans at the loan’s fair value if it is probable that the Company will be unable to collect all amounts due according to the terms of the loan agreement at the present value of expected cash flows, the market price of the loan, if available, or the value of the underlying collateral less estimated selling costs.  In accordance with our policy, non-accrual commercial loans with a balance less than $200,000 and non-accrual consumer loans with a balance less than $100,000 are deemed immaterial and therefore excluded from the individual impairment review. Expected cash flows are required to be discounted at the loan’s effective interest rate.  When the ultimate collectability of an impaired loan’s principal is in doubt, wholly or partially, all cash receipts are applied to principal.  When this doubt does not exist, cash receipts are applied under the contractual terms of the loan agreement first to interest and then to principal.  Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income to the extent that any interest has been foregone.  Further cash receipts are recorded as recoveries of any amounts previously charged off.
The Company did not designate loans with payment deferrals granted due to the novel coronavirus of 2019 (“COVID-19’) pandemic as delinquent or impaired in accordance with provisions of The Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”) and the Consolidated Appropriations Act, 2021 (the “CAA, 2021”) and related regulatory guidance. Additional analysis was also completed on the allowance for loan losses during 2021 and 2020 based on the significance of loan modifications in accordance with the CARES Act and regulatory guidance and loan risk rating downgrades as well as additional risk factors related to COVID-19.
Loans Receivable Held for Sale
The Company originates fixed rate residential loans on a servicing released basis in the secondary market. Loans closed but not yet settled with institutional investors are carried in the Company’s loans held for sale portfolio.  These loans are fixed rate residential loans that have been originated in the Company’s name and have closed.  Virtually all of these loans have commitments to be purchased by investors and the majority of these loans were locked in by price with the investors on the same day or shortly thereafter that the loan was locked in with the Company’s customers.  Therefore, these loans present very little market risk for the Company.
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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

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
Land Held for Sale
During the year ended December 31, 2021, the Company transferred three parcels of land with a combined book balance of $1.5 million from premises and equipment to land held for sale. Land held for sale is reported at the lower of the carrying amount and fair value less costs to sell.
Goodwill
The Company's goodwill is a result of the excess of the cost over the fair value of net assets resulting from the acquisition of Collier Jennings Financial Corporation in July 2006. Goodwill is reviewed for impairment annually or whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.
Income Taxes
Income tax expense or benefit is recognized for the net change in the deferred tax liability or asset during the year.  That amount together with income taxes currently payable is the total amount of income tax expense or benefit for the year.  Deferred taxes are provided for by the differences in financial reporting bases for assets and liabilities compared with their tax bases. Generally, a current tax liability or asset is established for taxes presently payable or refundable and a deferred tax liability or asset is established for future tax items. A valuation allowance, if applicable, is established for deferred tax assets that may not be realized. Deferred income taxes are provided for in differences between the provision for loan losses for financial statement purposes and those allowed for income tax purposes.
The Company adopted accounting guidance which prescribes a threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosures. There have been no gross amounts of unrecognized tax benefits or interest or penalties related to uncertain tax positions since adoption. There are no unrecognized tax benefits that would, if recognized, affect the effective tax rate. There are no positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next 12 months. Years prior to December 31, 2018 are closed for federal, state and local income tax matters.
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
Advertising Expense
Advertising and public relations costs are generally expensed as incurred.  External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.  Advertising and public relations costs of $1.1 million, $1.1 million, and $796,000 were included in the Company’s results of operations for the years ended December 31, 2021, 2020 and 2019, respectively.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

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
There were no stock options outstanding as of December 31, 2021, 2020 and 2019; and therefore, no dilutive options in the calculation of diluted EPS for those periods. Diluted EPS also assumes the Senior Convertible Debentures were converted into 302,200 shares of common stock at the beginning of the year ended December 31, 2019. The related interest expense recorded during the period, net of tax, is added back to the EPS numerator while the underlying shares are added to the denominator.
The following tables show the effect of dilutive options on the Company’s net income per common share.

	Year Ended December 31, 2021			Year Ended December 31, 2020
	Income	Shares	EPS	Income	Shares	EPS
Basic EPS	$12,773,891	3,252,884	$3.93	$7,050,604	3,212,996	$2.19

	Year Ended December 31, 2019
	Income	Shares	Per Share
Basic EPS	$7,794,487	2,955,737	$2.64
Effect of Dilutive Securities:
Senior Convertible Debentures	362,640	302,200	(0.14)
Diluted EPS	$8,157,127	3,257,937	$2.50

Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of income and expenses during the reporting periods.  Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes include:
• Determination of the allowance for loan losses and provision for credit losses
• Valuation of real estate acquired in conjunction with foreclosures or in satisfaction of loans
• Income taxes, including tax provisions and realization of deferred tax assets
• Fair value of assets and liabilities

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Operating Segments
Accounting standards require that information be reported about a company’s operating segments using a “management approach.” Reportable segments are identified in these standards as those revenue producing components for which separate financial information is produced internally and which are subject to evaluation by the chief operating decision maker. While the chief operating decision maker monitors the revenue streams of the various products and services, operations are managed, and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable segment.
Recently Issued or Adopted Accounting Standards
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
In May 2019, the FASB issued guidance to provide entities that have certain financial instruments measured at amortized cost that have credit losses, to irrevocably elect the fair value option in Subtopic 825-10, upon adoption of the June 2016 guidance related to accounting for credit losses and modifying the impairment model for certain debt securities. The fair value option applies to available-for-sale debt securities. This guidance should be applied at adoption on a modified-retrospective basis as a cumulative-effect adjustment to the opening balance of retained earnings in the statement of financial condition. The Company does not expect the adoption of this guidance to have a material effect on its consolidated financial statements.
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
In March 2020, the FASB issued guidance that applies to contracts, hedging relationships and other transactions that reference the London Interbank Offered Rate ("LIBOR") or other rate references expected to be discontinued because of reference rate reform. The guidance permits an entity to make necessary modifications to eligible contracts or transactions without requiring contract remeasurement or reassessment of a previous accounting determination. In January 2021, updated guidance was issued to clarify that certain optional expedients and exceptions in Topic 848 for contract modifications and hedge accounting apply to derivative instruments that use an interest rate for margining, discounting, or contract price alignment that is modified as a result of reference rate reform. Amendments in this guidance to the expedients and exceptions in Topic 848 capture the incremental consequences of the scope clarification and tailor the existing guidance to derivative instruments affected by the discounting transition. The amendments in this guidance have differing effective dates, beginning with an interim period including and subsequent to March 12, 2020 through December 31, 2022. The Company does not expect adoption of this guidance to have a material impact on its consolidated financial statements.
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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 2 - INVESTMENT AND MORTGAGE-BACKED SECURITIES, AVAILABLE FOR SALE

The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of investment and mortgage-backed securities ("MBS") available for sale ("AFS") at the dates indicated are as follows:

	December 31, 2021
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
Student Loan Pools	$71,949,517	$317,722	$255,678	$72,011,561
Small Business Administration (“SBA”) Bonds	139,854,620	1,018,231	1,079,774	139,793,077
Tax Exempt Municipal Bonds	44,757,755	5,226,600	—	49,984,355
Taxable Municipal Bonds	65,834,301	734,237	599,387	65,969,151
MBS	353,517,112	5,294,398	3,720,596	355,090,914
	$675,913,305	$12,591,188	$5,655,435	$682,849,058
	December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
Student Loan Pools	$61,244,212	$220,239	$382,986	$61,081,465
SBA Bonds	153,565,023	797,456	1,057,454	153,305,025
Tax Exempt Municipal Bonds	42,793,179	6,023,263	—	48,816,442
Taxable Municipal Bonds	46,680,301	1,743,322	75,168	48,348,455
MBS	267,854,880	10,672,412	754,278	277,773,014
	$572,137,595	$19,456,692	$2,269,886	$589,324,401

Student Loan Pools are typically 97% guaranteed by the United States government while SBA bonds are 100% backed by the full faith and credit of the United States government. Included in the tables above and below in MBS are Government National Mortgage Association ("GNMA") MBS, which are also backed by the full faith and credit of the United States government.  At December 31, 2021, the Bank held an amortized cost and fair value of $167.8 million and $167.0 million, respectively, in GNMA MBS compared to an amortized cost and fair value of $91.7 million and $93.4 million, respectively, at December 31, 2020. Also included in MBS in the tables above and below are private label collateralized mortgage obligation ("CMO") securities, which are issued by non-governmental real estate mortgage investment conduits and are not backed by the full faith and credit of the United States government.  At December 31, 2021 the Bank held an amortized cost and fair value of $41.8 million and $41.7 million, respectively, in private label CMO MBS, compared to an amortized cost and fair value of $37.0 million and $37.7 million, respectively, at December 31, 2020.
The amortized cost and fair value of investment and MBS AFS at December 31, 2021 are shown below by contractual maturity.  Expected maturities will differ from contractual maturities because borrowers have the right to prepay obligations with or without call or prepayment penalties. Since MBS are not due at a single maturity date, they are disclosed separately, rather than allocated over the maturity groupings below.

	Amortized Cost	Fair Value
Due in less than one year	$80,651	$76,617
Due in one year to five years	7,891,953	7,878,402
Due in five to ten years	91,419,245	92,355,997
Due in ten years or more	223,004,344	227,447,128
MBS	353,517,112	355,090,914
	$675,913,305	$682,849,058

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The amortized cost and fair value of investment and MBS AFS pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $335.6 million and $342.6 million, respectively, at December 31, 2021 and $263.3 million and $274.4 million, respectively, at December 31, 2020.

There were no sales of AFS securities during the year ended December 31, 2021. The Bank received $25.0 million and $96.5 million in gross proceeds from sales of AFS securities during the years ended December 31, 2020 and 2019, respectively. As a result, the Bank recognized gross gains of $1.3 million and $1.5 million, respectively, and gross losses of $0 and $636,000, respectively, during the years ended December 31, 2020 and 2019.

Securities classified as AFS are recorded at fair market value. The tables below summarize gross unrealized losses and the related fair value, aggregated by investment category and length of time that individual AFS securities have been in a continuous unrealized loss position for the periods indicated.

	December 31, 2021
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Student Loan Pools	$36,816,929	$216,012	$8,826,508	$39,666	$45,643,437	$255,678
SBA Bonds	15,916,497	359,541	48,791,470	720,233	64,707,967	1,079,774
Taxable Municipal Bonds	28,032,194	413,490	4,342,641	185,897	32,374,835	599,387
MBS	160,097,766	2,865,948	22,951,882	854,648	183,049,648	3,720,596
	$240,863,386	$3,854,991	$84,912,501	$1,800,444	$325,775,887	$5,655,435

	December 31, 2020
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Student Loan Pools	$7,196,541	$46,207	$29,460,703	$336,779	$36,657,244	$382,986
SBA Bonds	39,843,800	653,518	43,907,816	403,936	83,751,616	1,057,454
Taxable Municipal Bonds	7,092,538	75,168	—	—	7,092,538	75,168
MBS	51,941,025	655,213	9,542,092	99,065	61,483,117	754,278
	$106,073,904	$1,430,106	$82,910,611	$839,780	$188,984,515	$2,269,886

At December 31, 2021 and 2020, there were 199 and 145 individual AFS securities in a loss position, including 83 and 88 securities that were in a loss position for greater than 12 months. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature.  The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and is not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary. The Company reviews its investment securities portfolio at least quarterly and more frequently when economic conditions warrant, assessing whether there is any indication of other-than-temporary impairment (“OTTI”).

Factors considered in the Company's review of its investment securities portfolio include estimated future cash flows, length of time and extent to which market value has been less than cost, the financial condition and near term prospects of the issuer, and our intent and ability to retain the security to allow for an anticipated recovery in market value. If the review determines that there is OTTI, then an impairment loss is recognized in earnings equal to the entire difference between the investment’s cost and its fair value at the balance sheet date of the reporting period for which the assessment is made, or the Company may recognize a portion of the impairment in other comprehensive income. The fair value of investments on which OTTI is recognized then becomes the new cost basis of the investment. There was no OTTI recognized during the years ended December 31, 2021, 2020 and 2019.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 3 - MORTGAGE-BACKED SECURITIES, HELD TO MATURITY

At December 31, 2021, the Company's entire held to maturity ("HTM") portfolio was comprised of MBS. The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of held to maturity securities at December 31, 2021 and 2020 were as follows:

	December 31, 2021
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
MBS (1)	$23,506,768	$577,005	$363,365	$23,720,408
Total HTM	$23,506,768	$577,005	$363,365	$23,720,408

	December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
MBS (1)	$18,254,394	$984,015	$33,122	$19,205,287
Total HTM	$18,254,394	$984,015	$33,122	$19,205,287
(1) COMPRISED OF GSES OR GNMA MBS
The Company’s HTM portfolio is recorded at amortized cost.  The Company has the ability and intent to hold these securities to maturity. At December 31, 2021, the Bank held an amortized cost and fair value of $5.3 million and $5.7 million, respectively, in GNMA MBS classified as HTM compared to an amortized cost and fair value of $8.1 million and $8.7 million, respectively, at December 31, 2020. The Company has not invested in any private label MBS classified as HTM.

At December 31, 2021, the amortized cost and fair value of MBS HTM that were pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $9.0 million and $9.5 million, respectively, compared to an amortized cost and fair value of $13.4 million and $14.3 million, respectively, at December 31, 2020. The following tables show gross unrealized losses, fair value and length of time that individual HTM securities were in a continuous unrealized loss position at December 31, 2021 and 2020.

	December 31, 2021
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
MBS (1)	$9,969,587	$206,472	$3,442,229	$156,893	$13,411,816	$363,365
	$9,969,587	$206,472	$3,442,229	$156,893	$13,411,816	$363,365

	December 31, 2020
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
MBS (1)	$3,692,780	$32,583	$787,503	$539	$4,480,283	$33,122
	$3,692,780	$32,583	$787,503	$539	$4,480,283	$33,122

(1) COMPRISED OF GSES OR GNMA MBS

At December 31, 2021 and 2020, six and three individual HTM securities were in a loss position, including two and one securities that were in a loss position for greater than 12 months.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 4 - LOANS RECEIVABLE, NET

Loans receivable, net, at December 31, 2021 and 2020 are summarized below.

	December 31,
	2021		2020
	Balance	% of Total Gross Loans	Balance	% of Total Gross Loans
Residential Real Estate Loans	$55,977,999	10.9%	$66,709,742	13.5%
Consumer Loans	59,256,394	11.6%	55,335,425	11.2%
Commercial Business Loans	29,287,265	5.7%	19,704,862	4.0%
Commercial Real Estate Loans	353,356,712	69.1%	299,299,647	60.6%
Paycheck Protection Program ("PPP") Loans	9,751,812	1.9%	47,105,618	9.5%
Total Loans Held For Investment	507,630,182	99.2%	488,155,294	98.8%
Loans Held For Sale	4,038,414	0.8%	5,693,400	1.2%
Total Loans Receivable, Gross	$511,668,596	100.0%	$493,848,694	100.0%
Less:
Allowance For Loan Losses	11,087,164		12,842,896
Deferred Loan Fees	1,084,623		1,838,426
	12,171,787		14,681,322
Total Loans Receivable, Net	$499,496,809		$479,167,372

During the year ended December 31, 2020, the Bank participated in the SBA Paycheck Protection Program (“PPP”), a guaranteed unsecured loan program enacted under the CARES Act to provide near-term relief to help small businesses impacted by COVID-19 sustain operations. The CAA, 2021 renewed and extended the PPP until March 31, 2021. As a result, in January 2021, the Bank began accepting and processing loan applications under this second PPP program. The Bank earns 1% interest on PPP loans as well as a fee from the SBA to cover processing costs, which is amortized over the life of the loan. The maturity date of the PPP loan is either two or five years from the date of loan origination. PPP loans totaled $9.8 million at December 31, 2021 compared to $47.1 million at December 31, 2020. The balance of unamortized net deferred fees on PPP loans was $441,000 at December 31, 2021 compared to $1.4 million December 31, 2020.

Credit Quality Indicators
The Bank categorizes loans into risk categories based on relevant information regarding the borrowers' ability to payoff their loan in accordance with its terms. This information includes; but is not limited to, current financial and credit documentation, payment history, public information and current economic trends, among other factors. Risk ratings are used to rate the credit quality of loans for the purposes of determining the Bank’s allowance for loan losses. The following definitions are used for credit quality risk ratings:
Pass - loans that are performing and are deemed adequately protected by the net worth of the borrower or the underlying collateral value. These loans are considered to have the least amount of risk in terms of determining the allowance for loan losses.
Caution - loans that do not currently expose the Bank to sufficient risk to warrant adverse classification but possess weaknesses.
Special Mention - loans that do not currently expose the Bank to sufficient risk to warrant adverse classification but possess more weaknesses than Caution loans.
Substandard - loans that are graded as substandard are considered to have the most risk. These loans typically have an identified weakness or weaknesses and are inadequately protected by the net worth of the borrower or collateral value. All loans 90 days or more past due are automatically classified in this category.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following tables summarize the loan grades used by the Bank to measure the credit quality of gross loans receivable, excluding those held for sale, by loan segment at December 31, 2021 and 2020.

December 31, 2021	Pass	Caution	Special Mention	Substandard	Total Loans
Residential Real Estate	$42,220,385	$11,501,275	$153,505	$2,102,834	$55,977,999
Consumer	46,895,253	10,775,951	832,463	752,727	59,256,394
Commercial Business	24,191,552	4,720,925	54,380	320,408	29,287,265
Commercial Real Estate	273,409,226	62,168,249	14,021,326	3,757,911	353,356,712
PPP	9,751,812	—	—	—	9,751,812
Total	$396,468,228	$89,166,400	$15,061,674	$6,933,880	$507,630,182

December 31, 2020	Pass	Caution	Special Mention	Substandard	Total Loans
Residential Real Estate	$53,240,147	$9,675,300	$799,446	$2,994,849	$66,709,742
Consumer	42,926,887	10,525,814	891,107	991,617	55,335,425
Commercial Business	15,315,677	3,851,517	309,100	228,568	19,704,862
Commercial Real Estate	221,696,863	56,642,660	16,349,302	4,610,822	299,299,647
PPP	47,105,618	—	—	—	47,105,618
Total	$380,285,192	$80,695,291	$18,348,955	$8,825,856	$488,155,294

Past Due and Non-accrual Loans
The following tables present an age analysis of past due balances by category at December 31, 2021 and 2020.

	December 31, 2021
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable
Residential Real Estate	$—	$241,680	$205,713	$447,393	$55,530,606	$55,977,999
Consumer	273,764	65,788	53,178	392,730	58,863,664	59,256,394
Commercial Business	79,381	133,610	—	212,991	29,074,274	29,287,265
Commercial Real Estate	367,344	354,412	372,406	1,094,162	352,262,550	353,356,712
PPP	—	—	—	—	9,751,812	9,751,812
Total	$720,489	$795,490	$631,297	$2,147,276	$505,482,906	$507,630,182

	December 31, 2020
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable
Residential Real Estate	$—	$152,634	$160,152	$312,786	$66,396,956	$66,709,742
Consumer	292,498	30,610	91,870	414,978	54,920,447	55,335,425
Commercial Business	49,554	—	7,152	56,706	19,648,156	19,704,862
Commercial Real Estate	735,456	346,850	550,409	1,632,715	297,666,932	299,299,647
PPP	—	—	—	—	47,105,618	47,105,618
Total	$1,077,508	$530,094	$809,583	$2,417,185	$438,632,491	$488,155,294

At December 31, 2021 and 2020, the Bank did not have any loans that were 90 days or more past due and still accruing interest. Our strategy is to work with our borrowers to reach acceptable payment plans while protecting our interests in the existing collateral.  In the event an acceptable arrangement cannot be reached, we may have to acquire these properties through foreclosure or other means and subsequently sell, develop, or liquidate them.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following table shows non-accrual loans by category at December 31, 2021 compared to 2020.

	December 31, 2021		December 31, 2020		Increase (Decrease)
	Amount	Percent (1)	Amount	Percent (1)	$	%
Non-accrual Loans:
Residential Real Estate	$1,332,106	0.3%	$1,682,240	0.4%	$(350,134)	(20.8)%
Consumer	150,480	—	402,878	0.1	(252,398)	(62.6)
Commercial Business	64,479	—	100,408	—	(35,929)	(35.8)
Commercial Real Estate	1,136,322	0.2	939,946	0.2	196,376	20.9
Total Non-accrual Loans	$2,683,387	0.5%	$3,125,472	0.7%	$(442,085)	(14.1)%
(1) PERCENT OF GROSS LOANS RECEIVABLE HELD FOR INVESTMENT, NET OF DEFERRED FEES

Allowance for Loan Losses
The tables below show the allowance for loan losses by loan category for the years ended December 31, 2021, 2020 and 2019.

	For the Year Ended December 31, 2021
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,528,948	$1,298,655	$1,165,033	$8,850,260	$12,842,896
Provision	(597,159)	(201,384)	106,569	(1,712,143)	(2,404,117)
Charge-Offs	—	(129,923)	(6,699)	—	(136,622)
Recoveries	41,496	107,003	2,711	633,797	785,007
Ending Balance	$973,285	$1,074,351	$1,267,614	$7,771,914	$11,087,164

	For the Year Ended December 31, 2020
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,390,594	$1,210,849	$544,764	$6,079,367	$9,225,574
Provision	136,063	251,948	655,317	2,556,672	3,600,000
Charge-Offs	(9)	(226,760)	(35,048)	(19,453)	(281,270)
Recoveries	2,300	62,618	—	233,674	298,592
Ending Balance	$1,528,948	$1,298,655	$1,165,033	$8,850,260	$12,842,896

	For the Year Ended December 31, 2019
	Residential Real Estate	Consumer	Commercial Business	Commercial Real Estate	Total
Beginning Balance	$1,191,443	$1,203,593	$923,600	$5,853,081	$9,171,717
Provision	227,624	324,394	(392,817)	215,799	375,000
Charge-Offs	(34,599)	(432,003)	(1,132)	(517,583)	(985,317)
Recoveries	6,126	114,865	15,113	528,070	664,174
Ending Balance	$1,390,594	$1,210,849	$544,764	$6,079,367	$9,225,574

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Allowance for Loan Losses and Loans Receivable Evaluated for Impairment
The following tables summarize the impaired loans evaluated individually and collectively for impairment within the allowance for loan losses and loans receivable balances at December 31, 2021 and 2020.

	Allowance For Loan Losses			Loans Receivable
December 31, 2021	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Residential Real Estate	$—	$973,285	$973,285	$1,128,452	$54,849,547	$55,977,999
Consumer	—	1,074,351	1,074,351	97,302	59,159,092	59,256,394
Commercial Business	—	1,267,614	1,267,614	31,446	29,255,819	29,287,265
Commercial Real Estate	—	7,771,914	7,771,914	1,066,107	352,290,605	353,356,712
PPP	—	—	—	—	9,751,812	9,751,812
Total	$—	$11,087,164	$11,087,164	$2,323,307	$505,306,875	$507,630,182

December 31, 2020
Residential Real Estate	$—	$1,528,948	$1,528,948	$1,284,303	$65,425,439	$66,709,742
Consumer	—	1,298,655	1,298,655	161,869	55,173,556	55,335,425
Commercial Business	—	1,165,033	1,165,033	53,047	19,651,815	19,704,862
Commercial Real Estate	—	8,850,260	8,850,260	720,111	298,579,536	299,299,647
PPP	—	—	—	—	47,105,618	47,105,618
Total	$—	$12,842,896	$12,842,896	$2,219,330	$485,935,964	$488,155,294

Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment and records the loan at fair value. Fair value is estimated using one of the following methods: fair value of the collateral less estimated costs to sell, discounted cash flows, or market value of the loan based on similar debt. The fair value of the collateral less estimated costs to sell is the most frequently used method. Typically, the Company reviews the most recent appraisal and, if it is over 24 months old, will request a new third party appraisal. Depending on the particular circumstances surrounding the loan, including the location of the collateral, the date of the most recent appraisal and the value of the collateral relative to the recorded investment in the loan, management may order an independent appraisal immediately or, in some instances, may elect to perform an internal analysis. The average balance of total impaired loans was $2.6 million for year ended December 31, 2021 compared to $3.9 million for the year ended December 31, 2020. In accordance with our policy, non-accrual commercial loans with a balance less than $200,000 and non-accrual consumer loans with a balance less than $100,000 are deemed immaterial and therefore excluded from the individual impairment review.

The following tables present information related to impaired loans by loan category as of and for the years ended December 31, 2021, 2020 and 2019.

	December 31, 2021
Impaired Loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Residential Real Estate	$1,128,452	$1,128,452	$—	$1,275,540	$4,139
Consumer	97,302	105,602	—	142,602	—
Commercial Business	31,446	926,446	—	46,093	—
Commercial Real Estate	1,066,107	1,211,527	—	1,108,041	18,060
Total	$2,323,307	$3,372,027	$—	$2,572,276	$22,199

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

	December 31, 2020
Impaired Loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Residential Real Estate	$1,284,303	$1,284,303	$—	$1,877,590	$24,597
Consumer	161,869	170,169	—	210,722	1,591
Commercial Business	53,047	948,046	—	58,597	—
Commercial Real Estate	720,111	865,531	—	1,717,842	56,737
Total	$2,219,330	$3,268,049	$—	$3,864,751	$82,925

	December 31, 2019
Impaired Loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Residential Real Estate	$1,086,433	$1,086,433	$—	$1,322,609	$—
Consumer	184,402	192,702	—	1,106,795	—
Commercial Business	64,406	959,406	—	71,422	—
Commercial Real Estate	1,894,642	2,066,862	—	3,893,786	54,372
Total	$3,229,883	$4,305,403	$—	$6,394,612	$54,372
Troubled Debt Restructurings and Loan Modifications
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
The Bank had three TDRs with a total balance of $694,000 included in impaired loans at December 31, 2021 compared to three TDRs totaling $315,000 at December 31, 2020. There was one commercial real estate loan restructured as a TDR during 2021 with a balance of $412,000 at the time of restructure and immediately thereafter. During the year ended December 31, 2020, there was one commercial real estate loan restructured as a TDR, which had a balance of $290,000 at the time of restructure and immediately thereafter. There were no loans restructured as TDRs during 2019. At December 31, 2021 and 2020, there were no TDRs in default. The Bank considers any loan 30 days or more past due to be in default. At December 31, 2021 and 2020, the Bank had no commitments to extend additional credit to borrowers whose loan terms have been modified in a TDR. All TDRs are also classified as impaired loans and are included in the loans individually evaluated for impairment.
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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The Bank will continue to closely monitor these loans and will cease accruing interest on them if management believes that the borrowers may not continue performing based on the restructured note terms.  If, after previously being classified as a TDR, a loan is restructured a second time, then that loan is automatically placed on nonaccrual status.  The Bank's policy with respect to nonperforming loans requires the borrower to become current and then make a minimum of six consecutive payments in accordance with the loan terms before that loan can be placed back on accrual status.  Further, the borrower must show capacity to continue performing into the future prior to restoration of accrual status.

The CARES Act, signed into law on March 27, 2020, provided guidance around the modification of loans as a result of the COVID-19 pandemic, which outlined, among other criteria, that short-term modifications made on a good faith basis to borrowers who were current as defined under the CARES Act prior to any relief, are not TDRs. This includes short-term (e.g. generally up to six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant. To qualify as an eligible loan under the CARES Act, as amended by the CAA, 2021, a loan modification must be (1) related to the COVID-19 pandemic; (2) executed on a loan that was not more than 30 days past due as of December 31, 2019; and (3) executed between March 1, 2020, and the earlier of (A) 60 days after the date of termination of the National Emergency by the President or (B) January 1, 2022. As of December 31, 2021, there were no loans still on deferral or modified due to COVID-19. Loan modifications made in accordance with the CARES Act were still subject to an impairment evaluation.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 5 - PREMISES AND EQUIPMENT, NET AND LEASES

Premises and equipment, net, are summarized as follows:

	December 31,
	2021	2020
Land	$6,178,733	$7,708,424
Buildings and Improvements	25,910,745	25,601,331
Furniture and Equipment	12,942,820	13,821,901
Construction in Progress	2,296,927	1,007,552
Total Premises and Equipment	47,329,225	48,139,208
Less: Accumulated Depreciation	(22,092,310)	(21,563,951)
Total Premises and Equipment, Net	$25,236,915	$26,575,257

During the year ended December 31, 2021, the Company transferred three parcels of land with a combined book balance of $1.5 million from Land to Land Held for Sale.

Construction in progress of $2.3 million at December 31, 2021 primarily included building and construction costs associated with our two newest branches, scheduled for opening in 2022. At December 31, 2021 the estimated additional costs to complete and equip the branches was approximately $2.9 million. Depreciation expense on premises and equipment was $2.0 million, $1.9 million and $1.6 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Effective January 1, 2019 the Company adopted ASC 842 “Leases.” Currently, the Company has operating leases on six of its branches that are accounted for under this standard. As a result of this standard, the Company recognized both a right-of-use (ROU) asset and lease liability of $3.1 million effective January 1, 2019. The Company entered into one of the six leases mentioned above on September 30, 2021 and recognized a right-of-use asset of $255,000 on that date. During the year ended December 31, 2021, the Company made cash payments in the amount of $442,000 for operating leases. The lease expense recognized during this period was $455,000 and the lease liability had a net reduction of $87,000 due to the newly added lease. At December 31, 2021, the Company had ROU assets of $2.3 million and a lease liability of $2.3 million recorded on its consolidated balance sheet. The remaining weighted average lease term is five years and the weighted average discount rate used is 3.2%.

At December 31, 2021, future undiscounted lease payments for operating leases with initial terms of one year or more were as follows:

Year ended December 31,
2022	497,126
2023	508,957
2024	510,365
2025	460,343
2026	353,239
Thereafter	156,600
Total undiscounted lease payments	2,486,630
Less: effect of discounting	193,335
Present value of estimated lease payments (lease liability)	$2,293,295

Total rental expense was $477,000, $461,000, and $460,000 for the years ended December 31, 2021, 2020 and 2019, respectively. Six lease agreements with monthly expenses of $4,600, $7,750, $900, $7,900, $9,950, and $10,600 have multiple renewal options totaling 25, 30, 10, 15, 45, and 20 years, respectively.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 6 - GOODWILL

Goodwill was recorded in connection with the Company's acquisition of Collier Jennings Financial Corporation in July 2006. The goodwill balance of $1.2 million remained unchanged at both December 31, 2021 and 2020. In accordance with accounting guidance, the Company evaluates its goodwill on an annual basis. The evaluations were performed as of December 31, 2021 and December 31, 2020 for the years ended December 31, 2021 and 2020, respectively. At the time of the evaluations the Company determined that no impairment existed. Therefore, there was no write-down of goodwill for the years ended December 31, 2021 and 2020.

NOTE 7 - FHLB STOCK

The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to a membership component, which was 0.05% and 0.09% of total Bank assets at December 31, 2021 and 2020, respectively, plus a transaction component equal to 3.75% and 4.25% of outstanding advances (borrowings) from the FHLB of Atlanta at December 31, 2021 and 2020, respectively. The Bank is in compliance with this requirement with an investment in FHLB of Atlanta stock of $586,000 and $2.4 million at December 31, 2021 and 2020, respectively. No readily available market exists for this stock and it has no quoted fair value.  However, because redemption of this stock has historically been at par, it is carried at cost.

NOTE 8 - OTHER REAL ESTATE OWNED

The Bank owned $130,000 and $499,000 in OREO at December 31, 2021 and 2020, respectively. Transactions in OREO for the years ended December 31, 2021, 2020 and 2019 are summarized below.

	2021	2020	2019
Balance, beginning of year	$498,610	$677,740	$722,442
Additions	—	368,510	832,800
Sales	(348,910)	(532,640)	(855,502)
Write-downs	(20,000)	(15,000)	(22,000)
Balance, end of year	$129,700	$498,610	$677,740

The Bank sold two OREO properties during the year ended December 31, 2021 for gross proceeds of $454,000, which resulted in a related gain on sale of OREO in the amount of $105,000. At December 31, 2021, there were two mortgage loans collateralized by residential real estate property with a combined balance of $140,000 in the process of foreclosure; however, both loans were subsequently paid off prior to being foreclosed. At December 31, 2020, there was one property with a balance of $13,000 in the process of foreclosure.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 9 - DEPOSITS

Deposits outstanding at December 31, 2021 and 2020 are summarized below by account type.

Deposit Account Type	December 31, 2021	December 31, 2020
Checking	$495,467,035	$372,070,032
Money Market	366,065,262	291,067,575
Savings	97,068,740	74,433,571
Total	$958,601,037	$737,571,178
Certificates:
0.00 – 0.99%	$140,254,173	$122,711,943
1.00 – 1.99%	12,292,837	46,619,682
2.00 – 2.99%	4,814,916	11,193,432
Total	$157,361,926	$180,525,057
Total Deposits	$1,115,962,963	$918,096,235

The Bank had $5.0 million in other brokered deposits, which are included in checking and money market deposits above, at December 31, 2021. In addition, the Bank had $10.0 million and $16.0 million in brokered time deposits at December 31, 2021 and 2020, respectively, with a weighted average interest rate of 0.26% and 0.37%, respectively, which are included in certificates of deposit above. One of the brokered deposits, with a balance of $4.0 million at December 31, 2021 will mature within one year. At December 31, 2021 and 2020, the Bank had $68,000 and $78,000, respectively, in overdrafts that were reclassified to loans.

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $90.6 million and $106.8 million at December 31, 2021 and 2020, respectively. Certificate of deposits that met or exceeded the FDIC insurance limit of $250,000 were $39.4 million and $49.6 million at December 31, 2021 and 2020, respectively.

The amounts and scheduled maturities of all certificates of deposit were as follows at December 31, 2021 and 2020:

	December 31,
	2021	2020
Within 1 Year	$118,119,148	$128,758,122
After 1 Year, Within 2 Years	26,189,318	27,550,051
After 2 Years, Within 3 Years	7,148,260	10,555,458
After 3 Years, Within 4 Years	2,815,491	10,847,730
After 4 Years, Within 5 Years	3,089,709	2,813,696
Total Certificates of Deposits	$157,361,926	$180,525,057

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 10 - FHLB ADVANCES, FRB BORROWINGS AND OTHER BORROWINGS
There were no outstanding FHLB advances at December 31, 2021 compared to $35.0 million at December 31, 2020. FHLB advances are secured by a blanket collateral agreement with the FHLB by pledging the Bank’s portfolio of residential first mortgage loans and investment securities. The Bank's pledged collateral for FHLB advances had an amortized cost and fair value of $94.3 million and $94.3 million, respectively, at December 31, 2021 and $104.7 million and $106.2 million, respectively, at December 31, 2020.
FHLB advances are subject to prepayment penalties. During the year ended December 31, 2021, the Bank prepaid one FHLB advance, which resulted in a prepayment fee of approximately $90,000, which is included in FHLB interest expense. The Bank did not prepay any FHLB advances during the years ended December 31, 2020 and 2019. Callable advances are callable at the option of the FHLB.  If an advance is called, the Bank has the option to pay off the advance without penalty, re-borrow funds on different terms, or convert the advance to a three-month floating rate advance tied to LIBOR. The Bank did not have any callable FHLB advances at December 31, 2021. At December 31, 2021 and 2020, the Bank had $369.0 million and $304.3 million in additional borrowing capacity, respectively, at the FHLB.
The Bank had no outstanding borrowings from the "discount window" of the Federal Reserve Bank of Atlanta at December 31, 2021 compared to $48.7 million at December 31, 2020. Depository institutions may borrow from the discount window for periods as long as 90 days, and borrowings are prepayable and renewable by the borrower on a daily basis. At both December 31, 2021 and 2020, the borrowing rate was 0.25%. At December 31, 2021, the Bank had pledged as collateral for these borrowings investment and mortgage-backed securities with an amortized cost and fair value of $79.2 million and $82.6 million, respectively, compared to an amortized cost and fair value of $57.0 million and $60.3 million, respectively, at December 31, 2020.
The Bank had $26.8 million and $13.1 million in other borrowings at December 31, 2021 and 2020, respectively.  These borrowings consist of short-term repurchase agreements with certain commercial demand deposit customers for sweep accounts. The repurchase agreements typically mature within one to three days and the interest rate paid on these borrowings floats monthly with money market type rates. At both December 31, 2021 and 2020, the interest rate paid on the repurchase agreements was 0.15%. The maximum amount outstanding at any one month end during the year ended December 31, 2021 was $36.5 million compared to $21.0 million during the year ended December 31, 2020. The Bank had pledged as collateral for these repurchase agreements investment and mortgage-backed securities with amortized costs and fair values of $45.3 million and $45.2 million, respectively, at December 31, 2021 and $26.6 million and $26.8 million, respectively, at December 31, 2020.

NOTE 11 - NOTE PAYABLE
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

NOTE 12 - JUNIOR SUBORDINATED DEBENTURES
On September 21, 2006, Security Federal Statutory Trust (the “Trust”), a wholly-owned subsidiary of the Company, issued and sold fixed and floating rate capital securities of the Trust (the “Capital Securities”), which are reported on the consolidated balance sheet as junior subordinated debentures, generating proceeds of $5.2 million. The Trust loaned these proceeds to the Company to use for general corporate purposes, primarily to provide capital to the Bank. The Capital Securities accrue and pay distributions quarterly at a floating rate of three month LIBOR plus 170 basis points which was a rate per annum equal to 1.90% and 1.92% at December 31, 2021 and 2020, respectively. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears. The Company has the right, subject to events of default, to defer payments of interest on the Capital Securities for a period not to exceed 20 consecutive quarterly periods, provided that no extension period may extend beyond the maturity date of December 15, 2036. The Company has no current intention to exercise its right to defer payments of interest on the Capital Securities. The Capital Securities mature or are mandatorily redeemable upon maturity on December 15, 2036, or upon earlier optional redemption as provided in the indenture. The Company has had the right to redeem the Capital Securities in whole or in part since September 15, 2011.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 13 - SENIOR CONVERTIBLE DEBENTURES

In December 2009, the Company issued $6.1 million of 8.0% Senior Convertible Debentures with a maturity date of December 1, 2029. The debentures were convertible into the Company’s common stock at a conversion price of $20 per share at the option of the holder at any time prior to maturity.

In January 2020, the Company announced its intention to redeem all of the Senior Convertible Debentures on March 2, 2020. Subsequent to the announcement, $5.9 million of Senior Convertible Debentures were converted into 295,600 common shares by holders of the debt. The Company redeemed the remaining $132,000 of outstanding debentures for cash on March 2, 2020.

NOTE 14 - SUBORDINATED DEBENTURES

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

NOTE 15 - INCOME TAXES

Income tax expense was comprised of the following for the dates indicated below:

	Years Ended December 31,
	2021	2020	2019
Current:
Federal	$2,664,305	$1,663,883	$1,437,595
State	629,809	295,074	145,412
Total Current Tax Expense	3,294,114	1,958,957	1,583,007
Deferred:
Federal	211,703	(361,167)	105,960
State	3,574	(20,833)	(9,417)
Total Deferred Tax Expense (Benefit)	215,277	(382,000)	96,543
Total Income Tax Expense	$3,509,391	$1,576,957	$1,679,550

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
The Company's income taxes differ from those computed at the statutory federal income tax rate, as follows:

	Years Ended December 31,
	2021	2020	2019
Tax at Statutory Income Tax Rate	$3,419,489	$1,811,788	$1,989,548
State Tax and Other	450,957	81,936	100,820
Tax Exempt Interest	(284,935)	(250,044)	(291,768)
Life Insurance	(133,350)	(120,383)	(142,508)
Valuation Allowance	57,230	53,660	23,458
Total Income Tax Expense	$3,509,391	$1,576,957	$1,679,550
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2021 and 2020 are presented below. Net deferred tax assets or liabilities were included in other assets or other liabilities at December 31, 2021 and 2020.

	December 31,
	2021	2020
Deferred Tax Assets:
Deferred Compensation	$761,937	$670,582
Provision for Loan Losses	2,408,028	2,781,850
Other Real Estate Owned	7,579	3,248
Net Fees Deferred for Financial Reporting	78,527	74,743
Net Operating Losses	467,649	410,419
PPP Loan Fees	95,586	—
Other	52,806	105,993
Total Gross Deferred Tax Assets	3,872,112	4,046,835
Less: Valuation Allowance	(467,649)	(410,419)
Net Deferred Tax Assets	3,404,463	3,636,416
Deferred Tax Liabilities:
FHLB Stock Basis Over Tax Basis	72,195	72,196
Depreciation	913,635	1,040,831
Prepaid Expenses	154,463	43,943
Unrealized Gain on Securities Available for Sale	1,683,166	4,037,110
Total Gross Deferred Tax Liability	2,823,459	5,194,080
Net Deferred Tax (Liability) Asset	$581,004	$(1,557,664)
The Company measures deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid. Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2021, management has determined that it is more likely than not that the total deferred tax asset will be realized except for the deferred tax asset associated with state net operating loss carryforwards, and, accordingly, has established a valuation allowance only for this item. The change in the valuation allowance was approximately $57,000. The Company had state net operating losses attributable to the non-bank entities of $11.8 million and $10.4 million for the years ended December 31, 2021 and 2020, respectively.
Retained earnings at December 31, 2021 included tax bad debt reserves of $2.1 million, for which no provision for federal income tax has been made. If, in the future, these amounts are used for any purpose other than to absorb bad debt losses, including dividends, stock redemptions, or distributions in liquidation, or the Company ceases to be qualified as a bank holding company, they may be subject to federal income tax at the prevailing corporate tax rate.  At December 31, 2021, the Company had no material unrecognized tax benefits or accrued interest and penalties. It is the Company's policy to account for interest and penalties accrued relative to unrecognized tax benefits as a component of income tax expense. Tax returns for 2018 and subsequent years are subject to examination by taxing authorities.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 16 - REGULATORY MATTERS

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

The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System ("Federal Reserve"). Bank holding companies are subject to capital adequacy requirements of the Federal Reserve under the Bank Holding Company Act of 1956, as amended, and the regulations of the Federal Reserve. For a bank holding company with less than $3.0 billion in assets, the capital guidelines apply on a bank only basis and the Federal Reserve expects the holding company's subsidiary banks to be well-capitalized under the prompt corrective action regulations. If Security Federal Corporation was subject to regulatory guidelines for bank holding companies with $3.0 billion or more in assets, at December 31, 2021, it would have exceeded all regulatory capital requirements with Common Equity Tier 1 ("CET1") capital, Tier 1 leverage-based capital, Tier 1 risk-based capital and total risk-based capital ratios of 15.3%, 8.7%, 15.3% and 20.8%, respectively.

Based on its capital levels at December 31, 2021, the Bank exceeded all regulatory capital requirements as of that date. Consistent with the Bank's goals to operate a sound and profitable organization, it is the Bank's policy to maintain a "well-capitalized" status under the regulatory capital categories of the FDIC. Based on capital levels at December 31, 2021, the Bank was considered to be "well-capitalized" under applicable regulatory requirements. Management monitors the capital levels to provide for current and future business opportunities and to maintain the Bank's "well-capitalized" status.

The tables below provide the Bank’s regulatory capital requirements and actual results at December 31, 2021 and 2020.

	Actual		For Capital Adequacy		To Be Well Capitalized
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2021
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$123,783	17.4%	$42,701	6.0%	$56,934	8.0%
Total Risk-Based Capital (To Risk Weighted Assets)	132,706	18.6%	56,934	8.0%	71,168	10.0%
Common Equity Tier 1 Capital (To Risk Weighted Assets)	123,783	17.4%	32,025	4.5%	46,259	6.5%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	123,783	9.9%	50,169	4.0%	62,711	5.0%
December 31, 2020
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$109,673	18.6%	$35,330	6.0%	$47,107	8.0%
Total Risk-Based Capital (To Risk Weighted Assets)	117,101	19.9%	47,107	8.0%	58,884	10.0%
Common Equity Tier 1 Capital (To Risk Weighted Assets)	109,673	18.6%	26,498	4.5%	38,275	6.5%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	109,673	9.8%	44,957	4.0%	56,197	5.0%

In addition to the minimum capital requirements, the Bank must maintain a capital conservation buffer, which consists of additional CET1 capital greater than 2.5% of risk-weighted assets above the required minimum levels in order to avoid limitations on paying dividends, repurchasing shares, and paying discretionary bonuses. At December 31, 2021 the Bank’s conservation buffer was 10.6%.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 17  - EMPLOYEE BENEFIT PLANS
The Company participates in a multiple employer defined contribution employee benefit plan covering substantially all employees with six months or more of service.  The Company matches a portion of the employees’ contributions and the plan has a discretionary profit sharing provision.  Total employer contributions were $328,000, $320,000 and $273,000 for the years ended December 31, 2021, 2020 and 2019, respectively, which are included within Compensation and Employee Benefits within the Company's Consolidated Statements of Income.
The Company has an Employee Stock Purchase Plan (“ESPP”).  The ESPP allows employees of the Company to purchase stock quarterly through a payroll deduction at a discount calculated as 15% of the market value with a floor equal to the Company’s book value.  The ESPP, which was approved by stockholders in April 2018, became effective July 1, 2018. Participation in the ESPP is voluntary.  Employees are limited to investing $25,000 or 5% of their annual salary, whichever is lower, during the year.  There were no employee stock purchases during the year ended December 31, 2021.
In 2014, the Company implemented an Incentive Compensation Plan (the "Plan"). Incentive awards are based on the financial and operating performance of the Company as well as other participant specific objectives. The Plan allows employees of the Company to earn up to 7.5 days of their annual salary for successfully completing specific goals established by the participants and their respective supervisors plus an additional 2.5 days of their annual salary if the Company meets an annual predetermined net operating income amount determined by the Board of Directors.
The Company also implemented an Incentive Compensation Plan for executive level officers (the "Executive Plan"). Under this plan, incentive awards are based on contributions to performance as measured by critical operating and financial ratios, and other participant specific objectives. The Company has to meet the annual predetermined net operating income amount determined by the Board of Directors for any incentive awards to be paid under the Executive Plan. If the Company does not meet the required net income amount, no incentives are paid regardless of the executive's performance on individual objectives or entity wide objectives.
In 2016, the Company implemented a Quarterly Branch Incentive Compensation Plan (the "Branch Incentive Plan"), and all branch employees were moved from the Plan to the Branch Incentive Plan. This plan is for retail branch employees only and pays incentive on a quarterly basis based on specific performance goals established for each branch location.
Participation in all three plans is voluntary. During the years ended December 31, 2021, 2020 and 2019, the Company incurred expenses of $597,000, $302,000 and $100,000, respectively, related to these incentive plans, which are included in Compensation and Employee Benefits within the Company's Consolidated Statements of Income.
Certain officers of the Company participate in a supplemental retirement plan.  These benefits are not qualified under the Internal Revenue Code and they are not funded.  During the years ended December 31, 2021, 2020 and 2019, the Company incurred expenses of $551,000, $488,000, and $496,000, respectively, for this plan, which are included in Compensation and Employee Benefits within the Company's Consolidated Statements of Income.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 18 - BANK OWNED LIFE INSURANCE

BOLI provides key person life insurance on certain officers of the Company. The cash value of the life insurance policies are recorded as a separate line item in the accompanying balance sheets at $26.7 million and $26.1 million at December 31, 2021 and 2020, respectively.  The earnings portion of the insurance policies grows tax deferred and helps offset the cost of the Company’s benefits programs.  The Company recorded earnings of $635,000, $573,000 and $540,000 for the growth in the cash value of life insurance during the years ended December 31, 2021, 2020 and 2019, respectively. In addition to the earnings above, the Company received $139,000 in death benefits during the year ended December 31, 2019. There were no death benefits received during the years ended December 31, 2021 and 2020.

NOTE 19 - COMMITMENTS AND CONTINGENCIES

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

In conjunction with its lending activities, the Bank enters into various commitments to extend credit. The Bank also issues letters of credit.  Loan commitments (unfunded loans and unused lines of credit) and letters of credit are issued to accommodate the financing needs of the Bank's customers.  Loan commitments are agreements by the Bank to lend at a future date, so long as there are no violations of any conditions established in the agreement.  Letters of credit commit the Bank to make payments on behalf of customers when certain specified events occur.

Financial instruments where the contract amount represents the Bank's credit risk include commitments under pre-approved but unused lines of credit of $163.8 million and $141.9 million and letters of credit of $3.0 million and $1.7 million at December 31, 2021 and 2020, respectively.

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

Included in the loan commitments noted above were unused credit card loan commitments of $8.0 million and $7.2 million and undisbursed loans in process of $21.4 million and $12.2 million at December 31, 2021 and 2020, respectively.  The Bank also had $3.3 million in outstanding commitments on mortgage loans approved but not yet closed at December 31, 2021 compared to $2.1 million at December 31, 2020.  These commitments, which are funded subject to certain limitations, extend over varying periods of time with the majority being funded within 45 days.

At December 31, 2021 and 2020, the Bank had outstanding commitments to sell approximately $4.0 million and $5.7 million of loans, respectively, which encompassed the Bank’s held for sale loans.  The Bank also has commitments to sell mortgage loans not yet closed, on a best efforts basis.  Best efforts means the Bank suffers no penalty if they are unable to deliver the loans to the potential buyers.  The fair value of the Bank’s commitment to originate mortgage loans at committed interest rates and to sell such loans to permanent investors is insignificant.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 20 - RELATED PARTY TRANSACTIONS

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

	Years Ended December 31,
	2021	2020	2019
Balance, Beginning of Period	$398,802	$431,516	$32,961
New Loans	—	—	417,590
Less Loan Payments	(16,414)	(32,714)	(19,035)
Balance, End of Period	$382,388	$398,802	$431,516

Loans to all employees, officers, and directors of the Company constituted approximately 2.1% and 4.4% of the Company’s total shareholders' equity at December 31, 2021 and 2020, respectively.  Deposits from executive officers and directors of the Company and the Bank and their related interests were approximately $18.3 million and $18.1 million at December 31, 2021 and 2020 and have substantially the same terms, including interest rates, as those prevailing at the time with other non-related depositors.

The Company leased office space from a related party during the years ended December 31, 2021, 2020 and 2019. The lease is with a company in which the related party, who is a director of the Company, has an ownership interest.  The Company incurred rent expense of $89,800, $88,100 and $87,600 for the years ended December 31, 2021, 2020 and 2019, respectively, related to this lease.  Management is of the opinion that the transactions with respect to office rent were made on terms that are comparable to those which would be made with unaffiliated persons.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 21 - PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS

The following is condensed financial information of Security Federal Corporation (Parent Company only).  The primary asset is its investment in the Bank subsidiary and the principal source of income for the Company is equity in undistributed earnings from the Bank.

Condensed Balance Sheet Data

	December 31,
	2021	2020
Assets:
Cash	$20,177,399	$22,884,872
Investment in Security Federal Statutory Trust	155,000	155,000
Investment in Security Federal Bank	130,197,635	123,813,848
Accounts Receivable and Other Assets	282,005	341,569
Total Assets	$150,812,039	$147,195,289
Liabilities and Shareholders’ Equity:
Accounts Payable and Other Liabilities	$134,514	$134,543
Long-term Debt	35,155,000	35,155,000
Shareholders’ Equity	115,522,525	111,905,746
Total Liabilities and Shareholders’ Equity	$150,812,039	$147,195,289

Condensed Statements of Income Data

	Years Ended December 31,
	2021	2020	2019
Income:
Equity in Earnings of Security Federal Bank	$14,109,630	$8,393,140	$2,092,130
Dividend Income from Security Federal Bank	—	—	6,400,000
Miscellaneous Income	46,026	148,877	62,390
Total Income	14,155,656	8,542,017	8,554,520
Expenses:
Interest Expense	1,672,109	1,783,796	906,152
Other Expenses	64,725	64,494	39,331
Total Expenses	1,736,834	1,848,290	945,483
Income Before Income Taxes	12,418,822	6,693,727	7,609,037
Income Tax Benefit	(355,069)	(356,877)	(185,450)
Net Income	$12,773,891	$7,050,604	$7,794,487

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Condensed Statements of Cash Flow Data

	Years Ended December 31,
	2021	2020	2019
Operating Activities:
Net Income	$12,773,891	$7,050,604	$7,794,487
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Equity in Earnings of Security Federal Bank	(14,109,630)	(8,393,140)	(2,092,130)
Decrease (Increase) in Accounts Receivable and Other Assets	59,564	45,320	(372,398)
(Decrease) Increase in Accounts Payable	(29)	(83,370)	169,218
Net Cash (Used) Provided By Operating Activities	(1,276,204)	(1,380,586)	5,499,177
Investing Activities:
Capital Pushdown to Security Federal Bank	—	—	(10,000,000)
Net Cash Used in Investing Activities	—	—	(10,000,000)
Financing Activities:
Redemption of Convertible Debentures	—	(132,000)	—
Employee Stock Plan Purchases	—	12,968	52,868
Proceeds from Subordinated Debentures	—	—	30,000,000
Repayment of Note Payable	—	—	(2,362,500)
Dividends Paid to Shareholders-Common Stock	(1,431,269)	(1,301,254)	(1,123,219)
Net Cash (Used) Provided By Financing Activities	(1,431,269)	(1,420,286)	26,567,149
Net (Decrease) Increase in Cash	(2,707,473)	(2,800,872)	22,066,326
Cash at Beginning of Period	22,884,872	25,685,744	3,619,418
Cash at End of Period	$20,177,399	$22,884,872	$25,685,744

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 22 - CARRYING AMOUNTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS
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
Investment Securities AFS
Investment securities AFS are recorded at fair value on a recurring basis. At December 31, 2021, the Company’s investment portfolio was comprised of student loan pools, government and agency bonds, mortgage-backed securities issued by government sponsored agencies or GSEs, private label CMO mortgage-backed securities and municipal securities. Fair value measurement is based upon prices obtained from third party pricing services that use independent pricing models which rely on a variety of factors including reported trades, broker/dealer quotes, benchmark yields, economic and industry events and other relevant market information. As such, these securities are classified as Level 2.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Mortgage Loans Held for Sale
The Company originates fixed rate residential loans on a servicing released basis in the secondary market. Loans closed but not yet settled with institutional investors are carried in the Company’s loans held for sale portfolio.  These loans are fixed rate residential loans that have been originated in the Company’s name and have closed.  Virtually all of these loans have commitments to be purchased by investors and the majority of these loans were locked in by price with the investors on the same day or shortly thereafter that the loan was locked in with the Company’s customers.  Therefore, these loans present very little market risk for the Company.
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

Land Held for Sale
Land held for sale is reported at the lower of the carrying amount or fair value less costs to sell. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral less estimated selling costs. The Company records land held for sale as nonrecurring level 3.

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
Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2021, most of the total impaired loans were evaluated based on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. The Company records impaired loans as nonrecurring Level 3. As of December 31, 2021 and 2020, the recorded investment in impaired loans was $2.3 million and $2.2 million, respectively. The average recorded investment in impaired loans was $2.6 million and $3.9 million for the years ended December 31, 2021 and 2020, respectively.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The tables below present the balances of assets measured at fair value on a recurring basis at December 31, 2021 and 2020:

	December 31, 2021			December 31, 2020
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Student Loan Pools	$—	$72,011,561	$—	$—	$61,081,465	$—
SBA Bonds	—	139,793,077	—	—	153,305,025	—
Tax Exempt Municipal Bonds	—	49,984,355	—	—	48,816,442	—
Taxable Municipal Bonds	—	65,969,151	—	—	48,348,455	—
Mortgage-Backed Securities	—	355,090,914	—	—	277,773,014	—
Total	$—	$682,849,058	$—	$—	$589,324,401	$—

There were no liabilities measured at fair value on a recurring basis as of December 31, 2021 and 2020.

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. The table below presents assets measured at fair value on a nonrecurring basis as of December 31, 2021 and 2020, aggregated by the level in the fair value hierarchy within which those measurements fall. There were no liabilities measured at fair value on a nonrecurring basis as of December 31, 2021 and 2020.

	December 31, 2021
Assets	Level 1	Level 2	Level 3	Total
Mortgage Loans Held For Sale	$—	$4,038,414	$—	$4,038,414
Land Held For Sale	—	—	1,529,691	$1,529,691
Collateral Dependent Impaired Loans (1)	—	—	2,323,307	2,323,307
Foreclosed Assets	—	—	129,700	129,700
Total	$—	$—	$3,982,698	$3,982,698

	December 31, 2020
Assets	Level 1	Level 2	Level 3	Total
Mortgage Loans Held For Sale	$—	$5,693,400	$—	$5,693,400
Collateral Dependent Impaired Loans (1)	—	—	2,216,948	2,216,948
Foreclosed Assets	—	—	498,610	498,610
Total	$—	$—	$2,715,558	$2,715,558
(1) Reported net of specific reserves. There were no specific reserves at December 31, 2021 and 2020.
For Level 3 assets and liabilities measured at fair value on a recurring or non-recurring basis, the significant unobservable inputs used in the fair value measurements were as follows as of December 31, 2021 and 2020:

	Valuation	Significant	2021	2020
Level 3 Assets	Technique	Unobservable Inputs	Range	Range
Land Held for Sale	Appraised Value/Comparable Sales	Discounts to appraised values for estimated holding or selling costs	10%	n/a
Collateral Dependent Impaired Loans	Appraised Value	Discounts to appraised values or cash flows for estimated holding and/or selling costs or age of appraisal	8% - 13%	8% - 14%
Foreclosed Assets	Appraised Value/Comparable Sales	Discounts to appraised values for estimated holding or selling costs	30%	11% - 72%

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following tables summarize the carrying value and estimated fair value of the Company’s financial instruments as of December 31, 2021 and 2020 presented in accordance with the applicable accounting guidance.

	December 31, 2021
	Carrying	Fair Value
(In Thousands)	Amount	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash and Cash Equivalents	$27,623	$27,623	$27,623	$—	$—
Certificates of Deposits with Other Banks	1,100	1,100	—	1,100	—
Investment and Mortgage-Backed Securities	706,356	706,569	—	706,569	—
Loans Receivable, Net	499,497	508,024	—	—	508,024
FHLB Stock	586	586	586	—	—
Land Held for Sale	1,530	1,530	—	—	1,530
Financial Liabilities:
Deposits:
Checking, Savings and Money Market Accounts	$958,601	$958,601	$958,601	$—	$—
Certificate Accounts	157,362	157,201	—	157,201	—
Other Borrowed Money	26,785	26,785	26,785	—	—
Subordinated Debentures	30,000	30,154	—	30,154	—
Junior Subordinated Debentures	5,155	5,155	—	5,155	—

	December 31, 2020
	Carrying	Fair Value
(In Thousands)	Amount	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash and Cash Equivalents	$18,025	$18,025	$18,025	$—	$—
Certificates of Deposits with Other Banks	350	350	—	350	—
Investment and Mortgage-Backed Securities	607,579	608,530	—	608,530	—
Loans Receivable, Net	479,167	481,450	—	—	481,450
FHLB Stock	2,354	2,354	2,354	—	—
Financial Liabilities:
Deposits:
Checking, Savings and Money Market Accounts	$737,571	$737,571	$737,571	$—	$—
Certificate Accounts	180,525	181,487	—	181,487	—
Advances From FHLB	35,000	35,200	—	35,200	—
Borrowings from FRB	48,700	48,978	—	48,978	—
Other Borrowed Money	13,117	13,117	13,117	—	—
Subordinated Debentures	30,000	30,753	—	30,753	—
Junior Subordinated Debentures	5,155	5,155	—	5,155	—

At December 31, 2021, the Bank had $166.8 million of off-balance sheet financial commitments. These commitments are to originate loans and unused consumer lines of credit and credit card lines.  Because these obligations are based on current market rates, if funded, the original principal is considered to be a reasonable estimate of fair value.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 23 - QUARTERLY FINANCIAL DATA (UNAUDITED)

Unaudited condensed financial data by quarter for the years ended December 31, 2021 and 2020 is as follows (dollars, except per share data, in thousands):

	Quarter ended
	3/31/2021	6/30/2021	9/30/2021	12/31/2021
Interest Income	$9,098	$8,717	$9,668	$9,634
Interest Expense	1,078	978	845	924
Net Interest Income	8,020	7,739	8,823	8,710
Provision for Loan Losses	(870)	(735)	(665)	(134)
Net Interest Income After Provision for Loan Losses	8,890	8,474	9,488	8,844
Non-interest Income	2,774	2,687	4,530	2,642
Non-interest Expense	7,610	7,446	8,049	8,942
Income Before Income Tax	4,054	3,715	5,969	2,544
Provision for Income Taxes	875	791	1,327	516
Net Income	$3,179	$2,924	$4,642	$2,028
Basic Net Income Per Common Share	$0.98	$0.90	$1.43	$0.62
Basic Weighted Average Shares Outstanding	3,252,884	3,252,884	3,252,884	3,252,884

	Quarter ended
	3/31/2020	6/30/2020	9/30/2020	12/31/2020
Interest Income	$9,095	$9,098	$9,339	$9,564
Interest Expense	2,219	1,756	1,431	1,175
Net Interest Income	6,876	7,342	7,908	8,389
Provision For Loan Losses	700	700	2,200	—
Net Interest Income After Provision for Loan Losses	6,176	6,642	5,708	8,389
Non-interest Income	2,796	2,806	2,988	2,831
Non-interest Expense	7,644	6,991	7,686	7,388
Income Before Income Tax	1,328	2,457	1,010	3,832
Provision for Income Taxes	264	441	105	767
Net Income	$1,064	$2,016	$905	$3,065
Basic Net Income Per Common Share	$0.34	$0.62	$0.28	$0.94
Basic Weighted Average Shares Outstanding	3,092,455	3,252,884	3,252,884	3,252,884

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 24 - NON-INTEREST INCOME
The Company adopted the provisions of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), on January 1, 2018 and all subsequent ASUs that modified Topic 606. Results for reporting periods beginning after December 31, 2017 are presented under Topic 606. The following table presents the Company's non-interest income for the years ended December 31, 2021, 2020 and 2019. All of the Company’s revenue from contracts with customers within the scope of ASC 606 is recognized in non-interest income, with the exception of gains on the sale of OREO, which are included in non-interest expense when applicable.

	Year Ended December 31,
	2021	2020	2019
Non-interest income:
Gain on sale of investment securities, net (1)	$—	$1,332,666	$819,053
Gain on sale of loans, net (1)	3,836,411	3,508,397	1,728,741
Service fees on deposit accounts	956,978	941,440	1,069,470
Commissions from insurance agency (1)	610,097	643,414	674,991
Trust income	1,438,727	1,138,007	1,061,200
BOLI income (1)	635,000	573,250	678,609
ATM and check card fee income	2,470,171	1,683,059	1,449,416
Grant income (1)	1,826,265	519,712	478,049
Other non-interest income (1)	859,602	1,081,188	1,137,614
Total non-interest income	$12,633,251	$11,421,133	$9,097,143
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
Service Fees on Deposit Accounts
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

ATM and Check Card Fee Income
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

NOTE 25 - SUBSEQUENT EVENTS

Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued. Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet, including estimates inherent in the process of preparing financial statements. Nonrecognized subsequent events are events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date. Management has reviewed all events occurring through the date the financial statements were available to be issued and determined there were no subsequent events requiring accrual or disclosure.

SHAREHOLDERS INFORMATION

ANNUAL MEETING
The annual meeting of shareholders will be held at 11:00 a.m. on Thursday, April 28, 2022 by virtual meeting.

STOCK LISTING
The Company’s stock is traded on the Pink Open Market under the symbol “SFDL.”  The stock began trading in October 2003.

PRICE RANGE OF COMMON STOCK
The table below shows the range of high and low bid prices.  These prices represent actual transactions and do not include retail markups, markdowns or commissions.

	High	Low
Year Ended December 31, 2021
03/31/2021	$34.52	$25.31
06/30/2021	$36.49	$31.56
09/30/2021	$34.63	$30.98
12/31/2021	$32.96	$30.98

Year Ended December 31, 2020
03/31/2020	$34.48	$24.70
06/30/2020	$27.67	$23.27
09/30/2020	$24.80	$22.42
12/31/2020	$30.00	$21.54

As of December 31, 2021, the Company had approximately 277 shareholders of record, not including shares held in street name, and 3,252,884 outstanding shares of common stock.

DIVIDENDS
The first quarterly dividend on the stock was paid to shareholders on March 15, 1991.  Dividends will be paid upon the determination of the Board of Directors that such payment is consistent with the long-term interest of the Company.  The factors affecting this determination include the Company’s current and projected earnings, operating results, financial condition, regulatory restrictions, future growth plans, and other relevant factors. The Company paid $0.08 per share cash dividends each quarter since the first quarter of fiscal 2009 through the last quarter in 2016. During 2017 and 2018, the Company paid $0.09 per share. During 2019 and 2020, the Company paid $0.10 per share. During 2021, the Company paid $0.11 per share. In 2022, the Company expects to pay $0.12 per share cash dividends each quarter.

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

Shareholders Information

Annual and Other Reports

The Company is required to file an annual report on Form 10-K for its fiscal year ended December 31, 2021, with the Securities and Exchange Commission. Copies of Form 10-K, Security Federal Corporation's annual report and the Company's quarterly reports may be obtained from and inquiries may be addressed to Mrs. Beverly Nettles of Security Federal Corporation.

GENERAL INQUIRIES

Mrs. Beverly Nettles
VP/Assistant Secretary
Security Federal Corporation
238 Richland Ave., NW
P.O. Box 810
Aiken, SC 29802-0810
Phone: 803-641-3000
Toll free: 866-851-3000

SPECIAL COUNSEL

Breyer & Associates, PC
Suite 785
8180 Greensboro Drive
McLean, VA 22102

TRANSFER AGENT

Security Federal Corporation
238 Richland Ave., NW
P.O. Box 810
Aiken, SC 29802-0810

INDEPENDENT AUDITORS

Elliott Davis, LLC
1901 Main Street
Suite 900
P.O. Box 2227
Columbia, SC 29202-2227

Aiken Chamber of Commerce Large Business of the Year 2020

Roy Lindburg, Phil Wahl, Chris Verenes and Tim Simmons accepting the Aiken Chamber of Commerce Award for Large Business of the Year at the April 23, 2021, Annual Dinner.

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

2021 Annual Report | 79

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
Town of Ridge Spring
Ridge Spring, SC

R. Clark DuBose
Retired Farmer and Retired Bank Financial Advisor
Ridge Spring, SC

Sarah P. Johnson
Retired
Riegel Textile/Mount Vernon Mills
Ridge Spring, SC

Janet F. Rodgers
President/Owner
Gene Ray Fulmer Construction Co. Inc.
Ridge Spring, SC

L. David Sawyer, Jr.
Partner
Moore Taylor Law Firm
Saluda, SC

Jerrold J. Watson
Retired Executive
Ridge Spring, SC

Rev. Preston H. Winkler
Retired Administrator/Community Diversity Advocate
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

Augusta/Richmond County

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

Rick T. Crawford
EVP - Financial Services

Gabriele C. Dukes
EVP - Financial Counseling

John L. Girardeau
EVP - Mortgage Lending

W. Scott Hagler
EVP - Midlands Market President

Paul T. Rideout
EVP - Chief Lending Officer

Michael C. Strange
EVP - Community Development & Public Affairs

Eric B. Boetsch
SVP - Deputy Operations Officer

Nathan T. Crowe
SVP - Director of Strategic Planning

Terry L. Gilman
SVP - Chief Digital Officer

Alicia N. Heath
SVP - Human Resources

Mallory H. Holley
SVP - Director of Marketing & Community Relations

Lesley M. Lampert
SVP - Chief Compliance Officer

Virginia G. Smith
SVP - Director of Mortgage Originations

Kathi J. Snipes
SVP - CDFI Coordinator/CRA Officer

Gary E. Wertz
SVP - Branch Administration Manager

Shane M. Bagby
VP - Financial Services Officer

Casey T. Bannister
VP - Finance

Gina K. Booth
VP - Market Research

Joshua J. Booth
VP - Mortgage Loan Originator

Jeffrey A. Branum
VP - Retail Market Manager

Rebecca A. Carson
VP - Consumer Real Estate Loans Processing Manager

Tammy L. Chavous
VP - Mortgage Underwriting Manager

Mary P. Ciesielski
VP - Mortgage Loan Originator

James M. Geddes
VP - Financial Services Officer

Tammy D. Hasty
VP - Mortgage Quality Control Coordinator

Jennifer A. Heverly
VP - Loan Processing Manager

Marilyn C. Jordan
VP - Special Assets Manager

Timothy V. Key
VP - Mortgage Loan Originator

Jarred L. Knight
VP - Financial Services Officer

Jacqueline Kutkoski
VP - Human Resources

Christine L. Lewis
VP - Financial Counseling Area Team Lead

Joe E. Lewis
VP - Financial Services Officer

Karl G. Lutterloh
VP - Trust and Investment Officer

Tracy M. Medlin
VP - Mortgage Loan Underwriter

Patricia B. Moseley
VP - Loan Servicing Manager

Damion Moses
VP - Financial Services Officer

Beverly S. Nettles
VP - Assistant Corporate Secretary

Andrew L. Passmore
VP – Mortgage Loan Originator

Stephany L. F. Percy
VP - Compliance Analyst

J. Charles Perkins
VP - FSO

Erica L. Smith
VP - Customer Experience Manager

Todd C. Stanford
VP - Financial Services Officer

Angela L. Stroud
VP - Deposit Administration Manager

Bonnie A. Swearingen
VP - BSA/AML/OFAC Officer

Kenneth S. Washburn
VP - Financial Services Officer

Thomas H. Wessel
VP - IT Manager

Joseph L. Wiltse
VP - Assistant Mortgage Loan Processing Manager

L. Gaye Wright
VP - Item Processing/ Electronic Banking

J. Harrison Wood
VP - Credit Administration Manager

2021 Annual Report | 81

Security Federal Bank
FEDERAL BANK

Branch Locations

OUR RIVERWOOD BRANCH

Whiskey Road
Aiken, South Carolina
1705 Whiskey Road
Sondra L. Robertson
AVP / Manager

North Augusta, South Carolina
315 E. Martintown Road
Samantha A. Hartley
AVP / Manager

Laurens Street
Aiken, South Carolina
100 Laurens Street
Clayton G. Sherrod
AVP / Manager

Richland Avenue
Aiken, South Carolina
1665 Richland Avenue
Melissa L. Clark, AVP / Manager

South Side
Aiken, South Carolina
2587 Whiskey Road
Logan B. Spires, AVP / Manager

Graniteville, South Carolina
50 Canal Street
Pamela F. Barwick, AVP / Manager

Langley, South Carolina
2812 Augusta Road
Sherry M. Askew, AVP / Manager

Clearwater, South Carolina
4568 Jefferson Davis Highway
Torrie D. Curry
AVP / Manager

Wagener, South Carolina
118 Main Street
D. Scott Tindal, AVP / Manager

Ridge Spring, South Carolina
636 East Main Street
David White, Manager

West Columbia, South Carolina
1185 Sunset Boulevard
Joanne W. Brady, Manager

Lexington, South Carolina
5446 Sunset Boulevard
Gale R. McCartha
AVP / Manager

Spring Valley
Columbia, South Carolina
9370 Two Notch Road
Judith R. Powers, AVP / Manager

Assembly Street
Columbia, South Carolina
1900 Assembly Street
Renee W. Edwards
AVP / Manager

Ballentine, South Carolina
1790 Dutch Fork Road, Irmo, SC
Christina B. Chappell
AVP / Manager

Evans, Georgia
7004 Evans Town Center Boulevard
Scott McFarland, Manager

Riverwood
Evans, Georgia
5133 Washington Road
David L. Harden, Manager

Walton Way
Augusta, Georgia
1607 Walton Way
Collette G. D'Antignac
AVP / Manager

Broad Street- Coming in 2022
Augusta, Georgia
1109 Broad Street

82 | www.securityfederalbank.com

Our New Spring Valley Branch

9370 Two Notch Road
Columbia, South Carolina

SPRING VALLEY BRANCH TEAM

Greg Bundick
SMALL BUSINESS BANKER
NMLS# 450498

Judy Powers
AVP / MANAGER
NMLS# 642973

Security Federal Bank
Established 1922
9370

2021 Annual Report | 83

Security Federal Corporation

238 RICHLAND AVENUE, NW

AIKEN, SOUTH CAROLINA

Member FDIC
NMLS #456430