Form 10-K, Exhibit 13
period 2022-12-31
SECURITY FEDERAL CORP
filed 2023-03-24
CIK 818677

Exhibit 13
 Annual Report to Stockholders

Annual Report

DECEMBER 31, 2022

Full Service Community Bank Since 1922

Security Federal Corporation

Celebrating 100 Years

100 YEARS EST 1922 OF SERVICE

Security Federal Corporation

2022 ANNUAL REPORT CONTENTS

6	Helping People, Changing Lives
7	Financial Highlights
12	Selected Consolidated Financial & Other Data
14	Management's Discussion and Analysis of Financial Condition and Results of Operations
33	Report of Elliott Davis, LLC
35	Consolidated Balance Sheets
36	Consolidated Statements of Income
37	Consolidated Statements of Comprehensive (Loss) Income
38	Consolidated Statements of Changes in Shareholders' Equity
39	Consolidated Statements of Cash Flows
41	Notes to Consolidated Financial Statements
76	Shareholders Information
77	Board of Directors
78	Bank Advisory Board
79	Management Team
80	Branch Locations
81	New Broad Street Branch

Security Federal Corporation Announces Fourth Quarter *and* Annual Earnings

Security Federal Corporation (the "Company"), the holding company for Security Federal Bank (the "Bank"), is pleased to announce earnings and financial results for the quarter and year ended December 31, 2022.

Quarterly net income increased $1.3 million, or 62.2%, to $3.3 million, or $1.01 per common share, for the fourth quarter of 2022 compared to $2.0 million, or $0.62 per common share, for the fourth quarter of 2021. The increase in net earnings was primarily attributable to an increase in net interest income, as the increase in interest income exceeded the increase in interest expense. The increase in net interest income was partially offset by a decrease in non-interest income.

Net income was $10.2 million, or $3.14 per common share, for 2022 compared to $12.8 million, or $3.93 per common share, during the year ended December 31, 2021 (the "prior year"). The decrease in net income was primarily due to a decline in non-interest income when compared to the prior year. Also contributing to the decrease in net earnings was the release of $2.4 million in loan loss reserves during 2021 following significantly higher loan loss provisions recorded in 2020 in response to the potential and unknown economic impact of the ongoing COVID-19 pandemic.

Celebrating 100 Years
100 YEARS
EST
1922
OF SERVICE

Fourth Quarter Comparative Financial Highlights

- Net interest income increased $2.3 million, or 25.9%, to $11.0 million.
- Total non-interest income decreased $495,000, or 18.7%, to $2.1 million.
- Total non-interest expense decreased $18,000, or 0.2%, to $8.9 million.

	Quarter Ended	
(Dollars in Thousands, except for Earnings per Share)	*December 31, 2022*	*December 31, 2021*
Total interest income	$13,197	$9,634
Total interest expense	2,231	924
Net interest income	10,966	8,710
Reversal of provision for loan losses	-	(134)
Net interest income after reversal of provision for loan losses	10,966	8,844
Non-interest income	2,149	2,642
Non-interest expense	8,924	8,942
Income before income taxes	4,191	2,544
Provision for income taxes	902	516
Net income	$3,289	$2,028
Earnings per common share *(basic)*	$1.01	$0.62

Full Year Comparative Financial Highlights

- Net interest income increased $4.3 million, or 12.8%, to $37.6 million when compared to the prior year primarily due to the increase in interest income on investment securities.
- Non-interest income decreased $3.0 million, or 23.9%, to $9.6 million primarily due to decreases in gain on sale of loans and grant income.
- Non-interest expense increased $2.2 million or 6.8% to $34.2 million primarily due to increases in salary expense and other miscellaneous non-interest expenses.

Credit Quality Highlights

- The Bank recorded no provision for loan losses during 2022 compared to a negative provision of $2.4 million during 2021. The negative provision in 2021 resulted from a reduction in qualitative adjustment factors due to the improvement in the economic and business conditions at both the national and regional levels as of December 31, 2021.
- Non-performing assets were $6.4 million, or 1.15% of gross loans, at December 31, 2022, compared to $2.8 million, or 0.56% of gross loans, at December 31, 2021.
- Allowance for loan losses as a percentage of gross loans was 2.00% at December 31, 2022, compared to 2.19% at December 31, 2021.

(Dollars in thousands)	*Quarter Ended*		*Year Ended*	
	Dec. 31, 2022	**Dec. 31, 2021**	**Dec. 31, 2022**	**Dec. 31, 2021**
Reversal of provision for loan losses	$-	$(134)	$-	$(2,404)
Net charge-offs (recoveries)	$121	$(49)	$(91)	$(648)

At Period End *(Dollars in thousands)*	**Dec. 31, 2022**	**Sept. 30, 2022**	**Dec.31, 2021**
Non-performing assets	$6,421	$2,800	$2,813
Non-performing assets to gross loans	1.15%	0.53%	0.56%
Allowance for loan losses	$11,178	$11,299	$11,087
Allowance to gross loans	2.00%	2.12%	2.19%

4 | www.securityfederalbank.com

Balance Sheet Highlights and Capital Management

- Total assets increased $80.2 million, or 6.2%, during the year to $1.4 billion at December 31, 2022.
- Net loans receivable increased $50.4 million, or 10.1%, during the year to $549.9 million at December 31, 2022.
- Investment securities increased $11.2 million, or 1.6%, during the year to $717.6 million.
- Total deposits decreased $5.9 million, or 0.5%, during the year to $1.1 billion at December 31, 2022.
- Common equity book value per share was $23.76 at December 31, 2022, compared to $35.51 at December 31, 2021. The decrease is the result of a decrease in accumulated other comprehensive income, net of tax, related to the unrecognized loss in value of investment securities during 2022.

Dollars in thousands (except per share amounts)	Dec. 31, 2022	Sept. 30, 2022	Dec. 31, 2021
Total assets	$1,381,366	$1,357,981	$1,301,214
Cash and cash equivalents	28,502	20,068	27,623
Total loans receivable, net *	549,917	523,094	499,497
Investment securities	717,586	729,519	706,356
Deposits	1,110,085	1,118,817	1,115,963
Borrowings	103,323	73,964	61,940
Total shareholders' equity	160,233	156,596	115,523
Common shareholders' equity	77,284	73,647	115,523
Common equity book value per share	$23.76	$22.64	$35.51
Total risk based capital to risk weighted assets [1]	19.03%	19.11%	18.65%
CET1 capital to risk weighted assets[1]	17.78%	17.86%	17.39%
Tier 1 leverage capital ratio[1]	10.41%	10.32%	9.87%

** Includes PPP loans of $12,000 at 12/31/2022, $55,000 at 9/30/2022 and $9.8 million at 12/31/2021.*

(1) - Ratio is calculated using Bank only information and not consolidated information

In light of our continued profitability, Security Federal Corporation, parent company of Security Federal Bank, is pleased to announce that a quarterly dividend of $0.13 per share was paid on or about March 15, 2023, to shareholders of record as of February 28, 2023. This is the one hundred twenty-ninth consecutive quarterly dividend to shareholders since the Bank's conversion in October of 1987 from a mutual to a stock form of ownership. The dividend was declared as a result of the Bank's continued profitability.

For additional information contact Darrell Rains, Chief Financial Officer, at (803) 641-3000.

Timothy W. Simmons
CHAIRMAN

Roy G. Lindburg
PRESIDENT

2022 Annual Report | 5

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial and Other Data

HELPING PEOPLE *Changing Lives*

We proudly celebrated our 100-year anniversary in 2022 marking a significant milestone for Security Federal Bank. We were founded in 1922 as Aiken Building and Loan Association and grew slowly to include several name changes—Security Federal Savings and Loan Association (1962), Security Federal Savings Bank of South Carolina (1986), and Security Federal Bank (1996).

We began branching into other markets in 2000 with our first branch in the Midlands. We opened our first Georgia branch in 2007. Our 18th branch was opened in Spring Valley (Columbia) in early 2022. We will be opening our 19th branch in downtown Augusta in the spring of this year.

Our name changed several times and the bank has grown steadily, but our commitment to community banking has remained constant. That commitment means helping people by "rolling up our sleeves" and partnering with them to find ways to meet their needs. We understand that many of their needs require more than a one-time, transactional solution. Customers often need skilled professionals with patience to work through the daily challenges of life. That culture of patience, understanding and advocacy in overcoming hurdles has enabled Security Federal to steadily grow and build a reputation that fits our tagline, ***Helping People...Changing Lives***.

The Bank's earnings were solid enabling us to increase our dividend this year. Notable for 2022 is the award of approximately $83 million from the U.S. Treasury under its Emergency Capital Investment Program to Security Federal to invest in underserved markets. The award complements our community development programs that have helped our customers and communities over the years. We remain especially proud of our Community Reinvestment Act (CRA) rating of Outstanding.

J. Chris Verenes
CHAIRMAN & CEO
SECURITY FEDERAL BANK

Philip R. Wahl, II
PRESIDENT
SECURITY FEDERAL BANK

6 | www.securityfederalbank.com

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial and Other Data

Financial Highlights

FOR THE YEARS ENDED DECEMBER 31,	2022	2021
TOTAL INTEREST INCOME	$42,578,000	$37,117,000
TOTAL INTEREST EXPENSE	5,028,000	3,824,000
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	37,550,000	33,293,000
REVERSAL OF PROVISION FOR LOAN LOSSES	-	(2,404,000)
NET INTEREST INCOME AFTER REVERSAL OF PROVISION FOR LOAN LOSSES	37,550,000	35,697,000
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	10,228,000	12,774,000
EARNINGS PER COMMON SHARE- BASIC	$3.14	$3.93
TOTAL BOOK VALUE PER COMMON SHARE	$23.76	$35.51
AVERAGE INTEREST RATE SPREAD	2.89%	2.87%
NET INTEREST MARGIN	3.03%	2.97%
TOTAL LOANS ORIGINATED AND RENEWED	557,075,000	518,396,000

2022 Annual Report | 7

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial and Other Data

Financial Highlights

For graphs related to earnings, all periods presented are twelve month periods ending as of the dates indicated.

Net Income Available to Common Shareholders

(IN THOUSANDS)

$13,000
$12,000
$11,000
$10,000
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$7,207
$7,794
$7,051
$12,774
$10,228
DEC. 2018
DEC. 2019
DEC. 2020
DEC. 2021
DEC. 2022

Total Assets

(IN MILLIONS)

$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
$913
$963
$1,172
$1,301
$1,381
DEC. 2018
DEC. 2019
DEC. 2020
DEC. 2021
DEC. 2022

Return on Common Equity

12%
10%
8%
6%
4%
2%
0%
9.30%
8.90%
6.81%
11.20%
11.39%
DEC. 2018
DEC. 2019
DEC. 2020
DEC. 2021
DEC. 2022

Allowances for Loan Losses

3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
2.10%
2.01%
2.64%
2.19%
2.00%
DEC. 2018
DEC. 2019
DEC. 2020
DEC. 2021
DEC. 2022

8 | www.securityfederalbank.com

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial and Other Data

Book Value Per Common Share

$40
$35
$30
$25
$20
$15
$10
$5
$0
$27.26
$31.01
$34.40
$35.51
$23.76
DEC. 2018
DEC. 2019
DEC. 2020
DEC. 2021
DEC. 2022

Earnings Per Common Share – Basic

$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$.50
$0
$2.44
$2.64
$2.19
$3.93
$3.14
DEC. 2018
DEC. 2019
DEC. 2020
DEC. 2021
DEC. 2022

Security Federal Corporation Stock Prices

$35
$30
$25
$20
$15
$10
$5
$0
$21.67
$20.26
$21
$23
$24.25
$24.75
$23
$15.50
$9.86
$10.92
$9
$8.10
$11.75
$17.50
$21.25
$35
$31.30
$28.30
$35
$30
$32
$25.45
MARCH '02
MARCH '03
MARCH '04
MARCH '05
MARCH '06
MARCH '07
MARCH '08
MARCH '09
MARCH '10
MARCH '11
MARCH '12
DEC. '12
DEC. '13
DEC. '14
DEC. '15
DEC. '16
DEC. '17
DEC. '18
DEC. '19
DEC. '20
DEC. '21
DEC. '22

2022 Annual Report | 9

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial and Other Data

Financial Highlights

Total Loans Held for Investment

(IN MILLIONS)

ALL OTHER LOANS
PPP LOANS

$600
$500
$400
$300
$200
$100
$0
$437.7
$458.6
$47.1
$441.0
$9.8
$499.9
$549.9
2018
2019
2020
2021
2022

Checking and Savings Deposits

(IN MILLIONS)

PERSONAL CHECKING
COMMERCIAL CHECKING
SAVINGS

$650
$600
$550
$500
$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
$126.8
$92.7
$48.4
$130.1
$130.0
$51.1
$157.2
$214.9
$74.4
$185.7
$309.8
$97.1
$202.0
$309.0
$108.2
DEC. 2018
DEC. 2019
DEC. 2020
DEC. 2021
DEC. 2022

10 | www.securityfederalbank.com

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial and Other Data

Non-Interest Income

(IN MILLIONS)

GAIN ON SALE OF LOANS
DEPOSIT & CHECK CARD FEES
TRUST FEES
GAIN ON INVESTMENTS
INSURANCE AGENCY
GRANT INCOME
OTHER
$13.0
$12.0
$11.0
$10.0
$9.0
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
0
$1.3
$2.3
$1.0
$0.6
$0.7
$0.3
$1.5
$1.7
$2.5
$1.1
$0.8
$0.7
$0.5
$1.8
$3.5
$2.6
$1.1
$1.3
$0.6
$0.5
$1.7
$3.8
$3.4
$1.4
$0.6
$1.8
$1.5
$1.7
$3.9
$1.5
$0.8
$0.2
$1.5
2018
2019
2020
2021
2022

Non-Interest Income	2018	2019	2020	2021	2022
GAIN ON SALE OF LOANS	$1,250,530	$1,728,741	$3,508,397	$3,836,411	$1,704,904
DEPOSIT & CHECK CARD FEES	2,345,113	2,518,886	2,624,499	3,427,149	3,886,873
TRUST FEES	974,000	1,061,200	1,138,007	1,438,727	1,548,433
GAIN ON INVESTMENTS	573,266	819,053	1,332,666	-	(2,211)
INSURANCE AGENCY	682,367	674,991	643,414	610,097	784,182
GRANT INCOME	343,078	478,049	519,712	1,826,265	170,699
OTHER	1,500,792	1,816,223	1,654,438	1,494,602	1,519,210

Capital Ratios Security Federal Bank

2020
2021
2022
20%
16%
12%
8%
4%
9.8%
9.9%
10.4%
18.6%
17.4%
17.8%
19.9%
18.7%
19.0%
LEVERAGE
TIER 1 RISK BASED
TOTAL RISK BASED

2022 Annual Report | 11

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial and Other Data

The following tables provide selected consolidated financial and operating data of Security Federal Corporation at and for the years indicated. In conjunction with the data provided in the following tables and in order to more fully understand our historical consolidated financial and operating data, you should also read our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements and the accompanying notes included in this report.

	At and For the Year Ended December 31,
	2022	2021	2020	2019	2018
Balance Sheet Data at End of Period	(Dollars in Thousands, Except Per Share Data)
Total Assets	$1,381,366	$1,301,214	$1,171,710	$963,228	$912,614
Cash and Cash Equivalents	28,502	27,623	18,025	12,536	12,706
Certificates of Deposit with Other Banks	1,100	1,100	350	950	1,200
Investment Securities	717,586	706,356	607,579	433,892	409,894
Total Loans Receivable, Net (1)	549,917	499,497	479,167	452,859	430,054
Deposits	1,110,085	1,115,963	918,096	771,407	767,497
Advances From Federal Home Loan Bank ("FHLB")	—	—	35,000	38,138	34,030
Borrowings from Federal Reserve Bank ("FRB")	44,080	—	48,700	—	—
Total Shareholders' Equity	160,233	115,523	111,906	91,758	80,518
Common Shareholders' Equity	77,284	115,523	111,906	91,758	80,518

Income Data
Total Interest Income	$42,578	$37,117	$37,096	$36,934	$33,072
Total Interest Expense	5,028	3,824	6,581	8,311	5,449
Net Interest Income	37,550	33,293	30,515	28,623	27,623
(Reversal of) Provision for Loan Losses	—	(2,404)	3,600	375	925
Net Interest Income After (Reversal of) Provision for Loan Losses	37,550	35,697	26,915	28,248	26,698
Non-Interest Income	9,612	12,633	11,421	9,097	7,669
Non-Interest Expense	34,225	32,047	29,708	27,871	25,590
Income Taxes	2,709	3,509	1,577	1,680	1,570
Net Income	$10,228	$12,774	$7,051	$7,794	$7,207

Per Common Share Data
Net Income Per Common Share (Basic)	$3.14	$3.93	$2.19	$2.64	$2.44
Cash Dividends Per Share	$0.76	$0.44	$0.40	$0.40	$0.36

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial and Other Data

	Year Ended December 31,
	2022	2021	2020	2019	2018
Other Data
Average Interest Rate Spread	2.89%	2.87%	2.91%	3.10%	3.27%
Net Interest Margin (Net Interest Income / Average Earning Assets)	3.03%	2.97%	3.04%	3.26%	3.38%
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	134.63%	128.62%	120.99%	116.83%	116.01%
Common Equity to Total Assets	5.59%	8.88%	9.55%	9.53%	8.82%
Non-Performing Assets to Total Assets (2)	0.46%	0.22%	0.31%	0.43%	0.85%
Return on Assets	0.75%	1.04%	0.63%	0.80%	0.81%
Return on Common Equity	11.39%	11.20%	6.81%	8.90%	9.30%
Average Common Equity to Average Assets Ratio	6.63%	9.27%	9.32%	9.05%	8.69%
Dividend Payout Ratio on Common Shares(3)	24.17%	11.20%	18.46%	14.41%	14.76%
Number of Full-Service Offices	18	17	17	17	16

(1) INCLUDES LOANS HELD FOR SALE
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
The Bank has three wholly owned subsidiaries: Security Federal Investments, Inc. ("SFINV"), Security Federal Insurance, Inc. (“SFINS”) and Security Financial Services Corporation (“SFSC”).  SFINV was formed to hold investment securities and allow for better management of the securities portfolio. SFINS is an insurance agency offering auto, business, and home insurance.  Effective April 30, 2022, Collier Jennings Financial Corporation, a wholly owned subsidiary of SFINS, and its subsidiaries, Security Federal Auto Insurance, The Auto Insurance Store Inc., and Security Federal Premium Pay Plans Inc. ("SFPPP") and its wholly owned premium finance subsidiary were dissolved. SFPPP’s ownership interests in four other premium finance subsidiaries were disposed of at an immaterial gain. Additionally, effective April 30, 2022, previously inactive SFSC was dissolved.
In addition to the Bank, the Company has another wholly owned subsidiary, Security Federal Statutory Trust (the “Trust”), which issued and sold fixed and floating rate capital securities of the Trust. Under current accounting guidance, however, the Trust is not consolidated in the Company’s financial statements.  Unless the context indicates otherwise, references to the "Company," "we," "us," and "our" shall include Security Federal Corporation, the Bank and the Bank's subsidiaries.
The principal business of the Bank is accepting deposits from the general public and originating consumer and commercial business loans as well as mortgage loans that enable borrowers to purchase or refinance one-to-four family residential real estate.  The Bank also originates construction loans on single-family residences, multi-family dwellings, and commercial real estate, as well as loans for the acquisition, development and construction of residential subdivisions, and commercial projects. The Bank also provides trust services and it offers property and casualty insurance products through its subsidiary, SFINS.
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

Forward-Looking Statements

This document, including information incorporated by reference herein, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. Forward-looking statements are not statements of historical fact, are based on certain assumptions and are generally identified by use of the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could." Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about, among other things, expectations of the business environment in which we operate, projections of future performance or financial items, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risk and uncertainties.

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
•the transition away from London Interbank Offered Rate ("LIBOR") toward new interest rate benchmarks;
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
•legislative or regulatory changes that adversely affect our business, including changes in banking, securities and tax law, and in regulatory policies and principles, or the interpretation of regulatory capital or other rules, and including changes as a result of COVID-19;
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
•other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and
•the other risks described elsewhere in this annual report to shareholders and in the Company's other filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2022 ("2022 Form 10-K").

Some of these and other factors are discussed in the 2022 Form 10-K under Item 1A, “Risk Factors.” Such developments could have an adverse impact on our financial condition and results of operations.

Any of the forward-looking statements that we make may turn out to be inaccurate as a result of our beliefs and assumptions we make in connection with the factors set forth above or because of other unidentified and unpredictable factors. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements and you should not rely on such statements. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof. These risks could cause our actual results for 2023 and beyond to differ materially from those expressed in any forward-looking statements by or on behalf of us, and could negatively affect the Company’s consolidated financial condition and consolidated results of operations, liquidity and stock price performance.

Critical Accounting Estimates

We prepare our consolidated financial statements in accordance with GAAP. In doing so, we have to make estimates and assumptions. Our critical accounting estimates are those estimates that involve a significant level of uncertainty at the time the estimate was made, and changes in the estimate that are reasonably likely to occur from period to period, or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations. Accordingly, actual results could differ materially from our estimates. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We have reviewed our critical accounting estimates with the audit committee of our Board of Directors.
The significant accounting policies of the Company are described in Note 1 of the Notes to the Consolidated Financial Statements included herein.
The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments, estimates and assumptions used in preparation of the Consolidated Financial Statements.  The impact of an unexpected large loss could deplete the allowance and potentially require increased provisions to replenish the allowance, which would negatively affect earnings. The Company provides for loan losses using the allowance method.  Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to the allowance for loan losses.  Additions to the allowance for loan losses are provided by charges to operations based on various factors, which, in management’s judgment, deserve current recognition in estimating possible losses.  Such factors considered by management include the fair value of the underlying collateral, stated guarantees by the borrower (if applicable), the borrower’s ability to repay from other economic resources, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to the outstanding loans, loss experience, delinquency trends, and general economic conditions. Management evaluates the carrying value of the loan portfolio monthly and adjusts the allowance accordingly. While management uses the best information available to make evaluations, future adjustments may be necessary if economic conditions differ substantially from the assumptions used in making these evaluations.  The allowance for loan losses is subject to periodic evaluations by bank regulatory agencies that may require adjustments to the allowance based upon the information that is available at the time of their examination. For a further discussion of the Company’s estimation process and methodology related to the allowance for loan losses, see the discussion under the section entitled “Financial Condition” and “Comparison of the Years Ended December 31, 2022 and 2021-Provision for Loan Losses” included herein.

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

Asset and Liability Management
The objective of the Bank’s program of asset and liability management is to limit the Bank’s vulnerability to material and prolonged increases or decreases in interest rates, or "interest rate risk."  As a financial institution, interest rate risk is the Bank's most significant market risk. The earnings and economic value of our shareholders’ equity varies in relation to changes in interest rates and the corresponding impact on the market values of our assets and liabilities. The Bank has an Asset Liability Management Committee (“ALCO”) who monitors the Bank’s asset liability strategy.
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
Simulation is the principal tool used by the Bank in its ongoing effort to measure interest rate risk. Simulation involves the use of a financial modeling system that provides reports showing the current and future impact of changes in interest rates and our strategies and tactics. The Bank uses two dynamic methods: net interest income (“NII”) simulation and economic value of equity (“EVE”) analysis. The NII simulation models the impact that changes in interest rates will have on our earnings while EVE analysis models the impact those changes will have on the net present value of our asset and liability portfolios. These models take into account our contractual agreements with regard to investments, loans, deposits and borrowings, and also include assumptions surrounding market and customer behavior under different rate scenarios. The assumptions we use are based upon a combination of proprietary and market data that reflect historical results and current market conditions. These assumptions relate to interest rates, prepayments, deposit decay rates and the market value of certain assets and liabilities under the various interest rate scenarios. We use market data to determine prepayments and maturities of loans, investments and borrowings and use our own assumptions on deposit decay rates except for time deposits. Time deposits are modeled to reprice to market rates upon their stated maturities. We also assume that non-maturity deposits can be maintained with rate adjustments not directly proportionate to the change in market interest rates, based upon our historical deposit rates. We have demonstrated in the past that the tiering structure of our deposit accounts during changing rate environments results in relatively lower volatility and less than market rate changes in our interest expense for deposits. These assumptions are based upon our analysis of our customer base, competitive factors and historical experience.

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
NII Simulation- The Bank’s primary focus is on NII simulation. Using NII simulation, the Bank measures earnings exposure over both a 12 and 24 month period under multiple instantaneous rate shock scenarios. The Bank’s policy provides the maximum acceptable negative impact on net interest income and return on assets ("ROA") over each time horizon associated with each respective change in interest rates. Our ALCO monitors compliance with these policy limits and reports them to the Board of Directors quarterly.
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

The Bank performs a liquidity analysis, a component of managing liquidity risk and monitoring the Bank's asset liability strategy. This analysis compares outstanding sources of liquidity to applicable policy parameters. The Bank was in compliance with policy parameters as of December 31, 2022 and 2021. In addition, the Bank performs a Contingency Funding plan analysis which incorporates various simulations in order to evaluate Bank's funding resources under stressed conditions. Both the liquidity and Contingency Funding plan analysis are performed by the Bank's ALCO and presented to the Board of Directors quarterly.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

EVE simulation- The EVE analysis serves as an indicator of the extent to which the present value of our capital could change, given potential changes in interest rates. The difference represented by the present value of assets minus the present value of liabilities is defined as the economic value of equity. This measure assumes a static balance sheet and does not incorporate any growth assumptions, but does assume loan prepayments and certain other cash flows occur. It provides a measure of rate risk extending beyond the 12 or 24 month time horizon contained in the NII simulation analyses.
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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition - Assets

Total assets increased $80.2 million or 6.2% to $1.4 billion at December 31, 2022 from $1.3 billion at December 31, 2021.  This increase was primarily due to increases in held to maturity ("HTM") investment securities, net loans receivable and, to a lesser extent other assets, partially offset by a decrease in available for sale ("AFS") investment securities.

Cash and cash equivalents increased $879,000 or 3.2% to $28.5 million at December 31, 2022 compared to $27.6 million at December 31, 2021.  Total investment securities increased $11.2 million or 1.6% to $717.6 million at December 31, 2022 from $706.4 million at December 31, 2021 as purchases of investments exceeded maturities, sales and principal paydowns during the year. The Company purchased $210.3 million of investment securities during the year ended December 31, 2022 compared to $217.6 million during the prior year and sold $22.4 million of AFS investment securities during the year ended December 31, 2022 compared to no sales during 2021.

Loans receivable, net, including loans held for sale, increased $50.4 million or 10.1% to $549.9 million at December 31, 2022 from $499.5 million at December 31, 2021 primarily due to increases in construction, residential mortgage and commercial real estate loans. In addition, home equity lines of credit ("HELOCs") and other consumer loans also increased while commercial and agricultural loans decreased during 2022 compared to 2021.
Construction loans increased $12.6 million or 12.6% to $112.8 million at December 31, 2022 from $100.2 million at December 31, 2021. Residential mortgage loans held for investment increased $25.1 million or 29.5% to $110.1 million at December 31, 2022 from $85.0 million at December 31, 2021. Commercial real estate loans increased $24.4 million or 10.7% to $252.2 million at December 31, 2022 from $227.8 million at December 31, 2021.
Commercial and agricultural loans decreased $14.1 million or 31.4% to $30.6 million at December 31, 2022 from $44.7 million at December 31, 2021.
HELOCs increased $3.1 million or 10.9% to $31.7 million at December 31, 2022 from $28.6 million at December 31, 2021. Other consumer loans increased $2.2 million or 10.0% to $23.6 million at December 31, 2022 from $21.4 million at December 31, 2021.

Loans held for sale, comprised of fixed rate residential loans, decreased $3.1 million or 77.4% to $913,000 at December 31, 2022 from $4.0 million at December 31, 2021. Typically, long term, newly originated fixed rate residential real estate loans are not retained in the portfolio but are sold immediately in contrast to adjustable rate mortgage ("ARM") loans, which are generally retained in the portfolio. The Bank sells all its fixed rate residential loans on a service-released basis. Fixed rate residential loans sold to institutional investors, on a service-released basis totaled $48.5 million during the year ended December 31, 2022, $112.9 million during the year ended December 31, 2021 and $111.1 million during the year ended December 31, 2020.

Property and equipment, net increased $2.8 million or 10.8% to $28.0 million at December 31, 2022 from $25.2 million at December 31, 2021 due to capital costs related to branch improvements and construction of the Bank's newest branch.

Other assets increased $14.0 million or 267.2% to $19.2 million at December 31, 2022 from $5.2 million at December 31, 2021. The increase was primarily the result of a $14.6 million increase in net deferred taxes, which was related to increased unrealized losses in the AFS investment securities.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition - Non-Performing Assets

The Bank’s non-performing assets, which consist of non-accrual loans and OREO, increased $3.6 million or 127.3% to $6.4 million at December 31, 2022 from $2.8 million at December 31, 2021. Non-performing assets represented 0.5% and 0.2% of total assets at December 31, 2022 and 2021, respectively.

	At December 31, 2022		At December 31, 2021		$	%
(Dollars in thousands)	Amount	Percent (1)	Amount	Percent (1)	Change	Change
Non-Performing Loans:
Construction	$115	0.02%	$21	—%	$94	447.6%
Residential Mortgage	1,545	0.28	1,389	0.28	156	11.2
Commercial Real Estate	4,282	0.76	1,057	0.21	3,225	305.1
Commercial and Agricultural	113	0.02	64	0.01	49	76.6
HELOC	189	0.03	142	0.03	47	33.1
Other Consumer	29	0.01	9	—	20	222.2
Total Non-Performing Loans	6,273	1.12%	2,682	0.53%	3,591	133.9%
Other Non-Performing Assets:
OREO	120	0.02%	130	0.03%	(10)	(7.7)%
Total Non-Performing Assets	$6,393	1.14%	$2,812	0.56%	$3,581	127.3%
Total Non-Performing Assets as a Percentage of Total Assets	0.46%		0.22%
(1) PERCENT OF GROSS LOANS RECEIVABLE HELD FOR INVESTMENT, NET OF DEFERRED FEES AND LOANS IN PROCESS.
Non-performing loans increased in all loan categories during 2022 compared to 2021. The largest increase in non-performing loans was in the commercial real estate loan category, which increased $3.2 million or 305.1% to $4.3 million at December 31, 2022 from $1.1 million at December 31, 2021. The balance in non-performing commercial real estate loans consisted of three loans to three borrowers with an average loan balance of $1.1 million at December 31, 2022 compared to eight loans to six borrowers with an average loan balance of $151,000 at December 31, 2021.
Non-performing residential loans, which represented the second largest category of non-performing loans, increased $156,000 or 11.2% to $1.5 million at December 31, 2022 from $1.4 million at December 31, 2021. Non-performing residential mortgage loans at December 31, 2022 consisted of 16 loans to 16 borrowers with an average loan balance of $97,000, the largest of which was $250,000, compared to 12 loans to 12 borrowers with an average loan balance of $116,000, the largest of which was $274,000, at December 31, 2021.
Our strategy is to work with our borrowers to reach acceptable payment plans while protecting our interests in the underlying collateral.  In the event an acceptable arrangement cannot be reached, we may have to acquire these properties through foreclosure or other means and subsequently sell, develop, or liquidate them.
The balance of loans classified as troubled debt restructurings ("TDRs") decreased $309,000 or 44.5% during the year ended December 31, 2022. The Bank had two TDRs totaling $385,000 at December 31, 2022 compared to three TDRs totaling $694,000 at December 31, 2021. At both December 31, 2022 and 2021, all TDRs were non-accruing. All TDRs are reviewed for impairment loss and included in impaired loans until paid off.  TDR loans can be classified as either accrual or non-accrual. TDR loans are classified as non-accrual loans unless they have been performing in accordance with their modified terms for a period of at least six months in which case they are placed on accrual status. At December 31, 2022, the Bank had $5.6 million of impaired loans, including $385,000 in TDRs, compared to $2.3 million impaired loans, including $694,000 in TDRs, at December 31, 2021.
OREO decreased $10,000 or 7.7% to $120,000 at December 31, 2022 from $130,000 at December 31, 2021. At December 31, 2022, the balance of OREO consisted of five acres of commercial land in Aiken, South Carolina.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

The Bank reviews its loan portfolio and allowance for loan losses on a monthly basis.  When determining the appropriate allowance for loan losses during the years ended December 31, 2022 and 2021, management took into consideration such factors as the national and state unemployment rates and related trends, national and state unemployment benefit claim levels and related trends, the amount of and timing of financial assistance provided by the government, inflation, consumer spending levels and trends, industries significantly impacted by the COVID-19 pandemic and a review of the Bank's largest commercial loan relationships.

Effective January 1, 2023, the Bank adopted Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, also known as CECL. CECL replaces the incurred loss impairment framework in current GAAP. Adoption of this guidance resulted in a $2.0 million increase in the allowance for credit losses, comprised of increases in the allowance for loan losses of $800,000 and the reserve for unfunded commitments of $1.2 million. The cumulative effect adjustment to retained earnings was $1.6 million, net of tax. For additional information, refer to “Recently Issued or Adopted Accounting Standards” in Note 1 of the Notes to Consolidated Financial Statements included herein.

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

Deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. The ultimate impact will depend on future developments, which are highly uncertain and cannot be predicted. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. If charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on our financial condition and results of operations. Management continually monitors its loan portfolio for the impact of local economic changes.  The ratio of the allowance for loan losses to total loans was 2.09% and 2.19% at December 31, 2022 and 2021, respectively.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition - Liabilities and Shareholders' Equity

Total deposits decreased $5.9 million or 0.5% to $1.11 billion at December 31, 2022 from $1.12 billion at December 31, 2021. The majority of the Bank’s deposits are originated within the Bank’s immediate market area. The Bank had brokered time deposits of $6.0 million and $10.0 million at December 31, 2022 and 2021, respectively. The Bank uses brokered time deposits to manage interest rate risk because they are accessible in bulk at rates typically only slightly higher than those in our market areas. A portion of these brokered time deposits give the Bank a call option that allows the Bank the choice to redeem them early should rates change. In addition, the Bank had $5.0 million in other brokered deposits at December 31, 2022. Total deposits at December 31, 2022, excluding brokered deposits, decreased $1.9 million or 0.2%. Brokered deposits were 1.0% and 1.3% of total deposits at December 31, 2022 and 2021, respectively.

Certificate of deposits that met or exceeded the FDIC insurance limit of $250,000 totaled $30.3 million and $39.4 million at December 31, 2022 and 2021, respectively. The following table summarizes the maturity schedule of certificates of deposit with a balance of $250,000 or more at December 31, 2022:

(In Thousands)
Within 3 Months	$4,036
After 3 Months, Within 6 Months	3,741
After 6 Months, Within 12 Months	14,010
After 12 Months	8,485
$30,272

Total certificates of deposit scheduled to mature in one year or less totaled $96.2 million at December 31, 2022 compared to $118.1 million at December 31, 2021.

Management’s policy is to maintain deposit rates at levels that are competitive with other local financial institutions. Based on historical experience, we believe that a significant portion of maturing certificates of deposit will remain with the Bank.
The Bank had outstanding FHLB advances and borrowings from the "discount window" of the FRB of Atlanta totaling $0 and $44.1 million at December 31, 2022, respectively, compared to no such advances or borrowings at December 31, 2021. Depository institutions may borrow from the discount window for periods as long as 90 days, and borrowings are prepayable and renewable by the borrower on a daily basis.
Other borrowings increased $803,000 or 3.0% to $27.6 million at December 31, 2022 from $26.8 million at December 31, 2021.  These borrowings consist of short-term repurchase agreements with certain commercial demand deposit customers for sweep accounts. The repurchase agreements typically mature within one to three days and the interest rate paid on these borrowings floats monthly with money market type rates. The interest rate paid on the repurchase agreements was 0.75% and 0.15% at December 31, 2022 and 2021, respectively. The Bank had pledged as collateral for these repurchase agreements AFS investment securities and HTM investment securities with amortized costs and fair values of $52.3 million and $49.8 million, at December 31, 2022, and $45.3 million and $45.2 million, at December 31, 2021, respectively.
At both December 31, 2022 and 2021, the Company had $5.2 million in junior subordinated debentures outstanding. In addition, the Company had $26.5 million and $30.0 million in subordinated debentures (“Notes”) outstanding at December 31, 2022 and 2021, respectively. During the year ended December 31, 2022, the Company repurchased $3.5 million in principal amount of the Notes. For additional information, refer to Note 12 and Note 14 of the Notes to Consolidated Financial Statements included herein.
Total shareholders' equity increased $44.7 million or 38.7% to $160.2 million at December 31, 2022 from $115.5 million at December 31, 2021. The increase was primarily attributable to an $82.9 million issuance of Senior Non-Cumulative Perpetual Preferred Stock, Series ECIP (the “Preferred Stock”) by the Company and net income of $10.2 million during 2022. These increases were partially offset by $2.5 million in dividends paid to common shareholders and a $46.0 million decrease in accumulated other comprehensive income, net of tax, related to the unrecognized loss in value of AFS investment securities during the year ended December 31, 2022. Book value per common share was $23.76 at December 31, 2022 compared to $35.51 at December 31, 2021.

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

	Years Ended December 31,
	2022 vs. 2021			2021 vs. 2020
	(Decrease) Increase Due to Change in			(Decrease) Increase Due to Change in
(Dollars in Thousands)	Volume	Rate	Net	Volume	Rate	Net
Interest-Earning Assets:
Loans: (1)	$591	$(2,150)	$(1,559)	$(2)	$924	$922
Taxable Investment Securities	1,784	5,410	7,194	2,176	(2,948)	(772)
Non-taxable Investment Securities (2)	16	(395)	(379)	283	(327)	(44)
Deposits in Other Banks	34	154	188	(38)	(31)	(69)
Total Interest-Earning Assets	$2,425	$3,019	$5,444	$2,419	$(2,382)	$37
Interest-Bearing Liabilities:
Deposits:
Certificate Accounts	$(133)	$(139)	$(272)	$(474)	$(1,414)	$(1,888)
Other Interest Bearing Deposits	103	1,449	1,552	209	(616)	(407)
Total Deposits	(30)	1,310	1,280	(265)	(2,030)	(2,295)
Borrowings	(252)	176	(76)	(125)	(337)	(462)
Total Interest-Bearing Liabilities	(282)	1,486	1,204	(390)	(2,367)	(2,757)
Effect on Net Tax Equivalent Interest Income (2)	$2,707	$1,533	$4,240	$2,809	$(15)	$2,794

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
(2)THE TAX-EQUIVALENT INTEREST INCOME ADJUSTMENT RELATES TO THE TAX EXEMPT MUNICIPAL BONDS

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Average Balances, Interest Income and Expenses, and Average Yields and Rates

The following table compares detailed average balances, average yields on interest earning assets, and average costs of interest bearing liabilities at December 31, 2022 and 2021. The average balances were derived from the daily balances throughout the periods indicated. The average yields or costs were calculated by dividing the income or expense by the average balance of the corresponding assets or liabilities. Nonaccrual loans are included in earning assets in the following tables. Loan yields have been reduced to reflect the negative impact on our earnings of loans on nonaccrual status.

	For the Year Ended December 31,
	2022			2021
(Dollars in thousands)	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Interest-Earning Assets:
Loans (1)	$525,396	$25,637	4.88%	$513,987	$27,196	5.29%
Taxable Investment Securities	695,960	16,145	2.32%	591,387	8,952	1.51%
Non-taxable Investments (2)	23,651	846	3.58%	23,351	1,225	5.25%
Deposits in Other Banks	3,649	203	5.56%	1,639	14	0.85%
Total Interest-Earning Assets	$1,248,656	$42,831	3.43%	$1,130,364	$37,387	3.31%
Interest-Bearing Liabilities:
Checking, Savings and Money Market Accounts	$703,914	$2,304	0.33%	$616,098	$752	0.12%
Certificate Accounts	143,619	607	0.42%	172,995	879	0.51%
Total Interest-Bearing Deposits	847,533	2,911	0.34%	789,093	1,631	0.21%
Junior Subordinated Debt	5,155	180	3.49%	5,155	97	1.88%
Subordinated Debt	29,332	1,548	5.28%	30,000	1,575	5.25%
FHLB Advances and Other Borrowings (3)	45,477	389	0.86%	54,593	521	0.95%
Total Interest-Bearing Liabilities	$927,497	$5,028	0.54%	$878,841	$3,824	0.44%
Net Interest Rate Spread			2.89%			2.87%
Tax Equivalent Net Interest Income/Margin (2)		$37,803	3.03%		$33,563	2.97%
Less: tax equivalent adjustment (2)		253			270
Net Interest Income		$37,550			$33,293

(1)   INTEREST INCOME FROM OTHER LOANS INCLUDED IN THE TABLES ABOVE AND BELOW INCLUDES DEFERRED PPP LOAN FEES OF $441,000 AND $4.7 MILLION RECOGNIZED DURING THE YEARS ENDED DECEMBER 31, 2022 AND 2021, RESPECTIVELY.
(2)TAX EQUIVALENT BASIS RECOGNIZES THE INCOME TAX SAVINGS WHEN COMPARING TAXABLE AND TAX-EXEMPT ASSETS AND WAS CALCULATED USING THE EFFECTIVE TAX RATE IN PLACE FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021. THE TAX-EQUIVALENT INTEREST INCOME ADJUSTMENT RELATES TO THE TAX EXEMPT MUNICIPAL BONDS INCLUDED IN OUR INVESTMENT PORTFOLIO DURING THE PERIODS INDICATED.
(3)INCLUDES FHLB ADVANCES, BORROWINGS FROM THE FRB AND REPURCHASE AGREEMENTS.

.
.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Comparison of the Years Ended December 31, 2022 and 2021
Net Income
Net income decreased $2.6 million or 19.9% to $10.2 million or $3.14 per basic and diluted common share for the year ended December 31, 2022, compared to $12.8 million or $3.93 per basic and diluted common share for the year ended December 31, 2021.  The decrease in net income during 2022 compared to the prior year was due to a decline in non-interest income and an increase in non-interest expense, partially offset by an increase in net interest income. Also contributing to the decrease in net income was a $2.4 million reversal of loan loss reserves during 2021 following significantly higher loan loss provisions recorded in 2020 in response to the potential and unknown economic impact of the ongoing COVID-19 pandemic compared to no provision for loan losses in 2022.

Net Interest Income
Net interest income increased $4.3 million or 12.8% to $37.6 million for the year ended December 31, 2022, compared to $33.3 million in 2021. The increase in net interest income was primarily due to higher interest income from investments, which was partially offset by an increase in interest expense. The net interest margin on a tax-equivalent basis increased six basis points to 3.03% for the year ended December 31, 2022 from 2.97% for the year ended December 31, 2021.
Total average interest-earning assets increased $118.3 million or 10.5% to $1.25 billion for the year ended December 31, 2022 from $1.13 billion for the year ended December 31, 2021 with a 12 basis point increase in the average yield earned on these assets. Average interest-bearing liabilities increased $48.7 million or 5.5% to $927.5 million for the year ended December 31, 2022 from $878.8 million for the year ended December 31, 2021 with an increase of 10 basis points in the average cost. The interest rate spread on a tax-equivalent basis increased two basis points to 2.89% for the year ended December 31, 2022 from 2.87% in 2021.
Total interest income increased $5.5 million or 14.7% to $42.6 million for the year ended December 31, 2022, compared to $37.1 million for the year ended December 31, 2021 as a result of increased interest income from taxable investments which was partially offset by lower interest income from loans and tax-exempt investments.
Total tax-equivalent interest income on investments increased $6.8 million, or 67.0%, due to a $104.9 million, or 17.1%, increase in the aggregate average balance of these interest-earning assets combined with an increase of 70 basis points in the average yield earned on these assets during 2022 when compared to 2021.

Interest income from loans decreased $1.6 million or 5.7% to $25.6 million for the year ended December 31, 2022 compared to $27.2 million for the year ended December 31, 2021. The decrease was primarily attributable to a decrease in deferred loan fees on PPP loans recognized in 2022.  The Bank recognized $441,000 and $4.7 million in deferred loan fees on PPP loans during the years ended December 31, 2022 and 2021, respectively. There was no unamortized net deferred fees on PPP loans remaining at December 31, 2022. This decrease was partially offset by an increase of $11.4 million in the average balance of loans outstanding during the year ended December 31, 2022.
Total interest expense increased $1.2 million or 31.5% to $5.0 million for the year ended December 31, 2022, compared to $3.8 million for the year ended December 31, 2021 due to a 10 basis point increase in the average cost of interest-bearing liabilities combined with an increase of $48.7 million, or 5.5%, in the average balance of these liabilities.
The largest increase was in interest expense on deposits, which increased $1.3 million or 78.4% to $2.9 million in 2022 compared to $1.6 million in 2021. Average interest-bearing deposits increased $58.4 million or 7.4% to $847.5 million during the year ended December 31, 2022 compared to $789.1 million during 2021, while the average cost of those deposits increased 13 basis points to 0.34% during 2022 from 0.21% in 2021.
Interest expense on borrowings from the FRB and other borrowings decreased $132,000 or 25.3% to $389,000 during the year ended December 31, 2022 from $521,000 during the prior year. The decrease was attributable to a $9.1 million, or 16.7% decrease in the average balance of these liabilities combined with a decrease of nine basis points in the average cost to 0.86% in 2022 from 0.95% during 2021.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Provision for Loan Losses

The Company recorded no provision for loan losses for the year ended December 31, 2022 compared to a $2.4 million reversal of the provision for loan losses for the year ended December 31, 2021. The reversal of loan loss provision during 2021 was the result of a reduction in historical loss and qualitative adjustment factors related to improvement in the economic and business conditions at both the national and regional levels as of December 31, 2021. Non-performing assets increased $3.6 million, or 127.3%, to $6.4 million at December 31, 2022 from $2.8 million at December 31, 2021. Non-performing assets represented 0.46% and 0.22% of total assets at December 31, 2022 and 2021, respectively.
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
The second component of management’s monthly analysis is the specific review and evaluation of significant problem credits identified through the Company’s internal monitoring system, including but not limited to classified loans, non-accrual loans and TDRs. These loans are evaluated for impairment and recorded in accordance with accounting guidance. All TDRs and substantially all non-accrual loans are individually evaluated for impairment. In accordance with our policy, non-accrual commercial loans with a balance less than $200,000 and non-accrual non-commercial (consumer, HELOC, residential mortgage) loans with a balance less than $100,000 are deemed immaterial and therefore excluded from the individual impairment review. For each loan deemed impaired, management calculates a specific reserve for the amount in which the recorded investment in the loan exceeds the fair value. This estimate is based on a thorough analysis of the most probable source of repayment, which is typically liquidation of the collateral.
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
Management believes the allowance for loan losses at December 31, 2022 is adequate based on its best estimates of the losses inherent in the loan portfolio, although there can be no guarantee as to these estimates.  In addition, bank regulatory agencies may require additional provisions to the allowance for loan losses based on their judgments and estimates as part of their examination process.  Because the allowance for loan losses is an estimate, there can be no guarantee that actual loan losses will not exceed the allowance for loan losses, or that additional increases in the allowance for loan losses will not be required in the future. A further decline in national and local economic conditions as a result of inflation, a recession, unemployment, money supply fluctuations or other factors could result in a material increase in the allowance for loan losses and may adversely affect the Company’s financial condition and results of operations.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Non-Interest Income
Non-interest income decreased $3.0 million or 23.9% to $9.6 million for the year ended December 31, 2022 from $12.6 million for the year ended December 31, 2021. The decrease in non-interest income was primarily attributable to decreases in gain on sales of loans and grant income. These decreases in non-interest income were partially offset by increases in service fees on deposit accounts, insurance commissions, trust income, and ATM and check card fee income.
Gain on sales of loans decreased $2.1 million or 55.6% to $1.7 million for the year ended December 31, 2022 compared to $3.8 million in 2021 as the dollar volume of loans sold to investors decreased. The Bank sold $48.5 million of loans in 2022 compared to $112.9 million during 2021.
Insurance commissions increased $174,000 or 28.5% to $784,000 for the year ended December 31, 2022 compared to $610,000 in 2021 due to an increase in the number of insurance policies sold. Trust income increased $110,000 or 7.6% to $1.5 million during the year ended December 31, 2022 compared to $1.4 million in 2021 due to an increase in assets under management. ATM and check card fee income increased $346,000 or 14.0% to $2.8 million for the year ended December 31, 2022 compared to $2.5 million in 2021 reflecting higher transaction volume.
The Bank received $171,000 and $1.8 million in grant income during the years ended December 31, 2022 and 2021, respectively. During 2022, the Bank was awarded a $171,000 grant by the Community Development Financial Institutions ("CDFI") Fund Bank Enterprise Award ("BEA") program for the Bank's continued community development financing and service activities in the most economically distressed communities. During 2021, the Bank was awarded a $1.8 million grant by the CDFI Fund Rapid Response Program ("RRP") created to provide certified CDFIs with resources to help counter the economic impact of COVID-19 in distressed and underserved communities. The grant proceeds were used to fund qualified loans within the Bank’s target market areas, which satisfied the performance obligation of the grant.

Non-Interest Expense
Non-interest expense increased $2.2 million or 6.8% to $34.2 million during the year ended December 31, 2022 compared to $32.0 million during 2021.  The increase in non-interest expense was primarily due to increases in compensation and employee benefits, a write-down of the value of land held for sale and other non-interest expenses, partially offset by a decrease in consulting expenses.
Compensation and employee benefits increased $890,000 or 4.6% to $20.1 million during the year ended December 31, 2022 from $19.2 million for the year ended December 31, 2021 primarily due to annual cost of living increases and an increase in the number of full time equivalent employees as a result of our newest branch added during the first quarter of 2022. Occupancy expense also increased by $190,000 primarily due to the addition of our newest branch located in Columbia, South Carolina.
A write-down of the fair value of land held for sale during the year ended December 31, 2022 based on an updated appraisal resulted in a $433,000 increase in non-interest expense.
Consulting expense decreased $497,000 or 41.4% to $705,000 for the year ended December 31, 2022 compared to $1.2 million during the prior year. The decrease was primarily due to a one-time expense of $605,000 for IT related consulting expenses incurred in 2021.
The Company incurred costs of $10,000 from the operation of OREO properties during the year ended December 31, 2022, compared to a net recovery of $116,000 during the prior year during which OREO sales exceeded write-downs and other costs. There were no sales of OREO properties during 2022 and therefore, no gain on OREO sales during 2022 compared to $105,000 in 2021.

Other non-interest expense increased $1.3 million or 35.8% to $4.7 million for the year ended December 31, 2022 compared to $3.4 million during 2021 due to increased operations and the addition of our newest branch added in 2022. As a result of the COVID-19 pandemic, some branch locations were not open during all twelve months of 2021. As of May 2021, all branches had reopened and resumed normal business hours.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Provision for Income Taxes
The provision for income taxes decreased $800,000 or 22.8% to $2.7 million during the year ended December 31, 2022 compared to $3.5 million for the year ended December 31, 2021 due to higher pre-tax income in 2021.  The Company's combined federal and state effective tax rate was 20.9% for 2022 compared to 21.6% for 2021.
Comparison of the Years Ended December 31, 2021 and 2020
A comparison of our operating results for the 2021 and 2020 fiscal years may be found under the heading “Comparison of Operating Results for the Years Ended December 31, 2021 and 2020” in our Annual Report to Shareholders which was filed as Exhibit 13 to our Annual Report on Form 10-K for the year ended December 31, 2021.
Net cost of operation of OREO includes all expenses associated with OREO properties, including write-downs in value and

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Regulatory Capital

The following table reconciles the Bank's shareholders' equity to its various regulatory capital positions.

	December 31,
	2022	2021
	(In Thousands)
Bank’s Shareholders’ Equity (1)	$142,652	$124,983
Reduction for Goodwill	1,200	1,200
Tangible Capital	141,452	123,783
Core Capital	141,452	123,783
Supplemental Capital	9,956	8,923
Total Risk-Based Capital	$151,408	$132,706
(1)EXCLUDES UNREALIZED (LOSSES) GAINS ON INVESTMENT SECURITIES OF $(40.8) MILLION and $5.2 MILLION AT DECEMBER 31, 2022 AND 2021, RESPECTIVELY.
The Bank is subject to minimum capital requirements imposed by the FDIC. Based on capital levels at December 31, 2022, the Bank was considered to be well capitalized. At December 31, 2022, the Bank exceeded all regulatory capital requirements with Tier 1 leverage-based capital, Tier 1 risk-based capital, total risk-based capital, and common equity Tier 1 (CET1) capital ratios of 10.4%, 17.8%, 19.0%, and 17.8%, respectively.

CET1 consists of Tier 1 capital less all capital components that are not considered common equity. In addition to the FDIC’s minimum capital ratios, the Bank is required to maintain a capital conservation buffer consisting of additional CET1 capital greater than 2.5% of risk-weighted assets above the required minimum levels in order to avoid limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses. At December 31, 2022, the Bank’s capital conservation buffer was 11.0%.

For additional information regarding the Bank's and Company's regulatory capital compliance, see the discussion included in Note 16 of the Notes to Consolidated Financial Statements included herein.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Liquidity and Capital Resources

Liquidity refers to the ability to generate sufficient cash flows to fund current loan demand, repay maturing borrowings, fund maturing deposit withdrawals, and meet operating expenses.  The Bank's primary sources of funds include deposits, scheduled loan and investment security repayments, including interest payments, maturities and sales of loans and investment securities, borrowings from the FRB, advances from the FHLB and cash flow generated from operations.  The need for funds varies among periods depending on funding needs as well as the rate of amortization and prepayment on loans.  The use of borrowings from the FRB, FHLB advances and other borrowings varies depending on loan demand, deposit inflows, and the use of investment leverage strategies that we might employee to increase net interest income.
The principal use of the Bank's funds is the origination of mortgages and other loans and the purchase of investment securities. Originations of new loans and renewals of previously funded loans on loans held for investment were $557.1 million during the year ended December 31, 2022 compared to $438.4 million during the year ended December 31, 2021.  Purchases of investment securities totaled $210.3 million during 2022 compared to $217.6 million during 2021. Other uses of the Bank's funds during the year ended December 31, 2022 included repurchases of subordinated debentures and dividend payments to shareholders.
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
Commitments to extend credit to customers are subject to the Bank’s normal credit policies and are essentially the same as those involved in extending loans to customers. Unused lines of credit on HELOCs, credit cards, and commercial loans amounted to $173.3 million at December 31, 2022.  HELOCs are made on a floating rate basis with final maturities of 15 to 20 years.  The Bank issues fixed rate credit cards, currently at 9.99%, and variable rate rewards credit cards with a floating rate equal to prime plus 9.99%.  Credit cards are renewed every three years.  The Bank had undisbursed loans-in-process of $22.7 million at December 31, 2022, which will be disbursed over an average of 90 days, and are included in the total unused commitments above.  These commitments to originate loans and future advances of lines of credit are expected to be funded from loan amortizations and prepayments, deposit inflows, maturing investments, and short-term borrowing capacity. See Note 19 of the Notes to the Consolidated Financial Statements included herein for additional information regarding our commitments and off-balance sheet arrangements.

We incur capital expenditures on an ongoing basis to expand and improve our product offerings, enhance and modernize our technology infrastructure, and to introduce new technology-based products to compete effectively in our markets. We evaluate capital expenditure projects based on a variety of factors, including expected strategic impacts (such as forecasted impact on revenue growth, productivity, expenses, service levels and customer retention) and our expected return on investment. The amount of capital investment is influenced by, among other things, current and projected demand for our services and products, cash flow generated by operating activities, cash required for other purposes and regulatory considerations. Based on current capital allocation objectives, there are no projects scheduled for capital investments in premises and equipment during 2023 that would materially impact liquidity. We also have purchase obligations, generally with remaining terms of less than three years and contracts with various vendors to provide services, including information processing, for periods generally ranging from one to five years, for which our financial obligations are dependent upon acceptable performance by the vendor. For the year ending December 31, 2023, we project that fixed commitments will include $518,000 of operating lease payments. See Note 5 of the Notes to the Consolidated Financial Statements included herein for additional information regarding our operating leases.

The Bank’s liquidity has been positively impacted by increases in deposit levels in recent years. During the year ended December 31, 2022, deposits decreased by $5.9 million after increasing by $197.9 million during the year ended December 31, 2021. Our liquid assets in the form of cash and cash equivalents, certificates of deposit at other banks and investments increased to $747.2 million at December 31, 2022 from $735.1 million at December 31, 2021. Total certificates of deposit scheduled to mature in one year or less totaled $96.2 million at December 31, 2022 compared to $118.1 million at December 31, 2021. Management’s policy is to maintain deposit rates at levels that are competitive with other local financial institutions. Based on historical experience, we believe that a significant portion of maturing certificates of deposit will remain with the Bank.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

Primary sources of short-term liquidity for the Bank include the Federal Reserve Bank discount window and a $50.0 million line of credit with the Pacific Coast Bankers Bank. In addition, at December 31, 2022, the Bank had $388.3 million in unused borrowing capacity at the FHLB. Management believes that future liquidity can be met through the Bank's deposit base, which had a balance of $1.11 billion at December 31, 2022, sales and maturities of investment securities, and loans sold to investors. During the years ended December 31, 2022 and 2021, the Bank sold $53.3 million and $118.4 million in loans, respectively.
Historically the Bank’s cash flow from operating activities has been relatively stable.  The cash flows from investing activities vary with sales of investment securities and with the need to invest excess funds or utilize leverage strategies with the purchase of investment securities.  The cash flows from financing activities vary depending on the need for borrowings from the FRB, FHLB advances and other borrowings. The Bank's management believes that the liquid assets combined with the available lines of credit provide adequate liquidity to meet current financial obligations for at least the next 12 months.

Security Federal Corporation is a separate legal entity from the Bank and must provide for its own liquidity and pay its own operating expenses. Sources of capital and liquidity for Security Federal Corporation include distributions from the Bank and the issuance of debt or equity securities, although there are regulatory restrictions on the ability of the Bank to pay dividends. At December 31, 2022, Security Federal Corporation (on an unconsolidated basis) had liquid assets of $28.8 million. The Company currently expects to continue the current practice of paying quarterly cash dividends on common stock subject to the Board of Directors' discretion to modify or terminate this practice at any time and for any reason without prior notice. Our current quarterly common stock dividend rate is $0.13 per share, as approved by our Board of Directors, which we believe is a dividend rate per share which enables us to balance our multiple objectives of managing and investing in the Bank, and returning a substantial portion of our cash to our shareholders. In addition to the quarterly dividends paid in 2022, the Company also paid a special cash dividend of $0.28 per share in 2022 to all shareholders of record as of March 31, 2022. Assuming continued payment during 2023 at this rate of $0.13 per share, our average total dividends paid each quarter would be approximately $422,875 based on the number of our current outstanding shares at December 31, 2022.

[Letterhead of Elliot Davis, LLP]

Report of Independent Registered Public Accounting Firm (PCAOB ID 149)

To the Shareholders and the Board of Directors of Security Federal Corporation:

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Security Federal Corporation and its Subsidiaries (the Company) as of December 31, 2022 and 2021, the related consolidated statements of income, comprehensive income (loss), shareholders' equity and cash flows for each of the three years in the period ended December 31, 2022, and the related notes to the consolidated financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

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

Allowance for Loan Losses

As described in Note 4 to the Company’s financial statements, the Company has a gross loan portfolio of approximately $561.0 million and related allowance for loan losses of approximately $11.2 million as of December 31, 2022. As described by the Company in Note 1, the evaluation of the allowance for loan losses is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance for loan losses is evaluated on a regular basis and is based upon the Company’s review of the fair value of the underlying collateral, stated guarantees by the borrower (if applicable), the borrower’s ability to repay from other economic resources, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to the outstanding loans, loss experience, delinquency trends, and general economic conditions.

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

/s/ Elliott Davis, LLC

Columbia, South Carolina
March 24, 2023

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
(Dollars in thousands)	2022	2021
Assets:
Cash and Cash Equivalents	$28,502	$27,623
Certificates of Deposit with Other Banks	1,100	1,100
Investment Securities:
Available For Sale ("AFS")	550,148	682,849
Held To Maturity ("HTM") (Fair Value of $161,464 and $23,721 at December 31, 2022 and December 31, 2021, Respectively)	167,438	23,507
Total Investments	717,586	706,356
Loans Receivable, Net:
Held For Sale	913	4,038
Held For Investment (Net of Allowance of $11,178 and $11,087 at December 31, 2022 and December 31, 2021, Respectively)	549,004	495,459
Total Loans Receivable, Net	549,917	499,497
Accrued Interest Receivable	4,811	3,752
Operating Lease Right-of-Use Assets	1,861	2,252
Land Held for Sale	1,097	1,530
Premises and Equipment, Net	27,960	25,237
Federal Home Loan Bank ("FHLB") Stock, at Cost	651	586
Other Real Estate Owned ("OREO")	120	130
Bank Owned Life Insurance ("BOLI")	27,318	26,710
Goodwill	1,200	1,200
Other Assets	19,243	5,241
Total Assets	$1,381,366	$1,301,214
Liabilities:
Deposit Accounts	$1,110,085	$1,115,963
Borrowings from Federal Reserve Bank ("FRB")	44,080	—
Other Borrowings	27,588	26,785
Junior Subordinated Debentures	5,155	5,155
Subordinated Debentures	26,500	30,000
Operating Lease Liabilities	1,904	2,293
Other Liabilities	5,821	5,495
Total Liabilities	1,221,133	1,185,691
Commitments (Note 19)
Shareholders' Equity:
Senior Non-Cumulative Perpetual Preferred Stock, Series ECIP, $1,000 Par Value; 82,949 and 0 Shares Authorized, Issued and Outstanding at December 31, 2022 and 2021, Respectively	$82,949	$—
Common Stock, $0.01 Par Value; 5,000,000 Shares Authorized; 3,453,817 Shares Issued and 3,252,884 Shares Outstanding at December 31, 2022 and 2021	35	35
Additional Paid-In Capital ("APIC")	18,230	18,230
Treasury Stock, at Cost (200,933 Shares)	(4,331)	(4,331)
Accumulated Other Comprehensive (Loss) Income ("AOCI")	(40,779)	5,216
Retained Earnings	104,129	96,373
Total Shareholders' Equity	160,233	115,523
Total Liabilities and Shareholders' Equity	$1,381,366	$1,301,214
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
(Dollars in thousands, except per share amounts)	2022	2021
Interest Income:
Loans	$25,637	$27,196
Investment Securities	16,738	9,907
Other	203	14
Total Interest Income	42,578	37,117
Interest Expense:
Deposits	2,911	1,631
FHLB Advances and Other Borrowings	389	521
Subordinated Debentures	1,548	1,575
Junior Subordinated Debentures	180	97
Total Interest Expense	5,028	3,824
Net Interest Income	37,550	33,293
(Reversal of) Provision for Loan Losses	—	(2,404)
Net Interest Income after Provision for Loan Losses	37,550	35,697
Non-Interest Income:
(Loss) Gain on Sales of Investment Securities	(2)	—
Gain on Sale of Loans	1,705	3,836
Service Fees on Deposit Accounts	1,071	957
Commissions From Insurance Agency	784	610
Trust Income	1,548	1,439
BOLI Income	608	635
ATM and Check Card Fee Income	2,816	2,470
Grant Income	171	1,826
Other	911	860
Total Non-Interest Income	9,612	12,633
Non-Interest Expense:
Compensation and Employee Benefits	20,050	19,160
Occupancy	2,811	2,622
Advertising	988	1,120
Depreciation and Maintenance of Equipment	2,925	3,137
FDIC Insurance Premiums	375	291
Net (Recovery) Expense from Operation of OREO	10	(116)
Write Down of Land Held for Sale	433	—
Consulting	705	1,202
Debit Card Expenses	1,267	1,198
Other	4,661	3,433
Total Non-Interest Expense	34,225	32,047
Income Before Income Taxes	12,937	16,283
Provision For Income Taxes	2,709	3,509
Net Income	$10,228	$12,774
Net Income Per Common Share (Basic)	$3.14	$3.93
Cash Dividend Per Share On Common Stock	$0.76	$0.44
Weighted Average Shares Outstanding (Basic)	3,252,884	3,252,884
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Years Ended December 31,
(Dollars in thousands)	2022	2021
Net Income	$10,228	$12,774
Other Comprehensive Loss
Unrealized Losses on Securities:
Unrealized Holding Losses on AFS Securities, Net of Taxes of $(14.9) million and $(2.5) million at December 31, 2022 and 2021, Respectively	(46,003)	(7,726)
Reclassification Adjustment for Losses (Gains) Included in Net Income, Net of Taxes of $(1) thousand and $0 at December 31, 2022 and 2021, Respectively	2	—
Amortization of Unrealized Gains (Losses) on AFS Securities Transferred to HTM, Net of Taxes of $2.0 thousand and $0 at December 31, 2022 and 2021, Respectively	6	—
Other Comprehensive Loss	(45,995)	(7,726)
Comprehensive (Loss) Income	$(35,767)	$5,048

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

	Preferred Stock		Common Stock		Treasury Stock
(Shares and Dollars in thousands)	Shares	Amount	Shares	Amount	Shares	Amount	APIC	AOCI (Loss)	Retained Earnings	Total
December 31, 2020	—	$—	3,454	$35	201	$(4,331)	$18,230	$12,942	$85,030	$111,906
Net Income	—	—	—	—	—	—	—	—	12,774	12,774
Other Comprehensive Loss, Net of Tax	—	—	—	—	—	—	—	(7,726)	—	(7,726)
Cash Dividends on Common Stock	—	—	—	—	—	—	—	—	(1,431)	(1,431)
December 31, 2021	—	$—	3,454	$35	201	$(4,331)	$18,230	$5,216	$96,373	$115,523
Net Income	—	—	—	—	—	—	—	—	10,228	10,228
Other Comprehensive Loss, Net of Tax	—	—	—	—	—	—	—	(45,995)	—	(45,995)
Preferred Stock Issuance	83	82,949	—	—	—	—	—	—	—	82,949
Cash Dividends on Common Stock	—	—	—	—	—	—	—	—	(2,472)	(2,472)
December 31, 2022	83	$82,949	3,454	$35	201	$(4,331)	$18,230	$(40,779)	$104,129	$160,233

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
(Dollars in thousands)	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$10,228	$12,774
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation Expense	1,966	1,958
Discount Accretion and Premium Amortization, Net	6,498	6,800
(Reversal of) Provisions for Loan Losses	—	(2,404)
Earnings on BOLI	(608)	(635)
Gain on Sales of Loans	(1,705)	(3,836)
Loss (Gain) on Sales of Investments AFS	2	—
Gain on Sales of OREO	—	(105)
Write Down on OREO	10	20
Write Down of Land Held For Sale ("HFS")	433	—
Proceeds From Sale of Loans HFS	53,315	118,371
Origination of Loans HFS	(48,485)	(112,880)
Increase in Accrued Interest Receivable	(1,059)	(254)
Amortization of Operating Lease Right-of-Use ("ROU") Assets	391	382
Other, Net	886	(910)
Net Cash Provided By Operating Activities	21,872	19,281
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Investments AFS	(59,675)	(207,177)
Proceeds from Payments and Maturities of Investments AFS	102,463	96,748
Proceeds from Sale of Investments AFS	22,375	—
Purchase of Investments HTM	(150,633)	(10,456)
Proceeds from Payments and Maturities of Investments HTM	6,794	5,056
Investment in Certificates of Deposits with Other Banks	—	(750)
Purchase of FHLB Stock	(65)	(2)
Redemption of FHLB Stock	—	1,770
Net Increase in Loans Receivable	(53,546)	(19,580)
Proceeds from Sale of OREO	—	454
Purchase and Improvement of Premises and Equipment	(4,688)	(2,150)
Net Cash Used By Investing Activities	(136,975)	(136,087)
CASH FLOWS FROM FINANCING ACTIVITIES:
(Decrease) Increase in Deposit Accounts	(5,878)	197,867
Repayment of FHLB Advances	—	(35,000)
Proceeds from Other Borrowings, Net	803	13,668
Repurchase of Subordinated Debentures	(3,500)	—
Proceeds from Issuance of Preferred Stock	82,949	—
Proceeds from FRB Borrowings	400,880	274,265
Repayment of FRB Borrowings	(356,800)	(322,965)
Dividends to Common Stock Shareholders	(2,472)	(1,431)
Net Cash Provided By Financing Activities	115,982	126,404
Net Increase in Cash and Cash Equivalents	879	9,598
Cash and Cash Equivalents at Beginning of Year	27,623	18,025
Cash and Cash Equivalents at End of Year	$28,502	$27,623

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2022	2021
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid During the Period For:
Interest	$4,670	$3,895
Income Taxes	$2,159	$4,226
Supplemental Schedule of Non Cash Transactions:
Transfers From Premises and Equipment, Net to Land HFS	$—	$1,530
Decrease in Unrealized Gains on Securities AFS, Net of Taxes	$(45,995)	$(7,726)
Initial Recognition of Lease ROU Assets	$—	$282
Initial Recognition of Lease Liability	$—	$282

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

Basis of Consolidation and Nature of Operations
The accompanying consolidated financial statements include the accounts of Security Federal Corporation (the “Company”) and its wholly owned subsidiary, Security Federal Bank (the “Bank”) and the Bank’s wholly owned subsidiaries, Security Federal Investments, Inc. ("SFINV"), Security Federal Insurance, Inc. (“SFINS”), and Security Financial Services Corporation (“SFSC”).  SFINV was formed to hold investment securities and allow for better management of the securities portfolio. SFINS is an insurance agency offering auto, business, and home insurance.  Effective April 30, 2022, Collier Jennings Financial Corporation, a wholly owned subsidiary of SFINS, and its subsidiaries, Security Federal Auto Insurance, The Auto Insurance Store Inc., and Security Federal Premium Pay Plans Inc. ("SFPPP") and its wholly owned premium finance subsidiary were dissolved. SFPPP’s ownership interests in four other premium finance subsidiaries were disposed of at an immaterial gain. Additionally, effective April 30, 2022, previously inactive SFSC was dissolved. All significant intercompany transactions and balances have been eliminated in consolidation.
The Company also has a wholly owned subsidiary, Security Federal Statutory Trust (the “Trust”), which issued and sold fixed and floating rate capital securities of the Trust.  However, under current accounting guidance, the Trust is not consolidated in the financial statements.  The Bank is primarily engaged in the business of accepting savings and demand deposits and originating mortgage loans and other loans to individuals and small businesses for various personal and commercial purposes.
Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing balances in other banks, and federal funds sold.  Cash equivalents have original maturities of three months or less.
Investment Securities
Investment securities are classified in one of three categories: HTM, AFS, or trading.  Management determines the appropriate classification of debt securities at the time of purchase. Investment securities are classified as HTM when the Company has the positive intent and ability to hold the securities to maturity. These securities are recorded at cost and adjusted for amortization of premiums and accretion of discounts over a level yield basis. Callable debt securities held at a premium are amortized until the earliest call date. Prepayment assumptions on mortgage-backed securities are anticipated.
Management classifies investment securities that are not considered to be HTM as AFS.  This type of investment is stated at fair value with unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity (“accumulated other comprehensive income (loss)”). Gains and losses from sales of AFS investment securities are determined using the specific identification method. The Company had no investment securities classified as trading.
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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The Company regularly re-evaluates its practices in determining the allowance for loan losses. During the year ended December 31, 2020, the Company increased its look-back period to incorporate the effects of at least one economic downturn in its loss history. The Company believes the extension of its look-back period is appropriate due to the risks inherent in the loan portfolio. Absent this extension, the early cycle periods in which the Company experienced significant losses would be excluded from the determination of the allowance for loan losses and its balance would decrease. For the year ended December 31, 2020, the Company increased its look-back period to 10 years to continue to include losses incurred by the Company beginning with the first quarter of 2011. The Company continued to use a look-back period of 10 years for the year ended December 31, 2022.
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
The Company values impaired loans at the loan’s fair value if it is probable that the Company will be unable to collect all amounts due according to the terms of the loan agreement at the present value of expected cash flows, the market price of the loan, if available, or the value of the underlying collateral less estimated selling costs.  In accordance with our policy, non-accrual loans for commercial purposes which have a balance less than $200,000 and non-accrual non-commercial loans (HELOCs, consumer residential mortgage and other consumer loans) with a balance less than $100,000 are deemed immaterial and therefore excluded from the individual impairment review. Expected cash flows are required to be discounted at the loan’s effective interest rate.  When the ultimate collectability of an impaired loan’s principal is in doubt, wholly or partially, all cash receipts are applied to principal.  When this doubt does not exist, cash receipts are applied under the contractual terms of the loan agreement first to interest and then to principal.  Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income to the extent that any interest has been foregone.  Further cash receipts are recorded as recoveries of any amounts previously charged off.
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
Land Held for Sale
During the year ended December 31, 2021, the Company transferred three parcels of land with a combined book balance of $1.5 million from premises and equipment to land held for sale. Land held for sale is reported at the lower of the carrying amount and fair value less costs to sell. During the year ended December 31, 2022, the Company recorded a write down on land for sale totaling $433 thousand due to a reduction in fair value less costs to sell. No write down was recorded during 2021.
Goodwill
The Company's goodwill is a result of the excess of the cost over the fair value of net assets resulting from the acquisition of Collier Jennings Financial Corporation in July 2006. Goodwill is reviewed for impairment annually or whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.
Income Taxes
Income tax expense or benefit is recognized for the net change in the deferred tax liability or asset during the year.  That amount together with income taxes currently payable is the total amount of income tax expense or benefit for the year.  Deferred taxes are provided for by the differences in financial reporting bases for assets and liabilities compared with their tax bases. Generally, a current tax liability or asset is established for taxes presently payable or refundable and a deferred tax liability or asset is established for future tax items. A valuation allowance, if applicable, is established for deferred tax assets that may not be realized. Deferred income taxes are provided for differences between the provision for loan losses for financial statement purposes and those allowed for income tax purposes.
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
Advertising Expense
Advertising and public relations costs are generally expensed as incurred.  External costs relating to direct mailing are expensed in the period in which the direct mailings are sent.  Advertising and public relations costs of $1.0 million and $1.1 million were included in the Company’s results of operations for the years ended December 31, 2022 and 2021, respectively.

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
There were no stock options outstanding as of December 31, 2022 and 2021; and therefore, no dilutive options in the calculation of diluted EPS for those periods. The following tables show the Company’s net income per common share for the years indicated.

	Year Ended December 31,
	2022			2021
(Dollars in thousands, except EPS)	Income	Shares	EPS	Income	Shares	EPS
Basic EPS	$10,228	3,252,884	$3.14	$12,774	3,252,884	$3.93

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Recently Issued or Adopted Accounting Standards
The following is a summary of recent authoritative pronouncements that could affect accounting, reporting, and disclosure of financial information by the Company:
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The new guidance, which was further modified by subsequent related updates, replaces the incurred loss impairment framework in current GAAP with a current expected credit loss (“CECL”) framework, which requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to financial assets measured at amortized cost and some off-balance sheet credit exposures. Financial assets measured at amortized cost will be presented at the net amount expected to be collected by using an allowance for credit losses. Credit losses relating to available-for-sale debt securities will be recorded through an allowance for credit losses prospectively, with such allowance limited to the amount by which fair value is below amortized cost.
The Company adopted Accounting Standards Codification (“ASC”) 326 as of January 1, 2023 using the modified retrospective method for loans, leases and off-balance sheet credit exposures. Adoption of this guidance resulted in a $2.0 million increase in the allowance for credit losses, comprised of increases in the allowance for loan losses of $800,000 and the reserve for unfunded commitments of $1.2 million. The cumulative effect adjustment to retained earnings was $1.6 million, net of tax. Calculated credit losses on held-to-maturity debt securities were not material and there was no impact to the available-for-sale portfolio or other financial instruments. The allowance for loan losses for the majority of loans was calculated using a remaining life loss methodology applied to fourteen portfolios with a two quarter reasonable and supportable forecast period and an immediate reversion period. In connection with the adoption, management has implemented changes to relevant systems, processes and controls where necessary. Model validation was completed during the fourth quarter of 2022. In addition, management is in the final stages of implementing the accounting, reporting and governance processes to comply with the new guidance. The Company's expected credit loss will fluctuate over time due to macroeconomic conditions and forecasts as well as the size and composition of the loan portfolios.
In March 2022, the FASB amended the Receivables–Troubled Debt Restructuring by Creditors subtopic and Financial Instruments–Credit Losses subtopic to the Accounting Standards Codification. The amendments eliminate the accounting guidance for TDRs by creditors while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. In addition, for public business entities, the amendments require disclosure of current-period gross write-offs by year of origination for financing receivables and net investments in leases within the scope of Subtopic 326-20. The amendments are effective as of January 1, 2023 and will not have a material effect on the Company’s financial statements.
In December 2022, the FASB issued amendments to extend the period of time preparers can use the reference rate reform relief guidance under ASC Topic 848 from December 31, 2022, to December 31, 2024, to address the fact that all London Interbank Offered Rate ("LIBOR") tenors were not discontinued as of December 31, 2021, and some tenors will be published until June 2023. The amendments are effective immediately for all entities and are applied prospectively. The Company does not expect these amendments to have a material effect on its financial statements.
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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 2 - INVESTMENTS, AVAILABLE FOR SALE

AFS securities are recorded at fair market value. The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of AFS securities at the dates indicated were as follows:

	December 31, 2022
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
Student Loan Pools	$60,855	$12	$1,709	$59,158
Small Business Administration (“SBA”) Bonds	102,293	584	3,247	99,630
Tax Exempt Municipal Bonds	22,537	405	1,632	21,310
Taxable Municipal Bonds	65,250	—	14,480	50,770
Mortgage-Backed Securities ("MBS")	353,222	30	33,972	319,280
	$604,157	$1,031	$55,040	$550,148
	December 31, 2021
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
Student Loan Pools	$71,950	$318	$256	$72,012
SBA Bonds	139,855	1,018	1,080	139,793
Tax Exempt Municipal Bonds	44,758	5,227	—	49,985
Taxable Municipal Bonds	65,834	734	599	65,969
MBS	353,517	5,294	3,721	355,090
	$675,914	$12,591	$5,656	$682,849

Student Loan Pools are typically 97% guaranteed by the United States government while SBA bonds are 100% backed by the full faith and credit of the United States government. The majority of the Bank's MBS are issued or guaranteed by an agency of the United States government such as Ginnie Mae, or by Government Sponsored Entities ("GSEs"), including Fannie Mae and Freddie Mac. Ginnie Mae MBS are backed by the full faith and credit of the United States government, while those issued by GSEs are not. Also included in MBS are private label collateralized mortgage obligation ("CMO") securities, which are issued by non-governmental real estate mortgage investment conduits and are not backed by the full faith and credit of the United States government. At December 31, 2022 the Bank held an amortized cost and fair value of $60.1 million and $53.8 million in private label CMO securities, compared to an amortized cost and fair value of $41.8 million and $41.7 million at December 31, 2021, respectively.
The amortized cost and fair value of investments AFS at December 31, 2022 are shown below by contractual maturity.  Expected maturities will differ from contractual maturities because borrowers have the right to prepay obligations with or without call or prepayment penalties. Since MBS are not due at a single maturity date, they are disclosed separately, rather than allocated over the maturity groupings below.

(Dollars in thousands)	Amortized Cost	Fair Value
Due in less than one year	$509	$508
Due in one year to five years	5,279	5,215
Due in five to ten years	77,271	73,201
Due in ten years or more	167,876	151,944
MBS	353,222	319,280
	$604,157	$550,148

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The amortized cost and fair value of AFS investments pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $318.0 million and $297.0 million at December 31, 2022, and $335.6 million and $342.6 million at December 31, 2021, respectively.

The Bank received $22.4 million in gross proceeds from sales of AFS securities and recognized gross gains of $159,000 and gross losses of $161,000 during the year ended December 31, 2022. There were no sales of AFS securities during the year ended December 31, 2021, and therefore, no proceeds from sales, gross gains or gross losses were recorded during that year.

The following tables summarize gross unrealized losses and the related fair value, aggregated by investment category and length of time that individual AFS securities have been in a continuous unrealized loss position at the dates indicated.

	December 31, 2022
	Less than 12 Months		12 Months or More		Total
(Dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Student Loan Pools	$24,768	$638	$30,684	$1,071	$55,452	$1,709
SBA Bonds	8,404	121	45,969	3,126	54,373	3,247
Tax Exempt Municipal Bonds	8,051	719	4,929	913	12,980	1,632
Taxable Municipal Bonds	14,428	3,197	36,342	11,283	50,770	14,480
MBS	146,016	11,133	170,578	22,839	316,594	33,972
	$201,667	$15,808	$288,502	$39,232	$490,169	$55,040

	December 31, 2021
	Less than 12 Months		12 Months or More		Total
(Dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Student Loan Pools	$36,817	$216	$8,827	$40	$45,644	$256
SBA Bonds	15,916	360	48,791	720	64,707	1,080
Taxable Municipal Bonds	28,032	413	4,343	186	32,375	599
MBS	160,098	2,866	22,952	855	183,050	3,721
	$240,863	$3,855	$84,913	$1,801	$325,776	$5,656

At December 31, 2022 and 2021, there were 416 and 199 individual AFS securities in a loss position, including 211 and 83 securities that were in a loss position for greater than 12 months, respectively. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature.  The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and is not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary. The Company reviews its investment securities portfolio at least quarterly and more frequently when economic conditions warrant, assessing whether there is any indication of other-than-temporary impairment (“OTTI”).

Factors considered in the Company's review of its investment securities portfolio include estimated future cash flows, length of time and extent to which market value has been less than cost, the financial condition and near term prospects of the issuer, and our intent and ability to retain the security to allow for an anticipated recovery in market value. If the review determines that there is OTTI, then an impairment loss is recognized in earnings equal to the entire difference between the investment’s cost and its fair value at the balance sheet date of the reporting period for which the assessment is made, or the Company may recognize a portion of the impairment in other comprehensive income. The fair value of investments on which OTTI is recognized then becomes the new cost basis of the investment. There was no OTTI recognized during the years ended December 31, 2022 and 2021.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENTS, HELD TO MATURITY
HTM securities are recorded at amortized cost. The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of HTM securities at the dates indicated were as follows:

	December 31, 2022
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
US Treasury Bonds	$34,512	$—	$682	$33,830
FHLB Bond	1,000	—	1	999
Student Loan Pools	16,388	88	59	16,417
SBA Bonds	3,521	162	—	3,683
Taxable Municipal Bonds	952	—	60	892
MBS	111,065	29	5,451	105,643
Total HTM	$167,438	$279	$6,253	$161,464

	December 31, 2021
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
MBS	$23,507	$577	$363	$23,721
Total HTM	$23,507	$577	$363	$23,721
At December 31, 2022, the amortized cost and fair value of HTM securities that were pledged as collateral for certain deposit accounts, FHLB advances and other borrowings were $25.3 million and $24.5 million compared to an amortized cost and fair value of $9.0 million and $9.5 million at December 31, 2021, respectively.
The following tables summarize gross unrealized losses and the related fair value, aggregated by investment category and length of time that individual HTM securities have been in a continuous unrealized loss position at the dates indicated.

	December 31, 2022
	Less than 12 Months		12 Months or More		Total
(Dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
US Treasury Bonds	$33,830	$682	$—	$—	$33,830	$682
FHLB Bond	999	1	—	—	999	1
Student Loan Pools	6,520	59	—	—	6,520	59
Taxable Municipal Bonds	892	60	—	—	892	60
MBS	88,351	3,145	9,334	2,306	97,685	5,451
	$130,592	$3,947	$9,334	$2,306	$139,926	$6,253

	December 31, 2021
	Less than 12 Months		12 Months or More		Total
(Dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
MBS	$9,970	$206	$3,442	$157	$13,412	$363
	$9,970	$206	$3,442	$157	$13,412	$363
At December 31, 2022 and 2021, 54 and six individual HTM securities were in a loss position, including six and two securities that were in a loss position for greater than 12 months, respectively. The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value was attributable to changes in market interest rates and was not in the credit quality of the issuer and therefore, the loss was not considered other-than-temporary. The Company has the ability and intent to hold these securities to maturity.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 4 - LOANS RECEIVABLE, NET

Loans receivable, net, at the dates indicated are summarized as follows:

	December 31,
	2022		2021
(Dollars in thousands)	Balance	% of Total Gross Loans	Balance	% of Total Gross Loans
Real Estate Loans:
Construction	$112,794	20.1%	$100,162	19.7%
Residential Mortgage	110,057	19.6%	84,966	16.8%
Commercial	252,154	44.9%	227,752	44.9%
Other Commercial and Agricultural Loans	30,648	5.5%	44,689	8.8%
Consumer Loans:
Home Equity Lines of Credit ("HELOC")	31,737	5.7%	28,612	5.6%
Other Consumer Loans	23,598	4.2%	21,450	4.2%
Total Loans Held For Investment, Gross	560,988	100.0%	507,631	100.0%
Less:
Allowance For Loan Losses	11,178		11,087
Deferred Loan Fees	806		1,085
	11,984		12,172
Loans Receivable Held For Investment, Net	$549,004		$495,459

During 2022, the Bank continued its participation in the SBA's Paycheck Protection Program (“PPP”) by processing applications for PPP loan forgiveness. PPP loans are included in Commercial and Agricultural loans in the tables above and below and had a total balance of $12,000 at December 31, 2022 compared to $9.8 million at December 31, 2021. There were no remaining unamortized net deferred fees on PPP loans at December 31, 2022 compared to $441,000 at December 31, 2021.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following tables summarize the loan grades used by the Bank to measure the credit quality of gross loans receivable, excluding those held for sale, by loan segment at the dates indicated.

	December 31, 2022
(Dollars in thousands)	Pass	Caution	Special Mention	Substandard	Total Loans
Construction Real Estate	$91,564	$18,838	$2,014	$378	$112,794
Residential Real Estate	84,028	22,373	888	2,768	110,057
Commercial Real Estate	196,063	47,821	3,271	4,999	252,154
Commercial and Agricultural	25,384	4,593	371	300	30,648
Consumer HELOC	25,694	5,018	402	623	31,737
Other Consumer	16,515	6,725	179	179	23,598
Total	$439,248	$105,368	$7,125	$9,247	$560,988

	December 31, 2021
(Dollars in thousands)	Pass	Caution	Special Mention	Substandard	Total Loans
Construction Real Estate	$67,206	$25,867	$6,566	$523	$100,162
Residential Real Estate	65,651	14,507	2,062	2,746	84,966
Commercial Real Estate	185,118	34,263	5,670	2,701	227,752
Commercial and Agricultural	40,018	4,297	54	320	44,689
Consumer HELOC	23,417	3,988	624	583	28,612
Other Consumer	15,060	6,244	86	60	21,450
Total	$396,470	$89,166	$15,062	$6,933	$507,631

Past Due and Non-accrual Loans
The following tables present an age analysis of past due balances by category at the dates indicated.

	December 31, 2022
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable
Construction Real Estate	$—	$—	$100	$100	$112,694	$112,794
Residential Real Estate	1,557	—	472	2,029	108,028	110,057
Commercial Real Estate	2,671	89	354	3,114	249,040	252,154
Commercial and Agricultural	6	2	55	63	30,585	30,648
Consumer HELOC	199	—	74	273	31,464	31,737
Other Consumer	272	79	17	368	23,230	23,598
Total	$4,705	$170	$1,072	$5,947	$555,041	$560,988

	December 31, 2021
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable
Construction Real Estate	$4	$114	$—	$118	$100,044	$100,162
Residential Real Estate	297	544	206	1,047	83,919	84,966
Commercial Real Estate	195	—	373	568	227,184	227,752
Commercial and Agricultural	79	134	—	213	44,476	44,689
Consumer HELOC	52	—	44	96	28,516	28,612
Other Consumer	93	4	9	106	21,344	21,450
Total	$720	$796	$632	$2,148	$505,483	$507,631

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

At December 31, 2022 and 2021, the Bank did not have any loans that were 90 days or more past due and still accruing interest. Our strategy is to work with our borrowers to reach acceptable payment plans while protecting our interests in the existing collateral.  In the event an acceptable arrangement cannot be reached, we may have to acquire these properties through foreclosure or other means and subsequently sell, develop, or liquidate them.

The following table shows non-accrual loans by category at the dates indicated.

	December 31, 2022		December 31, 2021		Increase (Decrease)
(Dollars in thousands)	Amount	Percent (1)	Amount	Percent (1)	$	%
Non-accrual Loans:
Construction Real Estate	$115	0.02%	$21	—%	$94	447.6%
Residential Real Estate	1,545	0.28	1,389	0.28	156	11.2
Commercial Real Estate	4,282	0.76	1,057	0.21	3,225	305.1
Commercial and Agricultural	113	0.02	64	0.01	49	76.6
Consumer HELOC	189	0.03	142	0.03	47	33.1
Other Consumer	29	0.01	9	—	20	222.2
Total Non-accrual Loans	$6,273	1.12%	$2,682	0.53%	$3,591	133.9%
(1) PERCENT OF GROSS LOANS RECEIVABLE HELD FOR INVESTMENT, NET OF DEFERRED FEES

Allowance for Loan Losses
The tables below show the allowance for loan losses by loan category for the years indicated.

	For the Year Ended December 31, 2022
	Real Estate				Consumer
(Dollars in thousands)	Construction	Residential	Commercial	Commercial and Agricultural	HELOC	Other	Total
Beginning Balance	$2,401	$1,663	$4,832	$1,242	$518	$431	$11,087
(Provision for) Reversal of loan losses	(113)	415	(160)	(305)	30	133	—
Charge-Offs	—	—	—	(105)	—	(162)	(267)
Recoveries	35	46	133	43	51	50	358
Ending Balance	$2,323	$2,124	$4,805	$875	$599	$452	$11,178

	For the Year Ended December 31, 2021
	Real Estate				Consumer
(Dollars in thousands)	Construction	Residential	Commercial	Commercial and Agricultural	HELOC	Other	Total
Beginning Balance	$2,487	$2,264	$5,754	$1,113	$657	$568	$12,843
(Provision for) Reversal of loan losses	(274)	(666)	(1,342)	133	(154)	(101)	(2,404)
Charge-Offs	(20)	—	—	(7)	—	(110)	(137)
Recoveries	208	65	420	3	15	74	785
Ending Balance	$2,401	$1,663	$4,832	$1,242	$518	$431	$11,087

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Allowance for Loan Losses and Loans Receivable Evaluated for Impairment
The following tables summarize the impaired loans evaluated individually and collectively for impairment within the allowance for loan losses and loans receivable balances at the dates indicated.

	December 31, 2022
	Allowance For Loan Losses			Loans Receivable
(Dollars in thousands)	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Construction Real Estate	$—	$2,323	$2,323	$115	$112,679	$112,794
Residential Real Estate	—	2,124	2,124	1,089	108,968	110,057
Commercial Real Estate	—	4,805	4,805	4,282	247,872	252,154
Commercial and Agricultural	—	875	875	31	30,617	30,648
Consumer HELOC	—	599	599	49	31,688	31,737
Other Consumer	—	452	452	—	23,598	23,598
Total	$—	$11,178	$11,178	$5,566	$555,422	$560,988

	December 31, 2021
	Allowance For Loan Losses			Loans Receivable
(Dollars in thousands)	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total	Individually Evaluated For Impairment	Collectively Evaluated For Impairment	Total
Construction Real Estate	$—	$2,401	$2,401	$19	$100,143	$100,162
Residential Real Estate	—	1,663	1,663	1,128	83,838	84,966
Commercial Real Estate	—	4,832	4,832	1,047	226,705	227,752
Commercial and Agricultural	—	1,242	1,242	31	44,658	44,689
Consumer HELOC	—	518	518	97	28,515	28,612
Other Consumer	—	431	431	—	21,450	21,450
Total	$—	$11,087	$11,087	$2,322	$505,309	$507,631

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following tables present information related to impaired loans by loan category as of and for the years indicated.

	December 31, 2022
Impaired Loans (Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Construction Real Estate	$115	$115	$—	$117	$—
Residential Real Estate	1,089	1,626	—	1,133	—
Commercial Real Estate	4,282	4,282	—	4,382	—
Commercial and Agricultural	31	926	—	31	—
Consumer HELOC	49	49	—	52	—
Other Consumer	—	—	—	—	—
Total	$5,566	$6,998	$—	$5,715	$—

	December 31, 2021
Impaired Loans (Dollars in thousands)	Recorded Investment		Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Construction Real Estate	$19		$19	$—	$22	$2
Residential Real Estate	1,128		1,647	—	1,179	4
Commercial Real Estate	1,047		1,047	—	1,078	—
Commercial and Agricultural	31		926	—	46	16
Consumer HELOC	97		97	—	101	—
Other Consumer	—	—	—	—	—	—
Total	$2,322		$3,736	$—	$2,426	$22

Troubled Debt Restructurings and Loan Modifications
In the course of resolving delinquent loans, the Bank may choose to restructure the contractual terms of certain loans. A troubled debt restructuring ("TDR") is a restructuring in which the Bank, for economic or legal reasons related to a borrower’s financial difficulties, grants a concession to a borrower that it would not otherwise consider (ASC Topic 310-40).  The concessions granted on TDRs generally include terms to reduce the interest rate, extend the term of the debt obligation, or modify the payment structure on the debt obligation. The Bank grants such concessions to reassess the borrower’s financial status and develop a plan for repayment.
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
The Bank had two TDRs with a total balance of $385,000 included in impaired loans at December 31, 2022 compared to three TDRs totaling $694,000 at December 31, 2021. There were no loans restructured as TDRs during 2022 compared to one commercial real estate loan restructured as a TDR during 2021 with a balance of $412,000 at the time of restructure and immediately thereafter. At December 31, 2022 and 2021, there were no TDRs in default. The Bank considers any loan 30 days or more past due to be in default. At December 31, 2022 and 2021, the Bank had no commitments to extend additional credit to borrowers whose loan terms have been modified in a TDR. All TDRs are also classified as impaired loans and are included in the loans individually evaluated for impairment.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

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

NOTE 5 - PREMISES AND EQUIPMENT, NET AND LEASES

Premises and equipment, net, at the dates indicated are summarized as follows:

	December 31,
(Dollars in thousands)	2022	2021
Land	$6,179	$6,179
Buildings and Improvements	28,592	25,911
Furniture and Equipment	13,848	12,943
Construction in Progress	3,045	2,297
Total Premises and Equipment	51,664	47,330
Less: Accumulated Depreciation	(23,704)	(22,093)
Total Premises and Equipment, Net	$27,960	$25,237

Construction in progress of $3.0 million at December 31, 2022 primarily included building and construction costs associated with our newest branch, which is scheduled for opening in 2023. At December 31, 2022 the estimated additional costs to complete and equip the branch was approximately $1.9 million. Depreciation expense on premises and equipment was $2.0 million and $2.0 million for the years ended December 31, 2022 and 2021, respectively.

The Bank has operating leases on six of its branches. During the year ended December 31, 2022, the Company made cash payments in the amount of $499,000 for operating leases. The lease expense recognized during this period was $512,000 recorded in occupancy expense within the Consolidated Statements of Income. The lease liability had a net decrease of $389,000. At December 31, 2022, the Bank had ROU assets of $1.9 million and a lease liability of $1.9 million recorded on its consolidated balance sheet compared to ROU assets of $2.3 million and a lease liability of $2.3 million at December 31, 2021. The lease agreements have maturity dates ranging from 2023 through 2027, some of which include options for multiple five or ten year extensions. At December 31, 2022, the remaining weighted average lease term was 4.17 years and the weighted average discount rate used was 3.3%.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

At December 31, 2022, future undiscounted lease payments for operating leases with initial terms of one year or more were as follows:

Year ended December 31,	(Dollars in thousands)
2023	$518
2024	522
2025	475
2026	364
2027	147
Thereafter	9
Total undiscounted lease payments	2,035
Less: effect of discounting	131
Present value of estimated lease payments (lease liability)	$1,904

NOTE 6 - GOODWILL
The goodwill balance of $1.2 million remained unchanged at both December 31, 2022 and 2021. In accordance with accounting guidance, the Bank evaluates its goodwill on an annual basis. The evaluations were performed as of December 31, 2022 and December 31, 2021 for the years ended December 31, 2022 and 2021, respectively. At the time of the evaluations the Company determined that no impairment existed. Therefore, there was no write-down of goodwill for the years ended December 31, 2022 and 2021.

NOTE 7 - FHLB STOCK
The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to a membership component, which was equal to 0.05% of total Bank assets at both December 31, 2022 and 2021, plus a transaction component equal to 4.25% and 3.75% of outstanding advances (borrowings) from the FHLB of Atlanta at December 31, 2022 and 2021, respectively. The Bank was in compliance with this requirement with an investment in FHLB of Atlanta stock of $651,000 and $586,000 at December 31, 2022 and 2021, respectively. No readily available market exists for this stock and it has no quoted fair value.  However, because redemption of this stock has historically been at par, it is carried at cost.

NOTE 8 - OTHER REAL ESTATE OWNED
The Bank owned $120,000 and $130,000 in OREO at December 31, 2022 and 2021, respectively. Transactions in OREO for the years indicated are summarized as follows:

(Dollars in thousands)	2022	2021
Balance, beginning of year	$130	$499
Additions	—	—
Sales	—	(349)
Write-downs	(10)	(20)
Balance, end of year	$120	$130
There were no sales of OREO properties during the year ended December 31, 2022 compared to two OREO properties sold during the year ended December 31, 2021 for gross proceeds of $454,000, which resulted in a related gain on sale of OREO in the amount of $105,000.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 9 - DEPOSITS

Deposits outstanding at the dates indicated are summarized below by account type as follows:

Deposit Type (Dollars in thousands)	December 31, 2022	December 31, 2021
Checking	$510,984	$495,467
Money Market	348,833	366,065
Savings	108,237	97,069
Certificates of Deposit	142,031	157,362
Total Deposits	$1,110,085	$1,115,963

The Bank had $5.0 million in brokered deposits which are included in checking and money market deposits above at December 31, 2022 and 2021. In addition, the Bank had $6.0 million and $10.0 million in brokered time deposits at December 31, 2022 and 2021, with a weighted average interest rate of 0.30% and 0.26%, respectively. Brokered time deposits are included in certificates of deposit above and below. The $6.0 million balance at December 31, 2022 will mature within one year. At December 31, 2022 and 2021, the Bank had $98,000 and $68,000, respectively, in overdrafts that were reclassified to loans.

Certificate of deposits that met or exceeded the FDIC insurance limit of $250,000 were $30.3 million and $39.4 million at December 31, 2022 and 2021, respectively.

The amounts and scheduled maturities of all certificates of deposit at the dates indicated were as follows:

	December 31,
(Dollars in thousands)	2022	2021
Within 1 Year	$97,163	$118,119
After 1 Year, Within 2 Years	31,551	26,189
After 2 Years, Within 3 Years	6,465	7,148
After 3 Years, Within 4 Years	3,178	2,816
After 4 Years, Within 5 Years	3,674	3,090
Total Certificates of Deposits	$142,031	$157,362

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 10 - FHLB ADVANCES AND FRB BORROWINGS
There were no outstanding FHLB advances at December 31, 2022 and 2021. FHLB advances are secured by a blanket collateral agreement with the FHLB by pledging the Bank’s portfolio of residential first mortgage loans and investment securities. The Bank's pledged collateral for FHLB advances had an amortized cost and fair value of $70.1 million and $61.1 million at December 31, 2022 and $94.3 million and $94.3 million at December 31, 2021, respectively.
FHLB advances are subject to prepayment penalties. During the year ended December 31, 2022, the Bank prepaid no FHLB advances. During the year ended December 31, 2021, the Bank prepaid one FHLB advance in the amount of $10.0 million, which resulted in a prepayment fee of approximately $90,000, which is included in FHLB interest expense. The Bank did not prepay any FHLB advances during the year ended December 31, 2020. Callable advances are callable at the option of the FHLB.  If an advance is called, the Bank has the option to pay off the advance without penalty, re-borrow funds on different terms, or convert the advance to a three-month floating rate advance tied to LIBOR. The Bank did not have any callable FHLB advances at December 31, 2022. At December 31, 2022 and 2021, the Bank had $388.3 million and $369.0 million, respectively, in additional borrowing capacity at the FHLB.
The Bank had $44.1 million of outstanding borrowings from the "discount window" of the FRB of Atlanta at December 31, 2022 compared to none at December 31, 2021. Depository institutions may borrow from the discount window for periods as long as 90 days, and borrowings are prepayable and renewable by the borrower on a daily basis. At December 31, 2022 the borrowing rate was 4.50% compared to 0.25% at December 31, 2021. At December 31, 2022, the Bank had pledged as collateral for these borrowings investment securities with an amortized cost and fair value of $72.6 million and $69.2 million compared to an amortized cost and fair value of $79.2 million and $82.6 million at December 31, 2021, respectively.

NOTE 11 - OTHER BORROWINGS
The Bank had $27.6 million and $26.8 million in other borrowings at December 31, 2022 and 2021, respectively.  These borrowings consist of short-term repurchase agreements with certain commercial demand deposit customers for sweep accounts. The repurchase agreements typically mature within one to three days and the interest rate paid on these borrowings floats monthly with money market type rates. At December 31, 2022 and 2021, the interest rate paid on the repurchase agreements was 0.75% and 0.15%, respectively. The maximum amount outstanding at any month end during the year ended December 31, 2022 was $42.4 million compared to $36.5 million during the year ended December 31, 2021. The Bank had pledged as collateral for these repurchase agreements investment securities with amortized costs and fair values of $52.3 million and $49.8 million at December 31, 2022 and $45.3 million and $45.2 million at December 31, 2021, respectively.

NOTE 12 - JUNIOR SUBORDINATED DEBENTURES
On September 21, 2006, Security Federal Statutory Trust (the “Trust”), a wholly-owned subsidiary of the Company, issued and sold fixed and floating rate capital securities of the Trust (the “Capital Securities”), which are reported on the consolidated balance sheet as junior subordinated debentures, generating proceeds of $5.2 million. The Trust loaned these proceeds to the Company to use for general corporate purposes, primarily to provide capital to the Bank. The Capital Securities accrue and pay distributions quarterly at a floating rate of three month LIBOR plus 170 basis points which was a rate per annum equal to 6.47% and 1.90% at December 31, 2022 and 2021, respectively. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears. The Company has the right, subject to events of default, to defer payments of interest on the Capital Securities for a period not to exceed 20 consecutive quarterly periods, provided that no extension period may extend beyond the maturity date of December 15, 2036. The Company has no current intention to exercise its right to defer payments of interest on the Capital Securities. The Capital Securities mature or are mandatorily redeemable upon maturity on December 15, 2036, or upon earlier optional redemption as provided in the indenture. The Company has had the right to redeem the Capital Securities in whole or in part since September 15, 2011.
As of a result of the discontinuation of LIBOR, effective June 30, 2023, the Capital Securities will transition from its floating rate of three month LIBOR plus 170 basis points to a replacement rate which is expected to be the floating rate of three month Secured Overnight Financing Rate ("SOFR") as adjusted by the relevant spread adjustment of 0.26161 plus 170 basis points.

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

NOTE 14 - SUBORDINATED DEBENTURES

In November 2019, the Company sold and issued to certain institutional investors $17.5 million in aggregate principal amount of 5.25% fixed-to-floating rate subordinated notes due 2029 (the “10-Year Notes”) and $12.5 million in aggregate principal amount of 5.25% fixed-to-floating rate subordinated notes due 2034 (the “15-Year Notes”, and together with the 10-Year Notes, the “Notes”). The 10-Year Notes have a stated maturity of November 22, 2029, and bear interest at a fixed rate of 5.25% per year, from and including November 22, 2019 but excluding November 22, 2024. From and including November 22, 2024 to but excluding the maturity date or early redemption date, the interest rate shall reset semi-annually to an interest rate equal to the then-current three-month LIBOR rate plus 369 basis points. The 15-Year Notes have a stated maturity of November 22, 2034, and bear interest at a fixed rate of 5.25% per year, from and including November 22, 2019 but excluding November 22, 2029. From and including November 22, 2029 to but excluding the maturity date or early redemption date, the interest rate for the 15-Year Notes shall reset semi-annually to an interest rate equal to the then-current three-month LIBOR rate plus 357 basis points. The Notes are payable semi-annually in arrears on June 1 and December 1 of each year commencing June 1, 2020.

Both the 10-Year and 15-Note Year subordinated notes include remedies in the event that LIBOR is discontinued. The Company is currently determining an appropriate benchmark replacement for LIBOR. The Company expects the replacement benchmark to be materially consistent with the three-month LIBOR.

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

During the year ended December 31, 2022 the Company repurchased $1.0 million in principal of the 10-Year Notes and $2.5 million in principal of the 15-Year Notes, leaving an aggregate remaining principal balance of $16.5 million and $10.0 million, respectively.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 15 - INCOME TAXES

Income tax expense was comprised of the following for the years indicated below:

	Year Ended December 31,
(Dollars in thousands)	2022	2021
Current:
Federal	$2,321	$2,663
State	444	630
Total Current Tax Expense	2,765	3,293
Deferred:
Federal	(59)	212
State	3	4
Total Deferred Tax (Benefit) Expense	(56)	216
Total Income Tax Expense	$2,709	$3,509
The Company's income taxes differ from those computed at the statutory federal income tax rate for the years indicated, as follows:

	Year Ended December 31,
(Dollars in thousands)	2022	2021
Tax at Statutory Income Tax Rate	$2,717	$3,419
State Tax and Other	377	451
Tax Exempt Interest	(253)	(285)
Life Insurance	(128)	(133)
Valuation Allowance	(4)	57
Total Income Tax Expense	$2,709	$3,509

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2022 and 2021 are presented below. Net deferred tax assets or liabilities were included in other assets or other liabilities at December 31, 2022 and 2021.

	December 31,
(Dollars in thousands)	2022	2021
Deferred Tax Assets:
Deferred Compensation	$838	$762
Provision for Loan Losses	2,420	2,408
Other Real Estate Owned	10	8
Net Fees Deferred for Financial Reporting	66	79
Net Operating Losses	464	468
PPP Loan Fees	—	96
Unrealized Loss on Securities AFS	13,230	—
Other	41	53
Total Gross Deferred Tax Assets	17,069	3,874
Less: Valuation Allowance	(464)	(468)
Net Deferred Tax Assets	16,605	3,406

Deferred Tax Liabilities:
FHLB Stock Basis Over Tax Basis	72	72
Depreciation	812	914
Prepaid Expenses	169	154
Unrealized Gain on Securities AFS	—	1,683
Total Gross Deferred Tax Liability	1,053	2,823
Net Deferred Tax Asset	$15,552	$583

The Company measures deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid. Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2022, management has determined that it is more likely than not that the total deferred tax asset will be realized except for the deferred tax asset associated with state net operating loss carryforwards, and, accordingly, has established a valuation allowance only for this item. The change in the valuation allowance was approximately $(4,000). The Company had state net operating losses attributable to the non-bank entities of $11.7 million and $11.8 million for the years ended December 31, 2022 and 2021, respectively.
Retained earnings at December 31, 2022 included tax bad debt reserves of $2.1 million, for which no provision for federal income tax has been made. If, in the future, these amounts are used for any purpose other than to absorb bad debt losses, including dividends, stock redemptions, or distributions in liquidation, or the Company ceases to be qualified as a bank holding company, they may be subject to federal income tax at the prevailing corporate tax rate.  At December 31, 2022, the Company had no material unrecognized tax benefits or accrued interest and penalties. It is the Company's policy to account for interest and penalties accrued relative to unrecognized tax benefits as a component of income tax expense. Tax returns for 2019 and subsequent years are subject to examination by taxing authorities.

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
The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Bank holding companies are subject to capital adequacy requirements of the Federal Reserve under the Bank Holding Company Act of 1956, as amended, and the regulations of the Federal Reserve. For a bank holding company with less than $3.0 billion in assets, the capital guidelines apply on a bank only basis and the Federal Reserve expects the holding company's subsidiary banks to be well-capitalized under the prompt corrective action regulations.
Based on its capital levels at December 31, 2022, the Bank exceeded all regulatory capital requirements as of that date. Consistent with the Bank's goals to operate a sound and profitable organization, it is the Bank's policy to maintain a "well-capitalized" status under the regulatory capital categories of the FDIC. Based on capital levels at December 31, 2022, the Bank was considered to be "well-capitalized" under applicable regulatory requirements. Management monitors the capital levels to provide for current and future business opportunities and to maintain the Bank's "well-capitalized" status.

The tables below provide the Bank’s regulatory capital requirements and actual results at December 31, 2022 and 2021.

	Actual		For Capital Adequacy		To Be Well Capitalized
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2022
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$141,452	17.8%	$47,714	6.0%	$63,619	8.0%
Total Risk-Based Capital (To Risk Weighted Assets)	151,408	19.0%	63,619	8.0%	79,523	10.0%
Common Equity Tier 1 Capital (To Risk Weighted Assets)	141,452	17.8%	35,785	4.5%	51,690	6.5%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	141,452	10.4%	54,372	4.0%	67,965	5.0%
December 31, 2021
Tier 1 Risk-Based Core Capital (To Risk Weighted Assets)	$123,783	17.4%	$42,701	6.0%	$56,934	8.0%
Total Risk-Based Capital (To Risk Weighted Assets)	132,706	18.6%	56,934	8.0%	71,168	10.0%
Common Equity Tier 1 Capital (To Risk Weighted Assets)	123,783	17.4%	32,025	4.5%	46,259	6.5%
Tier 1 Leverage (Core) Capital (To Adjusted Tangible Assets)	123,783	9.9%	50,169	4.0%	62,711	5.0%

In addition to the minimum capital requirements, the Bank must maintain a capital conservation buffer, which consists of additional Common Equity Tier 1 capital greater than 2.5% of risk-weighted assets above the required minimum levels in order to avoid limitations on paying dividends, repurchasing shares, and paying discretionary bonuses. At December 31, 2022 the Bank’s conservation buffer was 11.0%.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 17 - EMPLOYEE BENEFIT PLANS
The Company participates in a multiple employer defined contribution employee benefit plan covering substantially all employees with six months or more of service.  The Company matches a portion of the employees’ contributions and the plan has a discretionary profit sharing provision.  Total employer contributions were $357,000 and $328,000 for the years ended December 31, 2022 and 2021, respectively, which are included within Compensation and Employee Benefits within the Company's Consolidated Statements of Income.
The Company has an Employee Stock Purchase Plan (“ESPP”).  The ESPP allows employees of the Company to purchase stock quarterly through a payroll deduction at a discount calculated as 15% of the market value with a floor equal to the Company’s book value.  The ESPP, which was approved by stockholders in April 2018, became effective July 1, 2018. Participation in the ESPP is voluntary.  Employees are limited to investing $25,000 or 5% of their annual salary, whichever is lower, during the year.  There were no employee stock purchases during the year ended December 31, 2022.
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
Participation in the ESPP, the Plan, the Branch Incentive Plan and the Executive Plan is voluntary. During the years ended December 31, 2022 and 2021, the Company incurred expenses of $501,000 and $597,000, respectively, related to these incentive plans, which are included in Compensation and Employee Benefits within the Company's Consolidated Statements of Income.
Certain officers of the Company participate in a supplemental retirement plan.  These benefits are not qualified under the Internal Revenue Code and they are not funded.  During the years ended December 31, 2022 and 2021, the Company incurred expenses of $490,000 and $551,000, respectively, for this plan, which are included in Compensation and Employee Benefits within the Company's Consolidated Statements of Income.

NOTE 18 - BANK OWNED LIFE INSURANCE

BOLI provides key person life insurance on certain officers of the Company. The cash value of the life insurance policies is recorded as a separate line item in the accompanying balance sheets at $27.3 million and $26.7 million at December 31, 2022 and 2021, respectively.  The earnings portion of the insurance policies grows tax deferred and helps offset the cost of the Company’s benefits programs.  The Company recorded earnings of $608,000 and $635,000 for the growth in the cash surrender value of life insurance during the years ended December 31, 2022 and 2021, respectively. The Company received no death benefits during the years ended December 31, 2022 and 2021.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 19 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements.  In addition, the Bank is a defendant in certain claims and legal actions arising in the ordinary course of business.  In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial condition of the Company.

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

Financial instruments where the contract amount represents the Bank's credit risk include commitments under pre-approved but unused lines of credit of $173.3 million and $163.8 million and letters of credit of $4.5 million and $3.0 million at December 31, 2022 and 2021, respectively. These loan and letter of credit commitments are subject to the same credit policies and reviews as loans on the balance sheet.  Collateral, both the amount and nature, is obtained based upon management's assessment of the credit risk.  Since many of the extensions of credit are expected to expire without being drawn, the total commitment amounts do not necessarily represent future cash requirements.

Included in the loan commitments noted above were unused credit card loan commitments of $10.7 million and $8.0 million and undisbursed loans in process of $22.7 million and $21.4 million at December 31, 2022 and 2021, respectively.  The Bank also had $970,000 in outstanding commitments on mortgage loans approved but not yet closed at December 31, 2022 compared to $3.3 million at December 31, 2021.  These commitments, which are funded subject to certain limitations, extend over varying periods of time with the majority being funded within 45 days.

At December 31, 2022 and 2021, the Bank had outstanding commitments to sell approximately $913,000 and $4.0 million of loans, respectively, which encompassed the Bank’s held for sale loans.  The Bank also has commitments to sell mortgage loans not yet closed, on a best efforts basis.  Best efforts means the Bank suffers no penalty if they are unable to deliver the loans to the potential buyers.  The fair value of the Bank’s commitment to originate mortgage loans at committed interest rates and to sell such loans to permanent investors is insignificant.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 20 - RELATED PARTY TRANSACTIONS

Certain directors, executive officers and companies with which they are affiliated are customers of, and have banking transactions with, the Bank in the ordinary course of business. Loans to directors, executive officers and their affiliates are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arms-length transactions. A summary of loan transactions with directors, executive officers and their affiliates for the years indicated, is as follows:

	Years Ended December 31,
(Dollars in thousands)	2022	2021
Balance, Beginning of Period	$466	$492
New Loans	252	—
Less Loan Payments	(35)	(26)
Balance, End of Period	$683	$466

Loans to all employees, officers, and directors of the Company constituted approximately 2.10% and 2.13% of the Company’s total shareholders' equity at December 31, 2022 and 2021, respectively.  Deposits from executive officers and directors of the Company and their related interests were approximately $19.6 million and $18.3 million at December 31, 2022 and 2021 and have substantially the same terms, including interest rates, as those prevailing at the time with other non-related depositors.

The Company leased office space from a related party during the years ended December 31, 2022 and 2021. The lease is with a company in which the related party, who is a director of the Company, has an ownership interest.  The Company incurred rent expense of $96,500 and $89,800 for the years ended December 31, 2022 and 2021, respectively, related to this lease.  Management is of the opinion that the transactions with respect to office rent were made on terms that are comparable to those which would be made with unaffiliated persons.

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

Condensed Balance Sheet Data

	December 31,
(In Thousands)	2022	2021
Assets:
Cash	$28,813	$20,177
Investments, HTM	60,819	—
Investment in Security Federal Statutory Trust	155	155
Investment in Security Federal Bank	101,871	130,198
Accrued Interest Receivable	190	—
Accounts Receivable and Other Assets	194	283
Total Assets	$192,042	$150,813
Liabilities and Shareholders’ Equity:
Accounts Payable and Other Liabilities	$153	$135
Long-term Debt	31,655	35,155
Shareholders’ Equity	160,234	115,523
Total Liabilities and Shareholders’ Equity	$192,042	$150,813

Condensed Statements of Income Data

	Years Ended December 31,
(In Thousands)	2022	2021
Income:
Equity in Earnings of Security Federal Bank	$10,668	$14,110
Investment Securities Interest Income	1,226	—
Miscellaneous Income	16	46
Total Income	11,910	14,156
Expenses:
Interest Expense	1,732	1,672
Other Expenses	65	65
Total Expenses	1,797	1,737
Income Before Income Taxes	10,113	12,419
Income Tax Benefit	(115)	(355)
Net Income	$10,228	$12,774

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Condensed Statements of Cash Flow Data

	Years Ended December 31,
(In Thousands)	2022	2021
Operating Activities:
Net Income	$10,228	$12,774
Adjustments to Reconcile Net Income to Net Cash Used in Operating Activities:
Equity in Earnings of Security Federal Bank	(10,668)	(14,110)
Discount Accretion and Premium Amortization, Net	(125)	—
Increase in Accrued Interest Receivable	(190)	—
Decrease in Accounts Receivable and Other Assets	89	59
Increase (Decrease) in Accounts Payable and Other Liabilities	19	—
Net Cash Used By Operating Activities	(647)	(1,277)
Investing Activities:
Purchase of Investment Securities HTM	(62,512)	—
Proceeds from Principal Paydowns of HTM Securities	1,818	—
Investment in Subsidiary	(7,000)	—
Net Cash Used By Investing Activities	(67,694)	—
Financing Activities:
Repurchase of Subordinated Debentures	(3,500)	—
Proceeds from Issuance of Preferred Stock	82,949	—
Dividends Paid to Shareholders-Common Stock	(2,472)	(1,431)
Net Cash Provided (Used) By Financing Activities	76,977	(1,431)
Net Increase (Decrease) in Cash	8,636	(2,708)
Cash at Beginning of Period	20,177	22,885
Cash at End of Period	$28,813	$20,177

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
Investment Securities AFS
Investment securities AFS are recorded at fair value on a recurring basis. At December 31, 2022, the Company’s investment portfolio was comprised of student loan pools, government and agency bonds, MBS issued by government sponsored agencies or GSEs, private label CMO securities and municipal securities. Fair value measurement is based upon prices obtained from third party pricing services that use independent pricing models which rely on a variety of factors including reported trades, broker/dealer quotes, benchmark yields, economic and industry events and other relevant market information. As such, these securities are classified as Level 2.

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
Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2022, all impaired loans were evaluated based on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. The Company records impaired loans as nonrecurring Level 3.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The tables below present the balances of assets measured at fair value on a recurring basis at the dates indicated.

	December 31, 2022			December 31, 2021
(Dollars in thousands)	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Student Loan Pools	$—	$59,158	$—	$—	$72,012	$—
SBA Bonds	—	99,630	—	—	139,793	—
Tax Exempt Municipal Bonds	—	21,310	—	—	49,985	—
Taxable Municipal Bonds	—	50,770	—	—	65,969	—
Mortgage-Backed Securities	—	319,280	—	—	355,090	—
Total	$—	$550,148	$—	$—	$682,849	$—

There were no liabilities measured at fair value on a recurring basis as of December 31, 2022 and 2021.
The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. The table below presents assets measured at fair value on a nonrecurring basis at the dates indicated, aggregated by the level in the fair value hierarchy within which those measurements fall. There were no liabilities measured at fair value on a nonrecurring basis as of December 31, 2022 and 2021.

	December 31, 2022
Assets (in thousands):	Level 1	Level 2	Level 3	Total
Mortgage Loans Held For Sale	$—	$913	$—	$913
Land Held For Sale	—	—	1,097	1,097
Collateral Dependent Impaired Loans (1)	—	—	5,566	5,566
Foreclosed Assets	—	—	120	120
Total	$—	$913	$6,783	$7,696

	December 31, 2021
Assets (in thousands):	Level 1	Level 2	Level 3	Total
Mortgage Loans Held For Sale	$—	$4,038	$—	$4,038
Land Held For Sale	—	—	1,530	1,530
Collateral Dependent Impaired Loans (1)	—	—	2,323	2,323
Foreclosed Assets	—	—	130	130
Total	$—	$4,038	$3,983	$8,021
(1) Reported net of specific reserves. There were no specific reserves at December 31, 2022 and 2021.
For Level 3 assets and liabilities measured at fair value on a recurring or non-recurring basis, the significant unobservable inputs used in the fair value measurements at the dates indicated were as follows:

	Valuation	Significant	2022	2021
Level 3 Assets	Technique	Unobservable Inputs	Range	Range
Land Held for Sale	Appraised Value/Comparable Sales	Discounts to appraised values for estimated holding or selling costs	10%	10%
Collateral Dependent Impaired Loans	Appraised Value	Discounts to appraised values or cash flows for estimated holding and/or selling costs or age of appraisal	8% - 13%	8% - 13%
Foreclosed Assets	Appraised Value/Comparable Sales	Discounts to appraised values for estimated holding or selling costs	30%	30%

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following tables summarize the carrying value and estimated fair value of the Company’s financial instruments at the dates indicated, presented in accordance with the applicable accounting guidance.

	December 31, 2022
	Carrying	Fair Value
(In Thousands)	Amount	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash and Cash Equivalents	$28,502	$28,502	$28,502	$—	$—
Certificates of Deposits with Other Banks	1,100	1,100	—	1,100	—
Investment Securities	717,586	711,612	—	711,612	—
Loans Receivable, Net	549,917	528,174	—	—	528,174
FHLB Stock	651	651	651	—	—
Land Held for Sale	1,097	1,097	—	—	1,097
Financial Liabilities:
Deposits:
Checking, Savings and Money Market Accounts	$968,054	$968,054	$968,054	$—	$—
Certificate Accounts	142,031	138,382	—	138,382	—
Borrowings from FRB	44,080	44,071	44,071	—	—
Other Borrowed Money	27,588	27,588	27,588	—	—
Subordinated Debentures	26,500	24,435	—	24,435	—
Junior Subordinated Debentures	5,155	5,155	—	5,155	—

	December 31, 2021
	Carrying	Fair Value
(In Thousands)	Amount	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash and Cash Equivalents	$27,623	$27,623	$27,623	$—	$—
Certificates of Deposits with Other Banks	1,100	1,100	—	1,100	—
Investment Securities	706,356	706,569	—	706,569	—
Loans Receivable, Net	499,497	508,024	—	—	508,024
FHLB Stock	586	586	586	—	—
Land Held for Sale	1,530	1,530	—	—	1,530
Financial Liabilities:
Deposits:
Checking, Savings and Money Market Accounts	$958,601	$958,601	$958,601	$—	$—
Certificate Accounts	157,362	157,201	—	157,201	—
Other Borrowed Money	26,785	26,785	26,785	—	—
Subordinated Debentures	30,000	30,154	—	30,154	—
Junior Subordinated Debentures	5,155	5,155	—	5,155	—

At December 31, 2022, the Company had $177.8 million of off-balance sheet financial commitments. These commitments are to originate loans and unused consumer lines of credit and credit card lines.  Because these obligations are based on current market rates, if funded, the original principal is considered to be a reasonable estimate of fair value.

Fair value estimates are made on a specific date, based on relevant market data and information about the financial instrument.  These estimates do not reflect any premium or discount that could result from offering for sale the Bank’s entire holdings of a particular financial instrument.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Because no active market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, current interest rates and prepayment trends, risk characteristics of various financial instruments, and other factors.  These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.  Changes in any of these assumptions used in calculating fair value would also significantly affect the estimates. Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.  For example, the Bank has significant assets and liabilities that are not considered financial assets or liabilities including deposit franchise values, loan servicing portfolios, deferred tax liabilities, and premises and equipment.

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

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 23 - QUARTERLY FINANCIAL DATA (UNAUDITED)

Unaudited condensed financial data by quarter for the years ended December 31, 2022 and 2021 is as follows (dollars, except per share data, in thousands):

	Quarter ended
	3/31/2022	6/30/2022	9/30/2022	12/31/2022
Interest Income	$8,700	$9,388	$11,293	$13,197
Interest Expense	795	844	1,159	2,231
Net Interest Income	7,905	8,544	10,134	10,966
Provision for Loan Losses	—	—	—	—
Net Interest Income After Provision for Loan Losses	7,905	8,544	10,134	10,966
Non-interest Income	2,603	2,638	2,224	2,149
Non-interest Expense	8,595	8,429	8,278	8,924
Income Before Income Tax	1,913	2,753	4,080	4,191
Provision for Income Taxes	364	589	854	902
Net Income	$1,549	$2,164	$3,226	$3,289
Basic Net Income Per Common Share	$0.48	$0.67	$0.99	$1.01
Basic Weighted Average Shares Outstanding	3,252,884	3,252,884	3,252,884	3,252,884

	Quarter ended
	3/31/2021	6/30/2021	9/30/2021	12/31/2021
Interest Income	$9,098	$8,717	$9,668	$9,634
Interest Expense	1,078	978	845	924
Net Interest Income	8,020	7,739	8,823	8,710
Reversal of Provision For Loan Losses	(870)	(735)	(665)	(134)
Net Interest Income After Provision for Loan Losses	8,890	8,474	9,488	8,844
Non-interest Income	2,774	2,687	4,530	2,642
Non-interest Expense	7,610	7,446	8,049	8,942
Income Before Income Tax	4,054	3,715	5,969	2,544
Provision for Income Taxes	875	791	1,327	516
Net Income	$3,179	$2,924	$4,642	$2,028
Basic Net Income Per Common Share	$0.98	$0.90	$1.43	$0.62
Basic Weighted Average Shares Outstanding	3,252,884	3,252,884	3,252,884	3,252,884

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 24 - NON-INTEREST INCOME
The following table presents non-interest income for the years indicated. All revenue from contracts with customers within the scope of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) is recognized in non-interest income, with the exception of gains on the sale of OREO, which are included in non-interest expense when applicable.

	Year Ended December 31,
	2022	2021
Non-interest income (in thousands):
(Loss) Gain on Sale of Investments, net (1)	$(2)	$—
Gain on Sale of Loans (1)	1,705	3,836
Service Fees on Deposit Accounts	1,071	957
Commissions From Insurance Agency (1)	784	610
Trust Income	1,548	1,439
BOLI Income (1)	608	635
ATM and Check Card Fee Income	2,816	2,470
Grant Income (1)	171	1,826
Other (1)	911	860
Total non-interest income	$9,612	$12,633
(1) Not within the scope of ASC 606
Revenue Recognition
The following is a discussion of key revenues within the scope of the current revenue guidance.
In accordance with Topic 606, revenues are recognized when control of promised goods or services is transferred to customers in an amount that reflects the consideration the Bank expects to be entitled to in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Topic 606, management performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the performance obligation is satisfied.
The five-step model is only applied to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Bank assesses the goods or services that are promised within each contract and identifies those that contain performance obligations, and assesses whether each promised good or service is distinct. The amount of the transaction price that is allocated to the respective performance obligation is recognized as revenue when (or as) the performance obligation is satisfied.
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
Trust Income
Trust income includes monthly advisory fees that are based on assets under management and certain transaction fees that are assessed and earned monthly, concurrently with the investment management services provided to the customer. The Bank does not charge performance based fees for its trust services and does not currently have any institutional clients, hedge funds or mutual funds. Although trust income is included within the scope of Topic 606, based on the fees charged by the Bank, we do not anticipate any changes in the accounting for trust income at this time.

SECURITY FEDERAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
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

NOTE 25 - PREFERRED STOCK
On May 24, 2022, the Company entered into a Letter Agreement (“Agreement”) with the U.S. Department of Treasury under the Emergency Capital Investment Program (“ECIP”). Established by the Consolidated Appropriations Act, 2021, the ECIP was created to encourage low- and moderate-income community financial institutions and minority depository institutions to provide loans, grants, and forbearance for small businesses, minority-owned businesses, and consumers, especially low-income and underserved communities, including counties with persistent poverty, that may be disproportionately impacted by the economic effect of the COVID-19 pandemic by providing direct and indirect capital investments in low- and moderate-income community financial institutions.
Pursuant to the Agreement, the Company agreed to issue and sell 82,949 shares of Preferred Stock for an aggregate purchase price of $82.9 million in cash. This ECIP investment is treated as tier 1 capital. The Preferred Stock bears no dividend for the first 24 months following the investment date. Thereafter, the dividend rate will be adjusted, not higher than 2%, based on the lending growth criteria listed in the Agreement. After the tenth anniversary of the investment date, the dividend rate will be fixed based on the average annual amount of lending in years 2 through 10. Dividends will be payable quarterly in arrears on March 15, June 15, September 15, and December 15.
The Preferred Stock may be redeemed at the option of the Company on or after the fifth anniversary of issuance (or earlier in the event of loss of regulatory capital treatment), subject to the approval of the appropriate federal banking regulator and in accordance with the federal banking agencies’ regulatory capital regulations. The Preferred Stock is reported on the Consolidated Balance Sheets as Senior Non-Cumulative Perpetual Preferred Stock, Series ECIP.

NOTE 26 - SUBSEQUENT EVENTS
Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued. Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. Non-recognized subsequent events are events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date.
The Company has disclosed deposit concentrations in Note 9 of the Notes to Consolidated Financial Statements included herein. In relation to current economic conditions, management has monitored deposit concentrations through the date the financial statements were issued noting no significant changes to concentrations. In addition, there has been no significant deposit deterioration through the date the financial statements were issued.
The Company has disclosed its investment portfolio position in Notes 2 and 3 of the Notes to Consolidated Financial Statements included herein. There has been no significant deterioration in the investment portfolio through the date the consolidated financial statements were issued.
Management has reviewed the events occurring through the date the financial statements were issued and no additional subsequent events occurred requiring accrual or disclosure.

SHAREHOLDERS INFORMATION

ANNUAL MEETING
The annual meeting of shareholders will be held at 11:00 a.m. on Thursday, May 11, 2023.

STOCK LISTING
The Company’s stock is traded on the Pink Open Market under the symbol “SFDL.”  The stock began trading in October 2003.

PRICE RANGE OF COMMON STOCK
The table below shows the range of high and low bid prices.  These prices represent actual transactions and do not include retail markups, markdowns or commissions.

	High	Low
Year Ended December 31, 2022
03/31/2022	$35.00	$31.36
06/30/2022	$34.87	$27.10
09/30/2022	$29.00	$26.00
12/31/2022	$37.75	$25.30

Year Ended December 31, 2021
03/31/2021	$34.52	$25.31
06/30/2021	$36.49	$31.56
09/30/2021	$34.63	$30.98
12/31/2021	$32.96	$30.98

As of December 31, 2022, the Company had approximately 279 shareholders of record, not including shares held in street name, and 3,252,884 outstanding shares of common stock.

DIVIDENDS
The first quarterly dividend on the stock was paid to shareholders on March 15, 1991.  Dividends will be paid upon the determination of the Board of Directors that such payment is consistent with the long-term interest of the Company.  The factors affecting this determination include the Company’s current and projected earnings, operating results, financial condition, regulatory restrictions, future growth plans, and other relevant factors. During 2021 and 2022, the Company paid quarterly cash dividends per share of $0.11 and $0.12, respectively. In addition to the quarterly dividends paid in 2022, the Company also paid a special cash dividend of $0.28 per share in 2022 to all shareholders of record as of March 31, 2022. During 2023, the Company expects to pay a quarterly cash dividend of $0.13 per share.

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

Shareholders Information

Annual and Other Reports

The Company is required to file an annual report on Form 10-K for its fiscal year ended December 31, 2022, with the Securities and Exchange Commission. Copies of Form 10-K, Security Federal Corporation's annual report and the Company's quarterly reports may be obtained from and inquiries may be addressed to Mrs. Beverly Nettles of Security Federal Corporation.

Security Federal Corporation

GENERAL INQUIRIES

Mrs. Beverly Nettles
VP/Assistant Secretary
Security Federal Corporation
238 Richland Ave., NW
P.O. Box 810
Aiken, SC 29802-0810
Phone: 803-641-3000
Toll free: 866-851-3000

SPECIAL COUNSEL

Breyer & Associates, PC
Suite 785
8180 Greensboro Drive
McLean, VA 22102

TRANSFER AGENT

Security Federal Corporation
238 Richland Ave., NW
P.O. Box 810
Aiken, SC 29802-0810

INDEPENDENT AUDITORS

Elliott Davis, LLC
1901 Main Street
Suite 900
P.O. Box 2227
Columbia, SC 29202-2227

Security Federal Bank

NEW MIDLANDS BRANCH

Spring Valley Branch

9370 Two Notch Road
Columbia

Opened in April of 2022

Board of Directors

Timothy W. Simmons
Chairman
Security Federal Corporation
Aiken, SC

Dr. Robert E. Alexander
Chancellor Emeritus
Univ. of SC at Aiken
Aiken, SC

Hon. William Clyburn
Member of the South Carolina
House of Representatives
Aiken, SC

Francis M. Thomas
Retired Banker
Aiken, SC

J. Chris Verenes
CEO
Security Federal Corporation
Aiken, SC

Thomas L. Moore
Owner
TL Moore Consulting, LLC
North Augusta, SC

Roy G. Lindburg
President
Security Federal Corporation
Aiken, SC

Richard T. Harmon
Retired Banker
Aiken, SC

Harry O. Weeks, Jr.
Business Development
Executive
Hutson Etherredge
Companies
Aiken, SC

Jessica T. Cummins
Retired Banker
Lexington, SC

Frampton W. Toole, III
Attorney-at-Law
Toole & Toole
Aiken, SC

2022 Annual Report | 77

Bank Advisory Boards

W. Barry Adams, Retired Banker
Bank Advisory Board Coordinator
Aiken, SC

SOUTH CAROLINA BOARDS

Midland Valley

Charles A. Hilton
Retired General Manager,
Breezy Hill Water & Sewer

Pat Guglieri
Retired Banker

Rev. Stephen Phillips
Pastor, Christian Heritage Church

Patricia Abney-McDaniel
Retired Educator

Thomas L. Moore
Owner, TL Moore Consulting, LLC

Glenda K. Napier
Co-Owner, Napier Funeral Home

Midlands

L. Todd Sease
Partner, Jumper, Carter, Sease Architects PA

Sen. Nikki G. Setzler
Sr. Partner, Setzler & Scott, PA Law Firm

T. Randall Halfacre
Community Ambassador, Alumni and Development,
Columbia International University

Baylen T. Moore
Attorney At Law

Jamie L. Devine
President/CEO, Community Assistance Provider

Rev. Rickie Glenn
Pastor, Mt. Zion Missionary Baptist Church of Cayce

Scott L. Garvin
President, Garvin Design Group

North Augusta

Rev. G.L. Brightharp
Owner, G.L. Brightharp & Sons
Mortuary

Terra L. Carroll
President/CEO, North Augusta
Chamber of Commerce

William M. Hixon
Owner, Hixon Realty

Thomas L. Moore
Owner, TL Moore Consulting, LLC

John P. Potter
Retired Director of Finance,
City of North Augusta

Ridge Spring

Patsy Asbill
Former Mayor, Town of Ridge Spring

R. Clark DuBose
Retired Farmer and
Retired Bank Financial Advisor

Sarah P. Johnson
Retired, Riegel Textile/
Mount Vernon Mills

Janet F. Rodgers
President/Owner, Gene Ray Fulmer
Construction Co. Inc.

L. David Sawyer, Jr.
Partner, Moore Taylor Law Firm

Jerrold J. Watson
Retired Executive

Rev. Preston H. Winkler
Retired Administrator/Community
Diversity Advocate, Associate Minister,
Jerusalem Baptist Church

Qwendolyn Etheredge
Mayor, Town of Ridge Spring

Wagener

M. Judson Busbee
Retired Business Owner

Dr. Michael L. Miller
Mayor, Town of Wagener

Richard H. Sumpter
Retired Educator

K. Maquel Blizzard
Owner, Blizzard Funeral Home

Charlie E. Tyler
Retired Business Owner & Educator

GEORGIA BOARDS

Richmond County

Robert C. Hagler
Partner, Fulcher Hagler LLP

Clint T. Bryant
Owner. Coach B LLC

Dr. Gregory M. Fuller
Pastor, Macedonia Baptist Church

Hawthorne E. Welcher, Jr.
Director, Augusta-Richmond
County Housing and Community
Development

Columbia County

Kuan S. Kuo
President, Kuo Enterprises

JoAnn J. Herbert
Vice President, Herbert Homes, Inc.

Rev. Robert L. Ramsey
Pastor, Gospel Water Branch
Baptist Church

Omayra Andujar Basco
Owner, Victoria's Beauty Gallery

Keesha Johnson
Weatherization Coordinator
CSRA Economic
Opportunity Authority, Inc.

YOUNG ADVISORY BOARD

Michael C. Strange, EVP
Community Development & Public Affairs
Young Professional Advisory Board
Coordinator

Kiosha Boyles
Marketing and Communications Director
Richland Library

Hamilton Grant
President, Grant Business Advisors, LLC

Noah Green
Account Manager, SupplyOne Carolinas

Maurice Phillips
Insurance Agent, SC Farm Bureau

James "Jim" Reese II
Lead Pastor, Decided Church

Blair Salmon
VP-CFO Ambulatory
Prisma Health Medical Group

Antjuan Seawright
CEO, Blue Print Strategy LLC

78 | www.securityfederalbank.com

Management Team

J. Chris Verenes
Chairman & CEO, Security Federal Bank

Roy G. Lindburg
President, Security Federal Corporation

Philip R. Wahl, II
President, Security Federal Bank

Darrell R. Rains
EVP - CFO

Margaret A. Hurt
Controller

Andrea P. Haltiwanger
President - Insurance

Karl G. Lutterloh
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
SVP - Chief Accounting Officer

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

Greg R. Bundick
VP - Financial Services Officer

Tammy L. Chavous
VP - Mortgage Underwriting Manager

Mary P. Ciesielski
VP - Mortgage Loan Originator

Maria C. Goncalves
VP - BSA Officer

Kimberly L. Hamill
VP - Trust Officer

Tammy D. Hasty
VP - Mortgage Quality Control Coordinator

Jennifer A. Heverly
VP - Loan Processing Manager

Marilyn C. Jordan
VP - Special Assets Manager

Timothy V. Key
VP - Mortgage Loan Originator

Jarred L. Knight
VP - Financial Services Officer

Jacqueline Kutkoski
VP - Human Resources

Christine L. Lewis
VP - Financial Counseling Area Team Lead

Joe E. Lewis
VP - Financial Services Officer

Stephanie O. Lord
VP - Business Solutions Manager

Tracy M. Medlin
VP - Mortgage Loan Underwriter

Sheri A. Meetze
VP - Director of Internal Audit

Patricia B. Moseley
VP - Loan Servicing Manager

Damion Moses
VP - Financial Services Officer

Beverly S. Nettles
VP - Assistant Corporate Secretary

Andrew L. Passmore
VP – Mortgage Loan Originator

Stephany L. F. Percy
VP - Compliance Analyst

J. Charles Perkins
VP - Financial Services Officer

Sondra L. Robertson
VP - Retail Market Manager

Erica L. Smith
VP - Customer Experience Manager

Todd C. Stanford
VP - Financial Services Officer

Angela L. Stroud
VP - Deposit Administration Manager

Kenneth S. Washburn
VP - Financial Services Officer

Thomas H. Wessel
VP - IT Manager

Joseph L. Wiltse
VP - Mortgage Loan Production Manager

J. Harrison Wood
VP - Credit Administration Manager

L. Gaye Wright
VP - Item Processing/ Electronic Banking

2022 Annual Report | 79

Security Federal Bank
FEDERAL BANK

Branch Locations

OUR RIVERWOOD BRANCH

Whiskey Road
Aiken, South Carolina
1705 Whiskey Road
Logan B. Spires, AVP/Manager

North Augusta, South Carolina
315 E. Martintown Road
Samantha A. Hartley
AVP / Manager

Laurens Street
Aiken, South Carolina
100 Laurens Street
Clayton G. Sherrod
AVP / Manager

Richland Avenue
Aiken, South Carolina
1665 Richland Avenue
Kizzy N. Harris, Manager

South Side
Aiken, South Carolina
2587 Whiskey Road
Gary E. Wertz
SVP/Branch Administration Manager

Graniteville, South Carolina
50 Canal Street
Pamela F. Barwick, AVP / Manager

Langley, South Carolina
2812 Augusta Road
Sherry M. Askew, AVP / Manager

Clearwater, South Carolina
4568 Jefferson Davis Highway
Torrie D. Curry
AVP / Manager

Wagener, South Carolina
118 Main Street
D. Scott Tindal, AVP / Manager

Ridge Spring, South Carolina
636 East Main Street
David C. White, Manager

West Columbia, South Carolina
1185 Sunset Boulevard
Joanne W. Brady, Manager

Lexington, South Carolina
5446 Sunset Boulevard
Gale R. McCartha
AVP / Manager

Spring Valley
Columbia, South Carolina
9370 Two Notch Road
Judith R. Powers, AVP / Manager

Assembly Street
Columbia, South Carolina
1900 Assembly Street
Renee W. Edwards
AVP / Manager

Ballentine, South Carolina
1790 Dutch Fork Road, Irmo, SC
Christina B. Chappell
AVP / Manager

Evans, Georgia
7004 Evans Town Center Boulevard
Scott S. McFarland, Manager

Riverwood • Evans, Georgia
5133 Washington Road
Sondra L. Robertson
VP/Retail Banking Market Manager

Walton Way
Augusta, Georgia
1607 Walton Way
Collette G. D'Antignac
AVP / Manager

Broad Street
Augusta, Georgia
1109 Broad Street
Traci L. Pokrywka, Manager

80 | www.securityfederalbank.com

Broad Street Branch

The newest branch of Security Federal Bank is at 1109 Broad Street in Downtown Augusta.

This building was constructed in 1924 by Georgia Railroad Bank & Trust and was its first branch location apart from their main office. After restoring the Broad Street building to its original design, Security Federal is excited to provide banking services to the residents and businesses of downtown Augusta and the cyber district.

ESTABLISHED 1922
Security Federal Bank
ATM
Helping People, Changing Lives

Security Federal Corporation

238 RICHLAND AVENUE, NW

AIKEN, SOUTH CAROLINA

NMLS #456430

Member FDIC

EQUAL HOUSING LENDER